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INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS OF GTECH S.P.A. AND SUBSIDIARIES

CONTENTS
CONTENTS

As filed with the Securities and Exchange Commission on December 15, 2014.

Registration No. 333-199096

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
to
FORM F-4
REGISTRATION STATEMENT
Under
The Securities Act of 1933

GEORGIA WORLDWIDE PLC
(Exact name of registrant as specified in its charter)

N/A
(Translation of registrant name into English)

England and Wales (State or other jurisdiction of incorporation or organization)	7999 (Primary Standard Industrial Classification Code Number) 11 Old Jewry, 6th Floor London EC2R 8DU United Kingdom +44 (0) 203 131 0300	98-1193882 (I.R.S. Employer Identification Number)

(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

CSC Services Of Nevada, Inc.
2215-B Renaissance Drive
Las Vegas, NV 89119
+1 (800) 927-9800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:
Andrew R. Brownstein, Esq. Benjamin M. Roth, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 Facsimile: (212) 403-1000	Pierfrancesco Boccia GTECH S.p.A. Viale del Campo Boario 56/D 00154 Roma—Italy Facsimile: 0039 06 51 894741	Paul C. Gracey, Jr. General Counsel and Secretary International Game Technology 6355 South Buffalo Drive Las Vegas, Nevada 89113 Facsimile: (702) 669-7904	Thomas A. Cole Gary D. Gerstman Sidley Austin LLP One South Dearborn Street Chicago, Illinois 60603 Facsimile: (312) 853-7036

Approximate date of commencement of proposed sale of the securities to the public: As promptly as practicable after the effective date of this registration statement.

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction: Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

        Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

        THIS REGISTRATION STATEMENT HEREBY IS AMENDED ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of such securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to appropriate registration or qualification under the securities laws of such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION—DATED DECEMBER 15, 2014

Dear Shareholders:

        You are cordially invited to attend a special meeting of the shareholders of International Game Technology ("IGT") to be held on [                        ], 2015 at [                ] local time, at [                        ].

        As previously announced, on July 15, 2014, GTECH S.p.A. ("GTECH") entered into an Agreement and Plan of Merger (the "Merger Agreement") with IGT to acquire IGT through the formation of a new holding company, Georgia Worldwide PLC, incorporated under the laws of England and Wales, which is referred to as "Holdco." The acquisition of IGT will be effected by (i) the merger of GTECH with and into Holdco (the "Holdco Merger"), pursuant to which each issued and outstanding ordinary share of GTECH, par value €1.00 (the "GTECH ordinary shares"), will be converted into the right to receive one ordinary share of Holdco, nominal value $0.10 ("Holdco ordinary shares"), and immediately thereafter, (ii) the merger of Georgia Worldwide Corporation, a Nevada corporation and wholly owned subsidiary of Holdco, with and into IGT (the "IGT Merger" and, together with the Holdco Merger, the "Mergers"), with IGT surviving as a wholly owned subsidiary of Holdco, in each case subject to the terms and conditions of the Merger Agreement. As consideration for the acquisition, IGT shareholders will receive a combination of $13.69 in cash, plus a number of Holdco ordinary shares equal to $4.56 divided by a the dollar value of GTECH ordinary shares prior to the closing, subject to adjustments and limitations described in the accompanying proxy statement/prospectus, for each share of common stock, par value $0.00015625 per share, of IGT ("IGT common stock").

        We urge all IGT shareholders to read the accompanying proxy statement/prospectus, including the Annexes and the documents incorporated by reference in the accompanying proxy statement/prospectus, carefully and in their entirety. In particular, we urge you to read carefully "Risk Factors" beginning on page [    ] of the accompanying proxy statement/prospectus.

        IGT is holding a special meeting of shareholders to seek your approval of the Merger Agreement. The proposal to approve the Merger Agreement will be approved if holders of a majority of the outstanding shares of IGT common stock entitled to vote at the special meeting approve such proposal. IGT shareholders also are being asked to vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the proposal to approve the Merger Agreement and on a non-binding advisory proposal to approve certain compensation arrangements for IGT's named executive officers in connection with the IGT Merger. The proposal to adjourn the meeting and the advisory proposal to approve certain compensation arrangements will be approved if the number of votes cast in favor of such proposal exceeds the number of votes cast in opposition to such proposal, assuming that a quorum is present.

        Separately, holders of GTECH ordinary shares have already voted to approve the merger plan regarding the Holdco Merger at an extraordinary meeting of holders of GTECH ordinary shares held on November 4, 2014. The resolution to approve the merger plan received the vote of 96.8% of the ordinary share capital of GTECH participating in the vote on the resolution and 69% of the ordinary share capital of GTECH outstanding, including those shares voted by De Agostini S.p.A. and DeA Partecipazioni S.p.A., which as of November 4, 2014, owned collectively approximately 59% of the authorized and issued GTECH ordinary shares and had agreed to vote in favor of the merger plan regarding the Holdco Merger.

        Your proxy is being solicited by the board of directors of IGT. After careful consideration, the IGT board of directors has unanimously approved the Merger Agreement and determined that the entry into the Merger Agreement and the IGT Merger is fair and in the best interests of IGT. The IGT board of directors recommends unanimously that you vote "FOR" the proposal to approve the Merger Agreement, "FOR" the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the proposal to approve the Merger Agreement and "FOR" the non-binding advisory proposal to approve certain compensation arrangements for IGT's named executive officers in connection with the IGT Merger. In considering the recommendation of the IGT board of directors, you should be aware that directors and executive officers of IGT have interests in the proposed transaction that are in addition to, or different from, any interests they might have as shareholders. See "The Mergers—Interests of Certain Persons in the Mergers" beginning on page [    ].

        Your vote is very important. Please vote as soon as possible whether or not you plan to attend the special meeting by following the instructions in the accompanying proxy statement/prospectus. A failure to vote, failure to instruct a bank, broker or nominee or abstention from voting will have the same effect as a vote "AGAINST" the proposal to approve the Merger Agreement.

        On behalf of the IGT board of directors, thank you for your consideration and continued support.

Very truly yours,
Philip G. Satre
Chairman
International Game Technology

        None of the U.S. Securities and Exchange Commission, the U.K. Financial Conduct Authority, the Commissione Nazionale per le Società e la Borsa ("CONSOB") nor any state securities commission has approved or disapproved any of the transactions described in this proxy statement/prospectus or the securities to be issued under this document or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense. This proxy statement/prospectus does not constitute an offer to buy or sell, or a solicitation of an offer to buy or sell, any securities, or a solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. For the avoidance of doubt, this proxy statement/prospectus does not constitute an offer to buy or sell securities or a solicitation of an offer to buy or sell any securities in Italy or in the U.K. or any other state in the European Economic Area or a solicitation of a proxy under the laws of Italy or England and Wales, and it is not intended to be, and is not, a prospectus or an offer document for the purposes of the U.K. Financial Conduct Authority's Prospectus Rules or Listing Rules or within the meaning of Italian law and the rules of CONSOB.

        This proxy statement/prospectus is dated [                        ] and is first being mailed to IGT shareholders on or about [                        ].

INTERNATIONAL GAME TECHNOLOGY
6355 South Buffalo Drive
Las Vegas, Nevada 89113

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held On [                        ], 2015

  Dear Shareholder:

        A special meeting of shareholders of International Game Technology, a Nevada corporation ("IGT"), will be held on [                        ], 2015 at [        ] local time at [                            ], for the following purposes:

  1.
  to consider and vote on the proposal to approve the Agreement and Plan of Merger, dated as of July 15, 2014, as amended, by and among IGT, GTECH S.p.A., a joint stock company organized under the laws of Italy, GTECH Corporation, a Delaware corporation (solely with respect to Section 5.02(a) and Article VIII), Georgia Worldwide PLC, a public limited company organized under the laws of England and Wales, and Georgia Worldwide Corporation, a Nevada corporation and wholly owned subsidiary of Holdco, as amended, a copy of which is included as Annex A to the proxy statement/prospectus of which this notice forms a part;

  2.
  to consider and vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the foregoing proposal; and

  3.
  to consider and vote on a non-binding advisory proposal to approve certain compensation arrangements for IGT's named executive officers in connection with the transactions contemplated by the Merger Agreement.

        IGT will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournments or postponements thereof. Please refer to the proxy statement/prospectus of which this notice forms a part for further information with respect to the business to be transacted at the special meeting.

        The IGT board of directors unanimously determined that the Agreement and Plan of Merger (as amended, the "Merger Agreement") and the other transactions contemplated thereby are in the best interests of IGT and approved the Merger Agreement. The IGT board of directors unanimously recommends that IGT shareholders vote "FOR" the proposal to approve the Merger Agreement, "FOR" the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the proposal to approve the Merger Agreement and "FOR" the non-binding advisory proposal to approve certain compensation arrangements for IGT's named executive officers in connection with the IGT Merger (as defined herein).

        The IGT board of directors has fixed the close of business on [                        ], 2015 as the record date for determination of IGT shareholders entitled to receive notice of, and to vote at, the special meeting or any adjournments or postponements thereof. Only holders of record of common stock, par value $0.00015625 per share, of IGT ("IGT common stock") at the close of business on the record date are entitled to receive notice of, and to vote at, the special meeting. Approval of the Merger Agreement requires the affirmative vote of holders of a majority of the outstanding shares of IGT common stock entitled to vote at the special meeting.

        Your vote is very important.    A failure to vote in person, grant a proxy for your shares, or instruct a bank, broker or nominee how to vote at the special meeting will have the same effect as a vote "AGAINST" the proposal to approve the Merger Agreement. Whether or not you expect to attend the special meeting in person, we urge you to submit a proxy to vote your shares as promptly as possible by either: (1) logging onto www. [                    ].com and following the instructions on your proxy card; (2) dialing [                    ] and listening for further directions; or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the special meeting. If your shares are held in the name of a broker, bank or other nominee, please follow the instructions on the voting instruction card furnished by the plan administrator, or record holder, as appropriate.

        The enclosed proxy statement/prospectus provides a detailed description of the Mergers and the Merger Agreement. We urge you to read this proxy statement/prospectus, including any documents incorporated by reference, and the Annexes carefully and in their entirety. If you have any questions concerning the Mergers or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of IGT common stock, please contact IGT's proxy solicitor using the contact instructions on the enclosed proxy card.

By Order of the Board of Directors of International Game Technology,
Paul C. Gracey, Jr. General Counsel and Secretary
Las Vegas, Nevada
[ ], 2015

THIS PROXY STATEMENT/PROSPECTUS INCORPORATES ADDITIONAL INFORMATION

        This proxy statement/prospectus incorporates important business and financial information about International Game Technology ("IGT") from documents that IGT has filed with or furnished to the U.S. Securities and Exchange Commission (the "SEC"), but that have not been included in this proxy statement/prospectus. Please see "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference" on pages [      ] and [      ], respectively, for more details.

        You can obtain any of the documents filed with or furnished to the SEC by IGT at no cost from the SEC's website at www.sec.gov. You may also request copies of these documents, including documents incorporated by reference into this proxy statement/prospectus, at no cost by contacting IGT.

        IGT will provide you with copies of the documents it has filed with the SEC relating to IGT, without charge, upon written request to:

International Game Technology
Attn: Investor Relations
6355 South Buffalo Drive
Las Vegas, Nevada 89113

        In addition, if you have questions about the Mergers or the special meeting, need additional copies of this document or need to obtain proxy cards or other information related to the proxy solicitations, you may contact MacKenzie Partners, Inc. ("MacKenzie"), at the following address and telephone number:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, New York 10016
proxy@mackenziepartners.com
Call Collect: (212) 929-5500
or
Toll-Free (800) 322-2885

        In order for IGT shareholders to receive timely delivery of the documents in advance of the special meeting, IGT shareholders must request the documents no later than [                    ], 2015.

i

 ABOUT THIS PROXY STATEMENT/PROSPECTUS

        This document constitutes a prospectus of Holdco under Section 5 of the Securities Act with respect to the Holdco ordinary shares to be issued to IGT shareholders in the IGT Merger pursuant to the Agreement and Plan of Merger (as amended, the "Merger Agreement" among IGT, GTECH S.p.A., a joint stock company organized under the laws of Italy ("GTECH"), GTECH Corporation, a Delaware corporation ("Gold US Sub") Georgia Worldwide PLC, a public limited company organized under the laws of England and Wales ("Holdco") and Georgia Worldwide Corporation, a Nevada corporation ("Sub") and to GTECH shareholders in the Holdco Merger. This document is also a notice of meeting and a proxy statement under Nevada law with respect to the special meeting at which IGT shareholders will be asked to consider and vote upon the proposal to approve the Merger Agreement (as defined in this proxy statement/prospectus) and certain related proposals.

        No person has been authorized to provide you with information that is different from what is contained in, or incorporated by reference into, this proxy statement/prospectus, and, if given or made by any person, such information must not be relied upon as having been authorized. This proxy statement/prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any circumstances in which such offer or solicitation is unlawful. The distribution or possession of the proxy statement/prospectus in or from certain jurisdictions may be restricted by law. You should inform yourself about and observe any such restrictions, and none of either IGT, GTECH nor Holdco accepts any liability in relation to any such restrictions.

        Neither the distribution of this proxy statement/prospectus nor the issuance by Holdco of Holdco ordinary shares in connection with the Mergers shall, under any circumstances, create any implication that there has been no change in the affairs of IGT, GTECH or Holdco since the date of this proxy statement/prospectus or that the information contained in this proxy statement/prospectus is correct as of any time subsequent to its date.

        Information contained in this proxy statement/prospectus regarding IGT has been provided by IGT and information contained in this proxy statement/prospectus regarding GTECH, Holdco, GTECH Corporation and Sub has been provided by GTECH.

v

QUESTIONS AND ANSWERS

        The following questions and answers are intended to address briefly some commonly asked questions regarding the Mergers and the special meeting. These questions and answers only highlight some of the information contained in this proxy statement/prospectus and may not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus, including the Annexes and the documents incorporated by reference into this proxy statement/prospectus, to understand fully the proposed Mergers and the voting procedures for the special meeting. See "Where You Can Find More Information" beginning on page [    ].

Q:
What is the proposed transaction and why are GTECH and IGT proposing the Mergers?

A:
IGT, GTECH, GTECH US, Holdco and Sub have entered into an Agreement and Plan of Merger (as amended, the "Merger Agreement"), which is attached as Annex A to this proxy statement/prospectus, pursuant to which:

•
GTECH will merge with and into Holdco, with Holdco continuing as the surviving company and each GTECH ordinary share, other than GTECH ordinary shares owned by Holdco, Sub, GTECH, GTECH Corporation, a Delaware corporation ("GTECH US"), IGT or any of their respective subsidiaries, being converted into the right to receive one Holdco ordinary share (the "Holdco Merger").

•
Immediately following the Holdco Merger, Sub will merge with and into IGT, with IGT surviving as a wholly owned subsidiary of Holdco (the "IGT Merger" and together with the Holdco Merger, the "Mergers"). In connection with the IGT Merger, IGT common stock will be delisted from the New York Stock Exchange (the "NYSE") and deregistered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and IGT will no longer file periodic reports with the SEC on account of IGT common stock.

  In the course of reaching their decisions to adopt the Merger Agreement, each of the board of directors of IGT (the "IGT Board") and the board of directors of GTECH (the "GTECH Board") considered a number of important factors in their separate deliberations. For more details on these factors, see "The Mergers—Reasons for the Merger and Recommendation of the IGT Board" and "The Mergers—GTECH Reasons for the Mergers."

Q:
What is this document?

A:
This is a proxy statement/prospectus filed by IGT and Holdco. It will have the effect of registering under the Securities Act of 1933, as amended (the "Securities Act"), the ordinary shares, nominal value $0.10 per share, of Holdco (the "Holdco ordinary shares") to be issued in connection with the Mergers as well as the Special Voting Shares described in greater detail in herein and provides GTECH and IGT shareholders with important details about Holdco and their rights as potential holders of Holdco ordinary shares and Special Voting Shares. In addition, it informs holders of IGT common stock (the "IGT shareholders") of the upcoming special meeting of IGT shareholders at which IGT shareholders will vote on a proposal to approve the Merger Agreement and provides details of the Merger Agreement and the consideration IGT shareholders will receive upon completion of the Mergers. It also will be used to solicit proxies for the special meeting of IGT shareholders.

Q:
Why did I receive this proxy statement/prospectus and proxy card?

A:
You are receiving this proxy statement/prospectus because you have been identified as an IGT shareholder and, as such, you are entitled to vote at the special meeting. This document serves as both a proxy statement of IGT used to solicit proxies for the special meeting, and as a prospectus of Holdco used to offer Holdco ordinary shares in exchange for GTECH ordinary shares in the

  Holdco Merger and IGT common stock in the IGT Merger, pursuant to the terms of the Merger Agreement. This document contains important information about the Mergers and the special meeting, and you should read it carefully.

Q:
What will GTECH and IGT shareholders receive in the Mergers?

A:
Subject to the terms and conditions of the Merger Agreement, at the effective time of the Holdco Merger (the "Holdco Merger Effective Time"), each GTECH ordinary share, other than GTECH ordinary shares owned by Holdco, Sub, GTECH, GTECH US, IGT or any of their respective subsidiaries, will be converted into the right to receive one Holdco ordinary share (the "Holdco Exchange Ratio").

  Subject to the terms and conditions of the Merger Agreement, at the effective time of the IGT Merger (the "IGT Merger Effective Time"), each issued and outstanding share of IGT common stock, other than shares owned by IGT, Holdco, Sub, GTECH, GTECH US or any of their respective subsidiaries, will be converted into the right to receive a combination of (i) $13.69 in cash (together with any additional cash described in clause (iii) below, the "Per Share Cash Amount"), (ii) a number of Holdco ordinary shares determined by dividing $4.56 by the average of the volume-weighted average prices of GTECH ordinary shares on the Borsa Italiana (the "Italian Stock Exchange" or "ISE") (converted to the U.S. dollar equivalent) on ten randomly selected days within the period of 20 consecutive trading days ending on the second full trading day prior to the IGT Merger Effective Time (such average, the "GTECH Share Trading Price"), subject to a minimum of 0.1582 Holdco ordinary shares and a maximum of 0.1819 Holdco ordinary shares (the "Exchange Ratio"), provided that (iii) if the Exchange Ratio would, but for the cap described in clause (ii), exceed 0.1819, the Per Share Cash Amount will be increased by an additional amount in cash equal to the product of such excess number of shares (up to a maximum of 0.0321) and the GTECH Share Trading Price.

  Moreover, as is described in more detail below and in "The Holdco Shares, Articles of Association and Terms and Conditions of the Special Voting Shares—Loyalty Plan," Holdco shareholders who maintain their ownership of Holdco ordinary shares for a continuous period of three years will be entitled, upon election, to direct the exercise of voting rights in an equal number of special voting shares ("special voting shares"), subject to the conditions and restrictions described in the Articles of Association of Holdco to be adopted at Closing (the "Holdco Articles"). Each special voting share carries the right to 0.9995 votes. At the closing of the Mergers (the "Closing"), Holdco will issue a number of special voting shares equal to the number of Holdco ordinary shares issued and outstanding immediately following the Closing to a nominee to be appointed by Holdco (the "Nominee"), which Nominee will hold the special voting shares in accordance with the Holdco Articles.

Q:
Can the value of the merger consideration to be received by IGT shareholders change between now and the time the Mergers are completed?

A:
Yes.    A significant portion of the consideration that IGT shareholders will receive upon completion of the Mergers will be based on the Exchange Ratio. Because the Exchange Ratio is subject to certain limitations, as described above, the value of the consideration to be delivered to IGT shareholders could change if the Exchange Ratio is limited by those provisions. In particular, if the GTECH Share Trading Price is less than approximately $21.31, then the value of the consideration delivered to IGT shareholders would be less than $18.25 per share of IGT common stock. Similarly, if the GTECH Share Trading Price exceeds approximately $28.82, then the value of the consideration delivered to IGT shareholders would exceed $18.25 per share of IGT common stock. In addition, the ultimate value of the share consideration received will be affected by any difference between the GTECH Share Trading Price and the value of the Holdco ordinary shares received.

Q:
Will I have the right to elect to participate in the loyalty voting structure?

A:
Except as described below, all Holdco shareholders who maintain their ownership of Holdco ordinary shares for a continuous period of three years will be entitled, upon election, to direct the exercise of voting rights in an equal number of special voting shares, provided the shareholders meet the conditions described in "The Holdco Shares, Articles of Association and Terms and Conditions of the Special Voting Shares." The specific terms of the loyalty voting structure are described in more detail in "The Holdco Shares, Articles of Association and Terms and Conditions of the Special Voting Shares."

  Holdco has established the special voting share structure (the "loyalty voting structure") to reward long-term ownership of Holdco ordinary shares and promote stability of the Holdco shareholder base by granting eligible long-term Holdco shareholders the equivalent of 1.9995 votes for each Holdco ordinary share that they hold. The special voting shares do not have any material economic entitlements. Investors should view the special voting shares as a mere additional voting attribute of the qualifying ordinary shares.

Q:
How can I elect to participate in the loyalty voting structure?

A:
All Holdco shareholders (at the Closing or thereafter) that hold their Holdco ordinary shares continuously for at least three years may participate in the loyalty voting structure in accordance with the conditions described in "The Holdco Shares, Articles of Association and Terms and Conditions of the Special Voting Shares—Loyalty Plan." To participate in the loyalty voting structure, Holdco shareholders must complete and send to Holdco's agent an election form and evidence that the shareholder has continued to own the relevant Holdco ordinary shares (or a "relevant interest" as described in the Holdco Articles) continuously for at least three years following the Closing. If beneficial owners of Holdco ordinary shares hold shares through an intermediary broker or custodian, a confirmation statement from their broker or custodian verifying that the shareholder has continued to own the relevant shares continuously for at least three years will be required. By signing the applicable election form, Holdco shareholders will also agree to be bound by the terms and conditions of the Loyalty Plan and the special voting shares.

Q:
Will I receive fractional interests in Holdco ordinary shares?

A:
No.    In lieu of fractional shares, each IGT shareholder otherwise entitled to a fractional Holdco ordinary share will be entitled to receive an amount in cash (without interest), rounded down to the nearest cent, determined by multiplying (i) the GTECH Share Trading Price by (ii) the fractional entitlement.

Q:
What will a holder of options to purchase IGT common stock receive in the IGT Merger?

A:
At the IGT Merger Effective Time, each outstanding unvested IGT stock option will fully vest and each outstanding IGT stock option will be cancelled in exchange for a cash payment equal to the product of (i) the total number of shares subject to such stock option and (ii) the excess, if any, of the Cash Amount over the exercise price per share of such stock option. Any IGT stock option that has a per-share exercise price that is greater than the Cash Amount will be cancelled for no consideration. The "Cash Amount" is equal to the sum of (a) the Per Share Cash Amount and (b) the product of the Exchange Ratio and the GTECH Share Trading Price.

Q:
What will a holder of IGT restricted stock units receive in the IGT Merger?

A:
At the IGT Merger Effective Time, except as noted below, each outstanding award of IGT restricted stock units (including performance-based restricted stock units) will fully vest and be cancelled in exchange for an amount equal to the product of (i) the number of shares subject to such award (which, in the case of performance-based restricted stock units, will be based on performance measures achieved or deemed achieved as of the IGT Merger Effective Time), and (ii) the Cash Amount. IGT restricted stock unit awards granted between July 1, 2013 and July 15, 2014 (other than grants to non-employee directors or to employees who will become retirement-eligible prior to the final year of the award cycle) as well as certain awards granted after July 15, 2014 will be converted into a time-vested award with respect to Holdco ordinary shares, based on the Exchange Ratio and the performance measures achieved or deemed achieved as of the IGT Merger Effective Time, and vest on the earlier of (x) the date such award would have otherwise vested pursuant to the original terms of the award agreement and (y) the first anniversary of the Closing, subject to the employee's continued employment through the applicable vesting date (or upon a qualifying termination of employment prior to that date).

Q:
What will a holder of options to purchase GTECH ordinary shares receive in the Holdco Merger?

A:
At the Holdco Merger Effective Time, each option to acquire GTECH ordinary shares based on the value thereof granted under any GTECH stock plan that is outstanding immediately prior to the Holdco Merger Effective Time will be converted into an option, on the same terms and conditions as were applicable to the GTECH option prior to the Holdco Merger based on that number of Holdco ordinary shares equal to the product obtained by multiplying (i) the number of GTECH ordinary shares subject to GTECH stock option immediately prior to the Holdco Merger Effective Time by (ii) the Holdco Exchange Ratio, at an exercise price per share equal to the quotient obtained by dividing (A) the per share exercise price specified in the stock option immediately prior to the Holdco Merger Effective Time by (B) the Holdco Exchange Ratio.

Q:
What will a holder of GTECH restricted shares receive in the Holdco Merger?

A:
At the Holdco Merger Effective Time, each GTECH ordinary share subject to vesting or other lapse restrictions pursuant to the GTECH stock plan immediately prior to the Holdco Merger Effective Time will be converted into the right to receive a number of Holdco ordinary shares equal to the Holdco Exchange Ratio, subject to the same terms and conditions as were applicable to the GTECH restricted share award prior to the Holdco Merger.

Q:
What interests do directors, board members, and executive officers of IGT have in the combination?

A:
Shareholders of IGT should be aware that IGT directors and executive officers may have interests in the combination that are different from, or in addition to, the interests of the IGT shareholders. These interests may include, but are not limited to, the continued engagement and/or employment, as applicable, of certain board members and executive officers of IGT, the continued positions of certain directors of IGT as directors of Holdco, agreements that provide for enhanced severance for certain executive officers of IGT upon a qualifying termination of employment in connection with a change in control, and the indemnification of former IGT directors and executive officers by Holdco. These interests also include the treatment in the combination of restricted stock units, stock options and other rights held by IGT directors and executive officers.

The IGT Board was aware of these potentially differing interests of IGT executive officers and directors and considered them, among other matters, in reaching its decision to approve the Merger Agreement and to recommend that IGT shareholders vote in favor of the proposal to approve the Merger Agreement.

  For further information with respect to arrangements between IGT and its named executive officers, see the information included under "Proposal 3—Advisory Vote on Merger-Related Compensation for IGT's Named Executive Officers—Golden Parachute Compensation" beginning on page [        ] and under "The Mergers—Interests of Certain Persons in the Mergers" beginning on page [    ].

Q:
If the Mergers are completed, will Holdco ordinary shares be listed for trading?

A:
Yes.    The Holdco ordinary shares you will receive in the Mergers will be listed on the NYSE following the Closing under the symbol "[            ]". It is a condition to closing of the Mergers that the Holdco ordinary shares be approved for listing on the NYSE, subject to official notice of issuance. Holdco ordinary shares received in the Mergers will be freely transferable under United States federal securities laws. The special voting shares through which the loyalty voting structure is implemented will not be listed on the NYSE and will not be transferrable or tradable except as described herein. The sole purpose of the special voting shares is to implement the loyalty voting structure whereby eligible electing shareholders can effectively exercise 1.9995 votes for each Holdco ordinary share held by them. The right to exercise the relevant additional votes will cease upon a transfer of the relevant Holdco ordinary share(s).

Q:
What are the tax consequences of an election by GTECH and IGT shareholders electing to participate in the loyalty voting structure in connection with the Mergers?

A:
While the tax consequences of the receipt of the entitlement to instruct the Nominee on how to vote with respect to the special voting shares are unclear, such receipt is not expected to constitute a separate transaction for United States federal income tax purposes. As such, such receipt should generally not give rise to a taxable event for United States federal income tax purposes.

  U.S. shareholders are urged to consult their tax advisors in respect of the receipt, ownership and loss of the entitlement to instruct the Nominee on how to vote in respect of special voting shares.

Q:
When do you expect the Mergers to be completed?

A:
GTECH and IGT intend to complete the Mergers as soon as reasonably possible and expect the completion of the Mergers to occur in the first half of 2015. However, the Mergers are subject to certain regulatory approvals and the satisfaction or waiver (if permitted) of other conditions, and it is possible that factors outside the control of GTECH and IGT could result in the Mergers being completed at a later time or not at all. Failure to timely complete the Mergers could negatively affect GTECH's and IGT's business plans and operations and have a negative impact on the market price of GTECH's and IGT's shares.

Q:
Is GTECH's obligation to complete the IGT Merger subject to GTECH receiving financing?

A:
No.    GTECH is obligated to complete the Mergers, in accordance with the terms and subject to the conditions set forth in the Merger Agreement, regardless of whether it has secured any financing it may require in order to pay the cash portion of the merger consideration to IGT shareholders. GTECH obtained financing commitments for the transaction for a 364-day bridge facility in an aggregate principal amount of approximately $10.7 billion to finance the cash portion of the merger consideration, among other things. As of November 21, 2014, the aggregate financing commitments under the bridge facility had been reduced to approximately $8.1 billion (assuming an exchange rate of $1.36 / €1.00) as a result of several events reducing the potential need for such financing.

Q:
What happens if the Mergers are not completed?

A:
If GTECH or IGT shareholders do not approve the Merger Agreement or if the Mergers are not completed for any other reason, GTECH shareholders will not receive Holdco ordinary shares in exchange for GTECH ordinary shares in connection with the Holdco Merger and IGT shareholders will not receive any consideration for their shares of IGT common stock in connection with the IGT Merger. Instead, GTECH and IGT will remain independent public companies and GTECH ordinary shares and shares of IGT common stock will continue to be listed and traded on the ISE and NYSE, respectively. Under certain circumstances, GTECH or IGT may be required to pay a termination fee to the other party as described in "The Merger Agreement—Expenses and Termination Fees."

Q:
What regulatory approvals are needed to complete the Mergers?

A:
Completion of the Mergers requires the expiration or termination of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). IGT and GTECH filed their respective notification and report forms under the HSR Act with the Federal Trade Commission ("FTC") and the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division") on July 29, 2014, and the FTC and Antitrust Division granted early termination of the applicable waiting period on August 8, 2014. Clearances and consents or the expiration or termination of applicable waiting periods under competition laws in Canada and Colombia also are conditions to the Mergers. On September 26, 2014, the applicable waiting period expired under the competition laws of Canada and on October 6, 2014, GTECH was advised in writing by the Competition Bureau that the Commissioner of Competition (the "Commissioner") does not, at such time, intend to make an application under section 92 of the Competition Act in respect of the Mergers ("no action letter"). On September 15, 2014, GTECH and IGT received notification from the competition authorities in Colombia of closing of the review of the transaction.

  In addition, the parties have agreed that receipt of gaming approvals from 22 jurisdictions is a condition to closing of the Mergers. As of December 15, 2014, applications for approval have been filed in all 22 jurisdictions and nine approvals already have been granted. In addition, the required approvals from the Agenzia delle Dogane e dei Monopoli have been obtained. In addition to the jurisdictions identified by the parties as conditions to the Mergers, either IGT or GTECH may make further filings with gaming regulators in various jurisdictions as may be required by applicable law, but the expiration of any waiting periods, or receipt of any required approvals, in connection with such filings will not be conditions to the completion of the Mergers. GTECH may under certain circumstances waive the condition relating to any such required gaming approval on behalf of both GTECH and IGT if completion of the Mergers in the absence of such required gaming approvals would not constitute a violation of applicable law on the written advice of outside counsel reasonably satisfactory to IGT and GTECH.

  For further details on regulatory approvals see "The Merger Agreement—Regulatory Approvals" beginning at page [    ].

Q:
What other conditions must be satisfied to complete the Mergers?

A:
In addition to receipt of the regulatory approvals (including antitrust clearances and gaming approvals) described above, closing of the Mergers is subject to certain closing conditions set forth in the Merger Agreement, including among others (i) IGT and GTECH shareholder approvals, (ii) effectiveness of this registration statement, (iii) NYSE listing approval for the Holdco ordinary shares, (iv) the expiration or early termination of a sixty (60)-day GTECH creditor opposition period, (v) the absence of any order prohibiting or restraining the Mergers, (vi) subject to certain materiality exceptions, the accuracy of each party's representations and warranties in the Merger

  Agreement and performance by each party of their respective obligations under the Merger Agreement, (vii) the receipt of a merger order relating to the Holdco Merger from the High Court of England and Wales (the "Holdco Merger Order"), (viii) the formal approval by the relevant competent authority in respect of any prospectus or equivalent document that GTECH or Holdco determines is required in connection with the Mergers and (ix) in the case of IGT's obligation to close the IGT Merger, receipt of a tax opinion by IGT. In addition, GTECH and IGT have the right to terminate the Merger Agreement in certain circumstances. The merger plan adopted by GTECH and Holdco provides that the Holdco Merger is subject to the Merger Agreement not having been terminated by GTECH or IGT under the terms of the Merger Agreement; and, in particular, GTECH not having terminated the Merger Agreement following the exercise of rescission rights by GTECH shareholders representing more than 20% of the ordinary shares issued by GTECH at the date of signing the Merger Agreement. Rescission rights were validly exercised with respect to 19,796,852 GTECH ordinary shares during the withdrawal period, which ended on November 27, 2014. The shares for which rescission rights were exercised represent only 11.3% of GTECH's current fully paid-up share capital and 11.4% of GTECH's shares outstanding as of July 15, 2014.

  For a more complete summary of the conditions that must be satisfied or waived (if permitted) prior to completion of the Mergers, see "The Merger Agreement—Conditions to the Mergers" beginning on page [    ].

Q:
What are the U.S. federal income tax consequences of the Mergers to IGT shareholders?

A:
The receipt by U.S. holders of Holdco ordinary shares pursuant to the IGT Merger may be tax free for U.S. federal income tax purposes if at the effective time of the IGT Merger the fair market value of Holdco is at least equal to the fair market value of IGT. However, the receipt by U.S. holders of cash pursuant to the IGT Merger will be taxable for U.S. federal income tax purposes. For a further discussion of the material U.S. federal income tax consequences of the Mergers to IGT shareholders, see "Material United States Federal Income Tax Considerations" below.

  Tax matters can be complicated, and the tax consequences of the Mergers to you will depend on your particular circumstances. You should consult your tax advisor to determine the tax consequences of the Mergers to you.

Q:
After the Mergers are completed, how will IGT shareholders receive the merger consideration?

A:
As promptly as reasonably practicable after the IGT Merger Effective Time, Holdco will cause the exchange agent to mail to each holder of record of IGT common stock a form of letter of transmittal and instructions for use in effecting the exchange of IGT common stock for the merger consideration. Upon the receipt of proper documentation from a IGT shareholder by the exchange agent, the exchange agent will deliver certificates or other instruments evidencing each beneficial owner's interest in such shares (either physically or through electronic equivalents) representing the number of Holdco ordinary shares and cash into which such shares of IGT common stock will have been converted in the IGT Merger, plus any cash due in lieu of fractional shares.

Q:
Are IGT shareholders and/or GTECH shareholders entitled to exercise dissenters', appraisal, cash exit or similar rights?

A:
Pursuant to the Nevada Revised Statutes 92A.390, IGT shareholders are not entitled to exercise dissenters', appraisal, cash exit or similar rights in connection with the Mergers.

  GTECH shareholders are entitled to cash exit rights ("rescission rights") because Holdco is and will be a holding company and, as a result of the Holdco Merger, the registered office of Holdco will be outside of Italy, GTECH ordinary shares will be delisted from the ISE, and the company resulting from the Holdco Merger, Holdco, will be governed by the laws of a country other than Italy. Rescission rights may be exercised only by GTECH shareholders who do not concur in the approval of the extraordinary general meeting's resolution. The exercise of such rescission rights will be effective subject to the Holdco Merger becoming effective. A GTECH shareholder who has voted in favor of the Holdco Merger may not exercise any rescission right in relation to those shares that the relevant shareholder voted in favor of the Holdco Merger. A GTECH shareholder that properly exercises rescission rights will be entitled to receive an amount of cash equal to the average closing price per GTECH ordinary share for the six-month period prior to the publication of the notice of call of the extraordinary general meeting, which is equal to €19.174.

  Pursuant to the Merger Agreement, if GTECH shareholders exercise rescission rights under Italian law in respect of more than 20% of the GTECH ordinary shares issued and outstanding as of the date of the Merger Agreement, GTECH will be entitled to terminate the Merger Agreement upon payment of a termination fee to IGT as described in "The Merger Agreement—Expenses and Termination Fees." Rescission rights were validly exercised with respect to 19,796,852 GTECH ordinary shares during the withdrawal period, which ended on November 27, 2014. The shares for which rescission rights were exercised represent only [        ]% of GTECH's current fully paid-up share capital and 11.4% of GTECH's shares outstanding as of July 15, 2014.

Q:
Is closing of the Mergers subject to the exercise of creditors' rights?

A:
The effectiveness of the Mergers is subject to the expiration or early termination of a 60-day creditor opposition period for GTECH creditors pursuant to Italian law following the registration with the Companies' Register of Rome (Italy) of the minutes of the extraordinary general meeting of GTECH approving the Holdco Merger. This waiting period must elapse prior to closing of the Mergers. During this waiting period, creditors may challenge the merger of GTECH with and into Holdco before an Italian court of competent jurisdiction. If a challenge is filed, the court may authorize the closing of the Holdco Merger but may require the posting of a bond sufficient to satisfy creditors' claims.

Q:
What percentage will former GTECH and IGT shareholders hold in Holdco following completion of the Mergers?

A:
Based on the number of GTECH ordinary shares and IGT common stock outstanding on December [    ], 2014, and the exercise of rescission rights by GTECH shareholders representing [        ]% of GTECH's fully paid-up share capital as of December [    ], 2014, it is anticipated that former IGT shareholders will own approximately [      ]% and former GTECH shareholders will own approximately [      ]% of the issued and outstanding Holdco ordinary shares immediately after completion of the Mergers. Together, De Agostini S.p.A. and DeA Partecipazioni S.p.A. (collectively "De Agostini"), the controlling shareholder of GTECH, is expected to own approximately [        ]% of the issued and outstanding Holdco ordinary shares immediately after completion of the Mergers.

Q:
Where and when will the IGT special meeting be held?

A:
The special meeting of IGT shareholders will be held at [                        ], on [                        ], 2015 at [                        ], local time.

Q:
What matters will be voted on at the IGT special meeting?

A:
There are three proposals that require a shareholder vote at the special meeting. First, IGT shareholders will be asked to vote on a proposal to approve the Merger Agreement. IGT shareholders also will be asked to vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Merger Agreement. IGT shareholders also will be asked to vote on a non-binding advisory proposal to approve certain compensation arrangements for IGT's named executive officers in connection with the IGT Merger.

Q:
What is the recommendation of the IGT Board as to each proposal that may be voted on at the IGT special meeting?

A:
The IGT Board unanimously determined that the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement are in the best interests of IGT and approved the Merger Agreement. The IGT Board unanimously recommends that IGT shareholders vote "FOR" the proposal to approve the Merger Agreement.

  The IGT Board recommends that IGT shareholders vote "FOR" the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the proposal to approve the Merger Agreement.

  The IGT Board recommends that IGT shareholders vote "FOR" the non-binding advisory proposal to approve certain compensation arrangements for IGT's named executive officers in connection with the IGT Merger.

Q:
Who is entitled to vote at the IGT special meeting?

A:
The record date for the special meeting is [                        ], 2015. Only holders of record of shares of IGT common stock as of the close of business on the record date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the special meeting. If you are a registered IGT shareholder planning on attending the special meeting, please be prepared to provide proper identification, such as a driver's license. If you hold your shares in "street name," you will need to provide proof of ownership, such as a recent account statement or letter from your bank, broker or other nominee, along with proper identification to attend the special meeting.

Q:
What constitutes a quorum at the IGT special meeting?

A:
IGT shareholders who hold shares of IGT common stock representing at least a majority of the outstanding shares of IGT common stock entitled to vote at the special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business at the special meeting. If a quorum is not present at the special meeting, IGT shareholders, by a majority of the voting power represented in person or by proxy may adjourn the special meeting to another time or place without further notice unless a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting will be given to each IGT shareholder of record entitled to vote at the special meeting. Under Nevada law, if the meeting is adjourned to a date more than 60 days after the date of the meeting, the board of directors must set a new record date. Abstentions and broker non-votes will be included in the calculation of the number of shares of IGT common stock represented at the special meeting for purposes of determining whether a quorum has been achieved.

Q:
What vote of the IGT shareholders is required to approve the Merger Agreement?

A:
Approval of the Merger Agreement requires the affirmative vote of holders of a majority of the outstanding shares of IGT common stock entitled to vote at the special meeting. IGT shareholders are entitled to one vote for each share of IGT common stock owned as of the close of business on the record date. As of the record date, [                        ] shares of IGT common stock were outstanding and entitled to vote at the special meeting and, as a result, the holders of at least [                        ] shares of IGT common stock need to vote in favor of the proposal to approve the

  Merger Agreement for that proposal to be approved. Failures to vote, votes to abstain and broker non-votes will have the same effect as votes "AGAINST" the proposal to approve the Merger Agreement.

Q:
What vote is required to approve the proposal to adjourn the IGT special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the proposal to approve the Merger Agreement?

A:
If a quorum is present at the IGT special meeting, the proposal to adjourn the special meeting will be approved if the votes cast in favor of the proposal exceed the votes cast in opposition to the proposal. In that case, failure to vote, abstentions and broker non-votes will have no effect on the proposal to adjourn the special meeting. If a quorum is not present at the special meeting, the proposal to adjourn the special meeting may be approved and the special meeting may be adjourned by a majority of the voting power represented at the special meeting in person or by proxy. In that case, broker non-votes will have no effect on the proposal to adjourn the special meeting, although failure to vote and abstentions will have the same effect as votes "AGAINST" the proposal to adjourn the special meeting.

Q:
What vote is required to approve the non-binding advisory proposal to approve certain compensation arrangements for IGT's named executive officers in connection with the IGT Merger?

A:
The non-binding advisory proposal to approve certain compensation arrangements for IGT's named executive officers in connection with the IGT Merger will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition to the proposal. Failure to vote, abstentions and broker non-votes will have no effect on the non-binding advisory proposal to approve certain compensation arrangements for IGT's named executive officers in connection with the IGT Merger.

Q:
If I am a shareholder of record of IGT common stock, how do I vote?

A:
If, on the record date, your shares of IGT common stock were registered directly in your name with IGT's transfer agent, Wells Fargo Bank, N.A., then you are a shareholder of record with respect to those shares.

  If you are the shareholder of record with respect to your shares of IGT common stock, you may vote in person at the special meeting or by proxy.

  •
  To vote in person, come to the special meeting, and you will receive a ballot when you arrive.

  •
  If you do not wish to vote in person or if you will not be attending the special meeting, you may vote by proxy. You can vote by proxy over the Internet, by mail, or by telephone by following the instructions provided on the proxy card.

  IGT provides Internet proxy voting to allow you to vote your shares of IGT common stock on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions.

Q:
If I am a beneficial owner of IGT common stock held in street name, how do I vote?

A:
If, on the record date, your shares of IGT common stock were held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares of IGT common stock held in "street name," and the organization holding your account is considered the shareholder of record for purposes of voting at the special meeting.

  If you are a beneficial owner of shares of IGT common stock registered in the name of your broker, bank, dealer or other similar organization, and you wish to vote in person at the special meeting, you must obtain a valid proxy from the organization that holds your shares of IGT common stock. If you do not wish to vote in person or you will not be attending the special meeting, you should have received a proxy card and voting instructions with this proxy statement/prospectus from that organization. Please follow the voting instructions provided by your broker, bank, dealer or other similar organization to ensure that your vote is counted.

Q:
As an IGT shareholder, what happens if I do not make specific voting choices?

A:
Shareholder of Record:    If you are an IGT shareholder of record and you:

•
indicate when voting on the Internet or by telephone that you wish to vote as recommended by the IGT Board, or

•
sign and return the proxy card without giving specific voting instructions,

  then the proxy holders will vote your shares of IGT common stock in the manner recommended by the IGT Board on all matters presented in this proxy statement/prospectus and, therefore, "FOR" the proposal to approve the Merger Agreement, "FOR" the proposal to adjourn the special meeting and "FOR" the non-binding proposal to approve certain compensation arrangements for IGT's named executive officers in connection with the IGT Merger.

  Beneficial Owner of Shares Held in Street Name:    If you are a beneficial owner of shares of IGT common stock held in street name and do not provide the organization that holds your shares of IGT common stock with specific instructions, under the rules of the NYSE, the organization that holds your shares of IGT common stock may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares of IGT common stock does not receive instructions from you on how to vote your shares of IGT common stock on a non-routine matter, such as the proposal to approve the Merger Agreement, the organization that holds your shares of IGT common stock will inform the inspector of elections for the special meeting that it does not have the authority to vote on this matter with respect to your shares of IGT common stock. This is generally referred to as a "broker non-vote." When the inspector of elections for the special meeting tabulates the votes for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present, but will not otherwise be counted. In connection with the special meeting, broker non-votes will have the same effect as a vote "AGAINST" the proposal to approve the Merger Agreement. Broker non-votes will have no effect on the proposal to adjourn the special meeting or the non-binding proposal to approve certain compensation arrangements for IGT's named executive officers in connection with the IGT Merger. You should therefore provide voting instructions to the organization that holds your shares of IGT common stock by carefully following the instructions provided in this proxy statement/prospectus.

Q:
Can I change my vote or revoke my proxy after I have returned a proxy or voting instruction card?

A:
Yes.    You may revoke your proxy and change your vote at any time before the final vote at the special meeting.

  Shareholder of Record:    If you are an IGT shareholder of record, you may revoke your proxy or change your vote in any one of the following ways:

  •
  You may send a written notice that you are revoking your proxy to IGT's General Counsel and Secretary at 6355 South Buffalo Drive, Las Vegas, Nevada 89113.

  •
  You may send a subsequent properly completed proxy card in accordance with the instructions in this proxy statement/prospectus.

  •
  You may grant a subsequent proxy by telephone or through the Internet.

  •
  You may attend the special meeting, revoke the proxy in writing and vote in person. Your attendance at the special meeting will not automatically revoke your proxy unless you vote again at the special meeting or specifically request in writing that your prior proxy be revoked.

  The most current proxy card or telephone or Internet proxy the inspector of elections for the special meeting receives is the one that is counted.

  Beneficial Owner of Shares Held in Street Name:    If you are a beneficial owner of shares of IGT common stock held in street name, you will need to follow the instructions included on the proxy form provided to you by your broker regarding how to change your vote.

Q:
What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares of IGT common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold your shares of IGT common stock. If you are a holder of record and your shares of IGT common stock are registered in more than one name, you will receive more than one proxy card. In order to ensure that all of your shares of IGT common stock are voted at the special meeting, please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:
Do I need to do anything with my shares of IGT common stock other than voting for the proposals at the special meeting?

A:
After the Mergers are completed, each share of IGT common stock will be converted automatically into the right to receive the merger consideration. IGT shareholders will receive instructions at that time regarding exchanging IGT shares for the merger consideration. You do not need to take any action at this time. Please do not send your IGT stock certificates with your proxy card.

Q:
When should I submit my proxy?

A:
You should submit your proxy as soon as possible so that your shares of IGT common stock will be voted at the special meeting. If you are an IGT shareholder of record, your proxy must be received by Internet or telephone by 11:59 p.m. Eastern Time on the day before the special meeting in order for your shares to be voted at the special meeting. If you are an IGT shareholder of record and you received a printed set of proxy materials, you also have the option of completing and returning the proxy card enclosed with the proxy materials so that it is received by IGT before the special meeting in order for your shares to be voted at the meeting. If you are one of IGT's employees who participates in the IGT Stock Fund under the IGT Profit Sharing Plan (i.e., IGT's 401(k) plan), to allow sufficient time for voting by the plan trustee, your voting instructions must be received by telephone or the Internet by 11:59 p.m. Eastern Time on [                        ], 2015. If you hold your shares in street name through a broker, bank or other nominee, please comply with the deadlines included in the voting instructions provided by the broker, bank or other nominee that holds your shares.

Q:
What do I need to do now?

A:
Carefully read through this proxy statement/prospectus. Consider all the consequences that would occur should you vote "FOR" or "AGAINST" or "ABSTAIN" on the proposal to approve the Merger Agreement or fail to submit a proxy. Confer with any advisors you think necessary to make the best decision. Fill out your proxy card and send it back to IGT as soon as possible, or plan to attend and vote at the special meeting.

Q:
What happens if I sell my shares of IGT common stock before the special meeting?

A:
The record date for the special meeting is earlier than the date of the special meeting and the date that the Mergers are expected to be completed. If you transfer your shares of IGT common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but you will have transferred the right to receive the merger consideration in connection with the IGT Merger. In order to receive the merger consideration, you must hold your shares of IGT common stock through the effective date of the IGT Merger.

Q:
What happens if I do not respond?

A:
Failure to respond will have the effect of a vote against the proposal to approve the Merger Agreement. Failure to respond will have no effect on the proposal to adjourn the special meeting or the non-binding proposal to approve certain compensation arrangements for IGT's named executive officers in connection with the IGT Merger.

Q:
Are there risks associated with the Mergers that I should consider in deciding how to vote?

A:
Yes.    You should carefully read the detailed description of the risks associated with the Mergers and Holdco's operations following the Mergers described in "Risk Factors" beginning on page [    ].

Q:
Where and when will the GTECH extraordinary general meeting be held and what matters will be voted on at the GTECH extraordinary general meeting?

A:
The extraordinary general meeting of the GTECH shareholders was held on November 4, 2014, at which meeting the GTECH shareholders considered and voted to approve a resolution approving the merger plan regarding the Holdco Merger.

Q:
Who can help answer my questions?

A:
The information provided above in the question-and-answer format is for your convenience only and is merely a summary of some of the information contained in this proxy statement/prospectus. You should read carefully the entire proxy statement/prospectus, including the information in the Annexes. See "Where You Can Find More Information" beginning on page [            ]. If you would like additional copies of this proxy statement/prospectus, without charge, or if you have questions about the Mergers, including the procedures for voting your shares, you should contact:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, New York 10016
proxy@mackenziepartners.com
Call Collect: (212) 929-5500
or
Toll-Free (800) 322-2885

  You also are urged to consult your own legal, tax and/or financial advisors with respect to any aspect of the Mergers, the Merger Agreement or other matters discussed in this proxy statement/prospectus.

 NOTE ON PRESENTATION

GTECH Financial Information

        This proxy statement/prospectus includes the consolidated financial statements of GTECH at December 31, 2013 and 2012 and for each of the years ended December 31, 2013, 2012 and 2011 prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board ("IFRS"). These consolidated financial statements are referred to collectively as the "Annual Consolidated Financial Statements."

        This proxy statement/prospectus also includes the unaudited interim consolidated financial statements of GTECH for the nine months ended September 30, 2014 prepared in accordance with IAS 34 Interim Financial Reporting. These interim consolidated financial statements are referred to as the "Unaudited Interim Consolidated Financial Statements." The Unaudited Interim Consolidated Financial Statements, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods.

        The GTECH financial information is presented in Euro.

IGT Financial Information

        The financial information of IGT is reported pursuant to U.S. generally accepted accounting principles ("U.S. GAAP") and is presented in U.S. dollars.

        Financial information of IGT included in this proxy statement/prospectus has been derived from the following:

  •
  the audited consolidated financial statements of IGT at September 30, 2014 and 2013 and for the three years in the period ended September 30, 2014 included in "Item 8 Financial Statements and Supplementary Data" of IGT's Annual Report on Form 10-K filed with the SEC on November 25, 2014 and incorporated by reference in this proxy statement/prospectus; and

  •
  the unaudited consolidated interim financial statements of IGT at June 30, 2014 and for the nine months ended June 30, 2014 and 2013 included in "Item 1 Unaudited Consolidated Interim Financial Statements" in IGT's Quarterly Report on Form 10-Q filed with the SEC on August 6, 2014 and incorporated by reference in this proxy statement/prospectus.

IGT reports the fiscal year on a 52/53-week period that ends on the Saturday nearest to September 30. For simplicity, IGT presents all fiscal years using the calendar month end. Therefore, all year ended information is referred to as September 30, whilst the quarter end information is referred to as December 31, March 31 or June 30 as appropriate.

        The actual period ends for the periods presented in the financial statements referred to above are as follows:

Fiscal period	Presented as	Actual period end
Year end 2014	September 30, 2014	September 27, 2014
Year end 2013	September 30, 2013	September 28, 2013
Year end 2012	September 30, 2012	September 29, 2012
Nine months ended June 2014	June 30, 2014	June 28, 2014
Nine months ended June 2013	June 30, 2013	June 29, 2013

        Certain totals in the tables included in this proxy statement/prospectus may not add up due to rounding.

SUMMARY

        The following summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that may be important to you. Accordingly, holders of International Game Technology ("IGT") common shares ("IGT shareholders") and GTECH S.p.A. ("GTECH") ordinary shares ("GTECH shareholders") are encouraged to read carefully this entire proxy statement/prospectus, its Annexes and the documents referred to or incorporated by reference in this proxy statement/prospectus. Each item in this summary includes a page reference directing you to a more complete description of that item. Please see "Where You Can Find More Information" beginning on page [      ].

 Information about the Companies (see page [      ])

  International Game Technology

        International Game Technology is a global gaming company specializing in the design, development, manufacture, and marketing of casino-style gaming equipment, systems technology, and game content across multiple platforms—land-based, online real-money and social gaming. IGT is a leading supplier of gaming entertainment products worldwide and provides a diverse offering of quality products and services at competitive prices, designed to enhance the gaming player experience.

        International Game Technology was incorporated in Nevada in December 1980 to facilitate its initial public offering in 1981. Principally serving the U.S. gaming markets when founded, IGT expanded into jurisdictions outside the U.S. beginning in 1986.

        The principal executive offices of IGT are located at 6355 South Buffalo Drive, Las Vegas, Nevada 89113 and its telephone number at that address is (702) 669-7777.

  GTECH S.p.A.

        GTECH S.p.A. is a corporation (società per azioni) incorporated under the laws of Italy. The predecessor of GTECH was founded in 1990 as a consortium organized under the laws of Italy and later converted into a corporation. GTECH is one of the leading gaming operators in the world based on total wagers and, through its subsidiaries, including GTECH Corporation, is a leading B2B provider of lottery and gaming technology solutions and services worldwide. GTECH's goal is to be the leading commercial operator and provider of technology in the regulated worldwide gaming markets by delivering market leading products and services with a steadfast commitment to integrity, responsibility and growth. GTECH is listed on the ISE under the trading symbol "GTK" and has a Sponsored Level 1 American Depositary Receipt program listed on the United States over the counter market under the trading symbol "GTKYY". GTECH provides business-to-consumer and business-to-business products and services to customers in approximately 100 countries worldwide on six continents and had 8,668 employees at September 30, 2014.

        The principal executive offices of GTECH S.p.A. are located at Viale del Campo Boario 56/D, 00154 Roma, Italy and its telephone number at that address is +39 06 51 899 1.

  GTECH Corporation

        GTECH Corporation is a Delaware corporation and a wholly owned subsidiary of GTECH S.p.A.

        The principal executive offices of GTECH Corporation are located at 10 Memorial Boulevard, Providence, RI 02903 and its telephone number at that address is (401) 392-1000.

  Georgia Worldwide PLC

        Georgia Worldwide PLC ("Holdco") is a public limited company organized under the laws of England and Wales. Holdco was incorporated on July 11, 2014 for the purpose of effecting the Mergers

(as defined below) as a private limited liability company under the legal name Georgia Worldwide Limited. On September 16, 2014, Holdco was re-registered as a public limited company under the legal name Georgia Worldwide PLC. Holdco has not conducted any business operations other than that incidental to its formation and in connection with the transactions contemplated by the Merger Agreement. As of the date of this proxy statement/prospectus, Holdco does not beneficially own any shares of IGT common stock. Following the Mergers, it is expected that Holdco ordinary shares will be listed on the NYSE under the symbol "[            ]."

        The principal executive offices of Georgia Worldwide PLC are located at 11 Old Jewry, 6th Floor, London, EC2R 8DU, United Kingdom and its telephone number at that address is +44 (0) 203 131 0300. Georgia Worldwide PLC's registered agent is Elian Corporate Services (UK) Limited (formerly Ogier Corporate Services (UK) Ltd.), 11 Old Jewry, 6th Floor, London, EC2R 8DU and its telephone number is +44 207 160 5000.

  Georgia Worldwide Corporation

        Georgia Worldwide Corporation ("Sub") a wholly owned subsidiary of Holdco, was incorporated on July 11, 2014 under the laws of the State of Nevada. Sub is a wholly owned subsidiary of Holdco that was formed solely for the purpose of effecting the IGT Merger (as defined below). Sub has not conducted any business operations other than that incidental to its formation and in connection with the transactions contemplated by the Merger Agreement. As of the date of this proxy statement/prospectus, Sub does not beneficially own any shares of IGT common stock.

        The principal executive offices of Sub are located at 10 Memorial Boulevard, Providence, RI 02903 and its telephone number is (401) 392-1000.

The Agreement and Plan of Merger (see page [      ])

        A copy of the Agreement and Plan of Merger (as amended, the "Merger Agreement") is attached as Annex A to this proxy statement/prospectus. GTECH and IGT encourage you to read the entire Merger Agreement carefully because it is the principal document governing the Mergers. For more information on the Merger Agreement, see the section entitled "The Merger Agreement" beginning on page [      ].

Structure of the Transaction (see page [    ])

        The transaction will take place in two steps. First, GTECH will merge with and into Holdco in a cross-border merger (the "Holdco Merger") pursuant to which, following the effective time of the Holdco Merger (the "Holdco Merger Effective Time"), the independent existence of GTECH will cease, with Holdco surviving as the continuing entity. Immediately following the Holdco Merger Effective Time, Sub will merge with and into IGT in a reverse subsidiary merger, with IGT surviving as a wholly owned subsidiary of Holdco (the "IGT Merger" and, together with the Holdco Merger, the "Mergers").

        The following diagrams illustrate in simplified terms the current structure of GTECH and IGT and the expected structure of Holdco following the completion of the combination and certain reorganization transactions.

Pre-Transaction Structure

Post-Transaction Structure*

*
Ownership percentages shown are based on the number of GTECH ordinary shares and IGT common stock outstanding on December [    ], 2014 and the exercise of rescission rights by GTECH shareholders representing [        ]% of GTECH's fully paid-up share capital as of December [    ], 2014.

 Merger Consideration (see page [      ])

  Holdco Merger

        Subject to the terms and conditions of the Merger Agreement, at the Holdco Merger Effective Time, each GTECH ordinary share, other than GTECH ordinary shares owned by Holdco, Sub, GTECH, GTECH Corporation ("GTECH US"), IGT or any of their respective subsidiaries, will be converted into the right to receive one Holdco ordinary share.

  IGT Merger

        Subject to the terms and conditions of the Merger Agreement, at effective time of the IGT Merger (the "IGT Merger Effective Time"), each issued and outstanding share of IGT common stock, other than shares owned by Holdco, Sub, GTECH, GTECH US, IGT or any of their respective subsidiaries, will be converted into the right to receive a combination of (i) the "Per Share Cash Amount," which is $13.69 in cash (together with any additional cash described in clause (iii) below) and (ii) the "Exchange Ratio," which is equal to a number of ordinary shares, nominal value $0.10 per share of Holdco (the "Holdco ordinary shares") determined by dividing $4.56 by the GTECH Share Trading Price, subject to a minimum of 0.1582 Holdco ordinary shares and a maximum of 0.1819 Holdco ordinary shares, provided that (iii) if the Exchange Ratio would, but for the cap described in clause (ii), exceed 0.1819, the Per Share Cash Amount will be increased by an additional amount in cash equal to the product of such excess number of shares (up to a maximum of 0.0321) and the GTECH Share Trading Price. The "GTECH Share Trading Price" is equal to the average of the volume-weighted average prices of ordinary shares, par value €1.00 of GTECH (the "GTECH ordinary shares") on the ISE (converted to the U.S. dollar equivalent) on ten randomly selected days within the period of 20 consecutive trading days ending on the second full trading day prior to the IGT Merger Effective Time.

        Based on the number of GTECH ordinary shares and shares of IGT common stock outstanding on [                        ], 2014, and the exercise of rescission rights by GTECH shareholders representing [        ]% of GTECH's fully paid-up share capital as of December [    ], 2014, it is anticipated that former IGT shareholders will own approximately [        ]% and former GTECH shareholders will own approximately [        ]% of the issued and outstanding Holdco ordinary shares immediately after completion of the Mergers. De Agostini, the largest shareholder of GTECH, is expected to own [        ]% of the issued and outstanding Holdco ordinary shares immediately after completion of the Mergers. It is currently estimated that (i) Holdco will issue or reserve for issuance approximately [            ] million Holdco ordinary shares for the Holdco Merger and approximately [            ] million Holdco ordinary shares for the IGT Merger and (ii) that the aggregate cash portion of the consideration to be paid to IGT shareholders will be approximately $[            ] million.

        In lieu of fractional shares, each IGT shareholder otherwise entitled to a fractional Holdco ordinary share will be entitled to receive an amount in cash (without interest), rounded down to the nearest cent, determined by multiplying (i) the GTECH Share Trading Price by (ii) the fractional entitlement.

Treatment of GTECH Equity Awards (see page [      ])

        Stock Options.    At the Holdco Merger Effective Time, each stock option to acquire GTECH ordinary shares based on the value thereof granted under any GTECH stock plan that is outstanding immediately prior to the Holdco Merger Effective Time will be converted into an option, on the same terms and conditions as were applicable to the GTECH stock option prior to the Holdco Merger based on that number of Holdco ordinary shares equal to the product obtained by multiplying (i) the number of GTECH ordinary shares subject to GTECH stock option or stock appreciation right immediately prior to the Holdco Merger Effective Time by (ii) the Holdco Exchange Ratio, at an exercise price per share equal to the quotient obtained by dividing (A) the per share exercise price specified in the stock option immediately prior to the Holdco Merger Effective Time by (B) the Holdco Exchange Ratio.

        Restricted Stock Awards.    At the Holdco Merger Effective Time, each GTECH ordinary share subject to vesting or other lapse restrictions pursuant to the GTECH stock plan immediately prior to the Holdco Merger Effective Time will be converted into the right to receive a number of Holdco ordinary shares equal to the Holdco Exchange Ratio, subject to the same terms and conditions as were applicable to the GTECH restricted share award prior to the Holdco Merger.

Treatment of IGT Equity Awards (see page [    ])

        Stock Options.    At the IGT Merger Effective Time, each outstanding unvested IGT stock option will fully vest and each outstanding IGT stock option will be cancelled in exchange for a cash payment equal to the product of (i) the total number of shares subject to such stock option and (ii) the excess, if any, of the Cash Amount over the exercise price per share of such stock option. Any IGT stock option that has a per-share exercise price that is greater than the Cash Amount will be cancelled for no consideration. The "Cash Amount" is equal to the sum of (a) the Per Share Cash Amount and (b) the product of the Exchange Ratio and the GTECH Share Trading Price.

        Restricted Stock Units.    At the IGT Merger Effective Time, except as noted below, each outstanding award of IGT restricted stock units (including performance-based restricted stock units) will fully vest and be cancelled in exchange for an amount equal to the product of (i) the number of shares subject to such award (which, in the case of performance-based restricted stock units, will be based on performance measures achieved or deemed achieved as of the IGT Merger Effective Time), and (ii) the Cash Amount. IGT restricted stock unit awards granted between July 1, 2013 and July 15, 2014 (other than grants to non-employee directors or to employees who will become retirement-eligible prior to the final year of the award cycle) as well as certain awards granted after July 15, 2014 will be converted into a time vested award with respect to Holdco ordinary shares, based on the Exchange Ratio and the performance measures achieved or deemed achieved as of the IGT Merger Effective Time, and vest on the earlier of (x) the date such award would have otherwise vested pursuant to the original terms of the award agreement and (y) the first anniversary of the Closing, subject to the employee's continued employment through the applicable vesting date (or upon a qualifying termination of employment prior to that date).

GTECH Reasons for the Mergers (see page [    ])

        At its meeting on July 13, 2014, the board of directors of GTECH (the "GTECH Board") unanimously authorized GTECH's entry into the Merger Agreement and concluded that, taking into account the then-current circumstances, the Mergers are fair to the shareholders of GTECH from a financial point of view.

        The GTECH Board considered many factors in reaching the conclusion that, taking into account the then-current circumstances, the Mergers are fair to the shareholders of GTECH from a financial point of view. In arriving at its conclusion, the GTECH Board consulted with GTECH's management, legal advisors and its financial advisor, reviewed a significant amount of information, considered a number of factors in its deliberations and concluded that the transaction is likely to result in significant strategic and financial benefits to GTECH and its shareholders. For a more complete discussion of these factors, see "The Mergers—GTECH Reasons for the Mergers," beginning on page [    ].

Opinion of Credit Suisse as Financial Advisor to GTECH (see page [    ])

        In connection with the Mergers, Credit Suisse Securities (Europe) Limited ("Credit Suisse"), GTECH's financial advisor, delivered to the GTECH Board on July 13, 2014, its oral opinion, which was subsequently confirmed in writing on July 15, 2014, as to the fairness, from a financial point of view and as of the date of such opinion, to the holders of GTECH's ordinary shares of the exchange of one Holdco ordinary share per GTECH ordinary share (the "Holdco Exchange Ratio") as provided by the Merger Agreement in connection with the Holdco Merger and after giving effect to the aggregate merger consideration to be delivered to IGT shareholders in connection with the IGT Merger.

        The full text of Credit Suisse's written opinion dated July 15, 2014, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex G to this proxy statement/prospectus and is incorporated herein by reference. The shareholders of GTECH are urged to read the opinion in its entirety. Credit Suisse's written opinion is addressed to the GTECH Board, is directed only to the Holdco Exchange Ratio and does not constitute a recommendation to any shareholder of GTECH as to how such shareholder should vote or act with respect to the Mergers or any other matter.

        On October 1, 2014, in accordance with Italian market practice and to assist the GTECH board of directors with its approval of the merger plan regarding the Holdco Merger, Credit Suisse delivered to the GTECH board of directors a "bring-down" written opinion stating that, on the basis of the same criteria upon which the initial written opinion, dated July 15, 2014, was given, and on the basis of the same premises, qualifications and assumptions set out therein, as of October 1, 2014, nothing had come to Credit Suisse's attention which would cause it to alter its opinion that the Holdco Exchange Ratio, after giving effect to the aggregate merger consideration to be paid to IGT shareholders in the IGT Merger, was fair, from a financial point of view, to GTECH shareholders. A copy of Credit Suisse's "bring-down" opinion is attached hereto as Annex H.

        For a description of the opinions that GTECH received from Credit Suisse, see "The Mergers—Opinion of Credit Suisse as Financial Advisor to GTECH" beginning on page [    ] of this proxy statement/prospectus.

Reasons for the Mergers and Recommendation of the IGT Board (see page [    ])

        At its meeting held on July 15, 2014, the board of directors of IGT (the "IGT Board") unanimously (i) approved the Merger Agreement, (ii) determined that the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement are in the best interests of IGT, (iii) directed that the Merger Agreement be submitted to the IGT shareholders for approval at the special meeting, and (iv) determined to recommend that the IGT shareholders vote in favor of the approval of the Merger Agreement.

        In adopting the Merger Agreement, the IGT Board considered a variety of factors in favor of the Mergers, which are discussed in further detail in "The Mergers—Reasons for the Mergers and Recommendation of the IGT Board" on page [    ].

        The IGT Board unanimously recommends that IGT shareholders vote "FOR" the proposal to approve the Merger Agreement, "FOR" the proposal to approve the adjournment of the special meeting, if it is necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Merger Agreement and "FOR" the non-binding advisory proposal to approve certain compensation arrangements for IGT's named executive officers in connection with the IGT Merger.

 Opinion of Morgan Stanley as Financial Advisor to IGT (see page [    ])

        At a meeting of the IGT Board on July 15, 2014, Morgan Stanley & Co. LLC ("Morgan Stanley"), rendered to the IGT Board its oral opinion, which was subsequently confirmed in writing on the same date, to the effect that, as of such date, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its written opinion, the merger consideration to be received by the holders of shares of IGT common stock, taken in the aggregate, pursuant to the Merger Agreement was fair from a financial point of view to such holders. On September 15, 2014, at a meeting of the IGT Board, Morgan Stanley delivered an oral confirmation to the IGT Board confirming that, based upon and subject to the factors and assumptions described, had Morgan Stanley issued its written opinion referred to above on July 15, 2014 on the basis of the transactions contemplated by the current Merger Agreement, as amended by the Amendment, the conclusion set forth in its opinion would not have changed, which oral confirmation was subsequently confirmed in writing. The confirmatory letter did not address any circumstances, developments or events occurring after July 15, 2014, other than the execution of the Amendment, and Morgan Stanley's opinion is provided only as of such date.

        The full text of Morgan Stanley's written fairness opinion to the IGT Board, dated as of July 15, 2014, and the confirmatory letter of Morgan Stanley, dated as of September 15, 2014, are attached hereto as Annex E and Annex F, respectively, and are incorporated into this proxy statement/prospectus by reference. The foregoing summary of Morgan Stanley's opinion and confirmatory letter is qualified in its entirety by reference to the full text of the opinion and confirmatory letter. The opinion and confirmatory letter set forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley in rendering such opinion and such confirmatory letter. You are urged to, and should, read Morgan Stanley's opinion and confirmatory letter and the summary of Morgan Stanley's opinion contained in this proxy statement/prospectus carefully and in their entirety. Morgan Stanley's opinion and confirmatory letter were for the benefit of the IGT Board, in its capacity as such, in connection with the IGT Board's consideration of the Mergers. Morgan Stanley's opinion addressed only the fairness from a financial point of view of the merger consideration, taken in the aggregate, to be received by the holders of shares of IGT common stock pursuant to the Merger Agreement, as of the date of the opinion and did not address any other aspects or implications of the Mergers. Morgan Stanley's opinion and confirmatory letter express no opinion or recommendation as to the underlying decision of IGT to engage in the proposed Mergers and were not intended to, and do not, constitute advice or a recommendation as to how any shareholder of IGT or GTECH should vote at any shareholders' meeting held in connection with the proposed Mergers or take any other action with respect to the Mergers. Morgan Stanley's opinion and confirmatory letter do not in any manner address the prices at which the Holdco ordinary shares will trade following completion of the Mergers or any time in the future.

        For a description of the opinion and confirmatory letter that IGT received from Morgan Stanley, see "The Mergers—Opinion of Morgan Stanley as Financial Advisor to IGT" beginning page [    ] of this proxy statement/prospectus.

Comparative Per Share Market Price and Dividend Information (see page [    ])

        The following table sets forth the closing market price per share of IGT common stock and GTECH ordinary shares in U.S. dollar or Euro, as the case may be, as reported on the NYSE for IGT shares or the ISE for GTECH ordinary shares. The table also sets forth the implied value of the merger consideration of Holdco ordinary shares per share of IGT common stock on each of the following dates, including the effect of the collar. In each case, the prices are given:

  •
  as of June 16, 2014 (the last trading day prior to the date on which IGT and GTECH publicly confirmed their engagement in advanced discussions regarding a potential business combination);

  •
  as of July 15, 2014 (the last trading day prior to the date of public announcement of the execution of the Merger Agreement); and

  •
  as of December 12, 2014 (the latest practicable trading date prior to the date of this proxy statement/prospectus).

        You are urged to obtain current market quotations for GTECH ordinary shares and IGT shares before making your decision with respect to the approval of the Merger Agreement. GTECH shares are listed on the Borsa Italiana (the "Italian Stock Exchange" or "ISE") under the symbol "GTK." IGT shares are listed on the New York Stock Exchange (the "NYSE") under the symbol "IGT."

        The market price per share of GTECH ordinary shares and IGT shares could change significantly and may not be indicative of the value of Holdco ordinary shares once they start trading.

	GTECH ISE Trading	IGT NYSE Trading	Equivalent Value for Holdco Ordinary Shares
June 16, 2014	€19.18	$15.64	$18.25
July 15, 2014	€18.44	$15.50	$18.25
December 12, 2014	€17.59	$16.87	$18.25

        The following table sets forth, for the periods indicated, the high and low closing sale prices of GTECH ordinary shares and IGT shares.

	GTECH ISE Trading		IGT NYSE Trading
Reference Date	High	Low	High	Low
Year
2013	€23.23	€17.59	$21.11	$14.60
2012	€17.94	€11.28	$17.78	$11.10
2011	€15.14	€8.75	$18.95	$13.54
2010	€14.50	€8.99	$21.72	$13.82
2009	€17.64	€11.59	$23.05	$7.12

	GTECH ISE Trading		IGT NYSE Trading
Reference Date	High	Low	High	Low
Quarter
Third Quarter 2014	€19.21	€15.43	$17.37	$15.11
Second Quarter 2014	€22.46	€17.85	$16.13	$12.22
First Quarter 2014	€23.98	€22.01	$18.14	$13.57
Fourth Quarter 2013	€23.23	€20.74	$19.81	$16.43
Third Quarter 2013	€22.80	€19.00	$21.11	$16.57
Second Quarter 2013	€21.64	€18.09	$18.81	$15.83
First Quarter 2013	€19.24	€17.59	$17.31	$14.60
Fourth Quarter 2012	€17.94	€15.99	$14.68	$12.57
Third Quarter 2012	€17.55	€15.03	$16.00	$11.10

	GTECH ISE Trading		IGT NYSE Trading
Reference Date	High	Low	High	Low
Month
November 2014	€18.89	€17.78	$17.19	$16.16
October 2014	€18.65	€18.18	$17.07	$16.00
September 2014	€18.81	€17.89	$16.97	$16.27
August 2014	€18.20	€15.43	$16.86	$16.29
July 2014	€19.21	€18.00	$17.37	$15.11
June 2014	€20.25	€17.85	$16.13	$12.46
May 2014	€21.71	€19.39	$12.73	$12.22
April 2014	€22.46	€20.74	$14.07	$12.25
March 2014	€23.98	€22.01	$15.85	$13.57
February 2014	€23.96	€22.12	$15.09	$14.12
January 2014	€23.26	€22.09	$18.14	$14.43

 Exchange Rates

        As of December 12, 2014 (the latest practicable trading date prior to the date of this proxy statement/prospectus), the exchange rate U.S. dollars per Euro was 1.2462. The following table shows for the period from January 1, 2009 through November 30, 2014, the low, high, average and period end exchange rate U.S. dollars per Euro.

Reference Date	Low	High	Average	Period End
Year
2013	1.2781	1.3815	1.3281	1.3780
2012	1.2085	1.3463	1.2853	1.3184
2011	1.2915	1.4892	1.3923	1.2982
2010	1.1930	1.4547	1.3260	1.3416
2009	1.2531	1.5094	1.3943	1.4348

Reference Date	Low	High	Average	Period End
Month
November 2014	1.2413	1.2572	1.2479	1.2467
October 2014	1.2512	1.2781	1.2674	1.2529
September 2014	1.2633	1.3138	1.2901	1.2633
August 2014	1.3172	1.3429	1.3318	1.3172
July 2014	1.3379	1.3680	1.3535	1.3380
June 2014	1.3529	1.3692	1.3595	1.3692
May 2014	1.3598	1.3933	1.3735	1.3646
April 2014	1.3694	1.3888	1.3809	1.3866
March 2014	1.3740	1.3928	1.3828	1.3783
February 2014	1.3511	1.3812	1.3666	1.3812
January 2014	1.3486	1.3688	1.3616	1.3486

        The rates presented above may differ from the actual rates used in the preparation of Holdco's financial statements and other financial information appearing in this document. Holdco's inclusion of such rates is not meant to suggest that the U.S. dollar amounts actually represent Euro amounts or that such amounts could have been converted to U.S. dollars at any particular rate.

Dividends

        GTECH has been paying regular annual dividends and on May 8, 2014, declared a dividend of €130.5 million, which was paid on May 22, 2014 to the shareholders of record as of May 19, 2014. IGT has been paying regular quarterly cash dividends of $0.11 per share since January 3, 2014. Under the terms of the Merger Agreement, during the period before the closing of the Mergers (the "Closing"), IGT is prohibited from paying any dividends other than (i) IGT's ordinary course quarterly dividend to holders of IGT shares in a per share amount no greater than IGT's most recently declared quarterly dividend ($0.11),with record and payment dates in accordance with IGT's customary dividend schedule, (ii) dividends paid by a wholly owned subsidiary of IGT to IGT or another wholly owned subsidiary of IGT and (iii) the special dividend, if any. Similarly, during the period before the closing of the Mergers, GTECH is prohibited from paying any dividends other than (a) GTECH's ordinary course dividends to holders of GTECH ordinary shares in a per share amount no greater than GTECH's most recently declared dividend, with record and payment dates in accordance with GTECH's customary dividend schedule and (b) dividends paid by a wholly owned subsidiary to GTECH or another wholly owned subsidiary.

 Certain U.S. Tax Consequences of the Mergers (see page [    ])

        The receipt by U.S. holders of Holdco ordinary shares pursuant to the IGT Merger may be tax free for U.S. federal income tax purposes if at the effective time of the IGT Merger the fair market value of Holdco is at least equal to the fair market value of IGT. However, the receipt by U.S. holders of cash pursuant to the IGT Merger will be taxable for U.S. federal income tax purposes.

        Holdco believes that the Holdco Merger constitutes a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended for U.S. federal income tax purposes. As a result, U.S. holders (as defined in "Material United States Federal Income Tax Considerations" below) of GTECH will not be subject to U.S. federal income taxation on the exchange of GTECH ordinary shares for Holdco ordinary shares in the Holdco Merger.

        For a further discussion of the material U.S. federal income tax consequences of the IGT Merger, the Holdco Merger and a discussion of the tax treatment of the ownership and disposition of Holdco ordinary shares, see "Material United States Federal Income Tax Considerations" below.

Certain U.K. Tax Consequences of the Mergers (see page [    ])

        IGT shareholders who are resident, for tax purposes, in the U.K. and who hold their IGT shares beneficially as investments may, as a result of the receipt of cash pursuant the IGT Merger, be treated as having effected a part disposal of their IGT shares and will be taxed accordingly. Subject to certain anti-avoidance provisions which are referred to in greater detail in the section of this document headed "Material U.K. Tax Considerations," the receipt of Holdco shares by IGT shareholders pursuant to the IGT Merger should be treated as a scheme for reconstruction for U.K. tax purposes and the Holdco ordinary shares should be treated as the same asset, acquired at the same time and for the same consideration as the IGT shares in respect of which they are issued.

        GTECH shareholders who are resident, for tax purposes, in the U.K. and who hold their GTECH shares beneficially as investments should not, as a result of the receipt of Holdco ordinary shares pursuant to the Holdco Merger, be treated as disposing of their GTECH shares and should instead be treated as having acquired their Holdco ordinary shares at the same time and for the same consideration as the GTECH ordinary shares in respect of which they are issued. To the extent that U.K. tax resident GTECH shareholders exercise their rescission rights with respect to the Holdco Merger, they will be treated as having disposed of their GTECH ordinary shares and may be required to pay U.K. tax on chargeable gains accordingly.

        Further details of the tax position of certain shareholders may be found in the section of this document headed "Material U.K. Tax Considerations."

Certain Italian Tax Consequences of the Mergers (see page [    ])

        Italian Shareholders (as defined in "Material Italian Tax Considerations") will not be subject to Italian income tax on the exchange of their GTECH ordinary shares for Holdco ordinary shares in the Holdco Merger.

        The receipt by Italian Shareholders of cash pursuant to the exercise of their rescission rights in the Holdco Merger will be taxable for Italian income tax purposes.

        For a further discussion of the material Italian tax consequences of the Holdco Merger, the IGT Merger and a discussion of the tax treatment of the ownership and disposition of Holdco ordinary shares, see "Material Italian Tax Considerations" below.

Delisting and Deregistration of IGT Common Stock (see page [    ])

        Upon consummation of the IGT Merger, the IGT common stock currently listed on the NYSE will cease to be listed on the NYSE and subsequently will be deregistered under the Securities Exchange Act of 1934, as amended.

Interests of Directors, Board Members, and Executive Officers in the Combination (see page [    ])

        Shareholders of IGT should be aware that IGT directors and executive officers may have interests in the combination that are different from, or in addition to, the interests of IGT shareholders. These interests may include, but are not limited to, the continued engagement and/or employment, as applicable, of certain board members and executive officers of IGT, the continued positions of certain directors of IGT as directors of Holdco, agreements that provide for enhanced severance upon a qualifying termination of employment in connection with a change in control, and the indemnification of former IGT directors and executive officers by Holdco. These interests also include the treatment in the combination of restricted stock units, stock options and other rights held by these directors and executive officers.

        The IGT Board was aware of these potentially differing interests of IGT executive officers and directors and considered them, among other matters, in reaching its decision to approve the Merger Agreement and to recommend that IGT shareholders vote in favor of the proposal to approve the Merger Agreement.

        For further information with respect to arrangements between IGT and its named executive officers, see the information included under "Proposal 3—Advisory Vote on Merger-Related Compensation for IGT's Named Executive Officers—Golden Parachute Compensation" beginning on page [    ].

Indemnification and Insurance (see page [    ])

        Pursuant to the terms of the Merger Agreement, GTECH's and IGT's directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors' and officers' liability insurance policies from, and the organizational documents of, Holdco and IGT. See "The Merger Agreement—Covenants—Indemnification and Insurance."

Board of Directors and Management of Holdco Following the Completion of the Mergers (see page [    ])

        Upon completion of the Mergers, the Board of Directors of Holdco (the "Holdco Board") will have 13 members, including, for a period of three years after the effective times of the Mergers: (i) the Chief Executive Officer of GTECH, (ii) five directors designated by IGT, including IGT's chairman and its Chief Executive Officer, (iii) six directors designated by GTECH's principal shareholders and (iv) one director mutually agreed to by IGT and GTECH. The composition of the Holdco Board will comply with the independence and corporate governance standards of the NYSE applicable to non-controlled domestic issuers. GTECH's Chief Executive Officer will be the Chief Executive Officer of Holdco.

        In addition, for a period of three years following the transactions, IGT's chairman will be chairman of the Holdco Board, IGT's Chief Executive Officer will be a vice-chairman and one of the directors designated by GTECH's principal shareholders will also be a vice-chairman. See "The Merger Agreement—Covenants—Corporate Governance Matters" beginning on page [    ].

No Solicitation of Transactions and Change of Recommendation (see page [    ])

  IGT

        Under the terms of the Merger Agreement, IGT agreed to immediately cease any solicitations, discussions or negotiations existing on the date of the Merger Agreement with any persons with respect to any "acquisition proposal" for 20% or more of IGT's assets, consolidated revenue or earnings before interest, taxes depreciation and amortization ("EBITDA"), or common stock. Notwithstanding these general prohibitions, subject to certain conditions, if at any time prior to the approval of the Merger

Agreement by the IGT shareholders, IGT receives a bona fide unsolicited written acquisition proposal from a third party and the IGT Board determines in good faith (after consultation with its outside financial advisors and outside counsel) that such acquisition proposal constitutes or would reasonably be expected to lead to a superior proposal and the third party making such a proposal executes a confidentiality agreement having provisions that are no less favorable in the aggregate to IGT than those contained in the confidentiality agreement entered into between IGT and GTECH, IGT may:

  •
  furnish information with respect to IGT and its subsidiaries to such third party; and

  •
  participate in discussions or negotiations with such third party or its representatives regarding such acquisition proposal.

        Notwithstanding the foregoing provisions of the Merger Agreement, prior to the IGT shareholders' approval of the Merger Agreement, the IGT Board (or any committee of the IGT Board) may authorize, approve or recommend any competing acquisition proposal (or publicly propose to do so) or withhold, qualify or withdraw (or modify or amend in a manner adverse to GTECH), its recommendation that IGT shareholders approve the Merger Agreement, and IGT, the IGT Board or a committee of the IGT Board may cause IGT to enter into a competing acquisition proposal made after the date of the Merger Agreement and which was not solicited, initiated, encouraged or facilitated in breach of the non-solicitation obligations described in "The Merger Agreement—Covenants—No Solicitation of Transactions—IGT," and IGT may terminate the Merger Agreement, in response to a competing acquisition proposal made after the date of the Merger Agreement, if:

  •
  a bona fide, written acquisition proposal is made to IGT by a third person, and such acquisition proposal is not withdrawn, and the IGT Board determines in good faith, after consultation with its outside financial advisors and outside counsel, that such acquisition proposal constitutes a superior proposal;

  •
  IGT has not breached its obligations described in "The Merger Agreement—Covenants—No Solicitation of Transactions—IGT" beginning on page [      ];

  •
  IGT provides GTECH with a four (4) business day prior written notice of its intention to take such action, which notice will include the identity of the person making such superior proposal and the material terms and conditions of such superior proposal and, if applicable, will include the proposed definitive agreement providing for such superior proposal;

  •
  IGT has negotiated in good faith with GTECH with respect to any changes to the terms of the Merger Agreement proposed by GTECH for at least four (4) business days following receipt by GTECH of such notice (with any amendment to any material term of such acquisition proposal requiring a new written notice to GTECH and an additional three (3) business day period); and

  •
  taking into account any changes to the terms of the Merger Agreement proposed by GTECH, IGT's Board determines in good faith, after consultation with its outside financial advisors and outside counsel, that such acquisition proposal would continue to constitute a superior proposal.

        In addition, the IGT Board may change its recommendation in favor of the Merger Agreement in response to an intervening event which the IGT Board determines in good faith after consultation with its outside counsel, after taking into account any changes to the Merger Agreement proposed by GTECH, that failure to change its recommendation would reasonably be likely to be inconsistent with the Board's fiduciary duties under applicable law. See "The Merger Agreement—Covenants—No Solicitation of Transactions—IGT" beginning on page [      ].

  GTECH

        GTECH also agreed to cease any solicitations, discussions or negotiations with any persons that may be ongoing with respect to any GTECH acquisition proposal. GTECH further agreed that, until the Holdco Merger Effective Time, it would not: (i) initiate, solicit or knowingly encourage the submission of any GTECH acquisition proposal; (ii) furnish any nonpublic information regarding GTECH or its subsidiaries to any third person in connection with or in response to a GTECH acquisition proposal; or (iii) participate in any discussions or negotiations with respect to any GTECH acquisition proposal.

        GTECH further agreed to promptly advise IGT of any GTECH acquisition proposal, provide a reasonably detailed summary of the material terms and conditions of such proposal and keep IGT reasonably informed of any material change to the material terms or conditions of any such proposal (including the identity of any person making such proposal). See "The Merger Agreement—Covenants—No Solicitation of Transactions—GTECH" beginning on page [      ].

Conditions to the Mergers (see page [      ])

        Each party's obligation to effect the Mergers is subject to satisfaction, or waiver by such party, where permitted by law, at or prior to the Closing, of the following conditions:

  •
  the approval of the Merger Agreement and the transactions contemplated in the Merger Agreement by the affirmative vote of (i) the holders of two-thirds of the GTECH ordinary shares in attendance and able to vote on first call at the GTECH extraordinary shareholder meeting and (ii) the holders of shares having a majority of the voting power of the outstanding shares of IGT common stock entitled to vote at the IGT special meeting;

  •
  the effectiveness of the registration statement of which this proxy statement/prospectus forms a part and the absence of any stop order suspending the effectiveness of the registration statement or proceedings for that purpose initiated or threatened by the U.S. Securities and Exchange Commission (the "SEC");

  •
  the authorization for listing of the Holdco ordinary shares issuable in connection with the Mergers on the NYSE, subject to official notice of issuance;

  •
  the expiration of the 60-day period creditor opposition period following the date upon which the resolutions of the GTECH extraordinary shareholding meeting are filed with the Companies' Register at the Italian Chamber of Commerce in Rome, Italy or the earlier termination of such period by the posting of a bond by GTECH sufficient to satisfy GTECH's creditors' claims, if any;

  •
  the expiration or termination of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the receipt of competition clearances and approvals in Canada and Colombia;

  •
  the receipt of certain gaming approvals, unless waived by GTECH, as applicable;

  •
  the absence of any law, order or injunction of a court or other governmental entity of competent jurisdiction rendering illegal, prohibiting, enjoining or otherwise preventing the completion of the Mergers;

  •
  the issuance of a merger order from the High Court of England and Wales (the "Holdco Merger Order"), which order shall have been in full force and effect for at least 21 days; and

  •
  the formal approval by the relevant competent authority in respect of any prospectus or equivalent document that GTECH or Holdco determines is required in connection with the Mergers.

        In addition, IGT's obligation to effect the IGT Merger is subject to satisfaction or waiver of the following additional conditions:

  •
  the representations and warranties of GTECH must be true and correct in the manner described under "The Merger Agreement—Conditions to the Mergers";

  •
  the performance and compliance by each of GTECH, Holdco and Sub in all material respects with the agreements and covenants required to be performed or complied with on or prior to the closing date of the Mergers (the "Closing Date");

  •
  the receipt by IGT of a certificate executed by an authorized officer of GTECH certifying the satisfaction of the foregoing conditions; and

  •
  the receipt by IGT of a tax opinion confirming that the Holdco Merger and any related transactions will generally not result in U.K. or Italian taxes for GTECH, Holdco, IGT or their respective shareholders.

        The obligations of GTECH, Holdco and Sub to effect the Mergers are further subject to the satisfaction or waiver by GTECH of the following additional conditions:

  •
  the representations and warranties of IGT must be true and correct in the manner described under "The Merger Agreement—Conditions to the Mergers" beginning on page [      ];

  •
  the performance and compliance by IGT in all material respects with the agreements and covenants required to be performed and complied with by it on or prior to the Closing Date; and

  •
  the receipt by GTECH of a certificate executed by an executive officer of IGT certifying the satisfaction of the foregoing conditions.

        In addition, GTECH and IGT have the right to terminate the Merger Agreement in certain circumstances. The joint merger plan adopted by GTECH and Holdco will provide that the Holdco Merger will be subject to the Merger Agreement not having been terminated by GTECH or IGT under the terms of the Merger Agreement; and, in particular, GTECH not having terminated the Merger Agreement following the exercise of rescission rights by GTECH shareholders representing more than 20% of the ordinary shares issued by GTECH at the date of signing the Merger Agreement.

        For more information, see "The Merger Agreement—Conditions to the Mergers" beginning on page [      ].

Termination (see page [      ])

        The Merger Agreement may be terminated at any time prior to the Holdco Merger Effective Time, whether before or after receipt of the IGT or GTECH shareholder approvals, as follows:

  •
  by the mutual written consent of GTECH and IGT;

  •
  by either IGT or GTECH, if the Mergers are not consummated on or before the outside date of July 15, 2015 (such date, as extended as described in this bullet, the "termination date"), provided that if all the conditions to closing have been satisfied at least three (3) business days prior to such date, other than (i) the conditions related to the receipt of antitrust approvals or gaming approvals or the absence of any law, order or injunction preventing the completion of the Mergers, and (ii) the condition related to the receipt of the Holdco Merger Order, the termination date may be extended by either IGT or GTECH up to a date not beyond October 15, 2015. In addition, if all conditions have been satisfied, other than the condition related to the receipt of the Holdco Merger Order, the termination date may be extended by IGT up to a date not more than 60 days after the date all such other conditions have been satisfied. Notwithstanding the foregoing, the right to terminate the Merger Agreement under the provision described in this bullet will not be available to any party if the failure to close by such date is the result of such party having materially breached or failed to perform any of its representations, warranties, covenants or agreements under the Merger Agreement;

  •
  by either IGT or GTECH, if either of the GTECH or IGT shareholder approvals is not obtained upon the votes taken on the matter at the applicable shareholder meeting;

  •
  by either IGT or GTECH, if any governmental entity of competent jurisdiction issues any law, order or injunction permanently enjoining, restraining or prohibiting either of the Mergers and such law, order or injunction has become final and non-appealable. Notwithstanding the foregoing, the right to terminate the Merger Agreement under the provision described in this bullet will not be available to any party that has failed to comply with its obligations relating to regulatory approvals or exchange listings in any material respect;

  •
  by GTECH, prior to the approval of the Merger Agreement by the IGT shareholders, if the IGT Board changes its recommendation in favor of the Merger Agreement;

  •
  by IGT, prior to the approval of the Merger Agreement by the IGT shareholders, if the IGT Board changes its recommendation in favor of the Merger Agreement or IGT enters into an alternative acquisition agreement, in each case in accordance with the terms of the Merger Agreement;

  •
  by either IGT or GTECH, if the other party, including, in the case of GTECH, either Holdco or Sub, has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of certain closing conditions and (ii) is incapable of being cured by the breaching party by the termination date or, if capable of being cured, is not cured by the breaching party within 30 days following delivery of written notice of such breach or failure to perform from the non-breaching party; provided that the party providing notice, including, in the case of GTECH, either Holdco or Sub, is not also then in breach of its representations, covenants or agreements under the Merger Agreement in a manner that would also result in the failure of certain closing conditions;

  •
  by IGT, if (i) all of GTECH's conditions to Closing (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied or waived, (ii) IGT has notified GTECH in writing that all of IGT's conditions to Closing have been satisfied or that it is willing to waive any unsatisfied conditions and IGT is otherwise ready, willing and able to consummate the Closing, and (iii) GTECH, Holdco or Sub fail to consummate the Closing on the date by which the Closing is required to occur pursuant to the Merger Agreement; provided that for purposes of this termination right only, the condition relating to the receipt of the Holdco Merger Order will be deemed to have been satisfied if (a) all of GTECH's other conditions to Closing have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), (b) IGT has notified GTECH in writing that all of its conditions to Closing have been satisfied or that it is willing to waive any unsatisfied conditions and IGT is otherwise ready, willing and able to consummate the Closing and (c) the condition relating to the receipt of the Holdco Merger Order is not satisfied within 45 days thereafter;

  •
  by GTECH, within ten business days following the date of the final determination (as provided under applicable law) of the number of GTECH ordinary shares for which holders have exercised rescission rights in connection with the Holdco Merger, if the number of such shares for which rescission rights have been exercised exceeds 20% of the GTECH ordinary shares issued and outstanding as of the date of the Merger Agreement;

  •
  by GTECH, if Holdco would, as a result of the adoption, implementation, promulgation, repeal, modification, amendment or change of any applicable law following the date of the Merger Agreement and prior to the Closing Date, be treated as a domestic corporation for U.S. federal income tax purposes as of or after the Closing Date; or

  •
  by GTECH, within ten business days following the date on which (a) the NYSE has issued a final and non-appealable determination that it will not authorize the Holdco ordinary shares for listing solely as a result of any provisions of the Holdco Articles related to the special voting shares; or (b) a governmental entity of competent jurisdiction has issued a final and non-appealable law that (i) prohibits, enjoins or otherwise prevents either of the Mergers solely as a result of any of the provisions of the Holdco Articles of Association (the "Holdco Articles") related to the special voting shares or (ii) renders the issuance of special voting shares illegal, or prohibits, enjoins or otherwise prevents the issuance of the special voting shares.

    For more information, see "The Merger Agreement—Termination" beginning on page [      ].

Expenses and Termination Fees (see page [      ])

        All costs and expenses incurred in connection with the Merger Agreement and the Mergers and the other transactions contemplated by the Merger Agreement generally are to be paid by the party incurring such costs and expenses, except that GTECH will be responsible for certain expenses associated with antitrust and gaming approvals, the NYSE listing application and the printing, filing and mailing of this proxy statement/prospectus and the registration statement of which it forms a part and other disclosure documents, provided that IGT must reimburse all such expenses if the Merger Agreement is terminated by GTECH because of an uncured breach of the Merger Agreement by IGT that gives rise to the failure of certain conditions to Closing.

        In the event the Merger Agreement is terminated in the following circumstances, IGT must pay GTECH a termination fee of $135,317,000:

  •
  by GTECH because, prior to the approval of the Merger Agreement by the IGT shareholders, the IGT Board changed its recommendation in favor of the Merger Agreement;

  •
  by IGT because, prior to the approval of the Merger Agreement by the IGT shareholders, (i) the IGT Board changed its recommendation in favor of the Merger Agreement or (ii) IGT entered into an alternative acquisition agreement, in each case in accordance with the terms of the Merger Agreement; or

  •
  by GTECH or IGT because (a) the termination date has been reached (and the IGT special meeting has not been held by the termination date) or the IGT shareholders failed to approve the Merger Agreement at the IGT special meeting, (b) prior to the termination date or the IGT special meeting, as applicable, an acquisition proposal became publicly known and was not withdrawn, and (c) within nine (9) months after the termination of the Merger Agreement, IGT entered into a definitive agreement with respect to or consummated any acquisition proposal; provided that for purposes of the provision described in this bullet, the term "acquisition proposal" has the meaning described below in "The Merger Agreement—Covenants—No Solicitation of Transactions—IGT," except that all percentages therein will be changed to 50%.

        In the event the Merger Agreement is terminated in the following circumstances, GTECH must pay IGT a termination fee of $270,634,000:

  •
  by GTECH or IGT because (a) the termination date has been reached (and the GTECH extraordinary general meeting has not been held by the termination date or the condition relating to the Holdco Merger Order has not been satisfied) or the GTECH shareholders failed to approve the Holdco Merger at the GTECH extraordinary general meeting, (b) prior to the termination date or the GTECH extraordinary general meeting, as applicable, a GTECH acquisition proposal became publicly known and was not withdrawn, and (c) within nine (9) months after the termination of the Merger Agreement, GTECH entered into a definitive agreement with respect to or consummated any GTECH acquisition proposal; provided that "GTECH acquisition proposal" in this context will have the meaning described below in "The Merger Agreement—Covenants—No Solicitation of Transactions—GTECH," except that all percentages therein will be changed to 50%;

  •
  by IGT if (i) all of GTECH's conditions to Closing (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied or waived, (ii) IGT has notified GTECH in writing that all of IGT's conditions to Closing have been satisfied or that it is willing to waive any unsatisfied conditions and IGT is otherwise ready, willing and able to consummate the Closing, and (iii) GTECH, Holdco or Sub fail to consummate the Closing on the date by which the Closing is required to occur pursuant to the Merger Agreement; provided that for purposes of this termination right only, the condition relating to the receipt of the Holdco Merger Order will be deemed to have been satisfied if (a) all of GTECH's other conditions to Closing have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), (b) IGT has notified GTECH in writing that all of its conditions to Closing have been satisfied or that it is willing to waive any unsatisfied conditions and IGT is otherwise ready, willing and able to consummate the Closing and (c) the condition relating to the receipt of the Holdco Merger Order is not satisfied within 45 days thereafter; provided, further, that IGT will forfeit its right to collect the termination fee from GTECH under the provision described in this bullet if it has not exercised the foregoing termination right within 45 days after the date that GTECH irrevocably confirms in writing that IGT is entitled to exercise this termination right and collect the termination fee;

  •
  by GTECH or IGT because (a) the termination date has been reached and any of the conditions related to the receipt of antitrust approvals or gaming approvals or, as a result of an order issued pursuant to any antitrust laws or gaming laws, the condition related to the absence of a law, order or injunction preventing the consummation of either Merger, has not been satisfied or (b) any governmental entity of competent jurisdiction has issued any law, order or injunction pursuant to antitrust laws or gaming laws permanently enjoining, restraining or prohibiting either of the Mergers and such law, order or injunction has become final and non-appealable; provided that IGT will forfeit its right to collect the termination fee from GTECH under the provision described in this bullet if it has not exercised the foregoing termination right (and GTECH has not otherwise terminated the Merger Agreement) within 45 days after the date that GTECH irrevocably confirms in writing that IGT is entitled to exercise this termination right and collect the termination fee;

  •
  by GTECH, because holders of more than 20% of the GTECH ordinary shares issued and outstanding as of the date of the Merger Agreement exercise rescission rights in connection with the Holdco Merger;

  •
  by GTECH because (a) the NYSE has issued a final and non-appealable determination that it will not authorize the Holdco ordinary shares for listing solely as a result of any provisions of the Holdco articles of association related to the special voting shares; or (b) a governmental entity of competent jurisdiction has issued a final and non-appealable law that (i) prohibits, enjoins or otherwise prevents either of the Mergers solely as a result of any of the provisions of the Holdco Articles related to the special voting shares or (ii) renders the issuance of special voting shares illegal, or prohibits, enjoins or otherwise prevents the issuance of the special voting shares; or

  •
  by GTECH or IGT because the termination date has been reached and certain specified conditions to Closing are not satisfied solely as a result of the fact that (a) the NYSE has issued a final and non-appealable determination that it will not authorize or has not approved the Holdco ordinary shares for listing, solely as a result of any provision of the Holdco Articles related to the special voting shares; (b) the NYSE authorization for the listing of the Holdco ordinary shares occurs on a date that prevents the satisfaction of any of the other conditions to Closing prior to the termination date (other than those conditions that by their nature are to be satisfied at the Closing) and the delay in obtaining such authorization results solely from the existence of any provision of the Holdco Articles related to the special voting shares; or (c) a governmental entity of competent jurisdiction has issued a final and non-appealable law that (i) prohibits, enjoins or otherwise prevents either of the Mergers solely as a result of any of the provisions of the Holdco Articles related to the special voting shares or (ii) renders the issuance of special voting shares illegal, or prohibits, enjoins or otherwise prevents the issuance of the special voting shares.

        In addition, GTECH must pay IGT a termination fee of $135,317,000 if the Merger Agreement is terminated by GTECH because Holdco would, as a result of the adoption, implementation, promulgation, repeal, modification, amendment or change of any applicable law following the date of the Merger Agreement and prior to the Closing, be treated as a domestic corporation for U.S. federal income tax purposes as of or after the Closing.

Regulatory Matters (see page [      ])

        Under the HSR Act, GTECH and IGT cannot complete the Mergers until they have filed certain information and materials with the Federal Trade Commission ("FTC") and the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division") and the applicable waiting period under the HSR Act has expired or been terminated. IGT and GTECH filed their respective notification and report forms under the HSR Act with the FTC and the Antitrust Division on July 29, 2014, and the antitrust agencies granted early termination of the applicable waiting period on August 8, 2014. Clearances and consents or the expiration or termination of applicable waiting periods under competition laws in Canada and Colombia also are conditions to the Mergers. On September 26, 2014, the applicable waiting period expired under the competition laws of Canada and on October 6, 2014, the Commissioner issued a no-action letter. On September 15, 2014, GTECH and IGT received notification from the competition authorities in Colombia of closing of the review of the transaction.

        In addition, the parties have agreed that receipt of gaming approvals from 22 jurisdictions is a condition to completion of the Mergers. As of December 15, 2014, applications for approval have been filed in all 22 jurisdictions and nine approvals already have been granted. In addition, the required approvals from the Agenzia delle Dogane e dei Monopoli have been obtained. In addition to the jurisdictions identified by the parties as conditions to the completion of the Mergers, either IGT or GTECH may make further filings with gaming regulators in various jurisdictions as may be required by applicable law, but the expiration of any waiting periods, or receipt of any required approvals, in connection with such filings will not be conditions to the completion of the Mergers. GTECH may under certain circumstances waive the condition relating to any such required gaming approval on behalf of both GTECH and IGT if completion of the Mergers in the absence of such required gaming approvals would not constitute a violation of applicable law on the written advice of outside counsel reasonably satisfactory to IGT and GTECH.

        For further details on regulatory approvals see "The Mergers—Regulatory Matters" and "The Merger Agreement—Regulatory Approvals" beginning at pages [      ] and [      ], respectively.

 Financing (see page [      ])

        The completion of the Mergers is not subject to GTECH's ability to obtain financing. GTECH anticipates that the funds needed to consummate the Mergers and the transactions contemplated thereby will be derived from a combination of (i) available cash on hand and (ii) third-party debt financing, which such debt financing is referred to herein as the "debt financing".

        On July 15, 2014, GTECH obtained a debt commitment letter (the "debt commitment letter"), pursuant to which affiliates of Credit Suisse AG, Barclays PLC and Citigroup Inc. (collectively, the "commitment parties") provided commitments to fund a 364-day senior bridge term loan credit facility (the "bridge facility") in an aggregate principal amount of approximately $10.7 billion. The bridge facility is to consist of four sub-facilities, the proceeds of which are to be used, among other things, to pay the cash portion of the merger consideration, to fund transaction expenses, to redeem and/or refinance existing specified indebtedness of GTECH and IGT, to the extent applicable, and to fund cash payments to GTECH shareholders exercising rescission rights. It is anticipated that the bridge facility will be drawn only to the extent that GTECH is unable to raise debt financing in the form of term loans and/or debt securities at or prior to the closing of the Mergers.

        As of December 12, 2014, the aggregate financing commitments under the bridge facility had been reduced to approximately $6.0 billion (assuming an exchange rate of $1.36 / A1.00) as a result of the following events (dollars and euros in millions):

Original Bridge Commitment	$10,704
Consent received from holders of IGT's $500 7.50% Notes due 2019	(505)
New senior credit facilities (described below)
Reduction per original commitment terms	(848)
Reduction for prefunding of redemption of GTECH's €750 5.375% Guaranteed Notes due 2016	(1,114)
Reduction for prefunding or purchase of IGT stock options and restricted stock units	(131)
Consent received from holders of GTECH's €500 5.375% Guaranteed Notes due 2018 and its €500 million 3.5% Guaranteed Notes due 2020	(1,545)
Reduction for excess of sub-facility over amount potentially payable to shareholders exercising rescission rights	(498)

Bridge Commitment as of December 12, 2014	$6,063

        The obligation of each commitment party to fund its commitments under the debt commitment letter is subject to a number of conditions, including, without limitation, execution and delivery of definitive documentation consistent with the debt commitment letter. The commitments will expire on the earliest to occur of (i) the Outside Date (as defined in, and as may be extended pursuant to, the Merger Agreement (it being understood that such date will be extended to match the business day immediately following the Outside Date in the Merger Agreement provided such Outside Date is extended to a date not beyond the fifteen-month anniversary of the signing of the Merger Agreement)), (ii) the closing of the Acquisition (as defined in the debt commitment letter), (iii) the date the Merger Agreement is terminated or expires and (iv) receipt by the commitment parties of written notice from GTECH and Holdco of their election to terminate the commitments.

        The definitive documentation governing the debt financing has not been finalized and, accordingly, the actual terms of the debt financing may differ from those described in this proxy statement/prospectus. Although the debt financing described in this proxy statement/prospectus is not subject to due diligence or a "market out," such financing may not be considered assured. The obligation of the commitment parties to provide debt financing under the debt commitment letter is, as noted above, subject to a number of conditions. There is a risk that these conditions will not be satisfied and the debt financing may not be available to fund all or a portion of the consideration required for the Mergers and/or may not be available when required. If any portion of the debt financing expires or otherwise becomes unavailable on the terms and conditions contemplated in the debt commitment letter, GTECH has the right, and must use reasonable best efforts under the Merger Agreement to seek alternative financing on terms and conditions that are at least as favorable, with respect to enforceability, financing structure and conditionality, to GTECH and IGT in the aggregate as those in the debt commitment letter. See "The Mergers—Financing" on page [      ].

        In addition to the debt financing for the transaction, on November 5, 2014, GTECH announced that it, along with GTECH Corporation, had entered into a $2.6 billion five-year senior credit facilities agreement with a syndicate of 20 banks led by J.P. Morgan Limited and Mediobanca-Banca di Credito Finanziario S.p.A. The agreement provides for a $1.4 billion revolving credit facility for GTECH Corporation and a €850 million multicurrency revolving credit facility for GTECH. Upon completion of the Mergers, Holdco will be able to borrow under both facilities and IGT will be able to borrow under the U.S. dollar facility, which will be increased to $1.5 billion.

Stock Ownership of Directors and Executive Officers (see page [      ])

        At the close of business on the record date, directors and executive officers of IGT and their affiliates were entitled to vote [                    ] shares of IGT common stock, or approximately [      ]% of the shares of IGT common stock outstanding and entitled to vote on that date. Each of IGT's directors and officers has indicated his or her present intention to vote their shares of IGT common stock in favor of each of the proposals to be presented at the special meeting, although none of them has entered into any agreement obligating them to do so.

Dissenters', Appraisal, Rescission or Similar Rights (see page [      ])

        Pursuant to the Nevada Revised Statutes 92A.390, IGT shareholders are not entitled to exercise dissenters', appraisal, cash exit or similar rights in connection with the Mergers. See "The Special Meeting—No Dissenter's Rights" on page [      ].

        GTECH shareholders are entitled to rescission rights because Holdco is and will be an holding company and, as a result of the Holdco Merger, the registered office of Holdco will be located outside of Italy, GTECH ordinary shares will be delisted from the ISE, and the company resulting from the Holdco Merger, Holdco, will be governed by the laws of a country other than Italy. Rescission rights may be exercised by GTECH shareholders who did not concur in the approval of the extraordinary general meeting's resolution. The exercise of such rights will be effective subject to the Holdco Merger becoming effective. A GTECH shareholder who has voted in favor of the Holdco Merger may not exercise any rescission rights in relation to those shares that the relevant shareholder voted in favor of the Holdco Merger. A GTECH shareholder that properly exercises such rights will be entitled to receive an amount of cash equal to the average closing price per GTECH ordinary share for the six-month period prior to the publication of the notice of call of the extraordinary general meeting which is equal to €19.174. Pursuant to the Merger Agreement, if GTECH shareholders exercise rescission rights under Italian law in respect of more than 20% of GTECH ordinary shares outstanding as of the date of the Merger Agreement, GTECH will be entitled to terminate the Merger Agreement upon payment of a termination fee to IGT as described in "The Merger Agreement—Expenses and Termination Fees" beginning on page [      ]. Rescission rights were validly exercised with respect to 19,796,852 GTECH ordinary shares during the withdrawal period, which ended on November 27, 2014. The shares for which rescission rights were exercised represent only [        ]% of GTECH's current fully paid-up share capital and 11.4% of GTECH's shares outstanding as of July 15, 2014.

        In the event of such termination, the Holdco Merger will not be completed and any exercise of rescission rights will not be effective.

 The Support and Voting Agreements (see page [      ])

        In connection with the Merger Agreement, on July 15, 2014, IGT entered into a support agreement (the "Support Agreement") and a voting agreement (the "Voting Agreement") with De Agostini, which held approximately 59% of the outstanding ordinary shares of GTECH as of November 4, 2014. Under the Support Agreement, De Agostini agreed to vote its shares in favor of the transactions contemplated by the Merger Agreement and against any competing transaction. Under the Voting Agreement, De Agostini has agreed to vote its shares in accordance with the post-closing governance provisions set forth in the Merger Agreement and described below in "The Merger Agreement—Covenants—Corporate Governance Matters" for a period of three years after the closing of the Mergers.

        Pursuant to the Voting Agreement, De Agostini voted its shares in favor of the transactions at GTECH's extraordinary shareholders' meeting held on November 4, 2014. The resolution to approve the merger plan required the favorable vote of shareholders representing at least two-thirds of the shares represented at the meeting and the resolution received approval from 96.8% of the shares represented.

        The foregoing descriptions of the Support Agreement and the Voting Agreement do not purport to be complete and are subject to, and qualified in their entirety by, the full text of such agreements, copies of which are filed herewith as Annexes C and D, respectively, and are hereby incorporated by reference herein.

Listing of Holdco Ordinary Shares on Stock Exchange (Page [      ])

        Holdco ordinary shares are currently not traded or quoted on a stock exchange or quotation system. However, it is a condition to closing that the Holdco ordinary shares be authorized for listing on the NYSE. Holdco expects that, following the transaction, Holdco ordinary shares will be listed for trading under the symbol "[        ]" on the NYSE.

Accounting Treatment

        In accordance with International Financial Reporting Standards, and in particular, with IFRS 3—Business Combinations, the combination qualifies as the acquisition of IGT by Holdco. In particular, on the date at which control over IGT is acquired, the identifiable assets acquired and liabilities assumed will be recognized in Holdco's consolidated balance sheet at fair value. The difference between the acquisition consideration and the net fair value at the acquisition date of the identifiable assets acquired and liabilities assumed, net of any non-controlling interest in the IGT group, if positive will be recognized as goodwill, or if negative will be recognized in the consolidated income statement. The acquisition consideration is defined as the sum of the acquisition date fair values of the assets transferred, the liabilities incurred by Holdco to former owners of IGT and any equity instruments issued. The shares that will be issued by Holdco as part of the IGT acquisition will be recognized at fair value on the acquisition date.

Comparison of Rights of GTECH Shareholders, Holdco Shareholders and IGT Shareholders (see page [      ])

        As a result of the Mergers, IGT and GTECH shareholders will become holders of Holdco ordinary shares, and will have different rights as holders of Holdco ordinary shares than they had as holders of shares of IGT and GTECH common stock. The differences between the rights of these respective holders result from the differences among Italian, U.K. and Nevada law and the respective governing documents of GTECH, Holdco and IGT. For additional information, please see "Comparison of Rights of Shareholders of GTECH, IGT and Holdco" beginning on page [      ].

 Litigation Related to the Mergers (see page [      ])

        Since the announcement of the Merger Agreement on July 16, 2014, a number of putative shareholder class action complaints have been filed against IGT, the IGT Board, GTECH, GTECH US, Holdco and Sub in the Eighth Judicial District Court of Clark County, Nevada, by purported IGT shareholders challenging the Mergers and seeking, among other things, damages, attorneys' and experts' fees and injunctive relief concerning the alleged breaches of fiduciary duty and to prohibit the defendants from consummating the Mergers. Such complaints have been consolidated into a single action.

        The complaints allege, among other things, that the members of the IGT Board breached their fiduciary duties by approving IGT's entry into the Merger Agreement and by failing to take steps to maximize the value of IGT to its shareholders, and that IGT, GTECH, GTECH US, Holdco, and Sub aided and abetted those alleged breaches. In addition, the complaints allege, among other things, that the proposed merger consideration to be received by shareholders of IGT is unfair and inadequate, that the process leading up to the Merger Agreement was flawed, and that certain provisions of the Merger Agreement impede a potential alternative transaction. The complaints seek, among other relief, class certification, preliminary and permanent injunctive relief, and damages.

        IGT, the IGT Board and GTECH believe these lawsuits are without merit and intend to defend against them vigorously. For additional information, please see "The Mergers—Litigation Related to the Mergers" beginning on page [      ].

The Special Meeting of IGT Shareholders (see page [      ])

        The special meeting is scheduled to be held at [                        ] on [                     ], 2015 at [        ], local time.

        At the special meeting, IGT shareholders will be asked to consider and vote on:

  •
  a proposal to approve the Merger Agreement;

  •
  a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the foregoing proposal; and

  •
  a non-binding advisory proposal to approve certain compensation arrangements for IGT's named executive officers in connection with the IGT Merger.

        Only holders of record of IGT common stock at the close of business on [                     ], 2015, the record date for the special meeting, will be entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof. At the close of business on the record date, [                        ] shares of IGT common stock were issued and outstanding. Holders of record of IGT common stock on the record date are entitled to one vote per share at the special meeting on each proposal.

        You may vote "FOR" or "AGAINST" or you may "ABSTAIN" from voting on each proposal. The proposal to approve the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of IGT common stock entitled to vote at the special meeting. If a quorum is present at the special meeting, the proposal to adjourn the special meeting will be approved if the votes cast in favor of the proposal exceed the votes cast in opposition of the proposal. If a quorum is not present at the special meeting, the proposal to adjourn the special meeting may be adopted and the special meeting may be adjourned by a majority of the voting power represented at the special meeting in person or by proxy. The non-binding advisory proposal to approve certain compensation arrangements for IGT's named executive officers in connection with the IGT Merger will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition to the proposal.

   Record Date

        You can vote at the special meeting of IGT shareholders if you owned shares of IGT common stock at the close of business on [                     ], 2015 the record date for the special meeting. Only IGT shareholders as of the close of business on the record date will be entitled to receive notice of and to vote at the special meeting and any adjournments or postponements thereof.

  Quorum

        No business may be transacted at the special meeting unless a quorum is present. Attendance in person or by proxy at the special meeting of holders of record of a majority of the outstanding shares of IGT common stock entitled to vote at the special meeting will constitute a quorum. If a quorum is not present, the special meeting may be adjourned to allow additional time for obtaining additional proxies by a majority of the voting power represented in person or by proxy at the special meeting.

  Vote Required and Voting Power

        The approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of IGT common stock entitled to vote thereon. Each share of IGT common stock held as of the record date is entitled to one vote at the special meeting. As of the record date for the special meeting, IGT had [                        ] shares of common stock outstanding.

RISK FACTORS

        Investing in Holdco ordinary shares involves risks, some of which are related to the Mergers. In considering whether to vote for the proposal to approve the Merger Agreement, you should carefully consider the risks described below, as well as the other information included in or incorporated by reference into this proxy statement/prospectus, including the risk factors described in IGT's Annual Report on Form 10-K for the year ended September 27, 2014. The respective businesses of GTECH and IGT, as well as their respective financial condition or results of operations could be materially adversely affected by any of these risks, as well as other risks and uncertainties not currently known to GTECH or IGT or not currently deemed to be material.

        Please see "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference" on pages [      ] and [      ], respectively, for information on where you can find the documents IGT has filed with or furnished to the SEC and which are incorporated into this proxy statement/prospectus by reference.

RISK FACTORS RELATING TO THE MERGERS

Completion of the Mergers is subject to certain conditions, and if these conditions are not satisfied or waived, the Mergers will not be completed.

        The obligations of GTECH and IGT to complete the Mergers are subject to satisfaction or waiver (if permitted) of a number of conditions, including, among other conditions, (i) IGT and GTECH obtaining shareholder approvals, (ii) receipt of certain antitrust approvals, (iii) obtaining certain gaming regulatory approvals, (iv) effectiveness of this registration statement for the Holdco ordinary shares, (v) NYSE listing approval for the Holdco ordinary shares, (vi) the expiration or early termination of a 60-day GTECH creditor opposition period, (viii) the absence of any order prohibiting or restraining the Mergers, (ix) subject to certain materiality exceptions, the accuracy of each party's representations and warranties in the Merger Agreement and performance by each party of their respective obligations under the Merger Agreement, (x) the receipt of the Holdco Merger Order and (xi) in the case of IGT's obligation to close the IGT Merger, IGT's receipt of certain tax opinions.

        On November 4, 2014, the extraordinary shareholders' meeting of GTECH approved the merger plan regarding the Holdco Merger.

        The satisfaction of all of the required conditions could delay the completion of the Mergers for a significant period of time or prevent them from occurring. Any delay in completing the Mergers could cause the combined company not to realize some or all of the benefits that the combined company expects to achieve if the Mergers are successfully completed within its expected timeframe. Further, there can be no assurance that the conditions to the closing of the Mergers will be satisfied or waived or that the Mergers will be completed.

        In addition, if the Mergers are not completed on or before July 15, 2015 (subject to certain extension rights), either GTECH or IGT may choose not to proceed with the Mergers. IGT may also terminate the Merger Agreement under certain circumstances, including among others in order to enter into an agreement with respect to a proposal that is determined by the IGT Board to be superior to the Merger Agreement, subject to the terms and conditions of the Merger Agreement (including an opportunity for GTECH to match any such proposal). GTECH may also terminate the Merger Agreement under certain circumstances, including among others (i) if GTECH shareholders exercise rescission rights under Italian law in respect of more than 20% of GTECH's ordinary shares outstanding as of the date of the Merger Agreement, (ii) if Holdco would, as a result of a change in applicable law, be treated as a domestic corporation for U.S. federal income tax purposes as of or after the Closing or (iii) if the special voting shares provided for by the Holdco Articles cannot be implemented under certain circumstances.

        At the end of the withdrawal period on November 27, 2014, GTECH shareholders representing only 11.4% of GTECH's shares outstanding as of July 15, 2014, exercised rescission rights with respect to their GTECH ordinary shares.

Failure to complete the Mergers could negatively impact the stock price and the future business and financial results of IGT and GTECH.

        If the Mergers are not completed for any reason, including as a result of IGT shareholders failing to approve the Merger Agreement, the ongoing businesses of IGT may be adversely affected and, without realizing any of the benefits of having completed the Mergers, IGT and GTECH would be subject to a number of risks, including the following:

  •
  IGT may be required, under certain circumstances, to pay GTECH a termination fee of approximately $135.3 million or reimburse GTECH for certain expenses;

  •
  GTECH may be required, under certain circumstances, to pay IGT a termination fee of approximately $270.6 million or, in certain situations, $135.3 million, and in certain situations reimburse IGT for certain expenses related to IGT's cooperation with respect to the financing of the transaction;

  •
  IGT and GTECH are subject to certain restrictions on the conduct of their businesses prior to completing the Mergers, which may adversely affect their abilities to execute certain of their respective business strategies;

  •
  GTECH and IGT have incurred and will continue to incur significant costs and fees associated with the proposed Mergers;

  •
  GTECH and IGT may experience negative reactions from the financial markets, including negative impacts on their stock prices;

  •
  GTECH and IGT may experience negative reactions from their customers, regulators and employees;

  •
  matters relating to the Mergers (including integration planning) will require substantial commitments of time and resources by GTECH and IGT management, which would otherwise have been devoted to day-to-day operations and other opportunities that may have been beneficial to GTECH and IGT as independent companies.

        In addition, GTECH and IGT could be subject to litigation related to any failure to complete the Mergers or related to any enforcement proceeding commenced against GTECH or IGT to perform its obligations under the Merger Agreement. If the Mergers are not completed, these risks may materialize and may adversely affect GTECH's or IGT's businesses, financial condition, financial results and stock price.

Legal proceedings in connection with the Mergers, the outcomes of which are uncertain, could delay or prevent the completion of the Mergers.

        IGT, the members of the IGT Board, GTECH, Holdco and Sub are named as defendants in a consolidated class action lawsuit brought by purported IGT shareholders challenging the proposed Mergers. The action alleges that members of the IGT Board breached their fiduciary duties by agreeing to sell IGT for inadequate consideration and pursuant to an inadequate process, and that GTECH, Holdco and Sub aided and abetted these alleged breaches. Among other remedies, the plaintiffs seek to enjoin the Mergers.

        One of the conditions to the closing of the Mergers is that no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the completion of the Mergers will be in effect. If the plaintiffs are successful in obtaining an injunction prohibiting the defendants from consummating the Mergers on the agreed terms, then such injunction may prevent the Mergers from becoming effective, or from becoming effective within the expected timeframe.

The price of GTECH ordinary shares might decline prior to the completion of the Mergers, which could decrease the value of the merger consideration to be received by IGT shareholders in the IGT Merger. Further, when GTECH and IGT shareholders vote on the transactions contemplated in the Merger Agreement, they will not know the exact value of the Holdco ordinary shares that will be issued in connection with the Mergers.

        Upon completion of the Mergers, IGT shareholders will be entitled to receive for each share of IGT common stock that they own consideration in the form of Holdco ordinary shares and cash, subject to certain limitations and adjustments. While the stock portion of the consideration to be delivered to IGT shareholders will be adjusted based on a calculation of the average trading price of GTECH ordinary shares during a period prior to the Closing, no additional adjustment will be made to the extent such average price falls below $21.31 per GTECH ordinary share. Accordingly, the aggregate value of the consideration could be less than $18.25 per share if such average price per GTECH ordinary share were to be less than $21.31. In addition, because the stock portion of the consideration per share will be based on a calculation of the average trading price of GTECH ordinary shares during a period prior to the Closing, the actual value of the consideration delivered to IGT shareholders would decrease to the extent the value of GTECH ordinary shares at Closing is below such average price. Neither party has a right to terminate the Merger Agreement based upon changes in the market price of GTECH's ordinary shares, par value €1.00 (the "GTECH ordinary shares").

        In addition, because the date on which the Mergers are completed will be later than the date of the IGT special meeting, IGT shareholders will not know the exact value of the Holdco ordinary shares that will be issued in connection with the Mergers at the time of the IGT special meeting. As a result, if the market price of Holdco ordinary shares upon the completion of the Mergers is lower than the market price of the GTECH ordinary shares on the date of the IGT special meeting, the market value of the merger consideration received by IGT shareholders in the IGT Merger could be lower than the market value of the merger consideration at the time of the vote by the IGT shareholders. Moreover, during this interim period, events, conditions or circumstances could arise that could have a material impact or effect on GTECH, IGT or the industries in which they operate.

Issuances of GTECH ordinary shares prior to the completion of the Mergers could decrease the value of the consideration to be delivered to IGT shareholders, and sales of Holdco ordinary shares after the completion of the Mergers may cause the market price of Holdco ordinary shares to fall.

        Under the terms of the Merger Agreement, GTECH is permitted to issue shares prior to the completion of the Mergers under certain circumstances. Because each outstanding GTECH ordinary share will be converted into one Holdco ordinary share, the issuance of GTECH ordinary shares without an offsetting share repurchase prior to the completion of the Mergers would have the effect of diluting IGT shareholders' ownership of Holdco. In addition, such issuances could decrease the market price of GTECH ordinary shares, which could in turn decrease the value of the merger consideration to be delivered to IGT shareholders, as described above.

        Following completion of the Mergers, Holdco shares will be publicly traded on the NYSE, enabling former IGT and GTECH shareholders (including De Agostini, although De Agostini will initially be subject to the share transfer restrictions of the Voting Agreement) to sell the Holdco ordinary shares they receive in the Mergers. Such sales of Holdco ordinary shares may take place promptly following the Mergers and could have the effect of decreasing the market price for Holdco ordinary shares below the market price of GTECH ordinary shares prior to the completion of the Mergers.

No trading market currently exists for Holdco ordinary shares.

        Prior to the Mergers, there has been no market for the Holdco ordinary shares. At the effective time of the Mergers, the Holdco ordinary shares will be listed for trading on the NYSE under the symbol "[        ]." However, there can be no assurance that an active market for the Holdco ordinary shares will develop after closing of the Mergers, or that if it develops, the market will be sustained.

The Merger Agreement contains provisions that restrict IGT's ability to pursue alternatives to the Mergers and, in specified circumstances, could require IGT to pay GTECH a termination fee.

        Under the Merger Agreement, IGT is restricted, subject to certain exceptions, from soliciting, initiating, knowingly encouraging, discussing or negotiating, or furnishing information with regard to, any inquiry, proposal or offer for a competing acquisition proposal from any person or entity. If IGT receives an unsolicited competing acquisition proposal from a third party and the IGT Board determines (after consultation with IGT's financial advisors and legal counsel) that such proposal is more favorable to the IGT shareholders than the Mergers and the IGT Board recommends such proposal to the IGT shareholders, IGT or GTECH would be entitled to terminate the Merger Agreement. Under such circumstances, IGT would be required to pay GTECH a termination fee equal to $135,317,000. These provisions could discourage a third party that may have an interest in acquiring all or a significant part of IGT from considering or proposing such an acquisition, even if such third party were prepared to enter into a transaction that would be more favorable to IGT and its shareholders than the Mergers. See "The Merger Agreement—Termination" and "The Merger Agreement—Expenses and Termination Fees" beginning on pages [      ] and [      ], respectively.

After the Mergers, IGT shareholders will have a significantly lower ownership and voting interest in the combined company than they currently have in IGT and will exercise less influence over management.

        Based on the number of GTECH ordinary shares and shares of IGT common stock outstanding as of December [    ], 2014, and the exercise of rescission rights by GTECH shareholders representing [        ]% of GTECH's fully paid-up share capital as of December [    ], 2014, it is anticipated that, immediately after completion of the Mergers, former GTECH shareholders will own approximately [        ]% of the outstanding Holdco ordinary shares and former IGT shareholders will own approximately [        ]% of the outstanding Holdco ordinary shares. Consequently, former IGT shareholders will have less influence over the management and policies of the combined company than they currently have over the management and policies of IGT. Furthermore, approximately [        ]% of the outstanding ordinary shares of Holdco will be owned by De Agostini, and such shareholder will have significant influence over all matters presented to Holdco's shareholders for approval, including election and removal of directors and change in control transactions. The interests of De Agostini may not always coincide with the interests of the other Holdco shareholders. In addition, under the terms of the Merger Agreement, the Board of Directors of Holdco (the "Holdco Board") will, for a period of three years after the completion of the Mergers, consist of 13 members, including the Chief Executive Officer of GTECH and other directors to be designated by IGT and by GTECH's principal shareholders prior to the completion of the Mergers. Accordingly, holders of Holdco ordinary shares will have limited ability to influence the composition of the Holdco Board during such three-year period.

Some of the conditions to the Mergers may be waived by GTECH or IGT without resoliciting shareholder approval of the proposals approved by them.

        Some of the conditions set forth in the Merger Agreement may be waived by GTECH or IGT, subject to certain limitations. If any conditions are waived, IGT and GTECH will evaluate whether amendment of this proxy statement/prospectus and resolicitation of proxies would be warranted. Subject to applicable law, if IGT and GTECH determine that resolicitation of IGT's shareholders is not warranted, the parties will have the discretion to complete the IGT Merger without seeking further shareholder approval. No action by the IGT Board or GTECH Board with respect to the Merger Agreement may adversely affect the shareholders of IGT or GTECH, respectively, or affect the consideration to be received by the shareholders of IGT or GTECH in the Mergers unless their respective shareholders approve such action.

GTECH and IGT may have difficulty attracting, motivating and retaining executives and other key employees due to uncertainty associated with the Mergers.

        Holdco's success after the Mergers have been completed will depend in part upon the ability of Holdco to retain key employees of GTECH and IGT. Competition for qualified personnel can be intense. Current and prospective employees of GTECH and/or IGT may experience uncertainty about the effect of the Mergers, which may impair GTECH's and IGT's ability to attract, retain and motivate key management, sales, marketing, technical and other personnel prior to and following the Mergers. Employee retention may be particularly challenging during the pendency of the Mergers, as employees of GTECH and IGT may experience uncertainty about their future roles with the combined company.

        In addition, pursuant to change-in-control provisions in IGT's employment and transition agreements, certain key employees of IGT are entitled to receive severance payments upon a constructive termination of employment. Certain key IGT employees potentially could terminate their employment following specified circumstances set forth in the applicable employment or transition agreement, including certain changes in such key employees' duties, position, responsibilities or compensation and collect severance. Such circumstances could occur in connection with the Mergers as a result of changes in roles and responsibilities. If key employees of GTECH or IGT depart, the integration of the companies may be more difficult and the combined company's business following the Mergers may be harmed. Furthermore, the combined company may have to incur significant costs in identifying, hiring and retaining replacements for departing employees and may lose significant expertise and talent relating to the businesses of GTECH or IGT, and the combined company's ability to realize the anticipated benefits of the Mergers may be adversely affected. In addition, there could be disruptions to or distractions for the workforce and management associated with activities of labor unions or works councils or integrating employees into the combined company. Accordingly, no assurance can be given that Holdco will be able to attract or retain key employees of GTECH and IGT to the same extent that those companies have been able to attract or retain their own employees in the past.

GTECH's and IGT's business relationships may be subject to disruption due to uncertainty associated with the Mergers.

        Parties with which GTECH or IGT do business may experience uncertainty associated with the Mergers, including with respect to current or future business relationships with GTECH, IGT or the combined company. GTECH's and IGT's business relationships may be subject to disruption as customers, distributors, suppliers, vendors and others may attempt to negotiate changes in existing business relationships or consider entering into business relationships with parties other than GTECH, IGT or the combined company. These disruptions could have an adverse effect on the businesses, financial condition, results of operations or prospects of the combined company, including an adverse effect on the combined company's ability to realize the anticipated benefits of the Mergers. The risk and adverse effect of such disruptions could be exacerbated by a delay in completion of the Mergers or termination of the Merger Agreement.

In order to complete the Mergers, GTECH and IGT must make certain governmental filings and obtain certain governmental authorizations, and if such filings and authorizations are not made or granted or are granted with conditions, completion of the Mergers may be jeopardized or the anticipated benefits of the Mergers could be reduced.

        Although GTECH and IGT have agreed in the Merger Agreement to use their reasonable best efforts to make certain governmental filings and obtain the required governmental authorizations or termination of relevant waiting periods, as the case may be, there can be no assurance that the relevant waiting periods will expire or that the relevant authorizations will be obtained. In addition, the governmental authorities from which these authorizations are required have broad discretion in administering the governing regulations. As a condition to authorization of the Mergers, these governmental authorities may impose requirements, limitations or costs or require divestitures or place restrictions on the conduct of Holdco's business after completion of the Mergers. There can be no assurance that regulators will not impose conditions, terms, obligations or restrictions and that such conditions, terms, obligations or restrictions will not have the effect of delaying completion of the Mergers or imposing additional material costs on or materially limiting the revenues of Holdco following the Mergers, or otherwise adversely affecting, including to a material extent, Holdco's businesses and results of operations after completion of the Mergers. In addition, there can be no assurance that these conditions, terms, obligations or restrictions will not result in the delay or abandonment of the Mergers.

If GTECH's financing for the Mergers becomes unavailable, the Mergers may not be completed.

        GTECH's obligation to complete the Mergers is not subject to any conditions regarding the ability of GTECH to finance, or obtain debt financing for, the Mergers, and GTECH is obligated under the Merger Agreement to have sufficient funds available to satisfy its obligations under the Merger Agreement.

        GTECH intends to finance all or a portion of the cash component of the merger consideration with new debt financing. The proceeds from these borrowings or issuances of debt financing will be used by GTECH to pay all or a portion of the cash consideration to be paid in the Mergers, to redeem and/or refinance existing specified indebtedness of GTECH, IGT and their subsidiaries and to pay related fees and expenses.

        In the event that the debt financing contemplated by the debt commitment letter is not available, other financing may not be available on acceptable terms, in a timely manner or at all. If other financing becomes necessary and GTECH is unable to obtain such other financing, the Mergers may not be completed.

GTECH may have difficulties in refinancing the bridge facility obtained for the Mergers

        GTECH obtained a debt commitment pursuant to which, subject to certain conditions, affiliates of Credit Suisse AG, Barclays PLC and Citigroup Inc. committed to fund a 364-day senior bridge term loan credit facility up to an aggregate principal amount of $10.7 billion, to cover the cash portion of the merger consideration, the transaction expenses, any potential redemption and/or refinancing of the existing indebtedness of GTECH and IGT, and the payments to any GTECH shareholders exercising rescission rights. As of December 12, 2014, the aggregate financing commitments under the bridge facility had been reduced to approximately $6.0 billion (assuming an exchange rate of $1.36 / €1.00) as a result of several events reducing the potential need for such financing.

        The bridge facility will be drawn only to the extent that GTECH is unable to raise debt financing in the form of term loans and/or debt securities at or prior to the closing of the Mergers. To the extent that the bridge facility is drawn in part or in full, GTECH will need to seek alternative financing before its 364-day maturity (or its 544-day extended maturity subject to applicable conditions). There is a risk that due to market conditions or otherwise, GTECH may not be able to find alternative financing timely, or to find other financing at least as favorable, with respect to cost, enforceability, financing structure and conditionality.

The opinion of GTECH's and IGT's financial advisors will not reflect changes in circumstances between the signing of the Merger Agreement and the completion of the Mergers.

        The GTECH Board and IGT Board received opinions from their respective financial advisors in connection with their determinations to approve the Merger Agreement. GTECH and IGT have not obtained updated opinions from their financial advisors as of the date of this proxy statement/prospectus and do not expect to receive updated opinions prior to the completion of the Mergers. Changes in the operations and prospects of GTECH or IGT, general market and economic conditions and other factors that may be beyond the control of GTECH or IGT and on which the financial advisors' opinions were based may significantly affect the value of IGT and GTECH and the prices of GTECH ordinary shares or IGT common stock by the time the Mergers are completed. The opinions do not speak as of the time the Mergers will be completed or as of any date other than the date of such opinions. Because the financial advisors will not be updating their opinions, the opinions will not address the fairness of the merger consideration to be received by IGT shareholders and GTECH shareholders from a financial point of view at the time the Mergers are completed. For a description of the opinions that GTECH and IGT received from their respective financial advisors, see "The Mergers—Opinion of Credit Suisse as Financial Advisor to GTECH" and "The Mergers—Opinion of Morgan Stanley as Financial Advisor to IGT" on pages [      ] and [      ], respectively.

IGT's executive officers and directors have interests in the Mergers that may be different from the interests of IGT shareholders generally.

        When considering the recommendation of the IGT Board that IGT shareholders approve the Merger Agreement, IGT shareholders should be aware that directors and executive officers of IGT have certain interests in the Mergers that may be different from or in addition to the interests of IGT shareholders generally. These interests include the treatment of IGT equity compensation awards in the IGT Merger, positions as directors, officers or employees of Holdco following completion of the Mergers, the granting of retention awards, severance benefits, accelerated payout of deferred compensation benefits and other rights held by IGT's directors and executive officers, and the indemnification of former IGT directors and officers by Holdco. The IGT Board was aware of these interests and considered them, among other things, in evaluating and negotiating the Merger Agreement and the Mergers and in recommending that the IGT shareholders adopt the Merger Agreement. See "The Mergers—Interests of Certain Persons in the Mergers"; "The Merger Agreement—Covenants—Corporate Governance Matters"; and "The Merger Agreement—Covenants—Indemnification and Insurance" on pages [      ], [      ] and [      ], respectively.

RISK FACTORS RELATING TO THE COMBINED COMPANY
FOLLOWING COMPLETION OF THE MERGERS

The combined company may not realize the cost savings, synergies and other benefits that the parties expect to achieve from the Mergers.

        The combination of two independent companies is a complex, costly and time-consuming process. As a result, the combined company will be required to devote significant management attention and resources to integrating the business practices and operations of GTECH and IGT. The integration process may disrupt the business of either or both of the companies and, if implemented ineffectively, could preclude realization of the full benefits expected by GTECH and IGT, including $280 million of potential EBITDA synergies, driven by potential cost savings of $230 million and revenue synergies of $50 million, which we expect to achieve by fiscal year 2018. The failure of the combined company to meet the challenges involved in successfully integrating the operations of GTECH and IGT or otherwise to realize the anticipated benefits of the Mergers could cause an interruption of the activities of the combined company and could seriously harm its results of operations. In addition, the overall integration of the two companies may result in material unanticipated problems, expenses, liabilities, competitive responses, loss of client relationships, and diversion of management's attention, and may cause the combined company's stock price to decline. The difficulties of combining the operations of the companies include, among others:

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  managing a significantly larger company;

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  coordinating geographically separate organizations;

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  the potential diversion of management focus and resources from other strategic opportunities and from operational matters;

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  retaining existing customers and attracting new customers;

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  maintaining employee morale and retaining key management and other employees;

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  integrating two unique business cultures, which may prove to be incompatible;

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  the possibility of faulty assumptions underlying expectations regarding the integration process;

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  consolidating corporate and administrative infrastructures and eliminating duplicative operations;

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  issues in integrating information technology, communications and other systems;

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  unanticipated changes in applicable laws and regulations;

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  managing tax costs or inefficiencies associated with integrating the operations of the combined company; and

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  unforeseen expenses or delays associated with the Mergers.

        Many of these factors will be outside of the combined company's control and any one of them could result in increased costs, decreased revenues and diversion of management's time and energy, which could materially impact the combined company's businesses, financial condition and results of operations. In addition, even if the operations of GTECH and IGT are integrated successfully, the combined company may not realize the full benefits of the Mergers, including the synergies, cost savings or sales or growth opportunities that the combined company expects. These benefits may not be achieved within the anticipated time frame, or at all. As a result, GTECH and IGT cannot assure their shareholders that the combination of GTECH and IGT will result in the realization of the full benefits anticipated from the Mergers.

GTECH and IGT will incur significant transaction and merger-related costs in connection with the Mergers.

        GTECH and IGT expect to incur a number of non-recurring costs associated with the Mergers and combining the operations of the two companies. The substantial majority of non-recurring expenses will be comprised of transaction and regulatory costs related to the Mergers. GTECH and IGT have agreed to use their respective reasonable best efforts to effect all necessary notices, reports and other filings and to obtain all consents, registrations, approvals, permits, expirations of waiting periods and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the Mergers.

        GTECH also will incur transaction fees and costs related to formulating and implementing integration plans, including facilities and systems consolidation costs and employment-related costs. GTECH continues to assess the magnitude of these costs, and additional unanticipated costs may be incurred in the Mergers and the integration of the two companies.

        The incurrence of these costs may materially impact the combined company's businesses, financial condition and results of operations until the integration is substantially completed.

As a result of the indebtedness to be incurred by GTECH in connection with the Mergers, the indebtedness of the combined company following completion of the Mergers will be substantially greater than the combined indebtedness of GTECH and IGT prior to the effective time of the Mergers. This increased indebtedness could adversely affect the combined company, including by decreasing the combined company's business flexibility, and will increase its interest expense.

        The total debt of GTECH as of September 30, 2014 was approximately €2.891 billion. GTECH's pro forma total debt as of September 30, 2014, after giving effect to the Mergers, would be approximately €7.998 billion. The combined company would have substantially increased indebtedness following completion of the Mergers in relation to that of GTECH and IGT on a recent historical basis, which could have the effect, among other things, of reducing the combined company's flexibility to respond to changing business and economic conditions and will increase the combined company's interest expense. In addition, the amount of cash required to service the combined company's increased indebtedness following completion of the Mergers and thus the demands on the combined company's cash resources will be greater than the amount of cash required to service the indebtedness of GTECH and IGT prior to the Mergers. The increased levels of indebtedness following completion of the Mergers could also reduce funds available for the combined company's investments in product development as well as capital expenditures, share repurchases, dividend payments and other activities and may create competitive disadvantages for the combined company relative to other companies with lower debt levels. Further, it is not expected that all of Holdco's debt will be guaranteed by all of the entities of the combined company and accordingly, certain cash flows of the combined company may not be available to service company debt.

        In connection with executing the combined company's business strategies following the Mergers, GTECH expects to continue to evaluate the possibility of acquiring additional assets and making further strategic investments, and GTECH or the combined company may elect to finance these endeavors by incurring additional indebtedness. Moreover, to respond to competitive challenges, GTECH or the combined company may be required to raise substantial additional capital to finance new product or service offerings. GTECH's or the combined company's ability to arrange additional financing will depend on, among other factors, GTECH's and, following the Mergers, the combined company's financial position and performance, as well as prevailing market conditions and other factors beyond GTECH's or the combined company's control. No assurance can be given that the combined company will be able to obtain additional financing on terms acceptable to the combined company or at all. If GTECH or the combined company is able to obtain additional financing, credit ratings of the combined company could be further adversely affected, which could further raise the combined company's borrowing costs and further limit its access to capital and its ability to satisfy its obligations under its indebtedness.

Any downgrades of the combined company's credit ratings will impact the cost and availability of future borrowings.

        Following the announcement of the Mergers, S&P lowered its corporate credit rating on GTECH to BBB- from BBB, and also lowered its short-term rating to A-3 from A-2. S&P also lowered its ratings on GTECH's senior unsecured debt to BBB- from BBB, and lowered its ratings on GTECH's subordinated debt to BB from BB+. Any further downgrades of the combined company's credit ratings will impact the cost and availability of future borrowings and, accordingly, the combined company's cost of capital, including any borrowings to refinance the bridge facility (if drawn).

Restrictive covenants in the combined company's debt instruments may restrict its ability to operate its business, and the combined company's failure to comply with these covenants could materially and adversely affect its financial condition and results of operations.

        Any further ratings downgrades could lead to enhanced covenant restrictions under the combined company's debt instruments, including in respect of dividend payments and share repurchases. In addition, future borrowings under circumstances in which the combined company's debt is rated below investment grade may contain further covenant restrictions that impose significant restrictions on the way the combined company operates its business, including restrictions on its ability to:

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  make acquisitions or investments;

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  make loans or otherwise extend credit to others;

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  incur indebtedness;

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  create security;

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  pay dividends;

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  sell or lease assets;

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  merge or consolidate with other companies; and

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  transact with affiliates.

Certain of the combined company's debt instruments will require it to comply with certain affirmative covenants and certain specified financial covenants and ratios.

        These restrictions could affect its ability to operate its business and may limit its ability to react to market conditions or take advantage of potential business opportunities as they arise. For example, such restrictions could adversely affect the combined company's ability to finance its operations, make strategic acquisitions, investments or alliances, restructure its organization or finance its capital needs. Additionally, the combined company's ability to comply with these covenants and restrictions may be affected by events beyond its control such as prevailing economic, financial, regulatory and industry conditions. If it breaches any of these covenants (including financial covenants or ratios) or restrictions, the company could be in default under one or more of its debt instruments, which, if not cured or waived, could result in acceleration of the indebtedness under such agreements and cross defaults under its other debt instruments. Any such actions could result in the enforcement of its lenders' security interests and/or force the company into bankruptcy or liquidation, which could have a material adverse effect on the combined company's business, financial condition and results of operations.

The market price of Holdco ordinary shares after the Mergers may be affected by factors different from those that may currently affect the market price of GTECH ordinary shares and IGT common stock.

        Upon completion of the Mergers, holders of GTECH ordinary shares (other than those who exercise rescission rights in connection with the Holdco Merger) and IGT common stock will become holders of Holdco ordinary shares. Holdco's businesses following the Mergers will differ from those of GTECH and IGT prior to completion of the Mergers in important respects and, accordingly, after the Mergers, the market price of Holdco ordinary shares may be affected by factors different from those currently affecting the market price of GTECH ordinary shares and shares of IGT common stock.

Holdco ordinary shares to be received by GTECH and IGT shareholders as a result of the Mergers will have rights different from the GTECH ordinary shares and IGT common stock they hold prior to the effective time of the Mergers.

        Upon completion of the Mergers, the rights of former GTECH and IGT shareholders who become shareholders of Holdco will be governed by the Holdco Articles and by the laws of England and Wales. The rights associated with GTECH ordinary shares and IGT common stock are different from the rights associated with Holdco ordinary shares. Material differences between the rights of shareholders of IGT and GTECH and the rights of shareholders of Holdco include differences with respect to, among other things, distributions, dividends, repurchases and redemptions, dividends in shares/bonus issues, preemptive rights, the election of directors, the removal of directors, the fiduciary and statutory duties of directors, conflicts of interests of directors, the indemnification of directors and officers, limitations on director liability, the convening of annual meetings of shareholders and special shareholder meetings, notice provisions for meetings, the quorum for shareholder meetings, the adjournment of shareholder meetings, the exercise of voting rights, shareholder action by written consent, shareholder suits, shareholder approval of certain transactions, rights of dissenting shareholders, anti-takeover measures and provisions relating to the ability to amend governing documents. See "Comparison of Rights of Shareholders of GTECH, IGT and Holdco" beginning on page [      ].

The combined company's inability to integrate recently acquired businesses or to successfully complete future acquisitions could limit its future growth or otherwise be disruptive to its ongoing business.

        From time to time, the combined company expects it will pursue acquisitions in support of its strategic goals. In connection with any such acquisitions, the combined company could face significant challenges in managing and integrating its expanded or combined operations, including acquired assets, operations and personnel. There can be no assurance that acquisition opportunities will be available on acceptable terms or at all or that Holdco will be able to obtain necessary financing or regulatory approvals to complete potential acquisitions. The combined company's ability to succeed in implementing its strategy will depend to some degree upon the ability of its management to identify, complete and successfully integrate commercially viable acquisitions. Acquisition transactions may disrupt the combined company's ongoing business and distract management from other responsibilities.

Changes in consumer preferences and behavior could affect the popularity of the gaming industry.

        The popularity and acceptance of gaming is influenced by the prevailing social mores, and changes in social mores could result in reduced acceptance of gaming as a leisure activity. The combined company's future financial success will depend on the appeal of its gaming offerings to its customers and players and the acceptance of gaming generally. If Holdco is not able to anticipate and react to changes in consumer preferences and social mores, its competitive and financial position may be adversely affected. In addition, the combined company's future success will also depend on the success of the gaming industry as a whole in attracting and retaining players in the face of increased competition for players' entertainment dollars. Gaming may lose popularity as new leisure activities arise or as other leisure activities become more popular. If the popularity of gaming declines for any reason, Holdco's business, financial condition and results of operations may be adversely affected.

The combined company's information technology systems may be vulnerable to hacker intrusion, malicious viruses and other cybercrime attacks, which may harm its business and expose us to liability.

        The combined company games and gaming systems depend to a great extent on the reliability and security of Holdco's information technology system, software and network, which are subject to damage and interruption caused by human error, problems relating to the telecommunications network, software failure, natural disasters, sabotage, viruses and similar events. Any interruption in Holdco's systems could have a negative effect on the quality of products and services offered and, as a result, on customer demand and therefore volume of sales. As Holdco will also offer online access to games and betting, such services may be subject to attack by hackers or experience other network interruptions that interfere with the provision of service and thereby subject the combined company to liability for losses by players or to fines from the applicable governmental authorities for failure to provide the required level of service under its concessions.

The Issuer is exposed to significant risks in relation to compliance with anti-corruption laws and regulations and economic sanctions programs.

        Doing business on a worldwide basis requires Holdco to comply with the laws and regulations of various jurisdictions. In particular, the Issuer's international operations are subject to anti-corruption laws and regulations, such as the U.S. Foreign Corrupt Practices Act of 1977 ("FCPA"), the United

Kingdom Bribery Act of 2010 (the "Bribery Act") and economic sanctions programs, including those administered by the UN, EU and OFAC and regulations set forth under the Comprehensive Iran Accountability Divestment Act. The FCPA prohibits providing anything of value to foreign officials for the purposes of obtaining or retaining business or securing any improper business advantage. Holdco may deal with both governments and state-owned business enterprises, the employees of which are considered foreign officials for purposes of the FCPA. The provisions of the Bribery Act extend beyond bribery of foreign public officials and are more onerous than the FCPA in a number of other respects, including jurisdiction, non-exemption of facilitation payments and penalties. Economic sanctions programs restrict our business dealings with certain sanctioned countries.

        As a result of doing business in foreign countries, Holdco is exposed to a risk of violating anti-corruption laws and sanctions regulations applicable in those countries where Holdco, its partners or agents operate. Some of the international locations in which Holdco operates lack a developed legal system and have high levels of corruption. Holdco's continued expansion and worldwide operations, including in developing countries, its development of joint venture relationships worldwide and the employment of local agents in the countries in which Holdco operates increases the risk of violations of anti-corruption laws, OFAC or similar laws. Violations of anti-corruption laws and sanctions regulations are punishable by civil penalties, including fines, denial of export privileges, injunctions, asset seizures, debarment from government contracts (and termination of existing contracts) and revocations or restrictions of licenses, as well as criminal fines and imprisonment. In addition, any major violations could have a significant impact on Holdco's reputation and consequently on its ability to win future business.

        While Holdco believes that it has a strong culture of compliance and adequate systems of control, Holdco will seek to continuously improve its systems of internal controls and to remedy any weaknesses identified. There can be no assurance, however, that the policies and procedures will be followed at all times or effectively detect and prevent violations of the applicable laws by one or more of Holdco's employees, consultants, agents or partners and, as a result, Holdco could be subject to penalties and material adverse consequences on its business, financial condition or results of operations.

Negative perceptions and publicity surrounding the gaming industry could lead to increased gaming regulation.

        From time to time, the gaming industry is exposed to negative publicity related to gaming behavior, gaming by minors, the presence of gaming machines in too many shops, risks related to online gaming and alleged association with money laundering. Publicity regarding problem gaming and other concerns with the gaming industry, even if not directly connected to Holdco, could adversely impact its business, results of operations and financial condition. For example, if the perception develops that the gaming industry is failing to address such concerns adequately, the resulting political pressure may result in the industry becoming subject to increased regulation. Such an increase in regulation could adversely impact our business, results of operations and financial condition.

Future changes to U.S. and foreign tax laws could adversely affect Holdco.

        Holdco believes that, under current law, it is, and following the closing will be, treated as a foreign corporation for U.S. federal tax purposes. However, changes to the inversion rules in Section 7874 of the Internal Revenue Code or the U.S. Treasury Regulations promulgated thereunder (including Treasury Regulations recently announced by the U.S. Treasury Department) or other guidance from the U.S. Internal Revenue Service ("IRS") could adversely affect Holdco's status as a foreign corporation for U.S. federal tax purposes or otherwise adversely affect Holdco for U.S. federal income tax purposes, and any such changes could have prospective or retroactive application to GTECH, IGT, their respective shareholders, affiliates or the Mergers. In addition, recent legislative proposals have aimed to expand the scope of U.S. corporate tax residence, and such legislation, if passed, could have an adverse effect on Holdco.

        Moreover, the U.S. Congress, the Organization for Economic Co-operation and Development and other government agencies in jurisdictions where GTECH, IGT and their affiliates do business are focusing on issues related to the taxation of multinational corporations. One example is in the area of "base erosion and profit shifting," where payments are made between affiliates from a jurisdiction with high tax rates to a jurisdiction with lower tax rates. As a result, the tax laws in the United States and other countries in which GTECH, IGT and their affiliates do business could change on a prospective or retroactive basis, and any such changes could adversely affect Holdco and its affiliates (including IGT and its subsidiaries after the Mergers).

Holdco intends to operate so as to be treated exclusively as a resident of the U.K. for tax purposes, but the relevant tax authorities may treat it as also being a resident of another jurisdiction for tax purposes.

        Holdco is a company incorporated in the U.K. Current U.K. law, the decisions of the U.K. courts and the published practice of Her Majesty's Revenue & Customs, or HMRC, suggest that Holdco, a group holding company, is likely to be regarded as being a U.K. resident from incorporation and remaining so if, as Holdco intends that, (i) all major meetings of its Board of Directors and most routine meetings are held in the U.K. with a majority of directors present in the U.K. for those meetings; (ii) at those meetings there are full discussions of, and decisions are made regarding, the key strategic issues affecting Holdco and its subsidiaries; (iii) those meetings are properly minuted; (iv) at least some of the directors of Holdco, together with supporting staff, are based in the U.K.; and (v) Holdco has permanent staffed office premises in the U.K. sufficient to discharge its functions as a holding company.

        Even if Holdco is resident of the U.K. for tax purposes, as expected, it would nevertheless not be treated as a resident of the U.K. if (a) it were concurrently resident of another jurisdiction (applying the tax residence rules of that jurisdiction) that has a double tax treaty with the U.K. and (b) there is a tiebreaker provision in that tax treaty which allocates exclusive residence to that other jurisdiction.

        Residence of Holdco for Italian tax purposes is largely a question of fact based on all relevant circumstances. A rebuttable presumption of residence in Italy may apply under Article 73(5-bis) of the Italian Consolidated Tax Act, or CTA. However, Holdco intends to set up its management and organizational structure in such a manner that it should be regarded as resident in the U.K. from its incorporation for the purposes of the Italy-U.K. tax treaty. Because this analysis is highly factual and may depend on future changes in Holdco's management and organizational structure, there can be no assurance regarding the final determination of Holdco's tax residence. Should Holdco be treated as an Italian tax resident, it would be subject to taxation in Italy on its worldwide income and may be required to comply with withholding tax and/or reporting obligations provided under Italian tax law, which could result in additional costs and expenses.

        Should Italian withholding taxes be imposed on future dividends or distributions with respect to Holdco ordinary shares, whether such withholding taxes are creditable against a tax liability to which a shareholder is otherwise subject depends on the laws of such shareholder's jurisdiction and such shareholder's particular circumstances. Shareholders are urged to consult their tax advisors in respect of the consequences of the potential imposition of Italian withholding taxes.

As an English public limited company, certain capital structure decisions will require shareholder approval which may limit Holdco's flexibility to manage its capital structure.

        English law provides that a board of directors may only allot shares (or rights to subscribe for or convertible into shares) with the prior authorization of shareholders, such authorization being up to the aggregate nominal amount of shares and for a maximum period of five years, each as specified in the articles of association or relevant shareholder resolution. This authorization would need to be renewed by Holdco's shareholders upon its expiration (i.e., at least every five years). The articles of association that will apply to Holdco after the Mergers become effective will authorize the allotment of additional shares for a period of five years from the date of the relevant shareholder resolution, which authorization will need to be renewed upon expiration (i.e., at least every five years) but may be sought more frequently for additional five-year terms (or any shorter period).

        English law also generally provides shareholders with preemptive rights when new shares are issued for cash; however, it is possible for the articles of association, or shareholders in general meeting, to exclude preemptive rights. Such an exclusion of preemptive rights may be for a maximum period of up to five years from the date of adoption of the articles of association, if the exclusion is contained in the articles of association, or from the date of the shareholder resolution, if the exclusion is by shareholder resolution; in either case, this exclusion would need to be renewed by Holdco's shareholders upon its expiration (i.e., at least every five years). The articles of association that will apply to Holdco after the Mergers will exclude preemptive rights for a period of five years following the date of the relevant shareholder resolution, which exclusion will need to be renewed upon expiration (i.e., at least every five years) to remain effective, but may be sought more frequently for additional five-year terms (or any shorter period).

        English law also generally prohibits a public company from repurchasing its own shares without the prior approval of shareholders by ordinary resolution, being a resolution passed by a simple majority of votes cast, and other formalities. Such approval may be for a maximum period of up to five years. Holdco anticipates that, prior to the completion of the Mergers, an ordinary resolution will be adopted to permit purchases of Holdco shares. This ordinary resolution will need to be renewed upon expiration (i.e., at least every five years) but may be sought more frequently for additional five-year terms (or any shorter period).

        See "The Holdco Shares, Articles of Association and Terms and Conditions of the Special Voting Shares" beginning on page [      ].

English law will require that Holdco meet certain additional financial requirements before it declares dividends or repurchases shares following the Mergers.

        Under English law, Holdco will only be able to declare dividends, make distributions or repurchase shares out of "distributable profits." "Distributable profits" are a company's accumulated, realized profits, so far as not previously utilized by distribution or capitalization, less its accumulated, realized losses, so far as not previously written off in a reduction or reorganization of capital duly made. In addition, Holdco, as a public company, may only make a distribution if the amount of its net assets is not less than the aggregate of its called-up share capital and undistributable reserves and if, and to the extent that, the distribution does not reduce the amount of those assets to less than that aggregate. Immediately after the Mergers, Holdco may not have "distributable profits." Following the effective date for the Mergers, it is expected that Holdco will capitalize the merger reserve created pursuant to the Mergers and implement a parallel court-approved reduction of that capital in order to create a reserve of an equivalent amount of distributable profits to support the payment of possible future dividends or future share repurchases. Neither the capitalization or the reduction will impact shareholders' relative interests in the capital of Holdco. The Holdco articles of association will, from the effective date of the Mergers, permit Holdco by ordinary resolution of the shareholders to declare dividends, provided that the directors have made a recommendation as to its amount. The dividend shall not exceed the amount recommended by the directors. The directors may also decide to pay interim dividends if it appears to them that the profits available for distribution justify the payment. When recommending or declaring the payment of a dividend, the directors will be required under English law to comply with their duties, including considering Holdco's future financial requirements.

The enforcement of shareholder judgments against Holdco may be more difficult.

        Because Holdco is a public limited company incorporated under English law, after the effective time of the Mergers, shareholders could experience more difficulty enforcing judgments obtained against Holdco in U.S. and Italian courts than would currently be the case for U.S. or Italian judgments obtained against IGT or GTECH. In addition, it may be more difficult (or impossible) to bring some types of claims against Holdco in courts in England than it would be to bring similar claims against a U.S. company in a U.S. court or an Italian company in Italian court.

Transfers of Holdco ordinary shares may be subject to stamp duty or stamp duty reserve tax ("SDRT") in the U.K., which would increase the cost of dealing in Holdco ordinary shares as compared to GTECH or IGT shares.

        Stamp duty and/or SDRT are imposed in the U.K. on certain transfers of chargeable securities (which include shares in companies incorporated in the U.K.) at a rate of 0.5% of the consideration paid for the transfer. Certain issues or transfers of shares to depositaries or into clearance systems, as discussed below, are charged at a higher rate of 1.5%.

        Transfers of shares held in book entry form through the Depository Trust & Clearing Corporation ("DTC") should not be subject to stamp duty or SDRT in the U.K. A transfer of title in the shares from within the DTC system out of DTC and any subsequent transfers that occur entirely outside the DTC system, including repurchase by Holdco, will generally be subject to stamp duty or SDRT at a rate of 0.5% of any consideration, which is payable by the transferee of the shares. Any such duty must be paid (and the relevant transfer document stamped by HMRC) before the transfer can be registered in the books of Holdco. If such shares are redeposited into the DTC system, the redeposit will attract stamp duty or SDRT at the higher 1.5% rate.

        Following the Mergers, Holdco expects to put in place arrangements to require that shares held in certificated form cannot be transferred into the DTC system until the transferor of the shares has first delivered the shares to a depository specified by Holdco so that stamp duty or SDRT may be collected in connection with the initial delivery to the depository. Any such shares will be evidenced by a receipt issued by the depository. Before the transfer can be registered in the books of Holdco, the transferor will also be required to put in the depository funds to settle the applicable stamp duty or SDRT, which will be charged at a rate of 1.5% of the value of the shares.

If Holdco ordinary shares are not eligible for deposit and clearing within the facilities of DTC, then transactions in its securities may be disrupted.

        The facilities of DTC are a widely-used mechanism that allow for rapid electronic transfers of securities between the participants in the DTC system, which include many large banks and brokerage firms. Holdco expects that, upon the completion of the Mergers, Holdco ordinary shares will be eligible for deposit and clearing within the DTC system. However, DTC is not obligated to accept Holdco ordinary shares for deposit and clearing within its facilities at the Closing and, even if DTC does initially accept Holdco ordinary shares, it will generally have discretion to cease to act as a depository and clearing agency for Holdco ordinary shares. If DTC determines at any time that Holdco ordinary shares are not eligible for continued deposit and clearance within its facilities, then Holdco believes that Holdco ordinary shares would not be eligible for continued listing on a U.S. securities exchange and trading in Holdco ordinary shares would be disrupted. While Holdco would pursue alternative arrangements to preserve the listing and maintain trading, any such disruption could have a material adverse effect on the trading price of Holdco ordinary shares.

GTECH's and IGT's actual financial positions and results of operations may differ materially from the unaudited pro forma financial data included in this proxy statement/prospectus.

        The pro forma financial information contained in this proxy statement/prospectus is presented for illustrative purposes only and may not be an accurate indication of the combined company's financial position or results of operations if the Mergers and associated financing transactions are completed on the dates indicated. The pro forma financial information has been derived from the audited and unaudited historical financial statements of GTECH and IGT and certain adjustments and assumptions have been made regarding the combined company after giving effect to the Mergers and associated financing transactions. The assets and liabilities of IGT have been measured at fair value based on various preliminary estimates using assumptions that GTECH management believes are reasonable utilizing information currently available and factually supportable. The process for estimating the fair value of acquired assets and assumed liabilities requires the use of judgment in determining the appropriate assumptions and estimates. These estimates may be revised as additional information becomes available and as additional analyses are performed. Differences between preliminary estimates in the pro forma financial information and the final acquisition accounting will occur and could have a material impact on the pro forma financial information and the combined company's financial position and future results of operations.

        In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the combined company's financial condition or results of operations following the Closing. Any potential decline in Holdco's financial condition or results of operations may cause significant variations in the price of Holdco ordinary shares. See "Unaudited Pro Forma Consolidated Financial Information" beginning on page [      ] of this proxy statement/prospectus.

De Agostini will have significant voting power with respect to corporate matters considered by the shareholders of Holdco.

        Following the Mergers, based on the number of GTECH ordinary shares and shares of IGT common stock outstanding as of December [    ], 2014, and the exercise of rescission rights by GTECH shareholders representing [        ]% of GTECH's fully paid-up share capital as of December [    ], 2014, it is expected that De Agostini will beneficially own shares representing approximately [        ]% of the aggregate voting power of Holdco. By virtue of De Agostini's voting power in Holdco, as well as De Agostini's representation on the Holdco Board, De Agostini may have significant influence over the outcome of any corporate transaction or other matters submitted to Holdco shareholders for approval. De Agostini will be able to block any such matter which, under English law, requires approval by special resolution (i.e., a resolution approved by the holders of at least 75% of the aggregate voting power of the outstanding Holdco ordinary shares, being entitled to vote, voting on the resolution), such as amendment of the Holdco Articles or the exclusion of preemptive rights.

        In connection with the Merger Agreement, De Agostini and IGT entered into a voting agreement pursuant to which, subject to certain conditions, De Agostini agreed to vote the Holdco ordinary shares it will beneficially own in support of the corporate governance and leadership structure for Holdco for three years following the Closing as outlined below in the "The Merger Agreement—Covenants—Corporate Governance Matters" beginning on page [      ].

The loyalty voting structure to be implemented in connection with the Mergers may concentrate voting power in a small number of Holdco shareholders and such concentration may increase over time.

        Holdco shareholders that maintain their ownership of Holdco ordinary shares continuously for at least three years will be entitled, upon election, to direct the voting rights in respect of one special voting share per ordinary share held for such period, provided that such shareholders meet the conditions described in "The Holdco Shares, Articles of Association and Terms and Conditions of the Special Voting Shares" beginning on page [      ]. If Holdco shareholders maintaining ownership of a significant number of Holdco ordinary shares for an uninterrupted period of at least three years elect to receive the right to direct the exercise of the voting rights attaching to special voting shares, it is possible that a relatively large proportion of the voting power of Holdco could be further concentrated in a relatively small number of shareholders who would have significant influence over Holdco.

The loyalty voting structure may prevent or frustrate attempts by Holdco shareholders to change Holdco's management and hinder efforts to acquire a controlling interest in Holdco, and the Holdco ordinary share price may be lower as a result.

        The provisions of the Holdco Articles establishing the loyalty voting structure may make it more difficult for a third party to acquire, or attempt to acquire, control of Holdco, even if a change of control were considered favorably by shareholders holding a majority of Holdco ordinary shares. As a result of the loyalty voting structure, it is possible that a relatively large proportion of the voting power of Holdco could be concentrated in a relatively small number of holders who would have significant influence over Holdco. Such shareholders participating in the loyalty voting structure could reduce the likelihood of change of control transactions that may otherwise benefit holders of Holdco ordinary shares.

        The loyalty voting structure may also prevent or discourage shareholders' initiatives aimed at changes in Holdco's management.

Tax consequences of the loyalty voting structure are uncertain.

        No statutory, judicial or administrative authority has provided public guidance on how the receipt, ownership, or loss of the entitlement to instruct the Nominee on how to vote in respect of special voting shares and, as a result, the tax consequences are uncertain.

        The fair market value of the Holdco special voting shares, which may be relevant to the tax consequences, is a factual determination and is not governed by any guidance that directly addresses such a situation. Because, among other things, (i) the special voting shares are not transferrable (other than in very limited circumstances as provided for in the loyalty voting structure), (ii) on a return of capital of Holdco on a winding up or otherwise, the holders of the special voting shares will only be entitled to receive out of Holdco assets available for distribution to its shareholders, in aggregate, $1, and (iii) loss of the entitlement to instruct the Nominee on how to vote in respect of special voting shares will occur for nil consideration, Holdco believes and intends to take the position that the value of each special voting share is minimal. However, the relevant tax authorities could assert that the value of the special voting shares as determined by Holdco is incorrect. The tax treatment of the loyalty voting structure is unclear and shareholders are urged to consult their tax advisors as to the tax consequences of receipt, ownership and loss of the entitlement to instruct the Nominee on how to vote in respect of special voting shares. See "Material United States Federal Income Tax Considerations", "Material U.K. Tax Considerations" and "Material Italian Tax Considerations" for a further discussion.

The combined company is exposed to foreign currency exchange risk.

        The combined company will transact business in numerous countries around the world and expects that a significant portion of its business will continue to take place in international markets. Holdco will prepare its consolidated financial statements in its functional currency, while the financial statements of each of its subsidiaries will be prepared in the functional currency of that entity. Accordingly, fluctuations in the exchange rate of the functional currencies of the combined company's foreign currency entities against the functional currency of Holdco will impact its results of operations and financial condition. As such, it is expected that the combined company's revenues and earnings will continue to be exposed to the risks that may arise from fluctuations in foreign currency exchange rates, which could have a material adverse effect on Holdco's business, results of operation or financial condition.

RISK FACTORS RELATING TO GTECH'S BUSINESS

GTECH is exposed to risks associated with the performance of the global economy, the Eurozone debt crisis and the prevailing economic conditions in the markets in which it operates, including Italy.

        GTECH is exposed to risks associated with the performance of the global economy and the markets in which it operates. GTECH's income and results of operations have been influenced, and will continue to be influenced, to a certain degree, by the general state and the performance of the global economy. The recent volatility of the financial markets shows that there can be no assurance that any recovery is sustainable or that there will be no recurrence of the global financial and economic crisis or similar adverse market conditions.

        GTECH's business is particularly sensitive to reductions in discretionary consumer spending in the markets in which it operates, which may be affected by general economic conditions in these markets. Economic contraction, economic uncertainty and the perception by GTECH's customers of weak or weakening economic conditions may cause a decline in demand for entertainment in the forms of the gaming services that GTECH offers. In addition, changes in discretionary consumer spending or consumer preferences could be driven by factors such as an unstable job market, perceived or actual disposable consumer income and wealth, or fears of war and future acts of terrorism.

        In particular, the lack of resolution of the sovereign debt crisis of several countries of the Eurozone, including Greece, Italy, Cyprus, Ireland, Spain and Portugal, together with the risk of contagion to other, more stable, countries, particularly France and Germany, has raised a number of uncertainties regarding the stability and overall standing of the European Monetary Union. Concerns that the Eurozone sovereign debt crisis could worsen may lead to the reintroduction of national currencies in one or more Eurozone countries or, in particularly dire circumstances, the abandonment of the Euro. The departure or risk of departure from the Euro by one or more Eurozone countries and/or the abandonment of the Euro as a currency could have major negative effects on both existing contractual relations and the fulfillment of obligations by GTECH and/or its customers, which could have a material adverse effect on GTECH's results of operations, business, financial condition or prospects.

A significant portion of GTECH's total consolidated revenues is derived from government concessions in Italy including the Lotto and instant lottery concessions.

        A substantial portion of GTECH's revenues, equal to approximately 53.7% of GTECH's total consolidated revenues for the nine-month period ended September 30, 2014 (52.4% and 54.8% for the years ended December, 31 2013 and 2012, respectively), is derived from exclusive and non-exclusive concessions awarded to GTECH by Agenzia delle Dogane e Dei Monopoli ("ADM"), the governmental authority responsible for regulating and supervising gaming in Italy. In particular, a substantial portion of GTECH's revenues is derived from two exclusive concessions, one for the operation of the Lotto game (the "Lotto Concession") and one for instant tickets (equal to approximately 14.1% and 12.1%, respectively, of GTECH's total consolidated revenues for the nine-month period ended September 30, 2014, 13.3% and 12.3%, respectively, for the year ended December 31, 2013 and 13.1% and 12.4%, respectively, for the year ended December 31, 2012). The Lotto Concession and the instant ticket majority-owned concession have been respectively awarded by ADM to GTECH and its subsidiary, Lotterie Nazionali S.r.l. GTECH expects that the Lotto Concession will expire on June 8, 2016, while the instant ticket concession will expire on September 30, 2019.

        GTECH's management believes that in the future, a significant portion of GTECH's business and profitability will continue to depend upon the concessions awarded to GTECH by ADM and other Italian governmental entities. Therefore, a material reduction in GTECH's revenues from these concessions, including as a result of an early termination or non-renewal of these concessions following their expiration, could have a material adverse effect on GTECH's results of operations, business, financial condition or prospects.

        Management believes that the Lotto Concession held by GTECH will expire on June 8, 2016 as was determined by an arbitral ruling in favor of GTECH on August 1, 2005, and confirmed by the Supreme Court of Cassation on February 3, 2014. However, as described further below in the section "Business of GTECH and Certain Information about GTECH—Legal Proceedings—Lotto Game Concession: Lottomatica/ADM Arbitration—Stanley International Betting Limited Appeal," the final expiration date of the Lotto Concession is subject to dispute and an appeal lodged by Stanley International Betting Limited ("Stanley") is still pending. The outcome of this appeal before the State Council related to the ability for the Lotto Concession to be renewed after its first nine year term could result in the earlier termination of GTECH's Lotto Concession prior to June 8, 2016.

        Despite several prior arbitral awards and judicial decisions in GTECH's favor, ADM nonetheless may continue to seek monetary or other relief from GTECH in respect of these four disputed years of concession, potentially through additional legal or administrative action. As described herein, although GTECH has strong arguments in defense of these allegations, an adverse finding or settlement could result in significant damages or other payments. It is uncertain what effect, if any, the ongoing dispute regarding the expiration of the Lotto concession will have on GTECH's ability to renew the Lotto concession and, if renewed, the economics of the new concession.

GTECH relies on time-limited government concessions in order to conduct its main business activities. Termination of the Lotto, instant lottery and machine gaming concessions in Italy would have a material adverse effect on GTECH's revenues.

        GTECH is required to obtain and maintain licenses from various jurisdictions in order to operate its business. Upon the expiration of GTECH's concessions, new concessions may be awarded to one or more parties through a competitive bidding process open to parties other than GTECH or its subsidiaries. In addition, concessions may be terminated prior to their expiration dates upon the occurrence of certain events of default affecting GTECH or its subsidiaries or if their continuation is determined under applicable principles of law to be against the public interest.

        Before the expiration date of the Lotto concession in June 2016, the Italian government will issue a request for proposal ("RFP") to award a new Lotto concession. GTECH's management does not anticipate any constraints to participating in the RFP for the new concession, but GTECH cannot be certain of the results of the tender, including whether GTECH will be awarded the new concession, or what costs will be associated with award of the concession.

        The instant ticket concession is, in theory, renewable, but GTECH's management does not believe it is likely. Instead, GTECH's management believes that an RFP will be issued under a different law, with new rules, for a new concession. Under the new rules, the RFP may result in a non-exclusive concession (i.e., more than one bidder may be awarded the concession), and award of the concession may entail payment of a lump sum.

        As with the above concessions, the non-exclusive concession for the operation of video lottery terminals ("VLTs") and amusement with prize machines ("AWPs") held by Lottomatica Videlot Rete S.p.A., as well as the betting concessions that expire in June 2016 held by Lottomatica Scommesses S.r.l., will be subject to the same concerns. Finally, the conditions for any new concession will be established by law and included in the rules of the new concession.

        There can be no assurance that GTECH will be able to renew any of its existing concessions, and the loss, denial, non-renewal or renewal on different terms of any of its concessions could have a material adverse effect on its results of operations, business, financial condition or prospects.

        See "Business of GTECH and Certain Information About GTECH—Business Segments—Italy" for more information on GTECH's Italian concessions, beginning on page [    ].

GTECH's obligation to transfer assets upon the termination of the Lotto and other concessions could have a material adverse effect on GTECH's financial position and results of operations.

        Upon the termination or non-renewal of the Lotto, the instant lottery or machine gaming concessions, GTECH will be required at the request of ADM to transfer to ADM, free of charge, ownership of certain assets that are part of its central system used to operate the Lotto, the instant lottery or machine gaming and equipment such as terminals at the points of sale, facilities, software, data files, and any other related assets that may be necessary for the full functioning, operation, and operability of the system itself. As of September 30, 2014, the value of such assets was €52 million (the value of such assets was €61 million as of December 31, 2013) or approximately 0.7% of GTECH's consolidated total assets and approximately 1.2% without goodwill (the value of such assets was approximately 0.9% of GTECH's consolidated total assets and approximately 1.5% without goodwill as of December 31, 2013). The obligation to transfer the Lotto concession assets may also have detrimental effects on certain other businesses operated by GTECH because GTECH uses terminals, central system hardware and software used in the operation of Lotto in connection with certain of its other businesses.

GTECH is subject to substantial penalties for failure to perform under its concessions and contracts.

        GTECH's Italian concessions, lottery contracts in the United States and in other jurisdictions and other service contracts often require substantial performance bonds to secure its performance under such contracts and require GTECH to pay substantial monetary liquidated damages in the event of non-performance by GTECH.

        As of December 31, 2013, GTECH had outstanding performance bonds and letters of credit in an aggregate amount of approximately €956.9 million. These instruments present a potential for expense for GTECH and divert financial resources from other uses.

        Claims on performance bonds, drawings on letters of credit and payment of liquidated damages could individually or in the aggregate have a material adverse effect on GTECH's results of operations, business, financial condition or prospects.

Slow growth or declines in sales of lottery goods and services could lead to lower revenues and cash-flows for GTECH.

        In recent years, as the lottery industry has matured in the primary markets where GTECH operates, the rate of lottery sales growth has moderated and some of GTECH's customers have from time-to-time experienced a downward trend in sales. GTECH's dependence on large jackpot games and specifically, the decline in aggregate sales at similar jackpot levels ("jackpot fatigue") has had a negative impact on revenue from this game category. These developments may in part reflect increased competition for consumers' discretionary spending, including from a proliferation of destination gaming venues and an increased availability of internet gaming opportunities. GTECH's future success will depend, in part, on the success of the lottery industry, as a whole, in attracting and retaining new players in the face of such increased competition in the entertainment and gambling markets (which competition may continue to increase), as well as its own success in developing innovative services, products and distribution methods/systems to achieve this goal. In addition, there is a risk that new products and services may replace existing products and services. The replacement of old products and services with new products and services may offset the overall growth of sales of GTECH. A failure by GTECH to achieve these goals could have a material adverse effect on GTECH's results of operations, business, financial condition or prospects.

GTECH faces risks related to the extensive and complex governmental regulation applicable to its operations.

        GTECH's activities are subject to extensive and complex governmental regulation which varies from time to time and from jurisdiction to jurisdiction where GTECH operates, which includes restrictions on advertising, increases in or differing interpretations by authorities on taxation, limitations on the use of cash and anti-money laundering compliance procedures. GTECH believes that it has developed procedures designed to comply with such regulatory requirements. However, any failure by GTECH to so comply or its inability to obtain required suitability findings could lead regulatory authorities to seek to restrict GTECH's business in their jurisdictions.

        In addition, GTECH is subject to extensive background investigations in its lottery and gaming businesses. Authorities generally conduct such investigations prior to and after the award of a lottery contract or issuance of a gaming license. Such investigations frequently include individual suitability standards for officers, directors, major shareholders and key employees. Authorities are generally empowered to disqualify GTECH from receiving a lottery contract or operating a lottery system as a result of any such investigation. GTECH's failure, or the failure of any of its personnel, systems or machines, in obtaining or retaining a required license or approval in one jurisdiction could negatively impact its ability to obtain or retain required licenses and approvals in other jurisdictions. Any such failure would decrease the geographic areas where GTECH may operate and as a result could have a material adverse effect on GTECH's results of operations, business, financial condition or prospects.

        Further, there have been, are currently and may in the future continue to be, investigations of various types conducted by governmental authorities into possible improprieties and wrongdoing in connection with GTECH's efforts to obtain or the awarding of lottery contracts and related matters. Because such investigations frequently are conducted in secret, GTECH may not necessarily know of the existence of an investigation in which it might be involved. Because GTECH's reputation for integrity is an important factor in its business dealings with lottery and other governmental agencies, a governmental allegation or a finding of improper conduct by or attributable to GTECH in any manner or the prolonged investigation of these matters by governmental or regulatory authorities could have a material adverse effect on GTECH's results of operations, business, financial condition or prospects, including its ability to retain existing contracts or to obtain new or renewed contracts, both in the subject jurisdiction and elsewhere. In addition, adverse publicity resulting from any such proceedings could have a material adverse effect on GTECH's reputation, results of operations, business, financial condition or prospects.

GTECH may be subject to an unfavorable outcome with respect to pending litigation, which could result in substantial monetary damages or other harm to GTECH.

        Due to the nature of its business, GTECH is involved in a number of legal, regulatory, tax and arbitration proceedings regarding, among other matters, claims by and against it as well as injunctions by third parties arising out of the ordinary course of its business and is subject to investigations and compliance inquiries related to its on-going operations. The outcome of these proceedings and similar future proceedings cannot be predicted with certainty. As of September 30, 2014, GTECH's total provision for litigation risks was €6.6 million. However, it is difficult to accurately estimate the outcome of any proceeding. As such, the amounts of GTECH's provision for litigation risk, accrued also on the basis of assessments made by external counsel, could vary significantly from the amounts GTECH may be asked to pay and from the amounts GTECH would ultimately pay in any such proceeding. In addition, unfavorable resolution of or significant delay in adjudicating such proceedings could require GTECH to pay substantial monetary damages or penalties and/or incur costs which may exceed any provision for litigation risks or, under certain circumstances, cause the termination or revocation of the relevant concession, license or authorization and thereby have a material adverse effect on GTECH's results of operations, business, financial condition or prospects.

GTECH faces risks in connection with its international operations.

        GTECH is a global business and derives a substantial portion of its revenues from operations outside of Italy and the United States (15.5% of GTECH's total consolidated revenues for the nine-month period ended September 30, 2014; 19.3% and 18.5% for the years ended December 31, 2013 and 2012, respectively). Risks associated with GTECH's international operations include increased governmental regulation of the online lottery industry in the markets where it operates, exchange controls or other currency restrictions and significant political instability.

        Other economic risks that GTECH's international activity subjects it to include inflation, currency devaluation, illiquid or restricted foreign exchange markets, high interest rates, debt default, unstable capital markets and foreign direct investment restrictions. Political risks include change of leadership, change of governmental policies, new foreign exchange controls regulating the flow of money into or out of a country, failure of a government to honor existing contracts, changes in tax laws and corruption, as well as global risk aversion driven by political unrest, war and terrorism. Finally, social instability risks include high crime in certain of the countries in which GTECH operates due to poor economic and political conditions, riots, unemployment and poor health conditions. These factors may affect GTECH's work force as well as the general business environment in a country. The materialization of such risks could have a negative impact on GTECH's results of operations, business, financial condition or prospects.

If GTECH is unable to protect its intellectual property or prevent its use by third parties, its ability to compete in the market may be harmed.

        GTECH protects its proprietary technology and intellectual property to ensure that its competitors do not use such technology and intellectual property. However, intellectual property laws in Italy, the United States and in other jurisdictions may afford differing and limited protection, may not permit GTECH to gain or maintain a competitive advantage, and may not prevent GTECH's competitors from duplicating its products, designing around its patented products, or gaining access to its proprietary information and technology.

        Although GTECH takes measures intended to prevent disclosure of its trade secrets through non-disclosure and confidentiality agreements and other contractual restrictions, GTECH may not be able to prevent the unauthorized disclosure or use of its technical knowledge or trade secrets. For example, there can be no assurance that consultants, vendors, former employees or current employees will not breach their obligations regarding non-disclosure and restrictions on use. In addition, anyone could seek to challenge, invalidate, circumvent or render unenforceable any GTECH patent. GTECH cannot provide assurance that any pending or future patent applications it holds will result in an issued patent, or that, if patents are issued, they would necessarily provide meaningful protection against competitors and competitive technologies and/or adequately protect GTECH's then-current products and technologies. GTECH may not be able to detect the unauthorized use of its intellectual property or take appropriate steps to enforce its intellectual property rights effectively, and certain contractual provisions, including restrictions on use, copying, transfer and disclosure of licensed programs, may be unenforceable under the laws of certain jurisdictions.

        GTECH licenses intellectual property rights from third parties. If such third parties do not properly maintain or enforce the intellectual property rights underlying such licenses, or if such licenses are terminated or expire without being renewed, GTECH could lose the right to use the licensed intellectual property, which could adversely affect its competitive position or its ability to commercialize certain of its technologies, products or services.

        GTECH intends to enforce its intellectual property rights, and from time to time it may initiate claims against third parties that it believes are infringing its intellectual property rights if it is unable to resolve matters satisfactorily through negotiation. Litigation brought to protect and enforce GTECH's intellectual property rights could be costly, time-consuming and distracting to management and could fail to obtain the results sought and could have a material adverse effect on GTECH's results of operations, business, financial condition or prospects.

Third party intellectual property infringement claims against GTECH could limit or affect its ability to compete effectively.

        GTECH cannot provide assurance that its products or methods do not infringe the patents or other intellectual property rights of third parties. Infringement and other intellectual property claims and proceedings brought against GTECH, whether successful or not, are costly, time-consuming and distracting to management, and could harm GTECH's reputation. In addition, intellectual property litigation or claims could require GTECH to do one or more of the following: (i) cease selling or using any of its products that allegedly incorporate the infringed intellectual property, (ii) pay substantial damages, (iii) obtain a license from the third party owner, which license may not be available on reasonable terms, if at all, (iv) rebrand or rename its products, and (v) redesign its products to avoid infringing the intellectual property rights of third parties, which may not be possible and, if possible, could be costly, time-consuming or result in a less effective product. The loss of proprietary technology or a successful claim against GTECH could have a material adverse effect on GTECH's results of operations, business, financial condition or prospects.

GTECH's business prospects and future success rely heavily upon the integrity of its employees, directors and agents and the security of its systems.

        The real and perceived integrity and security of a lottery is critical to its ability to attract players. GTECH strives to set exacting standards of personal integrity for its employees and directors, as well as system security for the systems that it provides to its customers, and its reputation in this regard is an important factor in its business dealings with lottery and other governmental agencies. For this reason, an allegation or a finding of improper conduct on GTECH's part, or on the part of one or more of its current or former employees, directors or agents that is attributable to GTECH, or an actual or alleged system security defect or failure attributable to GTECH, could have a material adverse effect upon GTECH's results of operations, business, financial condition or prospects, including its ability to retain or renew existing contracts or obtain new contracts.

GTECH's systems are subject to network interruption risks which could have a negative impact on the quality of the services offered by GTECH and, as a result, on demand from consumers and consequently volume of sales and revenues.

        GTECH's ability to provide goods (such as software and lottery terminals) and services to its customers and to effectively operate its games and services depends to a great extent on the reliability and security of the information technology systems providers and networks it uses. Information technology systems and networks used by GTECH are potentially subject to damage and interruption caused by human error, problems relating to the telecommunications network, natural disasters, sabotage, hacking, viruses and similar events. Interruptions in the system could have a negative impact on the quality of the services offered and, as a result, on demand from consumers and consequently on the volume of sales and revenues. In addition, interruptions in systems or networks could result in the termination of certain of GTECH's concessions or lottery contracts or the imposition of substantial penalties. GTECH has, from time to time, experienced system downtime and problems with telecommunications networks.

GTECH may not be able to respond to technological changes or to satisfy future technology demands of its customers, in which case it could fall behind its competitors.

        Many of GTECH's software and hardware products are based on proprietary technologies. While management believes that certain of GTECH's technologies, such as the GTECH Enterprise Series open-architecture software platform, provide an industry standard, if GTECH were to fail to enhance its product and service offerings to take advantage of technological developments, it may fall behind its competitors and GTECH's results of operations, business, financial condition or prospects could suffer.

GTECH's lottery operations are dependent upon its continued ability to retain and extend its existing contracts and win new contracts.

        GTECH derives a portion of its revenues and cash flow from its portfolio of long-term lottery contracts in the Americas and International segments (equal to approximately 28.3% of GTECH's total consolidated revenues for the nine-month period ended September 30, 2014 and 27.9% for the year ended December 31, 2013, respectively), awarded through competitive procurement processes. In addition, GTECH's U.S. lottery contracts typically permit a lottery authority to terminate the contract at any time for failure to perform and for other specified reasons, and many of these contracts in the U.S. permit the lottery authority to terminate the contract at will with limited notice and do not specify the compensation, if any, to which GTECH would be entitled were such termination to occur.

        Further, in the event that GTECH is unable or unwilling to perform, some of its lottery contracts permit the lottery authority to acquire title to its system related equipment and software during the term of the contract or upon the expiration or earlier termination of the contract, in some cases without paying GTECH any compensation related to the transfer of that equipment and software to the lottery authority.

        The termination of or failure to renew or extend one or more of GTECH's lottery contracts, or the renewal or extension of one or more of GTECH's lottery contracts on materially altered terms or the transfer of its assets without compensation could have a material adverse effect on GTECH's results of operations, business, financial condition or prospects.

GTECH has a concentrated customer base and the loss of any of its larger customers (or lower sales from any of these customers) could lead to significantly lower revenue.

        Revenues from GTECH's top ten customers outside of Italy accounted for approximately 18.1% of GTECH's total consolidated revenues for the nine-month period ended September 30, 2014 (18.3% and 17.7% for the years ended December 31, 2013 and 2012, respectively). If GTECH were to lose any of these larger customers, or if these larger customers experience slow lottery ticket sales and consequently reduced lottery revenue, there could be a material adverse effect on GTECH's results of operations, business, financial condition or prospects.

GTECH's dependence on certain suppliers creates a risk of implementation delays if the supply contract is terminated or breached, and any delays may result in substantial penalties.

        GTECH purchases most of the parts, components and subassemblies necessary for its lottery and machine gaming terminals and other system components from outside sources. GTECH outsources all of the manufacturing and assembly of certain lottery products to a single vendor while other products have portions outsourced to multiple qualified vendors. Although GTECH works closely with its manufacturing outsourcing vendor and GTECH is likely to be able to realign its manufacturing facilities to manufacture its products itself, GTECH's operating results could be adversely affected if one or more of its manufacturing outsourcing vendors failed to meet production schedules. For example, while most of the parts, components and subassemblies can be purchased through more than one supplier, GTECH currently has approximately three material sole source vendors for lottery terminals for its lottery products. GTECH's total purchases from these three vendors during the year ended December 31, 2013 was approximately 57.7% of its total consolidated purchases of parts, components and subassemblies for that product for that year. GTECH's management believes that if a supply contract with one of these vendors were to be terminated or breached, GTECH would be able to replace the vendor. However, it may take time to replace the vendor under some circumstances and any replacement parts, components or subassemblies may be more expensive, which could reduce GTECH's margins. Depending on a number of factors, including the level of the related part, component or subassembly in GTECH's inventory, the time it takes to replace a vendor may result in a delay in its implementation for a customer. Generally, if GTECH fails to meet its delivery schedules under its contracts, it may be subject to substantial penalties or liquidated damages, or even contract termination, which in turn could have a material adverse effect on GTECH's results of operations, business, financial condition or prospects.

New arrangements with state lotteries in the U.S. such as lottery manager contracts may increase the risks to GTECH in its dealings with state lotteries, including requiring the guarantee of income, up-front payments or similar arrangements.

        In the United States, state lotteries are exploring lottery manager contracts as a means of maximizing lottery profits. Under these contracts (currently in Illinois, Indiana and New Jersey), GTECH is required to guarantee income levels to the state. In addition, in other states, agreements may require upfront payments for concessions. Arrangements such as the guarantee of income when not achieved, large up-front payments or other similar arrangements may have a material adverse effect on GTECH's results of operation, business, financial condition or prospects.

GTECH's business may be adversely affected by competition.

        The gaming business is highly competitive. GTECH faces competition from a number of companies in Italy, the United States and worldwide. Although GTECH is making investments, including the Mergers intended to position it to exploit the opportunities in the machine gaming, interactive gaming and sports betting markets, it expects significant competition in these markets from other companies. Competition could cause GTECH to lose players or customers and could have a material adverse effect on GTECH's results of operations, business, financial condition or prospects. The online lottery industry has faced increased competition from the entertainment and gambling industries in recent years, including from a proliferation of destination gaming venues, and an increased availability of gaming opportunities including gaming opportunities on the internet. In recent years there has been increased competition in the gaming industry and in some instances, GTECH observed extremely aggressive pricing from these competitors in an effort to gain market share. Increased competition and aggressive pricing practices from competitors could adversely affect GTECH's ability to retain business, to win new business and may impact the margin of profitability on contracts that GTECH is successful in retaining or winning. Also, awards of contracts to GTECH are, from time to time, challenged by its competitors. Increased competition also may have a material adverse effect on the profitability of contracts which GTECH does obtain. Over the past several fiscal years, GTECH has experienced and may continue to experience a reduction in the percentage of lottery ticket sales that it receives from certain customers resulting from contract rebids, extensions and renewals due to a number of factors, including the substantial growth of lottery sales, reductions in the cost of technology and telecommunications services and general and competitive dynamics.

        GTECH may also be affected by increased competition as a result of consolidation among gaming equipment and technology companies. GTECH expects the trend toward consolidation in its global industry to continue as gaming equipment and technology companies attempt to strengthen or expand their market positions in the gaming industry through mergers and acquisitions. Several acquisitions of slot machine and other gaming equipment makers by gaming technology companies have been announced recently, such as the pending acquisition of Bally Technologies by Scientific Games Corp., announced in August 2014, and the acquisition of Multimedia Games by Global Cash Access Holdings Inc., announced in September 2014 and expected to close next year. GTECH believes that industry consolidation such as these acquisitions may result in stronger competitors that are better able to compete by increasing their scale and operating efficiencies. Consolidation may also result in competitors with greater resources which may be directed toward accelerating innovation and product development, resulting in a broader service and product offering. Such changes in the competitive landscape could potentially reduce GTECH's market share and lead to declining sales volumes and prices for its products and services. If any of these risks are realized, GTECH's competitive position and therefore its business, results of operations and financial condition may be materially adversely affected.

The gaming and betting industry is highly regulated.

        The gaming and betting industry is heavily regulated. In Italy, this regulation determines, among others, (i) games that may be operated and amounts that may be charged by operators, (ii) the prizes for the players, (iii) the compensation paid to concessionaires, including GTECH, (iv) the kinds of points of sale and (v) the applicable tax regulations. Renewing existing and applying for new licenses, concessions, permits and approvals can be costly and time consuming and there is no assurance of success. Any failure to renew or obtain any such license, concession, permit or approval could have a material adverse effect on GTECH's results of operations, business, financial condition or prospects. Any changes in the legal or regulatory framework or other changes, such as increases in the taxation of gaming or betting, changes in the compensation paid to concessionaires or increases in the number of licenses, authorizations or concessions awarded to competitors of GTECH could materially and adversely affect its profitability. For instance, the profitability of the video lottery terminal ("VLT") sector has declined since 2012, after ADM increased taxation on VLTs from 2% to 4% in January 2012 and then to 5% during 2013.

        In the United States and in many international jurisdictions where GTECH currently operates or seeks to do business, lotteries are not permitted unless expressly authorized by law. The successful implementation of GTECH's growth strategy and its business could be materially adversely affected if jurisdictions that do not currently authorize lotteries do not approve new lotteries or if those jurisdictions that currently authorize lotteries do not continue to permit such activities.

        Once authorized, the ongoing operations of lotteries and lottery operators are typically subject to extensive and evolving regulation. In the United States, in particular, lottery authorities generally conduct an investigation of the winning vendor and its employees prior to and after the award of a lottery contract. Further, lottery authorities may require the removal of any of the vendor's employees deemed to be unsuitable and are generally empowered to disqualify GTECH from receiving a lottery contract or operating a lottery system as a result of any such investigation. Some jurisdictions also require extensive personal and financial disclosure and background checks from persons and entities beneficially owning a specified percentage (typically 5% or more) of GTECH's securities. The failure of these beneficial owners to submit to such background checks and provide required disclosure could jeopardize the award of a lottery contract to GTECH or provide grounds for termination of an existing lottery contract. Additional restrictions are often imposed by international jurisdictions upon foreign corporations, such as GTECH, seeking to do business there.

        Finally, sales generated by lottery games frequently are dependent upon decisions over which GTECH has no control made by lottery authorities with respect to the operation of these games, such as matters relating to the marketing and prize payout features of lottery games. Because GTECH is typically compensated in whole or in part based on a jurisdiction's gross lottery sales, lower than anticipated sales due to these factors could have a material adverse effect on GTECH's results of operations, business, financial condition or prospects.

The illegal gaming market could negatively affect GTECH's business.

        A significant threat for the entire gaming and betting industry arises from illegal activities. Such illegal activities may drain significant betting volumes away from the regulated industry. In particular, illegal gaming could take away a portion of the present players that are the focus of GTECH's business. The loss of such players could have a material adverse effect on GTECH's results of operations, business, financial condition or prospects.

RISK FACTORS RELATING TO IGT'S BUSINESS

        You should read and consider risk factors specific to IGT's business that will also affect the combined company after the Mergers. These risks are described in Part I, Item 1A of IGT's Annual Report on Form 10-K for the fiscal year ended September 27, 2014 and in other documents that are incorporated by reference into this document. See "Where You Can Find More Information" beginning on page [    ] of this proxy statement/prospectus for the location of information incorporated by reference in this proxy statement/prospectus.

SUMMARY HISTORICAL FINANCIAL DATA OF GTECH

        The following tables set forth summary historical consolidated financial and other data of GTECH for the periods indicated and has been derived from:

  •
  the Unaudited Interim Consolidated Financial Statements for the nine months ended September 30, 2014 and 2013, included elsewhere in this proxy statement/prospectus;

  •
  the Annual Consolidated Financial Statements at December 31, 2013 and 2012 and for each of the years ended December 31, 2013, 2012 and 2011, included elsewhere in this proxy statement/prospectus; and

  •
  the consolidated financial statements of GTECH for the years ended December 31, 2010 and 2009, which are not included in this proxy statement/prospectus.

        Interim results are not necessarily indicative of results that may be expected for a full year or any future interim period. The Unaudited Interim Consolidated Financial Statements, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods.

        The following information is presented in millions of Euro, unless otherwise specified.

        The following information should be read in conjunction with "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations of GTECH," "Unaudited Pro Forma Consolidated Financial Information," the Unaudited Interim Consolidated Financial Statements and the Annual Consolidated Financial Statements included elsewhere in this proxy statement/prospectus. Historical results for any period are not necessarily indicative of results to be expected for any future period.

Consolidated Income Statement Data

	For the nine months ended September 30,
	2014	2013
	(€ million, except per share data)
Total revenue	2,260.2	2,289.7
Operating income	470.1	455.3
Income before income tax expense	323.7	329.0
Net income(1)	191.0	198.0
Attributable to:
Owners of the parent	176.1	174.1
Non-controlling interests	14.9	23.9
Basic earnings per ordinary share (in Euro)(1)	1.01	1.01
Diluted earnings per ordinary share (in Euro)(1)	1.01	1.01

(1)
During the historical periods presented there were no discontinued operations.

 Consolidated Statement of Financial Position Data

	At September 30,	At December 31,
	2014	2013
	(€ million, except share information)
Cash and cash equivalents	455.6	419.1
Total assets	7,303.4	7,123.4
Debt(1)	2,890.6	2,856.6
Non-current liabilities	2,957.4	2,915.7
Total equity	2,757.4	2,603.5
Equity attributable to owners of the parent	2,473.7	2,199.9
Non-controlling interests	283.7	403.6

(1)
Debt is comprised of long term debt and short term borrowings.

Consolidated Income Statement Data

	For the years ended December 31,
	2013	2012	2011	2010	2009
	(€ million, except per share data)
Total revenue	3,062.8	3,075.7	2,973.7	2,314.1	2,176.9
Operating income	559.0	583.1	539.3	386.0	366.4
Income before income tax expense	385.8	424.0	365.9	113.5	188.2
Net income(1)	205.0	265.2	205.7	45.4	112.3
Attributable to:
Owners of the parent	175.4	233.1	173.1	0.5	68.1
Non-controlling interests	29.6	32.1	32.6	44.9	44.2
Basic earnings per ordinary share (in Euro)(1)	1.01	1.35	1.01	—	0.45
Diluted earnings per ordinary share (in Euro)(1)	1.01	1.35	1.01	—	0.45

(1)
During the historical periods presented there were no discontinued operations.

Consolidated Statement of Financial Position Data

	At December 31,
	2013	2012	2011	2010	2009
	(€ million)
Cash and cash equivalents	419.1	455.8	190.7	152.4	469.3
Total assets	7,123.4	7,277.3	7,006.9	6,962.9	6,204.6
Debt(1)	2,856.6	2,960.6	2,802.4	2,951.7	2,694.3
Non-current liabilities	2,915.7	3,056.2	2,904.1	3,149.7	2,976.6
Total equity	2,603.5	2,642.3	2,609.2	2,358.9	1,896.8
Equity attributable to owners of the parent	2,199.9	2,267.8	2,187.1	1,914.4	1,837.7
Non-controlling interests	403.6	374.5	422.1	444.5	59.1

(1)
Debt is comprised of long term debt and short term borrowings.

 SUMMARY HISTORICAL FINANCIAL DATA OF IGT

        The following tables set forth summary historical consolidated financial and other data of IGT for the periods indicated and have been derived from:

  •
  the audited consolidated financial statements of IGT at September 30, 2014 and 2013 and for the three years in the period ended September 30, 2014 included in "Item 8 Financial Statements and Supplementary Data" contained in IGT's Annual Report on Form 10-K filed with the SEC on November 25, 2014 and incorporated by reference in this proxy statement/prospectus; and

  •
  the audited consolidated financial statements of IGT at September 30, 2012 and 2011 and for the three years in the period ended September 30, 2012 and at September 30, 2011 and 2010 and for the three years in the period ended September 30, 2011, which are not included or incorporated by reference in this proxy statement/prospectus.

        The IGT audited consolidated financial statements referred to above have been prepared in accordance with the requirements of U.S. GAAP.

        The following information should be read in conjunction with IGT's historical consolidated financial statements, including the related notes as well as the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in IGT's Annual Report on Form 10-K incorporated by reference herein. Historical results for any period are not necessarily indicative of results to be expected for any future period.

Consolidated Income Statement Data

	For the years ended September 30,
	2014	2013	2012	2011	2010
	(US$ million, except per share data)
Revenues	2,058.1	2,341.6	2,150.7	1,957.0	1,917.2
Gross profit	1,214.6	1,344.4	1,237.6	1,138.4	1,087.3
Operating income	408.6	494.1	421.7	504.9	424.8
Income from continuing operations, before tax	321.3	402.3	342.8	427.9	304.9
Income from continuing operations, net of tax	247.9	272.7	249.7	292.3	219.6
Discontinued operations, net of tax	—	—	(3.8)	(8.7)	(33.6)
Net income	247.9	272.7	245.9	283.6	186.0
Basic earnings per share (in US$)
Continuing operations	1.00	1.04	0.86	0.98	0.73
Discontinued operations	—	—	(0.01)	(0.03)	(0.11)
Net income	1.00	1.04	0.85	0.95	0.62
Diluted earnings per share (in US$)
Continuing operations	0.99	1.03	0.86	0.97	0.73
Discontinued operations	—	—	(0.01)	(0.03)	(0.11)
Net income	0.99	1.03	0.85	0.94	0.62
Cash dividends declared per share (in US$)	0.44	0.34	0.24	0.24	0.24

 Consolidated Balance Sheet Data

	At September 30,
	2014	2013	2012	2011	2010
	(US$ million)
Cash and short-term investment securities(1)	314.4	809.1	288.2	552.0	248.9
Working capital(2)	676.3	267.5	633.0	875.2	620.1
Total assets	3,989.5	4,612.8	4,285.1	4,154.4	4,007.0
Debt, net (current and non-current)	1,878.6	2,192.9	1,846.4	1,646.3	1,674.3
Jackpot liabilities (current and non-current)	379.1	425.0	481.0	508.4	570.9
Non-current liabilities	2,247.1	1,850.2	2,457.0	2,174.9	2,190.4
Total equity	1,197.6	1,254.1	1,197.8	1,444.8	1,234.3

(1)
Includes cash and equivalents, investment securities, restricted cash and investment securities and restricted cash and investment securities of VIEs.

(2)
Working capital is defined as net current assets.

SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

        The selected unaudited pro forma consolidated financial information has been derived from, and should be read in conjunction with, the Unaudited Pro Forma Consolidated Financial Information included elsewhere in this proxy statement/prospectus.

        The selected unaudited pro forma consolidated financial information of Georgia Worldwide PLC ("Holdco") has been prepared to represent the pro forma effects of the following transactions (the "Transactions"):

  •
  acquisition of 100% of International Game Technology (together with its subsidiaries "IGT") by Holdco through the IGT Merger. At the Effective Time of the IGT Merger:

  •
  each outstanding share of IGT common stock will be converted into the right to receive a combination of cash and Holdco ordinary shares;

  •
  each outstanding IGT stock option and restricted stock unit award granted before July 1, 2013 will fully vest and be cancelled in exchange for a cash payment equal to $18.25; and

  •
  each outstanding IGT restricted stock unit award granted between July 1, 2013 and July 15, 2014 will be converted into an award with respect to Holdco ordinary shares.

  •
  financing of the Mergers (as defined below) and related costs incurred by GTECH (together with its subsidiaries the "Group") through the senior credit facility obtained on November 4, 2014 (the "Senior Credit Facility") in an aggregate principal amount of approximately €2.0 billion (at a $ to € exchange rate of 0.795 at September 30, 2014) and the bridge facility obtained on July 15, 2014 (the "Bridge Facility") in an aggregate principal amount of approximately €4.7 billion (at a $ to € exchange rate of 0.795). Furthermore, GTECH and IGT could be required to refinance existing specified indebtedness, due to provisions triggered by the Mergers (the "Financing"). The pro forma adjustments are based on the assumption that:

  •
  the counterparties to the IGT derivatives, the GTECH derivatives, the GTECH credit facility and the IGT credit facility will exercise their contractual rights to require early termination due to the Transactions.

  •
  the IGT bondholders in relation to the 5.5% bonds due 2020 and 5.35% bonds due 2023 will not exercise their put option, as these IGT bonds are trading above the contractual put price at December 9, 2014. The outstanding principal amount of these IGT bonds at September 30, 2014 amounts to €635.8 million ($0.8 billion at a $ to € exchange rate of 0.795).

    GTECH has called its 5.375% notes due 2016 (the "GTECH 2016 notes"). In addition, consent from GTECH note holders to amend the indenture governing the 5.375% notes due 2018 and the 3.500% notes due 2020 for an aggregate amount of €1.0 billion was obtained.

    Furthermore, consent to amend the indenture was obtained from IGT bondholders in relation to the 7.5% bond due 2019 amounting to €397.4 million ($0.5 billion at a $ to € exchange rate of 0.795). Votes to amend the indenture were obtained from GTECH bondholders in relation to the 5.375% Guaranteed Notes due 2018 and the 3.5% Guaranteed Notes due 2020 amounting to €1.0 billion.

    It is anticipated that the Bridge Facility will be drawn only to the extent that GTECH is unable (i) to obtain consent from the counterparties of GTECH and IGT derivative financial instruments and (ii) to raise debt financing in the form of term loans and/or debt securities at or prior to the closing of the Mergers. The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable at this time;

    actual results may materially differ from the Unaudited Pro Forma Consolidated Financial Information; and

  •
  GTECH merger with and into Holdco, pursuant to which each issued and outstanding GTECH ordinary share will be converted into the right to receive one Holdco ordinary share (the "Holdco Merger" and together with the IGT Merger, the "Mergers"). Statutory cash exit rights ("Rescission Rights") in connection with the Holdco Merger have been exercised with respect to 19,796,852 GTECH shares, for an aggregate amount of €379.6 million at the liquidation amount of €19.174 per GTECH share. Pursuant to Italian law GTECH shares for which Rescission Rights were exercised must be offered to GTECH's shareholders from December 11, 2014 through January 9, 2015, inclusive. Any GTECH shares that are not purchased through this pre-emptive offer may be offered by GTECH, at its sole discretion, on the Mercato Telematico Azionario organized and managed by Borsa Italiana SpA, for at least one trading day prior to the completion of the Holdco Merger. In the event that after any such offer, any GTECH shares remain unsold, such shares will be repurchased by GTECH. The pro forma effects of the Holdco Merger have been prepared assuming that GTECH will be required to repurchase all GTECH shares for which Rescission Rights were exercised. The actual number of GTECH shares that will be repurchased by GTECH and for which Rescission Rights were exercised is unknown at this time.

        On July 15, 2014 GTECH, Holdco, Sub and GTECH Corporation, entered into the merger agreement with IGT (the "Merger Agreement") to acquire the entire issued share capital of IGT. The completion of the Mergers is subject to satisfaction of certain conditions, including antitrust approval, gaming approvals, the receipt of a merger order from the High Court of England and Wales, IGT and GTECH shareholder approvals and NYSE listing approval for the Holdco ordinary shares.

        This information should be read in conjunction with the audited Annual Consolidated Financial Statements as of and for the year ended December 31, 2013 and the Unaudited Interim Consolidated Financial Statements of GTECH as of and for the nine months ended September 30, 2014 included in this proxy statement/prospectus, and the historical audited financial statements of IGT, which are available in IGT's Form 10-K for the year ended September 27, 2014, and the historical unaudited financial statements of IGT, which are available in IGT's Form 10-Q for the nine months ended June 28, 2014, which are incorporated by reference in this proxy statement/prospectus.

        The unaudited pro forma consolidated statement of financial position has been prepared assuming that the Transactions had occurred on September 30, 2014. The unaudited pro forma consolidated income statements have been prepared assuming that the Transactions had occurred on January 1, 2013. The Unaudited Pro Forma Consolidated Financial Information does not purport to represent what our actual results of operations would have been if the Transactions had actually occurred on the dates assumed, nor is it necessarily indicative of future consolidated results of operations or financial condition. The Unaudited Pro Forma Consolidated Financial Information is presented for illustrative purposes only and based upon available information and certain assumptions that each of GTECH and IGT believe are reasonable, including assumptions pursuant to the terms of the Merger Agreement.

        The Unaudited Pro Forma Consolidated Financial Information is presented in millions of Euro and prepared, unless otherwise specified, on a basis that is consistent with the accounting policies used in the preparation of the Annual Consolidated Financial Statements of GTECH, which have been prepared in accordance with IFRS. It should be noted that IGT consolidated financial statements are prepared in accordance with U.S. GAAP and presented in U.S. dollars. The historical IGT amounts reflected in the Unaudited Pro Forma Consolidated Financial Information have been derived from IGT's consolidated financial statements prepared under U.S. GAAP and reconciled to IFRS, as applicable, and as further discussed below in Note 2 to the Unaudited Pro Forma Consolidated Financial Information based on a preliminary IFRS analysis. The reconciliation has not been audited.

        Furthermore, certain current market based assumptions were used which will be updated upon completion of the Transactions. Management believes the estimated fair values utilized for the assets to be acquired and liabilities to be assumed are based on reasonable estimates and assumptions. Preliminary fair value estimates may change as additional information becomes available and such changes could be material, as certain valuations and other studies have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. In addition, a preliminary analysis of U.S. GAAP to IFRS differences and related accounting policies has been completed based on information made available to date. However, following the consummation of the combination, management will conduct a final analysis. As a result of that analysis, management may identify differences that, when finalized, could have a material impact on this Unaudited Pro Forma Consolidated Financial Information.

        Pro forma adjustments relating to the unaudited pro forma consolidated statement of financial position have been translated into Euro using the applicable exchange rate of $1 per €0.795 at September 30, 2014. Pro forma adjustments relating to the unaudited pro forma consolidated income statement have been translated into Euro using an average exchange rate of $1 per € 0.753 for the year ended December 31, 2013 and $1 per € 0.738 for the nine months ended September 30, 2014.

        The unaudited pro forma consolidated financial information is based on estimates and assumptions set forth in the notes to such information. The unaudited pro forma consolidated financial information is being furnished for informational purposes only. Although we believe that the unaudited pro forma consolidated financial information is presented based on reasonable management assumptions, these should not be interpreted as actual results of operations, or as an indication of future consolidated results, as a calculation of dividends or for any other purposes.

        The information presented below should be read in conjunction with "Risk Factors," "Forward-Looking Statements "Selected Historical Financial Data of GTECH," "Selected Historical Financial Data of IGT," the historical financial statements of GTECH and IGT, respectively, including the related notes thereto and the Unaudited Pro Forma Consolidated Financial Statements, included elsewhere in this proxy statement/prospectus.

Unaudited Pro Forma Consolidated Income Statement for the nine months ended September 30, 2014

	For the nine months ended September 30, 2014
	Unaudited GTECH IFRS Historical	Unaudited IGT Reclassified	Adjustments	Unaudited Holdco IFRS Pro Forma
	(€ million, except per share data)
Total revenue	2,260.2	1,112.9	(1.1)	3,372.0
Operating income	470.2	215.1	(130.7)	554.6
Income before income tax expense	323.8	155.0	(306.0)	172.8
Net income(1)	191.1	129.4	(202.0)	118.5
Attributable to:
Owners of the parent	176.1	129.4	(202.0)	103.5
Non-controlling interests	15.0	—	—	15.0
Basic earnings per ordinary share (in Euro)(1)	1.01			0.52
Diluted earnings per ordinary share (in Euro)(1)	1.01			0.52
Dividends paid per ordinary share (in Euro)	0.75			0.66

(1)
During the period presented there were no discontinued operations.

 Unaudited Pro Forma Consolidated Income Statement for the year ended December 31, 2013

	For the year ended December 31, 2013
	GTECH IFRS Historical	Unaudited IGT Reclassified	Adjustments	Unaudited Holdco IFRS Pro Forma
	(€ million, except per share data)
Total revenue	3,062.8	1,785.0	(13.4)	4,834.4
Operating income	559.0	389.9	(218.0)	730.9
Income before income tax expense	385.8	306.6	(464.7)	227.7
Net income(1)	205.0	207.8	(311.1)	101.7
Attributable to:
Owners of the parent	175.4	207.8	(311.1)	72.1
Non-controlling interests	29.6	—	—	29.6
Basic earnings per ordinary share (in Euro)(1)	1.01			0.36
Diluted earnings per ordinary share (in Euro)(1)	1.01			0.36
Dividends paid per ordinary share (in Euro)	0.73			0.63

(1)
During the period presented there were no discontinued operations.

Unaudited Pro Forma Consolidated Balance Sheet at September 30, 2014

	As of September 30, 2014
	Unaudited GTECH IFRS Historical	Unaudited IGT Reclassified	Adjustments	Unaudited Holdco IFRS Pro Forma
	(€ million)
Cash and cash equivalents	455.6	99.7	—	555.3
Total assets	7,303.5	2,966.8	3,525.1	13,795.4
Debt(1)	2,890.5	1,453.8	3,363.2	7,707.5
Non-current liabilities	2,957.4	1,728.2	4,267.5	8,953.1
Total equity	2,757.5	855.5	(531.1)	3,081.9
Equity attributable to owners of the parent	2,473.8	855.5	(531.1)	2,798.2
Non-controlling interests	283.7	—	—	283.7

(1)
Debt is comprised of long-term debt and short-term borrowings.

COMPARATIVE PER SHARE DATA

        Set forth below are earnings, cash dividends and book value per share data for:

  •
  GTECH on a historical basis, prepared under IFRS and presented in Euro; at and for the nine months ended September 30, 2014, and 2013, and at and for the years ended December 31, 2013, 2012, 2011, 2010 and 2009.

  •
  IGT on a historical basis, prepared under U.S. GAAP and presented in U.S. Dollar, at and for the years ended September 30, 2014, 2013, 2012, 2011 and 2010.

  •
  Pro forma share information at and for the nine months ended September 30, 2014 and for the year ended December 31, 2013. The pro forma per share information shows the effect of the Merger from the perspective of an owner of Holdco ordinary shares.

        The following information should be read in conjunction with "Note on Presentation," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations of GTECH," "Unaudited Pro Forma Consolidated Financial Information," the Unaudited Interim Consolidated Financial Statements and the Annual Consolidated Financial Statements included elsewhere in this proxy statement/prospectus. Historical results for any period are not necessarily indicative of results to be expected for any future period.

        The unaudited pro forma data below is presented for illustrative purposes only. It does not purport to represent the historical results or what the combined company's financial position would have been if the Merger occurred on the date assumed and it is not necessarily indicative of the combined company's future results or financial position.

GTECH Per Share Data

	At and for the nine months ended September 30,		At and for the year ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(In €)
Basic earnings per share	1.01	1.01	1.01	1.35	1.01	—	0.45
Cash dividends per share	0.75	0.73	0.73	0.71	0.00	0.74	0.68
Book value per share	14.14	n/a	12.64	13.15	12.71	11.13	10.69

IGT Per Share Data

	At and for the year ended September 30,
	2014	2013	2012	2011	2010
	(in US$)
Basic earnings per share	1.00	1.04	0.85	0.95	0.62
Cash dividends per share	0.44	0.34	0.24	0.24	0.24
Book value per share	4.84	4.90	4.50	4.86	4.14

Pro Forma Per Share Data

	At and for the nine months ended September 30, 2014	For the year ended December 31, 2013
	(In €)
Basic earnings per share	0.52	0.36
Cash dividends per share	0.66	0.63
Book value per share	14.05	n/a

FORWARD-LOOKING STATEMENTS

        This proxy statement/prospectus contains forward-looking statements concerning IGT, GTECH, Holdco, the proposed transactions and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the management of IGT and GTECH as well as assumptions made by, and information currently available to, such management. Forward-looking statements may be accompanied by words such as "aim," "anticipate," "believe," "plan," "could," "would," "should," "estimate," "expect," "forecast," "future," "guidance," "intend," "may," "will," "possible," "potential," "predict," "project" or similar words, phrases or expressions. These statements are subject to various risks and uncertainties, many of which are outside the parties' control. Therefore, you should not place undue reliance on these statements. Factors that could cause actual results to differ materially from those in these statements include:

  •
  failure to obtain applicable regulatory or securityholder approvals in a timely manner or otherwise;

  •
  failure to satisfy other closing conditions to the proposed Mergers;

  •
  risks that the new businesses will not be integrated successfully or that the combined companies will not realize estimated cost savings, value of certain tax assets, synergies and growth or that such benefits may take longer to realize than expected;

  •
  failure to realize anticipated benefits of the combined operations;

  •
  risks relating to unanticipated costs of integration;

  •
  reductions in customer spending, a slowdown in customer payments and changes in customer demand for products and services;

  •
  unanticipated changes relating to competitive factors in the industries in which the companies operate;

  •
  ability to hire and retain key personnel;

  •
  the potential impact of announcement or consummation of the proposed Mergers on relationships with third parties, including customers, employees and competitors;

  •
  ability to attract new customers and retain existing customers in the manner anticipated;

  •
  reliance on and integration of information technology systems;

  •
  changes in legislation or governmental regulations affecting the companies;

  •
  international, national or local economic, social or political conditions that could adversely affect the companies or their customers;

  •
  conditions in the credit markets;

  •
  risks associated with assumptions the parties make in connection with the parties' critical accounting estimates and legal proceedings; and

  •
  the parties' international operations, which are subject to the risks of currency fluctuations and foreign exchange controls.

        The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect the parties' businesses, including those described in this proxy statement/prospectus, as well as IGT's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed from time to time with the SEC. Except as required under applicable law, the parties do not assume any obligation to update these forward-looking statements. Nothing in this proxy statement/prospectus is intended, or is to be construed, as a profit forecast or to be interpreted to mean that earnings per GTECH ordinary share or IGT share for the current or any future financial years or those of the combined company, will necessarily match or exceed the historical published earnings per GTECH ordinary share or IGT share, as applicable.

 THE SPECIAL MEETING

        This proxy statement/prospectus is being provided to the IGT shareholders as part of a solicitation of proxies by the IGT Board for use at the special meeting that has been called to approve the Merger Agreement, approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Merger Agreement, and approve the non-binding advisory proposal to approve certain compensation arrangements for IGT's named executive officers in connection with the IGT Merger, and at any properly convened meeting following an adjournment or postponement thereof. This proxy statement/prospectus provides IGT shareholders with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting.

 Date, Time and Place

        The special meeting is scheduled to be held at [                ] on [                     ], 2015 at [        ], local time.

Purpose of the Special Meeting

        At the special meeting, IGT shareholders will be asked to consider and vote on:

  •
  the proposal to approve the Merger Agreement;

  •
  a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the foregoing proposal; and

  •
  a non-binding advisory proposal to approve certain compensation arrangements for IGT's named executive officers in connection with the IGT Merger.

Recommendation of the Board of Directors of IGT

        The IGT Board unanimously determined that the Merger Agreement, the Mergers and the other transactions contemplated thereby are in the best interests of IGT and approved the Merger Agreement.

        The IGT Board unanimously recommends that IGT shareholders vote "FOR" the proposal to approve the Merger Agreement; "FOR" the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the foregoing proposal; and "FOR" the non-binding advisory proposal to approve certain compensation arrangements for IGT's named executive officers in connection with the IGT Merger.

 Record Date; Shareholders Entitled to Vote

        Only holders of record of IGT common stock at the close of business on [                     ], 2015, the record date for the special meeting, will be entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof. At the close of business on the record date, [                ] shares of IGT common stock were issued and outstanding. Holders of record of IGT common stock on the record date are entitled to one vote per share at the special meeting on each proposal.

Quorum

        No business may be transacted at the special meeting unless a quorum is present. Attendance in person or by proxy at the special meeting of holders of record of a majority of the shares of IGT common stock entitled to vote at the special meeting will constitute a quorum. If a quorum is not present, or if fewer shares of IGT common stock are voted in favor of the proposal to approve the Merger Agreement than the number required for its approval, the special meeting may be adjourned to allow additional time for obtaining additional proxies or votes. At any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the subsequent meeting.

        Abstentions (shares of IGT common stock for which proxies have been received but for which the holders have abstained from voting) and broker non-votes (as discussed below) will be included in the calculation of the number of shares of IGT common stock represented at the special meeting for purposes of determining whether a quorum has been achieved. However, as discussed below under "—Required Vote," abstentions and broker non-votes will have the same effect as voting against the proposal to approve the Merger Agreement.

Required Vote

        You may vote "FOR" or "AGAINST" or you may "ABSTAIN" from voting on each proposal.

        If, on the record date, your shares of IGT common stock were held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares of IGT common stock held in "street name," and the organization holding your account is considered the shareholder of record for purposes of voting at the special meeting. In that case, this proxy statement/prospectus has been forwarded to you by the organization that holds your shares of IGT common stock. If you are a beneficial owner of shares of IGT common stock held in "street name" and do not provide the organization that holds your shares of IGT common stock with specific instructions, under the rules of the NYSE, the organization that holds your shares of IGT common stock may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares of IGT common stock does not receive instructions from you on how to vote your shares of IGT common stock on a non-routine matter, such as the proposal to approve the Merger Agreement, the organization that holds your shares of IGT common stock will inform the inspector of elections for the special meeting that it does not have the authority to vote on a non-routine matter with respect to your shares of IGT common stock. This is generally referred to as a "broker non-vote."

        The proposal to approve the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of IGT common stock entitled to vote at the special meeting. Because the vote on the proposal to approve the Merger Agreement is based on the total number of shares outstanding, rather than the number of actual votes present or cast, abstentions and broker non-votes will have the same effect as voting against the proposal to approve the Merger Agreement.

        If a quorum is present at the special meeting, the proposal to adjourn the special meeting will be approved if the votes cast in favor of the proposal exceed the votes cast in opposition of the proposal. In that case, abstentions and broker non-votes will have no effect on the proposal to adjourn the special meeting. If a quorum is not present at the special meeting, the proposal to adjourn the special meeting may be approved and the special meeting may be adjourned by a majority of the voting power represented at the special meeting in person or by proxy. In that case, broker non-votes will have no effect on the proposal to adjourn the special meeting, although abstentions will have the same effect as votes "AGAINST" the proposal to adjourn the special meeting.

        The non-binding advisory proposal to approve certain compensation arrangements for IGT's named executive officers in connection with the IGT Merger will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition to the proposal. Abstentions and broker non-votes will have no effect on the non-binding advisory proposal to approve certain compensation arrangements for IGT's named executive officers in connection with the IGT Merger.

 Voting by IGT's Directors and Executive Officers

        At the close of business on the record date, directors and executive officers of IGT and their affiliates were entitled to vote [                ] shares of IGT common stock, or approximately [        ]% of the shares of IGT common stock outstanding and entitled to vote on that date. Each of IGT's directors and officers has indicated his or her present intention to vote their shares of IGT common stock in favor of each of the proposals to be presented at the special meeting, although none of them has entered into any agreement obligating them to do so.

Voting at the Special Meeting

        If, on the record date, your shares of IGT common stock were registered directly in your name with IGT's transfer agent, Wells Fargo Bank, N.A., then you are a shareholder of record with respect to those shares, and you may vote in person at the special meeting or by proxy. If your shares are held in "street name," you must follow the instructions from your broker, bank or other nominee in order to vote.

  Voting in Person

        If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares of IGT common stock are held in "street name," and you wish to vote at the special meeting, you must bring to the special meeting a proxy executed in your favor from the record holder (your broker, bank or other nominee) of the shares authorizing you to vote at the special meeting, along with proper identification.

  Voting by Proxy

        If you are an IGT shareholder of record, a proxy card is enclosed for your use. IGT requests that you submit a proxy via Internet by logging onto www.[                ].com and following the instructions on your proxy card or by telephone by dialing [                ] and listening for further directions or by signing the accompanying proxy and returning it promptly by mail. You should vote your proxy in advance of the special meeting even if you plan to attend the special meeting. You can always change your vote at the special meeting.

        Shareholders of record of IGT may submit their proxies through the mail by completing their proxy card, and signing, dating and returning it. To be valid, a returned proxy card must be signed and dated. If you hold your shares of IGT common stock in "street name", you will receive instructions from the organization that holds your shares of IGT common stock that you must follow in order to vote your shares. If you vote by Internet or telephone, you need not return a proxy card by mail, but your vote must be received by 11:59 p.m., on [                ].

How Proxies are Counted

        All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the shareholders giving those proxies. Properly executed proxies that do not contain voting instructions will be voted in the manner recommended by the IGT Board on all matters presented in this proxy statement/prospectus and, therefore, "FOR" the proposal to approve the Merger Agreement, "FOR" the proposal to adjourn the special meeting and "FOR" the non-binding advisory proposal to approve certain compensation arrangements for IGT's named executive officers in connection with the IGT Merger.

        Abstentions and broker non-votes will have the same effect as votes "AGAINST" the proposal to approve the Merger Agreement. If a quorum is present at the special meeting, abstentions and broker non-votes will have no effect on the proposal to adjourn the special meeting. If a quorum is not present at the special meeting, broker non-votes will have no effect on the proposal to adjourn the special meeting, although abstentions will have the same effect as votes "AGAINST" the proposal to adjourn the special meeting. Abstentions and broker non-votes will have no effect on the non-binding advisory proposal to approve certain compensation arrangements for IGT's named executive officers in connection with the IGT Merger.

Revocation of Proxies

        If you are the record holder of stock, you can change your vote or revoke your proxy at any time before your proxy is voted at the special meeting. You can do this in any one of the following ways:

  •
  You may send a written notice that you are revoking your proxy to IGT's General Counsel and Secretary at 6355 South Buffalo Drive, Las Vegas, Nevada 89113.

  •
  You may send a subsequent properly completed proxy card in accordance with the instructions in this proxy statement/prospectus.

  •
  You may grant a subsequent proxy by telephone or through the Internet.

  •
  You may attend the special meeting, revoke the proxy in writing and vote in person. Your attendance at the special meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked.

  •
  The most current proxy card or telephone or Internet proxy the inspector of elections for the special meeting receives is the one that is counted.

        If you are a beneficial owner of shares held in "street name", you will need to follow the instructions included on the proxy form provided to you by your broker regarding how to change your vote.

Solicitation of Proxies

        IGT is soliciting proxies for the special meeting from its shareholders. IGT will pay its own cost of soliciting proxies, including the cost of mailing this proxy statement, from its shareholders. In addition to solicitation by use of the mails, proxies may be solicited by each of IGT's directors and executive officers, each of whom is a participant in this proxy statement/prospectus, in person or by telephone or other means of communication. These persons will not receive additional compensation, but may be reimbursed for reasonable out-of-pocket expenses in connection with this solicitation.

        IGT has retained the services of MacKenzie Partners, Inc. to assist in the solicitation of proxies for an estimated fee of $[                ], plus reimbursement of out-of-pocket expenses incurred in connection with the services provided. IGT will make arrangements with brokerage houses, custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of shares held of record by them. IGT will also reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding the proxy materials.

No Dissenters' Rights

        Pursuant to the Nevada Revised Statutes 92A.390, IGT shareholders are not entitled to exercise dissenters', appraisal, cash exit or similar rights in connection with the IGT Merger.

Delivery of Documents to Shareholders Sharing an Address

        If you are a beneficial owner, but not the record holder, of IGT common stock, your broker, bank or other nominee may only deliver one copy of this proxy statement/prospectus to multiple shareholders who share an address unless that nominee has received contrary instructions from one or more of the shareholders. IGT will deliver promptly, upon written or oral request, a separate copy of this proxy statement/prospectus to a shareholder at a shared address to which a single copy of the document was delivered. A shareholder who wishes to receive a separate copy of this proxy statement/prospectus, now or in the future, should submit their request to IGT by telephone at 866-296-4232 or by submitting a written request to InvestorRelations@IGT.com or IGT Investor Relations, 6355 South Buffalo Drive, Las Vegas, NV 89113. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

Adjournments

        Any adjournment of the special meeting may be made from time to time by IGT shareholders. If a quorum is present at the special meeting, the special meeting may be adjourned if the votes cast in favor of adjournment exceed the number of votes cast in opposition. If a quorum is not present at the special meeting, the special meeting may be adjourned by a majority of the voting power represented at the special meeting, whether in person or by proxy.

        In either case, the adjourned meeting may take place without further notice other than by an announcement made at the special meeting unless a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting will be given to each shareholder of record entitled to vote at the special meeting. If a quorum is not present at the special meeting, or if a quorum is present at the special meeting but there are not sufficient votes at the time of the special meeting to approve the Merger Agreement, then IGT may seek to adjourn the special meeting so as to permit the further solicitation of proxies. Under Nevada law, if the meeting is adjourned to a date more than 60 days after the date of the meeting, the board of directors must set a new record date.

Other Matters

        It is not expected that any other matter will be presented for action at the special meeting. If any other matters are properly brought before the special meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment. The grant of a proxy will also confer discretionary authority on the persons named in the proxy as proxy appointees to vote in accordance with their best judgment on matters incident to the conduct of the special meeting, including (except as stated in the following sentence) postponement or adjournment for the purpose of soliciting votes. However, shares represented by proxies that have been voted "AGAINST" the adoption of the Merger Agreement and the IGT Merger will not be used to vote "FOR" postponement or adjournment of the special meeting to allow additional time to solicit additional votes "FOR" the adoption of the Merger Agreement and the IGT Merger.

PROPOSAL 1—APPROVAL OF THE MERGER AGREEMENT

        This section of the document describes material aspects of the Mergers. This summary may not contain all of the information that is important to you. You should carefully read this entire document, including the full text of the Merger Agreement, which is attached as Annex A, and the other documents referred to for a more complete understanding of the Mergers.

 THE MERGERS

The Mergers

        As discussed throughout this document, IGT is asking its shareholders to approve the Merger Agreement, pursuant to which GTECH will acquire IGT through the formation of Holdco, a new holding company incorporated under the laws of England and Wales, which prior to the Closing will be renamed [                ] PLC. The acquisition of IGT will be effected by (i) the merger of GTECH with and into Holdco, pursuant to which each issued and outstanding GTECH ordinary share will be converted into the right to receive one Holdco ordinary share, and immediately thereafter, (ii) the merger of Sub, a Nevada corporation and wholly owned subsidiary of Holdco, with and into IGT, with IGT surviving as a wholly owned subsidiary of Holdco, in each case subject to the terms and conditions of the Merger Agreement.

        Subject to the terms and conditions of the Merger Agreement, at the IGT Merger Effective Time, each issued and outstanding share of IGT common stock, other than shares owned by IGT, Holdco, Sub, GTECH, GTECH US or any of their respective subsidiaries, will be converted into the right to receive a combination of (i) $13.69 in cash (together with any additional cash described in clause (iii) below, the "Per Share Cash Amount"), (ii) a number of Holdco ordinary shares determined by dividing $4.56 by the average of the volume-weighted average prices of GTECH ordinary shares on the ISE (converted to the U.S. dollar equivalent) on ten randomly selected days within the period of 20 consecutive trading days ending on the second full trading day prior to the IGT Merger Effective Time (such average, the "GTECH Share Trading Price"), subject to a minimum of 0.1582 Holdco ordinary shares and a maximum of 0.1819 Holdco ordinary shares (the "Exchange Ratio"), provided that (iii) if the Exchange Ratio would, but for the cap described in clause (ii), exceed 0.1819, the Per Share Cash Amount will be increased by an additional amount in cash equal to the product of such excess number of shares (up to a maximum of 0.0321) and the GTECH Share Trading Price.

        The following tables provide, for illustrative purposes, the implied value of the merger consideration per share of IGT common stock at different assumed trading prices of GTECH ordinary shares and at different assumed USD/EUR exchange rates, respectively. The actual GTECH Share Trading Price and the ultimate value of the merger consideration paid to IGT shareholders may be more than or less than the amounts shown. Please see "Risk Factors—Risk Factors Relating to the Mergers—The price of GTECH ordinary shares might decline prior to the completion of the Mergers, which could decrease the value of the merger consideration to be received by IGT shareholders in the IGT Merger. Further, when GTECH and IGT shareholders vote on the transactions contemplated in the Merger Agreement, they will not know the exact value of the Holdco ordinary shares that will be issued in connection with the Mergers" on page [    ] for more information.

 Illustrative Values of Merger Consideration to IGT Shareholders
(Value per share of IGT common stock)

Illustrative GTECH share price (EUR)	Illustrative USD / EUR FX Rate	Illustrative GTECH Share Trading Price (USD)	Implied Exchange Ratio	Implied Per Share Cash Amount	Implied value of Holdco shares(1)	Implied value of merger consideration to IGT shareholders(2)
€14.00	1.30	$18.20	0.1819x	$14.27	$3.31	$17.58
€14.50	1.30	$18.85	0.1819x	$14.30	$3.43	$17.72
€15.00	1.30	$19.50	0.1819x	$14.32	$3.55	$17.86
€15.50	1.30	$20.15	0.1819x	$14.34	$3.67	$18.00
€16.00	1.30	$20.80	0.1819x	$14.36	$3.78	$18.14
€16.50	1.30	$21.45	0.1819x	$14.35	$3.90	$18.25
€17.00	1.30	$22.10	0.1819x	$14.23	$4.02	$18.25
€17.50	1.30	$22.75	0.1819x	$14.11	$4.14	$18.25
€18.00	1.30	$23.40	0.1819x	$13.99	$4.26	$18.25
€18.50	1.30	$24.05	0.1819x	$13.88	$4.37	$18.25
€19.00	1.30	$24.70	0.1819x	$13.76	$4.49	$18.25
€19.50	1.30	$25.35	0.1799x	$13.69	$4.56	$18.25
€20.00	1.30	$26.00	0.1754x	$13.69	$4.56	$18.25
€20.50	1.30	$26.65	0.1711x	$13.69	$4.56	$18.25
€21.00	1.30	$27.30	0.1670x	$13.69	$4.56	$18.25
€21.50	1.30	$27.95	0.1631x	$13.69	$4.56	$18.25
€22.00	1.30	$28.60	0.1594x	$13.69	$4.56	$18.25
€22.50	1.30	$29.25	0.1582x	$13.69	$4.63	$18.32
€23.00	1.30	$29.90	0.1582x	$13.69	$4.73	$18.42

Illustrative GTECH share price (EUR)	Illustrative USD / EUR FX Rate	Illustrative GTECH Share Trading Price (USD)	Implied Exchange Ratio	Implied Per Share Cash Amount	Implied value of Holdco shares(1)	Implied value of merger consideration to IGT shareholders(2)
€18.50	0.95	$17.58	0.1819x	$14.25	$3.20	$17.45
€18.50	1.00	$18.50	0.1819x	$14.28	$3.37	$17.65
€18.50	1.05	$19.43	0.1819x	$14.31	$3.53	$17.85
€18.50	1.10	$20.35	0.1819x	$14.34	$3.70	$18.04
€18.50	1.15	$21.28	0.1819x	$14.37	$3.87	$18.24
€18.50	1.20	$22.20	0.1819x	$14.21	$4.04	$18.25
€18.50	1.25	$23.13	0.1819x	$14.04	$4.21	$18.25
€18.50	1.30	$24.05	0.1819x	$13.88	$4.37	$18.25
€18.50	1.35	$24.98	0.1819x	$13.71	$4.54	$18.25
€18.50	1.40	$25.90	0.1761x	$13.69	$4.56	$18.25
€18.50	1.45	$26.83	0.1700x	$13.69	$4.56	$18.25
€18.50	1.50	$27.75	0.1643x	$13.69	$4.56	$18.25
€18.50	1.55	$28.68	0.1590x	$13.69	$4.56	$18.25
€18.50	1.60	$29.60	0.1582x	$13.69	$4.68	$18.37
€18.50	1.65	$30.53	0.1582x	$13.69	$4.83	$18.52

Notes:

(1)
The estimated value of a Holdco share at the closing of the Mergers is calculated by multiplying the applicable illustrative GTECH Share Trading Price by the applicable implied Exchange Ratio.

(2)
Represents the sum of the "Implied Per Share Cash Amount" and "Implied value of Holdco shares."

 Information about the Companies

  International Game Technology

        IGT is a global gaming company specializing in the design, development, manufacture, and marketing of casino-style gaming equipment, systems technology, and game content across multiple platforms—land-based, online real-money and social gaming. IGT is a leading supplier of gaming entertainment products worldwide and provides a diverse offering of quality products and services at competitive prices, designed to enhance the gaming player experience.

        IGT was incorporated under the laws of Nevada in December 1980 to facilitate its initial public offering in 1981. Principally serving the U.S. gaming markets when founded, IGT expanded into jurisdictions outside the U.S. beginning in 1986. The principal executive offices of IGT are located at 6355 South Buffalo Drive, Las Vegas, Nevada 89113 and its telephone number at that address is (702) 669-7777.

  GTECH S.p.A.

        GTECH is a corporation (società per azioni) incorporated under the laws of Italy. The predecessor of GTECH was founded in 1990 as a consortium organized under the laws of Italy and later converted into a corporation. GTECH is one of the leading gaming operators in the world based on total wagers and, through its subsidiaries, including GTECH Corporation, is a leading B2B provider of lottery and gaming technology solutions and services worldwide. GTECH's goal is to be the leading commercial operator and provider of technology in the regulated worldwide gaming markets by delivering market leading products and services with a steadfast commitment to integrity, responsibility and growth. GTECH is listed on the ISE under the trading symbol "GTK" and has a Sponsored Level 1 American Depositary Receipt ("ADR") program listed on the United States over the counter market under the trading symbol "GTKYY." GTECH provides business to consumer and business to business products and services to customers in approximately 100 countries worldwide on six continents and had 8,668 employees at September 30, 2014.

        The principal executive offices of GTECH are located at Viale del Campo Boario 56/D, 00154 Roma, Italy and its telephone number at that address is +39 06 51 899 1.

  GTECH Corporation

        GTECH Corporation is a Delaware corporation and a wholly owned subsidiary of GTECH S.p.A.

        The principal executive offices of GTECH Corporation are located at 10 Memorial Boulevard, Providence, RI 02903 and its telephone number at that address is (401) 392-1000.

  Georgia Worldwide PLC

        Holdco is a public limited company organized under the laws of England and Wales. Holdco was incorporated on July 11, 2014, as a private limited liability company under the legal name Georgia Worldwide Limited for the purpose of effecting the Mergers. On September 16, 2014, Holdco was re-registered as a public limited company under the legal name Georgia Worldwide PLC. Holdco has not conducted any business operations other than that incidental to its formation and in connection with the Mergers contemplated by the Merger Agreement. As of the date of this proxy statement/prospectus, Holdco does not beneficially own any shares of IGT common stock. Following the Mergers, it is expected that Holdco ordinary shares will be listed on the NYSE under the symbol "[      ]."

        The principal executive offices of Georgia Worldwide PLC are located at 11 Old Jewry, 6th Floor, London, EC2R 8DU, United Kingdom and its telephone number at that address is +44 (0) 203 131 0300. Georgia Worldwide PLC's registered agent is Elian Corporate Services (UK)

Limited (formerly Ogier Corporate Services (UK) Ltd.), 11 Old Jewry, 6th Floor, London, EC2R 8DU and its telephone number is +44 207 160 5000.

  Georgia Worldwide Corporation

        Sub is a Nevada corporation and a wholly owned subsidiary of Holdco. It was incorporated on July 11, 2014 and was formed solely for the purpose of affecting the IGT Merger. Sub has not conducted any business operations other than that incidental to its formation and in connection with the Mergers contemplated by the Merger Agreement. As of the date of this proxy statement/prospectus, Sub does not beneficially own any shares of IGT common stock.

        The principal executive offices of Sub are located at 10 Memorial Boulevard, Providence, RI 02903 and its telephone number at that address is (401) 392-1000. Sub's registered agent in Nevada is CSC Services Of Nevada, Inc., located at 2215-B Renaissance Drive, Las Vegas, NV 89119.

Background of the Mergers

        The IGT board of directors, together with certain members of IGT senior management, periodically reviews and considers various strategic alternatives available to IGT, including whether the continued execution of IGT's strategy as a stand-alone company or the possible sale of IGT to, or a combination of IGT with, a third party would offer the best avenue to maximize stockholder value. In addition, the IGT board of directors, together with certain members of IGT senior management, periodically reviews and assesses IGT's operations and financial performance, competitive position, industry trends and potential strategic initiatives, including potential acquisitions, dispositions, recapitalization transactions, share repurchase and dividend alternatives and business combinations. In 2013, the acquisition of WMS Industries Inc. by Scientific Games Corporation and the acquisition of SHFL entertainment, Inc. by Bally Technologies, Inc. suggested the beginning of a period of consolidation in IGT's industry.

        In May 2012, IGT held preliminary discussions with GTECH, with whom it had a pre-existing commercial relationship, regarding the possibility of combining their interactive businesses. The parties entered into a confidentiality agreement, but discussions did not progress beyond the exploratory stage and terminated in July 2012.

        On December 3, 2012, Lorenzo Pellicioli, chairman of GTECH, contacted Philip Satre, chairman of IGT and inquired as to whether IGT would be interested in discussing a possible business combination transaction between the companies. Mr. Satre indicated that he would be willing to have a conversation regarding a possible transaction, though no such conversation took place until April 2013.

        In April 2013, a representative of Company A, a private equity firm, contacted Patti Hart, chief executive officer of IGT, to arrange a discussion about conditions in IGT's industry. Mr. Satre and Ms. Hart met with representatives of Company A in New York later that month and had a high-level discussion about the gaming industry. Subsequently, in April 2013, Ms. Hart and John Vandemore, chief financial officer of IGT, met with representatives of Company A in New York to discuss the state of the gaming industry. During the meeting, the parties agreed to evaluate a transaction that could leverage each party's gaming industry knowledge and assets. On May 3, 2013, IGT entered into a confidentiality and standstill agreement with Company A to facilitate Company A's review of a possible transaction. Company A conducted a due diligence review of IGT in the summer of 2013, but the parties ultimately determined to terminate discussions regarding a possible transaction in July 2013 when the parties were unable to agree upon a valuation of IGT's business.

        On April 14, 2013, Mr. Satre and Ms. Hart had dinner with Mr. Pellicioli and Marco Sala, chief executive officer of GTECH, to discuss a possible business combination between the companies.

        On May 13, 2013, IGT and GTECH entered into a mutual confidentiality and standstill agreement to facilitate the exchange of confidential information regarding a possible transaction between the parties.

        Following the execution of the confidentiality agreement, and throughout the summer of 2013 (including an August 4, 2013 meeting among Mr. Satre, Ms. Hart, Mr. Pellicioli and Mr. Sala and an August 21, 2013 meeting among Ms. Hart, Mr. Vandemore, Mr. Sala and other representatives of IGT and GTECH), IGT and GTECH conducted due diligence reviews of each other's businesses and engaged in discussions regarding a possible business combination transaction. The parties contemplated that the transaction would be structured as a "merger of equals" stock-for-stock transaction, with no premium payable to either company's stockholders, and that the combined company would be organized under a non-U.S. holding company. In addition, GTECH proposed that the leadership of the combined company would include Mr. Satre, as chairman, Mr. Pellicioli and Ms. Hart, as vice chairmen, and Mr. Sala, as chief executive officer.

        On August 19 and August 22, 2013, the executive committee of the IGT board met to discuss the proposed terms for the possible transaction with GTECH. The committee directed management to update the full board of directors at its next meeting.

        On August 27, 2013, the IGT board met telephonically to discuss the status of negotiations with GTECH. A representative of Sidley Austin LLP, legal counsel to IGT, and which we refer to as Sidley, participated and discussed the fiduciary duties of the IGT board and other legal matters. Ms. Hart and other members of IGT senior management reviewed the status of discussions with GTECH, which continued to focus on a no-premium merger of equals transaction, and the remaining unresolved issues. The IGT board directed management to terminate discussions with GTECH based on its determination that the parties would not be able to reach a satisfactory agreement.

        Following the termination of discussions with GTECH regarding the possible business combination transaction, representatives of IGT and GTECH met from time to time in late 2013 and early 2014 at industry conferences and telephonically to discuss a possible acquisition by IGT of a subsidiary of GTECH. These discussions did not progress to the point of negotiations.

        In December 2013, Mr. Satre and Ms. Hart determined it would be prudent for the IGT board to understand strategic and financial alternatives available to the company in light of trends in the gaming equipment supplier industry, including recent transactions involving a premium. IGT invited Morgan Stanley to meet to discuss these matters, and on January 20, 2014, representatives of Morgan Stanley provided members of IGT senior management with their views of the gaming equipment supplier industry, IGT's competitive position in the industry and strategic and financial alternatives available to IGT to enhance stockholder value, including, but not limited to, potential strategic acquisitions (including a possible acquisition of Company B, a large publicly traded company in the gaming industry), a return of capital through share buybacks, special dividends or other means, strategic alternatives regarding IGT's interactive business and a potential sale of the company. Morgan Stanley also reviewed with IGT the risks faced by and possibilities available to IGT in the current industry environment. IGT's senior management directed Morgan Stanley to continue to analyze the company's strategic and financial alternatives for further consideration by the IGT board.

        On February 2, 2014, IGT entered into a confidentiality agreement with Company B to facilitate a meeting between the parties. The next day, representatives of IGT and representatives of Morgan Stanley met with representatives of Company B in London to discuss the possibility of an acquisition of Company B by IGT; however, Company B did not make available to IGT any non-public information.

        On February 12, 2014, the IGT board met telephonically to discuss the potential acquisition of Company B. Members of IGT senior management presented an overview of Company B and the strategic rationale for a transaction, and representatives of Morgan Stanley summarized the terms of a proposed preliminary indication of interest to be submitted by IGT, as well as certain financial information regarding the proposed transaction. The IGT board discussed the proposed transaction and authorized the submission of the indication of interest and the engagement of Morgan Stanley for the possible acquisition transaction. The IGT board also determined to engage Morgan Stanley in connection with an overall review of strategic and financial alternatives available to IGT. On February 14, 2014, IGT entered into an engagement letter with Morgan Stanley.

        Following the February 12 board meeting, IGT submitted the indication of interest to Company B. On February 28, 2014, Company B notified IGT that it was not willing to pursue a transaction on the terms offered by IGT. On March 4, 2014, at the direction of the executive committee of the IGT board, IGT submitted a revised indication of interest to Company B, which was rejected by Company B on March 9, 2014. After consultation with the executive committee of the IGT board, Ms. Hart notified Company B on March 9, 2014 that IGT was terminating discussions with respect to the proposed transaction. Despite the termination of discussions, members of IGT senior management believed there may be a future opportunity to re-engage with Company B regarding a possible transaction.

        In early March 2014, during a telephone conversation on another matter between James McCann, a former director of GTECH, and Paget Alves, a director of IGT and a former director of GTECH, Mr. McCann mentioned that Mr. Pellicioli had expressed continued interest in discussing a possible combination with IGT. That contact was reported to the IGT board.

        On March 10, 2014, the IGT board met in person at a regularly scheduled meeting. Representatives of Morgan Stanley were present for a portion of the meeting, and delivered a presentation regarding IGT's strategic and financial alternatives, including a possible acquisition of Company B, a strategic combination, strategic alternatives regarding IGT's interactive business, a leveraged buyout, a return of capital through share buybacks, special dividends or other means and maintaining the status quo. With respect to a strategic combination, Morgan Stanley's presentation noted that there were only a limited number of potential counterparties for an acquisition or merger, but identified GTECH as a potential candidate. The IGT board directed management to explore the company's strategic and financial alternatives, including by approaching GTECH regarding a possible business combination transaction and by approaching certain private equity firms regarding a possible leveraged buyout of IGT. Morgan Stanley identified three private equity firms, which we refer to as Company A, Company C and Company D, respectively, as the parties most likely to have an interest in acquiring IGT based on their interest in and knowledge of the gaming equipment supplier industry, their willingness and ability to obtain necessary gaming licenses, the size of their funds and, in the case of Company A, their previous interest in IGT. Approaches to other possible strategic counterparties were considered but not pursued due to various issues, including regulatory and financial issues.

        In late March 2014, Mr. Alves contacted Mr. McCann to suggest that Mr. Satre and Mr. Pellicioli meet to discuss a possible business combination transaction between IGT and GTECH. Subsequently, on March 27, 2014, Mr. Satre contacted Mr. Pellicioli to finalize the plans for an in person meeting.

        From March 25 to March 27, 2014, representatives of Morgan Stanley contacted Company C and Company D to discuss whether they may be interested in a possible leveraged buyout of IGT. Members of IGT senior management determined that IGT, rather than Morgan Stanley, would contact Company A and GTECH directly, in light of IGT's prior discussions with those parties.

        On March 25, 2014, in connection with the announcement of a planned reduction in force requiring the issuance of employee notices under the WARN Act, IGT issued lowered guidance with regard to fiscal 2014 anticipated results. In the first trading day following the public disclosure of such lowered guidance, shares of IGT common stock closed at $13.62 per share on the NYSE, down 8.3% from the previous closing price of $14.85 per share.

        On March 25, 2014, representatives of Company A met with Ms. Hart to discuss a possible acquisition of IGT in a leveraged buyout transaction. The parties subsequently executed a confidentiality agreement on April 4, 2014 to facilitate Company A's review of a possible business combination transaction with IGT. The confidentiality agreement contained a customary standstill covenant (which included a provision that the standstill would terminate if IGT entered into a definitive change of control agreement with another party), which generally prohibited Company A from acquiring IGT securities or otherwise seeking to acquire control of the company, and which by its terms would terminate upon IGT's execution of a definitive agreement with a third party providing for a change of control of IGT.

        On April 4, 2014, Mr. Satre and Mr. Pellicioli had a telephone call in anticipation of a meeting scheduled for April 11, 2014 to discuss the agenda for that meeting.

        On April 4, 2014, representatives of Company C met with Ms. Hart to discuss a possible acquisition of IGT in a leveraged buyout transaction. Company C negotiated the terms of a confidentiality and standstill agreement with IGT regarding such a transaction, but ultimately did not execute the agreement and notified Morgan Stanley on April 22, 2014 that it had determined not to pursue such a transaction due to concerns over gaming industry regulatory requirements.

        On April 8, 2014, members of IGT senior management met with representatives of Company A in Las Vegas to discuss due diligence matters.

        On April 8, 2014, Ms. Hart met with the chairman of Company E, a company with operations in the online wagering business, to discuss whether IGT would consider a sale of its interactive business. Other companies in the online wagering business had, from time to time, made similar inquiries. Ms. Hart indicated that IGT would not be interested.

        On April 9, 2014, Ms. Hart met with representatives of Company D to discuss the state of IGT's industry and a possible acquisition of IGT in a leveraged buyout transaction. On April 16, 2014, IGT entered into a confidentiality and standstill agreement with Company D to facilitate its review of a possible business combination transaction with IGT.

        On April 11, 2014, Mr. Satre and Mr. Alves met with Mr. Pellicioli, Mr. McCann and Paolo Ceretti, a GTECH board member, in New York City to discuss a possible business combination transaction between IGT and GTECH. The specific financial terms of a possible transaction were not discussed, but Mr. Pellicioli indicated that GTECH would be interested in a transaction and had a preference for using equity consideration. During the discussion, it was noted that the prior discussions relating to a no-premium merger of equals had terminated in part because of a disagreement over governance and management, but that in the event of a transaction providing a premium and cash to the IGT shareholders the IGT board might have a different perspective on those issues.

        On April 15, 2014, the executive committee of the IGT board met telephonically to review the status of discussions with each of GTECH, Company A, Company B, Company C and Company D. The committee directed management to continue to evaluate the company's strategic and financial alternatives, including a return of capital to IGT stockholders and strategic alternatives regarding its interactive business. After that meeting, IGT retained Sidley to advise it with respect to possible business combination transactions.

        On April 23 and April 24, 2014, members of IGT senior management met with Company D in Las Vegas and made presentations regarding IGT's business, with representatives of Morgan Stanley in attendance.

        On April 24, 2014, representatives of Morgan Stanley discussed a possible transaction between IGT and GTECH with Credit Suisse, financial advisor to GTECH.

        On May 6, 2014, Company D notified IGT that it had determined not to pursue a possible transaction.

        On May 6, 2014, Morgan Stanley received a letter from Company A setting forth its preliminary non-binding indication of interest to acquire 100% of the outstanding equity interests of IGT for consideration in the range of $15.50 - $16.50 per share, in cash.

        On May 6, 2014, Ms. Hart met with the chairman and another representative of Company F, a company operating in the gaming industry. The meeting was requested on May 5, 2014 by the chairman of Company F, who indicated Company F's interest in acquiring IGT. At the meeting, the chairman of Company F asked Ms. Hart what price the IGT board would require to agree to a sale. Ms. Hart declined to provide a price in response to this question, and indicated that the IGT board would not be focused solely on the then current share price in considering the sufficiency of any offer. The chairman of Company F then suggested that the IGT board was seeking a price of "at least $18 per share" and added that "you're never going to get $18." Ms. Hart declined to react to the validity of these statements.

        On May 7, 2014, each of Company F and GTECH delivered a letter indicating its interest in acquiring IGT. Company F indicated an interest in acquiring IGT in an all-cash transaction, but did not indicate a price. GTECH indicated its expectation that approximately 50% of the consideration payable to IGT stockholders in a possible transaction would consist of shares of a newly organized holding company, which we refer to as Holdco, with the balance payable in cash. GTECH did not indicate a price, but stated that there would be a premium commensurate with the proposed transaction structure.

        On May 8 and May 9, 2014, the IGT board met in person at a regularly scheduled board meeting. During the meeting, representatives of IGT senior management presented financial projections for the company comprising scenarios for the company's performance based upon a range of assumptions pertaining to the timing of a recovery in the gaming equipment supplier industry. During the portion of the board meeting held on May 9, a representative of Sidley discussed the fiduciary duties of the IGT board and other legal matters and representatives of Morgan Stanley provided an update regarding the company's strategic and financial alternatives, including a leveraged buyout transaction (including with Company A, Company C and Company D), a business combination with GTECH or Company F, and re-engagement with Company B. The IGT board instructed management to continue its exploration of possible transactions with Company A, GTECH and Company F, and to develop analyses of certain strategic and financial alternatives, including continued operation as a standalone company while undertaking either a transaction to capitalize on the success of IGT's interactive business or a return of capital to IGT stockholders.

        On May 12, 2014, the chairman of Company F spoke with a representative of Morgan Stanley regarding IGT's evaluation of its strategic and financial alternatives. During the call, the Morgan Stanley representative indicated that Company F would be required to enter into a confidentiality agreement in order to receive certain confidential information regarding IGT, which would contain a customary standstill provision. On May 13, 2014, the chairman of Company F sent a letter to Morgan Stanley expressing concern that Company F had not previously been invited to submit an offer to acquire IGT. The letter reaffirmed Company F's interest in acquiring IGT in an all-cash transaction, but did not specify a price. The letter also expressed the view that it was not appropriate for Company F to agree to any standstill restrictions. Later that day, Morgan Stanley replied to Company F stating that the IGT board had not made any decision regarding a sale of the company and that the board was committed to running a process that would produce the best transaction if the board ultimately decided to engage in such a transaction. On May 13, 2014, Sidley sent a draft confidentiality agreement to Company F's legal counsel, which included a customary standstill provision (including a provision that the standstill would terminate if IGT entered into a definitive change in control agreement with another party).

        On May 13, 2014, Morgan Stanley sent to Credit Suisse a draft amendment to IGT's and GTECH's pre-existing confidentiality agreement that had been entered into in connection with their consideration of a possible business combination transaction in 2013. The amendment proposed to renew the standstill provision (which had expired) and generally contained terms consistent with those agreed to by other parties. On May 15, 2014, Credit Suisse notified Morgan Stanley that GTECH would consider IGT's request to enter into an amendment to the pre-existing confidentiality agreement. Morgan Stanley indicated that IGT would not share any further confidential information until such an amendment was executed.

        On or about May 16, 2014, Mr. Satre spoke by telephone with Mr. Pellicioli to discuss GTECH's participation in a sale process.

        On May 16, 2014, Ms. Hart had a conversation with a representative of Company D, which had withdrawn from the process on May 6, 2014. The representative of Company D indicated that Company D was trying to find a creative way to structure an acquisition of IGT. Ms. Hart indicated that the IGT board would be open to receiving any such proposal that Company D might offer.

        On May 20, 2014, members of IGT senior management made presentations to Company A regarding IGT's business, with representatives of Morgan Stanley in attendance. Subsequently on May 27, 2014, representatives of IGT and representatives of Morgan Stanley participated on a conference call with representatives of Company A to discuss certain remaining matters in connection with Company A's due diligence review.

        On May 20, 2014, IGT entered into a confidentiality agreement with Company F to facilitate Company F's review of a possible business combination transaction with IGT. The confidentiality agreement contained a customary standstill covenant, which generally prohibited Company F from acquiring IGT securities or otherwise seeking to acquire control of the company, and which by its terms would terminate upon IGT's public announcement of its entry into a definitive agreement with a third party providing for a change of control transaction of IGT. Subsequently, on May 21, 2014, members of IGT senior management made presentations to Company F regarding IGT's business, with representatives of Morgan Stanley in attendance.

        On May 22, 2014, Mr. Satre, members of IGT senior management and representatives of Morgan Stanley met with representatives of GTECH in order to receive GTECH's presentation regarding its business and the terms of its proposal. During the meeting, GTECH communicated its interest in acquiring IGT at a price in the range of $15.00 - $17.00 per share, with 50% of the consideration payable to IGT stockholders in a possible transaction consisting of shares of Holdco and 50% in cash. GTECH also indicated that Holdco would be organized in the United Kingdom. GTECH requested that IGT enter into negotiations with GTECH on an exclusive basis, which request was rejected by IGT during the meeting. IGT did not make presentations to GTECH regarding IGT's business because GTECH had not yet executed the proposed amendment to the parties' pre-existing confidentiality agreement.

        On May 24, 2014, Morgan Stanley distributed a process letter to each of Company A, Company F and GTECH requesting that the parties submit preliminary non-binding proposals for an acquisition of IGT by May 30, 2014. In its letter to GTECH, Morgan Stanley indicated that GTECH's ability to participate in the process would be conditioned on the execution by GTECH of the amendment to IGT and GTECH's pre-existing confidentiality agreement that Morgan Stanley had previously provided.

        On May 26, 2014, Credit Suisse reiterated to Morgan Stanley GTECH's request that IGT enter into negotiations with GTECH on an exclusive basis, which request was again rejected.

        On May 29, 2014, Morgan Stanley presented its preliminary valuation analysis to Mr. Satre, Ms. Hart and other members of IGT senior management based on various valuation methodologies and assumptions.

        On May 30, 2014, IGT received written proposals from each of Company A, Company F and GTECH. Company A indicated its interest in acquiring IGT at a price in the range of $16.00 - $16.50 per share, in cash; Company F indicated a price of $14.75 per share, in cash; and GTECH indicated a price of $17.00 per share, with 50% of the consideration payable to IGT stockholders consisting of shares of Holdco and 50% in cash. GTECH's proposal also set forth certain related terms, including the composition of the Holdco board of directors, which would consist of 11 members, including Mr. Satre as chairman, Ms. Hart as a vice chairman, and two other members from the existing IGT board, and the intent that Holdco's shares would be listed solely on the NYSE. In its indication of interest, GTECH also requested that IGT enter into negotiations with GTECH on an exclusive basis. GTECH also provided to IGT its version of a draft amendment to the confidentiality and standstill agreement.

        In early June 2014, Mr. McCann contacted Mr. Alves to discuss GTECH's proposal, and indicated that GTECH was very interested in a transaction with IGT. Mr. Alves responded that GTECH's offer was low on price and presented numerous governance and other issues that would need to be addressed.

        Morgan Stanley notified Company F on May 31, 2014 that its indicated price of $14.75 per share was materially lower than the other proposals and that Company F likely would not be invited to advance in the process if it did not increase its price. On May 31, 2014, Company F notified Morgan Stanley that it was prepared to increase its offer, and submitted a revised proposal on June 1, 2014 indicating a price of $16.00 per share, in cash.

        On June 2, 2014, the IGT board met telephonically to review the terms of the proposals. Representatives of Morgan Stanley and Sidley were also present at the meeting. Ms. Hart reviewed the strategic and financial alternatives being considered by the board, and representatives of Morgan Stanley reviewed developments since the May 9 board meeting, the preliminary indications of interest received from Company A, GTECH and Company F, and its preliminary valuation analysis of the company based on various valuation methodologies and assumptions. The board authorized management to grant access to the company's due diligence data room to each of the three bidders (subject, in the case of GTECH, to the execution of an amended confidentiality and standstill agreement), and to continue discussions with each of them regarding the proposed transactions. The board also authorized management to request final bids from the parties by the end of June and directed management to reject GTECH's request for exclusivity.

        On June 3, 2014, Morgan Stanley contacted each of Company A, GTECH and Company F to convey the IGT board's determinations.

        On June 3, 2014, IGT granted access to the company's online data room to each of Company A and Company F, and certain of their respective representatives. Due to confidentiality concerns, each of the bidders was informed that it would not be given full access to certain confidential information (including, in the case of Company F, certain commercial contracts and intellectual property that IGT deemed to be competitively sensitive) unless the IGT board determined that it would be willing to enter into a definitive agreement with that party after submission of the parties' final proposals.

        On June 4, 2014, Ms. Hart spoke telephonically with Mr. Sala to discuss GTECH's refusal to sign an amendment to the parties' pre-existing confidentiality agreement. Ms. Hart indicated that IGT would not grant to GTECH access to the company's online data room until GTECH agreed to confidentiality and standstill terms consistent with those agreed to by other bidders. Mr. Satre had a similar call with Mr. Pellicioli.

        Between June 4 and June 6, 2014, Sidley and Wachtell, Lipton, Rosen & Katz, legal counsel for GTECH, and which we refer to as Wachtell, negotiated the terms of an amendment to the confidentiality and standstill agreement between IGT and GTECH.

        On June 6, 2014, IGT and GTECH entered into an amendment to their confidentiality agreement, which, among other things, specified that the standstill obligations applicable to GTECH would terminate upon the public announcement of IGT's entry into a definitive agreement with a third party providing for a change in control transaction or on the six-month anniversary of the termination by IGT of all ongoing discussions relating to a potential business combination. During the week of June 9, 2014, IGT offered to each of Company A and Company F an amendment to their respective confidentiality and standstill agreements to provide each of them the same six-month anniversary provision.

        On June 7, 2014, IGT provided GTECH with copies of management presentations and granted access to the company's online data room to GTECH and certain of its representatives.

        On June 9, 2014, Reuters reported that IGT had retained Morgan Stanley to explore a sale of the company. Following the report, shares of IGT common stock closed at $14.31 per share on the NYSE, up 14.4% from the previous closing price of $12.51 per share on June 6, 2014.

        From June 9 through June 11, 2014, during a series of meetings in New York City, representatives of IGT delivered management presentations to representatives of GTECH, representatives of Company A and its proposed sources of debt financing, and representatives of Company F and its proposed sources of debt financing, with representatives of Morgan Stanley in attendance.

        On June 9, 2014, Ms. Hart and Mr. Vandemore had dinner with Mr. Sala and Alberto Fornaro, chief financial officer of GTECH. At that dinner, they discussed the state of the companies' respective industries and businesses, synergies, the process for due diligence on GTECH and transaction structure. There was no discussion of price or management roles.

        On June 10, 2014, Ms. Hart and Mr. Vandemore had lunch with the chairman and another representative of Company F. The Company F representatives made inquiry about IGT's interactive strategy. There was no discussion of price, but the chairman of Company F volunteered that Company F would be interested in Ms. Hart's and Mr. Vandemore's continued service if Company F acquired IGT.

        On June 11, 2014, Morgan Stanley received a letter from Company E inquiring about IGT's willingness to consider a sale of its interactive business. Morgan Stanley indicated that it would share the letter with IGT.

        On June 12 and June 13, 2014, the IGT board met in person at a regularly scheduled board meeting. Representatives of Morgan Stanley and a representative of Sidley also participated in portions of the meeting. Mr. Vandemore reported on the company's recent financial performance and expressed the view that, based on that performance, the delayed recovery case, a set of financial projections that had been previously prepared by IGT and that assumed that the timing of a recovery in the gaming equipment supplier industry would be delayed, was a more likely scenario than the case reflected in the long range plan for the company. During the portion of the board meeting held on June 12, representatives of Morgan Stanley provided an update on activities since the June 2 board meeting, including management presentations and other due diligence activities, and delivered a presentation regarding a possible return of capital and strategic alternatives regarding its interactive business, as alternatives to a sale of the company. During the portion of the board meeting held on June 12, the representative of Sidley reviewed the potential terms of a draft merger agreement, as well as certain antitrust considerations in a possible transaction with each of the three bidders. The IGT board also reviewed with its financial and legal advisors the timeline for receiving and evaluating final proposals from the potential bidders.

        On June 13, 2014, Morgan Stanley distributed revised process letters to each of Company A, Company F and GTECH requesting that the parties submit best and final non-binding proposals for an acquisition of IGT by June 30, 2014.

        On June 13, 2014, IGT received an unsolicited joint letter from Company G, a small strategic bidder, and Company H, a private equity firm, setting forth a non-binding preliminary proposal for Company G to acquire IGT for consideration of $15.00 - $20.00 per share, in cash, with equity financing to be provided by Company H to Company G in a transaction that would result in Company H controlling Company G and requiring a Company G shareholder vote.

        On June 14, 2014, GTECH informed IGT that, due to GTECH's understanding that there might be a news report forthcoming that would report that IGT was exploring strategic alternatives and that GTECH would be identified as a potential transaction party, GTECH would, in such case, be required to make a public disclosure of its discussions with IGT by the Milan stock exchange where GTECH's shares are listed for trading.

        The IGT board met telephonically on June 15, 2014 to review the terms of the letter from Company G and Company H. A representative of Morgan Stanley and a representative of Sidley were also present for the meeting. The IGT board discussed several concerns with the proposal described in the letter, including anticipated difficulties in Company G's obtaining required gaming approvals (due to its lack of prior experience in the gaming industry), Company G's having a market capitalization of approximately 15% of IGT's market capitalization, the very wide range in the price range specified in the proposal and the fact that the proposed transaction would generally constitute a change of control with respect to Company G and therefore be subject to the receipt of significant additional approvals, and the proposed use of a transaction structure which, in the view of IGT's regulatory compliance personnel, would be highly uncertain to pass regulatory review and, at a minimum, would require a lengthy period of time. The IGT board directed the company's advisors to communicate to Company G and Company H that they would not be invited to participate in the process. On June 16, Morgan Stanley informed Company H of the board's decision.

        From June 13 through June 30, 2014, IGT participated in additional meetings or calls with representatives of Company A, GTECH and Company F regarding the parties' respective due diligence reviews of IGT. During this period, IGT and its advisors also conducted a due diligence review of GTECH, including discussions between the parties regarding any synergies that might be expected in a possible transaction between the parties.

        On June 16, 2014, GTECH issued a press release announcing that it was engaged in preliminary, exploratory discussions as part of a process regarding a potential transaction with IGT.

        On June 16, 2014, following the issuance of GTECH's press release, IGT issued a press release announcing that it was exploring a range of strategic alternatives, but that no decision had been made regarding any particular strategic alternative. Following the release, shares of IGT common stock closed at $15.64 per share on the NYSE, up an aggregate of 25.0% from the closing price on June 6, 2014 (the last full trading day prior to the publication of the Reuters report).

        On June 16, 2014, IGT and Company A entered into an amendment to their confidentiality agreement, which, among other things, specified that the standstill obligations applicable to Company A would terminate upon the public announcement of IGT's entry into a definitive agreement with a third party providing for a change in control transaction or on the six-month anniversary of the termination by IGT of all ongoing discussions relating to a potential business combination.

        On June 16, 2014, Company D informed Morgan Stanley that it was exploring an alternative transaction structure involving a cooperative bid with another company in the gaming industry, but did not convey a specific proposal.

        On June 19, 2014, GTECH made available to IGT and its advisors an electronic data room with due diligence materials regarding GTECH.

        On June 19, 2014, IGT's advisors distributed a form of merger agreement to Company A and Company F, which provided for the leveraged buyout transaction structure being considered by such parties.

        On June 20, 2014, GTECH requested a waiver of certain provisions of its confidentiality and standstill agreement in order to permit GTECH to enter into exclusive financing arrangements with certain commercial lenders. On June 21, IGT informed GTECH that it would not agree to any such request for financing exclusivity.

        On June 22, 2014, Sidley distributed a form of merger agreement to GTECH, which provided for a transaction structure generally consistent with the terms proposed in GTECH's May 30 proposal, along with a draft agreement to be entered into by GTECH's controlling shareholders, whereby such shareholders would agree to vote in favor of the proposed transaction and in accordance with certain post-closing governance provisions set forth in the merger agreement.

        Each of the draft merger agreements delivered to Company A, GTECH and Company F specified that (i) IGT would be required to pay a termination fee equal to 2.0% of the aggregate equity value of IGT under certain circumstances, (ii) the acquirer would be required to pay a reverse termination fee equal to 8.0% of the aggregate equity value of IGT under certain circumstances, (iii) the acquirer would generally be obligated to take any necessary actions in order to obtain certain antitrust approvals, and (iv) IGT would generally be entitled to specifically enforce the terms of the agreement. The form of merger agreement distributed to GTECH also specified that the share component of the consideration would be subject to a floating exchange ratio, with a 15% collar. The three draft forms of merger agreement contained identical IGT representations and warranties and interim operating covenants. The form distributed to GTECH proposed largely reciprocal provisions, due to the use of stock as part of the consideration.

        On June 23 and 24, 2014, representatives of IGT, including Mr. Vandemore, and representatives of Morgan Stanley conducted on-site due diligence at GTECH facilities in Providence, Rhode Island and in Rome, Italy.

        On June 25, 2014, IGT distributed to each bidder a draft of the disclosure schedules relating to the draft merger agreement.

        On June 26, 2014, IGT and Morgan Stanley executed an updated engagement letter, which was subsequently amended, which confirmed the agreement of the parties in respect of a change of control transaction.

        On June 30, 2014, each of Company A, GTECH and Company F submitted a written proposal to acquire IGT. Company A proposed to acquire the company at a price of $16.00 per share, in cash, and delivered a partial markup of the draft merger agreement. In its markup, Company A indicated that it may be willing to accept the covenant regarding actions to obtain antitrust approvals, and, in certain cases, the reverse termination fee equal to 8.0% of the aggregate equity value of IGT, but conditioned IGT's right to specifically enforce the merger agreement upon the completion of a marketing period and the availability of debt financing for the proposed transaction.

        GTECH proposed to acquire the company at a price of $17.00 per share, with 50% of the consideration payable to IGT stockholders consisting of shares of Holdco and 50% payable in cash, and with the share component of the consideration being subject to a floating exchange ratio, with a 12.5% collar. In its markup of the merger agreement, GTECH specified that the mid-point of the collar would be determined based on the trading price of GTECH shares during a period ending on June 9, 2014 (the date of the Reuters report referred to above), which, as a result of a decrease in the trading price of GTECH shares since that date, would reduce the amount of protection the collar would provide to IGT stockholders against further decreases in the trading price of GTECH shares, and reduce the likelihood that IGT stockholders would benefit from an increase in the trading price of GTECH shares.

In addition, GTECH's markup of the merger agreement (i) increased the size of the termination fee payable by IGT under certain circumstances to 4.0% of the aggregate equity value of IGT from 2.0%, (ii) removed the obligation to pay a reverse termination fee, (iii) specified that the obligation to undertake actions to obtain antitrust approvals would not require GTECH to take certain actions that would have a material adverse effect on Holdco (measured relative to IGT and its subsidiaries), (iv) specified that Holdco's articles of association would include a loyalty share program, under which shareholders that hold Holdco shares continuously for at least three years would be granted the right to receive additional voting shares of Holdco, (v) added closing conditions regarding the exercise of rescission rights by GTECH shareholders under Italian law and the tax treatment of Holdco following the transactions, and (vi) removed IGT's right to terminate the merger agreement in order to accept a superior proposal. GTECH's markup also contained substantial changes to the representations and warranties and interim operating covenants.

        Company F proposed to acquire the company at a price of $17.25 per share, in cash, and delivered a markup of the draft merger agreement that (i) increased the size of the termination fee payable by IGT to 2.5% of the aggregate equity value of IGT from 2.0%, (ii) reduced the size of the reverse termination fee payable by Company F to 2.5% of the aggregate equity value of IGT from 8.0%, (iii) specified that the obligation to undertake actions to obtain antitrust approvals would not require Company F to make material divestitures or accept any material operating restrictions, and (iv) conditioned IGT's right to specifically enforce the merger agreement upon the completion of a marketing period and availability of debt financing for the proposed transaction.

        On July 1, 2014, a representative of Company D advised Ms. Hart that it would not be submitting a proposal.

        On July 1, 2014, representatives of IGT, representatives of Morgan Stanley and representatives of Sidley discussed the proposals and the markups of the draft merger agreements. Members of IGT senior management expressed the view that none of the proposals offered sufficient value to IGT stockholders. At the direction of IGT senior management, Morgan Stanley contacted each of the bidders on July 1 and July 2, 2014 to inform them that management would not be recommending its proposal to the IGT board. Each of the bidders was also invited to interact directly with Mr. Satre and Ms. Hart.

        On July 2, 2014, Mr. McCann and Mr. Alves spoke telephonically regarding GTECH's proposal. Mr. Alves indicated that GTECH's bid was not well-positioned relative to the other bids.

        On July 2, 2014, Company F submitted a letter to Morgan Stanley indicating that it would increase its offer to $17.75 per share from $17.25 per share, and that it was prepared to address IGT's antitrust concerns, including by significantly increasing the size of its reverse termination fee.

        On July 2, 2014, Ms. Hart spoke with Mr. Sala by telephone. She advised Mr. Sala that GTECH was the only bidder that had not increased its bid on June 30 and that its markup of the draft merger agreement had raised many issues. She also reported on the results of due diligence by the IGT team and noted that GTECH had a significantly different compensation philosophy than IGT, and that any significant decrease in employee and management compensation could present a significant hurdle in connection with realizing potential synergies. Mr. Sala responded to Ms. Hart that he understood that GTECH intended to keep employee and management compensation the same as they had been at IGT for a period of twelve months after the completion of the proposed transaction.

        On July 3, 2014, the IGT board met telephonically to review the proposals. Representatives of Morgan Stanley and representatives of Sidley also participated in the meeting. While the IGT board was meeting, Company A notified Morgan Stanley that it would be willing to increase its offer to $17.25 per share from $16.00 per share, which increase was communicated to the IGT board. Representatives of Morgan Stanley reviewed the financial terms of the proposals and the communications with the parties since the receipt of proposals on June 30. Representatives of Sidley then reviewed the proposed markups of the draft merger agreements, and discussed the fiduciary duties of the IGT board and other legal matters. Ms. Hart then presented management's view with respect to each of the proposals, and indicated that none of the proposals were within a range of value that management would recommend to the IGT board. Ms. Hart did not identify a specific range, but noted that there was potential for bidders to increase the amount of their offers to a range that management would recommend. The IGT board authorized IGT management to offer to principals of each of the three bidders an in-person meeting with Mr. Satre and Ms. Hart during the week of July 7 to review value and other key business terms, and to request best and final offers in advance of the IGT board's July 11 meeting. The IGT board also authorized the company's advisors to continue to engage with advisors of each of the three bidders. Following the meeting, Morgan Stanley invited each of the bidders to participate in the proposed meetings among principals, and Sidley delivered to Wachtell and to counsel for Company F, a list of material issues identified in their respective markups of the draft merger agreements. There were significantly more issues in the GTECH markup in part because of the complexity of the transaction structure.

        On July 5, 2014, Sidley discussed the list of material issues identified in the draft merger agreements with counsel for GTECH and with counsel for Company F.

        On July 7, 2014, Sidley discussed the draft merger agreement with counsel for Company A.

        On July 7, 2014, Mr. Satre and Ms. Hart met with representatives of GTECH; on July 8, 2014, Mr. Satre and Ms. Hart met with representatives of Company A; and on July 9, 2014, Mr. Satre and Ms. Hart met with representatives of Company F. Mr. Satre and Ms. Hart emphasized the need for each of the bidders to maximize the value to be received by IGT stockholders and the importance of certainty of closing. Mr. Satre and Ms. Hart did not make a counteroffer to any of the three bidders, although GTECH was informed that its offer was lower than those of the other bidders with respect to price and that its transaction terms involved greater complexity than terms from other bidders. Each of the three bidders was informed that final markups of the draft merger agreement were to be submitted by 5:00 pm ET on July 10, 2014, and that final financial proposals would be due by 9:00 am ET on July 11, 2014.

        On July 8, 2014, Sidley delivered revised drafts of the merger agreements to counsel for Company A, GTECH and Company F, respectively.

        On July 9 and 10, 2014, Mr. Satre and Ms. Hart had a call and a meeting, respectively, with Mr. Pellicioli and Mr. Sala to discuss the progress being made in resolving the issues that had been identified by Sidley to Wachtell and that had been discussed in the meeting on July 7, 2014 and repeated the fact that GTECH was behind on price.

        In the early hours of July 10, 2014, Wachtell distributed a revised draft of the merger agreement and shareholder support agreement to Sidley, and engaged in further discussions with Sidley regarding the terms of the agreements later that day. Wachtell distributed further revised drafts of the merger and shareholder support agreements later that evening, which (i) revised the terms of the collar provision, (ii) reduced the amount of the termination fee payable by IGT in certain circumstances to 3.0% of the aggregate equity value of IGT from 4.0% proposed in GTECH's prior draft, (iii) provided for the payment of a reverse termination fee payable by GTECH in certain circumstances equal to 6.0% of the aggregate equity value of IGT, (iv) generally obligated GTECH to undertake necessary actions to obtain antitrust approvals, and (v) permitted IGT to terminate the merger agreement in order to enter into a definitive agreement with respect to a superior proposal.

        On the morning of July 11, 2014, GTECH notified IGT that it would increase the financial terms of its offer to $18.10 per share from $17.00 per share, with 25% of the consideration payable to IGT stockholders in a possible transaction consisting of shares of Holdco, and 75% in cash, and requested that IGT enter into exclusive negotiations with GTECH. Company A notified Morgan Stanley that it would continue to offer consideration of $17.25 per share, in cash, and submitted a revised draft of the merger agreement.

        In the afternoon of July 11, 2014, the IGT board met in person. Representatives of Morgan Stanley, representatives of Sidley and representatives of Allen & Overy LLP, tax and international counsel to IGT, and which we refer to as Allen & Overy, also participated in the meeting. Ms. Hart reported on events that had transpired since the July 3 board meeting, including the meetings with each of the three bidders and the parties' respective proposals. A representative of Sidley reviewed certain issues identified in GTECH's proposed draft of the merger agreement, and representatives of Allen & Overy reviewed certain tax aspects of the GTECH proposal. While the IGT board was meeting, Company F delivered a letter to Morgan Stanley, which indicated dissatisfaction with certain aspects of the due diligence process and did not modify Company F's prior proposal of $17.75 per share, in cash. Representatives of Morgan Stanley shared the letter from Company F with the IGT board, and discussed its implication that Company F did not intend to submit a revised proposal. Morgan Stanley also reviewed its valuation summary for the company. Mr. Vandemore then reviewed financial projections for the company, and informed the board that management now viewed the delayed recovery case as the base case for the company, rather than the case reflected in the long range plan for the company. The IGT board determined that, since the deadline for final proposals had passed and GTECH's proposal was the most favorable, it would be in IGT's best interest to maximize the value and certainty of GTECH's offer. Accordingly, the IGT board determined to notify GTECH that, while IGT would not grant GTECH's request for exclusivity, if GTECH were willing to increase the value of its offer to a total of $18.25 per share, then IGT would not initiate further contact with other bidders for a period of up to ten days, during which period it would work with GTECH to finalize and enter into a definitive agreement with respect to the proposed transaction. The IGT board directed that this message not be communicated to GTECH until Company F's counsel had been given the opportunity to complete its review of certain antitrust-related materials.

        On July 11, 2014, after Company F's counsel had been given access to certain antitrust-related materials, Mr. Satre and Ms. Hart notified GTECH of IGT's proposal. GTECH agreed to increase the value of its offer to $18.25 per share, and the parties engaged in confirmatory due diligence and commenced intensive negotiations to finalize the merger agreement, shareholder support agreements and related documents.

        On July 12 through 15, 2014, negotiations proceeded on the merger agreement, shareholder support agreements and related documents.

        On July 15, 2014, the IGT board met telephonically. Representatives of Morgan Stanley and representatives of Sidley also participated in the meeting. Ms. Hart reviewed the status of negotiations with GTECH, and reported that no further communication had been received from Company A or Company F following the July 11 board meeting. Representatives of Morgan Stanley reviewed the financial terms of the proposed transaction, and representatives of Sidley reviewed the material legal terms of the proposed transaction, highlighting a discrete number of remaining issues that had not been resolved by the parties. The IGT board recessed pending further negotiation of the merger agreement. During the recess, Mr. Satre spoke to Mr. Pellicioli and Ms. Hart spoke to Mr. Sala. After the IGT board had reconvened, Ms. Hart notified the board that the remaining issues had been resolved in a conversation between her and Mr. Sala, and representatives of Morgan Stanley delivered Morgan Stanley's oral opinion that, as of the date of the opinion, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley set forth in its written opinion, the merger consideration to be received by IGT's stockholders, taken in the aggregate, pursuant to the merger agreement was fair from a financial point of view to the holders of IGT's common stock, which opinion was subsequently confirmed in writing. Mr. Satre and Ms. Hart recommended to the IGT board that

IGT should accept the proposal from GTECH. In connection with the IGT board's consideration of this recommendation, Mr. Satre and Ms. Hart reminded the board of the roles they would play in a combined company. After discussion and deliberation, and after considering all of the factors that it deemed relevant, including the factors specified under "—Reasons for the Mergers and Recommendation of the IGT Board" beginning on page [    ], the IGT board unanimously approved and declared advisable the merger agreement and the transactions contemplated thereby, including the mergers contemplated thereby.

        Later that evening, representatives of IGT and GTECH, along with Sidley and Wachtell, finalized the language of the merger agreement and the shareholder support agreements in keeping with the resolution of issues described to the IGT board by Ms. Hart. After execution of the debt commitment letter, a copy of which was provided to IGT, Morgan Stanley and Sidley, each of IGT, GTECH and the other parties to the merger agreement and shareholder support agreements executed and delivered the merger agreement and shareholder support agreements, effective as of July 15, 2014.

        At midnight ET on July 16, 2014, IGT and GTECH each issued a press release announcing the transaction. On July 16, 2014, IGT furnished a Current Report on Form 8-K with the SEC disclosing the execution of the merger agreement and filing the press release as an exhibit. On July 18, 2014, IGT filed a Current Report on Form 8-K with the SEC summarizing the material terms of the merger agreement and the shareholder support agreements, and filing the merger agreement and shareholder support agreements as exhibits.

        Following the announcement by the parties on July 16, 2014 that they had entered into the merger agreement, certain putative stockholder class action lawsuits were filed by purported stockholders of IGT challenging the transaction. The complaints in the actions name as defendants IGT, the members of the IGT board of directors, GTECH and, in some cases, certain of GTECH's subsidiaries. IGT intends to vigorously defend against the claims asserted in these lawsuits. See "—Litigation Related to the Mergers."

        Subsequent to the announcement of the transaction, the parties approached the Financial Conduct Authority acting in its capacity as the U.K. Listing Authority, which we refer to as the UKLA, to confirm if the UKLA was of the view that the IGT Merger or the Holdco Merger would require the parties to publish a prospectus approved by the UKLA pursuant to section 85(1) of the Financial Services and Markets Act 2000, which we refer to as the UK prospectus. While the UKLA expressed the view that the Holdco Merger would not require the publication of a UK prospectus, the UKLA considered that the inclusion of the cash/stock election feature in the IGT Merger meant that the IGT Merger would require the publication of a UK prospectus. The parties agreed that the preparation and approval of the UK prospectus could cause a meaningful delay in the completion of the transactions.

        On September 9, 2014, representatives of IGT (including Mr. Satre and Ms. Hart) and GTECH (including Mr. Sala and Mr. Pellicioli) met in Rome, Italy to discuss integration planning, as well as the consequences of being required to publish a UK prospectus. In that meeting, GTECH requested that IGT agree to eliminate the cash/stock election from the merger agreement as a result of the expected delay associated with that requirement. IGT requested that GTECH agree to reflect a reduction in the number of gaming approvals that would be a condition to closing.

        On September 12, 2014, Wachtell distributed a proposed amendment to the merger agreement, among other things, to eliminate the cash/stock election from the merger agreement and to confirm a reduction in the number of gaming approvals that would be a condition to closing.

        On September 15, 2014, the IGT board met telephonically. Representatives of Morgan Stanley attended the meeting. Representatives of IGT described the proposed amendment, including the benefits and potential detriments of entering into the amendment. Morgan Stanley confirmed orally to the IGT board that, based upon and subject to the factors and assumptions described, had Morgan

Stanley issued its written opinion referred to above on July 15, 2014 on the basis of the transactions contemplated by the merger agreement, as amended by the amendment, the conclusion set forth in its opinion would not have changed, which oral confirmation was subsequently confirmed in writing. The confirmatory letter did not address any circumstances, developments or events occurring after the date of Morgan Stanley's written opinion on July 15, 2014 and Morgan Stanley's written opinion is provided only as of such date. After discussion and deliberation, and after considering all of the factors that it deemed relevant, the IGT board unanimously approved and declared advisable the amendment to the merger agreement, subject to satisfactory confirmation from the UKLA that it did not consider that a UK prospectus would be required for the transactions as amended.

        Upon receiving confirmation from the UKLA that it did not consider that a UK prospectus would be required for the transactions as amended, each of IGT, GTECH and the other parties to the merger agreement executed and delivered the amendment to the merger agreement, effective as of September 23, 2014.

        After the announcement of the transaction, Morgan Stanley discovered that it had omitted a provision for taxes in its calculation of GTECH's projected unlevered free cash flows used in connection with its discounted cash flow valuation for GTECH. Following the calculation of the corrected unlevered free cash flows for GTECH, Morgan Stanley determined that, in the case of the unadjusted GTECH management forecasts, the derived range of implied values per share was €24.85 to €31.63 instead of €29.32 to €36.18, and that, in the case of the adjusted GTECH management forecasts, the derived range of implied values per share was €22.26 to €28.60 instead of €26.47 to €32.88.

        Promptly after discovery, Morgan Stanley informed management of IGT on November 5, 2014 of the corrected analysis. The results of the updated analysis relating to GTECH had no impact on the financial analyses performed in respect of IGT. On November 11, 2014, Morgan Stanley orally confirmed to the IGT board of directors, which was subsequently confirmed in writing on November 11, 2014, that, had Morgan Stanley used the corrected unlevered free cash flows projected for GTECH, there would have been no change to the conclusion set forth in its fairness opinion delivered on July 15, 2014.

GTECH Reasons for the Mergers

        At its meeting on July 13, 2014, the GTECH Board authorized GTECH's entry into the Merger Agreement and concluded that, taking into account the then-current circumstances, the Mergers are fair to the shareholders of GTECH from a financial point of view.

        The GTECH Board considered many factors in reaching the conclusion that, taking into account the then-current circumstances, the Mergers are fair to the shareholders of GTECH from a financial point of view, and that the Mergers will result in enhanced value for GTECH shareholders relative to GTECH continuing as a standalone company. In arriving at its conclusion, the GTECH board of directors consulted with GTECH's management, legal advisors and financial advisor, reviewed a significant amount of information, considered a number of factors in its deliberations and concluded that the Mergers are likely to result in significant strategic and financial benefits to GTECH and its shareholders, including:

  •
  the belief that the combination will result in the creation of a world-leading end-to-end gaming company with more than $6 billion in annual revenues and $2 billion in EBITDA, significant market position across the lottery, machine gaming and interactive wagering and social gaming markets, and strong product offerings across the client spectrum;

  •
  the belief that the combination will result in enhanced global scale with a diversified product portfolio and geographic mix and strengthened research and development capabilities;

  •
  the belief that the combination will result in a well-diversified revenue base that reduces dependence on the machine gaming replacement cycle in key product sales markets and on the Italian economy;

  •
  the belief that scale in the machine gaming, interactive, and social gaming markets will allow the combined company to support substantial recurring R&D investment which is critical to continued development of successful content and technology solutions;

  •
  the belief that the combination will result in the combined company's ability to achieve industrial efficiencies, including economies of scale in purchasing, to consolidate corporate and support activities, and to optimize R&D spend;

  •
  the belief that the combined company's complementary product portfolios and extensive lottery and gaming customer base will result in a greater ability to meet operating customers' needs, to provide GTECH and IGT customers with a more compelling and holistic product offering across land-based, online, and mobile channels, and to increase revenue potential;

  •
  the belief that the GTECH management team, working together with members of IGT management, will be able to successfully integrate the two companies;

  •
  the anticipated run-rate synergies of approximately $280 million by the end of the third year following the completion of the Mergers, including possible revenue synergies;

  •
  the belief that the combined company will be uniquely positioned to capture gaming sector trends including government stimulated growth, the emergence of multi-channel offerings, and the increased importance of proprietary content due to gaming industry convergence; and

  •
  the increased earnings and cash flow and better access to capital markets for the combined company as a result of enhanced size and business diversification.

        These beliefs are based in part on the following factors that the GTECH board of directors considered:

  •
  its knowledge and understanding of the GTECH business, operations, financial condition, earnings, strategy and future prospects;

  •
  information and discussions with GTECH's management, in consultation with Credit Suisse, regarding IGT's business, operations, financial condition, earnings, strategy and future prospects, and the results of GTECH's due diligence review of IGT;

  •
  the fact that the board of directors of Holdco following completion of the Mergers and for a period of up to three years thereafter would consist of the Chief Executive Officer of GTECH, six directors designated by GTECH's principal shareholders, five directors designated by IGT, including IGT's chairman and its Chief Executive Officer, and one director mutually agreed to by IGT and GTECH;

  •
  the current and prospective economic climate generally and the competitive climate in the industries in which the companies operate, including the potential for further consolidation;

  •
  the opinion of Credit Suisse rendered to the GTECH board of directors that, as of July 15, 2014, subject to the assumptions and limitations set forth therein, the merger consideration to be paid to the GTECH shareholders, after giving effect to the aggregate merger consideration to be paid to IGT shareholders in the IGT Merger, is fair, from a financial point of view, to the GTECH shareholders, as more fully described in the section entitled "—Opinion of Credit Suisse as Financial Advisor to GTECH" beginning on page [    ];

  •
  the likelihood that the Mergers will be completed on a timely basis and the belief that antitrust and gaming clearances could be obtained without the imposition of conditions that would be materially adverse to the combined company;

  •
  the limited number and nature of the conditions to IGT's obligation to complete the IGT Merger;

  •
  the fact that the Mergers are subject to approval by the GTECH shareholders;

  •
  that, subject to certain limited exceptions, IGT is prohibited from soliciting, participating in any discussions or negotiations with respect to, providing nonpublic information to any third party with respect to or entering into any agreement providing for, the acquisition of IGT;

  •
  the fact that IGT may be required to pay GTECH a termination fee of $135.3 million and reimburse GTECH for certain regulatory expenses it incurs if the Merger Agreement is terminated under certain circumstances specified in the Merger Agreement;

  •
  the fact that GTECH may terminate the Merger Agreement, subject to the payment of a $135.3 million fee, if Holdco would, as a result of a change in applicable law, be treated as a domestic corporation for U.S. federal income tax purposes as of or after the Closing; and

  •
  the fact that the exchange ratio for the acquisition of IGT will not be increased in the event of a decrease in the share price of GTECH's common stock prior to the effective time in excess of a predetermined amount, and the terms of the Merger Agreement do not include termination rights for IGT triggered in the event of an increase in the value of IGT relative to the value of GTECH.

        The GTECH board of directors weighed these factors against a number of uncertainties, risks and potentially negative factors relevant to the Mergers, including the following:

  •
  the exchange ratio for the acquisition of IGT will not be reduced in the event of an increase in the share price of GTECH's common stock prior to the effective time in excess of a predetermined amount, and the terms of the Merger Agreement do not include termination rights for GTECH triggered in the event of a decrease in the value of IGT relative to the value of GTECH;

  •
  the adverse impact that business uncertainty prior to the closing of the Mergers and during the post-closing integration period could have on the ability of both GTECH and IGT to attract, retain and motivate key personnel;

  •
  the challenges inherent in the combination of two business enterprises of the size and scope of GTECH and IGT, including the possibility that the anticipated cost savings and synergies and other benefits sought to be obtained from the Mergers might not be achieved in the time frame contemplated or at all and the other numerous risks and uncertainties which could adversely affect Holdco's operating results;

  •
  the risk that the forecasted results in the unaudited prospective financial information of IGT would not be achieved in the amounts or at the times anticipated;

  •
  the risk that a change in applicable law with respect to Section 7874 of the Internal Revenue Code of 1986, as amended (the "Code") or any other U.S. tax law, or official interpretations thereof, could cause Holdco to be treated as a U.S. domestic corporation for U.S. federal income tax purposes following the completion of the Mergers or otherwise adversely affect Holdco;

  •
  the risk that the Mergers might not be consummated in a timely manner or at all;

  •
  that failure to complete the Mergers could cause GTECH to incur significant fees and expenses and could lead to negative perceptions among investors, potential investors and customers;

  •
  the limited circumstances under which GTECH could terminate the Merger Agreement or refuse to consummate the Mergers;

  •
  that GTECH is prohibited during the term of the Merger Agreement from soliciting, participating in any discussions or negotiations with respect to, and providing nonpublic information to any third party with respect to, the acquisition of GTECH and that GTECH is prohibited from terminating the Merger Agreement to enter into any agreement providing for the acquisition of GTECH;

  •
  the risk that, pursuant to the terms of the Merger Agreement, GTECH may become obligated to pay a termination fee of $270.6 million or $135.3 million if the Merger Agreement is terminated under certain circumstances specified in the Merger Agreement;

  •
  the restrictions on GTECH's operations until completion of the Mergers which could have the effect of preventing GTECH from pursuing certain other strategic transactions during the pendency of the Merger Agreement as well as taking certain other actions relating to the conduct of its business without the prior consent of IGT; and

  •
  the risks of the type and nature described under the sections entitled "Risk Factors" and "Forward-Looking Statements" beginning on page [      ] and [      ], respectively.

        The GTECH Board concluded that the uncertainties, risks and potentially negative factors relevant to the Mergers were outweighed by the potential benefits that it expected GTECH and the GTECH shareholders would achieve as a result of the Mergers.

        This discussion of the information and factors considered by the GTECH Board includes the principal positive and negative factors considered by the GTECH Board, but is not intended to be exhaustive and may not include all of the factors considered by the GTECH Board. In view of the wide variety of factors considered in connection with its evaluation of the Mergers, and the complexity of these matters, the GTECH Board did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the Mergers. Rather, the GTECH Board viewed its decisions as being based on the totality of the information presented to it and the factors it considered. In addition, individual members of the GTECH Board may have given differing weights to different factors.

 Opinion of Credit Suisse as Financial Advisor to GTECH

        GTECH retained Credit Suisse Securities (Europe) Limited ("Credit Suisse") as its financial advisor in connection with the proposed Mergers. On July 13, 2014, at a meeting of the GTECH Board held to evaluate the proposed Mergers, Credit Suisse delivered to the GTECH Board its oral opinion, confirmed by delivery of a written opinion dated July 15, 2014, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in such opinion, the Holdco Exchange Ratio, after giving effect to the aggregate merger consideration to be paid to IGT shareholders in the IGT Merger, was fair, from a financial point of view, to GTECH shareholders.

        The full text of Credit Suisse's written opinion, dated July 15, 2014, to the GTECH Board, which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the scope of review undertaken, is attached as Annex G hereto and is incorporated into this joint proxy statement/prospectus by reference in its entirety. The description of the opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Credit Suisse's opinion was provided to the GTECH Board for its information in connection with its evaluation of the Holdco Exchange Ratio and did not address any other aspect of the proposed Mergers, including the relative merits of the Mergers as compared to alternative transactions or strategies that might be available to GTECH or the underlying business decision of GTECH to proceed with the Mergers. The opinion does not constitute advice or a recommendation to any shareholder as to how such shareholder should vote or act on any matter relating to the proposed Mergers or otherwise.

        In arriving at its opinion, Credit Suisse:

  •
  reviewed a draft of the merger agreement dated July 15, 2014, a draft of the related GTECH disclosure letter, dated July 15, 2014, a draft of the related IGT disclosure letter, dated July 15, 2014, a draft of the related support agreement, dated July 12, 2014, ultimately entered into by IGT and the individuals and other parties listed on Schedule A to such agreement and a draft of the related voting agreement, dated July 12, 2014, ultimately entered into by IGT and the individuals and other parties listed on Schedule A to such agreement;

  •
  reviewed certain publicly available business and financial information relating to GTECH and IGT;

  •
  reviewed certain other information relating to GTECH and IGT, including financial forecasts for GTECH and IGT based on the business plans prepared by and provided to Credit Suisse by GTECH (the "Business Plans");

  •
  met with GTECH's and IGT's management to discuss the business and prospects of GTECH and IGT, respectively;

  •
  considered certain financial and stock market data of GTECH and IGT, and compared that data with similar data for other publicly held companies in businesses Credit Suisse deemed similar to those of GTECH and IGT;

  •
  considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions that have been effected or announced; and

  •
  considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that Credit Suisse deemed relevant.

        In connection with its review, Credit Suisse did not assume any responsibility to independently verify any of the foregoing information and Credit Suisse assumed and relied on such information being complete and accurate in all material respects. Without limitation to the foregoing, with respect to the financial forecasts for GTECH and IGT referred to above, the management of GTECH advised Credit Suisse, and Credit Suisse assumed, with GTECH's consent, that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of GTECH's management as to the future financial performance of GTECH and IGT, respectively. Credit Suisse expressed no opinion with respect to such forecasts or the assumptions on which they were based. With respect to the estimates provided to Credit Suisse by the management of GTECH with respect to the cost savings and synergies, including revenue synergies and tax benefits, anticipated to result from the Mergers, the management of GTECH advised Credit Suisse, and Credit Suisse assumed, with GTECH's consent, that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of GTECH as to such cost savings and synergies and that the same would be realized in the amounts and the times and at the costs indicated thereby.

        Credit Suisse also assumed, with GTECH's consent, that in the course of obtaining necessary regulatory or third-party consents, approvals or agreements in connection with the Mergers, no modification, delay, limitation, restriction or condition would be imposed that would have an adverse effect on GTECH, IGT or the contemplated benefits of the Mergers and that the Mergers would be consummated in accordance with the terms of the Merger Agreement, without waiver, modification or amendment of any material term, condition or agreement therein. Representatives of GTECH advised Credit Suisse, and Credit Suisse assumed, with GTECH's consent, that the terms of the Merger Agreement, when signed, would conform in all material respects to the terms reflected in the draft merger agreement reviewed by Credit Suisse. In addition, Credit Suisse was not requested to, and did not, make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of GTECH or IGT, nor was Credit Suisse furnished with any such evaluations or appraisals.

        Credit Suisse's opinion addressed only the fairness, from a financial point of view and as of the date of its opinion, to GTECH shareholders of the Holdco Exchange Ratio (after giving effect to the aggregate merger consideration to be paid to IGT shareholders in the IGT Merger) and did not address any other aspect or effect of the Mergers or any other agreement, arrangement or understanding entered into in connection with the Mergers or otherwise, including, without limitation, the form or structure of the Mergers or any other aspect relating to any compensation to any officers, directors or employees of any party to the Mergers, or class of such persons, relative to the Holdco Exchange Ratio or otherwise.

        Credit Suisse's opinion was necessarily based upon information made available to Credit Suisse as of the date of its opinion and upon financial, economic, regulatory (including tax), market and other conditions as they existed and could be evaluated on that date. It was Credit Suisse's understanding that the Holdco shares would be listed and traded solely on the New York Stock Exchange. Credit Suisse did not express any opinion as to what the value of the Holdco ordinary shares actually would be when issued to GTECH shareholders pursuant to the Mergers or the prices at which such Holdco ordinary shares would trade subsequent to the Mergers, nor did Credit Suisse express any opinion as to the prices at which GTECH shares or IGT shares would trade at any time. Except as described in this summary, the GTECH board of directors imposed no other limitations on Credit Suisse with respect to the investigations made or procedures followed in rendering its opinion.

        In preparing its opinion to the GTECH board of directors, Credit Suisse performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse's analyses described below is not a complete description of the analyses underlying Credit Suisse's opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. Credit Suisse arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

        In its analyses, Credit Suisse considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond GTECH's control. No company, transaction or business used in Credit Suisse's analyses is identical to GTECH, IGT or the proposed Mergers, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Credit Suisse's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Credit Suisse's analyses are inherently subject to substantial uncertainty.

        Credit Suisse was not requested to, and it did not, recommend the specific consideration payable in the proposed Mergers, which consideration was determined through negotiations between GTECH and IGT, and the decision to enter into the Mergers was solely that of the GTECH board of directors. Credit Suisse's opinion and financial analyses were only one of many factors considered by the GTECH board of directors in its evaluation of the proposed Mergers and should not be viewed as determinative of the views of the GTECH board of directors or GTECH's management with respect to the Mergers or the Holdco Exchange Ratio.

        On October 1, 2014, in accordance with Italian market practice and to assist the GTECH board of directors with its approval of the merger plan regarding the Holdco Merger, Credit Suisse delivered to the GTECH board of directors a "bring-down" written opinion (the "Bring-Down Opinion") stating that, on the basis of the same criteria upon which the initial written opinion, dated July 15, 2014 (the "Initial Opinion"), was given, and on the basis of the same premises, qualifications and assumptions set out therein, as of October 1, 2014, nothing had come to Credit Suisse's attention which would cause it to alter its opinion that the Holdco Exchange Ratio, after giving effect to the aggregate merger consideration to be paid to IGT shareholders in the IGT Merger, was fair, from a financial point of view, to GTECH shareholders. The full text of Credit Suisse's Bring-Down Opinion is attached as Annex H hereto.

        The following is a summary of the material financial analyses undertaken by Credit Suisse in connection with its Bring-Down Opinion. Except to reflect events that occurred between July 15, 2014 and October 1, 2014, there were no material changes to the financial analyses summarized below from those undertaken by Credit Suisse in connection with its Initial Opinion. The following summary does not purport to be a complete description of the financial analyses performed by Credit Suisse, nor does the order of analyses described represent the relative importance or weight given to those analyses by Credit Suisse. The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse's financial analyses.

        For purposes of the financial analyses summarized below, the term "implied IGT merger consideration" refers to the total implied value of the merger consideration to be paid to IGT shareholders of $18.25 per share, calculated as the sum of (i) the $13.69 per share cash consideration to be paid in the Mergers plus (ii) the $4.56 per share implied value of Holdco ordinary shares stock consideration to be paid in the Mergers, subject to the terms of the collar as described in the Merger Agreement.

IGT Financial Analyses

        IGT Comparable Trading Multiples Analysis.    Credit Suisse reviewed certain financial and stock market information of IGT and the following four selected publicly traded companies with operations in whole or in part in the gaming industry (including gaming machine suppliers), which is the industry in which IGT operates:

Selected Company	Enterprise Value (in millions)
Aristocrat Leisure Ltd. (pre-leak of VGT transaction on 6/24/14)	$3,049
Bally Technologies, Inc. (pre-announcement of Scientific Games transaction on 7/31/14)	$4,207
Multimedia Games Holding Company, Inc. (pre-announcement of Global Cash Access transaction on 9/7/14)	$738
Scientific Games Corporation (pre-announcement of Bally transaction on 7/31/14)	$3,758

        The above peer group companies were chosen based on Credit Suisse's knowledge of the industry and because they operate in and are exposed to similar lines of business as IGT, namely companies in the gaming equipment supplier industry generally. Although none of such companies are identical or directly comparable to IGT, these companies are publicly traded companies with operations and/or other criteria, such as lines of business, markets, business risks, growth prospects, maturity of business and size and scale of business, that for purposes of its analysis Credit Suisse considered similar to IGT.

        Credit Suisse reviewed, among other things, enterprise values of the selected companies, calculated as equity values based on closing stock prices on September 16, 2014 (unless otherwise noted), plus debt, less cash and other adjustments, as a multiple of calendar years 2014 and 2015 estimated earnings before interest, taxes, depreciation and amortization, or EBITDA. Credit Suisse then applied ranges derived from the selected companies of selected multiples of calendar year 2015 estimated EBITDA of 6.8x to 8.0x to corresponding data of IGT. Financial data of the selected companies were based on the mean of selected publicly available research analysts' estimates, public filings and other publicly available information. Financial data of IGT were based on public filings and estimates of GTECH's management.

        The foregoing analysis indicated the following approximate implied per share reference range for IGT as compared to the implied IGT merger consideration:

Implied Per Share Reference Range	Implied IGT Merger Consideration
$10.40 - $13.70	$18.25

        Similarly, Credit Suisse applied ranges derived from the selected companies of selected multiples of calendar year 2015 estimated EBITDA minus capital expenditures of 8.0x to 10.0x to corresponding data of IGT, which analysis indicated the following approximate implied per share reference range for IGT as compared to the implied IGT merger consideration:

Implied Per Share Reference Range	Implied IGT Merger Consideration
$9.80 - $14.00	$18.25

        IGT Discounted Cash Flow Analysis.    Credit Suisse performed a discounted cash flow analysis of IGT to calculate the estimated present value of the standalone (excluding synergies) unlevered, after-tax free cash flows that IGT was forecasted to generate during the fiscal year ending December 31, 2014 through the fiscal year ending December 31, 2018 based on estimates of GTECH's management. Credit Suisse calculated terminal values for GTECH by applying to IGT's estimated normalized EBITDA for the fiscal year ending December 31, 2018 a range of terminal value EBITDA multiples of 7.0x to 8.0x. The present value (as of June 30, 2014) of the cash flows and terminal values was then calculated using discount rates ranging from 8.0% to 9.25%, representing IGT's estimated weighted average cost of capital.

        The foregoing analysis indicated the following approximate implied per share reference range for IGT on a standalone basis (excluding synergies) as compared to the implied IGT merger consideration:

Implied Per Share Reference Range on a Standalone Basis (Excluding Synergies)	Implied IGT Merger Consideration
$12.00 - $14.90	$18.25

GTECH Financial Analyses

        GTECH Comparable Trading Multiples Analysis.    Credit Suisse reviewed certain financial and stock market information of GTECH and the following nine selected publicly traded companies, including

IGT, with operations in whole or in part, in the gaming industry (including lottery and gaming machine suppliers), which is the industry in which GTECH operates:

Selected Company	Enterprise Value (in millions)
Intralot S.A.	€699
OPAP S.A.	€3,445
Tatts Group Limited	€4,023
Tabcorp Holdings Limited	€2,575
Scientific Games Corporation (pre-announcement of Bally transaction on 7/31/14)	€2,903
Aristocrat Leisure Ltd. (pre-leak of VGT transaction on 6/24/14)	€2,356
Bally Technologies, Inc. (pre-announcement of Scientific Games transaction on 7/31/14)	€3,250
Multimedia Games Holding Company, Inc. (pre-announcement of Global Cash Access transaction on 9/7/14)	€570
International Game Technology (pre-leak June 6, 2014)	€3,756

        The above peer group companies were chosen based on Credit Suisse's knowledge of the industry and because they operate in and are exposed to similar lines of business as GTECH, namely companies in the gaming industry (including lottery and gaming machine suppliers). Although none of such companies are identical or directly comparable to GTECH, these companies are publicly traded companies with operations and/or other criteria, such as lines of business, markets, business risks, growth prospects, maturity of business and size and scale of business, that for purposes of its analysis Credit Suisse considered similar to GTECH.

        Credit Suisse reviewed, among other things, enterprise values of the selected companies, calculated as equity values based on closing stock prices on September 16, 2014 (unless otherwise noted), plus debt, less cash and other adjustments, as a multiple of calendar years 2014 and 2015 estimated EBITDA. Credit Suisse then applied ranges derived from the selected companies of selected multiples of calendar year 2015 estimated EBITDA of 6.0x to 7.0x to corresponding data of GTECH, with GTECH's corresponding data adjusted for the net present value of renewal costs relating to the Lotto and Scratch & Win concessions (see "Risk Factors Relating to GTECH's Business—A significant portion of GTECH's total consolidated revenues is derived from government concessions in Italy including the Lotto and instant lottery concessions" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of GTECH—Income Statement Overview—Revenues—Italy Segment"). Financial data of the selected companies were based on the mean of selected publicly available research analysts' estimates, public filings and other publicly available information. Financial data of GTECH were based on public filings and estimates of GTECH's management.

        The foregoing analysis indicated the following approximate implied per share reference range for GTECH as compared to the closing share price of GTECH on July 14, 2014:

Implied Per Share Reference Range	GTECH Closing Share Price on July 14, 2014
€16.60 - €23.10	€18.59

        Similarly, Credit Suisse applied ranges derived from the selected companies of selected multiples of calendar year 2015 estimated EBITDA minus capital expenditures of 9.0x to 11.0x to corresponding data of GTECH, with GTECH's corresponding data adjusted for the net present value of renewal costs relating to the Lotto and Scratch & Win concessions. Such analysis indicated the following approximate implied per share reference range for GTECH as compared to the closing share price of GTECH on July 14, 2014:

Implied Per Share Reference Range	GTECH Closing Share Price on July 14, 2014
€17.40 - €26.30	€18.59

        GTECH Discounted Cash Flow Analysis.    Credit Suisse performed a discounted cash flow analysis of GTECH to calculate the estimated present value of the standalone (excluding synergies) unlevered, after-tax free cash flows that GTECH was forecasted to generate during the fiscal year ending December 31, 2014 through the fiscal year ending December 31, 2018 based on internal estimates of GTECH's management. Credit Suisse calculated terminal values for GTECH by applying to GTECH's estimated normalized EBITDA for the fiscal year ending December 31, 2018 a range of terminal value EBITDA multiples of 5.5x to 6.5x. The present value (as of June 30, 2014) of the cash flows and terminal values, as adjusted to take account of renewal costs relating to the Scratch & Win concession, which fall outside of the projected period 2014 to 2018 contained in the Business Plans, was then calculated using discount rates ranging from 6.0% to 7.0%, representing GTECH's estimated weighted average cost of capital.

        The foregoing analysis indicated the following approximate implied per share reference range for GTECH as compared to the closing share price of GTECH on July 14, 2014:

Implied Per Share Reference Range	GTECH Closing Share Price on July 14, 2014
€19.60 - €26.60	€18.59

Pro Forma Financial Analyses

        Potential Synergies.    Based on estimates of the potential synergies resulting from the combination and the integration costs to achieve such synergies that, in each case, were prepared by, and provided to Credit Suisse by, the management of GTECH, Credit Suisse analyzed the potential values to GTECH shareholders of such synergies. Credit Suisse calculated the net present value, or NPV, of such synergies based on an illustrative discount rate of 8.0% to 9.0% (based on a blended estimated weighted average cost of capital of the combined company) and terminal growth rate, or TGR, of 1.0% to 2.0%, as applicable. This analysis resulted in illustrative value indications of the synergies of $2.6 billion to $3.4 billion.

        Pro Forma "Has / Gets" Discounted Cash Flow Analysis.    Based on the standalone discounted cash flow analyses relating to IGT and GTECH, respectively, as described above, along with the potential synergies analysis described above, Credit Suisse reviewed the implied per share equity value of Holdco on a pro forma basis, taking into account the effects of the Mergers, including potential synergies, the incremental leverage relating to the cash consideration to IGT shareholders, and other costs relating to the Mergers.

        The foregoing analysis indicated the following approximate implied per share reference range for GTECH on a pro forma basis as compared to the approximate implied per share reference range for GTECH on a standalone basis:

Implied Per Share Reference Range on Standalone Basis	Implied Per Share Reference Range on Pro Forma Basis
€19.64 - €26.61	€21.30 - €32.68

        The foregoing implied per share reference range for GTECH on a pro forma basis was based on Credit Suisse's assumption that 5% of GTECH shareholders would exercise their rescission rights under Italian law (see "Questions and Answers—Q: Are IGT shareholders and/or GTECH shareholders entitled to exercise dissenters', appraisal, cash exit or similar rights?"). Credit Suisse also conducted a sensitivity analysis in which it reviewed the implied per share equity value of GTECH on a pro forma basis assuming up to 20% of GTECH shareholders would exercise their withdrawal rights and taking into account the impact of the collar. In addition, Credit Suisse conducted a "has / gets" comparable trading multiples analysis based on the standalone comparable trading multiples analyses relating to IGT and GTECH, respectively, as described above, along with the potential synergies analysis described above.

Other Information

        Credit Suisse also noted for the GTECH board of directors certain additional factors that were not considered part of Credit Suisse's financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

  •
  stock price targets for IGT common stock and GTECH ordinary shares in publicly available Wall Street research analyst reports, which indicated a range of illustrative per share values for IGT of approximately $11.00 to $19.00 and a range of illustrative per share values for GTECH of approximately €20.00 to €30.00;

  •
  historical trading prices of IGT common stock and GTECH ordinary shares during the 52-week pre-leak periods ended June 6, 2014 and June 13, 2014 for IGT and GTECH, respectively, which reflected low and high per share prices for IGT during such period of $12.22 to $21.11 and low and high per share prices for GTECH during such period of €18.83 to €23.98; and

  •
  a comparable acquisition multiples analysis in which Credit Suisse reviewed certain financial information of selected transactions involving companies with operations in whole or in part in the gaming industry (including gaming machine suppliers).

Miscellaneous

        GTECH selected Credit Suisse to act as its financial advisor in connection with the Mergers based on Credit Suisse's qualifications, experience, reputation and familiarity with GTECH and did not impose any express limitations on Credit Suisse in respect of its financial analysis. Credit Suisse is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

        GTECH has agreed to pay Credit Suisse for its financial advisory services to GTECH in connection with the Mergers a fee of up to $20 million. Credit Suisse also became entitled to receive a fee of $1 million upon the rendering of its Initial Opinion, which is fully creditable against the merger fee. GTECH has agreed to reimburse Credit Suisse for its expenses, including fees and expenses of legal counsel, and to indemnify Credit Suisse and related parties for certain liabilities and other items, including liabilities under the federal securities laws, arising out of or related to its engagement. In addition, Credit Suisse will receive fees for structuring, arranging and providing financing for the Mergers. From time to time, Credit Suisse and its affiliates have in the past provided, are currently providing and in the future Credit Suisse and its affiliates may provide, investment banking and other financial services to GTECH and IGT, for which Credit Suisse and its affiliates have received, and would expect to receive, compensation. During the two-year period ended July 15, 2014, Credit Suisse received approximately $0.7 million of aggregate fees for investment banking services provided to

GTECH. During the two-year period ended July 15, 2014, Credit Suisse received no fees for investment banking services provided to IGT.

        Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities and also provides investment banking and other financial services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for Credit Suisse's and its affiliates' own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of GTECH, IGT and their respective affiliates and any other company that may be involved in the Mergers, as well as provide investment banking and other financial services to such companies.

GTECH Unaudited Prospective Financial Information

        GTECH does not publicly disclose long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty and subjectivity of the underlying assumptions and estimates. As a result, GTECH does not endorse the unaudited prospective financial information as a reliable indication of future results. GTECH is including the limited unaudited prospective financial information in this document solely because it was among the financial information made available to the GTECH board of directors, Credit Suisse, IGT and Morgan Stanley in connection with their respective evaluations of the Mergers. Moreover, GTECH's internally prepared unaudited prospective financial information was based on estimates and assumptions made by management at the respective times of their preparation and speak only as of such times, as applicable. Except to the extent required by applicable law, GTECH has no obligation to update prospective financial data included in this proxy statement/prospectus and, except as provided below, has not done so and does not intend to do so.

        The inclusion of this information should not be regarded as an indication that any of GTECH, IGT, Morgan Stanley and Credit Suisse or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. There can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated.

        Since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. GTECH shareholders and IGT shareholders are urged to review the risk factors described in the section captioned "Risk Factors—Risk Factors Relating to GTECH's Business" beginning on page [            ] with respect to the business of GTECH. GTECH shareholders and IGT shareholders are also urged to review the risks and other factors described in the "Risk Factors" and "Forward-Looking Statements" beginning on pages [            ] and [            ], respectively, of this proxy statement/prospectus. The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or GAAP. Neither the independent registered public accounting firm nor the independent statutory auditors of GTECH have audited, reviewed, compiled or performed any procedures with respect to the accompanying unaudited prospective financial information for the purpose of its inclusion herein, and accordingly, neither the independent registered public accounting firm nor the independent statutory auditors of GTECH express an opinion or provide any form of assurance with respect thereto for the purpose of this proxy statement/prospectus. The report of the independent registered public accounting firm of GTECH included in this proxy statement/prospectus relates to the historical financial information of GTECH. It does not extend to the unaudited prospective financial information and should not be read to do so. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. The unaudited prospective financial information does not give effect to the Mergers.

        The following table presents selected unaudited prospective financial data, including Revenue, EBITDA, Net Income and Unlevered Free Cash Flow for GTECH's entire business.

Forecast(1)	2014	2015	2016	2017	2018
	(in millions)
Revenue	€3,236	€3,399	€3,464	€3,571	€3,635
EBITDA(2)	€1,077	€1,119	€1,149	€1,185	€1,212
Net Income	€ 215	€ 235	€ 248	€ 285	€ 310
Unlevered Free Cash Flow(3)	€ 363	€ 317	€ 277	€ 475	€ 772

(1)
All figures based on plan calendar year.

(2)
EBITDA represents operating income excluding the impact of depreciation, amortization, impairment, restructuring costs and unusual items, net.

(3)
Unlevered Free Cash Flow is defined as the company's Cash From Operations less Net Cash Invested and Minority Interest Paid less the company's loss tax shield. EBITDA and Unlevered Free Cash Flow are non-GAAP financial measures and should not be considered as alternatives to operating income or net income as a measure of operating performance, or as alternatives to cash flows as a measure of liquidity. GTECH believes that certain non-GAAP financial measures are useful because that information is an appropriate measure for evaluating its operating performance. Non-GAAP information is used to evaluate business performance and management's effectiveness. These measures should be considered in addition to, not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Non-GAAP financial measures may not be calculated in the same manner by all companies and therefore may not be comparable.

        Although presented with numerical specificity, the above unaudited prospective financial information reflects numerous assumptions and estimates as to future events made by the management of GTECH. At the respective times the unaudited prospective financial information was prepared, GTECH's management believed such assumptions and estimates were reasonable. In preparing the foregoing unaudited projected financial information, GTECH made assumptions regarding, among other things, pricing and volume of products sold, production costs, interest rates, corporate financing activities, including amount and timing of the issuance of debt, the timing and amount of ordinary share issuances, the effective tax rate, the amount of general and administrative costs.

        No assurances can be given that the assumptions made in preparing the above unaudited prospective financial information will accurately reflect future conditions. The estimates and assumptions underlying the unaudited prospective financial information involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions which may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described under "Risk Factors" and "Forward-Looking Statements" beginning on pages [            ] and [            ], respectively, of this proxy statement/prospectus all of which are difficult to predict and many of which are beyond the control of GTECH and/or IGT and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions will prove to be accurate or that the projected results will be realized, and actual results likely will differ, and may differ materially, from those reflected in the unaudited prospective financial information, whether or not the Mergers are completed.

        Readers of this document are cautioned not to place undue reliance on the unaudited prospective financial information set forth above. No representation is made by GTECH, IGT, any other person to any GTECH shareholders or any IGT shareholder regarding the ultimate performance of GTECH compared to the information included in the above unaudited prospective financial information. The inclusion of unaudited prospective financial information in this document should not be regarded as an indication that such prospective financial information will be an accurate prediction of future events, and such information should not be relied on as such.

        GTECH DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY LAW.

Reasons for the Mergers and Recommendation of the IGT Board

        At its meeting on July 15, 2014, the IGT Board approved the Merger Agreement, authorized IGT's entry into the Merger Agreement and resolved to recommend that IGT shareholders vote "FOR" the approval of the Merger Agreement. In arriving at its conclusion, the IGT Board, in consultation with members of IGT senior management and outside legal and financial advisors, considered a variety of factors, including the following factors that the IGT Board viewed as generally supporting its decision:

  •
  Trends in IGT's industry, including trends toward declining revenue, increasing competition, and consolidation among IGT's competitors, and the IGT Board's belief that these factors, together with others identified below, made operating as a stand-alone company less attractive than the Mergers;

  •
  The current and historical financial condition and results of operations of IGT;

  •
  The financial projections of IGT, the risks associated with the ability to meet such projections if it were to continue to operate as an independent public company, and management's view that the delayed recovery plan represented the base for the company, all of which contributed to the IGT Board's belief that the Mergers represented the best alternative for IGT;

  •
  The IGT Board's familiarity with, and understanding of, IGT's business, industry sector, assets, financial condition, results of operations, current business strategy, risks and prospects;

  •
  The aggregate value of the merger consideration to be received by IGT shareholders in the IGT Merger, including the adjustments and limitations that may affect the value of the merger consideration;

  •
  The fact that GTECH's offer resulted from a competitive bid process with strategic and financial buyers, including multiple increases in the value of the consideration offered by GTECH; the value of consideration offered by the other participants in the process, and the risks associated with a transaction with each such participant;

  •
  The oral opinion of Morgan Stanley, financial advisor to the Board, rendered to the Board at the meeting held on July 15, 2014, which opinion was subsequently confirmed in writing, that as of that date, the merger consideration to be received by the IGT shareholders, taken in the aggregate, pursuant to the Merger Agreement was fair, from a financial point of view, to such holders, which opinion was based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations upon the scope of review undertaken by Morgan Stanley as set forth in its opinion;

  •
  That the merger consideration, assuming a value of $18.25 per share of IGT common stock, represents a premium of:

  •
  46% to the closing price of IGT common stock on June 6, 2014, the last full trading day prior to the publication of a report by Reuters that IGT had engaged Morgan Stanley to explore a potential sale of the company;

  •
  46% to the volume weighted average price of IGT common stock for the 30 trading days ending on such date; and

  •
  42% and 50% to the intraday high and low prices, respectively, from April 24, 2014 through June 6, 2014 (the period following IGT's announcement of second quarter earnings).

  •
  The aggregate transaction value represents a multiple of 9.9x IGT management's June forecast of 2014E EBITDA (post-stock based compensation);

  •
  The review by the IGT Board with its legal and financial advisors of certain other strategic and financial alternatives available to IGT, including continuing to operate as an independent public company in its current configuration or after conducting a return of capital through share buybacks, special dividends or other means, or after pursuing certain strategic alternatives regarding its interactive business, in each case, considering the potential for IGT shareholders to share in any future earnings growth of IGT's businesses and continued costs, as well as the feasibility, risks and uncertainties associated with each alternative, and the IGT Board's judgment that the Mergers were expected to be superior to each such alternative;

  •
  The ability of the IGT Board under the Merger Agreement to receive, consider and negotiate unsolicited alternative merger proposals even after the signing and announcement of the Merger Agreement;

  •
  The right and ability of the IGT Board to change its recommendation to IGT shareholders that they vote to approve the Merger Agreement, subject to the terms and conditions set forth in the Merger Agreement;

  •
  That completion of the Mergers requires the affirmative vote of holders of at least a majority of the outstanding IGT shares;

  •
  The debt financing commitments made to GTECH, including the applicable terms and conditions of such debt financing;

  •
  That the Merger Agreement has no financing condition and the belief of the IGT Board that there will be sufficient available funds to pay the merger consideration;

  •
  The IGT Board's evaluation of the likely time period necessary to complete the transactions contemplated by the Merger Agreement;

  •
  The review by the IGT Board with its legal and financial advisors of the structure of the Mergers and the financial and other terms of the Merger Agreement and the course of negotiations thereof, including the parties' representations, warranties and covenants, the conditions to their respective obligations, the termination and termination fee provisions, the provisions relating to IGT's ability to engage in negotiations with respect to unsolicited competing proposals, if any, the provisions related to regulatory approvals, as well as the likelihood of completion of the Mergers;

  •
  The recommendation of IGT's senior management team in favor of the Mergers, but considered in light of the fact that change in control provisions and other factors may result in IGT's senior management having interests in the transactions that are different from, or in addition to, those of IGT's shareholders generally;

  •
  The fact that the exchange ratio for the stock portion of the merger consideration will be adjusted, within the collar, which provides greater certainty as to the value of ordinary shares of Holdco to be delivered to IGT shareholders;

  •
  The fact that approximately 25% of the consideration is payable in shares of the combined company, which allows IGT shareholders to participate in its growth and merger synergies, while the balance is payable in cash and thus provides immediate liquidity;

  •
  The historical and current market prices of IGT common stock and GTECH ordinary shares;

  •
  The commitment by Holdco to list on the NYSE and its commitment to comply with governance provisions applicable to U.S. domestic non-controlled issuers;

  •
  The statements of GTECH with respect to its intentions as to the locations of Holdco's corporate and operating headquarters and the potential beneficial effect of those intentions on the obtaining of regulatory approvals, and the benefits to IGT's other constituencies, including employees and communities;

  •
  The due diligence review of GTECH conducted by IGT's management and advisors, including analysis of GTECH's businesses, historical financial performance and condition, operations, assets, regulatory status, competitive positions, prospects and management;

  •
  The $270.6 million termination fee payable by GTECH if the Merger Agreement is terminated under certain circumstances, and the $135.3 million termination fee payable by GTECH if the Merger Agreement is terminated under certain other circumstances.

The IGT Board also considered certain risks and other potentially negative factors concerning the transactions, including:

  •
  For United States federal income tax purposes, the expectation that even the share portion of the merger consideration may be taxable to IGT's shareholders to the extent of their inherent gain on the transaction;

  •
  The challenges of combining the businesses, operations and workforces of GTECH and IGT and realizing the anticipated cost savings and operating synergies;

  •
  The fact that additional indebtedness will be incurred in connection with the transactions, which indebtedness may adversely impact the operations of the combined company following the completion of the transactions and could result in a downgrade below investment grade of the credit rating of the combined company;

  •
  The risks described in GTECH's public disclosure documents; see the section entitled "Risk Factors—Risk Factors Relating to GTECH's Business";

  •
  The fact that the combined company will have a single influential shareholder and that the position of influence of that shareholder would be maintained following a reduction in its economic interest by virtue of the loyalty share program;

  •
  The restrictions that the Merger Agreement places on IGT's ability to solicit competing proposals;

  •
  The requirement that IGT pay a termination fee of $135.3 million if the Merger Agreement is terminated under certain circumstances and GTECH's matching rights, which could act as possible deterrents to other potential bidders;

  •
  The closing conditions to the Mergers, including shareholder approval and approvals by competition and gaming regulators;

  •
  The absence of dissenters' appraisal rights;

  •
  The restrictions on the conduct of IGT's business prior to completion of the Mergers which could delay or prevent IGT from undertaking business opportunities that might arise pending completion of the Mergers;

  •
  The possibility that if the Mergers are not consummated, IGT would have incurred significant transaction and opportunity costs;

  •
  The possible disruption to IGT's business that might result from the announcement of IGT's entrance into the Merger Agreement and the resulting distraction of the attention of IGT's management.

        The IGT Board concluded that the uncertainties, risks and potentially negative factors relevant to the Mergers were outweighed by the potential benefits that it expected IGT and the IGT shareholders would achieve as a result of the Mergers.

        This discussion of the information and factors considered by the IGT Board includes the principal positive and negative factors considered by the IGT Board, but is not intended to be exhaustive and may not include all of the factors considered by the IGT Board. In view of the wide variety of factors considered in connection with its evaluation of the Mergers, and the complexity of these matters, the IGT Board did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the Mergers. Rather, the IGT Board viewed its decisions as being based on the totality of the information presented to it and the factors it considered. In addition, individual members of the IGT Board may have given differing weights to different factors.

 Opinion of Morgan Stanley as Financial Advisor to IGT

        The IGT Board retained Morgan Stanley to act as its financial advisor with respect to strategic transactions and to provide it with an opinion as to financial fairness in connection with the proposed transaction. The IGT Board selected Morgan Stanley based on Morgan Stanley's qualifications, experience, reputation, expertise and its knowledge of the business affairs of IGT and did not impose any express limitations on Morgan Stanley in respect of its financial analysis. At the meeting of the IGT Board on July 15, 2014, Morgan Stanley rendered to the IGT Board its oral opinion, which was subsequently confirmed in writing on the same date, to the IGT Board to the effect that, as of such date, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its written opinion, the merger consideration to be received by the holders of shares of IGT common stock, taken in the aggregate, pursuant to the Merger Agreement was fair from a financial point of view to such holders. On September 15, 2014, at a meeting of the IGT Board, Morgan Stanley delivered an oral confirmation to the IGT Board confirming that, based upon and subject to the factors and assumptions described, had Morgan Stanley issued its written opinion referred to above on July 15, 2014 on the basis of the transactions contemplated by the current Merger Agreement, as amended by the Amendment, the conclusion set forth in its opinion would not have changed, which oral confirmation was subsequently confirmed in writing. The confirmatory letter did not address any circumstances, developments or events occurring after July 15, 2014, other than the execution of the Amendment, and Morgan Stanley's opinion is provided only as of such date. In connection with the delivery of such confirmation, the IGT Board advised Morgan Stanley, and with the IGT Board's permission, Morgan Stanley assumed, that the final terms of the Amendment would not vary materially from those set forth in the draft reviewed by Morgan Stanley, and that the Amendment and the transactions contemplated thereby did not affect the financial projections prepared by the managements of IGT and GTECH, including information relating to certain strategic, financial and operational benefits anticipated by the managements of IGT and GTECH to result from the Mergers.

        The full text of Morgan Stanley's written opinion to the IGT Board, dated as of July 15, 2014, and the confirmatory letter of Morgan Stanley, dated as of September 15, 2014, are attached hereto as Annex E and Annex F, respectively, and are incorporated into this proxy statement/prospectus by reference. The foregoing summary of Morgan Stanley's opinion and confirmatory letter is qualified in its entirety by reference to the full text of the opinion and confirmatory letter. The opinion and confirmatory letter sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering such opinion and such confirmatory letter. You are urged to, and should, read Morgan Stanley's opinion and confirmatory letter, this section and the summary of Morgan Stanley's opinion and confirmatory letter below carefully and in their entirety. Morgan Stanley's opinion and confirmatory letter were for the benefit of the IGT Board, in its capacity as such, in connection with the IGT Board's consideration of the Mergers. Morgan Stanley's opinion addressed only the fairness from a financial point of view of the merger consideration, taken in the aggregate, to be received by the holders of shares of IGT common stock pursuant to the Merger Agreement, as of the date of the opinion and did not address any other aspects or implications of the Mergers. Morgan Stanley's opinion and confirmatory letter express no opinion or recommendation as to the underlying decision of IGT to engage in the proposed transaction and were not intended to, and do not, constitute advice or a recommendation as to how any shareholder of IGT or GTECH should vote at any shareholders' meeting held in connection with the proposed transaction or take any other action with respect to the proposed transaction. Morgan Stanley's opinion and confirmatory letter do not in any manner address the prices at which the Holdco ordinary shares will trade following consummation of the proposed transaction or any time in the future.

        In connection with rendering its opinion, Morgan Stanley, among other things:

  •
  reviewed certain publicly available financial statements and other business and financial information of IGT and GTECH, respectively;

  •
  reviewed certain internal financial statements and other financial and operating data concerning IGT and GTECH, respectively;

  •
  reviewed certain financial projections prepared by the managements of IGT and GTECH, respectively;

  •
  reviewed information relating to certain strategic, financial and operational benefits anticipated from the proposed transaction, prepared by the managements of IGT and GTECH, respectively;

  •
  discussed the past and current operations and financial condition and the prospects of IGT with senior executives of IGT, including information relating to certain strategic, financial and operational benefits anticipated by the managements of IGT and GTECH to result from the proposed transaction;

  •
  discussed the past and current operations and financial condition and the prospects of GTECH with senior executives of GTECH, including information relating to certain strategic, financial and operational benefits anticipated by the managements of IGT and GTECH to result from the proposed transaction;

  •
  reviewed the pro forma impact of the proposed transaction on GTECH's earnings per share, cash flow, consolidated capitalization and financial ratios;

  •
  reviewed the reported prices and trading activity for IGT's common stock and GTECH's ordinary shares;

  •
  compared the financial performance of IGT and GTECH and the prices and trading activity of IGT's common stock and GTECH's ordinary shares with that of certain other publicly-traded companies comparable with IGT and GTECH, respectively, and their securities;

  •
  reviewed the premium paid, to the extent publicly available, of certain comparable acquisition transactions;

  •
  participated in certain discussions and negotiations among representatives of IGT and GTECH and their financial and legal advisors;

  •
  reviewed the Merger Agreement, the draft commitment letter from certain lenders substantially in the form of the draft dated July 15, 2014, referred to in this section as the "commitment letter", and certain related documents; and

  •
  performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

        In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by IGT and GTECH, and formed a substantial basis for its opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated by the managements of IGT and GTECH to result from the proposed transaction, Morgan Stanley assumed, with the consent of the IGT Board, that they had been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the respective managements of IGT and GTECH of the future financial performance of IGT and GTECH.

        In addition, Morgan Stanley assumed that the proposed transaction will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, and that GTECH will obtain financing in accordance with the terms set forth in the commitment letter. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed transaction, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed transaction. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of IGT and GTECH and their legal, tax and regulatory advisors with respect to legal, tax and regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of IGT's officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of IGT's common stock in the proposed transaction. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of IGT or GTECH, nor was Morgan Stanley furnished with any such valuations or appraisals. Morgan Stanley's opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of its opinion. Events occurring after such date may affect Morgan Stanley's opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

        The following is a brief summary of the material analyses performed by Morgan Stanley in connection with the preparation of its opinion to the IGT Board. The various analyses summarized below were based on the merger consideration per share of IGT's common stock of (i) $13.69 in cash plus (ii) Holdco ordinary shares representing $4.56 of value, subject to the terms of the collar arrangements set forth in the Merger Agreement. The following summary is not a complete description of Morgan Stanley's opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley's fairness opinion. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before July 11, 2014.

Historical Share Price Analysis

        Morgan Stanley reviewed the historical trading range of shares of IGT's common stock for the period beginning March 26, 2014, the day after IGT had most recently revised downward its guidance for fiscal year 2014 adjusted earnings per share, and ending on June 6, 2014 (the last full trading day prior to the publication of a report by Reuters that IGT had engaged Morgan Stanley to explore a potential sale of the company, referred to as the "unaffected date"). Morgan Stanley noted that the range of low and high intra-day prices of IGT common stock during this period was $12.14 to $14.33. Morgan Stanley further noted that the range of low and high intra-day prices of IGT common stock during the period beginning June 10, 2014 (the first full trading day after publication of the Reuters report) and ending on July 11, 2014 (a recent trading day prior to IGT's board meeting approving the Merger Agreement) was $14.14 to $16.38. Morgan Stanley also reviewed the share price performance of GTECH during the year-to-date period ending on the unaffected date. Morgan Stanley noted that the range of low and high intra-day prices of GTECH common stock during this period was €19.24 to €24.13. Morgan Stanley further noted that the range of low and high intra-day prices of GTECH common stock during the period beginning June 10, 2014 and ending on July 11, 2014 was €17.66 to €19.91.

Equity Research Price Targets Analysis

        Morgan Stanley reviewed the public market trading price targets for IGT's common stock prepared and published by equity research analysts prior to and including the unaffected date. These targets reflected each analyst's estimate of the future public market trading price of IGT's common stock at the end of the particular time period considered for each estimate. Morgan Stanley noted that the range of research analyst price targets for IGT was $11.00 to $17.50 per share. Using a discount rate of 12.1%, based on IGT's assumed cost of equity, Morgan Stanley discounted these estimates to March 31, 2015 to arrive at a range of present values of the equity analyst price targets for IGT's common stock of $10.78 to $17.37 per share.

        Morgan Stanley also reviewed the public market trading price targets for GTECH's ordinary shares prepared and published by equity research analysts prior to and including the unaffected date. These targets reflected each analyst's estimate of the future public market trading price of GTECH's ordinary shares at the end of the particular time period considered for each estimate. Morgan Stanley noted that the range of research analyst price targets for GTECH was €20.00 to €29.40 per share. Using a discount rate of 9.7%, based on GTECH's assumed cost of equity, Morgan Stanley discounted these estimates to March 31, 2015 to arrive at a range of present values of the equity analyst price targets for GTECH's ordinary shares of €19.77 to €29.12 per share.

        The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for IGT's common stock or GTECH's ordinary shares, and these estimates are subject to uncertainties, including the future financial performance of IGT, GTECH and future financial market conditions.

Comparable Company Analysis

        Morgan Stanley performed a comparable company analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley reviewed and compared certain publicly available and internal financial information of IGT with corresponding publicly-available financial data for other companies that shared certain similar characteristics to IGT to derive an implied valuation range for IGT. The companies used in this comparison included:

  •
  Bally Technologies, Inc.

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  Multimedia Games Holding Company, Inc.

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  Scientific Games Corporation

        The above peer group companies were chosen based on Morgan Stanley's knowledge of the industry and because they operate in and are exposed to similar lines of business as IGT, namely companies in the gaming equipment supplier industry generally. Although none of such companies are identical or directly comparable to IGT, these companies are publicly traded companies with operations and/or other criteria, such as lines of business, markets, business risks, growth prospects, maturity of business and size and scale of business, that for purposes of its analysis Morgan Stanley considered similar to IGT. The above peer group of companies did not include, among others, international gaming equipment suppliers which were listed on a foreign stock exchange, as such companies were viewed, based on Morgan Stanley's professional judgment, to have differences that meaningfully reduce their comparability from a financial analysis perspective.

        For purposes of this analysis, Morgan Stanley analyzed, among other things, the following statistics based on publicly available estimates taken from securities research analysts: (i) the ratio of the current Aggregate Value (defined as market capitalization plus total debt and minority interest less cash and cash equivalents) of each of these companies expressed as a multiple of fiscal year 2015 estimated earnings before expenses for interest, taxes, depreciation and amortization (EBITDA) and (ii) the ratio of price to fiscal year 2015 estimated earnings per share (EPS). Based on the analysis of the relevant metrics for each of the comparable companies and taking into account certain operational differences between the companies, Morgan Stanley selected representative ranges of financial multiples for IGT of (a) 7.0x to 8.0x for EBITDA and Adjusted EBITDA and (b) 11.5x to 13.5x for Adjusted EPS.

        Morgan Stanley applied the range of multiples to (i) estimates of EBITDA for fiscal year 2015 contained in IGT's delayed recovery plan and long-range plan, which estimates reflected adjustments to exclude certain one-time acquisition-related expenses (Adjusted EBITDA) as further adjusted by Morgan Stanley to include stock-based compensation expense, (ii) estimates of EBITDA for fiscal year 2015 based on securities research analysts' consensus estimates for IGT and (iii) EPS of IGT for fiscal year 2015 based on securities research analysts' consensus estimates for IGT and estimates contained in IGT's delayed recovery plan and long-range plan, in each case adjusted to eliminate certain acquisition-related expenses (Adjusted EPS). Morgan Stanley derived a range of implied values of IGT common stock as follows:

Ratio	Representative Multiple Range	Implied Value Per Share
Aggregate Value to Estimated 2015 Adjusted EBITDA based on Management's Long-Range Plan(1)	7.0x - 8.0x	$14.37 - $17.35
Aggregate Value to Estimated 2015 Adjusted EBITDA based on Management's Delayed Recovery Plan(1)	7.0x - 8.0x	$12.10 - $14.71
Aggregate Value to Estimated 2015 EBITDA based on Securities Research Analysts' Consensus Estimates	7.0x - 8.0x	$12.81 - $15.52
Price to Estimated 2015 Adjusted EPS based on Management's Long-Range Plan	11.5x - 13.5x	$16.55 - $19.43
Price to Estimated 2015 Adjusted EPS based on Management's Delayed Recovery Plan	11.5x - 13.5x	$13.55 - $15.91
Price to Estimated 2015 Adjusted EPS based on Securities Research Analysts' Estimates	11.5x - 13.5x	$13.11 - $15.39

(1)
Multiples were applied to Adjusted EBITDA, as further adjusted by Morgan Stanley to include stock-based compensation expense.

        Morgan Stanley also reviewed and compared certain publicly available and internal financial information of GTECH with correspondingly publicly-available financial data. Based on its professional judgment, Morgan Stanley used Scientific Games as the primary publicly traded company for purposes of its comparison because it is, in Morgan Stanley's professional judgment, a directly comparable lottery operator, which also competes with GTECH in a number of similar global markets. Morgan Stanley analyzed, among other things, the following statistics based on publicly available estimates taken from securities research analysts: (i) the ratio of the current Aggregate Value of this company expressed as a multiple of 2015 EBITDA and (ii) the ratio of price to 2015 Adjusted EPS. Based on the analysis of the relevant metrics for the comparable company and taking into account certain operational differences between the companies, Morgan Stanley selected representative ranges of financial multiples for GTECH of (a) 5.5x to 6.5x for EBITDA and (b) 12.0x to 14.0x for Adjusted EPS.

        Morgan Stanley applied the range of multiples to securities research analysts' consensus estimates for GTECH's EBITDA and Adjusted EPS for 2015. Taking into account the EBITDA multiples described above, Morgan Stanley derived a range of implied values of GTECH ordinary shares of between €20.28 and €26.50, and taking into account the Adjusted EPS multiples described above, Morgan Stanley derived a range of implied values of GTECH ordinary shares of between €19.80 and €23.10.

        No company utilized in the comparable company analysis is identical to IGT or GTECH. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to general business, economic, market and financial conditions and other matters, which are beyond the control of IGT and GTECH. These include, among other things, the impact of competition on the businesses of IGT, GTECH and the gaming equipment supplier industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of IGT, GTECH and the gaming equipment supplier industry and in the financial markets in general, which could affect the public trading value of the companies. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using comparable company data.

 IGT Premiums Paid Analysis

        Morgan Stanley compared the premiums paid for public company transactions that were announced between January 1, 2009 and May 8, 2014, with transaction values between $3.0 billion and $10.0 billion without any specific weighting or adjusting of any of the transactions reviewed during the specified period and without specifically taking into account any impact of the general economy or financial markets at any particular time. Morgan Stanley compared the premiums paid in such transactions where 100% of the consideration was paid in the form of cash, and in such transactions where a mixture of cash and stock was used, but did not review such transactions where 100% of the consideration was paid in stock since none of the proposals submitted to IGT, including GTECH's, consisted of an all-stock offer.

        Based on Morgan Stanley's review of such public company transactions, Morgan Stanley selected representative ranges of implied premiums and applied these ranges of premiums to a price of $12.51 per share of IGT common stock, which represented the closing price of IGT common stock on the NYSE on the unaffected date. The following summarizes Morgan Stanley's analysis:

Precedent Transaction Financial Statistic(1)	Representative Premium Range	Implied Value Per Share
Premiums paid in all Cash Consideration Transactions	24% - 54%	$15.51 - $19.27
Premiums paid in Cash/Stock Consideration Transactions	20% - 40%	$15.01 - $17.51

(1)
Premiums were calculated based on the closing share price on the last trading day prior to the official deal announcement or, where applicable, substantiated market rumors or leaks regarding the merger. Morgan Stanley used ranges within the 25th percentile to the 75th percentile for each premiums paid analysis.

        No company or transaction utilized in the premiums paid analysis is identical to IGT, GTECH or the proposed transaction. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to general business, economic, market and financial conditions and other matters, which are beyond the control of IGT and GTECH. These include, among other things, the impact of competition on the businesses of IGT, GTECH and the gaming equipment supplier industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of IGT, GTECH and the gaming equipment supplier industry and in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the merger to which they are being compared. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using comparable company data.

Discounted Cash Flow Analysis

        Morgan Stanley performed a discounted cash flow analysis, which is designed to provide an implied value of a company by calculating the present value of the estimated future cash flows and terminal value of such company. Morgan Stanley calculated ranges of equity values per share for IGT based on discounted cash flow analyses as of March 31, 2015. Morgan Stanley relied on the IGT forecasts (including both the long-range plan and the delayed recovery plan) for fiscal years 2014 to 2019 as prepared by IGT's management and used the following assumptions: (i) a range of terminal multiples applied to last twelve month period Adjusted EBITDA (as further adjusted by Morgan Stanley to include stock-based compensation expense) of 7.5x to 8.0x for the core business and 9.0x to 10.0x for the interactive business; and (ii) a range of discount rates of 8.1% to 9.1%. In the case of IGT management's long-term plan, these calculations resulted in a range of implied values per share for IGT of $23.70 to $26.64. In the case of IGT management's delayed recovery plan, these calculations resulted in a range of implied values per share for IGT of $18.43 to $20.80.

        Morgan Stanley calculated ranges of equity values per share for GTECH based on discounted cash flow analyses as of March 31, 2015. Morgan Stanley relied on the forecasts prepared by GTECH's management for fiscal years 2014 to 2018, which were adjusted by IGT's management based on its review of GTECH operational matters. Morgan Stanley used the following assumptions: (i) a range of terminal multiples applied to last twelve month period EBITDA of 6.0x to 7.0x; and (ii) a range of discount rates of 5.6% to 6.6%. In the case of the unadjusted GTECH management forecasts as corrected to reflect the inclusion of projected tax expense for GTECH, these calculations resulted in a range of implied values per share of €24.85 to €31.63 instead of €29.32 to €36.18. In the case of the GTECH management forecasts as adjusted by IGT as corrected to reflect the inclusion of projected tax expense for GTECH, these calculations resulted in a range of implied values per share for GTECH of €22.26 to €28.60 instead of €26.47 to €32.88.

Leveraged Buyout Analysis

        Morgan Stanley performed a hypothetical leveraged buyout analysis to determine the prices at which a financial sponsor might effect a leveraged buyout of IGT. Morgan Stanley assumed a transaction date of March 31, 2015, and a four and one-half year investment period ending on September 30, 2019. Morgan Stanley also assumed (i) a multiple of 5.75x for IGT's ratio of total debt to IGT's projected Adjusted EBITDA for the last twelve month period ending March 31, 2015, as estimated by IGT's management, which, for purposes of this analysis, was further adjusted to eliminate estimated public company costs, (ii) a range of 7.5x to 8.0x last twelve month period Adjusted EBITDA exit multiples for the core business and a range of 9.0x to 10.x last twelve month period Adjusted EBITDA multiples for the interactive business, and (iii) a projected internal rate of return of 20.0%-25.0%. Morgan Stanley estimated corporate aggregate value based on estimated net debt of $1.65 billion in IGT management's long-term plan and $1.58 billion in IGT management's delayed recovery plan, as of March 31, 2015. In the case of IGT management's long-term plan, these calculations resulted in a range of implied values per share of $18.58 to $21.54. In the case of IGT management's delayed recovery plan, these calculations resulted in a range of implied values per share of $15.69 to $17.93.

General

        In connection with the review of the proposed transaction by the IGT Board, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Furthermore, Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying Morgan Stanley's analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be Morgan Stanley's view of the actual value of IGT or GTECH.

        In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, which are beyond the control of IGT and GTECH. These include, among other things, the impact of competition on the businesses of IGT, GTECH and the gaming equipment supplier industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of IGT, GTECH and the gaming equipment supplier industry, and in the financial markets in general. Any estimates contained in Morgan Stanley's analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

        Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness from a financial point of view of the consideration to be received by the holders of shares of IGT common stock, taken in the aggregate, pursuant to the Merger Agreement, and in connection with the delivery of its opinion, dated July 15, 2014, to the IGT Board. These analyses do not purport to be appraisals or to reflect the prices at which shares of IGT common stock or GTECH ordinary shares might actually trade.

        The merger consideration to be received by the holders of shares of IGT common stock was determined through arm's length negotiations between IGT and GTECH and was unanimously approved by the IGT Board. Morgan Stanley acted as financial advisor to the IGT Board during these negotiations but did not, however, recommend any specific merger consideration to IGT or the IGT Board nor opine that any specific merger consideration constituted the only appropriate merger consideration for the proposed transaction. In addition, Morgan Stanley's opinion does not in any manner address the prices at which the Holdco ordinary shares will trade following consummation of the proposed transaction or any time in the future and Morgan Stanley expresses no opinion or recommendation as to how any stockholder of IGT or GTECH should vote at any stockholders' meeting held in connection with the proposed transaction or take any other action with respect to the proposed transaction.

        Morgan Stanley's opinion and its presentation to the IGT Board was one of many factors taken into consideration by the IGT Board in deciding to approve and declare advisable the Merger Agreement. Consequently, the Morgan Stanley analyses described above should not be viewed as determinative of the opinion of the IGT Board with respect to the merger consideration or the value of IGT or GTECH, or of whether the IGT Board would have been willing to agree to a different merger consideration.

        Morgan Stanley's opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

        The IGT Board selected Morgan Stanley to act as its financial adviser based upon Morgan Stanley's qualifications, experience, reputation, expertise and its knowledge of the business affairs of IGT. Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of IGT, GTECH, or any other company, or any currency or commodity, that may be involved in the proposed transaction, or any related derivative instrument.

        Under the terms of its engagement letter pertaining to the proposed transaction, Morgan Stanley provided IGT financial advisory services and a financial opinion in connection with the proposed transaction, and IGT has agreed to pay Morgan Stanley an aggregate fee of approximately $26 million, $2 million of which was payable upon public announcement of the Merger Agreement and the balance of which is contingent upon completion of the proposed transaction. IGT has also agreed to reimburse Morgan Stanley for its expenses incurred in performing its services. In addition, IGT has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, relating to or arising out of Morgan Stanley's engagement. In the two years prior to July 15, 2014, Morgan Stanley and its affiliates provided financial advisory and financing services to IGT and received aggregate fees of less than

$2,000,000 for such services. Morgan Stanley may also seek to provide such services to IGT and GTECH in the future and expects to receive fees for the rendering of those services.

IGT Unaudited Prospective Financial Information

        IGT does not publicly disclose long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty and subjectivity of the underlying assumptions and estimates. As a result, IGT does not endorse the unaudited prospective financial information as a reliable indication of future results. IGT is including the limited unaudited prospective financial information in this document solely because it was among the financial information made available to the IGT board of directors, Credit Suisse, GTECH and Morgan Stanley in connection with their evaluation of the Mergers. The unaudited prospective financial data presented below includes (i) projections prepared by IGT management that assumed that the timing of a recovery in the gaming equipment supplier industry would be delayed, which projections IGT management viewed as the base case for IGT at the time of the approval of the Merger Agreement by the IGT Board, and which we refer to as the delayed recovery projections, and (ii) projections prepared by IGT management that assumed that the timing of a recovery in the gaming equipment supplier industry would not be delayed, which we refer to as the long range plan projections. Moreover, IGT's internally prepared unaudited prospective financial information was based on estimates and assumptions made by management at the respective times of their preparation and speak only as of such times, as applicable. IGT reviews and updates its internal projections regularly. Except to the extent required by applicable law, IGT has no obligation to update prospective financial data included in this proxy statement/prospectus and, except as provided below, has not done so and does not intend to do so.

        The inclusion of this information should not be regarded as an indication that any of IGT, Credit Suisse and Morgan Stanley or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. There can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated.

        Since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. IGT shareholders and GTECH shareholders are urged to review the SEC filings of IGT for a description of risk factors with respect to the business of IGT. IGT shareholders and GTECH shareholders are urged to review the risks and other factors described in the "Risk Factors" and "Forward-Looking Statements" beginning on pages [      ] and [      ], respectively, of this proxy statement/prospectus. The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or GAAP. The independent registered public accounting firm of IGT has not audited, reviewed, compiled or performed any procedures with respect to the accompanying unaudited prospective financial information for the purpose of its inclusion herein, and accordingly, the independent registered public accounting firm of IGT does not express an opinion or provide any form of assurance with respect thereto for the purpose of this proxy statement/prospectus. The report of the independent registered public accounting firm of IGT incorporated by reference in this proxy statement/prospectus relates to the historical financial information of IGT. It does not extend to the unaudited prospective financial information and should not be read to do so. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. The unaudited prospective financial information does not give effect to the Mergers.

        The following tables present selected unaudited prospective financial data for both the delayed recovery plan projections (DRP) and the long range plan projections (LRP). Revenue and Adjusted

EBITDA are each presented with respect to IGT's core business and its interactive business, and Adjusted EPS and Unlevered Free Cash Flow are presented with respect to IGT's entire business.

Forecast(1)	2014	2015	2016	2017	2018	2019
	(in millions)
DRP
Revenue—Core	$1,790	$1,704	$1,806	$1,844	$1,880	$1,921
Revenue—Interactive	337	418	507	576	626	662

Revenue	$2,126	$2,122	$2,313	$2,419	$2,506	$2,582
Adjusted EBITDA—Core(2)	$617	$588	$651	$667	$690	$722
Adjusted EBITDA—Interactive(2)	76	118	146	173	190	205

Adjusted EBITDA(2)	$693	$706	$797	$839	$880	$927
Adjusted EPS(3)	$1.06	$1.18	$1.37	$1.60	$1.86	$2.03
LRP
Revenue—Core	$1,789	$1,843	$1,974	$2,075	$2,142	$2,214
Revenue—Interactive	336	439	555	661	745	796

Revenue	$2,126	$2,281	$2,528	$2,736	$2,888	$3,009
Adjusted EBITDA—Core(2)	$629	$673	$749	$793	$827	$869
Adjusted EBITDA—Interactive(2)	77	125	167	211	245	267

Adjusted EBITDA(2)	$705	$798	$916	$1,004	$1,072	$1,136
Adjusted EPS(3)	$1.08	$1.44	$1.78	$2.29	$2.76	$3.20

(1)
All figures based on a full fiscal year.

(2)
Adjusted EBITDA is defined in the DRP and LRP as earnings before interest expenses, income taxes and depreciation and amortization, adjusted to exclude certain one-time acquisition-related expenses. Adjusted EBITDA does not include projected stock-based compensation expenses of $41.2 million for each of fiscal years 2015 through 2019. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance, or as an alternative to cash flows as a measure of liquidity. IGT believes that certain non-GAAP financial measures are useful because that information is an appropriate measure for evaluating its operating performance. Non-GAAP information is used to evaluate business performance and management's effectiveness. These measures should be considered in addition to, not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Non-GAAP financial measures may not be calculated in the same manner by all companies and therefore may not be comparable.

(3)
Adjusted EPS was derived by adjusting projections and estimates of IGT's earnings per share to exclude estimated acquisition related expenses of $13.6 million, $7.5 million, $3.9 million, $1.7 million and $0.3 million for fiscal years 2015 through 2019, respectively.

Forecast(1)	2H 2015	2016	2017	2018	2019
	(in millions)
Unlevered Free Cash Flow(2)
DRP	$166	$369	$429	$471	$512
LRP	$186	$439	$531	$591	$641

(1)
Amounts are presented for the second half of fiscal year 2015 and the full fiscal year for fiscal year 2016 through fiscal year 2019.

(2)
Unlevered free cash flow estimates were derived by adjusting IGT's tax affected operating income to add back depreciation and amortization expense, subtract capital expenditures and changes in working capital, and add back certain other non-cash charges. Unlevered free cash flow should not be considered as an alternative to operating cash flows or as a measure of liquidity. The unlevered free cash flow information described above does not include the impact of any potential synergies or costs related to the merger.

        Although presented with numerical specificity, the above unaudited prospective financial information reflects numerous assumptions and estimates as to future events made by the management of IGT. At the respective times the unaudited prospective financial information was prepared, IGT's management believed such assumptions and estimates were reasonable. In preparing the foregoing unaudited projected financial information, IGT made assumptions regarding, among other things, pricing and volume of products sold, production costs, interest rates, corporate financing activities, including amount and timing of the issuance of debt, the timing and amount of ordinary share issuances, the effective tax rate, the amount of general and administrative costs.

        No assurances can be given that the assumptions made in preparing the above unaudited prospective financial information will accurately reflect future conditions. The estimates and assumptions underlying the unaudited prospective financial information involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions which may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described under "Risk Factors" and "Forward-Looking Statements" beginning on pages [      ] and [      ], respectively, of this proxy statement/prospectus all of which are difficult to predict and many of which are beyond the control of IGT and/or GTECH and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions will prove to be accurate or that the projected results will be realized, and actual results likely will differ, and may differ materially, from those reflected in the unaudited prospective financial information, whether or not the Mergers are completed.

        Readers of this document are cautioned not to place undue reliance on the unaudited prospective financial information set forth above. No representation is made by IGT, GTECH, any other person to any IGT shareholders or any GTECH shareholder regarding the ultimate performance of IGT compared to the information included in the above unaudited prospective financial information. The inclusion of unaudited prospective financial information in this document should not be regarded as an indication that such prospective financial information will be an accurate prediction of future events, and such information should not be relied on as such.

        IGT DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY LAW.

Board of Directors and Management of Holdco Following the Consummation of the Merger

  Board of Directors

        Pursuant to the Merger Agreement, effective as of the Closing, the Holdco Board is expected to have 13 members, consisting of (i) the Chief Executive Officer of GTECH, Marco Sala, (ii) six (6) directors named by De Agostini, (iii) five (5) directors designated by IGT who were directors of IGT at the time of the Merger Agreement, including the Chief Executive Officer and Chairman of IGT, and (iv) one (1) independent director mutually agreed to by GTECH and IGT. At the Closing, the

Chairman of IGT will become chairman of the Holdco Board, the Chief Executive Officer of IGT will become vice-chairman and a director appointed by De Agostini will also become a vice-chairman, each for a period of three (3) years after the Closing.

        The three additional IGT directors will be Paget Alves, Vincent Sandusky and Tracey Weber. The six directors selected by De Agostini are Paolo Ceretti, Alberto Dessy, Marco Drago, Sir Jeremy Hanley, Lorenzo Pellicioli and Gianmario Tondato da Ruos. The independent director mutually agreed to by GTECH and IGT will be James F. McCann.

        Biographical information with respect to the current GTECH directors is contained in the section herein entitled "Business of GTECH and Certain Information about GTECH—Board of Directors." Biographical information with respect to the current IGT directors from among whom the designees to the Holdco Board after the acquisition will be selected is contained in IGT's proxy statement on Schedule 14A for its 2014 annual general meeting of shareholders filed with the SEC on January 24, 2014, which is incorporated herein by reference.

        Holdco is required to take all actions within its power as may be necessary to elect the directors appointed to the Holdco Board pursuant to the terms of the Merger Agreement to a term concluding at the third anniversary of the IGT Merger Effective Time. In addition, De Agostini has entered into a voting agreement with IGT whereby it has agreed to vote in favor of and support any actions intended to maintain such directors in office for three years following the Closing. Under the Holdco Articles, the Holdco Board will be classified, with each director serving a three-year term.

  Committees of the Holdco Board

        The Holdco Board is expected to form at the Closing the following board committees: Audit, Compensation, Nominating and Corporate Governance.

        No board committees have been formed at this time.

  Management

        The Chief Executive Officer of GTECH, Marco Sala, will become the Chief Executive Officer of Holdco. The Holdco senior management team has not yet been determined, but it is expected that the senior management will be comprised of former GTECH and IGT officers.

Interests of Certain Persons in the Mergers

  Interests of IGT Officers and Directors in the Mergers

        IGT executive officers and directors have interests in the Mergers that are different from, or in addition to, the interests of IGT shareholders generally. The IGT Board was aware of these potentially differing interests and considered them, among other matters, in reaching its decision to adopt the Merger Agreement and approve the Mergers and to recommend that you vote in favor of the proposal to approve the Merger Agreement. See the section entitled "—Background of the Mergers" beginning on page [      ] and the section entitled "—Reasons for the Mergers and Recommendation of the IGT Board" beginning on page [      ]. IGT's shareholders should take these interests into account in deciding whether to vote "FOR" the proposal to adopt the Merger Agreement. These interests are described in more detail below, and certain of them are quantified in the narrative and the table included under "Proposal 3—Advisory Vote on Merger-Related Compensation for IGT's Named Executive Officers—Golden Parachute Compensation" beginning on page [      ].

   Treatment of IGT Equity Awards

        Under the Merger Agreement, equity-based awards held by IGT's directors and executive officers as of the IGT Merger Effective Time will be treated as follows:

        Stock Options.    At the IGT Merger Effective Time, each outstanding unvested IGT stock option will fully vest and each outstanding IGT stock option will be cancelled in exchange for a cash payment equal to the product of (i) the total number of shares subject to such stock option and (ii) the excess, if any, of the Cash Amount over the exercise price per share of such stock option. Any IGT stock option that has a per-share exercise price that is greater than the Cash Amount will be cancelled for no consideration. The "Cash Amount" is equal to the sum of (a) the Per Share Cash Amount and (b) the product of the Exchange Ratio and the GTECH Trading Price.

        As of the date of this proxy statement/prospectus, Patti S. Hart and Eric P. Tom are the only two executive officers who hold vested in-the-money IGT stock options. Based on the assumed per share price of IGT common stock of $17.06, the average closing price per share of IGT's common stock over the first five business days following the announcement of the Merger Agreement, we estimate that Patti S. Hart and Eric P. Tom would receive $5,017,097 and $430,050, respectively, for the cancellation of their vested IGT stock options.

        Restricted Stock Units.    At the IGT Merger Effective Time, except as noted below, each outstanding award of IGT restricted stock units (including performance-based restricted stock units) will fully vest and be cancelled in exchange for an amount equal to the product of (i) the number of shares subject to such award (which, in the case of performance-based restricted stock units, will be based on performance measures achieved or deemed achieved as of the IGT Merger Effective Time), and (ii) the Cash Amount. Restricted stock unit awards granted between July 1, 2013 and July 15, 2014 (other than grants to non-employee directors or to employees who will become retirement-eligible prior to the final year of the award cycle) as well as certain awards granted after July 15, 2014 will be converted into a time-vested award with respect to Holdco ordinary shares, based on the Exchange Ratio and the performance measures achieved or deemed achieved as of the IGT Merger Effective Time, and will vest on the earlier of (x) the date such award would have otherwise vested pursuant to the original terms of the award agreement and (y) the first anniversary of the completion of the Mergers, subject to the employee's continued employment through the applicable vesting date (or upon a qualifying termination of employment prior to that date).

        For an estimate of the amounts payable in respect of all unvested equity-based awards held by IGT's executive officers, see the section entitled "Proposal 3—Advisory Vote on Merger-Related Compensation for IGT's Named Executive Officers" beginning on page [      ] of this proxy statement/prospectus.

  Non-Employee Directors

        The following table sets forth the amounts that each of our non-employee directors would receive at the closing of the Mergers in settlement of their equity-based awards. The amounts set forth below have been calculated assuming a per share price of IGT common stock of $17.06, the average closing price of a share of IGT's common stock over the first five business days following the announcement of the Merger Agreement. All share and unit numbers have been rounded to the nearest whole number. The unvested restricted stock units reported in this table are scheduled to vest, independent of the Mergers, on March 10, 2015. Accordingly, depending on when the Mergers occur, the unvested restricted stock units included in the table below may vest based upon the completion of continued service with IGT rather than upon the consummation of the Mergers. For further information regarding the consideration to be received in settlement of equity-based awards, see "The Merger Agreement—Merger Consideration—IGT Common Stock Consideration."

Non-Employee Director	Vested Options Prior to IGT Merger Effective Time (#)(1)	Vested Options Prior to IGT Merger Effective Time ($)(1)	Unvested Options Prior to IGT Merger Effective Time (#)(1)	Unvested Options Prior to IGT Merger Effective Time ($)(1)	Unvested Time-Based Restricted Stock Units (RSUs) Prior to IGT Merger Effective Time (#)(2)	Unvested Time-Based RSUs Prior to IGT Merger Effective Time ($)(2)	Vested Deferred RSUs Prior to IGT Merger Effective Time (#)(2)	Vested Deferred RSUs Prior to IGT Merger Effective Time ($)(2)
Paget L. Alves	42,000	$9,790	—	—	12,787	$218,146	—	—
Eric Brown	—	—	—	—	12,787	$218,146	—	—
Janice Chaffin	21,000	$36,690	—	—	12,787	$218,146	—	—
Greg Creed	31,000	$63,590	—	—	12,787	$218,146	50,284	$857,845
Robert Miller	116,000	$104,170	—	—	12,787	$218,146	—	—
Vincent Sadusky	31,000	$39,990	—	—	12,787	$218,146	12,984	$221,507
Philip G. Satre	37,000	$14,240	—	—	15,984	$272,687	16,747	$285,704
Tracey Weber	—	—	—	—	12,787	$218,146	2,411	$41,132

(1)
At the IGT Merger Effective Time, each outstanding IGT stock option will be cancelled in exchange for a cash payment equal to the product of (i) the total number of shares subject to such stock option and (ii) the excess, if any, of the Cash Amount over the exercise price per share of such stock option. Any IGT stock option that has a per-share exercise price that is greater than the Cash Amount will be cancelled for no consideration.

(2)
At the IGT Merger Effective Time, each outstanding award of IGT restricted stock units held by non-employee directors will fully vest and be cancelled in exchange for an amount equal to the product of (i) the number of shares subject to such award, and (ii) the Cash Amount. The restricted stock units reported in this table will vest on March 10, 2015, independent of the occurrence of the Mergers.

  Indemnification and Insurance

        From and after the completion of the Mergers, Holdco and IGT will, to the fullest extent permitted under applicable law, indemnify and hold harmless (and advance any expenses incurred, provided that the person receiving such advancement undertakes to repay such advances if it is ultimately determined such person was not entitled to indemnification), each of GTECH's and IGT's and their subsidiaries' present and former directors, officers and employees against all costs and expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation arising out of or related to such person's service as a director, officer or employee of GTECH or IGT or any of their subsidiaries at or prior to the completion of the Mergers.

        For a period of six years after completion of the Mergers, Holdco's Articles and IGT's articles of association and by-laws will provide for the exculpation and indemnification of, and advancement of expenses to, Holdco and IGT directors, officers and employees on terms no less favorable than the terms currently provided in the organizational documents of GTECH and IGT. In addition, IGT and GTECH will be permitted to and, if IGT or GTECH are unable to, Holdco will or will cause IGT following the completion of the Mergers, to purchase a six-year prepaid "tail" policy for Holdco and IGT's directors and officers on terms no less favorable than GTECH's and IGT's existing insurance policies, subject to a cap of 300% of the current annual premiums paid by GTECH and IGT to provide such coverage. In the event either Holdco or IGT, (or both) later consolidate with or merge into another person, or transfer all or substantially all of their assets to another person, the proper provision will be made such that the surviving company will assume the indemnification and insurance obligations of Holdco and/or IGT set forth in the Merger Agreement.

  Continuing Directors

        The Merger Agreement provides that five current IGT directors (including the Chief Executive Officer of IGT and the Chairman of the IGT Board) and the Chief Executive Office of GTECH will serve on the Holdco Board following completion of the Mergers.

  Change in Control Severance Benefit Agreements with Executive Officers

        IGT previously entered into an employment agreement with its Chief Executive Officer and executive transition agreements with its other executive officers (such employment agreement and executive transition agreements collectively, the "Executive Agreements") providing for the payment of certain enhanced compensation and benefits to IGT's executive officers in the event of a qualifying termination of employment in connection with a change in control of IGT. Under the terms of the Executive Agreements, an executive officer will become entitled to the following severance benefits if, within 18 months following the IGT Merger Effective Time, the executive officer's employment is terminated either by IGT without cause or by the executive officer for good reason:

  •
  A cash severance benefit equal to the sum of: (1) one times (or, in the case of the Chief Executive Officer, two times) the sum of (a) the executive's base salary (at the highest annualized rate in effect at any time during the employment term) plus (b) the executive's target bonus amount; (2) a pro rata portion of the executive's annual incentive bonus for the year of the termination, based on the number of days the executive was employed by IGT during the fiscal year in which the termination of employment occurs; and (3) reimbursement by IGT of the executive's premiums for continued health coverage under COBRA for up to 12 months (or, in the case of the Chief Executive Officer, up to 24 months) following the executive's termination of employment;

  •
  Full accelerated vesting of any time-based equity awards; and

  •
  Accelerated vesting of unvested performance-based equity awards (with no proration) as though the performance conditions were satisfied at the "target" level of performance.

        IGT's obligation to make these severance payments under the Executive Agreements is contingent on the executive's executing, and not revoking, a release of claims in favor of IGT at the time of the executive's termination of employment and on the executive's compliance with certain restrictive covenants in favor of IGT following termination of employment.

        For an estimate of the value of the payments and benefits described above that would be payable to each of IGT's executive officers, see "Proposal 3—Advisory Vote on Merger-Related Compensation for IGT's Named Executive Officers."

  Retention Plan

        The Merger Agreement permits IGT, in consultation with GTECH, to implement a retention plan in an aggregate amount not to exceed $35 million. IGT has implemented the retention plan through a combination of cash-based awards granted pursuant to the Retention Plan and, as to certain newly-hired or promoted employees, restricted stock unit awards under IGT's 2002 Stock Incentive Plan. These Retention Plan and restricted stock unit awards are scheduled to vest on the completion of the Mergers (or, if earlier, the termination of the Merger Agreement), subject to the award recipient's continuous employment with IGT or its subsidiaries through that date. The cash-based awards under the Retention Plan are intended to provide both for continuity in the management and operations of IGT and encourage retention through the completion of the Mergers, as well as act as a replacement for IGT'S fiscal 2015 annual equity awards. Each of the IGT executive officers received a cash award under the Retention Plan.

        For an estimate of the amount payable to IGT's executive officers in respect of awards granted under the Retention Plan, see "Proposal 3—Advisory Vote on Merger-Related Compensation for IGT's Named Executive Officers."

Accounting Treatment

        In accordance with International Financial Reporting Standards, and in particular, with IFRS 3—Business Combinations, the combination qualifies as the acquisition of IGT by Holdco. In particular, on the date at which control over IGT is acquired, the identifiable assets acquired and liabilities assumed will be recognized in Holdco's consolidated balance sheet at fair value. The difference between the acquisition consideration and the net fair value at the acquisition date of the identifiable assets acquired and liabilities assumed, net of any non-controlling interest in the IGT group, if positive will be recognized as goodwill, or if negative will be recognized in the consolidated income statement. The acquisition consideration is defined as the sum of the acquisition date fair values of the assets transferred, the liabilities incurred by Holdco to former owners of IGT and any equity instruments issued. The shares that will be issued by Holdco as part of the IGT acquisition will be recognized at fair value on the acquisition date.

Regulatory Matters

  Antitrust Filings

        Under the HSR Act, the Mergers may not be completed until notification and report forms have been filed with the FTC and the Antitrust Division, and the applicable waiting period has expired or been terminated. GTECH and IGT filed their respective notification and report forms under the HSR Act with the FTC and the Antitrust Division on July 29, 2014. The antitrust agencies granted early termination of the applicable waiting period under the HSR Act on August 8, 2014.

        The termination of the HSR Act waiting period does not preclude the Antitrust Division or the FTC from challenging the Mergers on antitrust grounds and seeking to preliminarily or permanently enjoin the proposed Mergers. At any time before or after the completion of the Mergers, the Antitrust Division, the FTC, or state attorneys general could take any action under U.S. federal or state antitrust laws as they deem necessary or desirable in the public interest, including seeking to enjoin the Mergers in federal court or seeking the divestiture of substantial assets of Holdco, GTECH, IGT or their subsidiaries and affiliates. Private parties may also bring legal actions under U.S. federal or state antitrust laws under certain circumstances. There can be no assurance that a challenge to the Mergers on antitrust grounds will not be made or, if a challenge is made, of the result of the challenge.

        Under the Competition Act (Canada) (the "Competition Act"), the Mergers cannot be consummated until one of the following has occurred: (a) the issuance of an advance ruling certificate ("ARC") as defined in section 102 of the Competition Act; (b) GTECH and IGT have given the notice required under section 114 of the Competition Act with respect to the Mergers, and the applicable waiting period under section 123 of the Competition Act has expired or has been terminated in accordance with the Competition Act; or (c) the obligation to give the requisite notice has been waived pursuant to paragraph 113(c) of the Competition Act. In the case of clause (b) or (c), GTECH will have been advised in writing by the Commissioner that he does not, at such time, intend to make an application under section 92 of the Competition Act in respect of the Mergers.

        GTECH and IGT filed an advance ruling certificate application pursuant to Section 102 of the Competition Act on August 21, 2014, and premerger notifications pursuant to Section 114 of the Competition Act on August 27, 2014. The relevant waiting period under the Competition Act expired on September 26, 2014, and on October 6, 2014, the Commissioner issued a no-action letter. Except in the case of the issuance of an ARC and where the Mergers have been completed within one year of the issuance of said ARC, the expiry of the time period set forth in section 123 of the Competition Act (including the issuance of a no action letter) does not preclude the Commissioner from challenging the Mergers before the Competition Tribunal in Canada for a period of one year from the completion of the Mergers.

        Clearance or the expiration or termination of the applicable waiting period under competition laws in Colombia also is a condition to the Mergers. On September 15, 2014, GTECH and IGT received notification from the competition authorities in Colombia of closing of the review of the transaction.

  Required Gaming Approval

        GTECH and IGT have agreed that receipt of gaming approvals from 22 jurisdictions is a condition to closing of the Mergers (the "Gaming Approvals"). The parties have agreed in the Merger Agreement that they will file any notification or application required as soon as reasonably practicable, and in any event within 60 days following the date of the Merger Agreement. In addition to the jurisdictions identified by the parties as conditions to the Mergers, either IGT or GTECH may make further filings with gaming regulators in various jurisdictions as may be required by applicable law, but the expiration of any waiting periods, or receipt of any required approvals, in connection with such filings will not be conditions to the completion of the Mergers. GTECH may under certain circumstances waive the condition relating to any such required gaming approval on behalf of both GTECH and IGT if completion of the Mergers in the absence of such required gaming approvals would not constitute a violation of applicable law. As of December 15, 2014, applications for approval have been filed in all 22 jurisdictions and nine approvals already have been granted. In addition, the required approvals from the Agenzia delle Dogane e dei Monopoli have been obtained. Although GTECH and IGT do not expect these regulatory authorities to raise any significant concerns in connection with their review of the Mergers, there is no assurance that they will obtain all required regulatory approvals, or that those approvals will not include terms, conditions or restrictions that may have an adverse effect on GTECH and/or IGT or, after completion of the Mergers, Holdco.

        Other than the filings described above and in "The Mergers—Regulatory Matters" beginning on page [      ] of this proxy statement/prospectus, we are not aware of any mandatory regulatory filings to be made, approvals to be obtained, or waiting periods to expire, in order to complete the Mergers. If the parties discover that other regulatory filings, approvals or waiting periods are necessary, they will seek to obtain or comply with them. If any approval or action is needed, however, the parties may not be able to obtain it or any of the other necessary approvals.

        While GTECH and IGT believe that they will receive the requisite regulatory approvals and clearances for the Mergers, there can be no assurances regarding the timing of the approvals and clearances, their ability to obtain the approvals and clearances on satisfactory terms or the absence of litigation challenging these approvals and clearances. There can likewise be no assurance that U.S. federal, state or non-U.S. regulatory authorities, or private parties, will not attempt to challenge the Mergers on antitrust grounds or for other reasons, or, if a challenge is made, as to the results of the challenge.

        In accordance with the terms and subject to the conditions of the Merger Agreement, Holdco, GTECH, and IGT have agreed to use their reasonable best efforts to obtain all regulatory clearances necessary to complete the Mergers. See "The Merger Agreement—Covenants—Efforts to Complete Transactions" beginning on page [      ].

Financing

        On July 15, 2014, GTECH obtained the debt commitment letter, pursuant to which the commitment parties provided commitments to fund a 364-day bridge facility in an aggregate principal amount of approximately $10.7 billion. The bridge facility is to consist of four sub-facilities, the proceeds of which are to be used, among other things, to pay the cash portion of the merger consideration, to fund transaction expenses, to redeem and/or refinance existing specified indebtedness of GTECH and IGT, to the extent applicable, and to fund cash payments to GTECH shareholders exercising rescission rights. It is anticipated that the bridge facility will be drawn only to the extent that GTECH is unable to raise debt financing in the form of term loans and/or debt securities at or prior to the closing of the Mergers.

        As of December 12, 2014, the aggregate financing commitments under the bridge facility had been reduced to approximately $6.0 billion (assuming an exchange rate of $1.36 / A1.00) as a result of the following events (dollars and euros in millions):

Original Bridge Commitment	$10,704
Consent received from holders of IGT's $500 7.50% Notes due 2019	(505)
New senior credit facilities (described below)
Reduction per original commitment terms	(848)
Reduction for prefunding of redemption of GTECH's €750 5.375% Guaranteed Notes due 2016	(1,114)
Reduction for prefunding or purchase of IGT stock options and restricted stock units	(131)
Consent received from holders of GTECH's €500 5.375% Guaranteed Notes due 2018 and its €500 million 3.5% Guaranteed Notes due 2020	(1,545)
Reduction for excess of sub-facility over amount potentially payable to shareholders exercising rescission rights	(498)

Bridge Commitment as of December 12, 2014	$6,063

        The obligation of each commitment party to fund its commitments under the debt commitment letter is subject to a number of conditions, including, without limitation, execution and delivery of definitive documentation consistent with the debt commitment letter. The commitments will expire on the earliest to occur of (i) the Outside Date (as defined in, and as may be extended pursuant to, the Merger Agreement (it being understood that such date will be extended to match the business day immediately following the Outside Date in the Merger Agreement provided such Outside Date is extended to a date not beyond the fifteen-month anniversary of the signing of the Merger Agreement)), (ii) the closing of the Acquisition (as defined in the debt commitment letter), (iii) the date the Merger Agreement is terminated or expires and (iv) receipt by the commitment parties of written notice from GTECH and Holdco of their election to terminate the commitments.

        The definitive documentation governing the debt financing has not been finalized and, accordingly, the actual terms of the debt financing may differ from those described in this proxy statement/prospectus. Although the debt financing described in this proxy statement/prospectus is not subject to due diligence or a "market out," such financing may not be considered assured. The obligation of the commitment parties to provide debt financing under the debt commitment letter is, as noted above, subject to a number of conditions. There is a risk that these conditions will not be satisfied and the debt financing may not be available to fund all or a portion of the consideration required for the Mergers and/or may not be available when required.

        In addition to the debt financing for the transaction, on November 5, 2014, GTECH announced that it, along with GTECH Corporation, had entered into a $2.6 billion five-year senior credit facilities agreement with a syndicate of 20 banks led by J.P. Morgan Limited and Mediobanca-Banca di Credito Finanziario S.p.A. The agreement provides for a $1.4 billion multicurrency revolving credit facility for GTECH Corporation and a €850 million multicurrency revolving credit facility for GTECH. Upon completion of the Mergers, Holdco will be able to borrow under both facilities and IGT will be able to borrow under the U.S. dollar facility, which will be increased to $1.5 billion.

        On December 8, 2014, GTECH redeemed its €750 million 5.375% Guaranteed Notes due and subsequently cancelled the 2016 Notes. GTECH used the proceeds of a utilization under its senior credit facilities to fund the redemption price of the 2016 Notes.

GTECH's Intentions Regarding GTECH and IGT

        Prior to the Closing, GTECH will commence, and following the Closing, Holdco will continue, a comprehensive evaluation of the combined company's operations and will identify the best way to integrate the organizations in order to further improve Holdco's ability to serve its customers, as well as achieve revenue and cost synergies. Employees from both GTECH and IGT will be involved in the evaluation, formation and execution of the integration plans.

        Until these evaluations and formation of plans have been completed, GTECH is not in a position to comment on prospective potential impacts upon employment, specific locations or any redeployment of fixed assets. Based upon GTECH's experience in integrating acquisitions, it is GTECH's expectation that there will be a reduction in headcount for the combined company stemming from the elimination of duplicative activities, functions, and facilities.

Listing of Holdco Ordinary Shares on Stock Exchange

        Holdco ordinary shares currently are not traded or quoted on a stock exchange or quotation system. GTECH expects that (and it is condition to the transaction that), following the transaction, Holdco ordinary shares will be listed for trading on the NYSE under the symbol "[            ]."

Delisting and Deregistration of Shares of IGT Common Stock

        Following the completion of the Mergers, shares of IGT common stock will be delisted from the NYSE and deregistered under the Exchange Act.

Litigation Related to the Mergers

        Following the announcement on July 16, 2014 of the execution of the Merger Agreement, various putative shareholder class action complaints have been filed by purported shareholders of IGT. As of November 12, 2014, IGT had received the following complaints, each filed in the Eighth Judicial District Court of the State of Nevada for Clark County: Klein v. International Game Technology, et al., Case No. A-14-704058-B, filed July 18, 2014; Steinberg v. International Game Technology, et al., Case No. A-14-704098-C, filed July 21, 2014; Kanter v. International Game Technology, et al., Case No. A-14-704101-C, filed July 21, 2014; Tong v. International Game Technology, et al., Case No. A-14-704140-B, filed July 21, 2014; MacDougall v. International Game Technology, et al., Case No. A-14-704147-C, filed July 22, 2014; Longo v. International Game Technology, et al., Case No. A-14-704277-B, filed July 23, 2014; Kitchen v. International Game Technology, et al., Case No. A-14-704286-C, filed July 23, 2014; Gonzalez, et al. v. International Game Technology, et al., Case No. A-14-704288-C, filed July 23, 2014; Krol v. International Game Technology, et al., Case No. A-14-704330-C, filed July 24, 2014; Irving Firemen's Relief & Retirement Fund v. International Game Technology, et al., Case No. A-14-704334-B, filed July 24, 2014; Neumann v. International Game Technology, et al., Case No. A-14-704393-B, filed July 25, 2014; Taber v. International Game Technology, et al., Case No. A-14-704403-B, filed July 25, 2014; Aberman v. International Game Technology, et al., Case No. A-14-704454-B, filed July 27, 2014; Epstein, et al. v. International Game Technology, et al., Case No. A-14-704509-B, filed July 28, 2014; Lowinger v. International Game Technology, et al., Case No. A-14-704759-B, filed July 30, 2014; Lerman v. International Game Technology, et al., Case No. A-14-704849-B, filed August 1, 2014; Braunstein v. International Game Technology, et al., Case No. A-14-704210-B, filed July 22, 2014; and Weston v. International Game Technology, et al., Case No. A-14-704856-C, filed August 1, 2014.

        In addition, the following related complaints were filed in the Eighth Judicial District Court of the State of Nevada for Clark County, but have been voluntarily dismissed: Zak v. International Game Technology, et al., Case No. A-14-704095-C, filed July 21, 2014 and dismissed September 16, 2014; Lerman v. International Game Technology, et al., Case No. A-14-704287-C, filed July 23, 2014 and dismissed July 31, 2014; and Iron Workers District Council of Tennessee Valley & Vicinity Welfare, Pension & Annuity Plans v. International Game Technology, et al., Case No. A-14-704409-C, filed July 25, 2014 and dismissed August 22, 2014.

        The complaints purport to be brought on behalf of all similarly situated shareholders of IGT and generally allege that the members of the IGT board of directors breached their fiduciary duties to IGT shareholders by approving the proposed merger transaction for inadequate consideration, entering into a merger agreement containing preclusive deal protection devices and failing to take steps to maximize the value to be paid to IGT shareholders. The complaints also allege claims against IGT and GTECH, and, in some cases, certain of GTECH's subsidiaries, for aiding and abetting these alleged breaches of fiduciary duties. The complaints seek preliminary and permanent injunctions against the completion of the transaction, or, alternatively, damages in favor of the plaintiffs and the class in the event that the transaction is completed. Certain of the complaints also seek, in the event that the transaction is completed, rescission of the transaction or rescissory damages in favor of the plaintiffs and the class. IGT intends to vigorously defend against the claims asserted in these lawsuits.

        On October 2, 2014, the District Court held a hearing and granted motions to consolidate the above cases and appointed interim lead plaintiffs and lead and liaison plaintiffs' counsel.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following discusses the material U.S. federal income tax consequences of the IGT Merger and the Holdco Merger to U.S. holders and non-U.S. holders (each as defined below) and of the ownership and disposition of the Holdco ordinary shares received by such holders upon the completion of the Mergers. The discussion is based on and subject to the Code, the Treasury regulations promulgated thereunder, administrative rulings and court decisions in effect on the date hereof, all of which are subject to change, possibly with retroactive effect, and to differing interpretations. The discussion assumes that GTECH shareholders and IGT shareholders hold their GTECH ordinary shares and IGT shares, respectively, and will hold their Holdco ordinary shares, as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion further assumes that all items or transactions identified as debt will be respected as such for U.S. federal income tax purposes. The discussion does not constitute tax advice and does not address all aspects of U.S. federal income taxation that may be relevant to particular GTECH shareholders or IGT shareholders in light of their personal circumstances, including any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, or to such shareholders subject to special treatment under the Code, such as:

  •
  banks, thrifts, mutual funds and other financial institutions;

  •
  regulated investment companies;

  •
  traders in securities who elect to apply a mark-to-market method of accounting;

  •
  broker-dealers;

  •
  tax-exempt organizations and pension funds;

  •
  insurance companies;

  •
  dealers or brokers in securities or foreign currency;

  •
  individual retirement and other deferred accounts;

  •
  U.S. holders whose functional currency is not the U.S. dollar;

  •
  U.S. expatriates;

  •
  "passive foreign investment companies" or "controlled foreign corporations;"

  •
  persons liable for the alternative minimum tax;

  •
  shareholders who hold their shares as part of a straddle, hedging, conversion constructive sale or other risk reduction transaction;

  •
  partnerships or other pass-through entities;

  •
  GTECH shareholders who exercise rescission rights; and

  •
  shareholders who received their shares through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan.

        This discussion does not address any non-income tax considerations or any non-U.S., state or local tax consequences. For purposes of this discussion, a U.S. holder means a beneficial owner of GTECH ordinary shares, IGT shares or Holdco ordinary shares who is:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or any subdivision thereof;

  •
  an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

  •
  a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

        For purposes of this discussion, a non-U.S. holder means a beneficial owner of GTECH ordinary shares, IGT shares or Holdco ordinary shares that is neither a U.S. holder nor a partnership (or an entity treated as a partnership for U.S. federal income tax purposes).

        This discussion does not purport to be a comprehensive analysis or description of all potential U.S. federal income tax consequences. Each shareholder is urged to consult with such shareholder's tax advisor with respect to the particular tax consequences to such shareholder.

        If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds GTECH ordinary shares or IGT shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A holder that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the Mergers and the ownership and disposition of their Holdco ordinary shares.

        SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGERS TO THEM, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL, AND OTHER TAX LAWS.

        The discussion under "—The IGT Merger" and "—Special Voting Shares" constitutes the opinion of Allen & Overy LLP, counsel to IGT, as to the material U.S. federal income tax consequences of the IGT Merger to U.S. holders and non-U.S. holders of IGT common stock, and the discussion under "—The Holdco Merger," "—Section 7874," "—Ownership of Holdco Ordinary Shares" and "—Special Voting Shares" constitutes the opinion of Wachtell, Lipton, Rosen & Katz, counsel to GETCH, as to the material U.S. federal income tax consequences of the Holdco Merger to U.S. Holders of GTECH ordinary shares and of the ownership of Holdco ordinary shares, in each case subject to the limitations, exceptions, beliefs, assumptions, and qualifications described in such opinions and herein.

The IGT Merger

  U.S. Holders

        Pursuant to the IGT Merger, each holder of IGT common stock will surrender such holder's IGT common stock for Holdco ordinary shares and cash. Holdco will loan a portion of the cash to be used as consideration in the IGT Merger to Merger Sub. Because Merger Sub will be transitory for US federal income tax purposes, each holder of IGT common stock will therefore be deemed to receive such portion of their cash consideration directly from IGT. Accordingly, each holder of IGT common stock should be treated for U.S. federal income tax purposes as surrendering (i) a portion of each share of its IGT common stock to IGT in redemption of such portion solely in exchange for cash, to the extent of the cash consideration that is lent by Holdco to Merger Sub, and (ii) the remaining portion of each such share to Holdco in exchange for a combination of Holdco ordinary shares and cash. It is currently anticipated that approximately 75 percent of each share of IGT common stock will be surrendered for cash and approximately 25 percent of each such share will be surrendered to Holdco in exchange for Holdco ordinary shares. However, the precise percentage of each share of IGT common stock that is treated, for U.S. federal income tax purposes, as surrendered to IGT solely in exchange for cash and to Holdco in exchange for a combination of Holdco ordinary shares and cash has not yet been determined. This information will be provided to the holders of IGT common stock when it has been finalized at the IGT Merger Effective Time.

        The following discusses the U.S. federal income tax consequences of the IGT Merger to a U.S. holder of IGT common stock separately with respect to (i) the portion of each share of IGT common stock that is treated as surrendered to IGT in redemption of such portion and (ii) the portion of each share of IGT common stock that is treated as surrendered to Holdco.

  Receipt of cash from IGT

        The portion of each share of IGT common stock that is treated, for U.S. federal income tax purposes, as surrendered to IGT solely in exchange for cash should be treated as redeemed by IGT in exchange for such cash under Section 302(a) of the Code. Under this characterization, each U.S. holder will recognize gain or loss upon the receipt of cash from IGT in exchange for the portion of each share of such U.S. holder's IGT common stock surrendered therefor, equal to the difference between: (i) the amount of cash received from IGT in the IGT Merger for such portion of a share of IGT common stock and (b) the U.S. holder's adjusted tax basis in the portion of the share of IGT common stock surrendered in exchange for such cash. A U.S. holder's tax basis in the portion of each share of IGT common stock that is surrendered to IGT in exchange for cash in the IGT Merger will be equal to such share's entire tax basis, multiplied by the portion of such share that is treated, for U.S. federal income tax purposes, as surrendered to IGT for such cash. As stated above, the exact percentage of each IGT common share that will be treated for U.S. federal income tax purposes as surrendered to IGT in exchange for cash will be provided to each holder when it has been finalized at the IGT Merger Effective Time.

        Gain or loss must be calculated separately for the portion of each share of IGT common stock that is surrendered to IGT in exchange solely for cash in the IGT Merger. Such gain or loss will generally be capital gain or loss and will generally be long-term capital gain or loss if the U.S. holder's holding period for the IGT common stock exceeds one year at the time of the exchange. Long-term capital gains of non-corporate U.S. holders are currently subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations.

  Receipt of a combination of Holdco stock and cash from Holdco

        The IGT Merger and the Holdco Merger, taken together, have been structured to qualify as a transaction described in Section 351 of the Code with respect to the exchange of IGT common stock for Holdco ordinary shares. If Section 351 of the Code applies, then no gain or loss will generally be recognized by U.S. holders of IGT common shares for U.S. federal income tax purposes with respect to the receipt of Holdco ordinary shares in the IGT Merger. However, Section 367(a) of the Code and the applicable Treasury regulations promulgated thereunder provide that where a U.S. shareholder exchanges stock in a U.S. corporation for stock in a non-U.S. corporation in a transaction that would otherwise qualify as a transaction described in Section 351 of the Code, the U.S. shareholder is required to recognize gain, but not loss, realized on such exchange unless certain requirements are met. One such requirement, applicable to the IGT Merger, is that the fair market Value of Holdco must equal or exceed the fair market value of IGT at the IGT Merger Effective Time, taking into account certain special rules for measuring the fair market values of IGT and Holdco. Whether this requirement is satisfied will depend upon the measurement of fair market value for these purposes and the facts as they exist at the IGT Merger Effective Time, and it is currently unclear whether this requirement will be satisfied at such time. Moreover, there is no specific legislative, regulatory or other legal guidance as to the methodology for determining fair market value in this context, and therefore the IRS could disagree with various aspects of the methodology used by the parties. Accordingly, it is not possible to reach a definitive conclusion regarding the fair market valuations of Holdco and IGT at the IGT Merger Effective Time. Therefore, the following discusses the U.S. tax consequences to a U.S.

holder of the receipt of a combination of Holdco ordinary shares and cash pursuant to the IGT Merger if at the IGT Merger Time (i) the fair market value of Holdco is at least equal to the fair market value of IGT and (ii) the fair market value of Holdco is less than the fair market value of IGT.

  Fair market value of Holdco is at least equal to the fair market value of IGT

        If the fair market value of Holdco is at least equal to the fair market value of IGT at the IGT Merger Effective Time, and assuming the IGT Merger and the Holdco Merger, taken together, qualify as a transaction described in Section 351 of the Code and the other requirements under Section 367(a) and the applicable regulations promulgated thereunder are satisfied, then upon the surrender of each portion of an IGT common share to Holdco in exchange for Holdco ordinary shares and cash (excluding any cash received in lieu of receiving fractional shares), an IGT shareholder will generally recognize gain (but not loss) equal to the lesser of (i) the amount of the cash received (excluding cash that is received in lieu of receiving fractional shares—see below for tax consequences of receiving cash in lieu of fractional shares) and (ii) the excess, if any, of (a) the sum of the fair market value of the Holdco stock received and the amount of cash received from Holdco in the exchange (excluding cash that is received in lieu of receiving fractional shares), over (b) the tax basis in the portion of the IGT common share surrendered in exchange for such Holdco ordinary shares and such cash. An IGT shareholder's tax basis in the portion of the IGT common share surrendered in exchange for such Holdco ordinary shares and such cash will equal such share's entire tax basis, multiplied by the portion of such share that is treated, for U.S. federal income tax purposes, as surrendered to Holdco for such Holdco ordinary share and such cash. As stated above, the exact percentage of each IGT common share that will be treated for U.S. federal income tax purposes as surrendered to Holdco in exchange for Holdco ordinary shares and cash will be provided to each holder when it has been finalized at the IGT Merger Effective Time.

        The aggregate tax basis in the Holdco ordinary shares received by a U.S. holder in the IGT Merger (including the basis in any fractional share for which cash is received) will be the same as the U.S. holder's aggregate tax basis in the portions of the IGT shares surrendered to Holdco in the IGT Merger in exchange for Holdco ordinary shares and cash reduced by the amount of cash received from Holdco (excluding any cash received in lieu of fractional Holdco ordinary shares), and increased by the amount of gain that the U.S. holder recognizes on this exchange.

        The holding period of Holdco ordinary shares received by a U.S. holder in the IGT Merger will include the holding period of the IGT common stock held by such U.S. holder.

        A U.S. holder receiving cash in the IGT Merger in lieu of a fractional Holdco ordinary share will be treated as if such fractional share were issued by Holdco in the IGT Merger and then redeemed by Holdco for cash, resulting in the recognition of gain or loss equal to the difference, if any, between the U.S. holder's basis allocable to the fractional Holdco ordinary share and the amount of cash received.

        Gain (or loss, if applicable, in the case of the receipt of cash in lieu of fractional shares) must be calculated separately for the portion of each share of IGT common stock that is exchanged for Holdco ordinary shares and cash (or just cash in the case of the receipt of cash in lieu of fractional shares) in connection with the IGT Merger. Such gain (or loss, if applicable, in the case of the receipt of cash in lieu of fractional shares) will generally be capital gain (or loss, if applicable, in the case of the receipt of cash in lieu of fractional shares) and will generally be long-term capital gain (or loss, if applicable, in the case of the receipt of cash in lieu of fractional shares) if the U.S. holder's holding period for such IGT common stock exceeds one year at the time of the exchange. Long-term capital gains of non-corporate U.S. holders are currently subject to reduced rates of taxation.

  Fair market value of Holdco is less than the fair market value of IGT

        If the fair market value of Holdco is less than the fair market value of IGT at the IGT Merger Effective Time, then a U.S. holder will generally recognize gain (but not loss) upon the receipt of the Holdco ordinary shares and cash from Holdco in exchange for a portion of each share of such holder's IGT common stock in connection with the IGT Merger. The amount of gain recognized on the portion of each share of IGT common stock surrendered to Holdco in exchange for Holdco ordinary shares and cash will equal the excess, if any, of (i) the sum of the fair market value of the Holdco ordinary shares and the amount of cash received from Holdco for such portion of a share of IGT common stock, over (ii) the U.S. holder's tax basis in the portion of the share of IGT common stock exchanged therefor. A U.S. holder's tax basis in the portion of each share of IGT common stock that is surrendered to Holdco in exchange for Holdco ordinary shares and cash in the IGT Merger will be equal to such share's entire tax basis, multiplied by the portion of such share that is treated, for U.S. federal income tax purposes, as surrendered to Holdco for such Holdco ordinary shares and such cash. As stated above, the exact percentage of each IGT common share that will be treated for U.S. federal income tax purposes as surrendered to Holdco in exchange for Holdco ordinary shares and cash will be provided to each holder when it has been finalized at the IGT Merger Effective Time.

        The aggregate tax basis in the Holdco ordinary shares received by a U.S. holder in the IGT Merger will be the same as the U.S. holder's aggregate tax basis in the portions of the IGT common shares surrendered to Holdco in the IGT Merger in exchange for Holdco ordinary shares and cash reduced by the amount of cash received from Holdco, and increased by the amount of gain that the U.S. holder recognizes on this exchange.

        If a U.S. holder recognizes gain on the receipt of the Holdco ordinary shares in this exchange, such U.S. holder will take a holding period in such Holdco ordinary shares that starts on the date of the IGT Merger Effective Time. If a U.S. holder realizes, but does not recognize, a loss on the receipt of the Holdco ordinary shares in this exchange, such U.S. holder will take a holding period in such Holdco ordinary shares that includes the holding period of the IGT common stock surrendered for those Holdco ordinary shares.

        Gain must be calculated separately for the portion of each share of IGT common stock that is exchanged for Holdco ordinary shares and cash in connection with the IGT Merger. Such gain will generally be capital gain and will generally be long-term capital gain if the U.S. holder's holding period for such IGT common stock exceeds one year at the time of the exchange. Long-term capital gains of non-corporate U.S. holders are currently subject to reduced rates of taxation.

  Non-U.S. Holders

        A non-U.S. holder generally should not be subject to U.S. federal income or withholding tax on any gain from the IGT Merger unless:

            (i)  that gain is effectively connected with the conduct by that non-U.S. holder of a trade or business in the United States, and if required by an applicable tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States; or

           (ii)  in the case of any gain realized from the IGT Merger by an individual non-U.S. holder, that non-U.S. holder is present in the United States for 183 days or more in the taxable year of the IGT Merger and certain other conditions are met.

        Unless an applicable treaty provides otherwise, the recognized gain described under (i) above generally will be subject to U.S. federal income tax on a net income basis in the same manner as if such non-U.S. holder were a U.S. person (see "—The IGT Merger—U.S. Holders" above). A non-U.S. holder that is a corporation also may be subject to a branch profits tax equal to 30% (or such lower rate specified by an applicable tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

        Recognized gain described under (ii) above generally will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

The Holdco Merger

  U.S. Holders

        It is intended that for U.S. federal income tax purposes, the Holdco Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. If the Holdco Merger so qualifies, the U.S. federal income tax consequences of the Holdco Merger will be as follows. The exchange of GTECH ordinary shares for Holdco ordinary shares will generally be tax-free to U.S. holders. A U.S. holder's tax basis in Holdco ordinary shares received in the Holdco Merger will equal such U.S. holder's basis in the GTECH ordinary shares exchanged therefor and a U.S. holder's holding period for Holdco ordinary shares received in the Holdco Merger will include the U.S. holder's holding period in respect of the shares exchanged for Holdco ordinary shares.

        If the Holdco Merger does not qualify as a "reorganization" within the meaning of Section 368(a) of the Code, the receipt of Holdco ordinary shares in exchange for GTECH ordinary shares will be a taxable transaction for U.S. federal income tax purposes. As such, a U.S. holder would recognize gain or loss in an amount equal to the difference, if any, between (1) the fair market value of the Holdco ordinary shares as of the effective time of the Holdco Merger and (2) the U.S. holder's adjusted tax basis in its GTECH ordinary shares. If a U.S. holder's holding period in the GTECH ordinary shares surrendered in the merger is greater than one year as of the date of the Holdco Merger, the gain or loss will be long-term capital gain or loss. A U.S. holder's aggregate tax basis in Holdco ordinary shares received in the Holdco Merger will equal the fair market value of the stock as of the effective time of the Holdco Merger. The holding period of the Holdco ordinary shares received in the Holdco Merger will begin on the day after the Holdco Merger.

        Holdco does not intend to request any ruling from the IRS as to the U.S. federal income tax consequences of the Holdco Merger, and consequently there is no guarantee that the IRS will treat the Holdco Merger in the manner described above. If the IRS successfully challenges the treatment of the Holdco Merger, adverse U.S. federal income tax consequences may result. Shareholders should consult their own tax advisors regarding the U.S. federal, state and local and foreign and other tax consequences of the Holdco Merger in their particular circumstances (including the possible tax consequences if the "reorganization" treatment is successfully challenged).

Section 7874

        Under Section 7874 of the Code ("Section 7874"), Holdco would be treated as a U.S. corporation for U.S. federal income tax purposes following the IGT Merger if at least 80% of the Holdco ordinary shares (by vote or value) is considered to be held by former IGT shareholders by reason of holding IGT shares and the expanded affiliated group which includes Holdco after the IGT Merger does not have substantial business activities in the U.K. relative to its worldwide activities.

        In addition, Section 7874 would apply to the IGT Merger if, after the IGT Merger:

  •
  at least 60% of the Holdco ordinary shares (by vote or value) is considered to be held by former IGT shareholders by reason of holding IGT shares; and

  •
  the expanded affiliated group which includes Holdco after the IGT Merger does not have substantial business activities in the U.K. relative to its worldwide activities.

        If these requirements are met, Section 7874 would impose a minimum level of tax on any "inversion gain" of the U.S. corporation after the acquisition. Generally, inversion gain is defined as (i) the income or gain recognized by reason of the transfer of property to a foreign related person during the ten-year period following the IGT Merger, and (ii) any income received or accrued during such period by reason of a license of any property by the U.S. corporation to a foreign related person. In general, the effect of this provision is to deny the use of net operating losses, foreign tax credits or other tax attributes to offset the inversion gain.

        Section 7874 is not expected to apply to the IGT Merger because the former IGT shareholders are expected to receive less than 60% of the Holdco ordinary shares (by vote or value) by reason of holding IGT shares. However, it is possible that there could be a change in law under Section 7874 or otherwise that could, prospectively or retroactively, affect Holdco's status as a foreign corporation for U.S. federal income tax purposes. This disclosure assumes that Holdco will not be treated as a U.S. corporation for U.S. federal income tax purposes.

Ownership of Holdco Ordinary Shares

        The following discusses the material U.S. federal income tax consequences of the ownership and disposition of Holdco ordinary shares to holders who receive such Holdco ordinary shares pursuant to the Mergers and assumes that Holdco will be a resident exclusively of the U.K. for tax purposes.

  U.S. Holders

  Taxation of Dividends

        Dividends will generally be taxed as ordinary income to U.S. holders to the extent that they are paid out of Holdco's current or accumulated earnings and profits, as determined under U.S. federal income tax principles. As such and subject to the following discussion of special rules applicable to Passive Foreign Investment Companies ("PFICs"), the gross amount of the dividends paid by Holdco to U.S. holders may be eligible to be taxed at reduced rates applicable to "qualified dividend income." Recipients of dividends from foreign corporations will be taxed at this rate, provided that certain holding period requirements are satisfied and certain other requirements are met, if the dividends are received from certain "qualified foreign corporations," which generally include corporations eligible for the benefits of an income tax treaty with the United States that the Secretary of the Treasury determines is satisfactory and includes an information exchange program. Dividends paid with respect to stock of a foreign corporation which is readily tradable on an established securities market in the United States will also be treated as having been received from a "qualified foreign corporation." The U.S. Department of the Treasury and the IRS have determined that the U.K.-U.S. Income Tax Treaty is satisfactory for this purpose and Holdco believes that it is eligible for benefits under such Income Tax Treaty. In addition, the U.S. Department of the Treasury and the IRS have determined that common stock is considered readily tradable on an established securities market if it is listed on an established securities market in the United States, such as the NYSE. Dividends paid by Holdco will not qualify for the dividends received deduction otherwise available to corporate shareholders.

        To the extent that the amount of any dividend exceeds Holdco's current and accumulated earnings and profits for a taxable year, the excess will first be treated as a tax-free return of capital, causing a reduction in the U.S. holder's adjusted basis in Holdco ordinary shares. The balance of the excess, if any, will be taxed as capital gain, which would be long-term capital gain if the holder has held the Holdco ordinary shares for more than one year at the time the dividend is received as described below under "—Sale, Exchange or Other Taxable Disposition."

        The amount of any dividend paid in foreign currency will be the U.S. dollar value of the foreign currency distributed by Holdco, calculated by reference to the exchange rate in effect on the date the dividend is includible in the U.S. holder's income, regardless of whether the payment is in fact converted into U.S. dollars on the date of receipt. Generally, a U.S. holder should not recognize any foreign currency gain or loss if the foreign currency is converted into U.S. dollars on the date the payment is received. However, any gain or loss resulting from currency exchange fluctuations during the period from the date the U.S. holder includes the dividend payment in income to the date such U.S. holder actually converts the payment into U.S. dollars will be treated as ordinary income or loss.

  Sale, Exchange or Other Taxable Disposition

        Subject to the special rules applicable to PFICs, a U.S. holder will generally recognize taxable gain or loss on the sale, exchange or other taxable disposition of Holdco ordinary shares in an amount equal to the difference, if any, between the amount realized on the sale, exchange or other taxable disposition and the holder's tax basis in the Holdco ordinary shares.

        Gain or loss realized on the sale, exchange or other taxable disposition of Holdco ordinary shares generally will be capital gain or loss and will be long-term capital gain or loss if the Holdco ordinary shares have been held for more than one year. Long-term capital gain of certain non-corporate U.S. holders, including individuals, is generally taxed at reduced rates. The deduction of capital losses is subject to limitations.

  Passive Foreign Investment Company Considerations

        A PFIC is any foreign corporation if, after the application of certain "look-through" rules, (a) at least 75% of its gross income is "passive income" as that term is defined in the relevant provisions of the Code, or (b) at least 50% of the average value of its assets produces "passive income" or is held for the production of "passive income." The determination as to PFIC status is made annually. If a U.S. holder is treated as owning PFIC stock, the U.S. holder will be subject to special rules generally intended to reduce or eliminate the benefit of the deferral of U.S. federal income tax that results from investing in a foreign corporation that does not distribute all of its earnings on a current basis. These rules may adversely affect the tax treatment to a U.S. holder of dividends paid by Holdco and of sales, exchanges and other dispositions of Holdco ordinary shares, and may result in other adverse U.S. federal income tax consequences.

        Holdco believes that Holdco ordinary shares should not be treated as shares of a PFIC in the taxable year in which the Mergers are completed, and Holdco does not expect that Holdco will become a PFIC in the future. However, there can be no assurance that the IRS will not successfully challenge this position or that Holdco will not become a PFIC at some future time as a result of changes in Holdco's assets, income or business operations.

  Non-U.S. Holders

        In general, a non-U.S. holder of Holdco ordinary shares will not be subject to U.S. federal income tax or, subject to the discussion below under "—Information Reporting and Backup Withholding," U.S. federal withholding tax on any dividends received on Holdco ordinary shares or any gain recognized on a sale or other disposition of Holdco ordinary shares (including any distribution to the extent it exceeds the adjusted basis in the non-U.S. holder's Holdco ordinary shares) unless:

  •
  the dividend or gain is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States, and if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; or

  •
  in the case of gain only, the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the sale or disposition, and certain other requirements are met.

        A non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable tax treaty) on the repatriation from the United States of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

  Information Reporting and Backup Withholding

        Dividends paid by Holdco to a U.S. holder may be subject to U.S. information reporting requirements and may be subject to backup withholding unless the U.S. holder provides an accurate taxpayer identification number on a properly completed IRS Form W-9 and certifies that no loss of exemption from backup withholding has occurred.

        A non-U.S. holder may be required to comply with certification and identification procedures in order to establish an exemption from information reporting and backup withholding.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit on a holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Special Voting Shares

        NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE RECEIPT, OWNERSHIP OR LOSS OF ENTITLEMENT TO INSTRUCT THE NOMINEE ON HOW TO VOTE IN RESPECT OF SPECIAL VOTING SHARES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES AND AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES ARE UNCERTAIN. ACCORDINGLY, WE URGE U.S. SHAREHOLDERS TO CONSULT THEIR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF THE RECEIPT, OWNERSHIP AND LOSS OF ENTITLEMENT TO INSTRUCT THE NOMINEE ON HOW TO VOTE IN RESPECT OF SPECIAL VOTING SHARES.

        While the tax consequences of the receipt of special voting shares upon request from the Nominee are unclear, such receipt is not expected to constitute a separate transaction for U.S. federal income tax purposes. As such, the receipt of the special voting shares should generally not give rise to a taxable event for U.S. federal income tax purposes.

        THE U.S. FEDERAL INCOME TAX TREATMENT OF THE SPECIAL VOTING SHARES IS UNCLEAR AND U.S. SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS IN RESPECT OF THE CONSEQUENCES OF ACQUIRING, OWNING, AND LOSING THE ENTITLEMENT TO INSTRUCT THE NOMINEE ON HOW TO VOTE IN RESPECT OF SPECIAL VOTING SHARES.

MATERIAL U.K. TAX CONSIDERATIONS

        The following statements are intended to apply only as a general guide to certain United Kingdom ("U.K.") tax considerations, and are based on current U.K. tax law and current published practice of HM Revenue and Customs ("HMRC"), both of which are subject to change at any time, possibly with retrospective effect. They relate only to certain limited aspects of the U.K. taxation treatment of investors who are resident and, in the case of individuals, domiciled in (and only in) the U.K. for U.K. tax purposes (except to the extent that the position of non-U.K. resident shareholders is expressly referred to), who will hold the Holdco ordinary shares as investments (other than under an individual savings account or a self invested personal pension) and who are the beneficial owners of the Holdco ordinary shares. The statements may not apply to certain classes of investors such as (but not limited to) persons acquiring their Holdco ordinary shares in connection with an office or employment, dealers in securities, insurance companies and collective investment schemes.

        To the extent this section consists of a statement as to matters of United Kingdom tax law, this section is the opinion of Jones Day.

        Any shareholder or potential investor should obtain advice from his or her own investment or taxation adviser.

Dividends

        Holdco will not be required to withhold tax at source from dividend payments it makes.

  U.K. resident individual shareholders

        An individual shareholder who is resident in the U.K. for tax purposes and who receives a dividend from Holdco will be entitled to a tax credit which may be set off against such individual shareholder's total income tax liability on the dividend. Such an individual shareholder's liability to income tax is calculated on the aggregate of the dividend and the tax credit (the "gross dividend") which will be regarded as the top slice of the individual's income. The tax credit is equal to 10% of the gross dividend (i.e., one-ninth of the amount of the cash dividend received).

        A U.K. resident individual shareholder who is not liable to income tax in respect of the gross dividend will not be entitled to reclaim any part of the tax credit. A U.K. resident individual shareholder who is liable to income tax at the basic rate will be subject to income tax on the dividend at the rate of 10% of the gross dividend so that the tax credit will satisfy in full such shareholder's liability to income tax on the dividend. A U.K. resident individual shareholder liable to income tax at the higher rate will be subject to income tax on the gross dividend at 32.5% but will be able to set the tax credit off against part of this liability. A U.K. resident individual shareholder liable to income tax at the additional rate will be subject to income tax on the gross dividend at 37.5% but will be able to set the tax credit off against part of this liability.

        The effect of the tax credit is that a basic rate taxpayer will not have to account for any additional tax to HMRC, a higher rate taxpayer will have to account for additional tax equal to 22.5% of the gross dividend (which equals 25% of the cash dividend received) and an additional rate taxpayer will have to account for additional tax equal to 27.5% of the gross dividend (which is approximately 30.56% of the cash dividend received).

  U.K. resident corporate shareholders

        A corporate shareholder resident in the U.K. for tax purposes which is a "small company" for the purposes of Chapter 2 of Part 9A of the Corporation Tax Act 2009 will not be subject to U.K. corporation tax on any dividend received from Holdco provided certain conditions are met (including an anti-avoidance condition).

        Other corporate shareholders resident in the U.K. for tax purposes will not be subject to U.K. corporation tax on any dividend received from Holdco so long as the dividends fall within an exempt class and certain conditions are met. For example, (i) dividends paid on shares that are not redeemable and do not carry any present or future preferential rights to dividends or to a company's assets on its winding up, and (ii) dividends paid to a person holding less than a 10% interest in Holdco, should generally fall within an exempt class. However, the exemptions mentioned above are not comprehensive and are subject to anti-avoidance rules.

        If the conditions for exemption are not met or cease to be satisfied, or such a corporate shareholder elects an otherwise exempt dividend to be taxable, the shareholder will be subject to U.K. corporation tax on dividends received from Holdco, at the rate of corporation tax applicable to that corporate shareholder (currently 21%, although it is expected that the rate of U.K. corporation tax will be reduced to 20% beginning on April 1, 2015).

  U.K. resident exempt shareholders

        U.K. resident shareholders who are not liable to U.K. taxation on dividends, including pension funds and charities, will not be entitled to reclaim the tax credit attaching to any dividend paid by Holdco.

  Non-U.K. resident shareholders

        A shareholder resident outside the U.K. for tax purposes and who holds the Holdco ordinary shares as investments will not generally be liable to tax in the U.K. on any dividend received from Holdco, but would also not be able to claim payment from HMRC of any part of the tax credit attaching to a dividend received from Holdco, although this will depend on the existence and terms of any double taxation convention between the U.K. and the country in which such shareholder is resident.

        A non-U.K. resident shareholder may also be subject to taxation on dividend income under local law. A shareholder who is not solely resident in the U.K. for tax purposes should consult his own tax advisers concerning his tax liabilities (in the U.K. and any other country) on dividends received from Holdco, whether he is entitled to claim any part of the tax credit and, if so, the procedure for doing so, and whether any double taxation relief is due in any country in which he is subject to tax.

Taxation of Capital Gains

  IGT Merger

        The receipt of cash by IGT shareholders will be treated as a part disposal of their shares of IGT common stock. The proportion of the shareholder's base cost attributable to that part disposal should be computed as the proportion that the cash received bears to the aggregate value of the cash received and the Holdco ordinary shares on the completion of the IGT Merger.

        Subject to the statements below, the receipt of Holdco ordinary shares by IGT shareholders pursuant to the IGT Merger should be treated as a scheme of reconstruction for purposes of U.K. taxation of chargeable gains. This means that, except to the extent that IGT shareholders are treated as disposing of their shares of IGT common stock as a consequence of their receipt of cash as described above, IGT shareholders should not be treated as disposing of their shares of IGT common stock and, instead, the Holdco ordinary shares received by them should be treated as the same asset, acquired at the same time, and for the same amount, as the IGT shares in respect of which they are issued.

        In the case of IGT shareholders who alone, or together with persons connected with them, hold 5% or more of the shares or debentures, or any class of shares or class of debenture, of IGT, this "rollover" treatment will only apply if the provisions of section 137(1) Taxation of Chargeable Gains Act 1992 ("TCGA") (scheme of reconstruction must be for bona fide commercial reasons and not part of a scheme for the avoidance of U.K. tax) do not prevent it. IGT shareholders should note that no application for clearance (which would confirm that section 137(1) TCGA should not prevent the IGT Merger being treated as a scheme of reconstruction) has been made. If the IGT Merger is not treated as a scheme of reconstruction, U.K. resident IGT shareholders would be treated as having disposed of their entire holding of IGT shares in consideration of the payment to them of the cash and the issue to them of Holdco ordinary shares.

   Holdco Merger

        The Holdco Merger should be treated as a reorganization of share capital under section 136 TCGA 1992.

        As a result, GTECH shareholders who are resident for tax purposes in the United Kingdom and who exchange their shares in GTECH for shares in Holdco under the Holdco Merger would not be treated as disposing of their shares and would, instead, be treated as having acquired their Holdco ordinary shares at the same time and for the same consideration as the GTECH ordinary shares in respect of which they are issued.

        GTECH shareholders who are resident in the U.K. and who alone, or together with persons connected with them, hold 5% or more of the shares or debentures in, or any class of shares or debentures in, GTECH should note that in certain circumstances section 137(1) TCGA may operate to prevent the "rollover" treatment described in the preceding paragraph and that no application for clearance (which would provide as a condition that section 137(1) TCGA would not prevent the "rollover" treatment from applying) has been made.

        A GTECH shareholder who is resident, for tax purposes, in the United Kingdom and who exercises his rescission rights will be treated as having disposed of his GTECH ordinary shares and may, depending on such shareholder's personal circumstances be liable to pay U.K. taxation on chargeable gains.

  Disposal of Holdco Ordinary Shares

        A disposal or deemed disposal of Holdco ordinary shares by a shareholder who is resident in the U.K. for tax purposes may, depending on the shareholder's circumstances and subject to any available exemptions and reliefs (such as the annual exempt amount for individuals and indexation allowance for corporate shareholders), give rise to a chargeable gain or an allowable loss for the purposes of U.K. taxation of capital gains.

        If an individual shareholder who is subject to income tax at either the higher or the additional rate becomes liable to U.K. capital gains tax on the disposal of Holdco ordinary shares, the applicable rate will be 28%. For an individual shareholder who is subject to income tax at the basic rate and liable to U.K. capital gains tax on such disposal, the applicable rate would be 18%.

        A shareholder who is not resident in the U.K. for tax purposes should not normally be liable to U.K. taxation on chargeable gains on a disposal of Holdco ordinary shares. However, an individual shareholder who has ceased to be resident in the U.K. for tax purposes for a period of less than five years and who disposes of Holdco ordinary shares during that period may be liable on his return to the U.K. to U.K. taxation on any capital gain realized (subject to any available exemption or relief).

Stamp Duty and Stamp Duty Reserve Tax

  The Issue of Holdco Ordinary Shares

        No liability to stamp duty or stamp duty reserve tax (SDRT) should generally arise on the issue of the Holdco ordinary shares, including into the DTC system.

  Subsequent transfers

        Transfers of Holdco ordinary shares within the DTC system should not be subject to stamp duty or SDRT provided that no instrument of transfer is entered into and that no election that applies to the Holdco ordinary shares is made or has been made by DTC under section 97A of the Finance Act 1986.

        Transfers of Holdco ordinary shares within the DTC system where an election that applies to the Holdco ordinary shares is or has been made under section 97A of the Finance Act 1986 will generally be subject to SDRT (rather than stamp duty) at the rate of 0.5% of the amount or value of the consideration.

        Transfers of Holdco ordinary shares that are held in certificated form will generally be subject to stamp duty at the rate of 0.5% of the consideration given (rounded up to the nearest £5). SDRT may be payable on an agreement to transfer such Holdco ordinary shares, generally at the rate of 0.5% of the consideration given under the agreement to transfer the Holdco ordinary shares. This charge to SDRT would be discharged if stamp duty is duly paid on the instrument transferring the Holdco ordinary shares, within six years of the date of the agreement.

        If Holdco ordinary shares (or interests therein) are subsequently transferred into a clearing system including the DTC system or to a depositary, stamp duty or SDRT will generally be payable at the rate of 1.5% of the amount or value of the consideration given or, in certain circumstances, the value of the shares (save to the extent that an election is made or has been made under section 97A of the Finance Act 1986 that applies to the Holdco ordinary shares).

        The purchaser or transferee of the Holdco ordinary shares will generally be responsible for paying such stamp duty or SDRT.

Inheritance Tax

        The Holdco ordinary shares will be assets situated in the U.K. for the purposes of U.K. inheritance tax. A gift or settlement of such assets by, or on the death of, an individual holder of such assets may (subject to certain exemptions and reliefs and depending upon the shareholder's circumstances) give rise to a liability to U.K. inheritance tax even if the holder is not a resident of or domiciled in the U.K. for tax purposes. For inheritance tax purposes, a transfer of assets at less than market value may be treated as a gift and particular rules apply to gifts where the donor reserves or retains some benefit.

        A charge to inheritance tax may arise in certain circumstances where Holdco ordinary shares are held by close companies and by trustees of settlements. Shareholders should consult an appropriate tax adviser as to any inheritance tax implications if they intend to make a gift or transfer at less than market value or intend to hold Holdco ordinary shares through a close company or trust arrangement.

        Shareholders and/or potential investors who are in any doubt as to their tax position, or who are subject to tax in any jurisdiction other than the U.K., should consult a suitable professional adviser.

 MATERIAL ITALIAN TAX CONSIDERATIONS

        This section describes the material Italian tax consequences of the Holdco Merger and IGT Merger and of the ownership and transfer of Holdco ordinary shares. The following description does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to own or dispose of the shares (such as Italian inheritance and gift tax considerations, and transfer tax considerations) and, in particular does not discuss the treatment of shares that are held in connection with a permanent establishment or a fixed base through which a non-Italian resident shareholder carries on business or performs personal services in Italy.

        To the extent this section consists of a statement as to matters of Italian tax law, this section is the opinion of Ludovici & Partners.

        For the purposes of this discussion, an "Italian Shareholder" is a beneficial owner of GTECH ordinary shares, IGT shares or Holdco ordinary shares that is:

  •
  an Italian-resident individual, or

  •
  an Italian-resident corporation.

        This section does not apply to shareholders subject to special rules, including:

  •
  non-profit organizations, foundations and associations that are not subject to tax,

  •
  Italian commercial partnerships and assimilated entities (società in nome collettivo, in accomandita semplice),

  •
  Italian noncommercial partnerships (società semplice),

  •
  Individuals holding the shares in connection with the exercise of a business activity, and

  •
  Italian real estate investment funds (fondi comuni di investimento immobiliare) and Italian real estate SICAF, (società di investimento a capitale fisso).

        In addition, where specified, this section also applies to Italian pension funds, Italian investment funds (fondi comuni di investimento mobiliare) and Società di Investimento Collettivo A Capitale Variabile (SICAVs).

        For the purposes of this discussion, a Non-Italian Shareholder means a beneficial owner of GTECH ordinary shares, IGT shares or Holdco ordinary shares that is neither an Italian Shareholder nor a permanent establishment or a fixed base through which a non-Italian resident shareholder carries on business or performs personal services in Italy nor a partnership.

        This discussion is limited to Italian Shareholders and Non-Italian Shareholders that hold their shares directly and whose shares represent, and have represented in any 12-month period preceding each disposal: (i) a percentage of voting rights in the ordinary shareholders' meeting not greater than two percent for listed shares or (ii) a participation in the share capital not greater than five percent for listed shares.

        This section is based upon tax laws and applicable tax treaties and what is understood to be the current practice in Italy in effect on the date of this proxy statement/prospectus which may be subject to changes in the future, even on a retroactive basis. Italian Shareholders and Non-Italian Shareholders should consult their own advisors as to the Italian tax consequences of the ownership and disposal of Holdco ordinary shares in their particular circumstances.

Italian Reorganization

  Contribution of the Italian Business to GTECH Italian Opco

        Prior to the Holdco Merger, GTECH will transfer all of the assets and liabilities related to its Italian business, including the Lotto concession and certain shareholdings, to a newly-formed Italian subsidiary ("GTECH Italian Opco") in exchange for shares of GTECH Italian Opco. As it is expected that the contributed assets and assumed liabilities represent a "branch of business", under Article 176 of the CTA their tax basis will be rolled over to the shares in GTECH Italian Opco and the contribution will not trigger Italian corporate income taxes.

  Transfer of the Italian subsidiaries, including GTECH Italian Opco, to GTECH Italian Holdco

        Prior to the Holdco Merger, GTECH will transfer at fair market value the stock of almost all of its Italian subsidiaries (including GTECH Italian Opco) to a new Italian subsidiary ("GTECH Italian Holdco"), in exchange for GTECH Italian Holdco shares and an intercompany receivable. Such transfer will trigger the realization of capital gains for Italian tax purposes on the stock of the Italian subsidiaries (including GTECH Italian Opco). It is expected that such gains will benefit from the participation exemption regime under the combined rules as per Article 87 and 175 of the CTA. The transfer of the stock of the Italian Subsidiaries (including GTECH Italian Opco) will be exempt from the Italian Financial Transaction Tax.

The Holdco Merger

  Tax consequences to GTECH

        The Holdco Merger should be qualified as a cross-border merger transaction within the meaning of Article 178 of the CTA, implementing the Directive 90/434/EEC of 23 July 1990 (codified in the Directive 2009/133/CE, the Merger Directive).

        Holdco intends to set up its business and organizational structure in such a manner that it will not maintain a permanent establishment in Italy after the Mergers. As a consequence, Italian tax laws provide that such a cross-border merger will in principle result in the realization of capital gains or losses on all GTECH assets and liabilities, including the shares in GTECH Italian Holdco (giving rise to an "Italian Exit Tax").

        Under Italian law (Article 166 (2-quater) of the CTA), companies which cease to be Italian-resident and become tax-resident in another EU Member State may apply to suspend or pay in installments any Italian Exit Tax under the principles of the Court of Justice of the European Union case C-371/10, National Grid Indus BV. Italian rules implementing Article 166 (2-quater), as amended in July 2014, excluded cross-border merger transactions from the suspension, or payment in installments of the Italian Exit Tax. As a result, the Holdco Merger will in principle result in the immediate charge of an Italian Exit Tax in relation to GTECH assets.

        However, since latent capital gains on the stock of almost all of the Italian subsidiaries (including GTECH Italian Opco) will have already been taxed in connection with the above described Italian Reorganization (meaning the contribution of the Italian business to GTECH Italian Opco and the Transfer of almost all of the Italian subsidiaries, including GTECH Italian Opco, to Italian Holdco) no material Italian Exit Tax is expected.

        GTECH's net equity does not include any tax-deferred reserves. GTECH does not have any carried-forward losses, on a stand-alone basis or within the Fiscal Unit with De Agostini S.p.A. Therefore, the Holdco Merger will not trigger the negative effects provided for by Article 180 and Article 181 of the CTA.

        A fixed registration tax of €200 is due in Italy in respect of the Holdco Merger.

  Tax consequences on the Italian fiscal unit

        GTECH and some of its Italian subsidiaries are currently included in a Fiscal Unit with De Agostini S.p.A. Pursuant to Articles 117, 120 and 124 of the CTA, the Holdco Merger might trigger the interruption of the Fiscal Unit between De Agostini S.p.A. and such Italian subsidiaries, depending on the residual De Agostini S.p.A.'s interest in these subsidiaries after the Holdco Merger. It is expected that any such interruption will not materially adversely affect GTECH and that, should such interruption occur, GTECH Italian Holdco may form a new fiscal unit with the GTECH Italian subsidiaries.

  Italian Shareholders

        Currently, GTECH is resident in Italy for tax purposes.

        For the purposes of the Italy-U.K. tax treaty, Holdco is expected to be resident in the United Kingdom from its incorporation.

        According to Italian tax laws, the Holdco Merger will not trigger any taxable event for Italian income tax purposes for GTECH Italian Shareholders. Holdco ordinary shares received by such

GTECH Italian Shareholders at the effective time of the Holdco Merger would be deemed to have the same aggregate tax basis as the GTECH common shares held by the said Italian Shareholders prior to the Holdco Merger.

        GTECH Italian Shareholders that exercise their cash exit rights will be entitled to receive an amount of cash per share of GTECH ordinary shares under Article 2437-ter of the Italian Civil Code ("cash exit price").

        Italian Shareholders that receive the cash exit price as a consideration for their GTECH ordinary shares being sold to other GTECH shareholders or to the market will recognize a capital gain or loss equal to the difference between the amount received and their tax basis in their GTECH ordinary shares (see "—Ownership of Holdco Ordinary Shares—Italian Shareholders—Taxation of Capital Gains—Italian resident individual shareholders" for further discussion).

        Italian resident individual shareholders of GTECH that have their GTECH ordinary shares redeemed and cancelled pursuant to their rescission rights will be subject to a 26% final withholding tax on any profits derived from such redemption, which profits will be deemed equal to the difference between the cash exit price and their tax basis in their GTECH ordinary shares (see "—Ownership of Holdco Ordinary Shares—Italian Shareholders—Taxation of dividends—Italian resident individual shareholders" for further discussion). Any losses are not deductible (unless an election is made for the so called Regime del Risparmio Gestito, discussed further below).

        Italian resident corporate shareholders of GTECH that have their GTECH ordinary shares redeemed and cancelled pursuant to their rescission rights will recognize gain or loss equal to the difference between the cash exit price (or portion thereof) which is paid out of share capital and capital reserves and their tax basis in GTECH ordinary shares (see "—Ownership of Holdco Ordinary Shares—Italian Shareholders—Taxation of Capital Gains—Italian resident corporations" for further discussion), while the portion of the rescission price (if any) which is paid out of annual profit and/or profit reserves will be treated as a dividend distribution (see "—Ownership of Holdco Ordinary Shares—Italian Shareholders—Taxation of Capital Gains—Italian resident corporations" for further discussion).

        Italian Shareholders should consult their tax advisor in connection with any exercise of rescission rights in their particular circumstances.

  Non-Italian Shareholders

        According to Italian tax laws, the Holdco Merger will not trigger any taxable event for Italian income tax purposes for GTECH Non-Italian Shareholders.

        Non-Italian Shareholders that receive the rescission price as a consideration for their GTECH ordinary shares being sold to other GTECH shareholders or to the market will not be subject to taxation in Italy.

        Non-Italian Shareholders that have their GTECH ordinary shares redeemed and cancelled pursuant to their rescission rights should be subject to a 26% final withholding tax on any profits derived from such redemption, which profits will be deemed equal to the difference between the cash exit price and their tax basis in their GTECH ordinary shares. A more favourable regime might be provided for by the applicable international tax treaties.

The IGT Merger

  Italian Shareholders

        According to Italian tax laws, the IGT Merger should be regarded as a taxable event for Italian income tax purposes for Italian Shareholders of IGT.

   Non-Italian Shareholders

        According to Italian tax laws, the IGT Merger will not trigger any taxable event for Italian income tax purposes for Non-Italian Shareholders of IGT.

Ownership of Holdco Ordinary Shares

  Italian Shareholders

  Taxation of Dividends

        The tax treatment applicable to dividend distributions depends upon the nature of the dividend recipient, as summarized below.

  Italian resident individual shareholders

        Dividends paid by a non-Italian-resident company, such as Holdco, to Italian resident individual shareholders are subject to a 26% tax. Such tax (i) may be applied by the taxpayer in its tax assessment or (ii) if an Italian withholding agent intervenes in the collection of the dividends, may be withheld by such withholding agent.

        In the event that a taxpayer elects to be taxed under the "Regime del Risparmio Gestito" (discussed below in the paragraph entitled "—Taxation of Capital Gains—Italian resident individual shareholders"), dividends are not subject to the 26% tax, but are subject to taxation under such "Regime del Risparmio Gestito."

        Pursuant to Law Decree No. 167 of 28 June 1990, as amended, Italian resident individual shareholders who hold (or are beneficial owners of) foreign financial activities not being deposited or otherwise held or traded through Italian resident financial intermediaries must, in certain circumstances, disclose the aforesaid to the Italian tax authorities in their income tax return.

  Italian resident corporations

        Subject to the paragraph below, Italian Shareholders subject to Italian corporate income tax ("IRES") should benefit from a 95% exemption on dividends if certain conditions are met. The remaining five percent of dividends are treated as part of the taxable business income of such Italian resident corporations, subject to tax in Italy under the IRES.

        Dividends, however, are fully subject to tax in the following circumstances: (i) dividends paid to taxpayers using IAS/IFRS in relation to shares accounted for as "held for trading" on the balance sheet of their statutory accounts; (ii) dividends which are considered as "deriving from" profits accumulated by companies or entities resident for tax purposes in States or Territories with a preferential tax system; or (iii) dividends paid in relation to shares acquired through repurchase transactions, stock lending and similar transactions, unless the beneficial owner of such dividends would have benefited from the 95% exemption described in the above paragraph. In the case of (ii), 100% of the dividends is subject to taxation, unless a special ruling request is filed with the Italian tax authorities in order to prove that the shareholding has not been used to enable taxable income to build up in the said States or Territories.

        For certain companies operating in the financial field and subject to certain conditions, dividends are also included in the tax base for the regional tax on productive activities (Imposta regionale sulle attività produttive—"IRAP").

  Italian pension funds

        Dividends paid to Italian pension funds (subject to the regime provided for by article 17 of Italian legislative decree No. 252 of 5 December 2005) are not subject to any withholding tax, but must be included in the result of the relevant portfolio accrued at the end of the tax period, subject to substitute tax at the rate of 11.5% for fiscal year 2014. For the following tax periods the substitute tax referred to above will apply at the rate of 11%.

  Italian investment funds (fondi comuni di investimento mobiliare) and SICAVs

        Dividends paid to Italian investment funds and SICAVs are neither subject to any withholding tax nor to any taxation at the level of the fund or SICAV. A withholding tax may apply in certain circumstances at the rate of up to 26% on distributions made by the Fund or SICAV.

  Taxation of Capital Gains

  Italian resident individual shareholders

        Capital gains realized upon disposal of shares or rights by an Italian resident individual shareholder are subject to Italian final substitute tax (imposta sostitutiva) at a 26% rate.

        Capital gains and capital losses realized in the relevant tax year have to be declared in the annual income tax return (Regime di Tassazione in Sede di Dichiarazione dei Redditi). Losses in excess of gains may be carried forward against capital gains realized in the four subsequent tax years. While losses generated as of July 1, 2014 can be carried forward for their entire amount, losses realized until December 31, 2011 can be carried forward for 48.08% of their amount only and losses realized between January 1, 2012 and June 30, 2014 for 76.92% of their amount.

        As an alternative to the Regime di Tassazione in Sede di Dichiarazione dei Redditi described in the above paragraph, Italian resident individual shareholders may elect to be taxed under one of the two following regimes:

  (i)
  Regime del Risparmio Amministrato:    Under this regime, separate taxation of capital gains is allowed subject to (i) the shares and rights in respect of the shares being deposited with Italian banks, società di intermediazione mobiliare or certain authorized financial intermediaries resident in Italy for tax purposes and (ii) an express election for the Regime del Risparmio Amministrato being timely made in writing by the relevant shareholder. Under the Regime del Risparmio Amministrato, the financial intermediary is responsible for accounting for the substitute tax in respect of capital gains realized on each sale of the shares or rights on the shares, and is required to pay the relevant amount to the Italian tax authorities on behalf of the taxpayer, deducting a corresponding amount from the proceeds to be credited to the shareholder. Under the Regime del Risparmio Amministrato, where a sale of the shares or rights on the shares results in a capital loss, such loss may be deducted (up to 48.08% for capital losses realized until December 31, 2011 and up to 76.92% for capital losses realized between January 1, 2012 and June 30, 2014) from capital gains of the same kind subsequently realized under the same relationship of deposit in the same tax year or in the four subsequent tax years. Under the Regime del Risparmio Amministrato, the shareholder is not required to declare the capital gains in its annual tax declaration;

  (ii)
  Regime del Risparmio Gestito:    Under this regime, any capital gains accrued to Italian resident individual shareholders, that have entrusted the management of their financial assets, including the shares and rights in respect of the shares, to an authorized Italian-based intermediary and have elected for the Regime del Risparmio Gestito, are included in the computation of the annual increase in value of the managed assets accrued, even if not realized, at year-end, subject to the 26% substitute tax to be applied on behalf of the taxpayer by the managing authorized Italian-based intermediary. Under the Regime del Risparmio Gestito, any decline in value of the managed assets accrued at year-end may be carried forward (up to 48.08% if accrued until December 31, 2011 and up to 76.92% if accrued between January 1, 2012 and June 30, 2014) and set against increases in value of the managed assets which accrue in any of the four subsequent tax years. Under the Regime del Risparmio Gestito, the shareholder is not required to report capital gains realized in its annual tax declaration.

  Italian resident corporations

        Capital gains realized through the disposal of Holdco common shares by Italian Shareholders which are companies subject to IRES benefit from a 95% exemption (referred to as the "Participation Exemption Regime"), if the following conditions are met:

  (i)
  the shares have been held continuously from the first day of the 12th month preceding the disposal; and

  (ii)
  the shares were accounted for as a long term investment in the first balance sheet closed after the acquisition of the shares (for companies adopting IAS/IFRS, shares are considered to be a long term investment if they are different from those accounted for as "held for trading").

        Based on the assumption that Holdco ordinary should be a resident of the U.K. for tax purposes, that its ordinary shares will be listed on a regulated market, that its value will be predominantly composed of shareholdings in companies carrying on a business activity and not resident in a State with a preferential tax system, the two additional conditions set forth by Article 87 of the CTA in order to enjoy the Participation Exemption Regime (i.e., the company is not resident in a State with a preferential tax system and carrying on a business activity) are both met.

        The remaining five percent of the amount of such capital gain is included in the aggregate taxable income of the Italian resident corporate shareholders and subject to taxation according to ordinary IRES rules and rates.

        If the conditions for the Participation Exemption Regime are met, capital losses from the disposal of shareholdings realized by Italian resident corporate shareholders are not deductible from the taxable income of the company.

        Capital gains and capital losses realized through the disposal of shareholdings which do not meet at least one of the aforementioned conditions for the Participation Exemption Regime are, respectively, fully included in the aggregate taxable income and fully deductible from the same aggregate taxable income, subject to taxation according to ordinary rules and rates. However, if such capital gains are realized upon disposal of shares which have been accounted for as a long-term investment on the last three balance sheets, then if the taxpayer so chooses the gains can be taxed in equal parts in the year of realization and the four following tax years.

        The ability to use capital losses to offset income is subject to significant limitations, including provisions against "dividend washing." In addition, Italian resident corporations that recognize capital losses exceeding €50,000 are subject to tax reporting requirements in their annual income tax return (also in case such capital losses are realized as a consequence of a number of transactions). Furthermore, for capital losses of more than €5,000,000, deriving from transactions on shares booked as fixed financial assets, the taxpayer must report the relevant information in its annual income tax return (also in case such capital losses are realized as a consequence of a number of transactions). Such an obligation does not apply to parties who prepare their financial statements in accordance with IAS/IFRS international accounting standards. Italian resident corporations that recognize capital losses should consult their tax advisors as to the tax consequences of such losses.

        For certain types of companies operating in the financial field and subject to certain conditions, the capital gains are also included in the IRAP taxable base.

  Italian pension funds

        Capital gains realized by Italian pension funds are not subject to any withholding or substitute tax. Capital gains and capital losses must be included in the result of the relevant portfolio accrued at the end of the tax period, which is subject to an 11.5% substitute tax. for fiscal year 2014. For the following tax periods the substitute tax referred to above will apply at the rate of 11%.

  Italian investment funds (fondi comuni di investimento mobiliare) and SICAVs

        Capital gains realized by Italian investment funds and SICAVs are not subject to any withholding or substitute tax. Capital gains and capital losses must be included in the fund's or SICAV's annual results, which is not subject to tax. A withholding tax may apply in certain circumstances at the rate of up to 26% on distributions made by the fund or SICAV.

  IVAFE-Imposta sul Valore delle Attività Finanziarie detenute all'Estero

        According to Article 19 of the Decree of 6 December 2011, No. 201 ("Decree No. 201/2011"), converted with Law of 22 December 2011, No. 214, Italian resident individuals holding financial assets—including shares—outside the Italian territory are required to pay a special tax (IVAFE) at the rate of 0.20%. The tax applies to the market value at the end of the relevant year of such financial assets held outside the Italian territory.

        Taxpayers may deduct from the tax a tax credit equal to any wealth taxes paid in the State where the financial assets are held (up to the amount of the Italian tax due).

  Non-Italian Shareholders

  Taxation of Dividends

        According to Italian tax laws, the distribution of dividends by Holdco will not trigger any taxable event for Italian income tax purposes for Non-Italian Shareholders.

  Taxation of Capital Gains

        According to Italian tax laws, capital gains on Holdco ordinary shares will not trigger any taxable event for Italian income tax purposes for Non-Italian Shareholders.

Loyalty Voting Structure

        NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY HAS PROVIDED PUBLISHED GUIDANCE ON THE ITALIAN TAX CONSEQUENCES OF THE RECEIPT, OWNERSHIP OR LOSS OF THE ENTITLEMENT TO INSTRUCT THE NOMINEE ON HOW TO VOTE IN RESPECT OF SPECIAL VOTING SHARES AND AS A RESULT, SUCH TAX CONSEQUENCES ARE UNCERTAIN. ACCORDINGLY, WE URGE ITALIAN SHAREHOLDERS TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE RECEIPT, OWNERSHIP AND LOSS OF THE ENTITLEMENT TO INSTRUCT THE NOMINEE ON HOW TO VOTE IN RESPECT OF SPECIAL VOTING SHARES.

  Receipt of the entitlement to instruct the Nominee on how to vote in respect of special voting shares

        An Italian Shareholder that receives the entitlement to instruct the Nominee on how to vote in respect of special voting shares issued by Holdco should in principle not recognize any taxable income upon the receipt of such entitlement. Under a possible interpretation, the issue of special voting shares can be treated as the issue of bonus shares free of charge to the shareholders out of existing available reserves of Holdco. Such issue should not have any material effect on the allocation of the tax basis of an Italian Shareholder between its Holdco ordinary shares and the corresponding Holdco special voting shares. Because the special voting shares are not transferable and their very limited economic rights (equal to a fraction of the aggregate sum of $1) can be enjoyed only at the time of a return of capital of the company of a winding up or otherwise Holdco believes and intends to take the position that the tax basis and the fair market value of the special voting shares is minimal. However, because the determination of the tax basis and fair market value of the special voting shares is not governed by any guidance that directly addresses such a situation and is unclear, the Italian tax authorities could assert that the tax basis and fair market value of the special voting shares as determined by Holdco is incorrect.

  Loss of the entitlement to instruct the Nominee on how to vote in respect of special voting shares

        The tax treatment of an Italian Shareholder that loses its entitlement to instruct the Nominee on how to vote in respect of special voting shares for no consideration is uncertain. It is possible that an Italian Shareholder should recognize a loss to the extent of the Italian Shareholder's tax basis (if any). The deductibility of such loss depends on individual circumstances and conditions required by Italian law. It is also possible that an Italian Shareholder would not be allowed to recognize a loss upon losing its entitlement to instruct the Nominee on how to vote in respect of special voting shares and instead should increase its basis in its Holdco ordinary shares by an amount equal to the tax basis (if any) in such Holdco special voting shares.

Stamp Duty (Imposta di bollo)

        According to Article 19 of Decree No. 201/2011, a proportional stamp duty applies on a yearly basis on the market value of any financial product or financial instruments. The stamp duty applies at the rate of 0.20% and, in respect of Italian shareholders or Non-Italian Shareholders other than individuals, it cannot exceed €14,000. The stamp duty applies with respect to any Italian Shareholders or Non-Italian Shareholders (other than banks, insurance companies, investments and pension funds and certain other financial intermediaries) to the extent that the shares are held through an Italian-based banking or financial intermediary or insurance company.

Financial Transaction Tax

        According to Art. 1 of the Law of December 24, 2012, No. 228, an Italian Financial Transaction tax ("FTT") will apply as of March 1, 2013 on the transfer of property rights in shares issued by Italian resident companies, such as GTECH, regardless of the tax residence of the parties and/or where the transaction is entered into. If a holder of GTECH ordinary shares exercises its rescission rights, according to Italian law such holder must first offer its GTECH ordinary shares for sale to the holders of GTECH ordinary shares that have not chosen to exercise rescission rights. Shareholders of GTECH that purchase shares of a holder exercising its cash exit rights may be subject to the FTT. The FTT applies at a rate of 0.20%, reduced to 0.10% if the transaction is executed on a regulated market or a multilateral trading system, as defined by the law. The taxable base is the transaction value, which is defined as the consideration paid for the transfer or as the net balance of the transactions executed by the same subject in the course of the same day. The FTT is due by the party that acquires the shares and will be levied by the financial intermediary (or by any other person) that is involved, in any way, in the execution of the transaction. Specific exclusions and exemptions are set out by the law by Decree 21 February 2013 (as amended by Decree 16 September 2013) which also regulates in detail other aspects of the FTT. Specific rules apply for the application of the FTT on derivative financial instruments having as underlying instruments shares issued by Italian resident companies and on high frequency trading transactions.

THE MERGER AGREEMENT

        The following is a summary of the material terms and conditions of the Merger Agreement. The description in this section and elsewhere in this proxy statement/prospectus does not purport to be complete and is subject to, and qualified in its entirety by reference to, the complete text of the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A. This summary may not contain all of the information about the Mergers that is important to you. Shareholders should read carefully the Merger Agreement in its entirety. The Merger Agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about IGT or GTECH. Such information can be found elsewhere in this proxy statement/prospectus and in the other public filings IGT makes with the SEC, which are available without charge at www.sec.gov.

 Structure and Effective Time

        The Merger Agreement provides for two mergers, which will occur in immediate succession. First, GTECH will merge with and into Holdco, and Holdco will continue as the surviving company. As a result of the Holdco Merger, each issued and outstanding ordinary share of GTECH, other than GTECH ordinary shares held in the treasury of GTECH or owned by Holdco, Sub, GTECH US, IGT or any of their respective subsidiaries, will be converted into the right to receive one Holdco ordinary share. Immediately after the Holdco Merger, Sub will merge with and into IGT, with IGT surviving as a wholly owned subsidiary of Holdco. As a result of the IGT Merger, each issued and outstanding share of IGT will be converted into the right to receive cash and Holdco ordinary shares, as described under "—Merger Consideration" below.

        The Mergers will take place no later than the third business day after the satisfaction or waiver of all conditions contained in the Merger Agreement, which are described under "—Conditions to the Mergers," or at such other place, time and date as GTECH and IGT may mutually agree in writing.

        The Holdco Merger will be completed on the date specified in the Holdco Merger Order (the "Holdco Merger Effective Time"). The IGT Merger will be completed when IGT files the appropriate articles of merger with the Secretary of State of the State of Nevada, as provided by the Nevada Revised Statutes ("NRS"), which will be immediately after the Holdco Merger Effective Time or at such later date and time permitted by the NRS as may be agreed upon by the parties and specified in the articles of merger (the "IGT Merger Effective Time").

Governing Documents, Directors and Officers

        At the Holdco Merger Effective Time, Holdco will procure that, effective as of the Holdco Merger Effective Time, the Holdco shareholders adopt the Holdco Articles of Association (the "Holdco Articles") substantially in the form set forth in Exhibit A-1 to the Merger Agreement, the final form of which is subject to IGT's consent (not to be unreasonably withheld) and which will remain in effect as of the IGT Merger Effective Time. In the event that GTECH does not terminate the Merger Agreement following the issuance of a (a) final and non-appealable determination by the NYSE that it will not authorize the Holdco ordinary shares for listing solely as a result of any of the provisions relating to the special voting shares or (b) final and non-appealable law by a governmental entity that (i) prohibits, enjoins or otherwise prevents either of the Mergers solely as a result of any of the provisions relating to the special voting shares or (ii) renders the issuance of special voting shares illegal, or prohibits, enjoins or otherwise prevents the issuance of the special voting shares, the Holdco Articles will be revised to remove the special voting share provisions.

        At the IGT Merger Effective Time, the IGT articles of incorporation will be amended and restated in the form set forth in Exhibit A-2 of the Merger Agreement and the by-laws of Sub will become the by-laws of the surviving entity of the IGT Merger. The directors and officers of Sub immediately prior to the IGT Merger Effective Time will become the directors and officers of IGT at the IGT Merger

Effective Time, each to hold office in accordance with the articles of incorporation and by-laws of the surviving entity of the IGT Merger.

Merger Consideration

  GTECH Ordinary Share Consideration

        The Merger Agreement provides that, at the Holdco Merger Effective Time, each GTECH ordinary share issued and outstanding immediately prior to the Holdco Merger Effective Time, other than GTECH ordinary shares held in the treasury of GTECH or owned of record by GTECH US, Holdco, Sub, IGT or any of their respective wholly owned subsidiaries, will be converted into the right to receive one Holdco ordinary share (the "Holdco Exchange Ratio").

  IGT Common Stock Consideration

        The Merger Agreement provides that, at the IGT Merger Effective Time, each issued and outstanding share of common stock of IGT, other than shares held in the treasury of IGT or owned by Holdco, Sub, GTECH or any of their respective subsidiaries, will be converted into the right to receive a combination of (i) $13.69 minus an amount equal to (a) the aggregate amount of special cash dividends, share repurchases or redemptions by IGT prior to the IGT Merger Effective Time (subject to the limitations prescribed by the Merger Agreement) divided by (b) the number of issued and outstanding shares of IGT common stock immediately prior to the IGT Merger Effective Time (the "Per Share Cash Amount") and (ii) a number of Holdco ordinary shares equal to $4.56 divided by the GTECH Share Trading Price, as defined below (such quotient, the "Exchange Ratio"); subject to a minimum Exchange Ratio of 0.1582 and a maximum Exchange Ratio of 0.1819, provided that if the Exchange Ratio would, but for the foregoing cap, exceed 0.1819 (the amount of such excess, the "Excess"), the Per Share Cash Amount will be increased by an additional amount equal to the product of such Excess (up to a maximum of 0.0321) and the GTECH Share Trading Price. The "GTECH Share Trading Price" is equal to the average of the volume-weighted average prices of GTECH ordinary shares on the ISE (converted to the U.S. dollar equivalent) on ten randomly selected days within the period of 20 consecutive trading days ending on and including the second full trading day prior to the IGT Merger Effective Time.

        In lieu of fractional shares, each IGT shareholder otherwise entitled to a fractional Holdco ordinary share will be entitled to receive an amount in cash (without interest), rounded down to the nearest cent, determined by multiplying (i) the GTECH Share Trading Price by (ii) the fractional entitlement.

        Pursuant to NRS 92A.390, no dissenter's, appraisal, cash exit or similar rights or rights of appraisal will apply in connection with the IGT Merger.

Exchange of Stock Certificates

  Holdco Merger

        GTECH ordinary shares will be exchanged for Holdco ordinary shares in accordance with the terms of the Merger Agreement, the rules and procedures of any depositary or clearing agency through which such shares are held or traded and applicable law.

  IGT Merger

        Prior to the IGT Merger Effective Time, Holdco will appoint a U.S.-based nationally recognized financial institution designated by GTECH and reasonably acceptable to IGT to act as exchange agent under the Merger Agreement. Prior to the IGT Merger Effective Time, Holdco will deliver to the exchange agent, for the benefit of holders of IGT common stock, the full number of Holdco ordinary shares issuable in the IGT Merger and GTECH, Holdco or Sub will deliver to the exchange agent, for the benefit of holders of IGT common stock, all of the cash necessary to pay the cash portion of the merger consideration payable to IGT shareholders.

        As promptly as reasonably practicable after the IGT Merger Effective Time, Holdco will cause the exchange agent to mail to each holder of record of IGT common stock a letter of transmittal and instructions describing how such holder may exchange its shares of IGT common stock for the merger consideration.

        Upon surrender of a certificate (or an affidavit of loss in lieu thereof) for cancellation to the exchange agent and delivery of a duly executed letter of transmittal in proper form, the record holder of such shares will be entitled to receive the merger consideration. No interest will be paid or accrue on any cash payable upon surrender of any IGT share certificate or book-entry share.

  Lost, Stolen or Destroyed Certificates

        If any certificate representing GTECH ordinary shares or IGT common stock will have been lost, stolen or destroyed, the exchange agent or Holdco, as applicable, will issue the merger consideration as contemplated by the Merger Agreement upon the making of an affidavit by the holder claiming such certificate to be lost, stolen or destroyed and, if required by the exchange agent in its reasonable discretion, the posting by such person of a bond in a customary amount or delivery of a customary indemnity agreement, as indemnity against any claim with respect to such certificate.

GTECH Rescission Shares

        If the Holdco Merger is consummated, each GTECH ordinary share outstanding immediately prior to the Holdco Merger Effective Time and held by a holder who has exercised and perfected his or her rescission rights in accordance with Italian law (the "GTECH Rescission Shares") to have such shares reallocated to other shareholders or third parties who have purchased such GTECH ordinary shares in accordance with Article 2437-quater of the Italian Civil Code, will be converted into or exchanged for one Holdco ordinary share, and such Holdco ordinary share will be promptly allotted to such other shareholders or third parties. The holders of GTECH Rescission Shares will be entitled to receive an amount of cash per GTECH ordinary share to the extent required by Article 2437-quater (3) of the Italian Civil Code.

Treatment of GTECH Equity Awards

        Stock Options.    At the Holdco Merger Effective Time, each stock option to acquire GTECH ordinary shares based on the value thereof granted under any GTECH stock plan that is outstanding immediately prior to the Holdco Merger Effective Time will be converted into an option, on the same terms and conditions as were applicable to the GTECH stock option prior to the Holdco Merger based on that number of Holdco ordinary shares equal to the product obtained by multiplying (i) the number of GTECH ordinary shares subject to GTECH stock option immediately prior to the Holdco Merger Effective Time by (ii) the Holdco Exchange Ratio, at an exercise price per share equal to the quotient obtained by dividing (A) the per share exercise price specified in the stock option immediately prior to the Holdco Merger Effective Time by (B) the Holdco Exchange Ratio.

        Restricted Share Awards.    At the Holdco Merger Effective Time, each GTECH ordinary share subject to vesting or other lapse restrictions pursuant to the GTECH stock plan immediately prior to the Holdco Merger Effective Time will be converted into the right to receive a number of Holdco ordinary shares equal to the Holdco Exchange Ratio, subject to the same terms and conditions as were applicable to the GTECH restricted share award prior to the Holdco Merger.

 Treatment of IGT Equity Awards

        Under the Merger Agreement, awards outstanding under IGT's stock plans as of the IGT Merger Effective Time will be treated as follows:

        Stock Options.    At the IGT Merger Effective Time, each outstanding unvested IGT stock option will fully vest and each outstanding IGT stock option will be cancelled in exchange for a cash payment equal to the product of (i) the total number of shares subject to such stock option and (ii) the excess, if any, of the Cash Amount over the exercise price per share of such stock option. Any IGT stock option that has a per-share exercise price that is greater than the Cash Amount will be cancelled for no consideration. The "Cash Amount" is equal to the sum of (a) the Per Share Cash Amount and (b) the product of the Exchange Ratio and the GTECH Trading Price.

        Restricted Stock Units.    At the IGT Merger Effective Time, except as noted below, each outstanding award of IGT restricted stock units (including performance-based restricted stock units) will fully vest and be cancelled in exchange for an amount equal to the product of (i) the number of shares subject to such award (which, in the case of performance-based restricted stock units, will be based on performance measures achieved or deemed achieved as of the IGT Merger Effective Time), and (ii) the Cash Amount. Restricted stock unit awards granted between July 1, 2013 and July 15, 2014 (other than grants to non-employee directors or to employees who will become retirement-eligible prior to the final year of the award cycle) as well as certain awards granted after July 15, 2014 will be converted into a time-vested award with respect to Holdco ordinary shares, based on the Exchange Ratio and the performance measures achieved or deemed achieved as of the IGT Merger Effective Time, and vest on the earlier of (x) the date such award would have otherwise vested pursuant to the original terms of the award agreement and (y) the first anniversary of the closing of the Mergers, subject to the employee's continued employment through the applicable vesting date (or upon a qualifying termination of employment prior to that date).

Representations and Warranties

        The Merger Agreement contains representations and warranties that IGT, on the one hand, and GTECH, on the other hand, have made to each other as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Merger Agreement and may be intended not as statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure letters provided by IGT to GTECH, on the one hand, and provided by GTECH to IGT, on the other hand, delivered in connection with the execution of the Merger Agreement. While the parties do not believe that these disclosure letters contain information required to be publicly disclosed under the applicable securities laws (other than information that has already been so disclosed), the disclosure letters do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about IGT or GTECH since they were made as of specific dates, may be intended merely as risk allocation mechanisms between IGT and GTECH and are modified in important part by the confidential disclosure letters.

        The representations and warranties from IGT to GTECH, on the one hand, and from GTECH to IGT, on the other hand, include the following:

  •
  organization, existence, good standing (if applicable), qualification to do business and corporate or other legal power;

  •
  capital structure;

  •
  corporate power and authority with respect to the due execution and delivery of the Merger Agreement and completion of the Mergers, the authorization and adoption of the Merger Agreement and the Mergers by the board of directors or similar governing body and the enforceability of the Merger Agreement;

  •
  absence of any conflict of the Merger Agreement and the Mergers with, or breaching, organizational documents, certain contracts and applicable laws;

  •
  required consents, approvals, authorizations or permits of, or filings or registrations with or notifications to, governmental entities;

  •
  compliance with laws and required permits;

  •
  filings with the SEC and the CONSOB and/or the ISE and compliance with federal and foreign securities laws, rules and regulations, as applicable;

  •
  compliance with GAAP and IFRS, as applicable;

  •
  internal controls over financial reporting and disclosure controls and procedures;

  •
  compliance with listing and corporate governance rules and regulations of the NYSE and ISE, as applicable;

  •
  accuracy of information supplied in connection with this proxy statement/prospectus;

  •
  absence of undisclosed liabilities;

  •
  absence of any suits, claims, litigations, arbitrations, mediations, actions, proceedings or investigations pending or threatened;

  •
  absence of any order, writ, injunction, judgment or decree of any governmental entity currently in effect;

  •
  employee benefit matters and compliance with the Employee Retirement Income Security Act of 1974, as amended, as applicable;

  •
  collective bargaining agreements and other labor matters;

  •
  compliance with tax laws and other tax matters;

  •
  real property;

  •
  environmental matters;

  •
  intellectual property;

  •
  material contracts;

  •
  insurance matters;

  •
  gaming licenses and suitability approvals;

  •
  compliance with anti-money laundering laws, economic sanctions laws and other similar laws and regulations;

  •
  compliance with the Foreign Corrupt Practices Act of 1977, as amended, and other similar laws, as applicable;

  •
  absence of any breach of any contract with certain of its customers;

  •
  absence of any shareholder rights plan or similar device and the inapplicability of anti-takeover statutes;

  •
  vote required to approve the Merger Agreement and the Mergers; and

  •
  brokers, finders or investment bankers entitled to fees or commissions in connection with the Mergers.

        In addition, IGT made certain additional representations and warranties to GTECH in relation to the following:

  •
  absence of certain changes and events from March 29, 2014 and the absence of material adverse effect on IGT since September 28, 2013;

  •
  absence of dissenters' rights; and

  •
  receipt of an opinion from Morgan Stanley regarding the fairness, from a financial point of view, of the consideration to be received by IGT shareholders.

        GTECH also made certain additional representations and warranties to IGT in relation to the following:

  •
  absence of certain changes and events from March 31, 2014 and the absence of a material adverse effect on GTECH since December 31, 2013;

  •
  receipt of an opinion from Credit Suisse regarding the fairness, from a financial point of view, of the consideration to be received by GTECH shareholders;

  •
  availability of the cash consideration; and

  •
  absence of transactions, agreements or arrangements with affiliates.

        Many of the representations and warranties in the Merger Agreement are qualified by a "materiality" or "material adverse effect" standard. Subject to certain exclusions (which are summarized below), for purposes of the Merger Agreement, a material adverse effect means, when used in reference to IGT or GTECH, any change, development, circumstance, event, occurrence or effect that, when considered either individually or in the aggregate together with all other effects, is materially adverse to the financial condition, business, assets or results of operations of IGT or GTECH, respectively, and their subsidiaries, taken as a whole; provided, however, that none of the following effects or any effects resulting therefrom, individually or in the aggregate with all other effects, will be deemed to constitute, or be taken into account in determining whether there has been, a material adverse effect on the applicable company:

  •
  the announcement or pendency of the Merger Agreement or the transactions contemplated thereby, including any loss or threatened loss of, or adverse change or threatened adverse change in, relationships of the company or any of its subsidiaries with customers, employees, financing sources, suppliers or business partners, in each case to the extent attributable to, arising out of or resulting from the announcement or pendency of the Merger Agreement or the transactions contemplated thereby);

  •
  effects attributable to changes in financial, economic, social or political conditions or the securities, credit or financial markets in general in the United States (with respect to IGT), Italy (with respect to GTECH) or other countries in which the companies or any of their subsidiaries conduct operations or any effect generally that is the result of factors affecting any principal industry in which the applicable company and its subsidiaries operate;

  •
  any change in the market price or trading volume of the equity securities of the applicable company or of the ratings or the ratings outlook for the applicable company or any of its subsidiaries by any applicable rating agency;

  •
  the suspension of trading in securities generally on the NYSE or the NASDAQ Stock Market (with respect to IGT) or the ISE (with respect to GTECH);

  •
  any adoption, implementation, proposal or change in any applicable law or GAAP (in the case of IGT) or IFRS (in the case of GTECH) or interpretation of any of the foregoing after the date of the Merger Agreement;

  •
  any action taken by the applicable company or any of its subsidiaries that is expressly permitted or required by the Merger Agreement (other than pursuant to its obligation to conduct its business in all material respects in the ordinary course of business pursuant to the terms of the Merger Agreement) or taken or not taken at the written direction of the other company;

  •
  the failure of the applicable company to meet any internal or public projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period ending on or after the date of the Merger Agreement;

  •
  the identity of GTECH or Sub or GTECH's ability to obtain the necessary gaming approvals (in the case of IGT) or the identity of IGT (in the case of GTECH);

  •
  the commencement, occurrence, continuation or escalation of any war, armed hostilities or acts of terrorism;

  •
  any actions or claims made or brought by any of the current or former shareholders of the company (or on their behalf or on behalf of the company, but in any event only in their capacities as current or former shareholders) arising out of the Merger Agreement or the Mergers; or

  •
  the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity.

        The exceptions described in the third and seventh bullets above will not prevent the underlying causes of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions described above) from constituting a material adverse effect or being taken into account in determining whether a material adverse effect has occurred. Any effect referred to in the second, fifth, ninth and eleventh bullets above may be taken into account in determining whether there has been, or would be, a material adverse effect to the extent that such effect has a disproportionate adverse effect on the applicable company and its subsidiaries, taken as a whole, as compared to other participants in the principal industries in which such company and its subsidiaries operate.

        The representations and warranties of each of the parties to the Merger Agreement do not survive the effective time of the Mergers.

Covenants

  Conduct of Business of IGT

        In the Merger Agreement, IGT has agreed that until the IGT Merger Effective Time, subject to certain specified exceptions, and unless GTECH consents in writing (which consent will not be unreasonably withheld, delayed or conditioned), IGT will, and will cause its subsidiaries to:

  •
  conduct its business and operations in all material respects in the ordinary course of business;

  •
  use commercially reasonable efforts to preserve substantially intact its business organization, keep available the services of its current officers and employees and preserve its relationships with significant governmental entities (including applicable gaming authorities), customers, suppliers, licensors, licensees, distributors, wholesalers, lessors and others having significant business dealings with it; and

  •
  use commercially reasonable efforts to maintain in effect all material company permits and licenses.

        In addition, without limiting the foregoing and subject to certain specified exceptions, IGT has agreed that until the IGT Merger Effective Time, it will not, and will not permit any of its subsidiaries to, do any of the following without the prior written consent of GTECH (which consent will not be unreasonably withheld, delayed or conditioned):

  •
  amend its articles of incorporation, by-laws or equivalent organizational documents;

  •
  issue, sell, pledge, dispose, encumber or grant any shares of capital stock or other equity interests in IGT or any of its subsidiaries, or options, warrants or other securities convertible into, or exchangeable or exercisable for, any such shares of capital stock or other equity interests, or any rights of any kind to acquire any such shares of capital stock or other equity interests or such options, warrants or other convertible or exchangeable securities or any rights relating to or based on the value of such capital stock or other equity interests, other than (a) grants of purchase rights under IGT's Employee Stock Purchase Plan, (b) pursuant to IGT's employee retention plan, or (c) the issuance of IGT common stock upon the exercise of IGT stock options or purchase rights under the IGT Employee Stock Purchase Plan, or upon the vesting and settlement of awards of restricted stock units (including performance-based restricted stock units) or deferred stock units with respect to IGT common stock, in each case, outstanding as of the date of the Merger Agreement or otherwise permitted to be granted thereunder;

  •
  sell, pledge, dispose of, transfer, lease, license or encumber any material property or material assets (other than, for the avoidance of doubt, sales, pledges, disposals, transfers, leases, licenses or encumbrances of inventory, supplies, materials, products in the ordinary course of business) of IGT or its subsidiaries taken as a whole, other than pursuant to contracts in effect on the date of the Merger Agreement;

  •
  declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any IGT securities (other than (a) IGT's ordinary course quarterly dividends to holders of IGT common stock in a per share amount no greater than IGT's most recently declared quarterly dividend, with record and payment dates in accordance with IGT's customary dividend schedule, (b) dividends paid by a wholly owned subsidiary to or another wholly owned subsidiary and (c) any special cash dividend, share repurchase or redemptions authorized pursuant to the Merger Agreement);

  •
  split, combine, reclassify or amend the terms of any shares of capital stock or other equity interests of IGT or any of its subsidiaries;

  •
  redeem, purchase or otherwise acquire any shares of capital stock or other equity interests of IGT, except for any repurchases in connection with exercises of IGT stock options or tax withholdings upon the vesting or payment of awards of restricted stock units (including performance-based restricted stock units) or deferred stock units with respect to IGT common stock;

  •
  adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of IGT or any IGT subsidiary (other than a merger of one or more subsidiaries with or into, or the transfer of one or more subsidiaries to, one or more other subsidiaries);

  •
  acquire (including by merger, consolidation or acquisition of stock or assets) any interest in any person or any division or material amount of assets thereof, except with respect to acquisitions of interests in any person or any division or material amount of assets for consideration that is individually not in excess of $20 million and in the aggregate not in excess of $50 million;

  •
  incur any indebtedness or issue any debt securities, or assume or guarantee the obligations of any person (other than a wholly owned subsidiary), except (a) for borrowings in the ordinary course of business under IGT's existing credit facilities, (b) indebtedness for borrowed money that is prepayable at any time without penalty or premium, in an amount not to exceed $20 million in the aggregate or (c) borrowings permitted in relation to the payment of a special dividend;

  •
  make any loans, advances or capital contributions to, or investments in, any other person (other than any wholly owned subsidiary) in excess of $20 million in the aggregate;

  •
  materially modify, amend, cancel or terminate or waive, release or assign any material rights or claims with respect to, any material contract or enter into any contract which, if entered into prior to the date of the Merger Agreement, would be a material contract, in each case, other than in the ordinary course of business or permitted pursuant to the Merger Agreement;

  •
  except to the extent required by law or the terms of any IGT benefit plan in effect as of the date of the Merger Agreement or as specifically contemplated by the Merger Agreement: (a) other than in the ordinary course of business, increase the compensation or benefits payable or to become payable to its directors, officers or employees; (b) other than in the ordinary course of business, grant any rights to severance or termination pay, enter into any employment or severance agreement, or establish, adopt, enter into or amend any collective bargaining agreement or IGT benefit plan; (c) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any IGT benefit plan; or (d) pay or award, or commit to pay or award, any bonuses or incentive compensation, other than at times and in amounts in the ordinary course of business, consistent with past practice;

  •
  change (or file a request to change) any material method of tax accounting, any annual tax accounting period, make, change or revoke any material tax election, settle or compromise any material liability for taxes or file any material amended tax return;

  •
  make any material change in accounting policies or procedures in effect as of March 29, 2014, other than as required by GAAP (or any interpretation or enforcement thereof), Regulation S-X of the Exchange Act or a governmental entity or similar authority (including the Financial Accounting Standards Board or any similar organization) or applicable law;

  •
  make any capital expenditures (excluding, for the avoidance of doubt, capitalized software development costs) after the date of the Merger Agreement that exceed the amounts contemplated by IGT's capital expenditure budget previously made available to GTECH by more than $15 million in the aggregate, other than emergency capital expenditures IGT determines are necessary in its reasonable judgment to maintain its ability to operate its business in the ordinary course;

  •
  waive, release, assign, settle or compromise any proceeding, affecting IGT or any subsidiary (other than any proceeding concerning the Merger Agreement), other than any such waiver, release, assignment, settlement or compromise of a proceeding (a) where the amounts paid or to be paid (i) do not exceed established reserves for such proceedings as of the date of the Merger Agreement by more than $15 million or (ii) are funded, subject to payment of a deductible, by insurance coverage maintained by IGT or its subsidiaries and (b) that does not include any equitable relief that would be material and adverse to the conduct of the business of IGT and the subsidiaries, taken as a whole;

  •
  fail to maintain insurance consistent with past practice and of a size and scope that is reasonable for the business of IGT and its subsidiaries, taken as a whole; or

  •
  authorize, commit to or enter into any agreement to do any of the foregoing.

  Conduct of Business of GTECH

        In the Merger Agreement, GTECH, Holdco and Sub have agreed that until the IGT Merger Effective Time, they will not, and will not permit any of their respective subsidiaries to, take or agree to take any action that would:

  •
  be reasonably likely to have, individually or in the aggregate, a material adverse effect on GTECH; or

  •
  prevent or materially delay the satisfaction of the closing conditions for the Mergers.

        In addition, GTECH has agreed, subject to certain specified exceptions, that, until the Holdco Merger Effective Time, GTECH will not, and will not permit any subsidiary to, do any of the following without the prior written consent of IGT (which consent will not to be unreasonably withheld, delayed or conditioned):

  •
  amend its articles of incorporation, by-laws or equivalent organizational documents in a manner materially adverse to the future shareholders of Holdco;

  •
  issue, sell, pledge, dispose, encumber or grant GTECH ordinary shares, or options, warrants or other securities convertible into, or exchangeable or exercisable for, GTECH ordinary shares, other than (a) issuances, sales, pledges, dispositions, encumbrances or grants of up to an aggregate of 10% of the issued and outstanding GTECH ordinary shares outstanding as of the date of the Merger Agreement in consideration of permitted acquisitions, (b) grants under any stock plans in the ordinary course of business and (c) issuance of GTECH ordinary shares upon the exercise of stock options or the vesting or settlement of stock unit awards or other equity-based awards, in each case outstanding as of the date of the Merger Agreement or otherwise permitted to be granted thereunder;

  •
  sell, pledge, dispose of, transfer, lease, license or encumber any assets (a) if such action would reasonably be expected to materially delay or prevent the satisfaction of any of the closing conditions to the Merger or (b) that constitute more than 10% of the assets of GTECH and its subsidiaries (based on the fair market value thereof), taken as a whole, or comprise 10% or more of the consolidated revenues or EBITDA of GTECH and its subsidiaries, taken as a whole (other than, for the avoidance of doubt, sales, pledges, disposals, transfers, leases, licenses or encumbrances of inventory, supplies, materials, products in the ordinary course of business), other than pursuant to contracts in effect as of the date of the Merger Agreement;

  •
  declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any GTECH securities (other than (a) GTECH's ordinary course dividends to holders of GTECH ordinary shares in a per share amount no greater than GTECH's most recently declared dividend, with record and payment dates in accordance with GTECH's customary dividend schedule and (b) dividends paid by a wholly owned subsidiary to GTECH or another wholly owned subsidiary);

  •
  split, combine, reclassify or amend the terms of any shares of capital stock or other equity interests of GTECH or any subsidiary;

  •
  redeem, purchase or otherwise acquire any shares of capital stock or other equity interests of GTECH, except for repurchases (i) through open market purchases of up to 10% of outstanding GTECH ordinary shares as of the date of the Merger Agreement through the final date on which GTECH shareholders may exercise rescission rights in accordance with Italian law, subject to a maximum repurchase price per GTECH ordinary share equal to €18.44, and (ii) of GTECH ordinary shares of an employee prior to the lapse of any vesting period upon termination of such employee's employment and any other repurchases in connection with the exercises of stock options or tax withholdings on the vesting or payment of stock unit awards or any other stock plans;

  •
  adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of GTECH or any subsidiary (other than a merger of one or more subsidiaries with or into, or the transfer of one or more subsidiaries to, one or more other subsidiaries and other than in furtherance of the consummation of the transactions contemplated by the Merger Agreement or otherwise not materially adverse to the shareholders of Holdco);

  •
  incur any indebtedness or issue any debt securities, or assume or guarantee the obligations of any person (other than a wholly owned subsidiary) except (a) as contemplated by the debt commitment letter or any new debt commitment letter, (b) for borrowings in the ordinary course of business or (c) for borrowings in respect of permitted acquisitions;

  •
  merge or consolidate with any other person or acquire a material amount of the stock or assets of any other person or effect any business combination, recapitalization or similar transaction (other than the transactions contemplated by the Merger Agreement) (a) if such action would reasonably be expected to materially delay or prevent the satisfaction of any of the closing conditions to the Mergers or (b) for consideration that is individually or in the aggregate in excess of the fair market value of 10% of the assets of GTECH and its subsidiaries, taken as a whole, or assets comprising 10% or more of the consolidated revenues or EBITDA of GTECH and its subsidiaries, taken as a whole, measured as of the date of the Merger Agreement;

  •
  make any loans, advances or capital contributions to, or investments in, any other person (other than any wholly owned subsidiary) in excess of the fair market value of 10% of the assets of GTECH and its subsidiaries, taken as a whole, or assets comprising 10% or more of the consolidated revenues or EBITDA of GTECH and its subsidiaries, taken as a whole, measured as of the date of the Merger Agreement;

  •
  enter into any contract involving consideration in excess of $500,000 and that would be required to be disclosed by GTECH pursuant to Item 404 of Regulation S-K under the Securities Act if GTECH were subject to such disclosure obligation; or

  •
  authorize, commit to or enter into any agreement to do any of the foregoing.

  GTECH US Guarantee

        Under the terms of the Merger Agreement, GTECH US has agreed to unconditionally and irrevocably guarantee the due, prompt and faithful payment by GTECH of all amounts required to be paid by GTECH pursuant to the Merger Agreement.

  No Solicitation of Transactions—IGT

        Under the terms of the Merger Agreement, IGT agreed to immediately cease any solicitations, discussions or negotiations with any person with respect to any acquisition proposal. IGT further agreed that, until the IGT Merger Effective Time, it would not:

  •
  initiate, solicit or knowingly facilitate or encourage, directly or indirectly, the submission of any inquiries regarding, or the making of any proposal or offer that constitutes an acquisition proposal or may reasonably be expected to lead to an acquisition proposal;

  •
  furnish any non-public information regarding IGT or any subsidiary to any third person in connection with, for the purpose of encouraging or facilitating, or in response to, an acquisition proposal;

  •
  participate in any discussions or negotiations with respect to any acquisition proposal or any inquiry or proposal that may reasonably be expected to lead to an acquisition proposal, other than discussions intended to ascertain facts from the party making such acquisition proposal for the sole purpose of the IGT Board informing itself about the acquisition proposal and the party making it;

  •
  waive, terminate, modify or release any person (other than GTECH, Holdco, Sub and their respective affiliates) from any provision of or grant any permission, waiver or request under any "standstill" or similar agreement or obligation; or

  •
  execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any acquisition proposal (other than a permitted confidentiality agreement) or requiring IGT to abandon, terminate or fail to consummate the transactions contemplated by the Merger Agreement.

Notwithstanding these general prohibitions, subject to certain conditions, if at any time prior to the approval of the Merger Agreement by the IGT shareholders, IGT receives a bona fide written acquisition proposal from a third party and the IGT Board determines in good faith (after consultation with its outside financial advisors and outside counsel) that such acquisition proposal constitutes or would reasonably be expected to lead to a superior proposal and the third party making such a proposal executes a confidentiality agreement having provisions that are no less favorable in the aggregate to IGT than those contained in the confidentiality agreement entered into between IGT and GTECH, IGT may:

  •
  furnish information with respect to IGT and its subsidiaries to such third party; and

  •
  participate in discussions or negotiations with such third party regarding such acquisition proposal.

        IGT also has agreed to promptly advise GTECH of the receipt of an acquisition proposal and provide a summary of the proposed material terms and conditions of such acquisition proposal or the nature of any request for nonpublic information (including the identity of the person making the acquisition proposal or request for nonpublic information), and keep GTECH reasonably informed of any material change to the material terms or conditions thereof. IGT also has agreed to as promptly as practicable (and in any event within 24 hours) provide GTECH with any material information concerning IGT or its subsidiaries provided or made available to such other person (or its representatives) that was not previously provided or made available to GTECH.

        Throughout this proxy statement/prospectus, an "acquisition proposal" means any proposal or offer (other than a proposal or offer by GTECH or its subsidiaries) made by any person or group relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition (whether by merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, equity investment, joint venture or otherwise) by any person or group (or the shareholders of any person) of more than 20% of the assets of IGT and its subsidiaries (based on the fair market value thereof), taken as a whole, or assets comprising 20% or more of the consolidated revenues or EBITDA of IGT and its subsidiaries, taken as a whole, including in any such case through the acquisition of one or more IGT subsidiaries; or (ii) acquisition in any manner (including through a tender offer or exchange offer) by any person or group of more than 20% of the issued and outstanding shares of IGT common stock.

        Throughout this proxy statement/prospectus, a "superior proposal" means a bona fide written acquisition proposal (with all percentages in the definition of acquisition proposal increased to 50%) made by any person or group on terms that the IGT Board determines in good faith, after consultation with outside financial advisors and outside counsel, and considering such factors as the IGT Board considers appropriate (including the conditionality and the timing and likelihood of consummation of such proposal), are more favorable from a financial point of view to IGT than the transactions contemplated by the Merger Agreement, after giving effect to all adjustments to the terms thereof that may be offered by GTECH in writing, after GTECH's receipt of notice of an intention by the IGT Board to change its recommendation to the IGT shareholders to approve the Merger Agreement or terminate the Merger Agreement, as described below.

  IGT Board Recommendation

        Subject to the exceptions discussed below, under the terms of the Merger Agreement, neither the IGT Board nor any committee of the IGT Board may authorize, approve or recommend, or publicly propose to authorize, approve or recommend, any acquisition proposal, or withhold, qualify or withdraw (or modify or amend in a manner adverse to GTECH), or publicly propose to withhold, qualify or withdraw (or modify or amend, in a manner adverse to GTECH), the recommendation of the IGT Board that IGT shareholders approve the Merger Agreement or execute or enter into, or cause or allow IGT or any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any acquisition proposal (other than a permitted confidentiality agreement) or requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by the Merger Agreement.

        Notwithstanding the foregoing, prior to the IGT shareholders' approval of the Merger Agreement, the IGT Board may authorize, approve or recommend, or publicly propose to authorize, approve or recommend, any acquisition proposal, or withhold, qualify or withdraw (or modify or amend in a manner adverse to GTECH), or publicly propose to withhold, qualify or withdraw (or modify or amend, in a manner adverse to GTECH), the recommendation of the IGT Board that IGT shareholders approve the Merger Agreement, or the IGT Board may cause IGT to enter into an alternative acquisition agreement with respect to a superior proposal which was not solicited in violation of the non-solicitation obligation described above in "—No Solicitation of Transactions—IGT," and terminate the Merger Agreement, if:

  •
  a bona fide, written acquisition proposal is made to IGT by a third person, and such acquisition proposal is not withdrawn, and the IGT Board determines in good faith, after consultation with its outside financial advisors and outside counsel, that such acquisition proposal constitutes a superior proposal;

  •
  IGT has not breached its obligations described above in "—No Solicitation of Transactions—IGT" or in this section;

  •
  IGT provides GTECH with a four (4) business day prior written notice of its intention to take such action, which notice will include the identity of the person making such superior proposal and the material terms and conditions of such superior proposal and, if applicable, will include the proposed definitive agreement providing for such superior proposal;

  •
  IGT has negotiated in good faith with GTECH with respect to any changes to the terms of the Merger Agreement proposed by GTECH for at least four (4) business days following receipt by GTECH of such notice (with any amendment to any material term of such acquisition proposal requiring a new written notice to GTECH and an additional three (3) business day period); and

  •
  taking into account any changes to the terms of the Merger Agreement proposed by GTECH, the IGT Board has determined in good faith, after consultation with its outside financial advisors and outside counsel, that such acquisition proposal would continue to constitute a superior proposal.

        In addition, notwithstanding the foregoing, prior to the IGT shareholders' approval of the Merger Agreement, the IGT Board may authorize, approve or recommend, or publicly propose to authorize, approve or recommend, any acquisition proposal, or withhold, qualify or withdraw (or modify or amend in a manner adverse to GTECH), or publicly propose to withhold, qualify or withdraw (or modify or amend, in a manner adverse to GTECH), the recommendation of the IGT Board that IGT shareholders approve the Merger Agreement in response to an intervening event, if:

  •
  IGT provides GTECH with four (4) business days prior written notice of its intention to take such action, which notice will specify, in reasonable detail, the reasons therefor (including the material facts and circumstances related to the applicable intervening event);

  •
  IGT has negotiated in good faith with GTECH with respect to any changes to the terms of the Merger Agreement proposed by GTECH for at least four (4) business days following receipt by GTECH of such notice; and

  •
  taking into account any changes to the terms of the Merger Agreement proposed by GTECH, the IGT Board has determined in good faith after consultation with its outside counsel that the failure to take such action would reasonably be likely to be inconsistent with the fiduciary duties of the members of the IGT Board under applicable law.

        Throughout this proxy statement/prospectus, an "intervening event" means a material event, development, occurrence, state of facts or change that was not known to the IGT Board on the date of the Merger Agreement, which event, development, occurrence, state of facts or change becomes known to the IGT Board before the IGT shareholder approval of the Merger Agreement is obtained, other than:

  •
  the receipt, existence of or terms of any acquisition proposal or any inquiry relating thereto or the consequences thereof;

  •
  any action taken by either party pursuant to and in compliance with its obligations described under "—Efforts to Complete Transactions," including with respect to obtaining the necessary regulatory approvals for the transactions, and the consequence of any such action;

  •
  any changes in the market price or trading volume of IGT's or GTECH's securities or IGT's or GTECH's credit ratings (provided that this will not prevent the underlying cause of any such change from constituting an intervening event); and

  •
  any change, development, circumstance, event, occurrence or effect relating to GTECH that is not a material adverse effect on GTECH.

  No Solicitation of Transactions—GTECH

        Under the terms of the Merger Agreement, GTECH has agreed to cease any solicitations, discussions or negotiations with any persons that may be ongoing with respect to any GTECH acquisition proposal. GTECH further agreed that, until the Holdco Merger Effective Time, it would not and would cause its subsidiaries not to:

  •
  initiate, solicit or knowingly encourage the submission of any GTECH acquisition proposal;

  •
  furnish any nonpublic information regarding GTECH or its subsidiaries to any third person in connection with or in response to a GTECH acquisition proposal; or

  •
  participate in any discussions or negotiations with respect to any GTECH acquisition proposal.

        GTECH further agreed to promptly advise IGT of any GTECH acquisition proposal, provide a reasonably detailed summary of the material terms and conditions of such proposal and keep IGT reasonably informed of any material change to the material terms or conditions of any such proposal (including the identity of any person making such proposal).

        Throughout this proxy statement/prospectus, a "GTECH acquisition proposal" means any acquisition proposal with respect to GTECH (other than a proposal or offer by IGT or its subsidiaries or the Italian reorganization described in the confidential disclosure letters).

        The GTECH Board has agreed to propose the Holdco Merger for approval at the meeting of GTECH shareholders called to approve the Holdco Merger.

  Efforts to Complete Transactions

        In order to facilitate the completion of the Mergers, the parties to the Merger Agreement, subject to certain exceptions, have agreed:

  •
  to use (or cause their respective affiliates to use) reasonable best efforts to consummate and make effective the Mergers as promptly as practicable, including using reasonable best efforts to obtain promptly all actions or nonactions, consents, licenses, permits (including environmental permits), waivers, approvals, authorizations, and orders from governmental entities or other persons necessary in connection with the consummation of the transactions contemplated by the Merger Agreement, including any certifications or orders from the High Court of England and Wales, Italian notary public and competent Italian court;

  •
  to make all registrations and filings and any other required submissions, and to pay any fees due in connection therewith, with any governmental entity or other persons necessary in connection with the consummation of the transactions contemplated by the Merger Agreement, including any such filings under the HSR Act, to file all notifications required under any gaming laws or foreign antitrust laws, to defend all lawsuits or other legal, regulatory or other proceedings challenging or effecting the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement until the issuance of a final, non-appealable order, to seek to have lifted or rescinded any injunction or restraining order which may adversely affect the ability of the parties to consummate the transactions contemplated by the Merger Agreement until the issuance of a final, non-appealable order, and to execute and deliver any additional instruments necessary to consummate the transactions contemplated by the Merger Agreement;

  •
  to take (and to cause their respective affiliates to take) promptly any and all steps necessary or advisable to avoid or eliminate any impediment and obtain all consents under any antitrust laws or gaming laws that may be required by any governmental entity or gaming authority with competent jurisdiction, including accepting operational restrictions or limitations and committing to or effecting the sale, license, disposition or holding separate of assets or businesses as are required in order to avoid the entry of, or to effect the dissolution of any order that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by the Merger Agreement;

  •
  to give the other parties prompt notice of any request, inquiry, investigation, action or legal proceeding by or before any governmental entity with respect to the transactions contemplated by the Merger Agreement (in the case of any such action relating to any gaming approval, to the extent material), keep the other parties informed as to the status of any such request, inquiry, investigation, action or legal proceeding, and promptly inform the other parties, and if in writing, promptly furnish the outside legal counsel for the other parties with copies of any communication (in the case of communications with any gaming authority, to the extent material) to or from any gaming authority or governmental entity regarding the transactions contemplated by the Merger Agreement;

  •
  to consult and cooperate with the other parties and consider in good faith and in advance the views of the other parties in connection with any filing or other materials made or submitted to any governmental entity in connection with the transactions contemplated by the Merger Agreement, and, except as may be prohibited by any governmental entity or law, upon reasonable request, permit authorized representatives of the other parties to be present at each telephonic or in-person meeting or conference relating to, and to have access to and be consulted in advance (and consider in good faith any comments made by others) in connection with any document, opinion or proposal made or submitted to any governmental entity (in the case of any gaming approval, to the extent material and excluding any private or personal information pertaining);

  •
  that GTECH will control strategy and all communications (other than required filings and investigative responses) relating to obtaining all consents required under any antitrust laws; and

  •
  that each party may reasonably designate competitively sensitive information provided to the other in connection with the efforts to complete the transaction as "outside counsel only," and that materials provided to the other in connection with the efforts to complete the transaction may be redacted to remove certain additional information.

  Indemnification and Insurance

        From and after the completion of the Mergers, Holdco and IGT will, to the fullest extent permitted under applicable law, indemnify and hold harmless (and advance any expenses incurred, provided that the person receiving such advancement undertakes to repay such advances if it is ultimately determined such person was not entitled to indemnification), each of GTECH's and IGT's and its respective subsidiaries' present and former directors, officers and employees against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts incurred in connection with any claim, action, suit, proceeding or investigation arising out of or related to such person's service as a director, officer or employee of GTECH or IGT or any of their subsidiaries at or prior to the completion of the Mergers.

        For a period of six years after completion of the Mergers, the articles of association, articles of incorporation and by-laws of Holdco and IGT and their respective subsidiaries will contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses to directors, officers and employees than those set forth in GTECH's and IGT's and their respective subsidiaries' articles of incorporation, by-laws or other equivalent organizational documents as of the date of the Merger Agreement, except as may be required by applicable law. The contractual indemnification rights, if any, existing at the time of the completion of the Mergers, of the directors, officers and employees of GTECH and IGT will be assumed by Holdco and IGT and will continue in full force and effect in accordance with their terms following the completion of the Mergers.

        Prior to completion of the Mergers, IGT and GTECH will be permitted and, if IGT or GTECH are unable to, Holdco will or will cause IGT following the completion of the Mergers to, as applicable, purchase a six-year prepaid "tail" directors' and officers' liability insurance and indemnification policy, with coverage for a period of six years from the completion of the Mergers for events occurring prior to the completion of the Mergers, that is no less favorable in the aggregate than IGT's existing policies, as the case may be, except as may be required by law and subject to a cap of 300% of the annual premiums paid by GTECH or IGT, as the case may be, for such coverage on the date of the Merger Agreement. In the event the annual premiums necessary to provide such coverage exceed 300% of the premium paid as of the date of the Merger Agreement, Holdco or IGT will obtain a policy with the greatest amount of coverage available for a cost not to exceed such amount.

        In the event either Holdco or IGT (or both) later consolidates with or merges into another person, or transfer all or substantially all of its assets to another person, proper provision will be made such that the surviving company will assume the indemnification and insurance obligations of Holdco and/or IGT set forth in the Merger Agreement.

  Financing

        Pursuant to the terms of the Merger Agreement, GTECH has agreed to use its reasonable best efforts to arrange and obtain the debt financing on the terms and conditions described in the debt commitment letter. If any portion of the debt financing expires or otherwise becomes unavailable on the terms and conditions contemplated in the debt commitment letter, GTECH has agreed to use reasonable best efforts to seek alternative financing on terms and conditions that are at least as favorable, with respect to enforceability, financing structure and conditionality, to GTECH and IGT in the aggregate as those contemplated in the debt commitment letter.

        Pursuant to the terms of, and subject to the limitations in, the Merger Agreement, IGT has agreed to (a) use, and cause its subsidiaries to use, reasonable best efforts to provide GTECH with all cooperation reasonably requested by GTECH in connection with the debt financing and (b) take all reasonable actions solely in its control to effect the repayment in full on the closing date of the Mergers (the "Closing Date") of all obligations outstanding under, and to terminate, its amended and restated credit agreement.

        Prior to the IGT Merger Effective Time, GTECH generally cannot incur further indebtedness, except for (i) debt contemplated by the debt commitment letter (or a permitted replacement), (ii) borrowings in the ordinary course of business and (iii) debt used to fund permitted acquisitions.

        Prior to the IGT Merger Effective Time, IGT generally cannot incur further indebtedness, except for (i) borrowings in the ordinary course of business under its existing credit facilities, (ii) indebtedness for borrowed money up to $20 million that is prepayable at any time without penalty or premium and (iii) borrowings to fund the special dividend described below.

  Employee Matters

        From and after the IGT Merger Effective Time and for a period ending on the first anniversary of the IGT Merger Effective Time, Holdco will provide or cause its subsidiaries to provide (i) base salary, wages and commission opportunities to each individual who is an employee of IGT or its subsidiaries immediately prior to the IGT Merger Effective Time at a rate that is no less favorable than the rate of base salary, wages or commission opportunities provided to the continuing IGT employee immediately prior to the IGT Merger Effective Time, (ii) an annual bonus opportunity to each continuing IGT employee that is not less favorable than the annual bonus opportunity provided to the continuing IGT employee immediately prior to the IGT Merger Effective Time, (iii) severance benefits to each continuing IGT employee that are no less favorable than the severance benefits provided to the continuing IGT employee immediately prior to the IGT Merger Effective Time, and (iv) other compensation and benefits (including paid-time off) to each continuing IGT employee that are substantially comparable, in the aggregate, to the other compensation and benefits provided to the continuing IGT employee immediately prior to the IGT Merger Effective Time (excluding any retention arrangements implemented in connection with the transactions contemplated by the Merger Agreement or on or after July 15, 2014).

        For all purposes (including for purposes of determining eligibility to participate, level of benefits, vesting and benefit accruals) under any employee benefit plan, program, policy or arrangement maintained by Holdco or any of its subsidiaries, including any vacation, paid time off and severance plans (to the extent applicable), each continuing IGT employee's service with or otherwise credited by IGT or its subsidiaries will be treated as service with Holdco or any of its subsidiaries; however, such service will not be recognized to the extent that such recognition would result in any duplication of benefits or for purposes of benefit accruals under any defined benefit pension plan. In addition, Holdco will, or will cause its subsidiaries to waive, or cause to be waived, any pre-existing condition, limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Holdco or any of its subsidiaries in which continuing IGT employees (and their eligible dependents)

will be eligible to participate from and after the IGT Merger Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable IGT benefit plan immediately prior to the IGT Merger Effective Time. To the extent permitted by applicable law, Holdco will, or will cause its subsidiaries, to recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each continuing IGT employee (and his or her eligible dependents) during the calendar year in which the IGT Merger Effective Time occurs for purposes of satisfying such year's deductible, co-payment and out-of-pocket maximum limitations under the relevant welfare benefit plans in which the continuing IGT employee (and his or her eligible dependents) will be eligible to participate from and after the IGT Merger Effective Time.

        Effective as of February 28, 2015 (the last day of the purchase period pending as of the date of the Merger Agreement), IGT will suspend all payroll deductions under IGT's employee stock purchase plan such that no shares of IGT common stock may be purchased with respect to purchase periods beginning on or after July 15, 2014. As of the IGT Merger Effective Time, the IGT Employee Stock Purchase Plan will terminate.

        Prior to the IGT Merger Effective Time, IGT may, in consultation with GTECH, implement a retention plan for the benefit of employees of IGT and its subsidiaries, which will provide for cash- and equity-based retention benefits to such employees in an aggregate amount not to exceed $35 million. Cash-based awards granted pursuant to the retention plan will vest on the Closing Date, subject to the award recipient's continuous employment with IGT or its subsidiaries through that date. Equity-based awards granted pursuant to the retention plan will be in the form of time-vesting IGT restricted stock unit awards that will vest on the Closing Date, subject to the award recipient's continuous employment with IGT or its subsidiaries through that date, and will be cancelled at the IGT Merger Effective Time on the terms described above in "—Treatment of IGT Equity Awards." GTECH has agreed to consider in good faith any request by IGT subsequent to the date of the Merger Agreement to increase the amount reserved under the retention plan.

  Special Dividend

        IGT is authorized to declare one or more special cash dividends, shares repurchases or redemptions (such aggregate amount, the "special dividend"), provided that the amount of the special dividend that is funded through the incurrence of indebtedness may not exceed the amount of indebtedness that IGT is able to incur as a standalone company without giving effect to the IGT Merger.

        Pursuant to the terms of the Merger Agreement, IGT will use its reasonable best efforts to ensure that any indebtedness incurred to fund the special dividend is first funded from existing IGT credit facilities. To the extent that additional funding is required for the special dividend, IGT may incur additional indebtedness, provided that such additional indebtedness is prepayable without penalty or premium and would not materially impair the consummation of the transactions contemplated by the Merger Agreement and the incurrence of such additional indebtedness will be subject to GTECH's review and consent (which consent will not be unreasonably withheld). As described above, the merger consideration to be received by holders of IGT common stock in the IGT Merger will be reduced on a dollar for dollar basis with respect to any amounts received by such holders pursuant to the special dividend.

  Corporate Governance Matters

          Prior to the Holdco Merger Effective Time, Holdco and GTECH will take all actions within their power as may be necessary to cause (x) the number of directors constituting the Holdco Board as of the effective times of the Mergers to be 13, and (y) the Holdco Board as of the effective times of the

Mergers, and for a period of three (3) years thereafter, to include (i) the Chief Executive Officer of GTECH, (ii) five (5) IGT directors as of the date of the Merger Agreement designated by IGT prior to the effective time of the Mergers (at least four (4) of whom will meet the independence standards of the NYSE) and which will include the Chief Executive Officer and Chairman of IGT, (iii) six (6) directors designated by De Agostini (at least three (3) of whom will meet the independence standards of the NYSE) and (iv) one (1) director to be mutually agreed to by GTECH and IGT (who will meet the independence standards of the NYSE applicable to non-controlled domestic U.S. issuers). Holdco will take all actions within its power to elect the foregoing persons to a term concluding at the third anniversary of the IGT Merger Effective Time.

        Prior to the effective times of the Mergers, Holdco will take all actions as may be necessary to cause the Chief Executive Officer of GTECH as of immediately prior to the Holdco Merger Effective Time to serve as the Chief Executive Officer of Holdco immediately following the Holdco Merger Effective Time; the Chairman of the IGT Board immediately prior to the IGT Merger Effective Time to serve as the Chairman of the Holdco Board for a period of three (3) years following the IGT Merger Effective Time; the Chief Executive Officer of IGT immediately prior to the IGT Merger Effective Time to serve as a Vice Chairman of the Holdco Board for a period of three (3) years following the IGT Merger Effective Time; and one (1) of the directors designated by De Agostini to serve as a Vice Chairman of the Holdco Board for a period of three (3) years following the Holdco Merger Effective Time.

        For as long as the Holdco ordinary shares are listed on the NYSE, Holdco will comply with all NYSE corporate governance standards applicable to non-controlled domestic U.S. issuers, regardless of whether Holdco is a foreign private issuer.

  Other Covenants and Agreements

        The Merger Agreement contains certain other covenants and agreements, including covenants relating to:

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  the preparation and filing of the necessary documentation required to effect the Mergers with the applicable regulatory authorities in the United States, United Kingdom and Italy;

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  obtaining the approval for listing of the Holdco ordinary shares issuable in the Mergers on the NYSE, subject to official notice of issuance; delisting the IGT common stock from the NYSE and deregistering the IGT common stock under the Exchange Act promptly following the IGT Merger Effective Time; and delisting the GTECH ordinary shares from the ISE and any listing or quotation of ADRs with respect to GTECH ordinary shares promptly following the Holdco Merger Effective Time;

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  eliminating the effects of any takeover statute or similar law on the transactions contemplated by the Merger Agreement;

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  access to certain information about IGT and GTECH during the period prior to the IGT Merger Effective Time;

  •
  the exemption under Rule 16b-3 under the Exchange Act with respect to dispositions of IGT securities and the acquisition of Holdco ordinary shares (including derivative securities) pursuant to the transactions contemplated by the Merger Agreement by officers or directors of IGT;

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  press releases and public statements relating to the Merger Agreement or the transactions contemplated by the Merger Agreement;

  •
  the satisfaction of any pre-merger requirements under U.K. and Italian laws, including obtaining any required pre-merger certificates; and

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  obtaining an expert report on the fairness of the merger consideration to be received by GTECH shareholders in the Holdco Merger in accordance with applicable provisions of English and Italian laws.

Conditions to the Mergers

        Each party's obligation to effect the Mergers is subject to satisfaction, or waiver by such party, where permitted by applicable law, at or prior to the closing of the Mergers, of the following conditions:

  •
  the approval of the Merger Agreement and the transactions contemplated by the Merger Agreement by the affirmative vote of (i) the holders of at least two-thirds of the GTECH ordinary shares in attendance and able to vote on first call at the extraordinary general meeting of GTECH shareholders and (ii) the holders of shares having at least a majority of the voting power of the outstanding shares of IGT common stock entitled to vote at the IGT special meeting;

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  the effectiveness of the registration statement of which this proxy statement/prospectus forms a part and the absence of any stop order suspending the effectiveness of the registration statement or proceedings for that purpose initiated or threatened by the SEC;

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  the authorization for listing of the Holdco ordinary shares issuable in connection with the Mergers on the NYSE, subject to official notice of issuance;

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  the expiration of the 60-day creditor opposition period following the date upon which the resolutions of the extraordinary general meeting of GTECH shareholders have been filed with the Companies' Register at the Italian Chamber of Commerce in Rome, Italy or the earlier termination of such period by the posting of a bond by GTECH sufficient to satisfy GTECH's creditors' claims, if any;

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  the expiration or termination of all applicable waiting periods under the HSR Act and the receipt of clearances and approvals in Canada and Colombia, and the expiration or termination of any applicable waiting period thereunder;

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  the receipt of certain gaming approvals; provided that GTECH may under certain circumstances waive any such gaming approval on behalf of both GTECH and IGT if completion of the Mergers in the absence of such required gaming approvals would not constitute a violation of applicable law on the written advice of outside counsel reasonably satisfactory to IGT and GTECH;

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  the absence of any law, order or injunction of a court or other governmental entity of competent jurisdiction rendering illegal, prohibiting, enjoining or otherwise preventing the completion of the Mergers;

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  the issuance of the Holdco Merger Order, which order shall have been in full force and effect for at least 21 days; and

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  the formal approval by the relevant competent authority in respect of any prospectus or equivalent document that GTECH or Holdco determines (acting reasonably and in good faith) is required in connection with the Mergers.

        In addition, IGT's obligation to effect the IGT Merger is subject to satisfaction or waiver of the following additional conditions:

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  the representations and warranties of GTECH (other than certain representations and warranties related to capitalization, absence of a material adverse effect on GTECH since December 31, 2013, opinion of Credit Suisse, anti-takeover provisions, the vote required to approve the transactions contemplated by the Merger Agreement and brokers' fees), must be true and correct without regard to materiality or material adverse effect qualifiers contained within such representations and warranties as of the date of the Merger Agreement and as of the Closing Date, with the same effect as if made as of the Closing Date (except to the extent expressly made as of a specific date, in which case as of such specific date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on GTECH;

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  certain representations and warranties of GTECH related to capitalization and brokers' fees must be true and correct in all respects (except for any de minimis inaccuracy) as of the date of the Merger Agreement and as of the Closing Date, with the same effect as if made as of the Closing Date (except to the extent expressly made as of a specific date, in which case as of such specific date);

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  the representations and warranties of GTECH related to anti-takeover provisions must be true and correct as of the date of the Merger Agreement and as of the Closing Date, with the same effect as if made as of the Closing Date (except to the extent expressly made as of a specific date, in which case as of such specific date), other than as would not materially impede or prevent the consummation of the transactions contemplated by the Merger Agreement;

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  the representations and warranties of GTECH related to the opinion of Credit Suisse, the vote required to approve the transactions contemplated by the Merger Agreement and the absence of certain changes or events since December 31, 2013 that have had or would reasonably be expected to have a material adverse effect on GTECH must be true and correct in all respects as of the date of the Merger Agreement and as of the Closing Date, with the same effect as if made as of the Closing Date (except to the extent expressly made as of a specific date, in which case as of such specific date);

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  the performance and compliance by each of GTECH, Holdco, and Sub in all material respects with the agreements and covenants required to be performed or complied with by it on or prior to the Closing Date;

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  the receipt by IGT of a certificate executed by an authorized officer of GTECH certifying to the satisfaction of the conditions set forth in the five immediately preceding bullets; and

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  the receipt by IGT of an opinion of a law firm of international standing provided by GTECH confirming that the Holdco Merger and any related transactions, including the issue of shares in favor of the relevant shareholders (but excluding any withdrawal from GTECH): (i) will be tax neutral for GTECH shareholders for the purposes of the EU Council Directive 90/434 of July 23, 1990, as implemented in Capo III and Capo IV, Titolo III, of Italian Presidential Decree No. 917 of December 22, 1986, as amended; (ii) will not trigger any Italian taxes for Holdco, GTECH (except for the Italian exit tax which, based on estimates and representations of GTECH as of the date of the Merger Agreement, should not exceed €50 million) or their shareholders or IGT and its shareholders (assuming that the latter are neither tax residents in Italy nor acting from an Italian permanent establishment), and will not reasonably expose GTECH, Holdco or their shareholders to material future tax liabilities in Italy in respect of the Holdco Merger, and in the case of material tax claims the risk that the tax authorities could succeed is remote; and (iii) will not trigger any United Kingdom taxes for Holdco, GTECH, IGT or their shareholders.

        The obligations of GTECH, Holdco and Sub to effect the Mergers are further subject to the satisfaction or waiver by GTECH of the following additional conditions:

  •
  the representations and warranties of IGT (other than certain representations and warranties related to capitalization, absence of a material adverse effect on IGT since September 28, 2013,

    opinion of Morgan Stanley, anti-takeover provisions, vote required to approve the transactions contemplated by the Merger Agreement, absence of dissenters' rights and brokers' fees) must be true and correct, without regard to materiality or material adverse effect qualifiers contained within such representations and warranties, as of the date of the Merger Agreement and as of the Closing Date, with the same effect as if made as of the Closing Date (except to the extent expressly made as of a specific date, in which case as of such specific date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on IGT;

  •
  certain representations and warranties of IGT relating to capitalization and brokers' fees must be true and correct in all respects (except for any de minimis inaccuracy) as of the date of the Merger Agreement and as of the Closing Date, with the same effect as if made as of the Closing Date (except to the extent expressly made as of a specific date, in which case as of such specific date);

  •
  the representations and warranties of IGT related to anti-takeover provisions must be true and correct as of the date of the Merger Agreement and as of the Closing Date, with the same effect as if made as of the Closing Date (except to the extent expressly made as of a specific date, in which case as of such specific date), other than as would not materially impede or prevent the consummation of the transactions contemplated by the Merger Agreement;

  •
  the representations and warranties of IGT related to the opinion of Morgan Stanley, the vote required to approve the transactions contemplated by the Merger Agreement, the absence of dissenters' rights or any other rights of appraisal and the absence of certain changes or events since September 28, 2013 that have had or would reasonably be expected to have a material adverse effect on IGT must be true and correct in all respects as of the date of the Merger Agreement and as of the Closing Date, with the same effect as if made as of the Closing Date (except to the extent expressly made as of a specific date, in which case as of such specific date);

  •
  the performance and compliance by IGT in all material respects with the agreements and covenants required to be performed and complied with by it on or prior to the Closing Date; and

  •
  the receipt by GTECH of a certificate executed by an executive officer of IGT as to the satisfaction of the conditions set forth in the five immediately preceding bullets.

Termination

        The Merger Agreement may be terminated at any time prior to the Holdco Merger Effective Time, whether before or after receipt of the IGT or GTECH shareholder approvals, as follows:

  •
  by the mutual written consent of GTECH and IGT;

  •
  by either IGT or GTECH, if the Mergers are not consummated on or before the termination date, provided that if all the conditions to closing have been satisfied at least three (3) business days prior to such date, other than (i) the conditions related to the receipt of antitrust approvals or gaming approvals or the absence of any law, order or injunction preventing the completion of the Mergers, and (ii) the condition related to the receipt of the Holdco Merger Order, the termination date may be extended by either IGT or GTECH up to a date not beyond October 15, 2015. In addition, if all conditions have been satisfied, other than the condition related to the receipt of the Holdco Merger Order, the termination date may be extended by IGT up to a date not more than 60 days after the date all such other conditions have been satisfied. Notwithstanding the foregoing, the right to terminate the Merger Agreement under the provision described in this bullet will not be available to any party if the failure to close by such date is the result of such party having materially breached or failed to perform any of its representations, warranties, covenants or agreements under the Merger Agreement;

  •
  by either IGT or GTECH, if either of the GTECH or IGT shareholder approvals is not obtained upon the votes taken on the matter at the applicable shareholder meeting;

  •
  by either IGT or GTECH, if any governmental entity of competent jurisdiction issues any law, order or injunction permanently enjoining, restraining or prohibiting either of the Mergers and such law, order or injunction has become final and non-appealable. Notwithstanding the foregoing, the right to terminate the Merger Agreement under the provision described in this bullet will not be available to any party that has failed to comply with its obligations relating to regulatory approvals or exchange listings in any material respect;

  •
  by GTECH, prior to the approval of the Merger Agreement by the IGT shareholders, if the IGT Board changes its recommendation in favor of the Merger Agreement;

  •
  by IGT, prior to the approval of the Merger Agreement by the IGT shareholders, if the IGT Board changes its recommendation in favor of the Merger Agreement or IGT enters into an alternative acquisition agreement, in each case in accordance with the terms of the Merger Agreement;

  •
  by either IGT or GTECH, if the other party, including, in the case of GTECH, either Holdco or Sub, has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of certain closing conditions and (ii) is incapable of being cured by the breaching party by the termination date or, if capable of being cured, is not cured by the breaching party within 30 days following delivery of written notice of such breach or failure to perform from the non-breaching party; provided that the party providing notice, including, in the case of GTECH, either Holdco or Sub, is not also then in breach of its representations, covenants or agreements under the Merger Agreement in a manner that would also result in the failure of certain closing conditions;

  •
  by IGT, if (i) all of GTECH's conditions to Closing (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied or waived, (ii) IGT has notified GTECH in writing that all of IGT's conditions to Closing have been satisfied or that it is willing to waive any unsatisfied conditions and IGT is otherwise ready, willing and able to consummate the Closing, and (iii) GTECH, Holdco or Sub fail to consummate the Closing on the date by which the Closing is required to occur pursuant to the Merger Agreement; provided that for purposes of this termination right only, the condition relating to the receipt of the Holdco Merger Order will be deemed to have been satisfied if (a) all of GTECH's other conditions to Closing have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), (b) IGT has notified GTECH in writing that all of its conditions to Closing have been satisfied or that it is willing to waive any unsatisfied conditions and IGT is otherwise ready, willing and able to consummate the Closing and (c) the condition relating to the receipt of the Holdco Merger Order is not satisfied within 45 days thereafter;

  •
  by GTECH, within ten business days following the date of the final determination (as provided under applicable law) of the number of GTECH ordinary shares for which holders have exercised rescission rights in connection with the Holdco Merger, if the number of such shares for which rescission rights have been exercised exceeds 20% of the GTECH ordinary shares issued and outstanding as of the date of the Merger Agreement;

  •
  by GTECH, if Holdco would, as a result of the adoption, implementation, promulgation, repeal, modification, amendment or change of any applicable law following the date of the Merger

    Agreement and prior to the Closing Date, be treated as a domestic corporation for U.S. federal income tax purposes as of or after the Closing Date; or

  •
  by GTECH, within ten (10) business days following the date on which (a) the NYSE has issued a final and non-appealable determination that it will not authorize the Holdco ordinary shares for listing solely as a result of any provisions of the Holdco Articles related to the special voting shares; or (b) a governmental entity of competent jurisdiction has issued a final and non-appealable law that (i) prohibits, enjoins or otherwise prevents either of the Mergers solely as a result of any the provisions of the Holdco Articles related to the special voting shares or (ii) renders the issuance of special voting shares illegal, or prohibits, enjoins or otherwise prevents the issuance of the special voting shares.

Expenses and Termination Fees

        All costs and expenses incurred in connection with the Merger Agreement and the Mergers and the other transactions contemplated by the Merger Agreement generally are to be paid by the party incurring such costs and expenses, except that GTECH will be responsible for certain expenses associated with antitrust and gaming approvals, the NYSE listing application and the printing, filing and mailing of this proxy statement/prospectus and the registration statement of which it forms a part and other disclosure documents, provided that IGT must reimburse such expenses if the Merger Agreement is terminated by GTECH because of an uncured breach of the Merger Agreement by IGT that gives rise to the failure of certain conditions to Closing. GTECH (and following the Mergers, Holdco) is also required to pay all transfer, documentary, sales, use, stamp, registration and other similar taxes incurred in connection with the Mergers.

        In the event the Merger Agreement is terminated in the following circumstances, IGT must pay GTECH a termination fee of $135,317,000:

  •
  by GTECH because, prior to the approval of the Merger Agreement by the IGT shareholders, the IGT Board changed its recommendation in favor of the Merger Agreement;

  •
  by IGT because, prior to the approval of the Merger Agreement by the IGT shareholders, (i) the IGT Board changed its recommendation of the Merger Agreement or (ii) IGT entered into an alternative acquisition agreement, in each case in accordance with the terms of the Merger Agreement; or

  •
  by GTECH or IGT because (a) the termination date has been reached (and the IGT special meeting has not been held by the termination date) or the IGT shareholders failed to approve the Merger Agreement at the IGT special meeting, (b) prior to the termination date or the IGT special meeting, as applicable, an acquisition proposal became publicly known and was not withdrawn, and (c) within nine (9) months after the termination of the Merger Agreement, IGT entered into a definitive agreement with respect to or consummated any acquisition proposal; provided that for purposes of the provision described in this bullet, the term "acquisition proposal" has the meaning described above in "Covenants—No Solicitation of Transactions—IGT," except that all percentages therein will be changed to 50%.

        In the event the Merger Agreement is terminated in the following circumstances, GTECH must pay IGT a termination fee of $270,634,000:

  •
  by GTECH or IGT because (a) the termination date has been reached (and the GTECH extraordinary general meeting has not been held by the termination date or the condition relating to the Holdco Merger Order has not been satisfied) or the GTECH shareholders failed to approve the Holdco Merger at the GTECH extraordinary general meeting, (b) prior to the termination date or the GTECH extraordinary general meeting, as applicable, a GTECH acquisition proposal became publicly known and was not withdrawn, and (c) within nine

    (9) months after the termination of the Merger Agreement, GTECH entered into a definitive agreement with respect to or consummated any GTECH acquisition proposal; provided that "GTECH acquisition proposal" in this context will have the meaning described above in "Covenants—No Solicitation of Transactions—GTECH," except that all percentages therein will be changed to 50%;

  •
  by IGT if (i) all of GTECH's conditions to Closing (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied or waived, (ii) IGT has notified GTECH in writing that all of IGT's conditions to Closing have been satisfied or that it is willing to waive any unsatisfied conditions and IGT is otherwise ready, willing and able to consummate the Closing, and (iii) GTECH, Holdco or Sub fail to consummate the Closing on the date by which the Closing is required to occur pursuant to the Merger Agreement; provided that for purposes of this termination right only, the condition relating to the receipt of the Holdco Merger Order will be deemed to have been satisfied if (a) all of GTECH's other conditions to Closing have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), (b) IGT has notified GTECH in writing that all of its conditions to Closing have been satisfied or that it is willing to waive any unsatisfied conditions and IGT is otherwise ready, willing and able to consummate the Closing and (c) the condition relating to the receipt of the Holdco Merger Order is not satisfied within 45 days thereafter; provided, further, that IGT will forfeit its right to collect the termination fee from GTECH under the provision described in this bullet if it has not exercised the foregoing termination right within 45 days after the date that GTECH irrevocably confirms in writing that IGT is entitled to exercise this termination right and collect the termination fee;

  •
  by GTECH or IGT because (a) the termination date has been reached and any of the conditions related to the receipt of antitrust approvals or gaming approvals or, as a result of an order issued pursuant to any antitrust laws or gaming laws, the condition related to the absence of a law, order or injunction preventing the consummation of either Merger, has not been satisfied or (b) any governmental entity of competent jurisdiction has issued any law, order or injunction pursuant to antitrust laws or gaming laws permanently enjoining, restraining or prohibiting either of the Mergers and such law, order or injunction has become final and non-appealable; provided that IGT will forfeit its right to collect the termination fee from GTECH if it has not exercised the foregoing termination right (and GTECH has not otherwise terminated the Merger Agreement) within 45 days after the date that GTECH irrevocably confirms in writing that IGT is entitled to exercise this termination right and collect the termination fee;

  •
  by GTECH, because holders of more than 20% of the GTECH ordinary shares issued and outstanding as of the date of the Merger Agreement exercise rescission rights in connection with the Holdco Merger;

  •
  by GTECH because (a) the NYSE has issued a final and non-appealable determination that it will not authorize the Holdco ordinary shares for listing solely as a result of any provisions of the Holdco articles of association related to the special voting shares; or (b) a governmental entity of competent jurisdiction has issued a final and non-appealable law that (i) prohibits, enjoins or otherwise prevents either of the Mergers solely as a result of any of the provisions of the Holdco Articles related to the special voting shares or (ii) renders the issuance of special voting shares illegal, or prohibits, enjoins or otherwise prevents the issuance of the special voting shares; or

  •
  by GTECH or IGT because the termination date has been reached and certain specified conditions to Closing are not satisfied solely as a result of the fact that (a) the NYSE has issued a final and non-appealable determination that it will not authorize or has not approved the Holdco ordinary shares for listing, solely as a result of any provision of the Holdco Articles related to the special voting shares; (b) the NYSE authorization for the listing of the Holdco ordinary shares occurs on a date that prevents the satisfaction of any of the other conditions to Closing prior to the termination date (other than those conditions that by their nature are to be satisfied at the Closing and the delay in obtaining such authorization results solely from the existence of any provision of the Holdco articles of association related to the special voting shares); or (c) a governmental entity of competent jurisdiction has issued a final and non-appealable law that (i) prohibits, enjoins or otherwise prevents either of the Mergers solely as a result of any of the provisions of the Holdco Articles related to the special voting shares or (ii) renders the issuance of special voting shares illegal, or prohibits, enjoins or otherwise prevents the issuance of the special voting shares.

        In addition, GTECH must pay IGT a termination fee of $135,317,000 if the Merger Agreement is terminated by GTECH because Holdco would, as a result of the adoption, implementation, promulgation, repeal, modification, amendment or change of any applicable law following the date of the Merger Agreement and prior to the Closing, be treated as a domestic corporation for U.S. federal income tax purposes as of or after the Closing.

Regulatory Approvals

        Under the HSR Act, GTECH and IGT cannot complete the Mergers until they have filed certain information and materials with the FTC and the Antitrust Division and the applicable waiting period under the HSR Act has expired or been terminated. IGT and GTECH filed their respective notification and report forms under the HSR Act with the FTC and the Antitrust Division on July 29, 2014, and the antitrust agencies granted early termination of the applicable waiting period on August 8, 2014. Clearances and consents or the expiration or termination of applicable waiting periods under competition laws in Canada and Colombia also are conditions to the Mergers. On September 26, 2014, the applicable waiting period expired under the competition laws of Canada, and on October 6, 2014, the Commissioner issued a no-action letter. On September 15, 2014, GTECH and IGT received notification from the competition authorities in Colombia of closing of the review of the transaction.

        In addition, the parties have agreed that receipt of gaming approvals from 22 jurisdictions, in addition to approval from the Agenzia delle Dogane e dei Monopoli, is a condition to the completion of the Mergers. In addition to the jurisdictions identified by the parties as conditions to the completion of the Mergers, either IGT or GTECH may make further filings with gaming regulators in various jurisdictions as may be required by applicable law, but the expiration of any waiting periods, or receipt of any required approvals, in connection with such filings will not be conditions to the completion of the Mergers. GTECH may under certain circumstances waive the condition relating to any such required gaming approval on behalf of both GTECH and IGT if completion of the Mergers in the absence of such required gaming approvals would not constitute a violation of applicable law on the written advice of outside counsel reasonably satisfactory to IGT and GTECH.

Modification or Amendment; Waiver of Conditions

        At any time prior to the effective times of the Mergers, any provision of the Merger Agreement may be amended by written agreement signed by each of the parties to the Merger Agreement. However, after the IGT or GTECH shareholders have approved the Merger Agreement, no amendment to the Merger Agreement, that, under applicable law or stock exchange rules, requires further approval by either IGT shareholders or GTECH shareholders may be made without the approval of the IGT and/or GTECH shareholders, as applicable. Certain sections of the Merger Agreement also may not be amended, modified, waived or terminated in a manner that is materially adverse to the interest of GTECH's financing sources without the prior written consent of the financing sources.

 Third-Party Beneficiaries

        The Merger Agreement generally is not intended to confer upon any person other than IGT, GTECH, Holdco, Sub and GTECH US any benefit or remedy, other than the right of IGT and GTECH shareholders and holders of certain equity awards of GTECH and IGT to receive payment in respect thereof upon the Closing in accordance with the terms of the Merger Agreement, the rights of specified directors, officers and employees of GTECH and IGT to certain indemnification and insurance following the Closing and certain rights provided to the financing sources of GTECH in the Merger Agreement.

Specific Performance

        IGT and GTECH have agreed that IGT and GTECH will be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of the Merger Agreement by the other parties and to enforce specifically the terms and provisions of the Merger Agreement, in addition to any other remedy to which they are entitled. However, a party will not be entitled to both specific performance and the payment of any termination fee described above under "—Expenses and Termination Fees."

 THE SUPPORT AND VOTING AGREEMENTS

Support Agreement

        In connection with the execution of the Merger Agreement, on July 15, 2014, IGT entered into a support agreement (the "Support Agreement"), with De Agostini S.p.A. and DeA Partecipazioni S.p.A., GTECH's largest shareholders (collectively, "De Agostini"). The Support Agreement requires that, at any meeting of the GTECH shareholders at which the approval of the Merger Agreement, the Mergers or any other transaction contemplated by the Merger Agreement is to be voted upon, De Agostini vote all of the GTECH ordinary shares owned in favor of such matters and any other actions that are necessary or desirable in furtherance of the Mergers or any other transactions contemplated by the Merger Agreement and against any competing GTECH acquisition proposal or any amendment to the by-laws or articles of association of GTECH or any other proposal or transaction that would impede, frustrate, prevent or nullify any provision of the Merger Agreement or any of the transactions contemplated thereby, or change in any manner the voting rights of the GTECH ordinary shares. The Support Agreement also prohibits De Agostini from transferring any of the covered GTECH ordinary shares prior to the Holdco Merger Effective Time or acquiring any GTECH ordinary shares for which existing GTECH shareholders exercise their rescission rights in connection with the Holdco Merger. The Support Agreement also requires De Agostini and its representatives to cease and refrain from any solicitations, discussions, or negotiations regarding a competing GTECH acquisition proposal.

        De Agostini's obligations under the Support Agreement will terminate upon the earlier of (1) the Holdco Merger Effective Time, (2) the termination of the Merger Agreement in accordance with its terms, and (3) any amendment to the Merger Agreement that (x) increases the merger consideration to be received by IGT shareholders or (y) modifies, in a manner adverse to De Agostini, the rights associated with the special voting shares, in the case of each of clauses (x) and (y), without the prior written consent of De Agostini.

Voting Agreement

        In addition to the Support Agreement, in connection with the Merger Agreement, on July 15, 2014, IGT entered into a voting agreement (the "Voting Agreement") with De Agostini. The Voting Agreement requires that, from and after the Holdco Merger Effective Time until the three-year anniversary of the IGT Merger Effective Time, De Agostini will vote all of the Holdco ordinary shares then owned in favor of any proposal or action so as to effect and preserve the board and executive officer composition of Holdco in place immediately following the Mergers, as described above in the section entitled "The Merger Agreement—Covenants—Corporate Governance Matters." Pursuant to the Voting Agreement, De Agostini is restricted from transferring any covered Holdco ordinary shares (i) to any affiliate prior to the three-year anniversary of the IGT Merger Effective Time, unless the affiliate agrees to be bound by the Voting Agreement, or (ii) to any other person prior to the two-month anniversary of the IGT Merger Effective Time.

        The Voting Agreement will terminate upon the earlier of (1) the termination of the Merger Agreement in accordance with its terms, (2) any amendment to the Merger Agreement that (x) increases the merger consideration to be received by IGT shareholders or (y) modifies, in a manner adverse to De Agostini, the rights associated with the special voting shares, in the case of each of clauses (x) and (y), without the prior written consent of De Agostini, and (3) three (3) years after the IGT Merger Effective Time. All determinations regarding any dispute between Holdco, IGT and De Agostini following the effective times of the Mergers will be made by a committee of independent directors of Holdco who are not directors, officers or employees of De Agostini.

        The foregoing description of the Support and Voting Agreements does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the Support Agreement and Voting Agreement, copies of which are incorporated by reference and attached to this proxy statement/prospectus as Annexes C and D, respectively.

Board of Directors' Recommendation

        THE IGT BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO APPROVE THE MERGER AGREEMENT.

PROPOSAL 2—AUTHORITY TO ADJOURN THE SPECIAL MEETING

The Adjournment Proposal

        If at the special meeting, the IGT Board determines it is necessary or appropriate to adjourn the special meeting, IGT intends to move to adjourn the special meeting. For example, the IGT Board may make such a determination if the number of shares of IGT common stock represented and voting in favor of the proposal to approve the Merger Agreement at the special meeting is insufficient to approve that proposal under the NRS, in order to enable the IGT Board to solicit additional votes in respect of such proposal. If the IGT Board determines that it is necessary or appropriate, it will ask IGT shareholders to vote only upon the proposal to adjourn the special meeting and not the proposal to approve the Merger Agreement.

        In this proposal, IGT shareholders are asked to authorize the holder of any proxy solicited by the IGT Board to vote in favor of the proposal to adjourn the special meeting to another time and place. If the IGT shareholders approve the proposal to adjourn the special meeting, IGT could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional votes, including the solicitation of votes from IGT shareholders that have previously voted. Among other things, approval of the proposal to adjourn the special meeting could mean that, even if proxies representing a sufficient number of votes against the proposal to approve the Merger Agreement were received to defeat that proposal, the special meeting could be adjourned without a vote on the proposal to approve the Merger Agreement and IGT could seek to convince the holders of those shares of IGT common stock to change their votes to votes in favor of the proposal to approve the Merger Agreement.

Board of Directors' Recommendation

        THE IGT BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO ADJOURN THE SPECIAL MEETING.

 PROPOSAL 3—ADVISORY VOTE ON MERGER-RELATED COMPENSATION FOR IGT'S NAMED EXECUTIVE OFFICERS

Golden Parachute Compensation

        This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each named executive officer of IGT that is based on or otherwise relates to the IGT Merger. This compensation is referred to as "golden parachute" compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to IGT's named executive officers. The "golden parachute" compensation payable to IGT's named executive officers is subject to a non-binding advisory vote of IGT shareholders, as described in this section. This section also includes the merger-related compensation payable to William H. Daugherty, an executive officer of IGT but not a named executive officer for purposes of the advisory vote on golden parachute compensation.

        The amounts set forth below have been calculated assuming (1) that the Mergers are completed on March 31, 2015 and, where applicable, that each executive officer experiences a qualifying termination of employment as of March 31, 2015, and (2) a per share price of IGT common stock of $17.06, the average closing price per share of IGT's common stock over the first five business days following the announcement of the Merger Agreement. The table below, however, does not include any amounts with respect to certain equity awards that are now unvested but are scheduled to vest pursuant to the terms of the equity award on or prior to December 31, 2014, independent of the occurrence of the Mergers. Depending on when the Mergers occur, certain equity awards that are now unvested and included in the table below may vest pursuant to the terms of the equity awards based upon the completion of continued service with IGT or the prior achievement of performance goals, in either case, independent of the occurrence of the Mergers. For further information regarding the consideration to be received in settlement of equity-based awards, see "The Merger Agreement—Merger Consideration—IGT Common Stock Consideration"

        The amounts indicated below are estimates of amounts that would be payable to the executive officers, and such estimates are based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement/prospectus. Some of the assumptions are based on information not currently available and, as a result, the actual amounts, if any, to be received by any executive officer may differ in material respects from the amounts set forth below. All dollar amounts set forth below have been rounded to the nearest whole number.

  Golden Parachute Payments(1)

Executive Officer	Cash(2)(3)	Equity(4)	Perquisites/ Benefits(5)	Other	Total
Patti S. Hart	$8,950,000	$10,904,241	$27,795	—	$19,882,036
Chief Executive Officer
John M. Vandemore	$2,007,500	$2,168,702	$20,267	—	$4,196,468
Chief Financial Officer and Treasurer
Eric A. Berg(6)	—	—	—	—	—
Chief Operations Officer
Eric P. Tom	$1,417,000	$2,034,832	$20,267	—	$3,472,099
EVP Global Sales
Paul C. Gracey, Jr.	$1,261,875	$1,217,111	$20,267	—	$2,499,254
General Counsel and Secretary
William H. Daugherty(7)	$837,500	$734,075	—	—	$1,571,575
SVP and General Manager DoubleDown
Interactive

(1)
All amounts reflected in the table are attributable to double-trigger arrangements (i.e., the amounts are triggered by the change in control that will occur upon completion of the Mergers and payment is conditioned upon the officer's qualifying termination of employment within 18 months following the IGT Merger Effective Time), except for the accelerated vesting and payment in cancellation of stock options and certain restricted stock units, which will occur upon completion of the Mergers and with respect to which payment is not conditioned upon the officer's qualifying termination of employment.

(2)
Amounts reflect cash severance benefits that would be payable in a lump sum payment under the Executive Agreements entered into with each of the executive officers, assuming an involuntary termination by IGT without cause or a voluntary termination by the executive officer for good reason occurs, in each case, within 18 months following the IGT Merger Effective Time. The cash severance benefits payable under the Executive Agreements are equal to the sum of (1) one times (or, in the case of Ms. Hart, two times) the sum of (a) the executive's base salary (at the highest annualized rate in effect at any time during the employment term) plus (b) the executive's target bonus amount; and (2) a pro rata portion of the executive's annual incentive bonus for the year of the termination, based on the number of days the executive was employed by IGT during the fiscal year in which the qualifying termination of employment occurs.

(3)
Amounts also reflect potential cash retention bonuses granted to each executive officer under the Retention Plan. Such potential bonus amounts are as follows: (1) Patti S. Hart: $3,200,000; (2) John M. Vandemore: $945,000; (3) Eric A. Berg: $0; (4) Eric P. Tom: $550,000; (5) Paul C. Gracey, Jr.: $550,000; and (6) William H. Daugherty: $93,750.

(4)
Amounts reflect the consideration to be received by each executive officer in connection with the accelerated vesting and cancellation of stock options and certain restricted stock units held by each of the executive officers, which acceleration of vesting will occur upon the IGT Merger Effective Time (or, in the case of certain restricted stock units granted between July 1, 2013 and July 15, 2014, upon the executive officer's qualifying termination of employment following the IGT Merger Effective Time). The consideration to be received by each executive officer with respect to the accelerated vesting and cancellation of unvested stock options and restricted stock units held by each of the executive officers is summarized in the following table:

Named Executive Officer	Unvested Time-Based Restricted Stock Units (RSUs) (#)*	Unvested Time-Based RSUs ($)*	Unvested Performance- Based RSUs (#)**	Unvested Performance- Based RSUs ($)**
Patti S. Hart	268,475	$4,580,184	370,695	$6,324,057
John M. Vandemore	56,311	$960,666	70,811	$1,208,036
Eric A. Berg	—	—	—	—
Eric P. Tom	52,964	$903,566	66,311	$1,131,266
Paul C. Gracey, Jr.	47,236	$805,846	24,107	$411,265
William H. Daugherty	43,029	$734,075	—	—
*
Excludes unvested time-based RSUs that are scheduled to vest on or prior to December 31, 2014 based upon the completion of continued service with IGT independent of the occurrence of the Mergers. The value of such unvested time-based RSUs based on a per share price of IGT common stock of $17.06, the average closing price per share of IGT's common stock over the first five business days following the announcement of the Merger Agreement, is as follows: (1) Patti S. Hart, $2,321,235; (2) John M. Vandemore, $312,044; (3) Eric A. Berg, $0; (4) Eric P. Tom, $479,335; and (5) Paul C. Gracey, Jr., $371,601.

**
Number of shares reflects the target number of shares subject to the performance-based RSU awards. The actual value of the unvested performance-based RSUs will be determined following the completion of the performance period based upon the achievement of the underlying performance conditions set forth in the award agreements. This table excludes unvested performance-based RSUs that are scheduled to vest on or prior to December 31, 2014 based upon the achievement of performance goals independent of the occurrence of the Mergers. The value of such unvested performance-based RSUs, based on actual performance through the end of the fiscal year-end performance period and based on a per share price of IGT common stock of $17.06, the average closing price per share of IGT's common stock over the first five business days following the announcement of the Merger Agreement, is as follows: (1) Patti S. Hart, $1,399,705; (2) John M. Vandemore, $369,724; (3) Eric A. Berg, $0; (4) Eric P. Tom, $264,089; and (5) Paul C. Gracey, Jr., $48,911.

(5)
Amounts reflect reimbursement by IGT of the executive's premiums for continued health coverage under COBRA for 12 months (or, in the case of Ms. Hart, 24 months) following the executive's qualifying termination of employment.

(6)
Eric A. Berg served as Chief Operations Officer of IGT through October 15, 2014. Because Mr. Berg separated from IGT prior to the completion of the Mergers, he is not eligible to receive any merger-related compensation.

(7)
William H. Daugherty is not a named executive officer of IGT.

Merger-Related Compensation Proposal

        Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) of the Exchange Act, IGT is seeking shareholder approval of a non-binding advisory proposal to approve the compensation of IGT's named executive officers that is based on or otherwise relates to the IGT Merger as disclosed above in this section. The non-binding advisory proposal gives

IGT shareholders the opportunity to express their views on the merger-related compensation of IGT's named executive officers.

        Accordingly, IGT is requesting shareholders to adopt the following resolution, on a non-binding advisory basis:

  "RESOLVED, that the compensation that may be paid or become payable to IGT's named executive officers, in connection with the IGT Merger, and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in "Advisory Vote on Merger-Related Compensation for IGT's Named Executive Officers—Golden Parachute Compensation," are hereby APPROVED."

Vote Required and IGT Board Recommendation

        The vote on this non-binding advisory proposal is a vote separate and apart from the vote to approve the Merger Agreement. Accordingly, you may vote not to approve this non-binding, advisory proposal on merger-related executive compensation and vote to approve the Merger Agreement and vice versa. Because the vote is advisory in nature, it will not be binding on IGT, regardless of whether the Merger Agreement is approved. Approval of the non-binding advisory proposal with respect to the compensation that may be received by IGT's named executive officers in connection with the IGT Merger is not a condition to closing of the IGT Merger, and failure to approve this advisory matter will have no effect on the vote to approve the Merger Agreement. Because the merger-related executive compensation to be paid in connection with the IGT Merger is almost entirely based on contractual arrangements with the named executive officers, such compensation will be payable, regardless of the outcome of this advisory vote, if the Merger Agreement is approved (subject only to the contractual conditions applicable thereto) and the IGT Merger is completed.

        The advisory vote on the compensation that may be received by IGT's named executive officers in connection with the IGT Merger will be approved if a majority of the votes cast on such proposal vote "FOR" such proposal.

Board of Directors' Recommendation

        THE IGT BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE NON-BINDING ADVISORY PROPOSAL TO APPROVE CERTAIN COMPENSATION FOR IGT'S NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE IGT MERGER.

 BUSINESS OF HOLDCO AND CERTAIN INFORMATION ABOUT HOLDCO

Overview

        According to the terms of the Merger Agreement, GTECH and IGT will combine and group their businesses under a new U.K. holding company, referred to as Holdco in this proxy statement/prospectus. Holdco is currently named Georgia Worldwide PLC, but it is expected that, prior to the completion of the Mergers, Holdco will be renamed to a name to be identified by GTECH. Upon the completion of the Mergers, GTECH will be merged with and into Holdco and become the parent company of IGT and will be listed on the NYSE. The combined company will have operating headquarters in Rome, Providence and Las Vegas. Holdco's Rome headquarters will be the current principal office of GTECH located at Viale del Campo Boario, 56/D, and its telephone number will be +39 06 51 899 1, which is the current telephone number of GTECH. Holdco's Providence headquarters will be the current headquarters of the U.S. operations of GTECH located at 10 Memorial Boulevard, Providence, RI, United States, and its telephone number will be is (401) 392-1000, which is the current telephone number of GTECH for the United States. Holdco's Las Vegas headquarters will be the current headquarters of IGT located at 6355 South Buffalo Drive, Las Vegas, Nevada 89113, United States, and its telephone number will be (702) 669-7777, which is the current telephone number of IGT.

        The following is a diagram of Holdco and certain of its subsidiaries and associated companies including all U.S. regulated entities after completion of the combination and certain reorganization transactions (all subsidiaries majority owned, i.e., between 50% and 100%, unless otherwise noted):

*
Ownership percentages shown are based on the number of GTECH ordinary shares and IGT common stock outstanding on December [    ], 2014 and the exercise of rescission rights by GTECH shareholders representing [        ]% of GTECH's fully paid-up share capital as of December [    ], 2014.

Information About Holdco Following the Combination

        The information provided below pertains to Holdco following the completion of the Mergers. Following the Mergers, Holdco will serve as the holding company for GTECH and IGT, and, therefore,

the information contained under "Business of GTECH and Certain Information about GTECH" and information on the business of IGT that is incorporated into this proxy statement/prospectus by reference should also be considered in understanding the business and operations of Holdco.

        The following information should be read in conjunction with the Holdco Articles, and with relevant provisions of the laws of England and Wales. The form of the Holdco Articles will be available at Holdco's registered office in London during regular business hours. A copy of the form of Holdco Articles which will be the articles of association for Holdco following completion of the Mergers is also attached as Annex I to this document. It is possible, however, that changes to the Holdco Articles may be required following discussions with the SEC or other regulators. Holdco's current Articles are available at the Companies House at Crown Way, Cardiff CF14 3UZ, United Kingdom, or www.companieshouse.gov.uk.

        For information about Holdco prior to the combination, see "—Information about Holdco before the Combination" beginning on page [      ].

Competitive Strengths and Strategy of Holdco

        The combined company is expected to create a leading end-to-end gaming company with significant positions across all gaming markets in the regulated worldwide gaming markets. The combination joins best-in-class content, operator capabilities, and interactive solutions, and combines IGT's game library and manufacturing and operating capabilities with GTECH's lottery and machine gaming operations and services.

        The combined company will operate and provide a full range of services and will manufacture technology products across all gaming markets, including lotteries, machine gaming, sports betting, interactive games and social games. The combined company also expects to be a leading global service provider and manufacturer in the lottery and machine gaming markets and leading operator of social games. It will also provide high-volume processing of non-lottery commercial transactions. The combined company's state-of-the-art information technology platforms and software will enable distribution through land-based systems, Internet and mobile devices.

  Leading Global Lottery Company

        Holdco believes it will be positioned to maintain GTECH's global position in lotteries as it continues to operate in sophisticated lottery markets and provide and operate highly-secure, online lottery transaction processing systems to regulated markets and deliver technologically advanced instant game tickets and related services.

        The combined company will seek to drive strong same store sales growth for its customers by extending IGT games and licensed brands to instant tickets. The combined company will also seek to expand its offering to include IGT eInstant games, and IGT social and interactive games for lotteries that seek to broaden their customer base and demographics through the online and mobile channels.

  Leading Machine Gaming Company

        Each of IGT and GTECH designs, develops, manufactures and provides leading cabinets, games, systems and software to casinos in legal gaming markets throughout the world and to Native American casinos in the United States. Holdco believes it will be positioned to maintain market leadership by combining GTECH's innovative games and cabinet portfolios with IGT's unique content library and commercial and tribal casino operator relationships, and by combining IGT's casino systems leadership position with GTECH's cutting-edge interactive CRM platform to provide casinos with a holistic view of their players.

        In addition, Holdco believes it will be positioned to continue to grow its amusement with prize ("AWP") machines and games distribution to operator customers in Europe by combining GTECH's strong games portfolio and customer base with IGT's licensed brands.

        Holdco also believes it will add to GTECH's existing gaming machine operator and retailer business, leveraging the combined companies' gaming technology solutions and unique and expansive content library.

  Leading Social Gaming Company

        IGT's DoubleDown Casino is one of the largest social casinos in the world and generates the highest rate of monetization for social users. Traditional IGT titles have been converted into some of the social casino industry's top performing games. Holdco will seek to continue to expand the distribution of its expanding library of games to a broader audience and to attract a younger demographic of players through DoubleDown's mobile and Facebook apps. It will also seek to continue to reduce time to market of traditional IGT and GTECH land-based games by using DoubleDown as a test bed.

  Market Leading End-to-End Solution for Interactive Customers

        Combining IGT's interactive casino content with GTECH's interactive lottery, poker, casino, bingo and sports betting products, GTECH's interactive CRM and player account management (PAM) solutions, and GTECH's mobile development capabilities and distribution, through its subsidiary, Probability, is expected to enable Holdco to provide interactive lottery and commercial customers with a customizable turnkey solution.

  Sports Betting Expertise

        Holdco will have extensive sports betting operating experience through GTECH's "Better" and "Totosi" brands in Italy. It will also offer a modular sports betting platform to leading lotteries and commercial operators around the world. Holdco plans to continue to expand its geographical presence by supporting interactive operators and bidding on select government-sponsored opportunities.

  Reliable Commercial Services Provider

        GTECH's commercial services business consists of high-volume transaction processing of commercial transactions such as bill payments, collection services as well as processing and network services on behalf of third parties. Further, GTECH issues electronic funds, through conversion of funds received, as well as other related activities. When and if an opportunity presents itself, we will generally seek to expand our commercial services into new markets.

  Industry Leading R&D Effort

        Scale in machine gaming, interactive and social gaming markets and a diversified revenue base is expected to allow Holdco to support substantial recurring R&D investment which is critical to continued development of successful content and technology solutions. In machine gaming, Holdco believes it will be able to invest in R&D at a higher rate than Holdco's largest competitor. Holdco also expects to be able to reduce the R&D testing process for new games by introducing them through DoubleDown.

  Broaden Content Distribution

        Holdco believes it will be able to broaden the distribution of IGT's and GTECH's respective content portfolios by repurposing IGT titles for instant tickets, the AWP market, and eInstant games and GTECH titles for the Class II market and social games.

   Unique Geographic Reach and Diversification

        With limited overlap in products and customers, Holdco expects to see increased global scale and reach as well as strong product and geographic diversification as a result of the combination. Holdco will maintain its commitment to growing its position in emerging Latin America and Asia Pacific jurisdictions while seeking to defend its market leading positions in North America and Europe.

  Beneficiary of Key Market Trends

        With its end-to-end product offering, multi-channel capabilities, and robust customer relationships across the client spectrum, Holdco believes it will have strong capabilities to address emerging gaming sector trends:

  •
  Government stimulated growth, including the legalization of casino operations in new jurisdictions, increases in the number of casinos allowed to operate in a given jurisdiction and the introduction of new products and capabilities is expected to continue to open new market segments, create new lottery operations outsourcing opportunities, and drive lottery same store sales growth, which Holdco believes it will be well positioned to take advantage of through its end-to-end product and solutions offering.

  •
  The emergence of multi-channel offerings provides new opportunities for operators to extend their gaming solutions across different channels and reach new players, expand their player demographic base and access players wherever they are whenever they want to play. Holdco believes it can distinguish itself with its robust multi-channel solutions and CRM capabilities.

  •
  Gaming industry convergence trends emphasize the importance of proprietary content. Such content is needed in order to successfully promote a compelling game offering across multiple platforms and to develop distinctive products for operator-clients. Holdco believes it will be positioned to take advantage of this trend through its full suite of gaming products and services and multichannel distribution capabilities.

  Significant Cost and Revenue Synergies

        Holdco expects to realize significant cost synergies from the combination, principally by achieving industrial efficiencies, consolidating corporate and support activities, and optimizing its R&D spending. The combined company intends to utilize its complementary product portfolios and extensive lottery and gaming customer base to meet operating customers' needs and increase revenue potential. With limited overlap in products and customers, Holdco believes it will also be positioned to provide GTECH and IGT customers with a compelling and holistic product offering to meet operators' land-based, online and mobile needs.

Markets and Geographical Presence of the Combined Company

        Holdco has no operating history. The markets and geographical presence of the combined company will be those of GTECH and IGT. For further information on the markets and geographical presence of GTECH Group and IGT, see "Business of GTECH and Certain Information about GTECH" beginning on page [    ] and information on the business of IGT that is incorporated into this proxy statement/prospectus by reference.

 Holdco Board of Directors

  Composition

        At the effective time of the mergers, the number of directors constituting the Holdco Board will be 13. For a period of three (3) years following the closing, the Holdco Board will include (i) the Chief Executive Officer of GTECH, Marco Sala, (ii) five (5) current IGT directors designated by IGT prior to the Closing (at least four (4) of whom will meet the independence standards of the NYSE) and which five (5) will include the Chief Executive Officer and the chairman of IGT, (iii) six (6) directors designated by De Agostini (at least three (3) of whom will meet the independence standards of the NYSE) and (iv) one (1) independent director mutually agreed to by GTECH and IGT. The new Holdco directors will be elected to a term concluding on the third anniversary of the IGT Merger Effective Time.

        For as long as the Holdco ordinary shares are listed on the NYSE, Holdco will comply with all NYSE corporate governance standards applicable to non-controlled domestic U.S. issuers, regardless of whether Holdco is a foreign private issuer.

        Biographical information as of the date of this document about Mr. Sala, Ms. Hart, Mr. Satre and the other designated directors is set forth in the following table.

Name	Age	Present Principal Occupation or Employment, Employment History and Other Directorships
Paget L. Alves	60	Paget L. Alves has served on the IGT Board since January 2010 and is the Chair of the Capital Deployment Committee and a member of the Compensation Committee and the Executive Committee of IGT. Mr. Alves served as Chief Sales Officer of Sprint Corporation, a wireless and wireline communications services provider ("Sprint"), from January 2012 to September 2013 after serving as President of the Business Markets Group since 2009. From 2003 to 2009, Mr. Alves held various positions at Sprint, including President, Sales and Distribution from 2008 to 2009; President, South Region, from 2006 to 2008; Senior Vice President, Enterprise Markets, from 2005 to 2006; and President, Strategic Markets from 2003 to 2005. Between 2000 and 2003, Mr. Alves served as President and Chief Executive Officer of PointOne Telecommunications Inc., and President and Chief Operating Officer of Centennial Communications. Mr. Alves previously served on the board of directors of GTECH Holdings Corporation (2005-2006), and Herman Miller, Inc. (2008-2010). Mr. Alves earned a Bachelor of Science degree in Industrial and Labor Relations and a Juris Doctor degree from Cornell University.

Name	Age	Present Principal Occupation or Employment, Employment History and Other Directorships
Paolo Ceretti	59

Mr. Ceretti has been General Manager of De Agostini since 2004. He is also CEO of DeA Capital and De Agostini Editore. He is a member of the Board of Directors of Zodiak Media, IDeA Fimit, and other companies.

Born in Turin in 1955, Paolo Ceretti gained his professional experience inside the Agnelli Group where, beginning in 1979, he held positions of increasing importance beginning at Fiat (Internal Auditing and Finance), in the Financial Services Sector (Planning, Credit and Control) and subsequently assuming the position of Head of Strategic Planning and Development of IFIL. After assuming responsibility for the internet B2C sector of Fiat/IFIL in 1999 as CEO and General Manager of CiaoHolding and CiaoWeb, he was appointed CEO and General Manager of Global Value, a Fiat/IBM joint venture in the Information Technology sector.

Alberto Dessy	61

Alberto Dessy is a chartered accountant specialized in corporate finance, particularly the evaluation of companies, trademarks, equity and investments, financial structure, channels and loan instruments, funding for development and in acquisitions and disposals of companies. He has been an expert witness for parties to lawsuits and as an independent expert appointed by the court in various legal disputes. He has been on the boards of directors of many companies, both listed and unlisted, such as Redaelli Tecna S.p.A., Laika Caravans S.p.A., Premuda S.p.A., I.M.A., Milano Centro S.p.A., and DeA Capital S.p.A and he is currently on the board of directors of Chiorino S.p.A.

Mr. Dessy graduated from Bocconi University in Milan in 1978 with a final grade of 110 cum laude, and was Professor of Business Valuation in the Masters' Course in Business Administration at Bocconi University from 1988 to 2008.

Marco Drago	68

Marco Drago has been the Chairman of De Agostini, one of Italy's largest family-run groups, since 1997. Since October 2006, Mr. Drago has also been Chairman of the Board of Partners of B&D, a family limited partnership created to ensure cohesion in share ownership, consistency of intent and continuity in deliberation making over the long term. He is also Vice President of the De Agostini Planeta Group, and a Director of Atresmedia, DeA Capital, De Agostini Editore, Zodiak Media and S. Faustin (Techint Group).

		Born in 1946 in Settimo Torinese, in the province of Turin, Mr. Drago graduated in Economics and Business from the Università Bocconi in Milan in 1969.

Name	Age	Present Principal Occupation or Employment, Employment History and Other Directorships
Sir Jeremy Hanley	69

Sir Jeremy Hanley is a Privy Counsellor and Knight Commander of the Order of St. Michael and St. George, Sir Jeremy, a Chartered Accountant. Sir Jeremy Hanley has served as a director of London Asia Capital since 2012, Willis Ltd. since March 2008, Parkstone Capital Limited since April 2006 (f/k/a Langbar International Ltd.), and Willis Group Holdings Inc. since April 2006 (member of the audit committee). Sir Jeremy Hanley also served as a director and audit committee member of Lottomatica Group S.p.A. from April 2008 to April 2011 and served as a member of the advisory board of Blue Hackle Ltd from February 2006 to January 2011. In addition, Sir Jeremy Hanley has served on the boards of the Arab-British Chamber of Commerce (1999-2011, chairman of the audit committee), Mountfield Group plc (2008-2009), Onslow Suffolk Ltd (2007-2008, chairman), CSS Stellar plc (2007-2008), ITE Group plc (1998-2008), MTF Ltd (2008-2009), Nymex Europe Ltd. (2008-2009, chairman of audit committee 2005-2007, member of remuneration committee 2005-2007), GTECH Holdings Corporation (2001-2006), International Trade & Investment Missions Ltd (1997-2005, chairman), Caylon (f/k/a Credit Lyonnais) (2000-2005), Brain Games Network Ltd (2000-2002, chairman), AdVal Group plc (2000-2003), Christchurch group Lt. (1997-1998), Brass Tacks Publishing Company (1997-2000), Fields Aircraft Spares, Inc. (1998-1999), and Talal Abu Ghazaleh International (2004-2005).

Sir Jeremy Hanley was a Member of Parliament for Richmond and Barnes from 1983 to 1997 and held a number of ministerial positions in the U.K. government, including Under Secretary of State for Northern Ireland, Minister of State for the Armed Forces, Cabinet Minister without Portfolio at the same time as being Chairman of the Conservative Party and Minister of State for Foreign & Commonwealth Affairs. He retired from politics in 1998. Sir Jeremy Hanley was educated at the Rugby School and began his accounting career with Peat Marwick Mitchell & Company (KPMG) as an articled clerk in 1963. He qualified as a Chartered Accountant in 1969 and joined The Financial Training Company, and in 1980 qualified as a Certified Accountant and Chartered Secretary and Administrator.

Name	Age	Present Principal Occupation or Employment, Employment History and Other Directorships
Patti S. Hart	58

Patti S. Hart has served as Chief Executive Officer of IGT since April 2009 and has served on the IGT Board since June 2006. She is currently a member of the Executive Committee. Ms. Hart also served as President of IGT from April 2009 until July 2011. Prior to joining IGT, Ms. Hart served as the Chairman and Chief Executive Officer of each of Pinnacle Systems Inc. from 2004 to 2005, Excite@Home Inc. from 2001 to 2002, and Telocity Inc. from 1999 to 2001. Ms. Hart also held various positions at Sprint Corporation, including President and Chief Operating Officer, Long Distance Division. Ms. Hart has served on numerous public company boards, including Yahoo! Inc. (2010-2012), LIN TV Corp. (2006-2009), Spansion Inc. (2005-2008), and Korn/Ferry International Inc. (2000-2009). She currently serves on the board of the American Gaming Association. Ms. Hart earned a Bachelor of Science degree in Business Administration with an emphasis in Marketing and Economics from Illinois State University.

James F. McCann	63

Mr. McCann is the Chairman and Chief Executive Officer of 1-800-Flowers.Com, Inc., a position he has held since 1976. Mr. McCann, serves as a director and Non-Executive Chairman of Willis Group Holdings PLC ("Willis Group"). Mr. McCann has served as a Non-Executive Chairman since July 2013 and has been a director since April 2004. Mr. McCann also serves as the Chairman of the Willis Group's Governance Committee, and as a member of the Executive Committee. Prior to serving as the Non-Executive Chairman of the Board, Mr. McCann served as the company's Presiding Independent Director. He also serves as a director for Scott's Miracle-Gro.

		Mr. McCann previously served as a director and Compensation Committee member of Lottomatica S.p.A. and a director of Gateway, Inc. and The Boyds Collection, Ltd.

Name	Age	Present Principal Occupation or Employment, Employment History and Other Directorships
Lorenzo Pellicioli	63

Lorenzo Pellicioli was born on July 29, 1951 in Alzano Lombardo (Bergamo). Mr. Pellicioli started his career as a journalist for the newspaper Giornale Di Bergamo and afterwards became the Vice President of Bergamo TV Programmes. From 1978 to 1984, he held different posts in Publikompass, which was a part of the Italian private television company Manzoni Pubblicità until his nomination as Rete4 General Manager.

In 1984, Mr. Pellicioli joined the Gruppo Mondadori Espresso, the first Italian publishing group. He was initially appointed General Manager for Advertising Sales and Mondadori Periodici (magazines) and then Vice General Manager and afterwards President and CEO of Manzoni & C. S.p.A, the advertising business of the group.

From 1990 to 1997, Mr. Pellicioli served first as President and CEO of Costa Cruise Lines in Miami, being part of Costa Crociere Group operating in the North American market (USA, Canada and Mexico) and then became Worldwide General Manager of Costa Crociere S.p.A., based in Genoa.

From 1995 to 1997 he was also appointed President and CEO of the Compagnie Française de Croisières (Costa Paquet), the Paris-based subsidiary of Costa Crociere. Beginning in 1997, he took part in the privatization of SEAT Pagine Gialle when it was purchased by a group of financial investors. After the acquisition he was appointed CEO of SEAT.

In February 2000, Mr. Pellicioli was appointed to lead the "Internet Business Unit" of Telecom Italia Group following the sale of SEAT. In September 2001, following the acquisition of Telecom Italia by the Pirelli Group, he resigned.

In November 2005, Mr. Pellicioli was appointed the Chief Executive Officer of De Agostini S.p.A.. In addition to being the Chief Executive Officer of De Agostini S.p.A., Mr. Pellicioli also serves as Chairman of the Board of Directors of GTECH S.p.A., Chairman of the Board of Directors of DeA Capital, Chairman of Zodiak Media, Deputy Chairman of the Supervisory Board of Générale de Santé and he is a member of the Executive Committee and Board of Directors of Assicurazioni Generali S.p.A. He is also a member of the Advisory Boards of Investitori Associati IV, Wisequity II e Macchine Italia and Palamon Capital Partners.

Since 2006, Mr. Pellicioli has been a member of the Clinton Global Initiative. He was formerly also a member of the Boards of Directors of Enel, INAAssitalia, Toro Assicurazioni and of the Advisory Board of Lehman Brothers Merchant Banking.

Name	Age	Present Principal Occupation or Employment, Employment History and Other Directorships
Philip G. Satre	65

Philip G. Satre has served on the IGT Board since January 2009, and has served as independent Chairman since December 2009. Mr. Satre is the Chair of the Nominating and Corporate Governance Committee and the Executive Committee, and is a member of the Capital Deployment Committee and the Compliance Committee of IGT. Mr. Satre has been a private investor since 2005. Mr. Satre has extensive gaming industry experience having served on the board of directors of Harrah's Entertainment, Inc. (now Caesars Entertainment Corporation), a provider of branded casino entertainment ("Harrah's"), from 1988 to 2005 and as Chairman from 1997 to 2005. Between 1980 and 2002, Mr. Satre held various executive management positions at Harrah's, including Chief Executive Officer, President and Chief Executive Officer of Harrah's gaming division and Vice President, General Counsel and Secretary. Mr. Satre currently serves on the board of directors of Nordstrom, Inc., National Center for Responsible Gaming and the National World War II Museum. Mr. Satre previously served on the board of directors of the Stanford University Board of Trustees (2005-2010), Rite Aid Corporation (2005-2011) and NV Energy, Inc. (2005-2013), where he served as Chairman from 2008 to 2013. Mr. Satre holds a Bachelor of Arts degree in Psychology from Stanford University and a Juris Doctor degree from the University of California at Davis.

Vincent L. Sadusky	49

Vincent L. Sadusky has served on the board of directors of IGT since July 2010 and is the Chair of the Audit Committee and a member of the Capital Deployment Committee of IGT. Mr. Sadusky has served as President and Chief Executive Officer of LIN Media LLC, a local television and digital media company, since 2006 and was Chief Financial Officer from 2004 to 2006. Prior to joining LIN Media LLC, Mr. Sadusky held several management positions, including Chief Financial Officer and Treasurer, at Telemundo Communications, Inc. from 1994 to 2004, and from 1987 to 1994, he performed attestation and consulting services with Ernst & Young, LLP. Mr. Sadusky currently serves on the board of directors of LIN Media LLC, Hemisphere Media Group, Inc. and NBC Affiliates, to which he was elected Treasurer in 2012. Previously, Mr. Sadusky served on the Open Mobile Video Coalition, to which he served as President from 2011 until its integration into the National Association of Broadcasters in January 2013. Mr. Sadusky formerly served on the board of directors of JVB Financial Group, LLC (2001-2011) and Maximum Service Television, Inc. (2006-2011). Mr. Sadusky earned a Bachelor of Science degree in Accounting from Pennsylvania State University where he was a University Scholar. He earned a Master of Business Administration degree from the New York Institute of Technology.

Name	Age	Present Principal Occupation or Employment, Employment History and Other Directorships
Marco Sala	55

Marco Sala was born in 1959 in Milan, where he graduated in Business and Economics at Bocconi University in 1985. He joined Kraft in 1985, holding various roles in the Marketing Department. In 1993, he was appointed Marketing Director of the Fresh Food Division, and two years later was appointed Sales Director in the same division. In 1997, he joined Magneti Marelli (a Fiat Group company) as Head of the Spare Parts Division. Two years later, he also became Head of the Lubricants Division. In April 2001, he joined Seat Pagine Gialle as Head of the Italian Business Directories Division. In November 2001, he became Head of the entire Business Directories area that embodied Thomson (Great Britain), Euredit (France) and Kompass (Italy) going concerns. After a short period as Managing Director of Buffetti, in March 2003, he joined GTECH in the role of Chief Executive and Member of the Board. Following GTECH's takeover of GTECH Holdings Corporation, a leading international supplier of technologies for games and services, in August 2006, he was appointed Managing Director and General Manager of GTECH with responsibility for European activities. Since April 28, 2009, he has served as CEO of GTECH with responsibilities for all the activities of the group.

Gianmario Tondato da Ruos	54

Mr. Tondato da Ruos has served as the Chief Executive Officer of Autogrill S.p.A. since April 2003 and has been a director of Autogrill since March 2003. He joined Autogrill Group in 2000 and moved to the United States to manage the integration of the North American subsidiary HMSHost and successfully implemented a strategic refocusing on concessions and diversification into new business sectors, distribution channels and geographies.

Mr. Tondato da Ruos is Chairman of HMSHost Corporation, Chairman of World Duty Free S.p.A., and Director of World Duty Free Group S.A.U. He has been Lead Independent Director of GTECH S.p.A. for nine years. He sits on the Advisory Board of Rabo Bank (Hollande).

		Mr. Tondato da Ruos graduated with a degree in economics from the University in Venice.

Name	Age	Present Principal Occupation or Employment, Employment History and Other Directorships
Tracey D. Weber	47

Tracey D. Weber has been a member of the board of directors of IGT since July 2013 and is a member of the Compensation Committee of IGT. Ms. Weber has served as the Chief Operating Officer of Gilt since September 2013. Ms. Weber previously served as Managing Director, North America Internet and Mobile and Global Product at Citibank NA from 2010 to 2013. Prior to this, Ms. Weber served as Executive Vice President, Textbooks and Digital Education at Barnes & Noble, Inc. in 2010 and held several management positions at Travelocity.com from 2002 to 2010, including President, North America. Ms. Weber earned a Bachelor of Arts degree in Economics from Harvard University and a Master of Business Administration degree from the Wharton School of Business, University of Pennsylvania.

  Powers and Function

        The members of the Holdco Board will, subject to the restrictions contained in the Holdco Articles, be responsible for the management of Holdco's business, for which purpose they may exercise all the powers of Holdco whether relating to the management of the business or not.

        In exercising their powers, the members of the Holdco Board must perform their duties to the company under English law. These duties include, among others:

  •
  to act within their powers and in accordance with the Holdco Articles;

  •
  to act in a way that the directors consider, in good faith, would be most likely to promote the success of the company for the benefit of its members as a whole (having regard to a list of non-exhaustive factors);

  •
  to exercise independent judgement;

  •
  to exercise reasonable care, skill and diligence;

  •
  to avoid conflicts of interest;

  •
  not to accept benefits from third parties; and

  •
  to declare interests in proposed transactions/arrangements.

        The Holdco Articles provide that the members of the Holdco Board may delegate any of the powers, authorities and discretions which are conferred on them to such person or committee, by such means (including by power of attorney), to such an extent, in relation to such matters or territories, and on such terms and conditions, as they think fit.

  Meetings and Decision-Making

        The Holdco Articles provide that any director may call a meeting of the Holdco Board. The quorum for such a meeting will be at least a majority of the directors then in office.

        A decision may be taken at a duly convened Holdco Board meeting by a majority of the votes cast at such meeting. Except as otherwise provided in the Holdco Articles (including where a director may be interested in a transaction see "—Conflicts of Interest" below), each director will have one vote.

   Liability

        Under English law, members of the Holdco Board may be liable to the company for negligence, default, breach of duty or breach of trust in relation to the company. Subject to certain exceptions (as outlined below), any provision that purports to exempt a director from such liability is void. The exceptions allow the company to:

  •
  purchase and maintain director and officer insurance against any liability attaching in connection with any negligence, default, breach of duty or breach of trust owed to the company;

  •
  provide a qualifying third party indemnity provision which permits the company to indemnify its directors (and directors of an "associated company" (i.e., a company that is a parent, subsidiary or sister company of the company)) in respect of proceedings brought by third parties (covering both legal costs and the amount of any adverse judgment), except for: (i) the legal costs of an unsuccessful defense of criminal proceedings or civil proceedings brought by the company itself; (ii) fines imposed in criminal proceedings; and (iii) penalties imposed by regulatory bodies;

  •
  indemnify a director in respect of defense costs in relation to civil and criminal proceedings against him or her (even if the action is brought by the company itself). This is subject to the requirement for the director or officer to reimburse the company if the defense is unsuccessful; and

  •
  provide to a qualifying pension scheme indemnity provision (which allows the company to indemnify a director of a company that is a trustee of an occupational pension scheme against liability incurred in connection with such company's activities as a trustee of the scheme (subject to certain exceptions).

        The Holdco Articles provide that, to the fullest extent permitted by the U.K. Companies Act 2006 and without prejudice to any indemnity to which he may otherwise be entitled, every person who is or was a director or other officer of Holdco or any of its associates (other than any person (whether or not an officer of Holdco or any of its associates) engaged by Holdco or any of its associates as auditor) will be and will be kept indemnified out of the assets of Holdco against all costs, charges, losses and liabilities incurred by him (whether in connection with any negligence, default, breach of duty or breach of trust by him or otherwise as a director or such other officer of Holdco or any of its associates) in relation to Holdco or any of its associates or its/their affairs.

  Removal or Termination of Appointment

        The general meeting of shareholders will, at all times, have the power to remove a member of the Holdco Board by an ordinary resolution, being a resolution passed by a simple majority of votes cast. The Holdco Articles also provide that a member of the Holdco Board will cease to be a director as soon as:

  •
  the period expires, if the director has been appointed for a fixed period;

  •
  the director ceases to be a director or is prohibited from being a director by law;

  •
  the director is deemed unfit or has otherwise been requested to be removed from office by any gaming regulatory authority in any applicable jurisdiction;

  •
  a bankruptcy order is made against the director, or a composition is made with the director's creditors generally in satisfaction of the director's debts;

  •
  the person becomes physically or mentally incapable of acting (in the opinion of a registered medical practitioner), and the directors resolve that the director cease to be a director;

  •
  by reason of the director's mental health, a Court makes an order which prevents the director from acting, and the directors resolve that the director cease to be a director;

  •
  the director is absent, without the permission of the other members of the Holdco Board, from board meetings for six (6) consecutive months and the directors resolve that the director cease to be a director;

  •
  the director resigns from office; or

  •
  being an executive director, the director ceases to be employed or engaged by Holdco or another group company (provided that this provision will not apply to the directors in office at the effective time for the Mergers).

  Committees

        Upon completion of the Mergers, it is expected that the Holdco Board will have the following three (3) committees: Audit Committee, Compensation Committee and Nomination & Governance Committee. Each committee will be composed entirely of directors deemed to be, in the judgment of the Holdco Board, independent in accordance with the applicable rules of the NYSE. The Holdco Articles provide that all committees will comply with the applicable rules of the NYSE. The Holdco Board may otherwise make rules of procedure for all or any committee.

Management

        The Chief Executive Officer of GTECH, Marco Sala, will become the Chief Executive Officer of Holdco. The Holdco senior management team has not yet been determined, but it is expected that the senior management will be comprised of former GTECH and IGT officers.

Conflicts of Interest

        Subject to exceptions outlined in the Holdco Articles, a director who is interested in a transaction or arrangement with Holdco must declare the nature and extent of such director's interest to the other members of the Holdco Board before Holdco enters into the transaction or arrangement. If Holdco has already entered into the transaction or arrangement, the interest must be disclosed as soon as is reasonably practicable. The exceptions from the requirement to disclose such an interest will include:

  •
  if the interest cannot reasonably be regarded as likely to give rise to a conflict of interest;

  •
  if the other directors are already aware of the interest or (and for this purpose the directors are treated as aware of anything of which they should reasonably to be aware);

  •
  if the interest concerns the terms of the director's service contract; and

  •
  if the director is not aware of the interest or the transaction in question (and for this purpose the director is treated as being aware of matters of which he ought reasonably to be aware).

        Except as otherwise provided in the Holdco Articles, a director may not vote on or be counted in the quorum in relation to a resolution of the Holdco Board or a committee of the Holdco Board concerning a transaction in which such director has a material interest. However, provided the director has disclosed such director's interest in the transaction (or no disclosure is required), the director may enter into the transaction with Holdco notwithstanding such interest.

Compensation of Holdco Directors and Executive Officers

        None of the current directors or officers of Holdco has received or will receive compensation for their service to Holdco prior to the Holdco Merger Effective Time.

        Prior to the completion of the Mergers, Holdco expects to adopt a compensation policy for Holdco's directors, and the form and amount of the compensation to be paid to Holdco's directors following the Effective Times will be determined by the Holdco Board in accordance with that compensation policy. The compensation of Holdco officers will be determined by the Compensation and Nomination Committee of the Holdco Board following the Mergers.

        Set forth below is information relating to the compensation that was paid in 2013 by GTECH and its subsidiaries (i) to individuals who served on the GTECH board of directors during 2013, including certain individuals who have been selected to serve on Holdco's Board following the Effective Times, and (ii) to its executive officers, who are expected to include executive officers of Holdco after completion of the Mergers.

Non-Employee Director Compensation

        During 2013, members of GTECH's board of directors were paid an annual retainer of €50,000 and an attendance fee calculated on the basis of either physical (€5,000) or telephone attendance (€2,500) of meetings, up to the maximum overall amount determined by the GTECH shareholders' meeting in accordance with Italian law (€2.3 million).

Base Director Compensation

		Attendance Fees
Role	Annual Retainer (€)	Physical (€)	Remote (€)
Director	50,000	5,000	2,500

        Members of the GTECH board of directors who served on committees were also paid certain additional fixed amounts and attendance fees, as set forth below.

Additional Director Compensation

		Attendance Fees
Role	Annual Retainer (€)	Physical (€)	Remote (€)
Chairman of the Board of Directors	350,000	—	—
Chairman of the Compensation and Nomination Committee	30,000	2,500	1,250
Compensation and Nomination Committee Membership	25,000	2,500	1,250
Chairman of the Control and Risk Committee	45,000	2,500	1,250
Control and Risk Committee Membership	25,000	2,500	1,250
Chairman of the Independent Directors' Committee	15,000	2,500	1,250
Independent Directors' Committee Membership	10,000	2,500	1,250
Surveillance Body Membership	25,000	—	—

        The following table sets forth the approximate compensation paid to GTECH's non-employee directors during 2013:

Non-Employee Director Compensation

Name	Annual Director Fees (€)	Committee Fees (€)		Total (€)
Lorenzo Pellicioli, Chairman	435,000	—		435,000
Pietro Boroli, Director(1)	82,500	—		82,500
Donatella Busso, Director	82,500	48,750	(2)	131,250
Paolo Ceretti, Director	85,000	62,500	(3)	147,500
Alberto Dessy, Director	82,500	128,750	(4)	211,250
Marco Drago, Director	85,000	—		85,000
Gianmario Tondato Da Ruos, Director(1)	70,000	58,750	(5)	128,750

(1)
Messrs. Boroli and Tondato da Ruos ceased to serve on the GTECH board of directors effective as of May 8, 2014. It is not expected as of the date of this proxy statement/prospectus that Mr. Boroli will serve on the Holdco Board following the Effective Times.

(2)
Ms. Busso served as a member of the Control and Risk Committee and the Independent Directors' Committee during 2013.

(3)
Mr. Ceretti served as a member of the Compensation and Nomination Committee and Control and Risk Committee during 2013.

(4)
Mr. Dessy served as a member of the Compensation and Nomination Committee and the Independent Directors' Committee, and as Chairman of the Control and Risk Committee and the Surveillance Body during 2013.

(5)
Mr. Tondato Da Ruos served as Chairman of the Compensation and Nomination Committee and the Independent Directors' Committee during 2013.

        The table above does not include compensation paid to Marco Sala, the Chief Executive Officer of GTECH, or Jaymin B. Patel, the President and Chief Executive Officer of GTECH Americas. Amounts paid to both of these individuals in their capacity as directors are included in "—Officer Compensation" below.

Officer Compensation

  Total Compensation

        The following table sets forth the approximate compensation paid to GTECH's officers during 2013, including Messrs. Sala and Patel, Renato Ascoli, President of Products & Services of GTECH, Fabio Cairoli, General Manager (Italy Region) of GTECH, Walter Bugno, President and Chief Executive Officer of GTECH International, and Alberto Fornaro, Chief Financial Officer of GTECH. The compensation paid to Messrs. Bugno and Fornaro is presented on an aggregate basis in the rows labeled "Other Officers" in the tables below.

 Officer Compensation

Name	Salary (€)(1)		Bonus (€)	Equity Awards (€)(2)	Other (€)(3)	Total (€)
Marco Sala, Chief Executive Officer	855,699	(4)	1,406,266	2,630,428	79,378	4,971,771
Jaymin B. Patel, President and Chief Executive Officer, GTECH Corp., Americas Region	873,140		1,018,815	680,795	107,409	2,680,159
Renato Ascoli, President of Products & Services	431,538		638,752	710,887	180,131	1,961,308
Fabio Cairoli, General Manager (Italy Region)	305,385		456,243	—	73,136	834,764
Other Officers	812,572		1,188,126	—	256,890	2,257,588

(1)
For Messrs. Sala and Patel, also includes amounts paid in respect of service on GTECH's board of directors.

(2)
Represents the grant date value of equity compensation vested during fiscal year 2013, computed in accordance with IFRS.

(3)
Represents the value of health and welfare benefits received by the officers during 2013 (including medical, dental, disability, life insurance, retirement, relocation, and tax preparation benefits). For Mr. Patel, this amount also includes a housing allowance of €61,095. For Mr. Cairoli, this amount also includes an aggregate of €50,000 received in respect of various perquisites and fringe benefits, including an automobile allowance, additional insurance coverage, and meal tickets. For the other top executives, this amount also includes an aggregate housing allowance of €120,000.

(4)
Includes €13,333 earned by Mr. Sala in respect of service as a Director of IT Bank S.p.A., a company affiliated with GTECH, and €4,267 earned by Mr. Sala in respect of service as a Director of OPAP (i.e., the Greek operator of lotteries and sports betting).

  Equity Compensation

        The table below sets forth the stock options relating to GTECH shares granted to officers of GTECH during 2013.

Grants of Stock Options

Name	No. of Options (#)(1)	Exercise Price (€)	Exercise Period	Grant Date
Marco Sala	349,069	20.05	2016 - 2019	07/30/2013
Jaymin Patel	164,761	20.05	2016 - 2019	07/30/2013
Renato Ascoli	125,665	20.05	2016 - 2019	07/30/2013
Fabio Cairoli	65,159	20.05	2016 - 2019	07/30/2013
Other Officers	177,792	20.05	2016 - 2019	07/30/2013

(1)
Options vest subject to the achievement of performance targets in respect of cumulative consolidated EBITDA and net financial position measured over a three-year period. See "—Long-Term Incentive Compensation Plans" below.

  Short-Term Incentive Compensation Plans

        GTECH short-term incentive compensation ("STI") plans during 2013 were performance-based and designed to encourage employees to achieve both short-term financial results and longer term strategic objectives. GTECH's officers participated in the same STI plans as other employees during 2013. The primary focus of STI plans was to motivate GTECH's employees and reward employees for the achievement of annual objectives. STI plans were designed to recognize growth achievement with an opportunity to earn a bonus on the upside, as well as to limit the downside potential. Payments under the STI plans were based on group and/or business unit as well as individual performance.

        For purposes of the STI plans, financial performance was measured based on operating income (OI) at the GTECH level and/or operating income for a particular group or segment in which the individual was employed. The table below sets forth the minimum, target, and maximum performance thresholds for OI under the STI plans.

Operating Income and Performance

% of OI Achieved (%)	GTECH OI (€ millions)
90	479.7
100	533.0
110.5	588.7

        Some officers also had a goal to improve GTECH's net financial position, and others had GTECH's capital expenditures as a metric. Financial goals based on operating income were measured on a curve on which, in general, the minimum threshold payment was made for 90% achievement, 100% for target performance, and 110-115% for maximum achievement.

        All financial objectives were established at the start of the year by the Chairman of the GTECH board of directors for the CEO, and by the CEO jointly with the Chairman of the GTECH board of directors for the other officers, in each case, following prior approval by the Compensation and Nomination Committee.

        All STI objectives had an appropriate mix of financial and individual metrics. The STI component of compensation was subject to a maximum award limit equal to 200% of the target STI award of the plan participant and was paid upon achievement of 110-115% financial performance. STI payouts could be adjusted for windfalls outside of the control of the officers.

  Long-Term Incentive Compensation Plans

        GTECH's long-term incentive compensation ("LTI") plans provided for stock option grants and restricted stock awards. Awards under GTECH's LTI plans were generally split between stock options and restricted stock, with 35% of the value of the award allocated to stock options and the balance to restricted stock.

        The principal purpose of granting LTI awards was to assist GTECH and its subsidiaries in attracting and retaining award recipients, to provide a market competitive total compensation package and to motivate award recipients to increase shareholder value by enabling them to participate in the value that was created, thus aligning their interests with those of GTECH's shareholders. The LTI plans were based upon two performance metrics: Three-Year Cumulative Consolidated EBITDA (profitability measure) and Net Financial Position (use of cash). Financial objectives were established by the GTECH board of directors based upon a proposal by the Compensation and Nomination Committee, consistent with the authorization provided by GTECH's shareholders. Company related LTI targets throughout individual LTI plans were based on economic consolidated performance as follows:

  •
  a ratio calculated between the consolidated net financial position and consolidated EBITDA (which cannot exceed a set ratio for any vesting to occur); and

  •
  a total consolidated EBITDA of at least 90% of the targeted total consolidated EBITDA.

        GTECH officers are required to retain at least 20% of the shares they receive upon vesting of the restricted stock awards and a portion of the shares received upon exercise of vested stock options for three (3) years following the vesting or exercise date, as applicable.

        The LTI plans permit GTECH to clawback or to make other, similar adjustments to the plans following vesting of the applicable awards in the event of erroneous financial statements or incorrect data contained therein.

  Severance Arrangements

        Each GTECH officer is entitled to severance payments and benefits if such officer's employment is terminated other than for cause under either individual employment agreements or provisions of national collective agreements for executives of the industry.

        The employment agreements with United States—based officers—i.e., Messrs. Patel and Fornaro—generally provide for the following benefits upon a termination other than for "cause":

  •
  18-24 months of base salary, bonus (based upon a three-year average), and perquisites;

  •
  18-24 months tax preparation;

  •
  Any accrued but unpaid bonus earned for the prior fiscal year;

  •
  A prorated bonus for the current fiscal year;

  •
  18-24 months of health and welfare benefit continuation; and

  •
  18-24 months following termination of employment to exercise vested stock options.

        In addition, upon the U.S. officer's death or disability, the officer will be entitled to the following benefits under the employment agreements:

  •
  18 months of base salary;

  •
  0-18 months of bonus (based upon a three-year average) and perquisites;

  •
  18 months of tax preparation;

  •
  Any accrued but unpaid bonus earned for the prior fiscal year;

  •
  A prorated bonus for the current fiscal year;

  •
  24-36 months of health and welfare benefit continuation; and

  •
  18 months following termination of employment to exercise vested stock options.

        Upon an officer's retirement from GTECH, these employment agreements also provide for accelerated vesting of a portion of an officer's outstanding performance share awards and an ability to exercise vested options until the expiration date.

        Pursuant to the terms of the Italian national collective agreement for executives of the industry (Contratto Collettivo Nazionale di Lavoro per i Dirigenti di Aziende Industriali), Messrs. Sala, Ascoli, and Cairoli are generally entitled to the following severance payments and benefits upon a termination of employment by GTECH other than for "cause," a resignation for "good reason," or due to the officer's death or disability:

  •
  Severance pay determined under the collective agreement;

  •
  Any accrued but unpaid bonus for the prior fiscal year; and

  •
  A notice indemnity equal to a minimum of eight (8) and a maximum of twelve months of total base salary and STI compensation.

        Upon an officer's death, he (or his estate) will also be entitled to full payment of a life insurance policy valued at €220,000.

        The employment agreement with Mr. Bugno generally provides for a severance payment of €1 million upon a termination of Mr. Bugno's employment by GTECH without "cause." Under his employment agreement, Mr. Bugno would also be eligible to receive a noncompetition indemnity of an additional €1 million in consideration for a covenant not to compete for a period of twelve months following his termination of employment.

Principal Shareholders

        As of the date of this proxy statement/prospectus, all of the voting share capital of Holdco is owned by GTECH.

  Corporate Governance

        The Holdco Articles provide that, for as long as the Holdco ordinary shares are listed on the NYSE, Holdco will comply with all NYSE corporate governance standards set forth in Section 3 of the NYSE Listed Company Manual applicable to non-controlled domestic U.S. issuers, regardless of whether Holdco is a foreign private issuer.

  Dividend Policy

        The Holdco Articles provide that, subject to applicable law, Holdco may by ordinary resolution declare dividends, and the director's may decide to pay interim dividends. The Holdco Articles provide that the directors may pay any dividend if it appears to them that the profits available for distribution justify the payment. The Holdco Board intends to adopt a formal dividend policy, but has not done so as of the date of this proxy statement/prospectus.

  Other Aspects of the Holdco Articles

        For a description of other aspects of the Holdco Articles, see "The Holdco Shares, Articles of Association and Terms and Conditions of the Special Voting Shares" beginning on page [            ].

Information about Holdco before the Combination

        The information provided below pertains to Holdco prior to the completion of the Mergers. To date, Holdco has not conducted any material activities other than those incident to its formation and the matters contemplated by the Merger Agreement, such as the formation of Sub, the making of certain required securities law filings and the preparation of this proxy statement/prospectus. The management of Holdco has not resolved to make any future investments other than in relation to the Mergers.

        The following information about Holdco should be read in conjunction with relevant provisions of the laws of England and Wales.

   Incorporation, Name, Seat, Fiscal Year

        Holdco was incorporated as a private limited company with the legal name Georgia Worldwide Limited under the laws of England and Wales on July 11, 2014, by its shareholder, GTECH, and its original director, Mr. Marco Sala, with an issued share capital of £1.00 fully paid up in cash. The original director, Mr. Sala, was replaced by one of the current directors, Mr. Declan James Harkin, on July 15, 2014. On September 15, 2014, Mr. Alberto Fornaro was appointed as a director of Holdco, and Elian Corporate Services (UK) Limited (formerly Ogier Corporate Services (UK) Limited) was appointed as Holdco's company secretary and to provide other administrative services. On September 16, 2014, Holdco's share capital was increased to meet the minimum sterling share capital requirement for an English public limited company of £50,000, by the issue of 50,000 sterling non-voting shares of £1 each to Elian Corporate Services (UK) Limited (formerly Ogier Corporate Services (UK) Limited) (the "Sterling Shareholder"). Following such issue, on September 16, 2014, Holdco was re-registered as a public limited company with the name Georgia Worldwide PLC.

        Holdco is registered with the Registrar of Companies for England, Wales and Scotland under the registration number 9127533 under the legal name Georgia Worldwide PLC. Holdco currently does not use a commercial name different from its legal name.

        Holdco has been formed for an unlimited duration.

        The registered offices of Holdco are located at Elian Corporate Services (UK) Limited (formerly Ogier Corporate Services (UK) Limited), 11 Old Jewry, 6th Floor, London, EC2R 8DU.

        As a public limited company incorporated in England and Wales, Holdco is subject to the laws of England and Wales.

        Holdco's fiscal year is the calendar year.

        For more information regarding Holdco's share capital, see "The Holdco Shares, Articles of Association and Terms and Conditions of the Special Voting Shares" beginning on page [      ].

  Employees

        As of the date of this proxy statement/prospectus, Holdco has no employees.

  Shareholders

        GTECH is currently the sole shareholder of ordinary shares of Holdco. The Sterling Shareholder holds the sterling non-voting shares (which, broadly, have no voting or economic rights, save on a winding up).

  Directors and Management

        Holdco is currently managed by Mr. Harkin, a director, and Mr. Fornaro, Holdco's Chief Financial Officer and a director.

Name	Age	Present Principal Occupation or Employment, Employment History and Other Directorships
Declan James Harkin	53	Mr. Harkin is Senior Vice President and Chief Operating Officer of Europe and Africa for GTECH and is responsible for sales and business development in the European and African markets.

Mr. Harkin began working at GTECH in 1997 and has progressed through increasing levels of responsibility in software engineering project management, business development, customer account management, and senior general management. He has served as Vice President of GTECH Commercial Services and Regional Operations Director for Europe, the Middle East, and Africa.

Prior to joining GTECH, Mr. Harkin held various management roles for Electronic Data Systems in Europe and Australia. He holds a Bachelor of Science degree in Electronic and Information Engineering from Queens University in Belfast.

Alberto Fornaro	51	Mr. Fornaro is the Chief Financial Officer for GTECH, responsible for managing and developing the financial strategy for GTECH.

Prior to joining GTECH, Mr. Fornaro served as Group CFO and President of the EMEA (Europe, Middle East, and Africa) division at Doosan Infracore Construction Equipment (DICE), a world leader in the construction equipment industry formed by Bobcat and Doosan Infracore.

Mr. Fornaro also served as General Manager and CFO of Technogym, the second largest worldwide manufacturer of fitness equipment. Additionally, he spent 12 years at Case New Holland (CNH) Global/Fiat Group in Italy and the U.S. At CNH, he served in many different financial capacities at the Vice President level.

Mr. Fornaro holds a bachelor's degree in Economics and Banking from the University of Siena, Italy; a master's degree in Banking and Finance from the University of Siena's Post Graduate School, Italy; and was a Visiting Scholar at the Ph.D. Program in Economics at Columbia University, New York. Mr. Fornaro is licensed as a Certified Public Accountant in Illinois.

        Mr. Harkin and Mr. Fornaro will resign upon appointment of the members of the Holdco Board.

        There are no service contracts between Mr. Harkin or Mr. Fornaro, on the one hand, and Holdco or any of its subsidiaries on the other, providing for benefits upon termination of employment. Other than Mr. Harkin and Mr. Fornaro, Holdco has no other director or manager.

   Committees

        Holdco has not yet established an audit committee or a remuneration committee.

  Dividend History

        Holdco has paid no dividends.

  Information about Holdco's Material Subsidiaries

        At the date of this proxy statement/prospectus, Holdco does not hold any equity interest in any other legal entity, except for Sub. For information regarding any equity interests held after the completion of Mergers, see "Business of Holdco and Certain Information about Holdco—Overview" beginning on page [      ].

 BUSINESS OF GTECH AND CERTAIN INFORMATION ABOUT GTECH

Overview

        GTECH operates in and provides a full range of services and leading-edge technology products across all gaming markets, including lotteries, machine gaming, sports betting and interactive gaming. GTECH also provides high-volume processing of commercial transactions. GTECH's state-of-the-art information technology platforms and software enable distribution through land-based systems, Internet and mobile devices. GTECH provides business-to-consumer ("B2C") and business-to-business ("B2B") products and services to customers in approximately 100 countries worldwide on six (6) continents and had 8,668 employees at September 30, 2014. The principal executive offices of GTECH are located at Viale del Campo Boario 56/D, 00154 Roma, Italy and its telephone number at that address is +39 06 51 899 1.

        GTECH is organized into three global geographic regions—Italy, Americas and International—and each operating segment is supported by a central products and services organization. Each of these segments offers lottery, machine gaming, sports betting, commercial services and interactive gaming.

        Revenues for GTECH by segment for the nine months ended September 30, 2014 and for the years ended December 31, 2013, 2012 and 2011 were as follows:

		Year ended December 31,
	Nine Months Ended September 30, 2014
(€ thousands)		2013	2012	2011
Italy	1,310,690	1,737,090	1,815,931	1,892,561
Americas	727,229	994,085	872,429	698,515
International	221,847	331,117	386,969	382,399
Purchase Accounting(1)	401	542	356	267

Total Revenues	2,260,167	3,062,834	3,075,685	2,973,742

(1)
Purchase accounting represents the amortization of certain intangible assets in connection with acquired companies.

History and Development

        GTECH has its origins in a predecessor company that was established in 1990 in the form of a consortium named "Consorzio Lottomatica." In 1991, Consorzio Lottomatica was converted into an Italian cooperative stock company with the name Lottomatica S.c.p.a. and in 1998 became a joint stock company named Lottomatica S.p.A. ("Old Lottomatica"). In 2001, Old Lottomatica was listed on the Mercato Telematico of Borsa Italiana ("MTA").

        In 2002, control of Old Lottomatica was acquired by means of a tender offer by Tyche S.p.A., an Italian joint stock company and newly formed acquisition vehicle indirectly controlled by De Agostini S.p.A. As part of the transaction, shareholders of Old Lottomatica received shares of Tyche, Tyche was renamed Lottomatica S.p.A. ("New Lottomatica"), and its shares were listed on the MTA.

        In 2005, New Lottomatica and FinEuroGames S.p.A. merged into NewGames S.p.A., which, at the effective time of the merger, changed its name to Lottomatica S.p.A. Prior to the merger, FinEuroGames S.p.A. was wholly owned by NewGames S.p.A., which was in turn wholly owned by De Agostini S.p.A. The merger was aimed at simplifying the ownership structure of New Lottomatica through the elimination of intermediate levels between the controlling shareholder, De Agostini S.p.A., and New Lottomatica. In December 2005, the ordinary shares of Lottomatica S.p.A. were listed on the MTA as part of the blue-chip segment.

        In August 2006, Lottomatica acquired GTECH Holdings Corporation, the sole shareholder of GTECH Corporation, which was, and still is, the world's leading operator of highly secure online lottery transaction processing systems.

        In July 2009, Lottomatica S.p.A. changed its name to Lottomatica Group S.p.A.

        In January 2013, Lottomatica Group S.p.A. changed its name to GTECH S.p.A. and announced the reorganization of its business units from a product focus into a geographic focus centered on three regions: Americas, International, and Italy. As described further below, each region is responsible for sales and business development for GTECH's entire portfolio of products and services, as well as operations and account management with central client services for lotteries, gaming machines, sports betting, commercial services and interactive. The regions are supported by a central product and services organization responsible for product development and marketing, manufacturing and delivery of all products.

  Recent Acquisitions and Divestitures

        Since the reorganization of its business units, GTECH has continued to acquire and reorganize various entities.

        In April 2013, Lottomatica Videolot Rete S.p.A. ("Videolot"), GTECH's wholly owned subsidiary, purchased, as part of a project known as "downstream integration", a 51% of the share capital of Big Easy S.r.l. ("Big Easy"), a machine operator company, operating in the management of Italian gaming halls where the gaming machines are mainly connected to Videolot's gaming system.

        In March 2014, GTECH completed the acquisition of the share capital of SW Holding S.p.A. (SWH). SWH was established in 2010 to allow financial partner UniCredit to invest €100 million in Italian Scratch and Win concessionaire Lotterie Nazionali S.r.l., as part of GTECH's €512 million share of the upfront fee owed for the award of the concession. Following the exit of Unicredit, SWH's role will be terminated and SWH is expected to be merged into GTECH by December 31, 2014.

        In April 2014, GTECH's subsidiary Big Easy signed a contract with Gioco Better S.r.l. to acquire gaming halls where AWPs and VLTs managed and operated by Lottomatica Videolot Rete are installed.

        In May 2014, GTECH completed the acquisition of the share capital of Probability plc, a U.K.-based, AIM-listed mobile gaming solutions company.

        In June 2014, Siderbet S.r.l merged into Lottomatica Scommesse S.r.l.

        In July 2014, GTECH's subsidiary, LIS S.p.A. executed an ongoing business concern transfer agreement whereby it transferred its sports and events ticketing business ("LisTicket") to the international operator TicketOne, CTS Eventim Group. Under the agreement, LIS S.p.A. retains its role as service provider.

        In July 2014, Videolot, through its wholly owned subsidiary Optima Gaming Service S.r.l. ("Optima"), acquired, as part of a project known as "downstream integration", a 36-month lease of Royal S.r.l.'s going concern to operate as a retail operator in the Italian gaming machines market; the lease agreement includes a call option to purchase the going concern from Royal.

        In addition, by December 31, 2014, GTECH plans to merge Totobit Informatica Sistemi S.r.l. ("Totobit"), a wholly owned subsidiary of LIS S.p.A. whose sole activity consists of selling mobile top-ups and stamp duties at bars and newspaper shops, into LIS S.p.A.

 Products and Services

  Lottery

        GTECH operates or acts in a growing number of jurisdictions as the provider of lottery management services and is responsible for the day-to-day operations of the lottery and its core functions. In this respect, GTECH leverages its years of experience accumulated from being the sole concessionaire for the Italian Lotto game, the world's largest lottery, which includes management of all of the activities along the lottery value chain and operation of both online lotteries and games and off-line lotteries. GTECH also operates an exclusive concession for instant lotteries in Italy, where instant tickets are available for sale at approximately 67,000 points of sale. In 2013, GTECH represented 34% of the global private lottery operator market (based upon sales), making it the largest private operator of lotteries in the world.

        GTECH supplies a unique set of solutions to more than 50 lotteries worldwide, including 38 of the 45 U.S. state lotteries. GTECH designs, sells and operates a complete suite of lottery-enabled point-of-sale terminals that are electronically linked with a centralized transaction processing system that reconciles lottery funds between the retailer, where a transaction is enabled, and the lottery authority. Among those solutions, GTECH provides and operates highly-secure, online lottery transaction processing systems which are capable of processing over 500,000 transactions per minute in. GTECH provides more than 400,000 point of sale devices to lottery customers and lotteries that GTECH operates.

        GTECH is also a major instant game supplier. As an end-to-end provider of instant tickets and related services, GTECH specializes in the fast delivery of high-quality instant ticket games and provides printing services, instant ticket marketing plans and graphic design, programming, production, packaging, shipping and delivery services.

        GTECH has developed and continues to develop new lottery games, licenses new game brands from third parties and installs a range of new lottery distribution devices, all of which are designed to maintain a strong level of same store sales growth for GTECH customers. In connection with its delivery of lottery services, GTECH actively advises its customers on growth strategies.

        GTECH also provides marketing services, in particular retail optimization and branding. GTECH employs marketing and sales staff who are directly responsible for developing and helping execute marketing programs that grow sales of lottery games.

        GTECH also works closely with lottery customers and retailers to help retailers sell lottery games more effectively. These programs include product merchandising and display recommendations, selection of appropriate lottery product mix for each location, and account reviews to plan lottery sales growth strategy.

        For the nine months ended September 30, 2014 and year ended December 31, 2013, GTECH generated Lottery revenues of €1.3 billion and €1.7 billion, or approximately 57.0% and 55.4% of total revenues, respectively.

  Lottery Contracts

        GTECH's lottery services are provided through concession or operator contracts, lottery management services contracts, facilities management contracts, and product sales contracts.

        Concession or Operator Contracts; Lottery Management Services Contracts.    A portion of GTECH's revenues, primarily from its Italy segment, is derived from operating contracts. Under operating contracts, GTECH manages all the activities along the lottery value chain, including collecting wagers, paying out prizes, managing all accounting and other back-office functions, running advertising and promotions, operating data transmission networks and processing centers, training staff, providing retailers with assistance and supplying materials for the games. The service revenues GTECH earns in return for operating these concessions are based on a percentage of wagers. For certain concessions this percentage decreases as the total wagers increase during an annual period, while for others the fee is fixed based on the percentage of wagers.

        Facilities Management Contracts.    GTECH's facilities management contracts typically require GTECH to construct, install and operate the lottery system for an initial term, which is typically five to ten years. GTECH's facilities management contracts usually contain options permitting the lottery authority to extend the contract under the same terms and conditions, or similar or predetermined terms and conditions, for additional periods, generally ranging from one to five years. GTECH's customers also occasionally renegotiate extensions on different terms and conditions.

        GTECH's revenues under facilities management contracts are generally service fees which are paid to GTECH directly from the lottery authority based on a percentage of such lottery's gross online and instant ticket sales. The level of lottery ticket sales within a given jurisdiction is determined by many factors, including population density, the types of games played and the games' design, the number of terminals, the size and frequency of prizes, the nature of the lottery's marketing efforts and the length of time the online lottery system has been in operation.

        Under a number of GTECH's facilities management contracts, in addition to constructing, installing and operating the lottery systems, GTECH provides a wide range of support services and equipment for the lottery's instant ticket games, such as marketing, distribution and automation of validation, inventory and accounting systems, for which GTECH receives fees based upon a percentage of the sales of the instant ticket games. In limited instances, GTECH provides instant tickets and online lottery systems and services under the same facilities management contract.

        Product Sales Contracts.    Under product sales contracts, GTECH constructs, sells, delivers and installs turnkey lottery systems or lottery equipment and licenses the software for a fixed price, and the lottery authority subsequently operates the lottery system or equipment. GTECH also sells additional terminals and central computers to expand existing systems and/or replace existing equipment under product sales contracts and will also provide ancillary maintenance and support services related to the systems, equipment sold and software licensed.

  Machine Gaming

        GTECH designs, develops, manufactures and provides top performing cabinets, games, systems and software to customers in legal gaming markets throughout the world under fixed fee, participation and product sales contracts. GTECH provides video lottery terminals ("VLTs"), VLT central systems and VLT games to government customers in North America and Europe and provides VLTs and games to operators in the United States. GTECH also provides video and traditional mechanical reel slot machines and casino systems to casino operators in Europe, Asia and the Americas and to Native American casinos in the United States. In addition, GTECH provides amusement with prize (AWP) machines and games to licensed operators in Europe.

        GTECH's machine gaming terminals and systems serve more than 1,620 customers on five continents. More than 350,000 GTECH gaming machines have been shipped worldwide, with GTECH holding more than 350 gaming licenses, including from the Nevada Gaming Commission.

        GTECH is a platinum member of the Gaming Standards Association™ and supports open industry standards such as Game to System® (G2S®) and System to System® (S2S®) protocols.

        For the nine months ended September 30, 2014 and year ended December 31, 2013, GTECH generated Machine Gaming revenues of €605.7 million and €902.2 million, or approximately 26.8% and 29.4% of total revenues, respectively.

  VLT and Central Systems

        GTECH offers VLTs and a complete end-to-end solution comprised of the INTELLIGEN™ central system, gaming terminals, the sensys EP™ development platform, and content created using GTECH's proprietary game development process. GTECH also provides a dedicated client service team to each of its VLT and VLT systems customers.

  Commercial Casino, Cabinets, Games and Systems

        GTECH's growth continues to be strong in the North American commercial casino segment with the True 3D™ cabinet. Recurring revenue products, including games under the PopCap® license (Plants vs. Zombies™ Gargantuar, Plants vs. Zombies™ Backyard Showdown, Zuma™, and Bejeweled®) and DEAL OR NO DEAL™ licensed brands have contributed to GTECH's recent growth in the casino market.

        GTECH also offers a comprehensive range of GALAXIS™ system modules for all areas of casino management, JP2go™, a standalone, turnkey jackpot system developed to boost machine play, and SYSTEM2go™, an all-inclusive, packaged slot system with accounting, remote monitoring, a jackpot system and advanced cashless and player tracking features.

        The Italian AWP market, also known as Comma 6a, is the largest AWP market in Europe with approximately 400,000 machines in more than 80,000 bar and arcade gaming locations. Since GTECH entered the Italian AWP market in 2010, it has become the leading content provider.

  Sports Betting

        GTECH operates an expansive land-based betting network in Italy through its "Better" and "Totosi" brands. GTECH also offers a sports betting platform comprised of a core engine and associated support modules which serves leading lotteries and commercial operators around the world. GTECH offers trading services, fully managed partnerships, or "software only" technical solutions to create a complete one-stop solution or to integrate new functionality to existing operations. GTECH's modular approach enables GTECH to fit the components to the customers' architectures and create a unique product. GTECH also provides secure retail betting solutions, point-of-sale display systems, call center facilities, Internet betting technology, and fixed odds or pool betting options. Through sports betting point of sale locations, GTECH also offers directly to customers betting on sporting events, motor sports and non-sporting events such as those involving entertainment, music, culture and current affairs.

        For the nine months ended September 30, 2014 and year ended December 31, 2013, GTECH generated Sports Betting revenues of €153.7 million and €170.2 million, or approximately 6.8% and 5.6% of total revenues, respectively.

  Trading Services

        GTECH provides "trading services," including odds-making and risk management services, which allow GTECH's customers to better manage their betting business profitably and balance wager liabilities on fixed-odds betting by coordinating the wagers received among its customers through GTECH's business to business platform.

        Using GTECH's centralized trading service infrastructure, assisted by GTECH's own advanced mathematical models and derivative engines, and supported by integration to the industry's most prominent feed services, GTECH's trading department offers a full suite of betting products, both pre-live and in-running. GTECH's trading department is capable of offering more than 70,000 pre-live events and more than 30,000 in-running events annually. GTECH's trading department can customize the offer and odds according to a customer's needs and market positioning.

        GTECH can take full responsibility for the trading operations, and also provide one-off or ongoing support to an existing trading team, depending on customers' requirements and preferences. If required, GTECH is able to provide guaranteed payout levels. This unique feature allows GTECH to position its service so that customers can run a risk-free operation.

  Content Management and Marketing Support

        GTECH's content team provides sports-related website content, such as banners, live score consoles, specialized coupons and promotions, news, and articles, which optimizes the look and feel of a betting offering in order to maximize impact. GTECH leverages its global experiences and merges that experience with local market needs to create solutions that are fully tailored to the operator.

  Commercial Services

        GTECH develops innovative technology to enable lotteries to offer commercial services over their existing lottery infrastructure or over stand-alone networks separate from the lottery. Such commercial services include high-volume transaction processing of commercial transactions such as prepaid cellular telephone recharges, prepaid mobile data, prepaid electricity and other utility bill payments, credit card transactions, social security contributions and payments and prepaid cards. In addition, GTECH provides collection services and processing and network services on behalf of third parties, and issues electronic money through immediate conversion of funds received, as well as other related activities.

        GTECH is the leading provider of commercial services in Italy and the leading provider of electronic bill payment services in Poland. GTECH processes over 45 million payment transactions per year for more than 80 companies, over 400 million yearly "TopUp" transactions (allowing users to continuously apply prepaid funds to an existing account by "topping up" the account), has agreements with over 50 mobile operators, offers four types of prepaid cards, two of which are co-branded with Paypal and Pokerstars, and has issued over 1.3 million cards.

        Additionally, in Latin America and the Caribbean, through its brands Sencillito in Chile and VIA in Colombia and Trinidad & Tobago, GTECH offers a range of bill payment and eRecharge services (electronic vouchers and electronic top-ups). Independent of its VIA and Sencillito brands, GTECH offers eRecharge services in eight other Caribbean countries.

        For the nine months ended September 30, 2014 and year ended December 31, 2013, GTECH generated Commercial Service revenues of €138.4 million and €189.3 million, or approximately 6.1% and 6.2% of total revenues, in both periods, respectively.

  Interactive Gaming

        Interactive gaming (or iGaming) enables game play via the Internet for real money or for fun. Interactive games include poker, casino games, bingo, iLottery, sports betting, horseracing and skill-based games.

        GTECH offers comprehensive solutions for the interactive gaming market, providing a full suite of award winning products and services for Internet gaming. GTECH designs, manufactures, and distributes Internet poker, bingo, table games, slots, iLottery and Gaming Management Systems ("GMSs"). All of GTECH's Internet games are customizable. Additionally, GTECH provides player services, including marketing, portal, player acquisition, Customer Relationship Management (CRM), VIP, player support, payment solutions, fraud and collusion protection, responsible gaming, game management, migration, and trading services. GTECH holds more than 24 interactive gaming licenses worldwide. GTECH also acts as a mobile casino operator through its subsidiary, Probability.

        GTECH's diverse interactive customer base in iGaming includes Lottomatica (Italy), Veikkaus (Finland), LNB (Belgium), Polla de Chilena (Chile), and Szerencsejáték (SRZT, Hungary), the Illinois Lottery and the Georgia Lottery.

        For the nine months ended September 30, 2014 and year ended December 31, 2013, GTECH generated Interactive Gaming revenues of €73.7 million and €104.3 million, or approximately 3.3% and 3.4% of total revenues, respectively.

  Interactive Products

        Poker.    GTECH's poker product is the industry's first fully compliant Mac poker product, making it 100% compatible with all leading platforms and devices. Offering a player-friendly interface and sophisticated graphics, GTECH's poker product is scalable and flexible, and tailored to the specific needs of customers and their player base. The platform is modern and able to address the changing dynamics of online poker.

        Online Casino.    GTECH's online casino products include a wide selection of table and slot games with single, multiplayer and tournament play. GTECH casino content includes branded titles and select third-party content. Available in download, instant, or mobile formats and as play-for-fun or real-money solutions, casino games are available anytime, anywhere, and on any device.

        Bingo.    GTECH's bingo solution includes a social and interactive Bingo Live offering, available in four countries and in four languages, with the content adjusted to suit specific regions. GTECH Bingo is flexible and scalable to meet regulatory requirements and all levels of certification and testing, and is offered as play-for-fun or a real-money solution across multiple channels and currencies.

        iLottery.    GTECH's complete suite of iLottery solutions, services, and professional expertise allows lotteries to fully engage their players on any interactive channel in regulated markets. Existing lottery game portfolios are extended to the interactive channel to provide a spectrum of engaging content.

        GTECH offers a vast library of mobile content available on any device. GTECH's mobile portfolio includes Poker, Casino, Bingo, Lottery, and Sports Betting, all with user intuitive touch controls, bonus features and HD graphics.

  Systems

        iGaming.    GTECH's iGaming systems cover every vertical from a 360-degree view of the player, web design and an engine to accelerate more game content to customers' websites.

        GTECH's iGaming systems offering includes:

  •
  Player Account Management, the master of player profiles and player accounts, which pulls all player, reward, and financial activity together in one place and provides a one-stop integrated CRM system that allows for advanced marketing and analytical capabilities.

  •
  GMS Light, which is the integration layer of the GTECH Player Account Management system and includes game integration and network layers. GMS Light integrates with third-party player account management systems, third-party game engines, and regulatory systems.

        Remote Games Server.    GTECH also offers a Remote Games Server, which is a fast gateway to extensive content. For customers operating their own or third-party systems, GTECH is able to provide a simple plug-and-play approach to all of GTECH's and GTECH's premium suppliers' content.

        GTECH OnePay.    GTECH OnePay is natively integrated within GTECH Player Account Management. It is a highly reliable and secure payment system that allows for a wide range of different payment methods across continents.

        GTECH Governance.    GTECH Governance is a dynamic web application framework providing cross-cutting functionalities such as authentication and authorization. Within this framework, the user interfaces for customer service, management workflows, module administration and third-party integrations are uniformly managed.

  Services

        GTECH offers a complete range of services to support iGaming customers. GTECH services are aimed at helping lower the cost of player acquisition and increasing lifetime player value. GTECH's player service centers are located worldwide to serve players 24 hours a day, 365 days a year.

        GTECH Marketing Intelligence Services manages the player lifecycle to maximize player yield while ensuring the player is entertained and plays responsibly.

  Results by Business Activity

        Revenues for GTECH by business activity for the nine months ended September 30, 2014 and for the years ended December 31, 2013, 2012 and 2011 were as follows:

(€ thousand)	Nine Months Ended September 30, 2014	2013	2012	2011
Lottery	1,288,237	1,696,301	1,692,956	1,621,810
Machine Gaming	605,670	902,224	913,393	854,088
Sports Betting	153,727	170,169	152,276	199,808
Commercial Services	138,400	189,251	193,743	177,031
Interactive Gaming	73,732	104,347	122,961	120,738
Purchase Accounting(1)	401	542	356	267

Total Revenues	2,260,167	3,062,834	3,075,685	2,973,742

(1)
Purchase accounting represents the amortization of certain intangible assets in connection with acquired companies.

Business Segments

Italy

        The Italy segment operates and provides a full range of business to customer (B2C) gaming products including all five product lines of GTECH: Lottery, Machine Gaming, Sports Betting, Commercial Services and Interactive Gaming. For the nine months ended September 30, 2014 and 2013, the Italy segment generated revenues of €1.311 billion and €1.287 billion, respectively (€1.737 billion and €1.816 billion for the years ended December 31, 2013 and 2012, respectively).

        In this segment, GTECH holds the following main concessions:

  •
  An exclusive concession for the activation and operation of the network for the Lotto game, which expires in June 2016. The indicated expiration date is subject to a dispute with the ADM, the governmental authority responsible for regulating and supervising gaming in Italy, as described below in "—Legal Proceedings" beginning on page [    ].

  •
  An exclusive concession for the operation of the National Lotteries for instant lotteries from October 1, 2010 to September 30, 2019, held by Lotterie Nazionali s.r.l., a 64% owned subsidiary of GTECH.

  •
  A non-exclusive concession held by Videolot, a direct wholly owned subsidiary of GTECH, for the activation and operation of the network for the telematic operation of legalized gaming machines, including AWP and up to 11,261 VLT machines, which commenced in March 2013 and will expire in March 2022.

  •
  Non-exclusive, non-renewable concessions held by Lottomatica Scommesse (which is a direct wholly owned subsidiary of GTECH), including:

  •
  for (i) the activation and operation of the network for sports gaming, toto (pari mutuel) betting and sports betting, operated through physical and interactive channels, and (ii) the operation of skill games through interactive channels. This concession commenced in March 2007 and expires in June 2016;

  •
  for the activation and operation of horse gaming, toto betting and horse betting, operated through physical and interactive channels. This concession commenced in March 2007 and will expire in June 2016;

  •
  for the activation and operation of horse gaming, toto betting and horse betting. This concession commenced in August 2009 and expires in June 2016;

  •
  for the activation and operation of the network for sports and horse gaming, toto betting, sports and horse betting and virtual betting. This concession commenced in July 2013 and expires in June 2016;

  •
  for the activation and operation of the network for sports and horse gaming, toto betting, sports and horse betting and skill games, operated through interactive channels. This concession commenced in October 2011 and expires in October 2020.

  Lottery

        Since 1993, GTECH has been the sole concessionaire for the Italian Lotto game. GTECH has gained substantial experience in managing all the activities along the lottery value chain, such as collecting wagers through its network, paying out prizes, managing all accounting and other back office functions, running advertising and promotion, operating data transmission networks and processing centers, training staff, providing retailers with assistance and supplying materials including play slips, tickets and receipts, and marketing and point of sale materials for the game.

        In Italy, GTECH also operates online lotteries, which are conducted through computerized systems in which lottery terminals are connected to a central computer system, such as Lotto, instant-ticket lotteries and traditional lotteries, which are games involving pre-printed paper tickets.

  Online Lottery

        Lotto is a traditional game that was played off-line for centuries and that originated roughly 500 years ago in Genoa, Italy. Lotto is now an online lottery in which players select and bet on a draw of up to five numbers, or combinations thereof. In June 2009, ADM introduced the new form of Lotto game called "10 and Lotto", in which players bet on the draw of ten numbers out of twenty drawn in a basket from 1 to 90. This new form is run through the Lotto network. In September 2010, ADM authorized a new form of "10 and Lotto" where drawings are held every five minutes and players can bet from one to ten numbers out of 20 drawn.

        For the Lotto concession, GTECH receives from ADM a fee equal to a percentage of ticket sales, which decreases as the total wagers increase during an annual period. For example, in 2013, the annual average fee rate received by GTECH was approximately 6.43% on total annual wagers of €6.333 billion and, in 2012, the annual average fee received by GTECH was approximately 6.37% on total annual wagers of €6.221 billion.

        Upon termination of the Lotto concession, GTECH is required to transfer, free of charge, to ADM upon its request, ownership of the entire automated systems which relate to the operation of the Lotto game. A similar requirement exists with respect to the termination of the other concessions.

  Instant and Traditional Lotteries

        In October 2003, the Ministry of Economy and Finance granted to Consorzio Lotterie Nazionali, a consortium 63% owned by GTECH, the exclusive concession to operate instant and traditional lotteries, which prior to that time had been operated by ADM. The remaining ownership of the consortium was held by Scientific Games International, Inc. ("Scientific Games") (20%), Arianna 2001 S.p.A. ("Arianna") (15%) and others. The concession expired in September 2010.

        In August 2010, Lotterie Nazionali, a company that was 64% owned by GTECH, executed the new instant lottery concession with ADM, which commenced in October 2010 and will expire in September 2019. The remaining ownership of Lotterie Nazionali is held by Scientific Games Luxembourg (20%), Arianna (15%) and others. Instant lotteries are available at approximately 67,000 points of sale (of which approximately 33,000 are also Lotto points of sale).

        For the new concession, the fee has been established as 3.9% of annual total wagers.

  Machine Gaming

        GTECH operates in the machine gaming concession in Italy through Videolot and through Videolot's subsidiaries Big Easy and Optima, as gaming machines operator and retailer, respectively. As of September 30, 2014, Videolot operates 68,249 AWP machines and 10,859 VLT machines on its networks.

  Sports Betting

        Sports events (including basketball, soccer, cycling, downhill skiing, cross country skiing, tennis, sailing and volleyball), motor sports (car and motorcycle racing), and non-sports events connected with the world of entertainment, music, culture, and current affairs of primary national and international importance are the subjects of legal betting in Italy.

        The betting can be:

  •
  pari-mutuel—where the total pool of wagers placed, minus a specified percentage, is divided among the winning players according to a formula set by ADM. A winner will be paid an amount equal to his or her share of the prize pool; or

  •
  fixed odds—where the payout amount is agreed upon in advance between the player and the bookmaker. In the case of a win, the bookmaker pays an amount equal to the bet multiplied by the odds fixed at the moment of the bet. The maximum prize for a ticket cannot exceed €10,000.

        As of September 30, 2014, GTECH's business in Italy had 299 sports betting point of sale locations, of which 293 were operational and 1,224 corner points of sale, of which 1,179 were operational during the nine months ended September 30, 2014. GTECH has also been granted rights by ADM to operate horse betting at 549 corner points of sale, of which 336 were operational during the first nine months of 2014.

  Commercial Services

        Leveraging its distribution network and secure transaction processing experience, GTECH offers high-volume transaction processing of commercial transactions such as prepaid cellular telephone recharges. GTECH also provides collection and payment services in Italy for the payment of utility bills, local fines and duties and also collects payments due on behalf of creditors and offers money transfer services as well as top-ups for digital terrestrial TV cards, payment of car road taxes, fidelity card services and stamp duty services.

        GTECH has been providing commercial, payment and processing services in Italy since 1998. GTECH's commercial services network comprises about 70,000 points of sale divided among tobacconists, bars, petrol stations, newspaper stands and motorway restaurants.

  Interactive Gaming

        GTECH provides all of the Internet games currently authorized in the Italian market, including skill games such as poker and other board and soft games; bingo; casino games such as roulette and black jack and reel games; live dealer roulette, blackjack, baccarat, and poker; horse and sports betting (fixed odds); pool games, such as a local game based on soccer events (pari-mutuel); virtual betting on events such as car, motorcycle, horse, and dog races and tennis or soccer matches; lottery including Lotto and "10 and Lotto" and Superenalotto with "Win for Life," "Eurojackpot;" and instant lottery (iGratta e Vinci on Line).

Americas

        The Americas segment offers all five of the GTECH product lines: The Americas segment generated revenues of €727.2 million and €755.7 million for the nine months ended September 30, 2014 and 2013, respectively (€994.1 million and €872.4 million for the years ended December 31, 2013 and 2012, respectively).

  Lottery

        In the majority of jurisdictions in this segment, lottery authorities generally award contracts through a competitive bidding process. After the expiration of the initial or extended contract term, a lottery authority generally may either seek to negotiate further extensions or commence a new competitive bidding process. From time to time, there are challenges or other proceedings relating to the awarding of the lottery contracts.

  Online Lottery

        GTECH has contracts for the installation and operation of lottery systems in 36 jurisdictions in the Americas including contracts in 21 United States jurisdictions and 15 jurisdictions throughout the Caribbean, Latin America and South America where GTECH provides online lottery systems and a wide range of services and products to help operate governmental lotteries. These contracts expire between 2015 and 2029. In addition, in each jurisdiction where GTECH has contracts listed below under the heading "—Lottery Management Services Contracts," GTECH also provides for the installation and operation of lottery systems as part of the management contracts or under separate facilities management contracts.

        The table below sets forth the lottery authorities and customers with which GTECH had facilities management contracts ("FMC") for the installation and operation of lottery systems as of June 30, 2014, and as to which GTECH is the sole supplier of central computers and terminals and material services in the Americas, as well as product sale contracts ("PSC") under which customers have, since January 2012, purchased (or have agreed to purchase) from GTECH new online systems, software and/or terminals and equipment in connection with the expansion or replacement of existing lottery systems. For FMCs, the table also sets forth information regarding the term of each contract and, as of June 30, 2014, the approximate number of terminals installed in each jurisdiction. The table below does not include FMCs in jurisdictions where GTECH also has contracts listed below under the heading "—Lottery Management Services Contracts."

Jurisdiction	FMC or PSC	Approximate Number of Lottery Terminals Installed(1)	Date of Commencement of Current Contract*	Date of Expiration of Current Contract Term	Current Extension Options**
United States:
Arizona	FMC	2,900	November 2005	August 2016	—
California	FMC	22,700	October 2003	October 2019	(2)
Florida	FMC	13,200	January 2005	September 2015	—
Georgia	FMC	10,000	September 2003	September 2018	—
Illinois(3)	FMC	9,500	July 2011	June 2021	4 one-year
Kansas	FMC	1,900	July 2008	June 2018	—
Kentucky	FMC	3,450	July 2011	July 2021	5 one-year
Massachusetts	PSC
Michigan	FMC	11,500	January 2009	January 2017	4 one-year
Minnesota	FMC	3,900	June 2002	February 2016	—
Missouri	FMC	4,900	December 2004	June 2015	5 one-year on mutual agreement
Nebraska	FMC	1,250	December 2010	June 2017	4 one-year
New York	FMC	19,000	September 2009	August 2017	Up to 3 years
North Carolina	FMC	7,800	January 2006	March 2017	—
Oregon(3)	FMC	3,550	October 2007	November 2020	—
Pennsylvania—Scientific Games International, Inc.	PSC
Rhode Island	FMC	1,250	July 2003	June 2023	—
South Dakota	FMC	620	August 2009	August 2019	—
Tennessee	FMC	5,290	January 2004	April 2015(4)	—
Texas	FMC	17,400	September 2011	August 2020	3 two-year
Virginia	FMC	5,500	June 2006	October 2017	—
Washington	FMC	4,200	July 2006	June 2016	—
West Virginia	FMC	1,700	June 2009	June 2016	—
Wisconsin	FMC	3,600	November 2003	June 2015	—
Canada:
Atlantic Lottery Corporation	PSC
Ontario Lottery and Gaming Corporation	PSC
Caribbean and Latin America:
Argentina
—Boldt Gaming S.A.(Buenos Aires Lottery/IPLC)(5)	FMC	4,800	November 1999	September 2016	—
—Slot Machines S.A. (San Luis Province/ Agencia Financiera de Loterías, Casinos y Juegos de Azar)	FMC	285	October 2011	October 2021	Extension options at sole discretion of Agencia
—Boldt—Instituto Provincial de Loterias y Casinos de la Provincia de Buenos Aires	PSC
Chile—Polla Chilena de Beneficencia		2,500	September 2008	August 2016	Up to 24 months
Dominican Republic—Loto Real Del Cibao, C.X.A.	FMC	1,247	August 2008	August 2015(6)	—
Jamaica—Supreme Ventures Limited	FMC	1,100	November 2000	January 2026	—
Mexico—Pronosticos Para La Asistencia Publica	FMC	9,820	September 2005	March 2015	—
Paraguay—Entretenimientos Generales, S.A.	PSC

*
Reflects the date upon which the contract became effective.

**
Reflects extensions available to the lottery authority under the same terms as the current contract. Lottery authorities occasionally negotiate extensions on different terms and conditions.

(1)
Total does not include instant ticket validation terminals or instant ticket vending machines.

(2)
At the end of the final extension option period, the contract will remain in effect under the same terms and conditions until either party provides at least two years notice of termination.

(3)
The lottery services management contract between Northstar Lottery Group, LLC ("Northstar"), a consortium in which GTECH indirectly holds an 80% controlling interest, was terminated pursuant to a termination agreement, dated December 9, 2014, between Northstar and the Illinois Department of Lottery. Northstar will continue to provide lottery management services in Illinois for a transitional period, as outlined in the termination agreement. GTECH will retain its separate facility management contract through June 30, 2021.

(4)
In July 2014, GTECH signed a seven-year integrated drawing-style/instant-ticket lottery gaming system and services contract with the Tennessee Education Lottery Corporation. The contract followed a competitive procurement and will commence following the lottery gaming system conversion in April 2015.

(5)
Under this contractual arrangement, Boldt, as operator for the lottery authorities, purchased the lottery system and related software license from GTECH at the commencement of the contract. Boldt received a three year extension to operate the ILPC lottery in September 2013 and in turn ILPC renewed GTECH's software license and support agreement for three years.

(6)
In August 2014, GTECH and Loto Real mutually agreed to terminate the Master Agreement between the parties, and on the same date executed a Transition Agreement, pursuant to which GTECH agreed to continue to operate and maintain the lottery system that GTECH provided to Loto Real under the Master Agreement for a period of nine months.

  Lottery Management Services Contracts

        GTECH is the lottery management services provider in three Americas jurisdictions—Illinois, Indiana, and New Jersey. In each jurisdiction, GTECH manages the day-to-day operations of the lottery and its core functions, subject to lottery oversight. In Illinois and New Jersey, GTECH provides lottery management services as part of a joint venture or consortium, respectively, and in Indiana, through a wholly owned subsidiary. As compensation for its lottery management services in each state, GTECH receives an annual incentive compensation fee to the extent the net income earned by the relevant state department of lottery in a given fiscal year exceeds such state's minimum guaranteed net income levels for such fiscal year, as provided under each relevant contract. The incentive compensation is subject to an annual cap of 5% of lottery net income in the case of Illinois and New Jersey and 5% of the minimum guaranteed net income levels in the case of Indiana. In the event the actual net income of the lottery is less than the guaranteed net income in a contract year, GTECH is required to pay the lottery for such shortfall. Such shortfall payments are capped at 5% in Indiana and Illinois and 2% in New Jersey.

        U.S. State Lottery Operations.    GTECH provides lottery management services in Illinois through Northstar Lottery Group, LLC ("Northstar"), a consortium in which GTECH indirectly holds an 80% controlling interest. Northstar manages the day-to-day operations and core functions of the Illinois lottery, subject to the oversight of the Illinois Department of Lottery (the "State"). GTECH provides certain hardware, equipment, software and support services to Northstar. On December 9, 2014, the State and Northstar entered into an agreement to terminate their relationship under the private management agreement ("PMA") between them. Under the termination agreement, the State will pay a termination for convenience fee and disentanglement services fees to Northstar for a 12-month period. Disentanglement services constitute all services that Northstar currently provides to the State under the PMA and Northstar will continue providing those services until the earlier of (1) a transition of Northstar's responsibilities to the State or to another private manager, or (2) 12 months from the termination notice date, unless otherwise extended by the State, which may extend the provision of disentanglement services under the termination agreement for up to three six-month periods. As part of the termination agreement, the State and Northstar have agreed to cease a dispute resolution process intended to adjudicate all outstanding litigation and other disputes between the parties.

        GTECH will retain its separate facilities management agreement through June 30, 2021. The parties have agreed that Northstar will assign the GTECH facilities management agreement to another private manager, or to the State, if another private manager is not selected. The agreement may be extended for up to four additional one-year terms, to June 30, 2025, at the discretion of the new manager with the approval of the State, if required. If the State selects another private manager, the private manager has the option of issuing a competitive procurement for services provided by GTECH under the facilities management agreement after June 30, 2018, subject to certain conditions.

        In Indiana, GTECH manages the day-to-day operations and core functions of the Hoosier Lottery through GTECH Indiana, LLC ("GTECH Indiana"), a wholly owned subsidiary, which has a 15-year agreement with the Hoosier Lottery expiring on June 30, 2028, subject to early termination provisions. The Hoosier Lottery has control over all significant business decisions with respect to the management of the lottery.

        In New Jersey, GTECH manages the day-to-day operations and core functions of the New Jersey lottery through Northstar New Jersey Lottery Group, LLC ("Northstar New Jersey"), a consolidated joint venture comprised of GTECH Corporation, Scientific Games New Jersey, a subsidiary of Scientific Games International, Inc., and OSI LTT NJ Grantor Trust, an affiliated entity of Ontario Municipal Employees Retirement System in which GTECH indirectly holds an approximate 41% interest. GTECH also provides certain hardware, equipment, software and support services and certain instant ticket goods and services. Northstar New Jersey is party to a lottery management agreement with the State of New Jersey Department of the Treasury, Division of Purchase and Property and Division of Lottery which expires on June 30, 2029, subject to early termination provisions.

        The table below sets forth the lottery authorities with which GTECH had operator contracts or lottery management services contracts as of June 30, 2014 for the day-to-day operation of core lottery functions, and management of lottery systems, and as to which GTECH is the supplier of central computers and terminals and material services. The table also sets forth information regarding the term of each contract and, as of June 30, 2014, the approximate number of terminals installed in each jurisdiction.

Jurisdiction	Approximate Number of Lottery Terminals Installed(1)		Date of Commencement of Current Contract*	Date of Expiration of Current Contract Term	Current Extension Options**
United States:
Illinois	9,500		July 2011	January 2016(2)	Option to extend for up to three 6-month periods
Indiana	4,000	(3)	October 2012	June 2028	10 one-year
New Jersey	6,860		June 2013	June 2029	—
Caribbean and Latin America:
Colombia
— ETESA/ COLJUEGOS(4)	6,000		April 2012	April 2017	—
— Grupo Empresarial En Linea, S.A.	3,800		September 2011	April 2017	—
Costa Rica
— Junta de Protección Social	1,200		June 2013	June 2019	Automatic renewals for 2 year periods up to a total of 10 years unless the Junta gives notice of nonrenewal
Trinidad & Tobago—National Lotteries Control Board	800		December 1993	March 2021	Automatic extension for 1 three-year period
Anguilla—LILHCo	10		May 2007	May 2017	—
Antigua/ Barbuda—LILHCo	55		September 1996	September 2016	—
Barbados—LILHCo	242		June 2005	June 2023	—
Bermuda—LILHCo	2		—	—	Automatic annual renewal
St. Kitts/Nevis—LILHCo	53		October 2013	October 2016	3 years
St. Maarten—LILHCo	44		September 2007	September 2017	1 ten-year(5)
U.S. Virgin Islands—LILHCo	87		December 2001	December 2016	1 five-year

*
Reflects the date upon which the contract became effective.

**
Reflects extensions available to the lottery authority under the same terms as the current contract. Lottery authorities occasionally negotiate extensions on different terms and conditions.

(1)
Total does not include instant ticket validation terminals or instant ticket vending machines.

(2)
Reflects revised period under termination agreement between Northstar and the State dated December 9, 2014.

(3)
In addition to the installation of its own lottery terminals, GTECH has contracted with Scientific Games International, Inc. for the provision of the hardware of Scientific Games' WAVE™ lottery terminals.

(4)
Equipment will vest in ETESA or its successor at the end of the contract term.

(5)
The extension option for this contract may be exercised on mutual agreement of the parties.

  Instant and Traditional Lotteries

        GTECH provides Self-Service Terminals ("SSTs"), including instant ticket vending machines ("ITVMs") and other self-service devices pursuant to existing facilities management contracts mentioned above, separate SST facilities management contracts, and through product sales contracts in 27 United States jurisdictions. These contracts expire between 2014 and 2017.

        The table below sets forth the lottery authorities with which GTECH has facilities management contracts for the provision of SSTs. This table also provides (except where noted) information respecting the number of SSTs that are currently in service under various SST product sales contracts. Finally, the table below sets forth information regarding the term of each FMC, as well as the approximate number of SSTs installed in each FMC jurisdiction, as of June 30, 2014.

Jurisdiction	FMC or PSC	Approximate Number of SSTs In Service	Date of Commencement of Current FMC Contract*	Date of Expiration of Current FMC Contract Term	Current Extension Options**
Arizona	FMC	840	February 2009	January 2015	5 one-year
California	(1)	6,600	—	—	—
Connecticut	(2)	200	July 2010	September 2014	2 one-year
Florida	(1)	2,040	—	—	—
Georgia	(1)	1,110	—	—	—
Illinois	(1)	3,200	—	—	—
Indiana	PSC(3)	940	—	—	—
Kentucky	(1)	740	—	—	—
Maine	(4)	210	September 2004	December 2014	—
Maryland	PSC	850	—	—	—
Massachusetts	PSC	2,600	—	—	—
Michigan	(1)	1,690	—	—	—
Minnesota	(1)	400	—	—	—
Missouri	FMC	1,350	March 2007	June 2015	(5)
New Jersey	(1)	1,550	—	—	—
New York	(1)	4,640	—	—	—
North Carolina	(1)	1,150	—	—	—
Oregon	PSC	370	—	—	—
Pennsylvania	PSC	4,250	—	—	—
Rhode Island	(1)	250	—	—	—
South Dakota	(1)	50	—	—	—
Tennessee	(1)	460	—	—	—
Texas	(1)	2,250	—	—	—
Virginia	(6)	1,850	June 2004	October 2017	—
Washington	(1)	1,850	—	—	—
West Virginia	(1)	180	—	—	—
Wisconsin	(1)	490	—	—	—

*
Reflects the date upon which the contract became effective.

**
Reflects extensions available to the lottery authority under the same terms as the current contract. Lottery authorities occasionally negotiate extensions on different terms and conditions.

(1)
Represents SSTs installed under an on line lottery facilities management contract. See Facilities Management Contracts table above for additional information.

(2)
GTECH's contract with the Connecticut Lottery Corporation is not a traditional facilities management contract, but rather is a lease agreement for a monthly fee in which GTECH provides related services.

(3)
In May 2012, GTECH entered into an agreement with the State Lottery Commission of Indiana for the provision of ITVM maintenance services. As a result of the execution of the Integrated Services Agreement between the Hoosier Lottery and GTECH Indiana, the maintenance agreement was assigned to GTECH Indiana, with GTECH Corporation retaining all responsibilities under the agreement. The agreement will continue through June 30, 2028.

(4)
GTECH's contract with the Maine Department of Administrative & Financial Services, Bureau of Alcoholic Beverages & Lottery Operations is not a traditional facilities management contract, but rather is a lease agreement for a monthly fee in which GTECH provides related services.

(5)
The contract is renewable on a year-to-year basis on mutual agreement of the parties.

(6)
The Virginia Lottery has contracted with Scientific Games International, Inc. (successor in interest to Oberthur Gaming Technologies Corporation), pursuant to which contract GTECH has subcontracted to provide SSTs and management of warehousing and distribution of instant tickets. Additionally, SSTs have been provided by GTECH under an FMC. See the Facilities Management Contracts table above for additional information.

  Instant Ticket Printing and Production Services

        GTECH is a major technologically advanced instant game supplier and has a total production capacity of more than 11 billion instant tickets annually. As an end-to-end provider of instant tickets and related services, GTECH specializes in the fast delivery of high-quality instant ticket games. In addition to printing, GTECH provides its customers with instant ticket marketing plans, graphic design, programming, production, packaging, shipping and delivery services. Instant tickets are sold at numerous types of retail outlets but most successfully in grocery and convenience stores.

        Government sponsored lotteries grant printing contracts on both an exclusive and non-exclusive basis where there is typically one primary vendor and one or more secondary vendors. A primary contract permits the vendor to supply the majority of the lottery's ticket printing needs and includes the complete production process from concept development through production and shipment. It also typically includes marketing and research support. A primary printing contract can also include any or all of the following services: warehousing, distribution, telemarketing, and sales/field support. A secondary printing contract includes providing back up printing services and alternate product sources. It may or may not include a guarantee of a minimum or maximum number of games. Instant ticket contracts are priced based on a percentage of ticket sales revenues or on a price per unit basis and generally range from two to five years with extension opportunities.

        As of June 30, 2014, GTECH had contracts to provide instant ticket printing and production services to 39 customers throughout the Americas, including 29 U.S. jurisdictions, three in Canada, one in Mexico, four in the Caribbean and Central America, and two in South America.

  Machine Gaming

        GTECH has agreements with casino customers to provide gaming machines, including fixed fee and participation contracts, and contracts in which customers have purchased (or have agreed to purchase) products. As of June 30, 2014, GTECH had contracts with 717 casino customers in the Americas segment, including 249 in Latin America and 468 in North America.

        The Americas has long term government sponsored contracts in eight (8) jurisdictions in the United States, five (5) jurisdictions in Canada, and one (1) in South America to provide VLTs and/or systems on a fixed fee or participation basis (percentage of sales or net win). These contracts, listed in the table below, expire between 2014 and 2023.

        The table below lists jurisdictions in which GTECH has agreements with government sponsored customers to provide gaming machines and/or video central systems as of June 30, 2014, including fixed fee and participation contracts, and contracts in which customers have purchased (or have agreed to purchase) products since January 2012. The table also provides information regarding the term of certain contracts and, as of June 30, 2014, the approximate number of gaming machines installed in each jurisdiction.

Jurisdiction	Nature of Contract	Approximate Number of Gaming Machines	Date of Commencement of Current Contract*	Date of Expiration of Current Contract	Current Extension Options**
United States:
Delaware	Gaming Machines—Participation	223	May 2014	October 2018	3 two year
Kansas	Central System—Participation	—	November 2008	December 2019	Upon mutual agreement
Louisiana	Central System—Product Sale	—	December 2005	December 2015	—
Maryland	Gaming Machines—Product Sale	2,194	April 2010	March 2015	1 five-year
	Central System—Fixed Fee	—	January 2010	September 2015	1 five-year
New York	Gaming Machines—Participation	1,391	May 2003	December 2017	—
Oregon	Gaming Machines—Product Sale	2,485	—	—	—
	Gaming Machines—Product Sale #2	1,500	October 2013	(1)	—
	Central System—Fixed Fee	—	November 1995	September 2015	—
	Central System replacement—Fixed Fee	—	January 2013	(2)	Upon mutual agreement
Pennsylvania	Central System—Participation	—	September 2011	September 2014	—
Rhode Island	Gaming Machines—Participation	2,782	July 2003	July 2023	—
	Central System—Participation	—	July 2003	July 2023	—
Canada:
Alberta Gaming & Liquor Commission	Central System—Product Sale	—	June 2011	June 2016	5 one-year
	Gaming Machines—Product Sale	2,087	November 2011	November 2018	—

Jurisdiction	Nature of Contract	Approximate Number of Gaming Machines	Date of Commencement of Current Contract*	Date of Expiration of Current Contract	Current Extension Options**
Atlantic Lottery Corporation	Gaming Machines—Product Sale	1,700	May 2012	November 2019	—
	Gaming Machines—Product Sale #2	950 —	January 2014	January 2021	—
	Central System—Services(3)	—	October 2012	(4)	7 one-year
Manitoba Lotteries Corporation	Gaming Machines—Product Sale	2,057	July 2012	July 2019	—
	Central System—Product Sale	—	July 2012	June 2018	7 one-year
Quebec (Société des lotteries video du Québec)	Gaming Machines—Product Sale	4,986	August 2010	August 2015	1 period of 3 years and 1 period of 2 years
	Central System—Product Sale	—	July 2010	July 2015	(5)
Saskatchewan Liquor and Gaming Authority	Central System—Product Sale	—	August 2012	November 2020	(6)
	Central System—Product Sale	—	August 2012	November 2020	(6)
	Gaming Machines—Product Sale	1,400	November 2012	November 2017	—
South America:
Argentina	Central System —Participation	—	March 2010	September 2023	1 two-year

*
Reflects the dates upon which the contract became effective.

**
Reflects extensions available to the customer under the same terms as the current contract. Customers occasionally negotiate extensions on different terms and conditions.

(1)
In October 2013, GTECH Canada ULC signed a contract to supply 1,500 new OXYGEN video lottery terminals and associated software and games to the Oregon Lottery. The contract will expire on the seventh (7th) anniversary of final acceptance of the last of the initial terminal batch delivered to the lottery, anticipated to occur in the third quarter of calendar year 2014.

(2)
In January 2013, GTECH USA, LLC signed a contract to lease to the Oregon Lottery its Intelligen™ video lottery gaming system, to replace the video lottery central computer system leased to the Oregon Lottery in November 1995. The term of the new lease is for seven years after rollout, and may be extended on mutual agreement of the parties.

(3)
Represents video central system maintenance agreements.

(4)
The initial term of the central system contract is seven years after final acceptance, following which the customer may extend the term for up to seven additional one-year periods. Acceptance occurred in April 2014.

(5)
Following the initial expiration period in July 2015, the customer has the option to extend so that the initial term expires on the fifth anniversary of the date of commencement of operation of the central system. The customer has further options to extend for two additional periods, one for three years and the second for two years.

(6)
The initial term of the central system contract is seven years after final acceptance, which occurred in November 2013, and is then automatically extended for successive one-year periods unless the customer elects not to renew.

  Sports Betting

        GTECH is the technology provider in retail and interactive channels for sports betting in Chile and Mexico.

        In Mexico, GTECH provides four pool-based games and managed services and risk and event management for a daily fixed-odds game. The pool-based games and fixed-odds game are available at retail locations.

        In Chile, GTECH provides two pool-based games. In addition, GTECH provides managed services and risk and event management for a daily fixed-odds game. Both the pool-based games and daily fixed-odds game can be played at retail locations and over the Internet.

  Commercial Services

        GTECH is an established provider of financial services, bill payment and access to eRecharge products (electronic vouchers and electronic top-up services) in major markets across Latin America and the Caribbean. GTECH operates in Chile through its Sencillito brand and in Colombia and Trinidad & Tobago through its VIA brand.

        Independent of its VIA and Sencillito brands, GTECH offers eRecharge products and processes millions of transactions annually in eight other Caribbean countries, including the United States Virgin Islands, Jamaica, Antigua and Barbados.

  Interactive Gaming

        GTECH offers a variety of interactive game products, including poker, casino, bingo, iLottery, and mobile systems. In the United States, GTECH is the leading iLottery provider, introducing iKeno in Georgia, and iLottery and the mobile app in Illinois.

        In December 2010, GTECH and Societé des Lotteries du Québec (Loto-Québec) launched the first regulated online poker network in North America, with British Columbia Lottery Corporation ("BCLC") joining in 2011.

        In June 2014, GTECH announced that it entered into an agreement for a four-year term with two (2) two-year extension options, with Loto-Québec and BCLC to provide interactive bingo software, games and related services to these Canadian lotteries through June 2018. The contract represents North America's first government-regulated interactive bingo network.

International Segment

        The International segment offers all five GTECH product lines: Lottery, Machine Gaming, Sports Betting, Commercial Services and Interactive Gaming. The International Segment generated revenues of €221.8 million and €246.6 million for the nine months ended September 30, 2014 and 2013, respectively (€331.1 million and €387.0 million for the years ended December 31, 2013 and 2012, respectively).

   Lottery

  Online Lottery

        GTECH has contracts for the installation and operation of lottery systems in eleven jurisdictions in the International segment. These contracts expire between 2014 and 2023.

        The table below sets forth the lottery authorities and customers with which GTECH had FMCs as of June 30, 2014 for the installation and operation of lottery systems, and as to which GTECH is the sole supplier of central computers and terminals and material services in the International segment, as well as PSCs under which customers have, since January 2012, purchased (or have agreed to purchase) from GTECH new online systems, software and/or terminals and equipment in connection with the expansion or replacement of existing lottery systems. For FMCs, the table also sets forth information regarding the term of each contract and, as of June 30, 2014, the approximate number of terminals installed in each jurisdiction.

Jurisdiction	FMC or PSC	Approximate Number of Lottery Terminals Installed(1)	Date of Commencement of Current Contract*	Date of Expiration of Current Contract Term	Current Extension Options**
Belgium—Loterie Nationale de Belgique	PSC
China
—Beijing Welfare Lottery	FMC	2,800	January 2012	December 2018	Automatic 2 one-year terms unless a party gives at least 180 days' notice before end of initial or extension term
—Shenzhen Welfare Lottery	FMC	2,039	July 2010	April 2021	Automatic 2 eighteen month terms unless a party gives at least 180 days' notice before the end of the initial or extension term
Czech Republic—SAZKA a.s. (f/k/a Czech Republic—SAZKA sázková kancelář a.s.)	FMC	7,000	November 2011	December 2022	—
Denmark—Danske Spil A/S	PSC
Finland—Veikkaus Oy	PSC
France—La Française des Jeux	PSC
Germany
—Lotterietreuhandgesellschaft mbH Thüringen	PSC
—Sächsische Lotto GMBH	PSC
—Westdeutsche Lotterie GmbH	PSC
Ireland—An Post Nat'l Lottery Company	FMC	3,700	June 2002	June 2015	—
Israel—Mifal Hapayis	PSC
Lithuania—UAB Lotelita	PSC
Luxembourg—Loterie Nationale	FMC	420	March 2013	March 2021	5 one-year terms
Madagascar—Reel Mada SA, Damalot Technical Services LTD and Gamlot Technologies LTD	PSC

Jurisdiction	FMC or PSC	Approximate Number of Lottery Terminals Installed(1)		Date of Commencement of Current Contract*	Date of Expiration of Current Contract Term	Current Extension Options**
Malaysia—Pan Malaysian Pools	PSC
Mauritius—Lottotech Ltd.	PSC
New Zealand—Lotto New Zealand	PSC
Nigeria—Secure Electronic Technology plc.	FMC	3,500	(2)	November 2008	December 2016(2)	10 years(2)
Poland—Totalizator Sportowy	FMC	14,400		December 2011	November 2018	3 one-year or 3 years
Portugal—Santa Casa de Misericordia de Lisboa	PSC
Singapore—Singapore Pools (Pte) Ltd.	PSC
Slovak Republic—TIPOS, National Lottery Company, a.s.	FMC	2,550		March 1996	December 2018	—
Spain
—Organizacion Nacional de Ciegos Españoles (ONCE)(3)	FMC/PSC	7,390		May 2010	December 2020	5 years and subsequently for biannual periods unless either party elects to terminate with prior notice of 2 years
—UTE Logista GTECH, Law 18/1982, No. 1	PSC
—Ibermatica S.A.	PSC
Switzerland
—Loterie de la Suisse Romande	PSC
—Swisslos Interkantonale Landeslotterie	PSC
Turkey—Turkish National Lottery(4)	FMC	5,000		February 1996	November 2014(4)	(4)
Ukraine—Ukraine National Lottery	PSC
United Kingdom—The National Lottery(5)	FMC	42,850		February 2009	January 2023	—

*
Reflects the date upon which the contract became effective.

**
Reflects extensions available to the lottery authority under the same terms as the current contract. Lottery authorities occasionally negotiate extensions on different terms and conditions.

(1)
Total does not include instant ticket validation terminals or instant ticket vending machines.

(2)
The terminals in use in this contract are not GTECH terminals, but are Secure Electronic Technology plc's (SET) handheld terminals. GTECH's contract expires on the date of expiry of SET's license, which is in December 2016 with an option to extend for 10 years.

(3)
In October 2009, GTECH Global Lottery S.L., jointly with its Spanish partner Logista SA, created a UTE (Temporary Union of Companies) called UTE Logista GTECH, Law 18/1982, No. 1. In October 2009, the UTE signed an agreement with ONCE to create a complementary channel of non-blind ONCE retailers, which was launched in May 2010. This agreement was amended by the parties on December 18, 2013 to revise the business model in order to improve the results and ensure the project's viability, thereby limiting the purpose of the agreement to the provision of certain logistics and technological services.

(4)
The term of the contract with the Turkey lottery authority renews for successive one-year extension terms unless either party gives timely notice of non-renewal. In addition, the Turkey lottery authority has the option to assume responsibility for the provision of certain lottery services at any time after the second anniversary of system start-up.

(5)
Operated by Camelot UK Lotteries Limited on a facilities management basis. The approximate number of lottery terminals installed includes 6,000 Compact Lottery Terminals which are capable of selling online lottery tickets, but currently only sell instant tickets.

  Instant and Traditional Lotteries

        In addition to the above facilities management contracts, GTECH has PSCs for the provision of SSTs, including ITVMs and other self-service devices in eight jurisdictions in the International segment.

        The table below sets forth the lottery authorities with which GTECH's International segment has PSCs for the provision of SSTs as of June 30, 2014. This table also provides (except where noted) information reflecting the number of SSTs that are currently in service under various PSCs. Finally, the table below sets forth information regarding the term of each service agreement related to the PSC, as well as the approximate number of SSTs installed in each jurisdiction, as of June 30, 2014.

Jurisdiction	Approximate Number of SSTs In Service	Date of Commencement of Current Service Agreement*	Date of Expiration of Current Service Agreement Term	Current Extension Options**
Belgium	19	—	—	—
France	1,075	October 2005	November 2022	—
Hungary	16	December 2013	November 2022	—
Iceland	25	—	—	—
Luxembourg(1)	130
Poland(1)	300	—	—	—
Singapore—Singapore Pools	48	—	—	—
Switzerland	205	—	—	—

*
Reflects the date upon which the contract became effective.

**
Reflects extensions available to the lottery authority under the same terms as the current contract. Lottery authorities occasionally negotiate extensions on different terms and conditions.

(1)
Represents SSTs installed under an on line lottery Facilities Management Contract. See Facilities Management Contracts table above for additional information.

  Instant Ticket Printing and Production Services

        As of June 30, 2014, GTECH's International segment had contracts with 13 customers including eleven in Europe, one in Africa and one in Australia to provide instant ticket printing and production services.

  Machine Gaming

  Commercial Casino

        GTECH's International segment has agreements with casino and other machine operators to provide gaming machines to licensed operations. The most common business models are direct sale, fixed fee or participation contracts. In addition to gaming machines, GTECH also generates revenues by providing content-sale only, game conversion upgrades, spare parts and machine merchandise. As of July 31, 2014, GTECH had contracts with approximately 465 casino and machine customers in Europe, Africa, Russia and Asia, and has gained a steady and strong presence across most gaming floors in this region.

        In addition to providing machines, GTECH also has become a supplier in the industry for online accounting solutions for land-based operations with over 200 customers in Europe, Africa and Asia.

  Government Sponsored Gaming

        The International segment has long term government sponsored contracts in two jurisdictions to provide VLTs and/or systems on a fixed fee or participation basis (percentage of sales or net win). These contracts, listed in the table below, expire between 2016 and 2023.

        The table below lists jurisdictions in which GTECH has agreements with government sponsored customers to provide gaming machines and/or video central systems as of June 30, 2014.

Jurisdiction	Nature of Contract	Approximate Number of Gaming Machines	Date of Commencement of Current Contract*	Date of Expiration of Current Contract	Current Extension Options**
Sweden (AB Svenska Spel)	Gaming Machine and Central System Product Sales	6,640	May 2007	June 2016	2 two-year
	Central System Product Sale	—	May 2003	—	—
Switzerland (Loterie de la Suisse Romande)	Gaming Machine and Central System Product Sales	750	July 2010	December 2023	—

*
Reflects the dates upon which the contract became effective.

**
Reflects extensions available to the customer under the same terms as the current contract. Customers occasionally negotiate extensions on different terms and conditions.

        In July 2014, GTECH was selected to provide its INTELLIGEN system to Greek lottery operator OPAP to provide OPAP's VLT Central Information System to monitor and control up to 35,000 VLTs in OPAP's planned new network. GTECH is expected to connect its INTELLIGEN Central Information System to OPAP and concessionaire VLTs beginning in late 2014, following system certification by the Hellenic Gaming Commission.

  Sports Betting

        GTECH provides betting technology to lotteries and commercial operators in regulated markets. World Lottery Association customers of GTECH include OPAP, Lottery National Belgium (LNB) and Marca, the Spanish national daily sports newspaper owned by Unidad Editorial in Spain, and Szerencsejáték Zrt (National Lottery in Hungary).

  Commercial Services

        Leveraging its distribution network and secure transaction processing experience, GTECH offers high-volume transaction processing of commercial transactions including prepaid cellular telephone recharges, collection and payment services for the payment of utility bills, and money transfer services, as well as ticketing for sporting and musical events. Additionally, GTECH provides a processing and network service on behalf of third parties, without collecting amounts due.

        The following table depicts jurisdictions where the International segment currently has agreements to provide commercial services, as of June 30, 2014, and the approximate number of points of sale in operation under the respective agreements.

Jurisdiction	Services Provided	Approximate Number of Points of Sales (POSs)	Date of Commencement of Current Contract	Date of Expiration of Current Contract	Current Extension Options
Czech Republic	Prepaid cellular top ups, payment services, events ticket sales, microloans, etc.	7,000	Originally October 1992 (latest amendment/extension signed November 2011)*	December 2022*	N/A
Lithuania	Prepaid cellular top ups, payment services	3,000	June 2012*	October 5, 2022*	N/A
Slovakia	Prepaid cellular top ups, events ticket sales	2,200	Originally March 1996, latest amendment/extension signed March 2011.*	December 2017*	N/A
Poland	Prepaid cellular top ups, payment services, money transfer	800	Contract with TS Lottery for commercial services since 2013*	November 2018*	Up to three years

*
Commercial services provided via online lottery contract

        In addition to the commercial services noted above relative to its contract with the Polish lottery, GTECH also provides commercial service products in Poland through its Billbird subsidiary with approximately 18,000 POS terminals and electronic cash registers, processing more than 4 million transactions per month. BillBird is the leading provider of electronic bill payment services in Poland. BillBird also provides mobile prepaid and money transfer services.

  Interactive Gaming

        GTECH offers a variety of interactive gaming products within the International segment including poker, casino, bingo and mobile systems.

        World Lottery Association members Svenska Spel in Sweden and Norsk Tipping in Norway are among GTECH's interactive bingo platform and services customers. Svenska Spel, the State Lottery of Sweden, has been operating their Interactive Poker using GTECH platforms since 2006.

        The State Lottery of Finland, Veikkaus Oy, has been a customer of GTECH since 1989. In 2010, Veikkaus awarded a contract to GTECH to supply its interactive bingo platform.

        In April 2009, GTECH announced that it entered into an agreement with Societé de Loterie Romande (LoRo), to provide interactive games (draw games, instant games, sports and horse riding) and related services (monitoring and operations of the system).

        GTECH also entered into an agreement with Lottery National Belgium (LNB) in April 2009 to provide interactive games (draw games, instant games and sports betting) and related services (monitoring and operations of the system).

        In June 2013, the Spanish interactive gaming market became regulated and GTECH acquired ten customers offering casino table games, the Spanish Poker Network and the Spanish Bingo Network.

        GTECH also provides its casino content to an array of commercial operators including bet365, Gala Bingo, Ladbrokes, Rank Group and William Hill.

Product Development

        GTECH devotes substantial resources on research and development, incurring €77.6 million and €72.2 million of related expenses during the years ended December 31, 2013 and 2012, respectively.

Intellectual Property

  Trademarks

        GTECH owns registered trademarks in the United States, Canada, Italy and the rest of Europe as well as other countries and uses other marks that may not yet have been registered.

  Software Development

        GTECH has developed certain software for use in the management of a range of lottery, betting, and gaming functions and products, including leveraging integration with other software components. The intellectual property of the software is managed according to concession requirements. Software developed by GTECH is used:

  (i)
  in the central system for the centralized management of (a) functions connected to the services provided by GTECH through the points of sale of Lotto, of the lotteries, machine gaming and betting, and to other commercial services not connected to games, such as telephonic top-up services or utilities payment services, (b) functions connected to the services provided through web sites for online gaming and (c) back-office functions for the centralized management of data relating to the points of sale and machine gaming, for the connection of the central system with terminals located at the points of sale, for GTECH's online payments, for trouble ticketing of the terminals, for management of the points of sale, for updating of the terminals through the network, for updating of content for machine gaming, for management of the network and data exchange and for management of the data archive of GTECH; and

  (ii)
  in the terminals for the management of Lotto, of the lotteries, machine gaming, betting and online payments, for the provision of gaming and non-gaming content, as well as in the integration with other devices such as mobile phones.

        Historically, GTECH generally has sought to obtain patents on its products on a limited scale, but also relied heavily on trade secret protection believing that its technical "know-how" and the creative skills of its personnel would be of substantially more importance to its success than the benefit which patent protection ordinarily would afford. As GTECH continues to advance the development of new technological solutions and expand its presence in other market segments, it has begun to pursue comprehensive intellectual property protection, including patents where appropriate, for these solutions. GTECH is currently pursuing protection of some of its newest advances in technology and gaming. GTECH has obtained patent protection in certain of its key business methods in the areas of infrastructure systems, terminal improvements and creative game design. Many of GTECH's products bear recognizable brand names that it either owns or has the right to use pursuant to license agreements. GTECH owns trademark registrations in the United States and in foreign countries and uses other marks that have not been registered. GTECH also licenses certain trademarks from third parties such as Who Wants to be a Millionaire™, Caesars™, Harrah's™, The Three Stooges™, World Series of Poker™, Rio™, Sons of Anarchy™, Plants v. Zombies™, Bejeweled™, Zuma™ and Billboard™.

Market

        In most countries, the gaming market is heavily regulated. Each country governs the gaming sector, from a regulatory and administrative point of view, with its own solutions. Lotteries and other gaming activities are typically regulated by a specialized governing body. The organizational model varies from country to country, although, more frequently, the operation of games is conducted by one or more dedicated public or private entities. In certain countries, the operation of games is conducted by several operators. In the United States, there is a lottery authority or a commission for gaming activities in each state.

        On a worldwide basis, the supply of gaming products is varied and can be broken down by game lines, such as gaming (casino, VLT and other games), lotteries (online, instant and traditional lotteries) and betting. The development of these game lines among different countries is highly diversified. This is attributable, in particular, to macroeconomic factors, but also to player preferences and local legislation.

  Lotteries

        Lotteries are operated by state and governmental bodies and their licensees in over 180 jurisdictions worldwide. Governments have authorized lotteries primarily as a means of generating non-tax revenues. Global lottery sales were equal to approximately US$284 billion in 2013 (source: La Fleur's 2014 World Lottery Almanac).

  Italian Gaming Market

        GTECH is a market leader in the Republic of Italy in the overall regulated gaming industry. Based on ADM's 2013 statistics, the Italian B2C gaming market is valued at €84.7 billion in wagers. The gross gaming yield (GGY, the difference between wagers and payout) is worth €17 billion, including €8.5 billion in government taxes and €8.5 billion in combined gaming company annual revenue, according to ADM.

        The Italian B2C gaming market is highly regulated. Games are operated by privately owned companies based on concessions awarded by the Government and its regulatory body, ADM. In 2013, 20.4% of wagers and 35% of GGY were generated by the lotteries segment, compared to 56.4% and 53.2%, respectively, by machine gaming, while 23.2% of wagers and 12% of GGY came from all the other games, including sports betting, horse betting, and a number of interactive games including poker and casino games, and bingo.

  U.S. Gaming Market

        In the United States, lottery revenues are frequently designated for particular purposes, such as education, economic development, conservation, transportation and aid to the elderly. Many states have become increasingly dependent on their lotteries as revenues from lottery ticket sales are often a significant source of funding for these programs.

        According to La Fleur's 2014 World Lottery Almanac (containing data for the fiscal year 2013), approximately 50% to 65% of sales of an online lottery in the United States is returned to the public in the form of prizes. Approximately 30% is used by the state to support specific public programs or as a contribution to the state's general funds. The remaining amount is generally used to fund the operations of the lottery, including the cost of advertising, sales commissions to point of sale retailers and service fees to vendors such as GTECH.

        According to La Fleur's 2014 World Lottery Almanac, U.S. lotteries' consolidated revenues (including traditional sales as well as non-traditional products such as table games and VLTs) totaled $66 billion. In recent years, as the United States lottery industry has matured, the rate of lottery sales growth has moderated and certain of GTECH's customers have from time to time experienced a downward trend in sales.

        There are currently 44 states, plus the District of Columbia, that authorize the operation of online lotteries in the United States. Implementation of lotteries in other jurisdictions will depend upon successful completion of legislative, regulatory and administrative processes.

  Machine Gaming Market

        The machine gaming B2B market accounted for $6.9 billion in 2013, showing a clear recovery trend since 2010, with a compound annual growth rate ("CAGR") of +8% from 2010-2013, after a steep decline from 2008-2010, with a CAGR for that period equal to -7%.

        The machine gaming market is comprised of different product segments:

  •
  "Slot machines" with two different revenue models:

  •
  sold for a set price ("equipment sales" or "product sales") representing units replaced every year or new installations (approximately 170,000 machines shipped in 2013 globally); and

  •
  leased for a fixed daily fee or in participation ("recurring revenue" or "gaming operations"), with 330,000 machines installed in 2013 globally; and

  •
  "Slot systems" represented by central systems that manage a set of slot machines positioned on the floor.

        Slot machines form a substantial portion of the total machine gaming market (91% of total market in 2013). The equipment sales component decreased in 2010 to approximately 45% of total slot machine revenues (due to operators financial difficulties during the economic crisis), but have since recovered to approximately 50%, in line with historical levels.

        From a geographical perspective the international business weight has significantly increased over time (from 21% in 2003 to 33% in 2013). However, North America still accounts for about 2/3 of the overall market.

        Casino game content plays an increasingly important role in the interactive B2B and social casino B2C segments which continue to be driven by monetization of content libraries and intellectual property across distribution platforms. (All figures included in this section were obtained from Eilers Research, Gaming Equipment Suppliers, 2014.)

  Interactive Gaming Market

        The global interactive gaming market includes casino (slots and table games), poker, bingo, sports betting, horseracing, skill based games and lotteries. The 2013 global market is estimated by

H2 Gambling Capital at €26.9 billion in GGY and consists of operators and suppliers participating in the regulated and unregulated markets, which H2 Gambling Capital estimates at €10.6 billion and €16.3 billion, respectively.

        According to H2 Gambling Capital, the global interactive gaming market grew at a CAGR of approximately 8.8% between 2008 and 2013, which was primarily driven by improved broadband penetration and capacity, increased mobile penetration, and a growing number of market participants.

        The largest interactive market by player location is the U.K., which accounts for about 15% of the total market, according to H2 Gambling Capital. (Source: H2 Gambling Capital, Global Summary, November 9, 2014)

Competition

  Lotteries

        The lottery technology business is highly competitive and subject to strong price-based competition. GTECH is the undisputed leader in this sector with a global market share exceeding 50%, including a U.S. market share above 75%. GTECH provides facilities management, lottery services or the combination of the two to lottery operators in regulated markets in 60 countries. GTECH's primary competitors in the lottery technology business are Scientific Games Corporation and Intralot S.A.

        The instant tickets game business is also highly competitive and subject to strong price-based competition. GTECH controls approximately 10% of this sector. GTECH's competitors in the U.S. are Scientific Games Corporation and Pollard Banknote Limited. Internationally, a number of instant ticket game vendors compete with us including the competitors mentioned above, as well as diversified printing companies such as Eagle Press of India.

        The private manager, operator and licensee sector continues to emerge globally. Competitors in this market primarily consist of a handful of commercial lottery operators active mainly in their domestic markets, such as Tattersalls, Sisal S.p.A. ("Sisal"), Sazka, and OPAP, and also includes a few commercial lottery operators, such as GTECH and Camelot, which compete globally. GTECH is the leading commercial operator in the United States and manages the Illinois, Indiana, and New Jersey lotteries through its 80% stake in Northstar Lottery Group, which is 20% owned by Scientific Games Corporation. Camelot U.K. Lotteries Ltd. operates the UK National Lottery and the Ireland National Lottery.

  Italy

        GTECH's 2013 share of the Italian gaming market is 35% of wagers and 40% of GGY, with leading market positions across all gaming markets, through a broadly diversified B2C product portfolio.

        Lottery concessions are awarded on an exclusive basis through a competitive procurement process. GTECH currently manages two out of the three existing concessions, Lotto (the traditional online lottery) and Gratta & Vinci (instant tickets). The third concession is for a jackpot-lottery—Superenalotto—and is managed by Sisal. GTECH's 2013 share of the Italian lotteries market is 92% of wagers and 86% of GGY.

        Machine gaming concessions have been awarded to a dozen operators, who have the right to operate both AWP and VLT machines. AWPs are the mass-market gaming machines, with low limits set for the maximum bet and the maximum win (€1 and €100, respectively). VLTs have higher betting and winning limits (€10 and up to a €500,000 jackpot, respectively) and can only be installed in exclusive gaming locations such as gaming halls, bingo halls and sport betting shops. GTECH is a market leader in the Italian machine gaming space, with a 2013 share of 23% and 19%, in wagers and

GGY, respectively. Other operators include Italian and foreign companies like Gamenet, Sisal, Cogetech, Novomatic, and Snai. In the machine gaming B2B space, GTECH supplies central systems, VLT machines and AWP kits to a high number of machine gaming operators. In the central systems and VLT machines space, GTECH is a market leader together with its Austrian competitor Novomatic.

        All the other B2C gaming markets, including sport betting and interactive gaming, are based on a multi-concession system, where several operators can be awarded a concession. GTECH is among the leading operators in this fragmented market, with a 2013 share of 14% and 11% in wagers and GGY, respectively. Many Italian and foreign companies compete for market share in one or more segments of this market, including Bwin, Paddy Power, Pokerstars, Sisal, Snai, and William Hill.

        Outside the regulated gaming industry, GTECH also offers payment and transaction services in the Italian market. Services are also provided through GTECH's retail network. The main competitors in this business are the banks and the postal services, together with some other private companies.

  Machine Gaming

        Following a wave of supplier diversification in the market, where new entrants have been gaining market share, the industry is experiencing significant consolidation. This can largely be attributable to a slowdown in North American traditional slot machine revenues as regional gaming revenue headwinds, such as declines in same store sales, impacts the demand for slot machines. As such, the machine gaming sector is evolving from just the sale and leasing of slot machines to include: (1) multi-channel systems and table games equipment for traditional land based casino, (2) lottery technology, (3) real-money interactive gaming, and (4) online and mobile social casino gaming. (Source: Bank of America Merrill Lynch, Gaming Primer 2014: How to Play the Game, September 2014.)

  Interactive Gaming

        Outside of Italy, GTECH participates in the global regulated interactive gaming market as a B2B provider, primarily supplying lottery and commercial operator clients in regulated European and North American markets. GTECH designs, manufactures, and distributes a wide range of games, technology solutions, and services, available via desktop and mobile devices. GTECH also competes as a mobile casino operator through its subsidiary, Probability.

        The interactive gaming B2B competitive landscape has evolved to mirror industry-wide trends of product and channel (online and mobile) convergence and vertical integration. GTECH faces competition from operators, such as 888 Holdings and bwin.party, which have developed broad, cross-channel product offerings and solutions for internal use and as a supplier to third parties. GTECH also competes with broad-based traditional B2B providers, such as Playtech plc and Microgaming Software Systems, which have developed extensive interactive casino content and broad cross-channel product offerings. GTECH also faces competition from traditional machine gaming suppliers which either supply third parties with interactive casino games, such as Scientific Games, or which have multi-product offerings and solutions, such as Amaya Gaming.

        As a mobile casino operator in the U.K., through its subsidiary, Probability, GTECH primarily competes with broad-based gaming operators, such as William Hill plc and Paddy Power plc.

Regulatory Framework

        GTECH currently does business in approximately 100 countries worldwide. The gaming and betting industry in Italy is regulated in all aspects by government authorities. The Italian gaming and betting regulatory authority is ADM. In the United States, the manufacture and distribution of gaming equipment, systems and services, as well as the operation of casinos, is subject to regulation by a variety of local and federal agencies, with most oversight provided by individual state agencies.

   Italian Gaming and Betting Regulations

        GTECH operates in Italy in the gaming and betting sectors. As of June 30, 2014, GTECH held concessions for (i) the activation and operation of the network for the Lotto game, (ii) the operation of instant and traditional lotteries, (iii) the activation and operation of the network for the telematic operation of legalized AWP machine (new slot), and (iv) the collection of pari-mutuel and fixed odds betting through physical points of sale and interactive channels.

        Gaming in Italy is an activity reserved to the State. Any game which is carried out without proper authorization is illegal and subject to criminal penalties. Italian law grants the Ministry of Economy and Finance the power to introduce games and to manage gaming and betting activities directly or by granting concessions to third parties. The process of creating and granting gaming and betting concessions in Italy is heavily regulated.

        Gaming and betting concessions are granted pursuant to a public tender procurement process. The concession provides for all the concessionaire's activities and duties including collection of the game's revenues, the payment of winnings, the payment of the point of sale, the drawings and the management of all the technological assets to operate gaming. However, pursuant to Article 24, paragraph 11-26 of Law no. 88/2009, the exercise and remote collection of bets and games is not based on a tender process but rather the authorization of applicants meeting certain qualifications. Concessions are for a determined time period and are not renewable unless indicated in the concession agreement; in such event, the renewal is not on the same terms. In certain cases, the concession may be extended at the option of the governmental authority. Under certain circumstances, which are typically defined in the concession agreement, the concession may be revoked or terminated. Most cases of early termination are related to the breach of the terms of the concession agreement or the non-fulfillment of conditions of that agreement. In some cases, the early termination of the concession allows the State to draw upon the entire amount of the performance bond presented by the concessionaire. Upon governmental request, the concessionaire has an obligation to transfer, free of charge, the assets subject of the concession to the State at the end of the term of the concession or in the event of its revocation or early termination. Each single concession contains specific provisions enacting such general obligation.

        The ongoing operations of Italian gaming and betting operators are typically subject to extensive and evolving regulation. In general, the regulatory requirements include:

  •
  licenses and/or permits;

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  findings of suitability for the company, as well as individual officers, directors, major stockholders and key employees;

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  documentation of qualification, including evidence of financial stability;

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  the provision of financial guarantees (bid bond and performance bond);

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  information on shareholders owning more than 2% with regard to bidding processes;

  •
  specific approvals for gaming equipment manufacturers and distributors;

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  good standing of directors, manager and shareholders owning more than 2% of the concessionaire;

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  certain economic and financial requirements;

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  taxation and financial requirements;

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  taxation on the wagers coming from illegal gaming;

  •
  permission of the State in case of change of control of the concessionaires;

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  registration of all operators in the gaming machine industry; and

  •
  anti-money laundering compliance.

   United States Gaming Regulations

        Gaming is regulated by state law in the United States, which typically prohibits gaming except as authorized and regulated by the particular state. There are currently 45 jurisdictions that authorize the operation of online lotteries in the United States. The ongoing operations of lotteries and lottery operators are typically subject to extensive and evolving regulation, which vary state-by-state. While the regulatory requirements vary from jurisdiction to jurisdiction, most require:

  •
  licenses and/or permits;

  •
  findings of suitability for the company, as well as individual officers, directors, major stockholders and key employees;

  •
  documentation of qualification, including evidence of financial stability; and

  •
  specific approvals for gaming equipment manufacturers and distributors.

        State lottery authorities generally conduct intensive investigations of vendors and their employees prior to and after awarding a vendor a contract with the lottery. State lottery authorities may require the removal of any of the vendor's employees deemed to be unsuitable and are generally empowered to disqualify a vendor from receiving a lottery contract or operating a lottery system as a result of any such investigation. Some states also require extensive personal and financial disclosure and background checks from persons and entities beneficially owning a specified percentage (typically 5% or more) of a company.

  EU Proposed Gaming Regulation

        The European Union is considering setting out a harmonizing regulation on online gambling. The European Commission is unveiling an action plan, with a series of initiatives over the next two years, aimed at clarifying the regulation of online gambling and encouraging cooperation between Member States. While Member States are, in principle, free to set the objectives of their policies on online gambling, the purpose of the European Commission is to develop a well-regulated, safer online gambling sector in the European Union. The European Commission will adopt three recommendations addressed to the Member States, namely on (i) common protection of consumers; (ii) responsible gambling advertising; and (iii) the prevention of betting-related match-fixing.

Employees

        As of September 30, 2014, GTECH conducted business in approximately 100 countries worldwide on six continents and had 8,668 employees. Relations with GTECH's mid-level employees and production workers are subject to Italy's national collective bargaining agreement for the metalwork's industry. On December 1, 2000, GTECH entered into an agreement with its mid-level employees and production workers supplementing the terms of the relevant national collective bargaining agreement. Relations with GTECH's executives are subject to the national collective bargaining agreement for executives in the metalwork's industry. Most of GTECH's employees are not represented by any labor union. GTECH believes that its relationship with its employees is generally satisfactory. During the last three years, GTECH has not experienced any strike that significantly influenced its business activities.

        As of December 31, 2013 GTECH had a total of 8,468 employees in 51 countries on six continents. Compared to the preceding fiscal year, headcount was relatively flat. Hiring of new employees outside of replacing employees who left GTECH has been focused on hiring employees to either support new business or to support growth areas of GTECH such as Lottery Management Agreements (LMA's) in the United States. In addition GTECH recently acquired Probability Plc. in the U.K. which added approximately 55 employees to GTECH's global workforce. Workforce reductions over the past year have been mostly focused on optimizing GTECH's Interactive business in Europe.

        In January 2013, GTECH announced a plan to further integrate its businesses on a global basis. These changes were aimed at supporting growth, improving efficiency and enhancing profitability across operations, stepping up the pace of internationalization of GTECH to better capture its potential. GTECH is now operated under a new unified, customer-facing organization structure aligned around three global geographic regions—Americas, International and Italy—and supported by a central products and services structure. These changes resulted in a number of changes in roles and responsibilities as well as reporting relationships for many employees globally.

        GTECH encourages the commitment, loyalty and devotion of its employees, in part by linking part of their remuneration to performance. In July 2012, GTECH's Board of Directors implemented the 2012-2018 Stock Option Plan and the 2012-2016 Stock Allocation Plan, which were both approved by GTECH's shareholders in May 2012. The Board approved the terms and conditions of such plans, awarded options and shares thereunder and resolved, in accordance with the authorization granted by GTECH's shareholders on April 28, 2011, to increase the stock capital up to an amount of €1,768,483 serving the 2012-2018 Stock Option Plan, with an exercise price of the options set at €15.25.

  Employees by Segment

(as of December 31)	2013	2012	2011
Italy	836	818	719
Americas	3,450	3,330	3,002
International	680	787	797
Products & Services and Corporate Support	3,502	3,507	3,403

Total	8,468	8,442	7,921

        GTECH had an average of 6,608 salaried employees in 2013 (2012: 6,567; 2011: 6,166) and an average of 8,386 full-time equivalent employees in 2013 (2012: 8,392; 2011: 7,890). As of December 31, 2013, the proportion of women among permanent employees was 31%; 13% of senior executives were female.

        Of the average number of employees during the year 2013, 1,628 were classified as Managing Directors, (2012: 1,577; 2011: 1,462), 116 as senior executives (2012: 104; 2011: 93) and 6,743 as employees (2012: 6,806; 2011: 6,421).

        1,038 employees left GTECH in the course of 2013. The staff turnover rate was 12.2% and exceeded previous years' levels (2012: 8.2%; 2011: 9%).

Source of Materials; Seasonality

        The main raw material used in the GTECH production processes is paper, used both for the production tickets, and for office work, which accounts for over half of the materials which enter production. Metal is the second raw material in order of significance, followed by electronic components. A significant part of the material used involves packaging, which is mainly based on cardboard and paper. Printing also involves a significant consumption of toner and ink. Management believes that adequate supplies and alternate sources of GTECH's principal raw materials are available and does not believe that the prices of these raw materials are especially volatile.

        In general, GTECH's business is not materially affected by seasonal variation. However, in the sports betting business, the volume of bets which GTECH collects over the year can be affected by the schedules of sporting events and the particular season of such sports. The volume of bets GTECH collects can also be affected by schedules of significant sporting events that occur at regular, but infrequent, intervals, such as the FIFA World Cup. In the lottery business, lottery consumption and gaming may decrease over the summer months due to the tendency of consumers to be on vacation during that time.

 Real Property

        GTECH S.p.A's registered offices are located in Rome at Viale del Campo Boario, 56/D and GTECH's world headquarters are located in the United States at GTECH Center, 10 Memorial Boulevard, Providence, RI. As of September 30, 2014, GTECH leases approximately 114 properties in the United States and 67 properties outside of the United States and owns a number of facilities and properties including:

  •
  14 properties in Italy and Belgium, including properties located (i) at Zona Industriale, 85050 Tito, Potenza and (ii) at Via Staro, 20134, Milan;

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  an approximately 140,000 square foot manufacturing and central storage facility in Coventry, Rhode Island;

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  an approximately 13,000 square foot enterprise data center in West Greenwich, Rhode Island;

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  an approximately 113,000 square foot manufacturing, research and development and office building in Moncton, New Brunswick, Canada;

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  an approximately 43,000 square foot manufacturing and office facility in Gross St. Florian, Austria.

        The following table shows GTECH's owned and leased properties as of September 30, 2014:

  U.S. Properties

Location	Square Feet	Use and Productive Capacity	Extent of Utilization	Holding Status	Products Produced
55 Technology Way, West Greenwich, RI	170,000	WG Technology Center: Office; research and testing; storage and distribution	100%	Leased	NA
1372 Main Street, Coventry, RI	140,000	Manufacturing Center: Manufacturing and assembly; office; repair; storage and distribution	100%	Owned	ITVMs, ticket checkers
10 Memorial Boulevard, Providence, RI	120,315	GTECH Headquarters: Office	100%	Leased	NA
4100 South Frontage Road, Lakeland, FL	98,280	GTECH Printing Plant: Printing facility; storage and distribution; office	100%	Leased	Printed tickets
8520 Tuscany Way, Bldg. 6, Suite 100, Austin, TX	81,933	Texas Warehouse and National Response Center: Contact center; storage and distribution; office.	95%	Leased	NA
5300 Riata Park Court, Bldg. E, Suite 100, Austin, TX	42,537	Austin Tech Campus: Research and test; office.	90%	Leased	NA
8200 Cameron Road, Suite E120, Austin, TX	24,320	Data Center of the Americas: Data center; network operations; office.	80%	Leased	NA
47 Technology Way, West Greenwich, RI	11,500	Enterprise Data Center: Data center; network operations.	75%	Owned	NA
75 Baker Street, Providence, RI	10,640	RI National Response Center: Office; contact center	100%	Leased	NA

   Non-US Properties

Location	Square Feet	Use and Productive Capacity	Extent of Utilization	Holding Status	Products Produced
Viale del Campo Boario 56/D 00154 Roma—Italy	13,000	GTECH Headquarter in Italy: Office Italy Data Center: Data center; network operations.	100%	Leased	NA
Via delle Monachelle snc Pomezia (RM), Italy	12,000	Warehouse for sorting materials to the sales network.	100%	Leased	NA
328 Urquhart Ave, Moncton, New Brunswick, Canada	117,000	Canada HQ: manufacturing; Office; research and test.	100%	Owned	VLTs
Seering 13-14, Unterpremstatten, Austria	73,776	Austria Gaming HQ: Office; research and test.	90%	Leased	NA
Lasnitzstrasse 19, Gross St. Florian, Austria	50,808	Austria Manufacturing: Manufacturing; storage and distribution.	75%	Owned	VLTs
Brama Building, Warsaw, Poland	48,420	International Tech Hub: Office; research and test.	95%	Leased	NA

        GTECH's facilities are in good condition and are adequate for its present needs and there are no known environmental issues that may affect GTECH's utilization of its real property assets.

        GTECH does not have any plans to construct, expand or improve its facilities in any material manner other than general maintenance of facilities. As such, no increase in productive capacity is anticipated.

        None of GTECH's properties are subject to mortgages or other security interests granted to secure indebtedness to certain financial institutions.

Legal Proceedings

        GTECH is currently party to a number of legal proceedings within the normal course of its business. The following is a summary of significant legal matters as of the date of this proxy statement/prospectus. Except for the proceedings cited in this section, there are no governmental, legal or arbitration proceedings (including any such proceedings pending or threatened, of which GTECH is aware), nor have there been during the previous twelve months, which may have or have had in the recent past material effects on GTECH's financial position or profitability.

  Lotto Game Concession: Lottomatica/ADM Arbitration and Potential for Further Action—Stanley International Betting Limited Appeal

  Arbitration Lottomatica (GTECH)/ADM

        On January 24, 2005, GTECH initiated an arbitration proceeding to determine the effective initial date of the Italian Lotto Concession. GTECH requested the Board of Arbitrators to declare that the initial starting date of the Italian Lotto Concession was June 8, 1998 (the date on which the European Commission in Brussels notified the Italian Government that infringement procedure no. 91/0619 was closed) and that, as a result, the final expiration date of the Lotto Concession is June 8, 2016.

        On August 1, 2005, the Board of Arbitrators ruled in favor of GTECH, finding that the Italian Lotto Concession became operative only once the infringement procedure initiated by the European Commission was closed. Amministrazione Autonoma dei Monopoli di Stato ("ADM," now ADM)

challenged the arbitration award before the Rome Court of Appeals seeking ruling that the final expiration date of the Lotto Concession was April 17, 2012. Stanley International Betting Limited ("Stanley") intervened in the appeal, seeking the annulment of the arbitration award.

        On March 6, 2012, the Rome Court of Appeals rejected the appeal presented by ADM against the arbitration award. The Court also declared Stanley's appeal inadmissible.

        On May 29, 2012, ADM notified GTECH of its appeal before the Supreme Court of Cassation seeking the annulment of the ruling issued by the Rome Court of Appeal. The ADM appeal is based on the assumption that such ruling would be invalid for lack of motivation because the Court of Appeal failed to explain the grounds of its judgment. In addition, on May 28, 2012, Stanley provided notice of its appeal before the Supreme Court of Cassation, asking for the annulment of (i) the part of the ruling issued by the Rome Court of Appeal that ordered Stanley to pay, jointly and severally with ADM, the litigation costs, and (ii) the part of the ruling that declared inadmissible Stanley's intervention in the judgment.

        On February 3, 2014, the Supreme Court of Cassation definitively rejected all of ADM's arguments and declared inadmissible Stanley's intervention in the judgment.

        Despite several prior arbitral awards and judicial decisions in GTECH's favor, ADM nonetheless may continue to seek monetary or other relief from GTECH in respect of these four disputed years of concession, potentially through additional legal or administrative action. As described herein, although GTECH has strong arguments in defense of these allegations, an adverse finding or settlement could result in significant damages or other payments.

  Stanley International Betting Limited Appeal

        On June 18, 2007, Stanley served upon ADM and GTECH a summons before the regional administrative tribunal ("TAR") of Lazio seeking the annulment and/or the non-application of a note dated April 19, 2007 (the "Note"), as well as the related deeds of the Lotto Concession, in connection with which ADM had rejected the request of the plaintiff's co-management of the service of the Lotto. Sisal also intervened in the appeal of Stanley, but its appeal was ultimately dismissed in October 2010 for Stanley's failure to appear. GTECH appeared in the proceeding and sought the dismissal of the appeals. The TAR of Lazio rejected the two appeals for procedural reasons in June 2012. Stanley Betting appealed the decision to the Council of State (Consiglio di Stato) in August 2010.

        In its January 7, 2013 ruling, the Council of State rejected Stanley's appeal, finding that the Note was not an administrative deed and, therefore, was per se not challengeable. The Council of State also decided to postpone its definitive decision regarding the renewal of the Lotto Concession until after the decision of the Supreme Court of Cassation on the term of the Lotto Concession, giving the parties a term of sixty days to resume the trial in the Council of State after the decision of the Court of Cassation. After the elapse of the deadline given by the Council of State, GTECH submitted a request for the declaration of the closure of the judgment due to the fact that the same was not resumed on time. Following GTECH's request, the trial was declared closed. However, on June 18, 2014, Stanley Betting filed an appeal against the same decree. The hearing date has not yet been set.

        Stanley has also presented an administrative appeal before the President of the Republic (Ricorso straordinario al Capo dello Stato) against the ADM decrees of January 23, 2013 and March 14, 2013 regarding the introduction of remote collection of Lotto, based on the same issues and bases of the appeal of illegitimacy of the Lotto concession renewal. On July 12, 2013, GTECH requested a discussion of this administrative appeal before the administrative judge with a specific act of notice to ADM and Stanley. Stanley has resumed the appeal before the TAR of Lazio, but the hearing date has not yet been set.

   Administrative Procedures on the Setting-Up and Operation of a Screen-Based Gaming Management Network

        On June 1, 2007, the Regional Public Prosecutor of the Government Audit Department (Corte dei Conti) served Videolot, along with all of the other nine Italian video lottery concessionaires with an invitation to submit briefs regarding an investigation on possible damages to the State Treasury.

        The Regional Prosecutor contested that Videolot, in conjunction with certain ADM officials, did not accurately fulfill a number of obligations relating to the concession and failed to comply with certain service levels. The damage to the State Treasury supposedly caused by Videolot and the other video lottery concessionaries, in conjunction with said ADM officials, was alleged to be approximately €4.0 billion.

        On February 17, 2012, the Audit Government Department, Lazio Regional Office, handed down the first ruling against all ten Italian video lottery concessionaires. The Audit Department quantified Videolot's responsibility at €100 million. Ultimately, on February 7, 2014, the court issued decision n.52/2014 accepting a €36 million settlement of the government's claim against Videolot.

        In parallel with the proceedings before the Audit Department, Videolot filed appeals before the administrative judge against ADM's request regarding penalties of €10,140,448.44 for the failure to comply with the obligations to complete the activation of the online network and the failure to comply with service levels (the "fourth penalty"). The TAR of Lazio dismissed the motions filed by Videolot on November 30, 2009.

        In January 2010, Videolot filed an appeal before the Council of State. In rulings issued on August 22, 2011, the Council of State upheld the appeals filed by Videolot. In particular, the Council of State found that there was no damage (and in addition no proof of damage) and that the breach of contract ascribed to the concessionaires did not have any impact on the eventual delay of the start of the public service under the concession.

        On February 23, 2012, ADM notified Videolot of the definitive calculation of the fourth penalty rejecting all the conclusions filed by Videolot and confirming a penalty of €9,737,625.44. Videolot, appealed this revised assessment asking to suspend the execution as a matter of law until the case is resolved.

        On May 24, 2012, TAR Lazio issued a court order suspending the fourth penalty and on June 17, 2013, annulled the ADM request regarding the fourth penalty. On January 27, 2014, ADM notified Videolot of an appeal against this ruling before the State Council. The hearing date has not yet been set. Videolot has filed its defense against the ADM appeal.

  Soggea vs. Lottomatica Scommesse

        On October 17, 2012, Soggea S.p.A. served Lottomatica Scommesse, a wholly owned GTECH subsidiary, with a summons before the Tribunal of Rome asking for damages equal to €20.5 million. Soggea claims that Lottomatica Scommesse wrongfully terminated an agreement between them that allowed Soggea to be part of Lottomatica Scommesse's tournament circuit for online gaming.

        Soggea asked the Tribunal to rule on Lottomatica Scommesse's termination of their agreement and impose damages of €20.5 million or as an alternative, €12.3 million. A final hearing date is scheduled for July 1, 2015.

  Cogetech vs. Lottomatica Scommesse

        On June 17, 2013, Cogetech S.p.A. served Lottomatica Scommesse, GTECH S.p.A., Boss Media AB and Giovanni Puoti with a summons before the Tribunal of Rome seeking termination of a contract between Cogetech and Lottomatica Scommesse and unspecified damages.

        The dispute arises out of a contract pursuant to which Cogetech participates in Lottomatica Scommesse's online gaming tournament circuit and shares liquidity. Lottomatica Scommesse notified Cogetech on March 29, 2013 of its intention to terminate the agreement after its auditor, Puoti, had determined that Cogetech had breached its obligations of fairness and good faith under the agreement.

        Lottomatica Scommesse has submitted its brief contesting all Cogetech's claims and is counterclaiming for damages against Cogetech. The first hearing in the matter was held on May 14, 2014, which was subsequently rescheduled for October 16, 2014.

  CEF Contract Proceedings

  Background

        In January 1997, Caixa Economica Federal ("CEF"), the operator of Brazil's National Lottery, and Racimec Informática Brasileira S.A. ("Racimec"), the predecessor of GTECH Brazil, entered into a four-year contract pursuant to which GTECH Brazil agreed to provide online lottery services and technology to CEF (the "1997 Contract"). In May 2000, CEF and GTECH Brazil terminated the 1997 Contract and entered into a new agreement (the "2000 Contract") obliging GTECH Brazil to provide lottery goods and services and additional financial transaction services to CEF for a contract term that, as subsequently extended, was scheduled to expire in April 2003. In April 2003, GTECH Brazil entered into an agreement with CEF (the "2003 Contract Extension") pursuant to which: (a) the term of the 2000 Contract was extended into May 2005, and (b) fees payable to GTECH Brazil under the 2000 Contract were reduced by 15%. On August 13, 2006, all agreements between GTECH and CEF terminated in accordance with their terms.

  Criminal Allegations against Certain GTECH Employees

        In late March 2004, federal attorneys with Brazil's Public Ministry recommended that criminal charges be brought against nine individuals, including four senior officers of CEF, Antonio Carlos Rocha, the former Senior Vice President of GTECH and President of GTECH Brazil, and Marcelo Rovai, then GTECH Brazil's marketing director and currently employed in GTECH's Latin America region ("Denuncia 1").

        The Public Ministry attorneys had recommended that Messrs. Rocha and Rovai be charged with offering an improper inducement in connection with the negotiation of the 2003 Contract Extension, and co-authoring, or aiding and abetting, certain allegedly fraudulent or inappropriate management practices of the CEF management who agreed to enter into the 2003 Contract Extension. Neither GTECH nor GTECH Brazil were the subject of the criminal investigation, and under Brazilian law, entities cannot be subject to criminal charges in connection with this type of matter.

        In June 2004, the judge reviewing the charges in Denuncia 1 prior to their being filed refused to initiate the criminal charges against the nine individuals but instead granted a request by the Brazilian Federal Police to continue the investigation which had been suspended upon the recommendation of the Public Ministry attorneys that criminal charges be brought. The report following the conclusion of the investigation did not recommend that indictments be issued against Messrs. Rocha or Rovai, or against any current or former employee of GTECH or GTECH Brazil.

        The Public Ministry attorneys then requested that the Brazilian Federal Police reopen their investigation and, in August 2010, the Brazilian Federal Police issued a report, based entirely upon the June 21, 2006 Brazilian congressional report described below, and sent the report to the Public Ministry attorneys.

        Notwithstanding the favorable resolution of the Brazilian Federal Police's initial investigation, on June 21, 2006, a special investigating panel of the Brazilian congress issued a report and voted, among other things, to ask the Public Ministry attorneys to indict 84 individuals, including one current and three former employees of GTECH Brazil, on allegations that the individuals helped GTECH Brazil to illegally obtain the 2003 Contract Extension. GTECH found nothing in the congressional report to cause it to believe that any present or former employee of GTECH or GTECH Brazil committed any criminal offense in connection with obtaining the 2003 Contract Extension. Further, GTECH conducted an internal investigation of the 2003 Contract Extension under the supervision of the independent directors of GTECH Holdings Corporation. GTECH found no evidence that GTECH, GTECH Brazil, or any of their current or former employees violated any law, or are otherwise guilty of any wrongdoing in connection with these matters.

        The U.S. SEC began an informal inquiry in February 2004, which informal inquiry became a formal investigation in July 2004, into the Brazilian criminal allegations against Messrs. Rocha and Rovai, and GTECH's involvement in the facts surrounding the 2003 Contract Extension, to ascertain whether there has been any violation of United States law in connection with these matters. In addition, in May 2005, representatives of the United States Department of Justice asked to participate in a meeting with GTECH and the SEC. GTECH cooperated fully with the SEC and the United States Department of Justice with regard to these matters, including by responding to their requests for information and documentation. In August 2009, GTECH was advised by the SEC that the SEC had concluded its investigation and did not intend to recommend enforcement action.

        These favorable developments notwithstanding, in September 2010, GTECH received a copy of new criminal charges that Public Ministry attorneys recommend to a Brazilian Federal judge be filed against 16 individuals, including 14 current or former CEF officers and employees, Antonio Carlos Rocha and Marcos Andrade, a former officer of GTECH Brazil ("Denuncia 2"). The Public Ministry attorneys asserted that the defendants "swindled public money" through entering into successive illegal price changes, contract extensions and other amendments to CEF's contracts with Racimec and GTECH Brazil, and agreeing to reduce or eliminate contractual fines and penalties that should properly have been imposed upon Racimec and GTECH Brazil. Such allegations echo charges which have been made in the past by the: (i) Public Ministry attorneys in their April 2004 civil action and (ii) the Federal Court of Accounts in their 2003 TCU Audit Report. The TCU matter was dismissed (as previously reported by GTECH) and the trial judge in the April 2004 matter (as also previously reported by GTECH) ruled in GTECH's favor in November 2011. These more recent allegations by the Public Ministry Attorneys include the claim made in the April 2004 civil action that a consulting company in which a former CEF director held an interest served as an intermediary in contract negotiations between CEF and a Brazilian public utility pursuant to which CEF allowed the public utility to provide prepaid cellular phone cards through the CEF lottery network operated by GTECH Brazil. GTECH Brazil was not a party to this agreement, entered into in 1999. The Public Ministry attorneys advanced the theory that the consulting company received the 1999 contract in consideration for the former CEF director's assistance in influencing CEF negotiations to the advantage of GTECH Brazil.

        In October 2014, GTECH learned that the charges in Denuncia 2 were rejected by a Brazilian Federal Judge who found there was no evidence of or grounds for a criminal prosecution. GTECH Brazil was advised that the Public Ministry Attorneys are likely to appeal this decision.

        In November 2010, GTECH received a copy of criminal charges that Public Ministry attorneys recommend to a Brazilian Federal judge be filed against nine individuals, including Antonio Carlos Rocha, Marcelo Rovai and Marcos Andrade ("Denuncia 3"). The Public Ministry attorneys assert that the defendants be charged with corruption for using improper influence and offering undue advantage as a form of payment to obtain the 2003 Contract Extension.

        Neither GTECH nor GTECH Brazil is named as a defendant in these criminal charges and, as noted above, under Brazilian law entities cannot be subject to criminal charges in connection with these matters. GTECH believes that its two former employees and one current employee involved have strong substantive and procedural defenses and that the assertions made against them are groundless.

        The Brazilian Federal judge has approved the filing of the charges in Denuncia 3 to be brought against all but one defendant in this matter. The judge is allowing one defendant, because he was a former government employee, the opportunity to present a defense prior to determining whether to accept Denuncia 3.

  Brazil ICMS Tax

        On July 26, 2005, the State of São Paulo challenged GTECH Brazil for classifying the remittances of printing ribbons, rolls of paper and wagering slips ("Consumables") to lottery outlets in Brazil as non-taxable shipments. The tax authorities disagree with that classification and argue that these Consumables would be subject to ICMS tax as opposed to the lower rate ISS tax that GTECH Brazil paid. The tax authorities argue that in order for printed matter to be considered non-taxable it has to be "personalized." To be considered personalized, the Consumables must be intended for the exclusive use of the one ordering them. GTECH Brazil filed its defense against the Tax Assessment Notice, which was dismissed. GTECH Brazil filed an Ordinary Appeal and a Special Appeal to the Court of Taxes and Fees, both of which were not granted. The State Treasury of São Paulo has filed a tax foreclosure to collect the tax obligation amounting to 22,910,722 Brazilian Reals (approximately €7.3 million at exchange rates in effect as of September 30, 2014) plus statutory interest, penalties and fees of approximately 102.2 million Brazilian Reals for a total obligation of approximately 125.1 million Brazilian Reals (approximately €39.9 million at exchange rates in effect as of September 30, 2014). GTECH Brazil is preparing to file an appeal of this matter with the First District Court of the State Treasury (Barueri). Prior to filing the appeal, it is likely that GTECH Brazil will be required to provide security for the tax obligation in the event it is unsuccessful in the appeal. GTECH Brazil has been advised by Brazilian counsel that these proceedings are likely to take several years, and could take longer than seven years to litigate through the appellate process to final judgment. In November 2012, GTECH Brazil filed a new action in São Paolo state court to annul the ICMS claim based upon the lack of merit of the tax authority's claim. GTECH Brazil believes that these claims are groundless.

Corporate Structure and Subsidiaries

  Incorporation and Status

        GTECH's registered head office is located at Viale del Campo Boario 56/D, 00154 Rome, Italy, telephone number +39 06 518991. GTECH is registered with the Companies' Register of Rome with registration number 08028081001. GTECH's corporate existence is currently scheduled to expire on December 31, 2070.

  Share Capital

        As of the date of this proxy statement/prospectus, the authorized share capital of GTECH was €190,502,053, with 174,975,393 ordinary shares issued and fully paid each with a €1.00 par value. The issued and outstanding share capital of GTECH may be increased from time to time as shares are issued pursuant to the share-based compensation plans approved by the competent corporate bodies.

   Subsidiaries

        GTECH S.p.A. and its subsidiaries are comprised of the following as of September 30, 2014:

List of GTECH S.p.A. subsidiaries
Name	Jurisdiction	Share Capital*	Ownership and Voting Power %	Shareholder
Atronic Australia Pty Ltd.	Australia	2,000	100	Atronic Australien GmbH
Atronic Australien GmbH	Germany	573	100	GTECH S.p.A.
Big Easy S.r.l.	Italy	2,300	51	Lottomatica Videolot Rete S.p.A.
CartaLis Imel S.p.A.	Italy	10,000	85	Lottomatica Italia Servizi S.p.A.
Consorzio Lotterie Nazionali	Italy	7,500	63	GTECH S.p.A.
Grips RSA	South Africa	**	100	GTECH Austria GmbH
GTECH Austria GmbH	Austria	300	100	GTECH Germany GmbH
GTECH Canada ULC	Nova Scotia, Canada	54,261	100	GTECH S.p.A.
GTECH German Holdings Corporation GmbH	Germany	25	100	GTECH S.p.A.
GTECH Germany GmbH	Germany	302	100	GTECH German Holdings Corporation GmbH
GTECH Peru S.A.	Peru	**	98	GTECH Germany GmbH
GTECH USA, LLC	Nevada, USA	19,105	100	GTECH S.p.A.
Invest Games S.A.	Luxembourg	93,100	100	GTECH S.p.A.
LIS Istituto di Pagamento S.p.A.	Italy	1,000	100	Totobit Informatica Software e Sistemi S.p.A.
Lotterie Nazionali S.r.l.	Italy	31,000	64	GTECH S.p.A. (20.25%);
				SW Holding S.p.A. (43.75%)
Lottomatica Giochi e Partecipazioni S.r.l.	Italy	10	100	GTECH S.p.A.
Lottomatica International Greece S.r.l.	Italy	10	84	GTECH S.p.A.
Lottomatica Italia Servizi S.p.A.	Italy	2,582	100	GTECH S.p.A.
Lottomatica Scommesse S.r.l.	Italy	20,000	100	GTECH S.p.A.
Lottomatica Videolot Rete S.p.A.	Italy	3,226	100	GTECH S.p.A.
Optima Gaming Service S.r.l.	Italy	10	100	Lottomatica Videolot Rete S.p.A.
PCC Giochi e Servizi S.p.A.	Italy	21,000	100	GTECH S.p.A.
SED Multitel S.r.l.	Italy	800	100	GTECH S.p.A.
Spielo International Argentina S.r.l.	Argentina	44.3	86.45	GTECH Germany GmbH
Spielo International Italy S.r.l.	Italy	1,000	100	GTECH S.p.A.
GTECH Monaco S.A.M.	Monaco	150	98	GTECH Austria GmbH
SW Holding S.p.A.	Italy	350	100	GTECH S.p.A.
Totobit Informatica Software e Sistemi S.p.A.	Italy	3,043	100	Lottomatica Italia Servizi S.p.A.
GTECH Holdings Corporation	Delaware, USA	3,358,895.382	100	Invest Games S.A.
GTECH Corporation	Delaware, USA	**	100	GTECH Holdings Corporation
Anguilla Lottery and Gaming Company, Ltd.	Anguilla	10	100	Leeward Islands Lottery Holding Company, Inc.
Antigua Lottery Company, Ltd.	Antigua	**	100	Leeward Islands Lottery Holding Company, Inc.
BG Monitoring Center Holding Company Limited	Cyprus	US $20	100	GTECH Global Services Corporation Limited
Beijing GTECH Computer Technology Company Ltd.	China (PRC)	US $1,750	100	GTECH Foreign Holdings Corporation
BillBird S.A.	Poland	4,490.368	100	GTECH Global Services Corporation Limited

List of GTECH S.p.A. subsidiaries
Name	Jurisdiction	Share Capital*	Ownership and Voting Power %	Shareholder
Business Venture Investments No 1560 Proprietary Limited	South Africa	**	100	GTECH Global Services Corporation Limited
Cam Galaxy Group Ltd.	United Kingdom	100	100	GTECH Corporation
Caribbean Lottery Services, Inc.	U.S. Virgin Islands	**	100	Leeward Islands Lottery Holding Company, Inc.
Data Transfer Systems, Inc.	Delaware, USA	**	100	GTECH Corporation
Dreamport, Inc.	Delaware, USA	**	100	GTECH Corporation
Dreamport do Brasil Ltda.	Brazil	3,534.113	100	Dreamport, Inc. (99.75%);
				GTECH Foreign Holdings Corporation (0.25%)
Dreamport Suffolk Corporation	Delaware, USA	**	100	GTECH Corporation
Europrint (Games) Limited	United Kingdom	20	100	Europrint Holdings Ltd.
Europrint Holdings Limited	United Kingdom	90.908	100	Cam Galaxy Group (40%);
				JSJ Ltd. (60%)
Europrint (Promotions) Limited	United Kingdom	**	100	Europrint Holdings Ltd.
GTECH Asia Corporation	Delaware, USA	**	100	GTECH Corporation
GTECH Australasia Corporation	Delaware, USA	**	100	GTECH Corporation
GTECH Avrasya Teknik Hizmetler Ve Musavirlik A.S.	Turkey	280	99.6	GTECH Corporation
GTECH Brasil Ltda.	Brazil	96,582.428	100	GTECH Corporation (99.75%);
				GTECH Foreign Holdings Corporation (0.25%)
GTECH Colombia Ltda.	Colombia	6,884,500	100	GTECH Global Services Corporation Limited (99.998%);
				GTECH Comunicaciones Colombia Ltda. (.001%);
				Maria Clara Martinez (.001%) (Nominee share)
GTECH Comunicaciones Colombia Ltda.	Colombia	1,408,043	100	GTECH Foreign Holdings Corporation (99.99%);
				Alvaro Rivas (.01%) (Nominee share)
GTECH Corporation	Utah, USA	**	100	GTECH Corporation
GTECH Cote d'Ivoire	Ivory Coast	1,000	100	GTECH Foreign Holdings Corporation
GTECH Czech Services s.r.o.	Czech Republic	1,000	100	GTECH Global Services Corporation Limited (98%); GTECH Ireland Operations Limited (2%)
GTECH Czech Republic, LLC(1)	Delaware, USA	3,000	37	GTECH Corporation
GTECH Far East Pte Ltd	Singapore	25	100	GTECH Global Services Corporation Limited
GTECH Foreign Holdings Corporation	Delaware, USA	**	100	GTECH Corporation
GTECH France SARL	France	8	100	GTECH Foreign Holdings Corporation
GTECH (Gibraltar) Limited	Gibraltar	**	100	GTECH (Gibraltar) Holdings Limited
GTECH (Gibraltar) Holdings Limited	Gibraltar	15.701	100	GTECH Global Services Corporation Limited
GTECH GmbH	Germany	500	100	GTECH Global Services Corporation Limited

List of GTECH S.p.A. subsidiaries
Name	Jurisdiction	Share Capital*	Ownership and Voting Power %	Shareholder
GTECH Global Lottery S.L.	Spain	8.8088	100	GTECH Global Services Corporation Limited
GTECH Global Services Corporation Limited	Cyprus	US $486,574.326	100	GTECH Corporation
GTECH Indiana, LLC	Indiana, USA	**	100	GTECH Corporation
GTECH Ireland Operations Limited	Ireland	100	100	GTECH Global Services Corporation Limited
GTECH Latin America Corporation(2)	Delaware, USA	**	80	GTECH Corporation;
				Computers and Controls (Holdings) Limited (20%)
GTECH Malta Holdings Limited	Malta	15	99.99	GTECH Sweden Interactive AB
GTECH Malta Casino Limited	Malta	80	99.99	GTECH Malta Holdings Limited
GTECH Malta Poker Limited	Malta	40	99.99	GTECH Malta Holdings Limited
GTECH Management P.I. Corporation	Delaware, USA	**	100	GTECH Corporation
GTECH Mexico S.A. de C.V.	Mexico	50,000	100	GTECH Corporation (99.656696%);
				GTECH Foreign Holdings Corporation (0.343297%);
				GTECH Latin America Corporation (0.000007%)
GTECH Northern Europe Corporation	Delaware, USA	**	100	GTECH Corporation
GTECH Poland Sp. z o.o.	Poland	52,382	100	GTECH Corporation
GTECH Rhode Island LLC	Rhode Island, USA	**	100	GTECH Corporation
GTECH SAS	Colombia	25,000	100	GTECH Global Services Corporation Limited (80%);
				GTECH Comunicaciones Ltda. (10%); GTECH Foreign Holdings
				Corporation (10%)
GTECH Servicios de México, S. de R.L. de C.V.	Mexico	**	100	GTECH Corporation (99.9%);
				GTECH Foreign Holdings Corporation (0.1%)
GTECH Slovakia Corporation	Delaware, USA	**	100	GTECH Corporation
GTECH Southern Africa (Pty) Ltd.	South Africa	**	100	GTECH Corporation
GTECH Spain S.A.	Spain	101	100	GTECH Global Lottery S.L.
GTECH Sports Betting Solutions Limited	United Kingdom	**	100	GTECH Global Services Corporation Limited
GTECH Sweden AB	Sweden	100	100	GTECH Global Services Corporation Limited
GTECH Sweden Interactive AB	Sweden	1,141.3	100	GTECH Global Services Corporation Limited
GTECH Sweden Investment AB	Sweden	300	100	GTECH Sweden Interactive AB
GTECH U.K. Limited	United Kingdom	200	100	GTECH Corporation
GTECH UK Games Limited	United Kingdom	**	100	GTECH Sweden Interactive AB
GTECH UK Interactive Limited	United Kingdom	1.172	100	GTECH Sports Betting Solutions Limited

List of GTECH S.p.A. subsidiaries
Name	Jurisdiction	Share Capital*	Ownership and Voting Power %	Shareholder
GTECH Ukraine	Ukraine	9,548.63029	100	GTECH Asia Corporation (99%);
				GTECH Management P.I . Corporation (1%)
GTECH VIA DR, SAS	Dominican Republic	300	100	GTECH Global Services Corporation Limited (99.9997%);
				GTECH Ireland Operations Limited (0.0003%)
GTECH WaterPlace Park Company, LLC	Delaware, USA	**	100	GTECH Corporation
GTECH West Africa Lottery Limited	Nigeria	10,000	100	GTECH Global Services Corporation Limited (75%);
				GTECH Ireland Operations Limited (25%)
GTECH Worldwide Services Corporation	Delaware, USA	**	100	GTECH Corporation
Innoka Oy	Finland	16.2	81	GTECH Global Services Corporation Limited
Interactive Games International Limited	United Kingdom	**	100	Europrint Holdings Ltd.
JSJ Ltd.	United Kingdom	690	100	GTECH Corporation
Leeward Islands Lottery Holding Company, Inc.	St. Kitts & Nevis	13,600	100	GTECH Global Services Corporation Limited
Lottery Equipment Company	Ukraine	**	100	GTECH Asia Corporation (99.994%);
				GTECH Management P.I . Corporation (.006%)
Mobile Payment Services Limited	U.K.	**	100	Probability Games Corporation Limited
Northstar Lottery Group, LLC	Illinois, USA	101,649	80	GTECH Corporation
Northstar New Jersey Holding Company, LLC	New Jersey, USA	103,917	50.15	GTECH Corporation
Northstar New Jersey Lottery Group, LLC	New Jersey, USA	116,854	82.31	Northstar New Jersey Holding Company, LLC
Northstar SupplyCo New Jersey, LLC	New Jersey, USA	31,282	70	GTECH Corporation
Online Transaction Technologies SARL à Associé Unique	Morocco	33,500	100	GTECH Foreign Holdings Corporation
Orbita Sp. z o.o.	Poland	68	100	GTECH Corporation
Oy GTECH Finland Ab	Finland	8	100	GTECH Corporation
Playyoo SA	Switzerland	16.347	100	Probability Limited
Probability Games Corporation Limited	U.K.	151.450	100	Probability Limited
Probability (Gibraltar) Limited	Gibraltar	**	100	Probability Limited
Probability Limited	U.K.	35,917.866	100	GTECH UK Interactive Limited
Prodigal Lottery Services, N.V.	Netherlands, Antilles	US $10	100	Leeward Islands Lottery Holding Company, Inc.
Retail Display and Service Handlers, LLC	Delaware, USA	**	100	GTECH Corporation
SB Indústria e Comércio Ltda.	Brazil	4,138.646	100	GTECH Corporation (99.99%);
				GTECH Foreign Holdings Corporation (0.01%)
Siam GTECH Company Limited	Thailand	19.993	99.97	GTECH Corporation

List of GTECH S.p.A. subsidiaries
Name	Jurisdiction	Share Capital*	Ownership and Voting Power %	Shareholder
GTECH India Private Limited	India	100	100	GTECH Global Services Corporation Limited (99.99%); GTECH Far East Pte Ltd. (0.01%)
St. Kitts and Nevis Lottery Company, Ltd.	St. Kitts & Nevis	**	100	Leeward Islands Lottery Holding Company, Inc.
St. Minver (UK) Limited	United Kingdom	**	100	GTECH (Gibraltar) Holdings Limited
Technology Risk Management Services, Inc.	Delaware, USA	**	100	GTECH Corporation
UTE Logista-GTECH, Law 18/1982, No. 1	Spain	2,000	50	GTECH Global Lottery S.L.
VIA TECH Servicios SpA	Chile	**	100	GTECH Global Services Corporation Limited
VIATEC S.r.l.	Argentina	100	100	GTECH Foreign Holdings Corporation (95%); GTECH Corporation (5%)

*
All Share Capital amounts are stated in local currency amounts unless otherwise indicated, and in thousands.

**
Share Capital is less than €1,000.

(1)
GTECH holds a 37% ownership interest in GTECH Czech Republic, LLC, but consolidates this entity as it exercises control.

(2)
GTECH has an 80% in GTECH Latin America Corporation, but exercises 100% voting power.

Board of Directors

        GTECH is managed by a Board of Directors, which pursuant to its by-laws, must be composed of not less than seven (7) and not more than 15 members. The directors serve on the board for up to three financial years and may be re-elected. In accordance with the by-laws, the Board of Directors has full power of ordinary and extraordinary administration of GTECH and may perform all acts it deems advisable for the achievement of GTECH's corporate purposes, except for the actions reserved by applicable law to meetings of shareholders. The Chairman of the Board of Directors is appointed by the Board of Directors unless already appointed by the shareholders' meeting. The Board of Directors may also appoint one or more Vice-Chairmen to substitute the Chairman in his absence or if he is unable to act. The Chairman is the legal representative of GTECH or, if absent or unavailable, any of the Vice-Chairmen may be designated by the Board of Directors as the legal representative of GTECH. In accordance with Italian law, the Board of Directors may not delegate certain of its responsibilities, such as the approval of the draft financial statements, increases in share capital (if such power has been delegated by the shareholders' meeting to the Board of Directors) and the reduction of share capital.

        The table below sets forth certain information regarding the current members of the GTECH Board as elected by the shareholders at the meeting held on May 8, 2014 which resolved on a ten (10) member Board of Directors for the three-year period 2014-2016. In compliance with Italian law, the by-laws of GTECH provide that the Board of Directors will be elected through a voting list system. At the shareholders' meeting on May 8, 2014, Donatella Busso, Paolo Ceretti, Alberto Dessy, Marco Drago, Antonio Mastrapasqua, Jaymin B. Patel, Lorenzo Pellicioli, Marco Sala, Elena Vasco were drawn from the list submitted by De Agostini. Anna Gatti was drawn from the list submitted by certain minority shareholders of GTECH.

Name	Title
Lorenzo Pellicioli	Chairman(1)
Marco Sala	CEO(2)
Donatella Busso	Director (Independent)
Paolo Ceretti	Director
Alberto Dessy	Director (Independent)
Marco Drago	Director
Jaymin B. Patel	Director
Anna Gatti	Director (Independent)
Antonio Mastrapasqua	Director (Independent)
Elena Vasco	Director (Independent)

(1)
As enacted by the shareholders at a meeting held on May 8, 2014.

(2)
As enacted by the Board of Directors at a meeting held on May 8, 2014, subsequent to the shareholders' meeting held on the same date.

        Below are the other offices held as of December [    ], 2014 by the members of the Board of Directors in other companies listed on regulated markets (including foreign markets) as well as in financial companies, banks, insurance companies or companies of considerably larger size.

Lorenzo Pellicioli	Director and CEO of De Agostini S.p.A.
General Partner of B&D di Marco Drago e C. S.a.p.a.
Director of Assicurazioni Generali S.p.A.
Director and Executive Committee Member of De Agostini Editore S.p.A.
Director of Editions Atlas (France) S.A.S.
Chairman of DeA Capital S.p.A.
Chairman of Zodiak Media S.A.
General Manager of DeA Partecipazioni S.p.A.
Marco Sala	Director of Banca ITB S.p.A.
Chairman of Lottomatica Holding S.r.l.
Chairman of Lottomatica S.p.A.
Donatella Busso	Director and Audit Committee Member of Prime Industrie S.p.A
Paolo Ceretti	General Manager of De Agostini S.p.A.
CEO of DeA Capital S.p.A.
Director of IDeA Fimit sgr S.p.A
CEO of De Agostini Editore S.p.A.
CEO of DeA Partecipazioni S.p.A.
CEO of DeA Capital Real Estate S.p.A.
Director of Lottomatica Holding S.r.l.
Director of Zodiak Media Group S.A.
Director of DeA Communications S.A.
Director of De Agostini Libri S.p.A.
Director of De Agostini Publishing S.p.A.
Director of IDeA Capital Funds Sgr S.p.A.
Director and General Manager of Atlasformen sas
Vice Chairman and General Manager of Editions Atlas (France) S.A.
Marco Drago	Chairman and Director of De Agostini S.p.A.

Chairman and General Manager of B&D di Marco Drago e C. S.a.p.a.
Director of DeA Capital S.p.A.
Director of De Agostini Editore S.p.A.
Director of Atresmedia
Member of the Supervisory Board and of the Board of Directors of San Faustin N.V.
Vice Chairman of Grupo Planeta De Agostini S.L. (Spain)
Member of the Board of Directors of ASSONIME
Director of DeA Communications S.A.
Director of Zodiak Media S.A.
Jaymin B. Patel	CEO of GTECH Holdings Corporation
Director, Chairman and CEO of GTECH Corporation
Director of Willis Group
Director of Cam Galaxy Group Limited
Director of Europrint (Games) Limited
Director of Europrint Holdings Limited
Director of Europrint Promotions Limited
Chairman of the Board of Managers of Northstar Lottery Group, LLC
Director of Southern Africa (Proprietary) Limited
Director of GTECH Sweden AB
Director of GTECH U.K. Limited
Director of Invest Games S.A.
Director of Interactive Games International Limited
Director of ISJ Limited
Anna Gatti	Director of Piquadro S.p.A.
Director of Rai Way S.p.A.
Director of Banzai S.p.A.
Antonio Mastrapasqua	General Manager of Hospital Israelitico
Director of Lottomatica S.p.A.
Elena Vasco	Vice Secretary of the Chamber of Commerce of Milan, Italy
Director of Banca Carige, Isagro S.p.A.
Director of Orizzonte SGR

        The Board has established the following advisory committees: (i) the Remuneration and Nomination Committee, in charge of Group compensation policies and top management compensation issues, as well as of profiles and candidates for the office as Board member, which is chaired by Antonio Mastrapasqua and which also consists of Alberto Dessy, Paolo Ceretti, and Anna Gatti; and (ii) the Control, Risk and Related Parties Committee, in charge of the internal control risk and management system, which is chaired by Alberto Dessy and which also consists of Donatella Busso and Elena Vasco.

  Lorenzo Pellicioli

        Lorenzo Pellicioli was born on July 29, 1951 in Alzano Lombardo (Bergamo). Mr. Pellicioli started his career as a journalist for the newspaper Giornale Di Bergamo and afterwards became the Vice President of Bergamo TV Programmes. From 1978 to 1984, he held different posts in Publikompass, which was a part of the Italian private television company Manzoni Pubblicità until his nomination as Rete4 General Manager.

        In 1984, Mr. Pellicioli joined the Gruppo Mondadori Espresso, the first Italian publishing group. He was initially appointed General Manager for Advertising Sales and Mondadori Periodici (magazines) and then Vice General Manager and afterwards President and CEO of Manzoni & C. S.p.A, the advertising business of the group.

        From 1990 to 1997, Mr. Pellicioli served first as President and CEO of Costa Cruise Lines in Miami, being part of Costa Crociere Group operating in the North American market (USA, Canada and Mexico) and then became Worldwide General Manager of Costa Crociere S.p.A., based in Genoa.

        From 1995 to 1997 he was also appointed President and CEO of the Compagnie Française de Croisières (Costa Paquet), the Paris-based subsidiary of Costa Crociere. Beginning in 1997, he took part in the privatization of SEAT Pagine Gialle when it was purchased by a group of financial investors. After the acquisition he was appointed CEO of SEAT.

        In February 2000, was appointed to lead the "Internet Business Unit" of Telecom Italia Group following the sale of SEAT. In September 2001, following the acquisition of Telecom Italia by the Pirelli Group, he resigned.

        In November 2005, Mr. Pellicioli was appointed the Chief Executive Officer of De Agostini S.p.A.. In addition to being Chief Executive Officer of De Agostini S.p.A., Mr. Pellicioli also serves as Chairman of the Board of Directors of GTECH S.p.A., Chairman of the Board of Directors of DeA Capital, Chairman of Zodiak Media, Deputy Chairman of the Supervisory Board of Générale de Santé and is member of the Executive Committee and Board of Directors of Assicurazioni Generali S.p.A. He is also member of the Advisory Boards of Investitori Associati IV, Wisequity II e Macchine Italia and Palamon Capital Partners.

        Since 2006, Mr. Pellicioli has been a member of the Clinton Global Initiative. He was formerly also a member of the Boards of Directors of Enel, INAAssitalia, Toro Assicurazioni and of the Advisory Board of Lehman Brothers Merchant Banking.

  Marco Sala

        Marco Sala was born in Milan in 1959, where he graduated with a degree in Business and Economics from Bocconi University in 1985. Following graduation, in 1985, he joined Kraft, holding various roles in the Marketing Department. In 1993, Mr. Sala was appointed Marketing Director of the Fresh Food Division of Kraft, and two years later was given the role of Sales Director in the same division.

        In 1997, Mr. Sala joined Magneti Marelli (a Fiat Group company) as Head of the Spare Parts Division. Two years later he also became Head of the Lubricants Division. In April 2001, he joined SEAT Pagine Gialle as Head of the Italian Business Directories Division and in November 2001, he became Head of the entire Business Directories area with responsibility for a number of international companies such as Thomson (Great Britain), Euredit (France) and Kompass (Italy).

        After a brief period as CEO of Buffetti, in March 2003, he joined Lottomatica in the role of Chief Executive Officer and as a member of the board. Following Lottomatica's takeover of GTECH, in August 2006, Mr. Sala was appointed CEO and General Manager of Lottomatica with responsibility over European activities. Since April 2009, Mr. Sala has served as CEO of Lottomatica/GTECH with powers over the entire group.

  Alberto Dessy

        Alberto Dessy is a chartered accountant specialized in corporate finance, particularly the evaluation of companies, trademarks, equity and investments, financial structure, channels and loan instruments, funding for development and in acquisitions and disposals of companies. He has been an expert witness for parties to lawsuits and as an independent expert appointed by the court in various legal disputes. He has been on the boards of directors of many companies, both listed and unlisted, such as Redaelli Tecna S.p.A., Laika Caravans S.p.A., Premuda S.p.A., I.M.A., Milano Centro S.p.A., and DeA Capital S.p.A. and he is currently on the board of directors of Chiorino S.p.A.

        Mr. Dessy graduated from Bocconi University in Milan in 1978 with a final grade of 110 cum laude, and was Professor of Business Valuation in the Masters' Course in Business Administration at Bocconi University from 1988 to 2008. He is still a Professor of Management at Bocconi University.

  Donatella Busso

        Born in Savigliano (Cuneo) in 1973, Donatella Busso graduated in 1996 with honors in Economics and Business at the University of Turin. Following college, she joined the Department of Management—University of Turin as Assistant Lecturer. After obtaining a permanent position as a researcher in 2000, in 2006 Ms. Busso earned the title Associate Professor of Economics and Business Administration. Currently, Ms. Busso teaches finance and accounting classes at the University of Turin and is Vice Dean in charge of teaching activities in the Department of Management.

        Ms. Busso advises Italian-listed and foreign-listed companies and is a speaker in numerous training programs about financial accounting, IAS/IFRS and consolidated financial statement for Italian-listed companies and other primary institutions. Ms. Busso is a (non-practicing) Certified Public Accountant (Dottore Commercialista) and from 2009 to 2013 she was a statutory auditor of Tyco Electronics Italia Holding S.r.l. Currently Ms. Busso is a member of the board of directors and the audit committee of Prime Industrie S.p.A.

  Paolo Ceretti

        Born in Turin in 1955, Paolo Ceretti gained his professional experience inside the Agnelli Group where, beginning in 1979, he held positions of increasing importance beginning at Fiat (Internal Auditing and Finance), in the Financial Services Sector (Planning, Credit and Control) and subsequently assuming the position of Head of Strategic Planning and Development of IFIL.

        After assuming responsibility for the Internet B2C sector of Fiat/IFIL in 1999 as CEO and General Manager of CiaoHolding and CiaoWeb, he was appointed CEO and General Manager of Global Value, a Fiat/IBM joint venture in the Information Technology sector.

        Since 2004, Mr. Ceretti has been General Manager of De Agostini. He is also CEO of DeA Capital (De Agostini's arm in private equity investments and alternative asset management, listed on the Milan Stock Exchange), and CEO of De Agostini Editore. He is a member of the board of directors of Zodiak Media, IDeA Fimit, and other companies.

  Marco Drago

        Marco Drago has been the Chairman of De Agostini, one of Italy's largest family-run groups, since 1997. During this time he has steered the company through a crucial evolutionary phase. As Chief Executive Officer of the Editorial Group during the 1980s and 1990s, Mr. Drago was the driving force behind the De Agostini's exceptional growth in Italy and abroad. Since 2000, as part of a diversification strategy, he has led De Agostini's expansion into the lottery, games and services sector with Lottomatica—GTECH; in the media and communications sector with Atresmedia in Spain (with the Planeta Group) and Mikado Film and Magnolia in Italy; in the insurance sector with Toro (later sold to the Generali Group); and in the finance sector with DeA Capital.

        Since October 2006, Mr. Drago has been Chairman of the Board of Partners of B&D, a family limited partnership created to ensure cohesion in share ownership, consistency of intent and continuity in deliberation making over the long term. He is also Vice President of the De Agostini Planeta Group, and a Director of Antena 3 de Television, DeA Capital, De Agostini Editore, Zodiak Media and S. Faustin (Techint Group).

        Born in 1946 in Settimo Torinese, in the province of Turin, Mr. Drago graduated in Economics and Business from the Università Bocconi in Milan in 1969. That same year his career in the family company began when he joined the De Agostini Geographical Institute. Following appointments as Executive Officer and Managing Director, he then replaced Achille Boroli as Chairman of De Agostini.

        In 2001, Mr. Drago was named "Bocconi Fellow of the Year" and in 2003 was made a Cavaliere del Lavoro (an Italian decoration given to important figures in industry, roughly equivalent to a knighthood).

  Jaymin B. Patel

        Jaymin B. Patel is President and CEO of GTECH Corporation, and is responsible for overseeing the strategic direction of GTECH Corporation. He works directly with GTECH's management teams to execute GTECH's vision in the continuous effort to deliver value to its customers, shareholders, and employees. In May 2007, Patel was named President and Chief Operating Officer of GTECH Holdings Corporation, and was appointed a member of the GTECH Board of Directors in November 2007. Patel joined GTECH in July of 1994, after approximately five years with PricewaterhouseCoopers in London.

        From January 2000 to April 2007, Patel served as Senior Vice President and Chief Financial Officer of GTECH Corporation, and from August 2006 to April 2007, he also served as Chief Financial Officer of GTECH. Since July 2013, Patel has also served as a director of the Willis Group, where he is a member of the board's compensation committee.

        During his seven years as Chief Financial Officer of GTECH Holdings Corporation, Patel was instrumental in driving growth across the business, leading several mergers and acquisitions, cost optimization initiatives, and substantially improving the capital efficiency of GTECH Holdings Corporation. Patel's tenure as Chief Financial Officer culminated in his leading the cross-border financing for the Lottomatica acquisition of GTECH Holdings Corporation. Patel holds a B.A. (honors) degree from Birmingham Polytechnic (U.K.), and qualified as a Chartered Accountant with PricewaterhouseCoopers, London.

  Anna Gatti

        In June 2014, Ms. Gatti was appointed CEO of Almawave USA Inc, the American subsidiary of the technological-innovation firm within the AlmavivA Group in June 2014. Ms. Gatti has served as the CEO and co-founder of Soshoma Inc., a San Francisco-based start-up in artificial intelligence applied to big data since June 2012. Ms. Gatti has served as an independent director and member of the compensation and audit committees of Piquadro S.p.A. (Italy, PQ:IM Borsaitaliana) since July 2013 and she is a member of the board of directors of Rai Way S.p.A. (Italy, RWAY:IM Borsaitaliana and Banzai S.p.A.

        From March 2011 to April 2012, Ms. Gatti served as the Director of Advertising and New Monetization of Skype and prior to Skype, Ms. Gatti was the Head of International Online Sales and Operations at Google from April 2007 to February 2011. Ms. Gatti was partner of MyQube Venture Capital Fund where she was responsible for the U.S. operations from 2004 to 2007. Prior to her venture capital experience, Ms. Gatti was a senior economist at the World Health Organization in Geneva (2002-2004).

        Ms. Gatti earned a degree cum laude in Business Administration from Bocconi University. She also holds a PhD in Business Administration from Bocconi University and a PhD in Criminology from University of Trento, and completed a post-doctoral program in Organizational Behavior at Stanford University.

  Antonio Mastrapasqua

        Antonio Mastrapasqua has served as General Manager of Hospital Israelitico since 2001. He also serves as Regular Auditor of Autostrade per l'Italia SpA.

        Mr. Mastrapasqua has held a number of Chairmanships, including at IDeA Fimit SGR (2012 to 2014), Istituto Nazionale Previdenza Sociale(Inps) (2008 to 2014) and Equitalia S.p.A., where he also served as Executive Vice President from 2005 to 2014. He has been an independent director of GTECH Corporation since 2014 and served as a director of Inps—National Social Security Institute from 2008 to 2014.

        He is a Member of the Order of Chartered Accountants of Rome, Enrolled in the Register of Auditors and Member of the National Association of Journalists Publicists. Mr. Mastrapasqua holds a degree in Business Economics from Università degli studi di Roma "La Sapienza," Roma.

        In the course of his professional carrier, Mr. Mastrapasqua's duties have included audit work, accounting and tax consultancy, tax and corporate law, with respect to industrial / services companies and public and private entities. Mr. Mastrapasqua has also participated as a guest speaker in various conferences on economic and social matters including Aspen Italia and Forum Ambrosetti.

  Elena Vasco

        Born in West Hartford, Connecticut on December 31, 1964, Elena Vasco has been in charge of administration, finance and properties and is the Vice Secretary of the Chamber of Commerce of Milan since June 2009. She is also a member of the board of directors of Banca Carige, Isagro S.p.A. and Orizzonte SGR. Ms. Vasco graduated cum laude in Economy and Commerce with the University of Naples. Ms. Vasco later achieved a Master's of Science in Economics at Northeastern University in Boston.

        From 1992 to 1997, Ms. Vasco worked for Mediobanca Servizio Partecipazioni e Affari Speciali (stockholdings service and special affairs) with a particular focus on corporate consultancy, M&A and corporate finance. In 1997, she joined HdP (now RCS Mediagroup) as director of strategic planning and financial control. Ms. Vasco has served as the Chief Executive Officer of RCS Broadcast, as well as a member of the boards of directors of a number of companies including RCS Editori S.p.A., Valentino S.p.A., GFT Net S.p.A., RCS Libri S.p.A., RCS Pubblicità S.p.A., Unedisa-Unidad Editorial and RAI Sat.

        In 2006, Ms. Vasco became Chief Financial Officer of Milano Serravalle Milano Tangenziali and also served as Chairman of Sabrom (a highway concessionaire).

Board of Statutory Auditors

        Pursuant to Italian law, in addition to electing the Board of Directors, GTECH's shareholders also elect a Board of Statutory Auditors or internal auditors (Collegio Sindacale) composed of three independent regular members. Pursuant to GTECH's by-laws, shareholders also elect alternate auditors who will automatically replace statutory auditors who resign or are otherwise unable to serve as a statutory auditor.

        The following table sets forth the current members of the Board of Statutory Auditors as elected by the shareholders at the meeting held on May 8, 2014 to hold office for the three-year period 2014-2016. In compliance with Italian law, the by-laws of GTECH provide that the Board of Statutory Auditors will be elected through a voting list system. At the shareholders' meeting on May 8, 2014, Sergio Duca and Caterina Margherita Baldari were drawn from the list submitted by De Agostini. Massimo Cremona was appointed President of the Board of Statutory Auditors by certain minority shareholders.

Name	Title
Massimo Cremona	President
Caterina Margherita Baldari	Auditor
Sergio Duca	Auditor

        Members of the Board of Statutory Auditors are elected by the shareholders for a three-year term and may be re-elected. The current term expires at the approval of the financial statements for the year ended December 31, 2016. Members of the Board of Statutory Auditors may be removed only with just cause and with the approval of an Italian court. In compliance with Italian law, the by-laws of GTECH provide that the Board of Statutory Auditors will be elected through a voting list system to ensure that at least one regular statutory auditor, as Chairman of the Board, and one alternate auditor are appointed by minority shareholders of GTECH.

        Below are the other offices held as of April 17, 2014 (date of the publication of the lists of candidates for positions on the Board of Statutory Auditors of GTECH) by the members of the Board of Statutory Auditors in other companies listed on regulated markets (including foreign markets) as well as in financial companies, banks, insurance companies or companies of considerably larger size.

Massimo Cremona	Director of Cofide—Compagnia Finanziaria De Benedetti S.p.A.
Chairman of Board of Statutory Auditors of FONSPA Bank S.p.A.
Director of Gucci Logistica S.p.A.
Director of Guccio Gucci S.p.A.
Chairman of Board of Statutory Auditors of Luvata Italy S.r.l.
Chairman of Board of Statutory Auditors of Metro Italia Cash and Carry S.p.A.
Chairman of Board of Statutory Auditors of Robert Bosch S.p.A.
Chairman of Board of Statutory Auditors of Sasol Italy S.p.A.
Director of SIT La Precisa S.p.A.
Director of Technogym S.p.A.
Chairman of Board of Statutory Auditors of Tecnologie Diesel e Sistemi Frenanti S.p.A.
Director of UBS Fiduciaria S.p.A.
Caterina Margherita Baldari	Founder and Owner of Baldari and Associates
Sergio Duca	Chairman of the Board of Directors Orizzonte S.g.r. S.p.A.
Independent Member of the Board of Auditors of Compagnia di San Paolo
Chairman of Board of Statutory Auditors of Enel S.p.A.
Chairman of Board of Statutory Auditors of Exor S.p.A.

        To the best of GTECH's knowledge, none of the members of the Board of Statutory Auditors holds another position which creates a conflict of interest with GTECH.

Beneficial Ownership of Certain Shareholders and Management

        The following table sets forth information, as of the date of this document, regarding the beneficial ownership of GTECH ordinary shares, including:

  •
  each person that will be a beneficial owner of more than 5% of GTECH ordinary shares;

  •
  each member of the GTECH Board;

  •
  each executive officer of GTECH; and

  •
  all members of the GTECH Board and executive officers, taken together.

        Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, GTECH believes that each shareholder identified in the table possesses sole voting and investment power over all GTECH ordinary shares shown as beneficially owned by that shareholder. Percentage of beneficial ownership is based on the approximately 173 million GTECH ordinary shares outstanding as of November 26, 2014, including approximately 13,240,304 shares held of record by 195 holders in the United States. As of the date of this proxy statement/prospectus, 2014, GTECH's share capital (fully subscribed and paid up) is 174,975,393.00.

Name and Address of Beneficial Owner	Number of Ordinary Shares	Percentage
Principal Shareholders:
De Agostini S.p.A.	92,556,318	52.897
Via G. da Verrazano 15
28100 Novara—Italy
DeA Partecipazioni S.p.A.	10,073,006	5.757
Via G. da Verrazano 15
28100 Novara—Italy
Directors:
Marco Sala	492,845	0.282
Lorenzo Pellicioli	71,400	0.041
Donatella Busso	—	—
Paolo Ceretti	3,060	0.002
Alberto Dessy	—	—
Marco Drago	—	—
Jaymin B. Patel	193,070	0.110
Anna Gatti	—	—
Antonio Mastrapasqua	—	—
Elena Vasco	—	—
Non-Director Officers:
Renato Ascoli	82,643	0.047
Other officers	44,273	0.025
All members of GTECH Board of directors and executive officers as a group

*
Less than 1%.

        As of the date of this proxy statement/prospectus, GTECH owns 2,183,503 equal to approximately 1.2% of its share capital.

Related Party Transactions

        In the last three years, transactions with related parties were performed on an arm's-length basis. GTECH has internal procedures aimed at ensuring transparency and substantial and formal fairness of all transactions with related parties performed by GTECH or its subsidiaries.

        The following tables set forth GTECH's transactions with related parties for the nine months ended September 30, 2014 and 2013 and for the years ended December 31, 2013, 2012 and 2011.

	September 30,	December 31,
(€ thousands)	2014	2013	2012
Accounts receivable
De Agostini Group	1,090	23,783	30,957
Ringmaster S.r.l.	123	247	81

	1,213	24,030	31,038

Accounts payable
De Agostini Group	11,032	89,781	96,530
Ringmaster S.r.l.	4,664	2,399	3,644

	15,696	92,180	100,174

	For the Nine Months Ended September 30,		For the Year Ended December 31,
(€ thousands)	2014	2013	2013	2012	2011
Service revenue and product sales
Ringmaster S.r.l.	336	194	247	297	—
De Agostini Group	230	6	71	159	282
CLS-GTECH Company Limited	—	—	—	263	279
Taiwan Sports Lottery Corporation	—	—	—	—	582

	566	200	318	719	1,143

Raw materials, services and other costs
Ringmaster S.r.l.	8,084	5,402	6,861	435	—
De Agostini Group	440	3,547	5,544	4,901	4,665
Assicurazioni Generali S.p.A.	2,056	1,917	2,566	2,684	—

	10,580	10,866	14,971	8,020	4,665

  De Agostini Group

        GTECH S.p.A. is majority owned by De Agostini S.p.A. Outstanding accounts receivable balances from De Agostini S.p.A. and subsidiaries of De Agostini S.p.A. ("De Agostini Group") are non-interest bearing.

        On May 8, 2013, the Board of GTECH entered into a framework agreement with De Agostini, pursuant to which De Agostini S.p.A may make short-term loans to GTECH S.p.A. and GTECH S.p.A. may deposit cash with De Agostini S.p.A. on a short-term basis. The framework agreement provides that any such transactions will be in compliance with existing third party loan covenants and concluded on an arm's-length basis. As of the date of this document, no transactions under such framework agreements have been executed. The facility details are as follows:

	As of September 30, 2014
(thousands of Euros)	Amounts Outstanding	Maximum Outstanding
Loans	—	134,118
Deposits	—	23,000

        The maximum amount of loans that can be outstanding under the framework is equal to 5% of the lesser of consolidated net equity and current market capitalization.

  Ringmaster S.r.l.

        GTECH has a 50% interest in Ringmaster S.r.l., an Italian joint venture which is accounted for using the equity method of accounting. Ringmaster S.r.l. provides software development services for the interactive gaming business of GTECH pursuant to a framework supply agreement dated December 7, 2011. In addition to amounts expensed in the income statement, during the first nine months of 2014 and the year ended December 31, 2012, Ringmaster S.r.l. provided software development services to GTECH totaling €2.0 million and €5.3 million, respectively, which were capitalized as intangible assets in the consolidated statement of financial position.

  Assicurazioni Generali S.p.A.

        During 2012, GTECH entered into a lease agreement concerning its headquarters facility in Rome, Italy with a wholly owned subsidiary of Assicurazioni Generali S.p.A. ("Generali"), which owned approximately 3% of GTECH's outstanding shares from December 31, 2012 through September 30, 2014. Generali is a related part of GTECH as the Chairman of GTECH's Board of Directors also serves on Generali's Board of Directors. The agreement was negotiated on an arms-length basis.

  CLS-GTECH Company Limited

        GTECH has a 50% interest in CLS-GTECH Company Limited which is accounted for using the equity method of accounting. CLS-GTECH was formed to provide a nationwide KENO system for welfare lotteries throughout China.

  Connect Venture CLP

        In November 2011, GTECH jointly with De Agostini S.p.A. and other of its subsidiaries, signed a letter of intent concerning an investment in Connect Ventures CLP, a venture capital fund which targets "early stage" investment operations, with the legal status of limited partnership under English law. The fund has an initial duration of seven years, subject to an additional two-year extension.

        The fund is considered a related party due to the control exercised over the fund by De Agostini S.p.A., as a result of the size of its investment and the fact that at least one key figure in the fund's management is related to a number of leading representatives of De Agostini S.p.A., as well as directors of GTECH.

  2BCOM and ALL-IN ADV

        Since the beginning of 2013, GTECH, through its subsidiary Lottomatica Scommesse S.r.l., has been party to an agreement with 2BCOM S.r.l. and ALL-IN ADV S.r.l. regarding the launch of a TV channel dedicated generally to gambling. 2BCOM and ALL-IN ADV are both subsidiaries of De Agostini S.p.A. and are therefore considered related parties of GTECH. The venture is not considered significant to GTECH's business.

Changes in Certifying Accountant

        At the Shareholders' Meeting held on May 8, 2014, it was resolved to appoint PricewaterhouseCoopers S.p.A. ("PwC") as GTECH's independent statutory auditors for the nine year period 2014-2022. The change in statutory auditors was made pursuant to Italian regulation which limits the duration of statutory audit engagements. Because of the limitations of this Italian regulation, GTECH did not seek to renew Reconta Ernst & Young S.p.A. ("EY") contract when it expired and EY declined to stand for re-election.

        In connection with the F-4 registration process and the appointment of GTECH's independent registered public accounting firm for an audit period commencing from January 1, 2014, PwC completed an independence assessment to evaluate the services and relationships with GTECH and its affiliates that may bear on PwC's independence under the SEC and the Public Company Accounting Oversight Board (United States) ("PCAOB") independence rules for an audit period commencing January 1, 2014. Services identified that are inconsistent with the auditor independence rules provided in Rule 2-01 of Regulation S-X include (i) the provision of payroll services to GTECH and certain of its subsidiaries, which included control of client's assets and (ii) secondment and legal services to sister companies under common control with GTECH.

        PwC communicated these matters to GTECH's current Board of Statutory Auditors. The Board of Statutory Auditors and PwC individually considered the impact that these relationships have on PwC's independence with respect to GTECH and concluded that there are no indications that PwC's ability to exercise objective and impartial judgment on issues encompassed within the audit of GTECH's consolidated financial statements have been impaired.

        In making this determination, the Board of Statutory Auditors and PwC considered, among other things that:

  •
  SEC independence rules were never contemplated at the time the services were entered into.

  •
  None of the services provided violate the local Italian independence rules (Article 17 of Italian Legislative Decree 39/2010).

  •
  The services were performed by teams entirely separate from the team responsible for the audit of the financial statements.

  •
  Company's management retained responsibility for and exercised all decision making.

  •
  The fees relating to the non-audit services described above are not material to PwC or to GTECH.

        Accordingly, and for the reasons enumerated above, PwC and the Board of Statutory Auditors concluded that the services identified do not affect PwC's ability to render an objective audit for GTECH for the year ended December 31, 2014. Therefore, effective from November 12, 2014, the Board of Directors appointed PwC also as GTECH's independent registered public accounting firm under rules and regulations of the SEC for audit periods commencing January 1, 2014.

        On August 29, 2014, solely in relation to this proxy statement/prospectus and upon the approval of GTECH's Board of Statutory Auditors, EY was re-appointed as GTECH's independent registered public accounting firm in order for EY to perform audits in accordance with the standards of the PCAOB of the consolidated financial statements of GTECH as of December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013, on which EY originally reported under auditing standards recommended by CONSOB (the Italian Stock Exchange Regulatory Agency). The re-appointment of EY terminated on November 12, 2014 upon the appointment of PwC.

        The report of EY on GTECH's consolidated financial statements for the past two fiscal years did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

        In connection with the audits of GTECH's consolidated financial statements for each of the past two fiscal years ended December 31, 2013 and in the subsequent interim period through October 1, 2014, (i) there were no disagreements with EY on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of EY would have caused EY to make reference to the matter in their report; and (ii) there were no "reportable events" as that term is described in Item 304(a)(1)(v) of Regulation S-K. The Company has requested EY to furnish it a letter addressed to the Commission stating whether it agrees with the above statements. A copy of that letter, dated October 1, 2014, is filed as Exhibit 16.1 to the Registration Statement on Form F-4 of Georgia Worldwide PLC dated October 1, 2014.

 SELECTED HISTORICAL FINANCIAL DATA OF GTECH

        The following tables set forth selected historical consolidated financial and other data of GTECH for the periods indicated and have been derived from:

  •
  the Unaudited Interim Consolidated Financial Statements for the nine months ended September 30, 2014 and 2013, included elsewhere in this proxy statement/prospectus;

  •
  the Annual Consolidated Financial Statements at December 31, 2013 and 2012 and for each of the years ended December 31, 2013, 2012 and 2011, included elsewhere in this proxy statement/prospectus; and

  •
  the Annual Consolidated Financial statements of GTECH for the years ended December 31, 2010 and 2009, which are not included in this proxy statement/prospectus.

        Interim results are not necessarily indicative of results that may be expected for a full year or any future interim period. The Unaudited Interim Consolidated Financial Statements, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods.

        The following information is presented in millions of Euro, unless otherwise specified.

        The following information should be read in conjunction with "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations of GTECH," "Selected Unaudited Pro Forma Consolidated Financial Information," the Unaudited Interim Consolidated Financial Statements and the Annual Consolidated Financial Statements included elsewhere in this proxy statement/prospectus. Historical results for any period are not necessarily indicative of results to be expected for any future period.

Consolidated Income Statement Data

	For the nine months ended September 30,
	2014	2013
	(€ million, except per share data)
Total revenue	2,260.2	2,289.7
Operating income	470.1	455.3
Income before income tax expense	323.7	329.0
Net income(1)	191.0	198.0
Attributable to:
Owners of the parent	176.1	174.1
Non-controlling interests	14.9	23.9
Basic earnings per ordinary share (in Euro)(1)	1.01	1.01
Diluted earnings per ordinary share (in Euro)(1)	1.01	1.01
Dividends declared per ordinary share (in Euro)(2)	0.75	0.73

(1)
During the historical periods presented there were no discontinued operations.

(2)
Dividends declared per ordinary share represents dividends declared and paid per ordinary share, for which the dividends paid represent cash payments in the applicable year that generally relates to earnings of the previous year.

 Consolidated Statement of Financial Position Data

	At September 30, 2014	At December 31, 2013
	(€ million, except share information)
Cash and cash equivalents	455.6	419.1
Total assets	7,303.4	7,123.4
Debt(1)	2,890.6	2,856.6
Non-current liabilities	2,957.4	2,915.7
Total equity	2,757.4	2,603.5
Equity attributable to owners of the parent	2,473.7	2,199.9
Non-controlling interests	283.7	403.6
Issued capital	175.0	174.0
Ordinary shares issued (in thousands of shares)	174,953	173,992

(1)
Debt is comprised of long-term debt and short-term borrowings.

Consolidated Income Statement Data

	For the years ended December 31,
	2013	2012	2011	2010	2009
	(€ million, except per share data)
Total revenue	3,062.8	3,075.7	2,973.7	2,314.1	2,176.9
Operating income	559.0	583.1	539.3	386.0	366.4
Income before income tax expense	385.8	424.0	365.9	113.5	188.2
Net income(1)	205.0	265.2	205.7	45.4	112.3
Attributable to:
Owners of the parent	175.4	233.1	173.1	0.5	68.1
Non-controlling interests	29.6	32.1	32.6	44.9	44.2
Basic earnings per ordinary share (in Euro)(1)	1.01	1.35	1.01	—	0.45
Diluted earnings per ordinary share (in Euro)(1)	1.01	1.35	1.01	—	0.45
Dividends declared per ordinary share (in Euro)(2)	0.73	0.71	—	0.74	0.68

(1)
During the historical periods presented there were no discontinued operations.

(2)
Dividends declared per ordinary share represent dividends declared and paid per ordinary share, for which the dividends paid represent cash payments in the applicable year that generally relate to earnings of the previous year.

Consolidated Statement of Financial Position Data

	At December 31,
	2013	2012	2011	2010	2009
	(€ million)
Cash and cash equivalents	419.1	455.8	190.7	152.4	469.3
Total assets	7,123.4	7,277.3	7,006.9	6,962.9	6,204.6
Debt(1)	2,856.6	2,960.6	2,802.4	2,951.7	2,694.3
Non-current liabilities	2,915.7	3,056.2	2,904.1	3,149.7	2,976.6
Total equity	2,603.5	2,642.3	2,609.2	2,358.9	1,896.8
Equity attributable to owners of the parent	2,199.9	2,267.8	2,187.1	1,914.4	1,837.7
Non-controlling interests	403.6	374.5	422.1	444.5	59.1
Issued capital	174.0	172.5	172.1	172.0	172.0
Ordinary shares issued (in thousands of shares)	173,992	172,455	172,141	172,015	172,015

(1)
Debt is comprised of long-term debt and short-term borrowings.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

        The unaudited pro forma consolidated financial information of Georgia Worldwide Plc ("Holdco") includes: (a) the unaudited pro forma consolidated statement of financial position at September 30, 2014, (b) the unaudited pro forma consolidated income statement for the year ended December 31, 2013, and (c) the unaudited pro forma consolidated income statement for the nine months ended September 30, 2014 with the related explanatory notes (together the "Unaudited Pro Forma Consolidated Financial Information") and has been prepared to represent the pro forma effects of the following transactions (the "Transactions"):

  •
  acquisition of 100% of International Game Technology (together with its subsidiaries "IGT") by Holdco through the IGT Merger. At the Effective Time of the IGT Merger:

  •
  each outstanding share of IGT common stock will be converted into the right to receive a combination of cash and Holdco ordinary shares;

  •
  each outstanding IGT stock option and restricted stock unit award granted before July 1, 2013 will fully vest and be cancelled in exchange for a cash payment equal to $18.25; and

  •
  each outstanding IGT restricted stock unit award granted between July 1, 2013 and July 15, 2014 will be converted into an award with respect to Holdco ordinary shares.

  •
  financing of the Mergers (as defined below) and related costs incurred by GTECH (together with its subsidiaries the "Group") through the senior credit facility obtained on November 4, 2014 (the "Senior Credit Facility") in an aggregate principal amount of approximately €2.0 billion (at a $ to € exchange rate of 0.795 at September 30, 2014) and the bridge facility obtained on July 15, 2014 (the "Bridge Facility") in an aggregate principal amount of approximately €4.7 billion (at a $ to € exchange rate of 0.795). Furthermore, GTECH and IGT could be required to refinance existing specified indebtedness, due to provisions triggered by the Mergers (the "Financing"). The pro forma adjustments are based on the assumption that:

  •
  the counterparties to the IGT derivatives, the GTECH derivatives, the GTECH credit facility and the IGT credit facility will exercise their contractual rights to require early termination due to the Transactions.

  •
  the IGT bondholders in relation to the 5.5% bonds due 2020 and 5.35% bonds due 2023 will not exercise their put option, as these IGT bonds are trading above the contractual put price at December 9, 2014. The outstanding principal amount of these IGT bonds at September 30, 2014 amounts to €635.8 million ($0.8 billion at a $ to € exchange rate of 0.795).

    GTECH has called its 5.375% notes due 2016 (the "GTECH 2016 notes"). In addition, consent from GTECH notes holders to amend the indenture governing the 5.375% notes due 2018 and the 3.500% notes due 2020 for an aggregate amount of €1.0 billion was obtained.

    Furthermore, consent to amend the indenture was obtained from IGT bondholders in relation to the 7.5% bond due 2019 amounting to €397.4 million ($0.5 billion at a $ to € exchange rate of 0.795). Votes to amend the indenture were obtained from GTECH bondholders in relation to the 5.375% Guaranteed Notes due 2018 and the 3.5% Guaranteed Notes due 2020 amounting to €1.0 billion.

    It is anticipated that the Bridge Facility will be drawn only to the extent that GTECH is unable (i) to obtain consent from the counterparties of GTECH and IGT derivative financial instruments and (ii) to raise debt financing in the form of term loans and/or debt securities at or prior to the closing of the Mergers. The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable at this time;

    actual results may materially differ from the Unaudited Pro Forma Consolidated Financial Information; and

  •
  GTECH merger with and into Holdco, pursuant to which each issued and outstanding GTECH ordinary share will be converted into the right to receive one Holdco ordinary share (the "Holdco Merger" and together with the IGT Merger, the "Mergers"). Statutory cash exit rights ("Rescission Rights") in connection with the Holdco Merger have been exercised with respect to 19,796,852 GTECH shares, for an aggregate amount of €379.6 million at the liquidation amount of €19.174 per GTECH share. Pursuant to Italian law GTECH shares for which Rescission Rights were exercised must be offered to GTECH's shareholders from December 11, 2014 through January 9, 2015, inclusive. Any GTECH shares that are not purchased through this pre-emptive offer may be offered by GTECH, at its sole discretion, on the Mercato Telematico Azionario organized and managed by Borsa Italiana SpA, for at least one trading day prior to the completion of the Holdco Merger. In the event that after any such offer, any GTECH shares remain unsold, such shares will be repurchased by GTECH. The pro forma effects of the Holdco Merger have been prepared assuming that GTECH will be required to repurchase all GTECH shares for which Rescission Rights were exercised. The actual number of GTECH shares that will be repurchased by GTECH and for which Rescission Rights were exercised is unknown at this time.

        On July 15, 2014 GTECH, Holdco, Sub and GTECH Corporation, entered into the merger agreement with IGT (the "Merger Agreement") to acquire the entire issued share capital of IGT. The completion of the Mergers is subject to satisfaction of certain conditions, including antitrust approval, gaming approvals, the receipt of a merger order from the High Court of England and Wales, IGT and GTECH shareholder approvals and NYSE listing approval for the Holdco ordinary shares.

        The pro forma adjustments to the Unaudited Pro Forma Consolidated Financial Information are limited to those that are (i) directly attributable to the pro forma adjustment related to the Transactions, (ii) factually supportable, and (iii) with respect to the income statement, expected to have a continuing impact on the results of the combined entities. The Unaudited Pro Forma Consolidated Financial Information does not reflect, for example:

  •
  any integration costs that may be incurred as a result of the Mergers,

  •
  any synergies, operating efficiencies and cost savings that may result from the Mergers,

  •
  any other long term financing arrangement that GTECH might be able to enter into in the future instead of using the Bridge Facility,

  •
  any cost that may be incurred as a result of the change in control severance benefits that executive officers would become entitled to, within 18 months following the IGT Merger Effective Time, should the executive officer's employment be terminated either by IGT without cause or by the executive officer for good reason,

  •
  any compensation expense for replacement awards issued by Holdco to IGT employees to be recognized over their vesting period, within 12 months from the IGT Merger Effective Time.

        The unaudited pro forma consolidated statement of financial position has been prepared assuming that the Transactions had occurred on September 30, 2014. The unaudited pro forma consolidated income statements have been prepared assuming that the Transactions had occurred on January 1, 2013. The Unaudited Pro Forma Consolidated Financial Information does not purport to represent what our actual results of operations would have been if the Transactions had actually occurred on the dates assumed, nor is it necessarily indicative of future consolidated results of operations or financial condition. The Unaudited Pro Forma Consolidated Financial Information is presented for illustrative purposes only and based upon available information and certain assumptions that each of GTECH and IGT believe are reasonable, including assumptions pursuant to the terms of the Merger Agreement.

        This information should be read in conjunction with the audited Annual Consolidated Financial Statements as of and for the year ended December 31, 2013 and the Unaudited Interim Consolidated Financial Statements of GTECH as of and for the nine months ended September 30, 2014 included in this proxy statement/prospectus, and the historical audited financial statements of IGT, which are available in IGT's Form 10-K for the year ended September 27, 2014, and the historical unaudited financial statements of IGT, which are available in IGT's Form 10-Q for the nine months ended June 28, 2014, which is incorporated by reference in this proxy statement/prospectus.

        The Unaudited Pro Forma Consolidated Financial Information is presented in millions of Euro and prepared, unless otherwise specified, on a basis that is consistent with the accounting policies used in the preparation of the Annual Consolidated Financial Statements of GTECH, which have been prepared in accordance with IFRS. It should be noted that IGT consolidated financial statements are prepared in accordance with US GAAP and presented in US dollars. The historical IGT amounts reflected in the Unaudited Pro Forma Consolidated Financial Information have been derived from IGT's consolidated financial statements prepared under US GAAP and reconciled to IFRS, as applicable, and as further discussed below in Note 2 to the Unaudited Pro Forma Consolidated Financial Information based on a preliminary IFRS analysis. The reconciliation has not been audited.

        Furthermore, certain current market based assumptions were used which will be updated upon completion of the Transactions. Management believes the estimated fair values utilized for the assets to be acquired and liabilities to be assumed are based on reasonable estimates and assumptions. Preliminary fair value estimates may change as additional information becomes available and such changes could be material, as certain valuations and other studies have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. In addition, a preliminary analysis of US GAAP to IFRS differences and related accounting policies has been completed based on information made available to date. However, following the consummation of the combination, management will conduct a final analysis. As a result of that analysis, management may identify differences that, when finalized, could have a material impact on this Unaudited Pro Forma Consolidated Financial Information.

        Pro forma adjustments relating to the unaudited pro forma consolidated statement of financial position have been translated into Euro using the applicable exchange rate of $1 per €0.795 at September 30, 2014. Pro forma adjustments relating to the unaudited pro forma consolidated income statement have been translated into Euro using an average exchange rate of $1 per €0.753 for the year ended December 31, 2013 and $1 per €0.738 for the nine months ended September 30, 2014.

Georgia Worldwide Plc

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF FINANCIAL POSITION

At September 30, 2014

(€ millions, unless otherwise noted)

			Unaudited Pro Forma Adjustments
	Unaudited GTECH IFRS Historical	Unaudited IGT Reclassified	IGT Merger		Financing		Holdco Merger & Other Adjustments		Unaudited Holdco IFRS Pro Forma
		Note 1	Note 2		Note 3		Note 4
Non-current assets
Systems, equipment and other assets related to contracts, net	900.4	90.4	25.7	(a)	—		—		1,016.5
Property, plant and equipment, net	76.6	229.4	(40.0	)(b)	—		—		266.0
Goodwill	3,323.6	1,079.5	1,310.1	(e)	—		—		5,713.2
Intangible assets, net	1,179.3	69.4	2,488.9	(c)	—		—		3,737.6
Investments in associates and joint ventures	24.2	3.2	—		—		—		27.4
Other non-current assets	79.1	187.9	(5.1	)(k)	—		—		261.9
Non-current financial assets	28.8	315.3	14.6	(g)	(60.1	)(a)	—		298.6
Deferred income taxes	11.0	172.7	(172.7	)(i)	18.8	(f)	—		29.8

Total non-current assets	5,623.0	2,147.8	3,621.5		(41.3)		—		11,351.0
Current assets
Inventories	155.1	65.7	3.8	(d)	—		—		224.6
Trade and other receivables, net	823.3	217.0	—		—		—		1,040.3
Other current assets	229.6	118.6	—		(43.3	)(e)	(0.1	)(a)	304.8
Current financial assets	10.1	270.6	(1.6	)(g)	(5.6	)(a)	—		273.5
Income taxes receivable	6.8	47.4	(8.3	)(k)	—		—		45.9
Cash and cash equivalents	455.6	99.7	(2,847.1)		3,308.4	(b)	(461.3	)(b)	555.3

Total current assets	1,680.5	819.0	(2,853.2)		3,259.5		(461.4)		2,444.4

TOTAL ASSETS	7,303.5	2,966.8	768.3		3,218.2		(461.4)		13,795.4

Equity attributable to owners of the parent	2,473.8	855.5	(26.2	)(j)(k)	(49.7	)(c)	(455.2	)(c)	2,798.2
Non-controlling interests	283.7	—	—		—		—		283.7

Total equity	2,757.5	855.5	(26.2)		(49.7)		(455.2)		3,081.9

Non-current liabilities
Long-term debt, less current portion	2,659.8	1,447.1	44.7	(g)	3,490.0	(d)	—		7,641.6
Deferred income taxes	164.7	—	740.1	(i)	—		—		904.8
Long-term provisions	16.4	—	—		—		—		16.4
Other non-current liabilities	56.0	281.1	(7.3	)(f)(g)(k)	—		—		329.8
Non-current financial liabilities	60.5	—	—		—		—		60.5

Total non-current liabilities	2,957.4	1,728.2	777.5		3,490.0		—		8,953.1
Current liabilities
Accounts payable	816.0	61.1	27.9	(h)	—		(6.1	)(c)	898.9
Short-term borrowings	0.3	1.3	—		—		—		1.6
Other current liabilities	365.5	278.7	(6.4	)(f)(k)	—		(0.1	)(a)	637.7
Current financial liabilities	92.1	21.2	(4.5	)(g)(k)	(50.6	)(a)(e)	—		58.2
Current portion of long-term debt	230.4	5.4	—		(171.5	)(d)	—		64.3
Short-term provisions	1.0	15.4	—		—		—		16.4
Income taxes payable	83.3	—	—		—		—		83.3

Total current liabilities	1,588.6	383.1	17.0		(222.1)		(6.2)		1,760.4

TOTAL EQUITY AND LIABILITIES	7,303.5	2,966.8	768.3		3,218.2		(461.4)		13,795.4

See accompanying notes to Unaudited Pro Forma Consolidated Financial Information

Georgia Worldwide Plc

UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT

for the nine months ended September 30, 2014

(€ millions, unless otherwise noted)

			Unaudited Pro Forma Adjustments
	Unaudited GTECH IFRS Historical	Unaudited IGT Reclassified	IGT Merger		Financing		Holdco Merger & Other Adjustments		Unaudited Holdco IFRS Pro Forma
		Note 5a	Note 6		Note 7		Note 8
Service revenue	2,091.9	664.5	—		—		(0.4	)(a)	2,756.0
Product sales	168.3	448.4	(0.7	)(a)	—		—		616.0

Total revenue	2,260.2	1,112.9	(0.7)		—		(0.4)		3,372.0
Raw materials, services and other costs	1,115.6	539.7	—		—		(0.4	)(a)	1,654.9
Personnel	411.7	255.4	(0.9	)(d)	—		—		666.2
Depreciation	183.1	76.4	(37.3	)(b)	—		—		222.2
Amortization	151.5	29.9	180.6	(b)	—		—		362.0
Impairment loss, net	(1.1)	13.0	—		—		—		11.9
Capitalization of internal construction costs—labor and overhead	(69.7)	(16.6)	—		—		—		(86.3)
Other unusual (income), net	(1.1)	—	—		—		(12.4	)(b)	(13.5)

Operating income / (loss)	470.2	215.1	(143.1)		—		12.4		554.6
Interest income	2.3	22.8	(0.2	)(c)	—		—		24.9
Equity loss	(1.8)	—	—		—		—		(1.8)
Other income / (expense), net	(3.5)	(5.1)	6.4	(d)	—		—		(2.2)
Foreign exchange loss, net	(4.2)	(6.4)	—		2.0	(a)	—		(8.6)
Interest expense	(139.2)	(71.4)	(6.6	)(c)	(176.9	)(a)(b)	—		(394.1)

Income / (loss) before income tax expense	323.8	155.0	(143.5)		(174.9)		12.4		172.8
Income tax expense / (benefit)	132.7	25.6	(55.9	)(f)(d)	(48.1	)(c)	—		54.3

Net income / (loss)	191.1	129.4	(87.6)		(126.8)		12.4		118.5

Attributable to:
Owners of the parent	176.1	129.4	(87.6)		(126.8)		12.4		103.5
Non-controlling interest	15.0	—	—		—		—		15.0
Earnings per share (in Euro)
Basic	1.01								0.52
Diluted	1.01								0.52
Weighted average ordinary shares outstanding (in millions)
Basic	173.9								199.1
Diluted	174.0								199.8

See accompanying notes to Unaudited Pro Forma Consolidated Financial Information

Georgia Worldwide Plc

UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT

for the year ended December 31, 2013

(€ millions, unless otherwise noted)

			Unaudited Pro Forma Adjustments
	GTECH IFRS Historical	Unaudited IGT Reclassified	IGT Merger		Financing		Holdco Merger & Other Adjustments		Unaudited Holdco IFRS Pro Forma
		Note 5b	Note 6		Note 7		Note 8
Service revenue	2,783.7	957.8	—		—		(2.0	)(a)	3,739.5
Product sales	279.1	827.2	(11.4	)(a)	—		—		1,094.9

Total revenue	3,062.8	1,785.0	(11.4)		—		(2.0)		4,834.4
Raw materials, services and other costs	1,585.3	852.9	3.6	(e)	—		(2.0	)(a)	2,439.8
Personnel	568.3	384.5	7.9	(d)	—		—		960.7
Depreciation	254.6	128.4	(44.2	)(b)	—		—		338.8
Amortization	189.7	48.2	239.3	(b)	—		—		477.2
Impairment loss, net	6.1	2.7	—		—		—		8.8
Capitalization of internal construction costs—labor and overhead	(100.2)	(21.6)	—		—		—		(121.8)

Operating income / (loss)	559.0	389.9	(218.0)		—		—		730.9
Interest income	3.3	33.8	(0.2	)(c)	—		—		36.9
Equity loss	(1.0)	(0.2)	—		—		—		(1.2)
Other income / (expense), net	(10.1)	(11.6)	3.2	(d)	—		—		(18.5)
Foreign exchange loss, net	(2.3)	(8.8)	—		4.6	(a)	—		(6.5)
Interest expense	(163.1)	(96.5)	(7.8	)(c)	(246.5	)(a)(b)	—		(513.9)

Income / (loss) before income tax expense	385.8	306.6	(222.8)		(241.9)		—		227.7
Income tax expense / (benefit)	180.8	98.8	(87.4	)(f)(d)	(66.2	)(c)	—		126.0

Net income / (loss)	205.0	207.8	(135.4)		(175.7)		—		101.7

Attributable to:
Owners of the parent	175.4	207.8	(135.4)		(175.7)		—		72.1
Non-controlling interest	29.6	—	—		—		—		29.6
Earnings per share (in Euro)
Basic	1.01								0.36
Diluted	1.01								0.36
Weighted average ordinary shares outstanding (in millions)
Basic	173.2								198.4
Diluted	173.2								199.0

See accompanying notes to Unaudited Pro Forma Consolidated Financial Information

Note 1—Unaudited IGT Reclassified consolidated statement of financial position at June 30, 2014

        Represents the unaudited IGT Reclassified consolidated statement of financial position at June 30, 2014 that has been prepared by applying unaudited pro forma adjustments to the unaudited historical consolidated interim balance sheet. The unaudited pro forma adjustments give effect to:

  •
  the change in reporting currency from US dollar to Euro at an exchange rate of $1 per €0.734 at June 30 2014; and

  •
  certain reclassifications to align the classification of assets and liabilities with GTECH disclosure.

(in millions)	Unaudited IGT Historical	Unaudited IGT Historical	Unaudited Reclassifications		Unaudited IGT Reclassified
	US dollar	Euro	Euro		Euro
Non-current assets
Systems, equipment and other assets related to contracts, net	—	—	90.4	(1)	90.4
Property, plant and equipment, net	435.6	319.8	(90.4	)(1)	229.4
Goodwill	1,470.3	1,079.5	—		1,079.5
Intangible assets, net	94.5	69.4	—		69.4
Investments in associates and joint ventures	—	—	3.2	(2)	3.2
Other non-current assets	341.9	251.0	(63.1	)(2)(3)(4)	187.9
Non-current financial assets	364.6	267.7	47.6	(3)	315.3
Deferred income taxes	137.9	101.2	71.5	(5)	172.7

Total non-current assets	2,844.8	2,088.6	59.2		2,147.8
Current assets
Inventories	89.5	65.7	—		65.7
Trade and other receivables, net	295.5	217.0	—		217.0
Other current assets	259.9	190.8	(72.2	)(3)(5)(6)(7)	118.6
Current financial assets	332.1	243.8	26.8	(3)(7)(8)	270.6
Income taxes receivable	—	—	47.4	(6)	47.4
Cash and cash equivalents	235.6	173.0	(73.3	)(8)	99.7

Total current assets	1,212.6	890.3	(71.3)		819.0

TOTAL ASSETS	4,057.4	2,978.9	(12.1)		2,966.8

Equity attributable to owners of the parent	1,165.4	855.5	—		855.5
Non-controlling interests	—	—	—		—

Total equity	1,165.4	855.5	—		855.5

Non-current liabilities
Long-term debt, less current portion	1,987.7	1,459.4	(12.3	)(4)	1,447.1
Other non-current liabilities	382.8	281.1	—		281.1

Total non-current liabilities	2,370.5	1,740.5	(12.3)		1,728.2
Current liabilities
Accounts payable	83.2	61.1	—		61.1
Short-term borrowings	—	—	1.3	(10)	1.3
Other current liabilities	411.4	302.0	(23.3	)(3)(9)(10)(11)	278.7
Current financial liabilities	27.2	20.0	1.2	(3)	21.2
Current portion of long-term debt	—	—	5.4	(10)	5.4
Short-term provisions	—	—	15.4	(9)(11)	15.4
Income taxes payable	(0.3)	(0.2)	0.2	(6)	—

Total current liabilities	521.5	382.9	0.2		383.1

TOTAL EQUITY AND LIABILITIES	4,057.4	2,978.9	(12.1)		2,966.8

(1)
Systems, equipment and other assets related to contracts have been reclassified from "Property, plant and equipment, net" to "Systems, equipment and other assets related to contracts, net" for an amount of €90.4 million;

Note 1—Unaudited IGT Reclassified consolidated statement of financial position at June 30, 2014 (Continued)

(2)
Investments in Joint Ventures have been reclassified from "Other non-current assets" to "Investments in associates and joint ventures" for an amount of €3.2 million;

(3)
Derivative financial instruments have been reclassified from "Other non-current assets" to "Non-current financial assets" for an amount of €47.6 million, from "Other current assets" to "Current financial assets" for an amount of €0.1 million and from "Other current liabilities" to "Current financial liabilities" for an amount of €1.2 million;

(4)
Debt issuance costs have been reclassified from "Other non-current assets" for an amount of €12.3 million to "Long-term debt, less current portion" in order to align presentation to GTECH classification and as required by IFRS;

(5)
Current deferred income tax included in "Other current assets" has been reclassified to non-current "Deferred income tax" for an amount of €71.5 million in order to align presentation to GTECH disclosure and IFRS.

(6)
Income taxes receivable have been reclassified from "Other current assets" to "Income taxes receivables" for an amount of €47.2 million and from "Income taxes payable" to "Income taxes receivables" for an amount of €0.2 million;

(7)
Restricted cash has been reclassified from "Current financial assets" to "Other current assets" for an amount of €46.6 million;

(8)
Money market fund investments have been reclassified from "Cash and cash equivalents" to "Current financial assets" for an amount of €73.3 million in order to align presentation of similar instruments to GTECH classification;

(9)
Legal and other provisions accounted for in "Other current liabilities" for an amount of €13.2 million have been reclassified to "Short-term provision";

(10)
Accrued interest classified in "Other current liabilities" for an amount of €6.7 million has been reclassified to "Current portion of long-term debt" for an amount of €5.4 million and to "Short-term borrowing" for an amount of €1.3 million in order to align classification to GTECH presentation;

(11)
Product warranties accounted for in "Other current liabilities" have been reclassified to "Short-term provisions" for an amount of €2.2 million.

Note 2—IGT Merger (consolidated statement of financial position)

Purchase Price Allocation

        For accounting purposes, Holdco is deemed to acquire IGT. The IGT Merger qualifies as the acquisition of IGT by Holdco and is accounted for using the purchase method of accounting under IFRS 3 "Business Combinations". In the Unaudited Pro Forma Consolidated statement of financial position the purchase consideration has been allocated to the IGT assets and liabilities assumed based upon preliminary estimates by GTECH and IGT management of the respective fair values at the date of the IGT Merger. Any difference between the purchase consideration and the fair value of IGT's assets and liabilities assumed is recorded as goodwill. GTECH has not completed its purchase price allocation for the acquisition of IGT, and the final allocation may differ materially from the preliminary allocation. The final valuation and the impact of integration activities could cause material differences between actual and pro forma results. As GTECH completes the purchase price allocation for IGT, the preliminary allocation is subject to change.

        In a transaction in which the consideration is not only in the form of cash, the acquisition consideration (which is equivalent to the purchase price) is measured based on the fair value of the consideration given at the date of the acquisition at the then-current market price. The fair value of the purchase consideration will fluctuate until completion of the IGT Merger, as a significant portion of the consideration is based on the fair value of GTECH's share price and cash payments denominated in US dollars.

Note 2—IGT Merger (consolidated statement of financial position) (Continued)

        The Merger Agreement provides that, each outstanding share of IGT common stock will be converted into the right to receive a combination of (i) $13.69 in cash (€10.88 equivalent using a $ to € exchange rate of 0.795, the "Per Share Cash Amount"), and (ii) a number of Holdco ordinary shares determined by dividing $4.56 (€3.63 equivalent using a $ to € exchange rate of 0.795) by the GTECH Share Trading Price, subject to a minimum of 0.1582 Holdco ordinary shares and a maximum of 0.1819 Holdco ordinary shares (the "Exchange Ratio"). Should the Exchange Ratio exceed 0.1819, the Per Share Cash Amount will be increased by an additional amount in cash equal to the product of such excess number of shares (up to a maximum of 0.0321) and the GTECH Share Trading Price (the "Consideration"). For purposes of the pro forma computations the GTECH Share Trading Price is calculated as the average of the volume-weighted average prices of GTECH ordinary shares on the Milan Stock Exchange, 20 days prior to December 9, 2014 converted to the US dollar equivalent using a $ to € exchange rate of 0.795.

        Under the terms of the Merger Agreement, IGT shareholders will contribute to Holdco their shares in IGT in exchange for consideration consisting of up to a maximum of 45.0 million newly issued Holdco ordinary shares and up to a hypothetical maximum of €2,912.5 million in cash (including the maximum cash consideration to IGT shareholders of €2,826.0 million, cash compensation to stock option and restricted stock unit holders of €58.7 million and retention payments of €27.8 million).

IGT Stock Options and Restricted Stock Unit Awards:

  •
  each outstanding IGT stock option will fully vest and be cancelled in exchange for cash payment equal to the product of (i) the total number of shares subject to such stock options and (ii) the excess, if any, of $18.25 (€14.51 equivalent based on a $ to € exchange rate of 0.795) compared to the exercise price per share of such stock option. Any IGT stock option that has a per-share exercise price that is greater than $18.25 (€14.51) will be cancelled for no consideration.

  •
  each outstanding award of IGT restricted stock units granted before July 1, 2013 will fully vest and be cancelled in exchange for an amount equal to the product of (i) the number of shares subject to such award and $18.25 (€14.51 equivalent).

  •
  each outstanding IGT restricted stock unit award granted between July 1, 2013 and July 15, 2014 as well as certain awards granted after July 15, 2014 will be converted into an award with respect to Holdco ordinary shares, based on the Exchange Ratio. These IGT restricted stock unit awards will vest on the earlier of (x) the date such award would have otherwise vested and (y) the first anniversary of the closing of the IGT Merger.
        As prescribed by IFRS 2 "Share-based Payment" and IFRS 3 "Business Combinations", for the purposes of preparing the Unaudited Pro Forma Consolidated Financial Information, consideration relating to pre-combination services of IGT employees at December 9, 2014 in the form of IGT stock options, restricted stock unit awards and retention payments has been included in the purchase consideration. IGT stock options and restricted stock unit awards included preexisting automatic change in control clauses.

        Compensation expense for replacement awards granted by Holdco in exchange for IGT stock unit awards granted between July 1, 2013 and July 15, 2014, will be recognized over their vesting period (i.e., within 12 months from the IGT Merger Effective Time) and have not been included in the Unaudited Pro Forma Consolidated Financial Information.

Note 2—IGT Merger (consolidated statement of financial position) (Continued)

Pro forma purchase consideration

        Based on the above information, the pro forma purchase consideration for the IGT Merger (based on GTECH's volume weighted average share price during the 20 days prior to December 9, 2014 equal to €18.39) is determined as follows:

		(in € million)
IGT shares settled in cash	(A)	2,760.6
IGT shares exchanged for Holdco ordinary shares	(B)	806.4

Consideration for IGT shares		3,567.0
IGT stock options and restricted stock unit awards granted before July 1, 2013 settled in cash	(C)	58.7
IGT stock options and restricted stock unit awards granted between July 1, 2013 and July 15, 2014 settled in Holdco stock incentives	(D)	22.9
Retention payments settled in cash	(E)	27.8

Consideration for IGT stock options, restricted stock unit awards and retention payments		109.4

Total pro forma purchase consideration for IGT Merger		3,676.4

—of which settled in cash		2,847.1

(A)
Reflects the cash consideration to be paid to IGT shareholders as part of the IGT Merger totaling €2,760.6 million, estimated as follows:

		(in € million, unless otherwise specified)
IGT shares outstanding at September 30, 2014 (shares in million)	(a)	247.3
Per Share Cash Amount in €	(b)	10.88
Additional cash out(1)	(c)	70.1

IGT shares settled in cash ((a) × (b) +(c))		2,760.6

(1)
The Exchange Ratio is calculated as $4.56 translated into Euro (€3.63 equivalent based on a $ to € exchange rate of 0.795) and divided by the GTECH volume weighted average Share Trading Price of €18.39. The additional cash out has been calculated by multiplying the number of IGT shares outstanding at September 30, 2014 times the excess of this Exchange Ratio compared to the maximum Exchange Ratio of 0.1819 times the GTECH volume weighted average Share Trading Price of €18.39.

Note 2—IGT Merger (consolidated statement of financial position) (Continued)

  Sensitivity

  The following table provides sensitivity to changes in the GTECH Share Trading Price and the consequence to the cash consideration to be paid to IGT shareholders:

	GTECH Share Trading Price (in €)	Consideration for IGT shares settled in cash (in € million)
Base case GTECH Share Trading Price at December 9, 2014	18.39	2,760.6
Minimum cash consideration to IGT shareholder	22.92	2,691.5
Maximum cash consideration to IGT shareholders	16.94	2,826.0
(B)
Reflects the fair value at December 9, 2014 of the GTECH shares to be issued by Holdco upon conversion of outstanding IGT shares. The number of Holdco ordinary shares to be issued is based on the Exchange Ratio of 0.1819 (based on the GTECH Share Trading Price at December 9, 2014).

		(in € million, unless otherwise specified)
IGT shares outstanding at September 30, 2014 (shares in million)	(a)	247.3
Exchange Ratio	(b)	0.1819
Holdco ordinary shares to be issued to IGT shareholders ((a) × (b)) (shares in million)	(c)	45.0
GTECH share price at December 9, 2014 (in €)	(d)	17.92

Fair value of Holdco shares to be issued to IGT shareholders ((c) × (d)) (in € million)		806.4

  Sensitivity

  The minimum number of Holdco ordinary shares to be issued is 39.1 million shares (247.3 million IGT shares outstanding at September 30, 2014 multiplied by the minimum Exchange Ratio of 0.1582). The maximum Holdco shares to be issued are equal to 45.0 million based on the Exchange Ratio of 0.1819.

(C)
Reflects the fair value at December 9, 2014 of outstanding IGT stock options and restricted stock unit awards granted before July 1, 2013, attributable to pre-combination services.

(D)
Reflects the fair value at December 9, 2014 of outstanding IGT restricted stock unit awards granted between July 1, 2013 and July 15, 2014 attributable to pre-combination services of IGT employees settled in Holdco stock awards.

(E)
Reflects the maximum retention payment of $35.0 million (€27.8 million equivalent based on a $ to € exchange rate of 0.795) granted to certain IGT employees. The Merger Agreement permits IGT to implement retention plans in an aggregate amount not to exceed $35.0 million that will vest on the Effective Time of the IGT Merger.

Note 2—IGT Merger (consolidated statement of financial position) (Continued)

Preliminary goodwill

        The following table presents the preliminary fair value adjustments to IGT's net assets acquired, in accordance with IFRS, at September 30, 2014:

(in € million)
Purchase consideration for IGT	3,676.4
Less fair value of net assets acquired	1,286.8

Preliminary goodwill	2,389.6

        The following is a description of each significant preliminary fair value adjustments:

  (a)
  Systems, equipment and other assets related to contracts, net at September 30, 2014, and estimated remaining useful lives, in years, are estimated as follows:

	(in € million)	Estimated weighted average remaining useful life in years
Estimated preliminary fair value	116.1	3
Less, net historical carrying value	90.4

Estimated preliminary pro forma adjustment	25.7

    Systems, equipment and other assets related to contracts, net have been valued primarily by using both cost and market approaches. The estimated remaining useful lives of Systems, equipment and other assets related to contracts, net, are based on a preliminary evaluation of the assets being acquired which is subject to change as further evaluation is performed.

  (b)
  Property, plant and equipment, net at September 30, 2014, and estimated remaining useful lives, in years, are estimated as follows:

	(in € million)	Estimated weighted average remaining useful life in years
Estimated preliminary fair value	189.4	17
Less, net historical carrying value	229.4

Estimated preliminary pro forma adjustment	(40.0)

    Property, plant and equipment, net have been valued primarily by using both cost and market approaches. The estimated remaining useful lives of Property, plant and equipment, net, are based on a preliminary evaluation of the assets being acquired which is subject to change as further evaluation is performed.

Note 2—IGT Merger (consolidated statement of financial position) (Continued)

  (c)
  Intangible assets, net at September 30, 2014, and estimated remaining useful lives, in years, are estimated as follows:

	(in € million)	Estimated weighted average remaining useful life in years
Estimated preliminary fair value	2,558.3
Customer relationship	1,552.9	15
Patents, software platforms and other	639.9	5
Product trademarks	87.4	8
Corporate trademarks	278.1	indefinite
Less, net historical carrying value	69.4

Estimated preliminary pro forma adjustment	2,488.9

    The fair value of intangible assets include corporate trademarks with an indefinite useful life with a preliminary fair value amounting to €278.1 million. Customer relationships have been valued using the multi-period excess earnings method. Trademarks, patents and software have been valued primarily using the relief-from-royalty method. The estimated remaining useful lives of Intangible assets, net are based on a preliminary evaluation of the assets being acquired which is subject to change as further evaluation is performed.

  (d)
  Inventory at September 30, 2014 is estimated as follows:

(in € million)
Estimated preliminary fair value	69.5
Less, net historical carrying value	65.7

Estimated preliminary pro forma adjustment	3.8

    The estimated fair value adjustments to inventory related to the estimated difference between (a) selling prices less the sum of (i) the cost to complete work in progress, (ii) the cost of disposal and (iii) a reasonable profit allowance for the completing and selling effort and (b) the carrying amount of inventory. The estimated average inventory turn is preliminarily evaluated as less than 1 year. As further evaluation of the inventory acquired is performed, there could be changes in the average inventory turn.

  (e)
  The pro forma goodwill was calculated based on the estimated fair values of the purchase consideration and the estimated fair values of the assets acquired and liabilities assumed, as calculated above, totaling approximately €2,389.6 million:

(in € million)
Preliminary goodwill	2,389.6
Less, net historical carrying value	1,079.5

Estimated preliminary pro forma adjustment	1,310.1

    As Holdco completes the purchase price allocation, this excess may be allocated to other identified tangible or intangible assets, which could be depreciable or amortizable.

  (f)
  Reflects the fair value adjustment of deferred revenue amounting to €16.3 million. The fair value of deferred revenues was based on the present value of the costs to fulfill these

Note 2—IGT Merger (consolidated statement of financial position) (Continued)

    obligations plus a normal profit component. Holdco recognizes a liability relating to deferred revenue only to the extent that the deferred revenue represents an obligation assumed.

  (g)
  Reflects the fair value adjustments of financial assets and liabilities not carried at fair value in IGT's unaudited historical consolidated interim statement of financial position amounting to a step up of financial assets of €13.0 million and a step up of €23.7 million of financial liabilities.

  (h)
  Reflects the assumed liability of IGT costs amounting to €27.9 million, incurred in connection with the Transactions.

  (i)
  Reflects the tax effect on the fair value adjustments, calculated at statutory tax rates in the United States.

  (j)
  Reflects the net impact on the pro forma equity due to the estimated fair value of the Holdco common shares issued to IGT shareholders as part of the consideration for the IGT Merger, offset by the elimination of IGT's historical equity balance:

(in € million)
Holdco ordinary shares issued to IGT shareholders	806.4
Fair value of pre-combination services relating IGT stock options and restricted stock unit awards granted between July 1, 2013 and July 15, 2014 settled in Holdco stock incentives	22.9
Less, net US GAAP book value of IGT	855.5

Estimated preliminary pro forma adjustment	(26.2)

Preliminary IFRS Analysis

  (k)
  The Unaudited Pro Forma Consolidated Financial Information includes adjustments to IGT's unaudited historical consolidated financial statements for the following differences between US GAAP and IFRS.

  1)
  Accounting treatment of convertible bonds and related call option and warrant: GTECH and IGT performed a preliminary analysis regarding the convertible bonds of IGT and related call options and warrants. Under US GAAP the equity conversion options, the call option and warrant have been accounted for under the scope exemption of ASC 815 "Hedging and Derivatives" and classified within equity. Under the provisions of IAS 32 "Financial Instruments—Presentation" and IAS 39 "Financial Instruments—Recognition and Measurement" the equity conversion option would be accounted for separately as a financial liability. IFRS requirements differ from those of US GAAP, as the embedded conversion option of the convertible bonds, the related call options and warrants would be defined as derivative financial instruments under IFRS compared to equity instruments under US GAAP. The related adjustments amounted to €5.4 million increase on net income for the nine months ended September 30, 2014 and €1.6 million increase on net income for the year ended December 31, 2013.

  2)
  Accounting treatment of deferred compensation plan: GTECH and IGT management performed a preliminary analysis regarding the deferred compensation plan of IGT. The liability for deferred compensation benefits invested in rabbi trusts is measured differently under US GAAP and IFRS. Under IFRS, the deferred compensation obligation is

Note 2—IGT Merger (consolidated statement of financial position) (Continued)

      measured based on the actuarial present value of the benefits owed to the employee, which may differ from the fair value of the assets held in the rabbi trust. The related adjustments on equity amounted to a decrease of €2.7 million at September 30, 2014.

    3)
    Accounting treatment of IGT stock awards: based on the preliminary analysis performed by GTECH and IGT management on IGT stock awards, the following adjustments have been reflected in the Unaudited Pro Forma Consolidated Financial Information:

    •
    stock awards that vest in installments:  Under US GAAP, IGT has elected to recognize compensation cost for awards with service only conditions that have graded vesting schedules on a straight line basis over the requisite period for the entire award. Under IFRS, the compensation cost is required to be recognized based on a straight-line basis over the requisite service period for each separately vesting portion of the award as if the award was, in substance, multiple awards (i.e., accelerated method).

    •
    stock awards settled net of tax withholding:  Under US GAAP, stock awards containing a net settled tax withholding clause could be equity classified so long as the arrangement limits tax withholding to the company's minimum statutory rate. IFRS does not include a similar exemption. The portion of the stock incentive award relating to the estimated tax payment is treated as a cash-settled award, which results in the tax payment portion being classified as a liability that must be marked to market each period until settlement;

    •
    tax deduction accounting for stock awards:  Under US GAAP, the deferred tax asset on stock awards is calculated based on the cumulative compensation cost recognized over the vesting period and trued-up or down only upon realization of the tax benefit. IFRS estimates the actual deduction to be taken based on information at each reporting period.

    The stock incentive adjustments are reflected as a reduction in equity of €25.2 million at September 30, 2014, a reduction of net income of €0.9 million for the nine months ended September 30, 2014 and a reduction of net income of €0.8 million for the year ended December 31, 2013.

    4)
    Tax accounting: Based on the preliminary analysis performed by GTECH and IGT management with respect to IGT's accounting for income taxes, the following adjustments have been reflected in the Unaudited Pro Forma Consolidated Financial Information:

    •
    recognition of deferred tax when the local currency is not the functional currency:  Under US GAAP, no deferred taxes are recognized for differences related to nonmonetary assets and liabilities that are re-measured from local currency into their functional currency by using historical exchange rates. Under IFRS, deferred tax is recognized on the difference between the carrying amount of the underlying asset determined by using historical exchange rates and the relevant tax basis at the balance sheet date.

    •
    unrealized intragroup profits:  Under US GAAP, any tax impact to the seller, calculated based on the seller's tax rate, as a result of an intragroup transaction are deferred until realized by a third party sale. Under IFRS, deferred tax resulting from intragroup transactions are recognized at the buyer's tax rate.

    These adjustments are reflected as an increase in equity of €7.4 million at September 30, 2014, an increase in net income of €1.9 million for the nine months ended September 30, 2014 and a reduction in net income by €0.3 million for the year ended December 31, 2013.

Note 3—Financing adjustments (consolidated statement of financial position)

        In order to fund the Mergers, GTECH has entered into (i) the Senior Credit Facility in an aggregate principal amount of approximately €2.0 billion and (ii) the Bridge Facility in an aggregate principal amount of approximately €4.7 billion. GTECH will use a portion of these arrangements primarily to finance (i) the cash consideration of the IGT Merger, (ii) any payment related to the Rescission Rights, and (iii) to the assumed refinance of existing debt of IGT and GTECH, which could become due upon closing of the Mergers. The sources and uses of the overall financings are presented below.

(in € million)	Sources	Note		Uses	Note
Bridge Facility draw down	3,012.9		IGT shares settled in cash	2,760.6
Senior Credit Facility draw down	2,042.1		IGT stock awards settled in cash	58.7
Derivatives	58.4	i	Retention payments	27.8

			Purchase consideration settled in cash	2,847.1
			GTECH 2016 notes	856.1	ii
			GTECH credit facility	306.0	ii
			IGT credit facility	496.7	ii
			Rescission Rights	379.6	iii
			Italian Reorganization taxes	37.0	iv
			Transaction costs	44.7	v
			Financing costs	146.2	vi

	5,113.4			5,113.4

i.
Relates to the assumed early extinguishment of all of GTECH and IGT derivative financial instruments due to contractual clauses providing the contractual counterparty with the ability to terminate the contract due to the Mergers. GTECH and IGT derivative financial instruments are measured at their fair value at September 30, 2014.

ii.
Relates to the assumed call of GTECH 2016 notes, measured at the estimated contractual make whole payment amount, the early extinguishment of GTECH credit facility and IGT credit facility and accrued interest at September 30, 2014.

iii.
Relates to the assumed Rescission Right payments at €19.174 per GTECH share to GTECH shareholders holding 19,796,852 GTECH shares, withdrawing from the Holdco Merger, for an aggregate of €379.6 million. A decrease by 1% of GTECH shares (equivalent to 1.7 million GTECH outstanding shares) that will be repurchased by GTECH and for which Rescission Rights were exercised, will decrease the payment by €33.3 million.

iv.
Relates to the payment of the estimated income taxes in connection with the corporate reorganization process in Italy aimed to segregate the Italian operations in view of the Holdco Merger. The pro forma adjustments assume the payment of the non-recurring Italian Reorganization taxes as of September 30, 2014.

v.
Relates to Holdco transaction costs expected to be incurred until closing of the Transactions amounting to €44.7 million.

vi.
Relates to estimated debt issuance costs on the Senior Credit Facility based on a draw down of €2,042.1 million and on the Bridge Facility based on a draw down of €3,012.9 million and to

Note 3—Financing adjustments (consolidated statement of financial position) (Continued)

  consent fees paid to the notes holder of GTECH's 5.375% notes due 2018 and GTECH's 3.500% notes due 2020.

          The following further describes the Financing pro forma adjustments:

  (a)
  Reflects the assumed termination of all of GTECH's and IGT's derivative financial instruments;

  (b)
  Reflects the assumed Senior Credit Facility and Bridge Facility draw down in connection with the cash used in the Mergers and related costs.

(in € million)
Purchase consideration settled in cash	2,847.1
Rescission Rights	379.6
Transaction costs	44.7
Italian Reorganization taxes	37.0

Total	3,308.4

  (c)
  Reflects the net impact on the pro forma equity of the unamortized debt issuance cost and additional make whole payments due to the refinancing of the GTECH notes and GTECH credit facility of €68.5 million, net of the tax effect on such adjustments calculated at the statutory tax rate of the jurisdiction to which the pro forma adjustment relates.

  (d)
  Reflects the change in long-term debt due to the Bridge Facility and Senior Credit Facility draw-down detailed in the table below:

	Current portion of long-term debt	Long-term debt, less current portion
IGT credit facility	—	(496.7)
GTECH credit facility	(138.3)	(165.9)
GTECH 2016 notes	(33.2)	(756.2)

Early extinguishment of existing debt	(171.5)	(1,418.8)
Bridge Facility draw down	—	3,012.9
Senior Credit Facility draw down	—	2,042.1
Financing costs	—	(146.2)

Change in long-term debt	(171.5)	3,490.0

  (e)
  Reflects the adjustment of unpaid deferred commitment fees of the Bridge Facility recorded in the historical consolidated statement of financial position in other current assets and current financial liabilities. For purposes of the pro forma computations, such commitment fees are considered paid and part of long-term debt.

  (f)
  Reflects the tax effect on the Financing adjustments, calculated at statutory tax rates of the jurisdiction to which the pro forma adjustment relates.

Note 4—Holdco Merger & Other Adjustments (consolidated statement of financial position)

        The Holdco Merger is a reorganization of existing legal entities that does not give rise to any change of control, and therefore is outside the scope of application of IFRS 3. Accordingly, it will be

Note 4—Holdco Merger & Other Adjustments (consolidated statement of financial position) (Continued)

accounted for as an equity transaction using the predecessor values method (i.e., using GTECH predecessor book values).

  (a)
  Reflects the elimination of the intercompany transactions at September 30, 2014 between IGT and GTECH.

  (b)
  Reflects the payment of the Rescission Rights, Italian Reorganization taxes and transaction costs.

(in € million)
Rescission Rights	379.6
Transaction costs	44.7
Italian Reorganization taxes	37.0

Total	461.3

  (c)
  Reflects the adjustment of €461.3 of Rescission Rights, Italian Reorganization taxes and transaction costs, net of €6.1 million of transaction costs accrued in accounts payable in the historical consolidated statement of financial position.

Note 5—Unaudited IGT Reclassified consolidated income statement

  (a)
  Represents the unaudited IGT reclassified consolidated income statement for the nine months ended June 30, 2014 that has been prepared by applying unaudited pro forma adjustments to the unaudited historical consolidated statement of comprehensive income. The unaudited pro froma adjustments give effect to:

  •
  the change in reporting currency from US dollar to Euro at an average exchange of $1 per €0.731 for the nine months ended June 30, 2014; and

  •
  certain reclassifications to align the classification of revenue and costs in IGT's income statement classified by function with GTECH disclosure and GTECH's income statement classification by nature.

Note 5—Unaudited IGT Reclassified consolidated income statement (Continued)

Unaudited IGT Reclassified consolidated income statement for the nine months ended June 30, 2014

(in millions)	Unaudited IGT Historical	Unaudited IGT Historical	Unaudited Reclassifications		Unaudited IGT Reclassified
	US dollar	Euro	Euro		Euro
Service revenue	908.5	664.5	—		664.5
Product sales	613.1	448.4	—		448.4

Total revenue	1,521.6	1,112.9	—		1,112.9
Raw materials, services and other costs	1,168.7	854.8	(315.1)	(1)(2)(4)	539.7
Personnel	—	—	255.4	(1)(4)(5)	255.4
Depreciation	49.7	36.4	40.0	(2)(3)	76.4
Amortization	—	—	29.9	(2)(3)	29.9
Impairment loss, net	17.8	13.0	—		13.0
Capitalization of internal construction costs—labor and overhead	—	—	(16.6)	(5)	(16.6)

Operating income	285.4	208.7	6.4		215.1
Interest income	31.2	22.8	—		22.8
Equity loss	—	—	—		—
Other income / (expense), net	(4.6)	(3.4)	(1.7)	(4)(6)(7)	(5.1)
Foreign exchange loss, net	—	—	(6.4)	(6)	(6.4)
Interest expense	(99.9)	(73.1)	1.7	(7)	(71.4)

Income before income tax expense	212.1	155.0	—		155.0
Income tax expense	35.0	25.6	—		25.6

Net income	177.1	129.4	—		129.4

Attributable to:
Owners of the parent	177.1	129.4	—		129.4
Non-controlling interest	—	—	—		—

(1)
Personnel costs included in cost of goods sold shown in "Raw materials, services and other costs" have been reclassified to "Personnel" for an amount of €232.7 million;

(2)
Depreciation and amortization costs included in cost of goods sold shown in "Raw materials, services and other costs" have been reclassified to "Depreciation" and "Amortization" for an amount of €61.9 million and €8.0 million, respectively;

(3)
Amortization costs accounted for in "Depreciation" have been reclassified to "Amortization" for an amount of €21.9 million;

(4)
Personnel retention cost and interest accretion on contingent consideration of a business combination included in cost of goods sold shown in "Raw materials, services and other costs" for an amount of €12.5 million have been reclassified by nature to "Personnel" and "Other income/ (expense), net" for an amount of €6.1 million and €6.4 million respectively to align presentation to GTECH disclosure;

(5)
"Personnel" costs incurred for the construction of assets have been reclassified to "Capitalization of internal construction costs—labor and overhead" for an amount of €16.6 million to align presentation to GTECH disclosure;

Note 5—Unaudited IGT Reclassified consolidated income statement (Continued)

(6)
Foreign exchange losses accounted for in "Other income / (expense), net" have been reclassified to "Foreign exchange loss, net" for an amount of €6.4 million.

(7)
Fair value changes of IGT debt and derivative financial instruments, accounted for as a fair value hedge, have been reclassified from "Other income / (expense), net" to "Interest expense" for an amount of €1.7 million to align presentation to GTECH disclosure.
  (b)
  Represents the unaudited IGT reclassified consolidated income statement for the year ended September 30, 2013 that has been prepared by applying unaudited pro forma adjustments to the unaudited historical consolidated statement of comprehensive income. The unaudited pro forma adjustments give effect to:

  •
  the change in reporting currency from US dollar to Euro at an average exchange of $1 per €0.762 for the year ended September 30, 2013; and

  •
  certain reclassifications to align the classification of revenue and costs in IGT's income statement classified by function with GTECH disclosure and specifically GTECH's income statement classification by nature.

Note 5—Unaudited IGT Reclassified consolidated income statement (Continued)

Unaudited IGT US GAAP Reclassified consolidated income statement for the year ended September 30, 2013

(in millions)	Unaudited IGT Historical	Unaudited IGT Historical	Unaudited Reclassifications		Unaudited IGT Reclassified
	US dollar	Euro	Euro		Euro
Service revenue	1,256.4	957.8	—		957.8
Product sales	1,085.2	827.2	—		827.2

Total revenue	2,341.6	1,785.0	—		1,785.0
Raw materials, services and other costs	1,766.5	1,346.6	(493.7)	(1)(2)(4)(8)	852.9
Personnel	—	—	384.5	(1)(4)(5)	384.5
Depreciation	77.4	59.0	69.4	(2)(3)	128.4
Amortization	—	—	48.2	(2)(3)	48.2
Impairment loss, net	3.6	2.7	—		2.7
Capitalization of internal construction costs—labor and overhead	—	—	(21.6)	(5)	(21.6)

Operating income	494.1	376.7	13.2		389.9
Interest income	44.4	33.8	—		33.8
Equity loss	—	—	(0.2)	(8)	(0.2)
Other income / (expense), net	(12.8)	(9.8)	(1.8)	(4)(6)(7)	(11.6)
Foreign exchange loss, net	—	—	(8.8)	(6)	(8.8)
Interest expense	(123.4)	(94.1)	(2.4)	(7)	(96.5)

Income before income tax expense	402.3	306.6	—		306.6
Income tax expense	129.6	98.8	—		98.8

Net income	272.7	207.8	—		207.8

Attributable to:
Owners of the parent	272.7	207.8	—		207.8
Non-controlling interest	—	—	—		—

(1)
Personnel costs included in cost of goods sold shown in "Raw materials, services and other costs" have been reclassified to "Personnel" for an amount of €333.3 million;

(2)
Depreciation and amortization costs included in cost of goods sold shown in "Raw materials, services and other costs" have been reclassified to "Depreciation" and "Amortization" for an amount of €106.7 million and €10.9 million, respectively;

(3)
Amortization costs accounted for in "Depreciation" have been reclassified to "Amortization" for an amount of €37.3 million;

(4)
Personnel retention cost and interest accretion on contingent consideration of a business combination included in cost of goods sold shown in "Raw materials, services and other costs" for an amount of €42.6 million have been reclassified by nature to "Personnel" and "Other income / (expense), net" for an amount of €29.6 million and €13.0 million respectively to align presentation to GTECH disclosure;

(5)
"Personnel" costs incurred for the construction of assets have been reclassified to "Capitalization of internal construction costs—labor and overhead" for an amount of €21.6 million to align presentation to GTECH disclosure;

Note 5—Unaudited IGT Reclassified consolidated income statement (Continued)

(6)
Foreign exchange losses accounted for in "Other income / (expense), net" have been reclassified to "Foreign exchange loss, net" for an amount of €8.8 million;

(7)
Fair value changes of IGT debt and derivative financial instruments, accounted for as a fair value hedge, have been reclassified from "Other income / (expense), net" to "Interest expense" for an amount of €2.4 million to align presentation to GTECH disclosure.

(8)
Share of loss of investments accounted for using the equity method has been reclassified from cost of goods sold shown in "Raw materials, services and other costs" to "Equity loss" for an amount of €0.2 million to align presentation to GTECH disclosure.

Note 6—IGT Merger (consolidated income statements)

  (a)
  Reflects the reversal of acquired deferred revenues on the statement of financial position. Assuming the IGT Merger occurred on January 1, 2013, such amounts would not have been recognized. The following table shows the effects of reversing these amounts and income tax impact calculated at the statutory tax rate.

(in € million)	Nine months ended September 30, 2014	Year ended December 31, 2013
Product sales	(0.7)	(11.4)
Income tax benefit	0.3	4.2
  (b)
  Depreciation and amortization has been calculated on the estimated preliminary fair value adjustments taking into account the estimated remaining useful life of the acquired Intangible assets, net; Property, plant and equipment, net; and System, equipment and other assets related to contracts, net. Their estimated remaining useful lives are based on a preliminary evaluation; as further evaluation is performed, there could be changes in the estimated remaining useful lives. The following table shows the pro forma increase / (decrease) in relation to depreciation and amortization, and income tax impact calculated at the statutory tax rate.

(in € million)	Nine months ended September 30, 2014	Year ended December 31, 2013
Depreciation	(37.3)	(44.2)
Amortization	180.6	239.3
Income tax benefit	52.9	72.1
  (c)
  Represents the re-measurement of interest income and expense on the financial assets and liabilities measured at fair value at the acquisition date. Pro forma adjustments mainly relate to interest expense adjustments of IGT bonds amounting to €5.4 million for the nine months ended September 30, 2014 and €7.3 million for the year ended December 31, 2013.

  (d)
  Represents the differences between IFRS and US GAAP including equity related derivative financial instruments, deferred compensation plans, stock awards and tax accounting. Refer to Note 2 for more details.

  (e)
  Represents the reversal of the inventory step up within one year, based on the average inventory turn. The estimated average inventory turn is preliminarily evaluated as less than 1 year. As further evaluation of the inventory acquired is performed, there could be changes in the average inventory turn.

  (f)
  Represents the tax effect on the above adjustments using the statutory tax rate.

Note 7—Financing adjustments (consolidated income statements)

  (a)
  Reflects the elimination of the impact to the income statement of GTECH and IGT derivative financial instruments assumed to be extinguished in connection with the Mergers. The pro forma adjustments relating to foreign exchange derivative financial instruments amounted to €2.0 million for the nine months ended September 30, 2014 and €4.6 million for the year ended December 31, 2013. The pro forma adjustments relating to the interest rate fair value hedges of IGT bonds and GTECH notes increased interest expense for the nine months ended September 30, 2014 and decreased interest expense for the year ended December 31, 2013.

  (b)
  Represents the estimated incremental interest expense related to the Senior Credit Facility and the Bridge Facility. The pro forma interest expense relates to the following:

(in € million)	Nine months ended September 30, 2014	Year ended December 31, 2013
Elimination of interest expense
GTECH and IGT credit facilities	8.6	11.4
GTECH 2016 notes(1)	27.8	37.4

Early extinguishment of existing debt	36.4	48.8
Interest expense adjustments
Bridge Facility(2)	(160.9)	(229.9)
Senior Credit Facility(3)	(45.1)	(60.1)
GTECH 2018 and 2020 notes(4)	(5.7)	(7.7)

Increase in interest expense	(175.3)	(248.9)

(1)
GTECH redeemed and subsequently cancelled its €750 million 5.375% guaranteed notes due 2016 on December 8, 2014.

(2)
The Bridge Facility determines that if Libor is less than 1%, the minimum interest rate to be paid is equal to 2.7%, assuming a minimum Libor of 1%. At this time Libor is below 1%, therefore, the Bridge Facility interest expense is calculated based on Libor equal 1% plus a margin of 1.7%, ongoing fees and the amortization of the Bridge Facility financing costs of €93.5 million over the expected contract term of 12 months. An increase in Libor by 0.125 basis points (if Libor is beyond 1%), would have resulted in an increase in interest expense by €2.3 million for the nine months ended September 30, 2014 and €3.1 million for the year ended December 31, 2013.

(3)
The Senior Credit Facility matures Libor and Euribor plus a margin of 1.4% and ongoing fees on the tranche denominated in US dollar and in Euro, respectively. Pro forma interest expense has been calculated on the draw down amount of €2,042.1 million, based on Libor of 0.338% and Euribor of 0.177% both at December 9, 2014 and the amortization of the Senior Credit Facility financing cost of €18.7 million over the contractual term of 5 years. An increase in Libor or Euribor by 0.125 basis points, would have resulted in an increase in interest expense by €2.0 million for the nine months ended September 30, 2014 and €2.6 million for the year ended December 31, 2013.

(4)
Consent fees paid to GTECH 2018 and 2020 notes holders to amend the indentures amount to €34.0 million and are amortized to the income statement as an incremental interest expense over the residual contractual term of the notes.

Note 7—Financing adjustments (consolidated income statements) (Continued)

  (c)
  Represents the tax effect on the above adjustments using the statutory tax rate applicable to the jurisdiction the pro forma adjustment relates to.

Note 8—Holdco Merger & Other Adjustments (consolidated income statements)

  (a)
  Elimination of intercompany transactions during the nine months ended September 30, 2014 and the year ended December 31, 2013 amounted to €0.4 million and €2.0 million, respectively.

  (b)
  Represents the elimination of the transaction costs amounting to €12.4 million, incurred in connection with the Transactions, which were recorded in the historical consolidated income statement for the nine months ended September 30, 2014. Such costs are non-recurring in nature and would not have been recognized if the Transactions had occurred on January 1, 2013.

Note 9—Earnings per share

        The unaudited pro forma consolidated basic and diluted earnings per share calculations are based on the consolidated basic and diluted weighted average shares of Holdco. The pro forma basic weighted average shares outstanding are a combination of historic GTECH shares and the shares issued as part of the IGT Merger. In addition, the dilutive effect of GTECH and IGT stock awards converted into Holdco stock awards have been included in the diluted weighted-average number of common shares outstanding calculations.

(millions of shares)	Nine months ended September 30, 2014	Year ended December 31, 2013
GTECH weighted average basic shares outstanding	173.9	173.2
Rescission Rights	(19.8)	(19.8)
Number of Holdco common shares issued to IGT shareholders	45.0	45.0

Basic weighted average ordinary shares outstanding	199.1	198.4
GTECH diluted shares outstanding	0.1	—
Number of dilutive shares associated with the Holdco stock awards	0.6	0.6

Diluted weighted average ordinary shares outstanding	199.8	199.0

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF GTECH

        The following discussion of our financial condition and results of operations should be read together with the information included under "Business of GTECH and Certain Information about GTECH", "Summary Historical Financial Data of GTECH", and the consolidated financial statements included in this proxy statement/prospectus. This discussion includes forward-looking statements, and involves numerous risks and uncertainties, including, but not limited to, those described under "Forward-Looking Statements" and "Risk Factors." Actual results may differ materially from those contained in any forward looking statements.

 Overview

        GTECH S.p.A. is a leading commercial operator and provider of technology in the regulated worldwide gaming markets.

        In the following management's discussion and analysis, unless otherwise specified or the context otherwise indicates, all references to the terms "GTECH," "we," "us," and "our," refer to GTECH S.p.A., the parent entity, and all entities included in our consolidated financial statements.

        We operate and provide a full range of services and provide leading-edge technology products across all gaming markets, including lotteries, machine gaming, sports betting and interactive gaming. We also provide high-volume processing of commercial transactions. Our state-of-the-art information technology platforms and software enable distribution through land-based systems, Internet and mobile devices. We have operations in approximately 100 countries worldwide on six continents.

        The structure of our internal organization is aligned around three global geographic regions. Consequently, for management purposes, our operating segments are organized geographically into three reportable operating segments based on those regions - Americas, International and Italy - and supported by a central products and services structure organization. Each of these segments offers lottery, machine gaming, sports betting, commercial services and interactive gaming.

        For the nine months ended September 30, 2014 and year ended December 31, 2013, our revenue amounted to €2.26 billion and €3.06 billion, respectively, and our operating income amounted to €470.1 million and €559.1 million, respectively.

Key Factors Affecting Operations and Financial Condition

        The following are a description of the principal factors which have affected our results of operations and financial condition for the three years ended December 31, 2013 and the nine months ended September 30, 2014:

        Effects of Foreign Exchange Rates:    We are affected by fluctuations in foreign exchange rates (i) through translation of foreign currency financial statements into Euro for consolidation, which we refer to as the translation impact, and to a lesser extent (ii) through transactions by entities in currencies other than their own functional currencies, which we refer to as the transaction impact. Translation impacts arise in preparation of the consolidated financial statements; in particular, we prepare our consolidated financial statements in Euro, while the financial statements of each of our subsidiaries are prepared in the functional currency of that entity. In preparing consolidated financial statements, we translate assets and liabilities measured in the functional currency of the subsidiaries into Euro using the exchange rate prevailing at the balance sheet date, while we translate income and expenses using the average exchange rates for the period covered. Accordingly, fluctuations in the exchange rate of the functional currencies of our entities against the Euro impacts our results of operations. We are particularly exposed to movements in the Euro/US$ exchange rate. For example, our revenues in the Americas segment increased by €121.9 million, or 13.9% in 2013 compared to the same period in 2012, however, on a constant currency basis (as described below under "Constant currency information"), our revenues in the Americas segment would have increased by 18.3%. Although the fluctuations in foreign exchange rates have had a material impact on our revenues, the impact on our operating income and our cash flows is less significant in that revenues are mostly matched by costs denominated in the same currency.

        Regulation:    We operate on an international basis in regulated gaming markets, where the regulatory markets are subject to continuous evolution. Our ability to enter new markets or to offer new products in existing markets depends on decisions taken by the market regulator, which often follow a period of political debate. Accordingly, we are not in control of the timing of new opportunities, including the outsourcing of gaming operations, the award of new contracts, the introduction of new instant ticket price points and the launch of new games. From time to time, regulatory changes could be introduced which might affect our existing business in certain jurisdictions, including opening hours for points of sale, restrictions on the sale of certain products and gaming tax increases. For example, the tax on VLT machines in Italy increased from 4% of wagers in 2012 to 5% of wagers in 2013. Our Machine Gaming revenues are recorded net of tax, and therefore any changes in taxation can impact our revenues and results of operations.

        The profitability of our gaming products is affected by taxes imposed and the minimum payout ratios. Some of our gaming products have payouts in excess of the minimum ratios applied by the regulators and, for these products we may be able to decrease the payout in order to mitigate the effect of any tax increases applied on them. However, in order to minimize any negative impact on prizes and volumes, we would generally seek to make such reductions gradually over time. Accordingly, there can be a time delay between increases in taxes and decreases in payout ratios which would result in a temporary reduction in our profitability.

        Jackpots and Late Numbers:    We believe that the performance of lottery products is influenced by the size of available jackpots in jurisdictions that offer such jackpots. In general, when jackpots increase, sales of lottery tickets also increase, further adding to the jackpot pool. We also believe that consumers in Italy monitor "late numbers" (numbers which have not been drawn for more than 100 draws) and when there is a good pipeline of late numbers, wagers in Italy increase. Under both of these circumstances, our service revenues are positively impacted.

        Seasonality:    In our sports betting business, the volume of bets which we collect over the year are affected by the schedule of sports events and the particular season of that applicable sport. The volume of bets which we collect is also affected by schedules of other significant sporting events that occur at regular but infrequent intervals, such as the FIFA Football World Cup. Additionally, during the summer months, lottery consumption and gaming in general may decrease when consumers go on vacation.

        Product Sales:    Pursuant to product sales contracts we construct, sell, deliver and install turnkey lottery or machine gaming systems or equipment and license the computer software for a fixed price. The customer then subsequently operates the system. We may also sell additional terminals and central computers to expand existing systems and/or replace existing equipment. Our product sales fluctuate from year to year due to the mix, volume and timing of the product sales transactions. In general, our product sales contracts are dependent on the timing of replacement cycles. In particular, the growth in our product sales in 2013 was impacted by a significant Canadian VLT replacement cycle. For the nine months ended September 30, 2014 and year ended December 31, 2013, our product sales amounted to €168.3 million and €279.1 million, or approximately 7.4% and 9.1% of total revenues, respectively.

        Restructuring Costs:    During the historical periods presented we have undertaken restructuring plans and initiatives principally related to the streamlining of our interactive gaming operations, optimization projects for Lottery and costs associated with the overall management reorganization, including the outsourcing of certain Interactive gaming activities previously conducted internally in Sweden. The most significant initiatives were undertaken in 2013, in relation to which we incurred costs of €20.5 million.

        Penalties under minimum profit contracts:    We have three arrangements where we have provided customers with minimum profit level guarantees (the Illinois Agreement, Indiana Agreement and New Jersey Agreement, which are discussed in further detail in "- Critical Accounting Estimates - Minimum profit level guarantees"). In relation to the Illinois Agreement, we guaranteed a minimum profit level to the State of Illinois for each fiscal year of the agreement, commencing with the state's fiscal year ended June 30, 2012. The amounts guaranteed and therefore amounts owed by Northstar as shortfall payments under the Illinois Agreement were in dispute.

        As part of the global settlement of disputes in the termination agreement between Northstar and the Illinois Lottery, the shortfall payments Northstar is required to make in relation to its obligation to guarantee minimum profit levels under the Illinois Agreement for fiscal years 2012, 2013, and 2014 have been agreed upon and settled for $21.8 million, $38.6 million, and $37.1 million, respectively. No further cash impact will result from this shortfall payments final determination. Northstar will not be responsible for the payment of any other shortfall payment, nor will it be entitled to receive any incentive compensation, for all or any portion of fiscal year 2015, or any subsequent fiscal year.

        In relation to the Indiana Agreement, we guaranteed a minimum profit level to the State of Indiana commencing with the contract year starting July 1, 2013. As of September 30, 2014 management's best estimate is that the obligation relating to the minimum profit level guarantee is $17.6 million (€13.9 million at the September 30, 2014 exchange rate) related to the State's fiscal years June 30, 2014 and June 30, 2015 which was recorded as a reduction of service revenue in the Unaudited Interim Consolidated Financial Statements.

        Settlement of litigation related to Machine Gaming:    In our Italy segment, we recorded €30 million of expense in our financial statement for the year ended December 31, 2013 in relation to the settlement of litigation between the Italian machine gaming regulator and all machine gaming operators in Italy. We paid the settlement in the fourth quarter of 2013.

Critical Accounting Estimates

        Our consolidated financial statements are prepared in conformity with International Financial Reporting Standards as issued by the IASB which require the use of estimates, judgments and assumptions that affect the carrying amount of assets and liabilities and the amounts of income and expenses recognized. The estimates and underlying assumptions are based on information available at the date that the financial statements are prepared, on historical experience, judgments and assumptions considered to be reasonable and realistic.

        We periodically and continuously review the estimates and assumptions. Actual results for those areas requiring management judgment or estimates may differ from those recorded in the consolidated financial statements due to the occurrence of events and the uncertainties which characterize the assumptions and conditions on which the estimates are based.

        The areas which require greater subjectivity of management in making estimates and judgments and where a change in such underlying assumptions could have a significant impact on our consolidated financial statements are discussed below.

  Revenue Recognition

        Revenue is recognized to the extent that it is probable the economic benefits associated with the transaction will flow to us and the amount of revenue can be reliably measured. Revenue is measured at the fair value of the consideration received, excluding discounts. Determining when the specific recognition criteria have been met requires us to make assumptions and exercise judgment that could significantly affect the timing and amounts of revenue reported each period. The application of our revenue recognition policies and changes in our assumptions or judgments also affect the timing and amounts of revenues and costs recognized. Determinations are subject to judgment and may change depending on the circumstances surrounding the substance or nature of the transactions.

  Impairment of Systems, Equipment and Other Assets Related to Contracts

        The carrying values of systems, equipment and other assets related to contracts are reviewed for impairment when events or changes in circumstances indicate that the carrying value may not be recoverable. This requires management to make an estimate of the expected future cash flows from the assets and also to choose a suitable discount rate in order to calculate the present value of those cash flows. The carrying amount of systems, equipment and other assets related to contracts at September 30, 2014 and December 31, 2013 was €900.4 million and €899.5 million, respectively. There were no impairments of systems, equipment and other assets related to contracts recorded in the nine months ended September 30, 2014 while an impairment loss of €6.3 million was recorded in the year ended December 31, 2013.

  Impairment of Goodwill

        Goodwill is tested for impairment at least annually, or more frequently if facts or circumstances indicate that it may be impaired. The carrying amount of goodwill at September 30, 2014 and December 31, 2013 was €3.3 billion and €3.1 billion, respectively. There were no goodwill impairment charges recorded in the nine months ended September 30, 2014 or in any of the three calendar years ending December 31, 2013.

        For the purposes of impairment testing, goodwill and intangible assets with indefinite useful lives are allocated to operating segments or to cash generating units ("CGUs") within the operating segments, which represent the lowest level at which goodwill is monitored for internal management purposes in accordance with IAS 36 - Impairment of Assets. The impairment test is performed by comparing the carrying amount and the recoverable amount of each CGU or group of CGUs to which Goodwill has been allocated. The recoverable amount of a CGU is the higher of its fair value less costs of disposal and its value in use.

        The impairment test requires an estimation of the "fair value less costs of disposal" of the CGU. Estimating a fair value less costs of disposal amount requires management to make an estimate of the expected future cash flows from the CGU and also to choose a suitable discount rate in order to calculate the present value of those cash flows.

        We have six CGUs, comprised of four cash generating units in Italy, with Americas and International each being a single cash generating unit. A portion of the carrying amount of goodwill and intangible assets with indefinite lives could not be allocated to the individual CGUs in Italy on a non-arbitrary basis and was therefore allocated (as permitted by IAS 36) to the group of four CGUs in Italy (Italy region).

        The recoverable amounts and carrying amounts of our cash generating units at December 31, 2013 are summarized as follows (€ thousands):

	Recoverable Amount	Carrying Amount	Excess
Italy region	3,430,000	2,695,508	734,492
Italy:
Lottery	2,260,000	1,058,947	1,201,053
Commercial Services	290,000	193,026	96,974
Sports Betting	280,000	125,147	154,853
Machine Gaming	790,000	301,965	488,035
Americas	2,704,662	2,095,446	609,216
International	1,406,715	821,727	584,988

        The percentage changes in key variables needed to render the recoverable amounts equal to the carrying amounts are as follows:

	After-tax discount rate	Annual growth rate after 2018
Italy region	30.30%	-634.70%
Italy:
Commercial Services	47.80%	-310.70%
Sports Betting	82.00%	-400.00%
Americas	16.30%	-42.60%
International	43.80%	-157.10%

        The Italy Lottery and Machine Gaming cash generating units are not included in the table above as we believe that any reasonably possible change in any of the key assumptions on which these cash generating units are based would not cause the carrying amounts to exceed their recoverable amounts.

  Impairment of Intangible Assets

        Intangible assets with definite or indefinite useful lives are tested for impairment at least on an annual basis or more frequently when events or changes in circumstances indicate that the carrying value may not be recoverable. This requires us to make an estimate of the expected future cash flows from the assets and also to choose a suitable discount rate in order to calculate the present value of those cash flows. The carrying amount of intangible assets at September 30, 2014 and December 31, 2013 was €1.2 billion and €1.3 billion, respectively. We recorded an impairment recovery of €2.4 million in the nine months ended September 30, 2014 and an impairment loss of €2.6 million in the year ended December 31, 2013.

  Litigation Provisions

        Due to the nature of our business, we are involved in a number of legal, regulatory and arbitration proceedings regarding, among other matters, claims by and against us, injunctions by third parties arising out of the ordinary course of our business and investigations and compliance inquiries related to our ongoing operations. The outcome of these proceedings and similar future proceedings cannot be predicted with certainty. It is difficult to accurately estimate the outcome of any proceeding. As such, the amounts of the provision for litigation risk, which has been accrued on the basis of assessments made by external counsel, could vary significantly from the amounts which we would ultimately pay to settle any such proceeding. In addition, unfavorable resolution of or significant delay in adjudicating such proceedings could require us to pay substantial monetary damages or penalties and/or incur costs which may exceed any provision for litigation risks or, under certain circumstances, cause the termination or revocation of the relevant concession, license or authorization and thereby have a material adverse effect on our consolidated results of operations, business, financial condition or prospects. At September 30, 2014 and December 31, 2013 provisions for litigation matters amounted to €6.6 million and €8.5 million, respectively.

  Share-based Payments

        We measure the cost of equity-settled transactions with employees by reference to the fair value of the equity instruments on the date they are granted. Estimating fair value for share-based payment transactions requires determination of the most appropriate valuation model, which is dependent on the terms and conditions of the grant, and incorporates assumptions to the valuation model inputs, including the expected life of the option, volatility, dividend yield and risk-free interest rate.

  Minimum Profit Level Guarantees

        We have three arrangements where we have provided customers with minimum profit level guarantees as summarized below. Our estimates of liabilities for minimum profit level guarantees take into consideration contract terms and financial information provided by our customers, the availability and timing of which could significantly impact our estimates. See "Business of GTECH and Certain Information about GTECH—Products and Services—Lottery" for further information.

Northstar

        In January 2011, Northstar Lottery Group, LLC ("Northstar"), a consortium in which GTECH Corporation holds an 80% controlling interest, entered into a 10-year agreement with the State of Illinois, acting through the Department of the Lottery (as the statutory successor to the Department of Revenue, Lottery Division (the "State")) whereby Northstar, subject to the State's oversight, manages the day-to-day operations of the lottery and its core functions. Northstar guaranteed the State a minimum profit level for each fiscal year of the agreement, commencing with the State's fiscal year ended June 30, 2012. The amounts guaranteed and therefore amounts owed by Northstar as shortfall payments under the Illinois Agreement were in dispute.

        As part of the global settlement of disputes in the termination agreement between Northstar and the State, the shortfall payments Northstar is required to make in relation to its obligation to guarantee minimum profit levels under the Illinois Agreement for fiscal years 2012, 2013, and 2014 have been agreed upon and settled for $21.8 million, $38.6 million, and $37.1 million, respectively. No further cash impact will result from this shortfall payments final determination. Northstar will not be responsible for the payment of any other shortfall payment, nor will it be entitled to receive any incentive compensation, for all or any portion of fiscal year 2015, or any subsequent fiscal year.

GTECH Indiana

        In October 2012, GTECH Indiana, LLC ("GTECH Indiana"), a wholly owned subsidiary of GTECH Corporation, entered into a 15-year agreement with the State Lottery Commission of Indiana (the "State") whereby GTECH Indiana manages the day-to-day operations of the lottery and its core functions, subject to the State's control over all significant business decisions. GTECH Indiana guaranteed the State a minimum profit level in each year of the agreement, commencing with the contract year ending June 30, 2014. As of September 30, 2014, our best estimate is that the financial impact of any potential obligation relating to the minimum profit level guarantee is $17.6 million (€13.9 million at the September 30, 2014 exchange rate) related to the State's fiscal years June 30, 2014 and June 30, 2015, which we recorded as a reduction of service revenue in the Unaudited Interim Consolidated Financial Statements.

Northstar New Jersey

        In June 2013, Northstar New Jersey Lottery Group, LLC ("Northstar NJ"), a consolidated joint venture in which GTECH Corporation indirectly holds an approximate 41% interest, entered into an Agreement with the State of New Jersey (the "State"), Department of the Treasury, Division of Purchase and Property and Division of Lottery (the "Division of Lottery") whereby Northstar NJ manages a wide range of the Division of Lottery's marketing, sales, and related functions, which is subject to the Division of Lottery's continuing control and oversight over the conduct of lottery operations. Northstar NJ guaranteed the State a minimum profit level in each year of the agreement, commencing with the contract year ending June 30, 2014. As of September 30, 2014, our best estimate, based on unaudited results, is that the potential obligation relating to the minimum profit level guarantee is $14.2 million (€11.3 million at the September 30, 2014 exchange rate). Northstar NJ has the right to offset up to $20 million of such obligation against the upfront payment of $120 million paid to the State in 2013, and therefore we have not recorded any liabilities in our consolidated financial statements related to the minimum profit level guarantee.

  Income Taxes

        Uncertainties exist with respect to the interpretation of complex tax regulations and the amount and timing of future taxable income. Due to the wide range of our international business relationships and the long-term nature and complexity of existing contractual agreements, differences arising between the actual results and the assumptions made, or future changes to such assumptions, could necessitate future adjustments to taxable income and income tax expense already recorded. We record provisions, based on reasonable estimates, for possible consequences of audits by the tax authorities of the respective countries in which we operate. The amount of such provisions is based on various factors, such as experience of previous tax audits and differing interpretations of tax regulations by the taxable entity and the responsible tax authority. Such differences of interpretation may arise on a wide variety of issues depending on the conditions prevailing in the respective domicile of our companies.

        Deferred tax assets are recognized for unused tax losses and tax credits to the extent that it is probable that taxable income will be available against which the losses and tax credits can be utilized. Significant judgment is required to determine the amount of deferred tax assets that can be recognized, based upon the likely timing and level of future taxable income together with future tax planning strategies.

        Based upon the consideration of these factors, the value of deferred tax assets related to operating losses and tax assets related to tax credits are as follows (€ millions):

	September 30, 2014	December 31, 2013
Recognized deferred tax assets related to operating losses	102.4	96.1
Unrecognized deferred tax assets related to operating losses	57.8	53.6
Recognized deferred tax assets related to tax credits	2.3	1.8
Unrecognized deferred tax assets related to tax credits	20.5	18.7

  Contingent Consideration Resulting from Business Combinations

        We have made a number of minor acquisitions in the Italy segment consisting of strategic investments to exploit growth opportunities in the Sports Betting and Machine Gaming markets. Some of these acquisitions include provisions for the payment of contingent consideration if certain wager or network performance conditions are achieved. Contingent consideration resulting from business combinations is valued at fair value at the acquisition date as part of the business combination. When the contingent consideration meets the definition of a financial liability, it is subsequently remeasured to fair value at each reporting date. The determination of the fair value is based on discounted cash flows. The key assumptions include the probability of meeting each performance target and the discount factor. At September 30, 2014, we recorded €1.0 million of contingent consideration payable in current and non-current liabilities.

Income Statement Overview

  Revenues

        Our revenues are comprised of Service revenue and Product sales. Our Service revenue is principally derived from multi-year contracts under which we earn revenue over time as we provide the related services. Service revenues comprise the majority of our revenues, amounting to €2.78 billion, or approximately 91% of total revenues for the year ended December 31, 2013. Product Sales are derived principally from the installation of new and replacement systems, software and terminals. Product sales in our business fluctuate due to the mix, volume and timing of product sales contracts and therefore may not be comparable from period to period.

        Summarized below by operating segment are the principal services and products we provide:

  Italy Segment

        The majority of the revenue we earn in the Italy segment is derived from Lottery and Machine Gaming concessions which amounted to €1.37 billion, or approximately 79% of our Italy segment service revenues in the year ended December 31, 2013. We also earn service revenue under Sports Betting, Commercial Services and Interactive Gaming concessions. Summarized below is an overview of the key services within the Italy segment:

Lottery

        Under our Lotto and Scratch & Win concessions we manage all of the activities along the value chain including collecting wagers, paying out prizes, managing all accounting and other back-office functions, running advertising and promotions, operating data transmission networks and processing centers, training staff, providing retailers with assistance and supplying materials for the games. The service revenues we earn in return for operating these concessions are based on a percentage of wagers. For the Lotto concession this percentage of wagers decreases as the total wagers increase during an annual period, while for the Scratch & Win concession our fee is a fixed percentage of wagers. ADM pays us our Lotto fee on a weekly basis and our Scratch & Win fee on a monthly basis. For Lotto, we deposit wagers, net of prizes paid and retailer commissions retained by the retailer at point of sale into bank accounts owned by ADM. We do not consolidate such accounts on our consolidated balance sheet as they are the property of ADM. Scratch & Win sales to the retailers are recorded as a receivable on our balance sheet with a corresponding payable to ADM. We collect Scratch & Win wagers from retailers, net of prizes paid directly by retailers and the retailers' fee, on a weekly basis. On a monthly basis, we remit amounts due to ADM. Expenses associated with providing services under these concessions principally consist of consumable costs, postage and freight, network costs, marketing and advertising of the games, cost of personnel dedicated to these activities and depreciation and amortization of tangible and intangible assets.

Machine Gaming

        Under our Machine Gaming concessions we directly manage amusement with prize (AWP) machines and video lottery terminals (VLTs) that are installed in various retail outlets linked to a central system. For Machine Gaming we collect the wagers, deduct the applicable gaming taxes, and pay prizes to winners and fees to retailers. The service revenues we earn in return for operating these concessions are generally based on a percentage of wagers net of applicable gaming taxes. We record service revenue net, equal to total wagers less the payout for prizes and applicable gaming taxes. Expenses associated with providing services under these concessions principally consist of point of sale fees, network costs, marketing and advertising of the games, cost of personnel dedicated to these activities, concession fees and depreciation and amortization of tangible and intangible assets. We also provide systems and machines to other machine gaming concessionaires, either as a product sale or with long term fee-based contracts.

Sports Betting

        We have a number of concessions to operate sports betting (including horse race competitions) and the right to operate sports betting over the Internet. Sports Betting concessions are principally comprised of Sports Betting concessions under which we collect the wagers, pay prizes and pay fees to retailers. We retain the remaining cash as our profit, after paying gaming taxes. We record service revenue net, equal to total wagers less the estimated payout for prizes. Expenses associated with providing services under these concessions principally consist of point of sale commissions, taxes and depreciation and amortization of tangible and intangible assets.

Commercial Transaction Processing Services

        We leverage our distribution networks and offer high-volume transaction processing services which include bill payments, electronic tax payments, utility payments, prepaid cellular telephone recharges and retail-based programs. We earn a fee for processing such transactions that is transaction-based (a fixed fee per transaction or a fee based on a percentage of monetary volume processed). We recognize these fees as service revenue at the time a transaction is processed. Expenses associated with providing services under these concessions principally consist of point of sale commissions, network costs, banking fees and depreciation of tangible assets.

Interactive Gaming

        We provide interactive skill games such as poker and other board and soft games through the Internet and mobile channels. For these services, we generally record service revenue equal to wagers less prizes and taxes. Expenses associated with providing services under these concessions principally consist of marketing and advertising of the games and taxes.

  Americas and International segments

        The majority of the revenue we earn in the Americas and International segments is derived from Lottery and Machine Gaming contracts which amounted to €1.23 billion, or approximately 93% of our total revenues in these segments for the year ended December 31, 2013. We also earn service revenue under Sports Betting, Commercial Services and Interactive Gaming contracts.

Lottery and Machine Gaming

        Lottery and Machine Gaming service revenue in the Americas and International segments is derived from contracts, under which we construct, install, operate and retain ownership of the gaming system. These contracts generally provide for a variable amount of monthly or weekly service fees paid to us directly from our customer based on a percentage of sales or net machine income. We recorded fees earned under these contracts as service revenue in the period earned. Expenses associated with providing services under these contracts principally consist of cost of personnel, telecommunications, equipment maintenance and repair, consumables for the games and depreciation of tangible assets.

        Lottery and Machine Gaming product sales in the Americas and International segments are derived from contracts under which we construct, sell, deliver and install a turnkey system or deliver equipment, and license the computer software for a fixed price, and our customer subsequently operates the system or equipment. Revenues attributable to any ongoing services (such as post contract support) provided subsequent to customer acceptance, are recorded as service revenue in the period earned.

  Operating costs

  Raw Materials, Services and Other Costs

        Raw materials, services and other costs are principally comprised of the following:

  •
  Operating expenses - principally including:

  •
  point of sale fees - fees paid to point of sale retailers for gaming and commercial transactions;

    •
    concession fees - fees paid to governmental bodies principally in the Italy segment for Machine Gaming;

    •
    advertising and marketing costs - costs incurred to promote and advertise gaming goods and services including advertising, designing advertising campaigns, producing marketing collateral, booth space at trade shows and conducting market research;

    •
    transportation and postage costs relating to delivering lottery tickets to the points of sale, maintenance and repair costs for terminals; and

    •
    license fees - fees paid to third parties for the on-going use of their proprietary solutions in customer locations or internally.

  •
  Outside services - costs associated with outside service providers including technical and financial services and government relations;

  •
  Cost of product sales - the costs directly attributable to our product sales including material, personnel and overhead costs;

  •
  Consumables - cost for materials used by consumers and retailers in a point of sale location, including instant ticket stock, printer receipt paper rolls, selection slips, terminal ribbons, pop-up cards, sports tickets, better play slip and receipts and advertising brochures;

  •
  Insurance, miscellaneous taxes and other - costs including workers compensation, property and vehicle insurance and property, sales and use, franchise, municipal and VAT taxes;

  •
  Occupancy - costs incurred for the occupation and maintenance of business facilities including facility operating leases, rentals, utilities, facility maintenance, and environmental compliance;

  •
  Telecommunications - costs associated with using third party communications networks including telephone, mobile, Internet and satellite for internal and external networks;

  •
  Travel - costs incurred by employees while traveling on company business or conducting business including airfare, lodging, car rentals and meals.

  Personnel

        Personnel expenses primarily include the wages and salaries expense related to our workforce, incentive and stock compensation which is performance based, statutory benefits such as social security contributions and staff severance fund costs in Italy and company benefits provided to the employees such as healthcare plans.

  Depreciation

        Depreciation relates to the depreciation of systems, equipment and other assets related to contracts over their estimated useful life and, to a lesser extent, depreciation of property, plant and equipment. Systems, equipment and other assets relates to assets that primarily support our operating contracts and facilities management contracts. The cost of such assets generally comprises (i) hard costs for example, terminals, mainframe computers, communications equipment) which are generally depreciated over the base term of the contract plus any extension period defined in the contract, up to a maximum of 10 years and (ii) soft costs, for example software development which are generally depreciated over the base term of the contract plus any extension period defined in the contract, up to a maximum of 10 years.

  Amortization

        Amortization expense relates to the amortization of intangible assets over their estimated useful life. Our amortization expense primarily relates to concessions and licenses and, to a lesser extent, customer contracts, capitalized computer software and sports betting and horse racing betting rights.

  Impairment Loss, Net

        Impairment loss, net relates to the net amount of impairment losses and recoveries of impairment losses. Impairment losses relate to the write down of systems, equipment and other assets related to contracts, intangible assets and investments in associates and joint ventures. In circumstances where there is objective evidence that the impairment loss no longer exists, we record an impairment recovery.

  Capitalization of Internal Construction Costs

        Capitalization of internal construction costs primarily comprises internal personnel costs and, to a lesser extent, overhead costs incurred in the construction of assets for facilities management contracts and product sale contracts. These costs are principally recorded within Personnel in our consolidated income statement. The costs directly related to the construction of such assets is credited to the income statement in the line item "Capitalization of internal construction costs" and recorded in the balance sheet as follows:

  •
  Facilities management contracts:  internal labor and overhead costs directly related to the construction of assets under facility management contracts are capitalized as "Systems equipment and other assets related to contracts" in our consolidated balance sheet. During the construction phase such costs are recorded as "Contracts in Progress", and once the asset becomes available for use such costs are reclassified to the appropriate category within "Systems equipment and other assets related to contracts". The majority of costs relate to Terminals and systems. Depreciation of the asset commences once the asset enters into operation.

  •
  Product sales contracts:  internal labor and overhead costs directly related to the construction of assets for product sales contracts are recorded as inventories on our consolidated balance sheet. Once the revenue recognition criteria have been met, the cost is transferred from inventories to cost of product sales within the consolidated balance sheet caption "Raw materials, services and other costs."

  Unusual Income, net

        Starting from the preparation of the Unaudited Interim Consolidated Financial Statements, the Company has presented "Unusual income, net" as a separate line item on the unaudited condensed consolidated income statement. Unusual items recorded within this line item include transaction costs on significant business combinations and significant gains and losses incurred on disposals of group entities or businesses. Such items are classified as unusual as they are only incidentally related to GTECH's ordinary activities, are not expected to occur frequently, and hinder comparability of GTECH's period over period performance. Due to the significance and magnitude of these items, the Company believes that separate identification of this line item allows the users of the financial statements to take them into appropriate consideration when analyzing GTECH's performance and assists them in understanding GTECH's financial performance period over period.

  Non-Operating costs

  Interest Income

        Interest income comprises the interest which we earn on cash and financial assets.

  Equity Income (loss)

        Equity income (loss) comprises our share of the results of operations of associates and joint ventures over which we have significant influence but not control or joint control.

  Other Income

        Other income primarily relates to non-operating gains such as discounts taken.

  Other Expense

        Other expense primarily relates to non-operating costs such as securitization and other financing fees.

  Foreign Exchange Loss, Net

        Foreign exchange loss, net represents the gain or loss on transactions in currencies other than an entity's functional currency.

  Interest Expense

        Interest expense relates to the interest costs in connection with our financial liabilities.

  Other measures

        We also use certain additional key performance indicators and terminology, which in our view are useful in explain the trends of our business, including:

  Constant Currency Information

        The "Consolidated Results" discussion below includes information calculated at constant currency. We calculate constant currency by applying the prior-year/period average exchange rates to current financial data expressed in local currency in order to eliminate the impact of foreign exchange rate fluctuations originating from translating the income statement of our foreign entities into Euro. These constant currency measures are non-GAAP measures. Although we do not believe that these measures are a substitute for GAAP measures, we do believe that such results excluding the impact of currency fluctuations period-on-period provide additional useful information to investors regarding the operating performance on a local currency basis.

        For example, if an entity with US$ functional currency recorded net revenues of US$100 million for 2013 and 2012, we would report €74.6 million in net revenues for 2013 (using the 2013 average exchange rate of 1.34) compared to €76.9 million for 2012 (using the average exchange rate of 1.30). The constant currency presentation would translate the 2013 net revenues using the 2012 exchange rates, and indicate that the underlying net revenues on a constant currency basis were unchanged year-on-year. We present such information in order to assess how the underlying business has performed prior to the translation impact of fluctuations in foreign currency exchange rates.

  Same Store Revenue

        We refer to the growth in sales from existing customers as same store revenues. Revenues generated from new customers are referred to as "new contracts" or "contract wins".

  Late Numbers

        If one of the 90 numbers of the Lotto game in Italy has not been drawn for one hundred drawings, it becomes a late number, or a "centenarian". We believe that consumers in Italy monitor late numbers and wager more on them than on other numbers, although the probability for a number to be drawn is always the same, being it a centenarian or not. Our service revenues are favorably impacted by an increase in late number wagers as is the case when there is a good pipeline of late numbers.

Consolidated Results

Comparison of the nine months ended September 30, 2014 and 2013

	For the nine months ended
(€ thousands)	September 30, 2014		September 30, 2013
	€	% of Revenue	€	% of Revenue
Service revenue	2,091,906	92.6	2,061,282	90.0
Product sales	168,261	7.4	228,432	10.0

Total revenue	2,260,167	100.0	2,289,714	100.0
Raw materials, services and other costs	1,115,617	49.4	1,160,058	50.7
Personnel	411,724	18.2	418,023	18.3
Depreciation	183,089	8.1	188,136	8.2
Amortization	151,511	6.7	141,488	6.2
Impairment recovery, net	(1,104)	0.0	(2,025)	(0.1)
Capitalization of internal construction costs	(69,664)	(3.1)	(71,313)	(3.1)
Unusual income, net	(1,064)	0.0	—	0.0

	1,790,109	79.2	1,834,367	80.1
Operating income	470,058	20.8	455,347	19.9
Interest income	2,297	0.1	2,395	0.1
Equity loss, net	(1,761)	(0.1)	(193)	0.0
Other income	3,151	0.1	990	0.0
Other expense	(6,689)	(0.3)	(6,226)	(0.3)
Foreign exchange loss, net	(4,152)	(0.2)	(2,205)	(0.1)
Interest expense	(139,206)	(6.2)	(121,148)	(5.3)

	(146,360)	(6.5)	(126,387)	(5.5)

Income before income tax expense	323,698	14.3	328,960	14.4
Income tax expense	132,712	5.8	130,925	5.8

Net income	190,986	8.5	198,035	8.6

Attributable to:
Owners of the parent	176,119	7.8	174,157	7.6
Non-controlling interest	14,867	0.7	23,878	1.0

	190,986	8.5	198,035	8.6

 Service revenue

	For the nine months ended
	September 30,		Change
(€ thousands)	2014	2013	€	%
Operating Segments
Italy	1,308,837	1,284,671	24,166	1.9
Americas	608,855	591,646	17,209	2.9
International	173,813	184,555	(10,742)	(5.8)

	2,091,505	2,060,872	30,633	1.5
Purchase accounting	401	410	(9)	(2.2)

	2,091,906	2,061,282	30,624	1.5

        Service revenue increased by €30.6 million, or 1.5% compared to the same period in 2013. On a constant currency basis, service revenue increased by €53.7 million, or 2.6% compared to the same period in 2013.

        Service revenue in the Italy segment increased by €24.2 million, or 1.9% compared to the same period in 2013, principally driven by an increase in Sports Betting revenues of €28.5 million related to an 18.0% increase in wagers together with a decrease in payout percentage.

        Service revenue in the Americas segment increased by €17.2 million, or 2.9%, compared to the same period in 2013 principally driven by a net increase of €18.9 million in service revenues from Lottery Management Services agreements in New Jersey and Indiana; an increase in Lottery service revenues of €17.5 million principally driven by contractual rate changes, new lottery contracts and an increase in lottery same store revenues. These increases were partially offset by unfavorable foreign exchange impacts of €22.2 million. On a constant currency basis, service revenue in the Americas segment increased by €39.4 million, or 6.7% in the nine months ended September 30, 2014 compared to the same period in 2013.

        Service revenue in the International segment decreased by €10.7 million, or 5.8% compared to the same period in 2013, principally driven by a decrease in lottery service revenue of €10.3 million. On a constant currency basis, service revenue in the International segment decreased by €10.1 million, or 5.5% in the nine months ended September 30, 2014 compared to the same period in 2013.

        Further information on the key performance drivers related to service revenues is provided in the Operating segment section of this report.

Product sales

	For the nine months ended
	September 30,		Change
(€ thousands)	2014	2013	€	%
Americas	118,374	164,047	(45,673)	(27.8)
International	48,034	62,070	(14,036)	(22.6)
Italy	1,853	2,315	(462)	(20.0)

	168,261	228,432	(60,171)	(26.3)

        Product sales fluctuate from period to period due to the mix, volume and timing of product sales transactions. Product sales decreased by €60.2 million, or 26.3% compared with the same period in 2013. On a constant currency basis, product sales decreased by €53.2 million, or 23.3% compared to the same period in 2013.

        Product sales in the Americas segment decreased by €45.7 million, or 27.8% compared to the same period of 2013, principally driven by a decrease in Machine Gaming sales associated with the Canadian VLT replacement cycle, principally to customers in Quebec and Saskatchewan and unfavorable foreign exchange impacts. These decreases were partially offset by higher Lottery product sales principally to customers in California and Pennsylvania. On a constant currency basis, product sales decreased by €37.8 million or 23.0% compared to the same period in 2013.

        Product sales in the International segment decreased by €14.0 million, or 22.6% compared to the same period of 2013, principally driven by a decrease in Machine Gaming and Lottery sales. On a constant currency basis, product sales decreased by €15.0 million or 24.2% compared to the same period in 2013.

        Further information on the key performance drivers related to product sales is provided in the Operating segment section of this report.

Raw materials, services and other costs

	For the nine months ended
	September 30,		Change
(€ thousands)	2014	2013	€	%
Operating expenses	562,503	585,904	(23,401)	(4.0)
Outside services	184,610	163,934	20,676	12.6
Cost of product sales	98,696	129,142	(30,446)	(23.6)
Consumables	85,186	96,393	(11,207)	(11.6)
Insurance, taxes and other	76,471	73,588	2,883	3.9
Occupancy	49,096	43,744	5,352	12.2
Telecommunications	40,410	44,198	(3,788)	(8.6)
Travel	18,180	22,702	(4,522)	(19.9)
Write-down of inventories	465	453	12	2.6

	1,115,617	1,160,058	(44,441)	(3.8)

        Raw materials, services and other costs decreased by €44.4 million, or 3.8% compared to the same period of 2013, principally driven by a decrease in cost of product sales and operating expenses which were partially offset by an increase in outside services costs. As a percentage of revenues, raw materials, services and other costs amounted to 49.4% for the nine months ended September 30, 2014 and 50.7% in the same period of 2013. On a constant currency basis, Raw materials, services and other costs decreased by €28.2 million, or 2.4% compared to the same period in 2013.

        Cost of product sales decreased by €30.4 million principally due to the €60.2 million decrease in product sales. As a percentage of revenues from product sales, cost of product sales amounted to 58.7% for the nine months ended September 30, 2014 compared to 56.5% in the same period in 2013.

        Operating expenses decreased by €23.4 million driven by a €35.6 million decrease in the Italy segment related to the €30.0 million provision for AWP litigation which was recorded in the third quarter of 2013.

        Outside services costs increased by €20.7 million principally related to €10.2 million of costs which are principally reimbursable, associated with Lottery Management Services Agreements in New Jersey and Indiana which commenced operations on October 1, 2013 and July 1, 2013, respectively; and an increase of €8.7 million in products and services costs related principally to the development of our interactive product offerings.

 Personnel

	For the nine months ended
	September 30,		Change
(€ thousands)	2014	2013	€	%
Payroll	307,274	306,069	1,205	0.4
Incentive compensation	31,700	32,849	(1,149)	(3.5)
Statutory benefits	31,246	33,034	(1,788)	(5.4)
Company benefits	27,505	26,625	880	3.3
Net benefits for staff severance fund	3,298	3,302	(4)	(0.1)
Share-based payment	3,152	9,029	(5,877)	(65.1)
Other	7,549	7,115	434	6.1

	411,724	418,023	(6,299)	(1.5)

        Personnel expense decreased by €6.3 million, or 1.5% compared to the same period of 2013. On a constant currency basis, Personnel expense increased by €1.3 million, or 0.3% compared to the same period in 2013.

        The decrease in personnel expense was principally driven by a decrease in share-based payment expense of €5.9 million related to the lower expected vesting percentage of stock awards which are performance based and a decrease in statutory benefits of €1.8 million due to a reduction in employees at our Vaxjo Office in Sweden in October 2013 related to the outsourcing of certain interactive gaming activities previously conducted internally in Sweden. Our average number of employees during the nine months ended September 30, 2014 and 2013 was 8,712 and 8,767, respectively. As a percentage of revenues, personnel costs amounted to 18.2% for the nine months ended September 30, 2014 and 18.3% in the same period of 2013.

Depreciation

	For the nine months ended
	September 30,		Change
(€ thousands)	2014	2013	€	%
Systems, equipment and other assets related to contracts	173,076	178,636	(5,560)	(3.1)
Property, plant and equipment	10,013	9,500	513	5.4

	183,089	188,136	(5,047)	(2.7)

        Depreciation expense decreased by €5.0 million, or 2.7% compared to the same period in 2013, principally driven by changes to the estimated useful lives of Machine Gaming terminals in the Italy segment and lottery system assets in the Americas segment to reflect the longer useful lives that we determined were associated with those assets. We periodically evaluate the useful lives of assets used in our business and make appropriate adjustments to useful lives whenever necessary.

Amortization

	For the nine months ended
	September 30,		Change
(€ thousands)	2014	2013	€	%
Amortization expense	151,511	141,488	10,023	7.1

	151,511	141,488	10,023	7.1

        Amortization expense increased by €10.0 million, or 7.1% compared to the same period in 2013, driven by an increase in amortization expense of €4.7 million in the Italy segment related to the acquisition of intangible assets in 2013 and the first nine months of 2014, principally comprised of concessions and licenses, software and sports betting rights, and an increase in amortization expense of €4.6 million in the Americas segment related to the June 2013 upfront payment of $120 million (€91.7 million at the September 30, 2014 exchange rate) required under the Services Agreement Northstar New Jersey Lottery Group, LLC signed with the State of New Jersey to manage a wide range of the lottery's marketing, sales and related functions. Amortization of the upfront payment commenced in October 2013.

Capitalization of internal construction costs

	For the nine months ended
	September 30,		Change
(€ thousands)	2014	2013	€	%
Capitalization of internal construction costs	(69,664)	(71,313)	(1,649)	(2.3)

	(69,664)	(71,313)	(1,649)	(2.3)

        Capitalization of internal construction costs fluctuates based on the volume and timing of new business and requirements of existing customers. Capitalization of internal construction costs decreased by €1.6 million, or 2.3% compared to the same period in 2013.

Unusual income, net

	For the nine months ended
	September 30,		Change
(€ thousands)	2014	2013	€	%
Gain on sale of ticketing business	(13,496)	—	(13,496)	—
IGT acquisition costs	12,432	—	12,432	—

	(1,064)	—	(1,064)	—

        In July 2014, we sold our sports and events ticketing business ("LisTicket") to the international operator TicketOne, CTS Eventim Group and recorded a gain on the sale of €13.5 million.

        On July 15, 2014, we entered into an Agreement and Plan of Merger with IGT. We recorded €12.4 million of professional fees and expenses related to the potential acquisition of IGT in the nine months ended September 2014.

Operating income

        Operating income in the nine months ended September 30, 2014 was €470.1 million, an increase of €14.7 million, or 3.2% compared to the same period in 2013. The increase was principally due to an increase in operating income of €65.9 million in the Italy segment, including the €13.5 million gain on the sale of LisTicket which was recorded in the third quarter of 2014 and the absence of the provision of €30.0 million for AWP litigation which was recorded in the third quarter of 2013. This increase was partially offset by a decrease of €38.3 million in operating income from the Americas segment principally due to a decrease of €23.8 million from Lottery management Services agreements in Indiana, Illinois and New Jersey related to non-reimbursable expenses and contractual penalties associated with minimum profit level guarantees and a decrease of €20.1 million in operating income from the decrease in product sales of €37.8 million principally associated with the prior year Machine Gaming sales into the Canadian market. Operating income was further impacted by an increase in corporate support expenses of €14.8 million principally driven by €12.4 million of professional fees and expenses related to the potential acquisition of IGT. Operating margins were 20.8% in the nine months ended September 30, 2014 compared to 19.9% in the same period in 2013. On a constant currency basis, operating income increased by €17.9 million to €473.3 million.

Interest expense

	For the nine months ended
	September 30,		Change
(€ thousands)	2014	2013	€	%
Capital Securities	(48,398)	(48,398)	—	—
2009 Notes (due 2016)	(27,850)	(28,021)	(171)	(0.6)
2010 Notes (due 2018)	(20,803)	(20,768)	35	0.2
Bridge Facility	(17,229)	—	17,229	—
2012 Notes (due 2020)	(13,907)	(13,878)	29	0.2
Facilities	(7,186)	(8,471)	(1,285)	(15.2)
Other	(3,833)	(1,612)	2,221	137.8

	(139,206)	(121,148)	18,058	14.9

        Interest expense increased by €18.1 million, or 14.9% compared to the same period in 2013, driven by interest expense of €17.2 million associated with the Bridge Facility we entered into in connection with the potential IGT acquisition. Interest expense on the Facilities decreased by €1.3 million due to a decrease in outstanding debt. Interest expense on other financial liabilities increased by €2.2 million principally due to the securitization program we entered into in December 2013 to sell certain trade receivables on a non-recourse basis. See Credit Facilities and Indebtedness section of this report for the terms of our debt instruments.

Income tax expense

	For the nine months ended September 30,
(€ thousands, except percentages)	2014	2013
Income tax expense	132,712	130,925
Income before income tax expense	323,698	328,960
Effective income tax rate	41.0%	39.8%

        Our effective income tax rate of 41.0% during the first nine months of 2014 was slightly higher than the effective income tax rate of 39.8% in the same period of the prior year principally due to non-deductible acquisition costs on the potential acquisition of IGT.

Operating Segment Results

        The following section sets forth an overview of our revenue and operating income by operating segment.

	For the nine months ended
	September 30, 2014				September 30, 2013				Change
(€ thousands)	Italy	Americas	International	Total	Italy	Americas	International	Total	Italy	Americas	International	Total
Service revenue
Lottery	593,100	442,860	119,545	1,155,505	585,401	439,141	130,422	1,154,964	7,699	3,719	(10,877)	541
Lottery Management Services	—	76,752	—	76,752	—	60,881	—	60,881	—	15,871	—	15,871

Total Lottery	593,100	519,612	119,545	1,232,257	585,401	500,022	130,422	1,215,845	7,699	19,590	(10,877)	16,412
Machine Gaming	422,490	57,045	18,528	498,063	430,261	57,073	20,039	507,373	(7,771)	(28)	(1,511)	(9,310)
Sports Betting	142,818	1,052	5,718	149,588	114,299	1,889	4,532	120,720	28,519	(837)	1,186	28,868
Commercial Services	97,479	27,128	13,793	138,400	97,151	28,300	14,293	139,744	328	(1,172)	(500)	(1,344)
Interactive Gaming	52,950	4,018	16,229	73,197	57,559	4,362	15,269	77,190	(4,609)	(344)	960	(3,993)

Total service revenue	1,308,837	608,855	173,813	2,091,505	1,284,671	591,646	184,555	2,060,872	24,166	17,209	(10,742)	30,633
Product sales
Lottery	—	47,903	8,077	55,980	—	24,495	13,672	38,167	—	23,408	(5,595)	17,813
Machine Gaming	1,853	70,471	35,283	107,607	2,315	139,552	46,923	188,790	(462)	(69,081)	(11,640)	(81,183)
Sports Betting	—	—	4,139	4,139	—	—	1,459	1,459	—	—	2,680	2,680
Commercial Services	—	—	—	—	—	—	—	—	—	—	—	—
Interactive Gaming	—	—	535	535	—	—	16	16	—	—	519	519

Total product sales	1,853	118,374	48,034	168,261	2,315	164,047	62,070	228,432	(462)	(45,673)	(14,036)	(60,171)

Total segment revenue	1,310,690	727,229	221,847	2,259,766	1,286,986	755,693	246,625	2,289,304	23,704	(28,464)	(24,778)	(29,538)
Purchase accounting				401				410				(9)

Total revenue				2,260,167				2,289,714				(29,547)

Segment operating income	450,952	63,408	39,039	553,399	385,093	101,680	40,413	527,186	65,859	(38,272)	(1,374)	26,213
Corporate support(1)				(43,460)				(28,682)				(14,778)
Purchase accounting				(39,881)				(43,157)				3,276

Operating income				470,058				455,347				14,711

Segment operating margin	34.4%	8.7%	17.6%	24.5%	29.9%	13.5%	16.4%	23.0%
Operating income margin				20.8%				19.9%

(1)	Corporate support expenses are principally comprised of general and administrative expenses and other expenses that are managed at the corporate level, including Restructuring, Corporate Headquarters and Board of Directors expenses.

Italy segment

        Revenues in the Italy segment in the nine months ended September 30, 2014, increased by €23.7 million, or 1.8% compared to the same period in 2013. Revenues in the Italy segment are predominantly euro based and therefore an analysis of revenues at constant currency is not presented below.

Service Revenues

        Service revenues in the Italy segment in the nine months ended September 30, 2014 increased by €24.2 million, or 1.9%, compared to the same period in 2013 driven by an increase in Sports Betting service revenues of €28.5 million. The movements in service revenues for each of the core activities within the Italy segment are discussed below.

        Lottery service revenue in the Italy segment increased by €7.7 million, or 1.3% compared to the same period in 2013, as an increase in service revenue from Lotto was partially offset by a decrease in instant tickets revenue. The following table sets forth an analysis of our Lottery service revenues in the Italy segment:

	For the nine months ended
	September 30,		Change
(€ thousands)	2014	2013	€	%
Service revenue
Lotto	319,573	304,057	15,516	5.1
Instant tickets	273,527	281,344	(7,817)	(2.8)

Lottery	593,100	585,401	7,699	1.3

Lotto

        Lotto service revenue in the nine months ended September 30, 2014 increased by €15.5 million or 5.1% compared to the same period in 2013, due to an increase in core number wagers driven by higher wagers from successful product innovation in 10eLotto, which was partially offset by a decrease in late number wagers as detailed below:

	For the nine months ended
	September 30,		Change
(€ millions)	2014	2013	Wagers	%
Core wagers	4,517.7	4,201.0	316.7	7.5
Wagers for late numbers	365.4	453.9	(88.5)	(19.5)

	4,883.1	4,654.9	228.2	4.9

Instant tickets

        Instant ticket service revenue in the nine months ended September 30, 2014 decreased by €7.8 million, or 2.8%, compared to the same period in 2013, principally due to a 5.4% decrease in the number of tickets sold which was only partially offset by a 2.7% increase in the average price point (the average value of the ticket sold), as detailed below.

	For the nine months ended
	September 30,		Change
	2014	2013	Amount	%
Total sales (in millions)	€6,966.9	€7,165.2	€(198.3)	(2.8)
Total tickets sold (in millions)	1,406.9	1,487.5	(80.6)	(5.4)
Average price point	€4.95	€4.82	€0.13	2.7

Machine Gaming

        Machine Gaming service revenue in the nine months ended September 30, 2014 decreased by €7.8 million, or 1.8% compared to the same period in 2013, primarily due to an 8.8% decrease in wagers as detailed below. The decrease in wagers was driven by a 14.5% decrease in VLT wagers and a 0.4% decrease in AWP Wagers. The 8.8% decrease in wagers did not result in a proportional impact on service revenues due to the increase in AWP wagers as a percentage of overall wagers, and a resulting change in the mix. In particular, due to the nature of the product, a higher proportion of AWP wagers are converted into revenue. In the nine months ended September 30, 2014, AWP wagers represented 44.4% of our total wagers compared to 40.6% in 2013. This change in mix had a positive impact on service revenues.

	For the nine months ended
	September 30,		Change
(€ millions)	2014	2013	Amount	%
VLT wagers	4,170.1	4,879.6	(709.5)	(14.5)
AWP wagers	3,328.0	3,340.2	(12.2)	(0.4)

Total wagers	7,498.1	8,219.8	(721.7)	(8.8)

(Installed at the end of September)
VLT's installed	10,859	10,395	464	4.5
AWP machines installed	68,249	70,471	(2,222)	(3.2)

Total machines installed	79,108	80,866	(1,758)	(2.2)

        Total wagers and machines installed correspond to the management of VLT's and AWP's under our concession.

Sports Betting

        Sports Betting service revenue in the nine months ended September 30, 2014 increased by €28.5 million, or 25.0% compared to the same period in 2013, principally due to the 18.0% increase in wagers (as detailed below), including the introduction of virtual betting in the first quarter of 2014 along with a decrease in the payout percentage (77.8% in the first nine months of 2014; 79.0% for the same period in 2013).

	For the nine months ended
	September 30,		Change
(€ millions)	2014	2013	Wagers	%
Fixed odds sports betting and other wagers	642.9	544.8	98.1	18.0

 Commercial Services

        Commercial Services service revenue in the nine months ended September 30, 2014 increased by €0.3 million, or 0.3%, compared to the same period in 2013, principally due to an increase in the number of transactions processed.

Interactive Gaming

        Interactive Gaming service revenue in the nine months ended September 30, 2014 decreased by €4.6 million, or 8.0%, compared to the same period in 2013, driven by a 7.5% decrease in game wagers principally resulting from a decrease in poker wagers.

	For the nine months ended
	September 30,		Change
(€ millions)	2014	2013	Wagers	%
Interactive Gaming wagers	1,356.0	1,465.5	(109.5)	(7.5)

Product Sales

        Product sales in the Italy segment amounted to €1.9 million and €2.3 million in the nine months ended September 30, 2014 and 2013, respectively.

Segment operating income

        Operating income in the Italy segment increased by €65.9 million, or 17.1% compared to the same period in 2013, while segment operating margin amounted to 34.4% and 29.9% in the nine months ended September 30, 2014 and 2013, respectively principally driven by:

  •
  An increase of €30.0 million associated with the absence of the 2013 Machine Gaming settlement of AWP litigation in 2013;

  •
  An increase of €23.7 million associated with Lotto due to higher wagers and cost optimization;

  •
  An increase of €13.5 million associated with the sale of LIS Ticket in the third quarter of 2014.

Americas segment

        Revenue in the Americas segment in the nine months ended September 30, 2014 decreased by €28.5 million, or 3.8% compared to the same period in 2013, driven by a €45.7 million decrease in product sales, partially offset by a €17.2 million increase in service revenue. At constant currency, revenue in the Americas segment increased by €1.6 million, or 0.2% compared to the same period in 2013.

Service revenue

        Service revenue in the Americas segment increased by €17.2 million, or 2.9% (€39.4 million or 6.7% at constant currency), compared to the same period in 2013.

        The following table sets forth changes in service revenue for the nine months ended September 30, 2014 compared to the same period in 2013, on a constant currency basis:

	Service Revenue Change
	September 30, 2014 compared to 2013
(€ thousands)	Constant Currency	Foreign Currency	Change
Lottery Management Services	18,888	(3,017)	15,871
Lottery	17,530	(13,811)	3,719
Commercial Services	1,456	(2,628)	(1,172)
Machine Gaming	2,409	(2,437)	(28)
Interactive Gaming	(157)	(187)	(344)
Sports Betting	(767)	(70)	(837)

	39,359	(22,150)	17,209

        The principal drivers of the €17.2 million increase in service revenue were as follows:

  •
  A net increase of €18.9 million in Lottery Management Services revenues, related to nine months of service revenue in 2014 from the New Jersey and Indiana agreements which commenced operations on October 1, 2013 and July 1, 2013, respectively, partially offset by a decrease in service revenue of €13.9 million related to the minimum profit level guarantee we provided the State of Indiana;

  •
  An increase in Lottery service revenue of €17.5 million driven by:

  •
  An increase of €6.8 million due to contractual rate changes with customers in the United States;

  •
  An increase of €5.9 million related to new lottery contracts in Indiana, Costa Rica and Paraguay;

  •
  An increase of €3.0 million related to nine months of service revenue recognition in 2014 for lottery equipment provided to a customer in the United States during 2013;

  •
  An increase of €1.7 million associated with a 0.4% increase in lottery same store revenues principally in California;

  •
  A decrease of €22.2 million related to unfavorable foreign exchange impacts.

Product Sales

        Product sales in the Americas segment decreased by €45.7 million, or 27.8% (€37.8 million or 23.0% at constant currency) compared to the same period in 2013.

        The following table sets forth changes in product sales for the nine months ended September 30, 2014 compared to the same period in 2013 on a constant currency basis:

	Product sales Change
	September 30, 2014 compared to 2013
(€ thousands)	Constant Currency	Foreign Currency	Change
Machine Gaming	(64,069)	(5,012)	(69,081)
Lottery	26,284	(2,876)	23,408

	(37,785)	(7,888)	(45,673)

        The principal drivers of the €45.7 million decrease in product sales were as follows:

  •
  A decrease of €64.1 million in sales of Machine Gaming equipment principally related to the winding down of the Canadian replacement cycle;

  •
  A decrease of €7.9 million related to unfavorable foreign exchange impacts;

  •
  An increase of €26.3 million in Lottery product sales principally associated with sales to customers in California and Pennsylvania.

Segment operating income

        Operating income in the Americas segment decreased by €38.3 million, or 37.6% compared to the same period in 2013, while segment operating margin decreased from 13.5% in the nine months ended September 30, 2013 to 8.7% for the same period in 2014. The decrease in segment operating income was principally driven by:

  •
  A decrease of €23.8 million associated with Lottery Management Service agreements in Illinois, Indiana (which commenced operations on July 1, 2013) and New Jersey (which commenced operations on October 1, 2013) related to non-reimbursable expenses and the impact of the minimum profit level guarantee in the State of Indiana;

  •
  A decrease of €20.1 million associated with the €37.8 million decrease in product sales.

International segment

        Revenue in the International segment in the nine months ended September 30, 2014 decreased by €24.8 million, or 10.0% compared to the same period in 2013, driven by a €10.8 million decrease in service revenue and a €14.0 million decrease in product sales. At constant currency, revenue in the International segment decreased by €25.1 million, or 10.2%.

Service revenue

        Service revenue in the International segment decreased by €10.8 million, or 5.8% (€10.1 million or 5.5% at constant currency), compared to the same period in 2013.

        The following table sets forth changes in service revenue for the nine months ended September 30, 2014 compared to the same period of 2013, on a constant currency basis:

	Service Revenue Change
	September 30, 2014 compared to 2013
(€ thousands)	Constant Currency	Foreign Currency	Change
Lottery	(10,258)	(619)	(10,877)
Machine Gaming	(888)	(623)	(1,511)
Interactive Gaming	675	285	960
Commercial Services	(578)	78	(500)
Sports Betting	901	285	1,186

	(10,148)	(594)	(10,742)

        The principal drivers of the €10.8 million decrease in service revenue were as follows:

  •
  A decrease in Lottery service revenue of €10.3 million driven by:

  •
  A decrease of €5.4 million related to a change in contract terms with a European lottery customer which lowered revenue yet increased profit;

    •
    A decrease of €4.7 million related to a reduction in service revenue from a customer in Europe in the nine months ended September 30, 2014 which did not occur in the same period in 2013;

Product Sales

        Product sales in the International segment decreased by €14.0 million, or 22.6% (€15.0 million or 24.2% at constant currency) compared to the same period in 2013.

        The following table sets forth changes in product sales revenue for the nine months ended September 30, 2014 compared to the same period of 2013, on a constant currency basis:

	Product sales Change
	September 30, 2014 compared to 2013
(€ thousands)	Constant Currency	Foreign Currency	Change
Machine Gaming	(12,317)	677	(11,640)
Lottery	(5,629)	34	(5,595)
Interactive Gaming	540	(21)	519
Sports Betting	2,407	273	2,680

	(14,999)	963	(14,036)

        The principal drivers of the €14.0 million decrease in product sales were as follows:

  •
  A decrease of €12.3 million in Machine Gaming sales due to a decrease in sales of games to our distributor in Italy and commercial gaming sales in Europe;

  •
  A decrease of €5.6 million in Lottery sales principally related to a product sale to our customer in New Zealand in 2013 that did not recur in 2014;

  •
  An increase of €2.4 million in Sports Betting sales.

Segment operating income

        Operating income in the International segment decreased by €1.4 million, or 3.4% (€2.3 million, or 5.8% on a constant currency basis) compared to the same period in 2013, while segment operating margin increased from 16.4% in the nine months ended September 30, 2013 to 17.6% for the same period in 2014.

Comparison of the year ended December 31, 2013 and 2012

	For the year ended
(€ thousands)	December 31, 2013		December 31, 2012
	€	% of Revenue	€	% of Revenue
Service revenue	2,783,727	90.9	2,822,279	91.8
Product sales	279,107	9.1	253,406	8.2

Total revenue	3,062,834	100.0	3,075,685	100.0
Raw materials, services and other costs	1,585,303	51.8	1,611,173	52.4
Personnel	568,266	18.6	539,346	17.5
Depreciation	254,599	8.3	249,921	8.1
Amortization	189,684	6.2	185,909	6.0
Impairment loss, net	6,058	0.2	6,227	0.2
Capitalization of internal construction costs	(100,208)	(3.3)	(100,038)	(3.3)

	2,503,702	81.7	2,492,538	81.0
Operating income	559,132	18.3	583,147	19.0
Interest income	3,334	0.1	2,462	0.1
Equity income (loss)	(965)	0.0	1,015	0.0
Other income	1,131	0.0	3,686	0.1
Other expense	(11,177)	(0.4)	(9,729)	(0.3)
Foreign exchange loss, net	(2,309)	(0.1)	(1,214)	0.0
Interest expense	(163,074)	(5.3)	(155,364)	(5.1)

	(173,060)	(5.7)	(159,144)	(5.2)

Income before income tax expense	386,072	12.6	424,003	13.8
Income tax expense	180,837	5.9	158,778	5.2

Net income	205,235	6.7	265,225	8.6

Attributable to:
Owners of the parent	175,434	5.7	233,136	7.6
Non-controlling interests	29,801	1.0	32,089	1.0

	205,235	6.7	265,225	8.6

 Service revenue

	For the year ended
	December 31,		Change
(€ thousands)	2013	2012	€	%
Operating segment
Italy	1,734,246	1,807,282	(73,036)	(4.0)
Americas	800,959	755,727	45,232	6.0
International	247,980	258,914	(10,934)	(4.2)

	2,783,185	2,821,923	(38,738)	(1.4)
Purchase accounting	542	356	186	52.2

	2,783,727	2,822,279	(38,552)	(1.4)

        Service revenue decreased by €38.6 million, or 1.4% compared to the same period in 2012. At constant currency, service revenue decreased by €3.9 million, or less than 1% compared to the same period in 2012.

        Service revenue in the Italy segment decreased by €73.0 million, or 4.0% compared to the same period in 2012, principally driven by a decrease in Machine Gaming revenues of €84.0 million due to an increase in machine gaming tax; a decrease in instant ticket revenues of €4.8 million related to a decrease in instant tickets sold; and lower Interactive Gaming revenues of €9.8 million related to a decrease in game wagers principally resulting from lower poker wagers. These decreases were partially offset by an increase in Sports Betting revenues of €18.9 million related to a lower payout percentage which was partially offset by a decrease in Sports Betting wagers and an increase in Lotto service revenue of €5.8 million due to an increase in late numbers wagers.

        Service revenue in the Americas segment increased by €45.2 million, or 6.0%, compared to the same period in 2012, principally driven by a 3.1% increase on Lottery same store revenue; the commencement of Lottery Management Services agreements in New Jersey and Indiana on October 1, 2013 and July 1, 2013, respectively and an increase in service revenue related to other new contracts in Indiana and Costa Rica. These increases were partially offset by unfavorable foreign exchange impacts. On a constant currency basis, service revenue in the Americas segment increased by €74.5 million, or 9.9% compared to the same period in 2012.

        Service revenue in the International segment decreased by €10.9 million, or 4.2% compared to the same period in 2012, principally due to a decrease in Interactive Gaming service revenue and unfavorable foreign exchange impacts. These decreases were partially offset by increases in Machine Gaming service revenue. On a constant currency basis service revenue in the International segment decreased by €5.9 million, or 2.3% compared to the same period in 2012.

        Further information on the key performance drivers related to service revenues is provided in the Operating segment section of this report.

 Product Sales

	For the year ended
	December 31,		Change
(€ thousands)	2013	2012	€	%
Operating segment
Americas	193,126	116,702	76,424	65.5
International	83,137	128,055	(44,918)	(35.1)
Italy	2,844	8,649	(5,805)	(67.1)

	279,107	253,406	25,701	10.1

        Product sales fluctuate from period to period due to the mix, volume and timing of product sales transactions. Product sales increased by €25.7 million, or 10.1% compared to the same period in 2012.

        Product sales in the Americas segment increased by €76.4 million, or 65.5% compared to the same period in 2012, principally driven by an increase in sales of Machine Gaming equipment related to the Canadian VLT replacement cycle in 2013.

        Product sales in the International segment decreased by €44.9 million, or 35.1% compared to the same period in 2012, when we recorded significant product sales to customers in the United Kingdom, France, Turkey and Lithuania which did not recur in 2013.

        Further information on the key performance drivers related to product sales is provided in the Operating segment section of this report.

Raw Materials, Services and Other Costs

	For the year ended
	December 31,		Change
(€ thousands)	2013	2012	€	%
Operating expenses	813,594	845,091	(31,497)	(3.7)
Outside services	234,603	231,416	3,187	1.4
Cost of product sales	161,176	144,445	16,731	11.6
Consumables	125,664	132,908	(7,244)	(5.5)
Insurance, taxes and other	100,817	112,888	(12,071)	(10.7)
Occupancy	59,161	56,216	2,945	5.2
Telecommunications	57,794	55,962	1,832	3.3
Travel	31,246	31,060	186	0.6
Write-down of inventories	1,248	1,187	61	5.1

	1,585,303	1,611,173	(25,870)	(1.6)

        Raw materials, services and other costs decreased by €25.9 million, or 1.6% compared to the same period in 2012, principally driven by a decrease in Operating expenses and Insurance, taxes and other expenses which were partially offset by an increase in Cost of product sales. As a percentage of revenues, raw materials, services and other costs amounted to 51.8% and 52.4% in 2013 and 2012, respectively. On a constant currency basis, Raw materials, services and other costs decreased by €1.1 million, or 0.1% compared to the same period in 2012.

        Operating expenses decreased by €31.5 million, or 3.7% compared to the same period in 2012, principally related to decreases of €34.7 million in the Italy segment, €10.7 million in the Products and Services support organization and €7.2 million of favorable foreign exchange impacts. These decreases were partially offset by an increase in operating expenses of €6.3 million in the International segment and €15.3 million in the Americas segment.

        The decrease in Operating expenses in the Italy segment principally relates to a decrease in variable costs related to the decrease of €84.0 million in Machine Gaming service revenue. These decreases were partially offset by the €30 million settlement of AWP litigation recorded in 2013. The decrease in Operating expenses in the Products and Services support organization principally related to a decrease in costs in the Italy segment associated with the renegotiation of information technology contracts. These decreases were partially offset by increases in Operating expenses of €15.3 million in the Americas segment principally associated with the commencement of Lottery Management Services agreements in New Jersey and Indiana on October 1, 2013 and July 1, 2013, respectively, and an increase in operating expenses of €6.3 million in the International segment principally due to the reclassification in 2013 of certain costs to Outside services to better align them with similar costs incurred by other segments.

        Insurance, taxes and other decreased by €12.1 million, or 10.7% compared to the same period in 2012, due to a decrease of €4.8 million in the Americas segment principally related to a provision of €3.0 million for a legal matter in 2012 that did not recur in 2013, a decrease of €3.1 million in the International segment related to the payment of a Spanish Gaming tax in 2012 related to retroactive change in law that did not recur in 2013 and a decrease of €2.9 million in the Italy segment related to a decrease in betting excise taxes.

        Cost of product sales increased by €16.7 million in 2013 due to the €25.7 million increase in product sales. As a percentage of revenues from product sales, cost of product sales amounted to 57.7% in 2013 and 57.0% in 2012.

Personnel

	For the year ended
	December 31,		Change
(€ thousands)	2013	2012	€	%
Payroll	413,306	385,188	28,118	7.3
Incentive compensation	53,536	55,450	(1,914)	(3.5)
Statutory benefits	42,543	39,751	2,792	7.0
Company benefits	35,288	32,804	2,484	7.6
Share-based payment	8,611	12,349	(3,738)	(30.3)
Net benefits for staff severance fund	4,887	4,529	358	7.9
Other	10,095	9,275	820	8.8

	568,266	539,346	28,920	5.4

        Personnel expense increased by €28.9 million, or 5.4% compared to the same period in 2012. On a constant currency basis Personnel expenses increased by €42.1 million, or 7.8% compared to the same period in 2012. The increase in personnel expense relates principally to increases in payroll expense driven by higher average headcount in 2013 compared to 2012. Our average headcount was 8,726 employees in 2013 compared to 8,310 employees in 2012.

Depreciation

	For the year ended
	December 31,		Change
(€ thousands)	2013	2012	€	%
Systems, equipment and other assets related to contracts, net	241,257	236,065	5,192	2.2
Property, plant and equipment	13,342	13,856	(514)	(3.7)

	254,599	249,921	4,678	1.9

        Depreciation expense increased by €4.7 million, or 1.9% compared to the same period in 2012, principally driven by increases in depreciation in the Americas and Italy segments of €7.0 million and €3.6 million, respectively, which were partially offset by favorable foreign exchange rates of €4.7 million. The increases in depreciation in the Americas and Italy segments principally relate to capital expenditures for systems, equipment and other assets related to contracts in 2013 and 2012 as further described in the Capital Expenditures section of this report.

Amortization

	For the year ended
	December 31,		Change
(€ thousands)	2013	2012	€	%
Amortization expense	189,684	185,909	3,775	2.0

	189,684	185,909	3,775	2.0

        Amortization expense increased by €3.8 million, or 2.0% compared to the same period of 2012. This increase was principally driven by increases in amortization expense in the Italy and Americas segments of €7.7 million and €1.5 million, respectively, partially offset by a decrease in amortization expense of €2.7 million associated with fully amortized intangible assets related to the acquisition of GTECH Holdings Corporation in August 2006 and favorable foreign exchange rates of €1.4 million. The increases in amortization expense in the Italy and Americas segments principally relate to spending for intangible assets in 2013 and 2012 as further described in the Capital Expenditures section of this report.

Impairment Loss, Net

	For the year ended
	December 31,		Change
(€ thousands)	2013	2012	€	%
Systems, equipment and other assets related to contracts, net	6,313	480	5,833	>200.0
Intangible assets, net	2,613	1,082	1,531	141.5
Investment in associates and joint ventures	939	4,481	(3,542)	(79.0)
Recovery	(3,807)	184	(3,991)	>200.0

	6,058	6,227	(169)	(2.7)

        The 2013 asset impairment loss principally relates to a €6.3 million loss in systems, equipment and other assets related to contracts, net due to the lower expected profitability of a lottery contract over its remaining term in the International segment. This contract was subsequently renegotiated in 2013 reducing revenues but increasing profitability. The impairment recovery of €3.8 million in 2013 resulted from the receipt of cash associated with an impairment loss recorded in 2008 related to a lottery system we deployed for an international customer which has not launched due to a sustained period of political instability.

        The 2012 asset impairment loss of €6.2 million principally relates to the lower expected profitability of an equity method joint venture in the International segment due to a delay in governmental approval of an increase in prize payout levels.

 Capitalization of Internal Construction Costs

	For the year ended
	December 31,		Change
(€ thousands)	2013	2012	€	%
Capitalization of internal construction costs	(100,208)	(100,038)	170	0.2

	(100,208)	(100,038)	170	0.2

        Capitalization of internal construction costs fluctuates based on the volume and timing of new business and requirements of existing customers. Capitalization of internal construction costs increased by €0.2 million, or 0.2% compared to the same period in 2012.

Operating Income

        Operating income in 2013 was €559.1 million, a decrease of €24.0 million, or 4.1% compared to the same period in 2012, principally due to lower operating income of €41.9 million in the Italy segment, €4.8 million in the International segment and an increase in corporate support expenses of €14.9 million. Corporate support expenses increased by €14.9 million, principally due to €14.5 million of restructuring provisions incurred by our Products and Services organization resulting from the 2013 reorganization. These decreases were partially offset by an increase in operating income in the Americas segment of €33.4 million principally resulting from the sale of gaming equipment into the Canadian market. On a constant currency basis, operating income in 2013 would have been €563.4 million.

Interest Expense

	For the year ended
	December 31,		Change
(€ thousands)	2013	2012	€	%
Capital Securities	(64,531)	(64,319)	212	0.3
2009 Notes (due 2016)	(37,395)	(38,634)	(1,239)	(3.2)
2010 Notes (due 2018)	(27,696)	(27,652)	44	0.2
2012 Notes (due 2020)	(18,509)	(1,292)	17,217	>200.0
Facilities	(11,360)	(16,703)	(5,343)	(32.0)
Other	(3,583)	(6,764)	(3,181)	(47.0)

	(163,074)	(155,364)	7,710	5.0

        Interest expense increased by €7.7 million, or 5.0% compared to the same period of 2012, principally due to a different mix of debt as proceeds from the 2012 Notes (due 2020) issued in December 2012 were used to repay certain outstanding facilities.

Income tax expense

	For the year ended December 31,
(€ thousands, except percentages)	2013	2012
Income tax expense	180,837	158,778
Income before income tax expense	386,072	424,003
Effective income tax rate	46.8%	37.4%

        Our effective income tax rate during 2013 was 46.8% compared to 37.4% during 2012. The increase in the effective income rate principally relates to the tax settlement that was reached with the Italian Tax agency in December 2013 for the settlement of certain tax matters. The settlement was for a total of €34.7 million, of which €6.3 million had been recorded as a provision in previous periods. Absent this settlement, our effective income tax rate during 2013 was 39.8%, slightly higher than 2012 due to higher foreign losses principally in Spain and the United Kingdom where the future tax benefits of those losses could not be currently recorded.

Operating Segment Results

        The following section sets forth an overview of our revenue and operating income by operating segment.

	For the year ended
	December 31, 2013				December 31, 2012				Change
(€ thousands)	Italy	Americas	International	Total	Italy	Americas	International	Total	Italy	Americas	International	Total
Service revenue
Lottery	785,046	588,286	175,747	1,549,079	784,114	572,364	180,065	1,536,543	932	15,922	(4,318)	12,536
Lottery Management Services	—	91,523	—	91,523	—	66,226	—	66,226	—	25,297	—	25,297

Total Lottery	785,046	679,809	175,747	1,640,602	784,114	638,590	180,065	1,602,769	932	41,219	(4,318)	37,833
Machine Gaming	580,874	74,899	27,099	682,872	664,918	69,998	21,741	756,657	(84,044)	4,901	5,358	(73,785)
Sports Betting	158,739	2,462	5,577	166,778	139,849	2,223	7,675	149,747	18,890	239	(2,098)	17,031
Commercial Services	132,111	37,907	19,233	189,251	131,122	39,916	18,751	189,789	989	(2,009)	482	(538)
Interactive Gaming	77,476	5,882	20,324	103,682	87,279	5,000	30,682	122,961	(9,803)	882	(10,358)	(19,279)

Total service revenue	1,734,246	800,959	247,980	2,783,185	1,807,282	755,727	258,914	2,821,923	(73,036)	45,232	(10,934)	(38,738)
Product sales
Lottery	—	35,480	20,219	55,699	—	34,286	55,901	90,187	—	1,194	(35,682)	(34,488)
Machine Gaming	2,844	157,646	58,862	219,352	8,649	82,416	65,671	156,736	(5,805)	75,230	(6,809)	62,616
Sports Betting	—	—	3,391	3,391	—	—	2,529	2,529	—	—	862	862
Commercial Services	—	—	—	—	—	—	—	—	—	—	—	—
Interactive Gaming	—	—	665	665	—	—	3,954	3,954	—	—	(3,289)	(3,289)

Total product sales	2,844	193,126	83,137	279,107	8,649	116,702	128,055	253,406	(5,805)	76,424	(44,918)	25,701

Total segment revenue	1,737,090	994,085	331,117	3,062,292	1,815,931	872,429	386,969	3,075,329	(78,841)	121,656	(55,852)	(13,037)
Purchase accounting				542				356				186

Total revenue				3,062,834				3,075,685				(12,851)

Segment operating income	499,661	122,164	50,655	672,480	541,552	88,684	55,578	685,814	(41,891)	33,480	(4,923)	(13,334)
Corporate support(1)				(56,065)				(41,184)				(14,881)
Purchase accounting				(57,283)				(61,483)				4,200

Operating income				559,132				583,147				(24,015)

Segment operating margin	28.8%	12.3%	15.3%	22.0%	29.8%	10.2%	14.4%	22.3%
Operating income margin				18.3%				19.0%

(1)
Corporate support expenses are principally comprised of general and administrative expenses and other expenses that are managed at the corporate level, including Restructuring, Corporate Headquarters and Board of Directors expenses.

Italy segment

        Revenues in the Italy segment decreased by €78.8 million, or 4.3% compared to the same period in 2012. Revenues in the Italy segment are predominantly euro based and therefore an analysis of revenues at constant currency is not presented below.

Service Revenue

        Services revenues in the Italy segment decreased by €73.0 million, or 4.0% compared to the same period in 2012, principally due to a decrease in Machine Gaming and, to a lesser extent, Interactive Gaming revenues which were partially offset by an increase in Sports Betting revenues. The movement in service revenues for each of the core activities within the Italy segment is discussed below.

        Lottery service revenue in the Italy segment was substantially unchanged in 2013 compared to the same period in 2012. The following table sets forth an analysis of our Lottery service revenues in the Italy segment:

	For the year ended
	December 31,		Change
(€ thousands)	2013	2012	€	%
Service revenue
Lotto	407,612	401,840	5,772	1.4
Instant tickets	377,434	382,274	(4,840)	(1.3)

Lottery	785,046	784,114	932	0.1

Lotto

        Lotto service revenue in 2013 increased by €5.8 million, or 1.4% compared to the same period in 2012, principally due to an increase in late number wagers as detailed below. The decrease in core wagers was partially offset by higher wagers from 10eLotto.

	For the year ended
	December 31,		Change
(€ millions)	2013	2012	Wagers	%
Core wagers	5,678.5	5,680.9	(2.4)	(0.0)
Wagers for late numbers	654.2	540.3	113.9	21.1

	6,332.7	6,221.2	111.5	1.8

Instant Tickets

        Instant ticket service revenue in 2013 decreased by €4.8 million, or 1.3% compared to the same period in 2012, principally due to a 6.1% decrease in the number of tickets sold which was only partially offset by a 4.7% increase in the average price point (the average value of the ticket sold), as detailed below.

	For the year ended
	December 31,		Change
	2013	2012	Amount	%
Total sales (in millions)	€9,573.8	€9,729.0	€(155.2)	(1.6)
Total tickets sold (in millions)	1,970.8	2,098.2	(127.4)	(6.1)
Average price point	€4.86	€4.64	€0.22	4.7

 Machine Gaming

        Machine Gaming service revenue is principally comprised of revenue related to the management of VLT's and AWP's under our concession and also includes participation revenue. Machine Gaming service revenue in 2013 decreased by €84.0 million, or 12.6% compared to the same period in 2012. The decrease in service revenue was principally driven by a decrease in VLT wagers and an increase in tax rates, partially offset by a higher installed machine base and a change in mix of the wagers, with a higher proportion derived from AWPs.

        Total Machine Gaming wagers decreased by 9.5% in 2013 compared to the same period in 2012 driven by a 15.6% decrease in VLT wagers, which was only partially offset by an increase in AWP wagers as detailed below. The 15.6% decrease in VLT wagers did not result in a proportional impact on service revenues due to the increase in AWP wagers and a resulting change in the mix. In particular, due to the nature of the product, a higher proportion of AWP wagers are converted into revenue. In 2013, AWP wagers represented 41.2% of our total wagers compared to 36.9% in 2012. This change in mix had a positive impact in service revenues. In addition to the changes in wagers, our revenues were impacted by an increase in the VLT and AWP tax rates, which increased from 4.0% in 2012 to 5.0% in 2013 for VLTs and from 11.8% in 2012 to 12.7% in 2013 for AWPs. As our revenues are stated net of tax, the increase in taxation contributed to the decrease in revenues. Some of our gaming products have payout ratios in excess of the minimum ratios required by the Italian Gaming Regulator ADM and for these products we are able to decrease the payout in order to mitigate the effect of any tax increases applied. However, in order to mitigate the impact on gaming prizes and player volumes, we generally seek to make such reductions over time.

	For the year ended
	December 31,		Change
(€ millions)	2013	2012	Amount	%
VLT wagers	6,458.5	7,654.9	(1,196.4)	(15.6)
AWP wagers	4,532.4	4,483.3	49.1	1.1

Total wagers	10,990.9	12,138.2	(1,147.3)	(9.5)

(Installed at the end of December)
VLT's installed	10,596	10,535	61	0.6
AWP machines installed	70,203	65,345	4,858	7.4

Total machines installed	80,799	75,880	4,919	6.5

Sports Betting

        Sports betting service revenue in 2013 increased by €18.9 million, or 13.5% compared to the same period in 2012, principally due to a decrease in payout percentage (79.4% in 2013 versus 84.3% in 2012), which was partially offset by a decrease in wagers as detailed below. As of December 31, 2013, we had 1,338 fixed odds sports betting and 340 sports pool points of sale locations operational compared to 1,174 and 347 at December 31, 2012.

	For the year ended
	December 31,		Change
(€ millions)	2013	2012	Wagers	%
Fixed odds sports betting and other wagers	778.5	885.3	(106.8)	(12.1)

 Commercial Services

        Commercial Services service revenue in 2013 increased by €1.0 million, or 0.8% compared to the same period in 2012, principally due to a higher number of transactions processed.

Interactive Gaming

        Interactive Gaming service revenue in 2013 decreased by €9.8 million, or 11.2% compared to the same period in 2012, driven by a 6.7% decrease in game wagers principally resulting from a decrease in poker wagers.

	For the year ended
	December 31,		Change
(€ millions)	2013	2012	Wagers	%
Interactive Gaming wagers	1,990.9	2,134.7	(143.8)	(6.7)

Product Sales

        Product sales in the Italy segment amounted to €2.8 million and €8.6 million in 2013 and 2012, respectively. Machine Gaming product sales represents revenue related to VLT's and AWP's operated by other concessionaires.

Segment Operating Income

        Operating income in the Italy segment decreased by €41.9 million, or 7.7% compared to the same period in 2012, while segment operating margin was relatively unchanged, amounting to 28.8% and 29.8% in 2013 and 2012, respectively, principally driven by:

  •
  A decrease of €67.0 million associated with Machine Gaming related to an increase in the previously mentioned VLT and AWP taxation and €30.0 million settlement of AWP litigation;

  •
  An increase of €21.0 million associated with a lower Sports Betting payout.

Americas Segment

        Revenue in the Americas segment in 2013 increased by €121.7 million, or 13.9% compared to the same period in 2012, driven principally by an increase in Lottery Management Services, Lottery and Machine Gaming revenues, partially offset by a decrease in Commercial Services revenue. At constant currency, revenue in the Americas segment increased by €159.5 million, or 18.3% compared to the same period in 2012.

Service Revenue

        Service revenue in the Americas segment increased by €45.2 million, or 6.0% (€74.5 million, or 9.9% at constant currency) compared to the same period in 2012.

        The following table sets forth changes in service revenue in 2013 compared to the same period in 2012, on a constant currency basis:

	Service Revenue Change
	2013 compared to 2012
(€ thousands)	Constant Currency	Foreign Currency	Change
Lottery	36,753	(20,831)	15,922
Lottery Management Services	28,390	(3,093)	25,297
Machine Gaming	7,583	(2,682)	4,901
Interactive Gaming	933	(51)	882
Commercial Services	573	(2,582)	(2,009)
Sports Betting	302	(63)	239

	74,534	(29,302)	45,232

        The principal drivers of the €45.2 million increase in service revenue were as follows:

  •
  An increase in Lottery service revenue of €36.8 million driven by:

  •
  An increase of €15.6 million associated with a 3.1% increase in lottery same store revenues. Lottery same store revenue benefited from multistate jackpot activity as well as growth in instant ticket sales, principally in Texas, North Carolina and California;

  •
  An increase of €10.1 million related to new lottery facility management contracts in Indiana and Costa Rica;

  •
  An increase of €28.4 million associated with Lottery Management Services agreements in New Jersey and Indiana which commenced operations on October 1, 2013 and July 1, 2013, respectively;

  •
  A decrease of €29.3 million related to unfavorable foreign exchange impacts.

Product Sales

        Product sales in the Americas segment increased by €76.4 million, or 65.5% (€85.0 million, or 72.8% at constant currency) compared to the same period in 2012.

        The following table sets forth changes in product sales in 2013 compared to the same period in 2012, on a constant currency basis:

	Product Sales Change
	2013 compared to 2012
(€ thousands)	Constant Currency	Foreign Currency	Change
Machine Gaming	81,377	(6,147)	75,230
Lottery	3,592	(2,398)	1,194

	84,969	(8,545)	76,424

        The principal drivers of the €76.4 million increase in product sales were as follows:

  •
  An increase of €81.4 million in sales of Machine Gaming equipment related to the Canadian VLT replacement cycle, principally in Quebec and Saskatchewan.

  •
  A decrease of €8.6 million related to unfavorable foreign exchange impacts.

Segment Operating Income

        Operating income in the Americas segment increased by €33.5 million, or 37.8% compared to the same period in 2012, while segment operating margins increased from 10.2% in 2012 to 12.3% in 2013, principally driven by:

  •
  An increase of €25.5 million associated with the increase in sales of Machine Gaming equipment;

  •
  An increase of €17.3 million due to an increase in lottery same store revenues;

  •
  A decrease of €8.1 million related to unfavorable foreign exchange impacts.

International Segment

        Revenue in the International segment in 2013 decreased by €55.9 million, or 14.4% (€48.0 million, or 12.4% at constant currency) compared to the same period in 2012.

 Service Revenue

        Service revenue in the International segment decreased by €10.9 million, or 4.2% (€5.9 million, or 2.3% at constant currency) compared to the same period in 2012.

        The following table sets forth changes in service revenue in 2013 compared to the same period in 2012, on a constant currency basis:

	Service Revenue Change
	2013 compared to 2012
(€ thousands)	Constant Currency	Foreign Currency	Change
Interactive Gaming	(9,225)	(1,133)	(10,358)
Sports Betting	(1,952)	(146)	(2,098)
Lottery	(1,073)	(3,245)	(4,318)
Commercial Services	693	(211)	482
Machine Gaming	5,648	(290)	5,358

	(5,909)	(5,025)	(10,934)

        The principal drivers of the €10.9 million decrease in service revenue were as follows:

  •
  A decrease of €9.2 million in Interactive Gaming service revenue related to restrictions placed by various countries in Europe, including Spain and Denmark, against cross border betting;

  •
  A decrease of €2.0 million in Sports Betting service revenue related to restrictions placed by various countries in Europe, including Spain and Denmark, against cross border betting;

  •
  A decrease of €5.0 million related to unfavorable foreign exchange impacts;

  •
  An increase in Machine Gaming service revenue of €5.6 million driven by an increase of €3.6 million in deferred service revenue recognized in 2013 related to a European customer that did not occur in 2012.

Product Sales

        Product sales in the International segment decreased by €44.9 million, or 35.1% (€42.1 million, or 32.9% at constant currency) compared to the same period in 2012.

        The following table sets forth changes in product sales in 2013 compared to the same period in 2012, on a constant currency basis:

	Product Sales Change
	2013 compared to 2012
(€ thousands)	Constant Currency	Foreign Currency	Change
Lottery	(34,972)	(710)	(35,682)
Machine Gaming	(4,793)	(2,016)	(6,809)
Interactive Gaming	(3,259)	(30)	(3,289)
Sports Betting	931	(69)	862

	(42,093)	(2,825)	(44,918)

        The principal drivers of the €44.9 million decrease in product sales were as follows:

  •
  A decrease of €35.0 million in Lottery product sales; in 2012 we recorded significant product sales to customers in the United Kingdom, France, Turkey and Lithuania which did not recur in 2013;

  •
  A decrease of €4.8 million in sales of Machine Gaming equipment principally due to a decrease in sales of games to our distributor in Italy;

  •
  A decrease of €3.3 million in Interactive Gaming;

  •
  A decrease of €2.8 million related to unfavorable foreign exchange impacts.

Segment Operating Income

        Operating income in the International segment decreased by €4.9 million, or 8.9% compared to the same period in 2012. As a percentage of revenue, segment operating income marginally increased from 14.4% in 2012 to 15.3% in 2013 driven by the following:

  •
  A decrease of €7.5 million related to the decrease in product sales;

  •
  A decrease of €6.5 million related to the decrease in Interactive Gaming service revenue;

  •
  A decrease of €3.7 million related to unfavorable foreign exchange impacts;

  •
  An increase of €3.2 million related to lower costs associated with a change in contract terms with a European customer;

  •
  A net increase of €4.4 million related to a decrease in impairment charges and a payment in 2012 of Spanish Gaming tax related to a retroactive change in law which did not recur in 2013;

  •
  An increase of €5.2 million associated with deferred service revenue recognized in 2013 that did not occur in 2012 and improved performance from a customer in Eastern Europe.

        .

 Comparison of the Year Ended December 31, 2012 and 2011

	For the year ended
	December 31, 2012		December 31, 2011
(€ thousands)	€	% of Revenue	€	% of Revenue
Service revenue	2,822,279	91.8	2,779,699	93.5
Product sales	253,406	8.2	194,043	6.5

Total revenue	3,075,685	100.0	2,973,742	100.0
Raw materials, services and other costs	1,611,173	52.4	1,608,995	54.1
Personnel	539,346	17.5	491,186	16.5
Depreciation	249,921	8.1	240,618	8.1
Amortization	185,909	6.0	187,988	6.3
Impairment loss (recovery), net	6,227	0.2	(4,074)	(0.1)
Capitalization of internal construction costs	(100,038)	(3.3)	(90,319)	(3.0)

	2,492,538	81.0	2,434,394	81.9
Operating income	583,147	19.0	539,348	18.1
Interest income	2,462	0.1	2,882	0.1
Equity income	1,015	0.0	127	0.0
Other income	3,686	0.1	3,262	0.1
Other expense	(9,729)	(0.3)	(17,696)	(0.6)
Foreign exchange gain (loss), net	(1,214)	0.0	5,960	0.2
Interest expense	(155,364)	(5.1)	(168,019)	(5.7)

	(159,144)	(5.2)	(173,484)	(5.8)

Income before income tax expense	424,003	13.8	365,864	12.3
Income tax expense	158,778	5.2	160,095	5.4

Net income	265,225	8.6	205,769	6.9

Attributable to:
Owners of the parent	233,136	7.6	173,142	5.8
Non-controlling interests	32,089	1.0	32,627	1.1

	265,225	8.6	205,769	6.9

 Service Revenue

	For the year ended
	December 31,		Change
(€ thousands)	2012	2011	€	%
Operating Segment
Italy	1,807,282	1,885,788	(78,506)	(4.2)
Americas	755,727	622,484	133,243	21.4
International	258,914	271,160	(12,246)	(4.5)

	2,821,923	2,779,432	42,491	1.5
Purchase accounting	356	267	89	33.3

	2,822,279	2,779,699	42,580	1.5

        Service revenue increased by €42.6 million, or 1.5% compared to the same period in 2011. On a constant currency basis, service revenue increased by €23.9 million, or 0.9% compared to the same period in 2011.

        Service revenue in the Italy segment decreased by €78.5 million, or 4.2% compared to the same period in 2011, principally driven by a decrease in Sports Betting service revenues of €47.4 million due to an increase in payout percentage and a decrease in Lottery service revenues of €41.3 million due to a decrease in Lotto and Instant Ticket wagers. These decreases were partially offset by an increase in Interactive Gaming service revenue driven by an increase in skill game wagers.

        Service revenue in the Americas segment increased by €133.2 million, or 21.4% compared to the same period in 2011, principally driven by favorable foreign exchange impacts of €56.2 million and a €45.7 million, or 10.7% increase in Lottery same store revenue. On a constant currency basis, service revenue in the Americas segment increased by €77.0 million, or 12.4% compared to the same period in 2011.

        Service revenue in the International segment decreased by €12.2 million, or 4.5% compared to the same period in 2011, principally due to a decrease of €10.5 million in Interactive Gaming service revenue and a decrease of €8.3 million in Lottery service revenue. These decreases were partially offset by favorable foreign exchange impacts of €8.9 million. On a constant currency basis service revenue in the International segment decreased by €21.2 million, or 7.8% compared to the same period in 2011.

        Further information on the key performance drivers related to service revenues is provided in the Operating segment section of this report.

Product Sales

	For the year ended
	December 31,		Change
(€ thousands)	2012	2011	€	%
Operating segment
International	128,055	111,239	16,816	15.1
Americas	116,702	76,031	40,671	53.5
Italy	8,649	6,773	1,876	27.7

	253,406	194,043	59,363	30.6

        Product sales fluctuate from period to period due to the mix, volume and timing of product sales transactions. Product sales increased by €59.4 million, or 30.6% compared with the same period in 2011.

        Product sales in the International segment increased by €16.8 million, or 15.1% compared to the same period of 2011, principally due to an increase of €7.3 million in Machine Gaming sales and favorable foreign exchange impact of €4.0 million.

        Product sales in the Americas segment increased by €40.7 million, or 53.5% compared to the same period in 2011, principally driven by a €41.3 million increase in sales of Machine Gaming equipment in 2012 primarily related to the Canadian replacement cycle.

        Further information on the key performance drivers related to product sales is provided in the Operating segment section of this report.

Raw Materials, Services and Other Costs

	For the year ended
	December 31,		Change
(€ thousands)	2012	2011	€	%
Operating expenses	845,091	919,478	(74,387)	(8.1)
Outside services	231,416	193,024	38,392	19.9
Cost of product sales	144,445	116,343	28,102	24.2
Consumables	132,908	127,804	5,104	4.0
Insurance, taxes and other	112,888	114,242	(1,354)	(1.2)
Occupancy	56,216	52,987	3,229	6.1
Telecommunications	55,962	52,510	3,452	6.6
Travel	31,060	30,562	498	1.6
Write-down of inventories	1,187	2,045	(858)	(42.0)

	1,611,173	1,608,995	2,178	0.1

        Raw materials, services and other costs increased by €2.2 million, or 0.1% compared to the same period of 2011, principally driven by an increase in Outside services expenses of €38.4 million and Costs of product sales of €28.1 million which were offset by an decrease in Operating expenses of €74.4 million. As a percentage of revenues, raw materials, services and other costs amounted to 52.4% and 54.1% in 2012 and 2011, respectively. On a constant currency basis, Raw materials, services and other costs decreased by €37.6 million, or 2.3% compared to the same period in 2011.

        Outside services expenses increased by €38.4 million, or 19.9% compared to the same period in 2011, principally related to an increase of €24.6 million in the Americas segment principally associated with the commencement of the Lottery Management Services agreement in Illinois in July 2011, and an increase of €15.5 million in the Italy segment due principally to operational efficiencies from our cost management program.

        Cost of product sales increased by €28.1 million related to the €59.4 million increase in product sales. As a percentage of revenues from product sales, cost of product sales amounted to 57.0% in 2012 and 60.0% in 2011.

        Operating expenses decreased by €74.4 million, or 8.1% compared to the same period in 2011 almost entirely related to the Italy segment due principally to operational efficiencies from our cost management program.

Personnel

	For the year ended
	December 31,		Change
(€ thousands)	2012	2011	€	%
Payroll	385,188	351,012	34,176	9.7
Incentive compensation	55,450	54,535	915	1.7
Statutory benefits	39,751	34,845	4,906	14.1
Company benefits	32,804	28,472	4,332	15.2
Share-based payment	12,349	8,949	3,400	38.0
Net benefits for staff severance fund	4,529	4,268	261	6.1
Other	9,275	9,105	170	1.9

	539,346	491,186	48,160	9.8

        Personnel expense increased by €48.2 million, or 9.8% compared to the same period in 2011. On a constant currency basis, Personnel expense increased by €25.1 million, or 5.1%. The increase in personnel expense relates principally to increases in payroll expense driven by higher average headcount in 2012 compared to 2011. Our average headcount was 8,310 employees in 2012 compared to 7,907 employees in 2011.

Depreciation

	For the year ended
	December 31,		Change
(€ thousands)	2012	2011	€	%
Systems, equipment and other assets related to contracts, net	236,065	227,736	8,329	3.7
Property, plant and equipment	13,856	12,882	974	7.6

	249,921	240,618	9,303	3.9

        Depreciation expense increased by €9.3 million, or 3.9% compared to the same period in 2011. This increase was principally driven by unfavorable foreign exchange rates of €11.7 million, partially offset by a €4.1 million decrease in depreciation expense associated with fully depreciated tangible assets related to the acquisition of GTECH Holdings Corporation in August 2006.

 Amortization

	For the year ended
	December 31,		Change
(€ thousands)	2012	2011	€	%
Amortization expense	185,909	187,988	(2,079)	(1.1)

	185,909	187,988	(2,079)	(1.1)

        Amortization expense decreased by €2.1 million, or 1.1% compared to the same period of 2011. This decrease was principally driven by decreases in amortization expense in the Italy segment of €2.5 million and a decrease in amortization expense of €2.4 million associated with fully amortized intangible assets related to the acquisition of GTECH Holdings Corporation in August 2006. These decreases were partially offset by favorable foreign exchange rates of €3.9 million.

Impairment Loss (Recovery), Net

	For the year ended
	December 31,		Change
(€ thousands)	2012	2011	€	%
Investment in associates and joint ventures	4,481	246	4,235	>200.0
Intangible assets	1,082	278	804	>200.0
Systems, equipment and other assets related to contracts, net	480	—	480	—
Recovery	184	(4,598)	4,782	104.0

	6,227	(4,074)	10,301	>200.0

        The 2012 asset impairment loss of €6.2 million principally relates to the lower expected profitability of an equity method joint venture due to a delay in governmental approval of an increase in prize payout levels.

        The 2011 net impairment recovery of €4.1 million principally related to the receipt of €4.6 million of cash associated with an impairment loss recorded in 2008 related to a lottery system we deployed for an international customer which has not launched due to a sustained period of political instability.

Capitalization of Internal Construction Costs

	For the year ended
	December 31,		Change
(€ thousands)	2012	2011	€	%
Capitalization of internal construction costs	(100,038)	(90,319)	9,719	10.8

	(100,038)	(90,319)	9,719	10.8

        Capitalization of internal construction costs fluctuates based on the volume and timing of new business and requirements of existing customers. Capitalization of internal construction costs increased by €9.7 million, or 10.8% compared to the same period in 2011.

 Operating Income

        Operating income in 2012 was €583.1 million, an increase of €43.8 million, or 8.1% compared to the same period in 2011. The increase in operating income was principally due to an increase in operating income of €37.0 million in the Americas segment and €28.6 million in the Italy segment, partially offset by a decrease in operating income of €26.9 million in the International segment. Operating margins were 22.3% in 2012 compared to 21.8% in the same period in 2011. On a constant currency basis, operating income in 2012 would have been €579.7 million.

Other Expense

	For the year ended
	December 31,		Change
(€ thousands)	2012	2011	€	%
Available-for-sale financial investment	—	(7,582)	(7,582)	(100.0)
Other	(9,729)	(10,114)	(385)	(3.8)

	(9,729)	(17,696)	(7,967)	(45.0)

Available-for-Sale Financial Investment

        We hold a 16.58% ownership interest in Neurosoft S.A. ("Neurosoft"), a Greek software company specializing in the design, development, customization and maintenance of integrated software systems. In 2011, we determined there had been a prolonged decline in the fair value below original cost of our investment in Neurosoft (which has a quoted market price in an active market), resulting in a €7.6 million write-down to fair value.

Foreign Exchange Gain (Loss), Net

        Foreign exchange gains and losses are classified as realized (cash) or unrealized (non-cash) as follows:

	For the year ended
	December 31,		Change
(€ thousands)	2012	2011	€	%
Cash foreign exchange loss	(55)	(1,597)	(1,542)	(96.6)
Non-cash foreign exchange gain (loss)	(1,159)	7,557	8,716	115.3

	(1,214)	5,960	7,174	120.4

Non-Cash Foreign Exchange Gain (Loss)

        Non-cash foreign exchange gain (loss) was comprised of the following:

	For the year ended
	December 31,		Change
(€ thousands)	2012	2011	€	%
GTECH Euro denominated debt	376	7,429	7,053	94.9
Other	(1,535)	128	1,663	>200.0

	(1,159)	7,557	8,716	115.3

 GTECH Euro Denominated Debt

        GTECH Corporation borrows in Euro to better match its liabilities with Euro denominated cash flows. Euro borrowings outstanding under GTECH's €500 million Revolving Facility A during 2012 and 2011 resulted in a non-cash foreign exchange gain due to fluctuations in the U.S dollar to Euro exchange rate.

Interest Expense

	For the year ended
	December 31,		Change
(€ thousands)	2012	2011	€	%
Capital Securities	(64,319)	(64,531)	(212)	(0.3)
2009 Notes (due 2016)	(38,634)	(38,995)	(361)	(0.9)
2010 Notes (due 2018)	(27,652)	(27,610)	42	0.2
Facilities	(16,703)	(25,580)	(8,877)	(34.7)
2012 Notes (due 2020)	(1,292)	—	1,292	—
Other	(6,764)	(11,303)	(4,539)	(40.2)

	(155,364)	(168,019)	(12,655)	(7.5)

        Interest expense decreased by €12.7 million, or 7.5% compared to the same period of 2011, principally due to a lower average debt balance on the Facilities related to scheduled payments of the Term loan and lower interest rates on the Facilities.

Income tax expense

	For the year ended December 31,
(€ thousands, except percentages)	2012	2011
Income tax expense	158,778	160,095
Income before income tax expense	424,003	365,864
Effective income tax rate	37.4%	43.8%

        Our effective income tax rate during 2012 was 37.4% compared to 43.8% during 2011. The rate decrease was principally due to an increase in pre-tax income in low income tax rate jurisdictions, the introduction of tax legislation in Italy allowing the deductibility of a portion of local income taxes for federal tax purposes, successful litigation in Italy allowing the deductibility of certain acquisition costs, and lower levels of un-benefitted foreign tax losses.

Operating Segment Results

        The following section sets forth an overview of our revenue and operating income by operating segment.

	For the year ended
	December 31, 2012				December 31, 2011				Change
(€ thousands)	Italy	Americas	International	Total	Italy	Americas	International	Total	Italy	Americas	International	Total
Service revenue
Lottery	784,114	572,364	180,065	1,536,543	825,413	488,713	181,757	1,495,883	(41,299)	83,651	(1,692)	40,660
Lottery Management Services	—	66,226	—	66,226	—	37,266	—	37,266	—	28,960	—	28,960

Total Lottery	784,114	638,590	180,065	1,602,769	825,413	525,979	181,757	1,533,149	(41,299)	112,611	(1,692)	69,620
Machine Gaming	664,918	69,998	21,741	756,657	672,846	56,671	22,490	752,007	(7,928)	13,327	(749)	4,650
Sports Betting	139,849	2,223	7,675	149,747	187,268	790	8,449	196,507	(47,419)	1,433	(774)	(46,760)
Commercial Services	131,122	39,916	18,751	189,789	124,262	34,093	18,676	177,031	6,860	5,823	75	12,758
Interactive Gaming	87,279	5,000	30,682	122,961	75,999	4,951	39,788	120,738	11,280	49	(9,106)	2,223

Total service revenue	1,807,282	755,727	258,914	2,821,923	1,885,788	622,484	271,160	2,779,432	(78,506)	133,243	(12,246)	42,491
Product sales
Lottery	—	34,286	55,901	90,187	—	38,001	50,660	88,661	—	(3,715)	5,241	1,526
Machine Gaming	8,649	82,416	65,671	156,736	6,773	38,030	57,278	102,081	1,876	44,386	8,393	54,655
Sports Betting	—	—	2,529	2,529	—	—	3,301	3,301	—	—	(772)	(772)
Commercial Services	—	—	—	—	—	—	—	—	—	—	—	—
Interactive Gaming	—	—	3,954	3,954	—	—	—	—	—	—	3,954	3,954

Total product sales	8,649	116,702	128,055	253,406	6,773	76,031	111,239	194,043	1,876	40,671	16,816	59,363

Total segment revenue	1,815,931	872,429	386,969	3,075,329	1,892,561	698,515	382,399	2,973,475	(76,630)	173,914	4,570	101,854
Purchase accounting				356				267				89

Total revenue				3,075,685				2,973,742				101,943

Segment operating income	541,552	88,684	55,578	685,814	512,916	51,570	82,573	647,059	28,636	37,114	(26,995)	38,755
Corporate support(1)				(41,184)				(45,007)				3,823
Purchase accounting				(61,483)				(62,704)				1,221

Operating income				583,147				539,348				43,799

Segment operating margin	29.8%	10.2%	14.4%	22.3%	27.1%	7.4%	21.6%	21.8%
Operating income margin				19.0%				18.1%

(1)
Corporate support expenses are principally comprised of general and administrative expenses and other expenses that are managed at the corporate level, including Restructuring, Corporate Headquarters and Board of Directors expenses.

Italy Segment

        Revenues in the Italy segment decreased by €76.6 million, or 4.0% compared to the same period in 2011. Revenues in the Italy segment are predominantly Euro based and therefore an analysis of revenues at constant currency is not presented below.

Service Revenue

        The movement in service revenues for each of the core activities within the Italy segment is discussed below.

        Lottery service revenue in the Italy segment decreased €41.3 million, or 5.0% compared to the same period in 2011. The following table sets forth an analysis of our Lottery service revenues in the Italy segment:

	For the year ended
	December 31,		Change
(€ thousands)	2012	2011	€	%
Service revenue
Lotto	401,840	427,541	(25,701)	(6.0)
Instant tickets	382,274	397,872	(15,598)	(3.9)

Lottery	784,114	825,413	(41,299)	(5.0)

Lotto

        Lotto service revenue in 2012 decreased by €25.7 million, or 6.0% compared to the same period in 2011, due to lower core and late number wagers as detailed below. The decrease in core wagers was partially offset by higher wagers from 10eLotto.

	For the year ended
	December 31,		Change
(€ millions)	2012	2011	Wagers	%
Core wagers	5,680.9	5,760.8	(79.9)	(1.4)
Wagers for late numbers	540.3	1,049.3	(509.0)	(48.5)

	6,221.2	6,810.1	(588.9)	(8.6)

Instant Tickets

        Instant ticket service revenue in 2012 decreased by €15.6 million, or 3.9% compared to the same period in 2011, principally due to an 8.5% decrease in the number of instant tickets sold which was only partially offset by a 5.2% increase in the average price point (the average value of the ticket sold) as detailed below. The decrease in instant ticket sales was primarily due to lower sales of €5 tickets.

	For the year ended
	December 31,		Change
	2012	2011	Amount	%
Total sales (in millions)	€9,729.0	€10,111.2	€(382.2)	(3.8)
Total tickets sold (in millions)	2,098.2	2,294.0	(195.8)	(8.5)
Average price point	€4.64	€4.41	€0.23	5.2

 Machine Gaming

        Machine Gaming service revenue is principally comprised of revenue related to the management of VLT's and AWP's under our concession and also includes participation revenue. Machine Gaming service revenue in 2012 decreased by €7.9 million, or 1.2% compared to the same period in 2011. Despite a 9.7% increase in wagers and a higher installed machine base as detailed below, revenue declined due to higher taxation on VLTs' which is net against revenue, and lower productivity per machine.

	For the year ended
	December 31,		Change
(€ millions)	2012	2011	Amount	%
VLT wagers	7,654.9	6,615.6	1,039.3	15.7
AWP wagers	4,483.3	4,448.8	34.5	0.8

Total wagers	12,138.2	11,064.4	1,073.8	9.7

(Installed at the end of December)
VLT's installed	10,535	8,635	1,900	22.0
AWP machines installed	65,345	56,300	9,045	16.1

Total machines installed	75,880	64,935	10,945	16.9

Sports Betting

        Sports betting service revenue in 2012 decreased by €47.4 million, or 25.3% compared to the same period in 2011, principally due to a higher payout percentage (84.3% in 2012 versus 79.2% in 2011) and a decrease in wagers as detailed below. As of December 31, 2012, we had 1,174 fixed odds sports betting and 347 sports pool points of sale locations operational compared to 1,225 and 454 at December 31, 2011.

	For the year ended
	December 31,		Change
(€ millions)	2012	2011	Wagers	%
Fixed odds sports betting and other wagers	885.3	917.5	(32.2)	(3.5)

Commercial Services

        Commercial Services service revenue in 2012 increased by €6.9 million, or 5.5% compared to the same period in 2011, principally due to a higher number of transactions processed.

Interactive Gaming

        Interactive Gaming service revenue in 2012 increased by €11.3 million, or 14.8% compared to the same period in 2011, driven by an increase in skill game wagers principally resulting from an increase in Poker Cash and Casino game wagers.

	For the year ended
	December 31,		Change
(€ millions)	2012	2011	Wagers	%
Interactive Gaming wagers	2,134.7	1,391.9	742.8	53.4

Segment Operating Income

        Operating income in the Italy segment increased by €28.6 million, or 5.6% compared to the same period in 2011, while segment operating margin was 29.8% and 27.1% in 2012 and 2011, respectively, principally driven by an effective cost management program and contributions from all product lines excluding Sports Betting.

Americas Segment

        Revenue in the Americas segment in 2012 increased by €173.9 million, or 24.9% compared to the same period in 2011. At constant currency, revenue in the Americas segment increased by €112.3 million, or 16.1% compared to the same period in 2011.

Service Revenue

        Service revenue in the Americas segment increased by €133.2 million, or 21.4% (€77.0 million, or 12.4% at constant currency), compared to the same period in 2011.

        The following table sets forth changes in service revenue in 2012 compared to the same period in 2011, on a constant currency basis:

	Service Revenue Change
	2012 compared to 2011
(€ thousands)	Constant Currency	Foreign Currency	Change
Lottery	41,305	42,346	83,651
Lottery Management Services	23,975	4,985	28,960
Machine Gaming	8,104	5,223	13,327
Commercial Services	2,401	3,422	5,823
Sports Betting	1,334	99	1,433
Interactive Gaming	(118)	167	49

	77,001	56,242	133,243

        The principal drivers of the €133.2 million increase in service revenue were as follows:

  •
  An increase in Lottery service revenue of €41.3 million driven by an increase of €45.7 million associated with a 10.7% increase in lottery same store revenues principally from multistate jackpot activity and instant ticket growth in California, Texas and Illinois;

  •
  An increase of €56.2 million related to favorable foreign exchange impacts;

  •
  An increase of €24.0 million associated with the commencement of the Lottery Management Services agreement in Illinois in July 2011.

Product Sales

        Product sales in the Americas segment increased by €40.7 million, or 53.5% (€35.3 million, or 46.4% at constant currency) compared to the same period in 2011.

        The following table sets forth changes in product sales revenue in 2012 compared to the same period in 2011, on a constant currency basis:

	Product Sales Change
	2012 compared to 2011
(€ thousands)	Constant Currency	Foreign Currency	Change
Machine Gaming	41,339	3,047	44,386
Lottery	(6,024)	2,309	(3,715)

	35,315	5,356	40,671

        The principal drivers of the €40.7 million increase in product sales were as follows:

  •
  An increase of €41.3 million in sales of machine gaming equipment related to the Canadian replacement cycle;

  •
  An increase of €5.4 million related to favorable foreign exchange impacts;

  •
  A decrease of €6.0 million in Lottery product sales.

Segment Operating Income

        Operating income in the Americas segment increased by €37.1 million, or 72.0%, compared to the same period in 2011, while segment margins increased from 7.4% in 2011 to 10.2% in 2012, principally driven by:

  •
  An increase of €26.2 million related to the increase in product sales;

  •
  An increase of €17.4 million associated with the increase in service revenue;

  •
  An increase of €10.5 million related to favorable foreign exchange impacts;

  •
  A decrease of €17.0 million principally associated with an increase in support costs.

International Segment

        Revenue in the International segment in 2012 increased by €4.6 million, or 1.2% compared to the same period in 2011. At constant currency, revenue in the International segment decreased by €8.4 million, or 2.2%.

Service Revenue

        Service revenue in the International segment decreased by €12.2 million, or 4.5% (€21.2 million or 7.8% at constant currency) compared to the same period in 2011.

        The following table sets forth changes in service revenue in 2012 compared to the same period in 2011, on a constant currency basis:

	Service Revenue Change
	2012 compared to 2011
(€ thousands)	Constant Currency	Foreign Currency	Change
Interactive Gaming	(10,463)	1,357	(9,106)
Lottery	(8,314)	6,622	(1,692)
Machine Gaming	(1,360)	611	(749)
Sports Betting	(1,278)	504	(774)
Commercial Services	253	(178)	75

	(21,162)	8,916	(12,246)

        The principal drivers of the €12.2 million decrease in service revenue were as follows:

  •
  A decrease of €10.5 million in Interactive Gaming service revenue due to restrictions placed by various countries in Europe, including Spain, Holland, Germany and Denmark, against cross border betting;

  •
  A decrease of €8.3 million in Lottery service revenue driven by:

  •
  A decrease of €18.4 million due to contractual rate changes principally in Poland;

  •
  An increase of €13.6 million associated with a 15.6% increase in lottery same store revenues principally in Czech Republic, Poland and Spain.

  •
  An increase of €8.9 million related to favorable foreign exchange impacts.

Product Sales

        Product sales in the International segment increased by €16.8 million, or 15.1% compared to the same period in 2011. At constant currency, product sales in the International segment increased by €12.8 million, or 11.5%.

	Product Sales Change
	2012 compared to 2011
(€ thousands)	Constant Currency	Foreign Currency	Change
Machine Gaming	7,313	1,080	8,393
Interactive Gaming	3,828	126	3,954
Lottery	2,598	2,643	5,241
Sports Betting	(936)	164	(772)

	12,803	4,013	16,816

        The principal drivers of the €16.8 million increase in product sales were as follows:

  •
  An increase of €7.3 million in Machine Gaming sales to customers in Sweden and Canada;

  •
  An increase of €3.8 million in Interactive Gaming sales;

  •
  An increase of €4.0 million related to favorable foreign exchange impacts.

 Segment Operating Income

        Operating income in the International segment decreased by €27.0 million, or 32.7%, compared to the same period in 2011, while segment operating margins decreased from 21.6% in 2011 to 14.4% in 2012, principally driven by:

  •
  An decrease of €16.3 million principally related to contractual rate changes with our customer in Poland;

  •
  A decrease of €7.7 million principally related to the decrease in Interactive Gaming service revenue due to restrictions placed by various countries in Europe, including Spain, Holland, Germany and Denmark, against cross border betting;

Liquidity, Capital Resources and Financial Position

        Our business is capital intensive and therefore we require liquidity in order to meet our obligations and fund our growth. Our primary sources of liquidity are cash flows from operations and to a lesser extent, cash proceeds from financing activities, including amounts available under our €900 million Revolving Credit Facility. In addition to our general working capital and operational needs our liquidity requirements arise primarily from our need to meet debt service requirements and to fund capital expenditures. We also require liquidity to fund any acquisitions and associated costs. Our cash flows generated from operating activities together with our cash flows generated from financing activities have historically been sufficient to meet our liquidity requirements.

        We believe our ability to generate cash from operations to reinvest in our business, primarily due to the long-term nature of our contracts, is one of our fundamental financial strengths and, combined with funds currently available and committed borrowing capacity, we expect to have sufficient liquidity to meet our financial obligations and working capital requirements in the ordinary course of business for at least the next twelve months.

        The operating cash management, main funding operations and investment of excess liquidity are centrally coordinated by a dedicated treasury team with the objective of ensuring effective and efficient management of funds.

        At September 30, 2014 our total available liquidity was €1.354 billion, including €898.8 million available under our Revolving Credit Facility and €455.6 million of cash and cash equivalents. The following table summarizes our total available liquidity:

		At December 31,
	September 30, 2014
(€ thousands)		2013	2012
Cash and cash equivalents	455,640	419,118	455,762
Revolving Credit Facility(1)	898,845	898,806	897,761

Total liquidity	1,354,485	1,317,924	1,353,523

(1)
The Revolving Credit Facility has covenants and restrictions including, among other things, requirements relating to the maintenance of certain financial ratios and limitations on acquisitions and dividends, none of which are expected to impact our liquidity or capital resources. We have complied with all covenant requirements for the periods represented above. For further information see Credit Facilities and Indebtedness, herein.

        Our liquidity is principally denominated in Euro and, to a lesser extent, US$. As of September 30, 2014 our cash and cash equivalents amounted to €455.6 million, of which 72% was denominated in Euro and 14% was denominated in US$ (€64.4 million). The remaining 14% was denominated among several other currencies. As of December 31, 2013 our cash and cash equivalents amounted to €419.1 million of which 69% was denominated in Euro and 14% was denominated in US$ (€59.2 million). The remaining 17% was denominated among several other currencies. We hold insignificant amounts of cash in countries where there may be restrictions on transfer due to regulatory or governmental bodies. Based on our review of such transfer restrictions and the cash balances held in such territories, we do not believe such transfer restrictions have an adverse impact on our ability to meet liquidity requirements at the dates represented above.

        To further support our liquidity requirements, in 2013 three of our Italian subsidiaries entered into an agreement with a European financial institution for the sale of trade receivables, on a non-recourse basis. The contract has a five year duration and is subject to early termination by either party. The maximum amount of receivables sold at any point in time is limited to €150 million. At September 30, 2014, receivables of €128.0 million had been sold (€82.1 million at December 31, 2013).

Summary Statements of Cash Flows

        The following table summarizes our statements of cash flows for the nine months ended September 30, 2014 and 2013. A complete statement of cash flows is provided in the Unaudited Interim Condensed Consolidated Financial Statements included elsewhere in this proxy statement/prospectus.

Comparison of nine months ended September 2014 and 2013

	For the nine months ended September 30,
(€ thousands)	2014	2013
Cash flows before changes in operating assets and liabilities	699,783	713,485
Changes in operating assets and liabilities	(58,561)	(216,580)

Net cash flows from operating activities	641,222	496,905
Purchases of systems, equipment and other assets related to contracts	(140,263)	(136,456)
Acquisitions, net of cash acquired	(26,230)	(7,345)
Purchases of intangible assets	(14,375)	(111,948)
Refundable deposit	—	(19,800)
Other investing activities, net	6,665	(529)

Net cash flows used in investing activities	(174,203)	(276,078)

Dividends paid	(130,525)	(125,920)
Interest paid	(114,161)	(99,822)
Acquisition of non-controlling interest	(72,328)	—
Return of capital—non-controlling interest	(50,155)	(40,087)
Treasury shares purchased	(32,893)	—
Dividends paid—non-controlling interest	(32,788)	(33,865)
Capital increase	2,201	56,688
Other financing activities, net	(9,432)	(285)

Net cash flows used in financing activities	(440,081)	(243,291)

Net cash flows	26,938	(22,464)

   Analysis of Cash Flows

  Net cash flows from operating activities

        During the nine months ended September 30, 2014, we generated €641.2 million of net cash flows from operating activities, an increase of €144.3 million compared to the same period in 2013, principally due to changes in operating assets and liabilities.

        The following table, which is derived from our unaudited interim condensed consolidated statements of cash flows, sets forth the movements in operating assets and liabilities:

	For the nine months ended September 30,
(€ thousands)	2014	2013
Accounts payable	(79,166)	(85,020)
Taxes other than income taxes	(25,942)	(20,468)
Deferred revenue	(22,030)	14,803
Employee compensation	(14,174)	(17,677)
Inventories	(2,760)	12,173
Other assets and liabilities	(18,189)	(15,716)
Advance payments from customers	3,491	(21,383)
Other current liabilities	14,525	(2,885)
Trade and other receivables	85,684	(80,407)

Changes in operating assets and liabilities	(58,561)	(216,580)

  •
  Accounts payable used €79.2 million of cash flows in the nine months ended September 30, 2014 and €85.0 million of cash flows in the nine months ended September 30, 2013, principally due to the timing of payments to suppliers and intermediaries in all of our segments.

  •
  Trade and other receivables generated €85.7 million of cash flows in the nine months ended September 30, 2014 principally due to a decrease in Lottery receivables within the Italy segment primarily due to a decrease in sales compared to December 31, 2013. Trade and other receivables used €80.4 million of cash flows in the nine months ended September 30, 2013 principally due to an increase in Lottery receivables within the Italy segment primarily due to the timing of cash collections.

  Net cash flows used in investing activities

        During the nine months ended September 30, 2014 and 2013, we used €174.2 million and €276.1 million, respectively, of net cash flows in investing activities.

Investing activities for the nine months ended September 30, 2014

  •
  We invested €140.3 million in systems, equipment and other assets principally as follows:

  •
  €72.6 million in the Americas segment for systems and equipment in Colorado, Tennessee, Ontario, New Jersey, Trinidad & Tobago, and Texas;

  •
  €52.4 million in the Italy segment for Machine Gaming, Lotto and Sports Betting;

  •
  €13.3 million in the International segment for systems and equipment in Greece, Poland, Belgium, and the United Kingdom.

  •
  We made payments of €26.2 million for acquisitions of subsidiaries, net of cash acquired, principally comprised of €19.7 million related to the May 2014 acquisition of 100% of the shares of Probability Plc, a mobile gaming solutions company that provides us with immediate access to a mobile solution in slots and table games, as well as enhanced player acquisition and retention experience.

Investing activities for the nine months ended September 30, 2013

  •
  We invested €136.5 million in systems, equipment and other assets principally as follows:

  •
  €63.8 million in the Americas segment for systems and equipment in California, Indiana, Georgia, and Texas;

  •
  €50.5 million in the Italy segment for Machine Gaming, Lotto and Sports Betting;

  •
  €20.3 million in the International segment for systems and equipment in the United Kingdom, Slovakia and Beijing China.

  •
  We invested €111.9 million in intangible assets principally related to the June 2013 upfront payment of $120 million (€91.7 million) required under the Services Agreement Northstar New Jersey Lottery Group, LLC signed with the State of New Jersey to manage a wide range of the lottery's marketing, sales and related functions.

  Net cash flows used in financing activities

        During the nine months ended September 30, 2014 and 2013, we used €440.1 million and €243.3 million, respectively, of net cash flows in financing activities.

Financing activities for the nine months ended September 30, 2014

  •
  We paid dividends of €130.5 million (€0.75 per share) to shareholders for calendar 2013 results;

  •
  We paid €114.2 million of interest primarily related to the Capital Securities, the 2010 Notes due 2018 and the 2012 Notes due 2020;

  •
  In March 2014, we acquired from UniCredit S.p.A. ("UniCredit"), through the exercise of a call option, the entire 12.5% interest held by UniCredit in SW Holding S.p.A. ("SW") for cash consideration of €72.3 million, including transaction costs. In 2010, through its investment in SW, UniCredit had made an indirect equity investment in Lotterie Nazionali S.r.l. ("LN"), a majority-owned GTECH subsidiary that holds an instant ticket concession license in Italy. GTECH's direct and indirect ownership in LN has increased from 51.5% to 64% as a result of the buyout of UniCredit's interest;

  •
  We returned €50.2 million of capital and paid €32.8 million of dividends to non-controlling shareholders;

  •
  We paid €32.9 million to purchase 1,782,426 shares of our Company's stock.

Financing activities for the nine months ended September 30, 2013

  •
  We paid dividends of €125.9 million (€0.73 per share) to shareholders for calendar 2012 results;

  •
  We paid €99.8 million of interest primarily related to the Capital Securities and the 2010 Notes due 2018;

  •
  We returned €40.1 million of capital and paid €33.9 million of dividends to non-controlling shareholders;

  •
  We received capital contributions of €56.7 million from our partners in Northstar New Jersey Lottery Group, LLC.

Comparison of 2013, 2012 and 2011

        The following table summarizes our statement of cash flows for the years ended December 31, 2013, 2012 and 2011. A complete statement of cash flows is provided in the Consolidated Financial Statements included elsewhere in this proxy statement/prospectus.

	For the year ended December 31,
(€ thousands)	2013	2012	2011
Cash flows before changes in operating assets and liabilities	845,932	855,692	919,755
Changes in operating assets and liabilities	(149,683)	(92,363)	(69,735)

Net cash flows from operating activities	696,249	763,329	850,020
Purchases of systems, equipment and other assets related to contracts	(183,878)	(211,833)	(306,734)
Purchases of intangible assets	(134,919)	(30,336)	(20,669)
Investment in associates	(19,800)	—	—
Purchases of property, plant and equipment	(10,370)	(10,193)	(10,401)
Acquisition, net of cash acquired	(7,345)	—	—
Cash proceeds related to impairment recovery	3,807	4,455	—
Other investing activities, net	10,934	(3,390)	(575)

Net cash flows used in investing activities	(341,571)	(251,297)	(338,379)

Interest paid	(143,390)	(184,479)	(166,107)
Dividends paid	(125,920)	(122,220)	—
Net payments on debt	(102,980)	(334,023)	(213,267)
Return of capital - non-controlling interest	(40,087)	(42,562)	(24,000)
Dividends paid - non-controlling interest	(34,062)	(32,116)	(38,420)
Proceeds from exercise of stock options	15,746	121	—
Capital increase - non-controlling interest	71,973	—	—
Cash paid on interest rate swaps	—	(15,901)	(33,388)
Proceeds from issuance of Notes due 2020	—	500,000	—
Other financing activities, net	(19,733)	(12,356)	(4,208)

Net cash flows used in financing activities	(378,453)	(243,536)	(479,390)

Net cash flows	(23,775)	268,496	32,251

Year ended December 31, 2013

        Net cash flows from operating activities were €696.2 million in 2013 compared to €763.3 million in 2012. The decrease of €67.1 million is attributable to changes in operating assets and liabilities, the payment of €30 million for the Italy Machine Gaming litigation settlement and the payment of a portion of the €28 million December 2013 Italy tax matter settlement.

Year ended December 31, 2012

        Net cash flows from operating activities were €763.3 million in 2012 compared to €850.0 million in 2011. The decrease of €86.7 million is attributable to an increase in income taxes paid and changes in operating assets and liabilities.

        The following table which is derived from our consolidated cash flow statement sets forth the principal movements in operating assets and liabilities:

	For the year ended December 31,
(€ thousands)	2013	2012	2011
Trade and other receivables	(108,594)	(143,678)	50,871
Accounts payable	(45,220)	114,899	(198,138)
Advance payments from customers	(29,466)	18,811	6,748
Other current assets	(13,021)	(71,028)	(28,611)
Inventories	14,423	(19,974)	26,872
Deferred revenue	22,265	16,298	(883)
Other assets and liabilities	9,930	(7,691)	73,406

Changes in operating assets and liabilities	(149,683)	(92,363)	(69,735)

Year ended December 31, 2013

  •
  Trade and other receivables used €108.6 million of cash flows due to an increase in Lottery receivables within the Italy segment primarily due to the timing of cash collections;

  •
  Accounts payable used €45.2 million of cash flows principally due to the timing of payments to suppliers and intermediaries in all of our segments.

Year ended December 31, 2012

  •
  Trade and other receivables used €143.7 million of cash flows due to an increase in Lottery and Commercial Services receivables within the Italy segment related to an increase in sales in 2012 compared to 2011 and the timing of cash collections;

  •
  Other current assets used €71.0 million of cash flows principally due to an adjustment in the second quarter of 2012 related to an April 2012 banking law change in Italy as a result of which €49.3 million was reclassified from cash and cash equivalents into other current assets along with an increase in concession fees receivable from the Italian gaming regulator;

  •
  Accounts payable generated €114.9 million of cash flows due to the timing of payments to suppliers and intermediaries in the Italy and Americas segments.

Year ended December 31, 2011

  •
  Accounts payable used €198.1 million of cash flows principally due to the timing of payments to suppliers and intermediaries in the Italy segment;

  •
  Other assets and liabilities generated €73.4 million of cash flows principally due to the expansion of the VLT market and accrued costs related to concessions in the Italy segment;

  •
  Trade and other receivables generated €50.9 million of cash flows principally due to a decrease in receivables from Lottery and Commercial Services in the Italy segment related to the timing of cash collections.

   Net Cash Flows Used in Investing Activities

        During 2013, 2012 and 2011, we used €341.6 million, €251.3 million and €338.4 million, respectively, of net cash flows in investing activities.

Investing activities for the year ended December 31, 2013

  •
  We invested €183.9 million in systems, equipment and other assets principally as follows:

  •
  €86.3 million in the Americas segment for systems and equipment in California, Indiana, Georgia, New Jersey, Texas and Illinois and VLT participation markets in the United States;

  •
  €71.8 million in the Italy segment for Machine Gaming, Lotto and Sports Betting;

  •
  €23.4 million in the International segment for systems and equipment in the United Kingdom and Beijing China.

  •
  We invested €134.9 million in intangible assets, principally related to a $120 million (€91.7 million at the June 2013 acquisition date) upfront payment required under our agreement with the New Jersey Lottery to manage a wide range of the Lottery's marketing, sales, and related functions;

  •
  We invested €19.8 million in Yeonama Holdings Co. Limited ("Yeonama"), a shareholder in Emma Delta Limited, the fund that holds a 33% interest in OPAP S.A., the Greek gaming and football betting operator.

Investing activities for the year ended December 31, 2012

  •
  We invested €211.8 million in systems, equipment and other assets principally as follows:

  •
  €91.9 million in the Americas segment for systems and equipment in Georgia, Texas, Illinois, Costa Rica, New York, Rhode Island and California and VLT participation markets in the United States;

  •
  €86.4 million in the Italy segment for Machine Gaming, Lotto and Sports Betting;

  •
  €28.2 million in the International segment for systems and equipment in Luxembourg, Beijing China, Poland and the United Kingdom.

  •
  We invested €30.3 million in intangible assets principally related to software, concessions and licenses acquired in the Italy segment;

  •
  We recovered €4.5 million related to a previously impaired foreign investment in the International segment.

Investing activities for the year ended December 31, 2011

  •
  We invested €306.7 million in systems, equipment and other assets principally as follows:

  •
  €177.4 million in the Americas segment for systems and equipment in Texas, Illinois, New York, California, Nebraska, Kentucky and VLT participation markets in Latin America;

  •
  €87.9 million in the Italy segment for Machine Gaming, Lotto and Sports Betting;

  •
  €37.4 million in the International segment for systems and equipment in Poland, Shenzhen China and Luxembourg.

   Net Cash Flows Used in Financing Activities

        During 2013, 2012 and 2011, we used €378.5 million, €243.5 million and €479.4 million, respectively of net cash flows in financing activities.

Financing activities for the year ended December 31, 2013

  •
  We paid €143.4 million of interest primarily related to the Capital Securities, the 2009 Notes due 2016 and 2010 Notes due 2018;

  •
  We paid dividends of €125.9 million (€0.73 per share) to shareholders for calendar 2012 results;

  •
  We paid €103.0 million of principal on long-term debt, mainly related to the $140.0 million (€102.4 million) payment made in December 2013 on our $700 million term loan facility;

  •
  We returned €40.1 million of capital and paid €34.1 million of dividends to non-controlling shareholders;

  •
  We received capital contributions of €72.0 million from our partners in our Lottery Management Service contracts in New Jersey and Illinois.

Financing activities for the year ended December 31, 2012

  •
  In December 2012, we issued €500 million of guaranteed notes, the proceeds of which, net of associated costs, were used in part to repay existing indebtedness under the revolving credit facilities and the term loan principal payment due December 2012;

  •
  We paid €184.5 million of interest primarily related to the Capital Securities, the 2009 Notes due 2016 and the 2010 Notes due 2018;

  •
  We paid dividends of €122.2 million (€0.71 per share) to shareholders for calendar 2011 results;

  •
  We returned €42.6 million of capital and paid €32.1 million of dividends to non-controlling shareholders.

Financing activities for the year ended December 31, 2011

  •
  We paid €213.3 million of net principal payments predominately related to our €500 million revolving credit facility and $700 million term loan;

  •
  We paid €166.1 million of interest primarily related to the Capital Securities and Facilities;

  •
  We returned €24.0 million of capital and paid €38.4 million of dividends to non-controlling shareholders.

   Capital Expenditures

        Capital expenditures are defined as investments for the period in Systems, equipment and other assets related to contracts, property, plant and equipment, intangible assets and investments in associates as shown in our cash flow statement. The table below sets forth a breakdown of total capital expenditures for the periods indicated.

	For the year ended December 31, 2013
(€ thousands)	Systems, equipment and other assets related to contracts	Property, plant and equipment	Intangible Assets	Investments in Associates
Operating Segments
Americas	86,279	1,371	92,521	—
Italy	71,834	—	40,911	—
International	23,350	707	—	19,800

	181,463	2,078	133,432	19,800
Products and Services	2,121	7,623	1,487	—
Corporate	294	669	—	—

	183,878	10,370	134,919	19,800

Americas Segment

        Investments in systems, equipment and other assets related to contracts of €86.3 million principally relate to lottery related systems in California, Indiana, Georgia, New Jersey, Texas and Illinois and VLT participation markets in the United States. Intangible asset spending of €92.5 million principally relates to the June 2013 upfront payment of $120 million (€91.7 million) required under the Services Agreement Northstar New Jersey Lottery Group, LLC signed with the State of New Jersey to manage a wide range of the lottery's marketing, sales and related functions.

Italy Segment

        Investments in systems, equipment and other assets related to contracts of €71.8 million principally relate to spending to expand systems in Machine Gaming, Lotto and Sports Betting. Investments in intangible assets of €40.9 million principally relate to concessions and licenses, software and sports betting and horse racing betting rights.

International Segment

        Investments in systems, equipment and other assets related to contracts of €23.4 million principally relate to lottery systems in the United Kingdom and Beijing, China. Investments in associates relate to an investment of €19.8 million in Yeonama Holdings Co. Limited ("Yeonama"), a shareholder in Emma Delta limited, the fund that holds a 33% interest in OPAP S.A., the Greek gaming and football betting operator. Our indirect minority interest in Emma Delta represents 7.2% of the total equity contributions of shareholders in Emma Delta and approximately 3% of Emma Delta's 33% interest in OPAP S.A. At December 31, 2013, we had a commitment to invest up to an additional €10.2 million in Yeonama, representing a total potential €30 million investment, or an approximate 5% indirect minority interest in Emma Delta.

	For the year ended December 31, 2012
(€ thousands)	Systems, equipment and other assets related to contracts	Property, plant and equipment	Intangible Assets	Investments in Associates
Operating Segments
Americas	91,859	1,193	—	—
Italy	86,350	—	30,330	—
International	28,157	2,597	6	—

	206,366	3,790	30,336	—
Products and Services	5,465	5,975	—	—
Corporate	2	428	—	—

	211,833	10,193	30,336	—

Americas Segment

        Investments in systems, equipment and other assets related to contracts of €91.9 million principally for systems and equipment in Georgia, Texas, Illinois, Costa Rica, New York, Rhode Island and California and VLT participation markets in the United States.

Italy Segment

        Investments in systems, equipment and other assets related to contracts of €86.4 million principally for Machine Gaming, Lotto and Sports Betting. Intangible asset spending principally relates to software and concessions and licenses.

International Segment

        Investments in systems, equipment and other assets related to contracts of €28.2 million principally relate to lottery systems in Luxembourg, Beijing, China, Poland and the United Kingdom.

	For the year ended December 31, 2011
(€ thousands)	Systems, equipment and other assets related to contracts	Property, plant and equipment	Intangible Assets	Investments in Associates
Operating Segments
Americas	177,404	2,087	1,176	—
Italy	87,941	—	17,869	—
International	37,357	2,026	1,624	—

	302,702	4,113	20,669	—
Products and Services	3,950	5,754	—	—
Corporate	82	534	—	—

	306,734	10,401	20,669	—

Americas segment

        Investments in systems, equipment and other assets related to contracts of €177.4 million principally for systems and equipment in Texas, Illinois, New York, California, Nebraska, Kentucky and VLT participation markets in Latin America.

Italy segment

        Investments in systems, equipment and other assets related to contracts of €87.9 million principally for Machine Gaming, Lotto and Sports Betting. Intangible asset spending of €17.9 million principally related to software and concessions and licenses.

International segment

        Investments in systems, equipment and other assets related to contracts of €37.4 million principally relate to lottery systems in Poland, Shenzhen China and Luxembourg.

Credit Facilities and Indebtedness

	September 30,	December 31,
(€ thousands)	2014	2013	2012
Long-term debt, including current portion
2009 Notes (due 2016)	789,402	759,484	762,542
Capital Securities	776,733	790,209	787,554
2010 Notes (due 2018)	514,606	520,677	519,856
2012 Notes (due 2020)	503,666	507,259	493,065
Facilities	304,189	276,347	394,189
Other	1,641	1,780	2,834

	2,890,237	2,855,756	2,960,040

Short-term borrowings
Short-term borrowings	325	851	541

	325	851	541

Total debt	2,890,562	2,856,607	2,960,581

        The key terms of our material borrowings are summarized as follows:

Borrowing	Initial Principal Amount		Interest Rate (Per Annum)	Maturity
2009 Notes (due 2016)	€750 million		5.375%(a)	December 2016
2010 Notes (due 2018)	€500 million		5.375%(a)	February 2018
2012 Notes (due 2020)	€500 million		3.5%(a)	March 2020
Capital Securities	€750 million		8.25% through March 2016 Six-month EURIBOR + 505 basis points thereafter	March 2066
Term Loan Facility	$700 million		LIBOR + margin	December 2015
Revolving Facilities	€900 million	(b)	LIBOR or EURIBOR + margin	December 2015

Debt issuance costs, which are net against amounts borrowed, are amortized to interest expense through the maturity dates with the exception of the Capital Securities that are amortized through March 2016.

(a)
subject to adjustment as described below

(b)
maximum principal amount

 Notes

        The 2009 Notes (due 2016), the 2010 Notes (due 2018), and the 2012 Notes (due 2020) were issued by GTECH S.p.A. and are all unconditionally and irrevocably guaranteed by GTECH Corporation, GTECH Holdings Corporation, GTECH Rhode Island LLC and Invest Games S.A. (collectively, the "Notes"). The Notes are listed on the Luxembourg Stock Exchange. GTECH Holdings Corporation, GTECH Rhode Island LLC and Invest Games S.A. are collectively referred to as the "Other Guarantors".

        The Notes may be redeemed by GTECH S.p.A. in whole, but not in part, as follows:

  •
  at the greater of 100% of their principal amount together with any accrued interest or at an amount specified in the agreements governing the Notes;

  •
  at 100% of their principal amount in the event of certain changes affecting taxation in Italy, the United States or Luxembourg.

        Holders of each issuance of the Notes may require GTECH S.p.A. to redeem such issuance in whole or in part at 100% of their principal amount plus accrued interest following the occurrence of certain specified events.

        Interest is payable at fixed interest rates that are subject to a 1.25% per annum adjustment in the event of a step up or step down rating change. The adjustment is subject to a 6.625% ceiling and a 5.375% floor for the 2009 Notes (due 2016) and 2010 Notes (due 2018) and a 4.75% ceiling and a 3.5% floor for the 2012 Notes (due 2020). Interest is payable annually in arrears as follows:

Borrowing	Payment Date
2009 Notes (due 2016)	December 5
2010 Notes (due 2018)	February 2
2012 Notes (due 2020)	March 5

Capital Securities

        GTECH S.p.A. issued Capital Securities in May 2006 which are redeemable at maturity, at par value after March 31, 2016, or at any interest payment date thereafter, upon the occurrence of certain tax events, through open market purchases, by public cash tender offer or if a change of control event occurs. The Capital Securities are listed on the Luxembourg Stock Exchange.

        Interest is payable annually at a fixed interest rate through March 31, 2016 and thereafter has a variable interest rate payable semi-annually.

        The terms of the Capital Securities allow GTECH S.p.A. to optionally defer interest payments and mandates deferral of interest payments if GTECH S.p.A. is in breach of the coverage ratio as defined in the agreement. Under certain specified circumstances, GTECH S.p.A. is required to settle deferred interest payments with cash and in some circumstances from the proceeds of an issue, offer and sale of equity. GTECH S.p.A. paid €61.9 million of interest on the Capital Securities in the first nine months of 2014 and 2013. We have historically been in compliance with all covenant requirements.

        GTECH S.p.A. is required to authorize the issuance by the Board of Directors of ordinary shares in accordance with a resolution approved by its shareholders. At each annual general meeting, the value of the ordinary shares authorized for issuance must be at least equivalent to the interest payments due during the following two-year period. As of December 31, 2013, the authorization was in place for the issuance of capital up to €125 million equal to the estimated interest for the following two years.

 Facilities

        We have the following unsecured and unsubordinated facilities that expire in December 2015:

Facility	Borrower
$700 million term loan (the "Term Loan Facility")	GTECH Corporation
€500 million multi-currency revolving credit facility ("Revolving Facility A")	GTECH Corporation
€400 million multi-currency revolving credit facility ("Revolving Facility B")	GTECH S.p.A.

        Revolving Facility A and Revolving Facility B are collectively referred to as the "Revolving Facilities" and the Term Loan Facility and the Revolving Facilities are collectively referred to as the "Facilities".

        The Term Loan Facility and Revolving Facility A are fully and unconditionally guaranteed by GTECH S.p.A. and the Other Guarantors. Revolving Facility B is fully and unconditionally guaranteed by GTECH Corporation and the Other Guarantors.

        As of both September 30, 2014 and December 31, 2013, there was €1.2 million drawn on the Revolving Facility B and $385.0 million (€306.0 million at the September 30, 2014 exchange rate) was outstanding under the Term Loan Facility.

        Principal payments remaining under the Term Loan Facility are as follows:

	September 30, 2014		December 31, 2013
(in thousands)	U.S. dollars	Euro equivalent	U.S. dollars	Euro equivalent
2014	175,000	139,077	175,000	126,894
2015	210,000	166,892	210,000	152,273

	385,000	305,969	385,000	279,167

        Interest is generally payable between one and six months in arrears at a variable interest rate plus a margin based on our ratio of total net debt to earnings before interest, taxes, depreciation and amortization, and our senior unsecured long-term debt rating. At September 30, 2014 and December 31, 2013, the effective interest rate on the Facilities was 1.20% and 1.25%, respectively.

        Certain other fees are payable quarterly as follows:

Fee	Terms
Facility	37.5% of margin per annum on the total available commitment under the Revolving Facilities
Utilization	Between 0% and 0.4% per annum based on the average daily amount outstanding under the Revolving Facilities

        The agreement for the Facilities contains, among other terms:

  •
  covenants with respect to maintenance of certain financial ratios;

  •
  limitations on acquisitions;

  •
  limitations on the repayment, cancellation, redemption, purchase and repurchases of the Capital Securities; and

  •
  limitations on dividends.

        Limitations on acquisitions:    The agreement for the Facilities prohibits GTECH S.p.A. and its subsidiaries from merging or making acquisitions subject to certain exceptions, including mergers and acquisitions if (i) no default is continuing or would occur, (ii) the acquired company is principally engaged in the same business as that of the GTECH S.p.A. and its subsidiaries and (iii) either (a) the consideration paid and liabilities assumed by GTECH S.p.A. and its subsidiaries do not exceed in aggregate (1) in any year, ten percent (10%) of the consolidated assets of GTECH S.p.A. and its subsidiaries, and (2) at any time, €1.5 billion (if GTECH S.p.A. and its subsidiaries has corporate credit ratings below BBB and Baa2 by Standard & Poor's Ratings Services, a division of the McGraw-Hill Companies, Inc. ("S&P"), and Moody's Investor Services Limited ("Moody's"), respectively) or (b) each of S&P and Moody's publicly discloses that GTECH S.p.A. and its subsidiaries has a corporate credit rating of at least BBB- and Baa3, respectively, and GTECH S.p.A. and its subsidiaries indebtedness has credit ratings of at least BBB- and Baa3, respectively.

        Limitations on dividends:    The agreement for the Facilities prohibits GTECH S.p.A. from paying any dividends or making distributions in any year unless no event of default has occurred and is continuing and the aggregate amount of such dividends and distributions does not exceed (i) €225 million (if GTECH S.p.A. and its subsidiaries has corporate credit ratings of at least BBB- and Baa3 by S&P and Moody's, respectively) or (ii) the lesser of €175 million and the aggregate amount of such dividends and distributions for the preceding year (if GTECH S.p.A. and its subsidiaries has corporate credit ratings below BBB- and Baa3 by S&P and Moody's, respectively).

        Violation of these terms may result in the full principal amounts of the Facilities being immediately payable upon written notice. At September 30, 2014 and December 31, 2013, we were in compliance with all covenants and limitations.

Letters of Credit

        In connection with certain customer contracts, we are required to issue letters of credit that primarily secure our performance under customer contracts. For letters of credit outside of the Revolving Facilities, we enter into facilities as required and pay a fee to the third party based on the amount issued.

	Letters of Credit Outstanding
				Weighted Average Annual Cost
(€ thousands)	Outside the Revolving Facilities	Under the Revolving Facilities	Total
September 30, 2014	665,773	1,155	666,928	0.94%
December 31, 2013	689,602	1,194	690,796	1.05%
December 31, 2012	713,731	2,239	715,970	0.98%

Arrangements with Off-balance Sheet Risk

        We have the following off-balance sheet arrangements:

Performance and other bonds

        In connection with certain contracts and procurements, we have been required to deliver performance bonds for the benefit of our customers and bid and litigation bonds for the benefit of potential customers, respectively. These bonds, on which customers and potential customers have never made a claim, give the beneficiary the right to obtain payment and/or performance from the issuer of the bond if certain specified events occur. In the case of performance bonds, which generally have a term of one year, such events include our failure to perform our obligations under the applicable contract. The following table provides information related to potential commitments for bonds outstanding at December 31, 2013:

(€ thousands)	Total bonds
Performance bonds	266,126
Litigation bonds	28,602
All other bonds	1,694

296,422

Loxley GTECH Technology Co., LTD guarantee

        We have a 49% interest in Loxley GTECH Technology Co., LTD ("LGT"), which is accounted for as an asset held for sale with a de minimis value. LGT is a joint venture that was formed to provide an online lottery system in Thailand.

        The Company has guaranteed, along with the 51% shareholder in LGT, performance bonds provided to LGT by an unrelated commercial lender. The performance bonds relate to LGT's performance under the July 2005 contract between the Government Lottery Office of Thailand and LGT should such contract become operational. The Company is jointly and severally liable with the other shareholder in LGT for this guarantee. There is no scheduled termination date for the Company's guarantee obligation. The maximum liability under the guarantee is Baht 375 million (€9.2 million). At September 30, 2014, the Company does not have any obligation related to this guarantee because the July 2005 contract to provide the online lottery system is not in operation due to continuing political instability in Thailand

Commonwealth of Pennsylvania indemnification

        We will indemnify the Commonwealth of Pennsylvania and any related state agencies for claims made relating to the state's approval of GTECH Corporation's manufacturer's license in the Commonwealth of Pennsylvania.

Contractual Obligations

        The following table summarizes payments due under our significant contractual commitments as of December 31, 2013:

	Payments by calendar year
(€ thousands)	2014	2015	2016	2017	2018	2019 and thereafter	Total
Capital Securities (due 2066)	—	—	—	—	—	750,000	750,000
2009 Notes (due 2016)	—	—	750,000	—	—	—	750,000
2010 Notes (due 2018)	—	—	—	—	500,000	—	500,000
2012 Notes (due 2020)	—	—	—	—	—	500,000	500,000
Facilities	126,894	152,273	—	—	—	—	279,167
Other	1,412	147	147	73	—	—	1,779

Long-term Debt(1)	128,306	152,420	750,147	73	500,000	1,250,000	2,780,946
Interest on Long-term debt(2)	150,052	149,947	127,615	86,523	64,330	2,654,699	3,233,166
Operating lease obligations(3)	34,776	24,965	19,510	14,820	10,032	9,690	113,793
Finance Leases(4)	10,561	10,605	10,649	10,694	4,455	19,330	66,294
Acquisition contingent consideration	722	263	209	—	—	—	1,194

	324,417	338,200	908,130	112,110	578,817	3,933,719	6,195,393

(1)
Amounts presented relate to the principal amounts of Long-term debt and exclude the related interest expense that will be paid when due, fair value adjustments, discounts, premiums and loan origination fees. The table above does not include short term debt obligations. See the table below for a reconciliation of the information to Note 19 to our Consolidated Financial Statements included elsewhere in this proxy statement/prospectus.

(2)
Amounts include interest payments based on contractual terms and current interest rates on our long-term debt. Interest rates based on variable rates included above were determined using the current interest rates in effect at December 31, 2013. For purposes of this table, interest related to the Capital Securities (due 2066) is assumed through March 31, 2066.

(3)
Operating lease obligations principally relate to leases for facilities and equipment used in our business. The amounts reported above include the minimum rental and payment commitments due under such leases. For additional information see Note 35 "Commitments and contingencies" to our Consolidated Financial Statements included elsewhere in this proxy statement/prospectus.

(4)
Finance leases consist principally of our World Headquarters facility in Providence, Rhode Island and communications equipment and point of sale equipment used in our business. The amounts presented include the interest component of the payments to the counterparties. For additional information see Note 35 "Commitments and contingencies" to our Consolidated Financial Statements included elsewhere in this proxy statement/prospectus.

        The long-term debt obligations reflected in the table above can be reconciled to the amount in the December 31, 2013 Consolidated Statement of Financial Position as follows:

(€ thousands)	Amount
Debt (as per Note 19)	2,856,607
Accrued interest	(88,396)
Fair value hedge on 2009 Notes (due 2016)	(10,280)
Short-term borrowings	(851)
Accrued fees	(423)
Unamortized debt issuance costs	24,289

Principal portion of Long-term debt	2,780,946

        In addition to the contractual commitments summarized in the contractual commitments table, we have the following contractual obligations for which the timing is uncertain:

Yeonama Holdings Co. Limited

        In December 2013, we invested €19.8 million in Yeonama Holdings Co. Limited ("Yeonama"), a shareholder in Emma Delta Limited ("Emma Delta"), the fund that holds a 33% interest in OPAP S.A., the Greek gaming and football betting operator. At December 31, 2013, we had a commitment to invest up to an additional €10.2 million in Yeonama, representing a total potential €30 million investment, or an approximate 5% indirect minority interest in Emma Delta.

CLS-GTECH Company Limited

        We have a 50% interest in CLS-GTECH Company Limited ("CLS-GTECH"), a joint venture that was formed to provide a nationwide KENO system for Welfare lotteries throughout China. We have a capital commitment to CLS-GTECH in the form of a non-interest bearing promissory note to be repaid at the discretion of the CLS-GTECH board of directors. At December 31, 2013, the outstanding commitment was US$3.8 million (€2.7 million at the December 31, 2013 exchange rate), which is included in current financial liabilities in our consolidated statement of financial position.

Guarantees and Indemnifications

Northstar Lottery Group, LLC

        In January 2011, Northstar Lottery Group, LLC ("Northstar"), a consortium in which GTECH Corporation holds an 80% controlling interest, entered into a 10-year agreement (the "Illinois Agreement"), subject to early termination provisions, with the State of Illinois, acting through the Department of the Lottery (as the statutory successor to the Department of Revenue, Lottery Division

(the "State")). Under the Illinois Agreement, Northstar, subject to the State's oversight, manages the day-to-day operations of the lottery and its core functions.

        On December 9, 2014, Northstar and the State entered into an agreement to terminate their relationship under the Illinois Agreement. Under the termination agreement, the State will pay a termination for convenience fee and disentanglement services fees to Northstar for a 12-month period. Disentanglement services constitute all services that Northstar currently provides to the State under the Illinois Agreement and Northstar will continue providing those services until the earlier of (1) a transition of Northstar's responsibilities to the State or to another private manager, or (2) 12 months from the termination notice date, unless otherwise extended by the State, which may extend the provision of disentanglement services under the termination agreement for up to three six-month periods.

        Pursuant to the termination agreement, Northstar will receive a maximum of $12.65 million in termination for convenience fees. The State will also pay Northstar for disentanglement services fees of approximately $121 million during the 12-month disentanglement period for the reimbursement of costs for ongoing lottery operating expenses such as personnel, subcontractors (which includes fees to GTECH and Scientific Games, Inc. as suppliers), and additional transition-related expenses up to $17 million due to the termination of the Illinois Agreement. These disentanglement fees are subject to a requirement that Northstar return any payments that it receives from the State in excess of the costs actually incurred. The State will continue to have control and oversight over all lottery operations during the disentanglement services period.

        Under the Illinois Agreement, Northstar guaranteed the State minimum profit levels for the State in any given fiscal year and Northstar is responsible for making shortfall payments to the State to the extent that net income in any given year is below target levels. The shortfall payments Northstar is required to make in relation to its obligation to guarantee minimum profit levels under the Illinois Agreement for fiscal years 2012, 2013, and 2014 have been agreed upon and settled for $21.8 million, $38.6 million, and $37.1 million, respectively. As a result of the settlement, Northstar will record an additional charge in the fourth quarter of 2014 that it preliminarily estimates to be $20 million. No further cash impact will result from this shortfall payments final determination. Northstar will not be responsible for the payment of any other shortfall payment, nor will it be entitled to receive any incentive compensation, for all or any portion of fiscal year 2015, or any subsequent fiscal year.

        GTECH will retain its separate facilities management agreement with the State through June 30, 2021. The parties have agreed that Northstar will assign the GTECH facilities management agreement to another private manager, or to the State, if another private manager is not selected. The agreement may be extended for up to four additional one-year terms, to June 30, 2025, at the discretion of the new manager with the approval of the State, if required. If the State selects another private manager, the private manager has the option of issuing a competitive procurement for services provided by GTECH under the facilities management agreement after June 30, 2018, subject to certain conditions.

        As part of the termination agreement, the State and Northstar have agreed to cease a dispute resolution process intended to adjudicate all outstanding litigation and other disputes between the parties.

GTECH Indiana, LLC

        In October 2012, GTECH Indiana, LLC ("GTECH Indiana"), a wholly owned subsidiary of GTECH Corporation, entered into a 15-year agreement (the "Indiana Agreement"), with the State Lottery Commission of Indiana (the "State") that ends June 30, 2028, subject to early termination provisions, with transition services that commenced immediately, and with full services that began on July 1, 2013. Under the Indiana Agreement, GTECH Indiana manages the day-to-day operations of the lottery and its core functions subject to the State's control over all significant business decisions. The

Indiana Agreement may be extended through June 30, 2038, with such extensions based on economic performance metrics identified in the Indiana Agreement.

        The State may terminate the Indiana Agreement early under several scenarios such as (a) for convenience with a 90 day notice, (b) for a change in control of GTECH Indiana not approved by the State, (c) under an event of default by GTECH Indiana, or (d) in the event that Net Income Shortfalls (as defined below) equal more than 10% of the applicable Bid Net Income (as defined below) for any consecutive two contract year periods, or any three contract years in a five contract year period. Should the State terminate the Indiana Agreement for convenience, the State would be obligated to pay GTECH Indiana a termination fee based on the terms outlined in the Indiana Agreement. GTECH Indiana may also terminate the Indiana Agreement under limited circumstances, as described in the Indiana Agreement.

        Commencing with the contract year starting July 1, 2013, to the extent that the actual net income earned by the State each year exceeds the net income guaranteed by GTECH Indiana for such year ("Bid Net Income"), GTECH Indiana will earn incentive compensation for each dollar in excess of Bid Net Income, up to an annual maximum of 5% of the actual net income earned by the State in such contract year. In the event actual net income is less than Bid Net Income in a contract year ("Net Income Shortfall"), GTECH Indiana will be required to pay the State for such Net Income Shortfall, provided that the Net Income Shortfall payment may not exceed 5% of Bid Net Income in such contract year.

        GTECH Indiana receives reimbursement for certain costs in connection with the Indiana Agreement, including those related to managing the lottery such as its personnel costs and other overhead expenses, as well as lottery expenses incurred by GTECH Indiana for fees paid to subcontractors for the provision of goods and services. These reimbursements are recorded as service revenue in the unaudited interim condensed consolidated income statement.

        As of September 30, 2014, management's best estimate is that the obligation relating to the minimum profit level guarantee is $17.6 million (€13.9 million at the September 30, 2014 exchange rate) related to the State's fiscal years June 30, 2014 and June 30, 2015, which was recorded as a reduction of service revenue in the Unaudited Interim Consolidated Financial Statements.

Northstar New Jersey Lottery Group, LLC

        On June 20, 2013, Northstar New Jersey Lottery Group, LLC ("Northstar NJ"), a consolidated joint venture in which GTECH Corporation indirectly holds an approximate 41% interest, entered into an agreement (the "New Jersey Agreement") with the State of New Jersey (the "State"), Department of the Treasury, Division of Purchase and Property and Division of Lottery (the "Division of Lottery"), which ends June 30, 2029, subject to early termination provisions, with transition services commencing immediately, and with base services that began on October 1, 2013. Under the New Jersey Agreement, Northstar NJ manages a wide range of the Division of Lottery's marketing, sales and related functions, which is subject to the Division of Lottery's continuing control and oversight over the conduct of lottery operations.

        The State may terminate the New Jersey Agreement early under several scenarios such as (a) for convenience with a 90 day notice, (b) for a change in control of Northstar NJ not approved by the State, (c) under an event of default by Northstar NJ, or (d) in the event that Net Income Shortfalls (as defined below) equal more than 10% of the applicable net income targets (as defined below) for any consecutive two contract year periods, or any three contract years in a five contract year period. Should the State terminate the New Jersey Agreement for convenience, the State would be obligated to pay Northstar NJ a termination fee based on the terms outlined in the New Jersey Agreement. Northstar NJ may also terminate the New Jersey Agreement under limited circumstances, as described in the New Jersey Agreement.

        To the extent that the net income earned by the Division of Lottery each year exceeds the base level income for such year set by the Division of Lottery, Northstar NJ will earn incentive compensation that is awarded based on various levels of performance, up to an annual maximum of 5% of the actual net income earned by the Division of Lottery in such year. The incentive compensation that Northstar NJ may earn in an applicable year under the New Jersey Agreement could be reduced by a Net Income Shortfall (defined below) in the event Northstar NJ's performance does not achieve the net income target it guaranteed for the applicable year. Northstar NJ will be responsible for payments to the Division of Lottery, based on a formula provided by the New Jersey Agreement, should the net income targets set forth in Northstar NJ's bid not be achieved (a "Net Income Shortfall"), and to the extent that such Net Income Shortfall amounts exceed incentive compensation earned by Northstar NJ in such contract year, with any such payment further subject to a cap of 2% of the applicable contract year's actual net income (a "Net Income Shortfall Payment"). Further, over the term of the New Jersey Agreement, Northstar NJ has a credit of up to $20 million (€15.9 million at the September 30, 2014 exchange rate), which is available to offset any Net Income Shortfall Payment due to the Division of Lottery.

        Northstar NJ receives reimbursement monthly for certain manager and operating expenses, including personnel costs and other overhead expenses. Certain costs, which include fees to subcontractors, including GTECH Corporation (for online and instant ticket services to be provided to Northstar NJ) and Scientific Games International, Inc. (for instant ticket and other related services to be provided to Northstar NJ), are also reimbursed to Northstar NJ by the State. Third-party reimbursements are recorded as service revenue in the unaudited interim condensed consolidated income statement.

        Northstar NJ made a $120 million (€91.7 million at the acquisition date) payment to the Division of Lottery upon execution of the New Jersey Agreement, and it has committed to ensuring that 30% of total revenues accruing from lottery ticket sales will be transferred to State institutions and State aid for education on an annual basis. The 2% downside cap and $20 million (€15.9 million at the September 30, 2014 exchange rate) credit set forth above are not applicable with respect to Northstar NJ's 30% contribution requirement.

        As of September 30, 2014, management's best estimate, based on unaudited results, is that the impact of a Net Income Shortfall will result in the use of $14.2 million (€11.3 million at the September 30, 2014 exchange rate) of Northstar NJ's $20 million credit, and therefore we have not recorded any amounts in its unaudited interim condensed consolidated financial statements related to the guarantee.

Quantitative and Qualitative Disclosures about Market Risk

        Our activities expose us to a variety of risks including interest rate risk, foreign currency exchange rate risk, liquidity risk and credit risk. Our overall risk management strategy focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on our performance through ongoing operational and finance activities. We monitor and manage our exposure to such risks both centrally and at the local level, as appropriate, as part of our overall risk management program with the objective of seeking to reduce the potential adverse effects of such risks on our results of operations and financial position.

        Depending on the risk assessment, we use selected derivative hedging instruments, including principally interest rate swaps and forward currency contracts for the purposes of managing interest rate risk and currency risks arising from our operations and sources of financing. Our policy is not to enter into such contracts for speculative purposes.

        The following section provides qualitative and quantitative disclosures on the effects that these risks may have. The quantitative data reported below does not have any predictive value and does not reflect the complexity of the markets or reactions which may result from any changes that are assumed to have taken place.

Interest Rate Risk

        Our exposure to changes in market interest rates relates primarily to our cash and financial liabilities which bear floating interest rates. In particular, the Facilities bear floating rates of interest, linked to Euribor and Libor. Our policy is to manage interest cost using a mix of fixed and variable rate debt. We use various techniques to mitigate the risks associated with future changes in interest rates, including entering into interest rate swap and treasury rate lock agreements. As of December 31, 2013 and 2012, we had entered into interest rate swaps with a notional value of €150 million to swap a portion of the 2009 Notes (due 2016) from a fixed rate to a variable rate. After considering such interest rate swaps, approximately 15% and 18% of our net debt portfolio was variable rate at the end of 2013 and 2012, respectively.

        A hypothetical 10 basis points increase in interest rates for the year ended December 31, 2013, with all other variables held constant, would have resulted in a decrease in our income before income tax of approximately €0.4 million (€0.5 million for the year ended December 31, 2012).

Foreign Currency Exchange Rate Risk

        We operate on an international basis across a number of geographical locations. We are exposed to (i) transactional foreign exchange risk when an entity enters into transactions in a currency other than its functional currency and (ii) translation foreign exchange risk which arises when we translate the financial statements of our foreign entities into Euro for the preparation of our consolidated financial statements.

Transactional Risk

        Our subsidiaries generally execute their operating activities in their respective functional currencies. In circumstances where we enter into transactions in a currency other the functional currency of the relevant entity we seek to minimize our exposure by (i) sharing risk with our customers, for example, in limited circumstances, but whenever possible, we negotiate clauses into our contracts that allow for price adjustments should a material change in foreign exchange rates occur (ii) creating a natural hedge by netting receipts and payments (iii) utilizing foreign currency borrowings and (iv) where applicable, by entering into foreign currency forward and option contracts.

        The principal foreign currencies to which we are exposed are the US$ and British pounds.

        From time to time, we enter into foreign currency forward and option contracts to reduce the exposure associated with certain firm commitments, variable service revenues, and certain assets and liabilities denominated in foreign currencies. These contracts generally have average maturities of 12 months or less and are regularly renewed to provide continuing coverage throughout the year. It is our policy to negotiate the terms of the hedge derivatives to match the terms of the hedged item to maximize hedge effectiveness.

        As of December 31, 2013, we had forward contracts for the sale of approximately US$352 million (€255.2 million) of foreign currency (primarily Euro, British Pounds, and Swedish Krona) and the purchase of approximately US$501.4 million (€363.6 million) of foreign currency (primarily Euro and Swedish krona). We also had foreign currency option contracts for the sale of approximately US$8.5 million (€6.2 million) and the purchase of approximately US$8.8 million (€6.4 million).

 Translation Risk

        Certain of our subsidiaries are located in countries which are outside of the Eurozone, in particular the United States. As our reporting currency is the Euro, the income statements of those entities are converted into Euro using the average exchange rate for the period, and while revenues and costs are unchanged in local currency, changes in exchange rates may lead to effects on the converted balances of revenues, costs and the result in Euro. The monetary assets and liabilities of consolidated entities that have a reporting currency other than the Euro are translated into Euro at the period-end foreign exchange rate. The effects of these changes in foreign exchange rates are recognized directly in the consolidated statement of changes in equity within other reserves.

        At December 31, 2013 we held SEK 22.5 million (€25.1 million) of foreign currency contracts designated as a hedge against the net investment in our wholly owned subsidiary Boss Media AB.

        Our foreign currency exposure primarily arises from changes between the Euro and US$. A hypothetical 10% decrease in the Euro to U.S. dollar exchange rate, with all other variables held constant, would have reduced our income before income tax by €5.7 million for 2013 (€4.6 million for 2012) and equity by €271.5 million for 2013 (€287.7 million for 2012).

Liquidity Risk

        Liquidity risk is the risk of not being able to fulfill present or future obligations if we do not have sufficient funds available to meet such obligations. Liquidity risk arises mostly in relation to cash flows generated and used in working capital and from financing activities, particularly by servicing our debt, in terms of both interest and capital, and our payment obligations relating to our ordinary business activities. We believe that the cash which we generate from our operating activities, together with our committed borrowing capacity will be sufficient to meet out financial obligations and operating requirements in the foreseeable future. Therefore, we do not believe that we are exposed to significant concentration of liquidity risk.

Credit Risk

        Our credit risk primarily arises from cash and trade receivables. We have established risk management policies whereby we hold our cash deposits with major, financially sound counterparties with high grade credit ratings and by limiting exposure to any one credit party.

        We enter into commercial transactions only with recognized, creditworthy third parties. A significant portion of our trade receivables are from government lottery entities which we therefore consider to pose insignificant credit risk. Additionally, we do not have significant credit risk to any single customer. Geographically, credit risk is concentrated in Italy. At December 31, 2013, approximately 71% of total trade and other receivables, net are associated with the Italy segment and approximately 69% of these receivables relate to the lottery instant ticket business. We recorded bad debt expense of €12.3 million and €12.8 million, or less than 1% of total revenues for each of the years ended December 31, 2013 and 2012, respectively.

Commodity Price Risk

        Our exposure to commodity price changes is not considered material and is managed through our procurement and sales practices.

Recent Developments

        On July 15, 2014, we entered into an Agreement and Plan of Merger (the "Merger Agreement") with International Game Technology, a Nevada corporation ("IGT"), a global leader in casino and social gaming entertainment, headquartered in Las Vegas, Nevada, U.S.A.

 Bridge Facility

        On July 15, 2014, in connection with our planned acquisition of IGT, we obtained a debt commitment letter, pursuant to which affiliates of Credit Suisse AG, Barclays PLC and Citigroup Inc. provided commitments to fund a 364-day senior bridge term loan credit facility (the "Bridge Facility") in an aggregate principal amount of approximately $10.7 billion. The Bridge Facility consists of four sub-facilities, the proceeds of which are to be used, among other things, to pay the cash portion of the merger consideration, to fund transaction expenses, to redeem and/or refinance existing specified indebtedness of GTECH and IGT, to the extent applicable, and to fund cash payments to GTECH shareholders exercising rescission rights. In August 2014, we successfully fully syndicated the Bridge Facility. The Bridge Facility can be extended for a further six months subject to certain conditions and the payment of additional fees. Should such extension be applicable, as at September 30, 2014, the Bridge Facility commitment is available to the Company for a further 15 months.

        As of December 12, 2014, the aggregate financing commitments under the bridge facility had been reduced to approximately $6.0 billion (assuming an exchange rate of $1.36 / A1.00) as a result of the following events (dollars and euros in millions):

Original Bridge Commitment	$10,704
Consent received from holders of IGT's $500 7.50% Notes due 2019	(505)
New senior credit facilities (described below)
Reduction per original commitment terms	(848)
Reduction for prefunding of redemption of GTECH's €750 5.375% Guaranteed Notes due 2016	(1,114)
Reduction for prefunding or purchase of IGT stock options and restricted stock units	(131)
Consent received from holders of GTECH's €500 5.375% Guaranteed
Notes due 2018 and its €500 million 3.5% Guaranteed Notes due 2020	(1,545)
Reduction for excess of sub-facility over amount potentially payable to shareholders exercising rescission rights	(498)

Bridge Commitment as of December 12, 2014	$6,063

        Approximately 26% of the bridge facility commitment is in euros and 74% is in U.S. dollars.

Senior Facilities Agreement

        In November 2014, GTECH S.p.A. and GTECH Corporation entered into a USD 2.6 billion (€2.1 billion at the October 31, 2014 exchange rate) five-year senior facilities agreement (the "Agreement") with a syndicate of 20 banks. The Agreement provides for a USD 1.4 billion multicurrency revolving credit facility for GTECH Corporation and an €850 million multicurrency revolving credit facility for GTECH S.p.A. Upon completion of the pending acquisition of IGT, the US dollar facility will be increased to USD 1.5 billion. The revolving credit facilities will be used for general corporate purposes, including repayment of any outstanding amounts under the Company's existing term loan facility and multicurrency revolving facilities (which are scheduled to expire in December 2015) and refinancing certain debt securities issued by GTECH S.p.A. Upon completion of the pending acquisition of IGT, the US dollar facility will also be used to repay any outstanding amounts under IGT's revolving credit facility. The revolving credit facilities will bear a variable interest rate based on certain credit ratings and are subject to standard covenants and restrictions. GTECH S.p.A. redeemed its €750 million 2009 Notes (due December 2016) on December 8, 2014 with proceeds from the revolving credit facilities.

THE HOLDCO SHARES, ARTICLES OF ASSOCIATION AND TERMS AND CONDITIONS OF
THE SPECIAL VOTING SHARES

General

        The following information is a summary of the material terms of the Holdco ordinary shares, special voting shares and sterling non-voting shares (together, the "Holdco Shares").

        You are encouraged to read the Form of Holdco Articles which will be the articles of association of Holdco following completion of the Mergers, which are included as Annex I to this proxy statement/prospectus. For more information, see the comparison of relative rights described below in "Comparison of Rights of Shareholders of GTECH, IGT and Holdco" beginning on page [            ].

        Under English law, persons who are neither residents nor nationals of the U.K. may freely hold, vote and transfer the Holdco Shares in the same manner and under the same terms as U.K. residents or nationals.

Share Capital

        As of the date of this proxy statement/prospectus, there are on issue (i) one Holdco ordinary share of a nominal value of £1.00 and (ii) 50,000 sterling non-voting shares.

        The Holdco Board will be authorized in the Holdco Articles to allot and issue shares in Holdco, and to grant rights to subscribe for or to convert any security into shares of Holdco, up to an aggregate nominal amount (i.e., par value) of $185 million, comprised of any of the following:

  1.
  Holdco ordinary shares, each of which will be entitled to one vote and will be treated as if they are a single class with the special voting shares for voting purposes. Each Holdco ordinary share will rank equally with all other ordinary shares in the capital of Holdco for any dividend, bonus issue or distribution (made on a winding up or otherwise). Each Holdco ordinary share entitles a shareholder to elect, after such Holdco ordinary share has been held by that shareholder (legally and beneficially, or, if such shareholder only holds legal title to the Holdco ordinary share, then on behalf of the same beneficial owner) (a "relevant interest") for a continuous period of three (3) years, to direct the exercise of the voting rights attached to one special voting share in respect of that Holdco ordinary share until such time as that relevant interest may be later transferred, whereupon the right to direct the exercise of such voting rights will cease with immediate effect;

  2.
  Special voting shares, each of which will be entitled to 0.9995 votes and will be treated as if they are a single class with the ordinary shares for voting purposes. Holders of special voting shares are not entitled to participate in the profits of Holdco. On a return of capital of Holdco on a winding up or otherwise, the holders of the special voting shares will be entitled to receive out of the assets of Holdco available for distribution to its shareholders the sum of, in aggregate, $1.00 but will not be entitled to any further participation in the assets of Holdco; or

  3.
  Any other share(s) of one or more classes with such rights and restrictions as Holdco may by ordinary resolution determine or as the Holdco Board will determine.

        The allotment authorization referred to above will expire five years after the shareholder resolution granting such authorization, and renewal of such authorization is expected to be sought at least once every five years and possibly more frequently.

 Dividends and Distributions

        Subject to the U.K. Companies Act 2006, the Holdco shareholders may declare a dividend by ordinary resolution, and the board of directors may decide to pay an interim dividend to shareholders in accordance with their respective rights and interests in Holdco, and may fix the time for payment of such dividend. Dividends may only be paid out of distributable reserves, defined as accumulated realized profits not previously utilized by distribution or capitalization less accumulated realized losses to the extent not previously written off in a reduction or reorganization of capital duly made, and not out of share capital, which includes the share premium account. Distributable reserves are determined in accordance with generally accepted accounting principles at the time the relevant accounts are prepared.

        The amount of Holdco's distributable reserves is a cumulative calculation. Holdco may be profitable in a single financial year but unable to pay a dividend if the profits of that year do not offset all previous year's accumulated realized losses.

        Following the effective date for the Mergers, it is expected that Holdco will implement a court-approved capital reduction in order to create distributable reserves in the accounts of Holdco to support the payment of possible future dividends.

        The shareholders of Holdco may by ordinary resolution on the recommendation of the directors decide that the payment of all or any part of a dividend be satisfied by transferring non-cash assets of equivalent value, including shares or securities in any corporation.

        The Holdco Articles also permit a scrip dividend scheme under which the directors may, with the prior authority of an ordinary resolution of Holdco, allot to those holders of a particular class of shares who have elected to receive them further shares of that class or ordinary shares in either case credited as fully paid instead of cash in respect of all or part of a dividend or dividends specified by the resolution.

Voting Rights

        Subject to any rights or restrictions as to voting attached to any class of shares and subject to disenfranchisement in the event of non-payment of any call or other sum due and payable in respect of any shares not fully paid, the voting rights of shareholders of Holdco in a general meeting are as follows:

  1.
  On a show of hands,

  (a)
  the Holdco shareholder who (being an individual) is present in person or (being a corporation) is present by a duly authorized corporate representative at a general meeting of Holdco will have one vote; and

  (b)
  every person present who has been appointed by a shareholder as a proxy will have one vote, except where:

  (i)
  that proxy has been appointed by more than one shareholder entitled to vote on the resolution; and

  (ii)
  the proxy has been instructed:

  (A)
  by one or more of those shareholders to vote for the resolution and by one or more of those shareholders to vote against the resolution; or

  (B)
  by one or more of those shareholders to vote in the same way on the resolution (whether for or against) and one or more of those shareholders has permitted the proxy discretion as to how to vote,

      in which case, the proxy has one vote for and one vote against the resolution; and

  2.
  on a poll taken at a meeting, every qualifying shareholder present and entitled to vote on the resolution has one vote for every Holdco ordinary share of which he, she or it is the holder, and 0.9995 votes for every special voting share for which he, she or it is entitled under the terms of the loyalty voting structure to direct the exercise of the vote.

        Under the Holdco Articles, a poll on a resolution may be demanded by the chairman, the directors, five or more people having the right to vote on the resolution or a shareholder or shareholders (or their duly appointed prox(ies)) having not less than 10% of either the total voting rights or the total paid up share capital. Such persons may demand the poll both in advance of, and during, a general meeting, either before or after a show of hands on a resolution.

        In the case of joint holders, the vote of the senior holder who votes (or any proxy duly appointed by him) may be counted by Holdco.

        The necessary quorum for a general shareholder meeting is the shareholders who together represent at least a majority of the voting rights of all the shareholders entitled to vote at the meeting, present in person or by proxy, save that if Holdco only has one shareholder entitled to attend and vote at the general meeting, one shareholder present in person or by proxy at the meeting and entitled to vote is a quorum. If a meeting is adjourned for lack of quorum, the quorum of the adjourned meeting will be one shareholder present in person or by proxy.

Amendment to the Articles of Association

        Under English law, the shareholders may amend the articles of association of a public limited company by special resolution at a general meeting.

        The full text of the special resolution must be included in the notice of the meeting.

Loyalty Plan

  Scope

        The purpose of the loyalty voting structure connected with the special voting shares (the "Loyalty Plan") is to reward long-term ownership of Holdco ordinary shares and promote stability of the Holdco shareholder base by granting long-term Holdco shareholders with the equivalent of 1.9995 votes for each Holdco ordinary share that they hold.

  Characteristics of Special Voting Shares

        Each special voting share carries 0.9995 votes. The special voting shares and Holdco ordinary shares will be treated as if they are a single class of shares and not divided into separate classes for voting purposes (save upon a resolution in respect of any proposed termination of the Loyalty Plan).

        The special voting shares have only minimal economic entitlements. Such economic entitlements are designed to comply with English law but are immaterial for investors.

  Issue

        At the closing, Holdco will allot and issue to the Nominee such number of special voting shares as is equal to the number of Holdco ordinary shares allotted pursuant to the Mergers. The Nominee will hold such special voting shares on behalf of the shareholders of Holdco as a whole, and will exercise the voting rights attached to those shares in accordance with the Holdco Articles.

  Participation in the Loyalty Plan

        In order to become entitled to elect to participate in the Loyalty Plan, a shareholder must maintain ownership (legally and beneficially, or otherwise as determined by the Holdco Board, in accordance with the terms and conditions of the Loyalty Plan from time to time, to have been held (or deemed to have been held) beneficially by a shareholder (a "relevant interest")) of one or more Holdco ordinary shares for a continuous period of three years or more (an "Eligible Person"). This means that no shareholder, other than the Nominee, will be entitled to exercise any rights in special voting shares until after the third anniversary of completion of the Mergers (at the earliest).

        After a shareholder has maintained such ownership of one or more Holdco ordinary shares for a continuous period of three years or more, they may elect to participate in the Loyalty Plan by submitting a validly completed and signed election form (the "Election Form") to the Company's designated agent ("Agent"). The Election Form will, amongst other things, include: (i) representations and warranties from the Eligible Person and, if relevant, their broker, bank or intermediary that such Eligible Person has held a relevant interest in the relevant Holdco ordinary shares for a continuous period of three years; (ii) agreement by the Eligible Person to the voting arrangements for the special voting shares (as summarized below) as set out in the Holdco Articles and the terms and conditions of the Loyalty Plan; and (iii) an undertaking not to transfer any interest in the special voting shares or the Holdco ordinary shares without first delivering to the Agent a withdrawal form ("Withdrawal Form").

        The Election Form will be available on the website of Holdco following completion of the Mergers.

        Upon receipt of the Election Form, the Agent will register the relevant Holdco ordinary shares in a separate register—the Loyalty Register.

        For so long as an Eligible Person's Holdco ordinary shares remain in the Loyalty Register, they may not be sold, disposed of, transferred, pledged or subjected to any lien, fixed or floating charge or other encumbrance, except in very limited circumstances.

  Voting arrangements

        The Nominee will exercise the votes attaching to the special voting shares held by it from time to time at a general meeting or a class meeting: (a) in respect of any special voting shares associated with Holdco ordinary shares registered in the Loyalty Register, in the same manner as the Eligible Person exercises the votes attaching to those ordinary shares; and (b) in respect of all other special voting shares, in the same percentage as the outcome of the vote of any general meeting (taking into account any votes exercised pursuant to (a) above).

        An Eligible Person must direct the Nominee to exercise the votes attaching to their special voting shares in the same manner as such Eligible Person exercises the votes attaching to their associated Holdco ordinary shares.

  Transfer or withdrawal

        If, at any time, one or more Holdco ordinary shares are de-registered from the Loyalty Register for any reason, or any Holdco ordinary shares in the Loyalty Register are sold, disposed of, transferred, pledged or subjected to any lien, fixed or floating charge or other encumbrance, the special voting shares associated with those Holdco ordinary shares will cease to confer on the Eligible Person any voting rights (or any other rights) in connection with those special voting shares and such person will cease to be an Eligible Person in respect of those special voting shares.

        A shareholder may request the de-registration of their Holdco ordinary shares from the Loyalty Register at any time by submitting a Withdrawal Form to the Agent. The Agent will release the Holdco ordinary shares from the Loyalty Register within three business days thereafter. Upon de-registration from the Loyalty Register, such shares will be freely transferable and tradable. From the date of the Withdrawal Form, the relevant shareholder will be considered to have waived his rights to cast any votes attaching to the associated special voting shares.

  Termination of the Plan

        The Loyalty Plan may be terminated at any time with immediate effect by a resolution passed on a poll taken at a general meeting with the approval of members representing 75% or more of the total voting rights attaching to the Holdco ordinary shares of members who, being entitled to vote on that resolution, do so in person or by proxy. For the avoidance of doubt, the votes attaching to the special voting shares will not be exercisable upon such resolution.

  Transfer

        The special voting shares may not be transferred, except in limited circumstances, e.g. for transfers between nominees.

  Repurchase or redemption

        Special voting shares may only be purchased or redeemed by Holdco in limited circumstances, except to reduce the number of special voting shares held by the Nominee in order to align the aggregate number of ordinary shares and special voting shares in issue from time to time, upon termination of the loyalty voting structure or pursuant to an off-market purchase arrangement. Special voting shares may be redeemed for nil consideration and repurchased for (depending on the circumstances) nil consideration or their nominal value.

General Meetings and Notices

        An annual general meeting will be called by not less than 21 clear days' notice (i.e., excluding the date of receipt or deemed receipt of the notice and the date of the meeting itself). All other general meetings will be called by not less than 14 clear days' notice, unless a shorter notice is agreed to by a majority in number of the shareholders having the right to attend and vote at the meeting, being a majority who together hold not less than 95% in nominal value of the shares given that right. At least seven (7) clear days' notice is required for any meeting adjourned for 28 days or more or for an indefinite period.

        The notice of a general meeting will be given to the shareholders (other than any who, under the provisions of the Holdco Articles or the terms of allotment or issue of shares, are not entitled to receive notice), to the Holdco Board, to the beneficial owners nominated to enjoy information rights under the U.K. Companies Act 2006, and to the auditors. Under English law, Holdco is required to hold an annual general meeting of shareholders within six (6) months from the day following the end of its fiscal year and, subject to the foregoing, the meeting may be held at a time and place determined by the Holdco Board whether within or outside of the U.K.

        Under English law, Holdco must convene such a meeting once it has received requests to do so from shareholders representing at least 5% of the paid up share capital of the company as carries voting rights at general meetings.

Winding Up

        In the event of a voluntary winding up of Holdco, the liquidator may, on obtaining any sanction required by law, divide among the shareholders the whole or any part of the assets of Holdco, whether or not the assets consist of property of one kind or of different kinds and vest the whole or any part of the assets in trustees upon such trusts for the benefit of the members as he, with the like sanction, will determine.

        The liquidator may not, however, distribute to a shareholder without his consent an asset to which there is attached a liability or potential liability for the owner.

        Upon any such winding up, after payment or provision for payment of Holdco's debts and liabilities and payment of $1 in aggregate to all holders of the special voting shares and £1 in aggregate to all holders of the sterling non-voting shares, the holders of Holdco ordinary shares (and any other shares outstanding at the relevant time which rank equally with such shares) will share equally, on a share for share basis, in Holdco's assets remaining for distribution to the holders of Holdco ordinary shares.

Preemptive Rights and New Issues of Shares

        Under Section 549 of the U.K. Companies Act 2006, the Holdco board is, with certain exceptions, unable to allot and issue securities without being authorized either by the shareholders or by the company's articles of association, pursuant to Section 551 of the U.K. Companies Act 2006. In addition, under Section 561 of the U.K. Companies Act 2006, the issuance of equity securities that are to be paid for wholly in cash (except shares held under an employees' share scheme) must be offered first to the existing holders of equity securities in proportion to the respective nominal amounts (i.e., par values) of their holdings on the same or more favorable terms, unless a special resolution (i.e., a resolution approved by the holders of at least 75% of the aggregate voting power of the outstanding Holdco shares that, being entitled to vote, vote on the resolution) to the contrary has been passed or the articles of association otherwise provide an exclusion from this requirement (which exclusion can be for a maximum of five (5) years after which shareholders' approval would be required to renew the exclusion). In this context, equity securities generally means shares other than shares which, with respect to dividends or capital, carry a right to participate only up to a specified amount in a distribution, which, in relation to Holdco, will include the Holdco ordinary shares and all rights to subscribe for or convert securities into such shares.

        A provision in the Holdco Articles will authorize the directors, for a period of up to five (5) years from the date of the shareholder resolution granting such authorization, to (i) allot shares in Holdco, or to grant rights to subscribe for or to convert or exchange any security into shares in Holdco up to an aggregate nominal amount (i.e., par value) of $185 million and (ii) exclude preemptive rights in respect of such issuances up to an aggregate nominal amount (i.e., par value) of $185 million for the same period of time. Such authorization will continue for five years and renewal of such authorization is expected to be sought at least once every five (5) years, and possibly more frequently.

        The U.K. Companies Act 2006 prohibits an English company from issuing shares at a discount to nominal amount (i.e., par value) or for no consideration, including with respect to grants of restricted stock made pursuant to equity incentive plans. If the shares are issued upon the lapse of restrictions or the vesting of any restricted stock award or any other share-based grant underlying any Holdco ordinary shares, the nominal amount (i.e., par value) of the shares must be paid up pursuant to the U.K. Companies Act 2006.

Disclosure of Ownership Interests in Shares

        Under the Holdco Articles, shareholders must comply with the notification obligations to the company contained in Chapter 5 (Vote Holder and Issuer Notification Rules) of the Disclosure and Transparency Rules ("DTR") (including, without limitation, the provisions of DTR 5.1.2) as if Holdco were an issuer whose home member state is in the U.K., save that the obligation will arise if the percentage of voting rights reaches, exceeds or falls below one percent and each one percent threshold thereafter (up or down) up to one hundred percent. In effect, this means that a shareholder must notify Holdco if the percentage of voting rights in Holdco it holds reaches one percent and crosses any one percent threshold thereafter (up or down).

        Section 793 of the U.K. Companies Act 2006 gives Holdco the power to require persons whom it knows have, or whom it has reasonable cause to believe have, or within the previous three years have had, any ownership interest in any Holdco shares to disclose specified information regarding those shares. Failure to provide the information requested within the prescribed period (or knowingly or recklessly providing false information) after the date the notice is sent can result in criminal or civil sanctions being imposed against the person in default.

        Under the Holdco Articles, if any shareholder, or any other person appearing to be interested in Holdco Shares held by such shareholder, fails to give Holdco the information required by a Section 793 notice, then the Holdco Board may withdraw voting and certain other rights, place restrictions on the rights to receive dividends and transfer such shares (including any shares allotted or issued after the date of the Section 793 notice in respect of those shares).

Alteration of Share Capital/Repurchase of Shares

        Subject to the provisions of the U.K. Companies Act 2006, and without prejudice to any relevant special rights attached to any class of shares, Holdco may, from time to time:

  •
  increase its share capital by allotting and issuing new shares in accordance with the Holdco Articles and any relevant shareholder resolution;

  •
  consolidate all or any of its share capital into shares of a larger nominal amount (i.e., par value) than the existing shares;

  •
  subdivide any of its shares into shares of a smaller nominal amount (i.e., par value) than its existing shares; or

  •
  redenominate its share capital or any class of share capital.

        English law prohibits Holdco from purchasing its own shares unless such purchase has been approved by its shareholders. Shareholders may approve two different types of such share purchases; "on-market" purchases or "off-market" purchases. "On-market" purchases may only be made on a "recognised investment exchange," which does not include the NYSE, which is the only exchange on which Holdco's shares will be traded. In order to purchase its own shares, Holdco must therefore obtain shareholder approval for "off-market purchases." This requires that Holdco shareholders pass an ordinary resolution approving the terms of the contract pursuant to which the purchase(s) are to be made. Such approval may be for a maximum period of five (5) years.

        A provision in the Holdco Articles authorizes the directors, for a period of up to five years from the date of the resolution granting authority, to purchase its own shares of any class, on the terms of any buyback approved by the shareholders (or otherwise as may be permitted by the U.K. Companies Act 2006), provided that:

  1.
  the maximum aggregate number of ordinary shares authorized to be purchased will equal 20% of the total issued ordinary shares of the relevant class on the effective date for the Mergers (subject to adjustments for consolidation or division);

  2.
  the maximum price that may be paid to purchase an ordinary share is 105% of the average market value of an ordinary share for the five business days prior to the day the purchase is made (subject to any further price restrictions contained in any buyback contract);

  3.
  the maximum aggregate of special voting shares authorized to be purchased will equal 20% of the total issued special voting shares of the relevant class on the effective date for the Mergers (subject to adjustments for consolidation or division); and

  4.
  the maximum price that may be paid to purchase a special voting share is its nominal value.

        Prior to the effective times of the Mergers, an ordinary resolution will be passed by GTECH, as the current sole shareholder of Holdco, to approve certain buyback contracts pursuant to which Holdco will be able to make "off-market" purchases from selected investment banks. This resolution may be renewed prior to its expiration (i.e., within five (5) years), and renewal of such authorization may be sought at least once every five (5) years, and possibly more frequently. The Holdco Articles provide that any renewal of the authorization may specify a different maximum aggregate number of ordinary shares and special voting shares that may be repurchased and a different maximum price that may be paid to purchase an ordinary share. Except in the case of an employee share scheme, Holdco is only permitted to purchase its own shares if they are fully paid, and must pay for them in full when purchasing them. Holdco ordinary shares may only be repurchased out of distributable reserves or, subject to certain exceptions, out of the proceeds of a new issuance of shares made for that purpose.

Transfer of Shares

  Holdco Ordinary Shares

        The Holdco Articles allow holders of Holdco ordinary shares to transfer all or any of their shares by instrument of transfer in writing in any usual form or in any other form which is permitted by the U.K. Companies Act 2006 and is approved by the Holdco Board. The instrument of transfer must be executed by or on behalf of the transferor and (in the case of a transfer of a share which is not fully paid) by or on behalf of the transferee.

        Holdco (at its option) may or may not charge a fee for registering the transfer of a share or for making any other entry in the register. The Holdco Board may, in their absolute discretion, refuse to register a transfer of shares to any person, whether or not it is fully paid or a share on which Holdco has a lien. If the Holdco Board refuses to register a transfer of a share, the instrument of transfer must be returned to the transferee as soon as practicable and in any event within two (2) months after the date on which the transfer was lodged with Holdco with the notice of refusal and reasons for refusal unless they suspect that the proposed transfer may be fraudulent.

  Special Voting Shares

        The special voting shares may not be transferred, save in limited circumstances (e.g., between an outgoing Nominee and a replacement Nominee). Holdco does not have a right to purchase or redeem a special voting share, except to reduce the number of special voting shares held by the Nominee in order to align the aggregate number of ordinary shares and special voting shares in issue from time to time; upon termination of the loyalty voting structure; or pursuant to an off-market purchase arrangement.

  Sterling Non-Voting Shares

        The sterling non-voting shares may not be transferred, except with the prior consent of the Holdco Board.

Annual Accounts and Independent Auditor

        Under English law, a "quoted company," which includes a company whose equity share capital is listed on the NYSE, must deliver to the Registrar of Companies a copy of:

  •
  the company's annual accounts;

  •
  the directors' remuneration report;

  •
  the directors' report;

  •
  any separate corporate governance statement;

  •
  a strategic report; and

  •
  the auditor's report on those accounts, on the auditable part of the directors' remuneration report, on the directors' report, the strategic report and any separate corporate governance statement.

        The annual accounts and reports must be presented to the shareholder at a general meeting (although no vote is required in respect of such documents). Copies of the annual accounts and reports must, unless a shareholder agrees to receive more limited information in accordance with the U.K. Companies Act 2006, be sent to shareholders, debenture holders and everyone entitled to receive notice of general meetings at least 21 days before the date of the meeting at which copies of the documents are to be presented. The Holdco Articles provide that such documents may be distributed in electronic form.

        Holdco must appoint an independent auditor to make a report on the annual accounts of the company. The auditor is usually appointed by ordinary resolution at the general meeting of the company at which the company's annual accounts are laid. Directors can also appoint auditors at any time before the company's first accounts meeting, after a period of exemption or to fill a casual vacancy.

        The remuneration of an auditor is fixed by the members of the company by ordinary resolution or in a manner that the members by ordinary resolution determine.

Liability of Holdco and its Directors and Officers

        Under English law, any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void. See "Comparison of Rights of Shareholders of GTECH, IGT and Holdco—Limitation of Personal Liability of Directors" for further information regarding the liability of Holdco's directors and officers.

        Insofar as indemnification of liabilities arising under the U.S. Securities Act of 1933, as amended, may be permitted to members of the Holdco Board, officers or persons controlling Holdco pursuant to the foregoing provisions, Holdco has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

Takeover Provisions

        The takeover provisions applicable to Holdco differ from those applicable to a Nevada corporation (such as IGT) by virtue of the differences between (i) the General Corporation Law of the State of Nevada and the U.K. Companies Act 2006 and (ii) the governing documents of IGT and the Holdco Articles.

        An English public limited company is potentially subject to the U.K. City Code on Takeovers and Mergers (the "Takeover Code"), which is referred to in this proxy statement/prospectus as the Takeover Code. However, the Takeover Panel has confirmed that Holdco will not be subject to the Takeover Code.

        It is possible that, in the future, circumstances could change that may cause the Takeover Code to apply to Holdco. It should be noted that if Holdco becomes subject to the Takeover Code, the ability of the directors of Holdco to engage in defensive measures to seek to frustrate bids will, in addition to being subject to the directors' statutory and fiduciary duties, be subject to the provisions of the Takeover Code.

COMPARISON OF RIGHTS OF SHAREHOLDERS
OF GTECH, IGT AND HOLDCO

        This section of the proxy statement/prospectus describes the material differences between the rights of holders of Holdco ordinary shares, GTECH ordinary shares and shares of IGT common stock with respect to those shares. The differences between the rights of these respective holders result from the differences among U.K., Italian and Nevada law and the respective governing documents of Holdco, GTECH and IGT.

        This section does not include a complete description of all differences between the rights of holders of Holdco ordinary shares, GTECH ordinary shares and IGT common stock, nor does it include a complete description of the specific rights of these respective holders. Furthermore, the identification of some of the differences in the rights of these holders as material is not intended to indicate that other differences do not exist.

        You are urged to read carefully the relevant provisions of the U.K. Companies Act 2006, the Takeover Code, the Italian Civil Code, the Legislative Decree No. 58, dated February 24, 1998, as amended, the NRS, and the governing documents of Holdco, GTECH and IGT. A copy of the form of Holdco Articles which will be the articles of association for Holdco following completion of the Mergers is included as Annex I to this proxy statement/prospectus. The articles of incorporation and by-laws of IGT are filed as exhibits to the reports of IGT incorporated by reference in this proxy statement/prospectus. An English translation of GTECH's by-laws is available on its website at www.gtech.com. See "Where You Can Find More Information."

IGT	GTECH	HOLDCO
Corporate Governance

The corporate bodies of IGT are the meeting of shareholders and the IGT Board. The IGT Board, which is elected by the shareholders, has full control over the affairs of the corporation, except for the matters that are specifically reserved to shareholder approval.
The corporate bodies of GTECH are the general meeting (Assemblea) of shareholders, the board of directors (Consiglio di Amministrazione) and the board of statutory auditors (Collegio Sindacale). Under GTECH's by-laws, the GTECH Board is vested with the full power to act on behalf of the company except for such actions where shareholder approval is required by law.
The corporate bodies of Holdco are the general meeting and the board of directors. The directors are responsible for the management of Holdco's business, for which purpose they may exercise all the powers of Holdco whether relating to the management of the business or not.
Authorized Capital/Outstanding Capital Stock

IGT's authorized capital consists of 1,280,000,000 shares of common stock, par value $0.00015625 per share.

Holders of IGT capital stock are entitled to all the rights and obligations provided to capital shareholders under the NRS and IGT's articles of incorporation and by-laws (each as amended and restated and in effect on the date of this proxy statement/prospectus).

Shares issued by IGT are listed and traded on the NYSE.

GTECH's authorized share capital is equal to €190,502,053, of which 174,975,393 ordinary shares each with a nominal value of €1.00 per share and all with equal rights, have been issued, fully paid-in and registered.

Shares issued by GTECH are listed and traded on the ISE.

Following the Mergers, the Holdco share capital will be equal to $[            ], divided into [                        ] Holdco ordinary shares having a nominal value of $0.10 each and [                        ] special voting shares having a nominal value of $0.000001 each, and £50,000, divided into 50,000 sterling non-voting shares having a nominal value of £1.00 each.

The ordinary shares issued by Holdco will be listed on the NYSE.

IGT	GTECH	HOLDCO
Board Committees

The IGT Board may delegate decision making to one or more committees of directors.

IGT's current committees include an audit committee, capital deployment committee, compensation committee, executive committee, stock award committee, and nominating and governance committee.

Pursuant to GTECH's by-laws, the board of directors may establish one or more bodies and/or committees, including an executive committee, having consultative, proposing and controlling functions. The board also has the authority to appoint external individuals to the same bodies or committees, set their relevant competencies and powers, and grant such competencies and powers to one or more directors.

More specifically, the board of directors has currently established a control, risk and related parties committee and a committee for nomination and compensation.

Under English law, and the Holdco Articles, the directors may delegate any of the powers, authorities and discretions which are conferred on them under the articles to a person or committee as they see fit.

Under the Holdco Articles, committees to which the directors delegate any of their powers must follow procedures which are based as far as they are applicable on those provisions of the Holdco Articles which govern the taking of decisions by directors.

All committees must comply with the applicable rules of the NYSE.

Holdco expects to have, at a minimum, an audit committee, compensation committee and nominating and governance committee.

Voting Rights

IGT shareholders are entitled to one vote per share on all matters to be voted on by shareholders. No shareholder has the right of cumulative voting.

The IGT Board may fix and determine whether any series of preferred stock has voting rights.

IGT's by-laws provide that, unless the articles of incorporation, the by-laws, the NRS or other applicable law provide for a different proportion, action by the shareholders entitled to vote on a matter, other than the election of directors, is approved if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action.

Under Nevada law, a plan of merger must be approved by a majority of the voting power of IGT shareholders.

GTECH shareholders are entitled to one vote per share on all matters to be voted on by shareholders.

No shareholder has the right of cumulative voting.

The extraordinary shareholders' meeting can resolve upon the issuance of ordinary shares, special categories of shares or other financial instruments to be allocated to the employees of GTECH or its subsidiaries.

GTECH has not issued preferred stock voting or other special categories of shares.

Under Italian Law, the approval of a merger must be adopted by the extraordinary general meeting, according to the majority provided under paragraph "Quorum".

The general meeting may vote on a show of hands, or by poll.

On a show of hands, every qualifying shareholder present and entitled to vote on the resolution is entitled to one vote, subject to the provisions for voting by proxies described below.

On a poll taken at a meeting, every qualifying shareholder present and entitled to vote on the resolution has one vote for every Holdco ordinary share of which he or she is the holder, and 0.9995 votes for every special voting share for which he, she or it is entitled under the terms of the loyalty voting structure to direct the exercise of the vote.

An "ordinary resolution" requires, on a show of hands, a simple majority of those entitled to vote who do so, either in person or by proxy. On a poll, it requires the affirmative vote of a simple majority of the voting rights of those who do so, either in person or by proxy.

IGT	GTECH	HOLDCO
A "special resolution" requires, on a show of hands, at least 75% of those entitled to vote to do so, either in person or by proxy. On a poll, it requires the affirmative vote of the holders of at least 75% of the voting rights.

The U.K. Companies Act 2006 requires that a number of matters are approved by way of special resolution, including (amongst other things) an amendment to the company's articles of association, change of name, and re-registration as a public or private company.

Under the U.K. Companies Act 2006 a scheme of arrangement between a company and its members or creditors (or any class of them) in order to effect a solvent reorganization of a company or group structure, including by merger and demerger, as well as to effect insolvent restructurings such as by a debt for equity swap requires approval by at least 75% in value of each class of the members or creditors who vote on the scheme, being also at least a majority in number of each class. The scheme of arrangement would also need the sanction of the court.

The Holdco Articles require that any variation of special rights attaching to any shares in the capital of Holdco may (unless otherwise provided by the terms of issue of the shares of that class) be varied or abrogated, either: (1) with the consent in writing of those entitled to attend and vote at general meetings of Holdco representing 75% of the aggregate voting rights attaching to the Holdco ordinary shares and the special voting shares which may be exercised at such meetings; or (2) with the sanction of 75% of the aggregate votes attaching to Holdco ordinary shares and the special voting shares cast on a special resolution proposed at a separate

IGT	GTECH	HOLDCO
general meeting of all those entitled to attend and vote at general meetings of Holdco.

No shareholder has the right of cumulative voting.

Holdco has not issued any shares which carry preferred rights of voting.

Proxies

A shareholder may vote either in person or by proxy executed in writing by the shareholder or by his duly authorized attorney-in-fact. No proxy shall be valid after six months from the date of its execution, unless otherwise provided in the proxy.

Proxies may be solicited by IGT or one or more of its shareholders pursuant to applicable law regarding the solicitation of proxies, including the publication and filing of a proxy statement with the SEC. Proxies given are revocable at any time prior to the conclusion of voting on the matter for which the proxy has been granted.

Any shareholder entitled to attend the general meeting may be represented according to the relevant provisions of Italian law. Representation requires a written proxy, which may be granted electronically. The proxy can be given only for one meeting (but may have effect for each subsequent call of the same meeting).

Under Italian law, GTECH, one or more of its shareholders or any other eligible person can solicit other shareholders' proxies. Solicitation of proxies must be made through the publication of a prospectus and a proxy form; the relevant notice must be published on GTECH's website and must also be disclosed to CONSOB, Borsa Italiana S.p.A. and Monte Titoli S.p.A.

Proxies must be dated, signed and indicate the voting instructions. The voting instructions can also be referred exclusively to certain items on the agenda. Proxies so granted can be revoked until one day prior to the shareholders' meeting.

A shareholder may vote either in person or by proxy. On a show of hands, a proxy will have one vote, except where: (a) that proxy has been appointed by more than one shareholder entitled to vote on the resolution; and (b) the proxy has been instructed (i) by one or more of those shareholders to vote for the resolution and by one or more of those shareholders to vote against the resolution; or (ii) by one or more of those shareholders to vote in the same way on the resolution (whether for or against) and one or more of those shareholders has permitted the proxy discretion as to how to vote, in which case, the proxy has one vote for and one vote against the resolution.

On a poll taken at a meeting, a proxy will be entitled to one vote for every Holdco ordinary share for which such person is acting as proxy and 0.9995 votes for every special voting share for which such person is acting as proxy.

Under English law, there is no regulatory regime for the solicitation of proxies. Solicitation of proxies is an ad hoc process mainly dealt with by an outside firm.

Dividends
Under Nevada law, IGT shareholders share in an equal amount per share in any dividend declared by the board of directors, subject to any superior rights to dividends of any IGT preferred
	Under Italian law, GTECH may pay dividends out of the net profits recorded in the company's audited and approved financial statements for the preceding fiscal year or out of its distributable legal reserves.	Under English law, Holdco may only pay dividends out of profits available for that purpose. A company's profits available for distribution are its accumulated, realized profits, so far as not

IGT	GTECH	HOLDCO
stock outstanding.

The board of directors may authorize dividends to be paid on shares of its capital stock so long as the dividend would not cause the corporation to become unable to pay its debts in the normal course or to cause the corporation's total assets to be less than (a) its total liabilities, plus (b) the amount that would be required to be paid upon dissolution to shares of stock superior in rights upon liquidation to the shares of stock upon which the dividend is being paid.

The dividend distribution must be approved by the general meeting approving the company's yearly financial statements.

Distributions may not be made if the distribution would reduce shareholders' equity below the sum of the paid-up capital and any reserves required by Italian law or GTECH's by-laws.

According to GTECH's by-laws, net profit reported in the annual financial statements shall be allocated as follows:

a)  to the legal reserve, 5% of net profit until the amount of such reserve is equivalent to one-fifth of share capital;

b)  the remainder is allocated pursuant to the decision of the shareholders' meeting.

The Board of Directors can, during the course of the financial year, distribute advances on dividends between the shareholders.

previously utilized by distribution or capitalization, less its accumulated, realized losses, so far as not previously written off in a reduction or reorganization of capital duly made.

The Holdco Articles permit the shareholders, by ordinary resolution, to declare dividends. A declaration must not be made unless the directors have first made a recommendation as to the amount of the dividend. The dividend must not exceed that amount.

In addition, the directors may decide to pay interim dividends. Any dividends unclaimed may be invested or otherwise made use of by the directors for the benefit of Holdco until claimed. The entitlement to a dividend lapses if unclaimed for 12 years.

Holdco may only make a distribution if the amount of its net assets is not less than the aggregate of its called-up share capital and undistributable reserves, and if, and to the extent that, the distribution does not reduce the amount of those assets to less than that aggregate.

Purchase of Treasury Shares

Under Nevada law, the board of directors may decided to repurchase outstanding company shares. Any such repurchase of its shares is subject to the same limitations as discussed above with respect to dividends.
Under Italian law, the purchase of treasury shares must be authorized by the shareholders at any ordinary meeting and only paid out of retained earnings or distributable reserves remaining from the last approved financial statements and provided, in any case, that all shares are fully paid-in.

The nominal value of the treasury shares to be repurchased, together with any shares previously held by GTECH or any of its subsidiaries, may not exceed in the aggregate 20% of GTECH's share capital then issued and outstanding.

Treasury shares may only be sold or disposed of in any manner pursuant to a shareholders' resolution.

English law prohibits Holdco from purchasing its own shares unless such purchase has been approved by its shareholders. Shareholders may approve two different types of such share purchases; "on-market" purchases or "off-market" purchases. "On-market" purchases may only be made on a "recognised investment exchange," which does not include the NYSE, which is the only exchange on which Holdco's shares will be traded. In order to purchase its own shares, Holdco must therefore obtain shareholder approval for "off-market purchases." This requires that Holdco shareholders pass a special resolution approving the terms of the contract pursuant to which the

IGT	GTECH	HOLDCO
GTECH is not entitled to vote or to receive dividends on the shares it owns. Neither GTECH (except in limited circumstances) nor any of its subsidiaries can subscribe for new shares in the case of capital increases. Shares owned by its subsidiaries are not entitled to voting rights but are entitled to receive dividends. Shares owned by GTECH and its subsidiaries are considered at shareholders' meetings for quorum purposes.

For listed companies, such as GTECH, the purchase of its own treasury shares and the purchase of shares of a listed company by its subsidiaries must take place in a manner that ensures the equality of treatment among shareholders (e.g., on the market or through a voluntary tender offer addressed to all shareholders).

purchase(s) are to be made. Such approval may be for a maximum period of up to five years.

Prior to the effective times of the Mergers, an ordinary resolution will be passed by GTECH, as the current sole shareholder of Holdco, to approve certain buyback contracts pursuant to which Holdco will be able to make "off-market" purchases from selected investment banks. This resolution may be renewed prior to its expiration (i.e., within five years), and renewal of such authorization may be sought at least once every five years, and possibly more frequently.

Except in the case of an employee share scheme, Holdco is only permitted to purchase its own shares if they are fully paid, and must pay for them in full when purchasing them.

Holdco may only purchase its own shares out of distributable profits of the company, or the proceeds of a fresh issue of shares made for the purposes of financing the purchase. Any premium payable on the purchase of its own shares must be paid out of distributable profits of the company, unless the shares being purchased were issued at a premium, in which case any premium payable on their purchase by the company may be paid out of the proceeds of a fresh issue of shares made for the purpose of financing the purchase, up to an amount equal to: (a) the aggregate of the premiums received by the company on the issue of the shares purchased, or (b) the current amount of the company's share premium account (including any sum transferred to that account in respect of premiums on the new shares), whichever is less.

Holdco may at any time dispose of treasury shares for cash consideration, or transfer them for the purposes of or pursuant to an employees' share scheme.

IGT	GTECH	HOLDCO
Liquidation Rights

Under Nevada law, upon a dissolution of IGT, following the satisfaction of the claims of all other creditors, holders of IGT common stock are entitled to participate pro rata in the remaining assets of IGT available for distribution.
Under Italian law, and subject to satisfaction of the claims of all other creditors, shareholders are entitled to a distribution of GTECH's remaining liquidated assets in proportion to the nominal value of the shares they hold in GTECH's capital stock.
Under English law, on a winding up, following the satisfaction of the claims of all other creditors and payment of $1 in aggregate to all holders of the special voting shares and £1 in aggregate to all holders of the sterling non-voting shares, holders of Holdco ordinary shares are entitled to share in any surplus assets of Holdco available for distribution pro rata to their shareholding.
Approval of Financial Statements
There is no requirement under Nevada law that stockholders of IGT approve IGT's financial statements.
Under Italian law, the yearly financial statement of a joint stock company that prepares consolidated financial statements must be approved by the shareholders at an ordinary shareholders' meeting to be held no later than 180 days following the end of the relevant fiscal year.
Under English law, the annual accounts, which include a directors' report, a strategic report, a directors' remuneration report and an auditors' report, must be approved by the board of directors in accordance with their normal rules on decision making. The accounts must be signed by a director on behalf of the board and the auditors and filed with the Registrar of Companies of England and Wales.

The directors of Holdco must lay the annual accounts before a general meeting. At the general meeting, there must be propose and ordinary resolution to approve the directors' remuneration report.

At least every three years, the directors are required to submit to the shareholders for their approval, a director's remuneration policy, which will bind directors' remuneration until the next policy approval.

Appraisal / Dissenters' Rights

Under Nevada law, there is no right of dissent with respect to a plan of merger, conversion or exchange with respect to shareholders of any class or series which is traded in an organized market and has at least 2,000 shareholders and a market value of at least $20 million, exclusive of the value of such shares held by the corporation's

Under Italian law, shareholders of Italian joint stock companies are entitled to exercise cash exit rights whenever a resolution is adopted at a shareholders' meeting with respect to, inter alia:

•

a change in the business purpose of the company in such a way to as to make a substantial change

There is no mandatory provision in English law for appraisal rights. Such rights could, in theory, be provided for in the articles of association or in a shareholders' agreement. The Holdco Articles do not provide for appraisal/dissenters' rights.

However, English law provides

IGT	GTECH	HOLDCO

subsidiaries, senior executives, directors and beneficial shareholders owning more than 10% of such shares, unless (i) the articles of the corporation issuing the shares provide otherwise or (ii) the shareholders are required to accept in exchange for their shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, which is traded in an organized market and has at least 2,000 shareholders and a market value of at least $20 million, exclusive of the value of such shares held by the corporation's subsidiaries, senior executives, directors and beneficial shareholders owning more than 10% of such shares at the time the corporate action becomes effective.

IGT's articles of incorporation do not provide for dissenters' rights.

of the activities of the company;

•

a change in the legal form of the company;

•

the transfer of the registered office of the company outside of Italy;

•

revocation of the winding up of the company;

•

change of the corporate and economic rights attached to the shares as provided for in the by-laws.

The shareholders are also entitled to exercise cash exit rights upon a resolution adopted at a shareholders' meeting with respect to a merger in which the shareholders of a listed company receive shares which are not listed on a regulated stock market.

Cash exit rights can only be exercised by shareholders who did not concur in the approval of the resolution.

Cash exit rights can be exercised for all or part of the shares held by the relevant shareholder.

In order to validly exercise their cash exit rights, shareholders entitled to do so must send notice thereof to GTECH by registered mail within 15 days after the publication in the Companies' Register of the resolution approved at the relevant meeting of shareholders.

The shares with respect to which cash exit rights are being exercised cannot be sold by the relevant shareholder and must be kept with the relevant intermediary.

dissenter's rights which permit a shareholder to object to a Court in the context of the compulsory acquisition of minority shares.
Preemptive Rights
Shares of IGT's common stock are not entitled to preemptive rights.	Under Italian law, an existing shareholder in a joint stock company has a preemptive right for any issue of shares by such company or debt convertible into shares in proportion to the shares held by	Under the U.K. Companies Act 2006, the issuance of equity securities (except shares held under an employees' share scheme) that are to be paid for wholly in cash must be offered first to the existing

IGT	GTECH	HOLDCO
such shareholder at the time of the issuance, with the exception summarized below.

Under Italian law, shareholders of listed companies may exercise their preemptive rights for a period of at least 15 days after the registration of the relevant minutes with the competent Register of Enterprises.

Existing shareholders are not entitled to preemptive rights with respect to newly issued shares to be paid for by contribution in kind.

Preemptive rights can also be excluded or limited by the shareholders general meeting in the event GTECH's interest requires such exclusion. The notion of "companies' interest" could be referred to the interest in maximizing company's profits.

In both cases, the reasons for such exclusion must be adequately illustrated by a report of the board of directors.

In addition, the GTECH's by-laws provide for the exclusion of preemptive rights with respect to newly issued shares for an amount up to a maximum of 10% of the existing share capital.

Finally, the preemptive rights may be excluded if shares are offered to the company's employees or to the employees of its subsidiaries or parent company.

Preemptive rights can also be exercised by the holders of debt convertible into shares of the company on the basis of the relevant exchange ratio.

holders of equity securities in proportion to the respective nominal amounts (i.e., par values) of their holdings on the same or more favorable terms, unless a special resolution (i.e., a resolution approved by the holders of at least 75% of the aggregate voting power of the outstanding Holdco Shares that, being entitled to vote, vote on the resolution) to the contrary has been passed or the articles of association otherwise provide an exclusion from this requirement (which exclusion can be for a maximum of five years after which shareholders' approval would be required to renew the exclusion). In this context, equity securities generally means shares other than shares which, with respect to dividends or capital, carry a right to participate only up to a specified amount in a distribution, which, in relation to Holdco, will include the Holdco ordinary shares, and all rights to subscribe for or convert securities into such shares.

A provision in the Holdco Articles will authorize the directors, for a period up to five years from the date of the shareholder resolution granting such authorization, to exclude preemptive rights in respect of issuances up to a nominal amount (i.e., par value) of $185 million. Such authorization will continue for five years and renewal of such authorization is expected to be sought at least once every five years, and possibly more frequently.

Amendments to Articles of Association or Articles of Incorporation

Under Nevada law, unless the articles of incorporation provide otherwise, a proposed amendment to the articles of incorporation must be approved by shareholders holding shares in the corporation entitling them to exercise at least a
Under Italian law, amendments to the by-laws of a joint stock company (including increases in share capital and capital reduction) may be resolved at any time by the shareholders at an extraordinary shareholders' meeting.
Under English law, the shareholders may amend any provision of the articles of association of a public limited company, other than "entrenched provisions," by special resolution at a general meeting. The full text of the special resolution

IGT	GTECH	HOLDCO
majority of the voting power. IGT's articles of incorporation do not require a greater vote.

IGT's by-laws may be amended, added to, or repealed by the affirmative vote of a majority of the directors holding office.

Extraordinary shareholders' meetings are required to vote on all amendments of GTECH's by-laws, including capital increases, transfer of GTECH's registered office abroad, changes in the corporate purposes and all other matters referred to it by Italian law such as the liquidation or winding up of the company as well as mergers and demergers.

In order to be validly approved, resolutions pertaining to the above matters require the attendance of shareholders representing at least 50% of the ordinary share capital on first call, more than one-third on second call and at least one-fifth on any subsequent calls or in the event of a unique call, and the affirmative vote of holders of at least two-thirds of the GTECH share capital participating in the vote on the resolution.

must be included in the notice of the meeting.

An "entrenched" provision of the articles of association is a provision that may be amended or repealed only if certain conditions are complied with. These conditions are more restrictive than those applied to a special resolution (e.g. a higher majority than the threshold for a special resolution, being 75%). Entrenchment does not prevent alteration to the articles by unanimous consent of the shareholders.

The Holdco Articles do not contain any entrenched provisions.

Number of Directors

IGT's by-laws provide that the number of directors will be fixed by the Board, but in any case shall be no less than six and no more than eleven.

There are currently nine directors serving on the IGT Board. Each director is elected for a term of one year.

GTECH is managed by a board of directors consisting of a number varying from seven to fifteen members, as determined by the shareholders in a general meeting.

The current board is comprised of 10 directors.

Under English law, there must be at least two directors, at least one of whom is a natural person.

Unless and until otherwise decided by the Holdco Board (where, for the period of three years from the date of adoption of the Holdco Articles, not less than three-quarters of the director shall have voted in favor of such decision), the number of directors will be 13. A majority of the directors need to be present for a board meeting to be quorate.

Election of Directors

IGT's by-laws provide that directors are elected annually by a majority of the votes cast by the shares entitled to vote for the election of directors at a meeting at which a quorum is present, unless there is a contested election, in which event the directors are elected by a plurality of the votes cast.
Under Italian law the directors are appointed for a period of no more than three years, the third year expiring on the day of the general meeting of shareholders approving the yearly financial statements relevant for the last financial year of their office.
Directors are appointed by one of the following methods: (1) by ordinary resolution of the shareholders (2) at a general meeting called in order to appoint directors where there are fewer than two directors of Holdco; or (3) by a decision of the directors.

IGT	GTECH	HOLDCO
According to GTECH's by-laws, Directors are appointed for a maximum of three financial years, following which, as agreed by the shareholders' meeting of appointment, they may be available for re-election. Their role will expire on the date of the shareholders' meeting called to approve the accounts relating to the final financial year of their appointment.

The Board of Directors is appointed through a voting list mechanism to ensure election of directors designated by minority shareholders in accordance with Italian law.

Only persons who have been recommended by the directors or proposed by a shareholder may be appointed director. Directors that are proposed to be elected at a shareholder meeting must be elected individually pursuant to separate proposals at the meeting; more than one director cannot be elected under the same shareholder proposal.

English law permits a company to provide for terms of different lengths for its directors. The directors in office on the adoption of the Holdco Articles are appointed for a term of three years.

Under GTECH's by-laws the election of the Directors will proceed as follows: (a) a number of members of the GTECH Board representing the entirety of those to be appointed will be elected from the list having obtained the highest number of votes at the shareholders' meeting, on the basis of the same progressive numbering they have been listed in the list, save for the minimum number reserved to the minority shareholders by the applicable provisions; and (b) a number of members of the GTECH Board equal to the minimum number set out under (a) unrelated in any manner whatsoever, also indirectly, to those who have submitted or voted the majority list will be elected from the list having obtained the second greatest number of votes at the shareholders' meeting, in accordance with the progressive numbering they have been listed in the list.
Under English law, any agreement under which a director agrees to perform services (as a director or otherwise) for a company or its subsidiaries is defined as a service agreement. Service agreements with a guaranteed term of more than two years require prior approval at a general meeting.

IGT	GTECH	HOLDCO
Removal of Directors

Under Nevada law and IGT's by-laws, any director or one or more of the incumbent directors may be removed from office, with or without cause, by the vote of shareholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote. Under Nevada law, the required voting power to remove directors may be increased, but may not be reduced.
Directors can be removed from office at any time by the ordinary general meeting. Directors removed without cause before the end of their term may claim damages resulting from their removal from office.
Directors can be removed from office at any time by ordinary resolution, at a general meeting, provided that 28 clear days' notice of the resolution is given to Holdco. Directors removed without cause before the end of their term may be able to claim damages resulting from their removal from office.

A director has the right to make reasonable written representations which the company must circulate to shareholders, as to why he or she should not be removed. The director also has the right to speak at the general meeting.

Vacancies on the Board of Directors

IGT's by-laws provide that vacancies on the IGT Board may be filled by a majority of the remaining directors, even though less than a quorum. A director elected to fill a vacancy is elected for the unexpired term of his or her predecessor.
Vacancies on the board of directors are filled by a majority vote of the remaining directors (with a resolution approved by the board of statutory auditors) and confirmed/replaced by a resolution adopted by the general meeting. Directors so appointed remain in office for the remaining part of the relevant term.

According to Italian law, if as a result of resignations or other reasons the majority of the directors elected by shareholders is no longer in office, a general meeting of shareholders will be convened on an urgent basis by the directors still in office for the purpose of electing new directors.

Vacancies may be filled by the directors of Holdco or may be filled by shareholders at a general meeting convened by Holdco for such purpose.
Action by Written Consent

Under Nevada law, any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting if, before or after the action, a written consent thereto is signed by shareholders holding at least a majority of the voting power, unless a different proportion of voting power is required for such an action.	Under Italian law the members of a public company cannot decide upon, or take any action, by written consent.
Under English law, except for the purposes of approval of a variation of rights attaching to special classes of shares, the members of a public company cannot decide upon, or take any action, by written consent. All decisions must be taken at the general meeting.

IGT	GTECH	HOLDCO
Annual Shareholder Meetings
IGT's by-laws provide that annual meetings of the IGT shareholders shall be held on such date and at such time as may be designated from time to time by the IGT Board.
According to Italian law and GTECH's by-laws, the general meeting of shareholders must be held at least once a year within 180 days after the end of GTECH's fiscal year.

Pursuant to Italian law and GTECH's by-laws, all shareholders having obtained a statement from the intermediary with whom GTECH shares are deposited may attend the general meeting.

To attend the general meeting, the owners of GTECH's shares held through the book-entry system managed by Monte Titoli S.p.A. are required to instruct the relevant banks or financial institutions associated with Monte Titoli S.p.A., or any other relevant authorized intermediary with which their accounts are held, to provide GTECH with certificates evidencing the shares owned as of close of business on the seventh trading day prior to the date scheduled for the meeting in first call (provided that the date of any subsequent call is indicated in the notice of call, otherwise the date of each call shall be taken into account for determining the relevant record date) or in single call, without taking into consideration changes in the ownership of said shares, occurred between such registration and the date of the general meeting.

Such communication from the relevant intermediary to GTECH must be provided by close of business on the third trading day preceding the date of the general meeting. However, shareholders may attend the meeting even if such communication is received by GTECH subsequently, provided that it is received before the relevant meeting begins. Such registration allows them to gain admission to the general meeting.

Under English law, Holdco is required to hold an annual general meeting of shareholders within six months from the day following the end of its fiscal year.

IGT	GTECH	HOLDCO
Advance Notice Requirements for Shareholder Nominations and Other Proposals
IGT's by-laws provide that a shareholder wishing to nominate a director to the IGT Board or raise another proposal at an annual meeting of shareholders must notify IGT in writing no less than 60 days nor more than 90 days prior to the one-year anniversary of the preceding year's annual meeting; provided that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary, notice by a shareholder must be received no later than the close of business on the 90th day prior to such annual meeting or, if later, the 10th day following the day such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurs.

This notice must contain specific information concerning the person to be nominated or the matters to be brought before the meeting as well as specific information concerning the shareholder submitting the proposal or making the nomination.

In the event of shareholders' meetings convened by the shareholders, the report on the items on the agenda is prepared by shareholders requiring the convening of the meeting. The board of directors or auditors shall make available to the public the report, accompanied by their assessments if appropriate, at the same time as publishing the notice calling the shareholders' meeting.

GTECH's by-laws provide that Directors are appointed by the ordinary shareholders' meeting on the basis of lists submitted by the shareholders (at least 25 days before the shareholders' meeting), whereby the candidates must be indexed by progressive numbering. Only the shareholders representing, alone or together with other shareholders, the minimum percentage of share capital provided by CONSOB taking into account capitalization, floating funds and ownership structures of GTECH (i.e., 1% for year 2014) are entitled to submit a list.

The candidates' lists must be filed with GTECH's head office within the term provided by the applicable provisions. Upon filing, each list shall be accompanied by: (a) exhaustive information on the personal and professional qualifications of the candidates, indicating their alleged independency qualification pursuant to the applicable provisions; (b) a statement through which each candidate accepts to be candidate and certifies under his/her own responsibility that there are no reasons of ineligibility or incompatibility, as well as that he/she possesses all requisites as provided by applicable provisions and by the by-laws; and (c) an indication of (i) the identity of the shareholders that have submitted the list and (ii) the percentage of share capital jointly owned.

Holdco shareholders may require the company to circulate to any members entitled to receive notice of a general meeting, a statement of not more than 1000 words in relation to a proposed resolution or any other business to be dealt with at a general meeting. Holdco is required to circulate the statement once it has received requests to do so from members representing at least 5% of the paid up share capital of the company as carries voting rights at general meetings, or from 100 members, who have the right to vote on the resolution and hold, on average per member, at least £100 (or equivalent in any other currency) of the paid up share capital of Holdco.

IGT	GTECH	HOLDCO
Notice of Shareholder Meeting; Record Date

IGT's by-laws provide that written notice of each IGT shareholder meeting must be given to each IGT shareholder entitled to vote not less than 10 nor more than 60 days before the date of such meeting.

Under Nevada Law, the IGT Board may fix a record date not less than 10 nor more than 60 days before the date of such meeting as of which IGT shareholders entitled to notice of and to vote at such meeting must be determined.

Under Italian law and GTECH's by-laws, a written notice calling a shareholders' meeting indicating the time, place and agenda of the meeting must be published in a national newspaper and on GTECH's website not less than 30 days before the date scheduled for the meeting.

For general meetings called to appoint, by means of the "voting lists" mechanism, the members of the board of directors and board of statutory auditors, the notice of call shall be published at least 40 days prior to the date of the general meeting.

For extraordinary shareholders' meetings called to resolve upon the decrease of the share capital under Articles 2446 and 2447 of the Italian Civil Code or the appointment of liquidators under Article 2487 of the Italian Civil Code, the notice of call shall be published at least 21 days prior to the date of the extraordinary shareholders' meeting.

Under Italian Law the record date is seven trading days before the date of the meeting.

Under English law and the Holdco Articles, an annual general meeting must be called by not less than 21 clear days' notice (i.e., excluding the date of receipt or deemed receipt of the notice and the date of the meeting itself). All other general meetings must be called by not less than 14 clear days' notice, unless a shorter notice is agreed to by a majority in number of the shareholders having the right to attend and vote at the meeting, being a majority who together hold not less than 95% in nominal value of the shares given that right. At least seven clear days' notice is required for any meeting adjourned for 28 days or more or for an indefinite period.

The notice of a general meeting must be given to the shareholders (other than any who, under the provisions of the Holdco Articles or the terms of allotment or issue of shares, are not entitled to receive notice), to the Holdco Board, to the beneficial owners nominated to enjoy information rights under the U.K. Companies Act 2006, and to the auditors.

Under English law the notice of a general meeting must specify a time by which a person must be entered on the register in order to have the right to attend or vote at the meeting. Changes to entries on the register after the time specified in the notice will be disregarded in deciding the rights of any person to attend or vote. The Holdco Articles specify that the relevant time must not be more than 48 hours, excluding any part of a day that is not a working day, before the time fixed for the meeting.

The Holdco Articles provide that the directors may decide that persons entitled to receive notices of a general meeting are those on the register at the close of business on a day the directors decide.

IGT	GTECH	HOLDCO
Special Meeting of Shareholders

IGT's by-laws provide that special meetings of the shareholders may be called by the Chief Executive Officer, President, the IGT Board, or by the Secretary at the written request of the holders of not less than one-third of all the shares entitled to vote at the meeting.
The directors must convene without delay a shareholders' meeting if requested to do so by shareholders representing at least 5% of the share capital of GTECH, indicating the agenda of the meeting (provided that the shareholders may only request the call of those meetings in relation to which a directors' proposal is not necessary under Italian law or a plan or report is not to be mandatorily drafted by the directors).

Should the shareholders' meeting not be called by the directors, or the board of statutory auditors in case of failure by the directors to call the meeting, the shareholders' meeting may be convened by order of a court of competent jurisdiction where the failure to call said shareholders' meeting is not properly justified.

Shareholders representing at least 2.5% of the share capital of GTECH may request to add items on the agenda within ten days of the publication of the notice of call of the shareholders' meeting (or five days in the event that the shareholders' meeting is called to resolve upon the decrease of the share capital under Articles 2446 and 2447 of the Italian Civil Code, the appointment of liquidators under Article 2487 of the Italian Civil Code or upon defensive actions in the context of a takeover bid).

The directors may call a general meeting whenever they see fit.

The directors are required to call a general meeting if requested by shareholders representing at least 5 percent of the paid-up capital of Holdco as carries the right of voting at general meetings (excluding any paid-up capital held as treasury shares). Such meeting must be called within 21 days from the date on which the directors become subject to the requirement, and held on a date not more than 28 days after the date of the notice calling the meeting.

The meeting may only deal with the business stated in the request by shareholders, or as proposed by the directors.

If the directors fail to call the general meeting requested by the shareholders, the shareholders who requested the meeting, or any of them representing more than one half of the total voting rights of all of them, may themselves call a general meeting. Such meeting must be called for a date not more than three months after the date on which the directors become subject to the requirement to call a meeting. Any reasonable expenses incurred by the shareholders requesting the meeting by reason of the failure of the directors duly to call a meeting must be reimbursed by the company.

If for any reason it is impracticable to call the meeting or to conduct the meeting in the manner prescribed by the company's articles or the U.K. Companies Act 2006, a court may order a meeting to be called, held and conducted as it sees fit.

IGT	GTECH	HOLDCO
Quorum
IGT's by-laws provide that the majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum at any meeting of the IGT shareholders.
Pursuant to GTECH's by-laws, the shareholders' meeting can be convened also on single call.

On both first and second call, as well as on single call, in the ordinary general meeting resolutions are passed by a simple majority of the votes cast, save for the resolutions concerning the appointment of the members of the GTECH Board and of the board of statutory auditors, in which case a slate system applies.

In order to be validly held, the general meeting requires the attendance of shareholders representing at least 50% of the voting capital on the first call, while no quorum is required on second call or on single call.

In the extraordinary general meeting (necessary to approve, inter alia, amendments to the company's articles of association, change of name), resolutions are passed (i) on first call, by a majority of 2/3 of the votes cast (at least 50% of the share capital must attend the meeting); (ii) on second call by a majority of the 2/3 of the of the votes cast (more than the 1/3 of the share capital must attend the meeting); and (iii) on single call, by a majority of the 2/3 of the of the votes cast (at least 1/5 of the share capital must attend the meeting).

Subject to the U.K. Companies Act 2006, the necessary quorum for a general shareholder meeting is the shareholders who together represent at least a majority of the voting rights of all the shareholders entitled to vote at the meeting, present in person or by proxy, save that if Holdco only has one shareholder entitled to attend and vote at the general meeting, one shareholder present in person or by proxy at the meeting and entitled to vote is a quorum.

At an adjourned meeting the quorum is one qualifying person present and entitled to vote. If a quorum is not present within five minutes from the time fixed for the start of the meeting, the adjourned meeting is dissolved.

Limitation of Personal Liability of Directors

IGT's articles of incorporation eliminate the personal liability of IGT directors to the fullest extent permitted by the NRS. However, there is no limitation on liability for acts or omissions involving intentional misconduct, fraud or a knowing violation of law, or for the payment of distributions to IGT shareholders in violation of the NRS.
Under Italian law, directors must perform their duties with the care required by the nature of their office and their specific competences.

Directors are jointly and severally liable towards the company for damages resulting from breach of the duties of their office. Directors are also jointly liable if they have knowledge of facts that may be

Under English law, any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

IGT	GTECH	HOLDCO
prejudicial to the company but have not implemented, to the extent possible, measures necessary to avoid or limit the effects of such facts.

The company may initiate a liability claim against its own directors with the approval of the general meeting of the company or a resolution of the board of statutory auditors approved with a two-thirds majority of its members. The liability claim can be waived or settled, provided the waiver or settlement is authorized by the general meeting. Such authorization is deemed not granted in the event that shareholders representing at least 5% of the company's share capital vote against the authorization.

Directors may also be held liable vis-à-vis shareholders or the company's creditors in the event of an act prejudicial to the company's shareholders or in the event of any act prejudicial to the company's assets, respectively.

Shareholders can ratify by ordinary resolution a director's conduct amounting to negligence, default, breach of duty or breach of trust in relation to Holdco.

Although directors are not generally jointly and severally liable, joint and several liability may arise at common law where more than one director is involved in the same breach of duty.

Indemnification of Directors and Officers

IGT's by-laws require IGT to indemnify directors, officers and employees if the director, officer or employee acted in good faith and in a manner he or she believed to be in or not opposed to the best interests of IGT and, in the case of any criminal proceedings, he or she had no reasonable cause to believe his or her conduct was unlawful.

The Company is required to advance expenses as they are incurred upon receipt of an undertaking to repay such amounts if it is ultimately determined that indemnification was improper.

Where criminal proceedings are started against the executive for facts that are directly related to the performance of his duties, all costs for every instance of judgment shall be paid by the company. It is in the power of the executive to be assisted by a lawyer of his choice, with the burden of the cost falling on the company.

The commitment for trial of the executive for facts directly related to the performance of his or her duties does not constitute in itself justified grounds for dismissal; in the case of deprivation of liberty the executive will be entitled to retain his or her job position as well as the related salary.

The warranties and remedies set out in the paragraph above shall apply to the executive even after the termination of the employment

Subject to certain exceptions, English law does not permit Holdco to indemnify a director against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to Holdco. The exceptions allow Holdco to: (1) purchase and maintain director and officer insurance insuring its directors or the directors of an "associated company" (i.e., a company that is a parent, subsidiary or sister company of Holdco) against any liability attaching in connection with any negligence, default, breach of duty or breach of trust owed to the company of which he is a director; (2) provide a qualifying third party indemnity provision which permits Holdco to indemnify its directors and directors of an associated company in respect of proceedings brought by third

IGT	GTECH	HOLDCO
relationship, as long as the facts took place in the course of the relationship itself.

The warranties and remedies set out in the paragraph above shall not apply in case of the executive's willful misconduct or gross negligence, ascertained with a definitive judgement of the court.

parties (covering both legal costs and the amount of any adverse judgment), except for (i) the legal costs of an unsuccessful defense of criminal proceedings or civil proceedings brought by the company or an associated company, or the legal costs incurred in connection with certain specified applications by the director for relief where the court refuses to grant the relief (ii) fines imposed in criminal proceedings, and (iii) penalties imposed by regulatory bodies; (3) loan funds to a director to meet expenditure incurred defending civil and criminal proceedings against him or her (even if the action is brought by the company itself), or expenditure incurred applying for certain specified relief, subject to the requirement that the loan must be on terms that it is repaid if the defense or application for relief is unsuccessful; and (4) provide a qualifying pension scheme indemnity provision, which allows the company to indemnify a director of a company that is a trustee of an occupational pension scheme against liability incurred in connection with such director's activities as a trustee of the scheme (subject to certain exceptions).

The Holdco Articles provide that, to the fullest extent permitted by the U.K. Companies Act 2006 and without prejudice to any indemnity to which he or she may otherwise be entitled, every person who is or was a director or other officer of Holdco or any of its associates (other than any person (whether or not an officer of Holdco or any of its associates) engaged by Holdco of any of its associates as auditor) shall be and shall be kept indemnified out of the assets of Holdco against all costs, charges, losses and liabilities incurred by him (whether in connection with any negligence, default, breach of duty or breach of trust by him or otherwise as a

IGT	GTECH	HOLDCO
director or such other officer of Holdco or any of its associates) in relation to Holdco or any of its associates or its/their affairs. This is subject to the exceptions set out in the U.K. Companies Act 2006, which are reflected in the Holdco Articles.
Certain Business Combination Restrictions

IGT is subject to NRS Sections 78.411 to 78.444, which restrict certain business combinations between IGT and an interested shareholder (beneficial ownership of 10% of more of the voting power of IGT's outstanding stock) for two years after the shareholder becomes an interested shareholder. The restrictions do not apply if the IGT Board approved the combination before such shareholder became an interested shareholder, the IGT Board approved the transaction that caused the shareholder to become an interested shareholder before the shareholder became an interested shareholder, or the combination is approved by the affirmative vote of a majority of the outstanding voting stock of IGT not beneficially owned by the interested shareholder or any affiliate or associate of the interested shareholder at a meeting called for that purpose no earlier than two years after the person became an interested shareholder. Although IGT may elect to exclude itself from the restrictions imposed by Sections 78.411 to 78.444 of the NRS by providing so in its articles of incorporation, its articles of incorporation do not currently do so and any such exclusionary amendment to the articles of incorporation would, under Nevada law, not be effective for 18 months after approval by the company's shareholders and would not apply to any combination with any person who first became an interested shareholder on or before the effective date of the amendment.	There are no equivalent legal restrictions under Italian law or GTECH's by-laws.	There are no equivalent legal restrictions under English law or the Holdco Articles.

IGT	GTECH	HOLDCO
Conflicts of Interest Transactions

Under Nevada law, a contract or transaction in which a director or officer of IGT is financially interested is not void or voidable if (i) the interest is known to the IGT Board or a committee thereof, and the IGT Board or committee authorizes, approves or ratifies the contract or transaction in good faith by a vote sufficient for the purpose, without counting the vote or votes of the interested director, (ii) the interest is known to the IGT shareholders, and the IGT shareholders approve or ratify the contract or transaction in good faith by the holders of a majority of the voting power of IGT (including shares held by the interested director or officer), (iii) the interest is not known to the director or officer at the time the transaction is brought before the IGT Board for action, or (iv) the contract or transaction is fair to IGT at the time it is authorized or approved. Common or interested directors may be counted to determine a quorum and if the votes of the common or interested directors are not counted at the meeting, then a majority of disinterested directors may authorize, approve or ratify a contract or transaction.
Under Italian law, a director with a direct or indirect interest, which does not have to be necessarily conflicting, in a transaction contemplated by GTECH must inform the board of directors of any such interest in a comprehensive manner. If a managing director has a conflict of interest, he must refrain from executing the transaction and refer the relevant decision to the board of directors.

If the board of directors approves the transaction, such decision must be duly justified, in particular with regard to its economic rationale for the company.

In case the conflicted director has not informed the board of the conflict, the board has not justified its decision, or such decision has been adopted with the decisive vote of an interested director, the relevant resolution, in case it may cause damage to the company, can be challenged in court by any of the directors who did not participate in the adoption of the resolution or by the statutory auditors of the company or by any of the directors (including those who participated in the adoption of the resolution) or by the statutory auditors of the company if the conflicted director did not inform the board of the existing conflict.

The challenge must be brought within 90 days from the date of the relevant resolution.

Conflicted directors are liable towards the company for damages deriving from any action or omission carried out breaching the above provisions.

Under English law, a director is under a duty to avoid conflicts of interest, and is obliged to declare his or her interest in a proposed or ongoing transaction to the other directors. It is an offense to fail to declare an interest.

The duty to avoid a conflict of interest is not infringed if the situation cannot reasonably be regarded as likely to give rise to a conflict of interest or if the matter has been authorized by the directors.

Provided that the director has declared his interest to the other directors, a director notwithstanding his office may, generally (i) be a party to, or otherwise interested in, any transaction or arrangement with the company or in which the company is directly or indirectly interested; (ii) act by himself or through his firm in a professional capacity for the company (otherwise than as auditor), and in any such case on such terms as to remuneration and otherwise as the directors may decide; or (iii) be a director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise be interested in, any body corporate in which the company is directly or indirectly interested.

IGT	GTECH	HOLDCO
Rights of Inspection

Subject to certain exceptions and limitations, under Nevada law, any person who has been an IGT shareholder of record for at least six months immediately preceding the demand, or any person holding, or thereunto authorized in writing by the holders of, at least five percent of all of IGT's outstanding shares, upon at least five days' written demand is entitled to inspect in person or by agent or attorney, during usual business hours, the articles of incorporation, by-laws and stock ledger of IGT.

Under Nevada law, any person who has been an IGT shareholder of record and owns not less than 15 percent of all of IGT's issued and outstanding shares or has been authorized in writing by the holders of at least 15 percent of all of IGT's issued and outstanding shares, upon at least five days' written demand, is entitled to inspect in person or by agent or attorney, during normal business hours, the books of account and all financial records of IGT, to make copies of records, and to conduct an audit of such records.

Under Italian law, any shareholder, in person or through an agent, may inspect GTECH's shareholders' ledger and the minutes of shareholders' meetings at any time and may request a copy of the same at his or her own expense.
Under English law, a company must retain and keep available for inspection by shareholders free of charge, and by any other person on payment of a prescribed fee, its register of members. It must also keep available for inspection by shareholders free of charge records of all resolutions and meetings by shareholders and for a fee, provide copies of the minutes to shareholders who request them.

In each case, the records should be kept for at least ten years. These records may be kept in electronic form, as long as they are capable of being produced in hard copy form.

Shareholder Suits

Under Nevada law, an IGT shareholder may bring a derivative action on behalf of IGT only if the shareholder was an IGT shareholder at the time of the action being challenged or the shareholder acquired IGT stock thereafter by operation of law.
The Italian code of consumers provides for the possibility for consumers' associations to start a class action for the protection of collective interests. Single consumers may adhere to a class action suit that has already been initiated by the association. While it is possible to pursue compensation for the breach of consumer contracts, it is not possible to claim punitive damages.
While English law only permits a shareholder to initiate a lawsuit on behalf of the company in limited circumstances, and requires court permission to so, it does permit a shareholder to bring a claim against Holdco when: (1) Holdco's affairs are being or have been conducted in a manner unfairly prejudicial to the interests of all or some shareholders, including the shareholder making the claim; or (2) any act or omission of Holdco is or would be so prejudicial.

IGT	GTECH	HOLDCO
With respect to minority shareholders' rights, shareholders representing at least 2.5% of the share capital of Italian listed companies may bring a liability claim (on behalf of the company) against the directors for breach of their duties towards the company.

The shareholders promoting such claim appoint a representative to lead the action and perform all necessary ancillary activities.

If the action is successful, damages granted inure to the exclusive benefit of the company. The company must reimburse the shareholders, who initiated the action, for the costs and expenses related to the action.

Any shareholder representing 1/1000 of the voting share capital of an Italian listed company may also challenge any resolution of the board of directors within 90 days of such resolution being passed, if the resolution is prejudicial to the shareholder's rights.

Any shareholder representing 1/1000 of the voting share capital may challenge any shareholders' meeting resolution that contravenes provisions of the by-laws or applicable law, if (i) the resolution was adopted at a shareholders' meeting not attended by such shareholder, (ii) the shareholder dissented, (iii) the shareholder abstained from voting, or (iv) the shareholder purchased the shares between the record date and the beginning of the meeting.

The U.K. Limitation Act 1980 imposes a limitation period, with certain exceptions, of civil claims. The period is six years in respect of actions in contract and tort, and twelve years for breach of any obligation contained in a deed. The period starts to run on the date that the action accrued. In the case of contract, this is the date on which the breach occurred, and in tort this is the date on which the damage occurred.

Under English law, the proper claimant for wrongs committed against the company, whether by directors or third parties, is the company itself. However, under Part 11 of the U.K. Companies Act of 2006, a shareholder may bring a derivative claim against a director or third party in respect of an act or omission involving negligence, default, breach of duty or breach of trust by a director.

Control Share Acquisitions

IGT is subject to NRS Sections 78.378 to 78.3793, which limit the acquisition of a controlling interest in a Nevada corporation with 200 or more shareholders of record, at least 100 of whom have Nevada addresses, and that does business in Nevada directly or	There is no equivalent limitation under Italian law.	There is no equivalent limitation under English law.

IGT	GTECH	HOLDCO
indirectly through an affiliated corporation. Under these sections of the NRS, an acquiring person who acquires a controlling interest in an issuing corporation may not exercise voting rights on any control shares unless such voting rights are conferred by a majority vote of the disinterested shareholders of the issuing corporation at a special or annual meeting of the shareholders. In the event that the control shares are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all the voting power, any shareholder, other than the acquiring person, who does not vote in favor of authorizing voting rights for the control shares is entitled to demand payment for the fair value of such person's shares.

Under the NRS, a "controlling interest" means the ownership of outstanding voting shares of an issuing corporation sufficient to enable the acquiring person, directly or indirectly and individually or in association with others, to exercise (1) one-fifth or more but less than one-third, (2) one-third or more but less than a majority, or (3) a majority or more of the voting power of the issuing corporation in the election of directors. Outstanding voting shares of an issuing corporation that an acquiring person (i) acquires or offers to acquire in an acquisition and (ii) acquires within 90 days immediately preceding the date when the acquiring person became an acquiring person are referred to as "control shares."

The control share provisions of the NRS do not apply to the IGT Merger.

SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES

        Holdco is organized under the laws of England and Wales with its registered office in the U.K. and with its principal executive offices located in Rome, Italy, Providence, Rhode Island and Las Vegas, Nevada. A majority of its directors and senior management, and some of the experts named in this proxy statement/prospectus, currently reside outside the United States. A substantial portion of its assets and the assets of these individuals are located outside the United States. As a result, it may not be possible for you to effect service of process within the United States upon non-U.S. resident directors or upon Holdco, or it may be difficult to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. securities laws against Holdco.

Italy

        Enforceability in Italy of final judgments of U.S. courts obtained in actions predicated upon the civil liability provisions of the federal securities laws of the United States is subject to certain conditions. Final enforceable and conclusive judgments rendered by U.S. courts, even if obtained by default, may not require retrial and will be enforceable in the Republic of Italy, provided that pursuant to article 64 of Italian Law No. 218 of May 31, 1995 (riforma del sistema italiano di diritto internazionale privato), the following conditions are met:

  •
  the U.S. court which rendered the final judgment had jurisdiction according to Italian law principles of jurisdiction;

  •
  the relevant summons and complaint was appropriately served on the defendants in accordance with U.S. law and during the proceeding the essential rights of the defendants have not been violated;

  •
  the parties to the proceeding appeared before the court in accordance with U.S. law or, in the event of default by the defendants, the U.S. court declared such default in accordance with U.S. law;

  •
  the judgment is considered final in accordance with U.S. law;

  •
  there is no conflicting final judgment previously rendered by an Italian court;

  •
  there is no action pending in the Republic of Italy among the same parties and arising from the same facts and circumstances which commenced prior to the action in the United States; and

  •
  the provisions of such judgment would not violate Italian public policy.

        Italian courts may have jurisdiction on actions based on non-Italian law depending on the nature of the claims brought by the relevant shareholder and subject to the requirements set forth under the Council Regulations (EC) no. 44/2001 of December 22, 2000 on jurisdiction and the recognition and enforcement of judgments in civil and commercial matters.

        Italian shareholders should seek advice from their own counsel based on the applicable circumstances.

England

        The United States and England currently do not have a treaty providing for the reciprocal recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. Consequently, a final judgment for payment rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon U.S. federal securities laws, would not automatically be enforceable in England. In order to enforce any U.S. judgment in England, proceedings must be initiated by way of common law action before a court of competent jurisdiction in England. In a common law action, an English court generally will not reinvestigate the merits of the original matter decided by a U.S. court and may order summary judgment on the basis that there is no arguable defense to the claim for payment. The entry of an enforcement order by an English court is conditional, among other things, upon the following:

  •
  the U.S. court having had jurisdiction over the original proceeding according to English conflict of laws principals;

  •
  the judgment being final and conclusive on the merits and being for a debt or a definite sum of money;

  •
  the judgment not contravening English public policy;

  •
  the judgment being not for a sum payable in respect of taxes or other charges of a like nature, or in respect of a fine or penalty;

  •
  the judgment is not arrived at by doubling, trebling or otherwise multiplying a sum assessed as compensation for the loss or damage sustained; and

  •
  the judgment having not been obtained by fraud or in breach of the principles of natural justice.

        Enforcement proceedings would normally have to be required to be commenced within six years of the date of the judgment. In addition, it is questionable whether an English court would accept jurisdiction and impose civil liability if proceedings were commenced in England predicated solely upon U.S. federal securities law.

        Holdco may comply with a U.S. judgment voluntarily, but, if it were not to do so, you would have to apply to an Italian or English court for an original judgment. Consequently, it could prove difficult to enforce civil liabilities solely based on U.S. securities law in Italy or England. In addition, awards of punitive damages in actions brought in the United States or elsewhere may not be enforceable in Italy or England and English courts are unlikely to enforce any U.S. judgments for specific performance.

 FUTURE IGT SHAREHOLDER PROPOSALS

Holdco

        As a foreign private issuer, Holdco is exempt from the proxy rules of section 14(a) of the Exchange Act. Accordingly, shareholders will not be entitled to present proposals for consideration at forthcoming Holdco shareholder meetings.

IGT

        IGT does not intend to hold an annual meeting of IGT shareholders in 2015 and will hold its 2015 annual meeting only if the Mergers are not completed.

        The deadline for submitting a shareholder proposal to be considered for inclusion in IGT's proxy statement for IGT's 2015 annual meeting of shareholders was September 26, 2014. No proposals were received by IGT by that date. However, if the date of the 2015 annual meeting of shareholders is changed by more than 30 days from the date of 2014 annual meeting of shareholders, then the proposal must be received in writing no later than a reasonable time before IGT begins to print and send its proxy materials.

        IGT shareholders desiring to present a proposal at the 2015 annual meeting of shareholders but who do not desire to have the proposal included in the proxy materials distributed by IGT must deliver written notice of such proposal to IGT no earlier than December 10, 2014 and no later than January 9, 2015. However, in the event that the date of IGT's next annual meeting is prior to February 8, 2015 or after May 9, 2015, then the deadline is no later than 90 days before the date of IGT's 2015 annual meeting of shareholders or, if later, the tenth (10th) day following the day on which IGT mails a notice of or publicly announces the date of its 2015 annual meeting of shareholders. Shareholder proposals that do not meet the notice requirements set forth above and further described in Section 3.2 of IGT's by-laws will not be acted upon at the 2015 annual meeting.

        You are advised to review IGT's by-laws, which contain additional requirements about advance notice of shareholder proposals and director nominations. IGT's by-laws are available on its website at www.igt.com.

 LEGAL MATTERS

        IGT is being represented by Sidley Austin LLP with respect to certain legal matters as to the laws of the United States and is being represented by Allen & Overy LLP with respect to tax matters and certain legal matters as to the laws of the U.K. and Italy.

        GTECH and Holdco are being represented by Wachtell, Lipton, Rosen & Katz with respect to certain legal matters as to United States law, by Clifford Chance LLP with respect to certain legal matters as to the laws of the England and Lombardi Molinari Segni with respect to certain legal matters as to the laws of Italy. GTECH and Holdco are being represented by Jones Day with respect to certain U.K. tax matters and are being represented by Ludovici & Partners with respect to certain Italian tax matters.

 EXPERTS

        The consolidated financial statements of GTECH S.p.A. as of December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013, included in this proxy statement/prospectus have been audited by Reconta Ernst & Young S.p.A., independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this proxy statement/prospectus by reference to the Annual Report on Form 10-K of International Game Technology for the year ended September 27, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

 WHERE YOU CAN FIND MORE INFORMATION

        IGT files annual reports with and furnishes other reports and information to the SEC. You may read and copy any document IGT files with or furnishes to the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these reports, as well as proxy and information statements and other information that IGT files with or furnishes to the SEC, at the Internet website maintained by the SEC, at www.sec.gov. The address of the SEC's website is provided solely for the information of prospective investors and is not intended to be an active link. Please visit this website or call the SEC at 1-800-SEC-0330 for further information about its Public Reference Room. Reports and other information concerning the business of IGT may also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005. In addition, you may obtain free copies of the documents IGT files with the SEC, including the registration statement on Form F-4, of which this proxy statement/prospectus forms a part, by going to IGT's website at http://www.igt.com under "Investor Relations." The Internet website address of IGT is provided as an inactive textual reference only. The information provided on the Internet website of IGT, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement/prospectus and, therefore, is not incorporated herein by reference.

        Holdco has filed a registration statement on Form F-4, including the exhibits and annexes thereto, with the SEC under the Securities Act, to register the Holdco Shares that IGT shareholders will receive in connection with the Mergers. This proxy statement/prospectus is a part of that registration statement as well as a proxy statement with respect to the special meeting. Holdco may also file amendments to the registration statement. This proxy statement/prospectus does not contain all of the information set forth in the registration statement, and some parts have been omitted in accordance with the rules and regulations of the SEC. You should read the registration statement on Form F-4 and the exhibits and schedules filed with the registration statement as they contain important information about IGT and Holdco and the Holdco Shares.

        Each of IGT and Holdco undertake to provide without charge to IGT shareholders, upon request, by first class mail or other equally prompt means, within one (1) business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement/prospectus, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement/prospectus incorporates.

        Requests for copies of the filings of IGT and Holdco should be directed to:

IGT	Holdco
Kate Pearlman Vice President, Investor Relations and Treasury +1 866-296-4232	Giuliano Boggiali Vice President, Investor Relations and Corporate Finance Viale del Campo Boario 56/d 00154 Roma Italy +39 06 51899-020

        GTECH makes its annual and interim reports and other information on its website at www.gtech.com. Information contained in or otherwise accessible through this website is not a part of this document.

 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows IGT to "incorporate by reference" certain information filed with or furnished to the SEC, which means that IGT can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this proxy statement/prospectus. With respect to this proxy statement/prospectus, information that IGT later files with or furnishes to the SEC and that is incorporated by reference will automatically update and supersede information in this proxy statement/prospectus and information previously incorporated by reference into this proxy statement/prospectus.

        Each document incorporated by reference into this proxy statement/prospectus is current only as of the date of such document, and the incorporation by reference of such document is not intended to create any implication that there has been no change in the affairs of IGT since the date of the relevant document or that the information contained in such document is current as of any time subsequent to its date. Any statement contained in such incorporated documents is deemed to be modified or superseded for the purpose of this proxy statement/prospectus to the extent that a subsequent statement contained in another document that is incorporated by reference into this proxy statement/prospectus at a later date modifies or supersedes that statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

        This proxy statement/prospectus incorporates by reference the following documents and information filed by IGT with the SEC (other than, in each case, documents or information deemed to have been "furnished" and not "filed" in accordance with SEC rules):

        IGT Filings and Reports (SEC File Number: 001-10684)

  •
  IGT Annual Report on Form 10-K, for the fiscal year ended September 27, 2014, filed with the SEC on November 25, 2014.

  •
  IGT Quarterly Report on Form 10-Q filed with the SEC on August 6, 2014.

        All documents filed by IGT under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and prior to the date of the special meeting will be incorporated by reference into this proxy statement/prospectus, other than the portions of such documents not deemed to be filed.

        You may obtain copies of these documents in the manner described under "Where You Can Find More Information."

        THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS.

        THIS PROXY STATEMENT/PROSPECTUS IS DATED DECEMBER [    ], 2014. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE.

INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS OF GTECH S.P.A. AND
SUBSIDIARIES

GTECH S.P.A. AND SUBSIDIARIES

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(€ thousands)	Notes	September 30, 2014	December 31, 2013
ASSETS
Non-current assets
Systems, equipment and other assets related to contracts, net	7	900,360	899,536
Property, plant and equipment, net	8	76,607	76,382
Goodwill	9	3,323,635	3,095,466
Intangible assets, net	10	1,179,286	1,257,297
Investments in associates and joint ventures	11	24,150	26,894
Other non-current assets	12	79,108	48,777
Non-current financial assets	13	28,809	28,886
Deferred income taxes		10,957	14,000

Total non-current assets		5,622,912	5,447,238

Current assets
Inventories	14	155,144	146,406
Trade and other receivables, net	15	823,257	904,248
Other current assets	12	229,587	190,517
Current financial assets	13	10,143	12,273
Income taxes receivable		6,754	3,574
Cash and cash equivalents		455,640	419,118

Total current assets		1,680,525	1,676,136

TOTAL ASSETS		7,303,437	7,123,374

EQUITY AND LIABILITIES
Equity attributable to owners of the parent
Issued capital		174,953	173,992
Share premium		1,651,224	1,717,261
Treasury shares	16	(32,893)	—
Retained earnings		400,647	292,847
Other reserves	16	279,789	15,812

		2,473,720	2,199,912
Non-controlling interests		283,693	403,620

Total equity		2,757,413	2,603,532

Non-current liabilities
Long-term debt, less current portion	17	2,659,795	2,641,260
Deferred income taxes		164,671	134,278
Long-term provisions		16,413	17,499
Other non-current liabilities	18	55,973	62,098
Non-current financial liabilities	13	60,500	60,600

Total non-current liabilities		2,957,352	2,915,735

Current liabilities
Accounts payable		816,024	978,598
Short-term borrowings	17	325	851
Other current liabilities	18	365,525	361,740
Current financial liabilities	13	92,086	21,503
Current portion of long-term debt	17	230,442	214,496
Short-term provisions		1,020	1,185
Income taxes payable		83,250	25,734

Total current liabilities		1,588,672	1,604,107

TOTAL EQUITY AND LIABILITIES		7,303,437	7,123,374

GTECH S.P.A. AND SUBSIDIARIES

UNAUDITED INTERIM CONDENSED CONSOLIDATED INCOME STATEMENTS

		For the nine months ended September 30,
(€ thousands)	Notes	2014	2013
Service revenue		2,091,906	2,061,282
Product sales		168,261	228,432

Total revenue	6	2,260,167	2,289,714
Raw materials, services and other costs	19	1,115,617	1,160,058
Personnel	20	411,724	418,023
Depreciation	21	183,089	188,136
Amortization	22	151,511	141,488
Impairment recovery, net		(1,104)	(2,025)
Capitalization of internal construction costs - labor and overhead		(69,664)	(71,313)
Unusual income, net	23	(1,064)	—

		1,790,109	1,834,367
Operating income	6	470,058	455,347
Interest income		2,297	2,395
Equity loss, net		(1,761)	(193)
Other income		3,151	990
Other expense		(6,689)	(6,226)
Foreign exchange loss, net		(4,152)	(2,205)
Interest expense	24	(139,206)	(121,148)

		(146,360)	(126,387)

Income before income tax expense		323,698	328,960
Income tax expense	25	132,712	130,925

Net income		190,986	198,035

Attributable to:
Owners of the parent		176,119	174,157
Non-controlling interests		14,867	23,878

		190,986	198,035

Earnings per share/ADRs
Basic - net income attributable to owners of the parent		€1.01	€1.01
Diluted - net income attributable to owners of the parent		€1.01	€1.01

GTECH S.P.A. AND SUBSIDIARIES

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

		For the nine months ended September 30,
(€ thousands)	Notes	2014	2013
Net income		190,986	198,035
Other comprehensive income
Items that may be reclassified subsequently to profit or loss:
Net gain (loss) on translation of foreign operations		267,632	(82,011)
Income tax benefit (expense)		(10,145)	2,314

		257,487	(79,697)
Net gain (loss) on cash flow hedges	26	4,128	(1,035)
Income tax benefit (expense)		(1,356)	387

		2,772	(648)
Net gain on hedge of net investment in foreign operation		1,383	488
Income tax expense		(545)	(190)

		838	298
Net gain on available-for-sale financial investments		2,498	2,637
Income tax expense		(716)	(743)

		1,782	1,894
Share of other comprehensive loss of associate		(550)	—
Net other comprehensive income (loss) that may be reclassified subsequently to profit or loss		262,329	(78,153)

Items that will not be reclassified subsequently to profit or loss:
Remeasurement loss on defined benefit plans		—	(928)
Income tax benefit		—	247

Net other comprehensive loss that will not be reclassified subsequently to profit or loss		—	(681)

Other comprehensive income (loss) for the period, net of tax		262,329	(78,834)

Total comprehensive income for the period, net of tax		453,315	119,201

Attributable to:
Owners of the parent		437,743	95,361
Non-controlling interests		15,572	23,840

		453,315	119,201

GTECH S.P.A. AND SUBSIDIARIES

UNAUDITED INTERIM CONDENSED CONSOLIDATED INCOME STATEMENTS

		For the three months ended September 30,
(€ thousands)	Notes	2014	2013
Service revenue		680,257	661,381
Product sales		47,528	68,790

Total revenue	6	727,785	730,171
Raw materials, services and other costs	19	368,591	396,899
Personnel	20	138,704	140,187
Depreciation	21	64,086	65,307
Amortization	22	51,971	48,149
Capitalization of internal construction costs - labor and overhead		(25,206)	(22,702)
Unusual income, net	23	(3,559)	—

		594,587	627,840
Operating income	6	133,198	102,331
Interest income		649	956
Equity income (loss), net		280	(64)
Other income		2,384	330
Other expense		(1,883)	(2,343)
Foreign exchange loss, net		(2,456)	(726)
Interest expense	24	(57,812)	(40,524)

		(58,838)	(42,371)

Income before income tax expense		74,360	59,960
Income tax expense	25	30,488	21,174

Net income		43,872	38,786

Attributable to:
Owners of the parent		40,315	32,153
Non-controlling interests		3,557	6,633

		43,872	38,786

Earnings per share/ADRs
Basic - net income attributable to owners of the parent		€0.23	€0.18
Diluted - net income attributable to owners of the parent		€0.23	€0.18

GTECH S.P.A. AND SUBSIDIARIES

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF
COMPREHENSIVE INCOME

		For the three months ended September 30,
(€ thousands)	Notes	2014	2013
Net income		43,872	38,786
Other comprehensive income
Items that may be reclassified subsequently to profit or loss:
Net gain (loss) on translation of foreign operations		244,318	(93,160)
Income tax benefit (expense)		(9,029)	3,396

		235,289	(89,764)
Net gain (loss) on cash flow hedges	26	2,773	(3,205)
Income tax benefit (expense)		(1,016)	898

		1,757	(2,307)
Net gain (loss) on hedge of net investment in foreign operation		520	(895)
Income tax benefit (expense)		(205)	349

		315	(546)
Net gain (loss) on available-for-sale financial investments		(125)	2,135
Income tax benefit (expense)		29	(743)

		(96)	1,392
Net other comprehensive income (loss) that may be reclassified subsequently to profit or loss		237,265	(91,225)

Items that will not be reclassified subsequently to profit or loss:
Remeasurement loss on defined benefit plans		—	—
Income tax benefit		—	—

Net other comprehensive income that will not be reclassified subsequently to profit or loss		—	—

Other comprehensive income (loss) for the period, net of tax		237,265	(91,225)

Total comprehensive income (loss) for the period, net of tax		281,137	(52,439)

Attributable to:
Owners of the parent		277,127	(58,778)
Non-controlling interests		4,010	6,339

		281,137	(52,439)

GTECH S.P.A. AND SUBSIDIARIES

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

		For the nine months ended September 30,
(€ thousands)	Notes	2014	2013
Cash flows from operating activities
Income before income tax expense		323,698	328,960
Adjustments for:
Depreciation	21	183,089	188,136
Intangibles amortization	22	151,577	141,557
Interest expense	24	139,206	121,148
Non-cash foreign exchange loss, net		4,499	574
Share-based payment expense	27	3,152	9,029
Provisions		(857)	23,349
Impairment recovery, net		(1,104)	(2,025)
Interest income		(2,297)	(2,395)
Other non-cash items		12,923	11,080
Cash foreign exchange gain (loss), net		(347)	1,631
Income tax paid		(113,756)	(107,559)

Cash flows before changes in operating assets and liabilities		699,783	713,485
Changes in operating assets and liabilities:
Inventories		(2,760)	12,173
Trade and other receivables		85,684	(80,407)
Accounts payable		(79,166)	(85,020)
Deferred revenue		(22,030)	14,803
Employee compensation		(14,174)	(17,677)
Taxes other than income taxes		(25,942)	(20,468)
Advance payments from customers		3,491	(21,383)
Other current liabilities		14,525	(2,885)
Other assets and liabilities		(18,189)	(15,716)

Net cash flows from operating activities		641,222	496,905

Cash flows from investing activities
Purchases of systems, equipment and other assets related to contracts		(140,263)	(136,456)
Acquisitions, net of cash acquired		(26,230)	(7,345)
Purchases of intangible assets	10	(14,375)	(111,948)
Purchases of property, plant and equipment	8	(5,056)	(8,241)
Interest received		1,931	2,525
Cash proceeds related to impairment recovery		—	2,025
Refundable deposit		—	(19,800)
Other		9,790	3,162

Net cash flows used in investing activities		(174,203)	(276,078)

Cash flows from financing activities
Dividends paid		(130,525)	(125,920)
Interest paid		(114,161)	(99,822)
Acquisition of non-controlling interest	16	(72,328)	—
Return of capital - non-controlling interest	16	(50,155)	(40,087)
Treasury shares purchased	16	(32,893)	—
Dividends paid - non-controlling interest	16	(32,788)	(33,865)
Net proceeds from (repayments of) short-term borrowings		(512)	21
Capital increase	16	2,201	56,688
Other		(8,920)	(306)

Net cash flows used in financing activities		(440,081)	(243,291)

Net increase (decrease) in cash and cash equivalents		26,938	(22,464)
Effect of exchange rate changes on cash		9,584	(6,491)

Cash and cash equivalents at the beginning of the period		419,118	455,762

Cash and cash equivalents at the end of the period		455,640	426,807

GTECH S.P.A. AND SUBSIDIARIES

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

For the nine months ended September 30, 2014

	Attributable to owners of the parent
(€ thousands)	Issued Capital	Share Premium	Treasury Shares (Note 16)	Retained Earnings	Other Reserves (Note 16)	Total	Non-Controlling Interests	Total Equity
Balance at January 1, 2014	173,992	1,717,261	—	292,847	15,812	2,199,912	403,620	2,603,532
Net income	—	—	—	176,119	—	176,119	14,867	190,986
Other comprehensive income	—	—	—	—	261,624	261,624	705	262,329

Total comprehensive income	—	—	—	176,119	261,624	437,743	15,572	453,315
Dividend distribution (€0.75 per share)	—	(69,296)	—	(61,229)	—	(130,525)	—	(130,525)
Treasury shares purchased (1,782,426 shares)	—	—	(32,893)	—	—	(32,893)	—	(32,893)
Appropriation of 2013 income in accordance with Italian law	—	—	—	(308)	308	—	—	—
Share-based payment (Note 27)	—	—	—	—	3,152	3,152	—	3,152
Shares issued upon exercise of stock options	282	3,259	—	—	—	3,541	—	3,541
Shares issued under stock award plans	679	—	—	—	(679)	—	—	—
Dividend distribution (Note 16)	—	—	—	—	—	—	(32,788)	(32,788)
Return of capital (Note 16)	—	—	—	—	—	—	(50,155)	(50,155)
Acquisition of non-controlling interest (Note 16)	—	—	—	(9,057)	—	(9,057)	(63,751)	(72,808)
Capital increase (Note 16)	—	—	—	—	—	—	13,470	13,470
Capital reallocation (Note 16)	—	—	—	2,275	—	2,275	(2,275)	—
Other movements in equity	—	—	—	—	(428)	(428)	—	(428)

Balance at September 30, 2014	174,953	1,651,224	(32,893)	400,647	279,789	2,473,720	283,693	2,757,413

GTECH S.P.A. AND SUBSIDIARIES

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN EQUITY (Continued)

For the nine months ended September 30, 2013

	Attributable to owners of the parent
(€ thousands)	Issued Capital	Share Premium	Retained Earnings	Other Reserves (Note 16)	Total	Non-Controlling Interests	Total Equity
Balance at January 1, 2013	172,455	1,703,923	235,858	155,565	2,267,801	374,464	2,642,265
Net income	—	—	174,157	—	174,157	23,878	198,035
Other comprehensive loss	—	—	—	(78,796)	(78,796)	(38)	(78,834)

Total comprehensive income (loss)	—	—	174,157	(78,796)	95,361	23,840	119,201
Dividend distribution (€0.73 per share)	—	—	(125,920)	—	(125,920)	—	(125,920)
Appropriation of 2012 income in accordance with Italian law	—	—	(63)	63	—	—	—
Share-based payment (Note 27)	—	—	—	9,029	9,029	—	9,029
Shares issued upon exercise of stock options	1,166	12,936	—	—	14,102	—	14,102
Shares issued under stock award plans	339	—	—	(339)	—	—	—
Dividend distribution (Note 16)	—	—	—	—	—	(33,865)	(33,865)
Return of capital (Note 16)	—	—	—	—	—	(40,087)	(40,087)
Capital increase (Note 16)	—	—	—	—	—	56,688	56,688
Other movements in equity	—	—	—	(428)	(428)	400	(28)

Balance at September 30, 2013	173,960	1,716,859	284,032	85,094	2,259,945	381,440	2,641,385

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS

1. Corporate information

        GTECH S.p.A. is a leading commercial operator and provider of technology in the regulated worldwide gaming markets. When used in these notes, unless otherwise specified or the context otherwise indicates, all references to the terms "GTECH," "we," "us," "our," and the "Company" refer to GTECH S.p.A., the parent entity, and all entities included in our unaudited interim condensed consolidated financial statements.

        We operate and provide a full range of services and leading-edge technology products across all gaming markets, including lotteries, machine gaming, sports betting, and interactive gaming. We also provide high-volume processing of commercial transactions. Our state-of-the-art information technology platforms and software enable distribution through land-based systems, Internet and mobile devices. Our principal activities are described in Note 6.

        GTECH is a joint stock company incorporated and domiciled in the Republic of Italy, and its registered office is located at Viale del Campo Boario, Rome, Italy. GTECH is majority owned by De Agostini S.p.A., a century-old publishing, media, and financial services company and is listed on the Italian Stock Exchange managed by Borsa Italiana S.p.A. under the trading symbol "GTK". GTECH has a Sponsored Level 1 American Depository Receipt (ADR) program listed on the United States over the counter market under the trading symbol "GTKYY".

        The unaudited interim condensed consolidated financial statements for the nine months ended September 30, 2014 were approved for issuance in accordance with a resolution of the Board of Directors on November 10, 2014.

2. Basis of preparation

        The unaudited interim condensed consolidated financial statements for the three and nine month periods ended September 30, 2014 have been prepared in accordance with International Accounting Standard 34 Interim Financial Reporting ("IAS 34"). As such, they do not include all the information and disclosures required in the annual financial statements, and should be read in conjunction with the Company's annual financial statements as of December 31, 2013.

        The unaudited interim condensed consolidated financial statements are presented in euros and all values are rounded to the nearest thousand (€000) (except share and per share data) unless otherwise indicated.

        The unaudited interim condensed consolidated financial statements for September 30, 2014 are consistent with the December 31, 2013 presentation.

Format of the unaudited interim condensed consolidated financial statements

        The Company presents current and non-current assets, and current and non-current liabilities as separate classifications in its unaudited interim condensed consolidated statements of financial position.

        The unaudited interim condensed consolidated income statements are presented using a classification based on the nature of expenses, rather than based on their function of expense, as management believes this presentation provides information that is more relevant.

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

2. Basis of preparation (Continued)

        The unaudited interim condensed consolidated statements of changes in equity include details of transactions with owners, with non-owner changes in equity presented separately. Comprehensive income is presented in two statements; a separate unaudited interim condensed consolidated income statement and unaudited interim condensed consolidated statement of comprehensive income.

        The unaudited interim condensed consolidated statements of cash flows are presented using the indirect method.

3. Changes to the Company's accounting policies

        The Company's accounting policies adopted in the preparation of the unaudited interim condensed consolidated financial statements are consistent with those of the previous financial year except for:

  •
  The adoption of new standards and interpretation effective as of January 1, 2014 as described below; and

  •
  Starting from the preparation of the unaudited interim condensed consolidated income statement for the three months ended September 30, 2014, the Company has presented "Unusual income, net" as a separate line item on the unaudited condensed consolidated income statement. Unusual items recorded within this line item include transaction costs on significant business combinations and significant gains and losses incurred on disposals of group entities or businesses. Such items are classified as unusual as they are only incidentally related to GTECH's ordinary activities, are not expected to occur frequently, and hinder comparability of GTECH's period over period performance. Due to the significance and magnitude of these items, the Company believes that separate identification of this line item allows the users of the unaudited interim condensed consolidated financial statements to take them into appropriate consideration when analyzing GTECH's performance and assists them in understanding GTECH's financial performance year over year. In the preparation of the unaudited interim condensed consolidated income statement for the nine months ended September 30, 2014, certain transaction costs related to the planned acquisition of IGT were reclassified into this line item compared to those previously disclosed in the unaudited interim condensed consolidated income statement for the six months ended June 30, 2014.

Adoption of new standards and interpretation

        The nature and the impact of each new standard, amendments or interpretation are described below.

Investment Entities (Amendments to IFRS 10, IFRS 12 and IAS 27)

        These amendments provide an exception to the consolidation requirement for entities that meet the definition of an investment entity under IFRS 10 Consolidated Financial Statements. These amendments have no impact to the Company, since none of the entities in the Company qualifies to be an investment entity under IFRS 10.

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

3. Changes to the Company's accounting policies (Continued)

Offsetting Financial Assets and Financial Liabilities - Amendments to IAS 32

        These amendments clarify the meaning of "currently has a legally enforceable right of set-off" and the criteria for non-simultaneous settlement mechanisms of clearing houses to qualify for offsetting. These amendments have no impact to the Company.

Recoverable Amount Disclosures for Non-Financial Assets - Amendments to IAS 36

        These amendments require disclosure of the recoverable amounts for the assets or cash-generating units for which an impairment loss has been recognized or reversed during the period. These amendments affect disclosures only and have no impact on the Company's financial position or performance.

Novation of Derivatives and Continuation of Hedge Accounting - Amendments to IAS 39

        These amendments provide relief from discontinuing hedge accounting when novation of a derivative designated as a hedging instrument meets certain criteria. The amendments do not have an impact on the Company.

IFRIC Interpretation 21 Levies

        IFRIC Interpretation 21 is applicable to all levies imposed by governments under legislation, other than outflows that are within the scope of other standards and fines or other penalties for breaches of legislation. The interpretation clarifies that an entity recognizes a liability for a levy no earlier than when the activity that triggers payment, as identified by the relevant legislation, occurs (except if lower than a specified minimum threshold). The interpretation does not have an impact on the Company.

4. Significant accounting judgments, estimates and assumptions

        The preparation of the Company's consolidated financial statements requires management to make judgments, estimates and assumptions that affect the reported amounts of revenues, expenses, assets, liabilities, and the accompanying disclosures, and the disclosure of contingent liabilities. Uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of assets or liabilities affected in future periods.

Judgments

        In the process of applying the Company's accounting policies, management has made the following judgment that has the most significant effect on the amounts recognized in the consolidated financial statements.

Finance and operating lease commitments

        The Company leases the GTECH Corporation world headquarters facility (land and building) in Providence, Rhode Island, USA. The Company determined that the present value of the future minimum lease payments for the building amounted to substantially all of the fair value relating to the Company's portion of the building and therefore accounts for its portion of the building as a finance

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

4. Significant accounting judgments, estimates and assumptions (Continued)

lease. The Company also determined that since title to the land will never transfer to the Company, the land is accounted for as an operating lease.

Estimates and assumptions

        The key assumptions concerning the future and other key sources of estimation uncertainty at the reporting date that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below. The Company based its assumptions and estimates on parameters available when the unaudited interim condensed consolidated financial statements were prepared. Existing circumstances and assumptions about future developments, however, may change due to market changes or circumstances arising beyond the control of the Company. Such changes are reflected in the assumptions when they occur.

Impairment of Systems, Equipment and Other Assets Related to Contracts

        The carrying values of systems, equipment and other assets related to contracts are reviewed for impairment when events or changes in circumstances indicate that the carrying value may not be recoverable. This requires management to make an estimate of the expected future cash flows from the assets and also to choose a suitable discount rate in order to calculate the present value of those cash flows. The carrying amount of systems, equipment and other assets related to contracts at September 30, 2014 and December 31, 2013 was €900.4 million and €899.5 million, respectively. No impairments have been recorded in the nine months ended September 30, 2014 or 2013. Further details are provided in Note 7.

Impairment of Goodwill

        The Company determines whether goodwill is impaired at least on an annual basis. This requires an estimation of the "fair value less costs of disposal" of the cash-generating units to which the goodwill is allocated. Goodwill is tested at the level at which management monitors goodwill. Estimating a fair value less costs of disposal amount requires management to make an estimate of the expected future cash flows from the cash-generating unit and also to choose a suitable discount rate in order to calculate the present value of those cash flows. The carrying amount of goodwill at September 30, 2014 and December 31, 2013 was €3.3 billion and €3.1 billion, respectively. No impairments have been recorded in the nine months ended September 30, 2014 or 2013. Further details are provided in Note 9.

Impairment of Intangible Assets

        The Company determines whether intangible assets with definite or indefinite useful lives are impaired at least on an annual basis. This requires management to make an estimate of the expected future cash flows from the assets and also to choose a suitable discount rate in order to calculate the present value of those cash flows. The carrying amount of intangible assets at September 30, 2014 and December 31, 2013 was €1.2 billion and €1.3 billion, respectively. No impairments have been recorded in the nine months ended September 30, 2014 or 2013. Further details are provided in Note 10.

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

4. Significant accounting judgments, estimates and assumptions (Continued)

Litigation provisions

        Due to the nature of its business, the Company is involved in a number of legal, regulatory and arbitration proceedings regarding, among other matters, claims by and against it as well as injunctions by third parties arising out of the ordinary course of its business and is subject to investigations and compliance inquiries related to its ongoing operations. The outcome of these proceedings and similar future proceedings cannot be predicted with certainty. It is difficult to accurately estimate the outcome of any proceeding. As such, the amounts of the Company's provision for litigation risk, which has been accrued on the basis of assessments made by external counsel, could vary significantly from the amounts the Company would ultimately pay in any such proceeding. In addition, unfavorable resolution of or significant delay in adjudicating such proceedings could require the Company to pay substantial monetary damages or penalties and/or incur costs which may exceed any provision for litigation risks or, under certain circumstances, cause the termination or revocation of the relevant concession, license or authorization and thereby have a material adverse effect on the Company's results of operations, business, financial condition or prospects. At September 30, 2014 and December 31, 2013, provisions for litigation matters amounted to €6.6 million and €8.5 million, respectively. Further details are provided in Note 30.

Share-based payments

        The Company measures the cost of equity-settled transactions with employees by reference to the fair value of the equity instruments on the date they are granted. Estimating fair value for share-based payment transactions requires determination of the most appropriate valuation model, which is dependent on the terms and conditions of the grant, and incorporates assumptions to the valuation model inputs, including the expected life of the option, volatility, dividend yield and risk-free interest rate. We recorded share-based payment expense of €3.2 million and €9.0 million in the nine months ended September 30, 2014 and 2013, respectively. The assumptions and models used for estimating fair value for share-based payment transactions are disclosed in Note 27.

Minimum profit level guarantees

        We have three contracts where we have provided customers with minimum profit level guarantees as summarized below. Our estimates of liabilities for minimum profit level guarantees take into consideration contract terms and financial information provided by our customers, the availability and timing of which could significantly impact our estimates. At the inception of the contract, we estimate whether we expect to incur an obligation for the minimum profit level guarantee during the term of the contract. In the event a liability for the obligation is required, we record a liability based on our estimate with an offsetting asset as we consider it to be a cost incurred directly related to the future benefits of the contract. We amortize the asset over the contract term as a reduction of service revenue. In situations where the Company and the customer have not agreed to the methodology for calculating the minimum profit level guarantee, the Company continues to adjust the estimated liability with an offset to the asset until the Company and the customer reach a mutual understanding on the methodology. Any difference between the liability recorded and the actual amount owed to the customer is recorded as an adjustment to service revenue in the period when such difference becomes probable.

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

4. Significant accounting judgments, estimates and assumptions (Continued)

        In January 2011, Northstar Lottery Group, LLC ("Northstar"), a consortium in which GTECH Corporation holds an 80% controlling interest, entered into a 10-year agreement with the State of Illinois, acting through the Department of the Lottery (as the statutory successor to the Department of Revenue, Lottery Division (the "State")) whereby Northstar, subject to the State's oversight, manages the day-to-day operations of the lottery and its core functions. Northstar guaranteed the State a minimum profit level for each fiscal year of the agreement, commencing with the State's fiscal year ended June 30, 2012.

        In October 2012, GTECH Indiana, LLC ("GTECH Indiana"), a wholly-owned subsidiary of GTECH Corporation, entered into a 15-year agreement with the State Lottery Commission of Indiana (the "State") whereby GTECH Indiana manages the day-to-day operations of the lottery and its core functions, subject to the State's control over all significant business decisions. GTECH Indiana guaranteed the State a minimum profit level in each year of the agreement, commencing with the contract year ending June 30, 2014.

        In June 2013, Northstar New Jersey Lottery Group, LLC ("Northstar NJ"), a consolidated joint venture in which GTECH Corporation indirectly holds an approximate 41% interest, entered into an Agreement with the State of New Jersey (the "State"), Department of the Treasury, Division of Purchase and Property and Division of Lottery (the "Division of Lottery") whereby Northstar NJ manages a wide range of the Division of Lottery's marketing, sales, and related functions, which is subject to the Division of Lottery's continuing control and oversight over the conduct of lottery operations. Northstar NJ guaranteed the State a minimum profit level in each year of the agreement, commencing with the contract year ending June 30, 2014.

        Further details of these guarantees, which require management to make estimates and assumptions concerning profit levels, are provided in Note 29.

Income taxes

        Uncertainties exist with respect to the interpretation of complex tax regulations and the amount and timing of future taxable income. Given the Company's wide range of international business relationships and the long-term nature and complexity of existing contractual agreements, differences arising between the actual results and the assumptions made, or future changes to such assumptions, could necessitate future adjustments to taxable income and income tax expense already recorded. The Company establishes provisions, based on reasonable estimates, for possible consequences of audits by the tax authorities of the respective countries in which it operates. The amount of such provisions is based on various factors, such as experience of previous tax audits and differing interpretations of tax regulations by the taxable entity and the responsible tax authority. Such differences of interpretation may arise on a wide variety of issues depending on the conditions prevailing in the respective domicile of our companies.

        Deferred tax assets are recognized for unused tax losses and tax credits to the extent that it is probable that taxable income will be available against which the losses and tax credits can be utilized. Significant management judgment is required to determine the amount of deferred tax assets that can be recognized, based upon the likely timing and level of future taxable income together with future tax planning strategies.

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

4. Significant accounting judgments, estimates and assumptions (Continued)

        Based upon the consideration of these factors, the value of deferred tax assets related to operating losses and tax assets related to tax credits are as follows (€ millions):

	September 30, 2014	December 31, 2013
Recognized deferred tax assets related to operating losses	102.4	96.1
Unrecognized deferred tax assets related to operating losses	57.8	53.6
Recognized deferred tax assets related to tax credits	2.3	1.8
Unrecognized deferred tax assets related to tax credits	20.5	18.7

        Further details on income taxes are disclosed in Note 25.

Fair value measurement of financial instruments

        When the fair values of financial assets and financial liabilities recorded in the statement of financial position cannot be measured based on quoted prices in active markets, their fair value is measured using valuation techniques including the discounted cash flow model. The inputs to these models are taken from observable markets where possible, but where this is not feasible, a degree of judgment is required in establishing fair values. The judgments include considerations of inputs such as liquidity risk, credit risk and volatility. Changes in assumptions about these factors could affect the reported fair value of financial instruments. Further details are provided in Note 13.

        Contingent consideration resulting from business combinations is valued at fair value at the acquisition date as part of the business combination. When the contingent consideration meets the definition of a financial liability, it is subsequently remeasured to fair value at each reporting date. The determination of the fair value is based on discounted cash flows. The key assumptions take into consideration the probability of meeting each performance target and the discount factor. Further details are provided in Note 29.

5. Merger agreement with International Game Technology

        On July 15, 2014, we entered into an Agreement and Plan of Merger (the "Merger Agreement") with International Game Technology ("IGT"), a global leader in casino and social gaming entertainment, headquartered in Las Vegas, Nevada.

        Under the terms of the Merger Agreement, which was amended in September 2014, GTECH and IGT will combine under a newly formed holding company organized and with corporate headquarters in the United Kingdom ("Holdco"), with operating headquarters in each of Las Vegas, Providence and Rome. The Merger Agreement provides for (i) the merger of GTECH with and into Holdco pursuant to which each issued and outstanding ordinary share of GTECH will be converted into the right to receive one ordinary share of Holdco ("Holdco Shares"), and immediately thereafter, (ii) the merger of a U.S. subsidiary of Holdco ("Sub") with and into IGT with IGT surviving as a wholly owned subsidiary of Holdco.

        Subject to adjustment, IGT shareholders will be entitled to receive a combination of $13.69 in cash plus 0.1819 Holdco Shares for each share of IGT common stock, equal to an aggregate value of $18.25 per IGT share. The aggregate transaction value is approximately $6.4 billion (€5.1 billion at the

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

5. Merger agreement with International Game Technology (Continued)

September 30, 2014 exchange rate) inclusive of the assumption of approximately $1.75 billion (€1.39 billion at the September 30, 2014 exchange rate) in existing IGT net debt. Holdco has applied to list Holdco Shares on the New York Stock Exchange.

        Closing of the mergers is subject to certain closing conditions, including among others (i) IGT and GTECH shareholder approvals, (ii) expiration or termination of the waiting periods and certain antitrust approvals, each of which has been obtained, (iii) gaming regulatory approvals in 23 jurisdictions, (iv) effectiveness of the registration statement for the Holdco Shares, (v) NYSE listing approval for the Holdco Shares, (vi) the expiration or early termination of a sixty-day GTECH creditor opposition period after GTECH shareholder approval, (vii) the absence of any order prohibiting or restraining the mergers, (viii) subject to certain materiality exceptions, the accuracy of each party's representations and warranties in the Merger Agreement and performance by each party of their respective obligations under the Merger Agreement; (ix) the receipt of a merger order from the High Court of England and Wales and (x) in the case of IGT's obligation to close the IGT Merger, receipt of a tax opinion by IGT.

        The extraordinary meeting of shareholders of GTECH was held on November 4, 2014 at which the cross-border merger of GTECH into Holdco was approved.

        The Merger Agreement contains customary representations, warranties and covenants by IGT and GTECH, including covenants regarding the operation of their respective businesses prior to the closing of the mergers and prohibitions on the solicitation of competing proposals.

        IGT may terminate the Merger Agreement under certain circumstances including, among others, in order to enter into an agreement with respect to a proposal that is determined by the IGT board of directors to be superior to the Merger Agreement, subject to the terms and conditions of the Merger Agreement (including an opportunity for GTECH to match any such proposal). GTECH may also terminate the Merger Agreement under certain circumstances, including among others (i) if GTECH shareholders exercise rescission rights under Italian law in respect of more than 20% of GTECH's shares outstanding as of the date of the Merger Agreement, (ii) if Holdco would, as a result of a change in applicable law, be treated as a domestic corporation for U.S. federal income tax purposes as of or after the closing or (iii) if the special voting shares described below cannot be implemented under certain circumstances. In connection with the termination of the Merger Agreement under specified circumstances, (x) IGT may be required to pay GTECH a termination fee of $135.3 million (€107.5 million at the September 30, 2014 exchange rate), (y) IGT may be required to reimburse GTECH for certain regulatory expenses it incurs and (z) GTECH may be required to pay IGT a termination fee of $270.6 million (€215.1 million at the September 30, 2014 exchange rate) or, under the circumstances described in clause (ii) of this paragraph, $135.3 million (€107.5 million at the September 30, 2014 exchange rate).

        Under the terms of the Merger Agreement, the Holdco board of directors will have 13 members, including, for a period of three years after the closing: (i) the chief executive officer of GTECH, (ii) five directors designated by IGT, including IGT's current chairman and its current chief executive officer, (iii) six directors designated by GTECH's principal shareholders and (iv) one director mutually agreed to by IGT and GTECH. The Holdco board of directors will be compliant with the corporate governance standards of the NYSE applicable to non-controlled domestic issuers. GTECH's chief

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

5. Merger agreement with International Game Technology (Continued)

executive officer will be the chief executive officer of Holdco. In addition, for a period of three years following the transactions, IGT's chairman will be chairman of the Holdco board of directors, IGT's chief executive officer will be a vice-chairman and one of the directors designated by GTECH's principal shareholders would also be a vice-chairman. Holdco's articles of association will include a loyalty share program, under which shareholders that hold Holdco Shares continuously for at least three years will have the right to receive 0.9995 (non-transferable) special voting shares per Holdco Share.

        The transaction, which has been approved by the boards of directors of both companies, is currently expected to be completed in the first half of 2015. We expect to finance the cash portion of the consideration through a combination of cash on hand and new financing. In connection with entering into the transaction, we have received binding commitments totaling $10.7 billion (€8.5 billion at the September 30, 2014 exchange rate) from Credit Suisse, Barclays and Citigroup to finance the transaction, including refinancing certain existing indebtedness.

        In connection with the Merger Agreement, IGT entered into a Support Agreement and a Voting Agreement with GTECH's principal shareholders, who held approximately 59% of the outstanding shares of GTECH as of March 14, 2014. Under the terms of the Support Agreement, GTECH's principal shareholders have agreed to vote their shares in favor of the transactions contemplated by the Merger Agreement and against any competing transaction. Under the Voting Agreement, such shareholders have agreed to vote their shares in accordance with the post-closing governance provisions set forth in the Merger Agreement and described above for a period of three years after the closing of the Mergers.

6. Operating segment information

        The structure of the Company's internal organization is aligned around three global geographic regions. Consequently, for management purposes, the Company's operating segments are organized geographically into three reportable operating segments based on those regions - Americas, International and Italy.

        Each of these segments operate and provide a full range of gaming services including lottery management services, online and instant lotteries, sports betting, machine gaming and interactive gaming. They also provide high-volume processing of commercial transactions.

        No operating segments have been aggregated to form the above reportable operating segments.

        Management monitors the operating results of its operating segments separately for the purpose of making decisions about resource allocation and performance assessment. Segment performance is evaluated based on operating income.

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

6. Operating segment information (Continued)

        Revenue and operating income for the Company's reportable operating segments are as follows:

	Third-party revenue
	For the three months ended September 30,		For the nine months ended September 30,
(€ thousands)	2014	2013	2014	2013
Operating Segments
Italy	424,434	397,571	1,310,690	1,286,986
Americas	233,253	251,481	727,229	755,693
International	69,958	80,983	221,847	246,625

	727,645	730,035	2,259,766	2,289,304
Purchase accounting	140	136	401	410

	727,785	730,171	2,260,167	2,289,714

	Operating income
	For the three months ended September 30,		For the nine months ended September 30,
(€ thousands)	2014	2013	2014	2013
Operating Segments
Italy	150,583	82,967	450,952	385,093
Americas	6,798	28,054	63,408	101,680
International	11,349	14,897	39,039	40,413

	168,730	125,918	553,399	527,186
Corporate support	(20,173)	(9,299)	(43,460)	(28,682)
Purchase accounting	(15,359)	(14,288)	(39,881)	(43,157)

	133,198	102,331	470,058	455,347

        Purchase accounting principally represents the depreciation and amortization of acquired tangible and intangible assets in connection with acquired companies including the August 2006 acquisition of GTECH Holdings Corporation by GTECH S.p.A.

        Corporate support expenses are principally comprised of general and administrative expenses and other expenses that are managed at the corporate level, including Restructuring, Corporate Headquarters and Board of Directors expenses. The increase in costs related to corporate support during the three and nine months ended September 30, 2014 primarily relates to IGT acquisition costs.

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

6. Operating segment information (Continued)

        Depreciation, amortization, and impairment information for the Company's reportable operating segments are as follows:

	Depreciation
	For the three months ended September 30,		For the nine months ended September 30,
(€ thousands)	2014	2013	2014	2013
Operating Segments
Italy	19,520	20,437	54,136	54,091
Americas	34,382	34,225	99,645	102,766
International	5,085	5,004	14,023	13,978

	58,987	59,666	167,804	170,835
Corporate support	3,625	3,766	11,052	11,457
Purchase accounting	1,474	1,875	4,233	5,844

	64,086	65,307	183,089	188,136

	Amortization
	For the three months ended September 30,		For the nine months ended September 30,
(€ thousands)	2014	2013	2014	2013
Operating Segments
Italy	36,150	35,476	108,093	103,419
Americas	1,564	—	4,494	—
International	—	—	1	2

	37,714	35,476	112,588	103,421
Corporate support	232	100	450	309
Purchase accounting	14,025	12,573	38,473	37,758

	51,971	48,149	151,511	141,488

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

6. Operating segment information (Continued)

	Impairment loss (recovery), net
	For the three months ended September 30,		For the nine months ended September 30,
(€ thousands)	2014	2013	2014	2013
Operating Segments
International	—	—	1,320	(2,025)

	—	—	1,320	(2,025)
Purchase accounting	—	—	(2,424)	—

	—	—	(1,104)	(2,025)

7. Systems, equipment and other assets related to contracts, net

(€ thousands)	Land	Buildings	Terminals and Systems	Furniture and Equipment	Contracts in Progress	Total
Net book value
Balance at January 1, 2014	551	36,809	758,805	58,294	45,077	899,536
Additions	9	3,124	32,874	3,925	85,425	125,357
Acquisitions	—	—	—	327	—	327
Depreciation (Note 22)	—	(7,250)	(153,747)	(12,079)	—	(173,076)
Disposals	—	(2)	(4,077)	(194)	(139)	(4,412)
Foreign currency translation	—	20	39,987	2,243	3,495	45,745
Transfers	—	6,705	45,698	3,342	(55,991)	(246)
Other	—	3,465	1,984	(266)	1,946	7,129

Balance at September 30, 2014	560	42,871	721,524	55,592	79,813	900,360

Balance at January 1, 2014
Cost	551	82,423	2,012,831	140,747	45,077	2,281,629
Accumulated depreciation	—	(45,614)	(1,254,026)	(82,453)	—	(1,382,093)

Net book value	551	36,809	758,805	58,294	45,077	899,536

Balance at September 30, 2014
Cost	560	95,640	2,157,994	151,577	79,813	2,485,584
Accumulated depreciation	—	(52,769)	(1,436,470)	(95,985)	—	(1,585,224)

Net book value	560	42,871	721,524	55,592	79,813	900,360

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

8. Property, plant and equipment, net

(€ thousands)	Land	Buildings	Furniture and Equipment	Construction in Progress	Total
Net book value
Balance at January 1, 2014	1,878	22,557	50,738	1,209	76,382
Additions	—	—	4,135	921	5,056
Depreciation (Note 22)	—	(1,228)	(8,785)	—	(10,013)
Disposals	—	(55)	(935)	—	(990)
Foreign currency translation	112	1,769	3,919	126	5,926
Transfers	—	—	616	(370)	246

Balance at September 30, 2014	1,990	23,043	49,688	1,886	76,607

Balance at January 1, 2014
Cost	1,878	35,005	120,765	1,209	158,857
Accumulated depreciation	—	(12,448)	(70,027)	—	(82,475)

Net book value	1,878	22,557	50,738	1,209	76,382

Balance at September 30, 2014
Cost	1,990	37,869	132,258	1,886	174,003
Accumulated depreciation	—	(14,826)	(82,570)	—	(97,396)

Net book value	1,990	23,043	49,688	1,886	76,607

9. Goodwill

(€ thousands)	September 30, 2014	December 31, 2013
Balance at beginning of period	3,095,466	3,188,753
Acquisitions	13,204	10,674
Foreign currency translation	214,965	(103,961)

Balance at end of period	3,323,635	3,095,466

Balance at beginning of period
Cost	3,209,232	3,304,615
Accumulated impairment loss	(113,766)	(115,862)

	3,095,466	3,188,753

Balance at end of period
Cost	3,439,089	3,209,232
Accumulated impairment loss	(115,454)	(113,766)

	3,323,635	3,095,466

        On May 2, 2014, we acquired 100% of the shares of Probability Plc ("Probability") a mobile gaming solutions company that provides GTECH with immediate access to a mobile solution in slots and table games, as well as enhances player acquisition and retention experience. The cash purchase

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

9. Goodwill (Continued)

price was approximately £18 million (€19.7 million net of cash acquired). Acquired goodwill of €13.2 million in the first nine months of 2014 includes €10.2 million associated with the Probability acquisition, which is provisional because it is based on preliminary estimates and assumptions. Revisions to the fair values will be recorded when the Company receives final information, including appraisals and other analyses, but not later than one year from the acquisition date.

        Acquired goodwill of €10.7 million in 2013 resulted from the April 2013 acquisition of Big Easy S.r.l., an Italian entity that is engaged in the Machine Gaming market.

        The Company reviews goodwill for impairment annually, during its fourth quarter ending on December 31, or more frequently if events or changes in circumstances indicate that the carrying value may be impaired.

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

10. Intangible assets, net

(€ thousands)	September 30, 2014	December 31, 2013
Balance at beginning of period	1,257,297	1,333,948
Intangible assets acquired during the period:
Purchase business combination related:
Customer contracts	6,446	—
Software	5,927	—

	12,373	—
All other intangible assets acquired:
Software	10,017	17,151
Concessions and licenses	2,779	106,078
Customer contracts	919	2,090
Networks	538	1,324
Sports betting rights	122	8,898
Other	—	3,815

	14,375	139,356
Total intangible assets acquired	26,748	139,356
Foreign currency translation	44,552	(23,351)
Impairment recovery (loss)	2,423	(2,613)
Write-off and other	(157)	(269)
Amortization (Note 23)	(151,577)	(189,774)

Balance at end of period	1,179,286	1,257,297

Balance at beginning of period
Cost	2,198,735	2,120,883
Accumulated amortization	(941,438)	(786,935)

	1,257,297	1,333,948

Balance at end of period
Cost	2,313,463	2,198,735
Accumulated amortization	(1,134,177)	(941,438)

	1,179,286	1,257,297

        The impairment recovery recorded in the nine months ended September 30, 2014 relates to the revised estimation of the future profitability of an existing customer contract resulting from changes in the terms and conditions of such contract.

        Intangible assets acquired during 2013 principally related to a $120 million (€91.7 million at the June 2013 acquisition date) upfront payment required under the Services Agreement Northstar New Jersey Lottery Group, LLC signed with the State of New Jersey, Department of the Treasury, Division

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

10. Intangible assets, net (Continued)

of Purchase and Property and Division of Lottery in June 2013 to manage a wide range of the lottery's marketing, sales, and related functions. See Note 29 for additional information.

11. Investments in associates and joint ventures

        The Company's investments in associates and joint ventures are as follows:

(€ thousands)	September 30, 2014	December 31, 2013
Yeonama Holdings Co. Limited	19,229	19,800

Subtotal associate	19,229	19,800
CLS-GTECH Company Limited	2,998	6,435
LB Participacoes e Loterias LTDA	1,209	—
Ringmaster S.r.l.	660	632
Technology and Security Printing S.r.l.	33	3
L-Gaming S.A.	21	24

Subtotal joint ventures	4,921	7,094

	24,150	26,894

12. Other assets (non-current and current)

(€ thousands)	September 30, 2014	December 31, 2013
Other non-current assets
Minimum revenue guarantee	58,439	28,430
Deferred costs	6,827	4,731
Customer receivables	4,387	5,781
Prepaid expenses	3,623	4,535
Deposits	3,248	2,705
Sales-type lease receivables	1,933	1,399
Other	651	1,196

	79,108	48,777

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

12. Other assets (non-current and current) (Continued)

        We recorded non-current assets related to the minimum revenue guarantee in the State of Illinois as follows (in thousands):

	$	€
Balance at January 1, 2013	—	—
Additions	42,000	32,110
Service revenue amortization	(2,792)	(2,067)
Foreign currency translation	—	(1,613)

Balance at December 31, 2013	39,208	28,430
Additions	40,000	29,287
Service revenue amortization	(5,674)	(4,248)
Foreign currency translation	—	4,970

Balance at September 30, 2014	73,534	58,439

        The asset is being amortized over the remaining term of the 10-year agreement with the State of Illinois (ending January 17, 2021), as a reduction of service revenue in the unaudited interim condensed consolidated income statements. See Note 29 for additional information.

(€ thousands)	September 30, 2014	December 31, 2013
Other current assets
Restricted cash	87,040	88,553
Bridge facility fees	46,280	—
Concession fees receivable	37,835	52,921
Prepaid expenses	21,173	14,948
Other receivables	15,367	8,300
Value-added tax receivable	8,342	11,262
Other tax receivables	5,829	8,356
Other	7,721	6,177

	229,587	190,517

        Bridge facility fees are comprised of fees of €59.1 million, net of accumulated amortization. See Notes 17 and 24 for further information.

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

13. Financial assets and financial liabilities

Fair values

        Set out below is a comparison by class of the carrying amounts and fair values of our financial assets and financial liabilities:

	September 30, 2014		December 31, 2013
(€ thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Loans and receivables
Other loans and receivables	5,372	5,372	10,528	10,528

	5,372	5,372	10,528	10,528
Derivatives
Swap receivable	8,575	8,575	6,498	6,498

	8,575	8,575	6,498	6,498
Financial assets at fair value through profit or loss
Call option	—	—	480	480

	—	—	480	480
Available-for-sale financial investments
Other available-for-sale financial investments	14,862	14,862	11,380	11,380

	14,862	14,862	11,380	11,380

Non-current financial assets	28,809	28,809	28,886	28,886

Derivatives
Swap receivable	4,061	4,061	4,070	4,070
Foreign currency forward contracts	1,439	1,439	859	859
Fuel cost hedge	—	—	34	34

	5,500	5,500	4,963	4,963
Loans and receivables
Other loans and receivables	4,643	4,643	7,310	7,310

	4,643	4,643	7,310	7,310

Current financial assets	10,143	10,143	12,273	12,273

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

13. Financial assets and financial liabilities (Continued)

	September 30, 2014		December 31, 2013
(€ thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
2009 Notes (due 2016)	756,242	788,907	756,558	824,960
Capital Securities	745,795	772,697	743,803	767,726
2010 Notes (due 2018)	496,775	550,781	496,128	535,979
2012 Notes (due 2020)	493,633	544,777	492,851	504,161
Facilities	165,859	166,892	150,446	152,273
Other	1,491	1,491	1,474	1,474

Loans and borrowings (Note 18)	2,659,795	2,825,545	2,641,260	2,786,573

Other financial liabilities
Finance leases	57,558	59,510	58,925	61,001
Other financial liabilities	2,942	2,942	1,675	1,675

Non-current financial liabilities	60,500	62,452	60,600	62,676

Facilities	138,330	139,372	125,901	127,424
2009 Notes (due 2016)	33,160	34,593	2,926	3,190
Capital Securities	30,938	32,053	46,406	47,899
2010 Notes (due 2018)	17,831	19,769	24,549	26,521
2012 Notes (due 2020)	10,033	11,073	14,408	14,739
Short-term borrowings	325	325	851	851
Other	150	150	306	306

Loans and borrowings (Note 18)	230,767	237,335	215,347	220,930

Derivatives
Foreign currency forward contracts	5,932	5,932	4,055	4,055
Fuel cost hedge	26	26	—	—
Net investment hedge	—	—	240	240

	5,958	5,958	4,295	4,295
Other financial liabilities
Bridge facility fees	66,241	66,241	—	—
Finance leases	13,840	14,553	12,977	13,665
Other financial liabilities	6,047	6,047	4,231	4,231

	86,128	86,841	17,208	17,896

Current financial liabilities	92,086	92,799	21,503	22,191

        Management assessed that the fair values of cash and cash equivalents, trade and other receivables, other current assets, accounts payable, and other current liabilities approximate their carrying amounts due to the short-term maturities of these instruments.

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

13. Financial assets and financial liabilities (Continued)

        The fair values of our material financial assets and financial liabilities were determined using the following methods and assumptions:

  •
  Loans and receivables were stated at cost due to their short-term nature, which approximates fair value

  •
  Swap receivable was determined by comparing the present value of expected cash flows using current variable interest rates and the present value of expected cash flows using fixed interest rates

  •
  Available-for-sale financial investments are based on current market prices when available or derived from valuation techniques that include inputs for the asset that are not based on observable market data

  •
  Foreign currency forward contracts were calculated by reference to current forward exchange rates for contracts with similar maturity profiles

  •
  2009 Notes (due 2016), Capital Securities, 2010 Notes (due 2018) and 2012 Notes (due 2020) were calculated by independent investment bankers by discounting future cash flows using current market prices and market interest rates

  •
  Facilities with variable interest rates approximate carrying amounts, excluding the effect of debt issuance costs

  •
  Finance leases were principally determined using the present value of the lease payments based on current market interest rates

  •
  Bridge facility fees and other financial liabilities were stated at amortized cost, which approximates fair value

Fair value hierarchy

        Financial assets and financial liabilities for which fair value is either measured or disclosed are categorized within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole:

  •
  Level 1 fair value measurements are those derived from quoted prices (unadjusted) in active markets for identical assets or liabilities;

  •
  Level 2 fair value measurements are those derived from inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly or indirectly;

  •
  Level 3 fair value measurements are those derived from valuation techniques that include inputs for the asset or liability that are not based on observable market data.

        For financial assets and financial liabilities that are recognized at fair value on a recurring basis, the Company determines whether transfers have occurred between levels in the hierarchy by re-assessing categorization (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period.

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

13. Financial assets and financial liabilities (Continued)

        The following tables provide the fair value measurement hierarchy of the Company's financial assets and financial liabilities (€ thousands):

	September 30, 2014
	Level 1	Level 2	Level 3	Total
Assets measured at fair value
Derivatives	—	8,575	—	8,575
Available-for-sale financial investments	6,316	—	8,546	14,862

Non-current financial assets	6,316	8,575	8,546	23,437

Derivatives	—	5,500	—	5,500

Current financial assets	—	5,500	—	5,500

Liabilities measured at fair value
Derivatives	—	5,958	—	5,958

Current financial liabilities	—	5,958	—	5,958

	September 30, 2014
	Level 1	Level 2	Level 3	Total
Assets for which fair value is disclosed
Loans and receivables	—	5,372	—	5,372

Non-current financial assets	—	5,372	—	5,372

Loans and receivables	—	4,304	339	4,643

Current financial assets	—	4,304	339	4,643

Liabilities for which fair value is disclosed
Loans and borrowings	—	2,825,545	—	2,825,545
Other financial liabilities		2,942	—	2,942

Non-current financial liabilities	—	2,828,487	—	2,828,487

Loans and borrowings	—	237,335	—	237,335
Bridge financing fees	—	66,241	—	66,241
Other financial liabilities	822	5,225	—	6,047

Current financial liabilities	822	308,801	—	309,623

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

13. Financial assets and financial liabilities (Continued)

	December 31, 2013
	Level 1	Level 2	Level 3	Total
Assets measured at fair value
Financial assets at fair value through profit or loss	—	—	480	480
Derivatives	—	6,498	—	6,498
Available-for-sale financial investments	3,811	—	7,569	11,380

Non-current financial assets	3,811	6,498	8,049	18,358

Derivatives	—	4,963	—	4,963

Current financial assets	—	4,963	—	4,963

Liabilities measured at fair value
Derivatives	—	4,295	—	4,295

Current financial liabilities	—	4,295	—	4,295

	December 31, 2013
	Level 1	Level 2	Level 3	Total
Assets for which fair value is disclosed
Loans and receivables	—	10,528	—	10,528

Non-current financial assets	—	10,528	—	10,528

Loans and receivables	—	6,990	320	7,310

Current financial assets	—	6,990	320	7,310

Liabilities for which fair value is disclosed
Loans and borrowings	—	2,786,573	—	2,786,573
Other financial liabilities		1,675	—	1,675

Non-current financial liabilities	—	2,788,248	—	2,788,248

Loans and borrowings	—	220,930	—	220,930
Other financial liabilities	—	3,731	500	4,231

Current financial liabilities	—	224,661	500	225,161

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

13. Financial assets and financial liabilities (Continued)

Reconciliation of Level 3 fair value measurements of financial assets and financial liabilities

(€ thousands)	Financial assets at fair value through profit or loss	Available-for-sale financial investments
Balance at January 1, 2013	480	4,633
Purchases	—	2,941
Total losses recognized in other comprehensive income	—	(5)

Balance at December 31, 2013	480	7,569
Purchases	—	961
Settlements	(480)	—
Total gains recognized in other comprehensive income	—	16

Balance at September 30, 2014	—	8,546

Financial Risk Management

        Our activities expose us to a variety of financial risks: market risk (including currency risk, fair value interest rate risk, cash flow interest rate risk and price risk), credit risk and liquidity risk. The unaudited interim condensed consolidated financial statements do not include all financial risk management information and disclosures required in the annual financial statements, and should be read in conjunction with our annual financial statements as of December 31, 2013.

        There have been no changes in the risk management objectives, policies, or processes since December 31, 2013.

14. Inventories

(€ thousands)	September 30, 2014	December 31, 2013
Raw materials	23,458	20,386
Work in progress	47,575	35,916
Finished goods	84,111	90,104

	155,144	146,406

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

15. Trade and other receivables, net

	September 30, 2014
(€ thousands)	Trade and other receivables (Gross)	Allowance for doubtful accounts	Trade and other receivables (Net)
Trade receivables	894,851	(73,548)	821,303
Related party receivables (Note 29)	1,213	—	1,213
Sales-type lease receivables	741	—	741

	896,805	(73,548)	823,257

	December 31, 2013
(€ thousands)	Trade and other receivables (Gross)	Allowance for doubtful accounts	Trade and other receivables (Net)
Trade receivables	951,745	(72,263)	879,482
Related party receivables (Note 29)	24,030	—	24,030
Sales-type lease receivables	736	—	736

	976,511	(72,263)	904,248

        Trade receivables include receivables from intermediaries, which represent amounts due from point of sale facilities where the Company provides third-party processing services related to its commercial services networks. Trade receivables and receivables from intermediaries are non-interest bearing.

        We have an agreement with a major European financial institution to sell certain accounts receivable on a non-recourse basis. Such accounts receivable are derecognized upon cash receipt at a discount which is recorded within other expense in our unaudited interim condensed consolidated income statements. The aggregate amount of outstanding accounts receivables is limited to a maximum amount of €150 million. At September 30, 2014, €128.0 million of receivables had been derecognized.

16. Treasury shares, other reserves, and non-controlling interests

Treasury Shares

        In June 2014, the Board of Directors approved the launch of a share repurchase and sale program authorized by the Shareholders' Meeting of May 8, 2014 (the "Program") for a maximum of 1,782,426 shares, or approximately 1% of the Company's share capital and equaling the number of shares required to fulfill management stock incentive plans currently outstanding. At September 30, 2014, the Program was fully executed through several purchases on the regulated market for €32.9 million.

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

16. Treasury shares, other reserves, and non-controlling interests (Continued)

Other Reserves

(€ thousands)	Legal Reserve	Stock Option and Restricted Stock Reserve	Share- Based Payment Reserve	Ex Art 2349 Reserve	Net Unrealized Gain/ (Loss) Reserve	Translation Reserve	Other Reserve	Total
Balance at January 1, 2014	34,491	74,414	18,394	1,150	(2,845)	(106,722)	(3,070)	15,812
Unrecognized net gain on cash flow hedges	—	—	—	—	2,067	—	—	2,067
Unrecognized net gain on hedge of net investment in foreign operation	—	—	—	—	838	—	—	838
Unrecognized net gain on available-for-sale investment	—	—	—	—	1,232	—	—	1,232
Foreign currency translation	—	—	—	—	—	257,487	—	257,487

Other comprehensive income	—	—	—	—	4,137	257,487	—	261,624
Appropriation of 2013 income in accordance with Italian law	308	—	—	—	—	—	—	308
Share-based payment	—	—	3,152	—	—	—	—	3,152
Shares issued under stock award plans	—	9,181	(9,181)	(679)	—	—	—	(679)
Other movements in equity	—	—	—	—	(428)	—	—	(428)

Balance at September 30, 2014	34,799	83,595	12,365	471	864	150,765	(3,070)	279,789

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

16. Treasury shares, other reserves, and non-controlling interests (Continued)

Ex Art 2349 Reserve

        The Ex Art 2349 reserve was established by shareholders' resolution in accordance with GTECH's by-laws, as appropriated from income of the Company, to serve share-based payment plans.

(€ thousands)	Legal Reserve	Stock Option and Restricted Stock Reserve	Share- Based Payment Reserve	Ex Art 2349 Reserve	Net Unrealized Gain/ (Loss) Reserve	Translation Reserve	Other Reserve	Total
Balance at January 1, 2013	34,428	69,181	15,016	1,489	(1,885)	40,406	(3,070)	155,565
Unrecognized net loss on cash flow hedges	—	—	—	—	(610)	—	—	(610)
Unrecognized net gain on hedge of net investment in foreign operation	—	—	—	—	298	—	—	298
Unrecognized net loss on defined benefit plan	—	—	—	—	(681)	—	—	(681)
Unrecognized net gain on available-for-sale investment	—	—	—	—	1,894	—	—	1,894
Foreign currency translation	—	—	—	—	—	(79,697)	—	(79,697)

Other comprehensive income (loss)	—	—	—	—	901	(79,697)	—	(78,796)
Appropriation of 2012 income in accordance with Italian law	63	—	—	—	—	—	—	63
Share-based payment	—	—	9,029	—	—	—	—	9,029
Shares issued under stock award plans	—	5,233	(5,233)	(339)	—	—	—	(339)
Other movements in equity	—	—	—	—	(428)	—	—	(428)

Balance at September 30, 2013	34,491	74,414	18,812	1,150	(1,412)	(39,291)	(3,070)	85,094

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

16. Treasury shares, other reserves, and non-controlling interests (Continued)

Non-controlling interests

        Activity with non-controlling interests during the first nine months of 2014 and 2013 was recorded in equity as follows (€ thousands):

	For the nine months ended September 30, 2014
Name of subsidiary	Dividend distribution	Return of capital	Capital contributions
Lotterie Nazionali S.r.l.	(24,142)	(37,267)	—
SW Holding S.p.A.	(7,589)	(12,878)	—
GTECH Latin America Corporation	(1,057)	—	—
Consorzio Lottomatica Giochi Sportivi	—	(10)	—
Northstar Lottery Group, LLC	—	—	10,628
Big Easy S.r.l.	—	—	2,842

	(32,788)	(50,155)	13,470

	For the nine months ended September 30, 2013
Name of subsidiary	Dividend distribution	Return of capital	Capital contributions
Lotterie Nazionali S.r.l.	(33,865)	(40,087)	—
Northstar New Jersey Lottery Group, LLC	—	—	56,688

	(33,865)	(40,087)	56,688

Return of capital

        The return of capital paid to the non-controlling interests of Lotterie Nazionali S.r.l. and SW Holding S.p.A. during the nine months ended September 30, 2014 and 2013 arise from the agreement made on the formation of these companies that capital reductions would be made in future periods. These capital reductions are performed in proportion to the shareholding and therefore do not impact the share ownership structure.

Capital contributions

        Capital contributions relate to contributions made during the periods by both GTECH and the relevant non-controlling interest. Capital contributions are made in proportion to the relevant shareholding and therefore do not result in a change in the proportionate shareholding of the relevant parties. Capital contributions include non-cash and cash inflows as follows (€ thousands):

Non-cash	11,269
Cash	2,201

13,470

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

16. Treasury shares, other reserves, and non-controlling interests (Continued)

Northstar New Jersey Lottery Group, LLC capital contribution

        In June 2013, Northstar New Jersey Lottery Group, LLC ("Northstar NJ"), a consolidated joint venture in which GTECH Corporation indirectly holds an approximate 41% interest, entered into an Agreement (the "Agreement") with the State of New Jersey, Department of the Treasury, Division of Purchase and Property and Division of Lottery (the "Division of Lottery") whereby Northstar NJ manages a wide range of the Division of Lottery's marketing, sales, and related functions which is subject to the Division of Lottery's continuing control and oversight over the conduct of lottery operations. In connection with the Agreement, Northstar NJ paid the State an upfront payment of $120 million (€91.7 million at the June 2013 acquisition date). The €56.7 million capital contribution disclosed above was related to this upfront payment.

Acquisition of additional interest in SW Holding S.p.A.

        On March 25, 2014, we acquired from UniCredit S.p.A. ("UniCredit"), through the exercise of a call option, the entire 12.5% interest held by UniCredit in SW Holding S.p.A. ("SW") for cash consideration of €72.2 million. Details of the transaction are as follows (€ thousands):

Cash consideration paid to non-controlling shareholders	(72,183)
Transaction costs	(145)

Total cash consideration	(72,328)
Fair value of the call option	(480)

Reduction of equity	(72,808)
Carrying value of interest acquired	(63,751)

Excess charged to retained earnings	(9,057)

        In 2010, through its investment in SW, UniCredit had made an indirect equity investment in Lotterie Nazionali S.r.l. ("LN"), a majority-owned GTECH subsidiary that holds an instant ticket concession license in Italy. GTECH's direct and indirect ownership in LN has increased from 51.5% to 64% as a result of the buyout of UniCredit's interest.

Capital reallocation

        Northstar Lottery Group, LLC ("Northstar") is a consortium in which GTECH Corporation holds an 80% controlling interest. Under GTECH Corporation's operating agreement with the non-controlling shareholder in Northstar, Northstar profits and losses are allocated 80% to GTECH Corporation and 20% to the non-controlling shareholder, in accordance with their respective ownership interests, subject to the following:

  •
  First, the non-controlling shareholder's initial capital contributions amortize on a straight line basis ("Base Amortization Amount") over the 10-year term of Northstar's agreement with the Illinois lottery, and the non-controlling shareholder has a profit allocation preference to the extent of its unamortized capital.

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

16. Treasury shares, other reserves, and non-controlling interests (Continued)

  •
  Second, profits are then allocated in accordance with any additional capital contributions (over and above the non-controlling shareholder's initial capital contribution commitments of up to US$15 million) before any remaining profits are allocated on an 80/20 basis.

  •
  Third, in the event that there is a net loss in a given year, and such net loss exceeds the Base Amortization Amount for such year, the amount that the non-controlling shareholder is required to amortize in such year is equal to the full amount of the net loss, up to the amount of the non-controlling shareholder's then remaining unamortized capital ("Modified Amortization Amount"). This modified net loss (either the Base Amortization Amount or Modified Amortization Amount, whichever is greater) does not affect the allocation of such loss (which remains on an 80/20 basis), but does accelerate the reduction of the non-controlling shareholder's unamortized capital.

  •
  Fourth, the operating agreement provides for an annual capital reallocation (on an 80/20 basis) between GTECH Corporation and the non-controlling shareholder, to the extent of the Base Amortization Amount or Modified Amortization Amount, whichever is greater, in such year.

        During the first nine months of 2014, €2.3 million of capital was reallocated between GTECH Corporation and the non-controlling shareholder in Northstar.

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

17. Debt

(€ thousands)	September 30, 2014	December 31, 2013
Long-term debt, less current portion
2009 Notes (due 2016)	756,242	756,558
Capital Securities	745,795	743,803
2010 Notes (due 2018)	496,775	496,128
2012 Notes (due 2020)	493,633	492,851
Facilities	165,859	150,446
Other	1,491	1,474

	2,659,795	2,641,260

Short-term borrowings
Short-term borrowings	325	851

	325	851

Current portion of long-term debt (*)
Facilities	138,330	125,901
2009 Notes (due 2016)	33,160	2,926
Capital Securities	30,938	46,406
2010 Notes (due 2018)	17,831	24,549
2012 Notes (due 2020)	10,033	14,408
Other	150	306

	230,442	214,496

Total debt	2,890,562	2,856,607

*
Current portion of long-term debt includes accrued interest

        The key terms of our material borrowings are summarized as follows:

Borrowing	Initial Principal Amount	Interest Rate (Per Annum)	Maturity
2009 Notes (due 2016)	€750 million	5.375%(a)	December 2016
2010 Notes (due 2018)	€500 million	5.375%(a)	February 2018
2012 Notes (due 2020)	€500 million	3.5%(a)	March 2020
Capital Securities	€750 million	8.25% through March 2016 Six-month EURIBOR + 505 basis points thereafter	March 2066
Term Loan Facility	$700 million	LIBOR + margin	December 2015
Revolving Facilities	€900 million(b)	LIBOR or EURIBOR + margin	December 2015

Debt issuance costs, which are net against amounts borrowed, are amortized to interest expense through the maturity dates with the exception of the Capital Securities that are amortized through April 2016.

(a)
subject to adjustment as described below

(b)
maximum principal amount

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

17. Debt (Continued)

Notes

        GTECH S.p.A. issued notes in December 2009, December 2010, and December 2012 which are all unconditionally and irrevocably guaranteed by GTECH Corporation, GTECH Holdings Corporation, GTECH Rhode Island LLC and Invest Games S.A. (collectively, the "Notes"). The Notes are listed on the Luxembourg Stock Exchange and have received ratings of Baa3 and BBB- by Moody's Investors Service Inc. ("Moody's") and Standard & Poor's Ratings Services ("S&P"), respectively. GTECH Holdings Corporation, GTECH Rhode Island LLC and Invest Games S.A. are collectively referred to as the "Other Guarantors".

        The Notes may be redeemed by GTECH S.p.A. in whole, but not in part, as follows:

  •
  at the greater of 100% of their principal amount together with any accrued interest or at an amount specified in the agreements governing the Notes;

  •
  at 100% of their principal amount in the event of certain changes affecting taxation in Italy, the United States or Luxembourg.

        Holders of each issuance of the Notes may require GTECH S.p.A. to redeem such issuance in whole or in part at 100% of their principal amount plus accrued interest following the occurrence of certain specified events.

        Interest is payable at fixed interest rates that are subject to a 1.25% per annum adjustment in the event of a step up or step down rating change. The adjustment is subject to a 6.625% ceiling and a 5.375% floor for the 2009 and 2010 Notes and a 4.75% ceiling and a 3.5% floor for the 2012 Notes.

        On July 16, 2014, S&P lowered our corporate credit rating to BBB- from BBB, and also lowered our short-term rating to A-3 from A-2. S&P is also lowering its ratings on our senior unsecured debt to BBB- from BBB, and lowered its ratings on our subordinated debt to BB from BB+. The downgrades followed our announcement that the Company intends to acquire IGT. These downgrades did not impact the interest rates on the Notes.

        Interest is payable annually in arrears as follows:

Borrowing	Payment Date
2009 Notes (due 2016)	December 5
2010 Notes (due 2018)	February 2
2012 Notes (due 2020)	March 5

Capital Securities

        GTECH S.p.A. issued Capital Securities in May 2006 which are redeemable at maturity, at par value after March 31, 2016, or at any interest payment date thereafter, upon the occurrence of certain tax events, through open market purchases, by public cash tender offer or if a change of control event occurs. The Capital Securities are listed on the Luxembourg Stock Exchange and have received ratings of Ba2 and BB by Moody's and S&P, respectively.

        Interest is payable annually at a fixed interest rate through March 31, 2016 and thereafter has a variable interest rate payable semi-annually.

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

17. Debt (Continued)

        The terms of the Capital Securities allow GTECH S.p.A. to optionally defer interest payments and mandates deferral of interest payments if GTECH S.p.A. is in breach of the coverage ratio as defined in the agreement. Under certain specified circumstances, GTECH S.p.A. is required to settle deferred interest payments with cash and in some circumstances from the proceeds of an issue, offer and sale of equity. GTECH S.p.A. paid €61.9 million of interest on the Capital Securities in the first nine months of 2014 and 2013.

        GTECH S.p.A. is required to authorize the issuance of ordinary shares in accordance with a resolution approved by its shareholders. At each annual general meeting, the value of the ordinary shares authorized for issuance must be at least equivalent to the interest payments due during the following two-year period. As of December 31, 2013, the authorization was in place for the issuance of capital up to €125 million. Interest payments over the next two years are approximately €124 million.

Facilities

        We have the following unsecured and unsubordinated facilities:

Facility	Borrower
$700 million term loan (the "Term Loan Facility")	GTECH Corporation
€500 million multi-currency revolving credit facility ("Revolving Facility A")	GTECH Corporation
€400 million multi-currency revolving credit facility ("Revolving Facility B")	GTECH S.p.A.

        Revolving Facility A and Revolving Facility B are collectively referred to as the "Revolving Facilities" and the Term Loan Facility and the Revolving Facilities are collectively referred to as the "Facilities".

        The Term Loan Facility and Revolving Facility A are fully and unconditionally guaranteed by GTECH S.p.A. and the Other Guarantors. Revolving Facility B is fully and unconditionally guaranteed by GTECH Corporation and the Other Guarantors.

        As of both September 30, 2014 and December 31, 2013, there was €1.2 million drawn on the Revolving Facility B and $385.0 million (€306.0 million) was outstanding under the Term Loan Facility.

        Principal payments remaining under the Term Loan Facility are as follows:

(in thousands)	dollars	September 30, 2014 euro equivalent
2014	175,000	139,077
2015	210,000	166,892

	385,000	305,968

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

17. Debt (Continued)

        Interest is generally payable between one and six months in arrears at a variable interest rate plus a margin based on our ratio of total net debt to earnings before interest, taxes, depreciation and amortization, and our senior unsecured long-term debt rating. At September 30, 2014 and December 31, 2013, the effective interest rate on the Facilities was 1.20% and 1.25%, respectively.

        Certain other fees are payable quarterly as follows:

Fee	Terms
Facility	37.5% of margin per annum on the total available commitment under the Revolving Facilities
Utilization	Between 0% and 0.4% per annum based on the average daily amount outstanding under the Revolving Facilities

        The agreement for the Facilities contains, among other terms:

  •
  covenants with respect to maintenance of certain financial ratios;

  •
  limitations on acquisitions;

  •
  limitations on the repayment, cancellation, redemption, purchase and repurchases of the Capital Securities; and

  •
  limitations on dividends.

        Limitations on acquisitions:    The agreement for the Facilities prohibits GTECH S.p.A. and its subsidiaries from merging or making acquisitions subject to certain exceptions, including mergers and acquisitions if (i) no default is continuing or would occur, (ii) the acquired company is principally engaged in the same business as that of the GTECH S.p.A. and its subsidiaries and (iii) either (a) the consideration paid and liabilities assumed by GTECH S.p.A. and its subsidiaries do not exceed in aggregate (1) in any year, ten percent (10%) of the consolidated assets of GTECH S.p.A. and its subsidiaries, and (2) at any time, €1.5 billion (if GTECH S.p.A. and its subsidiaries has corporate credit ratings below BBB and Baa2 by S&P and Moody's), respectively) or (b) each of S&P and Moody's publicly discloses that GTECH S.p.A. and its subsidiaries has a corporate credit rating of at least BBB- and Baa3, respectively, and GTECH S.p.A. and its subsidiaries indebtedness has credit ratings of at least BBB- and Baa3, respectively.

        Limitations on dividends:    The agreement for the Facilities prohibits GTECH S.p.A. from paying any dividends or making distributions in any year unless no event of default has occurred and is continuing and the aggregate amount of such dividends and distributions does not exceed (i) €225 million (if GTECH S.p.A. and its subsidiaries has corporate credit ratings of at least BBB- and Baa3 by S&P and Moody's, respectively) or (ii) the lesser of €175 million and the aggregate amount of such dividends and distributions for the preceding year (if GTECH S.p.A. and its subsidiaries has corporate credit ratings below BBB- and Baa3 by S&P and Moody's, respectively).

        Violation of these terms may result in the full principal amounts of the Facilities being immediately payable upon written notice. At September 30, 2014 and December 31, 2013, we were in compliance with all covenants and limitations.

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

17. Debt (Continued)

Letters of Credit

        In connection with certain customer contracts, we are required to issue letters of credit for the benefit of certain customers that primarily secure our performance under the customer contracts.

	Letters of Credit Outstanding
				Weighted Average Annual Cost
(€ thousands)	Outside the Revolving Facilities	Under the Revolving Facilities	Total
September 30, 2014	665,773	1,155	666,928	0.94%
December 31, 2013	689,602	1,194	690,796	1.05%

Bridge Facility

        On July 15, 2014, in connection with our planned acquisition of IGT, we obtained a debt commitment letter, pursuant to which affiliates of Credit Suisse AG, Barclays PLC and Citigroup Inc. provided commitments to fund a 364-day senior bridge term loan credit facility (the "Bridge Facility") in an aggregate principal amount of approximately $10.7 billion (€8.5 billion at the September 30, 2014 exchange rate), of which approximately 45% is in euros and approximately 55% is in US dollars. The Bridge Facility consists of four sub-facilities, the proceeds of which are to be used, among other things, to pay the cash portion of the merger consideration, to fund transaction expenses, to redeem and/or refinance existing specified indebtedness of GTECH and IGT, to the extent applicable, and to fund cash payments to GTECH shareholders exercising rescission rights. In August 2014, we successfully fully syndicated the Bridge Facility. The Bridge Facility can be extended for a further six months subject to certain conditions and the payment of additional fees. Should such extension be applicable, as at September 30, 2014, the Bridge Facility commitment is available to the Company for a further 15 months.

        Upon entering into the debt commitment letter for the Bridge Facility, we incurred a fee of €59.1 million, which will be payable in full upon the earliest occurrence of certain events set forth in the related agreements, including, among others, the closing of the IGT acquisition or the date the Bridge Facility terminates in accordance with its terms. The fees of €59.1 million were recorded within current financial liabilities, with an offsetting entry in other current assets on the consolidated statements of financial position. The cost deferred in other current assets is being amortized to interest expense over the estimated duration of the Bridge Facility (11 1/2 months beginning July 15, 2014). In addition, a daily ticking fee accrues on the aggregate amount of the commitments in respect of the Bridge Facility during the period from and including July 15, 2014, to but excluding the date upon which the Bridge Facility is terminated or expires, at a rate equal to 0.25% per annum. The ticking fee is payable in full on the earlier of (i) termination or expiration of the commitment letter and (ii) the closing of the IGT acquisition. The ticking fee is recorded as interest expense in the consolidated income statement and accrued within current financial liabilities on the consolidated statements of financial position. In the nine months ended September 30, 2014, we recorded €17.2 million of interest expense relating to the amortization of the Bridge Facility fees and the ticking fee.

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

18. Other liabilities (non-current and current)

(€ thousands)	September 30, 2014	December 31, 2013
Other non-current liabilities
Deferred revenue	38,412	42,595
Staff severance fund	7,510	7,888
Contingent liabilities related to GTECH Corporation acquisition	7,190	7,395
Other	2,861	4,220

	55,973	62,098

(€ thousands)	September 30, 2014	December 31, 2013
Other current liabilities
Accrued expenses	95,998	93,204
Minimum revenue guarantee	77,883	30,455
Employee compensation	67,495	80,554
Taxes other than income taxes	45,471	72,560
Deferred revenue	43,439	56,738
Advance payments from customers	16,722	12,252
Advance billings	8,204	7,975
Other	10,313	8,002

	365,525	361,740

        Current liabilities outstanding related to our minimum revenue guarantees in the states of Illinois and Indiana are as follows:

	Month recorded ($ thousands)
	June 2013	June 2014	September 2014	Total $	September 30, 2014 euro equivalent
State of Illinois	42,000	40,000	—	82,000	65,167
State of Indiana(a)	—	—	16,000	16,000	12,716

	42,000	40,000	16,000	98,000	77,883

(a)
The total minimum revenue guarantee was $17.6 million, of which $1.6 million was settled and $16.0 million remains outstanding at September 30, 2014.

        See Note 29 for additional information.

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

19. Raw materials, services and other costs

	For the three months ended September 30,		For the nine months ended September 30,
(€ thousands)	2014	2013	2014	2013
Operating expenses	184,124	208,953	562,503	585,904
Outside services	68,291	58,271	184,610	163,934
Cost of product sales	27,745	39,368	98,696	129,142
Consumables	28,105	31,257	85,186	96,393
Insurance, taxes and other	24,060	21,898	76,471	73,588
Occupancy	17,731	15,928	49,096	43,744
Telecommunications	12,744	14,176	40,410	44,198
Travel	5,925	6,809	18,180	22,702
Write-down (reversal) of inventories	(134)	239	465	453

	368,591	396,899	1,115,617	1,160,058

20. Personnel

	For the three months ended September 30,		For the nine months ended September 30,
(€ thousands)	2014	2013	2014	2013
Payroll	103,967	102,049	307,274	306,069
Incentive compensation	11,278	10,762	31,700	32,849
Statutory benefits	9,078	9,449	31,246	33,034
Company benefits	10,808	10,223	27,505	26,625
Net benefits for staff severance fund	1,093	1,132	3,298	3,302
Share-based payment (Note 28)	(537)	4,098	3,152	9,029
Other	3,017	2,474	7,549	7,115

	138,704	140,187	411,724	418,023

21. Depreciation

	For the three months ended September 30,		For the nine months ended September 30,
(€ thousands)	2014	2013	2014	2013
Systems, equipment and other assets related to contracts, net (Note 7)	60,738	62,158	173,076	178,636
Property, plant and equipment, net (Note 8)	3,348	3,149	10,013	9,500

	64,086	65,307	183,089	188,136

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

22. Amortization

	For the three months ended September 30,		For the nine months ended September 30,
(€ thousands)	2014	2013	2014	2013
Intangibles amortization recognized in:
Amortization expense	51,971	48,149	151,511	141,488
Service revenue (contra-revenue)	22	24	66	69

	51,993	48,173	151,577	141,557

23. Unusual income, net

	For the three months ended September 30,		For the nine months ended September 30,
(€ thousands)	2014	2013	2014	2013
Gain on sale of ticketing business	(13,496)	—	(13,496)	—
IGT acquisition costs	9,937	—	12,432	—

	(3,559)	—	(1,064)	—

Gain on sale of ticketing business

        The gain on sale of ticketing business relates to the July 2014 sale of our sports and events ticketing business ("LisTicket") to the international operator TicketOne, CTS Eventim Group. We disposed of this business for cash consideration of €13.9 million, which was fully collected during the period.

IGT acquisition costs

        IGT acquisition costs include professional fees and expenses related to our planned acquisition of IGT. See Note 5 for further information.

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

24. Interest expense

        The Company incurred interest expense on the following:

	For the three months ended September 30,		For the nine months ended September 30,
(€ thousands)	2014	2013	2014	2013
Capital Securities	(16,132)	(16,132)	(48,398)	(48,398)
2009 Notes (due 2016)	(9,220)	(9,307)	(27,850)	(28,021)
2010 Notes (due 2018)	(6,937)	(6,926)	(20,803)	(20,768)
Bridge facility	(17,229)	—	(17,229)	—
2012 Notes (due 2020)	(4,638)	(4,628)	(13,907)	(13,878)
Facilities	(2,451)	(3,004)	(7,186)	(8,471)
Other	(1,205)	(527)	(3,833)	(1,612)

	(57,812)	(40,524)	(139,206)	(121,148)

        Interest expense on the Bridge Facility is comprised of (i) amortization of the Bridge Facility fee of €59.1 million, which is recorded within Other current assets on the consolidated statements of financial position and is being amortized over the estimated life of the Bridge Facility (11 1/2 months beginning July 15, 2014), and (ii) a daily fee which accrues on the aggregate amount of the commitments during the period from and including July 15, 2014 to, but excluding, the date on which the Commitment letter is terminated or expires.

        See Note 17 for details of the debt related components.

25. Income tax expense

        The significant components of income tax expense are as follows:

	For the three months ended September 30,		For the nine months ended September 30,
(€ thousands)	2014	2013	2014	2013
Current
Italy	24,919	18,468	104,064	90,702
Foreign	4,883	9,223	14,790	18,144

Total Current	29,802	27,691	118,854	108,846
Deferred
Italy	1,169	(2,175)	4,795	5,519
Foreign	(483)	(4,342)	9,063	16,560

Total Deferred	686	(6,517)	13,858	22,079

Income tax expense	30,488	21,174	132,712	130,925

        Income tax expense is recognized based on management's estimate of the weighted average annual income tax rate expected for the full financial year. The estimated average annual tax rate used for the

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

25. Income tax expense (Continued)

nine months ended September 30, 2014 is 41% (the estimated tax rate for the nine months ended September 30, 2013 was 39.8%).

26. Components of other comprehensive income

	For the three months ended September 30,		For the nine months ended September 30,
(€ thousands)	2014	2013	2014	2013
Cash flow hedges:
Gains (losses) arising during the period	2,826	(3,253)	2,920	(383)
Reclassification adjustments for (gains) losses included in the income statement	(53)	48	1,208	(652)

	2,773	(3,205)	4,128	(1,035)

27. Share-based payments

        Stock options and restricted shares are granted annually to key employees of the Company as approved by the Board of Directors under two types of equity-settled share-based payment plans as described below.

Stock Option Plans

        The Company grants stock options under a performance based plan with an exercise price that is equal to the average price of GTECH S.p.A.'s ordinary shares one month prior to the grant date. The maximum term of an option is six years (eight years for plans prior to 2009) and there are no cash settlement alternatives. During the third quarter of 2014 and 2013, 2,066,213 and 1,616,385 stock options were granted under this plan, respectively.

Restricted Share Plans

        The Company grants restricted shares under a performance based plan and recipients of the shares do not pay any cash consideration for the shares. The maximum term of the shares is five years and they may be settled in cash at the Company's option. The Company does not have a past practice of cash settlement and does not plan to cash settle shares in the future. During the third quarter of 2014 and 2013, 426,625 and 618,005 restricted shares were granted under this plan, respectively.

        The stock options and restricted shares vest subject to the satisfaction of the following:

  •
  Performance conditions related to the Company's EBITDA (earnings before interest, taxes, depreciation and amortization) over a three-year period;

  •
  Performance conditions related to the Company's net financial position at the end of the three-year period; and

  •
  The employees remaining in service to the Company.

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

27. Share-based payments (Continued)

        Stock options and restricted shares partially vest upon achievement of 90% or more of the performance conditions and if the performance conditions are not met, they are forfeited.

Fair value of grants during the period

        The fair value of stock options granted is estimated at the date of grant using a binomial model, taking into account the terms and conditions upon which the stock options were granted. The fair value of stock options granted during the third quarter of 2014 and 2013 was €2.33 per share and €3.49 per share, respectively.

        Inputs to the binomial model used to estimate the fair value are as follows:

	2014	2013
Dividend yield (%)	3.63	4.27
Expected volatility (%)	27.72	28.09
Risk-free interest rate (%)	0.25	0.58
Expected life of the stock option (in years)	4.49	4.54
Weighted average share price (€)	17.62	21.46
Exercise price (€)	18.71	20.05

        The fair value of the restricted shares on the date of grant in 2014 and 2013 was €17.62 and €21.46 per share, respectively, which represents the average share price during the employee grant acceptance period.

Expense charged to the income statement

        The expense recognized during the period arising from employee share-based payment plans and included in personnel in our unaudited interim condensed consolidated income statement was as follows:

	For the three months ended September 30,		For the nine months ended September 30,
(€ thousands)	2014	2013	2014	2013
Performance based stock options	(425)	1,010	502	2,328
Performance based restricted shares	(112)	3,088	2,650	6,701

	(537)	4,098	3,152	9,029

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

28. Related party disclosures

(€ thousands)	September 30, 2014	December 31, 2013
Tax related receivables	1,082	23,749
Trade receivables	8	34

De Agostini Group	1,090	23,783
Trade receivables	123	247

Ringmaster S.r.l.	123	247

Total related party receivables	1,213	24,030

Tax related payables	8,910	81,232
Trade payables	2,122	8,549

De Agostini Group	11,032	89,781
Trade payables	4,664	2,399

Ringmaster S.r.l.	4,664	2,399

Total related party payables	15,696	92,180

        Tax related receivables and payables arise from the tax consolidation performed at the De Agostini Group level.

	For the three months ended September 30,		For the nine months ended September 30,
(€ thousands)	2014	2013	2014	2013
Service revenue and product sales
Ringmaster S.r.l.	61	56	336	194
De Agostini Group	5	(8)	230	6

	66	48	566	200

Raw materials, services and other costs
Ringmaster S.r.l.	5,464	1,500	8,084	5,402
Assicurazioni Generali S.p.A.	709	655	2,056	1,917
De Agostini Group	155	1,118	440	3,547

	6,328	3,273	10,580	10,866

De Agostini Group

        GTECH S.p.A. is majority owned by De Agostini S.p.A. Outstanding accounts receivable balances from De Agostini S.p.A. and subsidiaries of De Agostini S.p.A. ("De Agostini Group") at September 30, 2014 and December 31, 2013 are non-interest bearing.

        On May 8, 2013, GTECH S.p.A. entered into a framework agreement with De Agostini S.p.A whereby De Agostini S.p.A. may make short-term loans to GTECH S.p.A. and GTECH S.p.A. may

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

28. Related party disclosures (Continued)

deposit cash with De Agostini S.p.A. on a short-term basis. Any such transactions will be in compliance with existing third party loan covenants and concluded on an arm's length basis.

	As of September 30, 2014
(thousands of euros)	Amounts Outstanding	Maximum Outstanding
Loans	—	134,118
Deposits	—	23,000

        The maximum amount of loans that can be outstanding is equal to 5% of the lesser of consolidated net equity and current market capitalization.

Ringmaster S.r.l.

        The Company has a 50% interest in Ringmaster S.r.l., an Italian joint venture, which is accounted for using the equity method of accounting. Ringmaster S.r.l. provides software development services for the interactive gaming business. In addition to the amounts expensed per the table above, during the first nine months of 2014, Ringmaster S.r.l. provided software development services to the Company totaling €2.0 million (nil for the nine months ended September 30, 2013) which were capitalized to intangible assets, net in our unaudited interim condensed consolidated statements of financial position.

Assicurazioni Generali S.p.A.

        Assicurazioni Generali S.p.A. ("Generali") owns approximately 3% of the Company's outstanding shares at September 30, 2014. Generali is a related party of the Company as the Chairman of the Company's Board of Directors also serves on Generali's Board of Directors. The Company leases its headquarters facility in Rome, Italy from a wholly-owned subsidiary of Generali.

CLS-GTECH Company Limited

        The Company has a 50% interest in CLS-GTECH Company Limited ("CLS-GTECH"), which is accounted for using the equity method of accounting. CLS-GTECH is a joint venture that was formed to provide a nationwide KENO system for Welfare lotteries throughout China.

L-Gaming S.A.

        Lottomatica International Greece S.r.l., which is 84% owned by GTECH S.p.A., has a 50% interest in L-Gaming S.A., a joint venture that is accounted for using the equity method of accounting. L-Gaming S.A., which is expected to participate in the gaming machine market in Greece, was not active at September 30, 2014.

Connect Venture CLP

        On November 2011, GTECH jointly with De Agostini S.p.A. and other of its subsidiaries, signed a letter of intent concerning an investment in Connect Ventures CLP, a venture capital fund which targets "early stage" investment operations, with the legal status of limited partnership under English law. The fund has an initial duration of seven years, subject to an additional two year extension.

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

28. Related party disclosures (Continued)

        The fund is considered a related party due to the control exercised over the fund by De Agostini S.p.A., as a result of the size of its investment and because at least one key figure in the fund's management is related to a number of leading representatives of De Agostini S.p.A., as well as directors of GTECH.

2BCOM and ALL-IN ADV

        Since the beginning of 2013, GTECH, through its subsidiary Lottomatica Scommesse S.r.l., has been party to an agreement with 2BCOM S.r.l. and ALL-IN ADV S.r.l. regarding the launch of a TV channel dedicated generally to gambling. 2BCOM and ALL-IN ADV are both subsidiaries of De Agostini S.p.A. and are therefore considered related parties of GTECH. The venture is not considered significant to GTECH's business.

29. Commitments and contingencies

Commitments

Acquisitions in the Italy segment

        The Company has made a number of acquisitions in the Italy segment consisting of strategic investments to exploit growth opportunities in the Sports Betting and Machine Gaming markets. Some of these acquisitions include provisions for the payment of contingent consideration if certain wager or network performance conditions are achieved. Contingent consideration of €0.2 million and €0.3 million was paid during the first nine months of 2014 and 2013, respectively. If the performance conditions continue to be achieved, the Company expects to pay the following additional amounts:

	September 30,
(€ thousands)	2014	2013
Within one year	446	409
After one year but not more than five years	529	785

	975	1,194

CLS-GTECH Company Limited

        The Company has a capital commitment to CLS-GTECH in the form of a non-interest bearing promissory note to be repaid at the discretion of the CLS-GTECH board of directors. At September 30, 2014, the outstanding commitment was US$3.8 million (€3.0 million at the September 30, 2014 exchange rate), which is included in current financial liabilities in our unaudited interim condensed consolidated statements of financial position.

Yeonama Holdings Co. Limited

        In December 2013, the Company invested €19.8 million in Yeonama Holdings Co. Limited ("Yeonama"), a shareholder in Emma Delta Limited ("Emma Delta"), the fund that holds a 33% interest in OPAP S.A., the Greek gaming and football betting operator. At September 30, 2014, the Company had a commitment to invest up to an additional €10.2 million in Yeonama, representing a total potential €30.0 million investment, or an approximate 5% indirect minority interest in Emma Delta.

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

29. Commitments and contingencies (Continued)

Guarantees and indemnifications

Northstar Lottery Group, LLC

        In January 2011, Northstar Lottery Group, LLC ("Northstar"), a consortium in which GTECH Corporation holds an 80% controlling interest, entered into a 10-year agreement (the "Illinois Agreement"), subject to early termination provisions, with the State of Illinois, acting through the Department of the Lottery (as the statutory successor to the Department of Revenue, Lottery Division (the "State")). Under the Illinois Agreement, Northstar, subject to the State's oversight, manages the day-to-day operations of the lottery and its core functions.

        The State may terminate the Illinois Agreement early under several scenarios such as (a) for convenience with a 90 day notice, (b) for a change in control of Northstar not approved by the State, (c) under an "Event of Default" (as such term is defined in the Illinois Agreement) by Northstar, or (d) in the event that Net Income Shortfall (as defined below) is more than 10% of the applicable Net Income Targets (as defined below) for any consecutive two contract year period, or any three contract years in a five contract year period. Should the State terminate the Illinois Agreement for convenience, the State would be obligated to pay Northstar a termination fee based on the terms outlined in the Illinois Agreement. Northstar may also terminate the Illinois Agreement under limited circumstances, as described in the Illinois Agreement.

        As compensation for its management services, Northstar receives reimbursement of certain operating expenses, which is recorded as service revenue in the unaudited interim condensed consolidated income statements. Northstar is also entitled to receive annual incentive compensation to the extent the net income earned by the State in a given fiscal year (as adjusted for certain expenses that the State has agreed to retain; hereinafter "Adjusted Net Income") exceeds the State established net income levels ("Net Income Levels") for such fiscal year. Under the terms of the Illinois Agreement, Northstar may request adjustments to Net Income Levels and Net Income Targets (as defined below) in the event that the State acts (or fails to act) in a manner the effect of which is reasonably expected to have a material adverse effect on the State's Adjusted Net Income and Northstar's ability to earn and collect incentive compensation. The State may also request adjustments to Net Income Levels and Net Income Targets should there be a material change in the gaming environment.

        In its bid, Northstar guaranteed the State a minimum level of Adjusted Net Income ("Net Income Targets") for each fiscal year of the Illinois Agreement commencing with the State's fiscal year ended June 30, 2012. Northstar has proposed to the State Net Income Targets for each of the first eight fiscal years of the Illinois Agreement, with the remaining two fiscal years to be proposed during the State's and Northstar's annual budget process. As described above and pursuant to the terms of the Illinois Agreement, Northstar may request adjustments to Net Income Levels and Net Income Targets. Under the terms of the Illinois Agreement, to the extent that Adjusted Net Income in a given fiscal year falls short of the Net Income Target in such fiscal year (such shortfall, a "Net Income Shortfall"), the Illinois Agreement provides a formula to determine the amount that Northstar owes the State ("Shortfall Payment").

        The incentive compensation Northstar may earn can be reduced by a Shortfall Payment in the event Northstar's performance does not achieve the Net Income Target it has guaranteed. For each

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

29. Commitments and contingencies (Continued)

fiscal year, Northstar may receive from the State incentive compensation net of Shortfall Payments ("Net Incentive Compensation") or Northstar will pay the State a Shortfall Payment net of any incentive compensation earned ("Net Shortfall Payment"). The annual Net Incentive Compensation or the Net Shortfall Payment may not exceed 5% of Adjusted Net Income for such fiscal year.

        The Illinois Agreement provides for a resolution process to resolve disputes between Northstar and the State. In November 2012, Northstar and the State received a final determination from a third-party neutral for certain disputes. The third party neutral's final determination entitled Northstar to several downward adjustments to Net Income Targets totaling $28.4 million (€22.6 million at the September 30, 2014 exchange rate) for the State's fiscal year ended June 30, 2012 and $2.9 million (€2.3 million at the September 30, 2014 exchange rate) for the State's fiscal year ended June 30, 2013. Under the terms of the Illinois Agreement, any adjustment by a third-party neutral that is less than 5% of Net Income Targets, as is the case with each of these adjustments, is binding on the parties. Other matters that could impact Net Income Levels and Net Income Targets identified by the parties are yet to be resolved.

        A fundamental disagreement exists between Northstar and the State regarding the methodology used by the State to calculate Net Income. The State's methodology to calculate Net Income remains unclear and is inconsistent with the methodology used by the Lottery's independent auditors in the audited financial statements. As a result of such disagreement, on August 16, 2013, Northstar formally requested a downward adjustment to each of the Net Income Levels and Net Income Target for fiscal year 2012. This was one of the several adjustments that will be part of the non-binding mediation process referred to below.

        In addition to the above disputes, Northstar has proposed several additional downward adjustments to the Net Income Levels and/or Net Income Targets in multiple fiscal years for various State actions, each of which Northstar believes is reasonably expected to have a material adverse effect on the Adjusted Net Income and Northstar's ability to earn and collect incentive compensation. Further, the State has proposed several upward adjustments to the Net Income Levels and the Net Income Targets for each of the first five fiscal years of the Illinois Agreement for what the State believes are material changes in the gaming environment. The parties attempted to resolve the adjustments through the non-binding mediation process contemplated by the Illinois Agreement. The parties met in November 2013 with a mediator in an attempt to resolve outstanding differences but no agreement was reached. The parties continue to discuss a potential resolution of the unresolved downward and upward adjustments. If the parties remain unsuccessful, then resolution of the unresolved adjustments are subject to the determination of an independent third party neutral.

        Despite the matters to be resolved, Northstar's best estimate of its Net Shortfall Payment obligations to the State as of September 30, 2014 related to the first three fiscal years of the Illinois Agreement is $82 million (€65.2 million at the September 30, 2014 exchange rate). This amount is included in other current liabilities, with an offset to other non-current assets, in our unaudited interim condensed consolidated statements of financial position. We consider the offset to the Net Shortfall Payment obligation to be an asset as it is a cost incurred directly related to the future benefits of the contract. We amortize the other non-current asset against service revenue over the contract term. We will continue to revise our estimate of the Net Shortfall Payment obligations until the unresolved matters are determined.

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

29. Commitments and contingencies (Continued)

        As stated above, a fundamental disagreement exists between Northstar and the State regarding several unresolved disputes. The State claims that Northstar's Net Shortfall Payment obligation for the State's fiscal year 2012 is $21.8 million. Northstar strongly disagrees with the State's assessment, including the methodology used in certain of its Adjusted Net Income calculations. If Northstar is successful in its claims for adjustments, based on Northstar's interpretation of the Illinois Agreement, Northstar believes that the Adjusted Net Income for the State's fiscal year 2012 could materially recover the amount claimed by the State. However, on August 1, 2013, the State submitted written notification to Northstar that the State would offset the amount owed against amounts owed to Northstar pursuant to the Illinois Agreement. Subsequently, on August 8, 2013, the State offset the $21.8 million against its payment to Northstar. On March 11, 2014, the State submitted written notification to Northstar stating that Northstar's Net Shortfall Payment obligation for the State's fiscal year 2013 is $38.6 million, and the State has offset this amount against amounts owed to Northstar. On August 18, 2014, the State submitted written notification to Northstar stating that Northstar's Net Shortfall Payment obligation for the State's fiscal year ended June 30, 2014 is $37.1 million, and the State intends to offset this amount against amounts owed to Northstar. The State provided no explanation as to the methodology used for determining Net Income to arrive at such Net Shortfall Payment amount. Northstar believes that the State's calculation for fiscal year 2013 results in a Net Shortfall Payment limited to 5% of Adjusted Net Income. Northstar believes that the combined amounts of the expected settlement for the State's fiscal year 2012, 5% Net Shortfall Payment for the State's fiscal year 2013, and estimated Net Shortfall for the State's fiscal year 2014 result in a combined Net Shortfall of $82 million an increase of $40 million with respect to the position at December 31, 2013. Consistent with the accounting treatment at December 31, 2013, the estimated incremental Net Shortfall of $40 million has been recorded in other current liabilities, with an offset to other non-current assets.

        In addition, Northstar's net income for each of the two most recent contract years is more than ten percent (10%) less than the Net Income Target in such contract years. As a result of such Net Income Shortfalls, the State has the right to terminate the Illinois Agreement. Northstar believes that if the State were to attempt to exercise this right to terminate the Illinois Agreement, Northstar would be entitled to significant damages. In August 2014, the Illinois Governor's Office directed the Illinois Department of Lottery (the "Lottery") to end its relationship with Northstar. Northstar and the Lottery are working to address the Governor's Office concerns in accordance with the process set forth in the Illinois Agreement, which may include an agreement to terminate the Illinois Agreement. As of the date of approval of these financial statements, a final decision regarding Northstar's relationship with the State of Illinois has not been reached.

GTECH Indiana, LLC

        In October 2012, GTECH Indiana, LLC ("GTECH Indiana"), a wholly-owned subsidiary of GTECH Corporation, entered into a 15-year agreement (the "Indiana Agreement"), with the State Lottery Commission of Indiana (the "State") that ends June 30, 2028, subject to early termination provisions, with transition services that commenced immediately, and with full services that began on July 1, 2013. Under the Indiana Agreement, GTECH Indiana manages the day-to-day operations of the lottery and its core functions subject to the State's control over all significant business decisions. The

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

29. Commitments and contingencies (Continued)

Indiana Agreement may be extended through June 30, 2038, with such extensions based on economic performance metrics identified in the Indiana Agreement.

        The State may terminate the Indiana Agreement early under several scenarios such as (a) for convenience with a 90 day notice, (b) for a change in control of GTECH Indiana not approved by the State, (c) under an event of default by GTECH Indiana, or (d) in the event that Net Income Shortfalls (as defined below) equal more than 10% of the applicable Bid Net Income (as defined below) for any consecutive two contract year periods, or any three contract years in a five contract year period. Should the State terminate the Indiana Agreement for convenience, the State would be obligated to pay GTECH Indiana a termination fee based on the terms outlined in the Indiana Agreement. GTECH Indiana may also terminate the Indiana Agreement under limited circumstances, as described in the Indiana Agreement.

        Commencing with the contract year starting July 1, 2013, to the extent that the actual net income earned by the State each year exceeds the net income guaranteed by GTECH Indiana for such year ("Bid Net Income"), GTECH Indiana will earn incentive compensation for each dollar in excess of Bid Net Income, up to an annual maximum of 5% of the actual net income earned by the State in such contract year. In the event actual net income is less than Bid Net Income in a contract year ("Net Income Shortfall"), GTECH Indiana will be required to pay the State for such Net Income Shortfall, provided that the Net Income Shortfall payment may not exceed 5% of Bid Net Income in such contract year.

        GTECH Indiana receives reimbursement for certain costs in connection with the Indiana Agreement, including those related to managing the lottery such as its personnel costs and other overhead expenses, as well as lottery expenses incurred by GTECH Indiana for fees paid to subcontractors for the provision of goods and services. These reimbursements are recorded as service revenue in the unaudited interim condensed consolidated income statements.

        As of September 30, 2014, management's best estimate is that the obligation relating to the minimum profit level guarantee is $17.6 million (€13.9 million at the September 30, 2014 exchange rate) related to the State's fiscal years June 30, 2014 and June 30, 2015, which we recorded as a reduction of service revenue in our 2014 third quarter unaudited interim condensed consolidated income statements.

Northstar New Jersey Lottery Group, LLC

        On June 20, 2013, Northstar New Jersey Lottery Group, LLC ("Northstar NJ"), a consolidated joint venture in which GTECH Corporation indirectly holds an approximate 41% interest, entered into an agreement (the "New Jersey Agreement") with the State of New Jersey (the "State"), Department of the Treasury, Division of Purchase and Property and Division of Lottery (the "Division of Lottery"), which ends June 30, 2029, subject to early termination provisions, with transition services commencing immediately, and with base services that began on October 1, 2013. Under the New Jersey Agreement, Northstar NJ manages a wide range of the Division of Lottery's marketing, sales and related functions, which is subject to the Division of Lottery's continuing control and oversight over the conduct of lottery operations.

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

29. Commitments and contingencies (Continued)

        The State may terminate the New Jersey Agreement early under several scenarios such as (a) for convenience with a 90 day notice, (b) for a change in control of Northstar NJ not approved by the State, (c) under an event of default by Northstar NJ, or (d) in the event that Net Income Shortfalls (as defined below) equal more than 10% of the applicable net income targets (as defined below) for any consecutive two contract year periods, or any three contract years in a five contract year period. Should the State terminate the New Jersey Agreement for convenience, the State would be obligated to pay Northstar NJ a termination fee based on the terms outlined in the New Jersey Agreement. Northstar NJ may also terminate the New Jersey Agreement under limited circumstances, as described in the New Jersey Agreement.

        To the extent that the net income earned by the Division of Lottery each year exceeds the base level income for such year set by the Division of Lottery, Northstar NJ will earn incentive compensation that is awarded based on various levels of performance, up to an annual maximum of 5% of the actual net income earned by the Division of Lottery in such year. The incentive compensation that Northstar NJ may earn in an applicable year under the New Jersey Agreement could be reduced by a Net Income Shortfall (defined below) in the event Northstar NJ's performance does not achieve the net income target it guaranteed for the applicable year. Northstar NJ will be responsible for payments to the Division of Lottery, based on a formula provided by the New Jersey Agreement, should the net income targets set forth in Northstar NJ's bid not be achieved (a "Net Income Shortfall"), and to the extent that such Net Income Shortfall amounts exceed incentive compensation earned by Northstar NJ in such contract year, with any such payment further subject to a cap of 2% of the applicable contract year's actual net income (a "Net Income Shortfall Payment"). Further, over the term of the New Jersey Agreement, Northstar NJ has a credit of up to $20 million (€15.9 million at the September 30, 2014 exchange rate), which is available to offset any Net Income Shortfall Payment due to the Division of Lottery.

        Northstar NJ receives reimbursement monthly for certain manager and operating expenses, including personnel costs and other overhead expenses. Certain costs, which include fees to subcontractors, including GTECH Corporation (for online and instant ticket services to be provided to Northstar NJ) and Scientific Games International, Inc. (for instant ticket and other related services to be provided to Northstar NJ), are also reimbursed to Northstar NJ by the State. Third-party reimbursements are recorded as service revenue in the unaudited interim condensed consolidated income statements.

        Northstar NJ made a $120 million (€91.7 million at the June 2013 acquisition date) payment to the Division of Lottery upon execution of the New Jersey Agreement, and it has committed to ensuring that 30% of total revenues accruing from lottery ticket sales will be transferred to State institutions and State aid for education on an annual basis. The 2% downside cap and $20 million (€15.9 million at the September 30, 2014 exchange rate) credit set forth above are not applicable with respect to Northstar NJ's 30% contribution requirement.

        As of September 30, 2014, management's best estimate, based on unaudited results, is that the impact of a Net Income Shortfall will result in the use of $14.2 million (€11.3 million at the September 30, 2014 exchange rate) of Northstar NJ's $20 million credit for the State's fiscal year ended June 30, 2014, and therefore we have not recorded any amounts in our consolidated financial statements related to the guarantee.

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

29. Commitments and contingencies (Continued)

Loxley GTECH Technology Co., LTD guarantee

        The Company has a 49% interest in Loxley GTECH Technology Co., LTD ("LGT"), which is accounted for as an asset held for sale with a de minimis value. LGT is a joint venture that was formed to provide an online lottery system in Thailand.

        The Company has guaranteed, along with the 51% shareholder in LGT, performance bonds provided to LGT by an unrelated commercial lender. The performance bonds relate to LGT's performance under the July 2005 contract between the Government Lottery Office of Thailand and LGT should such contract become operational. The Company is jointly and severally liable with the other shareholder in LGT for this guarantee. There is no scheduled termination date for the Company's guarantee obligation. The maximum liability under the guarantee is Baht 375 million (€9.2 million). At September 30, 2014, the Company does not have any obligation related to this guarantee because the July 2005 contract to provide the online lottery system is not in operation due to continuing political instability in Thailand.

Commonwealth of Pennsylvania indemnification

        GTECH Corporation will indemnify the Commonwealth of Pennsylvania and any related state agencies for claims made relating to the state's approval of GTECH Corporation's manufacturer's license in the Commonwealth of Pennsylvania.

30. Litigation

        Provisions for legal matters as of September 30, 2014 amounted to €6.6 million, as compared to €8.5 million as of December 31, 2013. During the nine months ended September 30, 2014, there were no material accruals to or uses of the provision for legal matters.

Italy Segment

1. Lotto Game Concession: Lottomatica/AAMS Arbitration - Stanley International Betting Limited Appeal

Arbitration Lottomatica (GTECH S.p.A.)/AAMS

        Pursuant to the arbitration clause set out in article 30 of the Lotto Concession, on January 24, 2005 GTECH S.p.A. (hereinafter, "GTECH"), then named Lottomatica Group S.p.A., initiated an arbitration proceeding to ascertain the effective initial date of said Concession. GTECH asked the Board of Arbitrators to ascertain and state that the initial starting date of the Lotto Concession was June 8, 1998 (the date on which the European Commission in Brussels notified the Italian Government that the infringement procedure no. 91/0619 was closed) and that, as a result, the final expiration date of the Lotto Concession is June 8, 2016. GTECH's conclusion had been confirmed by an opinion given by Professor Guarino and declared in the 2001 GTECH Listing Prospectus.

        The Arbitration Award issued by the Board of Arbitrators accepted GTECH's request by lodging its award on August 1, 2005 stating that the Lotto Concession became operative only once the infringement procedure initiated by the European Commission was closed. In addition the Board of Arbitrators stated that during the European Litigation there was a so-called stand still period and that

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

30. Litigation (Continued)

the approval by the European Commission was a so-called "condicio juris". AAMS (now Agenzia delle Dogane e dei Monopoli) ("ADM") challenged the Arbitration Award before the Rome Court of Appeal (pursuant to art. 828 of the Italian code of civil procedure).

        Stanley International Betting Limited ("Stanley") intervened in the appeal, seeking the annulment of the Arbitration Award issued on August 1, 2005.

        On March 6, 2012, the Rome Court of Appeal rejected the appeal presented by ADM against the arbitration award of August 1, 2005. The Court also declared Stanley's appeal not admissible.

        On May 29, 2012, ADM notified GTECH of its appeal before the Supreme Court of Cassation seeking the annulment of the ruling issued by the Rome Court of Appeal. The ADM appeal is based on the assumption that such ruling would be invalid for lack of motivation because the Court of Appeal, rejecting all arguments filed by ADM, failed to explain the grounds of its judgment.

        In addition, on May 28, 2012, Stanley provided notice of its appeal before the Supreme Court of Cassation, asking for the annulment of the part of the ruling issued by the Rome Court of Appeal that ordered Stanley to pay, jointly and severally with ADM, the litigation costs, and of the part of the ruling that declared inadmissible Stanley's intervention in the judgment.

        GTECH filed its defense against the ADM and Stanley appeals, seeking that they be found inadmissible and groundless and asking the Supreme Court of Cassation to confirm the Court of Appeal ruling. GTECH also filed an appeal asking the Court of Cassation for a new examination of the declaration of nullity of the Court of Appeal ruling for delay in serving. On February 3, 2014 by decision n. 2323/14, the Supreme Court of Cassation definitively rejected all of ADM's arguments and declared inadmissible Stanley's intervention in the judgment.

Stanley International Betting Limited Appeal

        On June 18, 2007 Stanley served upon ADM and GTECH a summons before TAR of Lazio seeking the annulment and/or the non-application of the note of April 19, 2007, as well as the related deeds of the Lotto Concession, in connection with which ADM had rejected the request of the plaintiff's co-management of the service of the Lotto. Similar summons were also served by Sisal S.p.A., which also intervened in the appeal of Stanley Betting. GTECH appeared in the proceeding and demanded the dismissal of appeals.

        TAR of Lazio rejected the two appeals for procedural reasons. Notice of the judgment of the TAR of Lazio was provided by GTECH to both Sisal and Stanley on June 24, 2010. Stanley Betting appealed against the decision before the Council of State (Consiglio di Stato) and GTECH appeared in the proceeding while Sisal did not, and so for that company the term for the appeal expired on October 8, 2010 (60 days from notification). The decision is now final for Sisal.

        Stanley's appeal was discussed before the Council of State at a hearing on December 4, 2012. In the ruling lodged on January 7, 2013, the Council of State rejected the appeal filed by Stanley, stating that the note of April 2007 was not an administrative deed and, therefore, was per se not challengeable. The Council of State also decided to postpone its definitive decision regarding the renewal of the Lotto Concession until after the decision of the Supreme Court of Cassation on the term of the Lotto Concession, giving the parties a term of sixty (60) days to resume the trial in the

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS (Continued)

30. Litigation (Continued)

Council of State after the decision of the Court of Cassation. (See the previous discussion of GTECH's appeal.) After the elapse of the deadline given by the Council of State, GTECH has submitted a request for the declaration of the closure of the judgment due to the fact that the same was not resumed on time. With decree n. 497/2014, the trial was declared closed but on June 18th, 2014 Stanley Betting filed an appeal against the same decree. The hearing date has not yet been set.

        Stanley has also presented an administrative appeal before the President of the Republic (Ricorso straordinario al Capo dello Stato) against ADM decrees of January 23, 2013 and March 14, 2013 regarding the introduction of remote collection of Lotto, based on the same issues and bases of the appeal on illegitimacy of the Lotto concession renewal. On July 12, 2013, GTECH requested a discussion of this administrative appeal before the administrative judge with a specific act of notice to ADM and Stanley. Stanley has resumed the appeal before TAR Lazio but the hearing date has not yet been set.

2. "LAS VEGAS" Instant Lottery Petition

        Non-winning "Las Vegas" instant lottery (Scratch & Win) tickets have been presented to the Consorzio Lotterie Nazionali ("Consorzio"), currently in liquidation, for payment starting in April 2006.

        As of September 30, 2014 the outstanding petitions and requests for injunctive payments for alleged prizes and liquidated damages are approximately € 3.1 million. The litigation proceedings pending before the court of Messina have been settled without any charges for Consorzio. There have also been numerous requests for out-of-court payments with the same demand.

        The claims are related to:

          a)    Payment of prizes for non-winning tickets. In particular, the players claim that, according to their interpretation of the Rules of the games established by Decree of the Ministry of Economy and Finance dated February 16, 2005, the amounts corresponding to the prizes listed in the various areas of the game tickets are to be paid every time the cards from 10 to K appear assuming that these cards have the same value.

          b)    Requests for damages, since the Consorzio, following the bulk of the judgments undertaken by players referred to in subparagraph a) has released a series of tickets bearing the words "The card K, Q, J, A have different scores" and so changing the rules.

        The Consorzio filed its appeals against the unfavorable rulings and many of the appeal judgments were already issued in favor of the Consorzio by the Courts, overruling the first degree judgments made by the "Judges of the Peace" and ordering the reimbursement of the sums paid by the Consorzio. The Consorzio has initiated the procedures necessary to verify the recoverability of the sums already paid.

3. TOTOBIT - Navale Assicurazione Arbitration

        Totobit Informatica Software e Sistemi S.p.A. ("Totobit"), a subsidiary of GTECH S.p.A., within the scope of its business activities enters into contracts regarding IT services (cellular phone top-ups) with third party retailers.

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FINANCIAL STATEMENTS (Continued)

30. Litigation (Continued)

        On January 23, 2002 Totobit executed with Navale Assicurazioni S.p.A. an insurance policy in order to guarantee the fulfillment of payment obligations of the retailers under the corresponding contracts regarding the above mentioned activities performed by the retailers. The insurance policy had a 3 year duration starting from January 28, 2002. According to the policy provisions, any breach on the part of the retailers shall be reported by Totobit to Navale Assicurazioni within and not later than 3 months of the policy's annual expiration; the guarantee outside this deadline would no longer be valid.

        On November 22, 2004 Navale Assicurazioni sent Totobit a notice informing the same that the policy would be terminated effective as of January 28, 2005, thus refusing the settlement of claims allegedly reported late by Totobit for a total of €1.5 million. In view of said missed payment, the arbitration proceeding was initiated on November 8, 2005 by Totobit.

        The Arbitration Board approved the expert witness Mr. Enrico Proia to make a technical-accounting review of the documents produced by Totobit on request by Navale Assicurazioni.

        On January 22, 2007 the Arbitration Award partly accepted the requests made by Totobit and ruled Navale Assicurazioni S.p.A. to pay the sum of €239,811.66. The amount referred exclusively to enforcement actions prior to April 28, 2005. The Arbitration Award partly accepted the counterclaim of Navale Assicurazioni S.p.A. regarding some requests of payment made by Totobit and for this reason ordered Totobit to pay the sum of €200,654.19.

        Totobit and its counsels filed the appeal against the arbitration award. At the June 6, 2008 hearing the Court of Appeals of Rome set the pre-trial evidentiary hearing to November 18, 2011. Due to the replacement of the reporting judge, the hearing was postponed to January 25, 2013 and then again April 11, 2014. The parties are now awaiting the Court's decision.

4. Administrative Procedures on the Setting-Up and Operation of a Screen-Based Gaming Management Network

        On June 1, 2007, the Regional Public Prosecutor of the Government Audit Department (Corte dei Conti) served Lottomatica Videolot Rete S.p.A. ("Videolot") and all other nine concessionaires, an invitation to submit their briefs with regard to an investigation on possible damages to the State Treasury.

        The Regional Prosecutor contested that Videolot, in conjunction with some ADM officials, inaccurately did not fulfill a number of obligations relating to the concession and failed to comply with certain service levels.

        The damage to the State Treasury supposedly caused by Videolot, in conjunction with said ADM officials, was alleged to add up to approximately €4.0 billion.

        On January 8, 2008, the Regional Public Prosecutor for the Audit Department served notice to Videolot regarding the charges brought forth which partially reduced the penalties to approximately €3.0 billion.

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30. Litigation (Continued)

        On February 17, 2012 the Audit Government Department, Lazio Regional Office, handed down the first ruling against all 10 Italian gaming machine concessionaires. The Audit Department quantified Videolot's responsibility at €100.0 million.

        On May 4, 2012, Videolot filed its appeal against the court ruling (which appeal suspends the ruling by law), requesting its annulment for the same reasons presented in the appeal against the partial decision mentioned above and because the ruling did not take into consideration numerous and essential elements contained in the report filed by Digit PA favorable to the concessionaires. Further, the ruling, according to Videolot, did not give any evidence of loss of revenue for the State because Videolot has always consistently stated and demonstrated the full compliance of its business and operations management and has always paid Prelievo Erariale Unico ("PREU"), a tax on gaming.

        On October 15, 2013, Videolot filed a request of settlement according to the emergency decree n. 102/2013. At the October 30th hearing, the Court decided to accept the request filed by Videolot by increasing the amount due to 30% (the maximum amount allowed by law), with a deadline for payment set on November 15, 2013. The decision was published on November 4th.

        On October 29, 2013, the emergency decree was converted into law with amendments allowing a settlement by paying an amount equal to 20% of the first decree ruling, provided that the settlement request was submitted together with the payment confirmation before November 4th and that the Court decision had already been issued and was positive. Considering the above, Videolot submitted a new request asking for settlement at 20%. The case was decided at a hearing on November 8, 2013, at which the Court rejected the new request for settlement and confirmed the previous one rendered on October 30, 2013, setting the date for final closure of the judgment on January 31, 2014. At this final hearing, the Court, having checked the correctness of the payment, declared the closure of the judgment with decision n. 52/2014 on February 7, 2014. With regard to the total €30.0 million paid for the settlement as explained above, Videolot considered such a settlement amount deductible for tax purposes. Given the specific nature of such settlement, Videolot received an external third party legal opinion which substantially confirmed its position.

        In parallel with the proceedings before the Audit Department, Videolot also filed appeals before the administrative judge against ADM's request regarding penalties for the failure to comply with the obligations to complete the activation of the online network and the failure to comply with service levels (the first 3 penalties), asking for an amount equal to approximately €10.1 million.

        The TAR of Lazio dismissed the motions filed by Videolot on November 30, 2009 and in January 2010 Videolot filed the appeal before the State Council. In rulings issued on August 22, 2011, the State Council upheld the appeals filed by Videolot. The Appeals Judge said that there was no damage (and in addition no proof of damage) and also considered that the breach of contract ascribed to the concessionaires did not have any impact on the eventual delay of the start of the public service under the concession.

        On February 23, 2012, ADM notified Videolot of the definitive calculation of the so-called fourth penalty (related to the alleged noncompliance of the service level obligation contained in section 2, letter B, of the concession), rejecting all the conclusions filed by Videolot and confirming the amount of approximately €9.7 million.

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30. Litigation (Continued)

        Videolot, considering that the ADM request is illegitimate, filed its appeal against the fourth penalty, asking to suspend the execution as a matter of law until the case is resolved.

        On May 24, 2012 Tar Lazio issued a court order suspending the fourth penalty and setting the hearing for discussion on February 20, 2013. On June 17, 2013, the ruling was published annulling the ADM request regarding the fourth penalty, already suspended. On January 27, 2014, AAMS notified Videolot of an appeal against this ruling before the State Council. The hearing date has not yet been set. Videolot has filed its defense against the ADM appeal.

5. Auditing Court - Judicial Account Appeals (years 2004-2005 and 2004-2009)

        The Regional Public Prosecutor of the Auditing Court ("Corte dei Conti") served Lottomatica Videolot Rete S.p.A ("Videolot") and the other nine concessionaires, a summons for the rendering of the judicial accounts related to 2004-2005 years.

        Videolot appeared before the Court on March 2, 2009 by submitting a regulation of jurisdiction in order to challenge the Auditing Court's jurisdiction due to the fact that Videolot is not an accounting agent but a "fiscal passive subject" as so also qualified by the rules in PREU sector.

        On April 20, 2010 the Supreme Court of Cassation declared the jurisdiction of the Auditing Court.

        On April 13, 2010 the Regional Prosecutor of the Auditing Court (irrespective of the fact that at that time was still pending the decision of the Supreme Court), having considered definitely expired the term for delivery of the rendering of accounts (May 2009), notified Videolot with a new summons ordering Videolot to pay a penalty of €80.0 million because of its failure to submit the rendering of account.

        The hearing was held on October 7, 2010.

        With a ruling notified to Videolot on November 18, 2010, the Auditors Court rejected the instance of the Prosecutor and acquitted Videolot (considering that Videolot, in the meantime, had submitted the judicial accounts), ordering the liquidation of legal costs of €1,000 in favor of Videolot.

        The Regional Prosecutor at the Auditors Court, on April 13, 2011, appealed the ruling of the Judicial Section of the Lazio Region Auditors Court.

        As of the date of this report, a hearing date was not yet set for the said appeal. The appeal has already been ruled on for other concessionaires. In these cases, the Court has reverted the decision of first degree and has ordered the concessionaires to pay a fine equal to €5,000 for the delay in submitting the judicial accounts.

        On August 3, 2012 the Regional Prosecutor served Videolot with an opinion on the reliability of the judicial accounts related to the years 2004-2009 that were duly approved by ADM and submitted to Videolot in 2010. The reporting judge has determined the inability to verify the correctness of the judicial accounts due to the fact that according to the evidence of the ruling of the Audit Government Department in February 2012 (see previous litigation item 4), most of the amusement with prize machines were installed but not properly connected to the central system, and, therefore, the calculation of the prizes was an estimate and it was impossible to determine the exact amount of the compensation fees paid to the concessionaires (net of the amount paid to the shut operators).

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30. Litigation (Continued)

        In decision n. 447/2013, the Court ruled that the accounts produced cannot be considered as judicial accounts. This conclusion led to the Regional Prosecutor's examination regarding administrative responsibility for these matters. On January 31, 2014, Videolot filed its appeal against decision n. 447/2013. The hearing has been set for January 15, 2015.

6. Soggea vs. Lottomatica Scommesse

        On October 17, 2012, Soggea S.p.A. served Lottomatica Scommesse, a wholly-owned GTECH subsidiary, with a summons before the Tribunal of Rome asking for damages equal to €20.5 million. The claim is related to an agreement between Lottomatica Scommesse and Soggea in accordance with which Lottomatica Scommesse allowed Soggea to be part of its tournament circuit for online gaming and shared liquidity.

        The agreement was executed by the parties on February 2, 2010 and Soggea entered into the Lottomatica Scommesse circuit "PokerClub" through its trademark "Joka". The agreement had a duration of 2 years with a renewal clause unless termination of the agreement was communicated by one party to the other. Lottomatica Scommesse, using the termination clause provided for in the agreement, terminated the agreement with effect in April 2012.

        Soggea, following termination of the agreement, has asked the Tribunal to ascertain the legitimacy of the termination by Lottomatica Scommesse and to impose on Lottomatica Scommesse a payment of approximately €20.5 million or as an alternative, a payment of approximately €12.3 million.

        The first hearing was held on February 11, 2013 and was postponed to May 22, 2013 for the admissions of the means of proof. The judge decided to not admit requests for proofs and, having determined that the case is ready for a decision, established a final hearing date of July 1, 2015.

        Lottomatica Scommesse is fully convinced of the legitimacy of the termination of the agreement.

7. Cogetech vs. Lottomatica Scommesse

        On June 17, 2013, Cogetech S.p.A. served Lottomatica Scommesse, GTECH S.p.A., Boss Media AB and prof. Giovanni Puoti with a summons before the Tribunal of Rome in order to declare the termination of the contract signed by Cogetech and Lottomatica Scommesse on September 7, 2011 and ask for damages not yet quantified. Before this, Cogetech had filed a request for a precautionary injunction before the Tribunal of Rome in order to be re-admitted on the Circuit but the judge denied that request. The claim is related to an agreement between Lottomatica Scommesse and Cogetech in accordance with which Lottomatica allowed Cogetech to be part of its tournament circuit for online gaming and shared liquidity and is based on the fact that Lottomatica Scommesse contested with Cogetech the breach by Cogetech of its obligations of fairness and good faith according to Circuit Regulation, as confirmed by the Auditor (prof. Puoti). In accordance with that, on March 29, 2013 Lottomatica Scommesse communicated to Cogetech its termination of the agreement and the end of the shared liquidity. Lottomatica Scommesse has submitted its brief contesting all Cogetech's claims and has asked for payment of the damages caused by Cogetech by virtue of its behavior.

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30. Litigation (Continued)

        At the first hearing of May 14, 2014, the judge ordered the joinder of a third request by prof. Puoti, rescheduling the hearing for October 16, 2014. At the hearing on October 16, 2014, the judge adjourned the case until April 9, 2015 for the admission of evidence.

Americas Segment

1. CEF Contract Proceedings

Background

        In January 1997, Caixa Economica Federal ("CEF"), the operator of Brazil's National Lottery, and Racimec Informática Brasileira S.A. ("Racimec"), the predecessor of GTECH Brazil, entered into a four-year contract pursuant to which GTECH Brazil agreed to provide on-line lottery services and technology to CEF (the "1997 Contract"). In May 2000, CEF and GTECH Brazil terminated the 1997 Contract and entered into a new agreement (the "2000 Contract") obliging GTECH Brazil to provide lottery goods and services and additional financial transaction services to CEF for a contract term that, as subsequently extended, was scheduled to expire in April 2003. In April 2003, GTECH Brazil entered into an agreement with CEF (the "2003 Contract Extension") pursuant to which: (a) the term of the 2000 Contract was extended into May 2005, and (b) fees payable to GTECH Brazil under the 2000 Contract were reduced by 15%. On August 13, 2006, all agreements between GTECH and CEF terminated in accordance with their terms.

Criminal Allegations Against Certain Employees

        a.     In late March 2004, federal attorneys with Brazil's Public Ministry (the "Public Ministry Attorneys") recommended that criminal charges be brought against nine individuals, including four senior officers of CEF, Antonio Carlos Rocha, the former Senior Vice President of GTECH and President of GTECH Brazil, and Marcelo Rovai, then GTECH Brazil's marketing director and currently employed in GTECH's Latin America region ("Denuncia 1").

        The Public Ministry Attorneys had recommended that Messrs. Rocha and Rovai be charged with offering an improper inducement in connection with the negotiation of the 2003 Contract Extension, and co-authoring, or aiding and abetting, certain allegedly fraudulent or inappropriate management practices of the CEF management who agreed to enter into the 2003 Contract Extension. Neither GTECH nor GTECH Brazil were the subject of this criminal investigation, and under Brazilian law, entities cannot be subject to criminal charges in connection with this matter.

        In June 2004, the judge reviewing the charges in Denuncia 1 prior to their being filed refused to initiate the criminal charges against the nine individuals but instead granted a request by the Brazilian Federal Police to continue the investigation which had been suspended upon the recommendation of the Public Ministry Attorneys that criminal charges be brought. The Brazilian Federal Police subsequently ended their investigation and presented a report of their findings to the court. This report did not recommend that indictments be issued against Messrs. Rocha or Rovai, or against any current or former employee of GTECH or GTECH Brazil. The Public Ministry Attorneys then requested that the Brazilian Federal Police reopen their investigation. We understand that the Federal Police subsequently completed their investigation and, in August 2010 issued a report, based entirely upon the

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30. Litigation (Continued)

June 21, 2006 Brazilian congressional report described below, and sent the report to the Public Ministry Attorneys.

        b.     Notwithstanding the favorable resolution of the Brazilian Federal Police's initial investigation, on June 21, 2006, a special investigating panel of the Brazilian congress issued a report and voted, among other things, to ask the Public Ministry Attorneys to indict 84 individuals, including one current and three former employees of GTECH Brazil, alleging that the individuals helped GTECH Brazil to illegally obtain the 2003 Contract Extension. GTECH found nothing in the congressional report to cause it to believe that any present or former employee of GTECH or GTECH Brazil committed any criminal offence in connection with obtaining the 2003 Contract Extension.

        c.     GTECH conducted an internal investigation of the 2003 Contract Extension under the supervision of the independent directors of GTECH Holdings Corporation. GTECH found no evidence that GTECH, GTECH Brazil, or any of their current or former employees violated any law, or is otherwise guilty of any wrongdoing in connection with these matters.

        The U.S. SEC began an informal inquiry in February 2004, which informal inquiry became a formal investigation in July 2004, into the Brazilian criminal allegations against Messrs. Rocha and Rovai, and GTECH's involvement in the facts surrounding the 2003 Contract Extension, to ascertain whether there has been any violation of United States law in connection with these matters. In addition, in May 2005, representatives of the United States Department of Justice asked to participate in a meeting with GTECH and the SEC. GTECH cooperated fully with the SEC and the United States Department of Justice with regard to these matters, including by responding to their requests for information and documentation. In August 2009, GTECH was advised by the SEC that the SEC had concluded its investigation and did not intend to recommend enforcement action.

        d.     These favorable developments notwithstanding, in September 2010, GTECH received a copy of new criminal charges that Public Ministry Attorneys recommend to a Brazilian Federal judge be filed against 16 individuals, including 14 current or former CEF officers and employees, Antonio Carlos Rocha and Marcos Andrade, a former officer of GTECH Brazil ("Denuncia 2"). The Public Ministry Attorneys assert that the defendants "swindled public money" through entering into successive illegal price changes, contract extensions and other amendments to CEF's contracts with Racimec and GTECH Brazil, and agreeing to reduce or eliminate contractual fines and penalties that should properly have been imposed upon Racimec and GTECH Brazil. Such allegations echo charges which have been made in the past by the: (i) Public Ministry Attorneys in their April 2004 civil action, and (ii) Federal Court of Accounts in their 2003 TCU Audit Report. The TCU matter has been dismissed (as previously reported by the Company) and the trial judge in the April 2004 matter (as also previously reported by the Company) ruled in GTECH's favor in November 2011. These more recent allegations by the Public Ministry Attorneys include the claim made in the April 2004 civil action that a consulting company in which a former CEF director held an interest served as an intermediary in contract negotiations between CEF and a Brazilian public utility pursuant to which CEF allowed the public utility to provide prepaid cellular phone cards through the CEF lottery network operated by GTECH Brazil. GTECH Brazil was not a party to this agreement, entered into in 1999. The Public Ministry Attorneys advance the theory that the consulting company received the 1999 contract in consideration for the former CEF director's assistance in influencing CEF negotiations to the advantage of GTECH Brazil. The Public Ministry Attorneys advance no facts (old or new) that would

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30. Litigation (Continued)

support this new allegation. In October 2014, the Company learned that the charges in Denuncia 2 were rejected by a Brazilian Federal judge who found that there was no evidence of or ground for a criminal prosecution. GTECH Brazil was advised that the Public Ministry Attorneys are likely to appeal this decision.

        e.     In November 2010, GTECH received a copy of criminal charges that Public Ministry Attorneys recommend to a Brazilian Federal judge be filed against nine individuals, including Antonio Carlos Rocha, Marcelo Rovai and Marcos Andrade ("Denuncia 3"). The Public Ministry Attorneys assert that the defendants be charged with corruption for using improper influence and offering undue advantage as a form of payment to obtain the 2003 Contract Extension. The Public Ministry Attorneys advance no new facts that would support this allegation.

        GTECH finds nothing in these charges that would lead it to believe that any present or former employee of GTECH or GTECH Brazil committed any criminal offense involving any contract between Racimec or GTECH Brazil and CEF. Neither GTECH nor GTECH Brazil is named as a defendant in these criminal charges and, as noted above, under Brazilian law entities cannot be subject to criminal charges in connection with these matters.

        The Brazilian Federal judge has approved the filing of the charges in Denuncia 3 to be brought against all but one defendant in this matter. The judge is allowing one defendant, because he was a former government employee, the opportunity to present a defense prior to determining whether to accept Denuncia 3. The Company understands that Mr. Rocha unsuccessfully appealed the decision to deny certain defendants from presenting a defense at this point in the process.

        The Company has learned that Messrs. Rocha and Andrade have been served and presented their defenses.

        GTECH believes that its two former employees and one current employee involved have strong substantive and procedural defenses and that the assertions made against them are groundless.

2. ICMS Tax

        On July 26, 2005, the State of São Paulo challenged GTECH Brazil for classifying the remittances of printing ribbons, rolls of paper and wagering slips ("Consumables") to lottery outlets in Brazil as non-taxable shipments. The tax authorities disagree with that classification and argue that these Consumables would be subject to ICMS tax as opposed to the lower rate ISS tax that GTECH Brazil paid. The tax authorities argue that in order for printed matter to be considered non-taxable it has to be "personalized." To be considered personalized, the Consumables must be intended for the exclusive use of the one ordering them. GTECH Brazil filed its defense against the Tax Assessment Notice, which was dismissed. GTECH Brazil filed an Ordinary Appeal and a Special Appeal to the Court of Taxes and Fees, both of which were not granted. The State Treasury of São Paulo has filed a tax foreclosure to collect the tax obligation amounting to 22,910,722 Brazilian Reals (approximately €7.3 million at exchange rates in effect as of September 30, 2014) plus statutory interest, penalties and fees of approximately 102.2 million Brazilian Reals for a total obligation of approximately 125.1 million Brazilian Reals (approximately €39.9 million at exchange rates in effect as of September 30, 2014). GTECH Brazil is preparing to file an appeal of this matter with the First District Court of the State Treasury (Barueri). Prior to filing the appeal, it is likely that GTECH Brazil will be required to provide

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30. Litigation (Continued)

security for the tax obligation in the event it is unsuccessful in the appeal. GTECH Brazil has been advised by Brazilian counsel that these proceedings are likely to take several years, and could take longer than seven years to litigate through the appellate process to final judgment. In November 2012, GTECH Brazil filed a new action in São Paolo state court to annul the ICMS claim based upon the lack of merit of the tax authority's claim. GTECH Brazil believes that these claims are groundless.

31. International Financial Reporting Standards issued but not yet effective

        The new and amended standards that were issued by the International Accounting Standards Board (IASB) but not yet effective as of September 30, 2014 are described below.

IFRS 9 Financial Instruments

        On July 24, 2014, the IASB published the final and complete version of IFRS 9 Financial Instruments, which replaces IAS 39 and supersedes the previous two IFRS 9 publications issued in November 2009 and November 2013. This standard includes requirements for the classification and measurement of financial assets; new requirements on accounting for financial liabilities; a carryover from IAS 39 of the requirements for the derecognition of financial assets and financial liabilities; a new general hedge accounting model, which allows the early adoption of the treatment of fair value changes due to own credit on liabilities designated at fair value through profit or loss; incorporates a new expected loss impairment model; and introduces limited amendments to the classification and measurement requirements for financial assets. IFRS 9 is effective for annual periods beginning on or after January 1, 2018 with early adoption permitted. The Company has not yet performed an analysis of the impact the standard will have on the consolidated financial statements when adopted on January 1, 2018 and therefore has not yet quantified the extent of the impact.

IFRS 15 Revenue from Contracts with Customers

        IFRS 15 was issued in May 2014 and applies to an entity's annual reporting period beginning on or after January 1, 2017. IFRS 15 specifies how and when an entity will recognize revenue as well as requiring such entities to provide users of financial statements with more informative and relevant disclosures. The standard provides a single, principles based five-step model to be applied to all contracts with customers. The Company has not yet performed an analysis of the impact the standard will have on the consolidated financial statements when adopted on January 1, 2017 and therefore has not yet quantified the extent of the impact.

Defined Benefit Plans: Employee Contributions - Amendments to IAS 19

        These amendments were issued in November 2013 and are effective from July 1, 2014 with earlier application permitted. The amendments apply to contributions from employees or third parties to defined benefit plans. The objective of the amendments is to simplify the accounting for contributions that are independent of the number of years of employee service, for example, employee contributions that are calculated according to a fixed percentage of salary. The adoption of these amendments is not expected to have a material impact on the financial position or performance of the Company when adopted.

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31. International Financial Reporting Standards issued but not yet effective (Continued)

Amendments to IFRS 11: Accounting for Acquisitions of Interests in Joint Operations

        These amendments were issued in May 2014 and are effective for annual periods beginning on or after January 1, 2016. The amendments require an acquirer of an interest in a joint operation in which the activity constitutes a business (as defined in IFRS 3 Business Combinations) to apply all of the business combinations accounting principles in IFRS 3 and other IFRSs, except for those principles that conflict with the guidance in IFRS 11, and to disclose the information required by IFRS 3 and other IFRSs for business combinations. The amendments apply both to the initial acquisition of an interest in a joint operation, and the acquisition of an additional interest in a joint operation. The Company has not yet performed an analysis of the impact the amendments will have on the consolidated financial statements when adopted on January 1, 2016 and therefore has not yet quantified the extent of the impact.

Amendments to IAS 16 and IAS 38: Clarification of Acceptable Methods of Depreciation and Amortization

        These amendments were issued in May 2014 and are effective for annual periods beginning on or after January 1, 2016. The amendments, among other things, clarify the use of depreciation and amortization methods that are based on revenue that is generated by an activity. The Company has not yet performed an analysis of the impact the amendments will have on the consolidated financial statements when adopted on January 1, 2016 and therefore has not yet quantified the extent of the impact.

Amendments to IFRS 10 and IAS 28: Sale or Contribution of Assets between an Investor and its Associate or Joint Venture

        These amendments were issued in September 2014 and are effective for annual periods beginning on or after January 1, 2016. The amendments address an inconsistency between the requirements in IFRS 10 and those in IAS 28 in dealing with the sale or contribution of assets between an investor and its associate or joint venture. The Company has not yet performed an analysis of the impact the amendments will have on the consolidated financial statements when adopted on January 1, 2016 and therefore has not yet quantified the extent of the impact.

Annual Improvements to IFRSs issued in December 2013

        In December 2013 the IASB issued two cycles of Annual Improvements IFRSs - 2010-2012 Cycle and 2011-2013 Cycle, which contains amendments to its standards and the related basis for conclusions that provides a mechanism for making necessary, but non-urgent, amendments to IFRS. The effective date of the amendments is on or before July 1, 2014. The adoption of these amendments is not expected to have a material impact on the financial position or performance of the Company when adopted. The effect of each standard is described below:

  •
  IFRS 2 Share-based Payment - This amendment clarifies the definitions of performance condition and service condition.

  •
  IFRS 3 Business Combinations - This amendment clarifies that contingent consideration in a business acquisition that is not classified as equity is subsequently measured at fair value through

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31. International Financial Reporting Standards issued but not yet effective (Continued)

    profit or loss whether or not it falls within the scope of IFRS 9 Financial Instruments. It also clarifies that joint arrangements are outside the scope of IFRS 3.

  •
  IFRS 8 Operating Segments - This amendment clarifies that operating segments may be combined/aggregated and if so, the entity must provide additional disclosures. It also clarifies that the reconciliation of segment assets to total assets is only required to be disclosed if the reconciliation is reported to the chief operating decision maker, similar to the required disclosure for segment liabilities.

  •
  IAS 16 Property, Plant and Equipment and IAS 38 Intangible Assets - This amendment provides more detail on how users can perform revaluation of assets and clarifies how an adjustment is recognized.

  •
  IAS 24 Related Party Disclosures - This amendment clarifies that a management entity, an entity that provides key management personnel services, is a related party subject to the related party disclosures.

  •
  IAS 40 Investment Property - This amendment clarifies the interrelationship of IFRS 3 and IAS 40 when classifying property as investment property or owner-occupied property.

Annual Improvements to IFRSs issued in September 2014

        In September 2014 the IASB issued Annual Improvements to IFRSs 2012-2014 Cycle which contains amendments to its standards and the related basis for conclusions that provides a mechanism for making necessary, but non-urgent, amendments to IFRS. The effective date of the amendments is on or before January 1, 2016. The adoption of these amendments is not expected to have a material impact on the financial position or performance of the Company when adopted. The effect of each standard is described below:

  •
  IFRS 5 Non-current Assets Held for Sale and Discontinued Operations - This amendment adds specific guidance in cases in which an entity reclassifies an asset from held for sale to held for distribution or vice versa and cases in which held-for-distribution accounting is discontinued.

  •
  IFRS 7 Financial Instruments: Disclosures - This amendment adds additional guidance to clarify whether a servicing contract is continuing involvement in a transferred asset for the purpose of determining the disclosures required. It also clarifies the applicability of the amendments to IFRS 7 on offsetting disclosures to condensed interim financial statements.

  •
  IAS 19 Employee Benefits - This amendment clarifies that the high quality corporate bonds used in estimating the discount rate for post-employment benefits should be denominated in the same currency as the benefits to be paid.

  •
  IAS 34 Interim Financial Reporting - This amendment clarifies the meaning of "elsewhere in the interim report" and requires a cross-reference.

32. Events after the reporting period

        In October 2014, the Board of Directors approved a new share repurchase program authorized by the Shareholders' Meeting of May 8, 2014 for up to 16,676,505 shares, or approximately 9.5% of the

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FINANCIAL STATEMENTS (Continued)

32. Events after the reporting period (Continued)

Company's share capital (the "Program"). The Program is designed to ensure the regular trading of the Company's shares in the event that anomalous movements occur due to excess volatility or lack of liquidity, pending the acquisition of IGT. As of October 31, 2014, we acquired 230,798 shares through several purchases on the regulated market for €4.2 million under the Program.

        In October 2014, in connection with the pending acquisition of IGT (the "Transaction"), noteholder meetings have been scheduled for November 2014 to obtain approvals on certain matters related to the Transaction from the holders of the 2010 Notes (due 2018) and the 2012 Notes (due 2020). The Company intends to exercise the call option provided for in the terms and conditions of both the 2010 Notes (due 2018) and the 2012 Notes (due 2020) if the extraordinary resolution is not approved. In addition, the Company intends to exercise the call option provided for in the terms and conditions of the 2009 Notes (due 2016).

        In October 2014, following the solicitation of consents by IGT to amend the IGT indentures pursuant to which IGT's 7.50% Notes (due 2019) were issued, which concluded on October 20, 2014, our Bridge Facility has been reduced from approximately $10.7 billion (€8.5 billion at the September 30, 2014 exchange rate) to approximately $10.2 billion (€8.1 billion), as backstop financing for the IGT 2019 Notes is no longer required.

        In November 2014, GTECH S.p.A. and GTECH Corporation entered into a USD 2.6 billion (€2.1 billion at the October 31, 2014 exchange rate) five-year senior facilities agreement (the "Agreement") with a syndicate of 20 banks. The Agreement provides for a USD 1.4 billion multicurrency revolving credit facility for GTECH Corporation and an €850 million multicurrency revolving credit facility for GTECH S.p.A. Upon completion of the pending acquisition of IGT, the US dollar facility will be increased to USD 1.5 billion. The revolving credit facilities will be used for general corporate purposes, including repayment of any outstanding amounts under the Company's existing term loan facility and multicurrency revolving facilities (which are scheduled to expire in December 2015) and refinancing certain debt securities issued by GTECH S.p.A. Upon completion of the pending acquisition of IGT, the US dollar facility will also be used to repay any outstanding amounts under IGT's revolving credit facility. The revolving credit facilities will bear a variable interest rate based on certain credit ratings and are subject to standard covenants and restrictions. GTECH S.p.A. intends to redeem its €750 million 2009 Notes (due December 2016) on December 8, 2014 with proceeds from the revolving credit facilities.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
GTECH S.p.A.

        We have audited the accompanying consolidated statements of financial position of GTECH S.p.A. and subsidiaries as of December 31, 2013 and 2012 and the related consolidated statements of income, comprehensive income, cash flows and changes in equity for each of the three years in the period ended December 31, 2013. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of GTECH S.p.A. and subsidiaries at December 31, 2013 and 2012, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2013, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ RECONTA ERNST & YOUNG S.P.A.

Rome, Italy
October 1, 2014

GTECH S.P.A. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(thousands of euros)	Notes	December 31, 2013	December 31, 2012(a)
ASSETS
Non-current assets
Systems, equipment and other assets related to contracts, net	6	899,536	946,255
Property, plant and equipment, net	7	76,382	84,749
Goodwill	8	3,095,466	3,188,753
Intangible assets, net	9	1,257,297	1,333,948
Investments in associates and joint ventures	11	26,894	10,162
Other non-current assets	12	48,777	27,354
Non-current financial assets	13	28,886	23,395
Deferred income taxes	14	14,000	11,030

Total non-current assets		5,447,238	5,625,646

Current assets
Inventories	15	146,406	164,304
Trade and other receivables, net	16	904,248	809,894
Other current assets	12	190,517	181,177
Current financial assets	13	12,273	8,915
Income taxes receivable		3,574	19,509
Cash and cash equivalents		419,118	455,762

Total current assets		1,676,136	1,639,561

Non-current assets classified as held for sale		—	12,063

TOTAL ASSETS		7,123,374	7,277,270

EQUITY AND LIABILITIES
Equity attributable to owners of the parent
Issued capital		173,992	172,455
Share premium		1,717,261	1,703,923
Retained earnings		292,847	235,858
Other reserves	17	15,812	155,565

		2,199,912	2,267,801
Non-controlling interests	18	403,620	374,464

Total equity		2,603,532	2,642,265

Non-current liabilities
Long-term debt, less current portion	19	2,641,260	2,778,764
Deferred income taxes	14	134,278	138,755
Long-term provisions	20	17,499	45,204
Other non-current liabilities	21	62,098	51,059
Non-current financial liabilities	13	60,600	42,407

Total non-current liabilities		2,915,735	3,056,189

Current liabilities
Accounts payable		978,598	1,000,703
Short-term borrowings	19	851	541
Other current liabilities	21	361,740	355,668
Current financial liabilities	13	21,503	10,620
Current portion of long-term debt	19	214,496	181,276
Short-term provisions	20	1,185	1,900
Income taxes payable		25,734	28,108

Total current liabilities		1,604,107	1,578,816

TOTAL EQUITY AND LIABILITIES		7,123,374	7,277,270

(a)
As adjusted to reflect the retrospective application of IFRS 11 Joint Arrangements as disclosed in Notes 2 and 11.

GTECH S.P.A. AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENTS

		For the year ended December 31,
(thousands of euros)	Notes	2013	2012	2011
Service revenue		2,783,727	2,822,279	2,779,699
Product sales		279,107	253,406	194,043

Total revenue	5	3,062,834	3,075,685	2,973,742
Raw materials, services and other costs	22	1,585,303	1,611,173	1,608,995
Personnel	23	568,266	539,346	491,186
Depreciation	24	254,599	249,921	240,618
Amortization	25	189,684	185,909	187,988
Impairment loss, net	26	6,058	6,227	(4,074)
Capitalization of internal construction costs - labor and overhead		(100,208)	(100,038)	(90,319)

Total costs		2,503,702	2,492,538	2,434,394
Operating income	5	559,132	583,147	539,348
Interest income		3,334	2,462	2,882
Equity income (loss)		(965)	1,015	127
Other income		1,131	3,686	3,262
Other expense		(11,177)	(9,729)	(17,696)
Foreign exchange loss, net		(2,309)	(1,214)	5,960
Interest expense	27	(163,074)	(155,364)	(168,019)

		(173,060)	(159,144)	(173,484)

Income before income tax expense		386,072	424,003	365,864
Income tax expense	14	180,837	158,778	160,095

Net income		205,235	265,225	205,769

Attributable to:
Owners of the parent		175,434	233,136	173,142
Non-controlling interests	18	29,801	32,089	32,627

		205,235	265,225	205,769

Earnings per share/ADRs
Basic - net income attributable to owners of the parent	28	€1.01	€1.35	€1.01
Diluted - net income attributable to owners of the parent	28	€1.01	€1.35	€1.01

GTECH S.P.A. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

		For the year ended December 31,
(thousands of euros)	Notes	2013	2012	2011
Net income		205,235	265,225	205,769
Other comprehensive income
Items that may be reclassified subsequently to profit or loss:
Net loss on translation of foreign operations		(151,847)	(48,402)	89,986
Income tax benefit		4,719	1,697	(1,081)

		(147,128)	(46,705)	88,905
Net loss on cash flow hedges	29	(1,493)	(3,955)	4,823
Income tax benefit		483	365	(862)

		(1,010)	(3,590)	3,961
Net gain (loss) on hedge of net investment in foreign operation		466	(446)	—
Income tax benefit (expense)		(137)	174	—

		329	(272)	—
Net gain on available-for-sale financial investments		2,957	9	106
Income tax expense		(830)	—

		2,127	9	106
Net other comprehensive loss that may be reclassified subsequently to profit or loss		(145,682)	(50,558)	92,972

Items that will not be reclassified subsequently to profit or loss:
Remeasurement loss on defined benefit plans		(1,022)	—	—
Income tax benefit		197	—	—

Net other comprehensive loss that will not be reclassified subsequently to profit or loss		(825)	—	—

Other comprehensive loss for the year, net of tax		(146,507)	(50,558)	92,972

Total comprehensive income for the year, net of tax		58,728	214,667	298,741

Attributable to:
Owners of the parent		29,092	183,577	265,383
Non-controlling interests		29,636	31,090	33,358

		58,728	214,667	298,741

GTECH S.P.A. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

		For the year ended December 31,
(thousands of euros)	Notes	2013	2012	2011
Cash flows from operating activities
Income before income tax expense		386,072	424,003	365,864
Adjustments for:
Depreciation	24	254,599	249,921	240,618
Intangibles amortization	25	189,774	186,001	188,048
Interest expense	27	163,074	155,364	168,019
Share-based payment expense	31	8,611	12,349	8,949
Impairment loss, net	26	6,058	6,227	(4,074)
Non-cash foreign exchange loss, net		938	1,159	(7,557)
Interest income		(3,334)	(2,462)	(2,882)
Write-down of avaliable-for-sale financial investment		—	—	7,582
Provisions		(5,304)	9,141	22,752
Other non-cash items		15,015	7,376	5,184
Cash foreign exchange loss, net		1,372	55	1,597
Income tax paid		(170,943)	(193,442)	(74,345)

Cash flows before changes in operating assets and liabilities		845,932	855,692	919,755
Changes in operating assets and liabilities:
Inventories		14,423	(19,974)	26,872
Trade and other receivables		(108,594)	(143,678)	50,871
Other current assets		(13,021)	(71,028)	(28,611)
Accounts payable		(45,220)	114,899	(198,138)
Accrued expenses		11,055	(13,836)	24,101
Deferred revenue		22,265	16,298	(883)
Advance payments from customers		(29,466)	18,811	6,748
Other assets and liabilities		(1,125)	6,145	49,305

Net cash flows from operating activities		696,249	763,329	850,020

Cash flows from investing activities
Purchases of systems, equipment and other assets related to contracts		(183,878)	(211,833)	(306,734)
Purchases of intangible assets		(134,919)	(30,336)	(20,669)
Investment in associate	11	(19,800)	—	—
Purchases of property, plant and equipment		(10,370)	(10,193)	(10,401)
Acquisition, net of cash acquired		(7,345)	—	—
Italy segment contingent consideration	35	(324)	(2,693)	(4,977)
Cash proceeds related to impairment recovery		3,807	4,455	—
Interest received		7,307	5,101	5,065
Other		3,951	(5,798)	(663)

Net cash flows used in investing activities		(341,571)	(251,297)	(338,379)

Cash flows from financing activities
Interest paid		(143,390)	(184,479)	(166,107)
Dividends paid	32	(125,920)	(122,220)	—
Principal payments on long-term debt		(102,810)	(320,423)	(219,314)
Return of capital - non-controlling interest	17	(40,087)	(42,562)	(24,000)
Dividends paid - non-controlling interest	17	(34,062)	(32,116)	(38,420)
Repayments of short-term borrowings		(170)	(15,218)	5,688
Proceeds from exercise of stock options		15,746	121	—
Capital increase - non-controlling interest		71,973	—	—
Capital increase - Northstar Lottery Group, LLC		—	—	8,440
Cash paid on interest rate swaps		—	(15,901)	(33,388)
Proceeds from issuance of long-term debt		—	501,618	359
Treasury shares purchased		—	—	(2,940)
Other		(19,733)	(12,356)	(9,708)

Net cash flows used in financing activities		(378,453)	(243,536)	(479,390)

Net increase (decrease) in cash and cash equivalents		(23,775)	268,496	32,251
Effect of exchange rate changes on cash		(12,869)	(2,838)	6,019

Cash and cash equivalents at the beginning of the year		455,762	190,104	151,834 (a)

Cash and cash equivalents at the end of the year		419,118	455,762	190,104

(a)
As adjusted to reflect the retrospective application of IFRS 11 Joint Arrangements as disclosed in Notes 2 and 11.

GTECH S.P.A. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

For the year ended December 31, 2013

	Attributable to owners of the parent
(thousands of euros)	Issued Capital (Note 17)	Share Premium	Retained Earnings	Other Reserves (Note 17)	Total	Non-Controlling Interests (Note 18)	Total Equity
Balance at January 1, 2013	172,455	1,703,923	235,858	155,565	2,267,801	374,464	2,642,265
Net income	—	—	175,434	—	175,434	29,801	205,235
Other comprehensive income (loss)	—	—	1,176	(147,518)	(146,342)	(165)	(146,507)

Total comprehensive income (loss)	—	—	176,610	(147,518)	29,092	29,636	58,728
Dividend distribution (€0.73 per share)	—	—	(125,920)	—	(125,920)	—	(125,920)
Return of capital (Note 17)	—	—	—	—	—	(40,087)	(40,087)
Dividend distribution (Note 17)	—	—	—	—	—	(34,062)	(34,062)
Capital increase (Note 17)	—	—	—	—	—	75,009	75,009
Shares issued upon exercise of stock options	1,198	13,338	—	—	14,536	—	14,536
Share-based payment (Note 31)	—	—	—	8,611	8,611	—	8,611
Capital reallocation - Northstar Lottery Group, LLC (Note 17)	—	—	1,740	—	1,740	(1,740)	—
Shares issued under stock award plans	339	—	—	(339)	—	—	—
Appropriation of 2012 income in accordance with Italian law	—	—	(63)	63	—	—	—
Other movements in equity	—	—	4,622	(570)	4,052	400	4,452

Balance at December 31, 2013	173,992	1,717,261	292,847	15,812	2,199,912	403,620	2,603,532

GTECH S.P.A. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY (Continued)

For the year ended December 31, 2012

	Attributable to owners of the parent
(thousands of euros)	Issued Capital (Note 17)	Share Premium	Retained Earnings	Other Reserves (Note 17)	Total	Non-Controlling Interests (Note 18)	Total Equity
Balance at January 1, 2012	172,141	1,702,688	118,726	193,531	2,187,086	422,069	2,609,155
Net income	—	—	233,136	—	233,136	32,089	265,225
Other comprehensive loss	—	—	—	(49,559)	(49,559)	(999)	(50,558)

Total comprehensive income (loss)	—	—	233,136	(49,559)	183,577	31,090	214,667
Dividend distribution (€0.71 per share)	—	—	(122,220)	—	(122,220)	—	(122,220)
Return of capital (Note 17)	—	—	—	—	—	(42,562)	(42,562)
Dividend distribution (Note 17)	—	—	—	—	—	(32,116)	(32,116)
Share-based payment (Note 31)	—	—	—	12,349	12,349	—	12,349
Shares issued upon exercise of stock options	95	1,235	—	—	1,330	—	1,330
Capital reallocation - Northstar Lottery Group, LLC (Note 17)	—	—	4,032	—	4,032	(4,032)	—
Shares issued under stock award plans	219	—	—	(219)	—	—	—
Appropriation of 2011 income in accordance with Italian law	—	—	(25)	25	—	—	—
Other movements in equity	—	—	2,209	(562)	1,647	15	1,662

Balance at December 31, 2012	172,455	1,703,923	235,858	155,565	2,267,801	374,464	2,642,265

GTECH S.P.A. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY (Continued)

For the year ended December 31, 2011

	Attributable to owners of the parent
(thousands of euros)	Issued Capital	Share Premium	Treasury Shares	Retained Earnings (Deficit)	Other Reserves (Note 17)	Total	Non-Controlling Interests	Total Equity
Balance at January 1, 2011	172,015	1,705,628	(60,113)	(56,287)	153,150	1,914,393	444,492	2,358,885
Net income	—	—	—	173,142	—	173,142	32,627	205,769
Other comprehensive income	—	—	—	—	92,241	92,241	731	92,972

Total comprehensive income	—	—	—	173,142	92,241	265,383	33,358	298,741
Return of capital (Note 17)	—	—	—	—	—	—	(24,000)	(24,000)
Dividend distribution	—	—	—	—	—	—	(38,420)	(38,420)
Treasury shares purchased (208,655 shares)	—	(2,940)	(2,940)	—	2,940	(2,940)	—	(2,940)
Share-based payment (Note 31)	—	—	—	—	8,949	8,949	—	8,949
Capital increase - Northstar Lottery Group, LLC	—	—	—	—	—	—	8,440	8,440
Capital reallocation - Northstar Lottery Group, LLC (Note 17)	—	—	—	3,076	—	3,076	(3,076)	—
Shares issued under stock award plans	126	—	64	—	(190)	—	—	—
Treasury shares (3,372,851 shares) issued in lieu of a cash dividend (Note 32)	—	—	62,989	—	(62,989)	—	—	—
Other movements in equity	—	—	—	(1,205)	(570)	(1,775)	1,275	(500)

Balance at December 31, 2011	172,141	1,702,688	—	118,726	193,531	2,187,086	422,069	2,609,155

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. Corporate information

        GTECH S.p.A. (formerly Lottomatica Group S.p.A.) is a leading commercial operator and provider of technology in the regulated worldwide gaming markets. Effective June 3, 2013, Lottomatica Group S.p.A. changed its name to GTECH S.p.A. as a further step in developing its businesses on a global scale by taking advantage of the positioning achieved by the GTECH brand in the worldwide gaming industry.

        When used in these notes, unless otherwise specified or the context otherwise indicates, all references to the terms "GTECH," "we," "us," "our," and the "Company" refer to GTECH S.p.A., the parent entity, and all entities included in our consolidated financial statements.

        In January 2013, the Company announced a plan to further integrate its businesses on a global basis. These changes were aimed at supporting growth, improving efficiency and enhancing profitability across operations, stepping up the pace of internationalization of the Company to better capture its potential. The Company is now operated under a new unified, customer-facing organization structure aligned around three global geographic regions - Americas, International and Italy - and supported by a central products and services structure.

        We operate and provide a full range of services and manufacture leading-edge technology products across all gaming segments, including lotteries, machine gaming, sports betting, and interactive games. We also provide high-volume processing of non-lottery commercial transactions. Our state-of-the-art information technology platforms and software enable distribution through land-based systems, Internet and mobile devices. Our principal activities are described in Note 5.

        GTECH is a joint stock company incorporated and domiciled in the Republic of Italy, and its registered office is located at Viale del Campo Boario, Rome, Italy. GTECH is majority owned by De Agostini S.p.A., a century-old publishing, media, and financial services company and is listed on the Italian Stock Exchange managed by Borsa Italiana S.p.A. under the trading symbol "GTK". GTECH has a Sponsored Level 1 American Depository Receipt (ADR) program listed on the United States over the counter market under the trading symbol "GTKYY".

        As required by US public company reporting requirements, these consolidated financial statements include two years of comparative information (for the years ending December 31, 2012 and 2011) for the consolidated income statement, consolidated statement of comprehensive income, consolidated statement of cash flows, consolidated statement of changes in equity and related Notes.

        The consolidated financial statements for the year ended December 31, 2013 were approved for issuance by the Board of Directors on October 1, 2014.

2. Adoption of new and revised International Financial Reporting Standards

        The Company's accounting policies are consistent with those of the previous financial year except for the adoption of new International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB) standards as of January 1, 2013 as described below.

        The Company applied, for the first time, certain standards and amendments that require restatement of previous financial statements. These include IFRS 10, IFRS 11, IAS 19 Employee Benefits (Revised 2011), IFRS 13 Fair Value Measurement and amendments to IAS 1 Presentation of Financial Statements. In addition, the application of IFRS 12 resulted in additional disclosures in the consolidated financial statements.

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Adoption of new and revised International Financial Reporting Standards (Continued)

        Several other new standards and amendments apply for the first time in 2013. However, they do not impact the annual consolidated financial statements of the Company or the interim consolidated financial statements of the Company.

        The nature and the impact of each new standard or amendments are described below.

IFRS 7 Disclosures - Offsetting Financial Assets and Financial Liabilities

        The amendments to IFRS 7 require disclosure about rights of offset and related arrangements (such as collateral posting requirements) for financial instruments under an enforceable master netting agreement or similar arrangement. The amendment does not have an impact on the Company.

IFRS 10 Consolidated Financial Statements and IAS 27 Separate Financial Statements

        IFRS 10 establishes a single control model that applies to all entities, including special purpose entities that may require management to exercise significant judgment to determine which entities are controlled, and therefore are required to be consolidated by a parent, compared with the requirements that were in IAS 27 Separate Financial Statements. IFRS 10 replaces the parts of previously existing IAS 27 Consolidated and Separate Financial Statements that dealt with consolidated financial statements and SIC-12 Consolidation - Special Purpose Entities. IFRS 10 had no impact on the consolidation of Company entities.

IFRS 11 Joint Arrangements and IAS 28 Investments in Associates and Joint Ventures

        IFRS 11 replaces IAS 31 Interests in Joint Ventures and SIC-13 Jointly-Controlled Entities - Non-monetary Contributions by Venturers. In accordance with IFRS 11, joint arrangements are classified as joint operations or joint ventures, depending on the rights and obligations of the parties to the arrangements. In addition, joint ventures under IFRS 11 are required to be accounted for using the equity method of accounting, removing the option to account for them using proportionate consolidation.

        The application of IFRS 11 impacted the financial position of the Company by replacing proportionate consolidation of the joint venture in CLS-GTECH Company Limited with the equity method of accounting, the effect of which is described in more detail in Note 11, including quantification of the effect on the financial statements. Because IFRS 11 is required to be applied retrospectively, the December 31, 2012 balances presented in the consolidated statement of financial position and all related footnotes have been restated to conform to the new presentation. The December 31, 2012 balances presented in the consolidated income statement were not adjusted because the effect was not significant.

IFRS 12 Disclosure of Interests in Other Entities

        IFRS 12 requires enhanced and new disclosures related to an entity's interest in subsidiaries, joint arrangements, associates and structured entities. The requirements are more comprehensive than the previously existing disclosure requirements for subsidiaries. The Company has no unconsolidated structured entities. IFRS 12 disclosures for material non-controlling interests are provided in Note 18.

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Adoption of new and revised International Financial Reporting Standards (Continued)

Amendments to IFRS 10, IFRS 11 and IFRS 12 Consolidated Financial Statements, Joint Arrangements and Disclosure of Interests in Other Entities: Transition Guidance

        The amendments to IFRS 10, IFRS 11 and IFRS 12 Consolidated Financial Statements, Joint Arrangements and Disclosure of Interests in Other Entities: Transition Guidance provide additional transition relief on the application of IFRS 10, IFRS 11 and IFRS 12, limiting the requirement to provide adjusted comparative information to only the preceding comparative period. For disclosures related to unconsolidated structured entities, the amendments remove the requirement to present comparative information for periods before IFRS 12 is first applied. The amendment had no impact on the Company's financial position or performance.

IFRS 13 Fair Value Measurement

        IFRS 13 establishes a single source of guidance under IFRS for all fair value measurements. It does not change when an entity is required to use fair value, but rather provides guidance on how to measure fair value under IFRS when fair value is required or permitted. IFRS 13 also requires specific disclosures on fair values, some of which replace existing disclosure requirements in other standards, including IFRS 7.

        The application of IFRS 13 has not materially impacted the fair value measurements of the Company. Fair value disclosures are provided in Note 13.

IAS 1 Presentation of Items of Other Comprehensive Income - Amendments to IAS 1

        The amendments to IAS 1 introduce a grouping of items presented in other comprehensive income. Items that could be reclassified to profit or loss at a future point in time now have to be presented separately from items that will never be reclassified. The amendment affected presentation only and had no impact on the Company's financial position or performance.

IAS 19 Employee Benefits (Revised 2011) (IAS 19R)

        IAS 19R includes a number of amendments to the accounting for defined benefit plans, including the immediate recognition of actuarial gains and losses in other comprehensive income; expected returns on plan assets that are no longer recognized in profit or loss; the recognition of interest on the net defined benefit liability (asset) in profit or loss, and; unvested past service costs are now recognized in profit or loss at the earlier of when the amendment occurs or when the related restructuring or termination costs are recognized. Other amendments include enhanced disclosures for defined benefit plans. Adoption of these amendments did not have a material effect on the financial position or performance of the Company. Although IAS 19R was required to be applied retrospectively, the December 31, 2012 balances were not restated because the effect was not significant.

Annual Improvements to IFRSs issued in May 2012

        In May 2012 the IASB issued Annual Improvements 2009-2011 Cycle, which contains amendments to its standards and the related basis for conclusions that provides a mechanism for making necessary, but non-urgent, amendments to IFRS. The effect of each standard is described below, the adoption of which did not have a material effect on the financial position or performance of the Company:

  •
  IAS 1 Presentation of Financial Statements - This amendment clarifies the difference between voluntary additional comparative information and the minimum required comparative

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2. Adoption of new and revised International Financial Reporting Standards (Continued)

    information. An opening statement of financial position (known as the "third balance sheet") must be presented when an entity applies an accounting policy retrospectively, makes retrospective restatements, or reclassifies items in its financial statements, provided any of those changes has a material effect on the statement of financial position at the beginning of the preceding period. The amendment clarifies that a third balance sheet does not have to be accompanied by comparative information in the related notes.

  •
  IAS 16 Property, Plant and Equipment - This amendment clarifies that major spare parts and servicing equipment that meet the definition of property, plant and equipment are not inventory.

  •
  IAS 32 Financial Instruments: Presentation - This amendment clarifies that income taxes arising from distributions to equity holders are accounted for in accordance with IAS 12 Income Taxes.

  •
  IAS 34 Interim Financial Reporting - This amendment aligns the disclosure requirements for total segment assets with total segment liabilities in interim financial statements and also ensures that interim disclosures are aligned with annual disclosures.

3. Significant accounting policies

3.1   Statement of compliance

        The consolidated financial statements of the Company have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board ("IFRS").

3.2   Basis of preparation

        The consolidated financial statements have been prepared on a historical cost basis, except for financial assets at fair value through profit or loss, derivative financial instruments and available-for-sale financial investments that have been measured at fair value. The carrying values of recognized assets and liabilities that are designated as hedged items in fair value hedges that would otherwise be carried at amortized cost are adjusted to record changes in the fair values attributable to the risks that are being hedged in effective hedge relationships. The consolidated financial statements are presented in euros and all values are rounded to the nearest thousand (€000) (except share and per share data) unless otherwise indicated.

Format of the consolidated financial statements

        The Company presents assets and liabilities in its statement of financial position based on a current/non-current classification. An asset is current when it is:

  •
  Expected to be realized or intended to be sold or consumed in a normal operating cycle;

  •
  Held primarily for the purpose of trading;

  •
  Expected to be realized within twelve months after the reporting period, or;

  •
  Cash or cash equivalent unless restricted from being exchanged or used to settle a liability for at least twelve months after the reporting period

        All other assets are classified as non-current.

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3. Significant accounting policies (Continued)

        A liability is current when:

  •
  It is expected to be settled in the normal operating cycle;

  •
  It is held primarily for the purpose of trading;

  •
  It is due to be settled within twelve months after the reporting period, or;

  •
  There is no unconditional right to defer the settlement of the liability for at least twelve months after the reporting period

        The Company classifies all other liabilities as non-current.

        Deferred tax assets and liabilities are classified as non-current assets and liabilities.

        The consolidated income statements are presented using a classification based on the nature of expenses, rather than based on their function of expense, as management believes this presentation provides information that is more relevant.

        The consolidated statements of changes in equity include only details of transactions with owners, with non-owner changes in equity presented separately. Comprehensive income is presented in two statements; a separate consolidated income statement and consolidated statement of comprehensive income.

        The consolidated statements of cash flows are presented using the indirect method.

        The Company's principal accounting policies are described below.

3.3   Basis of consolidation

        The consolidated financial statements include the financial statements of GTECH and its subsidiaries as of December 31 each year. Control is achieved when the Company is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Specifically, the Company controls an investee if and only if the Company has:

  •
  Power over the investee (i.e. existing rights that give it the current ability to direct the relevant activities of the investee);

  •
  Exposure, or rights, to variable returns from its involvement with the investee, and;

  •
  The ability to use its power over the investee to affect its returns.

        When the Company has less than a majority of the voting or similar rights of an investee, the Company considers all relevant facts and circumstances in assessing whether it has power over an investee, including:

  •
  The contractual arrangement with the other vote holders of the investee

  •
  Rights arising from other contractual arrangements

  •
  The Company's voting rights and potential voting rights

        The Company re-assesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control. Consolidation of a subsidiary begins when the Company obtains control over the subsidiary and ceases when the Company loses control of the subsidiary. Assets, liabilities, income and expenses of a subsidiary acquired or disposed of

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Significant accounting policies (Continued)

during the year are included in the statement of comprehensive income from the date the Company gains control until the date the Company ceases to control the subsidiary.

        Profit or loss and each component of other comprehensive income are attributed to the equity holders of the parent of the Company and to the non-controlling interests, even if this results in the non-controlling interests having a deficit balance. When necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies into line with the Company's accounting policies. All intra-group assets and liabilities, equity, income, expenses and cash flows relating to transactions between members of the Company are eliminated in consolidation.

        A change in the ownership interest of a subsidiary, without a loss of control, is accounted for as an equity transaction. If the Company loses control over a subsidiary, it:

  •
  Derecognizes the assets (including goodwill) and liabilities of the subsidiary

  •
  Derecognizes the carrying amount of any non-controlling interest

  •
  Derecognizes the cumulative translation differences recorded in equity

  •
  Recognizes the fair value of the consideration received

  •
  Recognizes the fair value of any investment retained

  •
  Recognizes any surplus or deficit in profit or loss

  •
  Reclassifies the parent's share of components previously recognized in other comprehensive income to profit or loss or retained earnings, as appropriate, as would be required if the Company had directly disposed of the related assets or liabilities

3.4   Business combinations

        Business combinations are accounted for using the acquisition method. The cost of an acquisition is measured as the aggregate of the consideration transferred, measured at acquisition date fair value and the amount of any non-controlling interest in the acquiree. For each business combination, the Company elects whether it measures the non-controlling interest in the acquiree either at fair value or at the proportionate share of the acquiree's identifiable net assets. Acquisition-related costs are expensed as incurred and included in other expense in our consolidated income statement.

        When the Company acquires a business, it assesses the financial assets and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic circumstances and pertinent conditions at the acquisition date. This includes the separation of embedded derivatives in host contracts by the acquiree.

        If the business combination is achieved in stages, the previously held equity interest is remeasured at its acquisition date fair value and any resulting gain or loss is recognized in profit or loss. It is then considered in the determination of goodwill.

        Any contingent consideration to be transferred by the acquirer will be recognized at fair value at the acquisition date. Contingent consideration classified as an asset or liability that is a financial instrument and within the scope of IAS 39 Financial Instruments: Recognition and Measurement, is measured at fair value with changes in fair value recognized either in profit or loss or as a change to other comprehensive income. If the contingent consideration is not within the scope of IAS 39, it is

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Significant accounting policies (Continued)

measured in accordance with the appropriate IFRS. Contingent consideration that is classified as equity is not remeasured and subsequent settlement is accounted for within equity.

3.5   Systems, equipment and other assets related to contracts, net and property, plant and equipment, net

        The Company has two principle types of fixed assets (collectively, "Fixed Assets"):

  •
  Systems, equipment and other assets relating to contracts

  •
  Property, plant and equipment

        Systems, equipment and other assets relating to contracts are assets that primarily support our Operating Contracts and Facilities Management Contracts.

        Property, plant and equipment are assets used internally by the Company primarily in manufacturing, selling, general and administration, research and development and commercial service applications not associated with contracts.

        Fixed Assets are stated at cost, net of accumulated depreciation and accumulated impairment loss, if any. The cost, excluding land, is depreciated over the shorter of the assets estimated useful life, or the contract term to which those assets relate, in either case using the straight-line method.

        The estimated useful lives for systems, equipment and other assets related to contracts depends on the type of cost which is comprised of two categories:

  •
  Hard costs (for example: terminals, mainframe computers, communications equipment) and;

  •
  Soft costs (for example: software development).

        Hard costs are generally depreciated over the base term of the contract plus extension years as defined in the contract but not to exceed 10 years. Soft costs are depreciated over the base term of the contract, but not to exceed 10 years.

        The estimated useful lives for property plant and equipment are generally 40 years for buildings and five to 10 years for furniture and equipment.

        Repair and maintenance costs are recognized in the income statement as incurred.

        The Fixed Assets carrying values are reviewed for impairment when events or changes in circumstances indicate that the carrying value may not be recoverable.

        Fixed Assets are derecognized upon disposal or when no future economic benefits are expected from the assets' use or disposal. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the income statement when the asset is derecognized. The residual values, useful lives and methods of depreciation are reviewed, at a minimum, at each financial year end and adjusted prospectively if appropriate.

3.6   Goodwill

        Goodwill is initially measured at cost, being the excess of the aggregate of the consideration transferred and the amount recognized for non-controlling interest, and any previous interest held, over the net identifiable assets acquired and liabilities assumed. If the fair value of the net assets acquired is in excess of the aggregate consideration transferred, the Company re-assesses whether it has correctly

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Significant accounting policies (Continued)

identified all of the assets acquired and all of the liabilities assumed and reviews the procedures used to measure the amounts to be recognized at the acquisition date. If the re-assessment still results in an excess of the fair value of net assets acquired over the aggregate consideration transferred, then the gain is recognized in profit or loss.

        After initial recognition, goodwill is measured at cost less any accumulated impairment losses. For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of the Company's cash-generating units that are expected to benefit from the combination, irrespective of whether other assets or liabilities of the acquiree are assigned to those units.

        Where goodwill has been allocated to a cash-generating unit and part of the operation within that unit is disposed of, the goodwill associated with the disposed operation is included in the carrying amount of the operation when determining the gain or loss on disposal. Goodwill disposed in this circumstance is measured based on the relative values of the disposed operation and the portion of the cash-generating unit retained.

3.7   Intangible assets

        Intangible assets acquired separately are measured on initial recognition at cost. The cost of intangible assets acquired in a business combination is their fair value at the date of acquisition. Following initial recognition, intangible assets are carried at cost less any accumulated amortization and accumulated impairment loss, if any. Internally generated intangible assets, which do not meet the criteria for capitalization, are recognized in the income statement in the period in which the expenditure is incurred.

        The useful lives of intangible assets are assessed to be either finite or indefinite. Intangible assets with finite lives are amortized over their useful economic life and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortization period and the amortization method for an intangible asset with a finite useful life are reviewed at least annually, during the fourth quarter ending on December 31. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset is accounted for by changing the amortization period or method, as appropriate, and are treated as changes in accounting estimates. Amortization expense on intangible assets with finite lives is recorded in our consolidated income statement.

        Intangible assets with indefinite useful lives are not amortized, but are tested for impairment annually, as of December 31, either individually or at the cash generating unit level, as appropriate, and when circumstances indicate that the carrying amount may be impaired. The assessment of indefinite life is reviewed annually to determine whether the indefinite life assessment continues to be supportable. If not, the change in the useful life assessment from indefinite to finite is made on a prospective basis.

        Gains or losses arising from derecognition of an intangible asset are measured as the difference between the net disposal proceeds and the carrying amount of the asset and are recognized in the income statement when the asset is derecognized.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Significant accounting policies (Continued)

3.8   Investments in associates and joint ventures

        An associate is an entity over which the Company has significant influence. Significant influence is the power to participate in the financial and operating policy decisions of the investee, but is not control or joint control over those policies.

        A joint venture is a type of joint arrangement whereby the parties that have joint control of the arrangement and have rights to the net assets of the joint venture. Joint control is the contractually agreed sharing of control of an arrangement, which exists only when decisions about the relevant activities require unanimous consent of the parties sharing control.

        The considerations made in determining significant influence or joint control are similar to those necessary to determine control over subsidiaries.

        The Company's investments in its associates and joint ventures are accounted for using the equity method.

        Under the equity method, the investment in an associate or a joint venture is initially recognized at cost. The carrying amount of the investment is adjusted to recognize changes in the Company's share of net assets of the associate or joint venture since the acquisition date. Goodwill relating to the associate or joint venture is included in the carrying amount of the investment and is neither amortized nor individually tested for impairment.

        The income statement reflects the Company's share of the results of operations of the associate or joint venture. Any change in other comprehensive income of those investees is presented as part of the Company's other comprehensive income. Where there has been a change recognized directly in the equity of the associate or joint venture, the Company recognizes its share of any changes, when applicable, in the statement of changes in equity. Unrealized gains and losses resulting from transactions between the Company and the associate or joint venture are eliminated to the extent of the interest in the associate or joint venture.

        The Company's share of profit or loss of an associate and a joint venture is included in equity income (loss) in the income statement and represents profit or loss after tax and non-controlling interests in the subsidiaries of the associate or joint venture.

        The financial statements of the associate or joint venture is prepared for the same reporting period as the Company. Where necessary, adjustments are made to bring the accounting policies in line with those of the Company.

        After application of the equity method, the Company determines whether it is necessary to recognize an impairment loss on its investment in its associate or joint venture. At each reporting date, the Company determines whether there is objective evidence that the investment in the associate or joint venture is impaired. If there is such evidence, the Company calculates the amount of impairment as the difference between the recoverable amount of the associate or joint venture and its carrying value and recognizes the loss in the income statement.

        Upon loss of significant influence over the associate or joint control over the joint venture, the Company measures and recognizes any remaining investment at its fair value. Any difference between the carrying amount of the associate or joint venture upon loss of significant influence or joint control

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Significant accounting policies (Continued)

and the fair value of the remaining investment and proceeds from disposal is recognized in the income statement.

3.9   Interests in joint operations

        A joint operation is a joint arrangement whereby the parties that have joint control of the arrangement have rights to the assets, and obligations for the liabilities, relating to the arrangement. Joint control is the contractually agreed sharing of control of an arrangement, which exists only when decisions about the relevant activities require unanimous consent of the parties sharing control.

        When a company entity undertakes its activities under joint operations, the Company as a joint operator recognizes in relation to its interest in a joint operation its:

  •
  Assets, including its share of any assets held jointly

  •
  Liabilities, including its share of any liabilities incurred jointly

  •
  Revenue from the sale of its share of the output arising from the joint operation

  •
  Share of the revenue from the sale of the output by the joint operation

  •
  Expense, including its share of any expenses incurred jointly

        The Company accounts for the assets, liabilities, revenues and expense relating to its interest in a joint operation in accordance with the IFRSs applicable to the particular assets, liabilities, revenues and expenses.

3.10 Inventories

        Inventories are valued at the lower of cost (under the first in, first out method or specific cost basis as considered necessary in the specific circumstances) or net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less estimated costs of completion and the estimated costs necessary to make the sale. Inventories include amounts we manufacture or assemble for our long-term service contracts, which are transferred to systems, equipment and other assets related to contracts, net upon shipment. Inventories also include amounts related to product sales contracts, including product sales under long-term contracts.

3.11 Trade and other receivables

        Trade accounts receivable are reported net of allowances for doubtful accounts and liquidated damages (penalties incurred due to a failure to meet specified deadlines or performance standards). Allowances for doubtful accounts are generally recorded when there is objective evidence that we may not be able to collect the related receivables. Uncollectible receivables are written off when all reasonable collection efforts have been exhausted and it is determined that there is minimal chance of any kind of recovery. Allowances for liquidated damages are generally recorded when they are probable and estimable. Short-term receivables are not discounted because the effect of discounting cash flows is not material.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Significant accounting policies (Continued)

3.12 Cash and cash equivalents

        Cash and cash equivalents in the consolidated statement of financial position are comprised of cash at banks and on hand and short-term, highly liquid investments with an original maturity of three months or less.

3.13 Non-current assets held for sale or for distribution to equity holders of the parent

        The Company classifies non-current assets and disposal groups as held for sale or for distribution to equity holders of the parent if their carrying amounts will be recovered principally through a sale or distribution rather than through continuing use. Non-current assets and disposal groups classified as held for sale or as held for distribution are measured at the lower of their carrying amount and fair value less costs of disposal or to distribute. Costs to distribute are the incremental costs directly attributable to the distribution, excluding the finance costs and income tax expense.

        The criteria for held for distribution classification is regarded as met only when the distribution is highly probable and the asset or disposal group is available for immediate distribution in its present condition. Actions required to complete the distribution should indicate that it is unlikely that significant changes to the distribution will be made or that the distribution will be withdrawn. Management must be committed to the distribution expected within one year from the date of classification. Similar considerations apply to assets or a disposal group held for sale.

        Property, plant and equipment and intangible assets are not depreciated or amortized once classified as held for sale or as held for distribution.

        Assets and liabilities classified as held for sale or for distribution are presented separately as current items in the statement of financial position.

3.14 Leases

        The determination of whether an arrangement is, or contains a lease, is based on the substance of the arrangement at the inception date and whether the fulfillment of the arrangement is dependent on the use of a specific asset or assets or the arrangement conveys a right to use the asset or assets, even if that right is not explicitly specified in an arrangement.

Finance leases

        Finance leases that transfer substantially all the risks and benefits incidental to ownership of the leased item to the Company, are capitalized at the commencement of the lease at the fair value of the leased property or, if lower, at the present value of the minimum lease payments. Lease payments are apportioned between finance charges and reduction of the lease liability so as to achieve a constant rate of interest on the remaining balance of the liability. Finance charges are recognized in the income statement.

        Leased assets are depreciated over the useful life of the asset. However, if there is no reasonable certainty that the Company will obtain ownership by the end of the lease term, the asset is depreciated over the shorter of the estimated useful life of the asset and the lease term.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Significant accounting policies (Continued)

Operating leases

        Operating lease payments are recognized as an expense in the consolidated income statement on a straight line basis over the lease term.

3.15 Financial instruments - initial recognition and subsequent measurement

        A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity.

a)    Financial assets

Initial recognition and measurement

        Financial assets are classified, at initial recognition, as financial assets at fair value through profit or loss, loans and receivables, held-to-maturity investments, available-for-sale financial assets, or as derivatives designated as hedging instruments in an effective hedge, as appropriate. All financial assets are recognized initially at fair value plus, in the case of financial assets not recorded at fair value through profit or loss, transaction costs that are attributable to the acquisition of the financial asset.

        The Company's financial assets include cash and cash equivalents, trade and other receivables, loans and other receivables, available-for-sale financial investments, and derivative financial instruments.

        Purchases or sales of financial assets that require delivery of assets within a time frame established by regulation or convention in the market place (regular way trades) are recognized on the trade date, which is the date that the Company commits to purchase or sell the asset.

Subsequent measurement

        For purposes of subsequent measurement, financial assets are classified in four categories:

  •
  Financial assets at fair value through profit or loss;

  •
  Loans and receivables;

  •
  Held-to-maturity investments;

  •
  Available-for-sale financial investments

Financial assets at fair value through profit or loss

        Financial assets at fair value through profit or loss include financial assets held for trading and financial assets designated upon initial recognition at fair value through profit or loss. Financial assets are classified as held for trading if they are acquired for the purpose of selling or repurchasing in the near term. Derivatives, including separated embedded derivatives are also classified as held for trading unless they are designated as effective hedging instruments as defined by IAS 39. Financial assets at fair value through profit and loss are carried in the statement of financial position at fair value with net changes in fair value recognized in the income statement.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Significant accounting policies (Continued)

Loans and receivables

        Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. After initial measurement, such financial assets are subsequently measured at amortized cost using the effective interest method, less impairment. Amortized cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the effective interest method. The effective interest method amortization and losses arising from impairment are recognized in the consolidated income statement.

Held-to-maturity investments

        Non-derivative financial assets with fixed or determinable payments and fixed maturities are classified as held-to-maturity when the Company has the positive intention and ability to hold them to maturity. After initial measurement, held-to-maturity investments are measured at amortized cost using the effective interest method, less impairment. Amortized cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the effective interest method. The effective interest method amortization and losses arising from impairment are recognized in the consolidated income statement. The Company did not have any held-to-maturity investments at December 31, 2013 and 2012.

Available-for-sale financial investments

        Available-for-sale financial investments include equity investments and debt securities. Equity investments classified as available-for-sale are those that are neither classified as held for trading nor designated at fair value through profit or loss. Debt securities in this category are those that are intended to be held for an indefinite period of time and that may be sold in response to needs for liquidity or in response to changes in the market conditions.

        After initial measurement, available-for-sale financial investments are subsequently measured at fair value with unrealized gains or losses recognized in other comprehensive income in the net unrealized gain/(loss) reserve until the investment is derecognized, at which time the cumulative gain or loss is recognized in the income statement, or determined to be impaired, at which time the cumulative loss is recognized in the income statement and removed from the net unrealized gain/(loss) reserve. Interest earned while holding available-for-sale financial investments is reported as interest income using the effective interest method.

        The Company evaluates whether the ability and intention to sell its available-for-sale financial investments in the near term is still appropriate. When, in rare circumstances, the Company is unable to trade these financial assets due to inactive markets, the Company may elect to reclassify these financial assets if management has the ability and intention to hold the assets for the foreseeable future or until maturity.

        For a financial asset reclassified from the available-for-sale category, the fair value carrying amount at the date of reclassification becomes its new amortized cost and any previous gain or loss on the asset that has been recognized in equity is amortized to profit or loss over the remaining life of the investment using the effective interest method. Any difference between the new amortized cost and the maturity amount is also amortized over the remaining life of the asset using the effective interest

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Significant accounting policies (Continued)

method. If the asset is subsequently determined to be impaired, then the amount recorded in equity is reclassified to the income statement.

Derecognition

        A financial asset (or, where applicable, a part of a financial asset or part of a group of similar financial assets) is primarily derecognized (that is, removed from the Company's consolidated statement of financial position) when:

  •
  The rights to receive cash flows from the asset have expired; or

  •
  The Company has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third party under a "pass through" arrangement; and either

  (a)
  the Company has transferred substantially all the risks and rewards of the asset; or

  (b)
  the Company has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

        When the Company has transferred its rights to receive cash flows from an asset or has entered into a pass-through arrangement, it evaluates if and to what extent it has retained the risks and rewards of ownership. When it has neither transferred nor retained substantially all of the risks and rewards of the asset, nor transferred control of the asset, the Company continues to recognize the transferred asset to the extent of the Company's continuing involvement. In that case, the Company also recognizes an associated liability. The transferred asset and the associated liability are measured on a basis that reflects the rights and obligations that the Company has retained.

b)    Impairment of financial assets

        The Company assesses at each reporting date whether there is objective evidence that a financial asset or a group of financial assets is impaired. An impairment exists if one or more events that has occurred since the initial recognition of the asset (an incurred "loss event"), has an impact on the estimated future cash flows of the financial asset or the group of financial assets that can be reliably estimated. Evidence of impairment may include indications that the debtors or a group of debtors is experiencing significant financial difficulty, default or delinquency in interest or principal payments, the probability that they will enter bankruptcy or other financial reorganization and observable data indicating that there is a measurable decrease in the estimated future cash flows, such as changes in arrears or economic conditions that correlate with defaults.

Financial assets carried at amortized cost

        For financial assets carried at amortized cost, the Company first assesses whether impairment exists individually for financial assets that are individually significant, or collectively for financial assets that are not individually significant. If the Company determines that no objective evidence of impairment exists for an individually assessed financial asset, whether significant or not, it includes the asset in a group of financial assets with similar credit risk characteristics and collectively assesses them for impairment. Assets that are individually assessed for impairment and for which an impairment loss is, or continues to be recognized, are not included in a collective assessment of impairment.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Significant accounting policies (Continued)

        The amount of any impairment loss identified is measured as the difference between the asset's carrying amount and the present value of estimated future cash flows (excluding future expected credit losses that have not yet been incurred). The present value of the estimated future cash flows is discounted at the financial asset's original effective interest rate.

        The carrying amount of the asset is reduced through the use of an allowance account and the loss is recognized in the income statement. Interest income continues to be accrued on the reduced carrying amount and is accrued using the rate of interest used to discount the future cash flows for the purpose of measuring the impairment loss. Loans together with the associated allowance are written off when there is no realistic prospect of future recovery and all collateral has been realized or has been transferred to the Company. If, in a subsequent year, the amount of the estimated impairment loss increases or decreases because of an event occurring after the impairment was recognized, the previously recognized impairment loss is increased or reduced by adjusting the allowance account. If a write-off is later recovered, the recovery is recorded in the income statement.

Available-for-sale financial investments

        For available-for-sale financial investments, the Company assesses at each reporting date whether there is objective evidence that an investment or a group of investments is impaired.

        In the case of equity investments classified as available-for-sale, objective evidence would include a significant or prolonged decline in the fair value of the investment below its cost. 'Significant' is evaluated against the original cost of the investment and 'prolonged' against the period in which the fair value has been below its original cost. When there is evidence of impairment, the cumulative loss, measured as the difference between the acquisition cost and the current fair value, less any impairment loss on that investment previously recognized in the income statement, is removed from other comprehensive income and recognized in the income statement. Impairment loss on equity investments is not reversed through the income statement; increases in their fair value after impairment are recognized in other comprehensive income.

        In the case of debt instruments classified as available-for-sale, impairment is assessed based on the same criteria as financial assets carried at amortized cost. However, the amount recorded for impairment is the cumulative loss measured as the difference between the amortized cost and the current fair value, less any impairment loss on that investment previously recognized in the income statement.

        Future interest income continues to be accrued based on the reduced carrying amount of the asset, using the rate of interest used to discount the future cash flows for the purpose of measuring the impairment loss. The interest income is recognized in the income statement. If, in a subsequent year, the fair value of a debt instrument increases and the increase can be objectively related to an event occurring after the impairment loss was recognized in the income statement, the impairment loss is reversed through the income statement.

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3. Significant accounting policies (Continued)

c)     Financial liabilities

Initial recognition and measurement

        Financial liabilities are classified, at initial recognition, as financial liabilities at fair value through profit or loss, loans and borrowings, payables, or as derivatives designated as hedging instruments in an effective hedge, as appropriate.

        Financial liabilities are recognized initially at fair value and, in the case of loans and borrowings and payables, net of directly attributable transaction costs.

        The Company's financial liabilities include accounts and other payables, loans and borrowings including bank overdrafts, financial guarantee contracts, finance lease obligations, loan guarantees, and derivative financial instruments.

Subsequent measurement

        The measurement of financial liabilities depends on their classification, as described below:

  •
  Financial liabilities at fair value through profit or loss; or

  •
  Loans and borrowings

Financial liabilities at fair value through profit or loss

        Financial liabilities at fair value through profit or loss include financial liabilities held for trading and financial liabilities designated upon initial recognition as at fair value through profit or loss. Financial liabilities are classified as held for trading if they are acquired for the purpose of repurchasing in the near term. This category also includes derivative financial instruments entered into by the Company that are not designated as hedging instruments in hedge relationships as defined by IAS 39. Separated embedded derivatives are also classified as held for trading unless they are designated as effective hedging instruments. Gains or losses on liabilities held for trading are recognized in the income statement.

        Financial liabilities designated upon initial recognition at fair value through profit and loss are designated at the initial date of recognition, and only if the criteria of IAS 39 are satisfied. The Company has not designated any financial liability as at fair value through profit or loss.

Loans and borrowings

        After initial recognition, interest bearing loans and borrowings are subsequently measured at amortized cost using the effective interest method. Gains and losses are recognized in the consolidated income statement when the liabilities are derecognized as well as through the effective interest method amortization process. Amortized cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the effective interest method. The effective interest method amortization is included in interest expense in the consolidated income statement.

Financial guarantee contracts

        Financial guarantee contracts issued by the Company are those contracts that require a payment to be made to reimburse the holder for a loss it incurs because the specified debtor fails to make a

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3. Significant accounting policies (Continued)

payment when due in accordance with the terms of a debt instrument. Financial guarantee contracts are recognized initially as a liability at fair value, adjusted for transaction costs that are directly attributable to the issuance of the guarantee. Subsequently, the liability is measured at the higher of the best estimate of the expenditure required to settle the present obligation at the reporting date and the amount recognized less cumulative amortization.

Derecognition

        A financial liability is derecognized when the obligation under the liability is discharged, cancelled or expires. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as the derecognition of the original liability and the recognition of a new liability. The difference in the respective carrying amounts is recognized in the income statement.

d)    Offsetting of financial instruments

        Financial assets and financial liabilities are offset and the net amount is reported in the consolidated statement of financial position if there is a currently enforceable legal right to offset the recognized amounts and there is an intention to settle on a net basis, or to realize the assets and settle the liabilities simultaneously.

e)     Derivative financial instruments and hedge accounting

Initial recognition and subsequent measurement

        The Company uses derivative financial instruments such as forward currency contracts and interest rate swaps to hedge its foreign currency risks and interest rate risks, respectively. Such derivative financial instruments are initially recognized at fair value on the date on which a derivative contract is entered into and are subsequently remeasured at fair value. Derivatives are carried as financial assets when the fair value is positive and as financial liabilities when the fair value is negative.

        Any gains or losses arising from changes in the fair value of derivatives are taken directly to the income statement, except for the effective portion of cash flow hedges and hedges of a net investment in a foreign operation, which are recognized in other comprehensive income and later reclassified to profit or loss when the hedge item affects profit or loss.

        For the purpose of hedge accounting, derivatives are classified as:

  •
  Fair value hedges when hedging the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment (except for foreign currency risk); or

  •
  Cash flow hedges when hedging the exposure to variability in cash flows that is either attributable to a particular risk associated with a recognized asset or liability or a highly probable forecast transaction or the foreign currency risk in an unrecognized firm commitment; or

  •
  Hedges of a net investment in a foreign operation.

        At the inception of a hedge relationship, the Company formally designates and documents the hedge relationship to which the Company wishes to apply hedge accounting and the risk management

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3. Significant accounting policies (Continued)

objective and strategy for undertaking the hedge. The documentation includes identification of the hedging instrument, the hedged item or transaction, the nature of the risk being hedged and how the entity will assess the effectiveness of changes in the hedging instrument's fair value in offsetting the exposure to changes in the hedged item's fair value or cash flows attributable to the hedged risk. Such hedges are expected to be highly effective in achieving offsetting changes in fair value or cash flows and are assessed on an ongoing basis to determine that they actually have been highly effective throughout the financial reporting periods for which they were designated.

        Hedges that meet the strict criteria for hedge accounting are accounted for as follows:

Fair value hedges

        The change in the fair value of a hedging derivative is recognized in the income statement. The change in the fair value of the hedged item attributable to the risk hedged is recorded as a part of the carrying value of the hedged item and is also recognized in the income statement.

        For fair value hedges relating to items carried at amortized cost, any adjustment to the carrying value is amortized through the income statement over the remaining term of the hedge using the effective interest method. Effective interest rate amortization may begin as soon as an adjustment exists and no later than when the hedged item ceases to be adjusted for changes in its fair value attributable to the risk being hedged.

        If the hedge item is derecognized, the unamortized fair value is recognized immediately in the income statement.

        When an unrecognized firm commitment is designated as a hedged item, the subsequent cumulative change in the fair value of the firm commitment attributable to the hedged risk is recognized as an asset or liability with a corresponding gain or loss recognized in the income statement.

Cash flow hedges

        The effective portion of the gain or loss on the hedging instrument is recognized in other comprehensive income in the net unrealized gain/(loss) reserve, while any ineffective portion is recognized immediately in the income statement.

        Amounts recognized as other comprehensive income are transferred to the income statement when the hedged transaction affects income or loss, such as when the hedged financial income or financial expense is recognized or when a forecast sale occurs. Where the hedged item is the cost of a non-financial asset or non-financial liability, the amounts recognized as other comprehensive income are transferred to the initial carrying amount of the non-financial asset or liability.

        If the hedging instrument expires or is sold, terminated or exercised without replacement or rollover (as part of the hedging strategy), or if its designation as a hedge is revoked, or when the hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss previously recognized in other comprehensive income remains separately in equity until the forecast transaction occurs or the foreign currency firm commitment is met.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Significant accounting policies (Continued)

Hedges of a net investment in a foreign operation

        Hedges of a net investment in a foreign operation, including a hedge of a monetary item that is accounted for as part of the net investment, are accounted for in a way similar to cash flow hedges. Gains or losses on the hedging instrument relating to the effective portion of the hedge are recognized as other comprehensive income while any gains or losses relating to the ineffective portion are recognized in the income statement. On disposal of the foreign operation, the cumulative value of any such gains or losses recorded in equity is transferred to the income statement.

3.16 Fair value measurement

        The Company measures financial assets at fair value through profit or loss, derivative financial instruments, and available-for-sale financial investments at fair value at each balance sheet date.

        Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either:

  •
  In the principal market for the asset or liability, or

  •
  In the absence of a principal market, in the most advantageous market for the asset or liability

        The principal or the most advantageous market must be accessible to the Company.

        The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest.

        A fair value measurement of a non-financial asset takes into account a market participant's ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use.

        The Company uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.

        All assets and liabilities for which fair value is measured or disclosed in the financial statements are categorized within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole:

  •
  Level 1 - Quoted (unadjusted) market prices in active markets for identical assets or liabilities

  •
  Level 2 - Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable

  •
  Level 3 - Valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable

        For assets and liabilities that are recognized in the financial statements on a recurring basis, the Company determines whether transfers have occurred between levels in the hierarchy by re-assessing

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3. Significant accounting policies (Continued)

categorization (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period.

        For the purpose of fair value disclosures, the Company has determined classes of assets and liabilities on the basis of the nature, characteristics and risks of the asset or liability and the level of the fair value hierarchy as explained above.

3.17 Treasury shares

        GTECH's equity instruments that are reacquired (treasury shares) are recognized at cost and deducted from equity. No gain or loss is recognized in the income statement on the purchase, sale, issue or cancellation of the Company's own equity instruments. If reissued, any difference between the carrying amount and the consideration is recognized in other reserves.

3.18 Provisions

General

        Provisions are recognized when the Company has a present obligation (legal or constructive) as a result of a past event and it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. When the Company expects some or all of a provision to be reimbursed, for example, under an insurance contract, the reimbursement is recognized as a separate asset, but only when the reimbursement is virtually certain. The expense relating to a provision is presented in the consolidated income statement net of any reimbursement.

Warranty provisions

        Provisions for warranty-related costs are recognized when the product is sold or service is provided to the customer. Initial recognition is based on historical experience. The initial estimate of warranty-related costs is revised annually.

Contingent liabilities recognized in a business combination

        A contingent liability recognized in a business combination is initially measured at its fair value. Subsequently, it is measured at the higher of the amount that would be recognized in accordance with the requirements for provisions above or the amount initially recognized less, when appropriate, cumulative amortization recognized in accordance with the requirements for revenue recognition.

3.19 Revenue recognition

        Revenue is recognized to the extent that it is probable the economic benefits associated with the transaction will flow to the Company and the amount of revenue can be reliably measured. Revenue is measured at the fair value of the consideration received, excluding discounts. Specific recognition criteria must also be met before revenue is recognized as discussed below.

        We generally conduct our business under three types of contractual arrangements: Operating Contracts, Facilities Management Contracts and Product Sale Contracts.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Significant accounting policies (Continued)

Operating contracts

        Certain of our revenue, primarily revenue from our Italy segment, are derived from operating contracts. Under operating contracts, we manage all the activities along the lottery value chain including collecting wagers, paying out prizes, managing all accounting and other back-office functions, running advertising and promotions, operating data transmission networks and processing centers, training staff, providing retailers with assistance and supplying materials for the game. We also provide sports pools and sports betting services. Under sports pools arrangements, we manage the sports pool whereby the sports pool prizes are divided among those players who select the correct outcome. There are no odds involved in sports pools and each winner's payoff depends on the number of players and the size of the pool. We also set odds and assume risks under fixed odds sports betting contracts.

        Fees earned under operating contracts are recognized as revenue in the period earned and are classified as service revenue in our consolidated income statement when all of the following criteria are met:

  •
  Persuasive evidence of an arrangement exists, which is typically when a customer contract has been signed

  •
  Services have been rendered

  •
  Our fee is deemed to be fixed or determinable and free of contingencies or significant uncertainties

  •
  Collectibility is reasonably assured

        Under sports pools arrangements, we collect the wagers, pay prizes, pay a percentage fee to retailers, withhold our fee, and remit the balance to the respective regulatory agency. We assume no risk associated with sports pool wagering. We record revenue net of prize payouts, taxes, retailer commissions and remittances to state authorities, because we are acting as an agent to the authorities.

        In sports betting contracts, we establish and assume the risks related to the odds. Under fixed odds betting, the potential payout is fixed at the time bets are placed and we bear the risk of odds setting. We are responsible for collecting the wagers, paying prizes, and paying fees to retailers. We retain the remaining cash as profits. Under these arrangements, we record revenue net, calculated as total wagers less the estimated payout for prizes, because the betting contract is considered a derivative and is required to be recorded at fair value. Taxes and retailer commissions are shown as expenses.

Facilities management contracts

        Under facilities management contracts, we construct, install, operate and retain ownership of the online system. These contracts generally provide for a variable amount of monthly or weekly service fees paid to us directly from our customer based on a percentage of sales or net machine income.

        Fees earned under facilities management contracts are recognized as revenue in the period earned, throughout the service period, and are classified as service revenue in our consolidated income statement when all of the following criteria are met:

  •
  Persuasive evidence of an arrangement exists, which is typically when a customer contract has been signed

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Significant accounting policies (Continued)

  •
  Services have been rendered

  •
  Our fee is deemed to be fixed or determinable and free of contingencies or significant uncertainties

  •
  Collectibility is reasonably assured

        In instances where customer acceptance of the product or system is required, revenue is deferred until all the acceptance criteria have been met.

Product sale contracts

        Under multiple element product sales contracts, we generally construct, sell, deliver and install a turnkey system or deliver equipment, and license the computer software for a fixed price, and our customer subsequently operates the system. Product sale contracts generally include customer acceptance provisions and general customer rights to terminate the contract if we are in breach of the contract.

        Because product sales contracts include significant customization, modification and other services prior to customer acceptance that are considered essential to the functionality of the software inherent in our systems, revenue is recognized using contract accounting upon customer acceptance as long as the cost to deliver remaining obligations or elements to the customer can be reasonably estimated. Upon revenue recognition, sufficient revenue is deferred associated with estimated costs to deliver any remaining elements to the customer. Multiple elements are generally recorded as a single unit of accounting at an overall blended margin. Customer acceptance milestones typically coincide with phases of delivery resulting in a percentage of completion recognition of product sales revenues. Amounts due to us and costs incurred by us in constructing the system prior to customer acceptance are deferred. We recognize losses, if any, on contracts when the amount of the loss is probable and determinable. Revenue attributable to the system is classified as product sales in our consolidated income statement and is recognized upon customer acceptance as long as there are no substantial doubts regarding collectibility.

        In transactions subject to contract accounting, revenues attributable to any ongoing services (such as post contract support) provided subsequent to customer acceptance are classified as service revenue in our consolidated income statement in the period earned.

        In certain product sale contracts (primarily the stand alone sale of lottery or video lottery terminals and software deliverables that do not involve significant customization of software) where we are not responsible for installation, we recognize revenue when all of the following criteria are met:

  •
  Persuasive evidence of an arrangement exists, which is typically when a customer contract has been signed

  •
  The product has been delivered

  •
  Our fee is deemed to be fixed or determinable and free of contingencies or significant uncertainties

  •
  Collectibility is reasonably assured

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Significant accounting policies (Continued)

        In instances where customer acceptance of the product is required, revenue is deferred until any acceptance criteria have been met.

        For those product sale contracts not recognized under contract accounting, in instances where post contract support (PCS) is included, up front revenue is deferred over the contracted PCS period if defined, or over the average expected customer relationship period if the PCS period is not defined or not substantial, unless a fair value of PCS revenue is determinable. In the cases where a fair value of PCS revenue is determinable, that amount is deferred and recognized over the remaining contracted PCS period.

        Our typical payment terms under product sale contracts include customer progress payments based on specific contract milestones with final payment due on or shortly after customer acceptance.

        In those cases where we provide extended payment terms to our customer, we consider the standard business environment of the customer and industry to determine if extended payment terms are a common practice. While extended payment terms are not our typical profile, terms that extend substantially beyond the date the product is delivered, may result in the necessity to defer revenue. In such cases, it is presumed that the fee is not fixed or determinable. In other cases where it is an industry practice to provide extended payment terms, we consider the impact of the extended payment terms on the ability to reliably measure revenue and costs due to the time value of money, credit risk associated with the extended payment terms, the potential for fee reductions, and the risk of future concessions. Depending on these considerations, revenue recognition for transactions with extended payment terms may be permitted whereby the revenue is recorded at a discount to take into consideration the time value of money.

Non-lottery commercial transaction processing services

        We offer high-volume transaction processing services outside of our core market of providing online lottery services that consist of the acquiring, processing and transmission of commercial non-lottery transactions. Such transactions include bill payments, electronic tax payments, utility payments, prepaid cellular telephone recharges and retail-based programs.

        We earn a fee for processing commercial non-lottery transactions that is transaction-based (a fixed fee per transaction or a fee based on a percentage of monetary volume processed). We recognize these fees as service revenue at the time a transaction is processed based on the net amount retained.

Deferred revenue and liquidated damage assessments

        Amounts received from customers in advance of revenue recognition are recorded in other current liabilities in our consolidated statements of financial position. We generally record liquidated damage assessments, which are penalties incurred due to a failure to meet specified deadlines or performance standards, as a reduction of revenue in the period they become probable and estimable.

Interest income

        Revenue is recognized as interest accrues using the effective interest rate.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Significant accounting policies (Continued)

3.20 Foreign currency translation

        The Company's consolidated financial statements are presented in euros, which is the Company's functional and presentation currency. Each entity in the Company determines its own functional currency and items included in the financial statements of each entity are measured using that functional currency.

Transactions and balances

        Transactions in currencies other than the entity's functional currency (foreign currencies) are recognized by the Company entities at their respective functional currency rates prevailing at the date of the transaction. At the end of each reporting period, foreign currency monetary items are retranslated at the functional currency spot exchange rate in effect at the reporting date. The resulting foreign currency exchange differences are recorded in our consolidated income statement with the exception of differences that arise on monetary items that provide an effective hedge for a net investment in a foreign operation (such as intragroup loans where settlement is neither planned nor likely to occur in the foreseeable future). These are recognized in other comprehensive income until the disposal of the net investment, at which time they are recognized in the income statement. Tax charges and credits attributable to exchange differences on those monetary items are also recorded in equity.

        Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates as of the date of the initial transaction. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value is determined.

Foreign operations

        The assets and liabilities of foreign operations are translated into euros at the rate of exchange prevailing at the reporting date and their income statements are translated at average exchange rates for the period. The exchange differences arising on the translation are recognized in other comprehensive income. On disposal of a foreign operation, the component of other comprehensive income relating to that particular foreign operation is recognized in the income statement.

        Any goodwill arising on the acquisition of a foreign operation and any fair value adjustments to the carrying amounts of assets and liabilities arising on the acquisition are treated as assets and liabilities of the foreign operation and translated at the closing rate.

3.21 Income taxes

Current income tax

        Current income tax assets and liabilities for the current period are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted, at the reporting date in the countries where the Company operates and generates taxable income.

        Current income tax relating to items recognized directly in equity is recognized in equity and not in the consolidated income statement. Management periodically evaluates positions taken in the income

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Significant accounting policies (Continued)

tax returns with respect to situations in which applicable tax regulations are subject to interpretation and establishes provisions where appropriate.

Deferred income tax

        Deferred income tax is provided using the liability method on temporary differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes at the reporting date.

        Deferred income tax assets are recognized for all deductible temporary differences, the carry forward of unused tax credits and unused tax losses, to the extent that it is probable that taxable income will be available against which the deductible temporary differences and the carry forward of unused tax credits and unused tax losses can be utilized except:

  •
  When the deferred income tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting income nor taxable income or loss; and

  •
  In respect of deductible temporary differences associated with investments in subsidiaries, associates and interests in joint ventures, deferred income tax assets are recognized only to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable income will be available against which the temporary differences can be utilized.

        The carrying amount of deferred income tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable income will be available to allow all or part of the deferred income tax asset to be utilized. Unrecognized deferred income tax assets are reassessed at each reporting date and are recognized to the extent that it has become probable that future taxable income will allow the deferred income tax asset to be recovered.

        Deferred income tax liabilities are recognized for all taxable temporary differences, except:

  •
  When the deferred income tax liability arises from the initial recognition of goodwill or an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting income nor taxable income or loss; and

  •
  In respect of taxable temporary differences associated with investments in subsidiaries, associates and interests in joint ventures, when the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

        Deferred income tax assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date.

        Deferred income tax relating to items recognized outside income or loss is recognized in correlation to the underlying transaction either in other comprehensive income or directly in equity.

        Deferred income tax assets and deferred income tax liabilities are offset if a legally enforceable right exists to set off current income tax assets against current income tax liabilities and the deferred income taxes relate to the same taxable entity and the same taxation authority.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Significant accounting policies (Continued)

        Tax benefits acquired as part of a business combination, but not satisfying the criteria for separate recognition at that date, are recognized subsequently if new information about facts and circumstances change. The adjustment is either treated as a reduction to goodwill (as long as it does not exceed goodwill) if it was incurred during the measurement period or recognized in the income statement.

3.22 Impairment of non-financial assets

        The Company assesses at each reporting date whether there is an indication that an asset may be impaired. If any indication exists, or when annual impairment testing for an asset is required, the Company estimates the asset's recoverable amount. An asset's recoverable amount is the higher of an asset's or cash-generating unit's (CGU) fair value less costs of disposal and its value in use and is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. When the carrying amount of an asset or CGU exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount.

        In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. In determining fair value less costs of disposal, recent market transactions are taken into account. If no such transactions can be identified, an appropriate valuation model is used. These calculations are corroborated by valuation multiples, quoted share prices for publicly traded companies or other available fair value indicators.

        For goodwill and indefinite lived intangible assets, the Company bases its impairment calculation on detailed budgets and forecasts that are prepared separately for each of the Company's CGUs to which the individual assets are allocated. These budgets and forecasts generally cover a period of five years (the "base period"). For periods beyond the base period, a long term growth rate is applied to project future cash flows.

        For assets excluding goodwill and indefinite lived intangible assets, an assessment is made at each reporting date to determine whether there is an indication that a previously recognized impairment loss no longer exists or has decreased. If such indication exists, the Company estimates the asset's or CGU's recoverable amount. A previously recognized impairment loss is reversed only if there has been a change in the assumptions used to determine the asset's recoverable amount since the last impairment loss was recognized. The reversal is limited so that the carrying amount of the asset does not exceed its recoverable amount, nor exceed the carrying amount that would have been determined, net of depreciation or amortization, had no impairment loss been recognized for the asset in prior years. Such reversal is recognized in the income statement unless the asset is carried at a revalued amount, in which case the reversal is treated as a revaluation increase.

        Impairment loss is recorded in the consolidated income statement.

        The following criteria are also applied in assessing impairment of goodwill and indefinite lived intangible assets:

Goodwill

        Goodwill is tested for impairment annually, as of December 31, and when circumstances indicate that the carrying value may be impaired.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Significant accounting policies (Continued)

        Impairment is determined for goodwill by assessing the recoverable amount of each CGU (or group of CGUs) to which the goodwill relates. Where the recoverable amount of the CGU is less than its carrying amount, an impairment loss is recognized. Impairment loss relating to goodwill cannot be reversed in future periods.

Intangible assets

        Intangible assets with indefinite useful lives are tested for impairment annually, as of December 31, at the CGU level, as appropriate, and when circumstances indicate that the carrying value may be impaired.

3.23 Share-based payments

        Employees of the Company may receive remuneration in the form of share-based payments, whereby employees render services in consideration for equity instruments (equity-settled transactions). The cost of equity-settled transactions is determined by the fair value at the date when the grant is made using a binomial model.

        The cost of equity-settled transactions is recognized, together with a corresponding increase in the share-based payment reserve in equity, over the period in which the performance and/or service conditions are fulfilled. The cumulative expense recognized for equity-settled transactions at each reporting date until the vesting date reflects the extent to which the vesting period has expired and the Company's best estimate of the number of equity instruments that will ultimately vest. The income statement expense or credit for a period represents the movement in cumulative expense recognized as of the beginning and end of that period and is recognized in personnel expense in the consolidated income statement.

        No expense is recognized for awards that do not ultimately vest, except for equity-settled transactions where vesting is conditional upon a market or non-vesting condition, which are treated as vesting irrespective of whether or not the market or non-vesting condition is satisfied, provided that all other performance and/or service conditions are satisfied.

        When the terms of an equity-settled award are modified, the minimum expense recognized is the expense as if the terms had not been modified, if the original terms of the award are met. An additional expense is recognized for any modification that increases the total fair value of the share-based payment transaction, or is otherwise beneficial to the employee as measured at the date of modification.

        When an equity-settled award is cancelled, it is treated as if it vested on the date of cancellation, and any expense not yet recognized for the award is recognized immediately. This includes any award where non-vesting conditions within the control of either the entity or the employee are not met. However, if a new award is substituted for the cancelled award, and designated as a replacement award on the date that it is granted, the cancelled and new awards are treated as if they were a modification of the original award, as described in the previous paragraph.

        The dilutive effect of outstanding options is reflected as additional share dilution in the computation of diluted earnings per share.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Significant accounting policies (Continued)

3.24 Borrowing costs

        Borrowing costs directly attributable to the acquisition, construction or production of an asset that necessarily takes a substantial period of time to get ready for its intended use or sale are capitalized as part of the cost of the respective assets. All other borrowing costs are expensed in the period incurred. Borrowing costs consist of interest and other costs that an entity incurs in connection with the borrowing of funds.

3.25 Research and development costs

        Research costs are expensed as incurred. Development expenditures on an individual project are recognized as an asset when the Company can demonstrate:

  •
  The technical feasibility of completing the asset so that it will be available for use or sale;

  •
  Its intention to complete and its ability to use or sell the asset;

  •
  How the asset will generate future economic benefits;

  •
  The availability of resources to complete the asset;

  •
  The ability to measure reliably the expenditure during the development; and

  •
  The ability to use the intangible asset generated

        Following initial recognition of the development expenditure as an asset, the asset is carried at cost less any accumulated amortization and accumulated impairment loss. Amortization of the asset begins when development is complete and the asset is available for use and is amortized over the period of expected future benefit. The carrying value of development costs is reviewed for impairment annually when the asset is not yet in use or more frequently when an indication of impairment arises during the year.

3.26 Post employment benefits

        The Company has a defined benefit plan (staff severance fund) to provide certain post employment benefits to Italian employees following termination from the Company. Italian employees may choose to participate in an unfunded plan within the Company or transfer their plan balance to independent external funds. These benefits are funded only to the extent paid to the external funds. The cost of providing benefits under the plan, for those employees that participate in the unfunded plan within the Company, is determined using the projected unit credit actuarial valuation method. The cost of providing benefits for those employees that choose to transfer their plan to independent external funds are considered as defined contributions and are accrued as the employees render the related service.

        Remeasurements, comprised of actuarial gains and losses, are recognized immediately in the statement of financial position with a corresponding debit or credit to retained earnings through other comprehensive income in the period in which they occur. Remeasurements are not reclassified to profit or loss in subsequent periods.

        Past service costs are recognized in profit or loss on the earlier of:

  •
  The date of the plan amendment or curtailment, and

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Significant accounting policies (Continued)

  •
  The date that the Company recognizes restructuring-related costs

        Net interest is calculated by applying the discount rate to the net defined benefit liability or asset. The Company recognizes the following changes in the net defined benefit obligation in personnel costs in the consolidated statement of income:

  •
  Service costs comprising current service costs, past-service costs, gains and losses on curtailments and non-routine settlements; and

  •
  Net interest expense or income

3.27 Cash dividend and non-cash distribution to equity holders of the parent

        The Company recognizes a liability to make cash or non-cash distributions to equity holders of the parent when the distribution is authorized and the distribution is no longer at the discretion of the Company. A distribution is authorized when it is approved by the shareholders. A corresponding amount is recognized directly in equity.

        Non-cash distributions are measured at the fair value of the assets to be distributed with fair value re-measurement recognized directly in equity.

        Upon distribution of non-cash assets, any difference between the carrying amount of the liability and the carrying amount of the assets distributed is recognized in the income statement.

4. Significant accounting judgments, estimates and assumptions

        The preparation of the Company's consolidated financial statements requires management to make judgments, estimates and assumptions that affect the reported amounts of revenues, expenses, assets, liabilities, and the accompanying disclosures, and the disclosure of contingent liabilities. Uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of assets or liabilities affected in future periods.

Judgments

        In the process of applying the Company's accounting policies, management has made the following judgment that has the most significant effect on the amounts recognized in the consolidated financial statements.

Finance and operating lease commitments

        The Company leases the GTECH Corporation world headquarters facility (land and building) in Providence, Rhode Island, USA. The Company determined that the present value of the future minimum lease payments for the building amounted to substantially all of the fair value relating to the Company's portion of the building and therefore accounts for its portion of the building as a finance lease. The Company also determined that since title to the land will never transfer to the Company, the land is accounted for as an operating lease.

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Significant accounting judgments, estimates and assumptions (Continued)

Estimates and assumptions

        The key assumptions concerning the future and other key sources of estimation uncertainty at the reporting date that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below. The Company based its assumptions and estimates on parameters available when the consolidated financial statements were prepared. Existing circumstances and assumptions about future developments, however, may change due to market changes or circumstances arising beyond the control of the Company. Such changes are reflected in the assumptions when they occur.

Impairment of Systems, Equipment and Other Assets Related to Contracts

        The carrying values of systems, equipment and other assets related to contracts are reviewed for impairment when events or changes in circumstances indicate that the carrying value may not be recoverable. This requires management to make an estimate of the expected future cash flows from the assets and also to choose a suitable discount rate in order to calculate the present value of those cash flows. The carrying amount of systems, equipment and other assets related to contracts at December 31, 2013 and December 31, 2012 was €899.5 million and €946.3 million, respectively. Further details are provided in Note 6.

Impairment of Goodwill

        The Company determines whether goodwill is impaired at least on an annual basis. This requires an estimation of the "fair value less costs of disposal" of the cash-generating units to which the goodwill is allocated. Goodwill is tested at the level at which management monitors goodwill. Estimating a fair value less costs of disposal amount requires management to make an estimate of the expected future cash flows from the cash-generating unit and also to choose a suitable discount rate in order to calculate the present value of those cash flows. The carrying amount of goodwill at December 31, 2013 and December 31, 2012 was €3.1 billion and €3.2 billion, respectively. Further details are provided in Note 8.

Impairment of Intangible Assets

        The Company determines whether intangible assets with indefinite useful lives are impaired at least on an annual basis. This requires management to make an estimate of the expected future cash flows from the assets and also to choose a suitable discount rate in order to calculate the present value of those cash flows. The carrying amount of intangible assets at December 31, 2013 and December 31, 2012 was €1.3 billion and €1.3 billion, respectively. Further details are provided in Note 9.

Litigation provisions

        Due to the nature of its business, the Company is involved in a number of legal, regulatory and arbitration proceedings regarding, among other matters, claims by and against it as well as injunctions by third parties arising out of the ordinary course of its business and is subject to investigations and compliance inquiries related to its ongoing operations. The outcome of these proceedings and similar future proceedings cannot be predicted with certainty. It is difficult to accurately estimate the outcome of any proceeding. As such, the amounts of the Company's provision for litigation risk, which has been accrued on the basis of assessments made by external counsel, could vary significantly from the

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Significant accounting judgments, estimates and assumptions (Continued)

amounts the Company would ultimately pay in any such proceeding. In addition, unfavorable resolution of or significant delay in adjudicating such proceedings could require the Company to pay substantial monetary damages or penalties and/or incur costs which may exceed any provision for litigation risks or, under certain circumstances, cause the termination or revocation of the relevant concession, license or authorization and thereby have a material adverse effect on the Company's results of operations, business, financial condition or prospects. Further details are provided in Note 38.

Share-based payments

        The Company measures the cost of equity-settled transactions with employees by reference to the fair value of the equity instruments on the date they are granted. Estimating fair value for share-based payment transactions requires determination of the most appropriate valuation model, which is dependent on the terms and conditions of the grant, and incorporates assumptions to the valuation model inputs, including the expected life of the option, volatility, dividend yield and risk-free interest rate. The assumptions and models used for estimating fair value for share-based payment transactions are disclosed in Note 31.

Minimum profit level guarantees

        In January 2011, the Northstar Lottery Group, LLC ("Northstar"), a consortium in which GTECH Corporation holds an 80% controlling interest, entered into a 10-year agreement with the State of Illinois, acting through the Department of the Lottery (as the statutory successor to the Department of Revenue, Lottery Division (the "State")) whereby Northstar, subject to the State's oversight, manages the day-to-day operations of the lottery and its core functions. Northstar guaranteed the State a minimum profit level for each fiscal year of the agreement, commencing with the State's fiscal year ended June 30, 2012.

        In October 2012, GTECH Indiana, LLC ("GTECH Indiana"), a wholly-owned subsidiary of GTECH Corporation, entered into a 15-year agreement with the State Lottery Commission of Indiana (the "State") whereby GTECH Indiana manages the day-to-day operations of the lottery and its core functions, subject to the State's control over all significant business decisions. GTECH Indiana guaranteed the State a minimum profit level in each year of the agreement, commencing with the contract year ending June 30, 2014.

        In June 2013, Northstar New Jersey Lottery Group, LLC ("Northstar NJ"), a consolidated joint venture in which GTECH Corporation indirectly holds an approximate 41% interest, entered into an Agreement with the State of New Jersey (the "State"), Department of the Treasury, Division of Purchase and Property and Division of Lottery (the "Division of Lottery") whereby Northstar NJ will manage a wide range of the lottery's marketing, sales, and related functions which is subject to the Division of Lottery's continuing control and oversight over the conduct of lottery operations. Northstar NJ guaranteed the State a minimum profit level in each year of the agreement, commencing with the contract year ending June 30, 2014.

        Further details of these guarantees, which require management to make estimates and assumptions concerning profit levels, are provided in Note 35.

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Significant accounting judgments, estimates and assumptions (Continued)

Income taxes

        Uncertainties exist with respect to the interpretation of complex tax regulations and the amount and timing of future taxable income. Given the Company's wide range of international business relationships and the long-term nature and complexity of existing contractual agreements, differences arising between the actual results and the assumptions made, or future changes to such assumptions, could necessitate future adjustments to taxable income and income tax expense already recorded. The Company establishes provisions, based on reasonable estimates, for possible consequences of audits by the tax authorities of the respective countries in which it operates. The amount of such provisions is based on various factors, such as experience of previous tax audits and differing interpretations of tax regulations by the taxable entity and the responsible tax authority. Such differences of interpretation may arise on a wide variety of issues depending on the conditions prevailing in the respective domicile of our companies.

        Deferred tax assets are recognized for unused tax losses and tax credits to the extent that it is probable that taxable income will be available against which the losses and tax credits can be utilized. Significant management judgment is required to determine the amount of deferred tax assets that can be recognized, based upon the likely timing and level of future taxable income together with future tax planning strategies.

        Based upon the consideration of these factors, the value of deferred tax assets related to operating losses and tax assets related to tax credits are as follows (in millions of euros):

	December 31,
	2013	2012
Recognized deferred tax assets related to operating losses	96.1	112.2
Unrecognized deferred tax assets related to operating losses	53.6	48.6
Recognized deferred tax assets related to tax credits	1.8	0.8
Unrecognized deferred tax assets related to tax credits	18.7	19.5

        Further details on income taxes are disclosed in Note 14.

Fair value measurement of financial instruments

        When the fair values of financial assets and financial liabilities recorded in the statement of financial position cannot be measured based on quoted prices in active markets, their fair value is measured using valuation techniques including the discounted cash flow model. The inputs to these models are taken from observable markets where possible, but where this is not feasible, a degree of judgment is required in establishing fair values. The judgments include considerations of inputs such as liquidity risk, credit risk and volatility. Changes in assumptions about these factors could affect the reported fair value of financial instruments.

        Contingent consideration resulting from business combinations is valued at fair value at the acquisition date as part of the business combination. When the contingent consideration meets the definition of a financial liability, it is subsequently remeasured to fair value at each reporting date. The determination of the fair value is based on discounted cash flows. The key assumptions take into consideration the probability of meeting each performance target and the discount factor.

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. Operating segment information

        Beginning with the second quarter of 2013, the Company changed the structure of its internal organization in order to align around three global geographic regions. Consequently, for management purposes, the Company's operating segments are organized geographically into three reportable operating segments based on those regions - Americas, International and Italy.

        Each of these segments operate and provide a full range of gaming services including lottery management services, online and instant lotteries, sports betting, machine gaming and interactive games. They also provide high-volume processing of non-lottery commercial transactions.

        No operating segments have been aggregated to form the above reportable operating segments.

        Management monitors the operating results of its operating segments separately for the purpose of making decisions about resource allocation and performance assessment. Segment performance is evaluated based on operating income.

        Prior period amounts have been restated to conform to the current year presentation.

        Revenue and operating income for the Company's reportable operating segments are as follows:

	Third-party revenue			Operating income
	For the year ended December 31,
(thousands of euros)	2013	2012	2011	2013	2012	2011
Operating Segments
Americas	994,085	872,429	698,515	122,164	88,684	51,570
International	331,117	386,969	382,399	50,655	55,578	82,573
Italy	1,737,090	1,815,931	1,892,561	499,661	541,552	512,916

	3,062,292	3,075,329	2,973,475	672,480	685,814	647,059
Corporate support	—	—	—	(56,065)	(41,184)	(45,007)
Purchase accounting	542	356	267	(57,283)	(61,483)	(62,704)

	3,062,834	3,075,685	2,973,742	559,132	583,147	539,348

        Purchase accounting principally represents the depreciation and amortization of acquired tangible and intangible assets in connection with acquired companies including the August 2006 acquisition of GTECH Holdings Corporation by GTECH S.p.A.

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. Operating segment information (Continued)

        Depreciation, amortization and impairment information for the Company's reportable operating segments are as follows:

	Depreciation
	For the year ended December 31,
(thousands of euros)	2013	2012	2011
Operating Segments
Americas	136,566	133,980	121,336
International	18,885	19,988	17,494
Italy	75,395	71,714	76,106

	230,846	225,682	214,936
Corporate support	16,321	15,314	13,358
Purchase accounting	7,432	8,925	12,324

	254,599	249,921	240,618

	Amortization
	For the year ended December 31,
(thousands of euros)	2013	2012	2011
Operating Segments
Americas	1,452	—	141
International	3	822	1,167
Italy	139,977	132,288	134,795

	141,432	133,110	136,103
Corporate support	406	944	1,454
Purchase accounting	47,846	51,855	50,431

	189,684	185,909	187,988

	Impairment loss (recovery), net
	For the year ended December 31,
(thousands of euros)	2013	2012	2011
Operating Segments
Americas	—	—	—
International	3,445	5,145	(4,352)
Italy	—	—	—

	3,445	5,145	(4,352)
Corporate support	—	—	—
Purchase accounting	2,613	1,082	278

	6,058	6,227	(4,074)

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. Operating segment information (Continued)

Geographic information

        The following table presents revenue information by geography regarding the Company's reportable operating segments. Revenue from external customers is based on the geographical location of the Company's customers. Prior period amounts have been reclassified to conform to the current year presentation.

	For the year ended December 31,
(thousands of euros)	2013	2012	2011
Total Revenue
Italy	1,752,545	1,839,384	1,921,197
United States	719,918	667,172	542,884
Canada	117,860	52,585	18,757
United Kingdom	66,448	87,837	71,331
Colombia	42,062	47,387	35,915
Other	364,001	381,320	383,658

	3,062,834	3,075,685	2,973,742

        The following table presents non-current asset information by geography regarding the Company's reportable operating segments. Non-current assets are based on the geographical location of the Company's assets or, in the case of goodwill and intangible assets, net, location of the entity acquired.

	December 31,
(thousands of euros)	2013	2012
Non-Current Assets
United States	3,298,051	3,421,419
Italy	1,784,834	1,834,803
Sweden	80,533	91,406
United Kingdom	60,177	55,608
Other	153,863	177,823

	5,377,458	5,581,059

        Non-current assets consist of the following items in the consolidated statements of financial position:

	December 31,
(thousands of euros)	2013	2012
Non-Current Assets
Systems, equipment and other assets related to contracts, net	899,536	946,255
Property, plant and equipment, net	76,382	84,749
Goodwill	3,095,466	3,188,753
Intangible assets, net	1,257,297	1,333,948
Other non-current assets	48,777	27,354

	5,377,458	5,581,059

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. Systems, equipment and other assets related to contracts, net

(thousands of euros)	Land	Buildings	Terminals and Systems	Furniture and Equipment	Contracts in Progress	Total
Net book value
Balance at January 1, 2012	557	21,187	870,310	62,741	31,029	985,824
Additions	—	2,851	77,364	8,312	131,830	220,357
Depreciation (Note 24)	—	(5,870)	(215,508)	(14,687)	—	(236,065)
Impairment loss (Note 26)	—	—	(480)	—	—	(480)
Disposals	—	(32)	(1,809)	(107)	(909)	(2,857)
Non-current assets classified as held for sale	—	—	(11,345)	—	(718)	(12,063)
Foreign currency translation	(1)	(4)	(7,077)	(2)	(1,479)	(8,563)
Transfers	—	—	97,519	4,494	(102,371)	(358)
Other	—	—	460	—	—	460

Balance at December 31, 2012	556	18,132	809,434	60,751	57,382	946,255
Additions	—	6,592	87,517	7,985	123,296	225,390
Depreciation (Note 24)	—	(6,191)	(218,882)	(16,184)	—	(241,257)
Impairment loss (Note 26)	—	—	(5,774)	(539)	—	(6,313)
Disposals	—	(2)	(4,495)	(84)	(4)	(4,585)
Foreign currency translation	(5)	(6)	(29,172)	(1,377)	(867)	(31,427)
Transfers	—	9,181	119,074	6,707	(134,730)	232
Acquisition	—	9,103	1,569	1,035	—	11,707
Other	—	—	(466)	—	—	(466)

Balance at December 31, 2013	551	36,809	758,805	58,294	45,077	899,536

Balance at December 31, 2012
Cost	556	58,107	2,021,522	136,193	57,382	2,273,760
Accumulated depreciation	—	(39,975)	(1,212,088)	(75,442)	—	(1,327,505)

Net book value	556	18,132	809,434	60,751	57,382	946,255

Balance at December 31, 2013
Cost	551	82,423	2,012,831	140,747	45,077	2,281,629
Accumulated depreciation	—	(45,614)	(1,254,026)	(82,453)	—	(1,382,093)

Net book value	551	36,809	758,805	58,294	45,077	899,536

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. Property, plant and equipment, net

(thousands of euros)	Land	Buildings	Furniture and Equipment	Construction in Progress	Total
Net book value
Balance at January 1, 2012	1,972	27,399	59,200	2,221	90,792
Additions	—	—	7,751	882	8,633
Depreciation (Note 24)	—	(1,715)	(12,141)	—	(13,856)
Disposals	—	(71)	(120)	—	(191)
Foreign currency translation	(19)	(141)	(938)	111	(987)
Transfers	—	—	2,662	(2,304)	358

Balance at December 31, 2012	1,953	25,472	56,414	910	84,749
Additions	—	27	8,598	753	9,378
Depreciation (Note 24)	—	(1,664)	(11,678)	—	(13,342)
Disposals	—	(72)	(357)	—	(429)
Foreign currency translation	(75)	(1,206)	(2,449)	(12)	(3,742)
Transfers	—	—	210	(442)	(232)

Balance at December 31, 2013	1,878	22,557	50,738	1,209	76,382

Balance at December 31, 2012
Cost	1,953	36,895	121,502	910	161,260
Accumulated depreciation	—	(11,423)	(65,088)	—	(76,511)

Net book value	1,953	25,472	56,414	910	84,749

Balance at December 31, 2013
Cost	1,878	35,005	120,765	1,209	158,857
Accumulated depreciation	—	(12,448)	(70,027)	—	(82,475)

Net book value	1,878	22,557	50,738	1,209	76,382

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. Goodwill

	December 31,
(thousands of euros)	2013	2012
Balance at beginning of year	3,188,753	3,232,367
Acquisition	10,674	—
Foreign currency translation	(103,961)	(42,611)
Revisions to fair value of other assets and liabilities acquired	—	(1,003)

Balance at end of year	3,095,466	3,188,753

Balance at beginning of year
Cost	3,304,615	3,346,221
Accumulated impairment loss	(115,862)	(113,854)

	3,188,753	3,232,367

Balance at end of year
Cost	3,209,232	3,304,615
Accumulated impairment loss	(113,766)	(115,862)

	3,095,466	3,188,753

        Goodwill of €10.7 million resulted from the April 2013 acquisition of Big Easy S.r.l., an Italian entity that is engaged in the Machine Gaming market.

        The Company reviews goodwill for impairment annually, during its fourth quarter ending on December 31, or more frequently if events or changes in circumstances indicate that the carrying value may be impaired.

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Intangible assets, net

	December 31,
(thousands of euros)	2013	2012
Balance at beginning of year	1,333,948	1,501,261
Intangible assets acquired during the year:
Concessions and licenses	106,078	9,562
Software	17,151	19,273
Sports betting rights	8,898	7
Other	7,229	1,494

	139,356	30,336
Amortization (Note 25)	(189,774)	(186,001)
Foreign currency translation	(23,351)	(8,029)
Impairment loss (Note 26)	(2,613)	(1,082)
Write-off and other	(269)	(2,537)

Balance at end of year	1,257,297	1,333,948

Balance at beginning of year
Cost	2,120,883	2,121,817
Accumulated amortization	(786,935)	(620,556)

	1,333,948	1,501,261

Balance at end of year
Cost	2,198,735	2,120,883
Accumulated amortization	(941,438)	(786,935)

	1,257,297	1,333,948

        Intangible assets acquired during 2013 principally related to a $120 million (€91.7 million at the acquisition date) upfront payment required under the Services Agreement Northstar New Jersey Lottery Group, LLC signed with the State of New Jersey, Department of the Treasury, Division of Purchase and Property and Division of Lottery in June 2013 to manage a wide range of the lottery's marketing, sales, and related functions. See Note 35 for additional information.

        Intangible assets that are subject to amortization are being amortized ratably over their estimated useful lives, with no estimated residual values. Certain trademarks were determined to have indefinite lives and are not subject to amortization. The Company expects to make use of the trademarks on

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Intangible assets, net (Continued)

existing and future business, and no economic, legal or contractual limitation of their useful lives is anticipated. The following tables present detailed information for intangible assets.

	As of December 31, 2013
(thousands of euros)	Weighted Average Amortization Period (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Subject to amortization
Concessions and licenses	9.9	1,104,316	360,181	744,135
Customer contracts	14.9	619,974	319,361	300,613
Capitalized computer software	6.2	228,483	158,812	69,671
Sports and horse racing betting rights	6.5	107,426	72,188	35,238
Proprietary hardware	13.9	19,923	10,521	9,402
Networks	3.0	11,209	7,263	3,946
Trademarks	4.1	6,297	3,416	2,881
Patents	3.5	3,966	3,966	—
Other	11.9	10,835	5,730	5,105

		2,112,429	941,438	1,170,991
Not subject to amortization
Trademarks		86,306	—	86,306

		2,198,735	941,438	1,257,297

	As of December 31, 2012
(thousands of euros)	Weighted Average Amortization Period (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Subject to amortization
Concessions and licenses	9.0	1,003,219	247,841	755,378
Customer contracts	13.9	661,868	306,630	355,238
Capitalized computer software	6.5	215,021	143,196	71,825
Sports and horse racing betting rights	6.5	98,635	60,711	37,924
Proprietary hardware	13.9	20,815	9,488	11,327
Networks	1.1	10,756	7,428	3,328
Patents	3.5	4,138	4,138	—
Trademarks	3.0	2,339	2,339	—
Other	10.1	8,376	5,164	3,212

		2,025,167	786,935	1,238,232
Not subject to amortization
Trademarks		95,716	—	95,716

		2,120,883	786,935	1,333,948

        The net carrying amount of concessions and licenses includes €511 million and €600 million for the Italian Scratch & Win license renewal at December 31, 2013 and 2012, respectively. The gross carrying value of €800 million is being amortized over nine years beginning October 2010.

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Impairment testing of goodwill and intangibles with indefinite lives

        Goodwill and other intangible assets with indefinite lives have been allocated to the cash generating units for impairment testing as described below. As described in Note 1, the aggregation of assets for identifying the cash generating units changed in the second quarter of 2013, when the Company reorganized around three global geographic regions. Previously, the Company was organized into separate business units (Italian Operations, GTECH Lottery and SPIELO International segments) focused on their respective products, services, geographies and market segments.

        As a consequence of the 2013 reorganization, the Company determined that it has six cash generating units comprised of four cash generating units in Italy and Americas and International each being a single cash generating unit. In accordance with IAS 36 Impairment of Assets, goodwill was reallocated to the cash generating units based on the relative fair value of the cash generating units at the date of the reorganization. A portion of the carrying amount of goodwill and intangible assets with indefinite lives could not be allocated to the individual cash generating units in Italy on a non-arbitrary basis and was therefore allocated (as permitted by IAS 36) to the group of four cash generating units in Italy (Italy region). This represents the lowest level within the Company at which this portion of the carrying amount of goodwill and intangible assets with indefinite lives is monitored for internal management purposes. A separate impairment test of the carrying amount of goodwill and intangible assets with indefinite lives is performed at the Italy region level in addition to the impairment test carried out for the six cash generating units identified at the date of the reorganization.

The carrying amount of goodwill and trademarks at December 31, 2013 are as follows:

(thousands of euros)	Goodwill	Trademarks
Italy:
Italy region	548,588	38,214
Lottery	445,175	—
Commercial Services	218,266	—
Sports Betting	63,216	—
Machine Gaming	44,605	—

	1,319,850	38,214
Americas	1,175,377	33,968
International	600,239	14,124

	3,095,466	86,306

Italy

        The recoverable amounts for the Italy cash generating units and group of cash generating units (Italy region) have been determined based on fair value less costs of disposal using the discounted cash flow method of the income approach to value. Under this method we utilized cash flow projections

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Impairment testing of goodwill and intangibles with indefinite lives (Continued)

based on financial forecasts approved by senior management covering a period of five years. Cash flows beyond the base periods assume the following annual growth rates:

Italy region	0.75%
Lottery	0.25%
Commercial Services	1.50%
Sports Betting	2.00%
Machine Gaming	0.50%

Americas and International

        The recoverable amounts for the Americas and International cash generating units have been determined based on fair value less costs of disposal using the discounted cash flow method of the income approach to value. Under this method we utilized cash flow projections based on financial forecasts approved by senior management covering a period of five years. Cash flows beyond the five year period were extrapolated using an annual growth rate of 3.5%, which reflects the estimated sustainable long-term growth rate of the Americas and International cash generating units.

Key assumptions used in the fair value less costs of disposal calculations

After-tax discount rate

        Discount rates were calculated based on the estimated cost of equity capital and debt capital considering data and factors relevant to the economy, the industry, and the cash generating units. The estimated cost of equity capital and debt capital were weighted in terms of a typical industry capital structure to arrive at a weighted average cost of capital. The after-tax discount rates applied to the cash flow projections for the cash generating units and group of cash generating units in Italy (Italy region) were as follows:

Italy:
Italy region	10.50%
Lottery	10.70%
Commercial Services	8.90%
Sports Betting	8.55%
Machine Gaming	11.00%
Americas	7.65%
International	8.95%

Annual growth rate after 2018

        Growth rates after 2018 used to extrapolate cash flows beyond the base forecast period are based on market data, input from management and considerations relevant to each of the cash generating units and group of cash generating units including their contracts.

Service revenue and related profit

        Projected cash flows from service revenue assumes the continuation of recent historical trends adjusted for expected new contract wins, anticipated contract renewal pricing pressures, and the

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Impairment testing of goodwill and intangibles with indefinite lives (Continued)

expected impact of sales and marketing initiatives that are being developed or expected to be developed.

Product sales and related profit

        Projected cash flows from product sales assumes renewal orders from existing customers in connection with known upcoming procurements, along with orders from new or developing customers and markets at selling prices generally in line with historical experiences adjusted for expected competitive pressures.

        The recoverable amounts and carrying amounts of the Company's cash generating units are summarized as follows (in thousands of euros):

	Recoverable Amount	Carrying Amount	Excess
Italy region	3,430,000	2,695,508	734,492
Italy:
Lottery	2,260,000	1,058,947	1,201,053
Commercial Services	290,000	193,026	96,974
Sports Betting	280,000	125,147	154,853
Machine Gaming	790,000	301,965	488,035
Americas	2,704,662	2,095,446	609,216
International	1,406,715	821,727	584,988

        The percentage changes in key variables needed to render the recoverable amounts equal to the carrying amounts are as follows:

	After-tax discount rate	Annual growth rate after 2018
Italy region	30.30%	-634.70%
Italy:
Commercial Services	47.80%	-310.70%
Sports Betting	82.00%	-400.00%
Americas	16.30%	-42.60%
International	43.80%	-157.10%

        Management believes that any reasonably possible change in any of the key assumptions on which the Italy Lottery and Italy Machine Gaming cash generating units are based would not cause the carrying amounts to exceed their recoverable amounts.

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Impairment testing of goodwill and intangibles with indefinite lives (Continued)

The carrying amount of goodwill and trademarks at December 31, 2012 are as follows:

(thousands of euros)	Goodwill	Trademarks
Italian Operations:
Lottery	445,175	—
Commercial Services	218,266	—
Sports Betting	63,216	—
Machine Gaming	33,931	—

	760,588	—
GTECH Lottery	2,193,391	75,575
SPIELO International	234,774	20,141

	3,188,753	95,716

        The 2012 amounts are presented using the composition of cash generating units existing at December 31, 2012.

Italian Operations

        For Italian Operations, the recoverable amounts for the Lottery, Commercial Services, Sports Betting and Machine Gaming cash generating units have been determined based on a value in use calculation using cash flow projections from financial forecasts approved by senior management. These forecasts cover a period of approximately seven years for Lottery and five years for Commercial Services, Sports Betting and Machine Gaming, which are based on the weighted average contractual life of customer contracts in Lottomatica's portfolio. Cash flows beyond the base periods do not assume an annual growth rate.

GTECH Lottery

        For GTECH Lottery, the recoverable amounts have been determined based on fair value less costs of disposal using the discounted cash flow method of the income approach to value. Under this method we utilized cash flow projections based on financial forecasts approved by senior management covering a period of five years. Cash flows beyond the five year period were extrapolated using an annual growth rate of 3.5%, which reflects the estimated sustainable long-term growth rate of GTECH Lottery.

SPIELO International

        For SPIELO International, the recoverable amounts have been determined based on fair value less costs of disposal using the discounted cash flow method of the income approach to value. Under this method we utilized cash flow projections based on financial forecasts approved by senior management covering a period of five years. Cash flows beyond the five year period were extrapolated using an annual growth rate of 3.7% which reflects the estimated sustainable long-term growth rate of SPIELO International.

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. Investments in associates and joint ventures

        The Company's investments in associates and joint ventures are as follows:

	December 31,
(thousands of euros)	2013	2012
Yeonama Holdings Co. Limited	19,800	—

Subtotal associate	19,800	—
CLS-GTECH Company Limited	6,435	9,363
Ringmaster S.r.l.	632	773
L-Gaming S.A.	24	26
Technology and Security Printing S.r.l.	3	—

Subtotal joint ventures	7,094	10,162

	26,894	10,162

Yeonama Holdings Co. Limited

        In December 2013, the Company invested €19.8 million in Yeonama Holdings Co. Limited ("Yeonama"), a shareholder in Emma Delta Limited ("Emma Delta"), the fund that holds a 33% interest in OPAP S.A., the Greek gaming and football betting operator. Our indirect minority interest in Emma Delta represents 7.2% of the total equity contributions of shareholders in Emma Delta and approximately 3% of Emma Delta's 33% interest in OPAP S.A. At December 31, 2013, the Company had a commitment to invest up to an additional €10.2 million in Yeonama, representing a total potential €30 million investment, or an approximate 5% indirect minority interest in Emma Delta.

Interest in a joint venture (transition to IFRS 11)

        The Company has a 50% interest in CLS-GTECH Company Limited ("CLS-GTECH"), a joint venture that was formed to provide a nationwide KENO system for Welfare lotteries throughout China. Prior to the adoption of IFRS 11 on January 1, 2013, the Company's interest in CLS-GTECH was classified as a jointly controlled entity and the Company's share of the assets, liabilities, revenue, income and expense were proportionately consolidated in the consolidated financial statements in accordance with IAS 31 Investment in Joint Ventures. Upon adoption of IFRS 11, the Company

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. Investments in associates and joint ventures (Continued)

determined its interest to be a joint venture which it accounts for using the equity method. The effect of applying IFRS 11 is as follows:

Impact on the Statement of Financial Position

	December 31, 2012
(thousands of euros)	As originally reported	IFRS 11 adjustment	As Adjusted
Assets
Systems, equipment and other assets related to contracts, net	948,808	(2,553)	946,255
Goodwill	3,189,191	(438)	3,188,753
Intangible assets, net	1,339,474	(5,526)	1,333,948
Share of investments in an associate and a joint venture	799	9,363	10,162
Other non-current assets	27,365	(11)	27,354
Trade and other receivables, net	809,922	(28)	809,894
Other current assets	181,186	(9)	181,177
Cash and cash equivalents	456,333	(571)	455,762
Liabilities
Deferred income taxes	140,065	(1,310)	138,755
Accounts payable	1,002,025	(1,322)	1,000,703
Current financial liabilities	7,761	2,859	10,620

Net impact on equity		—

        There was no significant impact on the consolidated income statement for the year ended December 31, 2012.

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. Other assets (non-current and current)

	December 31,
(thousands of euros)	2013	2012
Other non-current assets
Minimum revenue guarantee	28,430	—
Customer receivables	5,781	7,997
Deferred costs	4,731	6,695
Prepaid expenses	4,535	4,967
Deposits	2,705	3,800
Sales-type lease receivables	1,399	2,414
Other	1,196	1,481

	48,777	27,354

	December 31,
(thousands of euros)	2013	2012
Other current assets
Restricted cash	88,553	74,527
Concession fees receivable	52,921	58,446
Prepaid expenses	14,948	15,397
Value-added tax receivable	11,262	15,486
Other tax receivables	8,356	9,072
Other receivables	8,300	2,392
Other	6,177	5,857

	190,517	181,177

        In June 2013, we recorded an asset related to the minimum revenue guarantee in the State of Illinois, which is amortizing over the remaining term of our 10-year agreement with the State of Illinois ending January 17, 2021, as a reduction of service revenue in our consolidated income statement. See Note 35 for additional information.

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Financial assets and financial liabilities

Fair values

        Set out below is a comparison by class of the carrying amounts and fair values of our financial assets and financial liabilities.

	December 31, 2013		December 31, 2012
(thousands of euros)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Loans and receivables
Other loans and receivables	10,528	10,528	6,665	6,665

	10,528	10,528	6,665	6,665
Derivatives
Swap receivable	6,498	6,498	10,714	10,714

	6,498	6,498	10,714	10,714
Financial assets at fair value through profit or loss
Call option	480	480	480	480

	480	480	480	480
Available-for-sale financial investments
Other available-for-sale financial investments	11,380	11,380	5,536	5,536

	11,380	11,380	5,536	5,536

Non-current financial assets	28,886	28,886	23,395	23,395

Derivatives
Swap receivable	4,070	4,070	4,128	4,128
Foreign currency forward contracts	859	859	1,788	1,788
Fuel cost hedge	34	34	—	—

	4,963	4,963	5,916	5,916
Loans and receivables
Other loans and receivables	7,310	7,310	2,999	2,999

	7,310	7,310	2,999	2,999

Current financial assets	12,273	12,273	8,915	8,915

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Financial assets and financial liabilities (Continued)

	December 31, 2013		December 31, 2012
(thousands of euros)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
2009 Notes (due 2016)	756,558	824,960	759,616	817,210
Capital Securities	743,803	767,726	741,148	737,039
2010 Notes (due 2018)	496,128	535,979	495,307	522,837
2012 Notes (due 2020)	492,851	504,161	491,842	511,917
Facilities	150,446	152,273	288,922	295,194
Other	1,474	1,474	1,929	1,929

Loans and borrowings (Note 19)	2,641,260	2,786,573	2,778,764	2,886,126

Other financial liabilities
Finance leases	58,925	61,001	41,993	41,707
Other financial liabilities	1,675	1,675	414	414

Non-current financial liabilities	60,600	62,676	42,407	42,121

Facilities	125,901	127,424	105,267	106,314
Capital Securities	46,406	47,899	46,406	46,149
2010 Notes (due 2018)	24,549	26,521	24,549	25,913
2012 Notes (due 2020)	14,408	14,739	1,223	1,273
2009 Notes (due 2016)	2,926	3,190	2,926	3,148
Short-term borrowings	851	851	541	541
Other	306	306	905	905

Loans and borrowings (Note 19)	215,347	220,930	181,817	184,243

Derivatives
Foreign currency forward contracts	4,055	4,055	1,483	1,483
Net investment hedge	240	240	45	45

	4,295	4,295	1,528	1,528
Other financial liabilities
Finance leases	12,977	13,665	6,216	6,173
Other financial liabilities	4,231	4,231	2,876	2,876

	17,208	17,896	9,092	9,049

Current financial liabilities	21,503	22,191	10,620	10,577

        Management assessed that the fair values of cash and cash equivalents, trade and other receivables, other current assets, accounts payable, and other current liabilities approximate their carrying amounts due to the short-term maturities of these instruments.

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Financial assets and financial liabilities (Continued)

        The fair values of our material financial assets and financial liabilities were determined using the following methods and assumptions:

  •
  Loans and receivables were stated at cost due to their short-term nature, which approximates fair value

  •
  Swap receivable was determined by comparing the present value of expected cash flows using current variable interest rates and the present value of expected cash flows using fixed interest rates

  •
  Available-for-sale financial investments are based on current market prices when available or derived from valuation techniques that include inputs for the asset that are not based on observable market data

  •
  Foreign currency forward contracts and net investment hedge were calculated by reference to current forward exchange rates for contracts with similar maturity profiles

  •
  2009 Notes (due 2016), Capital Securities, 2010 Notes (due 2018) and 2012 Notes (due 2020) were calculated by independent investment bankers by discounting future cash flows using current market prices and market interest rates

  •
  Facilities with variable interest rates approximate carrying amounts, excluding the effect of debt issuance costs

  •
  Finance leases were principally determined using the present value of the lease payments based on current market interest rates

  •
  Other financial liabilities were stated at amortized cost, which approximates fair value

Fair value hierarchy

        Financial assets and financial liabilities for which fair value is either measured or disclosed are categorized within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole:

  •
  Level 1 fair value measurements are those derived from quoted prices (unadjusted) in active markets for identical assets or liabilities;

  •
  Level 2 fair value measurements are those derived from inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly or indirectly;

  •
  Level 3 fair value measurements are those derived from valuation techniques that include inputs for the asset or liability that are not based on observable market data.

        For financial assets and financial liabilities that are recognized at fair value on a recurring basis, the Company determines whether transfers have occurred between levels in the hierarchy by re-assessing categorization (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period.

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Financial assets and financial liabilities (Continued)

        The following tables provide the fair value measurement hierarchy of the Company's financial assets and financial liabilities (in thousands of euros):

	December 31, 2013
	Level 1	Level 2	Level 3	Total
Assets measured at fair value
Financial assets at fair value through profit or loss	—	—	480	480
Derivatives	—	6,498	—	6,498
Available-for-sale financial investments	3,811	—	7,569	11,380

Non-current financial assets	3,811	6,498	8,049	18,358

Derivatives	—	4,963	—	4,963

Current financial assets	—	4,963	—	4,963

Liabilities measured at fair value
Derivatives	—	4,295	—	4,295

Current financial liabilities	—	4,295	—	4,295

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Financial assets and financial liabilities (Continued)

	December 31, 2013
	Level 1	Level 2	Level 3	Total
Assets for which fair value is disclosed
Loans and receivables	—	10,528	—	10,528

Non-current financial assets	—	10,528	—	10,528

Loans and receivables	—	6,990	320	7,310

Current financial assets	—	6,990	320	7,310

Liabilities for which fair value is disclosed
Loans and borrowings	—	2,786,573	—	2,786,573
Other financial liabilities		1,675	—	1,675

Non-current financial liabilities	—	2,788,248	—	2,788,248

Loans and borrowings	—	220,930	—	220,930
Other financial liabilities	—	3,731	500	4,231

Current financial liabilities	—	224,661	500	225,161

	December 31, 2012
	Level 1	Level 2	Level 3	Total
Assets measured at fair value
Financial assets at fair value through profit or loss	—	—	480	480
Derivatives	—	10,714	—	10,714
Available-for-sale financial investments	903	—	4,633	5,536

Non-current financial assets	903	10,714	5,113	16,730

Derivatives	—	5,916	—	5,916

Current financial assets	—	5,916	—	5,916

Liabilities measured at fair value
Derivatives	—	1,528	—	1,528

Current financial liabilities	—	1,528	—	1,528

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Financial assets and financial liabilities (Continued)

Reconciliation of Level 3 fair value measurements of financial assets and financial liabilities

(thousands of euros)	Financial assets at fair value through profit or loss	Available-for-sale financial investments
Balance at January 1, 2012	480	3,839
Purchases	—	796
Total losses recognized in other comprehensive income	—	(2)

Balance at December 31, 2012	480	4,633
Purchases	—	2,941
Total losses recognized in other comprehensive income	—	(5)

Balance at December 31, 2013	480	7,569

14. Income tax

        Income before income tax expense consists of the following:

	For the year ended December 31,
(thousands of euros)	2013	2012	2011
Italy	339,867	384,330	346,014
Foreign	46,205	39,673	19,850

	386,072	424,003	365,864

        The significant components of income tax expense are as follows:

	For the year ended December 31,
(thousands of euros)	2013	2012	2011
Current
Italy	132,646	125,903	133,904
Foreign	43,394	31,897	18,057

Total Current	176,040	157,800	151,961
Deferred
Italy	18,391	8,098	(199)
Foreign	(13,594)	(7,120)	8,333

Total Deferred	4,797	978	8,134

Income tax expense	180,837	158,778	160,095

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. Income tax (Continued)

        The tax effects of temporary differences and carryforwards that give rise to deferred tax assets and liabilities consist of the following:

	December 31,
(thousands of euros)	2013	2012
Deferred tax assets
Provisions not currently deductible for tax purposes	114,351	130,865
Net operating loss carryforward	88,409	91,823
Depreciation and amortization	24,024	27,999
Foreign currency translation	11,508	15,718
Share based compensation	11,062	4,817
Tax credit carryforward	1,831	1,088
Cash collected in excess of revenue recognized	1,453	2,952
Inventory reserves	738	911
Other	2,189	4,988

	255,565	281,161
Deferred tax liabilities
Acquired intangible assets	258,728	276,722
Depreciation and amortization	111,011	122,653
Other	6,104	9,511

	375,843	408,886

Net deferred tax liabilities	(120,278)	(127,725)

Reconciliation to the statement of financial position
Deferred income tax assets	14,000	11,030
Deferred income tax liabilities	(134,278)	(138,755)

	(120,278)	(127,725)

Reconciliation of net deferred tax liabilities for 2013
Net deferred tax liabilities at December 31, 2013	(120,278)
Net deferred tax liabilities at December 31, 2012	(127,725)

Net change on the statement of financial position	7,447

Deferred tax expense recorded to the income statement	(4,797)
Other deferred tax benefit recorded to equity	12,244

	7,447

Reconciliation of net deferred tax liabilities for 2012
Net deferred tax liabilities at December 31, 2012	(127,725)
Net deferred tax liabilities at December 31, 2011	(137,177)

Net change on the statement of financial position	9,452

Deferred tax expense recorded to the income statement	(978)
Other deferred tax benefit recorded to equity	10,430

	9,452

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. Income tax (Continued)

        The effective income tax rate on income before income tax expense differed from the Italian statutory tax rate for the following reasons:

	For the year ended December 31,
(thousands of euros)	2013	2012	2011
Income before income tax expense	386,072	424,003	365,864
Italian statutory tax rate	27.50%	27.50%	27.50%

Theoretical provision for income taxes	106,170	116,601	100,613

        Reconciliation of the theoretical and effective provision for income taxes:

Permanent differences
Italian local tax (IRAP)	33,105	32,939	30,590
Tax settlement	28,829	—	—
Foreign tax rate differential	16,963	13,797	20,934
Substitutive tax basis benefit	(1,884)	(1,855)	—
Nondeductible expense	(2,406)	(2,906)	7,543
Other	60	202	415

Total tax provision	180,837	158,778	160,095

Effective tax rate	46.8%	37.4%	43.8%

December 31, 2013

        At December 31, 2013, a €514.0 million deficit existed in undistributed earnings of foreign subsidiaries. Accordingly, no undistributed earnings existed that would have required the consideration of a deferred tax liability if such earnings were forecasted to be distributed in the foreseeable future. If undistributed earnings had existed at December 31, 2013, an associated deferred tax liability would not have been required because there is no intention by the Company to remit foreign earnings in the foreseeable future.

        At December 31, 2013, the Company has recognized deferred tax assets related to operating losses of €96.1 million (United States, foreign, and Italian net operating losses) and recognized deferred tax assets related to tax credits of €1.8 million. The recognition of these assets is based on expectations that sufficient taxable income will be generated in future years to utilize the tax loss carry forwards. The Company also has €53.6 million of unrecognized deferred tax assets related to net operating losses and €18.7 million of unrecognized deferred tax assets related to tax credits. These deferred tax assets were not recorded because realization of these assets is uncertain.

        At December 31, 2013, the Company also has United States ("US") federal net operating loss carry forwards of €212.6 million that expire at various dates through 2032. The Company also has Italian net operating loss carry forwards of €5.5 million which have no expiration date.

        At December 31, 2013, the Company had US state net operating losses that will expire at various dates through 2033. The Company has recorded a deferred tax asset of €12.5 million for these state net operating losses.

        At December 31, 2013, the Company had unrecognized foreign net operating losses of €118.1 million that expire at various dates through 2033. The Company also had unrecognized US tax credit carry forwards of €18.7 million that expire at various dates through 2017.

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. Income tax (Continued)

        During 2012, the Company recorded income tax expense of €5.9 million related to unresolved disputes with taxation authorities which is included in income taxes payable in the consolidated statement of financial position at December 31, 2012. There was no income tax expense recorded in 2013 related to unresolved disputes with taxation authorities.

        In December 2013, the Company reached an agreement with the Italian Tax Agency for the settlement of certain tax matters. In particular, the tax matters related to the corporate reorganization and subsequent restructuring of certain intercompany financing transactions related to the acquisition of GTECH Holdings Corporation in 2006; a proceeding regarding the Bingo game in Italy during 2002-2004; and the acquisitions in the gaming machine sector during 2007-2008. The agreement involved total charges of €34.7 million in 2013, while €6.3 million were previously provisioned by the Company. The matters settled were of an interpretative nature, and the Company agreed to the settlement taking into account the lengthy legal process involved in resolving such controversies, the related costs that further disputes would create, and the uncertainty of their outcomes.

December 31, 2012

        At December 31, 2012, a €386.0 million deficit existed in undistributed earnings of foreign subsidiaries. Accordingly, no undistributed earnings existed that would have required the consideration of a deferred tax liability if such earnings were forecasted to be distributed in the foreseeable future. If undistributed earnings had existed at December 31, 2012, an associated deferred tax liability would not have been required because there is no intention by the Group to remit foreign earnings in the foreseeable future.

        At December 31, 2012, the Group has recognized deferred tax assets related to operating losses of €112.2 million (United States, state and Italian net operating losses) and recognized deferred tax assets related to tax credits of €0.8 million. The recognition of these assets is based on expectations that sufficient taxable income will be generated in future years to utilize the tax loss carry forwards. The Group also has €48.6 million of unrecognized deferred tax assets related to net operating losses and €19.5 million of unrecognized deferred tax assets related to tax credits. These deferred tax assets were not recorded because realization of these assets is uncertain.

        At December 31, 2012, the Group also has United States ("US") federal net operating loss carry forwards of €265.0 million that expire at various dates through 2032. The Group also has Italian net operating loss carry forwards of €7.4 million which has no expiration date.

        On April 5, 2011, the US Internal Revenue Service completed an examination of the Group's consolidated income tax returns for 2006 to 2008 resulting in a signed Revenue Agent Report ("RAR"). As a result, the Group recorded €5.2 million of tax benefits in 2011. The Group received a €6.1 million cash refund in 2012 relating to this audit.

        During 2012, the Group recorded income tax expense of €5.9 million related to unresolved disputes with taxation authorities which is included in income taxes payable in the consolidated statement of financial position at December 31, 2012. There was no income tax expense recorded in 2011 related to unresolved disputes with taxation authorities.

December 31, 2011

        On April 5, 2011, the US Internal Revenue Service completed an examination of the Groups consolidated income tax returns for 2006 to 2008 resulting in a signed Revenue Agent Report ("RAR"). As a result, the Group recorded €5.2 million of tax benefits in 2011. The Group expects to receive a €5.3 million cash refund in 2012 relating to this audit.

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. Inventories

	December 31,
(thousands of euros)	2013	2012
Raw materials	20,386	24,421
Work in progress	35,916	51,729
Finished goods	90,104	88,154

	146,406	164,304

16. Trade and other receivables, net

	December 31, 2013
(thousands of euros)	Trade and other receivables (Gross)	Allowance for doubtful accounts	Trade and other receivables (Net)
Trade receivables	951,745	(72,263)	879,482
Related party receivables (Note 34)	24,030	—	24,030
Sales-type lease receivables	736	—	736

	976,511	(72,263)	904,248

	December 31, 2012
(thousands of euros)	Trade and other receivables (Gross)	Allowance for doubtful accounts	Trade and other receivables (Net)
Trade receivables	847,340	(70,969)	776,371
Related party receivables (Note 34)	31,038	—	31,038
Sales-type lease receivables	2,485	—	2,485

	880,863	(70,969)	809,894

        Trade receivables include receivables from intermediaries, which represent amounts due from point of sale facilities where the Company provides third-party processing services related to their commercial services networks. Trade receivables and receivables from intermediaries are non-interest bearing.

        On December 18, 2013, three of our subsidiaries in the Italy segment entered into a master agreement (the "Agreement") with a major European financial institution to sell certain accounts receivable on a non-recourse basis. Such accounts receivable are derecognized upon cash receipt at a discount which is recorded within other expense in our consolidated income statements. The aggregate amount of outstanding accounts receivable is limited to a maximum amount of €150 million. At December 31, 2013, €82.1 million of receivables had been derecognized.

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. Issued capital, reserves and non-controlling interests

Issued capital

	December 31,
Authorized shares	2013	2012	2011
Ordinary shares of €1 par value per share	187,535,665	185,431,467	183,332,984

	December 31,
Ordinary shares outstanding, issued and fully paid	2013	2012	2011
Balance at beginning of year	172,454,507	172,140,797	172,015,373
Shares issued upon exercise of stock options	1,198,191	94,786	125,424
Shares issued under stock award plans	339,470	218,924	—

Balance at end of year	173,992,168	172,454,507	172,140,797

        At December 31, 2013, 2012 and 2011, approximately 0.6 million, 0.5 million and 0.5 million ordinary shares, respectively, were reserved to satisfy rights in respect of our various share-based payment plans.

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. Issued capital, reserves and non-controlling interests (Continued)

Other Reserves

(thousands of euros)	Legal Reserve	Stock Option and Restricted Stock Reserve	Share-Based Payment Reserve	Ex Art 2349 Reserve	Net Unrealized Gain/(Loss) Reserve	Translation Reserve	Other Reserve	Total
Balance at January 1, 2013	34,428	69,181	15,016	1,489	(1,885)	40,406	(3,070)	155,565
Unrecognized net loss on cash flow hedges	—	—	—	—	(845)	—	—	(845)
Unrecognized net gain on hedge of net investment in foreign operation	—	—	—	—	329	—	—	329
Unrecognized net loss on defined benefit plans	—	—	—	—	(2,001)	—	—	(2,001)
Unrecognized net gain on available-for-sale investment	—	—	—	—	2,127	—	—	2,127
Foreign currency translation	—	—	—	—	—	(147,128)	—	(147,128)

Other comprehensive loss	—	—	—	—	(390)	(147,128)	—	(147,518)
Share-based payment	—	—	8,611	—	—	—	—	8,611
Shares issued under stock award plans	—	5,233	(5,233)	(339)	—	—	—	(339)
Appropriation of 2012 income in accordance with Italian law	63	—	—	—	—	—	—	63
Other movements in equity	—	—	—	—	(570)	—	—	(570)

Balance at December 31, 2013	34,491	74,414	18,394	1,150	(2,845)	(106,722)	(3,070)	15,812

(thousands of euros)	Legal Reserve	Stock Option and Restricted Stock Reserve	Share-Based Payment Reserve	Ex Art 2349 Reserve	Net Unrealized Gain/(Loss) Reserve	Translation Reserve	Other Reserve	Total
Balance at January 1, 2012	34,403	64,016	7,832	1,708	1,539	87,111	(3,078)	193,531
Unrecognized net loss on derivative instruments	—	—	—	—	(2,863)	—	—	(2,863)
Unrecognized net gain on available-for-sale investment	—	—	—	—	9	—	—	9
Foreign currency translation	—	—	—	—	—	(46,705)	—	(46,705)

Other comprehensive loss	—	—	—	—	(2,854)	(46,705)	—	(49,559)
Share-based payment	—	—	12,349	—	—	—	—	12,349
Shares issued under stock award plans	—	5,165	(5,165)	(219)	—	—	—	(219)
Appropriation of 2011 income in accordance with Italian law	25	—	—	—	—	—	—	25
Other movements in equity	—	—	—	—	(570)	—	8	(562)

Balance at December 31, 2012	34,428	69,181	15,016	1,489	(1,885)	40,406	(3,070)	155,565

(thousands of euros)	Legal Reserve	Stock Option and Restricted Stock Reserve	Share-Based Payment Reserve	Ex Art 2349 Reserve	Net Unrealized Gain/(Loss) Reserve	Translation Reserve	Treasury Share Reserve	Other Reserve	Total
Balance at January 1, 2011	34,403	60,706	2,193	1,834	(1,227)	(1,794)	60,113	(3,078)	153,150
Unrecognized net gain on derivative instruments	—	—	—	—	3,230	—	—	—	3,230
Unrecognized net gain on available-for-sale investment	—	—	—	—	106	—	—	—	106
Foreign currency translation	—	—	—	—	—	88,905	—	—	88,905

Other comprehensive income	—	—	—	—	3,336	88,905	—	—	92,241
Treasury shares purchased (208,655 shares)	—	—	—	—	—	—	2,940	—	2,940
Share-based payment	—	—	8,949	—	—	—	—	—	8,949
Shares issued under stock award plans	—	3,310	(3,310)	(126)	—	—	(64)	—	(190)
Treasury shares issued in lieu of a cash dividend (3,372,851 shares)	—	—	—	—	—	—	(62,989)	—	(62,989)
Other movements in equity	—	—	—	—	(570)	—	—	—	(570)

Balance at December 31, 2011	34,403	64,016	7,832	1,708	1,539	87,111	—	(3,078)	193,531

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. Issued capital, reserves and non-controlling interests (Continued)

Nature and purpose of other reserves

Legal reserve

        The legal reserve is required by Italian law and must be increased by a minimum of 5% of net income for the year until the balance represents 20% of share capital.

Stock option and restricted stock reserve

        The stock option and restricted stock reserve is used to record the fair value of stock options granted to employees that have been exercised and stock awards that vested during the year.

Share-based payment reserve

        The share-based payment reserve represents the cumulative amount recorded for equity-settled share-based payment transactions that have not yet vested. Increases relate to the charge for goods or services that are received in equity-settled share-based payment transactions. Decreases relate to the fair value of stock awards that vested during the year.

Ex Art 2349 reserve

        The ex art 2349 reserve was established by shareholders' resolution in accordance with GTECH's by-laws, as appropriated from income of the Company, to serve share-based payment plans.

Net unrealized gain/(loss) reserve

        The net unrealized gain/(loss) reserve is used to record:

  •
  the fair value of interest rate swaps assessed to be highly effective;

  •
  the unrecognized net gain or loss on other derivative instruments assessed as being highly effective and available-for-sale investments;

  •
  actuarial gains and losses arising from defined benefit plans; and

  •
  the deferred gain, net of amortization, related to our agreement to lock in interest rates to hedge €750 million of capital securities.

Translation reserve

        The translation reserve is used to record:

  •
  exchange differences that arise from the translation of the financial statements of foreign subsidiaries, joint ventures and joint operations; and

  •
  exchange differences that arise on monetary items that, in substance, form part of the net investment in foreign operations (such as intragroup loans where settlement is neither planned nor likely to occur in the foreseeable future).

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. Issued capital, reserves and non-controlling interests (Continued)

Other reserve

        Other reserve is used to record the purchase of a non-controlling interest and other equity transactions not included in a category above.

Non-controlling interests

        Activity with non-controlling interests during 2013 and 2012 was recorded in the consolidated statement of changes in equity as follows (in thousands of euro):

For the year ended December 31, 2013

	Non-controlling interest
Name of subsidiary	Return of capital	Dividend distribution	Capital contributions
Lotterie Nazionali S.r.l.	(22,203)	(24,729)	—
SW Holding S.p.A.	(14,739)	(8,417)	—
Consorzio Lotterie Nazionali	(3,145)	(455)	—
GTECH Latin America Corporation	—	(461)	37
Northstar New Jersey Lottery Group, LLC	—	—	64,966
Northstar Lottery Group, LLC	—	—	10,006

	(40,087)	(34,062)	75,009

For the year ended December 31, 2012

	Non-controlling interest
Name of subsidiary	Return of capital	Dividend distribution	Capital contributions
Lotterie Nazionali S.r.l.	(28,530)	(24,006)	—
SW Holding S.p.A.	(14,032)	(6,070)
GTECH Czech Republic, LLC	—	(2,040)	—

	(42,562)	(32,116)	—

Return of Capital

        The return of capital paid to the non-controlling interests of Lotterie Nazionali S.r.l., SW Holding S.p.A. and Consorzio Lotterie Nazionali, arise from the agreement made on the formation of these companies, that capital reductions would be made in future periods. These capital reductions are performed in proportion to the shareholding and therefore do not impact the share ownership structure.

Northstar New Jersey Lottery Group, LLC capital contribution

        In June 2013, Northstar New Jersey Lottery Group, LLC ("Northstar NJ"), a consolidated joint venture in which GTECH Corporation indirectly holds an approximate 41% interest, entered into an Agreement (the "Agreement") with the State of New Jersey, Department of the Treasury, Division of

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. Issued capital, reserves and non-controlling interests (Continued)

Purchase and Property and Division of Lottery (the "Division of Lottery") whereby Northstar NJ manages a wide range of the Division of Lottery's marketing, sales, and related functions which is subject to the Division of Lottery's continuing control and oversight over the conduct of lottery operations. In connection with the Agreement, Northstar NJ paid the State an upfront payment of $120 million (€91.7 million at the acquisition date). $71.2 million, or €54.4 million of the €65.0 million capital contribution disclosed above was related to this upfront payment.

Capital reallocation - Northstar Lottery Group, LLC

        Northstar Lottery Group, LLC ("Northstar") is a consortium in which GTECH Corporation holds an 80% controlling interest. Under GTECH Corporation's operating agreement with the non-controlling shareholder in Northstar, Northstar profits and losses are allocated 80% to GTECH Corporation and 20% to the non-controlling shareholder, in accordance with their respective ownership interests, subject to the following:

  •
  First, the non-controlling shareholder's initial capital contributions amortize on a straight line basis ("Base Amortization Amount") over the 10-year term of Northstar's agreement with the Illinois lottery, and the non-controlling shareholder has a profit allocation preference to the extent of its unamortized capital.

  •
  Second, profits are then allocated in accordance with any additional capital contributions (over and above the non-controlling shareholder's initial capital contribution commitments of up to US$15 million) before any remaining profits are allocated on an 80/20 basis.

  •
  Third, in the event that there is a net loss in a given year, and such net loss exceeds the Base Amortization Amount for such year, the amount that the non-controlling shareholder is required to amortize in such year is equal to the full amount of the net loss, up to the amount of the non-controlling shareholder's then remaining unamortized capital ("Modified Amortization Amount"). This modified net loss (either the Base Amortization Amount or Modified Amortization Amount, whichever is greater) does not affect the allocation of such loss (which remains on an 80/20 basis), but does accelerate the reduction of the non-controlling shareholder's unamortized capital.

  •
  Fourth, the operating agreement provides for an annual capital reallocation (on an 80/20 basis) between GTECH Corporation and the non-controlling shareholder, to the extent of the Base Amortization Amount or Modified Amortization Amount, whichever is greater, in such year.

        During 2013 and 2012, €1.7 million and €4.0 million, respectively, of capital was reallocated between GTECH Corporation and the non-controlling shareholder in Northstar.

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. Information about subsidiaries and non-controlling interests

        The material subsidiaries of the Company, whose principal activities are the provision of services and technology in the regulated worldwide gaming markets, are as follows:

		Equity interest held
	Country of Incorporation and Operation
Name		2013	2012
GTECH Corporation	United States	100.00%	100.00%
GTECH Global Services Corporation Limited	Cyprus	100.00%	100.00%
Spielo International Canada ULC	Canada	100.00%	100.00%
Lottomatica Videolot Rete S.p.A.	Italy	100.00%	100.00%
Lotterie Nazionali S.r.l.	Italy	51.50%	51.50%
SW Holding S.p.A.	Italy	71.43%	71.43%

        A complete listing of the subsidiaries and affiliates of the Company, along with jurisdiction and ownership interest, is provided in the "List of Subsidiaries and Affiliates" section of this report.

        The Company has not made any significant judgments or assumptions in determining that it has control of subsidiaries of the Company.

        Financial information of subsidiaries that have material non-controlling interests ("NCI") is as follows:

	Proportion of equity interest held by NCI
Name	2013	2012
Lotterie Nazionali S.r.l.	49.50%	49.50%
SW Holding S.p.A.	28.57%	28.57%

	December 31,
(thousands of euros) Accumulated balances of NCI	2013	2012
Lotterie Nazionali S.r.l.	243,840	266,692
SW Holding S.p.A.	77,745	94,499
All other NCI's	82,035	13,273

	403,620	374,464

	For the year ended December 31,
(thousands of euros) Profit allocated to NCI	2013	2012
Lotterie Nazionali S.r.l.	24,245	24,408
SW Holding S.p.A.	6,402	8,467
All other NCI's	(846)	(786)

	29,801	32,089

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. Information about subsidiaries and non-controlling interests (Continued)

        The summarized financial information of these subsidiaries is provided below. This information is based on amounts before intercompany eliminations.

Summarized income statement for 2013

(thousands of euros)	Lotterie Nazionali S.r.l.	SW Holding S.p.A.
Revenue	377,292	30,053
Costs	273,371	143

Operating income	103,921	29,910
Other income and deductions	(3,831)	1

Income before income tax	100,090	29,911
Income tax expense	(32,742)	(386)

Net income	67,348	29,525

Attributable to non-controlling interests	24,245	6,402
Dividends paid to non-controlling interests	24,729	8,417
Capital returned to non-controlling interests	22,203	14,739

Summarized income statement for 2012

(thousands of euros)	Lotterie Nazionali S.r.l.	SW Holding S.p.A.
Revenue	382,169	29,174
Costs	273,726	65

Operating income	108,443	29,109
Other income and deductions	(6,119)	183

Income before income tax	102,324	29,292
Income tax expense	(33,632)	(440)

Net income	68,692	28,852

Attributable to non-controlling interests	24,408	8,467
Dividends paid to non-controlling interests	24,006	6,070
Capital returned to non-controlling interests	28,530	14,032

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. Information about subsidiaries and non-controlling interests (Continued)

Summarized statement of financial position at December 31, 2013

(thousands of euros)	Lotterie Nazionali S.r.l.	SW Holding S.p.A.
Non-current assets	525,544	259,181
Current assets	480,008	32,331

	1,005,552	291,512
Equity	659,349	291,422
Current liabilities	346,203	90

Total Equity and Liabilities	1,005,552	291,512

Attributable to owners of the parent	761,712	213,767
Non-controlling interest	243,840	77,745

Summarized statement of financial position at December 31, 2012

(thousands of euros)	Lotterie Nazionali S.r.l.	SW Holding S.p.A.
Non-current assets	613,663	286,165
Current assets	377,024	44,517
Assets held for sale	3,349	—

	994,036	330,682
Equity	722,826	330,075
Current liabilities	271,210	607

Total Equity and Liabilities	994,036	330,682

Attributable to owners of the parent	727,344	236,183
Non-controlling interest	266,692	94,499

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19. Debt

	December 31,
(thousands of euros)	2013	2012
Long-term debt, less current portion
2009 Notes (due 2016)	756,558	759,616
Capital Securities	743,803	741,148
2010 Notes (due 2018)	496,128	495,307
2012 Notes (due 2020)	492,851	491,842
Facilities	150,446	288,922
Other	1,474	1,929

	2,641,260	2,778,764

Short-term borrowings
Short-term borrowings	851	541

	851	541

Current portion of long-term debt
Facilities	125,901	105,267
Capital Securities	46,406	46,406
2010 Notes (due 2018)	24,549	24,549
2012 Notes (due 2020)	14,408	1,223
2009 Notes (due 2016)	2,926	2,926
Other	306	905

	214,496	181,276

Total debt	2,856,607	2,960,581

        The key terms of our material borrowings are summarized as follows:

Borrowing	Initial Principal Amount	Interest Rate (Per Annum)	Maturity
2009 Notes (due 2016)	€750 million	5.375%(a)	December 2016
2010 Notes (due 2018)	€500 million	5.375%(a)	February 2018
2012 Notes (due 2020)	€500 million	3.5%(a)	March 2020
Capital Securities	€750 million	8.25% through March 2016 Six-month EURIBOR + 505 basis points thereafter	March 2066
Term Loan Facility	$700 million	LIBOR + margin	December 2015
Revolving Facilities	€900 million(b)	LIBOR or EURIBOR + margin	December 2015

Debt issuance costs, which are net against amounts borrowed, are amortized to interest expense through the maturity dates with the exception of the Capital Securities that are amortized through April 2016.

(a)
subject to adjustment as described below

(b)
maximum principal amount

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19. Debt (Continued)

Notes

        GTECH S.p.A. issued notes in December 2009, December 2010, and December 2012 which are all unconditionally and irrevocably guaranteed by GTECH Corporation, GTECH Holdings Corporation, GTECH Rhode Island LLC and Invest Games S.A. (collectively, the "Notes"). The Notes are listed on the Luxembourg Stock Exchange and have received ratings of Baa3 and BBB - by Moody's Investors Service Inc. and Standard & Poor's Ratings Services, respectively. GTECH Holdings Corporation, GTECH Rhode Island LLC and Invest Games S.A. are collectively referred to as the "Other Guarantors".

        The Notes may be redeemed by GTECH S.p.A. in whole, but not in part, as follows:

  •
  at the greater of 100% of their principal amount together with any accrued interest or at an amount specified in the agreements governing the Notes;

  •
  at 100% of their principal amount in the event of certain changes affecting taxation in Italy, the United States or Luxembourg.

        Holders of each issuance of the Notes may require GTECH S.p.A. to redeem such issuance in whole or in part at 100% of their principal amount plus accrued interest following the occurrence of certain specified events.

        Interest is payable at fixed interest rates that are subject to a 1.25% per annum adjustment in the event of a step up or step down rating change. The adjustment is subject to a 6.625% ceiling and a 5.375% floor for the 2009 and 2010 Notes and a 4.75% ceiling and a 3.5% floor for the 2012 Notes. On July 16, 2014, after the close of the second quarter of 2014, Standard & Poor's Ratings Services lowered our corporate credit rating to BBB - from BBB, which did not impact the interest rates on the Notes. See Note 40 for additional information.

        Interest is payable annually in arrears as follows:

Borrowing	Payment Date
2009 Notes (due 2016)	December 5
2010 Notes (due 2018)	February 2
2012 Notes (due 2020)	March 5

Capital Securities

        GTECH S.p.A. issued Capital Securities in May 2006 which are redeemable at maturity, at par value after March 31, 2016, or at any interest payment date thereafter, upon the occurrence of certain tax events, through open market purchases, by public cash tender offer or if a change of control event occurs. The Capital Securities are listed on the Luxembourg Stock Exchange and have received ratings of Ba2 and BB by Moody's Investors Service Inc. and Standard & Poor's Ratings Services, respectively.

        Interest is payable annually at a fixed interest rate through March 31, 2016 and thereafter has a variable interest rate payable semi-annually.

        The terms of the Capital Securities allow GTECH S.p.A. to optionally defer interest payments and mandates deferral of interest payments if GTECH S.p.A. is in breach of the coverage ratio as defined in the agreement. Under certain specified circumstances, GTECH S.p.A. is required to settle deferred

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19. Debt (Continued)

interest payments with cash and in some circumstances from the proceeds of an issue, offer and sale of equity. GTECH S.p.A. paid €61.9 million of interest on the Capital Securities in March 2013 and March 2012.

        GTECH S.p.A. is required to authorize the issuance of ordinary shares in accordance with a resolution approved by its shareholders. At each annual general meeting, the value of the ordinary shares authorized for issuance must be at least equivalent to the interest payments due during the following two-year period. As of December 31, 2013, the authorization was in place for the issuance of capital up to €125 million. Interest payments over the next two years are approximately €124 million.

Facilities

        We have the following unsecured and unsubordinated facilities:

Facility	Borrower
$700 million term loan (the "Term Loan Facility")	GTECH Corporation
€500 million multi-currency revolving credit facility ("Revolving Facility A")	GTECH Corporation
€400 million multi-currency revolving credit facility ("Revolving Facility B")	GTECH S.p.A.

        Revolving Facility A and Revolving Facility B are collectively referred to as the "Revolving Facilities" and the Term Loan Facility and the Revolving Facilities are collectively referred to as the "Facilities".

        The Term Loan Facility and Revolving Facility A are fully and unconditionally guaranteed by GTECH S.p.A. and the Other Guarantors. Revolving Facility B is fully and unconditionally guaranteed by GTECH Corporation and the Other Guarantors.

        Principal payments remaining under the Term Loan Facility are as follows:

(in thousands)	US dollars	December 31, 2013 euro equivalent
2014	175,000	126,894
2015	210,000	152,273

	385,000	279,167

        Interest is generally payable between one and six months in arrears at a variable interest rate plus a margin based on our ratio of total net debt to earnings before interest, taxes, depreciation and amortization, and our senior unsecured long-term debt rating. At December 31, 2013, the effective interest rate on the Facilities was 1.25%.

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19. Debt (Continued)

        Certain other fees are payable quarterly as follows:

Fee	Terms
Facility	37.5% of margin per annum on the total available commitment under the Revolving Facilities
Utilization	Between 0% and 0.4% per annum based on the average daily amount outstanding under the Revolving Facilities

        The agreement for the Facilities contains, among other terms:

  •
  covenants with respect to maintenance of certain financial ratios;

  •
  limitations on acquisitions;

  •
  limitations on the repayment, cancellation, redemption, purchase and repurchases of the Capital Securities; and

  •
  limitations on dividends.

        Violation of these terms may result in the full principal amounts of the Facilities being immediately payable upon written notice. At December 31, 2013 and December 31, 2012, we were in compliance with all covenants and limitations.

Letters of Credit

        In connection with certain customer contracts, we are required to issue letters of credit for the benefit of certain customers that primarily secure our performance under the customer contracts.

	Letters of Credit Outstanding
(thousands of euros)	Outside the Revolving Facilities	Under the Revolving Facilities	Total	Weighted Average Annual Cost
December 31, 2013	689,602	1,194	690,796	1.05%
December 31, 2012	713,731	2,239	715,970	0.98%

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20. Provisions

(thousands of euros)	Legal Matters	Tax Matters	Other	Total
Long-term provisions
Balance at January 1, 2013	32,483	4,861	7,860	45,204
Arising during the year	2,609	—	1,381	3,990
Utilized	(15,974)	—	(1,333)	(17,307)
Unused amounts reversed	(10,009)	—	—	(10,009)
Reclassification	—	(3,530)	—	(3,530)
Foreign currency translation	(624)	(225)	—	(849)

Balance at December 31, 2013	8,485	1,106	7,908	17,499

Short-term provisions
Balance at January 1, 2013	—	—	1,900	1,900
Arising during the year	—	—	1,414	1,414
Utilized	—	—	(1,308)	(1,308)
Unused amounts reversed	—	—	(699)	(699)
Foreign currency translation	—	—	(122)	(122)

Balance at December 31, 2013	—	—	1,185	1,185

Legal matters

        Provisions relate primarily to the legal matters discussed in Note 38 and are calculated based on management's expectations of settlement determined with the assistance of legal counsel.

Tax matters (other than income taxes)

        Provisions relate primarily to disputed tax assessments and reserves for regulatory audits and are calculated based on assessed taxes and expected payment of tax based on statutory rates.

Other

        Provisions primarily consist of warranty and penalty provisions associated with the Italy segment and warranty provisions in the Americas and International segments which generally extend for 12 months on equipment sales and are calculated based on historical cost information.

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

21. Other liabilities (non-current and current)

	December 31,
(thousands of euros)	2013	2012
Other non-current liabilities
Deferred revenue	42,595	29,565
Staff severance fund (Note 33)	7,888	7,023
Contingent liabilities related to GTECH Corporation acquisition	7,395	9,436
Other	4,220	5,035

	62,098	51,059

	December 31,
(thousands of euros)	2013	2012
Other current liabilities
Accrued expenses	93,204	82,395
Employee compensation	80,554	80,481
Taxes other than income taxes	72,560	77,137
Deferred revenue	56,738	53,736
Minimum revenue guarantee	30,455	—
Advance payments from customers	12,252	44,023
Advance billings	7,975	12,097
Other	8,002	5,799

	361,740	355,668

        Included in accrued expenses at December 31, 2013 is approximately €8 million of costs related to the outsourcing of technical operations services in Sweden that were previously performed in-house.

        In June 2013, we recorded a liability related to the minimum revenue guarantee in the State of Illinois. See Note 35 for additional information.

22. Raw materials, services and other costs

	For the year ended December 31,
(thousands of euros)	2013	2012	2011
Operating expenses	813,594	845,091	919,478
Outside services	234,603	231,416	193,024
Cost of product sales	161,176	144,445	116,343
Consumables	125,664	132,908	127,804
Insurance, miscellaneous taxes and other	100,817	112,888	114,242
Occupancy	59,161	56,216	52,987
Telecommunications	57,794	55,962	52,510
Travel	31,246	31,060	30,562
Write-down of inventories	1,248	1,187	2,045

	1,585,303	1,611,173	1,608,995

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

23. Personnel

	For the year ended December 31,
(thousands of euros)	2013	2012	2011
Payroll	413,306	385,188	351,012
Incentive compensation	53,536	55,450	54,535
Statutory benefits	42,543	39,751	34,845
Company benefits	35,288	32,804	28,472
Share-based payment (Note 31)	8,611	12,349	8,949
Net benefits for staff severance fund (Note 33)	4,887	4,529	4,268
Other	10,095	9,275	9,105

	568,266	539,346	491,186

24. Depreciation

	For the year ended December 31,
(thousands of euros)	2013	2012	2011
Systems, equipment and other assets related to contracts, net (Note 6)	241,257	236,065	227,736
Property, plant and equipment, net (Note 7)	13,342	13,856	12,882

	254,599	249,921	240,618

25. Amortization

	For the year ended December 31,
(thousands of euros)	2013	2012	2011
Intangibles amortization recognized in:
Amortization expense	189,684	185,909	187,988
Service revenue (contra-revenue)	90	92	60

	189,774	186,001	188,048

26. Impairment loss (recovery), net

        Impairment loss (recovery), net was recorded by the Company in the International segment as detailed below:

	For the year ended December 31,
(thousands of euros)	2013	2012	2011
Systems, equipment and other assets related to contracts, net (Note 6)	6,313	480	—
Intangible assets, net (Note 9)	2,613	1,082	278
Investments in associates and joint ventures	939	4,481	246
Recovery	(3,807)	184	(4,598)

	6,058	6,227	(4,074)

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

26. Impairment loss (recovery), net (Continued)

        The 2013 asset impairment loss principally relates to a €6.3 million loss in systems, equipment and other assets related to contracts, net due to the lower expected profitability of an international lottery contract over its remaining term. The impairment loss represents the write-down of the assets to their recoverable amount which was based on a value in use calculation determined using a weighted average after-tax discount rate of 11.9%. The impairment recovery of €3.8 million resulted from the receipt of cash associated with an impairment loss recorded in 2008 related to a lottery system we deployed for an international customer which has not launched due to a sustained period of political instability.

        The 2012 asset impairment loss of €6.2 million principally relates to the lower expected profitability of an equity method joint venture due to a delay in governmental approval of an increase in prize payout levels. The impairment loss represents the write-down of the investment to its recoverable amount which was based on value in use determined using a weighted average after-tax discount rate of 18.7%.

        The 2011 net impairment recovery principally related to the receipt of cash associated with an impairment loss recorded in 2008 associated with a lottery system we deployed for an international customer which has not launched due to sustained period of political instability.

27. Interest expense

        The Company incurred interest expense on the following:

	For the year ended December 31,
(thousands of euros)	2013	2012	2011
Capital Securities	(64,531)	(64,319)	(64,531)
2009 Notes (due 2016)	(37,395)	(38,634)	(38,995)
2010 Notes (due 2018)	(27,696)	(27,652)	(27,610)
2012 Notes (due 2020)	(18,509)	(1,292)	—
Facilities	(11,360)	(16,703)	(25,580)
Other	(3,583)	(6,764)	(11,303)

	(163,074)	(155,364)	(168,019)

        See Note 19 for details of the debt related components.

28. Earnings per share

        Basic earnings per share/ADRs is calculated by dividing net income for the year attributable to owners of the parent by the weighted average number of ordinary shares outstanding during the year.

        Diluted earnings per share/ADRs is calculated by dividing net income for the year attributable to owners of the parent by the weighted average number of ordinary shares outstanding during the year along with the weighted average number of ordinary shares that would be issued upon the conversion of all potentially dilutive ordinary shares into ordinary shares.

        GTECH's American depositary receipts (ADRs) are negotiable certificates representing ordinary shares of GTECH. The ratio of GTECH shares to ADRs is 1:1.

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

28. Earnings per share (Continued)

        Basic and diluted earnings per share are calculated as follows:

	For the year ended December 31,
	2013	2012	2011
Numerator (thousands of euros)
Net income for the year attributable to owners of the parent	175,434	233,136	173,142

Numerator for basic and diluted earnings per share	175,434	233,136	173,142

Denominator (in thousands)
Basic weighted average number of ordinary shares	173,234	172,267	172,053
Potential dilutive effect of stock options and restricted shares	—	73	—

Diluted weighted average number of ordinary shares	173,234	172,340	172,053

Basic earnings per share/ADRs	€1.01	€1.35	€1.01
Diluted earnings per share/ADRs	€1.01	€1.35	€1.01

        There were approximately 0.5 million, 0.6 million and 3.9 million potential ordinary shares at December 31, 2013, 2012 and 2011, respectively, that were excluded from the weighted average number of ordinary shares for the purposes of diluted earnings per share because their effect would have been anti-dilutive.

29. Components of other comprehensive income

	For the year ended December 31,
(thousands of euros)	2013	2012	2011
Cash flow hedges:
Gains (losses) arising during the year	(1,322)	(2,810)	3,861
Reclassification adjustments for (gains) losses included in the income statement	(171)	(1,145)	962

	(1,493)	(3,955)	4,823

30. Research and development costs

        The aggregate amount of research and development expenditures recognized as expense during 2013, 2012 and 2011 was €77.6 million, €72.2 million and €58.8 million, respectively.

31. Share-based payments

        Stock options and restricted shares are granted annually to key employees of the Company as approved by the Board of Directors under two types of equity-settled share-based payment plans as described below.

Stock Option Plans

        The Company grants stock options under a performance based plan with an exercise price that is equal to the average price of GTECH S.p.A.'s ordinary shares one month prior to the grant date. The

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

31. Share-based payments (Continued)

maximum term of an option is six years (eight years for plans prior to 2009) and there are no cash settlement alternatives.

Restricted Share Plans

        The Company grants restricted shares under a performance based plan and recipients of the shares do not pay any cash consideration for the shares. The maximum term of the shares is five years and they may be settled in cash at the Company's option. The Company does not have a past practice of cash settlement and does not plan to cash settle shares in the future.

        The stock options and restricted shares vest subject to the satisfaction of the following:

  •
  Performance conditions related to the Company's EBITDA (earnings before interest, taxes, depreciation and amortization) over a three-year period;

  •
  Performance conditions related to the Company's net financial position at the end of the three-year period; and

  •
  The employees remaining in service to the Company

        Stock options and restricted shares partially vest upon achievement of 90% or more of the performance conditions and if the performance conditions are not met, they are forfeited.

Stock option movements in the year

        The movement in the number of stock options outstanding and the related weighted average exercise prices are as follows:

	2013		2012		2011
	Stock Options	Weighted Average Exercise Price	Stock Options	Weighted Average Exercise Price	Stock Options	Weighted Average Exercise Price
Outstanding at beginning of year	6,284,372	€14.80	5,531,134	€14.59	6,318,517	€17.11
Granted during the year	1,616,385	20.05	1,735,532	15.25	1,724,698	12.87
Forfeited during the year	(769,434)	12.13	(863,508)	14.01	(2,420,881)	19.33
Exercised during the year	(1,198,191)	12.13	(94,786)	14.03	—	—
Expired during the year	(127,700)	29.45	(24,000)	30.40	(91,200)	30.40

Outstanding at end of year	5,805,432	16.84	6,284,372	14.80	5,531,134	14.59

Exercisable at end of year	1,002,841	€20.51	1,293,942	€21.45	653,331	€29.48

        The weighted average share price for stock options exercised during 2013 and 2012 was €20.29 and €17.19 respectively. There were no stock options exercised during 2011.

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

31. Share-based payments (Continued)

        The range of exercise prices and weighted average remaining contractual life for stock options outstanding are as follows:

	As of December 31, 2013		As of December 31, 2012
Exercise Price or Range of Exercise Prices	Stock Options Outstanding	Weighted Average Remaining Contractual Life (Years)	Stock Options Outstanding	Weighted Average Remaining Contractual Life (Years)
€10.89 - €15.25	3,707,534	3.57	5,661,887	4.12
€20.05	1,611,731	5.33	—	—
€29.45	486,167	0.33	622,485	1.33

	5,805,432		6,284,372

Fair value of grants during the year

        The fair value of stock options granted is estimated at the date of grant using a binomial model, taking into account the terms and conditions upon which the stock options were granted. The weighted average fair value of stock options granted during 2013, 2012 and 2011 was €3.49 per share, €3.12 per share and €1.54 per share, respectively.

        Inputs to the binomial model used to estimate the fair value are as follows:

	2013	2012	2011
Dividend yield (%)	4.27	3.55	4.07
Expected volatility (%)	28.09	28.27	26.77
Risk-free interest rate (%)	0.58	1.35	3.25
Expected life of the stock option (in years)	4.54	4.50	4.50
Weighted average share price (€)	21.46	16.34	11.32
Exercise price (€)	20.05	15.25	12.87

        The expected volatility assumes the historical volatility is indicative of future trends, which may not be the actual outcome. The expected life of the stock option is based on historical data and is not necessarily indicative of exercise patterns that may occur. No other features of stock option grants were incorporated into the measurement of fair value.

Restricted share grants

        Performance based restricted shares granted during 2013, 2012 and 2011 and their weighted average fair value at the date of grant, which represents the average share price during the employee grant acceptance period, are as follows:

	2013	2012	2011
Granted during the year	618,005	794,571	855,358
Weighted average fair value at the date of grant	€21.46	€16.34	€11.32

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

31. Share-based payments (Continued)

Expense charged to the income statement

        The expense recognized during the period arising from employee share-based payment plans and included in personnel in our consolidated income statement was as follows:

	For the year ended December 31,
(thousands of euros)	2013	2012	2011
Performance based stock options	2,163	3,487	2,436
Performance based restricted shares	6,448	8,862	5,508
Time based restricted shares	—	—	1,005

	8,611	12,349	8,949

32. Dividends paid

	For the year ended December 31,
(thousands of euros)	2013	2012	2011
Cash dividend declared and paid on ordinary shares:
Dividend for 2013: €0.73 per share (2012: €0.71 per share)	125,920	122,220	—

        In 2011, the Group's Board of Directors recommended, and the shareholders' approved, a new dividend policy that will allocate no more than 50% of annual levered free cash flow for the payment of dividends. In order to transition to the new policy, in May 2011, 3,372,851 treasury shares with a value of €63.0 million were distribuited to Lottomatica shareholders in lieu of a 2010 cash dividend, which equated to one share of Lottomatica stock for every 50 shares owned.

33. Employee benefits

Staff Severance Fund

        The Company has a defined benefit plan (staff severance fund) to provide certain post employment benefits to Italian employees following termination from the Company. Italian employees may choose to participate in an unfunded plan within the Company or transfer their plan balance to independent external funds. These benefits are funded only to the extent paid to the external funds. The cost of providing benefits under the plan, for those employees that participate in the unfunded plan within the Company, is determined using the projected unit credit actuarial valuation method. The cost of providing benefits for those employees that choose to transfer their plan to independent external funds are considered as defined contributions and are accrued as the employees render the related service. The defined benefit liability represents the present value of the Company's defined benefit obligation.

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

33. Employee benefits (Continued)

        The following table summarizes the components of net benefit expense recognized during the year for the staff severance fund, which is included in personnel in our consolidated income statement.

	For the year ended December 31,
(thousands of euros)	2013	2012	2011
Current service cost	4,887	4,593	4,413
Actuarial gain	—	(64)	(145)

Net benefit expense	4,887	4,529	4,268

        Changes in the present value of the defined benefit obligation are as follows:

	December 31,
(thousands of euros)	2013	2012
Balance at beginning of year	7,023	7,300
Current service cost	4,887	4,593
Remeasurement gains in other comprehensive income	922	—
Acquisition	46	—
Actuarial gain	—	(64)
Benefits paid	(4,990)	(4,806)

Balance at end of year	7,888	7,023

        The present value of the defined benefit obligation for the years ended 2011, 2010, and 2009 was €7.3 million, €7.5 million, and €8.1 million, respectively.

        The principal assumptions used in determining the defined benefit obligation are shown below:

	December 31, 2013		December 31, 2012
	Managers	Other employees	Managers	Other employees
Assumed inflation rate	2.00%	2.00%	2.00%	2.00%
Discount rate	3.50%	3.50%	3.50%	3.50%
Future salary increases:
Up to age 40	2.75%	2.50%	2.75%	2.50%
Age between 40 and 55	2.50%	2.25%	2.50%	2.25%
Age greater than 55	2.25%	2.00%	2.25%	2.00%

Termination Benefits

        Termination benefits expense, primarily related to salary continuation and continued medical benefits coverage for employees who were terminated during the year, was €11.2 million, €3.3 million and €7.0 million in 2013, 2012 and 2011 respectively.

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

34. Related party disclosures

	December 31,
(thousands of euros)	2013	2012
Accounts receivable
De Agostini Group	23,783	30,957
Ringmaster S.r.l.	247	81

	24,030	31,038

Accounts payable
De Agostini Group	89,781	96,530
Ringmaster S.r.l.	2,399	3,644

	92,180	100,174

	For the year ended December 31,
(thousands of euros)	2013	2012	2011
Service revenue and product sales
Ringmaster S.r.l.	247	297	—
De Agostini Group	71	159	282
CLS-GTECH Company Limited	—	263	279
Taiwan Sports Lottery Corporation	—	—	582

	318	719	1,143

Raw materials, services and other costs
Ringmaster S.r.l.	6,861	435	—
De Agostini Group	5,544	4,901	4,665
Assicurazioni Generali S.p.A.	2,566	2,684	—

	14,971	8,020	4,665

De Agostini Group

        GTECH S.p.A. is majority owned by De Agostini S.p.A. Outstanding accounts receivable balances from De Agostini S.p.A. and subsidiaries of De Agostini S.p.A. ("De Agostini Group") at December 31, 2013 and December 31, 2012 are non-interest bearing.

        On May 8, 2013, GTECH S.p.A. entered into a framework agreement with De Agostini S.p.A whereby De Agostini S.p.A. may make short-term loans to GTECH S.p.A. and GTECH S.p.A. may deposit cash with De Agostini S.p.A. on a short-term basis. Any such transactions will be in compliance with existing third party loan covenants and concluded on an arm's length basis.

	As of December 31, 2013
(thousands of euros)	Amounts Outstanding	Maximum Outstanding
Loans	—	134,118
Deposits	—	23,000

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

34. Related party disclosures (Continued)

        The maximum amount of loans that can be outstanding is equal to 5% of the lesser of consolidated net equity and current market capitalization.

Ringmaster S.r.l.

        The Company has a 50% interest in Ringmaster S.r.l., an Italian joint venture, which is accounted for using the equity method of accounting. Ringmaster S.r.l. provides software development services for the interactive gaming business. During 2012, Ringmaster S.r.l. provided software development services to the Italy segment totaling €5.3 million which were capitalized to intangible assets, net in our consolidated statement of financial position.

CLS-GTECH Company Limited

        The Company has a 50% interest in CLS-GTECH Company Limited ("CLS-GTECH"), which is accounted for using the equity method of accounting. CLS-GTECH is a joint venture that was formed to provide a nationwide KENO system for Welfare lotteries throughout China.

Assicurazioni Generali S.p.A.

        Assicurazioni Generali S.p.A. ("Generali") owns approximately 3% of the Company's outstanding shares at December 31, 2013. Generali is a related party of the Company as the Chairman of the Company's Board of Directors also serves on Generali's Board of Directors. The Company leases its headquarters facility in Rome, Italy from a wholly-owned subsidiary of Generali.

L-Gaming S.A.

        Lottomatica International Greece S.r.l., which is 84% owned by GTECH S.p.A., has a 50% interest in L-Gaming S.A., a joint venture that is accounted for using the equity method of accounting. L-Gaming S.A., which is expected to participate in the gaming machine market in Greece, was not active at December 31, 2013.

Connect Venture CLP

        On November 2011, GTECH jointly with De Agostini S.p.A. and other of its subsidiaries, signed a letter of intent concerning an investment in Connect Ventures CLP, a venture capital fund which targets "early stage" investment operations, with the legal status of limited partnership under English law. The fund has an initial duration of seven years, subject to an additional two year extension.

        The fund is considered a related party due to the control exercised over the fund by De Agostini S.p.A., as a result of the size of its investment and the fact that at least one key figure in the fund's management is related to a number leading representatives of De Agostini S.p.A., as well as directors of GTECH.

2BCOM and ALL-IN ADV

        Since the beginning of 2013, GTECH, through its subsidiary Lottomatica Scommesse S.r.l., has been party to an agreement with 2BCOM S.r.l. and ALL-IN ADV S.r.l. regarding the launch of a TV channel dedicated generally to gambling. 2BCOM and ALL-IN ADV are both subsidiaries of De Agostini S.p.A. and are therefore considered related parties of GTECH. The venture is not considered significant to GTECH's business.

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

34. Related party disclosures (Continued)

Compensation of Key Management Personnel

        The amounts recognized as expense during the year related to key management personnel are as follows:

	For the year ended December 31,
(thousands of euros)	2013	2012	2011
Short-term employee benefits	9,457	7,840	7,424
Share-based payments	4,726	7,632	4,249
Post-employment benefits	292	248	232

	14,475	15,720	11,905

35. Commitments and contingencies

Commitments

Acquisitions in the Italy segment

        The Company has made a number of acquisitions in the Italy segment consisting of strategic investments to exploit growth opportunities in the Sports Betting and Machine Gaming markets. Some of these acquisitions include provisions for the payment of contingent consideration if certain wager or network performance conditions are achieved. Contingent consideration of €0.3 million and €2.7 million was paid during 2013 and 2012, respectively. If the performance conditions continue to be achieved, the Company expects to pay the following additional amounts:

	December 31,
(thousands of euros)	2013	2012
Within one year	722	461
After one year but not more than five years	472	1,057

	1,194	1,518

CLS-GTECH Company Limited

        The Company has a capital commitment to CLS-GTECH in the form of a non-interest bearing promissory note to be repaid at the discretion of the CLS-GTECH board of directors. At December 31, 2013, the outstanding commitment was US$3.8 million (€2.7 million at the December 31, 2013 exchange rate), which is included in current financial liabilities in our consolidated statement of financial position.

Loto Real Del Cibao, C.X.A.

        On August 28, 2008, the Company entered into a 20-year contract with Loto Real Del Cibao, C.X.A. ("Loto Real") to be the exclusive technology provider to Loto Real for an online lottery system, terminals, and future commercial services and other gaming opportunities in the Dominican Republic. The contract has a provision that allows the Company the right to acquire 35% of the outstanding capital of Loto Real within sixty days after receiving audited financial statements and applicable due diligence for the year ended December 31, 2012 at a price equal to 4.5 times calendar 2012 EBITDA.

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

35. Commitments and contingencies (Continued)

The Company received audited financial statements on April 23, 2013 and upon completion of applicable due diligence, did not exercise its right to acquire 35% of the outstanding capital of Loto Real.

Yeonama Holdings Co. Limited

        In December 2013, the Company invested €19.8 million in Yeonama Holdings Co. Limited ("Yeonama"), a shareholder in Emma Delta Limited ("Emma Delta"), the fund that holds a 33% interest in OPAP S.A., the Greek gaming and football betting operator. At December 31, 2013, the Company had a commitment to invest up to an additional €10.2 million in Yeonama, representing a total potential €30 million investment, or an approximate 5% indirect minority interest in Emma Delta.

Guarantees and indemnifications

Northstar Lottery Group, LLC

        In January 2011, Northstar Lottery Group, LLC ("Northstar"), a consortium in which GTECH Corporation holds an 80% controlling interest, entered into a 10-year agreement (the "Illinois Agreement"), subject to early termination provisions, with the State of Illinois, acting through the Department of the Lottery (as the statutory successor to the Department of Revenue, Lottery Division (the "State")). Under the Illinois Agreement, Northstar, subject to the State's oversight, manages the day-to-day operations of the lottery and its core functions.

        The State may terminate the Illinois Agreement early under several scenarios such as (a) for convenience with a 90 day notice, (b) for a change in control of Northstar not approved by the State, (c) under an "Event of Default" (as such term is defined in the Illinois Agreement) by Northstar, or (d) in the event that Net Income Shortfall (as defined below) is more than 10% of the applicable Net Income Targets (as defined below) for any consecutive two contract year period, or any three contract years in a five contract year period. Should the State terminate the Illinois Agreement for convenience, the State would be obligated to pay Northstar a termination fee based on the terms outlined in the Illinois Agreement. Northstar may also terminate the Illinois Agreement under limited circumstances, as described in the Illinois Agreement.

        As compensation for its management services, Northstar receives reimbursement of certain operating expenses, which is recorded as service revenue in the consolidated income statement. Northstar is also entitled to receive annual incentive compensation to the extent the net income earned by the State in a given fiscal year (as adjusted for certain expenses that the State has agreed to retain; hereinafter "Adjusted Net Income") exceeds the State established net income levels ("Net Income Levels") for such fiscal year. Under the terms of the Illinois Agreement, Northstar may request adjustments to Net Income Levels and Net Income Targets (as defined below) in the event that the State acts (or fails to act) in a manner the effect of which is reasonably expected to have a material adverse effect on the State's Adjusted Net Income and Northstar's ability to earn and collect incentive compensation. The State may also request adjustments to Net Income Levels and Net Income Targets should there be a material change in the gaming environment.

        In its bid, Northstar guaranteed the State a minimum level of Adjusted Net Income ("Net Income Targets") for each fiscal year of the Illinois Agreement commencing with the State's fiscal year ended June 30, 2012. Northstar has proposed to the State Net Income Targets for each of the first seven fiscal years of the Illinois Agreement, with the remaining three fiscal years to be proposed during the State's

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

35. Commitments and contingencies (Continued)

and Northstar's annual budget process. As described above and pursuant to the terms of the Illinois Agreement, Northstar may request adjustments to Net Income Levels and Net Income Targets. Under the terms of the Illinois Agreement, to the extent that Adjusted Net Income in a given fiscal year falls short of the Net Income Target in such fiscal year (such shortfall, a "Net Income Shortfall"), the Illinois Agreement provides a formula to determine the amount that Northstar owes the State ("Shortfall Payment").

        The incentive compensation Northstar may earn can be reduced by a Shortfall Payment in the event Northstar's performance does not achieve the Net Income Target it has guaranteed. For each fiscal year, Northstar may receive from the State incentive compensation net of Shortfall Payments ("Net Incentive Compensation") or Northstar will pay the State a Shortfall Payment net of any incentive compensation earned ("Net Shortfall Payment"). The annual Net Incentive Compensation or the Net Shortfall Payment may not exceed 5% of Adjusted Net Income for such fiscal year.

        The Illinois Agreement provides for a resolution process to resolve disputes between Northstar and the State. In November 2012, Northstar and the State received a final determination from a third-party neutral for certain disputes. The third party neutral's final determination entitled Northstar to several downward adjustments to Net Income Targets totaling $28.4 million (€20.6 million at the December 31, 2013 exchange rate) for the State's fiscal year ended June 30, 2012 and $2.9 million (€2.1 million at the December 31, 2013 exchange rate) for the State's fiscal year ended June 30, 2013. Under the terms of the Illinois Agreement, any adjustment by a third-party neutral that is less than 5% of Net Income Targets, as is the case with each of these adjustments, is binding on the parties. Other matters that could impact Net Income Levels and Net Income Targets identified by the parties are yet to be resolved.

        A fundamental disagreement exists between Northstar and the State regarding the methodology used by the State to calculate Net Income. The State's methodology to calculate Net Income remains unclear and is inconsistent with the methodology used by the Lottery's independent auditors in the audited financial statements. As a result of such disagreement, on August 16, 2013, Northstar formally requested a downward adjustment to each of the Net Income Levels and Net Income Target for fiscal year 2012. This was one of the several adjustments that will be part of the non-binding mediation process referred to below.

        In addition to the above disputes, Northstar has proposed several additional downward adjustments to the Net Income Levels and/or Net Income Targets in multiple fiscal years for various State actions, each of which Northstar believes is reasonably expected to have a material adverse effect on the Adjusted Net Income and Northstar's ability to earn and collect incentive compensation. Further, the State has proposed several upward adjustments to the Net Income Levels and the Net Income Targets for each of the first five fiscal years of the Illinois Agreement for what the State believes are material changes in the gaming environment. The parties attempted to resolve the adjustments through the non-binding mediation process contemplated by the Illinois Agreement. The parties met in November 2013 with a mediator in an attempt to resolve outstanding differences but no agreement was reached. The parties continue to discuss a potential resolution of the unresolved downward and upward adjustments. If the parties remain unsuccessful, then resolution of the unresolved adjustments are subject to the determination of an independent third party neutral.

        Despite the matters to be resolved, Northstar's best estimate of its Net Shortfall Payment obligations to the State as of December 31, 2013 related to the first three fiscal years of the Illinois

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

35. Commitments and contingencies (Continued)

Agreement remains the same as previously recorded by the Company in the second quarter of 2013, at approximately $42 million (€30.5 million at the December 31, 2013 exchange rate). This amount is included in other current liabilities, with an offset to other non-current assets, in our consolidated statement of financial position. Assuming that Northstar is successful in its claims for adjustments, it currently expects to be in a Net Incentive Compensation position for the State's fiscal year ending June 30, 2015 through the end of the contract.

        As stated above, a fundamental disagreement exists between Northstar and the State regarding several unresolved disputes. The State claims that Northstar's Net Shortfall Payment obligation for the State's fiscal year 2012 is $21.8 million. Northstar strongly disagrees with the State's assessment, including the methodology used in certain of its Adjusted Net Income calculations. If Northstar is successful in its claims for adjustments, based on Northstar's interpretation of the Illinois Agreement, Northstar believes that the Adjusted Net Income for the State's fiscal year 2012 could result in Net Incentive Compensation to Northstar. However, on August 1, 2013, the State submitted written notification to Northstar that the State would offset the amount owed against outstanding payables to Northstar pursuant to the Illinois Agreement. Subsequently, on August 8, 2013, the State offset the $21.8 million against its payment to Northstar. On March 11, 2014, the State submitted written notification to Northstar stating that Northstar's Net Shortfall Payment obligation for the State's fiscal year 2013 is $38.6 million, and that the State will offset this amount against outstanding payables to Northstar. The State provided no explanation as to the methodology used for determining Net Income to arrive at such Net Shortfall Payment amount. Northstar believes that the State's calculation for fiscal year 2013 results in a Net Shortfall Payment limited to 5% of Adjusted Net Income and is included in Northstar's $42 million Net Shortfall Payment estimate.

GTECH Indiana, LLC

        In October 2012, GTECH Indiana, LLC ("GTECH Indiana"), a wholly-owned subsidiary of GTECH Corporation, entered into a 15-year agreement (the "Indiana Agreement"), with the State Lottery Commission of Indiana (the "State") that ends June 30, 2028, subject to early termination provisions, with transition services that commenced immediately, and with full services that began on July 1, 2013. Under the Indiana Agreement, GTECH Indiana manages the day-to-day operations of the lottery and its core functions subject to the State's control over all significant business decisions. The Indiana Agreement may be extended through June 30, 2038, with such extensions based on economic performance metrics identified in the Indiana Agreement.

        The State may terminate the Indiana Agreement early under several scenarios such as (a) for convenience with a 90 day notice, (b) for a change in control of GTECH Indiana not approved by the State, (c) under an event of default by GTECH Indiana, or (d) in the event that Net Income Shortfalls (as defined below) equal more than 10% of the applicable Bid Net Income (as defined below) for any consecutive two contract year periods, or any three contract years in a five contract year period. Should the State terminate the Indiana Agreement for convenience, the State would be obligated to pay GTECH Indiana a termination fee based on the terms outlined in the Indiana Agreement. GTECH Indiana may also terminate the Indiana Agreement under limited circumstances, as described in the Indiana Agreement.

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

35. Commitments and contingencies (Continued)

        Commencing with the contract year starting July 1, 2013, to the extent that the actual net income earned by the State each year exceeds the net income guaranteed by GTECH Indiana for such year ("Bid Net Income"), GTECH Indiana will earn incentive compensation for each dollar in excess of Bid Net Income, up to an annual maximum of 5% of the actual net income earned by the State in such contract year. In the event actual net income is less than Bid Net Income in a contract year ("Net Income Shortfall"), GTECH Indiana will be required to pay the State for such Net Income Shortfall, provided that the Net Income Shortfall payment may not exceed 5% of Bid Net Income in such contract year.

        GTECH Indiana receives reimbursement for certain costs in connection with the Indiana Agreement, including those related to managing the lottery such as its personnel costs and other overhead expenses, as well as lottery expenses incurred by GTECH Indiana for fees paid to subcontractors for the provision of goods and services. These reimbursements are recorded as service revenue in the consolidated income statement.

        As of December 31, 2013, management's best estimate is that the financial impact of a Net Income Shortfall is not material, and therefore the Company has not recorded any amounts in its consolidated financial statements related to the guarantee.

Northstar New Jersey Lottery Group, LLC

        On June 20, 2013, Northstar New Jersey Lottery Group, LLC ("Northstar NJ"), a consolidated joint venture in which GTECH Corporation indirectly holds an approximate 41% interest, entered into an agreement (the "New Jersey Agreement") with the State of New Jersey (the "State"), Department of the Treasury, Division of Purchase and Property and Division of Lottery (the "Division of Lottery"), which ends June 30, 2029, subject to early termination provisions, with transition services commencing immediately, and with base services that began on October 1, 2013. Under the New Jersey Agreement, Northstar NJ manages a wide range of the Division of Lottery's marketing, sales and related functions, which is subject to the Division of Lottery's continuing control and oversight over the conduct of lottery operations.

        The State may terminate the New Jersey Agreement early under several scenarios such as (a) for convenience with a 90 day notice, (b) for a change in control of Northstar NJ not approved by the State, (c) under an event of default by Northstar NJ, or (d) in the event that Net Income Shortfalls (as defined below) equal more than 10% of the applicable net income targets (as defined below) for any consecutive two contract year periods, or any three contract years in a five contract year period. Should the State terminate the New Jersey Agreement for convenience, the State would be obligated to pay Northstar NJ a termination fee based on the terms outlined in the New Jersey Agreement. Northstar NJ may also terminate the New Jersey Agreement under limited circumstances, as described in the New Jersey Agreement.

        To the extent that the net income earned by the Division of Lottery each year exceeds the base level income for such year set by the Division of Lottery, Northstar NJ will earn incentive compensation that is awarded based on various levels of performance, up to an annual maximum of 5% of the actual net income earned by the Division of Lottery in such year. The incentive compensation that Northstar NJ may earn in an applicable year under the New Jersey Agreement could be reduced by a Net Income Shortfall (defined below) in the event Northstar NJ's performance does not achieve the net income target it guaranteed for the applicable year. Northstar NJ will be responsible for

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

35. Commitments and contingencies (Continued)

payments to the Division of Lottery, based on a formula provided by the New Jersey Agreement, should net income targets set forth in Northstar NJ's bid are not achieved (a "Net Income Shortfall"), and to the extent that such Net Income Shortfall amounts exceed incentive compensation earned by Northstar NJ in such contract year, with any such payment further subject to a cap of 2% of the applicable contract year's actual net income (a "Net Income Shortfall Payment"). Further, over the term of the New Jersey Agreement, Northstar NJ has a credit of up to $20 million (€14.5 million at the December 31, 2013 exchange rate), which is available to offset any Net Income Shortfall Payment due to the Division of Lottery.

        Northstar NJ receives reimbursement monthly for certain manager and operating expenses, including personnel costs and other overhead expenses. Certain costs, which include fees to subcontractors, including GTECH Corporation (for online and instant ticket services to be provided to Northstar NJ) and Scientific Games International, Inc. (for instant ticket and other related services to be provided to Northstar NJ), are also reimbursed to Northstar NJ by the State. Third-party reimbursements are recorded as service revenue in the consolidated income statement.

        Northstar NJ made a $120 million (€91.7 million at the acquisition date) payment to the Division of Lottery upon execution of the New Jersey Agreement, and it has committed to ensuring that 30% of total revenues accruing from lottery ticket sales will be transferred to State institutions and State aid for education on an annual basis. The 2% downside cap and $20 million (€14.5 million at the December 31, 2013 exchange rate) credit set forth above are not applicable with respect to Northstar NJ's 30% contribution requirement.

        As of December 31, 2013, management's best estimate is that the financial impact of a Net Income Shortfall is not material, and therefore the Company has not recorded any amounts in its consolidated financial statements related to the guarantee.

Loxley GTECH Technology Co., LTD guarantee

        The Company has a 49% interest in Loxley GTECH Technology Co., LTD ("LGT"), which is accounted for as an asset held for sale with a de minimis value. LGT is a joint venture that was formed to provide an online lottery system in Thailand.

        At December 31, 2013, the Company guaranteed, along with the 51% shareholder in LGT, performance bonds from trade finance facilities made to LGT by an unrelated commercial lender. The Company is jointly and severally liable with the other shareholder in LGT for this guarantee. There is no scheduled termination date for the Company's guarantee obligation. At December 31, 2013, the maximum amount guaranteed and outstanding is Baht 375 million (€8.3 million).

Commonwealth of Pennsylvania indemnification

        GTECH Corporation will indemnify the Commonwealth of Pennsylvania and any related state agencies for claims made relating to the state's approval of GTECH Corporation's manufacturer's license in the Commonwealth of Pennsylvania.

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

35. Commitments and contingencies (Continued)

Contingencies

Performance and other bonds

        In connection with certain contracts and procurements, we have been required to deliver performance bonds for the benefit of our customers and bid and litigation bonds for the benefit of potential customers, respectively. These bonds give the beneficiary the right to obtain payment and/or performance from the issuer of the bond if certain specified events occur. In the case of performance bonds, which generally have a term of one year, such events include our failure to perform our obligations under the applicable contract. We are required to indemnify the bond issuers against costs they would incur if a beneficiary exercises their rights, although we do not currently anticipate any exercise of these rights. The following table provides information related to potential commitments for bonds outstanding at December 31, 2013 (in thousands of euros):

Total bonds
Performance bonds	266,126
Litigation bonds	28,602
All other bonds	1,694

296,422

Leases

Operating Leases

        The Company leases certain facilities and equipment under operating leases that expire at various dates through 2027. Certain of these leases have escalation clauses and renewal options. We are generally required to pay all maintenance costs, taxes and insurance premiums relating to our leased assets. There are no restrictions placed upon us by entering into these leases.

        Future minimum lease payments under non-cancellable operating leases are as follows:

	December 31,
(thousands of euros)	2013	2012
Within one year	34,776	26,099
After one year but not more than five years	69,327	66,381
More than five years	9,690	16,151

	113,793	108,631

        Rental expense for operating leases was €30.3 million and €27.7 million in 2013 and 2012, respectively.

Finance Leases

World Headquarters finance lease

        The Company has a finance lease for the GTECH world headquarters facility in Providence, Rhode Island, USA. GTECH has the right to cancel the lease after June 30, 2023 if its facilities

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

35. Commitments and contingencies (Continued)

management contract with the State of Rhode Island is not renewed, in exchange for a termination fee equal to six months of base rent plus operating expenses. The lease includes two ten year extension options. GTECH has the unilateral right to extend the lease under the two extension options under the same terms as in the base term. The lease contains a restriction which does not allow GTECH to assign the lease or sublease its portion of the building without the lessor's approval, which is not to be unreasonably withheld. As of December 31, 2013, GTECH had no sublease arrangements.

        Future minimum lease payments under the World Headquarters finance lease together with the present value of the minimum lease payments are as follows:

	December 31, 2013		December 31, 2012
(thousands of euros)	Minimum Payments	Present Value of Payments	Minimum Payments	Present Value of Payments
Within one year	2,291	927	2,350	852
After one year but not more than five years	9,610	5,039	9,855	4,684
More than five years	14,103	11,413	17,324	13,481

Non-current	23,713	16,452	27,179	18,165
Total minimum lease payments	26,004	17,379	29,529	19,017
Less amounts representing finance charges	(8,625)	—	(10,512)	—

Present value of minimum lease payments	17,379	17,379	19,017	19,017

        At December 31, 2013 and 2012, the net carrying amount of the World Headquarters finance lease asset is €11.9 million and €13.7 million, respectively, which is included in property, plant and equipment, net in the consolidated statements of financial position. The carrying amount of the liability is recorded in the consolidated statements of financial position as follows:

	December 31,
(thousands of euros)	2013	2012
Non-current financial liabilities	16,452	18,165
Current financial liabilities	927	852

Present value of minimum lease payments	17,379	19,017

Communication equipment finance leases

        The Company has finance leases for certain communication equipment that expire between 2019 and 2022. The leases have terms of renewal, options to purchase the equipment and there are no escalation clauses. There are no restrictions placed upon us by entering into these leases.

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

35. Commitments and contingencies (Continued)

        Future minimum lease payments under the communication equipment finance leases together with the present value of the minimum lease payments are as follows:

	December 31, 2013		December 31, 2012
(thousands of euros)	Minimum Payments	Present Value of Payments	Minimum Payments	Present Value of Payments
Within one year	1,984	1,245	1,955	1,163
After one year but not more than five years	7,937	5,882	7,674	5,333
More than five years	5,226	4,735	7,265	6,394

Non-current	13,163	10,617	14,939	11,727
Total minimum lease payments	15,147	11,862	16,894	12,890
Less amounts representing finance charges	(3,285)	—	(4,004)	—

Present value of minimum lease payments	11,862	11,862	12,890	12,890

        At December 31, 2013 and 2012, the net carrying amount of the communication equipment finance lease assets are €11.5 million and €12.8 million, respectively, which is included in systems, equipment and other assets related to contracts, net in the consolidated statements of financial position. The carrying amount of the liability is recorded in the consolidated statements of financial position as follows:

	December 31,
(thousands of euros)	2013	2012
Non-current financial liabilities	10,617	11,727
Current financial liabilities	1,245	1,163

Present value of minimum lease payments	11,862	12,890

Point of sale finance leases

        The Company has finance leases for certain point of sale equipment that expire in 2017. There are no restrictions placed upon us by entering into these leases.

        Future minimum lease payments under the point of sale finance leases together with the present value of the minimum lease payments are as follows:

	December 31, 2013
(thousands of euros)	Minimum Payments	Present Value of Payments
Within one year	6,286	5,651
After one year but not more than five years	18,857	16,952
More than five years	—	—

Non-current	18,857	16,952
Total minimum lease payments	25,143	22,603
Less amounts representing finance charges	(2,540)	—

Present value of minimum lease payments	22,603	22,603

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

35. Commitments and contingencies (Continued)

        At December 31, 2013, the net carrying amount of the point of sale finance lease assets are €22.6 million which is included in systems, equipment and other assets related to contracts, net in the consolidated statement of financial position. The carrying amount of the liability is recorded in the consolidated statement of financial position as follows:

(thousands of euros)	December 31, 2013
Non-current financial liabilities	16,952
Current financial liabilities	5,651

Present value of minimum lease payments	22,603

Sale and Leaseback Transaction

        GTECH sold its technology center facility in December 2006 and entered into a sale-leaseback agreement with the new owners that expires in November 2019, including renewal options but no escalation clause.

        The lease is accounted for as an operating lease and future minimum lease payments are included in the operating leases section above.

36. Financial risk management objectives and policies

        Our principal financial instruments, other than derivatives, are comprised of debt and cash and cash equivalents. The main purpose of these financial instruments is to fund the capital needs of the Company's operations. We have various other financial assets and liabilities, such as trade receivables and trade payables, which arise directly from operations.

        The primary risk inherent in our financial instruments is the market risk arising from adverse changes in interest rates and foreign currency exchange rates. We enter into derivative transactions, including principally interest rate swaps and forward currency contracts, for the purpose of managing interest rate and currency risks arising from our operations and its sources of financing. It is, and has been throughout the year, our policy not to engage in currency or interest rate speculation. Our accounting policies regarding derivatives are set out in Note 3.15.

Credit risk

        The Company's primary credit risk is derived from cash and trade accounts receivable balances. We maintain cash deposits and trade with only recognized, creditworthy third parties. We evaluate the collectibility of trade accounts and sales-type lease receivables on a customer-by-customer basis and we believe our reserves are adequate. A significant amount of our trade accounts receivable is from government lottery entities from which we have historically experienced insignificant write-offs. Trade accounts receivable are reported net of allowances for doubtful accounts and liquidated damages. Allowances for doubtful accounts are generally recorded when there is objective evidence we will not be able to collect the receivable. Uncollectible receivables are written off when all reasonable collection efforts have been exhausted and it is determined that there is minimal chance of any kind of recovery.

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

36. Financial risk management objectives and policies (Continued)

        The Company does not have significant credit risk exposure to any single customer. Geographically, credit risk is concentrated in Italy. At December 31, 2013 and 2012, approximately 71% of total trade and other receivables, net are from Italy and approximately 69% and 49%, respectively of these receivables relate to our lottery instant ticket business.

        With respect to credit risk arising from the other financial assets which comprise cash, available-for-sale financial investments, and certain derivative instruments, our exposure to credit risk arises from default of the counterparty, with a maximum exposure equal to the carrying amount of these instruments (see Note 13). We manage our exposure to counterparty credit risk by entering into financial instruments with major, financially sound counterparties with high-grade credit ratings, and by limiting exposure to any one counterparty.

Past due financial assets

        The following is an analysis of the Company's past due financial assets which are comprised entirely of trade and other receivables, net of related allowance for doubtful accounts.

	December 31, 2013		December 31, 2012
(thousands of euros)	€	%	€	%
Current	816,638	90.3%	650,392	80.3%
Past due:
1 - 30 days	40,950	4.5%	121,890	15.1%
31 - 60 days	15,472	1.7%	20,885	2.6%
61 - 90 days	4,206	0.5%	7,376	0.9%
Over 90 days	26,982	3.0%	9,351	1.2%

	87,610	9.7%	159,502	19.7%

Total trade and other receivables, net	904,248	100.0%	809,894	100.0%

Allowance for doubtful accounts

	December 31,
(thousands of euros)	2013	2012
Balance at beginning of year	(70,969)	(74,612)
Provisions, net	(12,279)	(12,760)
Amounts written off as uncollectible	10,693	16,383
Foreign currency translation	300	(190)
Other	(8)	210

Balance at end of year (Note 16)	(72,263)	(70,969)

Liquidity risk

        The Company's primary liquidity risk is derived from required debt service on debt and on-going working capital needs. The Company's objective in managing this risk is to maintain adequate liquidity and flexibility through the use of cash generated from operating activities and bank facilities. We

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

36. Financial risk management objectives and policies (Continued)

believe our ability to generate cash from operations to reinvest in our business is one of our fundamental financial strengths and combined with our committed borrowing capacity, we expect to meet our financial obligations and operating needs in the foreseeable future. We expect to use cash generated primarily from operating activities to meet contractual obligations, invest in our business and to pay dividends. Our future growth is expected to be financed through a combination of cash generated from operating activities, existing sources of committed liquidity, access to capital markets, and other sources of capital. Our corporate debt ratings of Baa3 (stable outlook) from Moody's Investors Service Inc. and BBB- (positive outlook) from Standard and Poor's Ratings Services contribute to our ability to access capital markets at attractive prices, therefore, we do not believe the Company is exposed to a significant concentration of liquidity risk.

        The following tables set out the contractual maturities of the Company's financial liabilities based on contractual undiscounted payments:

For the year ended December 31, 2013

(thousands of euros)	Within 1 year	1 - 2 years	2 - 3 years	3 - 4 years	More than 4 years	Total
Fixed rate
Capital Securities	46,406	—	—	—	750,000	796,406
2009 Notes (due 2016)	2,926	—	750,000	—	—	752,926
2010 Notes (due 2018)	24,549	—	—	—	500,000	524,549
2012 Notes (due 2020)	14,408	—	—	—	500,000	514,408
World Headquarters finance lease	2,291	2,335	2,379	2,425	16,574	26,004
Point of sale finance leases	6,286	6,286	6,286	6,285	—	25,143
Communication equipment finance leases	1,984	1,984	1,984	1,984	7,211	15,147

	98,850	10,605	760,649	10,694	1,773,785	2,654,583

Floating rate
Facilities	127,423	152,273	—	—	—	279,696
Other	1,158	147	147	73	—	1,525

	128,581	152,420	147	73	—	281,221

	227,431	163,025	760,796	10,767	1,773,785	2,935,804

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

36. Financial risk management objectives and policies (Continued)

For the year ended December 31, 2012

(thousands of euros)	Within 1 year	1 - 2 years	2 - 3 years	3 - 4 years	More than 4 years	Total
Fixed rate
Capital Securities	46,406	—	—	—	750,000	796,406
2009 Notes (due 2016)	2,926	—	—	750,000	—	752,926
2010 Notes (due 2018)	24,549	—	—	—	500,000	524,549
2012 Notes (due 2020)	1,223	—	—	—	500,000	501,223
World Headquarters finance lease	2,350	2,395	2,440	2,487	19,857	29,529
Communication equipment finance leases	1,955	1,918	1,918	1,918	9,185	16,894

	79,409	4,313	4,358	754,405	1,779,042	2,621,527

Floating rate
Facilities	106,314	132,636	159,163	—	—	398,113
Other	1,160	569	189	147	73	2,138

	107,474	133,205	159,352	147	73	400,251

	186,883	137,518	163,710	754,552	1,779,115	3,021,778

 Market risk

Interest rate market risk

        Our exposure to changes in market interest rates relates primarily to our net debt obligations with floating interest rates. Our definition of net debt is variable rate debt less variable rate cash investments. Our policy is to manage interest cost using a mix of fixed and variable rate debt. We use various techniques to mitigate the risks associated with future changes in interest rates, including entering into interest rate swap and treasury rate lock agreements. As of December 31, 2013 and 2012, there were €150 million (notional value) in interest rate swaps and approximately 15% and 18% of our net debt portfolio was exposed to interest rate fluctuations at the end of 2013 and 2012, respectively.

        The following demonstrates the sensitivity to a reasonably possible change in interest rates, with all other variables held constant, of the Company's income before income tax expense and equity associated with our floating rate debt over the next year:

	Increase (decrease) in basis points	Effect on income before income tax expense (€000s)	Effect on equity (€000s)
2013	10	(429)	—
	(10)	429	—
2012	10	(548)	—
	(10)	548	—

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

36. Financial risk management objectives and policies (Continued)

Foreign currency exchange rate risk

        As a result of significant operations worldwide, our consolidated statement of financial position can be affected significantly by movements in exchange rates due to the translation of foreign currency balance sheet accounts into euro balance sheet accounts. We also have transactional currency exposures arising from current and anticipated transactions denominated in currencies other than our functional currency, which is the euro. Translation amounts in other reserves (Note 17) in our consolidated statements of financial position are derived primarily from our US dollar functional currency subsidiaries.

        We seek to manage our foreign exchange risk by securing payment from our customers in euros, by sharing risk with our customers, by utilizing foreign currency borrowings, by netting receipts and payments, and by entering into foreign currency forward and option contracts. In addition, a significant portion of the costs attributable to our foreign currency revenues are payable in the local currencies. In limited circumstances, but whenever possible, we negotiate clauses into our contracts that allow for price adjustments should a material change in foreign exchange rates occur.

        From time to time, we enter into foreign currency forward and option contracts to reduce the exposure associated with certain firm commitments, variable service revenues, and certain assets and liabilities denominated in foreign currencies, but we do not engage in foreign currency speculation. These contracts generally have average maturities of 12 months or less and are regularly renewed to provide continuing coverage throughout the year. It is our policy to negotiate the terms of the hedge derivatives to match the terms of the hedged item to maximize hedge effectiveness.

        As of December 31, 2013, we had forward contracts for the sale of approximately US$352 million of foreign currency (primarily euro, British pounds, and Swedish krona) and the purchase of approximately US$501.4 million of foreign currency (primarily euro and Swedish krona). We also had foreign currency option contracts for the sale of approximately US$8.5 million and the purchase of approximately US$8.8 million.

        As of December 31, 2012, we had forward contracts for the sale of approximately US$257.9 million of foreign currency (primarily euro, Swedish krona and British pounds) and the purchase of approximately US$445.8 million of foreign currency (primarily euro and Swedish krona). We also had foreign currency option contracts for the sale of approximately US$25.3 million and the purchase of approximately US$26.1 million.

        The following demonstrates the sensitivity to a reasonably possible change in the euro to US dollar exchange rate, with all other variables held constant, of the Company's income before income tax expense and equity associated with our foreign currency denominated assets and liabilities and foreign currency forward contracts:

	Favorable (unfavorable) change in exchange rate	Effect on income before income tax expense (€000s)	Effect on equity (€000s)
2013	10%	5,717	271,534
	(10)%	(5,717)	(271,534)
2012	10%	4,568	287,720
	(10)%	(4,568)	(287,720)

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

36. Financial risk management objectives and policies (Continued)

Commodity price risk

        Our exposure to commodity price changes is not considered material and is managed through our procurement and sales practices.

Hedging activities and derivatives

Derivatives not designated as hedging instruments

        The Company uses foreign currency forward contracts to manage some of its transaction exposures and future foreign currency net cash flows that the Company expects to generate through its operations. These foreign currency forward contracts are not designated as cash flow, fair value, or net investment hedges and are typically matched with current transactions or forecasted foreign currency transactions to be derived from operations. The aggregate fair value loss of the contracts at December 31, 2013 was €0.6 million. The aggregate fair value of the contracts at December 31, 2012 was €1.3 million.

Cash flow hedges

Foreign exchange contracts

        At December 31, 2013 and 2012, the Company held foreign currency forward contracts designated as hedges of future foreign currency net cash flows that the Company expects to generate through its operations. The terms of the contracts are typically matched with the forecasted foreign currency transactions to be derived from operations up to a period of 12 months. At December 31, 2013 and 2012, the aggregate fair value loss of these contracts was €2.6 million and €1.0 million, respectively.

        Net unrealized gains (losses) from foreign currency cash flow hedges of (€1.0) million, (€1.8) million and €2.1 million were included in other comprehensive income during 2013, 2012 and 2011, respectively. Net realized gains (losses) of €0.2 million, €1.1 million and (€1.0) million were reclassified from other comprehensive income and included in the income statement in 2013, 2012 and 2011, respectively. The amounts retained in other comprehensive income at December 31, 2013 are expected to mature and affect the income statement in 2014. Reclassification adjustments for gains included in the income statement and losses included in other comprehensive income are disclosed in Note 29.

Interest rate swaps

        At December 31, 2013 and 2012, the Company did not hold any interest rates swaps designated as cash flow hedges.

Fair value hedges

        At December 31, 2013 and 2012, the Company held €150 million notional amount of interest rate swaps ("swaps"), which were designated as hedges of fixed interest rates on the €750 million of senior notes due 2016 (the "2009 Notes"). These swaps effectively convert €150 million of the 2009 Notes fixed interest rate debt to variable rate debt. Under the terms of these swaps, the Company is required to make variable rate interest payments based on a 6 month floating Euribor plus a flat spread rate, and receives fixed interest payments from its counterparties based on a fixed rate of 5.375%. The Euribor rate resets on a semi-annual basis, but settlement occurs annually. Because these swaps convert

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

36. Financial risk management objectives and policies (Continued)

fixed rate debt to variable rate debt they are considered fair value hedges. With fair value hedges, both the swaps and the hedged item (the 2009 Notes) are recorded at fair value, with the offset being recorded in interest expense. The key terms of the fair value hedges are as follows:

	December 31,
(thousands of euros)	2013	2012	2011
Aggregate fair value	10,569	14,841	9,748
6 month floating Euribor range	2.572% - 2.612%	2.582% - 2.622%	3.937% - 3.977%
Unrealized gain (loss) recorded on swaps	(4,272)	5,093	6,567
Unrealized gain (loss) recorded on 2009 Notes	4,198	(4,920)	(6,583)

Hedges of a net investment in a foreign operation

        At December 31, 2013 and 2012, the Company held SEK 222.5 million and SEK 445.0 million (€25.1 million and €51.9 million at the December 31, 2013 and 2012 exchange rates, respectively) of foreign currency forward contracts designated as a hedge against the net investment in its wholly-owned subsidiary, Boss Media AB. At December 31, 2013 the aggregate fair value loss of these contracts was €0.2 million. At December 31, 2012, the aggregate fair value of these contracts was not material. At December 31, 2011, the contracts had an aggregate fair value loss of €1.5 million.

Capital management

        The primary goal of the Company's capital management strategy is to ensure strong credit ratings and healthy financial ratios in order to support its business while maximizing corporate value and reducing the Company's financial risks. We consider all equity and debt to be managed capital of the Company.

        The Company manages its capital structure and makes adjustments based on long term strategy decisions in light of changes in economic conditions. Additionally, the Company seeks to preserve an optimal weighted average cost of capital and maintain sufficient financial flexibility to pursue growth opportunities. There were no changes in the objectives, policies, or processes during the years ended December 31, 2013 and 2012.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

37. Supplemental cash flow information

        Non-cash investing and financing activities are excluded from the consolidated statement of cash flows and are summarized as follows:

	For the year ended December 31,
(thousands of euros)	2013	2012	2011
Accrued systems, equipment and other assets related to contracts	29,481	30,630	29,178
Accrued intangible assets	4,437	—	—
Accrued property, plant and equipment	570	—	3,249
Communication equipment acquired under a finance lease	—	1,573	7,573

	34,488	32,203	40,000

38. Litigation

Italy Segment

1. Lotto Game Concession: Lottomatica/AAMS Arbitration - Stanley International Betting Limited Appeal - Sisal Appeal

Arbitration Lottomatica/AAMS

        Pursuant to the arbitration clause set out in article 30 of the Lotto Concession, on January 24, 2005 Lottomatica Group S.p.A. (now GTECH S.p.A.) (hereinafter, "GTECH") initiated an arbitration proceeding to ascertain the effective initial date of said Concession. GTECH asked the Board of Arbitrators to ascertain and state that the initial starting date of the Lotto Concession was June 8, 1998 (the date on which the European Commission in Brussels notified the Italian Government that the infringement procedure no. 91/0619 was closed) and that, as a result, the final expiration date of the Lotto Concession is June 8, 2016. GTECH's conclusion had been confirmed by an opinion given by Professor Guarino and declared in the 2001 GTECH Listing Prospectus.

        The Arbitration Award issued by the Board of Arbitrators accepted GTECH's request by lodging its award on August 1, 2005 stating that the Lotto Concession became operative only once the infringement procedure initiated by the European Commission was closed. In addition the Board of Arbitrators stated that during the European Litigation there was a so-called stand still period and that the approval by the European Commission was a so-called "condicio juris". AAMS (now Agenzia delle Dogane e dei Monopoli) ("ADM") challenged the Arbitration Award before the Rome Court of Appeal (pursuant to art. 828 of the Italian code of civil procedure) by serving a deed to defending counsel on December 15, 2005, and to GTECH on December 30, 2005.

        Stanley International Betting Limited ("Stanley") intervened in the appeal, seeking the annulment of the Arbitration Award issued on August 1, 2005.

        The closing hearing was held on October 6, 2011. On March 6, 2012, the Rome Court of Appeal rejected the appeal presented by ADM against the arbitration award of August 1, 2005 that had ascertained that the initial starting date for the Lotto Concession was June 8, 1998 and that, consequently, the final expiration date of the Lotto Concession is June 8, 2016.

        On May 29, 2012, ADM notified GTECH of its appeal before the Supreme Court of Cassation seeking the annulment of the ruling issued by the Rome Court of Appeal. The ADM appeal is based

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38. Litigation (Continued)

on the assumption that such ruling would be invalid for lack of motivation because the Court of Appeal, rejecting all arguments filed by ADM, failed to explain the grounds of its judgment.

        In addition, on May 28, 2012, Stanley provided notice of its appeal before the Supreme Court of Cassation, asking for the annulment of the part of the ruling issued by the Rome Court of Appeal that ordered Stanley to pay, jointly and severally with ADM, the litigation costs, and of the part of the ruling that declared inadmissible Stanley's intervention in the judgment.

        GTECH filed its defense against the ADM and Stanley appeals, seeking that they be found inadmissible and groundless and asking the Supreme Court of Cassation to confirm the Court of Appeal ruling. GTECH also filed an appeal asking the Court of Cassation for a new examination. On October 21, 2013, after the close of the third quarter, the Company was served with the decree setting the date of the hearing for December 11, 2013. On February 3, 2014 by decision n. 2323/14, the Supreme Court of Cassation definitively rejected all of ADM's arguments and declared inadmissible Stanley's intervention in the judgment.

Stanley International Betting Limited Appeal - Sisal Appeal

        On June 18, 2007 Stanley served upon ADM and GTECH a summons before TAR of Lazio seeking the annulment and/or the non-application of the note of April 19, 2007, as well as the acts of the Lotto Concession, in connection with which ADM, on the assumption that the Concession is still in force in favor of GTECH, has rejected the request of the plaintiff's co-management of the service of the Lotto. Similar summons were also served by Sisal S.p.A., which also intervened in the appeal of Stanley Betting. GTECH appeared in the proceeding and demanded the dismissal of appeals.

        TAR of Lazio rejected the two appeals for procedural reasons. Notice of the judgment of the TAR of Lazio was provided by GTECH to both Sisal and Stanley on June 24, 2010. Stanley Betting appealed against the decision before the Council of State (Consiglio di Stato) and GTECH appeared in the proceeding while Sisal did not, and so for that company the term for the appeal expired on October 8, 2010 (60 days from notification). The decision is now final for Sisal.

        Stanley's appeal was discussed before the Council of State at a hearing on December 4, 2012. In the ruling lodged on January 7, 2013, the Council of State rejected the appeal filed by Stanley, stating that the note of April 2007 was not an administrative deed, and decided to postpone the decision regarding the duration of the Lotto Concession until after the decision of the Supreme Court of Cassation on the same issue. (See the previous discussion of GTECH's appeal.) Thus the proceeding before the Council of State shall be resumed within 60 days of the decision by the Court of Cassation.

        Stanley has also presented an administrative appeal before the President of the Republic (Ricorso straordinario al Capo dello Stato) against ADM decrees of January 23, 2013 and March 14, 2013 regarding the introduction of remote collection of Lotto, based on the same issues and bases of the appeal on illegitimacy of the Lotto concession renewal. On July 12, 2013, GTECH requested a discussion of this administrative appeal before the administrative judge with a specific act of notice to ADM and Stanley. Stanley has resumed the appeal before TAR Lazio but the hearing date has not yet been set.

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38. Litigation (Continued)

2. "LAS VEGAS" Instant Lottery Petition

        Non-winning "Las Vegas" instant lottery (Scratch & Win) tickets have been presented to the Consorzio Lotterie Nazionali ("Consorzio") for payment starting in April 2006.

        As of December 31, 2013, the Consorzio received petitions and requests for injunctive payments for alleged prizes and liquidated damages, for a total sum of about €5.7 million. There have also been numerous requests for out-of-court payments with the same demand.

        The claims relate to:

          a)    payment of prizes for non-winning tickets. In particular, the players claim that, according to their interpretation of the Rules of the games established by Decree of the Ministry of Economy and Finance dated February 16, 2005, the amounts corresponding to the prizes listed in the various areas of the game tickets are to be paid every time the cards from 10 to K appear assuming that these cards have the same value. The Consorzio considers unfounded the claims of the applicants, being contrary to the Rules of the games that are explicit regarding the qualification of the winning ticket; and

          b)    claims for damages, since the Consorzio, following the bulk of the judgments undertaken by players referred to in subparagraph a), has released a series of tickets bearing the words "The card K, Q, J, A have different scores" and so changing the rules. Consorzio contends that the wording inserted later on tickets released for sale is merely a clarification, not an amendment.

        The Consorzio filed its appeals against the unfavorable rulings and many of the appeal judgments were already issued in favor of the Consorzio by the Courts, overruling the first degree judgments made by the "Judges of the Peace" and ordering the reimbursement of the sums paid by the Consorzio. The Consorzio has initiated the procedures necessary for the recovery of said sums.

3. TOTOBIT - Navale Assicurazione Arbitration

        Totobit Informatica Software e Sistemi S.p.A. ("Totobit"), a subsidiary of GTECH S.p.A., within the scope of its business activities enters into contracts regarding IT services (cellular phone top-ups) with third party retailers.

        On January 23, 2002 Totobit executed with Navale Assicurazioni S.p.A. an insurance policy in order to guarantee the fulfillment of payment obligations under the corresponding contracts regarding the above mentioned activities performed by the retailers. The insurance policy had a 3 year duration beginning from January 28, 2002. According to the policy provisions, any breach on the part of the retailers may be reported by Totobit to Navale Assicurazioni within and not later than 3 months of the policy's annual expiration; the guarantee outside this deadline would no longer be valid.

        On November 22, 2004 Navale Assicurazioni sent Totobit a notice informing the same that the policy would be terminated effective as of January 28, 2005, thus blocking the settlement of claims allegedly reported late by Totobit for a total of €1.5 million. In view of said missed payment, the arbitration proceeding was initiated on November 8, 2005.

        The Arbitration Board approved the expert witness Mr. Enrico Proia to make a technical-accounting review of the documents produced by Totobit on request by Navale Assicurazioni.

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38. Litigation (Continued)

        On January 22, 2007 the Arbitration Award partly accepted the requests made by Totobit and ruled Navale Assicurazioni S.p.A. to pay the sum of €239,811.66. The amount referred exclusively to enforcement actions prior to April 28, 2005. The Arbitration Award partly accepted the counterclaim of Navale Assicurazioni S.p.A. regarding some requests of payment made by Totobit and for this reason ordered Totobit to pay the sum of €200,654.19.

        Totobit and its counsels filed the appeal against the arbitration award. At the June 6, 2008 hearing the Court of Appeals of Rome set the pre-trial evidentiary hearing to November 18, 2011. Due to the replacement of the reporting judge, the hearing was postponed to January 25, 2013, and has since been further postponed to April 11, 2014.

4. Request for Conclusions from the Audit Department on the Setting-Up and Operation of a Screen-Based Gaming Management Network

        On June 1, 2007, the Regional Public Prosecutor of the Government Audit Department (Corte dei Conti) served Lottomatica Videolot Rete S.p.A. ("Videolot") and all other nine concessionaires, an invitation to submit their briefs with regard to an investigation on possible damages to the State Treasury.

        The Regional Prosecutor contested that Videolot, in conjunction with some ADM officials, inaccurately did not fulfill a number of obligations relating to the concession and failed to comply with certain service levels.

        The damage to the State Treasury supposedly caused by Videolot, in conjunction with said ADM officials, was alleged to add up to approximately €4.0 billion.

        On January 8, 2008, the Regional Public Prosecutor for the Audit Department served notice to Videolot regarding the charges brought forth which partially reduced the penalties to approximately €3 billion, breaking down to:

  1)
  €400,000.00 plus interests for the "delay in the launch of the online network" (which should have been launched by September 13, 2004 - effective launch date was October 31, 2004);

  2)
  €1.0 million plus interest for the "delay in the activation of the network" (which should have been completed by October 31, 2004 - effective completion date was December 31, 2004);

  3)
  €991,456.00 plus interest for the "delay in the connection of the gaming machines to the online network" (which should have occurred no later than December 31, 2004 - effective completion date was February 2, 2006);

  4)
  €3.0 billion plus interest for "not having fulfilled all service level obligations provided for in section 2, letter b) of the concession".

        In the meantime, in the proceeding before the Audit Department, Videolot filed before the Supreme Court a motion whether the application of the penalties provided for the concession fall within the "administrative reserve" of ADM in order to confirm the Audit Department's jurisdiction. On December 4, 2009 the Supreme Court declared the jurisdiction to be that of the Audit Department. After the judgment of the Supreme Court, Videolot was notified of the resumption of the proceedings before the Audit Department.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

38. Litigation (Continued)

        With a partial ruling and order notified to Videolot on November 17, 2010, the Auditors Court sued Sogei and appointed Digit PA as consultant. Sogei filed an appeal against such a partial decision and consequently all of the 10 concessionaires filed their partial appeal against the ruling by asking for a dismissal of the case. Videolot filed its appeal against the same partial decision requesting its annulment, asserting that the ruling issued by the Auditors Court is affected by various flaws, asserting also that no damages arising from SLA breaches of the Concession exist and denouncing that the liquidated damages requested by the Auditors Court are an illegal duplication with the fines claimed by ADM against the concessionaires.

        Regarding the main proceeding, Digit PA filed its report and the final hearing was held on November 24, 2011.

        On February 17, 2012 the Audit Government Department, Lazio Regional Office, handed down the first ruling against all 10 Italian gaming machine concessionaires. The Audit Department quantified Videolot's responsibility at €100 million.

        On May 4, 2012, Videolot filed its appeal against the court ruling (which appeal suspends the ruling by law), requesting its annulment for the same reasons presented in the appeal against the partial decision mentioned above and because the ruling does not take into consideration numerous and essential elements contained in the report filed by Digit PA favorable to the concessionaires. Further, the ruling does not in any way recognize that there is evidence of loss of revenue for the State because Videolot has always consistently stated and demonstrated the full compliance of its business and operations management and has always paid PREU.

        The same ruling was also appealed by the Regional Prosecutor, ADM management and other concessionaires, including HBG, Cirsa Italia, Gmatica, Codere Network and SNAI. In particular, the Regional Prosecutor in his appeal claimed that the liability of the concessionaires is not attributable to gross negligence, but to a willful misconduct, and that liquidated damages should consider also the damages related to all the higher costs and waste of resources resulting from violation of the principles of legality, efficiency and productivity. For the above reasons the Regional Prosecutor, in his appeal, asked to order the parties to pay the above higher costs, to be added to the responsibility calculated by the Audit Department and to be determined as follows: (i) 1% of the amounts requested by the Regional Prosecutor in the notice served on January 2008 (for Videolot, 30,000,000.00 Euros); or (ii) not less than 50% of the responsibility quantified by the Audit Department ruling issued on March 2012 (for Videolot, 50,000,000.00 Euros).

        On August 31, 2013, the Italian Government issued an emergency law (IMU Decree no. 102/2013) allowing the concessionaires the opportunity to settle any first decree ruling of the Audit Department (the "Court") by offering a payment of a minimum of 25% of the amount assessed in the first decree ruling.

        On October 15, 2013, after the close of the third quarter of 2013,Videolot filed a request according to the above-mentioned emergency decree. At the October 30th hearing, the Court decided to accept the request filed by Videolot by increasing the amount due to 30% (the maximum amount allowed by law), with a deadline for payment set on November 15, 2013. The decision was published on November 4th.

        On October 29, 2013, the emergency decree was converted into law with amendments allowing a settlement by paying an amount equal to 20% of the first decree ruling, provided that the settlement

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

38. Litigation (Continued)

request was submitted together with the payment confirmation before November 4th and that the Court decision had already been issued and was positive. Considering the above, Videolot submitted a new request asking for settlement at 20%. The case was decided at a hearing on November 8, 2013, at which the Court rejected the new request for settlement and confirmed the previous one rendered on October 30, 2013, setting the date for final closure of the judgment on January 31, 2014. At this final hearing, the Court, having checked the correctness of the payment, declared the closure of the judgment with decision n. 52/2014 on February 7, 2014. With regard to the total €30 million paid for the settlement as explained above, Videolot considered such a settlement amount deductible for tax purposes. Given the specific nature of such settlement, Videolot received an external third party legal opinion which substantially confirmed its position.

        On April 24, 2013 another hearing was held for the discussion of the appeal filed by Videolot against the court order issued by the Audit Department on June 3, 2010. With such court order, the Audit Department rejected the action filed by Videolot on May 25, 2012, in order to obtain a declaration that the legal action brought by the Prosecutor of the Audit Department was void pursuant to Art. No. 17, par. 30 of Law no. 102/2009 which provides that "the Prosecutor of the Audit Department is entitled to bring a legal action to the extent that the damage was the result of gross negligence or willful misconduct and after having obtained a specific and detailed notice of damage". The decision, published on July 29, 2013, rejected the appeal filed by Videolot recognizing the existence of a "specific and detailed notice of damage" and the lawfulness of the Prosecutor's action.

        In parallel with the proceedings before the Audit Department, Videolot also filed appeals before the administrative judge against ADM's request regarding penalties for the failure to comply with the obligations to complete the activation of the online network and the failure to comply with service levels.

        The TAR of Lazio dismissed the motions filed by Videolot on November 30, 2009 and in January 2010 Videolot filed the appeal before the State Council. In rulings issued on August 22, 2011, the State Council upheld the appeals filed by Videolot. The Appeals Judge said that there was no damage (and in addition no proof of damage) and also considered that the breach of contract ascribed to the concessionaires did not have any impact on the eventual delay of the start of the public service under the concession.

        On February 23, 2012, ADM notified Videolot of the definitive calculation of the fourth penalty, rejecting all the conclusions filed by Videolot and confirming the amount of €9,737,625.44. Videolot, considering that the ADM request is illegitimate, filed its appeal against the fourth penalty, asking to suspend the execution as a matter of law until the case is resolved.

        On May 24, 2012 Tar Lazio issued a court order suspending the fourth penalty and setting the hearing for discussion on February 20, 2013. On June 17, 2013, the ruling was published annulling the ADM request regarding the fourth penalty, already suspended. On January 27, 2014, AAMS notified Videolot of an appeal against this ruling before the State Council. The hearing date has not yet been set. Videolot has filed its defense against the ADM appeal.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

38. Litigation (Continued)

5. Auditing Court - Judicial Account Appeals (years 2004-2005 and 2004-2009)

        The Regional Public Prosecutor of the Auditing Court ("Corte dei Conti") served Lottomatica Videolot Rete S.p.A ("Videolot") and the other nine concessionaires, a summons for the rendering of the judicial accounts related to 2004-2005 years.

        Videolot appeared before the Court on March 2, 2009 by submitting a regulation of jurisdiction in order to challenge the Auditing Court's jurisdiction due to the fact that Videolot is not an accounting agent but a "fiscal passive subject" as so also qualified by the rules in PREU ("Prelievo Erariale Unico") sector.

        On April 20, 2010 the Supreme Court of Cassation declared the jurisdiction of the Auditing Court.

        On April 13, 2010 the Regional Prosecutor of the Auditing Court (irrespective of the fact that at that time was still pending the decision of the Supreme Court), having considered definitely expired the term for delivery of the rendering of accounts (May 2009), notified Videolot with a new summons ordering Videolot to pay a penalty of €80 million because of its failure to submit the rendering of account.

        The hearing was held on October 7, 2010 after the parties filed their written defenses and also the judicial accounts related to 2004-2009 years duly approved by ADM.

        With a ruling notified to Videolot on November 18, 2010, the Auditors Court rejected the instance of the Prosecutor and acquitted Videolot, ordering the liquidation of legal costs of €1,000 in favor of Videolot.

        The Regional Prosecutor at the Auditors Court, on April 13, 2011, appealed the ruling of the Judicial Section of the Lazio Region Auditors Court which rejected, for gross negligence, the motion to rule negatively against Videolot for failing to pay the penalties as provided by Article 46 of Decree 1214 of 1934.

        As of the date of this report, a hearing date was not yet set for the said appeal. It must be mentioned that the appeal has already been ruled on for other concessionaires. In these cases, the Court has reverted the decision of first degree and has ordered the concessionaires to pay a fine equal to 5,000.00 Euro.

        On August 3, 2012 the Regional Prosecutor served Videolot with a Relation on the reliability of the judicial accounts related to the years 2004-2009 that were duly approved by ADM and submitted to Videolot in 2010. The reporting judge has determined the inability to verify the correctness of the judicial accounts due to the fact that according to the evidence of the ruling of the Audit Government Department in February 2012 (see previous litigation item 5), most of the amusement with prize machines were installed but not properly connected to the central system. On December 28, 2012, Videolot filed its brief and documents giving evidence of the correctness of the judicial accounts deposited and of the way the relevant amounts were calculated. ADM also filed a brief confirming the above. The hearing, originally set for January 17, 2013, was postponed to May 16, 2013 as a consequence of the opinion issued by the Auditors Court in relation to the new judicial account model that all concessionaires are required to examine.

        In decision n. 447/2013, the Court ruled that the accounts produced cannot be considered as judicial accounts. The Regional Prosecutor must decide if there is some administrative responsibility.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

38. Litigation (Continued)

On January 31, 2014, Videolot filed its appeal against decision n. 447/2013. The hearing has been set for January 15, 2015.

6. Soggea vs. Lottomatica Scommesse

        On October 17, 2012, Soggea S.p.A. served Lottomatica Scommesse, a wholly-owned GTECH subsidiary, with a summons before the Tribunal of Rome asking for damages equal to Euro 20,500,000. The claim is related to an agreement between Lottomatica Scommesse and Soggea in accordance with which Lottomatica Scommesse allowed Soggea to be part of its tournament circuit for online gaming and shared liquidity.

        The agreement was executed by the parties on February 2, 2010 and Soggea entered into the Lottomatica Scommesse circuit "PokerClub" through its trademark "Joka". The agreement had a duration of 2 years with a renewal clause unless termination of the agreement was communicated by one party to the other. Lottomatica Scommesse, using the termination clause provided for in the agreement, terminated the agreement with effect in April 2012.

        Soggea, following termination of the agreement, has asked the Tribunal to ascertain the legitimacy of the termination by Lottomatica Scommesse and to impose on Lottomatica Scommesse a payment of about €20,500,000 or as an alternative, a payment of about €12,300,000.

        The first hearing was held on February 11, 2013 and was postponed to May 22, 2013 for the admissions of the means of proof. The judge decided to not admit requests for proofs and, having determined that the case is ready for a decision, established a final hearing date of July 1, 2015.

        Lottomatica Scommesse is fully convinced of the legitimacy of the termination of the agreement.

7. Cogetech vs. Lottomatica Scommesse

        On June 17, 2013, Cogetech S.p.A. served Lottomatica Scommesse, GTECH S.p.A., Boss Media AB and prof. Giovanni Puoti, as an expert, with a summons before the Tribunal of Rome in order to declare the termination of the contract signed by Cogetech and Lottomatica Scommesse on September 7, 2011 and ask for damages not yet quantified. Before this, Cogetech had filed a request for a precautionary injunction before the Tribunal of Rome in order to be re-admitted on the Circuit but the judge denied that request. The claim is related to an agreement between Lottomatica Scommesse and Cogetech in accordance with which Lottomatica allowed Cogetech to be part of its tournament circuit for online gaming and shared liquidity. The agreement had a duration of 2 years with a renewal clause unless termination of the agreement was communicated by one party to the other. On March 14, 2013 Lottomatica Scommesse contested with Cogetech the breach by Cogetech of its obligations of fairness and good faith according to Circuit Regulation, as confirmed by the Auditor (prof. Puoti). In accordance with that, on March 29, 2013 Lottomatica Scommesse communicated to Cogetech its termination of the agreement and the end of the shared liquidity. The first hearing shall be held on May 14, 2014.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

38. Litigation (Continued)

Americas Segment

1. CEF Contract Proceedings

Background

        In January 1997, Caixa Economica Federal ("CEF"), the operator of Brazil's National Lottery, and Racimec Informática Brasileira S.A. ("Racimec"), the predecessor of GTECH Brazil, entered into a four-year contract pursuant to which GTECH Brazil agreed to provide on-line lottery services and technology to CEF (the "1997 Contract"). In May 2000, CEF and GTECH Brazil terminated the 1997 Contract and entered into a new agreement (the "2000 Contract") obliging GTECH Brazil to provide lottery goods and services and additional financial transaction services to CEF for a contract term that, as subsequently extended, was scheduled to expire in April 2003. In April 2003, GTECH Brazil entered into an agreement with CEF (the "2003 Contract Extension") pursuant to which: (a) the term of the 2000 Contract was extended into May 2005, and (b) fees payable to GTECH Brazil under the 2000 Contract were reduced by 15%. On August 13, 2006, all agreements between GTECH and CEF terminated in accordance with their terms.

Criminal Allegations Against Certain Employees

        a.     In late March 2004, federal attorneys with Brazil's Public Ministry (the "Public Ministry Attorneys") recommended that criminal charges be brought against nine individuals, including four senior officers of CEF, Antonio Carlos Rocha, the former Senior Vice President of GTECH and President of GTECH Brazil, and Marcelo Rovai, then GTECH Brazil's marketing director and currently employed in GTECH's Latin America region ("Denuncia 1").

        The Public Ministry Attorneys had recommended that Messrs. Rocha and Rovai be charged with offering an improper inducement in connection with the negotiation of the 2003 Contract Extension, and co-authoring, or aiding and abetting, certain allegedly fraudulent or inappropriate management practices of the CEF management who agreed to enter into the 2003 Contract Extension. Neither GTECH nor GTECH Brazil were the subject of this criminal investigation, and under Brazilian law, entities cannot be subject to criminal charges in connection with this matter.

        In June 2004, the judge reviewing the charges in Denuncia 1 prior to their being filed refused to initiate the criminal charges against the nine individuals but instead granted a request by the Brazilian Federal Police to continue the investigation which had been suspended upon the recommendation of the Public Ministry Attorneys that criminal charges be brought. The Brazilian Federal Police subsequently ended their investigation and presented a report of their findings to the court. This report did not recommend that indictments be issued against Messrs. Rocha or Rovai, or against any current or former employee of GTECH or GTECH Brazil. The Public Ministry Attorneys then requested that the Brazilian Federal Police reopen their investigation. We understand that the Federal Police subsequently completed their investigation and, in August 2010 issued a report, based entirely upon the June 21, 2006 Brazilian congressional report described below, and sent the report to the Public Ministry Attorneys.

        b.     Notwithstanding the favorable resolution of the Brazilian Federal Police's initial investigation, on June 21, 2006, a special investigating panel of the Brazilian congress issued a report and voted, among other things, to ask the Public Ministry Attorneys to indict 84 individuals, including one current and three former employees of GTECH Brazil, alleging that the individuals helped GTECH Brazil to

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38. Litigation (Continued)

illegally obtain the 2003 Contract Extension. GTECH found nothing in the congressional report to cause it to believe that any present or former employee of GTECH or GTECH Brazil committed any criminal offence in connection with obtaining the 2003 Contract Extension.

        c.     GTECH conducted an internal investigation of the 2003 Contract Extension under the supervision of the independent directors of GTECH Holdings Corporation. GTECH found no evidence that GTECH, GTECH Brazil, or any of their current or former employees violated any law, or is otherwise guilty of any wrongdoing in connection with these matters.

        The U.S. SEC began an informal inquiry in February 2004, which informal inquiry became a formal investigation in July 2004, into the Brazilian criminal allegations against Messrs. Rocha and Rovai, and GTECH's involvement in the facts surrounding the 2003 Contract Extension, to ascertain whether there has been any violation of United States law in connection with these matters. In addition, in May 2005, representatives of the United States Department of Justice asked to participate in a meeting with GTECH and the SEC. GTECH cooperated fully with the SEC and the United States Department of Justice with regard to these matters, including by responding to their requests for information and documentation. In August 2009, GTECH was advised by the SEC that the SEC had concluded its investigation and did not intend to recommend enforcement action.

        d.     These favorable developments notwithstanding, in September 2010, GTECH received a copy of new criminal charges that Public Ministry Attorneys recommend to a Brazilian Federal judge be filed against 16 individuals, including 14 current or former CEF officers and employees, Antonio Carlos Rocha and Marcos Andrade, a former officer of GTECH Brazil ("Denuncia 2"). The Public Ministry Attorneys assert that the defendants "swindled public money" through entering into successive illegal price changes, contract extensions and other amendments to CEF's contracts with Racimec and GTECH Brazil, and agreeing to reduce or eliminate contractual fines and penalties that should properly have been imposed upon Racimec and GTECH Brazil. Such allegations echo charges which have been made in the past by the: (i) Public Ministry Attorneys in their April 2004 civil action, and (ii) Federal Court of Accounts in their 2003 TCU Audit Report. The TCU matter has been dismissed (as previously reported by the Company) and the trial judge in the April 2004 matter (as also previously reported by the Company) ruled in GTECH's favor in November 2011. These more recent allegations by the Public Ministry Attorneys include the claim made in the April 2004 civil action that a consulting company in which a former CEF director held an interest served as an intermediary in contract negotiations between CEF and a Brazilian public utility pursuant to which CEF allowed the public utility to provide prepaid cellular phone cards through the CEF lottery network operated by GTECH Brazil. GTECH Brazil was not a party to this agreement, entered into in 1999. The Public Ministry Attorneys advance the theory that the consulting company received the 1999 contract in consideration for the former CEF director's assistance in influencing CEF negotiations to the advantage of GTECH Brazil. The Public Ministry Attorneys advance no facts (old or new) that would support this new allegation. The charges in Denuncia 2 must be approved by a Brazilian Federal judge prior to their being filed. As part of this process, the judge has allowed each of the defendants, including Messrs. Rocha and Andrade, an opportunity to present a defense prior to his decision to accept or reject Denuncia 2.

        e.     In November 2010, GTECH received a copy of criminal charges that Public Ministry Attorneys recommend to a Brazilian Federal judge be filed against nine individuals, including Antonio Carlos Rocha, Marcelo Rovai and Marcos Andrade ("Denuncia 3"). The Public Ministry Attorneys

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

38. Litigation (Continued)

assert that the defendants be charged with corruption for using improper influence and offering undue advantage as a form of payment to obtain the 2003 Contract Extension. The Public Ministry Attorneys advance no new facts that would support this allegation.

        GTECH finds nothing in these charges that would lead it to believe that any present or former employee of GTECH or GTECH Brazil committed any criminal offense involving any contract between Racimec or GTECH Brazil and CEF. Neither GTECH nor GTECH Brazil is named as a defendant in these criminal charges and, as noted above, under Brazilian law entities cannot be subject to criminal charges in connection with these matters.

        The Brazilian Federal judge has approved the filing of the charges in Denuncia 3 to be brought against all but one defendant in this matter. The judge is allowing one defendant, because he was a former government employee, the opportunity to present a defense prior to determining whether to accept Denuncia 3. The Company understands that Mr. Rocha unsuccessfully appealed the decision to deny certain defendants from presenting a defense at this point in the process.

        The Company has learned that Messrs. Rocha and Andrade have been served and presented their defenses.

        GTECH believes that its two former employees and one current employee involved have strong substantive and procedural defenses and that the assertions made against them are groundless.

2. ICMS Tax

        On July 26, 2005, the State of São Paulo challenged GTECH Brazil for classifying the remittances of printing ribbons, rolls of paper and wagering slips ("Consumables") to lottery outlets in Brazil as non-taxable shipments. The tax authorities disagree with that classification and argue that these Consumables would be subject to ICMS tax as opposed to the lower rate ISS tax that GTECH Brazil paid. The tax authorities argue that in order for printed matter to be considered non-taxable it has to be "personalized." To be considered personalized, the Consumables must be intended for the exclusive use of the one ordering them. GTECH Brazil filed its defense against the Tax Assessment Notice, which was dismissed. GTECH Brazil filed an Ordinary Appeal and a Special Appeal to the Court of Taxes and Fees, both of which were not granted. The State Treasury of São Paulo has filed a tax foreclosure to collect the tax obligation amounting to 22,910,722 Brazilian Reals (approximately €7.03 million at exchange rates in effect as of December 31, 2013) plus statutory interest, penalties and fees of approximately 98.1 million Brazilian Reals for a total obligation of approximately 121.07 million Brazilian Reals (approximately €37.1 million at exchange rates in effect as of December 31, 2013). GTECH Brazil is preparing to file an appeal of this matter with the First District Court of the State Treasury (Barueri). Prior to filing the appeal, it is likely that GTECH Brazil will be required to provide security for the tax obligation in the event it is unsuccessful in the appeal. GTECH Brazil has been advised by Brazilian counsel that these proceedings are likely to take several years, and could take longer than seven years to litigate through the appellate process to final judgment. In November 2012, GTECH Brazil filed a new action in São Paolo state court to annul the ICMS claim based upon the lack of merit of the tax authority's claim. GTECH Brazil believes that these claims are groundless.

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

39. International Financial Reporting Standards issued but not yet effective

        The new and amended Standards and Interpretation that were issued by the IASB but not yet effective as of December 31, 2013 are described below.

IFRS 9 Financial Instruments

        On July 24, 2014, the IASB published the final and complete version of IFRS 9 Financial Instruments, which replaces IAS 39 and supersedes the previous two IFRS 9 publications issued in November 2009 and November 2013. This standard includes requirements for the classification and measurement of financial assets; new requirements on accounting for financial liabilities; a carryover from IAS 39 of the requirements for the derecognition of financial assets and financial liabilities; a new general hedge accounting model, which allows the early adoption of the treatment of fair value changes due to own credit on liabilities designated at fair value through profit or loss; incorporates a new expected loss impairment model; and introduces limited amendments to the classification and measurement requirements for financial assets. IFRS 9 is effective for annual periods beginning on or after January 1, 2018 with early adoption permitted. The Company has not yet performed an analysis of the impact the standard will have on the consolidated financial statements when adopted on January 1, 2018 and therefore has not yet quantified the extent of the impact.

Investment Entities (Amendments to IFRS 10, IFRS 12 and IAS 27)

        These amendments were issued in October 2012 and will be applied retrospectively for annual periods beginning on or after January 1, 2014. These amendments provide an exception to the consolidation requirement for entities that meet the definition of an investment entity under IFRS 10. The exception to consolidation requires investment entities to account for subsidiaries at fair value through profit or loss. The adoption of these amendments is not expected to have a material impact on the financial position or performance of the Company when adopted on January 1, 2014.

Defined Benefit Plans: Employee Contributions (Amendments to IAS 19)

        The amendments to IAS 19 were issued in November 2013 and are effective from July 1, 2014 with earlier application permitted. The amendments apply to contributions from employees or third parties to defined benefit plans. The objective of the amendments is to simplify the accounting for contributions that are independent of the number of years of employee service, for example, employee contributions that are calculated according to a fixed percentage of salary. The adoption of these amendments is not expected to have a material impact on the financial position or performance of the Company when adopted on July 1, 2014.

IAS 32 Offsetting Financial Assets and Financial Liabilities

        The amendments to IAS 32 were issued in December 2011 and will be applied retrospectively for annual periods beginning on or after January 1, 2014. The amendments clarify the meaning of "currently has a legally enforceable right of set-off" and the criteria for non-simultaneous settlement mechanisms of clearing houses to qualify for offsetting. The adoption of these amendments is not expected to have a material impact on the financial position or performance of the Company when adopted on January 1, 2014.

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

39. International Financial Reporting Standards issued but not yet effective (Continued)

IAS 36 Recoverable Amount Disclosures for Non-Financial Assets

        The amendments to IAS 36 were issued in May 2013 and will be applied retrospectively for annual periods beginning on or after January 1, 2014, with earlier application permitted for periods when the entity has already applied IFRS 13. The amendments address the disclosure of information about the recoverable amount of impaired assets if that amount is based on fair value less costs of disposal. The adoption of these amendments is not expected to have a material impact on the financial position or performance of the Company when adopted on January 1, 2014.

IAS 39 Novation of Derivatives and Continuation of Hedge Accounting -Amendments to IAS 39

        The amendments to IAS 39 were issued in June 2013 and will be applied retrospectively for annual periods beginning on or after January 1, 2014, with earlier application permitted. The amendments provide relief from discontinuing hedge accounting when novation of a derivative designated as a hedging instrument meets certain criteria. The adoption of these amendments is not expected to have a material impact on the financial position or performance of the Company when adopted on January 1, 2014.

IFRIC Interpretation 21 Levies

        IFRIC Interpretation 21 was issued in May 2013 and will be applied retrospectively for annual periods beginning on or after January 1, 2014, with earlier application permitted. The interpretation clarifies that an entity recognizes a liability for a levy when the activity that triggers payment, as identified by the relevant legislation, occurs. For a levy that is triggered upon reaching a minimum threshold, the interpretation clarifies that no liability should be anticipated before the specified minimum threshold is reached. The adoption of this interpretation is not expected to have a material impact on the financial position or performance of the Company when adopted on January 1, 2014.

Annual Improvements to IFRSs issued in December 2013

        In December 2013 the IASB issued two cycles of Annual Improvements IFRSs—2010-2012 Cycle and 2011-2013 Cycle, which contains amendments to its standards and the related basis for conclusions that provides a mechanism for making necessary, but non-urgent, amendments to IFRS. The effective date of the amendments is on or before July 1, 2014, with the exception of the amendments to IFRS 13 Fair Value Measurement and IFRS 1 First-time Adoption of International Financial Reporting Standards which are effective immediately. The adoption of these amendments is not expected to have a material impact on the financial position or performance of the Company when adopted on July 1, 2014. The effect of each standard is described below:

  •
  IFRS 1 First-time Adoption of International Financial Reporting Standards - This amendment regarding the first-time application of IFRS 1 does not apply to the Company.

  •
  IFRS 2 Share-based Payment - This amendment is effective prospectively and clarifies the definitions of performance condition and service condition.

  •
  IFRS 3 Business Combinations - This amendment is effective prospectively and clarifies that contingent consideration in a business acquisition that is not classified as equity is subsequently measured at fair value through profit or loss whether or not it falls within the scope of IFRS 9 Financial Instruments. It also clarifies that joint arrangements are outside the scope of IFRS 3.

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

39. International Financial Reporting Standards issued but not yet effective (Continued)

  •
  IFRS 8 Operating Segments - This amendment is effective retrospectively and clarifies that operating segments may be combined/aggregated and if so, the entity must provide additional disclosures. It also clarifies that the reconciliation of segment assets to total assets is only required to be disclosed if the reconciliation is reported to the chief operating decision maker, similar to the required disclosure for segment liabilities.

  •
  IFRS 13 Fair Value Measurement - This amendment is effective immediately and clarifies in the Basis for Conclusions that short-term receivables and payables with no stated interest rates can be held at invoice amounts when the effect of discounting is not material. An additional amendment is effective prospectively and clarifies the portfolio exception can be applied to financial assets, financial liabilities and other contracts.

  •
  IAS 16 Property, Plant and Equipment and IAS 38 Intangible Assets - This amendment is effective retrospectively and provides more detail on how users can perform revaluation of assets and clarifies how an adjustment is recognized.

  •
  IAS 24 Related Party Disclosures - This amendment is effective retrospectively and clarifies that a management entity, an entity that provides key management personnel services, is a related party subject to the related party disclosures.

  •
  IAS 40 Investment Property - This amendment is effective prospectively and clarifies the interrelationship of IFRS 3 and IAS 40 when classifying property as investment property or owner-occupied property.

40. Events after the reporting period

Cash Dividend

        On March 13, 2014, the Board of Directors proposed to distribute a cash dividend of €0.75 per share, or €130.5 million, which was paid to the shareholders on May 22, 2014.

UniCredit Merchant S.p.A.

        On March 25, 2014, we acquired from UniCredit S.p.A. ("UniCredit"), through the exercise of a call option, the entire 12.5% interest held by UniCredit in SW Holding S.p.A. ("SW") for cash consideration of €72.2 million. In 2010, through its investment in SW, UniCredit had made an indirect equity investment in Lotterie Nazionali S.r.l. ("LN"), a majority-owned GTECH subsidiary that holds an instant ticket concession license in Italy. GTECH's direct and indirect ownership in LN has increased from 51.5% to 64% as a result of the buyout of UniCredit's interest.

Probability PLC

        On May 2, 2014, we acquired 100% of the shares of Probability Plc ("Probability"), a mobile gaming solutions company that will provide GTECH with immediate access to a mobile solution in slots and table games, as well as enhance player acquisition and retention experience. The cash purchase price was approximately £18 million (€19.7 million net of cash acquired).

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

40. Events after the reporting period (Continued)

Merger agreement with International Game Technology

        On July 15, 2014, we entered into an Agreement and Plan of Merger (the "Merger Agreement") with International Game Technology, a Nevada corporation ("IGT"), a global leader in casino and social gaming entertainment, headquartered in Las Vegas, Nevada, U.S.A.

        Under the terms of the transaction, GTECH and IGT will combine under a newly formed holding company organized in the United Kingdom ("Holdco") - the corporate headquarters, with operating headquarters in each of Las Vegas, Providence and Rome. In particular, the Merger Agreement provides for (i) the merger of GTECH with and into Holdco pursuant to which each issued and outstanding ordinary share of GTECH will be converted into the right to receive one ordinary share of Holdco ("Holdco Shares"), and immediately thereafter, (ii) the merger of a U.S. subsidiary of Holdco ("Sub") with and into IGT with IGT surviving as a wholly owned subsidiary of Holdco. Subject to election and adjustment, IGT shareholders will be entitled to receive a combination of $13.69 in cash plus 0.1819 Holdco Shares for each share of IGT common stock, equal to an aggregate value of $18.25 per IGT share. The aggregate transaction value is approximately $6.4 billion (€4.7 billion at the June 30, 2014 exchange rate) inclusive of the assumption of approximately $1.75 billion (€1.3 billion) in existing IGT net debt. Holdco will apply to list the Holdco Shares issued in the mergers on the New York Stock Exchange.

        Closing of the mergers is subject to certain closing conditions, including among others (i) IGT and GTECH shareholder approvals, (ii) expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and certain other antitrust approvals, (iii) certain gaming regulatory approvals, (iv) effectiveness of the registration statement for the Holdco Shares, (v) NYSE listing approval for the Holdco Shares, (vi) the expiration or early termination of a sixty-day GTECH creditor opposition period, (vii) the absence of any order prohibiting or restraining the mergers, (viii) subject to certain materiality exceptions, the accuracy of each party's representations and warranties in the Merger Agreement and performance by each party of their respective obligations under the Merger Agreement; (ix) the receipt of a merger order from the High Court of England and Wales and (x) in the case of IGT's obligation to close the IGT Merger, receipt of a tax opinion by IGT.

        The Merger Agreement contains customary representations, warranties and covenants by IGT and GTECH, including covenants regarding the operation of their respective businesses prior to the closing of the mergers and prohibitions on the solicitation of competing proposals.

        IGT may terminate the Merger Agreement under certain circumstances, including among others in order to enter into an agreement with respect to a proposal that is determined by the IGT board of directors to be superior to the Merger Agreement, subject to the terms and conditions of the Merger Agreement (including an opportunity for GTECH to match any such proposal). GTECH may also terminate the Merger Agreement under certain circumstances, including among others (i) if GTECH shareholders exercise rescission rights under Italian law in respect of more than 20% of GTECH's shares outstanding as of the date of the Merger Agreement, (ii) if Holdco would, as a result of a change in applicable law, be treated as a domestic corporation for U.S. federal income tax purposes as of or after the closing or (iii) if the special voting shares described below cannot be implemented under certain circumstances. In connection with the termination of the Merger Agreement under specified circumstances, (x) IGT may be required to pay GTECH a termination fee of $135.3 million (€99.1 million), (y) IGT may be required to reimburse GTECH for certain regulatory expenses it incurs

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

40. Events after the reporting period (Continued)

and (z) GTECH may be required to pay IGT a termination fee of $270.6 million (€198.1 million) or, under the circumstances described in clause (ii) of this paragraph, $135.3 million (€99.1 million).

        Under the terms of the Merger Agreement, the Holdco board of directors will have 13 members, including, for a period of three years after the closing: (i) the chief executive officer of GTECH, (ii) five directors designated by IGT, including IGT's chairman and its chief executive officer, (iii) six directors designated by GTECH's principal shareholders and (iv) one director mutually agreed to by IGT and GTECH. The Holdco board of directors will be compliant with the corporate governance standards of the NYSE applicable to non-controlled domestic issuers. GTECH's chief executive officer will be the chief executive officer of Holdco. In addition, for a period of three years following the transactions, IGT's chairman will be chairman of the Holdco board of directors, IGT's chief executive officer will be a vice-chairman and one of the directors designated by GTECH's principal shareholders would also be a vice-chairman. Holdco's articles of association will include a loyalty share program, under which shareholders that hold Holdco Shares continuously for at least three years will have the right to receive 0.9995 (non-transferable) special voting shares per Holdco Share.

        The transaction, which has been approved by the boards of directors of both companies, is currently expected to be completed in the first half of 2015. We expect to finance the cash portion of the consideration through a combination of cash on hand and new financing. In connection with entering into the transaction, we have received binding commitments totaling $10.7 billion (€7.8 billion) from Credit Suisse, Barclays and Citigroup to finance the transaction, including refinancing certain existing indebtedness.

        In connection with the Merger Agreement, IGT entered into a Support Agreement and a Voting Agreement with GTECH's principal shareholders, who held approximately 59% of the outstanding shares of GTECH as of August 31, 2014. Under the terms of the Support Agreement, GTECH's principal shareholders have agreed to vote their shares in favor of the transactions contemplated by the Merger Agreement and against any competing transaction. Under the Voting Agreement, such shareholders have agreed to vote their shares in accordance with the post-closing governance provisions set forth in the Merger Agreement and described above for a period of three years after the closing of the Mergers.

Corporate credit rating

        In July 2014, Standard & Poor's Rating Services ("S&P") lowered our corporate credit rating to BBB- from BBB, and also lowered our short-term rating to A-3 from A-2. S&P also lowered its ratings on our senior unsecured debt to BBB- from BBB, and lowered its ratings on our subordinated debt to BB from BB+. The downgrades, which did not impact the interest rates on our Notes, follow our announcement that the Company intends to acquire IGT.

Ticketing business transfer

        In July 2014, Lottomatica Italia Servizi S.p.A. executed an ongoing business concern transfer agreement whereby it transferred its sports and events ticketing business to the international operator TicketOne, CTS Eventim Group.

GTECH S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

40. Events after the reporting period (Continued)

Bridge Financing

        In August 2014, in connection with the acquisition financing of IGT, the Company successfully fully syndicated a 364-day committed senior bridge term loan credit facility of up to $10.7 billion (€8.1 billion at the August 31, 2014 exchange rate), of which approximately 45 percent is in Euros and approximately 55 percent is in U.S. dollars. The bridge facility commitment is available to the Company for 15 months in accordance with the terms of the merger agreement.

Northstar Illinois Contract Termination

        As further described in Note 35, in January 2011, Northstar Lottery Group, LLC ("Northstar"), a consortium in which GTECH Corporation holds an 80% controlling interest entered into a 10-year agreement (the "Illinois Agreement"), subject to early termination provisions, with the State of Illinois, acting through the Department of the Lottery (as the statutory successor to the Department of Revenue, Lottery Division (the "State")). Under the Illinois Agreement, Northstar, subject to the State's oversight, manages the day-to-day operations of the lottery and its core functions.

        In August 2014, the Illinois Governor's Office directed the Illinois Department of Lottery (the "Lottery") to end its relationship with Northstar.

        Northstar believes that the combined amounts of the expected settlement for the State's fiscal year 2012, 5% Net Shortfall Payment for the State's fiscal year 2013, and estimated Net Shortfall for the State's fiscal year 2014, result in a combined Net Shortfall of $82 million, an increase of $40 million with respect to the position at December 31, 2013. Consistent with the accounting treatment at December 31, 2013, the estimated incremental Net Shortfall of $40 million has been recorded in other current liabilities, with an offset to other non-current assets.

        The State offset $21.8 million and $38.6 million against amounts owed to Northstar for the State's fiscal years 2012 and 2013, respectively. On August 18, 2014 the State submitted written notification to Northstar stating that Northstar's Net Shortfall Payment obligation for the State's fiscal year 2014 is $37.1 million, and the State intends to offset this amount against amounts owed to Northstar. The State provided no explanation as to the methodology used for determining Net Income to arrive at such Net Shortfall Payment amount.

        Northstar and the Lottery are working to address the Governor's Office concerns in accordance with the process set forth in the Illinois Agreement, which may include an agreement to terminate the Illinois Agreement. As of the date of approval of these financial statements, a final decision regarding Northstar's relationship with the State of Illinois has not been reached.

Annex A

AGREEMENT AND PLAN OF MERGER

among

GTECH S.p.A.,

GTECH CORPORATION,

GEORGIA WORLDWIDE LIMITED,

GEORGIA WORLDWIDE CORPORATION

and

INTERNATIONAL GAME TECHNOLOGY

Dated as of

July 15, 2014

A-i

A-ii

Annex I	Defined Terms
Exhibit A-1	Form of Articles of Association of Holdco Merger Surviving Company
Exhibit A-2	Form of Articles of Incorporation of Company Merger Surviving Corporation

A-iii

        AGREEMENT AND PLAN OF MERGER, dated as of July 15, 2014 (this "Agreement"), by and among GTECH S.p.A., a joint stock company organized under the Laws of Italy ("Gold"), solely with respect to Section 5.02(a) and Article VIII, GTECH Corporation, a Delaware corporation ("Gold US Sub"), Georgia Worldwide Limited, a private limited company organized under the Laws of England and Wales ("Holdco"), Georgia Worldwide Corporation, a Nevada corporation and wholly owned by Holdco ("Sub"), and International Game Technology, a Nevada corporation (the "Company"). Certain capitalized terms used in this Agreement are defined in Annex I and other capitalized terms used in this Agreement are defined elsewhere in this Agreement.

RECITALS

        WHEREAS, the Holdco board of directors and, the Gold board of directors, have each approved this Agreement and the proposed merger of Gold with and into Holdco (the "Holdco Merger") upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Laws of England and Wales and Italy, whereby each issued and outstanding ordinary share, par value €1.00 per share, of Gold (the "Gold Shares"), other than Gold Shares owned by Holdco, Sub, Gold, the Company or any of their respective Subsidiaries, will be converted into the right to receive the Holdco Merger Consideration;

        WHEREAS, following the execution and delivery of this Agreement, the board of directors of each of Holdco and Gold desires to adopt cross-border merger terms for the Holdco Merger to reflect the terms of this Agreement (the "Holdco Merger Terms") pursuant to the Directive on Cross-Border Mergers of Limited Liability Companies (2005/56/EC) of the European Parliament and of the Council of the European Union and, in the case of Holdco, the Companies (Cross-Border Mergers) Regulations 2007 (as amended) (the "UK Merger Regulations") and, in the case of Gold, Articles 2501 ff. of the Italian Civil Code and the Italian Legislative Decree 30 May 2008, No. 108 (the "Italian Merger Regulations");

        WHEREAS, the Holdco board of directors and the Gold board of directors have each (i) determined that this Agreement and the Holdco Merger are advisable and in the best interests of such company, (ii) approved this Agreement and (iii) proposed that the Gold shareholders approve the Holdco Merger and the Holdco shareholder approve the Mergers and the other transactions contemplated by this Agreement;

        WHEREAS, Gold US Sub will derive substantial benefits from the consummation of the transactions contemplated hereby;

        WHEREAS, the board of directors of each of Holdco, Sub and the Company has approved the merger of Sub with and into the Company (the "Company Merger" and, together with the Holdco Merger, the "Mergers") upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Nevada Revised Statutes (the "NRS"), whereby each issued and outstanding share of Common Stock, par value $0.00015625 per share, of the Company (the "Company Common Stock"), other than shares of Company Common Stock owned by Holdco, Sub, Gold, the Company or any of their respective Subsidiaries, will be converted into the right to receive the Company Merger Consideration;

        WHEREAS, the board of directors of each of Sub and the Company has (i) determined that this Agreement and the Company Merger are advisable and in the best interests of such corporation, (ii) adopted this Agreement and the Company Merger and (iii) recommended that its stockholders approve this Agreement;

        WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Holdco and certain shareholders of Gold (the "Principal Gold Shareholders") are entering into agreements pursuant to which such shareholders will agree to take specified actions in furtherance of the Merger; and

        WHEREAS, each of Gold, Gold US Sub, Holdco, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants and subject to the conditions set forth herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
THE MERGERS

        SECTION 1.01    The Mergers.     Upon the terms and subject to the conditions of this Agreement (i) at the Holdco Merger Effective Time, Gold shall be merged with and into Holdco in accordance with the Laws of England and Wales and Italy, whereupon the separate existence of Gold shall cease, and Holdco shall continue as the surviving company (the "Holdco Merger Surviving Company"), and (ii) at the Company Merger Effective Time, Sub shall be merged with and into the Company in accordance with the NRS, whereupon the separate existence of Sub shall cease, and the Company shall continue as the surviving corporation (the "Company Merger Surviving Corporation"). The Holdco Merger shall have the effects set forth in the applicable provisions of the Laws of England and Wales and Italy, and the Company Merger shall have the effects set forth in the applicable provisions of the NRS. Without limiting the generality of the foregoing and subject thereto, (a) at the Holdco Merger Effective Time, all the property, rights, privileges, immunities, powers and franchises of Holdco and Gold shall vest in Holdco as the Holdco Merger Surviving Company, and all debts, liabilities, obligations and duties of Holdco and Gold shall become the debts, liabilities, obligations and duties of the Holdco Merger Surviving Company, and (b) at the Company Merger Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Sub shall vest in the Company as the Company Merger Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Sub shall become the debts, liabilities, obligations and duties of the Company Merger Surviving Corporation.

        SECTION 1.02    Closing.     The closing of the Mergers (the "Closing") will take place on a date to be agreed by Gold and the Company, but no later than the third Business Day after the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or, if permissible, waiver of such conditions at such time) at the offices of Sidley Austin LLP, One South Dearborn, Chicago, Illinois 60603, unless another time, date or place is agreed to in writing by the parties hereto. The date on which the Closing actually occurs is referred to as the "Closing Date."

        SECTION 1.03    Effective Times.     Holdco and Gold shall use their respective reasonable best efforts to obtain an order as promptly as practicable from the High Court of England and Wales approving the Holdco Merger (the "Holdco Merger Order") and specifying the Closing Date as the date on which the Holdco Merger is to become effective (the "Holdco Merger Effective Time"). Concurrently with the Closing, the Company shall file articles of merger with respect to the Company Merger (the "Articles of Company Merger") with the Secretary of State of the State of Nevada in such form as required by, and executed in accordance with, the applicable provisions of the NRS. The Company Merger shall become effective on the date and time at which the Articles of Company Merger have been duly filed with the Secretary of State of the State of Nevada, which shall be immediately after the Holdco Merger Effective Time, or at such later date and time permitted under the NRS as is agreed between the parties and specified in the Articles of Company Merger (such date and time, the "Company Merger Effective Time" and, together with the Holdco Merger Effective Time, the "Effective Times").

        SECTION 1.04    Organizational Documents, Directors and Officers of the Company Merger Surviving Corporation.

          (a)    Organizational Documents.    Holdco shall procure that, effective as of the Holdco Merger Effective Time, the shareholders of Holdco adopt the Articles of Association of the Holdco Merger Surviving Company, substantially in the form set forth as Exhibit A-1 (the "Holdco Charter"), the final form of which shall be subject to the consent of the Company, not to be unreasonably withheld, which shall remain in effect as of the Company Merger Effective Time; provided, however, that if an SVS Denial occurs, and Gold does not exercise its right to terminate this Agreement pursuant to Section 7.01(m) within the period set forth in Section 7.01(m) , the form of the Holdco Charter shall be revised to remove all provisions relating to the Special Voting Shares (the "SVS Provisions"). At the Company Merger Effective Time (i) the articles of incorporation of the Company Merger Surviving Corporation, as in effect immediately prior to the Company Merger Effective Time, shall be amended and restated in the form set forth as Exhibit A-2, and (ii) the bylaws of Sub, as in effect immediately prior to the Company Merger Effective Time, shall be the bylaws of the Company Merger Surviving Corporation (except that references therein to the name of Sub shall be replaced by references to the name of the Company Merger Surviving Corporation) until thereafter amended in accordance with the NRS and the applicable provisions of the articles of incorporation and bylaws of the Company Merger Surviving Corporation.

          (b)    Directors of the Company Merger Surviving Corporation.    Subject to applicable Law, as of the Company Merger Effective Time, the members of the board of directors of Sub immediately prior to the Company Merger Effective Time shall be the members of the board of directors of the Company Merger Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Company Merger Surviving Corporation.

          (c)    Officers of the Company Merger Surviving Corporation.    As of the Company Merger Effective Time, the officers of Sub immediately prior to the Company Merger Effective Time shall be the officers of the Company Merger Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Company Merger Surviving Corporation.

ARTICLE II
EFFECT OF THE MERGER ON CAPITAL STOCK

        SECTION 2.01    Conversion of Securities in the Holdco Merger.     At the Holdco Merger Effective Time, by virtue of the Holdco Merger and without any action on the part of Holdco, Gold or the holders of any Gold Shares:

          (a)    Conversion of Gold Shares.    In accordance with the Holdco Merger Terms and subject to the granting by the High Court of England and Wales of the Holdco Merger Order, Holdco shall, at the Holdco Merger Effective Time, allot for each Gold Share issued and outstanding immediately prior to the Holdco Merger Effective Time, other than any Excluded Gold Shares, one (1) (the "Holdco Exchange Ratio") validly issued and fully paid Holdco Share (the "Holdco Merger Consideration") and all such Gold Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate representing Gold Shares (a "Gold Certificate") or non-certificated Gold Share represented by book-entry (other than Excluded Gold Shares) shall thereafter represent only the right to receive the Holdco Merger Consideration.

          (b)    Cancellation of Excluded Gold Shares.    All Gold Shares that are held in the treasury of Gold or owned of record by Gold US Sub, Holdco, Sub or the Company, or any of their respective wholly owned Subsidiaries as of immediately prior to the Holdco Merger Effective Time (the "Excluded Gold Shares") shall immediately following the Holdco Merger Effective Time be cancelled and shall cease to exist, with no consideration being paid with respect thereto.

          (c)    Cancellation of Holdco Shares.    Each Holdco Share issued and outstanding immediately prior to the Holdco Merger Effective Time shall immediately following the Holdco Merger Effective Time be cancelled and shall cease to exist, with no consideration being paid with respect thereto. The parties shall discuss in good faith any alternative treatment proposed by Gold in respect of this Section 2.01(c) to the extent such treatment is permitted under applicable Law.

        SECTION 2.02    Conversion of Securities in the Company Merger.     At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of Holdco, Sub, the Company or the holders of any capital stock of the Company or Sub:

          (a)    Conversion of Company Common Stock.    Subject to Sections 2.03, 2.05 and 2.10, each share of Company Common Stock (each, a "Company Share") issued and outstanding immediately prior to the Company Merger Effective Time, other than Excluded Company Shares, shall automatically be converted into the right to receive the following consideration (such consideration, including any cash paid in lieu of fractional shares pursuant to this Section 2.02(a), the "Company Merger Consideration") and all such Company Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate representing Company Shares (a "Company Certificate") or non-certificated Company Share represented by book-entry ("Company Book-Entry Share") (other than Excluded Company Shares) shall thereafter represent only the right to receive the Company Merger Consideration, subject to Sections 2.05 and 2.10:

              (i)  each Company Share with respect to which an election to receive Holdco Shares and cash (a "Mixed Election") has been effectively made and not revoked or lost pursuant to Section 2.06 (each, a "Mixed Consideration Electing Company Share") and each Non-Electing Company Share shall be converted into the right to receive consideration consisting of:

              (A)  $13.69 minus (y) an amount equal to (I) the Special Dividend divided by (II) the number of Company Shares issued and outstanding immediately prior to the Company Merger Effective Time, in cash, without interest (the "Per Company Share Cash Amount"), and

              (B)  a number of validly issued, fully paid and non-assessable Holdco Shares determined by dividing (I) $4.56 by (II) the Gold Share Trading Price (such quotient, the "Mixed Election Exchange Ratio"); provided, however, that (x) if such quotient is less than 0.1582, the Mixed Election Exchange Ratio shall be 0.1582 and (y) if such quotient is greater than 0.1819, the Mixed Election Exchange Ratio shall be 0.1819, and

              (C)  if the Mixed Election Exchange Ratio without giving effect to the proviso set forth in clause (B) above would exceed 0.1819 and be less than or equal to 0.2140, the Per Company Share Cash Amount shall be increased by an amount equal to the product of (i) the difference between the Mixed Election Exchange Ratio without giving effect to the proviso set forth in clause (B) above and 0.1819, multiplied by (ii) the Gold Share Trading Price, and

              (D)  if the Mixed Election Exchange Ratio without giving effect to the proviso set forth in clause (B) above would exceed 0.2140, the Per Company Share Cash Amount shall be increased by an amount equal to the product of (i) the Gold Share Trading Price and (ii) 0.0321.

             (ii)  each Company Share with respect to which an election to receive only cash (a "Cash Election") has been effectively made and not revoked or lost pursuant to Section 2.06 (each, a "Cash Electing Company Share") shall be converted into the right to receive in cash, without interest, an amount (rounded to two decimal places) (the "Per Company Share Cash Election Consideration") equal to the sum of (i) the Per Company Share Cash Amount and (ii) the product of the Mixed Election Exchange Ratio and the Gold Share Trading Price; provided, however, that if (x) the product of the number of Cash Electing Company Shares and the Per Company Share Cash Election Consideration (such product being the "Cash Election Amount") exceeds (y) the amount by which (I) the product of the Per Company Share Cash Amount and the total number of Company Shares (other than Excluded Company Shares) issued and outstanding immediately prior to the Company Merger Effective Time exceeds (II) the product of the number of Mixed Consideration Electing Company Shares (including any Non-Electing Company Shares) and the Per Company Share Cash Amount (the amount of such excess being the "Available Cash Election Amount"), then each Cash Electing Company Share shall, instead of being converted into the right to receive the Per Company Share Cash Election Consideration, be converted into a right to receive (1) an amount of cash, without interest, equal to the product (rounded to two decimal places) of (p) the Per Company Share Cash Election Consideration and (q) a fraction, the numerator of which shall be the Available Cash Election Amount and the denominator of which shall be the Cash Election Amount (such fraction being the "Cash Fraction") and (2) a number of validly issued and fully paid Holdco Shares equal to the product of (r) the Exchange Ratio and (s) one (1) minus the Cash Fraction; and

            (iii)  each Company Share with respect to which an election to receive only Holdco Shares (a "Share Election") is properly made and not revoked or lost pursuant to Section 2.06 (each, a "Share Electing Company Share") shall be converted into a number of validly issued, fully paid and non-assessable Holdco Shares (the "Exchange Ratio") equal to (i) the Mixed Election Exchange Ratio plus (ii) the quotient (rounded to four decimal places) obtained by dividing the Per Company Share Cash Amount by the Gold Share Trading Price; provided, however, that if the Available Cash Election Amount exceeds the Cash Election Amount, then each Share Electing Company Share shall, instead of being converted into the right to receive the Exchange Ratio, be converted into the right to receive (1) an amount of cash (without interest) equal to the amount (rounded to two decimal places) of such excess divided by the number of Share Electing Company Shares and (2) a number of validly issued and fully paid Holdco Shares equal to the product (rounded to four decimal places) of (x) the Exchange Ratio and (y) a fraction, the numerator of which shall be the Per Company Share Cash Election Consideration minus the amount calculated in clause (1) of this paragraph and the denominator of which shall be the Per Company Share Cash Election Consideration;

  provided, in each case, that no certificates or scrip representing fractional entitlements in respect of Holdco Shares shall be issued upon the conversion of Company Common Stock pursuant to this Article II; no Holdco dividend or other distribution or share split shall relate to any fractional entitlements; and no fractional entitlement shall entitle the owner thereof to vote or to any other rights of a securityholder of Holdco. In lieu of any such fractional entitlement, each holder of Company Common Stock will be paid an amount in cash (without interest), rounded down to the nearest cent, determined by multiplying (i) the Per Company Share Cash Election Consideration by (ii) the fractional entitlement. The parties acknowledge that payment of cash in lieu of fractional entitlements does not represent separately bargained-for consideration. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional entitlements, the Exchange Agent shall so notify the Holdco Merger Surviving Company, and the Holdco Merger Surviving Company shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional entitlements, without interest.

          (b)    Cancellation of Excluded Company Shares.    All Company Shares that are held in the treasury of the Company or owned of record by Gold, Holdco or Sub, or any of their respective wholly owned Subsidiaries (the "Excluded Company Shares") shall be cancelled and shall cease to exist, with no consideration being paid with respect thereto.

          (c)    Conversion of Capital Stock of Sub.    Each of the 1,000 issued and outstanding share of common stock of Sub shall be automatically converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Company Merger Surviving Corporation.

          (d)    Issuance of Shares of Company Merger Surviving Corporation.    Immediately following the Company Merger Effective Time, the Company Merger Surviving Corporation shall issue to Holdco 10,000,000 shares of Company Merger Surviving Corporation in consideration for the payment by Holdco of the Company Merger Consideration (or any portion thereof) to the extent contemplated by this Agreement.

        SECTION 2.03    Merger Consideration Adjustment.     Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the Holdco Merger Effective Time, the outstanding Gold Shares or Company Shares or the securities convertible into, or exercisable or exchangeable for Gold Shares or Company Shares shall have been changed into a different number of shares or a different class by reason of any reclassification, share split (including a reverse share split), recapitalization, split-up, combination, exchange of shares, readjustment or other similar transaction, or a share dividend or share distribution thereon shall be declared with a record date within said period, the Company Merger Consideration shall be appropriately adjusted, without duplication, to provide the holders of Company Shares the same economic effect as contemplated by this Agreement prior to such event.

        SECTION 2.04    Exchange of Gold Shares.     Gold Shares shall be exchanged for Holdco Shares in accordance with the Holdco Merger Terms, the rules and procedures of any depositary or clearing agency through which such Gold Shares are held or traded, and applicable Law.

        SECTION 2.05    Exchange of Company Certificates; Payment for Company Shares.

          (a)    Exchange Agent.    Prior to the Company Merger Effective Time, (i) Holdco shall deposit, or shall procure the deposit prior to the Company Merger Effective Time, with a U.S.-based nationally recognized financial institution designated by Gold and reasonably acceptable to the Company (the "Exchange Agent") for the benefit of the holders of Company Shares, for exchange in accordance with this Article II, through the Exchange Agent, the full number of Holdco Shares issuable pursuant to Section 2.02, and (ii) Gold, Holdco, Sub or the Holdco Merger Surviving Company shall deposit with the Exchange Agent for the benefit of the holders of Company Shares all of the cash necessary to pay the cash portion of the Company Merger Consideration, and the Holdco Merger Surviving Company shall, after the Company Merger Effective Time on the appropriate payment date, if applicable, provide or cause to be provided to the Exchange Agent any dividends or other distributions (such Holdco Shares and cash provided to the Exchange Agent being hereinafter referred to as the "Exchange Fund"). Gold, Holdco, Sub or the Holdco Merger Surviving Company shall make available to the Exchange Agent, for addition to the Exchange Fund, from time to time as needed, cash sufficient to pay cash in lieu of fractional entitlements in accordance with Section 2.02(a). In the event the Exchange Fund shall be insufficient to make the payments contemplated by Section 2.02, Gold, Holdco, Sub or the Holdco Merger Surviving Company shall promptly deposit, or cause to be deposited, additional funds with the Exchange Agent in an amount sufficient to make such payments. Funds made available to the Exchange

  Agent shall be held in cash in a non-interest bearing bank account by the Exchange Agent at a commercial bank with capital exceeding $1 billion, or, if directed in writing by Gold, invested in (i) short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the United States of America with maturities of no more than thirty (30) days or (ii) short-term commercial paper rated the highest quality by either Moody's Investors Service, Inc. or Standard and Poor's Ratings Services, in the case of the foregoing (i) and (ii), pending payment thereof by the Exchange Agent to the holders of Company Shares pursuant to this Article II; provided that no investment of such deposited funds directed by Gold, Holdco, Sub or the Holdco Merger Surviving Company in writing shall relieve Gold, Holdco, Sub the Holdco Merger Surviving Company or the Exchange Agent from promptly making the payments required by this Article II, and following any losses from any such investment, Gold, Holdco, Sub or the Holdco Merger Surviving Company shall promptly provide additional funds to the Exchange Agent, for the benefit of the holders of Company Shares, in the amount of such losses, which additional funds will be held and disbursed in the same manner as funds initially deposited with the Exchange Agent. Gold, Holdco, Sub or the Holdco Merger Surviving Company shall direct the Exchange Agent to hold the Exchange Fund for the benefit of the former holders of Company Shares and to make payments from the Exchange Fund in accordance with Section 2.02. The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 2.02, except as expressly provided for in this Agreement.

          (b)    Procedures for Surrender.    As promptly as reasonably practicable after the Company Merger Effective Time, the Holdco Merger Surviving Company shall cause the Exchange Agent to mail to each holder of record of a Company Certificate or Company Book-Entry Share, in each case whose Company Shares were converted into the right to receive the Company Merger Consideration at the Company Merger Effective Time pursuant to this Agreement: (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of such Company Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent, and shall otherwise be in such form and have such other provisions as the Holdco Merger Surviving Company may reasonably specify after consultation with the Company; and (ii) instructions for effecting the surrender of the Company Certificates or Company Book-Entry Shares in exchange for payment of the Company Merger Consideration. Upon surrender of Company Certificates (or affidavits of loss in lieu thereof) for cancellation to the Exchange Agent, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Company Certificates or Company Book-Entry Shares, the record holder of such Company Certificates or Company Book-Entry Shares shall be entitled to receive in exchange therefor the Company Merger Consideration into which the Company Shares formerly represented by such Company Certificates or such Company Book-Entry Shares were converted pursuant to Article II, and the Company Certificates so surrendered shall forthwith be cancelled. The Exchange Agent shall accept such Company Certificates (or affidavits of loss in lieu thereof) or Company Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment of the Company Merger Consideration may be made to a person other than the person in whose name the Company Certificate so surrendered is registered, if such Company Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and the person requesting such payment shall pay to the Exchange Agent any transfer and other similar Taxes required by reason of the payment of the Company Merger Consideration, as applicable, to a person other than the registered holder of the Company Certificate so surrendered or shall establish to the satisfaction of the Holdco Merger Surviving Company that such Taxes either have been paid or are not required to be paid. Payment of the Company Merger Consideration with respect to Company Book-Entry

  Shares shall only be made to the person in whose name such Company Book-Entry Shares are registered. No interest shall be paid or accrue on any cash payable upon surrender of any Company Certificate or Company Book-Entry Share.

          (c)    Transfer Books; No Further Ownership Rights in Shares.    As of the respective Effective Times, the stock transfer books of Gold and the Company shall be closed and thereafter there shall be no further registration of transfers of Gold Shares or Company Shares on the records of Gold or the Company. The Holdco Merger Consideration and the Company Merger Consideration paid in accordance with the terms of this Article II with respect to any Gold Shares or Company Shares shall be deemed to have been paid in full satisfaction of all rights pertaining thereto. From and after the Holdco Merger Effective Time or the Company Merger Effective Time, as applicable, the holders of Gold Shares and Company Shares outstanding immediately prior thereto shall cease to have any rights with respect thereto except as otherwise provided for herein or by applicable Law. Subject to Section 2.05(b), if, after the Holdco Merger Effective Time or Company Merger Effective Time, as applicable, Gold Certificates or Company Certificates are presented to the Holdco Merger Surviving Company or the Company Merger Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

          (d)    Termination of Exchange Fund; Abandoned Property; No Liability.    At any time following the first anniversary of the Company Merger Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity), the Holdco Merger Surviving Company shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund (including any interest or investment income received with respect thereto) not disbursed to holders of Company Shares, and thereafter such holders shall be entitled to look only to the Holdco Merger Surviving Company (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the Company Merger Consideration payable upon due surrender of their Company Shares and compliance with the procedures set forth in Section 2.05(b), without interest. Notwithstanding the foregoing, none of Holdco, the Holdco Merger Surviving Company or the Exchange Agent shall be liable to any holder of a Gold Share or Company Share for Holdco Merger Consideration or Company Merger Consideration, as applicable, delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

          (e)    Lost, Stolen or Destroyed Certificates.    If any Gold Certificate or Company Certificate shall have been lost, stolen or destroyed, the Exchange Agent or the Holdco Merger Surviving Company, as applicable, shall issue in exchange therefor upon the making of an affidavit of that fact by the holder thereof, the Holdco Merger Consideration or Company Merger Consideration into which such Gold Shares or Company Shares formerly represented thereby were converted pursuant to Article II; provided, however, that the Exchange Agent may, in its reasonable discretion and as a condition precedent to the payment of such Holdco Merger Consideration or Company Merger Consideration, as applicable, require the owner of such lost, stolen or destroyed Gold Certificate or Company Certificate to deliver a customary indemnity agreement or provide a bond in a customary amount.

        SECTION 2.06    Company Election Procedures.

          (a)   Each person who, on or prior to the Election Deadline, is a record holder of Company Shares other than Excluded Company Shares shall be entitled to specify the number of such holder's Company Shares with respect to which such holder makes a Cash Election, a Share Election or a Mixed Election.

          (b)   Holdco shall prepare a form of election (the "Form of Election") in form and substance reasonably acceptable to Gold and the Company. The Form of Election shall specify that delivery shall be effected, and risk of loss and title to any Company Certificates shall pass only upon proper delivery of the Form of Election and any Company Certificates in accordance with Section 2.05. The Company shall mail the Form of Election on a date to be mutually agreed by Gold and the Company that is not more than forty-five (45) nor less than thirty (30) days prior to the anticipated Closing Date or such other date as Gold and the Company shall mutually agree (the "Mailing Date") to all persons who are record holders of Company Shares as of the close of business on the fifth (5th) Business Day prior to the Mailing Date (the "Election Form Record Date"). The Form of Election shall be used by each record holder of Company Shares (or, in the case of nominee record holders, the beneficial owner through proper instructions and documentation) to make a Cash Election, a Share Election or a Mixed Election. In the event that a holder fails to properly make a Cash Election, a Share Election or a Mixed Election with respect to any shares of Company Common Stock held or beneficially owned by such holder by the Election Deadline, then such holder shall be deemed to have made a Mixed Election with respect to those shares (each such share, other than Excluded Company Shares, a "Non-Electing Company Share"). Holdco shall use its reasonable best efforts to make the Form of Election available as may be reasonably requested from time to time by all persons who become record holders of Company Shares during the period between the Election Form Record Date and the Election Deadline, and the Company shall provide to the Exchange Agent all information reasonably necessary for Holdco and the Exchange Agent to perform as specified herein.

          (c)   Any holder's election shall have been properly made only if the Exchange Agent shall have received at its designated office by 5:00 p.m., New York City time, on the twenty-fifth (25th) day following the Mailing Date (or such other time and date as Gold and the Company may agree) (the "Election Deadline"), a Form of Election properly completed and signed and accompanied by (i) Company Certificates representing the Company Shares to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or by an appropriate guarantee of delivery of such Company Certificates as set forth in such Form of Election from a firm that is an "eligible guarantor institution" (as defined in Rule 17Ad-15 under the Exchange Act); provided that such Company Certificates are in fact delivered to the Exchange Agent by the time set forth in such guarantee of delivery) or (ii) in the case of Company Book-Entry Shares, any additional documents required by the procedures set forth in the Form of Election. After a Cash Election, a Share Election or a Mixed Election is properly made with respect to any Company Shares, no further registration of transfers of such Company Shares shall be made on the stock transfer books of the Company, unless and until such Cash Election, Share Election or Mixed Election is properly revoked.

          (d)   Gold and the Company shall publicly announce the anticipated Election Deadline at least three (3) Business Days prior to the anticipated Election Deadline. If the Closing Date is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date, and Gold and the Company shall promptly announce any such delay and, when determined, the rescheduled Election Deadline.

          (e)   Any Cash Election, Share Election or Mixed Election may be revoked with respect to all or a portion of the Company Shares subject thereto by the holder who submitted the applicable Form of Election by written notice received by the Exchange Agent prior to the Election Deadline. In addition, all Cash Elections, Share Elections and Mixed Elections shall automatically be revoked if this Agreement is terminated in accordance with Article VII. If a Cash Election or Share Election is revoked, the shares as to which such election previously applied shall be treated as Mixed Consideration Electing Company Shares unless a contrary election is properly made by the holder within the period during which elections are permitted to be made pursuant to

  Section 2.06(c). Company Certificates will not be returned to holders in the event an election is revoked unless the holder so requests.

          (f)    Subject to the terms of this Agreement and the Form of Election, the reasonable, good-faith determination of the Exchange Agent (or the joint determination of Gold and the Company, in the event that the Exchange Agent declines to make any such determination) shall be conclusive and binding as to whether or not Cash Elections, Mixed Elections and Share Elections shall have been properly made or revoked pursuant to this Section 2.06 (and to disregard any immaterial defects in the Forms of Election) and as to when Cash Elections, Mixed Elections, Share Elections and revocations were received by the Exchange Agent. The Exchange Agent (or Gold and the Company jointly, in the event that the Exchange Agent declines to make the following computation) shall also make all computations contemplated by Section 2.02(a), and absent manifest error this computation shall be conclusive and binding. The Exchange Agent may, with the written agreement of Gold (subject to the consent of the Company, not to be unreasonably withheld), make any rules as are consistent with this Section 2.06 for the implementation of the Cash Elections, Mixed Elections and Share Elections provided for in this Agreement as shall be necessary or desirable to effect these Cash Elections, Mixed Elections and Share Elections. None of Holdco, Gold, the Company or the Exchange Agent shall be under any obligation to notify any person of any defect in a Form of Election.

        SECTION 2.07    Treatment of Company Options, Company Stock Unit Awards and Equity Plans.

          (a)    Treatment of Company Options.    Prior to the Company Merger Effective Time, the Company's board of directors (or, if appropriate, any committee thereof) shall adopt appropriate resolutions to provide that, immediately prior to the Company Merger Effective Time, each outstanding option to purchase Company Shares granted under a Company Stock Plan (the "Company Options") shall be fully vested and cancelled and, in exchange therefor, each holder of any such cancelled Company Option shall be entitled to receive, in consideration of the cancellation of such Company Option and in settlement therefor, a payment in cash of an amount equal to the product of (i) the total number of Company Shares subject to such cancelled Company Option and (ii) the excess, if any, of the Per Company Share Cash Election Consideration (determined without regard to the proviso in Section 2.02(a)(ii)) over the exercise price per Company Share subject to such cancelled Company Option, without interest (such amounts payable hereunder, the "Option Payments"); provided, however, that (A) any such Company Option with respect to which the exercise price per Company Share subject thereto is greater than the Per Company Share Cash Election Consideration (determined without regard to the proviso in Section 2.02(a)(ii)) shall be cancelled in exchange for no consideration and (B) in addition to the Option Payments made to holders of Company Options granted under the terms of the Company's Savings-Related Share Option Scheme, each such holder shall receive from the Company all amounts deducted from such holder's compensation with respect to such Company Options (to the extent such payment will not result in a duplication of benefits). From and after the Company Merger Effective Time, no Company Option shall be exercisable, and each Company Option shall only entitle the holder thereof to the payment of the Option Payment, if any, in respect thereof.

          (b)    Treatment of Company Stock Unit Awards.

              (i)  Prior to the Company Merger Effective Time, the Company's board of directors (or, if appropriate, any committee thereof) shall adopt appropriate resolutions to provide that immediately prior to the Company Merger Effective Time, each outstanding award (each, a "Company Stock Unit Award") of restricted stock units (including performance-based restricted stock units) or deferred stock units with respect to Company Shares (each, a "Company Stock Unit") granted under a Company Stock Plan either (A) prior to July 1, 2013 or pursuant to the Retention Plan to an employee of the Company or the Company Subsidiaries or (B) to a non-employee director of the Company shall be fully vested and cancelled and, in exchange therefor, each holder of any such cancelled Company Stock Unit Award shall be entitled to receive, in consideration of the cancellation of such Company Stock Unit Award and in settlement therefor, an amount in cash equal to the product of (I) the Per Company Share Cash Election Consideration (determined without regard to the proviso in Section 2.02(a)(ii)) and (II) the applicable Stock Unit Share Number, without interest (such amounts payable hereunder, the "Stock Unit Payments").

             (ii)  Prior to the Company Merger Effective Time, the Company's board of directors (or, if appropriate, any committee thereof) shall adopt appropriate resolutions to provide that immediately prior to the Company Merger Effective Time, each Company Stock Unit Award granted under a Company Stock Plan on or following July 1, 2013 (other than an award to a non-employee director of the Company or an award to an employee pursuant to the Retention Plan) shall, by virtue of the occurrence of the Company Merger Effective Time and without any action on the part of the holders thereof, be converted into an award (a "Rollover Stock Unit Award") with respect to a number of Holdco Shares equal to the product obtained by multiplying (A) the Exchange Ratio by (B) the applicable Stock Unit Share Number. Each such Rollover Stock Unit Award shall vest on the earlier of (x) the date the corresponding Company Stock Unit Award would have otherwise vested or (y) the first anniversary of the Closing Date, in each case, subject to the holder's continued employment with Holdco or its Subsidiaries through the applicable vesting date. Except as otherwise provided in this Section 2.07(b)(ii), each Rollover Stock Unit Award assumed and converted pursuant to this Section 2.07(b)(ii) shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Company Stock Unit Award immediately prior to the Company Merger Effective Time (including any terms and conditions providing for the acceleration of vesting upon a qualifying termination following a "change in control event," but taking into account any changes thereto provided for in the applicable Company Stock Plan or in any applicable award agreement and any restrictions on replicating such terms and conditions under the Laws of England and Wales or Italy). Notwithstanding the foregoing, each Company Stock Unit Award granted between July 1, 2013 and the date hereof that is subject to performance-based vesting conditions and held as of immediately prior to the Company Merger Effective Time by an individual who is (or will, prior to the year during which the applicable performance period concludes, become) eligible for retirement (as such term is defined in the applicable award agreement for such Company Stock Unit Award) shall be fully vested and cancelled in consideration for an amount in cash on the terms set forth in Section 2.07(b)(i).

          (c)    Company Actions; Assumption of Company Stock Plans.    Prior to the Company Merger Effective Time, the Company and Holdco shall take all actions necessary to effectuate the treatment of the Company Options and Company Stock Unit Awards contemplated by this Section 2.07 and to ensure that neither any holder of any such award nor any other participant in any Company Stock Plan shall have any right thereunder to acquire any securities of the Company or the Company Merger Surviving Corporation or, except as provided in this Section 2.07, to receive any payment or benefit with respect to any award previously granted under the Company Stock Plan. At the Company Merger Effective Time, Holdco shall assume all the obligations of the Company under the Company Stock Plans and each outstanding Rollover Stock Unit Award and the agreements evidencing the grant thereof, and the number and kind of shares available for issuance under each Company Stock Plan shall be adjusted to reflect Holdco Shares in accordance with the provisions of the applicable Company Stock Plan.

          (d)    Funding.    Gold or the Holdco Merger Surviving Company shall cause Sub or the Company Merger Surviving Corporation to make the payments required under Section 2.07(a) and Section 2.07(b)(i) as promptly as practicable following the Company Merger Effective Time. The Company Merger Surviving Corporation shall pay the applicable Option Payments and Stock Unit Payments, if any, to the holders of Company Options and Company Stock Unit Awards, respectively, subject to Section 2.10.

          (e)    Holdco Actions.    Holdco shall take all corporate action necessary to reserve for issuance a sufficient number of Holdco Shares for delivery with respect to the Rollover Stock Unit Awards assumed by it in accordance with Section 2.07(b)(ii). Holdco shall, no later than the tenth day following the Company Merger Effective Time, file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the Holdco Shares subject to such Rollover Stock Unit Awards pursuant Section 2.07(b)(ii).

        SECTION 2.08    Assumption of Gold Stock Plans; Treatment of Gold Equity Awards.

          (a)    Assumption of Gold Stock Plans.    As of the Holdco Merger Effective Time, Holdco or, as a consequence of the Italian Reorganization, one or more Subsidiaries of Holdco, shall assume all Gold Stock Plans and the awards granted thereunder in accordance with this Section 2.08 and Holdco shall be able to grant stock awards, to the extent permissible by applicable Laws and NYSE regulations, under the terms of the Gold Stock Plans covering the reserved but unissued Gold Shares, except that (i) Gold Shares covered by such awards will be Holdco Shares and (ii) all references to a number of Gold Shares will be changed to references to Holdco Shares. Prior to the Holdco Merger Effective Time, Gold and Holdco shall adopt such resolutions and take such other actions as may be reasonably required to effectuate the foregoing provisions of this Section 2.08(a), subject to any adjustments that may be required by the Laws of England and Wales or Italy.

          (b)    Treatment of Gold Equity Awards.    The Gold board of directors shall take all action necessary so that:

            (i)    Gold Options.    Each option or stock appreciation right to acquire Gold Shares or to receive a cash payment based on the value thereof granted under any Gold Stock Plan (each, a "Gold Option") that is outstanding immediately prior to the Holdco Merger Effective Time shall, as of the Holdco Merger Effective Time, cease to represent an option or stock appreciation right based on Gold Shares and shall be converted, at the Holdco Merger Effective Time, into an option or stock appreciation right, on the same terms and conditions as were applicable under the Gold Option (but taking into account any changes thereto provided for in the applicable Gold Stock Plan or in any applicable award agreement and any restrictions on replicating such terms and conditions under the Laws of England and Wales or Italy), based on that number of Holdco Shares equal to the product obtained by multiplying (i) the number of Gold Shares subject to such Gold Option immediately prior to the Holdco Merger Effective Time by (ii) the Holdco Exchange Ratio, at an exercise price per share equal to the quotient obtained by dividing (A) the per share exercise price specified in such Gold Option immediately prior to the Holdco Merger Effective Time by (B) the Holdco Exchange Ratio;

            (ii)    Restricted Gold Shares.    Each Gold Share subject to vesting or other lapse restrictions pursuant to the Gold Stock Plans immediately prior to the Holdco Merger Effective Time (each, a "Restricted Gold Share") shall, as of the Holdco Merger Effective Time, cease to represent a right to acquire a Gold Share and shall be converted into the right to receive a number of Holdco Shares equal to the Holdco Exchange Ratio, subject to the same terms and conditions (but taking into account any changes thereto provided for in the applicable Gold Stock Plan or in any applicable award agreement and any restrictions on replicating such terms and conditions under the Laws of England and Wales or Italy) as were applicable to the Restricted Gold Share in respect of which it was issued; and

            (iii)    Other Gold Equity-Based Awards.    Each equity-based right or award, other than a Gold Option or Restricted Gold Share (each, an "Other Gold Equity-Based Award"), granted under any Gold Stock Plan and outstanding immediately prior to the Holdco Merger Effective Time shall, as of the Holdco Merger Effective Time, cease to represent an award based on Gold Shares and shall be converted into an award based on a number of Holdco Shares equal to the product obtained by multiplying (i) the number of Gold Shares covered by such Other Gold Equity-Based Award by (ii) the Holdco Exchange Ratio, which converted equity-based right or award shall be subject to the same terms and conditions (but taking into account any changes thereto provided for in the applicable Gold Stock Plan or in any applicable award agreement and any restrictions on replicating such terms and conditions under the Laws of England and Wales or Italy) as were applicable to such Other Gold Equity-Based Award in respect of which it was issued.

          (c)    Notices.    As soon as practicable after the Holdco Merger Effective Time, Holdco shall deliver to the holders of Gold Options, Restricted Gold Shares and Other Gold Equity-Based Awards appropriate notices setting forth such holders' rights pursuant to the Gold Stock Plans, and the agreements evidencing the grants of such Gold Options, Restricted Gold Shares and Other Gold Equity-Based Awards, as the case may be, shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.08 after giving effect to the Holdco Merger and the assumption by Holdco as set forth above).

          (d)    Holdco Actions.    Holdco shall take all corporate action necessary to ensure that a sufficient number of Holdco Shares can be delivered with respect to Gold Options, Restricted Gold Shares and Other Gold Equity-Based Awards assumed by it in accordance with this Section 2.08. If requested by Gold prior to the Holdco Merger Effective Time, Holdco shall, no later than the tenth day following the Holdco Merger Effective Time, file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the Holdco Shares subject to such converted Gold equity awards. With respect to those individuals who subsequent to the Holdco Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Holdco shall administer the Gold Stock Plans assumed pursuant to this Section 2.08 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the applicable Gold Stock Plan complied with such rule prior to the Holdco Merger.

        SECTION 2.09    Gold Rescission Shares.     If the Holdco Merger is consummated pursuant to the terms and conditions of this Agreement, Gold Shares outstanding immediately prior to the Holdco Merger Effective Time and held by a holder who has exercised and perfected his or her rescission rights in accordance with Italian Law (the "Gold Rescission Shares"), and to be reallocated to other shareholders or third parties who have purchased such Gold Shares in accordance with Article 2437-quater of the Italian Civil Code, shall be converted into or exchanged for the Holdco Merger Consideration effective on or about the Holdco Merger Effective Time or at any other time determined by Gold and Holdco in accordance with applicable Law, and such Holdco Merger Consideration shall be promptly allotted to such other shareholders or third parties. The holders of Gold Rescission Shares shall be entitled to receive an amount of cash per Gold Share to the extent required by Article 2437-ter (3) of the Italian Civil Code. Gold shall deliver prompt notice to the Company of any purported exercise of rescission rights of any Gold Shares, to the extent permitted by applicable Law.

        SECTION 2.10    Withholding Rights.

          (a)   Each of Gold, Holdco, Sub, the Holdco Merger Surviving Company, the Company Merger Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax Law. Any such withheld amounts (i) shall be remitted by Gold, Holdco, Sub, the Holdco Merger Surviving Company, the Company Merger Surviving Corporation or the Exchange Agent, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Gold Shares, Company Shares, Company Options or Company Stock Unit Awards in respect of which such deduction and withholding was made by Gold, Holdco, Sub, the Holdco Merger Surviving Company, the Company Merger Surviving Corporation or the Exchange Agent, as the case may be.

          (b)   On or before (but not more than thirty (30) days prior to) the Closing Date, the Company shall deliver or cause to be delivered to Gold a statement in accordance with Treasury Regulation Section 1.1445-2(c)(3) certifying that the Company is not a United States real property holding corporation for purposes of Sections 897 and 1445 of the Code.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except (a) as disclosed in the Company SEC Documents filed prior to the date hereof and since September 30, 2012 (but excluding any forward looking disclosures set forth in any "risk factors" section, any disclosures in any "forward looking statements" section and any other disclosures included therein to the extent they are predictive or forward-looking in nature), or (b) as disclosed in the separate disclosure letter which has been delivered by the Company to Gold prior to the execution of this Agreement, including the documents attached to or expressly incorporated by reference in such disclosure letter (the "Company Disclosure Letter") (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall also be deemed to be disclosed with respect to any other section or subsection in this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to Gold, Gold US Sub, Holdco and Sub as follows:

        SECTION 3.01    Organization and Qualification; Subsidiaries.

          (a)   The Company and each Company Subsidiary is a corporation or other legal entity duly incorporated or organized and validly existing under the Laws of the jurisdiction of its incorporation or organization. The Company and each Company Subsidiary has requisite corporate or other legal entity, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified to do business and, where relevant, is in good standing in the jurisdiction of its incorporation or organization and in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except in each case where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (b)   The Company has made available to Gold true and complete copies of the Articles of Incorporation, as amended, of the Company (the "Company Charter"), the Amended and Restated Code of Bylaws of the Company (the "Company Bylaws") and the articles of incorporation and bylaws, or equivalent organizational documents, of each Company Significant Subsidiary, in each case as amended through, and in full force and effect, as of the date hereof, and neither the Company nor any such Company Significant Subsidiary is in violation of any of the provisions of such documents.

        SECTION 3.02    Capitalization.

          (a)   The authorized capital stock of the Company consists of 1,280,000,000 shares of Company Common Stock. As of the close of business on July 14, 2014, (i) 247,153,937 shares of Company Common Stock were issued and outstanding, all of which are (and all such shares which may be issued prior to the Company Merger Effective Time in accordance with the terms of this Agreement will be when issued) duly authorized, validly issued, fully paid and nonassessable, free of preemptive rights, and (ii) 27,414,086 shares of Company Common Stock were held in treasury.

          (b)   As of the close of business on July 14, 2014, the Company had no shares of Company Common Stock reserved for issuance, except for 58,400,315 shares of Company Common Stock reserved for issuance pursuant to the Company Stock Plans (including 7,533,903 shares for outstanding Company Options and 6,345,016 shares for outstanding Company Stock Unit Awards, 806,797 shares of which are in respect of Company Stock Unit Awards subject to performance-based vesting conditions, assuming a target level of performance) and 687,602 shares of Company Common Stock reserved for issuance pursuant to the Company Stock Purchase Plan.

          (c)   The Company has made available to Gold a list of each Company Option or Company Stock Unit Award, the number of Company Shares issuable thereunder (or, in the case of Company Stock Unit Awards subject to performance-based vesting conditions, the target number of Company Shares issuable thereunder) and the expiration date and exercise or conversion price relating thereto (if applicable), which list is true and complete as of the date hereof. The per share exercise price or purchase price for each Company Option was equal to or greater than the fair market value of the underlying Company Shares determined as prescribed by the applicable Company Stock Plan on the effective date of the corporate action effectuating the grant of such Company Option.

          (d)   As of the date hereof, except as provided in Sections 3.02(a), (b) and (c), there are no (i) shares of capital stock of, or other equity or voting interest in, the Company issued, reserved for issuance or outstanding, (ii) securities of the Company or any Company Subsidiary convertible into or exchangeable for one or more shares of capital stock of, or other equity or voting interests in, the Company or any Company Subsidiary, in each case issued, reserved for issuance or outstanding, (iii) options, warrants or other rights relating to or based on the value of the equity securities of the Company or any Company Subsidiary, (iv) agreements, commitments or arrangements of any character that are binding on the Company or any Company Subsidiary that obligate the Company or any Company Subsidiary to issue, deliver, acquire or sell, or cause to be issued, delivered, acquired or sold, any capital stock of, or other equity or voting interests in, the Company or any Company Subsidiary, (v) obligations of the Company or any Company Subsidiary to grant, extend or enter into a subscription, warrant, right, convertible or exchangeable security or other similar Contract relating to any capital stock of, or other equity or voting interest in, the Company or any Company Subsidiary, or (vi) outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, "phantom" stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, the Company or any Company Subsidiary (the items in clauses (i) - (vi), together with the capital stock of, or other equity interest in, the Company or any Company Subsidiary, being referred to collectively as "Company Securities"). Since the close of business on July 14, 2014 through the date hereof, the Company has not issued any Company Securities (other than Company Shares issued in respect of Company Options and Company Stock Unit Awards that were outstanding as of July 14, 2014).

          (e)   Except with respect to the Company Options, Company Stock Unit Awards and the related award agreements, there are no outstanding obligations of the Company or any Company Subsidiary (i) requiring the repurchase, redemption, acquisition or disposition of, or containing any right of first refusal with respect to, (ii) requiring the registration for sale of or (iii) granting any antidilutive rights or other similar rights with respect to any Company Securities.

          (f)    There are no outstanding bonds, debentures, notes or other Indebtedness of the Company or any Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which stockholders of the Company or any Company Subsidiary may vote be entitled to vote. There are no voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of capital stock of or equity interests in the Company or any Company Subsidiary.

          (g)   The Company or another Company Subsidiary owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each of the Company Subsidiaries, free and clear of any Liens (other than transfer and other restrictions under applicable federal and state securities Laws), and all of such outstanding shares of capital stock or other equity interests are (and all such shares or interests which may be issued prior to the Company Merger Effective Time in accordance with the terms of this Agreement will be when issued) duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights (other than preemptive rights provided under applicable Law). Except for equity interests in the Company Subsidiaries and as set forth in Section 3.02(g) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary owns, directly or indirectly, any shares of capital stock or other equity interests in any person, or has any material obligation to acquire any such shares of capital stock or equity interests, or to provide material funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person. There are no outstanding material obligations to which the Company or any Company Subsidiary is a party (i) restricting the transfer of or (ii) limiting the exercise of voting rights with respect to any shares of capital stock or equity interests in any Company Subsidiary.

        SECTION 3.03    Authority.

          (a)   The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject in the case of the Company Merger to receipt of the Company Stockholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby (including the Company Merger). The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company's board of directors and, other than the Company Stockholder Approval and the filing of the Articles of Company Merger with the Secretary of State of the State of Nevada, no additional corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Gold, Holdco and Sub) constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          (b)   Except as permitted by Section 5.03 after the date hereof, Company's board of directors, by resolutions unanimously adopted at a meeting duly called and held, has (i) determined that the Mergers are in the best interests of the Company, adopted and declared advisable this Agreement and the Company Merger and the other transactions contemplated hereby and resolved to recommend approval of this Agreement to the holders of the Company Common Stock, (ii) directed that the Company Merger contemplated by this Agreement be submitted to the holders of the Company Common Stock for their approval and (iii) resolved to recommend that the stockholders of the Company approve this Agreement, which resolutions have not been rescinded, modified or withdrawn in any way as of the date hereof.

        SECTION 3.04    No Conflict; Required Filings and Consents.

          (a)   None of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement (including the Mergers) will: (i) subject to obtaining the Company Stockholder Approval, conflict with or violate any provision of the Company Charter or Company Bylaws or any equivalent organizational or governing documents of any Company Significant Subsidiary; (ii) assuming that all consents, approvals and authorizations described in Section 3.04(b) have been obtained and all filings and notifications described in Section 3.04(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary or any of their respective properties or assets; or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under (with or without notice or lapse of time, or both), or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than a Permitted Lien) upon any of the respective properties or assets of the Company or any Company Subsidiary pursuant to, any Company Material Contract to which the Company or any Company Subsidiary is a party or by which any property or asset of the Company or any Company Subsidiary is bound or affected or any Company Permit, except (x) with respect to clauses (ii) and (iii), for any such conflicts, violations, consents, breaches, losses, changes of control, defaults, other occurrences or Liens that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (y) as may arise as a result of facts or circumstances relating to Gold or its affiliates or Laws or Contracts binding on Gold or its affiliates.

          (b)   None of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement (including the Mergers) will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity with respect to the Company or any Company Subsidiary or any of their respective assets, other than (i) the filing of the Articles of Company Merger with the Secretary of State of the State of Nevada, (ii) the filing of a premerger notification and report form under the HSR Act and the receipt, termination or expiration, as applicable, of waivers, consents, approvals, waiting periods or agreements required under the HSR Act, the Competition Act or any other applicable U.S. or foreign competition, antitrust, merger control or investment Laws (together with the HSR Act and the Competition Act, "Antitrust Laws"), (iii) the licenses, findings of suitability, approvals, consents, registrations, declarations, notices or filings required to be made or obtained under Gaming Laws (collectively, "Gaming Approvals"), (iv) compliance with the applicable requirements of the Exchange Act, (v) filings as may be required under the rules and regulations of the NYSE,

  (vi) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Entity would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (vii) as may arise as a result of facts or circumstances relating to Gold or its affiliates or Laws or Contracts binding on Gold or its affiliates.

          (c)   As of the date hereof, to the knowledge of the Company, there are no facts or circumstances with respect to the Company or any Company Subsidiary or any of their respective affiliates insofar as such affiliate-owned interest would be attributable to the Company or any Company Subsidiary under any applicable Gaming Law that would prevent or materially delay receipt of any Gaming Approvals.

        SECTION 3.05    Permits; Compliance with Laws.

          (a)   The Company and each Company Subsidiary is in possession of all material authorizations, licenses, franchises, grants, permits, certificates, variances, exemptions, approvals, findings of suitability, consents, approvals, orders, registrations and clearances of any Governmental Entity (each, a "Permit") under Gaming Laws which are necessary for the Company and each Company Subsidiary to own, lease and operate its properties and assets, and to carry on and operate its businesses as currently conducted (the "Company Material Gaming Permits"). The Company Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of all Company Material Gaming Permits. To the knowledge of the Company, all Company Material Gaming Permits are in full force and effect, and none of the Company or the Company Subsidiaries is in default or violation of any such Company Material Gaming Permit. Neither the Company nor any Company Subsidiary has received any written notice during the period beginning on the date that is two (2) years prior to the date of this Agreement from any Governmental Entity threatening to suspend, revoke, withdraw, modify or limit in any material and adverse respect any Company Material Gaming Permit. The Company and each Company Subsidiary is in possession of all other Permits (other than Company Material Gaming Permits) necessary for the Company and each Company Subsidiary to own, lease and operate its properties and assets, and to carry on and operate its businesses as currently conducted (the "Company Permits"), except where the failure to possess such Company Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect, except where the failure to have, or the failure to be in full force and effect of, any Company Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and none of the Company or the Company Subsidiaries is in default or violation of any such Company Permit, except where such default or violation would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any written notice during the period beginning on the date that is two (2) years prior to the date of this Agreement from any Governmental Entity threatening to suspend, revoke, withdraw, modify or limit in any material and adverse respect any Company Permit, except where such notice would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (b)   Neither the Company nor any Company Subsidiary is, or during the period beginning on the date that is two (2) years prior to the date of this Agreement has been, in violation of any Law (other than Gaming Laws) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, except for any violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and the Company Subsidiaries are in compliance with, and, during the period beginning on the date that is two (2) years prior to the date of this Agreement, have not received written notice of any default or violation of, any Gaming Laws applicable to the Company or any of the Company Subsidiaries or by which any property or asset of the Company or any of the Company Subsidiaries is bound or affected, except in each of the foregoing cases as would not reasonably be expected to be material to the Company and Company Subsidiaries, taken as a whole. To the knowledge of the Company, no investigation by any Governmental Entity with respect to the Company or any Company Subsidiary is pending or threatened, except for such investigations the outcomes of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (c)   The Company and the Company Subsidiaries are in compliance with all applicable Laws relating to (i) the privacy of users of the Company products or services and all Internet websites owned, maintained or operated by the Company or any Company Subsidiary and (ii) the collection, storage, processing, use and transfer of, and provision of notice of breach regarding, any personally identifiable information, except in the case of each of clause (i) and (ii), where the failure to be in compliance with such applicable Laws would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No claims are pending, or, to the knowledge of the Company, are threatened in writing against the Company or any of the Company Subsidiaries by any person alleging a violation of such applicable Laws referred to in the foregoing sentence or by any person alleging a violation of such person's privacy or confidentiality rights or rights relating to personal information, except for any such claim that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        SECTION 3.06    Company SEC Documents; Financial Statements.

          (a)   Since September 30, 2012, the Company has filed with or otherwise furnished to (as applicable) the SEC all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended (the "Sarbanes-Oxley Act") (such documents and any other documents filed by the Company with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the "Company SEC Documents"). As of their respective filing dates or, if supplemented, modified or amended since the time of filing, as of the date of the most recent supplement, modification or amendment, the Company SEC Documents (i) did not at the time each such document was filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with all applicable requirements of the Exchange Act or the Securities Act, as the case may be, and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, in each case as in effect on the date each such document was filed. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company (including, in each case, any notes thereto) and the consolidated Company Subsidiaries included in or incorporated by reference into the Company SEC Documents (collectively, the "Company Financial Statements") (x) complied as of their respective dates of filing in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (y) were prepared in all material respects in accordance with GAAP (as in effect in the United States on the date of such Company Financial Statement) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act) and (z) present fairly, in all material respects, the consolidated financial position and the consolidated comprehensive income, cash flows and equity of the Company and the consolidated Company Subsidiaries as of the dates and for the periods referred to therein (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act). As of the date of this Agreement, to the knowledge of the Company there are no outstanding or unresolved comments in any comment letters received by the Company from the SEC. As of the date of this Agreement, to the knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing review by the SEC. No Company Subsidiary is, or since September 30, 2012 has been, required to file periodic reports with the SEC pursuant to the Exchange Act.

          (b)   From September 30, 2012 to the date hereof, (i) neither the Company nor any Company Subsidiary has received, in writing, any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of the Company Subsidiaries or their respective internal accounting controls, and (ii) to the knowledge of the Company, no attorney representing the Company or any of the Company Subsidiaries has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of the Company Subsidiaries or any of their respective officers, directors, employees or agents to the Company's board of directors or any committee thereof pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act.

          (c)   The Company (a) has established and maintains disclosure controls and procedures over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 promulgated under the Exchange Act) as required by Rule 13a-15 promulgated under the Exchange Act designed to ensure that (i) all material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (ii) material information relating to the Company, including its consolidated Company Subsidiaries, is made known to the management of the Company by others within those entities, as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since September 30, 2012 to the date hereof, has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company's auditors and the audit committee of the Company's board of directors (i) any "significant deficiencies" or "material weakness" in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company's ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls. As and to the extent described in the Company SEC Documents, the Company and the Company Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

        SECTION 3.07    Information Supplied.     None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the Registration Statement or the proxy statement relating to the Company Stockholder Meeting (such proxy statement, together with any amendments or supplements thereto, the "Proxy Statement") will (a) in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (b) in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company's stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Registration Statement or the Proxy Statement based on information supplied by Gold, Holdco or Sub or any of their representatives specifically for inclusion or incorporation by reference therein.

        SECTION 3.08    Absence of Certain Changes.

          (a)   From March 29, 2014 through the date of this Agreement, except as otherwise contemplated or permitted by this Agreement, (i) the businesses of the Company and the Company Subsidiaries have been conducted in all material respects in the ordinary course of business consistent with past practice, and (ii) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement without Gold's consent, would constitute a breach of Section 5.01(a) (vi), (vii), (viii), (ix) (xiv) or, with respect to the foregoing, (xvi).

          (b)   Since September 28, 2013, there has not been any event, effect, development or circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        SECTION 3.09    Undisclosed Liabilities.     Neither the Company nor any of the Company Subsidiaries is subject to any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and the Company Subsidiaries or in the notes thereto, other than liabilities and obligations (a) disclosed, reserved against or provided for in the consolidated balance sheet of the Company as of March 29, 2014 or in the notes thereto, (b) incurred since March 29, 2014 in the ordinary course of business consistent with past practice, (c) incurred under this Agreement or in connection with the transactions contemplated hereby or (d) that otherwise would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        SECTION 3.10    Litigation.     There is no suit, claim, litigation, arbitration, mediation, action, proceeding or investigation (each, a "Proceeding") to which the Company or any Company Subsidiary is a party pending or, to the knowledge of the Company, threatened that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is subject to any outstanding order, writ, injunction, judgment or decree of any Governmental Entity that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Immediately prior to the execution of this Agreement, to the knowledge of the Company, there are no Proceedings pending or threatened against the Company or any of its Subsidiaries challenging or seeking to prohibit the execution, delivery or performance of this Agreement or any of the transactions contemplated hereby.

        SECTION 3.11    Employee Benefits.

          (a)   Section 3.11(a) of the Company Disclosure Letter sets forth a true and complete list of each material "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and each other material compensation or benefit plan, policy, program, agreement or arrangement, in each case, sponsored, maintained or contributed to by the Company or any Company Subsidiary, other than any such plan, policy, program, agreement or arrangement which is required to be maintained by applicable Law (each such compensation or benefit plan, policy, program, agreement or arrangement, without regard to materiality, a "Company Benefit Plan"). With respect to each material Company Benefit Plan, the Company has made available to Gold true and complete copies of (i) such Company Benefit Plan, including any amendment thereto, (ii) each trust, insurance annuity or other funding Contract related thereto, and (iii) in the case of the Company's 401(k) plan, the most recent financial statement.

          (b)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Benefit Plan has been administered in compliance with its terms and all applicable Laws, including ERISA and the Code, (ii) the Company and each Company Subsidiary is in compliance with all Laws applicable to the Company Benefit Plans, including ERISA and the Code, and (iii) there are no claims, actions, suits, proceedings, investigations, arbitrations, audits or hearings (other than for routine claims for benefits) pending or, to the knowledge of the Company, threatened with respect to any Company Benefit Plan. Each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the IRS as to its qualified status, which has been provided to Gold, or has timely filed an application for a favorable determination letter, or may rely upon an opinion letter for a prototype or volume submitter plan, and, to the knowledge of the Company, no circumstance exists that would materially jeopardize the qualified status of any such Company Benefit Plan, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (c)   Section 3.11(c) of the Company Disclosure Letter lists each material Company Benefit Plan that provides health, life insurance or other welfare benefits after retirement or other termination of employment, other than (i) as required by Law, (ii) coverage or benefits the full cost of which is borne by the employee or former employee (or any beneficiary of the employee or former employee) or (iii) benefits provided for a period of less than eighteen (18) months following termination of employment or during any period during which the former employee is receiving severance pay.

          (d)   None of the Company, any Company Subsidiary or any of their respective ERISA Affiliates maintains or has any actual or contingent liability (i) under any employee benefit subject to Section 302 or Title IV of ERISA or Section 412 of the Code or any similar provision of state, local or foreign law or that is otherwise a defined benefit pension plan, or (ii) to any "multiemployer plan" (as defined in Section 3(37) of ERISA).

          (e)   None of the execution and delivery of this Agreement or the consummation of the Mergers or any other transaction contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment) will (i) entitle any current or former employee, officer, director or independent contractor to any material compensation or benefit, (ii) trigger any other obligation under any material Company Benefit Plan or (iii) result in any breach or violation of or default under, or limit the Company's right to amend or terminate, any Company Benefit Plan. The Company has made available to Gold information and cost estimates (including with respect to the impact of Section 280G of the Code), prepared in reasonable good faith, relating to each payment (whether in cash or property or the vesting of property) or benefit that is conditioned on or accelerated by the consummation of the transactions contemplated by this Agreement, including the Mergers, to any "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) that is reasonably expected to be characterized as an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code). Neither the Company nor any Company Subsidiary has any obligation to indemnify, hold harmless or gross-up any Participant with respect to any Tax, penalty or interest under Section 280G, 409A or 4999 of the Code.

          (f)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Company Benefit Plans subject to the Laws of any jurisdiction outside the United States (i) have been maintained in accordance with all applicable requirements, (ii) if such Company Benefit Plans are intended to qualify for special Tax treatment, meet all the requirements for such treatment, and (iii) if such Company Benefit Plans are intended or required to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions and in accordance with any applicable requirements.

        SECTION 3.12    Labor.

          (a)   There is no labor strike, dispute or lockout, or, to the knowledge of the Company, threat thereof, against or with respect to employees of the Company or any Company Subsidiary, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof, (i) neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement or similar agreement or arrangement with any labor union, organization or association and (ii) to the knowledge of the Company, no union or other labor organizational campaign is in progress with respect to the employees of the Company or any Company Subsidiary.

          (b)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceedings pending or, to the knowledge of the Company, threatened, and (ii) the Company and each Company Subsidiary is in compliance with all applicable Laws pertaining to employment, employment practices and the employment of labor, including all such Laws relating to labor relations, payment of wages, classification of employees, immigration, health and safety and workers' compensation.

        SECTION 3.13    Tax Matters.

          (a)   The Company and each Company Subsidiary has timely filed (taking into account any valid extension of time within which to file) all Tax Returns required to be filed by it and all such filed Tax Returns are correct, complete and accurate, and has paid all Taxes due (whether or not shown as due on such filed Tax Returns), subject in each case to such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Taxes which the Company or any Company Subsidiary has been required by law to withhold or to collect for payment on or prior to the date hereof have been duly withheld and collected and have been paid to the appropriate Governmental Entity, subject to such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no material Liens related to Taxes upon any property or assets of the Company or any Company Subsidiary, except for Permitted Liens.

          (b)   Neither the Company nor any Company Subsidiary has in effect any waiver of any statute of limitations with respect to any material amount of Taxes. Neither the Company nor any Company Subsidiary has agreed to any extension of time with respect to an assessment or deficiency for Taxes. As of the date hereof there is no action, suit, investigation, audit, claim, assessment or other proceeding pending with respect to Taxes for which the Company or any Company Subsidiary may be liable that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No material deficiency with respect to Taxes has been asserted or assessed in writing against the Company or any Company Subsidiary which has not been fully paid or adequately reserved in the Company Financial Statements in accordance with GAAP.

          (c)   Neither the Company nor any Company Subsidiary has been a member of an affiliated group of corporations filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company) or has any liability for Taxes of another person (other than the Company or a Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor or otherwise.

          (d)   Neither the Company nor any Company Subsidiary has been a "controlled corporation" or a "distributing corporation" in any distribution occurring during the two-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law).

          (e)   Neither the Company nor any Company Subsidiary is a party to, or bound by, or has any obligation under, any Tax sharing, indemnification or similar Contract other than (i) Contracts solely among the Company and the Company Subsidiaries and (ii) customary Tax indemnification provisions in Contracts entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes.

          (f)    Neither the Company nor any Company Subsidiary has participated in any "reportable transaction" required to be disclosed by any of them on any Tax Return in accordance with Treasury Regulation Section 1.6011-4(a).

        SECTION 3.14    Real Property.

          (a)   Section 3.14(a) of the Company Disclosure Letter sets forth a true and complete list of all material real property owned in fee by the Company or any Company Subsidiary (the "Company Owned Real Property"). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company or a Company Subsidiary has good and marketable title to the Company Owned Real Property, in each case free and clear of all Liens except for Permitted Liens, and (ii) neither the Company nor any Company Subsidiary is obligated or bound by any option, obligation or right of first refusal or contractual right to purchase or acquire any real property or interest therein.

          (b)   Section 3.14(b) of the Company Disclosure Letter sets forth a true and complete list of all real property that is leased, subleased or licensed by the Company or any Company Subsidiary with expected annual payments in 2014 exceeding $1 million (the "Company Leased Real Property"). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Company Subsidiary has a valid leasehold estate in each Company Leased Real Property, in each case free and clear of all Liens except for Permitted Liens. Each Contract of the Company or the Company Subsidiaries for any material Company Leased Real Property is valid and binding on the Company and each Company Subsidiary that is a party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, and except for such failures to be valid and binding or to be in full force and effect that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and neither the Company nor any of the Company Subsidiaries is in breach of or default under, or has received written notice of any breach of or default under, any lease of Company Leased Real Property where such breach or default would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Gold a true and complete copy of all Contracts for Company Leased Real Property.

        SECTION 3.15    Environmental Matters.     Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

          (a)   The Company and each Company Subsidiary is, and has been during the period beginning on the date that is two (2) years prior to the date of this Agreement, in compliance with those Environmental Laws applicable to their respective assets, properties and operations (including possessing and complying with any required Environmental Permits), and there are no administrative or judicial proceedings, actions or investigations pending against the Company or any Company Subsidiary and none of the Company or any Company Subsidiary has received any written notice, demand, letter or claim, in either case, alleging that the Company or such Company Subsidiary is in violation of, or has liability under, any Environmental Law.

          (b)   To the knowledge of the Company, there are no Hazardous Substances present in, at, on, under any Company Owned Real Property, Company Leased Real Property or any other location or in any product or equipment designed or manufactured of the Company or any Company Subsidiary that, in either case, would reasonably be expected to result in a liability under Environmental Laws on the part of the Company or any Company Subsidiary.

        SECTION 3.16    Intellectual Property.

          (a)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries (i) own all right, title and interest in or (ii) have the valid right or license to use all Patents, Trademarks (including for the avoidance of doubt third-party brands), Copyrights (including for the avoidance of doubt Copyrights in third-party software), Internet domain names and Trade Secrets (the "Intellectual Property Rights") that are used in the conduct of the business of the Company and the Company Subsidiaries as currently conducted (the "Company Intellectual Property Rights"). The Company has made available to Gold a list of all Company Intellectual Property Rights that are both owned by the Company or a Company Subsidiary and registered with any Governmental Entity (the "Company Registered Intellectual Property Rights"), which list is, to the knowledge of the Company, true and complete in all material respects as of the date hereof. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries are the sole and exclusive owners of all applications and registrations included in the Company Registered Intellectual Property Rights, free and clear of all Liens, except for Permitted Liens. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Company Registered Intellectual Property Rights are subsisting and, to the Company's knowledge, valid and enforceable.

          (b)   As of the date of this Agreement, there is no pending, or to the knowledge of the Company, threatened Proceeding against the Company or any of the Company Subsidiaries concerning the validity, enforceability or ownership of any Company Intellectual Property Rights or the right of the Company to use or otherwise exploit any Company Intellectual Property Rights, except for such Proceedings that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, the Company is not subject to any order pertaining to Company Intellectual Property Rights restricting in any material manner the use, transfer, licensing or other exploitation by the Company or any of the Company Subsidiaries of any Company Intellectual Property Rights or the Company's (or the applicable Company Subsidiary's) ownership thereof. Neither the Company nor any of the Company Subsidiaries has received, during the period beginning on the date that is two (2) years prior to the date of this Agreement, any written charge, complaint, claim, demand or notice challenging the validity of any of the Company Intellectual Property Rights, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (c)   Neither the execution, delivery and performance of this Agreement nor the consummation of the Mergers and other transactions contemplated by this Agreement will impair the right of the Company to use, develop, make, have made, offer for sale, sell, import, copy, modify, create derivative works of, perform, display, distribute, license, or dispose of any Company Intellectual Property Rights or any portion thereof as currently used or exploited by the Company and the Company Subsidiaries, except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and the Company Subsidiaries, taken as a whole.

          (d)   To the Company's knowledge, the conduct of the business of the Company and the Company Subsidiaries as currently conducted does not infringe upon any Intellectual Property Rights of any other person, except for any such infringement that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company or any of the Company Subsidiaries has received, during the period beginning on the date that is two (2) years prior to the date of this Agreement, any written charge, complaint, claim, demand or notice alleging any such infringement by the Company or any of the Company Subsidiaries that has not been settled or otherwise fully resolved, except for any such infringement that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Company's knowledge, no other person is infringing, or has infringed during the period beginning on the date that is two (2) years prior to the date of this Agreement, any Company Intellectual Property Rights owned by the Company, except for any such infringement as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (e)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and the Company Subsidiaries has taken commercially reasonable steps to protect, preserve and maintain the secrecy and confidentiality of all Trade Secrets included in the Company Intellectual Property Rights that are both owned by the Company or the Company Subsidiaries and material to the business of the Company or the Company Subsidiaries as currently conducted. To the Company's knowledge, there have been no breaches of security that resulted in the disclosure of any such material Trade Secrets, except for any such disclosure that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        SECTION 3.17    Contracts.

          (a)   Section 3.17(a) of the Company Disclosure Letter sets forth a true and complete list of all Company Material Contracts in effect as of the date hereof. For the purposes of this Agreement, "Company Material Contract" means each Contract to which the Company or any of the Company Subsidiaries is a party or by which it is bound (other than any of the foregoing between the Company and any of the Company Subsidiaries or between any wholly owned Company Subsidiaries) that:

              (i)  is required to be filed by the Company with the SEC pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

             (ii)  relates to a material partnership or joint venture of the Company or any of the Company Subsidiaries;

            (iii)  relates to outstanding Indebtedness of the Company or any Company Subsidiary in an amount in excess of $20 million;

            (iv)  is a definitive agreement providing for the acquisition from another person or disposition to another person, directly or indirectly (by merger, purchase or similar transaction), of assets or capital stock or other equity interests of another person (A) that involves aggregate consideration (alone or as a series of related Contracts) in excess of $10 million (other than acquisitions or dispositions of inventory in the ordinary course of business) and which have not been consummated or (B) under which the Company or any Company Subsidiary has outstanding "earn-out" or other similar contingent payment obligations;

             (v)  other than Contracts that require the Company to operate only in a geographic location where wager-based gaming is permitted by Law, or with a person properly licensed to sell or otherwise place wager-based games, prohibits the Company or any of its affiliates (including the Holdco Merger Surviving Company and its affiliates from and after the Closing) from (A) engaging or competing in any line of business in any geographical location or with any person or (B) selling any products or services (including Company Products or Services) of or to any other person or in any geographic region (other than licenses, agreements, approvals that are limited to specified jurisdictions), in each of cases (A) and (B), to the extent such restrictions or prohibitions are material to the Company and the Company Subsidiaries, taken as a whole;

            (vi)  involves any exchange traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or any other derivative financial instrument or contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including commodities, emissions allowances, renewable energy credits, currencies, interest rates, foreign currency and other indices, in each case that is material to the business of the Company and its Subsidiaries taken as a whole;

           (vii)  obligates the Company or any of the Company Subsidiaries to make any capital expenditures (including pursuant to any development project or joint venture) in excess of $15 million in any fiscal year;

          (viii)  obligates the Company or any of its Subsidiaries to provide indemnification or a guarantee (other than in the ordinary course of business in connection with sales of products or services to customers) that, to the knowledge of the Company, would reasonably be expected to result in payments in excess of $10 million as of the date hereof;

            (ix)  constitutes a Contract for Company Intellectual Property Rights (other than with respect to licenses for commercially available software or hardware) that would reasonably be expected to result in payments by the Company in excess of $20 million per fiscal year; or

             (x)  is a Contract of the Company or the Company Subsidiaries that grants "most favored nation" status to any third party to the extent such status is material to the Company and the Company Subsidiaries, taken as a whole.

          (b)   Neither the Company nor any Company Subsidiary is in breach of or default under the terms of any Company Material Contract (nor, to the knowledge of the Company, is there any condition or event which, with notice or lapse or time or both, would constitute such a breach or default) where such breach or default would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no other party to any Company Material Contract is in breach of or default (nor, to the knowledge of the Company, is there any condition or event which, with notice or lapse or time or both, would constitute such a breach or default) under the terms of any Company Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Material Contract is a valid and binding obligation of, and enforceable in accordance with its terms against, the Company or the relevant Company Subsidiary party thereto, as applicable, and, to the knowledge of the Company, each other party thereto and is in full force and effect, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

        SECTION 3.18    Insurance.     Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all insurance policies maintained by the Company and the Company Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the management of the Company reasonably has determined to be prudent in accordance with industry practices or as is required by Law or regulation, and all premiums due and payable thereon have been paid; and (b) neither the Company nor any Company Subsidiary is in breach or default of any of the insurance policies, and neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default or permit termination or material modification of any of the insurance policies. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company has not received any notice of termination or cancellation or denial of coverage with respect to any insurance policy.

        SECTION 3.19    Gaming Approvals and Licensing Matters.     In the five (5) years prior to the date of this Agreement, none of the Company or any of its Subsidiaries or any of their respective officers, directors or, or to the knowledge of the Company, other affiliates of the Company, has been denied a gaming license, or suitability approval by any Gaming Authority, or had any gaming license or suitability approval revoked or suspended.

        SECTION 3.20    Anti-Money Laundering and Economic Sanctions Laws.

          (a)   None of the Company, the Company Subsidiaries, any of their respective officers, directors, employees or, to the knowledge of the Company agents designated by the Company to act on behalf of the Company and solely when acting in such capacity (collectively, the "Company Group," it being acknowledged and agreed that any representation or warranty in this Agreement with respect to the Company Group shall, to the extent it applies to such agents, be deemed made to the knowledge of the Company and solely when acting in such capacity), (i) is in violation of any applicable anti-money laundering law or (ii) engages in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of offenses designated in any applicable law, regulation or other binding measure implementing the "Forty Recommendations" and "Nine Special Recommendations" published by the Organization for Economic Co-operation and Development's Financial Action Task Force on Money Laundering.

          (b)   Except as otherwise authorized by OFAC, no member of the Company Group (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person, (ii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any applicable Economic Sanctions Laws or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the applicable prohibitions set forth in any Economic Sanctions Laws.

        SECTION 3.21    FCPA and Anti-Corruption.

          (a)   No member of the Company Group has in the five (5) years prior to the date of this Agreement, in connection with the business of the Company or any Company Subsidiary, itself or, to the knowledge of the Company, any other third party, in each case, acting on behalf of the Company or any Company Subsidiary, taken any action in violation of the Foreign Corrupt Practices Act of 1977, as amended (the "FCPA"), or any other applicable anti-bribery or anti-corruption related provisions in criminal and anti-competition laws (collectively, "Bribery Legislation").

          (b)   No member of the Company Group is, or in the five (5) years prior to the date of this Agreement has been, subject to any actual, pending, or threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving the Company or any Company Subsidiary in any way relating to applicable Bribery Legislation, including the FCPA.

        SECTION 3.22    Customers.     To the knowledge of the Company, as of the date of this Agreement neither the Company nor any of the Company Subsidiaries (a) has been notified in writing of any breach of any Contract with any of the Company's top ten (10) customers (the "Company Material Customers"), measured by revenue generated in fiscal year 2013, that would be material and adverse to the Company and the Company Subsidiaries, taken as a whole or (b) has been notified in writing by any such Company Material Customers that it intends to terminate or otherwise materially and adversely alter the terms of its business with the Company or any of the Company Subsidiaries, in each case, in a manner that would be material and adverse to the Company and the Company Subsidiaries, taken as a whole. As of the date of this Agreement, neither the Company nor any of the Company Subsidiaries has notified any such Company Material Customers in writing of any material breach of any material Contract by such Company Material Customers.

        SECTION 3.23    Opinion of Financial Advisor.     The Company's board of directors has received the opinion of Morgan Stanley & Co. LLC on or prior to the date of this Agreement, to the effect that, as of the date of such opinion and subject to the assumptions, qualifications and limitations set forth therein, the Company Merger Consideration to be received by the holders of shares of the Company Common Stock, taken in the aggregate, pursuant to this Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock. The Company will make a true and complete copy of such opinion available to Gold, for informational purposes only, after receipt of such opinion by the Company's board of directors, and it is agreed and understood that such opinion may not be relied on by Gold, Holdco or Sub.

        SECTION 3.24    Anti-Takeover Provisions.     Assuming the accuracy of the representation contained in Section 4.02(g), the Company has taken all actions necessary to render inapplicable to this Agreement and the Company Merger, and inapplicable to Holdco, Sub and the Company's capital stock in connection with this Agreement and the Company Merger, any and all "fair price," "moratorium," no "control share acquisition," business combination" and other similar laws of the State of Nevada or any other state or jurisdiction, including the "Acquisition of Controlling Interest" statutes set forth in NRS 78.378 through 78.3793, inclusive, and the "Combinations With Interested Stockholders" statutes set forth in NRS 78.411 - 78.444, inclusive (collectively, "Takeover Statutes"), and no such Takeover Statute applies or will apply to the Company or any of its Subsidiaries with respect to the Company Merger.

        SECTION 3.25    Vote Required.     The affirmative vote of the holders of shares having a majority of the voting power of the outstanding shares of the Company Common Stock entitled to vote at the Company Stockholder Meeting is the only vote required (under applicable Law, the Company Charter, the Company Bylaws, or otherwise) of the holders of any class or series of capital stock or other equity securities of the Company to approve this Agreement and the transactions contemplated hereby (including the Mergers) (the "Company Stockholder Approval").

        SECTION 3.26    No Dissenters' Rights.     No holder of any shares of Company Common Stock will have or be entitled to assert dissenter's rights or any other rights of appraisal, pursuant to the NRS or otherwise, as a result of or in connection with this Agreement and the transactions contemplated hereby, including the Mergers.

        SECTION 3.27    Brokers.     No broker, finder or investment banker other than Morgan Stanley & Co. LLC is entitled to any brokerage, finder's or other fee or commission from the Company or any Company Subsidiary in connection with the transactions contemplated by this Agreement.

        SECTION 3.28    Acknowledgement of No Other Representations or Warranties.     Except for the representations and warranties contained in Article IV, the Company acknowledges and agrees that none of Gold, Holdco, Sub or any of their respective Subsidiaries or affiliates, or their respective directors, officers, investment bankers, financial advisors and counsel (collectively, the "Gold Representatives") makes or has made any representation or warranty, either express or implied, concerning Gold, Holdco, Sub or any of their respective Subsidiaries or any of their respective assets or properties or the transactions contemplated by this Agreement. The Company and its representatives have received from Gold or its representatives certain estimates, projections and other forecasts for Gold and its Subsidiaries and certain estimates, plans and budget information. The Company acknowledges and agrees that there are uncertainties inherent in attempting to make such projections, forecasts, estimates, plans and budgets; that Gold makes no representations or warranties with respect thereto; that the Company is familiar with such uncertainties; and that the Company is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it or its representatives.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF GOLD

        Except (a) as disclosed in the Gold CONSOB Documents filed prior to the date hereof and since December 31, 2012 (but excluding any forward looking disclosures set forth in any "risk factors" section, any disclosures in any "forward looking statements" section and any other disclosures included therein to the extent they are predictive or forward-looking in nature), or (b) as disclosed in the separate disclosure letter which has been delivered by Gold to the Company prior to the execution of this Agreement, including the documents attached to or expressly incorporated by reference in such disclosure letter (the "Gold Disclosure Letter") (it being agreed that disclosure of any item in any section or subsection of the Gold Disclosure Letter shall also be deemed to be disclosed with respect to any other section or subsection in this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure), Gold hereby represents and warrants to the Company as follows:

        SECTION 4.01    Organization and Qualification; Subsidiaries.

          (a)   Gold, Gold US Sub, Holdco, Sub and each of their respective Subsidiaries is a corporation duly incorporated or organized and validly existing under the Laws of the jurisdiction of its incorporation. Gold, Gold US Sub, Holdco, Sub and each of their respective Subsidiaries has requisite corporate, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Gold Material Adverse Effect. Gold, Holdco, Sub and each of their respective Subsidiaries is duly qualified to do business and, where relevant, is in good standing in the jurisdiction of its incorporation or organization and in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except in each case where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Gold Material Adverse Effect.

          (b)   Gold has made available to the Company true and complete copies of the Charter of the Board of Directors (Regolamento Del Consiglio Di Amministrazione), as amended, of Gold (the "Gold Charter"), the Bylaws of Gold (the "Gold Bylaws") and the charter and bylaws, or equivalent organizational documents, of Gold US Sub and each Gold Significant Subsidiary and of

  Holdco and Sub, in each case as amended through, and in full force and effect as of, the date hereof, and neither Gold, Gold US Sub, Holdco, Sub nor any of their respective Subsidiaries is in material violation of any of the provisions of such documents.

        SECTION 4.02    Capitalization.

          (a)   The share capital authorized to be issued pursuant to Gold Bylaws in force as of the date hereof ("capital sociale deliberato"), is equal to an amount of 188,428,896.00 Euros of which 174,805,024.00 Euros have been issued, fully paid and registered in the form of 174,805,024 Gold Shares. As of the close of business on July 14, 2014, (i) 174,860,311 Gold Shares were issued and fully paid, all of which are (and all such shares which may be issued prior to the Holdco Merger Effective Time in accordance with the terms of this Agreement will be when issued) duly authorized, validly issued and free of preemptive rights (other than preemptive rights provided under applicable Law) and not issued in violation of any preemptive rights under applicable Law, the Gold Charter or the Gold Bylaws in effect at the time of such issuance or any Gold Material Contract, of which 173,779,311 Gold Shares were issued and outstanding (excluding treasury shares) and 1,081,000 Gold Shares were held in treasury. As of the date of this Agreement, the share capital of Holdco consists of one (1) Holdco Share, which is validly issued and outstanding and held of record by Gold, and the authorized share capital of Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding share capital of Sub is, and at the Company Merger Effective Time will be, owned by Holdco. Each of Holdco and Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Times will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the transactions contemplated by this Agreement.

          (b)   Pursuant to the resolutions adopted at the Extraordinary Shareholders' Meeting of Gold as of April 28, 2011, the board of directors of Gold was granted the power to increase the share capital up to the maximum nominal amount of 17,201,537 Euros for potential extraordinary transactions and pursuant to Gold Stock Plans, of which 2,789,651 have been issued and registered in the form of Gold Shares from April 28, 2011 to the close of business on July 14, 2014 pursuant to Gold Stock Plans. Pursuant to the resolutions adopted at the Extraordinary Shareholders' Meeting of Gold as of April 28, 2011, the board of directors of Gold was granted the power to increase the share capital up to the maximum nominal amount of 125,000,000 Euros in connection with issuance of Gold Shares required under certain provisions of 750,000,000 Euros Subordinated Interest-Deferrable Capital Securities due 2066 issued by Gold.

          (c)   As of the date hereof, except as provided in Sections 4.02(a), (b) and (f), there are no (i) shares of capital stock of, or other equity or voting interest in, Gold, Holdco, Sub or any Gold Subsidiary issued, reserved for issuance or outstanding, (ii) securities of Gold, Holdco, Sub or any Gold Subsidiary convertible into or exchangeable for one or more shares of capital stock of, or other equity or voting interests in, Gold, Holdco, Sub or any Gold Subsidiary, in each case issued, reserved for issuance or outstanding, (iii) options, warrants or other rights relating to or based on the value of the equity securities of Gold, Holdco, Sub or any Gold Subsidiary to which any of Gold, Holdco, Sub or any Gold Subsidiary is party, (iv) agreements, commitments or arrangements of any character that are binding on Gold, Holdco, Sub or any Gold Subsidiary that obligate Gold, Holdco, Sub or any Gold Subsidiary to issue, deliver, acquire or sell, or cause to be issued, delivered, acquired or sold, any capital stock of, or other equity or voting interests in, Gold, Holdco, Sub or any Gold Subsidiary, (v) obligations of Gold, Holdco, Sub or any Gold Subsidiary to grant, extend or enter into a subscription, warrant, right, convertible or exchangeable security or other similar Contract relating to any capital stock of, or other equity or voting interest in, Gold, Holdco, Sub or any of their respective Subsidiaries, or (vi) outstanding restricted shares, restricted share units, share appreciation rights, performance shares, contingent value rights, "phantom" shares or similar securities or rights issued or granted by Gold, Holdco, Sub or any Gold Subsidiary that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, Gold, Holdco, Sub or any Gold Subsidiary (the items in clauses (i) - (vi), together with the capital stock of, or other equity interest in, Gold, Holdco, Sub or any of their respective Subsidiaries, being referred to collectively as "Gold Securities"). Since the close of business on July 14, 2014 through the date hereof, Gold has not issued any Gold Securities (other than Gold Shares issued in respect of Gold Options and Restricted Gold Shares that were outstanding as of July 14, 2014).

          (d)   Except with respect to Gold Options, Restricted Gold Shares and Other Gold Equity-Based Awards and the related award agreements, there are no outstanding obligations of Gold or any Gold Subsidiary (i) requiring the repurchase, redemption, acquisition or disposition of, or containing any right of first refusal with respect to, (ii) requiring the registration for sale of or (iii) granting any antidilutive rights or other similar rights with respect to any Gold Securities.

          (e)   There are no outstanding bonds, debentures, notes or other Indebtedness of Gold or any Gold Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) at shareholders' meetings on any matter on which shareholders of Gold or any Gold Subsidiary maybe entitled to vote at any shareholder meeting of Gold or any Gold Subsidiary. There are no voting trusts or other agreements or understandings to which Gold, Holdco, Sub or any of their respective Subsidiaries is a party with respect to the voting of capital stock of or equity interests in any such entity.

          (f)    Gold or another Gold Subsidiary owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each of the Gold Subsidiaries, and Holdco owns all of the issued and outstanding shares of capital stock or other equity securities of Sub, in each case free and clear of any Liens (other than transfer and other restrictions under applicable federal and state securities Laws), and all of such outstanding shares of capital stock or other equity interests are (and all such shares or interests which may be issued prior to the Holdco Merger Effective Time in accordance with the terms of this Agreement will be when issued) duly authorized, validly issued, fully paid and, where applicable, nonassessable. Except for equity interests in the Gold Subsidiaries and as set forth in Section 4.02(f) of the Gold Disclosure Letter, neither Gold nor any Gold Subsidiary owns, directly or indirectly, any shares of capital stock or other equity interests in any person, or has any material obligation to acquire any such shares of capital stock or other equity interests, or to provide material funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Gold Subsidiary or any other person. There are no outstanding material obligations to which Gold or any Gold Subsidiary is a party (i) restricting the transfer of or (ii) limiting the exercise of voting rights with respect to any shares of capital stock or other equity interests in any Gold Subsidiary.

          (g)   None of Gold, Holdco, Sub or any of their respective Subsidiaries or affiliates, or any persons acting in association with them (each a "Control Act Person") beneficially owns (as defined by Rule 13d-3 under the Exchange Act) any Company Shares or any securities that are convertible into or exchangeable or exercisable for Company Shares, or holds any rights to acquire or vote any Company Shares, other than pursuant to this Agreement. None of Gold, Holdco, Sub, any of their respective Subsidiaries, or the "affiliates" or "associates" of any such person (each a "Combinations Act Person") is, and at no time during the last two (2) years has been, an "interested stockholder" of the Company, in each case as such terms are defined in NRS 78.412, 78.413 and 78.423, respectively.

        SECTION 4.03    Authority.

          (a)   Each of Gold, Gold US Sub, Holdco and Sub has the requisite corporate power and authority to execute and deliver this Agreement and, following the approval of the Holdco Merger Terms by the respective board of directors of Gold and Holdco and subject to the receipt of Gold Shareholder Approval, the Holdco Shareholder Approval and the Sub Shareholder Approval, to consummate the transactions contemplated hereby (including the Mergers). The execution, delivery and performance of this Agreement by Gold, Gold US Sub, Holdco and Sub and the consummation by Gold, Gold US Sub, Holdco and Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Gold's, Holdco's and Sub's respective board of directors and, other than the approval of the Holdco Merger Terms by the respective boards of directors of Gold and Holdco, the Gold Shareholder Approval, the Holdco Shareholder Approval and the Sub Shareholder Approval, no additional corporate proceedings on the part of Gold, Gold US Sub, Holdco or Sub are necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Gold, Gold US Sub, Holdco and Sub, and (assuming the valid authorization, execution and delivery of this Agreement by the Company) constitutes the legal, valid and binding obligation of each of Gold, Gold US Sub, Holdco and Sub enforceable against each of them in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          (b)   Gold's board of directors has, by resolutions unanimously adopted at a meeting duly called and held, (i) determined that the Mergers are in the best interests of Gold, adopted and declared advisable this Agreement and the Mergers and the other transactions contemplated hereby, which resolutions have not been rescinded, modified or withdrawn in any way after the date of its adoption, and (ii) prior to the Gold Shareholder Meeting will have directed that the Holdco Merger contemplated by this Agreement be submitted to the holders of Gold Shares for their approval, and (iii) proposed that the Gold shareholders approve the Holdco Merger.

        SECTION 4.04    No Conflict; Required Filings and Consents.

          (a)   None of the execution, delivery or performance of this Agreement by Gold or the consummation by Gold of the transactions contemplated by this Agreement (including the Mergers) will: (i) subject to obtaining Gold Shareholder Approval, conflict with or violate any provision of the Gold Charter or the Gold Bylaws or any equivalent organizational or governing documents of Gold US Sub or any Gold Significant Subsidiary; (ii) assuming that all consents, approvals and authorizations described in Section 4.04(b) have been obtained and all filings and notifications described in Section 4.04(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Gold or any Gold Subsidiary or any of their respective properties or assets; or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under (with or without notice or lapse of time, or both), or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than a Permitted Lien) upon any of the respective properties or assets of Gold or any Gold Subsidiary pursuant to any Gold Material Contract to which Gold or any Gold Subsidiary is a party or by which any property or asset of the Gold, Holdco, Sub or any of their respective Subsidiaries is bound or affected or any Gold Permit, except (x) for any such conflicts, violations, consents, breaches, losses, changes of control, defaults, other occurrences or Liens that would not reasonably be expected to have, individually or in the aggregate, a Gold

  Material Adverse Effect or (y) as may arise as a result of facts or circumstances relating to the Company or its affiliates or Laws or Contracts binding on the Company or its affiliates.

          (b)   None of the execution, delivery or performance of this Agreement by Gold, Holdco or Sub or the consummation by Gold, Holdco or Sub of the transactions contemplated by this Agreement (including the Mergers) will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity with respect to Gold or any Gold Subsidiary or any of their respective assets, other than (i) the filings required to effect the Holdco Merger with the relevant UK and Italian authorities, (ii) the filing of a premerger notification and report form under the HSR Act and the receipt, termination or expiration, as applicable, of waivers, consents, approvals, waiting periods or agreements required under applicable Antitrust Laws, (iii) any Gaming Approvals, (iv) compliance with the applicable requirements of securities Laws in Italy, (v) filings as may be required under the rules and regulations of the MSE, (vi) filings as may be required under the rules of any banking or other regulatory authority in Italy, (vii) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Entity would not reasonably be expected to have, individually or in the aggregate, a Gold Material Adverse Effect, and (viii) as may arise as a result of facts or circumstances relating to the Company or its affiliates or Laws or Contracts binding on the Company or its affiliates.

          (c)   As of the date hereof, to the knowledge of Gold, there are no facts or circumstances with respect to Gold or any Gold Subsidiary or any of their respective affiliates insofar as such affiliate-owned interest would be attributable to Gold or any Gold Subsidiary under any applicable Gaming Law that would prevent or materially delay receipt of any Gaming Approvals.

        SECTION 4.05    Permits; Compliance with Laws.

          (a)   Gold and each Gold Subsidiary is in possession of all material Permits under Gaming Laws which are necessary for Gold and each Gold Subsidiary to own, lease and operate its properties and assets, and to carry on and operate its businesses as currently conducted (the "Gold Material Gaming Permits"). To the knowledge of Gold, all Gold Material Gaming Permits are in full force and effect, and none of the Company or the Company Subsidiaries is in default or violation of any such Gold Material Gaming Permit. Neither the Company nor any Company Subsidiary has received any written notice during the period beginning on the date that is two (2) years prior to the date of this Agreement from any Governmental Entity threatening to suspend, revoke, withdraw, modify or limit in any material and adverse respect any Gold Material Gaming Permit. Gold and each Gold Subsidiary is in possession of all other Permits (other than Gold Material Gaming Permits) necessary for Gold and each Gold Subsidiary to own, lease and operate its properties and assets, and to carry on and operate its businesses as currently conducted (the "Gold Permits"), except where the failure to possess such Permits would not reasonably be expected to have, individually or in the aggregate, a Gold Material Adverse Effect. All Gold Permits are in full force and effect, except where the failure to have, or the failure to be in full force and effect of, any Gold Permits would not reasonably be expected to have, individually or in the aggregate, a Gold Material Adverse Effect, and none of Gold or the Gold Subsidiaries is in default or violation of any such Gold Permit, except where such default or violation would not reasonably be expected to have, individually or in the aggregate, a Gold Material Adverse Effect. Neither Gold nor any Gold Subsidiary has received any written notice during the period beginning on the date that is two (2) years prior to the date of this Agreement from any Governmental Entity threatening to suspend, revoke, withdraw, modify or limit in any material and adverse respect any Gold Permit, except where such notice would not reasonably be expected to have, individually or in the aggregate, a Gold Material Adverse Effect.

          (b)   Neither Gold nor any Gold Subsidiary is, or during the period beginning on the date that is two (2) years prior to the date of this Agreement has been, in violation of any Law (including Gaming Laws) applicable to Gold or any Gold Subsidiary or by which any property or asset of Gold or any Gold Subsidiary is bound or affected, except for any violations that would not reasonably be expected to have, individually or in the aggregate, a Gold Material Adverse Effect. Gold and the Gold Subsidiaries are in compliance with, and, during the period beginning on the date that is two (2) years prior to the date of this Agreement, have not received written notice of any default or violation of, any Gaming Laws applicable to Gold or any of the Gold Subsidiaries or by which any property or asset of Gold or any of the Gold Subsidiaries is bound or affected, except in each of the foregoing cases as would not reasonably be expected to be material to Gold and Gold Subsidiaries, taken as a whole. To the knowledge of Gold, no investigation by any Governmental Entity with respect to Gold or any Gold Subsidiary is pending or threatened, except for such investigations the outcomes of which would not reasonably be expected to have, individually or in the aggregate, a Gold Material Adverse Effect.

          (c)   Gold and the Gold Subsidiaries are in compliance with all applicable Laws relating to (i) the privacy of users of the Gold products or services and all Internet websites owned, maintained or operated by Gold or any Gold Subsidiary and (ii) the collection, storage, processing, use and transfer of, and provision of notice of breach regarding, any personally identifiable information, except in the case of each of clause (i) and (ii),where the failure to be in compliance with such applicable Laws would not reasonably be expected to have, individually or in the aggregate, a Gold Material Adverse Effect. No claims are pending, or, to the knowledge of the Gold, are threatened in writing against Gold or any of the Gold Subsidiaries by any person alleging a violation of such applicable Laws referred to in the foregoing sentence or by any person alleging a violation of such person's privacy or confidentiality rights or rights relating to personal information, except for any such claim that would not reasonably be expected to have, individually or in the aggregate, a Gold Material Adverse Effect.

        SECTION 4.06    Gold CONSOB Documents; Financial Statements.

          (a)   Since December 31, 2012, Gold has filed with or otherwise furnished to (as applicable) the CONSOB and/or the MSE, all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and other documents required to be filed or furnished by it under securities Laws of Italy, as applicable (such documents and any other documents filed by Gold with the CONSOB and/or the MSE, as have been supplemented, modified or amended since the time of filing, collectively, the "Gold CONSOB Documents"). As of their respective filing dates or, if supplemented, modified or amended since the time of filing, as of the date of the most recent supplement, modification or amendment, Gold CONSOB Documents (i) did not at the time each such document was filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with all applicable requirements of securities Laws of Italy, in each case as in effect on the date each such document was filed. The audited consolidated financial statements and unaudited consolidated interim financial statements of Gold (including, in each case, any notes thereto) and the consolidated Gold Subsidiaries included in or incorporated by reference into Gold CONSOB Documents (collectively, the "Gold Financial Statements") (x) complied as of their respective dates of filing in all material respects with the then applicable accounting requirements and the published rules and regulations of the CONSOB with respect thereto, (y) were prepared in all material respects in accordance with IFRS (as adopted by the European Union and in accordance with legislative decree in effect in Italy on the date of such Gold Financial Statement) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments) and (z) present fairly, in all material respects, the consolidated financial position and the consolidated comprehensive income, results of their operations, cash flows and equity of Gold and the consolidated Gold Subsidiaries as of the dates and for the periods referred to therein (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments). As of the date of this Agreement, to the knowledge of Gold there are no outstanding or unresolved comments in any comment letters received by the Gold from the CONSOB. As of the date of this Agreement, to the knowledge of Gold, none of the Gold CONSOB Documents is the subject of any ongoing review by the CONSOB. No Gold Subsidiary is, or since September 30, 2012 has been, required to file periodic reports with the SEC or CONSOB pursuant to applicable securities Laws.

          (b)   From September 30, 2012 to the date hereof, (i) neither Gold nor any Gold Subsidiary has received, in writing, any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Gold or Gold Subsidiary or their respective internal accounting controls, and (ii) to the knowledge of Gold, no attorney representing Gold or any of the Gold Subsidiaries has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Gold or any of the Gold Subsidiaries or any of their respective officers, directors, employees or agents to the board of Gold or any committee thereof.

          (c)   Gold has established and maintains internal control mechanisms and internal audit procedures in compliance with Legislative Decree No. 58 of 24 February 1998 and the Italian Corporate Governance Code issued by Borsa Italiana S.p.A. (to the extent described in the Gold Corporate Governance Report as of December 31, 2013) designed to ensure that (i) all material information required to be disclosed by Gold in the reports that it files or submits with the CONSOB is recorded, processed, summarized and reported within the time periods specified in the rules and forms of CONSOB and (ii) material information relating to Gold, including its consolidated Gold Subsidiaries, is made known to the directors of Gold as appropriate to allow timely decisions regarding required disclosure and to prepare the documentation required pursuant to the securities Laws of Italy. Since September 30, 2012 to the date hereof, Gold has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to Gold's auditors and the audit committee of Gold (i) any significant weakness in the internal control reviews system in relation to the financial reporting process which are reasonably likely to adversely affect in any material respect Gold's ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls. As and to the extent described in the Gold CONSOB Documents, Gold and the Gold Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with IFRS.

        SECTION 4.07    Information Supplied.     None of the information supplied or to be supplied by Gold, Holdco or Sub specifically for inclusion or incorporation by reference in the Registration Statement, the Proxy Statement or the Gold Information Document will (a) in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, (b) in the case of the Proxy Statement and the Gold Information Document, will, at the time the Proxy Statement is first mailed to the Company's stockholders or the Gold Information Document is first mailed to Gold's shareholders, as applicable, or at the time of the Company Stockholder Meeting or the Gold Shareholder Meeting, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Gold with respect to statements made or incorporated by reference therein based on information supplied by the Company or any of their representatives specifically for inclusion or incorporation by reference therein.

        SECTION 4.08    Absence of Certain Changes.

          (a)   From March 31, 2014 through the date of this Agreement, except as otherwise contemplated or permitted by this Agreement, (i) the businesses of Gold and the Gold Subsidiaries have been conducted in all material respects in the ordinary course of business consistent with past practice, and (ii) neither Gold nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement without the Company's consent, would constitute a breach of Section 5.01(b)(vi), (vii), (viii), or, with respect to the foregoing, (x).

          (b)   Since December 31, 2013, there has not been any event, effect, development of state or circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Gold Material Adverse Effect.

        SECTION 4.09    Undisclosed Liabilities.     Neither Gold nor any of the Gold Subsidiaries is, subject to any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by IFRS to be set forth on a consolidated balance sheet of Gold and the Gold Subsidiaries or in the notes thereto, other than liabilities and obligations (a) disclosed, reserved against or provided for in the unaudited consolidated balance sheet of Gold as of March 31, 2014 or in the notes thereto, (b) incurred since March 31, 2014 in the ordinary course of business consistent with past practice, (c) incurred under this Agreement or in connection with the transactions contemplated hereby or (d) that otherwise would not reasonably be expected to have, individually or in the aggregate, a Gold Material Adverse Effect.

        SECTION 4.10    Litigation.     There is no Proceeding to which Gold, Holdco, Sub or any of their respective Subsidiaries is a party pending or, to the knowledge of Gold, threatened that would reasonably be expected to have, individually or in the aggregate, a Gold Material Adverse Effect. Neither Gold, Holdco, Sub nor any of their respective Subsidiaries is subject to any outstanding order, writ, injunction, judgment or decree of any Governmental Entity that would reasonably be expected to have, individually or in the aggregate, a Gold Material Adverse Effect. Immediately prior to the execution of this Agreement, to the knowledge of Gold, there are no Proceedings pending or threatened against Gold or any of its Subsidiaries challenging or seeking to prohibit the execution, delivery or performance of this Agreement or any of the transactions contemplated hereby.

        SECTION 4.11    Employee Benefits.

          (a)   For purposes of this Agreement, "Gold Benefit Plan" shall mean each compensation or benefit plan, policy, program, agreement or arrangement, in each case, sponsored, maintained or contributed to by Gold or any Gold Subsidiary, other than any plan, policy, program, agreement or arrangement which is required to be maintained by applicable Law.

          (b)   Except as would not reasonably be expected to have, individually or in the aggregate, a Gold Material Adverse Effect, (i) each Gold Benefit Plan has been administered in compliance with its terms and all applicable Laws, (ii) Gold and each Gold Subsidiary is in compliance with all Laws applicable to the Gold Benefit Plans, including ERISA and the Code, and (iii) there are no claims, actions, suits, proceedings, investigations, arbitrations, audits or hearings (other than for routine claims for benefits) pending or, to the knowledge of Gold, threatened with respect to any Gold Benefit Plan.

          (c)   None of Gold, any Gold Subsidiary or any of their respective affiliates or ERISA Affiliates maintains or has any actual or contingent liability (i) under any employee benefit subject to Section 302 or Title IV of ERISA or Section 412 of the Code or any similar provision of state, local or foreign law or that is otherwise a defined benefit pension plan, or (ii) to any "multiemployer plan" (as defined in Section 3(37) of ERISA).

          (d)   Except as would not reasonably be expected to have, individually or in the aggregate, a Gold Material Adverse Effect, all Gold Benefit Plans subject to the Laws of any jurisdiction outside the United States (i) have been maintained in accordance with all applicable requirements, (ii) if such Gold Benefit Plans are intended to qualify for special Tax treatment, meet all the requirements for such treatment, and (iii) if such Gold Benefit Plans are intended or required to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions and in accordance with any applicable requirements.

        SECTION 4.12    Labor.

          (a)    There is no labor strike, dispute, or lockout, or, to the knowledge of Gold, threat thereof, against or with respect to any employee of Gold or any Gold Subsidiary, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Gold Material Adverse Effect.

          (b)   Except as would not reasonably be expected to have, individually or in the aggregate, a Gold Material Adverse Effect, (i) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceedings pending or, to the knowledge of the Company, threatened, and (ii) Gold and each Gold Subsidiary is in compliance with all applicable Laws pertaining to employment, employment practices and the employment of labor, including all such Laws relating to labor relations, payment of wages, classification of employees, immigration, health and safety and workers' compensation.

        SECTION 4.13    Tax Matters.

          (a)   Gold and each Gold Subsidiary properly maintains the mandatory tax books and accounts and has timely filed (taking into account any valid extension of time within which to file) all Tax Returns required to be filed by it and all such filed Tax Returns are correct, complete and accurate and has paid all Taxes due (whether or not shown as due on such filed Tax Returns), subject in each case to such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Gold Material Adverse Effect. All Taxes which Gold or any Gold Subsidiary has been required by law to withhold or to collect for payment on or prior to the date hereof have been duly withheld and collected and have been paid to the appropriate Governmental Entity, subject to such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Gold Material Adverse Effect. There are no material Liens related to Taxes upon any property or assets of Gold or any Gold Subsidiary, except for Permitted Liens.

          (b)   As of the date hereof there is no action, suit, investigation, audit, claim, assessment or other proceeding pending with respect to Taxes for which Gold or any Gold Subsidiary may be liable that, if determined adversely, would reasonably be expected to have, individually or in the aggregate, a Gold Material Adverse Effect. No material deficiency with respect to Taxes has been asserted or assessed in writing against Gold or any Gold Subsidiary which has not been fully paid or adequately reserved in Gold Financial Statements in accordance with IFRS.

        SECTION 4.14    Environmental Matters.     Except as would not reasonably be expected to have, individually or in the aggregate, a Gold Material Adverse Effect:

          (a)   Gold and each Gold Subsidiary is, and has been during the period beginning on the date that is two (2) years prior to the date of this Agreement, in compliance with those Environmental Laws applicable to their respective assets, properties and operations (including possessing and complying with any required Environmental Permits), and there are no administrative or judicial proceedings, actions or investigations pending against Gold or any Gold Subsidiary and none of Gold or any Gold Subsidiary has received any written notice, demand, letter or claim, in either case, alleging that Gold or such Gold Subsidiary is in violation of, or has liability under, any Environmental Law.

          (b)   To the knowledge of Gold, there are no Hazardous Substances present in, at, on, under any Gold Owned Real Property, Gold Leased Real Property, or any other location or in any product or equipment designed or manufactured by the operations of Gold or any Gold Subsidiary, that, in either case, would reasonably be expected to result in a liability under Environmental Laws on the part of Gold or any Gold Subsidiary.

        SECTION 4.15    Intellectual Property.

          (a)   Except as would not reasonably be expected to have, individually or in the aggregate, a Gold Material Adverse Effect, Gold and the Gold Subsidiaries (i) own all right, title and interest in or (ii) have the valid right or license to use all Intellectual Property Rights that are used in the conduct of the business of Gold and the Gold Subsidiaries as currently conducted (the "Gold Intellectual Property Rights"). Except as would not reasonably be expected to have, individually or in the aggregate, a Gold Material Adverse Effect, Gold and the Gold Subsidiaries are the sole and exclusive owners of all applications and registrations included in the Gold Registered Intellectual Property Rights, free and clear of all Liens, except for Permitted Liens. Except as would not reasonably be expected to have, individually or in the aggregate, a Gold Material Adverse Effect, all Gold Registered Intellectual Property Rights are subsisting and, to Gold's knowledge, valid and enforceable.

          (b)   As of the date of this Agreement, there is no pending, or to the knowledge of Gold, threatened Proceeding against Gold or any of the Gold Subsidiaries concerning the validity, enforceability or ownership of any Gold Intellectual Property Rights or the right of Gold to use or otherwise exploit any Gold Intellectual Property Rights, except for such Proceedings that would not reasonably be expected to have, individually or in the aggregate, a Gold Material Adverse Effect. To the knowledge of Gold, none of Gold nor any of the Gold Subsidiaries are subject to any order pertaining to the Gold Registered Intellectual Property Rights restricting in any material manner the use, transfer, licensing or other exploitation by Gold or any of the Gold Subsidiaries of any Gold Intellectual Property Rights or Gold's (or the applicable Gold Subsidiary's) ownership thereof. Neither Gold nor any of the Gold Subsidiaries has received, during the period beginning on the date that is two (2) years prior to the date of this Agreement, any written charge, complaint, claim, demand or notice challenging the validity of any of the Gold Intellectual Property Rights, except as would not reasonably be expected to have, individually or in the aggregate, a Gold Material Adverse Effect.

          (c)   Neither the execution, delivery and performance of this Agreement nor the consummation of the Mergers and other transactions contemplated by this Agreement will impair the right of Gold to use, develop, make, have made, offer for sale, sell, import, copy, modify, create derivative works of, perform, display, distribute, license, or dispose of any Gold Intellectual Property Rights or any portion thereof as currently used or exploited by Gold and the Gold Subsidiaries, except as would not reasonably be expected, individually or in the aggregate, to be material to Gold and the Gold Subsidiaries, taken as a whole.

          (d)   To Gold's knowledge, the conduct of the business of Gold and the Gold Subsidiaries as currently conducted does not infringe upon any Intellectual Property Rights of any other person, except for any such infringement that would not reasonably be expected to have, individually or in the aggregate, a Gold Material Adverse Effect. None of Gold or any of the Gold Subsidiaries has received, during the period beginning on the date that is two (2) years prior to the date of this Agreement, any written charge, complaint, claim, demand or notice alleging any such infringement by Gold or any of the Gold Subsidiaries that has not been settled or otherwise fully resolved, except for any such infringement that would not reasonably be expected to have, individually or in the aggregate, a Gold Material Adverse Effect. To Gold's knowledge, no other person is infringing, or has infringed during the period beginning on the date that is two (2) years prior to the date of this Agreement, any Gold Intellectual Property Rights owned by Gold, except for any such infringement as would not reasonably be expected to have, individually or in the aggregate, a Gold Material Adverse Effect.

          (e)   Except as would not reasonably be expected to have, individually or in the aggregate, a Gold Material Adverse Effect, each of Gold and the Gold Subsidiaries has taken commercially reasonable steps to protect, preserve and maintain the secrecy and confidentiality of all Trade Secrets included in the Gold Intellectual Property Rights that are both owned by Gold or the Gold Subsidiaries and material to the business of Gold or the Gold Subsidiaries as currently conducted. To Gold's knowledge, there have been no breaches of security that resulted in the disclosure of any such material Trade Secrets, except for any such disclosure that would not reasonably be expected to have, individually or in the aggregate, a Gold Material Adverse Effect.

        SECTION 4.16    Insurance.     Except as would not reasonably be expected to have, individually or in the aggregate, a Gold Material Adverse Effect, (a) all insurance policies maintained by Gold and the Gold Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the management of Gold reasonably has determined to be prudent in accordance with industry practices or as is required by law or regulation, and all premiums due and payable thereon have been paid; and (b) neither Gold nor any Gold Subsidiary is in breach or default of any of the insurance policies, and neither Gold nor any Gold Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default or permit termination or material modification of any of the insurance policies. Except as would not reasonably be expected to have, individually or in the aggregate, a Gold Material Adverse Effect, Gold has not received any notice of termination or cancellation or denial of coverage with respect to any insurance policy.

        SECTION 4.17    Contracts.

          (a)   For the purposes of this Agreement, "Gold Material Contract" means the Contract set forth on Section 4.17 of the Gold Disclosure Letter.

          (b)   Neither Gold, Holdco, Sub nor any of their respective Subsidiaries is in breach of or default under the terms of any Gold Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Gold Material Adverse Effect. To the knowledge of Gold, no other party to any Gold Material Contract is in breach of or default under the terms of any Gold Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Gold Material Adverse Effect. Each Gold Material Contract is a valid and binding obligation of, and enforceable in accordance with its terms against, Gold or the relevant Gold Subsidiary party thereto, as applicable, and, to the knowledge of Gold, each other party thereto and is in full force and effect, except as would not reasonably be expected to have, individually or in the aggregate, a Gold Material Adverse Effect; provided, however, that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors' rights generally.

        SECTION 4.18    Opinion of Financial Advisor.     Gold's board of directors has received the opinion of Credit Suisse on or prior to the date of this Agreement, to the effect that, as of the date of such opinion and subject to the assumptions and limitations set forth therein, the Holdco Exchange Ratio, after giving effect to the aggregate Company Merger Consideration to be paid to holders of Company Shares in the Company Merger, is fair, from a financial point of view, to the holders of Gold Shares. Gold will make a true and complete copy of such opinion available to the Company, for informational purposes only, after receipt of such opinion by Gold's board of directors.

        SECTION 4.19    Gaming Approvals and Licensing Matters.     In the five (5) years prior to the date of this Agreement, none of Gold nor any of the Gold Subsidiaries, or any of their respective officers, directors or, or to the knowledge of Gold, other affiliates of Gold, has been denied a gaming license or suitability approval, by any Gaming Authority, or had any gaming license or suitability approval revoked or suspended.

        SECTION 4.20    Anti-Money Laundering and Economic Sanctions Laws.

          (a)   None of Gold, the Gold Subsidiaries, any of their respective officers, directors, employees or, to the knowledge of Gold, agents designated by Gold to act on behalf of Gold and solely when acting in such capacity (collectively, the "Gold Group," it being acknowledged and agreed that any representation or warranty in this Agreement with respect to the Gold Group shall, to the extent it applies to such agents, be deemed made to the knowledge of Gold and solely when acting in such capacity), (i) is in violation of any applicable anti-money laundering law or (ii) engages in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of offenses designated in any applicable law, regulation or other binding measure implementing the "Forty Recommendations" and "Nine Special Recommendations" published by the Organization for Economic Co-operation and Development's Financial Action Task Force on Money Laundering.

          (b)   Except as otherwise authorized by OFAC, no member of the Gold Group (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person, (ii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any applicable Economic Sanctions Laws or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the applicable prohibitions set forth in any Economic Sanctions Laws.

        SECTION 4.21    FCPA and Anti-Corruption.

          (a)   No member of the Gold Group has in the five (5) years prior to the date of this Agreement, in connection with the business of Gold or any Gold Subsidiary, itself or, to the knowledge of Gold, any other third party, in each case, acting on behalf of Gold or any Gold Subsidiary, taken any action in violation of the FCPA or any Bribery Legislation.

          (b)   No member of the Gold Group is, or in the five (5) years prior to the date of this Agreement has been, subject to any actual, pending, or threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving Gold or any Gold Subsidiary in any way relating to applicable Bribery Legislation, including the FCPA.

        SECTION 4.22    Customers.     To the knowledge of Gold, as of the date of this Agreement neither Gold nor any of the Gold Subsidiaries (a) has been notified in writing of any breach of any Contract with any of Gold's top ten (10) customers (the "Gold Material Customers"), measured by revenue generated in fiscal year 2013, that would be material and adverse to Gold and the Gold Subsidiaries, taken as a whole or (b) has been notified in writing by any such Gold Material Customers that it intends to terminate or otherwise materially and adversely alter the terms of its business with Gold or any of the Gold Subsidiaries, in each case, in a manner that would be material and adverse to Gold and the Gold Subsidiaries, taken as a whole. As of the date of this Agreement, neither Gold nor any of the Gold Subsidiaries has notified any such Gold Material Customers in writing of any material breach of any material Contract by such Gold Material Customers.

        SECTION 4.23    Anti-Takeover Provisions.     Assuming the accuracy of the representation contained in Section 3.02(g), Gold, Gold US Sub, Holdco and Sub have taken all actions necessary to render inapplicable to this Agreement and the Holdco Merger, and inapplicable to Holdco, Sub and Gold's share capital in connection with this Agreement and the Holdco Merger, any and all Takeover Statutes,

and no such Takeover Statute applies or will apply to Gold, Holdco, Sub, any of their respective Subsidiaries, with respect to the Holdco Merger.

        SECTION 4.24    Vote Required.     The affirmative vote of the holders of two-thirds of the Gold Shares in attendance and able to vote on first call at the Gold Shareholder Meeting ("Gold Shareholder Approval"), approval of Gold, as the sole shareholder of Holdco (the "Holdco Shareholder Approval") and approval of the sole shareholder of Sub (the "Sub Shareholder Approval") are the only votes required (under applicable Law, Gold Charter, Gold Bylaws or otherwise) of the holders of any class or series of capital stock or other equity securities of Gold, Holdco and Sub to approve, as the case may be, this Agreement, the Holdco Merger Terms and the transactions contemplated hereby (including the Mergers). The Principal Gold Shareholders will be entitled to vote all Gold Shares held by them at the Gold Shareholder Meeting, and such Gold Shares will be counted in determining whether the Gold Shareholder Approval is obtained.

        SECTION 4.25    Brokers.     No broker, finder or investment banker other than Credit Suisse is entitled to any brokerage, finder's or other fee or commission from Gold or any Gold Subsidiary in connection with the transactions contemplated by this Agreement.

        SECTION 4.26    Financing.

          (a)   Gold has delivered to the Company a true and complete copy of the executed commitment letter, dated as of the date hereof (the "Debt Commitment Letter"), subject to the terms thereof, to lend the amounts set forth therein (including any replacement or refinancing credit facilities or debt securities contemplated therein, the "Debt Financing"). Gold has also delivered to the Company true and complete copies (with the fees, economic flex terms, securities demand (other than provisions regarding the timing thereof and the result of non-compliance therewith) and other proprietary economic terms therein redacted) of any fee letter relating to the Debt Commitment Letter (any such fee letter, a "Fee Letter").

          (b)   Assuming the satisfaction of the conditions set forth in Sections 6.01 and 6.02 (other than those conditions that by their terms are to be satisfied (or if permitted, waived) at the Closing; but subject to the satisfaction (or, if applicable, waiver) of such conditions at such time), the aggregate amount of funds contemplated to be provided pursuant to the Debt Commitment Letter, together with cash on hand, is sufficient to fund all required payments, including the payment of fees and expenses, that are payable at the Closing in connection with the transactions contemplated by this Agreement, including, without limitation, the repayment of indebtedness contemplated by paragraph 2 of the Debt Commitment Letter (collectively, the "Financing Uses").

          (c)   The Debt Commitment Letter is in full force and effect and has not been withdrawn, rescinded or terminated or otherwise amended, supplemented or modified in any respect (except to the extent amended or replaced in accordance with the terms of this Agreement). The Debt Commitment Letter, in the form so delivered, is a legal, valid and binding obligation of Gold and, to the knowledge of Gold, the other parties thereto, enforceable against Gold (and, to the knowledge of Gold, such other parties) in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. As of the date of this Agreement, there are no side letters or other agreements, contracts or arrangements (except for any Fee Letters delivered to the Company) relating to the Debt Financing and Debt Commitment Letter, except as expressly set forth in the Debt Commitment Letter. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Gold under any term, or a failure of any condition, of the Debt Commitment Letter or otherwise result in any portion of the Debt

  Financing contemplated thereby required for the Financing Uses to be unavailable. Gold has no reason to believe that, assuming the satisfaction of the conditions set forth in Sections 6.01 and 6.02 (other than those conditions that by their terms are to be satisfied (or if permitted, waived) at the Closing; but subject to the satisfaction (or, if applicable, waiver) of such conditions at such time), it could be unable to satisfy on a timely basis any term or condition of the Debt Commitment Letter required to be satisfied by it. Gold has fully paid any and all commitment fees or other fees required by the Debt Commitment Letter to be paid on or before the date of this Agreement. There are no conditions precedent related to the funding or investing, as applicable, of the full amount of the Debt Financing, other than as expressly set forth in the Debt Commitment Letter.

          (d)   Neither Gold, Holdco nor Sub has entered into an exclusivity, lock-up or other similar agreement, arrangement or binding understanding with any bank or investment bank or other potential provider of debt or equity financing that prohibits such provider from providing or seeking to provide services, including debt or equity financing, to any third party in connection with a transaction relating to the Company or the Company Subsidiaries (including in connection with the making of any Company Competing Proposal) in connection with the transactions contemplated by this Agreement.

        SECTION 4.27    Absence of Certain Arrangements.     Other than this Agreement, there are no Contracts or any commitments to enter into any Contract between Gold, Holdco, Sub or any of their respective affiliates, on the one hand, and any director, officer, employee or stockholder of the Company, on the other hand, relating to the transactions contemplated by this Agreement or the operations of the Holdco Merger Surviving Company or the Company Merger Surviving Corporation after the Effective Times.

        SECTION 4.28    Acknowledgement of No Other Representations or Warranties.     Except for the representations and warranties contained in Article III, each of Gold, Holdco and Sub acknowledges and agrees that none of the Company, the Company Subsidiaries or any of their respective affiliates or the Company Representatives makes or has made any representation or warranty, either express or implied, concerning the Company or the Company Subsidiaries or any of their respective assets or properties or the transactions contemplated by this Agreement. Gold, Holdco and Sub and their respective representatives have received from the Company or its representatives certain estimates, projections and other forecasts for the Company and its Subsidiaries and certain estimates, plans and budget information. Each of Gold, Holdco and Sub acknowledges and agrees that there are uncertainties inherent in attempting to make such projections, forecasts, estimates, plans and budgets; that the Company makes no representations or warranties with respect thereto; that Gold, Holdco and Sub are familiar with such uncertainties; and that Gold, Holdco and Sub are each taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them or their representatives.

ARTICLE V
 COVENANTS

        SECTION 5.01    Conduct of Business Pending the Mergers.

          (a)    Conduct of Business by the Company.    The Company agrees that between the date of this Agreement and the Company Merger Effective Time, except as set forth in Section 5.01(a) of the Company Disclosure Letter, as expressly provided for, permitted or required by any other provision of this Agreement or as required by applicable Law, by a Governmental Entity of competent jurisdiction or by the rules or requirements of the NYSE, unless Gold shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the Company will, and will cause each Company Subsidiary to, (x) conduct its business and operations in all material respects in the ordinary course of business and (y) use commercially reasonable efforts to (I) preserve substantially intact its business organization, keep available the services of its current officers and employees and preserve its relationships with significant Governmental Entities (including applicable Gaming Authorities), customers, suppliers, licensors, licensees, distributors, wholesalers, lessors and others having significant business dealings with it; and (II) maintain in effect all material Company Permits; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of this Section 5.01(a) shall be deemed a breach of clause (x) or clause (y) unless such action would constitute a breach of such specific provision. Without limiting the foregoing, except as set forth in Section 5.01(a) of the Company Disclosure Letter, as expressly provided for, permitted or required by any other provision of this Agreement or as required by applicable Law, by a Governmental Entity of competent jurisdiction or by the rules or requirements of the NYSE, the Company shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the Company Merger Effective Time, do any of the following without the prior written consent of Gold (which consent shall not be unreasonably withheld, delayed or conditioned):

              (i)  amend its articles of incorporation, bylaws or equivalent organizational documents;

             (ii)  issue, sell, pledge, dispose, encumber or grant any shares of capital stock or other equity interests in the Company or any Company Subsidiary, or options, warrants or other securities convertible into, or exchangeable or exercisable for, any such shares of capital stock or other equity interests, any rights of any kind to acquire any such shares of capital stock or other equity interests or such options, warrants or other convertible or exchangeable securities or any rights relating to or based on the value of such capital stock or other equity interests, other than (A) grants of purchase rights under the Company Stock Purchase Plan (subject to Section 5.12(e)) (B) pursuant to the Retention Plan in accordance with Section 5.12(f) or (C) the issuance of Company Shares upon the exercise of Company Options or purchase rights under the Company Stock Purchase Plan, or upon the vesting and settlement of Company Stock Unit Awards, in each case, outstanding as of the date hereof or otherwise permitted to be granted hereunder;

            (iii)  sell, pledge, dispose of, transfer, lease, license or encumber any material property or material assets (other than, for the avoidance of doubt, sales, pledges, disposals, transfers, leases, licenses or encumbrances of inventory, supplies, materials, products in the ordinary course of business) of the Company and the Company Subsidiaries taken as a whole, other than pursuant to Contracts in effect on the date hereof;

            (iv)  (A) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any Company Securities (other than (I) the Company's ordinary course quarterly dividends to holders of Company Shares in a per share amount no greater than the Company's most recently declared quarterly dividend, with record and payment dates in accordance with the Company's customary dividend schedule (II) dividends paid by a wholly owned Company Subsidiary to the Company or another wholly owned Company Subsidiary and (III) the Special Dividend) (B) split, combine, reclassify or amend the terms of any shares of capital stock or other equity interests of the Company or any Company Subsidiary; or (C) redeem, purchase or otherwise acquire any shares of capital stock or other equity interests of the Company, except for any repurchases in connection with exercises of Company Options or Tax withholdings upon the vesting or payment of Company Stock Unit Awards;

             (v)  adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than a merger of one or more Company Subsidiaries with or into, or the transfer of one or more Company Subsidiaries to, one or more other Company Subsidiaries);

            (vi)  acquire (including by merger, consolidation or acquisition of stock or assets) any interest in any person or any division or material amount of assets thereof, except with respect to acquisitions of interests in any person or any division or material amount of assets for consideration that is individually not in excess of $20 million and in the aggregate not in excess of $50 million;

           (vii)  incur any Indebtedness or issue any debt securities, or assume or guarantee the obligations of any person (other than a wholly owned Company Subsidiary), except (A) for borrowings in the ordinary course of business under the Company's existing credit facilities, (B) Indebtedness for borrowed money that is prepayable at any time without penalty or premium, in an amount not to exceed $20 million in the aggregate or (C) borrowings permitted pursuant to Section 5.16(b);

          (viii)  make any loans, advances or capital contributions to, or investments in, any other person (other than any wholly owned Company Subsidiary) in excess of $20 million in the aggregate;

            (ix)  materially modify, amend, cancel or terminate or waive, release or assign any material rights or claims with respect to, any Company Material Contract or enter into any Contract which, if entered into prior to the date hereof, would be a Company Material Contract, in each case, other than in the ordinary course of business or, for the avoidance of doubt, as permitted by any other clause of this Section 5.01(a);

             (x)  except to the extent required by Law or the terms of any Company Benefit Plan as in effect as of the date of this Agreement or as specifically contemplated by this Agreement: (A) other than in the ordinary course of business, increase the compensation or benefits payable or to become payable to its directors, officers or employees; (B) other than in the ordinary course of business, grant any rights to severance or termination pay, enter into any employment or severance agreement, or establish, adopt, enter into or amend any collective bargaining agreement or Company Benefit Plan; (C) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan; or (D) pay or award, or commit to pay or award, any bonuses or incentive compensation, other than at times and in amounts in the ordinary course of business, consistent with past practice;

            (xi)  change (or file a request to change) any material method of Tax accounting, any annual Tax accounting period, make, change or revoke any material Tax election, settle or compromise any material liability for Taxes or file any material amended Tax Return;

           (xii)  make any material change in accounting policies or procedures in effect as of March 29, 2014, other than as required by GAAP (or any interpretation or enforcement thereof), Regulation S-X of the Exchange Act or a Governmental Entity or quasi-Governmental Entity (including the Financial Accounting Standards Board or any similar organization) or applicable Law;

          (xiii)  make any capital expenditures (excluding, for the avoidance of doubt, capitalized software development costs) after the date hereof that exceed the amounts contemplated by the Company's capital expenditure budget previously made available to Gold by more than $15 million in the aggregate; provided, however, that the Company and any Company Subsidiary shall be permitted to make emergency capital expenditures in any amount that the Company determines is necessary in its reasonable judgment to maintain its ability to operate its business in the ordinary course;

          (xiv)  waive, release, assign, settle or compromise any Proceeding, affecting the Company or any Company Subsidiary (other than any Proceeding concerning this Agreement), other than any such waiver, release, assignment, settlement or compromise of a Proceeding (a) where the amounts paid or to be paid (A) do not exceed established reserves for such Proceedings as of the date hereof by more than $15 million or (B) are funded, subject to payment of a deductible, by insurance coverage maintained by the Company or its Subsidiaries and (b) that does not include any equitable relief that would be material and adverse to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole;

           (xv)  fail to maintain insurance consistent with past practice and of a size and scope that is reasonable for the business of the Company and the Company Subsidiaries, taken as a whole; or

          (xvi)  authorize, commit to or enter into any Contract to do any of the foregoing.

  Nothing contained in this Agreement shall give Gold, Holdco or Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the Company Merger Effective Time. Prior to the Company Merger Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

          (b)    Conduct of Business by Gold, Holdco and Sub.    Between the date hereof and the Company Merger Effective Time, Gold, Holdco and Sub shall not, and shall not permit any of their respective Subsidiaries or affiliates to, take or agree to take any action that would (i) be reasonably likely to have, individually or in the aggregate, a Gold Material Adverse Effect or (ii) prevent or materially delay the satisfaction of the conditions set forth in Article VI. Except as expressly set forth in Section 5.01(b) of the Gold Disclosure Letter, as provided for, permitted or required by any other provision of this Agreement or as required by applicable Law, by a Governmental Entity of competent jurisdiction or by the rules or requirements of the MSE, Gold shall not, and shall not permit any Gold Subsidiary to, between the date of this Agreement and the Holdco Merger Effective Time, do any of the following without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned):

              (i)  amend its articles of incorporation, bylaws or equivalent organizational documents in a manner materially adverse to the future shareholders of Holdco;

             (ii)  issue, sell, pledge, dispose, encumber or grant Gold Shares, or options, warrants or other securities convertible into, or exchangeable or exercisable for, Gold Shares, other than (x) issuances, sales, pledges, dispositions, encumbrances or grants of up to an aggregate of ten percent (10%) of the issued and outstanding Gold Shares outstanding as of the date hereof in consideration of acquisitions permitted pursuant to Section 5.01(b)(vii), (y) grants under the Gold Stock Plans in the ordinary course of business and (z) issuance of Gold Shares upon the exercise of Gold Options or the vesting or settlement of Gold Stock Unit Awards or Other Gold Equity-Based Awards, in each case outstanding as of the date hereof or otherwise permitted to be granted hereunder;

            (iii)  sell, pledge, dispose of, transfer, lease, license or encumber any assets (x) if such action would reasonably be expected to materially delay or prevent the satisfaction of any of the conditions to closing set forth in Article VI or (y) that constitute more than ten percent (10%) of the assets of Gold and the Gold Subsidiaries (based on the fair market value thereof), taken as a whole, or comprise ten percent (10%) or more of the consolidated revenues or EBITDA of Gold and the Gold Subsidiaries, taken as a whole (other than, for the avoidance of doubt, sales, pledges, disposals, transfers, leases, licenses or encumbrances of inventory, supplies, materials, products in the ordinary course of business), other than pursuant to Contracts in effect on the date hereof;

            (iv)  (x) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any Gold Securities (other than (A) Gold's ordinary course dividends to holders of Gold Shares in a per share amount no greater than Gold's most recently declared dividend, with record and payment dates in accordance with Gold's customary dividend schedule and (B) dividends paid by a wholly owned Gold Subsidiary to Gold or another wholly owned Gold Subsidiary) (y) split, combine, reclassify or amend the terms of any shares of capital stock or other equity interests of Gold or any Gold Subsidiary; or (z) redeem, purchase or otherwise acquire any shares of capital stock or other equity interests of Gold, except for repurchases of Gold Shares of an employee prior to the lapse of any vesting period upon termination of such employee's employment and any other repurchases in connection with the exercises of Gold Options or Tax withholdings on the vesting or payment of Gold Stock Unit Awards or any other Gold Stock Plans;

             (v)  adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Gold or any Gold Subsidiary (other than a merger of one or more Gold Subsidiaries with or into, or the transfer of one or more Gold Subsidiaries to, one or more other Gold Subsidiaries and other than in furtherance of the consummation of the transactions contemplated by this Agreement or otherwise not materially adverse to the shareholders of Holdco);

            (vi)  incur any Indebtedness or issue any debt securities, or assume or guarantee the obligations of any person (other than a wholly owned Gold Subsidiary) except (x) as contemplated by the Debt Commitment Letter or any New Debt Commitment Letter, (y) for borrowings in the ordinary course of business or (z) for borrowings in respect of acquisitions permitted pursuant to Section 5.01(b)(vii);

           (vii)  merge or consolidate with any other person or acquire a material amount of the stock or assets of any other person or effect any business combination, recapitalization or similar transaction (other than the transactions contemplated by this Agreement) (x) if such action would reasonably be expected to materially delay or prevent the satisfaction of any of the conditions to closing set forth in Article VI or (y) for consideration that is individually or in the aggregate in excess of the fair market value of ten percent (10%) of the assets of Gold and the Gold Subsidiaries, taken as a whole, or assets comprising ten percent (10%) or more of the consolidated revenues or EBITDA of Gold and the Gold Subsidiaries, taken as a whole, measured as of the date hereof;

          (viii)  make any loans, advances or capital contributions to, or investments in, any other person (other than any wholly owned Gold Subsidiary) in excess of the fair market value of ten percent (10%) of the assets of Gold and the Gold Subsidiaries, taken as a whole, or assets comprising ten percent (10%) or more of the consolidated revenues or EBITDA of Gold and the Gold Subsidiaries, taken as a whole, measured as of the date hereof;

            (ix)  enter into any Contract involving consideration in excess of $500,000 and that would be required to be disclosed by Gold pursuant to Item 404 of Regulation S-K under the Securities Act if Gold were subject to such disclosure obligation; or

             (x)  authorize, commit to or enter into any Contract to do any of the foregoing.

Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Gold prior to the Holdco Merger Effective Time. Prior to the Holdco Merger Effective Time, Gold shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

        SECTION 5.02    Agreements Concerning Gold US Sub, Holdco and Sub.

          (a)   Gold US Sub hereby unconditionally and irrevocably guarantees the due, prompt and faithful payment by Gold of all of the amounts required to be paid by them pursuant to this Agreement in accordance with the terms of this Agreement. To the extent Gold fails to pay: (a) any undisputed amounts required to be paid pursuant to this Agreement or (b) any amount due under a final and nonappealable court order of a court of competent jurisdiction when due, Gold US Sub shall make such payment within five Business Days of the Company's written demand.

          (b)   Gold hereby guarantees the due, prompt and faithful payment, performance and discharge by Holdco and Sub of, and the compliance by Holdco and Sub with, all of the covenants, agreements, obligations and undertakings of Holdco and Sub to be performed at or prior to the Company Merger Effective Time under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to ensure such payment, performance and discharge by Holdco and Sub hereunder.

          (c)   Holdco shall, immediately following execution of this Agreement, approve this Agreement in its capacity as sole stockholder of Sub in accordance with applicable Law and the articles of incorporation and bylaws of Sub. Prior to the Effective Times, Gold shall take all necessary actions to ensure that the shareholders of Holdco provide promptly all necessary consents and approvals with respect to this Agreement and the consummation of the Mergers and the other transactions contemplated hereby.

          (d)   During the period from the date of this Agreement through the Company Merger Effective Time, Holdco and Sub shall not, and Gold shall not permit Holdco or Sub to, engage in any activity of any nature except (i) as provided in or expressly contemplated by this Agreement, or (ii) with the Company's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) and in connection with the consummation of the transactions contemplated by this Agreement.

        SECTION 5.03    No Solicitation by Company; Change of Company Recommendation.

          (a)   Subject to Section 5.03(b), (i) the Company shall, and shall cause the Company Subsidiaries to, and shall direct its and their directors, officers, investment bankers, financial advisors, counsel and other representatives (collectively, the "Company Representatives") to, immediately cease any solicitations, discussions or negotiations with any persons that may be ongoing with respect to any Company Competing Proposal, or any inquiry or proposal that may reasonably be expected to lead to a Company Competing Proposal, and (ii) from the execution of this Agreement until the Company Merger Effective Time, the Company shall not, shall cause the Company Subsidiaries to not, and shall not direct or authorize any Company Representative to, (A) initiate, solicit or knowingly facilitate or encourage, directly or indirectly, the submission of any inquiries regarding, or the making of any proposal or offer that constitutes a Company Competing Proposal, (B) furnish any non-public information regarding the Company or any Company Subsidiary to any third person in connection with, for the purpose of encouraging or facilitating, or in response to, a Company Competing Proposal, (C) participate in any discussions or negotiations with respect to any Company Competing Proposal or any inquiry or proposal that may reasonably be expected to lead to a Company Competing Proposal; provided, however, that the Company may ascertain facts from the party making such Company Competing Proposal for the sole purpose of the Company board of directors informing itself about the Company Competing Proposal and the party making it, (D) waive, terminate, modify or release any person (other than Gold, Holdco, Sub and their respective affiliates) from any provision of or grant any permission, waiver or request under any "standstill" or similar agreement or obligation or (E) execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any Company Competing Proposal (other than an Acceptable Confidentiality Agreement) or requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement. Promptly following execution of this Agreement, the Company shall request the prompt return or destruction of all confidential information previously furnished to any person in connection with a potential Company Competing Proposal and terminate all physical and electronic dataroom access previously granted to any such person or its representatives.

          (b)   Notwithstanding anything to the contrary contained in Section 5.03(a), if, at any time following the execution of this Agreement and prior to the Company obtaining the Company Stockholder Approval, (i) the Company has received a bona fide written Company Competing Proposal, which Company Competing Proposal did not result from any breach of this Section 5.03 (it being agreed that the board of directors of the Company may correspond in writing with any person making such a written Company Competing Proposal solely to request clarification of the terms and conditions thereof so as to determine whether such Company Competing Proposal constitutes or would reasonably be expected to lead to, after the taking of the actions referred to in either of clause (A) and (B) below, a Superior Proposal), and (ii) the Company's board of directors determines in good faith, after consultation with its outside financial advisors and outside counsel, that such Company Competing Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, then the Company may, subject to compliance with this Section 5.03, (A) furnish information with respect to the Company and the Company Subsidiaries to the person making such Company Competing Proposal and its representatives and (B) participate in discussions or negotiations with the person making such Company Competing Proposal and its representatives regarding such Company Competing Proposal; provided, however, that the Company (x) will not, will not permit or authorize the Company Subsidiaries to and will instruct the Company Representatives not to, disclose any information to such person without first entering into an Acceptable Confidentiality Agreement with such person and (y) will as promptly as practicable (and in any event within 24 hours thereafter) provide to Gold any material information concerning the Company or the Company Subsidiaries provided or made available to such other person (or its representatives) that was not previously provided or made available to Gold. The Company will promptly advise Gold in the event the Company, any Company Subsidiary or any Company Representative receives a Company Competing Proposal and shall (1) provide to Gold a summary of the material terms and conditions of such Company Competing Proposal or the nature of the request for nonpublic information (including the identity of the person making the Company Competing Proposal or request for nonpublic information) and (2) keep Gold reasonably informed of any material change to the material terms or conditions thereof. The Company shall not, and shall cause the Company Subsidiaries not to, enter into any confidentiality or similar agreement with any person that prohibits the Company from providing to Gold any of the information required to be provided to Gold under this Section 5.03 within the time periods contemplated hereby.

          (c)   Except as set forth in Section 5.03(d) or 5.03(e), neither the Company's board of directors nor any committee thereof shall (i) authorize, approve or recommend, or publicly propose to authorize, approve or recommend, any Company Competing Proposal, (ii) withhold, qualify or withdraw (or modify or amend in a manner adverse to Gold), or publicly propose to withhold, qualify or withdraw (or modify or amend, in a manner adverse to Gold, the Company Recommendation (any action set forth in the foregoing clauses (i) or (ii), a "Change of Company

  Recommendation") or (iii) execute or enter into, or cause or allow the Company or any of the Company Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any Company Competing Proposal (other than an Acceptable Confidentiality Agreement) or requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement (each a "Company Acquisition Agreement").

          (d)   Notwithstanding anything to the contrary contained in this Agreement, at any time prior to obtaining the Company Stockholder Approval, the board of directors of the Company may:

              (i)  (I) make a Change of Company Recommendation or (II) cause the Company to enter into a Company Acquisition Agreement with respect to a Superior Proposal not solicited in violation of this Section 5.03 and terminate this Agreement pursuant to Section 7.01(g)(ii), if (A) a bona fide, written Company Competing Proposal is made to the Company by a third person, and such Company Competing Proposal is not withdrawn, and the Company's board of directors determines in good faith, after consultation with its outside financial advisors and outside counsel, that such Company Competing Proposal constitutes a Superior Proposal, (B) the Company did not breach this Section 5.03, (C) the Company provides Gold a four (4) Business Day prior written notice of its intention to take such action (a "Notice of Change of Recommendation"), which notice shall include the identity of the person making such Superior Proposal and the material terms and conditions of such Superior Proposal and, if applicable, shall attach the proposed definitive agreement providing for such Superior Proposal (it being agreed that, in each case, neither the delivery of such notice by the Company nor any public announcement thereof that the Company's board of directors determines in good faith, after consultation with outside counsel, that it is required to make under applicable Law shall constitute a Change of Company Recommendation), (D) the Company has negotiated, and has caused the Company Representatives to negotiate in good faith with Gold with respect to any changes to the terms of this Agreement proposed by Gold for at least four (4) Business Days following receipt by Gold of such Notice of Change of Recommendation (it being understood and agreed that, in the case of any Notice of Change of Recommendation delivered in connection with a Company Competing Proposal, any amendment to any material term of such Company Competing Proposal shall require a new Notice of Change of Recommendation and an additional three (3) Business Day period from the date of such notice), and (E) taking into account any changes to the terms of this Agreement proposed by Gold to the Company, the Company's board of directors has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that such Company Competing Proposal would continue to constitute a Superior Proposal if such changes offered in writing by Gold were to be given effect.

             (ii)  (I) make a Change of Company Recommendation in response to a Company Intervening Event if (A) the Company provides Gold a four (4) Business Day prior written notice of its intention to take such action (a "Notice of Change of Recommendation"), which notice shall specify, in reasonable detail, the reasons therefor (including the material facts and circumstances related to the applicable Company Intervening Event) (it being agreed that, in each case, neither the delivery of such Notice of Change of Recommendation by the Company nor any public announcement thereof that the Company's board of directors determines in good faith, after consultation with outside counsel, that it is required to make under applicable Law shall constitute a Change of Company Recommendation), (B) the Company has negotiated, and has caused the Company Representatives to negotiate in good faith with Gold with respect to any changes to the terms of this Agreement proposed by Gold for at least four (4) Business Days following receipt by Gold of such Notice of Change of Recommendation, and (C) taking into account any changes to the terms of this Agreement proposed by Gold to the Company, the Company's board of directors has determined in good faith after consultation with the Company's outside legal counsel that the failure to take such action would reasonably be likely to be inconsistent with the fiduciary duties of the members of the Company's board of directors under applicable Law.

          (e)   Nothing contained in this Section 5.03 shall prohibit the Company or the Company's board of directors from (i) disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company if the Company's board of directors determines in good faith, after consultation with outside counsel, that the failure to make such disclosure would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law; provided that making such disclosure shall not in any way limit or modify the effect, if any, that any such action has under this Section 5.03 (for the avoidance of doubt, it being agreed that the issuance by the Company or the Company's board of directors of a "stop, look and listen" statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, shall not constitute a Change of Company Recommendation).

        SECTION 5.04    Gold Board Recommendation; No Solicitation by Gold.

          (a)   (i) Gold shall, and shall cause its Subsidiaries and Gold Representatives to, cease any solicitations, discussions or negotiations with any persons that may be ongoing with respect to any Gold Competing Proposal and (ii) from the execution of this Agreement until the Holdco Merger Effective Time, Gold shall not, shall cause the Gold Subsidiaries to not, and shall not direct any Gold Representative to, (A) initiate, solicit or knowingly encourage the submission of any Gold Competing Proposal, (B) furnish any nonpublic information regarding Gold or any Gold Subsidiary to any third person in connection with or in response to a Gold Competing Proposal or (C) participate in any discussions or negotiations with respect to any Gold Competing Proposal. Gold shall promptly advise the Company of any Gold Competing Proposal, provide to the Company a reasonably detailed summary of the material terms and conditions of such Gold Competing Proposal and keep the Company reasonably informed of any material change to the material terms or conditions of any such Gold Competing Proposal (including the identity of any person making such Gold Competing Proposal).

          (b)   The Gold board of directors has reached the conclusion that, taking into account the current circumstances, the Holdco Merger is fair to the shareholders of Gold from a financial point of view and will propose the Holdco Merger for approval at the Gold Shareholder Meeting.

        SECTION 5.05    Registration Statements; Gold Information Document; Proxy Statement; NYSE Listing Application; Holdco Filings; Gold Filings; Meetings.

          (a)   As promptly as reasonably practicable following the date of this Agreement, (i) the Company and Gold shall jointly prepare the Proxy Statement, (ii) Holdco shall prepare and file with the SEC a registration statement on Form S-4 or F-4, as applicable (together with all amendments thereto, the "Registration Statement"), in connection with the registration under the Securities Act of the Holdco Shares to be issued to the holders of Gold Shares and Company Common Stock, as applicable, in connection with the Mergers, and in which the Proxy Statement will be included as a prospectus, (iii) Gold shall prepare, file and publish in accordance with applicable Law an information document relating to the Gold Shareholder Meeting (together with any amendments thereof or supplements thereto, the "Gold Information Document", it being understood and agreed that the Gold Information Document and all other documents required under Italian law (such as the plan of merger) to effect the transactions contemplated hereby, including obtaining the Gold Shareholder Approval and completing the Holdco Merger, shall comply with Italian law and the parties shall cooperate in good faith to ensure that the intent of the parties, as set forth in this Agreement, is reflected as nearly as possible in such other documents), (iv) Holdco shall prepare and file with the NYSE a listing application (the "NYSE Listing Application") for the listing of the Holdco Shares on the NYSE; (v) Holdco shall prepare and file with the Registrar of Companies in England and Wales (the "Registrar") the Holdco Merger Terms, with any other customary terms approved with the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed) in compliance with Regulation 7 of the UK Merger Regulations and a report from the directors of Holdco compliant with Regulation 8 of the UK Merger Regulations, which shall have been approved by the Holdco board of directors in accordance with the Laws of England and Wales, and which filing shall be made in sufficient time for a notice of receipt of the documents to be published in the London Gazette by the Registrar not later than thirty (30) days prior to the date of the Gold Shareholder Meeting; and (vi) Gold shall prepare and file with Gold's Companies Register: (x) the Holdco Merger Terms, with any other customary terms approved with the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed) in compliance with the Laws of Italy, (y) a report of the Gold board of directors, compliant with the Laws of Italy, and (z) the Gold Expert Report, which shall have been approved by the Gold board of directors as provided by the Laws of Italy. Gold, Holdco and the Company shall provide each other with a reasonable opportunity to review and comment on such documents and any amendment or supplement thereto (which comments shall be reasonably considered) prior to their filing. No filing of, or amendment or supplement to, such documents shall be made by Gold, Holdco or the Company, as applicable, without the prior consent of Gold and the Company, as applicable (which shall not be unreasonably withheld, delayed or conditioned). Subject to Section 5.03, the Proxy Statement shall include the Company Recommendation. Each of Gold, Holdco, Sub and the Company shall cooperate in the preparation of the Registration Statement, the Gold Information Document and the NYSE Listing Application, and shall furnish all information concerning Gold, Holdco, Sub and the Company, as applicable, and their respective affiliates and holders of shares and provide such other assistance that is reasonably requested or necessary or appropriate in connection with the preparation, filing and distribution of such documents. Each of Gold and the Company shall use commercially reasonable efforts to cause to be delivered to Holdco and each other a "comfort letter" of its independent auditors, dated the date that is two (2) Business Days prior to the date on which the Registration Statement becomes effective. The parties shall use their respective reasonable best efforts to (i) cause the Registration Statement to become effective as promptly as practicable following such filing (including by responding to comments of the SEC) and to keep the Registration Statement effective as long as is necessary to consummate the Mergers and the other transactions contemplated hereby, (ii) satisfy prior to the effective date of the Registration Statement any applicable foreign or state securities laws in connection with the issuance of Holdco Shares pursuant to the Mergers (iii) cause the Proxy Statement to be cleared by the SEC as promptly as reasonably practicable, and (iv) prepare, file and obtain any necessary approvals of the Gold Information Document, in each case as promptly as reasonably practicable. Gold, Holdco and the Company shall notify each other promptly of the receipt of any comments from the SEC or its staff or any written comments from any other Governmental Entity and of any request by the SEC or its staff or any written request by any other Governmental Entity for amendments or supplements to the Registration Statement, the Proxy Statement or the Gold Information Document, or for additional information, and will supply each other with copies of all correspondence between Holdco or the Company, as applicable, and the SEC or its staff or any other Governmental Entity with respect to the Registration Statement, the Proxy Statement, the Gold Information Document or the transactions contemplated by this Agreement.

          (b)   If at any time prior to the Company Merger Effective Time any information relating to Gold, Holdco, Sub or the Company, or any of their respective affiliates, officers or directors, should be discovered by Gold, Holdco, Sub or the Company which should be set forth in an amendment or supplement to any of the Registration Statement, the Proxy Statement or the Gold Information Document, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and the parties shall cooperate as appropriate to prepare and promptly file an appropriate amendment or supplement describing such information and, to the extent required by applicable Law, disseminate such amendment or supplement to the stockholders of Gold or the Company, as applicable. Nothing in this Section 5.05(b) shall limit the obligations of any party under Section 5.05(a).

          (c)   Gold, Holdco and the Company shall provide each other with a reasonable opportunity to review and comment on such documents and any amendment or supplement thereto prior to their filing. No filing of, or amendment or supplement to, such documents shall be made by Gold, Holdco or the Company, as applicable, without the prior consent of Gold and the Company, as applicable (which shall not be unreasonably withheld, delayed or conditioned).

          (d)   Holdco shall promptly advise Gold and the Company when the Registration Statement has become effective and of any supplements or amendments thereto. Subject to Section 5.05(f), the Company shall, as promptly as reasonably practicable after (i) the Registration Statement is declared effective in accordance with Section 5.05(a), (ii) the SEC (or the staff of the SEC) confirms that it has no further comments to the Proxy Statement and (iii) the earlier to occur of (A) the expiration of the ten (10)-Business Day period contemplated by Section 7.01(k) without exercise of Gold's right to terminate this Agreement pursuant to Section 7.01(k) or (B) the receipt by the Company of an irrevocable waiver by Gold in writing of its right to terminate this Agreement pursuant to Section 7.01(k), distribute the Proxy Statement to its stockholders and duly call, give notice of and mail the Proxy Statement to the holders of Company Common Stock as of the record date established for, convene and hold a meeting of its stockholders (the "Company Stockholder Meeting"). Subject to Section 5.03, the Company's board of directors shall recommend that the Company's stockholders approve this Agreement (the "Company Recommendation"), and the Company shall, unless there has been a Change of Company Recommendation as permitted by this Agreement, use its reasonable best efforts to solicit from its stockholders proxies in favor of the approval of this Agreement, and to take all other action reasonably necessary or advisable to secure the Company Stockholder Approval.

          (e)   Gold shall, in accordance with all applicable rules and regulations of the MSE and Italian Law, call and hold an extraordinary general meeting of its shareholders (the "Gold Shareholder Meeting"), for the purpose of obtaining the Gold Shareholder Approval as promptly as practicable, and shall submit the Holdco Merger Terms and the transactions contemplated hereby and thereby to the shareholders of Gold at the Gold Shareholder Meeting for the purpose of obtaining the Gold Shareholder Approval. Gold shall use reasonable best efforts to obtain the Gold Shareholder Approval, and shall propose the Holdco Merger for approval at the Gold Shareholder Meeting. Gold shall file the Gold Shareholder Approval with Gold's relevant Companies Register promptly following the approval of the Holdco Merger Terms by its shareholders.

          (f)    Notwithstanding anything contained herein to the contrary, the Company shall not be obligated to hold the Company Stockholder Meeting prior to the fifteenth (15th) Business Day following the end of the withdrawal period for rescission rights held by Gold shareholders in accordance with Italian Law (and shall be entitled to mail the Proxy Statement a customary amount of time prior to the Company Stockholder Meeting).

          (g)   Gold shall use reasonable best efforts to avoid, or obtain the early termination of, the right of creditors of Gold to exercise creditor opposition rights under the Laws of Italy, and shall take any other actions necessary or advisable to resolve any exercise of such rights as promptly as practicable.

          (h)   Holdco and Gold will use commercially reasonable efforts to take all necessary steps so as to ensure that the issuance and subsequent trading of Holdco Shares do not attract a charge to stamp duty or stamp duty reserve tax in the United Kingdom, provided, however, that Holdco and Gold shall be treated as having so used commercially reasonably efforts for purposes of this Section 5.05(h) so long as the Holdco Shares are put into a clearance system or depositary receipts system, including the Depository Trust Company.

        SECTION 5.06    Access to Information.     From the date of this Agreement to the Company Merger Effective Time, Gold and the Company shall, and shall cause each of their respective Subsidiaries, Company Representatives and Gold Representatives, as applicable, to: (i) provide to each other and their respective representatives reasonable access during normal business hours in such a manner as not to unreasonably interfere with the operation of any business conducted by it, upon prior written notice, and to its officers, employees, properties, offices, other facilities and books and records; and (ii) furnish promptly such information concerning its business, properties, contracts, assets and liabilities as Gold or the Company or their respective representatives may reasonably request; provided, however, that Gold and the Company shall not be required to (or to cause any of their respective Subsidiaries to) afford such access or furnish such information (x) to the extent that it believes in good faith that doing so would: (A) result in the loss of attorney-client privilege; (B) violate any of its obligations with respect to confidentiality to any third party or otherwise breach, contravene or violate any then effective Contract to which it is party; or (C) breach, contravene or violate any applicable Law (including the HSR Act or any other antitrust or competition Law) (it being agreed that the Company and Gold shall use their respective reasonable best efforts to take any reasonable action to reduce the scope of or eliminate the applicable restriction) or (y) if the Company or any of its affiliates, on the one hand, and Gold or any of its affiliates, on the other hand, are adverse parties in any Proceeding, any information that is reasonably pertinent thereto; provided, further, that the Company shall use such access and information solely for the purpose of reasonably verifying the accuracy of Gold's representations and warranties and compliance with the terms of this Agreement. Gold and the Company shall, and shall cause each of their respective Subsidiaries and their respective Representatives to, hold all information provided or furnished pursuant to this Section 5.06 confidential in accordance with the terms of the Confidentiality Agreement.

        SECTION 5.07    Appropriate Action; Consents; Filings.

          (a)   Subject to Section 5.03, and otherwise on the terms and subject to the conditions set forth in this Agreement, each of Gold, Holdco and the Company shall (and shall cause each of their respective affiliates to) use its reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to consummate and make effective the transactions contemplated hereby and to cause the conditions set forth in Article VI to be satisfied, in each case as promptly as practicable. Without limiting the generality of the foregoing, but subject to the other terms and conditions set forth in this Agreement, each of Gold, Holdco and the Company shall (and shall cause each of their respective affiliates to) use its reasonable best efforts to (i) promptly obtain all actions or nonactions, consents, licenses, permits (including Environmental Permits), waivers, approvals, authorizations and orders from Governmental Entities or other persons necessary in connection with the consummation of the transactions contemplated hereby, including any certifications or orders from the High Court of England and Wales, Italian notary public and competent Italian court, (ii) as promptly as practicable, (and, in the case of the HSR Act, in any event within ten (10) Business Days after the date hereof), make all registrations and filings, and thereafter make any other required submissions, and pay any fees due in connection therewith, with any Governmental Entity or other persons necessary in connection with the consummation of the transactions contemplated by this Agreement, including the filings required of them or their "ultimate parent entities" under the HSR Act, but excluding any filings or notifications with respect to any Gaming Laws, which shall be governed by Section 5.07(a)(iii), (iii) file all notifications required under any Gaming Law and all notifications under any other Antitrust Law, in each case with respect to this Agreement and the transactions contemplated hereby, including the Mergers (including all required initial applications and documents in respect of officers and directors and affiliates in connection with obtaining the Gaming Approvals (and where appropriate indications of further information to come by supplementary filing)) as soon as reasonably practicable (and in any event within sixty (60) days following the date hereof with respect to any Gaming Approvals or other applicable approvals), (iv) defend all lawsuits or other legal, regulatory or other proceedings to which it is a party challenging or affecting this Agreement or the consummation of the transactions contemplated by this Agreement, in each case until the issuance of a final, non-appealable order with respect to each such lawsuit or other proceeding, (v) seek to have lifted or rescinded any injunction or restraining order which may adversely affect the ability of the parties to consummate the transactions contemplated hereby, in each case until the issuance of a final, non-appealable order with respect thereto, and (vi) execute and deliver any additional instruments necessary to consummate the transactions contemplated hereby.

          (b)   Notwithstanding anything to the contrary in Section 5.07(a), Gold, Holdco and Sub agree to take (and to cause their affiliates to take) promptly any and all steps necessary or advisable to avoid or eliminate each and every impediment and obtain all consents under any Antitrust Laws or Gaming Laws that may be required by any foreign or U.S. federal, state or local Governmental Entity or any Gaming Authority, in each case with competent jurisdiction, so as to enable the parties to close the transactions contemplated by this Agreement as promptly as practicable, including accepting operational restrictions or limitations and committing to or effecting, by consent decree, hold separate orders, trust, or otherwise, the sale, license, disposition or holding separate of such assets or businesses as are required (and the entry into agreements with, and submission to orders of, the relevant Governmental Entity) in order to avoid the entry of, or to effect the dissolution of or vacate or lift, any order, that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by this Agreement. Further, and for the avoidance of doubt, each of Gold, Holdco and Sub shall take (and shall cause each of its affiliates to take) any and all actions necessary or advisable in order to ensure that (x) no requirement for any non-action by or consent or approval of the Antitrust Division, the FTC or other foreign or U.S. Governmental Entity with respect to any Antitrust Laws, or of any Gaming Authority with respect to any Gaming Laws, (y) no decree, judgment, injunction, temporary restraining order or any other order in any suit or proceeding with respect to any Antitrust Laws or Gaming Laws, and (z) no other matter relating to any Antitrust Laws or Gaming Laws would prevent or materially delay the consummation of the transactions contemplated by this Agreement.

          (c)   Without limiting the generality of anything contained in this Section 5.07, each party hereto shall: (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any Governmental Entity with respect to the transactions contemplated by this Agreement (in the case of any request, inquiry, investigation, action or legal proceeding relating to any Gaming Approval, to the extent material); (ii) keep the other parties informed as to the status of any such request, inquiry, investigation, action or legal proceeding; and (iii) promptly inform the other parties, and if in writing, promptly furnish the outside legal counsel for the other parties with copies of (or, in the case of oral communications, advise as to the contents of) any communication (in the case of any communication to or from any Gaming Authority, to the extent material) to or from the FTC, the Antitrust Division, any Gaming Authority or any other Governmental Entity regarding the transactions contemplated by this Agreement. Each party hereto will consult and cooperate with the other parties and will consider in good faith and in advance the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted to any Governmental Entity in connection with the transactions contemplated by this Agreement. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation, action or legal proceeding, each party hereto will, upon reasonable request, permit authorized representatives of the other parties to be present at each telephonic or in-person meeting or conference relating to such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in advance (and consider in good faith any comments made by others) in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation, action or legal proceeding (in the case of any such document, opinion or proposal related to any Gaming Approval, to the extent material, and in any case other than any entity or individual applications for Gaming Approvals or with respect to any private or personal information pertaining to any individual with respect to any of the foregoing under Gaming Laws or in connection with any Gaming Approval). Gold, Holdco, and the Company agree that Gold shall, on behalf of the parties, control strategy and all communications (other than required filings and investigative responses) relating to obtaining all consents required under any Antitrust Laws, provided that the parties shall consult and cooperate with one another as provided in this Section 5.07(c). Each party hereto may, as each deems advisable and necessary, reasonably designate any competitively sensitive information provided to the other under this Section 5.07(c) as "outside counsel only." Such materials and information contained therein shall be given only to the outside legal counsel for the other parties and will not be disclosed by such outside legal counsel to employees, officers, or directors of the receiving parties unless express permission is obtained in advance from the disclosing party; provided, however, that materials provided pursuant to this Section 5.07(c) may be redacted (i) to remove references to the valuation of the Company, (ii) as necessary to comply with contractual arrangements, and (iii) as necessary to address reasonable privilege concerns.

        SECTION 5.08    Financing.

          (a)   Gold shall use its reasonable best efforts to arrange and obtain the Debt Financing on or prior to the Closing Date on the terms and conditions (including the "flex" provisions) described in the Debt Commitment Letter (which, for purposes of this Section 5.08, shall include any Fee Letter), including using reasonable best efforts to (i) satisfy on a timely basis all conditions and covenants applicable to Gold and in its control in the Debt Commitment Letter, (ii) enter into definitive agreements with respect thereto on the terms and conditions (as such terms may be modified or adjusted in accordance with the terms of, and within the limits of, the flex provisions contained in any Fee Letter) no less favorable to Gold and the Company, taken as a whole, than those contemplated by the Debt Commitment Letter, including for the avoidance of doubt the "flex" provisions of any Fee Letter, and which terms and conditions will not expand the conditions to the Closing to the funding on the Closing Date of the Debt Financing in a manner that could delay or prevent or the funding thereof, and (iii) enforce its rights under the Debt Commitment Letter and, if applicable, the definitive agreements with respect thereto. Gold shall not agree to any amendments or modifications to, or grant any waivers of, any condition or other provision under the Debt Commitment Letter without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed) if such amendment or modification would reasonably be expected to (i) reduce the aggregate amount of the Debt Financing in a manner that would adversely impact the ability of Gold, Holdco or Sub to consummate the Mergers or to provide for the Financing Uses, (ii) impose new or additional conditions in a manner that would adversely impact the ability of Gold, Holdco or Sub to obtain the Debt Financing or (iii) make it less likely that the Debt Financing would be funded. Gold shall use its reasonable best efforts to maintain in effect the Debt Commitment Letter (including any definitive agreements relating thereto) until the transactions contemplated by this Agreement are consummated; provided that, subject to the limitations set forth in Section 5.08(b), Gold may amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date hereof and may otherwise amend, modify or restate the Debt Commitment Letter in any manner not inconsistent with this paragraph.

          (b)   In no event shall Gold or any of its affiliates (i) award any agent, broker, investment banker, financial advisor or other firm or person any financial advisory role on an exclusive basis, or (ii) engage any bank or investment bank or other potential provider of debt or equity financing on an exclusive basis, in the case of clauses (i) and (ii) in connection with the Mergers or the other transactions contemplated hereby.

          (c)   If any portion of the Debt Financing expires or otherwise becomes unavailable on the terms and conditions (including any "flex" provisions) contemplated in the Debt Commitment Letter, Gold shall, as promptly as practicable following the occurrence of such event, use its reasonable best efforts to arrange and obtain a new debt commitment letter (a "New Debt Commitment Letter") and related fee letter (with the fees, economic flex terms, securities demand (other than provisions regarding the timing thereof and the result of non-compliance therewith) and other proprietary economic terms therein redacted) (a "New Fee Letter") from the same sources or alternative sources providing for debt financing in an amount sufficient to satisfy the Financing Uses, on terms and conditions (including any "flex" provisions) that are at least as favorable, with respect to enforceability, financing structure and conditionality, to Gold and the Company in the aggregate as those contained in the Debt Commitment Letter. Gold shall deliver to the Company true, correct and complete copies of any New Debt Commitment Letter and New Fee Letter. In the event Gold enters into any such New Debt Commitment Letter, (i) any reference in this Agreement to the "Debt Financing" shall mean the debt financing contemplated by the Debt Commitment Letter as modified pursuant to clause (ii) below, and (ii) any reference in this Agreement to the "Debt Commitment Letter" shall be deemed to include the Debt Commitment Letter and any Fee Letter to the extent not superseded by a New Debt Commitment Letter or New Fee Letter, as the case may be, at the time in question and any New Debt Commitment Letter or New Fee Letter to the extent then in effect.

          (d)   Gold shall keep the Company reasonably informed as promptly as practicable of the status of its efforts to arrange the Debt Financing and promptly provide copies of all initial drafts and substantially final drafts of documents provided to or from the lenders or otherwise related to the Debt Financing to the Company. Without limiting the generality of the foregoing, Gold shall (i) furnish the Company complete, correct and executed copies of any amendments to the Debt Commitment Letter promptly upon their execution, (ii) give the Company prompt notice of any breach or threatened breach by any party of the Debt Commitment Letter, or of any condition not likely to be satisfied, in each case of which Gold, Holdco or Sub becomes aware, and of any termination or threatened termination thereof, and (iii) promptly provide the Company with any additional information reasonably requested by the Company from time to time relating to Gold's efforts to arrange the Debt Financing.

          (e)   Prior to the Closing, the Company shall, and shall cause the Company Subsidiaries and use reasonable best efforts to cause the Company Representatives to, provide to Gold all cooperation reasonably requested by Gold in connection with the Debt Financing, including using reasonable best efforts to (i) participate in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (ii) assist with the preparation of customary materials for rating agency presentations, offering documents, consent solicitation statements and/or tender offer documentation, private placement memoranda, bank information memoranda, prospectuses and similar documents, (iii) execute and deliver customary definitive financing documents and closing documents, including secretary's certificates, corporate documents or evidence of authorization, in each case to be effective as of the Company Merger Effective Time, but, for the avoidance of doubt, no solvency certificate, (iv) furnish Gold and the Financing Sources with customary financial and other pertinent information regarding the Company as may be reasonably requested by Gold, including, without limitation, all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act and of type and form customarily included in private placements under Rule 144A of the Securities Act, to consummate the offerings of any debt securities contemplated by the Debt Commitment Letter; provided, however, that the Company shall not be required to furnish any such financial statements or financial data prior to the date the Company is required to file such financial statements and financial data with the SEC, (v) obtain customary accountants' comfort letters, authorization letters to Financing Sources with respect to the absence of material non-public information and legal opinions as reasonably requested by Gold, (vi) furnish Gold with reasonable documents or other information required by the Financing Sources with respect to the Debt Financing under applicable "know your customer" and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2011, in each case, at least three (3) Business Days prior to the Closing if such information was requested at least ten (10) days prior to the Closing, (vii) cooperate with the customary marketing efforts of Gold and its Financing Sources for all or any portion of the Debt Financing or any New Debt Commitment, (viii) cooperate with the Financing Sources' customary securities underwriting and secured lending due diligence investigation, to the extent customary and reasonable, (ix) cooperate with Gold in any consent solicitation or offer process involving the Company's existing publicly traded debt securities (including, without limitation, by assisting with the launch of consent solicitations with respect to such securities and/or offering to purchase such securities), in each case, solely to the extent any such process is managed by and paid for by Gold and (x) otherwise take reasonable actions within its control to cooperate in satisfying the conditions precedent set forth in any definitive document related to the Financing; provided, however, that nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its Subsidiaries; provided, further, that neither the Company nor any of its Subsidiaries shall be required to commit to take any action or otherwise bind the Company or any of its Subsidiaries in any way to any obligation under an agreement or document related to the Debt Financing that is (a) not contingent upon the Closing (including the entry into any purchase agreement) or that would be effective prior to the Company Merger Effective Time or (b) prohibited by applicable Law. None of the Company or any of its Subsidiaries shall be required to pay any commitment fee or other similar fee or make any other payment other than reasonable out-of-pocket costs or incur any other liability or provide or agree to provide any indemnity in connection with the Debt Financing or any of the foregoing prior to the Company Merger Effective Time. Gold shall indemnify and hold harmless the Company, the Company Subsidiaries and the Company Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Debt Financing (including any action taken in accordance with this Section 5.08(e)) and any information utilized in connection therewith (other than historical information relating to the Company or the Company Subsidiaries); in each case, except to the extent that any such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties are suffered or incurred as a result of the Company's, the Company Subsidiaries' or the Company Representatives' gross negligence, or willful misconduct, as applicable. Notwithstanding anything to the contrary, the condition set forth in Section 6.02(b) , as it applies to the Company's obligations under this Section 5.08(e), shall be deemed satisfied unless the Debt Financing (or any alternative financing) has not been obtained primarily as a result of the Company's or its Subsidiaries' willful breach of their obligations under this Section 5.08(e). Gold shall, promptly upon request by the Company, reimburse the Company for all documented and reasonable out-of-pocket costs incurred by the Company or its Subsidiaries in connection with such cooperation.

          (f)    The Company shall deliver all customary notices and take all other reasonable actions solely in the Company's control required to cause, and shall use commercially reasonable efforts to otherwise effect, the repayment in full on the Closing Date (or in the case of letters of credit, cash collateralization, to the extent that Gold shall not have entered into an alternative arrangement with the issuing bank) of all obligations then outstanding under, and the termination on the Closing Date of, that certain Amended and Restated Credit Agreement, dated April 23, 2013, among the Company, as borrower, the lenders party thereto and The Royal Bank of Scotland Plc, as administrative agent (it being understood that the payment of such amounts and the provision of any cash collateral or backstop or replacement letters of credit shall be made or provided by Gold).

          (g)   The Company hereby consents to the use of its and the Company's Subsidiaries' logos in connection with the Debt Financing; provided, that, such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any Company Subsidiary or the reputation or goodwill of the Company or any Company Subsidiary or any of their respective products, services, offerings or intellectual property rights.

        SECTION 5.09    Certain Notices.     Subject to applicable Laws and the instructions of any Governmental Entity as well as the limitations set forth in Section 5.06(c) with respect to information sharing in connection with filings related to Gaming Approvals, each of the Company, Holdco and Gold shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of material notices or other communications received by Gold, Holdco, Sub or the Company, as the case may be, or any of its Subsidiaries, from any third person and/or any Governmental Entity with respect to the Mergers and the other transactions contemplated by this Agreement.

        SECTION 5.10    Public Announcements.     The initial press release issued by Gold and the Company concerning this Agreement and the transactions contemplated hereby shall be a joint press release, and thereafter Gold and the Company shall consult with each other before issuing, and, to the extent practicable, give each other a reasonable opportunity to review and comment on, any press release or other public statement with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, fiduciary duties or by obligations pursuant to any listing agreement with the NYSE or the MSE, as applicable, or by any Governmental Entity with jurisdiction over such party. For the avoidance of doubt, the provisions of this Section 5.10 do not apply to (i) any announcement, document or publication in connection with a Company Competing Proposal, Superior Proposal or Change of Company Recommendation or (ii) any disclosure by the Company or Gold of any information concerning this Agreement or the transactions contemplated hereby in connection with any dispute between the parties regarding this Agreement, the Mergers or the transactions contemplated by this Agreement.

        SECTION 5.11    Directors & Officers Indemnification and Insurance.

          (a)   From and after the Company Merger Effective Time, each of the Holdco Merger Surviving Company and the Company Merger Surviving Corporation agrees that it will indemnify and hold harmless, to the fullest extent permitted under applicable Law (and the Holdco Merger Surviving Company or the Company Merger Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification), each present and former director, officer and employee of the Company or any Company Subsidiary against any costs or expenses (including reasonable attorneys' fees), judgments, settlement amounts, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such person's service as a director, officer or employee of the Company or any Company Subsidiary or services performed by such persons at the request of the Company or any Company Subsidiary at or prior to the Company Merger Effective Time, whether asserted or claimed prior to, at or after the Company Merger Effective Time, including the transactions contemplated by this Agreement, and including any expenses incurred in enforcing such person's rights under this Section 5.11.

          (b)   For not less than six (6) years from and after the Company Merger Effective Time, the articles of incorporation and bylaws of the Company Merger Surviving Corporation and each Company Subsidiary shall contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses of directors, officers and employees of the Company and the Company Subsidiaries for periods at or prior to the Company Merger Effective Time than are set forth in the Company Charter, the Company Bylaws or the equivalent organizational documents of any Company Subsidiary as of the date hereof, except as may be required by applicable Law. The contractual indemnification rights, if any, in existence on the date of this Agreement with any of the directors, officers or employees of the Company or any Company Subsidiary shall be assumed by the Company Merger Surviving Corporation, without any further action, and shall continue in full force and effect in accordance with their terms following the Company Merger Effective Time.

          (c)   For the benefit of the Company's present and former directors and officers, the Company shall be permitted, prior to the Company Merger Effective Time, and if the Company fails to do so, the Holdco Merger Surviving Company shall cause the Company Merger Surviving Corporation, to obtain and fully pay the premium for a directors' and officers' liability insurance and indemnification policy that provides coverage for a period of six (6) years from and after the Company Merger Effective Time for events occurring prior to the Company Merger Effective Time (the "Company D&O Insurance") that is no less favorable in the aggregate than the Company's existing policy, and that has a cost not in excess of 300% of the last annual premium paid by the Company prior to the date of this Agreement for the Company D&O Insurance in place in effect as of the date hereof. If the Company and the Company Merger Surviving Corporation for any reason fail to obtain such "tail" insurance policy as of the Company Merger Effective Time, the Company Merger Surviving Corporation shall, and the Holdco Merger Surviving Company shall cause the Company Merger Surviving Corporation to, continue to maintain in effect for a period of at least six (6) years from and after the Company Merger Effective Time the Company D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company's existing policies as of the date hereof, or the Company Merger Surviving Corporation shall, and the Holdco Merger Surviving Company shall cause the Company Merger Surviving Corporation to, purchase comparable Company D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company's existing policies as of the date hereof; provided, however, in no event shall the Holdco Merger Surviving Company or the Company Merger Surviving Corporation be required to pay an annual premium for the Company D&O Insurance that is in excess of 300% of the annual premium paid as of the date hereof by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Company Merger Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

          (d)   For six (6) years from and after the Holdco Merger Effective Time, each of the Holdco Merger Surviving Company or one of its Subsidiaries, to the extent required by applicable Law, will indemnify and hold harmless, to the fullest extent permitted under applicable Law (and the Holdco Merger Surviving Company or one of its Subsidiaries shall also advance expenses as incurred to the fullest extent permitted under applicable Law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification), each present and former director, officer and employee of Gold or any Gold Subsidiary against any costs or expenses (including reasonable attorneys' fees), judgments, settlement amounts, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such person's service as a director, officer or employee of Gold or any Gold Subsidiary or services performed by such persons at the request of Gold or any Gold Subsidiary at or prior to the Holdco Merger Effective Time, whether asserted or claimed prior to, at or after the Holdco Merger Effective Time, including the transactions contemplated by this Agreement, and including any expenses incurred in enforcing such person's rights under this Section 5.11.

          (e)   For not less than six (6) years from and after the Holdco Merger Effective Time, the articles of incorporation and bylaws of the Holdco Merger Surviving Company and each Gold Subsidiary shall contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses of directors, officers and employees of Gold and the Gold Subsidiaries for periods at or prior to the Holdco Merger Effective Time than are set forth in the Gold Charter, the Gold Bylaws or the equivalent organizational documents of any Gold Subsidiary as of the date hereof, except as may be required by applicable Law. The contractual indemnification rights, if any, in existence on the date of this Agreement with any of the directors, officers or employees of Gold or any Gold Subsidiary shall be assumed by the Holdco Merger Surviving Company, without any further action, and shall continue in full force and effect in accordance with their terms following the Holdco Merger Effective Time, except as may be required by applicable Law.

          (f)    For the benefit of Gold's present and former directors and officers, Gold shall be permitted, prior to the Holdco Merger Effective Time, and if Gold fails to do so, the Holdco Merger Surviving Company shall, obtain and fully pay the premium for a directors' and officers' liability insurance and indemnification policy that provides coverage for a period of six (6) years from and after the Holdco Merger Effective Time for events occurring prior to the Holdco Merger Effective Time (the "Gold D&O Insurance") that is no less favorable in the aggregate than the Company's existing policy, except as may be required by applicable Law, and that has a cost not in excess of 300% of the last annual premium paid by Gold prior to the date of this Agreement for the Gold D&O Insurance in place in effect as of the date hereof. If Gold and the Holdco Merger Surviving Company for any reason fail to obtain such "tail" insurance policy as of the Holdco Merger Effective Time, the Holdco Merger Surviving Company shall continue to maintain in effect for a period of at least six (6) years from and after the Holdco Merger Effective Time the Gold D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are at least as favorable as provided in Gold's existing policies as of the date hereof, except as may be required by applicable Law, or the Holdco Merger Surviving Company shall purchase comparable Gold D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in Gold's existing policies as of the date hereof, except as may be required by applicable Law; provided, however, in no event shall the Holdco Merger Surviving Company be required to pay an annual premium for the Gold D&O Insurance that is in excess of 300% of the annual premium paid as of the date hereof by Gold for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Holdco Merger Surviving Company shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

          (g)   In the event Holdco Merger Surviving Company or the Company Merger Surviving Corporation (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.11.

          (h)   The persons to whom this Section 5.11 applies are express third-party beneficiaries of this Section 5.11.

          (i)    The rights of each such director, officer and employee under this Section 5.11 shall be in addition to any rights such person may have under the organizational documents of Gold, the Company or any of their respective Subsidiaries, as the case may be, or under any applicable Laws or contractual indemnification rights.

        SECTION 5.12    Employee Benefit Matters.

          (a)   From and after the Company Merger Effective Time and for a period ending on the first anniversary of the Company Merger Effective Time, the Holdco Merger Surviving Company shall provide or cause its Subsidiaries, including the Company Merger Surviving Corporation, to provide (i) base salary, wages and commission opportunities to each individual who is an employee of the Company or a Company Subsidiary immediately prior to the Company Merger Effective Time (each, a "Company Employee") at a rate that is no less favorable than the rate of base salary, wages or commission opportunities provided to such Company Employee immediately prior to the Company Merger Effective Time, (ii) an annual bonus opportunity to each Company Employee that is not less favorable than the annual bonus opportunity provided to such Company Employee immediately prior to the Company Merger Effective Time, (iii) severance benefits to each Company Employee that are no less favorable than the severance benefits provided to such Company Employee immediately prior to the Company Merger Effective Time and (iv) other compensation and benefits (including paid-time off) to each Company Employee that are substantially comparable, in the aggregate, to the other compensation and benefits provided to such Company Employee immediately prior to the Company Merger Effective Time (excluding any retention arrangements implemented in connection with the transactions contemplated by this Agreement or on or after the date of this Agreement).

          (b)   Without limiting the generality of Section 5.12(a), from and after the Company Merger Effective Time, the Holdco Merger Surviving Company shall, or shall cause its Subsidiaries, including the Company Merger Surviving Corporation, to, assume, honor and continue all of the Company's and the Company Subsidiaries' employment, severance, retention and termination plans, policies, programs, agreements and arrangements (including any change in control or severance agreement between the Company or any Company Subsidiary and any Company Employee), in each case, in accordance with their terms as in effect immediately prior to the Company Merger Effective Time, including with respect to any payments, benefits or rights arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event), it being understood that, subject to Section 5.12(a), the foregoing shall not be construed to limit the right of the Holdco Merger Surviving Company and its Subsidiaries to amend or terminate any such plans, policies, programs, agreements or arrangements, to the extent permitted by the terms of such plans, policies, programs, agreements or arrangements.

          (c)   For all purposes (including for purposes of determining eligibility to participate, level of benefits, vesting, and benefit accruals) under any "employee benefit plan" (as such term is defined in Section 3(3) of ERISA, but without regard to whether the applicable plan is subject to ERISA) and any other employee benefit plan, program, policy or arrangement maintained by the Holdco Merger Surviving Company or any of its Subsidiaries, including the Company Merger Surviving Corporation, including any vacation, paid time off and severance plans (in each case, solely to the extent that Gold or any of its Subsidiaries makes such plan available to employees of the Holdco

  Merger Surviving Company or the Company Merger Surviving Corporation), each Company Employee's service with or otherwise credited by the Company or any Company Subsidiary shall be treated as service with the Holdco Merger Surviving Company or any of its Subsidiaries, including the Company Merger Surviving Corporation; provided, however, that such service shall not be recognized to the extent that such recognition would result in any duplication of benefits or for purposes of benefit accruals under any defined benefit pension plan.

          (d)   The Holdco Merger Surviving Company shall, or shall cause its Subsidiaries, including the Company Merger Surviving Corporation, to waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively at work requirements and waiting periods under any welfare benefit plan maintained by the Holdco Merger Surviving Company or any of its Subsidiaries, including the Company Merger Surviving Corporation, in which Company Employees (and their eligible dependents) will be eligible to participate from and after the Company Merger Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Benefit Plan immediately prior to the Company Merger Effective Time. To the extent permitted by applicable Law, the Holdco Merger Surviving Company shall, or shall cause its Subsidiaries, including the Company Merger Surviving Corporation, to recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Employee (and his or her eligible dependents) during the calendar year in which the Company Merger Effective Time occurs for purposes of satisfying such year's deductible, co-payment and out-of-pocket maximum limitations under the relevant welfare benefit plans in which such Company Employee (and dependents) will be eligible to participate from and after the Company Merger Effective Time.

          (e)   Effective as of February 28, 2015 (the last day of the purchase period pending as of the date of this Agreement), the Company shall suspend all payroll deductions under the Company Stock Purchase Plan such that no Company Shares may be purchased with respect to purchase periods beginning on or after the date of this Agreement. As of the Company Merger Effective Time, the Company Stock Purchase Plan shall terminate.

          (f)    Prior to the Company Merger Effective Time, the Company may, in consultation with Gold, implement a retention plan (the "Retention Plan") for the benefit of employees of the Company and Company Subsidiaries, which shall provide for cash- and equity-based retention benefits to such employees in an aggregate amount not to exceed $35,000,000 (the "Retention Plan Amount"). Cash-based awards granted pursuant to the Retention Plan shall vest on the Closing Date, subject to the award recipient's continuous employment with the Company or the Company Subsidiaries through such date. Equity-based awards granted pursuant to the Retention Plan shall be in the form of time-vesting Company Stock Unit Awards that shall vest on the Closing Date, subject to the award recipient's continuous employment with the Company or the Company Subsidiaries through such date, and shall be cancelled at the Company Merger Effective Time on the terms set forth in Section 2.07(b)(i). Gold agrees to consider in good faith any request by the Company subsequent to the date hereof to increase the Retention Plan Amount.

          (g)   Without limiting Section 8.06, this Section 5.12 shall be binding upon and shall inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.12, express or implied, is intended to confer upon any other person (including for the avoidance of doubt any current or former directors, officers, employees, contractors or consultants of any of the Company or any Company Subsidiary, Gold or any of its Subsidiaries, or on or after the Effective Times, the Company Merger Surviving Company or any of its Subsidiaries, and the Holdco Merger Surviving Company or any of its Subsidiaries) any rights or remedies of any nature whatsoever under or by reason of this Section 5.12. Nothing contained herein shall (i) be treated as an amendment of any Company Benefit Plan or employee benefit plan of Holdco, Gold, the Holdco

  Merger Surviving Company or the Company Merger Surviving Corporation, or (ii) obligate the Holdco Merger Surviving Company, the Company Merger Surviving Corporation or any of their respective affiliates to (A) maintain any particular benefit plan, except in accordance with the terms of such plan, or (B) retain the employment of any particular employee.

        SECTION 5.13    Takeover Statutes.     Gold, Holdco and Sub shall not cause or permit any of its affiliates that is a Control Act Person or Combinations Act Person, or, to the extent within the reasonable control of Gold, Holdco or Sub, permit any other Control Act Person or Combinations Act Person to take any action which would cause any of the transactions contemplated by this Agreement to be prohibited or materially impeded by a Takeover Statute. If any Takeover Statute is or may become applicable to either Merger or the other transactions contemplated by this Agreement, each of Holdco, Sub, Gold, the Company and their respective boards of directors or similar governing bodies shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize (to the greatest extent practicable) the effects of such Takeover Statute on such transactions.

        SECTION 5.14    Expenses.     Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Mergers and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense; provided, however, that all HSR Act and other Antitrust Law filing fees and all costs and expenses incurred in connection with the printing, filing and mailing of the Proxy Statement, the Registration Statement (including the applicable SEC filing fees), the Gold Information Document, the NYSE Listing Application or the Gaming Approvals shall be paid by Gold (such expenses in this proviso being the "Regulatory Expenses"); provided, further, however, that in the event this Agreement is terminated by Gold pursuant to Section 7.01(h), the Company shall promptly reimburse Gold for such Regulatory Expenses. The Holdco Merger Surviving Company shall, or shall cause the Company Merger Surviving Corporation to, pay all charges and expenses, including those of the Exchange Agent, in connection with the transactions contemplated in Article II. All transfer, documentary, sales, use, stamp, registration and other similar Taxes incurred in connection with the Mergers shall be paid when due by Gold or, after the Closing, the Holdco Merger Surviving Company.

        SECTION 5.15    Rule 16b-3 Matters.     Prior to the Company Merger Effective Time, the Company, Holdco, Gold and the Holdco Merger Surviving Company shall take such further actions, if any, as may be reasonably necessary or appropriate to ensure that the dispositions of equity securities of the Company (including derivative securities) and the acquisition of Holdco Shares (including derivative securities) pursuant to the transactions contemplated by this Agreement by any individual who is an officer or director of the Company and is subject to Section 16 of the Exchange Act with respect to the Company or will become subject to Section 16 of the Exchange Act with respect to the Holdco Merger Surviving Company are exempt under Rule 16b-3 promulgated under the Exchange Act.

        SECTION 5.16    Special Dividend.     Notwithstanding anything to the contrary in this Agreement:

          (a)   the Company shall be authorized (but shall in no event be required) to declare one or more special cash dividends, share repurchases or redemptions (such aggregate amount, the "Special Dividend"), provided that the amount of the Special Dividend that is funded through the incurrence by the Company of Indebtedness shall not exceed the amount of Indebtedness that the Company is able to incur on a standalone basis and without giving effect to the Company Merger;

          (b)   the Company may take any reasonable actions necessary to fund the Special Dividend, including, without limitation, the incurrence of Indebtedness or the pledging of certain Company assets; provided, that (i) the Company shall use reasonable best efforts to ensure that any such Indebtedness shall first be incurred under existing Company facilities (it being understood that the Company shall be entitled to consider its reasonable working capital needs as part of its reasonable best efforts) and (ii) to the extent the amount of the Special Dividend exceeds the amount that, pursuant to the Company's reasonable best efforts, can be incurred under existing Company facilities, (A) such excess Indebtedness must be prepayable without penalty or premium and cannot materially impair the consummation of the transactions contemplated hereby, (B) the incurrence of such excess Indebtedness must be subject to Gold's review and consent, which consent shall not be unreasonably withheld, (C) to the extent such excess Indebtedness is proposed to be marketed and/or sold within six (6) months of the date hereof (unless, if the Company and Gold agree in writing that the Closing is likely to occur on a date (the "Expected Closing Date") within six (6) months of the date hereof, and such excess Indebtedness is proposed to be marketed and/or sold within six (6) weeks prior to the Expected Closing Date), the Company must obtain the express prior written consent of Gold and (D) the Company must keep Gold reasonably informed in the arrangement of any such excess Indebtedness;

          (c)   Gold shall cooperate as needed to effectuate the Special Dividend; and

          (d)   any amounts actually received by holders of Company Common Stock pursuant to the Special Dividend shall reduce, on a dollar for dollar basis, the Company Merger Consideration payable at the Company Merger Effective Time pursuant to Section 2.02(a)(i)(A) of this Agreement.

        SECTION 5.17    Listings.

          (a)   Each of Gold and Holdco shall use its reasonable best efforts to cause the Holdco Shares to be issued in the Mergers to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Holdco Merger Effective Time and the Company Merger Effective Time, including, prior to the earlier of the mailing of the Gold Information Document or the Proxy Statement, the resolution of any issues communicated by the NYSE relating to the SVS Provisions.

          (b)   (i) The Company shall use its reasonable best efforts to cause the de-listing of the Company Common Stock from the NYSE and the deregistration of the Company Common Stock under the Exchange Act promptly after the Company Merger Effective Time, and (ii) Gold shall use commercially reasonable efforts to cause the de-listing of the Gold Shares from the MSE and any listing or quotation of ADRs with respect to Gold Shares promptly after the Holdco Merger Effective Time.

        SECTION 5.18    Pre-Merger Certificates.     Gold and Holdco shall use their respective reasonable best efforts to satisfy the pre-merger requirements as set out in the UK Merger Regulations (including the requirements as further specified in Section 5.05) and Italian Merger Regulations (including the requirements as further specified in Section 5.05) and to obtain, and to take such action as is necessary to obtain, an order from the High Court of England and Wales and the Italian notary public certifying that such pre-merger requirements as set out in the UK Merger Regulations and Italian Merger Regulations have been complied with (the "Pre-Merger Certificates"). The parties shall reasonably cooperate to determine the appropriate time at which Gold and Holdco will seek to obtain the Pre-Merger Certificates, so that such time shall be no more than six (6) months prior to the expected Holdco Merger Effective Time. Gold and Holdco will make a joint application to the High Court of England and Wales, and shall use their respective reasonable best efforts, to obtain the Holdco Merger Order as promptly as practicable after the receipt of the Pre-Merger Certificates and satisfaction of the conditions in Section 6.01 (other than Section 6.01(i)), the effective date of which will be the Holdco Merger Effective Time. Following receipt of the Holdco Merger Order, Gold and Holdco will comply with all necessary filing requirements under the laws of England and Wales and the laws of Italy.

        SECTION 5.19    Report on Holdco Merger Consideration.     Solely to the extent required by mandatory provision of English or Italian Law, Gold and Holdco shall apply to the applicable courts to appoint on or two eligible accounting firms (each, an "Accounting Firm") to issue a report regarding the fairness of the Holdco Merger Consideration (the "Gold Expert Report"), or, if required by mandatory provision of English or Italian Law, another reputable accounting firm appointed by the applicable court upon request of Gold or Holdco, to issue a report regarding the Holdco Merger Consideration, each in accordance with applicable provisions of English and Italian Law. Gold shall use reasonable best efforts to cooperate with the Accounting Firm in order to obtain a favorable report on the Holdco Merger Consideration and, in the event that the Accounting Firm provides, or indicates an intention to provide, an unfavorable report, work in good faith with the Accounting Firm to seek to address the auditors' concerns with a view to obtaining a favorable report for a period of at least thirty (30) days unless the Accounting Firm has advised the parties finally that it will be unable to provide a favorable report. Gold shall keep the Company and the Company Representatives informed on a reasonably prompt basis regarding the preparation of such reports and any communications with respect thereto, and shall promptly provide to the Company a copy of each such report, any drafts thereof, and shall permit the Company Representatives to participate in the preparation of such reports and any proceedings with respect thereto, to the extent permitted by applicable Law.

        SECTION 5.20    Corporate Governance Matters.

          (a)   Prior to the Holdco Merger Effective Time, Holdco and Gold shall take all actions within their power as may be necessary to cause (i) the number of directors constituting the Holdco board of directors as of the Holdco Merger Effective Time and the Company Merger Effective Time to be thirteen (13) and (ii) the Holdco board of directors as of the Holdco Merger Effective Time and the Company Merger Effective Time, and for a period of three (3) years thereafter, to be composed as follows: (A) the Chief Executive Officer of Gold, (B) five (5) directors on the Company's board of directors as of the date hereof and designated by the Company prior to the Holdco Merger Effective Time and the Company Merger Effective Time (at least four (4) of whom shall meet the independence standards of the NYSE) (including the Chief Executive Officer of the Company and the Chairman of the Company), (C) six (6) directors designated by the Principal Gold Shareholders (at least four (4) of whom shall meet the independence standards of the NYSE) and (D) one (1) director mutually agreed to by Gold and the Company, who shall meet the independence standards of the NYSE applicable to non-controlled domestic U.S. issuers. Holdco shall take all actions within its power as may be necessary to elect the persons designated pursuant to the foregoing clause (B) to a term concluding at the third anniversary of the Company Merger Effective Time.

          (b)   Prior to the Effective Times, Holdco shall take all corporate actions as may be necessary to cause, effective as of the Holdco Merger Effective Time and Company Merger Effective Time, as the case may be: (i) the Chief Executive Officer of Gold as of immediately prior to the Holdco Merger Effective Time to serve as the Chief Executive Officer of the Holdco Merger Surviving Company immediately following the Holdco Merger Effective Time, (ii) the Chairman of the Company board of directors as of immediately prior to the Company Merger Effective Time to serve as the Chairman of the Holdco board of directors for a period of three (3) years following the Company Merger Effective Time, (iii) the Chief Executive Officer of the Company as of immediately prior to the Company Merger Effective Time to serve as a Vice Chairman of the Holdco board of directors for a period of three (3) years following the Company Merger Effective Time, and (iv) one of the persons designated by the Principal Gold Shareholders pursuant to clause (C) of Section 5.20(a) to serve as a Vice Chairman of the Holdco board of directors for a period of three (3) years following the Holdco Merger Effective Time.

          (c)   For as long as the Holdco Shares are listed on the NYSE, Holdco shall comply with all NYSE corporate governance standards set forth in Section 3 of the NYSE Listed Company Manual applicable to non-controlled domestic U.S. issuers, regardless of whether Holdco is a foreign private issuer.

          (d)   Prior to the Closing, Gold and Holdco shall procure the passing of resolutions of the shareholders of Holdco providing for the reregistration of Holdco as a public limited company.

ARTICLE VI
CONDITIONS TO THE MERGERS

        SECTION 6.01    Conditions to Obligations of Each Party to Effect the Mergers.     The respective obligations of each party to effect the Mergers shall be subject to the satisfaction or waiver (where permitted) at or prior to the Closing of each of the following conditions:

          (a)    Company Stockholder Approval.    The Company shall have obtained the Company Stockholder Approval.

          (b)    Gold Shareholder Approval.    Gold shall have obtained the Gold Shareholder Approval.

          (c)    Registration Statement.    The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect, and no proceedings for that purpose shall have been initiated or, to the knowledge of Holdco, Gold or the Company, threatened by the SEC.

          (d)    NYSE Listing.    The Holdco Shares issuable in the Mergers shall have been authorized for listing on the NYSE, subject to official notice of issuance.

          (e)    Expiration or Satisfaction of Gold Creditor Claims.    The sixty (60) day period following the date upon which the resolutions of the Gold Shareholder Meeting have been filed with the Companies' Register at the Italian Chamber of Commerce in Rome shall have expired or have been earlier terminated by the posting of a bond by Gold sufficient to satisfy Gold's creditors' claims, if any.

          (f)    Antitrust Approvals.    (i) The waiting period (and any extensions thereof) applicable to the Company Merger under the HSR Act shall have expired or been terminated; (ii) the Competition Act Clearance applicable to the consummation of the Mergers shall have been received; and (iii) the waiting periods and approvals applicable to the consummation of the Mergers described in Section 6.01(f) of the Company Disclosure Letter shall have expired, been terminated or been obtained, as applicable.

          (g)    Required Gaming Approvals.    The Gaming Approvals set forth on Section 6.01(g) of the Company Disclosure Letter and Section 6.01(g) of the Gold Disclosure Letter shall have been obtained and shall be in full force and effect; provided, that, notwithstanding anything to the contrary herein, Gold may in its sole discretion waive any such Gaming Approval on behalf of both the Company and Gold if consummation of the Mergers and the other transactions contemplated hereby in the absence of such Gaming Approval would not constitute a violation of applicable Law, on the written advice of outside counsel reasonably satisfactory to the Company and Gold; provided that (i) Gold has confirmed in an irrevocable written notice delivered to the Company that all of the conditions set forth in Sections 6.01 and 6.02 have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Closing, provided that such conditions are reasonably capable of being satisfied), (ii) the Closing shall occur immediately following any such waiver and (iii) no such waiver shall otherwise affect the obligations of Gold, Sub and Holdco hereunder.

          (h)    No Injunction.    No Governmental Entity of competent jurisdiction shall have issued, enacted, entered, promulgated or enforced any Law that is in effect and renders either Merger illegal, or prohibits, enjoins or otherwise prevents either Merger; provided, however, that the condition in this Section 6.01(h) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 5.05, Section 5.07 or Section 5.17 directly results in the failure of the condition to be satisfied.

          (i)    UK Merger Approval.    The Holdco Merger Order shall have been issued by the High Court of England and Wales and shall have been in full force and effect for at least twenty-one (21) days.

          (j)    Italian and UK Securities Filing.    If Gold or Holdco determines (acting reasonably and in good faith) that a prospectus or equivalent document is required to be prepared by Gold and/or Holdco in connection with the Mergers, formal approval by the relevant competent authority in respect of such document shall have been obtained.

        SECTION 6.02    Additional Conditions to Obligations of Gold, Holdco and Sub.     The obligations of Gold, Holdco and Sub to effect the Mergers are also subject to the satisfaction or waiver by Gold at or prior to the Closing of each of the following additional conditions:

          (a)    Representations and Warranties.    (i) Each of the representations and warranties of the Company contained in this Agreement (other than the representations and warranties of the Company set forth in Sections 3.02(a), 3.02(b), 3.08(b), 3.23, 3.24, 3.25, 3.26, and 3.27), without regard to materiality or Company Material Adverse Effect qualifiers contained within such representations and warranties, shall be true and correct, except for any failure of such representations and warranties to be true and correct that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; (ii) the representations and warranties of the Company set forth in Sections 3.02(a), 3.02(b) and 3.27 shall be true and correct in all respects (except for any de minimis inaccuracy); (iii) the representations and warranties of the Company set forth in Section 3.24 shall be true and correct other than as would not materially impede or prevent the consummation of the transactions contemplated by the Agreement; and (iv) the representations and warranties of the Company set forth in Sections 3.08(b), 3.23, 3.25 and 3.26 shall be true and correct in all respects; in each case of clauses (i), (ii), (iii) and (iv), as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of a specific date, in which case as of such specific date).

          (b)    Agreements and Covenants.    The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

          (c)    Officer's Certificate.    Gold shall have received a certificate signed on behalf of the Company by an executive officer of the Company as to the satisfaction of the conditions in Sections 6.02(a) and 6.02(b).

        SECTION 6.03    Additional Conditions to Obligations of the Company.     The obligations of the Company to effect the Company Merger are also subject to the satisfaction or waiver by the Company at or prior to the Closing of each of the following additional conditions:

          (a)    Representations and Warranties.    (i) Each of the representations and warranties of Gold contained in this Agreement (other than the representations and warranties of Gold set forth in Sections 4.02(a), 4.02(b), 4.08(b), 4.18, 4.23, 4.24 and 4.25), without regard to materiality or Gold Material Adverse Effect qualifiers contained within such representations and warranties, shall be true and correct, except for any failure of such representations and warranties to be true and correct that would not, individually or in the aggregate, reasonably be expected to have a Gold Material Adverse Effect; (ii) the representations and warranties of Gold set forth in Sections 4.02(a), 4.02(b) and 4.25 shall be true and correct in all respects (except for any de minimis inaccuracy); (iii) the representations and warranties of Gold set forth in Section 4.23 shall be true and correct other than as would not materially impede or prevent the consummation of the transactions contemplated by the Agreement; and (iv) the representations and warranties of Gold set forth in Sections 4.08(b) , 4.18 and 4.24 shall be true and correct in all respects; in each case of clauses (i), (ii), (iii) and (iv), as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of a specific date, in which case as of such specific date).

          (b)    Agreements and Covenants.    Each of Holdco, Sub and Gold shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

          (c)    Officers' Certificate.    The Company shall have received a certificate signed on behalf of Gold by an authorized officer of Gold as to the satisfaction of the conditions in Sections 6.03(a) and 6.03(b).

          (d)    Tax Opinion.    The Company shall have received an opinion of a law firm of international standing provided by Gold confirming that the Holdco Merger and any related transactions, including the issue of shares in favor of the relevant shareholders but excluding any withdrawal from Gold (i) will be tax neutral for Gold shareholders for the purposes of the EU Council Directive 90/434 of July 23, 1990, as implemented in Capo III and Capo IV, Titolo III, of Italian Presidential Decree No. 917 of December 22nd, 1986, as amended, (ii) will not trigger any Italian Taxes for Holdco, Gold (except for the Italian exit tax which, based on current estimates and representations of Gold, should not exceed fifty (50) million Euros) or their shareholders or the Company and its shareholders (assuming that the latters are neither tax residents in Italy nor acting from an Italian permanent establishment), and will not reasonably expose Gold, Holdco or their shareholders to material future tax liabilities in Italy in respect of the Holdco Merger, and in the case of material tax claims the risk that the tax authorities could succeed is remote, and (iii) will not trigger any United Kingdom Taxes for Holdco, Gold, the Company or their shareholders.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

        SECTION 7.01    Termination.     This Agreement may be terminated at any time prior to the Holdco Merger Effective Time, whether before or after receipt of the Company Stockholder Approval or the Gold Shareholder Approval:

          (a)   by mutual written consent of Gold and the Company;

          (b)   by either the Company or Gold, if the Closing shall not have occurred on or before July 15, 2015 (the "Outside Date"); provided, however, that if all of the conditions to Closing, other than the conditions set forth in (i) any of Section 6.01(f), 6.01(g) or 6.01(h), and (ii)  6.01(i), shall have been satisfied or shall be capable of being satisfied at least three Business Days prior to such time, the Outside Date may be extended by either the Company or Gold from time to time by written notice to the other party up to a date not beyond October 15, 2015, the latest of any of which dates shall thereafter be deemed to be the Outside Date; provided, further that if all of the conditions to Closing, other than the condition set forth in Section 6.01(i), shall have been satisfied or shall be capable of being satisfied at least three Business Days prior to such time, the Outside Date may be extended by the Company from time to time by written notice to Gold up to a date not more than sixty (60) days after the date all such other conditions shall have been satisfied; provided, further, that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party if the failure of the Closing to occur on or before the Outside Date is the result of such party having materially breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement;

          (c)   by either the Company or Gold, if the Company Stockholder Approval shall not have been obtained upon a vote taken thereon at the Company Stockholder Meeting, including any adjournment or postponement thereof;

          (d)   by either the Company or Gold, if the Gold Shareholder Approval shall not have been obtained upon a vote taken thereon at the Gold Shareholder Meeting, including any adjournment or postponement thereof;

          (e)   by either the Company or Gold, if any Governmental Entity of competent jurisdiction shall have issued, enacted, entered, promulgated or enforced any Law permanently enjoining, restraining or prohibiting either of the Mergers and that is final and nonappealable; provided, that the right to terminate this Agreement under this Section 7.01(e) shall not be available to any party that has failed to comply with its obligations under Section 5.07 and 5.17 in any material respect; provided, further, that the right to terminate this Agreement under this Section 7.01(e) shall not be available to Gold if the issuance, enactment, entrance, promulgation or enforcement of such Law would entitle Gold to terminate this Agreement under Section 7.01(m);

          (f)    by Gold, at any time prior to the receipt of the Company Stockholder Approval, if the Company's board of directors shall have effected a Change of Company Recommendation;

          (g)   by the Company, at any time prior to the receipt of the Company Stockholder Approval, (i) if the Company's board of directors shall have effected a Change of Company Recommendation in accordance with Section 5.03 or (ii) in connection with entering into a Company Acquisition Agreement in accordance with Section 5.03; provided in each case that prior to or concurrently with such termination the Company pays the amounts due under Section 7.02(b)(i);

          (h)   by Gold, if: (i) the Company has breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, in any case, which would give rise to the failure of a condition contained in Section 6.02(a) or 6.02(b); (ii) Gold shall have delivered to the Company written notice of such breach or failure to perform; and (iii) either such breach or failure to perform is not capable of cure prior to the Outside Date or, if capable of being so cured, at least 30 days shall have elapsed since the date of delivery of such written notice to the Company and such breach or failure to perform shall not have been cured; provided, however, that Gold shall not be permitted to terminate this Agreement pursuant to this Section 7.01(h) if Holdco, Sub or Gold has breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, in any case, such that which would give rise to the failure of a condition contained in Section 6.03(a) or 6.03(b);

          (i)    by the Company, if (i) Holdco, Sub or Gold has breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, in any case, which would give rise to the failure of a condition contained in Section 6.03(a) or 6.03(b); (ii) the Company shall have delivered to Gold written notice of such breach or failure to perform; and (iii) either such breach or failure to perform is not capable of cure prior to the Outside Date or, if capable of being so cured, at least 30 days shall have elapsed since the date of delivery of such written notice to Gold and such breach or failure to perform shall not have been cured; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.01(i) if the Company has breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, in any case, which would give rise to the failure of a condition contained in Section 6.02(a) or 6.02(b);

          (j)    by the Company, if (i) all of the conditions in Sections 6.01 and 6.02 (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied or waived, (ii) the Company has notified Gold in writing that all conditions set forth in Section 6.03 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) or that it is willing to waive any unsatisfied conditions in Section 6.03 and the Company is otherwise ready, willing and able to consummate the Closing, and (iii) Holdco, Sub or Gold shall have failed to consummate the Closing on the date by which the Closing is required to have occurred pursuant to Section 1.02; provided that for purposes of this Section 7.01(j) only, the condition in Section 6.01(i) shall be deemed to be satisfied if (A) all of the other conditions set forth in Sections 6.01 and 6.02 (other than those conditions that by their nature are to be satisfied at the Closing but that would be satisfied if the Closing were to occur at such time) have been satisfied or waived, (B) the Company has notified Gold in writing that all conditions set forth in Section 6.03 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) or that it is willing to waive any unsatisfied conditions in Section 6.03 and the Company is otherwise ready, willing and able to consummate the Closing and (C) the condition set forth in Section 6.01(i) is not satisfied within forty-five (45) days thereafter;

          (k)   by Gold, within ten (10) Business Days following the date of the final determination (as provided under applicable Law) of the number of Gold Shares for which holders of Gold Shares have exercised the rescission rights described in Section 2.09, if the number of Gold Shares for which such rescission rights have been exercised exceeds twenty percent (20%) of the Gold Shares issued and outstanding as of the date of this Agreement;

          (l)    by Gold if Holdco would, as a result of any adoption, implementation, promulgation, repeal, modification, amendment or change of any applicable Law following the date hereof and prior to the Closing Date, be treated as a domestic corporation for U.S. federal income tax purposes as of or after the Closing Date; or

          (m)  by Gold, within ten (10) Business Days following the date of an SVS Denial.

        SECTION 7.02    Effect of Termination.

          (a)   In the event of termination of this Agreement by either the Company or Gold as provided in Section 7.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Holdco, Sub, Gold or the Company or their respective Subsidiaries, officers or directors, in either case, except (i) with respect to Section 5.14, this Section 7.02, Article VIII and the final sentence of each of Sections 5.06 and 5.08(e) and (ii) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful breach by another party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

          (b)   In the event that this Agreement is terminated:

              (i)  by (A) Gold pursuant to Section 7.01(f) or (B) the Company pursuant to Section 7.01(g), then the Company shall pay to Gold or its designee, within two (2) Business Days following the date of such termination by Gold pursuant to clause (A), or concurrently with such termination by the Company pursuant to clause (B), the Company Termination Fee by wire transfer of immediately available funds;

             (ii)  (A) by either Gold or the Company pursuant to Section 7.01(b) (but only if the Company Stockholder Meeting has not been held by the Outside Date) or by Gold or the Company pursuant to Section 7.01(c), (B) prior to such termination (in the case of termination pursuant to Section 7.01(b)) or the Company Stockholder Meeting (in the case of termination pursuant to Section 7.01(c)), a Company Competing Proposal shall have been publicly disclosed (or otherwise become publicly known) and not withdrawn, and (C) within nine (9) months after the termination of this Agreement, the Company shall have entered into a definitive agreement with respect to any Company Competing Proposal or any Company Competing Proposal is consummated, then the Company shall pay to Gold or its designee, within two (2) Business Days after the earlier to occur of the entrance into the agreement providing for such Company Competing Proposal or the consummation of such Company Competing Proposal, the Company Termination Fee by wire transfer of immediately available funds; provided that for purposes of this Section 7.02(b)(ii), the term "Company Competing Proposal" shall have the meaning assigned to such term, except that all percentages therein shall be changed to "50%";

            (iii)  (A) by either Gold or the Company pursuant to Section 7.01(b) (but only if the Gold Shareholder Meeting has not been held prior the Outside Date or the condition set forth in Section 6.01(i) shall not have been satisfied prior to the Outside Date) or by Gold or the Company pursuant to Section 7.01(d), (B) prior to such termination (in the case of termination pursuant to Section 7.01(b)) or the Gold Shareholder Meeting (in the case of termination pursuant to Section 7.01(d)), a Gold Competing Proposal shall have been publicly disclosed (or otherwise become publicly known) and not withdrawn, and (C) within nine (9) months after the termination of this Agreement, Gold shall have entered into a definitive agreement with respect to any Gold Competing Proposal or any Gold Competing Proposal is consummated, then Gold shall pay to the Company or its designee, within two (2) Business Days after the earlier to occur of the entrance into the agreement providing for such Gold Competing Proposal or the consummation of such Gold Competing Proposal, the Gold Termination Fee by wire transfer of immediately available funds; provided that for purposes of this Section 7.02(b)(iii), the term "Gold Competing Proposal" shall have the meaning assigned to such term, except that all percentages therein shall be changed to "50%";

            (iv)  by the Company pursuant to Section 7.01(j), then Gold shall promptly pay to the Company or its designee, within two (2) Business Days following the date of such termination, the Gold Termination Fee by wire transfer of immediately available funds; provided that the Company shall forfeit its right to collect the Gold Termination Fee under this Section 7.02(b)(iv) if it has not exercised such termination right within forty-five (45) days after the date that Gold irrevocably confirms in writing that the Company is entitled to terminate the Agreement pursuant to Section 7.01(j) and receive the Gold Termination Fee pursuant to this Section 7.02(b)(iv);

             (v)  by (A) either the Company or Gold pursuant to Section 7.01(b) and as of the time of such termination, one or more of the conditions set forth in Section 6.01(f), Section 6.01(g) or, as a result of an order issued pursuant to Antitrust Laws or Gaming Laws, Section 6.01(h), has not been satisfied, or (B) either the Company or Gold pursuant to Section 7.01(e) as a result of an order issued pursuant to Antitrust Laws or Gaming Laws, then, in each case, Gold shall promptly pay to the Company or its designee, within two (2) Business Days following the date of such termination, the Gold Termination Fee by wire transfer of immediately available funds; provided that the Company shall forfeit its right to collect the Gold Termination Fee under this Section 7.02(b)(v) with respect to a termination of this Agreement pursuant to Section 7.01(b) or Section 7.01(e), as applicable, if it has not exercised such termination right (and Gold has not terminated this Agreement pursuant to such provisions) within forty-five (45) days after the date that Gold irrevocably confirms in writing that the Company is entitled to terminate the Agreement pursuant to such provision and receive the Gold Termination Fee pursuant to this Section 7.02(b)(v);

            (vi)  by Gold pursuant to Section 7.01(k), 7.01(l) or 7.01(m), then Gold shall pay to the Company or its designee, concurrently with such termination, the applicable Gold Termination Fee by wire transfer of immediately available funds; or

           (vii)  by either the Company or Gold pursuant to Section 7.01(b) and as of the date of such termination any of the conditions in Sections 6.01(a), 6.01(b), 6.01(c), 6.01(d), 6.01(e),

    6.01(h), 6.01(i) or 6.01(j) shall have not been satisfied solely (other than any causal factors resulting from the occurrence of the SVS Event itself) as a result of an SVS Event, then Gold shall pay the Company or its designee the applicable Gold Termination Fee by wire transfer of immediately available funds, concurrently with such termination in the case of a termination by Gold, or within two (2) Business Days following the date of such termination in the case of a termination by the Company.

          (c)   Each of the Company, Holdco, Sub and Gold acknowledges that (i) the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement and (ii) without these agreements, Gold, Holdco, Sub and the Company would not enter into this Agreement. It is acknowledged and agreed that neither the Company Termination Fee nor the Gold Termination Fee is a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Company or Gold, Holdco and Sub, as applicable, in the circumstances in which the Company Termination Fee or Gold Termination Fee is payable; provided, however, that the foregoing shall not limit any party's rights with respect to any liabilities or damages incurred or suffered by such party as a result of the willful breach by another party of any of its representations, warranties, covenants or agreements set forth in this Agreement. In the event that this Agreement is terminated under circumstances in which the Company receives the Gold Termination Fee, together with reimbursement of any applicable expenses pursuant to the final sentence of Sections 5.07(e), the receipt of the Gold Termination Fee together with such expenses shall be the sole and exclusive monetary remedy for any and all losses or damages suffered or incurred by the Company or any other person in connection with this Agreement (and the termination hereof), the Debt Commitment Letter or any New Debt Commitment Letter, the transactions contemplated by this Agreement (and the abandonment or termination thereof) or any matter forming the basis for such termination, and neither the Company nor any other person shall be entitled to bring or maintain any claim, action or proceeding against Gold and its Subsidiaries (including Holdco, Gold Sub and Sub) or any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, affiliates, assignees, representatives or Financing Sources (collectively, the "Gold Related Parties") arising out of or in connection with this Agreement, the Debt Commitment Letter or any New Debt Commitment Letter, any of the transactions contemplated by this Agreement (or the abandonment or termination thereof) or any matters forming the basis for such termination (but excluding, for the avoidance of doubt, the Confidentiality Agreement); provided that nothing in this Section 7.02 shall limit the right of the Company, its Subsidiaries and the Company Representatives to be indemnified and reimbursed for expenses in accordance with the last sentence of Section 5.07(e), or limit the Company's rights with respect to any losses or damages incurred or suffered as a result of the willful breach by Gold, Holdco or Sub of any of their respective representations, warranties, covenants or agreements set forth in this Agreement. In the event that this Agreement is terminated under circumstances in which Gold receives the Company Termination Fee, the receipt of the Company Termination Fee shall be the sole and exclusive monetary remedy for any and all losses or damages suffered or incurred by any Gold Related Party in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment or termination thereof) or any matter forming the basis for such termination, and neither Gold nor any other person shall be entitled to bring or maintain any claim, action or proceeding against the Company, the Company Subsidiaries or any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, affiliates, assignees or representatives arising out of or in connection with this Agreement, any of the transactions contemplated by this Agreement (or the abandonment or termination thereof) or any matters forming the basis for such termination (but excluding, for the avoidance of doubt, the Confidentiality Agreement); provided that nothing in this Section 7.02 shall limit Gold's rights with respect to any losses or damages incurred or suffered as a result of the willful breach by the Company of any of its representations, warranties, covenants or agreements set forth in this Agreement. In no event shall the Company be required to pay to Gold more than one Company Termination Fee or Gold be required to pay to the Company more than one Gold Termination Fee pursuant to Section 7.02(b). For the avoidance of doubt, this Section 7.02(c) shall survive the Company Merger Effective Time.

        SECTION 7.03    Amendment.     This Agreement may be amended by the Company and Gold by action taken by or on behalf of their respective boards of directors at any time prior to the Holdco Merger Effective Time and the Company Merger Effective Time; provided, however, that, after receipt of the Company Stockholder Approval or Gold Shareholder Approval, as applicable, no amendment may be made which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by the Company's or Gold's stockholders or shareholders, as applicable, without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto; provided that notwithstanding anything to the contrary set forth herein, Section 7.02(c), this Section 7.03, Section 8.06, Section 8.08, Section 8.11 and Section 8.12 (in each case, together with any related definitions and other provisions of this Agreement to the extent a modification or termination would serve to modify the substance or provisions or such Sections) may not be amended, modified, waived or terminated in a manner that is materially adverse to interests of the Financing Sources without the prior written consent of the Financing Sources. For the avoidance of doubt, this Section 7.03 shall survive the Company Merger Effective Time.

        SECTION 7.04    Waiver.     At any time prior to the Effective Times, Gold, Holdco and Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach of the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other with any of the covenants or conditions contained herein; provided, however, that after receipt of the Company Stockholder Approval or the Gold Shareholder Approval, as applicable, there may not be any extension or waiver of this Agreement which decreases the Holdco Merger Consideration or Company Merger Consideration, as applicable, or which adversely affects the rights of the Company's stockholders or Gold's shareholders hereunder, without the approval of the Company's stockholders or Gold's shareholders at a duly convened meeting of such stockholders or shareholders called to obtain approval of such extension or waiver if such further approval is required by Law or in accordance with the rules of any relevant stock exchange; provided, further, that notwithstanding anything to the contrary set forth herein, Section 7.02(c), Section 7.03, Section 8.06, Section 8.08, Section 8.11 and Section 8.12 (in each case, together with any related definitions and other provisions of this Agreement to the extent a modification or termination would serve to modify the substance or provisions of such Sections) may not be waived in a manner that is materially adverse to interests of the Financing Sources without the prior written consent of the Financing Sources (and, for the avoidance of doubt, this Section 7.04 shall survive the Company Merger Effective Time). Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE VIII
 GENERAL PROVISIONS

        SECTION 8.01    Non-Survival of Representations and Warranties.     None of the representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing. Except for any covenant or agreement that by its terms contemplates performance after the Holdco Merger Effective Time or the Company Merger Effective Time, as applicable, none of the covenants and agreements of the parties contained in this Agreement shall survive the Company Merger Effective Time.

        SECTION 8.02    Notices.     All notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered personally, (b) when sent by reputable overnight courier service or (c) when faxed or emailed (which is confirmed by copy sent within one (1) Business Day by a reputable overnight courier service) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    If to Gold, Gold US Sub, Holdco or Sub:

      GTECH S.p.A.
      Viale del Campo Boario 56/D
      00154 Roma—Italy
      Fax: 0039 06 5189 4216
      Attention:    Marco Sala

    with a copy to (for information purposes only):

      Wachtell, Lipton, Rosen & Katz
      51 West 52nd Street
      New York, New York 10019
      Fax: (212) 403-2000
      Attention:    Andrew R. Brownstein, Esq.
                            Benjamin M. Roth, Esq.

    If to the Company:

      International Game Technology
      6355 South Buffalo Drive
      Las Vegas, Nevada 89113
      Fax: (702) 669-7904
      Attention:    General Counsel and Secretary

    with copies to (for information purposes only):

      Sidley Austin LLP
      One South Dearborn Street
      Chicago, Illinois 60603
      Fax: (312) 853-7036
      Attention:    Thomas A. Cole
                            Paul L. Choi
                            Gary D. Gerstman
                            Thomas M. Thesing

      and to:

      Allen & Overy LLP
      1221 Avenue of the Americas
      New York, New York 10020
      Fax: (212) 610-6399
      Attention:    Dave Lewis

        SECTION 8.03    Severability.     If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

        SECTION 8.04    Entire Agreement.     This Agreement (together with the Annexes, Exhibits, the Company Disclosure Letter, the Gold Disclosure Letter and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

        SECTION 8.05    Assignment.     Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or transferred, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any assignment or transfer in violation of the preceding sentence shall be void.

        SECTION 8.06    Parties in Interest.     This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (a) Article II, which shall be for the benefit of any person entitled to payment thereunder, and (b) Section 5.11, which shall be for the benefit of any persons entitled to indemnification or advancement of expenses thereunder, each of whom shall be entitled to enforce their rights under this Agreement as third-party beneficiaries, and (c) Sections 7.02(c), Section 7.03, this Section 8.06, Section 8.08, Section 8.11 and Section 8.12, as to which the Financing Sources (and/or Released Financing Source Entities, in the case of Section 8.12) are intended third-party beneficiaries. The parties hereto further agree that the rights of third-party beneficiaries under Article II and Section 5.11 shall not arise unless and until the occurrence of the Holdco Merger Effective Time or the Company Merger Effective Time, as applicable. For the avoidance of doubt, this Section 8.06 shall survive the Company Merger Effective Time.

        SECTION 8.07    Interpretation.     Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires the singular number shall include the plural, and vice versa. As used in this Agreement, the words "include" and "including," and words of similar meaning, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation." Except as otherwise indicated, all references in this Agreement to "Sections," "Annexes" and "Exhibits," are intended to refer to Sections of this Agreement and the Annexes and Exhibits to this Agreement. All references in this Agreement to "$" are intended to refer to U.S. dollars. Unless otherwise specifically provided for herein, the term "or" shall not be deemed to be exclusive. The words "hereof," "herein" and "hereunder" and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. References herein to "as of the date hereof," "as of the date of this Agreement" or words of similar import shall be deemed to mean "as of immediately prior to the execution and delivery of this Agreement." The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        SECTION 8.08    Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

          (a)   This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of Laws principles that would cause the application of the Laws of any jurisdiction other than the State of

  Delaware (except that (i) the provisions of the Laws of the State of Nevada shall apply with respect to (A) the Company Merger, fiduciary duties of the Company board of directors and general corporation law with respect to the Company and (B) any provisions set forth herein that are required to be governed by such Laws or where such Laws are otherwise mandatorily applicable to the transactions contemplated hereby), (ii) the provisions of the Laws of Italy shall apply with respect to (A) the fiduciary duties of the Gold board of directors and general company law with respect to Gold and (B) any provisions set forth herein that are required to be governed by such Laws or where such Laws are otherwise mandatorily applicable to the transactions contemplated hereby, and (iii) the provisions of the Laws of England and Wales shall apply with respect to (A) the Holdco Merger, fiduciary duties of the Holdco board of directors and general company law with respect to Holdco and (B) any provisions set forth herein that are required to be governed by such Laws or where such Laws are otherwise mandatorily applicable to the transactions contemplated hereby).

          (b)   Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in any Delaware state or federal court, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, Gold, Holdco and Sub each irrevocably agree that any equitable action or proceeding, including the seeking of specific performance under Section 8.10 of the Merger Agreement and damages claims in connection with such equitable action or proceeding, may be brought by the Company, in its discretion, in any Delaware state or federal court, any court of England or any court of Italy. Subject to the preceding sentence, each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

          (c)   EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING (I) ARISING, DIRECTLY OR INDIRECTLY, OUT OF OR RELATING TO THIS AGREEMENT OR (II) ARISING, DIRECTLY OR INDIRECTLY, UNDER THE DEBT FINANCING, THE DEBT COMMITMENT LETTER, ANY NEW DEBT COMMITMENT LETTERS OR THE PERFORMANCE OF ANY OF THE FOREGOING.

For the avoidance of doubt, this Section 8.08 shall survive the Company Merger Effective Time.

        SECTION 8.09    Counterparts.     This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

        SECTION 8.10    Specific Performance.

          (a)   The parties agree that irreparable damage would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, subject to Section 8.10(c), the parties acknowledge and agree that Gold and the Company shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at Law or in equity.

          (b)   Subject to Section 8.10(c), each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (i) it has an adequate remedy at Law or (ii) an award of specific performance is not an appropriate remedy for any reason at Law or equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

          (c)   In no event shall the Company's or Gold's right to seek specific performance pursuant to this Section 8.10 reduce, restrict or otherwise limit any right of such party to terminate this Agreement and to be paid the Company Termination Fee or Gold Termination Fee, as and if applicable; provided that in no event shall the Company or Gold be entitled to specific performance pursuant to this Section 8.10 and payment of the Gold Termination Fee or the Company Termination Fee, as applicable.

        SECTION 8.11    Agreements Relating to Financing Sources.     Notwithstanding anything herein to the contrary, each of the parties hereto expressly agrees (a) that it will not, and will not permit any of its controlled affiliates to, bring or support any lawsuit, claim, complaint, action, formal investigation or proceeding before any Governmental Entity (each, an "Action"), whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source arising out of or relating to the transactions contemplated hereby in any forum other than any state or federal court sitting in the borough of Manhattan, New York, New York, and any appellate court thereof, (b) to waive and hereby waives any right to trial by jury in respect of any such Action, (c) that any such Action shall be governed by, and construed in accordance with, the Laws of the State of New York, without regard to the conflicts of Law rules of such state that would result in the application of the Laws of any other jurisdiction, (d) that the Financing Sources (and their respective affiliates) are express third-party beneficiaries of this Section 8.11 and (e) that each of Section 7.02(c), Section 7.03, Section 8.06, Section 8.08, this Section 8.11 and Section 8.12 can be directly enforced by each of the Financing Sources. For the avoidance of doubt, this Section 8.11 shall survive the Company Merger Effective Time.

        SECTION 8.12    Non-Recourse to Financing Sources.     Notwithstanding anything to the contrary contained herein, no Releasing Entity shall have any rights, remedies or claims against any Released Financing Source Entity, and no Released Financing Source Entity shall have any rights, remedies or claims against any Releasing Entity (other than following the Closing Date or, if earlier, the date of any funding of any of the Debt Financing, but any Released Financing Source Entity that has failed to comply (as determined by a court of competent jurisdiction in a final non-appealable judgment) with its initial funding obligations under, and in accordance with, the Debt Commitment Letter or any New Debt Commitment Letter, as the case may be, shall not have any rights, remedies or claims against any

Releasing Entity), in connection with this Agreement, the Mergers, the Debt Financing (or the use or the proposed use of the proceeds thereof), the Debt Commitment Letter (including, but not limited to, with respect to any termination thereof) or any New Debt Commitment Letter (including, but not limited to, with respect to any termination thereof) or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise and each of the Releasing Entities further agrees that it shall not institute any litigation, suit, claim, charge, action, proceeding or investigation against any of the Released Financing Source Entities with respect to or relating to any of the foregoing (unless in response to any of the foregoing brought against or undertaken in respect of a Releasing Entity by a Released Financing Source Entity); provided that, following consummation of the Mergers, the foregoing sentence will not limit the rights of any parties under any agreements with the Released Financing Source Entities. In addition, in no event will any Released Financing Source Entity be liable for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings) or damages of a tortious nature (it being expressly agreed that the Released Financing Source Entities in their capacities as such shall be third-party beneficiaries of this Section 8.12 and shall be entitled to the protections of the provisions contained in this Section 8.12 as if they were a party to this Agreement); provided, however, that nothing contained in this Section 8.12 shall release any party from liability for fraud. For the avoidance of doubt, this Section 8.12 shall survive the Company Merger Effective Time.

* * * * * * * *

        IN WITNESS WHEREOF, Gold, Gold US Sub, Holdco, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

GTECH S.p.A.
By:	/s/ LORENZO PELLICIOLI
	Name:	Lorenzo Pellicioli
	Title:	Chairman of the Board of Directors
GTECH Corporation (solely with respect to Section 5.02(a) and Article VIII)
By:	/s/ MICHAEL PRESCOTT
	Name:	Michael Prescott
	Title:	SVP and General Counsel
Georgia Worldwide Limited
By:	/s/ DECLAN HARKIN
	Name:	Declan Harkin
	Title:	Director
Georgia Worldwide Corporation
By:	/s/ MARCO SALA
	Name:	Marco Sala
	Title:	Director
International Game Technology
By:	/s/ PATTI S. HART
	Name:	Patti S. Hart
	Title:	Chief Executive Officer

Signature page to Merger Agreement

Annex I

        "Acceptable Confidentiality Agreement" means a confidentiality agreement that contains confidentiality provisions of the relevant person that has made a Company Competing Proposal that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement.

        "affiliate" means, with respect to any person, any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person.

        "Antitrust Division" means the Antitrust Division of the Department of Justice.

        "Business Day" means any day, other than a Saturday or Sunday or a day on which banks are required or authorized by Law to close in New York, New York, Las Vegas, Nevada, London, UK and Milan, Italy.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Company Competing Proposal" means any proposal or offer (other than a proposal or offer by Gold or any of its Subsidiaries) made by any person or group after the date hereof relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition (whether by merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, equity investment, joint venture or otherwise) by any person or group (or the stockholders of any person) of more than twenty percent (20%) of the assets of the Company and the Company Subsidiaries (based on the fair market value thereof), taken as a whole, or assets comprising twenty percent (20%) or more of the consolidated revenues or EBITDA of the Company and the Company Subsidiaries, taken as a whole, including in any such case through the acquisition of one or more Company Subsidiaries; or (ii) acquisition in any manner (including through a tender offer or exchange offer) by any person or group of more than twenty percent (20%) of the issued and outstanding shares of Company Common Stock.

        "Company Intervening Event" means a material event, development, occurrence, state of facts or change that was not known to the board of directors of the Company on the date of this Agreement, which event, development, occurrence, state of facts or change becomes known to the board of directors of the Company before the Company Stockholder Approval; provided, however, that none of the following shall constitute a Company Intervening Event: (i) the receipt, existence of or terms of a any Company Competing Proposal or any inquiry relating thereto or the consequences thereof; (ii) any action taken by either party pursuant to and in compliance with the covenants set forth in Section 5.07, and the consequence of any such action; (iii) any changes in the market price or trading volume of the Company's or Gold's securities or the Company's or Gold's credit ratings (provided that the exception in this clause (iii) shall not prevent the underlying cause of any such change from constituting a Company Intervening Event) and (iv) any change, development, circumstance, event, occurrence or effect relating to Gold that is not a Gold Material Adverse Effect.

        "Company Material Adverse Effect" means any change, development, circumstance, event, occurrence or effect (each an "Effect") that, when considered either individually or in the aggregate together with all other Effects, is materially adverse to the financial condition, business, assets or results of operations of the Company and the Company Subsidiaries taken as a whole; provided, however, that in no event shall any of the following Effects or any Effects resulting therefrom, in each case individually or in the aggregate with all other such Effects, be deemed to constitute, or taken into account in determining whether there has been, a "Company Material Adverse Effect": (a) the announcement or pendency of this Agreement or the transactions contemplated hereby, including any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of the Company or any of its Subsidiaries with its customers, employees, financing sources, suppliers or

A-I-1

business partners, in each case to the extent attributable to, arising out of or resulting from the announcement or pendency of this Agreement or the transactions contemplated hereby, (b) any Effect attributable to changes in financial, economic, social or political conditions or the securities, credit or financial markets in general in the United States or other countries in which the Company or any of the Company Subsidiaries conduct operations or any Effect generally that is the result of factors affecting any principal industry in which the Company and the Company Subsidiaries operate, (c) any change in the market price or trading volume of the equity securities of the Company or of the ratings or the ratings outlook for the Company or any of the Company Subsidiaries by any applicable rating agency, (d) the suspension of trading in securities generally on the NYSE or the NASDAQ Stock Market, (e) any adoption, implementation, proposal or change in any applicable Law or GAAP or interpretation of any of the foregoing after the date hereof, (f) any action taken by the Company or any Company Subsidiary that is expressly permitted or required by this Agreement (other than pursuant to its obligation to conduct its business in all material respects in the ordinary course of business under Section 5.01(a)) or taken or not taken at the written direction of Gold, (g) the failure of the Company to meet any internal or public projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period ending on or after the date of this Agreement, (h) the identity of Gold or Sub or Gold's ability to obtain the Gaming Approvals; (i) the commencement, occurrence, continuation or escalation of any war, armed hostilities or acts of terrorism, (j) any actions or claims made or brought by any of the current or former stockholders of the Company (or on their behalf or on behalf of the Company, but in any event only in their capacities as current or former stockholders) arising out of this Agreement or the Mergers; or (k) the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity; provided that (1) the exceptions in clauses (c) and (g) hereof shall not prevent the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clauses (a) through (k) hereof) from constituting a Company Material Adverse Effect or being taken into account in determining whether a Company Material Adverse Effect has occurred and (2) any Effect referred to in clauses (b), (e), (i) or (k) hereof may be taken into account in determining whether there has been, or would be, a Company Material Adverse Effect to the extent such Effect has a disproportionate adverse effect on the Company and the Company Subsidiaries, taken as a whole, as compared to other participants in the principal industries in which the Company and the Company Subsidiaries operate.

        "Company Stock Plans" means the Company's 2002 Stock Incentive Plan, including the Company's U.K. Stock Option Sub-Plan and Savings-Related Share Option Scheme.

        "Company Stock Purchase Plan" means the Company's Employee Stock Purchase Plan.

        "Company Significant Subsidiary" means a Subsidiary of the Company that would constitute a "significant subsidiary" of the Company within the meaning of Rule 1.02(w) of Regulation S-X as promulgated by the SEC.

        "Company Subsidiary" means each Subsidiary of the Company.

        "Company Termination Fee" means an amount equal to $135,317,000, in cash.

        "Competition Act" means the Competition Act (Canada), as amended, and the regulations promulgated thereunder.

        "Competition Act Clearance" means (a) the issuance of an Advance Ruling Certificate; (b) Gold, Holdco, and the Company have given the notice required under section 114 of the Competition Act with respect to the transactions contemplated by this Agreement, and the applicable waiting period under section 123 of the Competition Act has expired or has been terminated in accordance with the Competition Act; or (c) the obligation to give the requisite notice has been waived pursuant to

A-I-2

paragraph 113(c) of the Competition Act; and in the case of (b) or (c), Gold and Holdco have been advised in writing by the Commissioner that he does not, at such time, intend to make an application under section 92 of the Competition Act in respect of the transactions contemplated by this Agreement ("no-action letter").

        "Confidentiality Agreement" means the letter regarding confidentiality between the Company and Gold dated May 13, 2013, as amended.

        "CONSOB" means Commissione Nazionale per le Società e la Borsa.

        "Contract" means any agreement, contract, lease (whether for real or personal property), power of attorney, note, bond, mortgage, indenture, deed of trust, loan, evidence of Indebtedness, purchase order, letter of credit, settlement agreement, franchise agreement, covenant not to compete, employment agreement, license, purchase and sales order or other legal commitment to which a person is a party or to which the properties or assets of such person are subject.

        "Copyrights" means United States and non-U.S. copyrights and mask works (as defined in 17 U.S.C. §901) and pending applications to register the same.

        "Embargoed Person" means any party that (i) is publicly identified on the most current list of "Specially Designated Nationals and Blocked Persons" published by OFAC or any similar list maintained by the United Nations Security Council, the European Union, or Her Majesty's Treasury of the United Kingdom; or (ii) resides, is organized or chartered, or has a place of business in a country or territory that is the subject of comprehensive territory-wide or country-wide Economic Sanctions Laws.

        "Environmental Laws" means all Laws which (a) regulate or relate to the protection or clean up of the environment, occupational safety and health, or the use, treatment, storage, transportation, handling, exposure to, disposal or release of Hazardous Substances or (b) impose liability or standards of care with respect to any of the foregoing.

        "Environmental Permits" means any permit, registration, identification number, license and other authorization required under any applicable Environmental Law.

        "ERISA Affiliate" means any entity, trade or business, which together with another entity, trade or business, would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "Financing Sources" means any person (other than Gold or any of its affiliates) that has committed to provide or otherwise entered into agreements in connection with the Debt Financing, each together with their respective affiliates and permitted successors and assigns.

        "FTC" means the Federal Trade Commission.

        "GAAP" means generally accepted accounting principles as applied in the United States.

        "Gaming Authority" means any Governmental Entity with regulatory control or jurisdiction over the manufacture, sale, software, testing, distribution or operation of gaming equipment (including gaming systems), the design, operation or distribution of internet gaming services or products, the ownership or operation of any current or contemplated casinos, or any other gaming activities and operations.

        "Gaming Laws" means, with respect to any person, any Law governing or relating to the manufacture, sale, software, testing, distribution or operation of gaming equipment (including gaming systems), the design, operation or distribution of internet gaming services or products, the ownership or

A-I-3

operation of any current or contemplated casino, or online gaming products and services or other gaming activities and operations of such person and its Subsidiaries, including the rules and regulations established by any Gaming Authority.

        "Gold Competing Proposal" means any proposal or offer (other than a proposal or offer by the Company or any of its Subsidiaries or the Italian Reorganization) made by any person after the date hereof relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition (whether by merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, equity investment, joint venture or otherwise) by any person or group (or the stockholders of any person) of more than twenty percent (20%) of the assets of Gold and the Gold Subsidiaries (based on the fair market value thereof), taken as a whole, or assets comprising twenty percent (20%) or more of the consolidated revenues or EBITDA of Gold and the Gold Subsidiaries, taken as a whole, including in any such case through the acquisition of one or more Gold Subsidiaries; or (ii) acquisition in any manner (including through a tender offer or exchange offer) by any person or group of more than twenty percent (20%) of the issued and outstanding Gold Shares.

        "Gold Material Adverse Effect" means any Effect that, when considered either individually or in the aggregate together with all other Effects, is materially adverse to the financial condition, business, assets or results of operations of Gold and the Gold Subsidiaries taken as a whole; provided, however, that in no event shall any of the following Effects or any Effects resulting therefrom, in each case individually or in the aggregate with all other such Effects, be deemed to constitute, or taken into account in determining whether there has been, a "Gold Material Adverse Effect": (a) the announcement or pendency of this Agreement or the transactions contemplated hereby, including any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship Gold or any of its Subsidiaries with its customers, employees, financing sources, suppliers or business partners, (b) any Effect affecting financial, economic, social or political conditions or the securities, credit or financial markets in general in the Italy or other countries in which Gold or any of the Gold Subsidiaries conduct operations or any Effect generally affecting the industry in which Gold and the Gold Subsidiaries operate, (c) any change in the market price or trading volume of the equity securities of Gold or of the ratings or the ratings outlook for Gold or any of the Gold Subsidiaries by any applicable rating agency, (d) the suspension of trading in securities generally on the MSE, (e) any adoption, implementation, proposal or change in any applicable Law or IFRS or interpretation of any of the foregoing after the date hereof, (f) any action taken by Gold or any Gold Subsidiary that is expressly permitted or required by this Agreement (other than pursuant to its obligation to conduct its business in all material respects in the ordinary course of business under Section 5.01(b)) or or not taken taken at the written direction of the Company, (g) the failure of Gold to meet any internal or public projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period ending on or after the date of this Agreement, (h) the identity of the Company; (i) the commencement, occurrence, continuation or escalation of any war, armed hostilities or acts of terrorism, (j) any actions or claims made or brought by any of the current or former shareholders of Gold (or on their behalf or on behalf of Gold, but in any event only in their capacities as current or former shareholders) arising out of this Agreement or the Mergers; or (k) the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity; provided that (1) the exceptions in clauses (c) and (g) hereof shall not prevent the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clauses (a) through (k) hereof) from constituting a Gold Material Adverse Effect or being taken into account in determining whether a Gold Material Adverse Effect has occurred and (2) any Effect referred to in clauses (b), (e), (i) or (k) hereof may be taken into account in determining whether there has been, or would be, a Gold Material Adverse Effect to the extent such Effect has a materially

A-I-4

disproportionate adverse effect on Gold and the Gold Subsidiaries, taken as a whole, as compared to other participants in the industry in which Gold and the Gold Subsidiaries operate.

        "Gold Registered Intellectual Property Rights" means all Gold Intellectual Property Rights that are both owned by Gold or a Gold Subsidiary and registered with any Governmental Entity.

        "Gold Share Trading Price" means the average of the volume-weighted average prices, rounded to four decimal points, of Gold Shares on the MSE for ten individual (10) trading days within the twenty (20) consecutive trading days ending on (and including) the second full trading day prior to the Company Merger Effective Time (with such ten (10) trading days to be selected by random lottery in the presence of senior executives of each of Gold and the Company), in each case as reported by Bloomberg Financial Markets, or any successor thereto, through its "Volume Weighted Average Price" function (or, if not reported therein, in another authoritative source mutually selected by Gold and the Company), subject to appropriate adjustments for any stock dividend, stock split or other similar transactions that occur during such period. If the volume-weighted average price cannot be calculated for Gold Shares on any such date, the volume-weighted average price for such date shall be the fair market value as mutually agreed upon by Gold and the Company. The volume weighted average of the trading prices of the Gold Shares for each trading day shall be converted from Euros to the U.S. dollar equivalent calculated at the end of each such trading day by reference to the WM Reuters Fix rate as of 4:00 p.m. (London time) for such trading day.

        "Gold Significant Subsidiary" means a Subsidiary of Gold that would constitute a "significant subsidiary" of Gold within the meaning of Rule 1.02(w) of Regulation S-X as promulgated by the SEC.

        "Gold Subsidiary" means each Subsidiary of Gold.

        "Gold Stock Plans" means any stock- or equity-based incentive plan under which Gold may issue Gold Options, Restricted Gold Shares or Other Gold Equity-Based Awards to directors, officers, employees or consultants of Gold and the Gold Subsidiaries.

        "Gold Termination Fee" means an amount equal to $270,634,000, in cash; provided that in the case of a termination of this Agreement pursuant to Section 7.01(l), the Gold Termination Fee payable pursuant to Section 7.02(b)(vi) shall be an amount equal to $135,317,000, in cash.

        "Governmental Entity" means any United States or non-United States national, federal, state, county, municipal or local government, or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government.

        "Hazardous Substances" means any toxic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws.

        "Holdco Shares" means the ordinary shares, par value £1.00 per share, of Holdco.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

        "IFRS" means International Financial Reporting Standards.

        "Indebtedness" means, with respect to any person, without duplication (i) indebtedness of such person or its Subsidiaries for borrowed money (including the aggregate principal amount thereof and the aggregate amount of any accrued but unpaid interest thereon), (ii) obligations of such person or any of its Subsidiaries evidenced by bonds, notes, debentures, letters of credit or similar instruments, (iii) obligations of such person or any of its Subsidiaries under capitalized leases, (iv) obligations in respect of interest rate and currency obligation swaps, hedges or similar arrangements and (v) all obligations of such person or any of its Subsidiaries to guarantee any of the foregoing types of payment obligations on behalf of any person other than such person or any of its Subsidiaries.

A-I-5

        "IRS" means the Internal Revenue Service.

        "Italian Reorganization" has the meaning set forth in the Gold Disclosure Letter.

        "knowledge" means, (i) with respect to the Company, the actual (but not constructive or imputed) knowledge of the individuals listed in Section 1.1 of the Company Disclosure Letter, and (ii) with respect to Gold, Holdco and Sub, the actual (but not constructive or imputed) knowledge of the individuals listed in Section 1.1 of the Gold Disclosure Letter.

        "Law" means any federal, state, local or foreign law, statute, code, directive, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction or decree.

        "Lien" means any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, covenant, restriction, option, right of first refusal, easement, security interest, deed of trust, right-of-way, easements, charges, title defects, encroachment, community property interest or other claim or restriction of any nature, whether voluntarily incurred or arising by operation of Law.

        "MSE" means the Milan Stock Exchange.

        "NYSE" means the New York Stock Exchange.

        "Patents" means United States and non-U.S. patents, provisional patent applications, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, industrial designs, inventions (whether or not patentable or reduced to practice) and improvements thereto.

        "Permitted Liens" means (a) statutory Liens for Taxes, assessments or other charges by Governmental Entities not yet due and payable or the amount or validity of which is being contested in good faith or for which appropriate reserves have been established in accordance with GAAP, (b) mechanics', materialmen's, carriers', workmen's, warehouseman's, repairmen's, landlords' and similar Liens granted or which arise in the ordinary course of business, (c) Liens securing indebtedness or liabilities that are reflected in the Company SEC Documents filed on or prior to the date hereof, (d) easements whether or not shown by the public records, overlaps, encroachments and any matters not of record that would be disclosed by an accurate survey or a personal inspection of the property, (e) title to any portion of the premises lying within the right of way or boundary of any public road or private road, (f) rights of parties in possession, (g) Liens imposed or promulgated by Law with respect to real property and improvements, including zoning regulations, (h) in the case of Company Leased Real Property, Liens to which the fee or other superior interest are subject, and (i) such other Liens that are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Lien, or would not reasonably be expected to have a Company Material Adverse Effect; provided that in the case of clauses (d), (e), (f), (g) and (h), such Liens are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Lien.

        "person" means an individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Entity or other entity (including any person as defined in Section 13(d)(3) of the Exchange Act).

        "Released Financing Source Entity" means any of the Financing Sources or their respective affiliates or its or their respective former, current or future general or limited partners, stockholders, shareholders, equity holders, members, managers, directors, principals, officers, employees, agents, affiliates, assignees, representatives and/or advisors.

        "Releasing Entity" means the Company, Company Subsidiaries, Company Representatives or any of their respective affiliates, officers, directors, brokers, agents or shareholders (other than, for the avoidance of doubt, Gold or any of its affiliates, officers, directors, brokers, agents or shareholders).

A-I-6

        "SEC" means the Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "Special Voting Shares" has the meaning set forth in the Holdco Charter.

        "Stock Unit Share Number" means (a) with respect to a Company Stock Unit Award that is not subject to performance measures, the number of Shares subject to such Company Stock Unit Award, and (b) with respect to a Company Stock Unit Award that is subject to performance measures, the number of Shares the holder of such Company Stock Unit Award is deemed to have earned as of the Company Merger Effective Time, based on the performance measures achieved or deemed to have been achieved pursuant to the terms of the holder's applicable Company Stock Unit Award agreement.

        "Subsidiary" of any person means another person, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is owned or controlled directly or indirectly by such first person and/or by one or more of its Subsidiaries.

        "Superior Proposal" means a bona fide written Company Competing Proposal (with all percentages in the definition of Company Competing Proposal increased to fifty percent (50%)) made by any person or group on terms that the Company's board of directors determines in good faith, after consultation with outside financial advisors and outside legal counsel, and considering such factors as the board of directors of the Company considers to be appropriate (including the conditionality and the timing and likelihood of consummation of such proposal), are more favorable from a financial point of view to the Company than the transactions contemplated by this Agreement (after giving effect to all adjustments to the terms thereof that may be offered by Gold in writing pursuant to Section 5.03(d)).

        "SVS Denial" shall mean (a) the NYSE has issued a final and nonappealable determination that it will not authorize the Holdco Shares for listing solely as a result of any of the SVS Provisions; or (b) a Governmental Entity of competent jurisdiction has issued, enacted, entered or promulgated a final and nonappealable Law that (i) prohibits, enjoins or otherwise prevents either of the Mergers solely as a result of any of the SVS Provisions or (ii) renders the issuance of Special Voting Shares illegal, or prohibits, enjoins or otherwise prevents the issuance of the Special Voting Shares.

        "SVS Event" shall mean (a) the NYSE has issued a final and nonappealable determination that it will not authorize the Holdco Shares for listing, or has otherwise not approved the Holdco Shares for listing, solely as a result of any of the SVS Provisions; (b) the NYSE authorization for the listing of Holdco Shares occurs on a date that prevents the satisfaction of any of the other conditions to Closing set forth in Article VI prior to the Outside Date (other than those conditions that by their nature are to be satisfied at the Closing (provided that such conditions are then capable of being satisfied if the Closing were to occur at such time) or are otherwise waived by the applicable party), and the delay in obtaining such authorization results solely from the existence of any of the SVS Provisions; or (c) a Governmental Entity of competent jurisdiction has issued, enacted, entered or promulgated a final and nonappealable Law that (i) prohibits, enjoins or otherwise prevents either of the Mergers solely as a result of any of the SVS Provisions or (ii) renders the issuance of Special Voting Shares illegal, or prohibits, enjoins or otherwise prevents the issuance of the Special Voting Shares.

        "Tax" and "Taxes" means any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, value added, sales, use, license, excise, stamp, transfer, financial transaction, gaming, franchise, employment, payroll, withholding, social security (or similar, including FICA), alternative or add-on minimum or any other tax, custom, duty, governmental fee or other like assessment or charge, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity.

A-I-7

        "Tax Return" means any corporate, local, gaming and VAT return, report or similar statement filed or required to be filed with respect to any Tax including any information return, claim for refund, amended return or declaration of estimated Tax.

        "Trademarks" means United States, state and non-U.S. trademarks, service marks, trade names, designs, logos, slogans and general intangibles of like nature, and pending registrations and applications to register the foregoing.

        "Trade Secrets" means trade secrets and confidential ideas, know-how, concepts, methods, processes, formulae, technology, algorithms, models, reports, data, customer lists, supplier lists, mailing lists, business plans and other proprietary information, all of which derive value, monetary or otherwise, from being maintained in confidence.

        Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Accounting Firm	5.19
Action	8.11
Agreement	Preamble
Antitrust Laws	3.04(b)
Articles of Company Merger	1.03
Available Cash Election Amount	2.02(a)(ii)
Bribery Legislation	3.21(a)
Cash Electing Company Share	2.02(a)(ii)
Cash Election	2.02(a)(ii)
Cash Election Amount	2.02(a)(ii)
Cash Fraction	2.02(a)(ii)
Change of Company Recommendation	5.03(c)
Closing	1.02
Closing Date	1.02
Combinations Act Person	4.02(g)
Company	Preamble
Company Acquisition Agreement	5.03(c)
Company Benefit Plan	3.11(a)
Company Book-Entry Share	2.02(a)
Company Bylaws	3.01(b)
Company Certificate	2.02(a)
Company Charter	3.01(b)
Company Common Stock	Recitals
Company Disclosure Letter	Article III
Company D&O Insurance	5.11(c)
Company Employee	5.12(a)
Company Financial Statements	3.06
Company Group	3.20(a)
Company Intellectual Property Rights	3.16(a)
Company Leased Real Property	3.14(b)
Company Material Contract	3.17(a)
Company Material Customers	3.22
Company Material Gaming Permits	3.05(a)
Company Merger	Recitals
Company Merger Consideration	2.02(a)
Company Merger Effective Time	1.03

A-I-8

Term	Section
Company Merger Surviving Corporation	1.01
Company Options	2.07(a)
Company Owned Real Property	3.14(a)
Company Permits	3.05(a)
Company Recommendation	5.05(d)
Company Registered Intellectual Property Rights	3.16(a)
Company Representatives	5.03(a)
Company SEC Documents	3.06
Company Securities	3.02(d)
Company Share	2.02(a)
Company Stock Unit	2.07(b)(i)
Company Stock Unit Award	2.07(b)(i)
Company Stockholder Approval	3.25
Company Stockholder Meeting	5.05(d)
Control Act Person	4.02(g)
Debt Commitment Letter	4.26(a)
Debt Financing	4.26(a)
Effective Times	1.03
Election Form Record Date	2.06(b)
Election Deadline	2.06(c)
ERISA	3.11(a)
Exchange Agent	2.05(a)
Exchange Fund	2.05(a)
Exchange Ratio	2.02(a)(iii)
Excluded Company Shares	2.02(b)
Excluded Gold Shares	2.01(b)
Expected Closing Date	5.16(a)
FCPA	3.21(a)
Financing Uses	4.26(b)
Fee Letter	4.26(a)
Form of Election	2.06(b)
Gaming Approvals	3.04(b)
Gold	Preamble
Gold Benefit Plan	4.11(a)
Gold Bylaws	4.01(b)
Gold Certificate	2.01(a)
Gold Charter	4.01(b)
Gold CONSOB Documents	4.06(a)
Gold Disclosure Letter	Article IV
Gold D&O Insurance	5.11(f)
Gold Expert Report	5.19
Gold Financial Statements	4.06(a)
Gold Group	4.20(a)
Gold Information Document	5.05(a)
Gold Intellectual Property Rights	4.15(a)
Gold Material Contract	4.17(a)
Gold Material Customers	4.22
Gold Material Gaming Permits	4.05(a)
Gold Option	2.08(b)(i)
Gold Owned Real Property	4.14(a)

A-I-9

Term	Section
Gold Permits	4.05(a)
Gold Registered Intellectual Property Rights	4.15(a)
Gold Related Parties	7.02(c)
Gold Representatives	3.28
Gold Rescission Shares	2.09
Gold Securities	4.02(c)
Gold Shares	Recitals
Gold Shareholder Approval	4.24
Gold Shareholder Meeting	5.05(e)
Gold US Sub	Preamble
Holdco	Preamble
Holdco Charter	1.04(a)
Holdco Exchange Ratio	2.01(a)
Holdco Merger	Recitals
Holdco Merger Consideration	2.01(a)
Holdco Merger Effective Time	1.03
Holdco Merger Order	1.03
Holdco Merger Surviving Company	1.01
Holdco Merger Terms	Recitals
Holdco Shareholder Approval	4.24
Intellectual Property Rights	3.16(a)
Italian Merger Regulations	Recitals
Mailing Date	2.06(b)
Mergers	Recitals
Mixed Consideration Electing Company Share	2.02(a)(i)
Mixed Election	2.02(a)(i)
Mixed Election Exchange Ratio	2.02(a)(i)
New Debt Commitment Letter	5.08(c)
New Fee Letter	5.08(c)
Notice of Change of Recommendation	5.03(d)
Non-Electing Company Share	2.06(b)
NRS	Recitals
NYSE Listing Application	5.05(a)
Option Payments	2.07(a)
Other Gold Equity-Based Award	2.08(b)(iii)
Outside Date	7.01(b)
Per Company Share Cash Amount	2.02(a)(i)
Per Company Share Cash Election Consideration	2.02(a)(ii)
Permit	3.05(a)
Pre-Merger Certificates	5.18
Principal Gold Shareholders	Recitals
Proceeding	3.10
Proxy Statement	3.07
Registrar	5.05(a)
Registration Statement	5.05(a)
Regulatory Expenses	5.14
Restricted Gold Share	2.08(b)(ii)
Retention Plan	5.12(f)
Retention Plan Amount	5.12(f)
Rollover Stock Unit Award	2.07(b)(ii)

A-I-10

Term	Section
Sarbanes-Oxley Act	3.06
Share Electing Company Share	2.02(a)(iii)
Share Election	2.02(a)(iii)
Special Dividend	5.16(a)
Stock Unit Payments	2.07(b)(i)
Sub	Preamble
Sub Shareholder Approval	4.24
SVS Provisions	1.04
Takeover Statute	3.24
UK Merger Regulations	Recitals

A-I-11

Exhibit A-1

[Form of Articles of Association of Holdco Merger Surviving Company]

Company No. [09127533]

[FORM OF ARTICLES OF ASSOCIATION]

THE COMPANIES ACT 2006

PUBLIC COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

of

[HOLDCO] PLC

Adopted on [    ]

CONTENTS

Article		Page
PART 1 INTERPRETATION AND LIMITATION OF LIABILITY		A-1-1
1.	Defined terms	A-1-1
2.	Model articles or regulations not to apply	A-1-3
3.	Liability of members	A-1-3
PART 2 DIRECTORS		A-1-4
DIRECTORS' POWERS AND RESPONSIBILITIES		A-1-4
4.	Directors' general authority	A-1-4
5.	Compliance with NYSE rules	A-1-4
6.	Borrowing powers	A-1-4
7.	Directors may delegate	A-1-4
8.	Committees	A-1-5
DECISION-MAKING BY DIRECTORS		A-1-5
9.	Directors to take decisions collectively	A-1-5
10.	Calling a directors' meeting	A-1-5
11.	Participation in directors' meetings	A-1-6
12.	Quorum for directors' meetings	A-1-6
13.	Chairing directors' meetings	A-1-6
14.	Voting at directors' meetings: general rules	A-1-6
DIRECTORS' INTERESTS		A-1-6
15.	Directors' interests	A-1-6
16.	Directors' interests other than in relation to transactions or arrangements with the Company	A-1-7
17.	Confidential information and attendance at directors' meetings	A-1-7
18.	Declaration of interests in proposed or existing transactions or arrangements with the Company	A-1-8
19.	Ability to enter into transactions and arrangements with the Company notwithstanding interest	A-1-9
20.	Remuneration and benefits	A-1-9
21.	General voting and quorum requirements	A-1-9
22.	Proposing directors' written resolutions	A-1-10
23.	Adoption of directors' written resolutions	A-1-11
24.	Directors' discretion to make further rules	A-1-11
APPOINTMENT OF DIRECTORS		A-1-11
25.	Number of directors	A-1-11
26.	Initial directors	A-1-11
27.	Methods of appointing directors	A-1-11
28.	Termination of director's appointment	A-1-12
29.	Directors' fees	A-1-13
30.	Directors' additional remuneration	A-1-13
31.	Directors' pensions and other benefits	A-1-14
32.	Remuneration of executive directors	A-1-14
33.	Directors' expenses	A-1-14
PART 3 DECISION-MAKING BY MEMBERS		A-1-15
ORGANISATION OF GENERAL MEETINGS		A-1-15

A-1-i

Article		Page
34.	Annual general meetings	A-1-15
35.	Calling general meetings	A-1-15
36.	Notice of general meetings	A-1-15
37.	Attendance and speaking at general meetings	A-1-16
38.	Meeting security	A-1-16
39.	Quorum for general meetings	A-1-17
40.	Chairing general meetings	A-1-17
41.	Conduct of meeting	A-1-17
42.	Attendance and speaking by directors and non-members	A-1-18
43.	Dissolution and adjournment if quorum not present	A-1-18
44.	Adjournment if quorum present	A-1-18
45.	Notice of adjourned meeting	A-1-19
46.	Business at adjourned meeting	A-1-19
VOTING AT GENERAL MEETINGS		A-1-19
47.	Voting: general	A-1-19
48.	Chairman's declaration	A-1-21
49.	Errors and disputes	A-1-21
50.	Demanding a poll	A-1-21
51.	Procedure on a poll	A-1-22
52.	Appointment of proxy	A-1-22
53.	Content of proxy notices	A-1-23
54.	Delivery of proxy notices	A-1-23
55.	Corporate representatives	A-1-24
56.	Termination of authority	A-1-24
57.	Amendments to resolutions	A-1-24
RESTRICTIONS ON MEMBERS' RIGHTS		A-1-25
58.	No voting of shares on which money owed to company	A-1-25
APPLICATION OF RULES TO CLASS MEETINGS AND RIGHTS		A-1-25
59.	Variation of class rights	A-1-25
60.	Disclosure of interests in shares	A-1-26
61.	Failure to disclose interests in shares	A-1-26
PART 4 SHARES AND DISTRIBUTIONS ISSUE OF SHARES		A-1-27
62.	Allotment and pre-emption	A-1-27
63.	Powers to issue different classes of share	A-1-29
64.	Rights and restrictions attaching to shares	A-1-29
65.	Nominee	A-1-31
66.	Payment of commissions on subscription for shares	A-1-32
67.	Purchase of own shares	A-1-32
INTERESTS IN SHARES		A-1-33
68.	Company not bound by less than absolute interests	A-1-33
SHARE CERTIFICATES		A-1-33
69.	Certificates to be issued except in certain cases	A-1-33
70.	Contents and execution of certificates	A-1-33
71.	Consolidated certificates	A-1-33
72.	Replacement certificates	A-1-34
PARTLY PAID SHARES		A-1-34

A-1-ii

Article		Page
73.	Company's lien over partly paid shares	A-1-34
74.	Enforcement of the company's lien	A-1-35
75.	Call notices	A-1-36
76.	Liability to pay calls	A-1-36
77.	When call notice need not be issued	A-1-37
78.	Failure to comply with call notice: automatic consequences	A-1-37
79.	Payment of uncalled amount in advance	A-1-37
80.	Notice of intended forfeiture	A-1-38
81.	Directors' power to forfeit shares	A-1-38
82.	Effect of forfeiture	A-1-38
83.	Procedure following forfeiture	A-1-39
84.	Surrender of shares	A-1-39
UNTRACED SHAREHOLDERS		A-1-40
85.	Power of sale	A-1-40
86.	Application of proceeds of sale	A-1-40
TRANSFERS AND TRANSMISSION OF SHARES		A-1-41
87.	Transfers of shares	A-1-41
88.	Transmission of shares	A-1-41
89.	Transmittees' rights	A-1-41
90.	Exercise of transmittees' rights	A-1-42
91.	Transmittees bound by prior notices	A-1-42
CONSOLIDATION/DIVISION OF SHARES		A-1-42
92.	Procedure for disposing of fractions of shares	A-1-42
DISTRIBUTIONS		A-1-43
93.	Procedure for declaring dividends	A-1-43
94.	Calculation of dividends	A-1-43
95.	Payment of dividends and other distributions	A-1-44
96.	Deductions from distributions in respect of sums owed to the company	A-1-45
97.	No interest on distributions	A-1-46
98.	Unclaimed distributions	A-1-46
99.	Non-cash distributions	A-1-46
100.	Waiver of distributions	A-1-47
101.	Scrip dividends	A-1-47
CAPITALISATION OF PROFITS AND RESERVES		A-1-49
102.	Authority to capitalise and appropriation of capitalised sums	A-1-49
103.	Record dates	A-1-50
PART 5 MISCELLANEOUS PROVISIONS		A-1-50
COMMUNICATIONS		A-1-50
104.	Means of communication to be used	A-1-50
105.	Loss of entitlement to notices	A-1-52
ADMINISTRATIVE ARRANGEMENTS		A-1-52
106.	Secretary	A-1-52
107.	[Change of name]	A-1-52
108.	Authentication of documents	A-1-52
109.	Company seals	A-1-53
110.	Records of proceedings	A-1-53

A-1-iii

Article		Page
111.	Destruction of documents	A-1-53
112.	Accounts	A-1-54
113.	Provision for employees on cessation of business	A-1-55
114.	Winding up of the company	A-1-55
DIRECTORS' INDEMNITY AND INSURANCE		A-1-56
115.	Indemnity of officers and funding directors' defence costs	A-1-56
116.	Insurance	A-1-57

A-1-iv

PART 1
INTERPRETATION AND LIMITATION OF LIABILITY

1.
DEFINED TERMS

1.1
In the articles, unless the context requires otherwise:

    "Act" means the Companies Act 2006;

    "articles" means the Company's articles of association;

    "associate" means any body corporate in which a company is interested directly or indirectly so that it is able to exercise or control the exercise of 20 per cent. or more of the votes eligible to be cast at general meetings on all, and substantially all, matters;

    "auditors" means the auditors from time to time of the Company;

    "bankruptcy" includes individual insolvency proceedings in a jurisdiction other than England and Wales or Northern Ireland which have an effect similar to that of bankruptcy;

    "business day" means a day (not being a Saturday or Sunday) on which clearing banks are open for business in London, New York, Rome and Milan;

    "call" has the meaning given in article 75.1;

    "call notice" has the meaning given in article 75.1;

    "certificate" means a paper certificate evidencing a person's title to specified shares or other securities;

    "chairman" means the person appointed to that role pursuant to article 13.1;

    "chairman of the meeting" has the meaning given in article 40.4;

    "clear days" means, in relation to a period of notice, that period excluding the day when the notice is given or deemed to be given and the day for which it is given or on which it is to take effect;

    "company" includes any body corporate (not being a corporation sole) or association of persons, whether or not a company within the meaning of the Act;

    "Company" means [Holdco PLC], a company incorporated in England and Wales, with registered number [09127533];

    "Companies Acts" means the Companies Acts (as defined in section 2 of the Act), in so far as they apply to the Company;

    "company's lien" has the meaning given in article 73.1;

    "corporate representative" has the meaning given in article 55.1;

    "director" means a director of the Company, and includes any person occupying the position of director, by whatever name called;

    "Disclosure and Transparency Rules" means the Disclosure Rules and Transparency Rules of the UK Financial Conduct Authority made pursuant to Part VI of FSMA, as revised from time to time;

    "distribution recipient" has the meaning given in article 95.2;

    "document" includes, unless otherwise specified, any document sent or supplied in electronic form;

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    "fully paid" in relation to a share, means that the nominal value and any premium to be paid to the Company in respect of that share has been paid to the Company;

    "Group" means the Company and its subsidiaries and subsidiary undertakings from time to time;

    "holder" in relation to a share means the person whose name is entered in the register of members as the holder of that share;

    "instrument" means a document in hard copy form;

    "lien enforcement notice" has the meaning given in article 74;

    "member" means a member of the Company;

    "Model Articles" means the model articles for public companies limited by shares contained in Schedule 3 of the Companies (Model Articles) Regulations 2008 (SI 2009/3229) as amended prior to the date on which the Company was incorporated;

    "Nominee" means any person appointed by the Company to hold Special Voting Shares for future delivery to members in accordance with article 64.6;

    "NYSE" means the New York Stock Exchange;

    "Ordinary Shares" means ordinary shares of [US$][    •    ] in the capital of the Company, having the rights and restrictions set out in article 64.1;

    "paid" and "paid up" mean paid or credited as paid;

    "participate", in relation to a directors' meeting, has the meaning given in article 11.1 and "participating director" shall be construed accordingly;

    "partly paid" in relation to a share means that part of that share's nominal value and any premium at which it was issued which has not been paid to the Company;

    "proxy notice" has the meaning given in article 53.1;

    "qualifying person" means an individual who is a member of the Company, a corporate representative in relation to a meeting or a person appointed as proxy of a member in relation to a meeting;

    "register" means [the register of members of the Company kept under section 113 of the Act and, where the context requires, any register maintained by the Company of persons holding any renounceable right of allotment of a share];1

    "seal" means the common seal of the Company or any official or securities seal that the Company may have or may be permitted to have under the Act;

    "secretary" means the secretary of the Company and includes any joint, assistant or deputy secretary and a person appointed by the directors to perform the duties of the secretary;

    "senior holder" means, in the case of a share held by two or more joint holders, whichever of them is named first in the register;

    "shares" means any shares in the Company;

    "Significant Shareholder" means any person (except the Nominee) entitled to exercise or control the exercise of at least [20] per cent. of the votes able to be cast on all or substantially all matters at general meetings of the Company;

1
DTC/clearing arrangements TBC.

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    "Special Voting Shares" means special voting shares with [a [nominal] value of in aggregate, €57,100] in the capital of the Company, having the rights and restrictions set out in article 63.7;

    "subsidiary undertaking" or "parent undertaking" is to be construed in accordance with section 1162 (and Schedule 7) of the Act and for the purposes of this definition, a subsidiary undertaking shall include any person the shares or ownership interests in which are subject to security and where the legal title to the shares or ownership interests so secured are registered in the name of the secured party or its nominee pursuant to such security;

    "transmittee" means a person entitled to a share by reason of the death or bankruptcy of a shareholder or otherwise by operation of law; and

    "writing" means the representation or reproduction of words, symbols or other information in a visible form by any method or combination of methods, whether sent or supplied in electronic form or otherwise.

1.2
Unless the context requires otherwise, words or expressions contained in these articles bear the same meaning given by the Act as it is in force when the articles are adopted.

1.3
Where an ordinary resolution of the Company is expressed to be required for any purpose, a special resolution is also effective for that purpose.

1.4
References to a "meeting" shall not be taken as requiring more than one person to be present if any quorum requirement can be satisfied by one person.

1.5
The headings in the articles do not affect their interpretation.

1.6
References to any statutory provision or statute include all modifications and re-enactments (with or without modification) to such provision or statute and all subordinate legislation made under any such provision or statute, in each case for the time being in force. This article 1.6 does not affect the interpretation of article 1.2.

1.7
The ejusdem generis principle of construction shall not apply. Accordingly, general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class of acts, matters or things or by examples falling within the general words.

1.8
In the articles, words importing one gender shall include each gender and a reference to a "spouse" shall include a reference to a civil partner under the Civil Partnership Act 2004.

2.
MODEL ARTICLES OR REGULATIONS NOT TO APPLY

    No model articles or regulations contained in any statute or subordinate legislation, including those contained in the Model Articles, apply as the articles of association of the Company.

3.
LIABILITY OF MEMBERS

    The liability of the members is limited to the amount, if any, unpaid on the shares held by them.

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 PART 2
DIRECTORS

DIRECTORS' POWERS AND RESPONSIBILITIES

4.
DIRECTORS' GENERAL AUTHORITY

4.1
Subject to the Act and the articles, the directors are responsible for the management of the Company's business, for which purpose they may exercise all the powers of the Company whether relating to the management of the business or not.

4.2
No alteration of the articles invalidates anything which the directors have done before the alteration.

4.3
The provisions of the articles giving specific powers to the directors do not limit the general powers given by this article 4.

4.4
The directors can appoint a person (not being a director) to an office having the title including the word "director" or attach such a title to an existing office. The directors can also terminate the appointment or use of that title. Even though a person's title includes "director", this does not imply that they are (or are deemed to be) directors of the Company or that they can act as a director as a result of having such a title or be treated as a director of the Company for any of the purposes of the Act or the articles.

4.5
The directors may in their discretion exercise (or cause to be exercised) the powers conferred by shares of another company held (or owned) by the Company or a power of appointment to be exercised by the Company (including the exercise of the voting power or power of appointment in favour of the appointment of a director as an officer or employee of that company).

4.6
Subject to the Act, the directors may exercise the powers of the Company regarding keeping an overseas, local or other register and may make and vary regulations as they think fit concerning the keeping of such a register.

5.
COMPLIANCE WITH NYSE RULES

For as long as the Ordinary Shares are listed on the NYSE, the Company shall comply with all NYSE corporate governance standards set forth in Section 3 of the NYSE Listed Company Manual applicable to non-controlled domestic U.S. issuers, regardless of whether the Company is a foreign private issuer.

6.
BORROWING POWERS

The directors may exercise all the powers of the Company to borrow money and to mortgage or charge all or part of the undertaking, property and assets (present or future) and uncalled capital of the Company and, subject to the Act, to issue debentures and other securities, whether outright or as collateral security for a debt, liability or obligation of the Company or of a third party.

7.
DIRECTORS MAY DELEGATE

7.1
Subject to the articles, the directors may delegate any of the powers, authorities and discretions which are conferred on them under the articles:

  7.1.1
  to such person or committee;

  7.1.2
  by such means (including by power of attorney);

A-1-4

    7.1.3
    to such an extent;

    7.1.4
    in relation to such matters or territories; and

    7.1.5
    on such terms and conditions;

    as they think fit.

7.2
If the directors so specify, any such delegation may authorise further delegation of the directors' powers, authorities and discretions by any person to whom they are delegated.

7.3
If the directors delegate under article 7.1, they may retain or exclude the right to exercise the delegated powers, authorities and discretions together with that person or committee.

7.4
Where a provision in the articles refers to the exercise of a power, authority or discretion by the directors and that power, authority or discretion has been delegated by the directors to a person or a committee under article 7.1, the provision shall be construed as permitting the exercise of the power, authority or discretion by that person or committee.

7.5
The directors may revoke any delegation in whole or part, or alter its terms and conditions.

8.
COMMITTEES

8.1
Committees to which the directors delegate any of their powers must follow procedures which are based as far as they are applicable on those provisions of the articles which govern the taking of decisions by directors.

8.2
All committees shall comply with the applicable rules of the NYSE. The directors may otherwise make rules of procedure for all or any committees, which prevail over rules derived from the articles.

DECISION-MAKING BY DIRECTORS

9.
DIRECTORS TO TAKE DECISIONS COLLECTIVELY

9.1
Decisions of the directors may be taken:

  9.1.1
  at a directors' meeting; or

  9.1.2
  in the form of a directors' written resolution.

10.
CALLING A DIRECTORS' MEETING

10.1
Any director may call a directors' meeting.

10.2
The secretary must call a directors' meeting if a director so requests.

10.3
A directors' meeting is called by giving notice of the meeting to the directors.

10.4
Notice of any directors' meeting must indicate:

  10.4.1
  its proposed date and time (which shall be not less than 48 hours after the notice is given);

  10.4.2
  where it is to take place; and

  10.4.3
  if it is anticipated that directors participating in the meeting will not be in the same place, how it is proposed that they should communicate with each other during the meeting.

10.5
Notice of a directors' meeting must be given to each director, but need not be in writing.

A-1-5

10.6
Notice of a directors' meeting need not be given to a director who waives his entitlement to notice of that meeting, by giving notice to that effect to the Company at any time before or after the date on which the meeting is held. Where such notice is given after the meeting has been held, that does not affect the validity of the meeting, or of any business conducted at it.

11.
PARTICIPATION IN DIRECTORS' MEETINGS

11.1
Subject to the articles, directors "participate" in a directors' meeting, or part of a directors' meeting, when:

  11.1.1
  the meeting has been called and takes place in accordance with the articles; and

  11.1.2
  they can each communicate to the others any information or opinions they have on any particular item of the business of the meeting.

11.2
In determining whether a director is participating in a directors' meeting, it is irrelevant where the director is or how he communicates with the others.

11.3
If all the directors participating in a meeting are not in the same place, they may decide that the meeting is to be treated as taking place wherever any of them is.

12.
QUORUM FOR DIRECTORS' MEETINGS

12.1
At a directors' meeting, unless a quorum is participating, no proposal is to be voted on, except a proposal to call another meeting.

12.2
The quorum for directors' meetings shall be at least a majority of the directors then in office.

13.
CHAIRING DIRECTORS' MEETINGS

13.1
The directors may appoint a director to chair their meetings.

13.2
The directors may appoint other directors as vice, deputy or assistant chairmen to chair directors' meetings in the chairman's absence.

13.3
The directors may terminate the appointment of the chairman, vice, deputy or assistant chairman at any time.

13.4
If neither the chairman nor any director appointed generally to chair directors' meetings in the chairman's absence is participating in a meeting within ten minutes of the time at which it was to start, the participating directors must appoint one of their number to chair it.

14.
VOTING AT DIRECTORS' MEETINGS: GENERAL RULES

14.1
Subject to the articles, a decision is taken at a duly convened directors' meeting by a majority of the votes cast at such meeting.

14.2
Subject to the articles, each director participating in a directors' meeting has one vote.

DIRECTORS' INTERESTS

15.
DIRECTORS' INTERESTS

15.1
A director shall be authorised for the purposes of section 175 of the Act to act or continue to act as a director of the Company notwithstanding that at the time of his appointment or subsequently he also holds office as a director of, or holds any other office, employment or engagement with, any other member of the Group.

A-1-6

16.
DIRECTORS' INTERESTS OTHER THAN IN RELATION TO TRANSACTIONS OR ARRANGEMENTS WITH THE COMPANY

16.1
The directors may authorise any matter proposed to them which would, if not so authorised, involve a breach of duty by a director under section 175 of the Act.

16.2
Any authorisation under article 16.1 will be effective only if:

  16.2.1
  any requirement as to the quorum at the meeting or part of the meeting at which the matter is considered is met without counting the director in question or any other director interested in the matter under consideration; and

  16.2.2
  the matter was agreed to without such directors voting or would have been agreed to if such directors' votes had not been counted.

16.3
The directors may give any authorisation under article 16.1 upon such terms and conditions as they think fit. The directors may vary or terminate any such authorisation at any time.

16.4
For the purposes of articles 15 to 21 a conflict of interest includes a conflict of interest and duty and a conflict of duties, and "interest" includes both direct and indirect interests.

17.
CONFIDENTIAL INFORMATION AND ATTENDANCE AT DIRECTORS' MEETINGS

17.1
A director shall be under no duty to the Company with respect to any information which he obtains or has obtained otherwise than as a director of the Company and in respect of which he owes a duty of confidentiality to another person. In particular the director shall not be in breach of the general duties he owes to the Company by virtue of sections 171 to 177 of the Act because he:

  17.1.1
  fails to disclose any such information to the directors or to any director or other officer or employee of the Company; and/or

  17.1.2
  does not use or apply any such information in performing his duties as a director of the Company.

    However, to the extent that his relationship with that other person gives rise to a conflict of interest or possible conflict of interest, this article 17.1 applies only if the existence of that relationship has been authorised by the directors under article 16.1 (subject, in any such case, to any terms and conditions upon which such authorisation was given).

17.2
Where the existence of a director's relationship with another person has been authorised by the directors under article 16.1 and his relationship with that person gives rise to a conflict of interest or possible conflict of interest, the director shall not be in breach of the general duties he owes to the Company by virtue of sections 171 to 177 of the Act because he:

  17.2.1
  absents himself from meetings of the directors or a committee of directors (or the relevant portions thereof) at which any matter relating to the conflict of interest or possible conflict of interest will or may be discussed or from the discussion of any such matter at a meeting or otherwise; and/or

  17.2.2
  makes arrangements not to receive documents and information relating to any matter which gives rise to the conflict of interest or possible conflict of interest sent or supplied by the Company and/or for such documents and information to be received and read by a professional adviser on his behalf, for so long as he reasonably believes such conflict of interest (or possible conflict of interest) subsists.

A-1-7

17.3
The provisions of articles 17.1 and 17.2 are without prejudice to any equitable principle or rule of law which may excuse the director from:

  17.3.1
  disclosing information, in circumstances where disclosure would otherwise be required under these articles; and/or

  17.3.2
  attending meetings or discussions or receiving documents and information as referred to in article 17.2, in circumstances where such attendance or receiving such documents and information would otherwise be required under these articles.

18.
DECLARATION OF INTERESTS IN PROPOSED OR EXISTING TRANSACTIONS OR ARRANGEMENTS WITH THE COMPANY

18.1
A director who is in any way, directly or indirectly, interested in a proposed transaction or arrangement with the Company must declare the nature and extent of his interest to the other directors before the Company enters into the transaction or arrangement.

18.2
A director who is in any way, directly or indirectly, interested in a transaction or arrangement that has been entered into by the Company must declare the nature and extent of his interest to the other directors as soon as is reasonably practicable, unless the interest has already been declared under article 18.1.

18.3
Any declaration required by article 18.1 may (but need not) be made:

  18.3.1
  at a meeting of the directors;

  18.3.2
  by notice in writing in accordance with section 184 of the Act; or,

  18.3.3
  by general notice in accordance with section 185 of the Act.

18.4
Any declaration required by article 18.2 must be made:

  18.4.1
  at a meeting of the directors;

  18.4.2
  by notice in writing in accordance with section 184 of the Act; or,

  18.4.3
  by general notice in accordance with section 185 of the Act.

18.5
If a declaration made under article 18.1 or 18.2 above proves to be, or becomes, inaccurate or incomplete, a further declaration must be made under article 18.1 or 18.2 as appropriate.

18.6
A director need not declare an interest under this article 18:

  18.6.1
  if it cannot reasonably be regarded as likely to give rise to a conflict of interest;

  18.6.2
  if, or to the extent that, the other directors are already aware of it (and for this purpose the other directors are treated as aware of anything of which they ought reasonably to be aware);

  18.6.3
  if, or to the extent that, it concerns terms of his service contract that have been or are to be considered by a meeting of the directors or by a committee of the directors appointed for the purpose under these articles; or

  18.6.4
  if the director is not aware of his interest or is not aware of the transaction or arrangement in question (and for this purpose a director is treated as being aware of matters of which he ought reasonably to be aware).

A-1-8

19.
ABILITY TO ENTER INTO TRANSACTIONS AND ARRANGEMENTS WITH THE COMPANY NOTWITHSTANDING INTEREST

19.1
Subject to the Act and provided that he has declared to the directors the nature and extent of any direct or indirect interest of his in accordance with article 18 or where article 18.6 applies and no declaration of interest is required, a director notwithstanding his office:

  19.1.1
  may be a party to, or otherwise be interested in, any transaction or arrangement with the Company or in which the Company is directly or indirectly interested;

  19.1.2
  may act by himself or through his firm in a professional capacity for the Company (otherwise than as auditor), and in any such case on such terms as to remuneration and otherwise as the directors may decide; or

  19.1.3
  may be a director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise be interested in, any body corporate in which the Company is directly or indirectly interested.

20.
REMUNERATION AND BENEFITS

20.1
A director shall not, by reason of his office, be accountable to the Company for any remuneration or other benefit which he derives from any office or employment or from any transaction or arrangement or from any interest in any body corporate:

  20.1.1
  the acceptance, entry into or existence of which has been authorised by the directors under article 16.1 (subject, in any such case, to any terms and conditions upon which such authorisation was given); or

  20.1.2
  which he is permitted to hold or enter into by virtue of article 19 or otherwise under these articles,

    nor shall the receipt of any such remuneration or other benefit constitute a breach of his duty under section 176 of the Act. No transaction or arrangement authorised or permitted under articles 16.1 or 19 or otherwise under these articles shall be liable to be avoided on the ground of any such interest or benefit.

21.
GENERAL VOTING AND QUORUM REQUIREMENTS

21.1
Save as otherwise provided by these articles, a director shall not vote on or be counted in the quorum in relation to a resolution of the directors or committee of the directors concerning a matter in which he has a direct or indirect interest which is, to his knowledge, a material interest (otherwise than by virtue of his interest in shares or debentures or other securities of or otherwise in or through the Company), but this prohibition does not apply to any interest arising only because a resolution concerns any of the following matters:

  21.1.1
  the giving of a guarantee, security or indemnity in respect of money lent or obligations incurred by him or any other person at the request of or for the benefit of the Company or any of its subsidiary undertakings;

  21.1.2
  the giving of a guarantee, security or indemnity in respect of a debt or obligation of the Company or any of its subsidiary undertakings for which the director has assumed responsibility in whole or in part, either alone or jointly with others, under a guarantee or indemnity or by the giving of security;

  21.1.3
  a transaction or arrangement concerning an offer of shares, debentures or other securities of the Company or any of its subsidiary undertakings for subscription or purchase, in which offer he is or may be entitled to participate as a holder of securities or in the underwriting or sub-underwriting of which he is to participate;

A-1-9

    21.1.4
    a transaction or arrangement to which the Company is or is to be a party concerning another company (including a subsidiary undertaking of the Company) in which he or any person connected with him is interested (directly or indirectly) whether as an officer, shareholder, creditor or otherwise (a "relevant company"), if he and any persons connected with him do not to his knowledge hold an interest in shares (as that term is used in sections 820 to 825 of the Act) representing one per cent. or more of either any class of the equity share capital (excluding any share of that class held as treasury shares) in the relevant company or of the voting rights available to members of the relevant company;

    21.1.5
    a transaction or arrangement for the benefit of the employees of the Company or any of its subsidiary undertakings (including any pension fund or retirement, death or disability scheme) which does not award him a privilege or benefit not generally awarded to the employees to whom it relates; or

    21.1.6
    a transaction or arrangement concerning the purchase or maintenance of any insurance policy for the benefit of directors or for the benefit of persons including directors.

21.2
A director shall not vote on or be counted in the quorum in relation to a resolution of the directors or committee of the directors concerning his own appointment (including fixing or varying the terms of his appointment or its termination) as the holder of an office or place of profit with the Company or any body corporate in which the Company is directly or indirectly interested. Where proposals are under consideration concerning the appointment (including fixing or varying the terms of appointment or its termination) of two or more directors to offices or places of profit with the Company or a body corporate in which the Company is directly or indirectly interested, such proposals may be divided and a separate resolution considered in relation to each director. In that case, each of the directors concerned (if not otherwise debarred from voting under article 21) is entitled to vote (and be counted in the quorum) in respect of each resolution except that concerning his own appointment.

21.3
If a question arises at a meeting as to the materiality of a director's interest or as to the entitlement of a director to vote or be counted in a quorum and the question is not resolved by his voluntarily agreeing to abstain from voting or being counted in the quorum, the question shall be decided by resolution of the directors or committee members present at the meeting (excluding the director in question) whose majority vote is conclusive and binding on all concerned.

21.4
The Company may by ordinary resolution suspend or relax the provisions of articles 15 to 21 to any extent. Subject to the Act, the Company may by ordinary resolution ratify any transaction or arrangement not properly authorised by reason of a contravention of articles 15 to 21.

22.
PROPOSING DIRECTORS' WRITTEN RESOLUTIONS

22.1
Any director may propose a directors' written resolution.

22.2
The secretary must propose a directors' written resolution if a director so requests.

22.3
A directors' written resolution is proposed by giving written notice of the proposed resolution to each director.

22.4
Notice of a proposed directors' written resolution must indicate:

  22.4.1
  the proposed resolution;

  22.4.2
  the time by which it is proposed that the directors should adopt it; and

  22.4.3
  the manner in which directors can indicate their agreement in writing to it, for the purposes of article 23.

A-1-10

23.
ADOPTION OF DIRECTORS' WRITTEN RESOLUTIONS

23.1
A proposed directors' written resolution is adopted when all the directors entitled to vote at a meeting of the board or of a committee of the board in respect of the proposed resolution (being not less than the number of directors required to form a quorum at a duly convened meeting) have signed one or more copies of it, or have otherwise indicated their agreement in writing to it (which may include by electronic means). A director indicates his agreement in writing to a proposed directors' written resolution when the Company receives from him an authenticated document identifying the resolution to which it relates and indicating the director's agreement to the resolution, in accordance with section 1146 of the Act. Once a director has so indicated his agreement, it may not be revoked.

23.2
It is immaterial whether any director signs the resolution or otherwise indicates his agreement in writing to it before or after the time by which the notice proposed that it should be adopted.

23.3
Once a directors' written resolution has been adopted, it must be treated as if it had been a decision taken at a directors' meeting or committee meeting in accordance with the articles. All directors shall be notified after a director's written resolution has been passed.

24.
DIRECTORS' DISCRETION TO MAKE FURTHER RULES

    Subject to the articles, the directors may make any rule which they think fit about how they take decisions, and about how such rules are to be recorded or communicated to directors.

APPOINTMENT OF DIRECTORS

25.
NUMBER OF DIRECTORS

    Unless and until otherwise decided by the board (where, for the period of three years from the date of adoption of these articles, not less than three-quarters of the directors shall have voted in favour of such decision), the number of directors will be 13. The composition of the board (and, if applicable, each director) will satisfy the requirements of applicable law and any securities exchange on which the Company's securities are listed.

26.
INITIAL DIRECTORS

    The directors in office on the effective date of adoption of these articles shall be appointed for a term of three years from such date.

27.
METHODS OF APPOINTING DIRECTORS

27.1
Subject to the articles, any person who is willing to act as a director, and is permitted by law to do so, may be appointed to be a director:

  27.1.1
  by ordinary resolution;

  27.1.2
  at a general meeting called under article 35.4;

  27.1.3
  by a decision of the directors.

27.2
Subject to the Act, the directors may enter into an agreement or arrangement with any director for the provision of any services outside the scope of the ordinary duties of a director. Any such agreement or arrangement may be made on such terms and conditions as (subject to the Act) the directors think fit and (without prejudice to any other provision of the articles) they may remunerate any such director for such services as they think fit.

A-1-11

27.3
The only persons who can be elected directors at a general meeting are the following:

  27.3.1
  a person who is recommended by the directors;

  27.3.2
  a person who has been proposed by a member (other than the person to be proposed) who is entitled to attend and to vote at the meeting. The proposing member must provide written notice that he intends to propose the person for election and the notice must:

  (a)
  be delivered at least 90 but not more than 120 days before the date of the meeting;

  (b)
  state the particulars which would be required to be included in the register of directors if the proposed director were appointed (or reappointed); and

  (c)
  be accompanied by notice given by proposed director of his willingness to be appointed (or reappointed).

27.4
The directors may require that any notice of a proposed director by a member include additional disclosure regarding such proposed director, including such person's interest in the Company.

27.5
A resolution for the appointment of two or more persons as directors by a single resolution is void unless a resolution that the resolution for appointment is proposed in this way has first been proposed by the meeting without a vote being given against it.

27.6
A director need not be a member.

27.7
All acts done by:

  27.7.1
  a meeting of the directors;

  27.7.2
  a meeting of a committee of the directors;

  27.7.3
  written resolution of the directors; or

  27.7.4
  a person acting as a director, or a committee,

    shall be valid notwithstanding that it is discovered afterwards that there was a defect in the appointment of a person or persons acting or that any of them were disqualified from holding office, had ceased to hold office or were not entitled to vote on the matter in question.

28.
TERMINATION OF DIRECTOR'S APPOINTMENT

28.1
A person ceases to be a director as soon as:

  28.1.1
  the period expires, if he has been appointed for a fixed period;

  28.1.2
  he ceases to be a director by virtue of any provision of the Act, is removed from office under the articles or is prohibited from being a director by law;

  28.1.3
  a bankruptcy order is made against him;

  28.1.4
  a composition is made with his creditors generally in satisfaction of his debts;

  28.1.5
  a registered medical practitioner who is treating that person gives a written opinion to the Company stating that that person has become physically or mentally incapable of acting as a director and may remain so for more than three months and the directors resolve that he cease to be a director;

A-1-12

    28.1.6
    by reason of his mental health, a court makes an order which wholly or partly prevents that person from personally exercising any powers or rights which that person would otherwise have and the directors resolve that he cease to be a director;

    28.1.7
    he is absent, without the permission of the directors, from directors' meetings for six consecutive months and the directors resolve that he cease to be a director;

    28.1.8
    notification is received by the Company from the director that the director is resigning from office as director, and such resignation has taken effect in accordance with its terms; or

    28.1.9
    being an executive director he ceases, for whatever reason, to be employed or engaged by the Group (provided that this article 28.1.9 shall not apply to the initial directors as referred to in article 26).

28.2
A unanimous resolution of the directors (excluding the director the subject of this article) declaring a director to have ceased to be a director under the terms of this article is conclusive as to the fact and grounds of cessation stated in the resolution.

28.3
If a director ceases to be a director for any reason, he shall cease to be a member of any committee of the directors.

29.
DIRECTORS' FEES

29.1
Directors may undertake any services for the Company that the directors decide.

29.2
Unless otherwise determined by ordinary resolution, directors are entitled for their services to such total fees as the directors determine (or such sum as the Company may decide by ordinary resolution). The total fees will be divided among the directors in the proportions that the directors decide. If no decision is made, the total fees will be divided equally. A fee payable under this article 29.2 is distinct from any salary, remuneration or other amount payable to a director under the articles or otherwise. Unless the directors determine otherwise, a fee payable under this article 29.2 accrues from day to day.

29.3
Subject to the Act and the articles, directors' fees may be payable in any form and, in particular, the directors may arrange for part of a fee payable under this article 29 to be provided in the form of fully paid shares of the Company. The amount of the fee payable in this way is at the directors' discretion. The amount of the fee will be applied to purchase or subscribe for shares on behalf of the director.

29.4
Unless the directors decide otherwise, a director is not accountable to the Company for any remuneration which he receives as a director or other officer or employee of the Company's subsidiary undertakings or of any other body corporate in which the Company is interested.

30.
DIRECTORS' ADDITIONAL REMUNERATION

30.1
The directors can pay additional remuneration (whether by way of salary, percentage of profits or otherwise) and expenses to any director who at the request of the directors:

  30.1.1
  makes a special journey for the Company;

  30.1.2
  performs a special service for the Company; or,

  30.1.3
  works abroad in connection with the Company's business.

A-1-13

31.
DIRECTORS' PENSIONS AND OTHER BENEFITS

31.1
The directors may decide whether to pay or provide (by insurance or otherwise):

  31.1.1
  pensions, retirement or superannuation benefits;

  31.1.2
  death, sickness or disability benefits;

  31.1.3
  gratuities; or,

  31.1.4
  other allowances,

    to any person who is or who was a director of:

    31.1.5
    the Company;

    31.1.6
    a subsidiary undertaking of the Company;

    31.1.7
    any company which is or was allied to or associated with the Company or any of its subsidiary undertakings; or

    31.1.8
    a predecessor in business of the Company or any of its subsidiary undertakings,

    or to a member of his family including a spouse, former spouse or a person who is (or was) dependent on him.

31.2
For the purpose of article 31.1, the directors may establish, maintain, subscribe and contribute to any scheme trust or fund and pay premiums. The directors may arrange for this to be done either by the Company alone or in conjunction with another person.

32.
REMUNERATION OF EXECUTIVE DIRECTORS

32.1
The salary or remuneration of a director appointed to hold employment or executive office in accordance with these articles may be:

  32.1.1
  a fixed sum;

  32.1.2
  wholly or partly governed by business done or profits made; or

  32.1.3
  as the directors decide.

    This salary or remuneration may be in addition to or instead of a fee payable to him for his services as a director under these articles.

33.
DIRECTORS' EXPENSES

33.1
The Company may repay any reasonable travelling, hotel and other expenses which a director properly incurs in performing his duties as director in connection with his attendance at:

  33.1.1
  directors' meetings;

  33.1.2
  committee meetings;

  33.1.3
  general meetings; or

  33.1.4
  separate meetings of the holders of any class of shares or of debentures of the Company,

    or otherwise in connection with the exercise of their powers and the discharge of his responsibilities in relation to the Company.

A-1-14

33.2
Subject to the Act, the directors may make arrangements to provide a director with funds to meet expenditure incurred (or to be incurred) by him for the purposes of:

  33.2.1
  the Company;

  33.2.2
  enabling him to properly perform his duties as an officer of the Company; or

  33.2.3
  enabling him to avoid incurring any such expenditure.

PART 3
DECISION-MAKING BY MEMBERS

ORGANISATION OF GENERAL MEETINGS

34.
ANNUAL GENERAL MEETINGS

34.1
Subject to the Act, the Company must hold an annual general meeting within six months following its accounting fiscal year end date.

34.2
The directors may decide where and when to hold annual general meetings.

35.
CALLING GENERAL MEETINGS

35.1
The directors may call a general meeting whenever they think fit.

35.2
On the requirement of members under the Act, the directors must call a general meeting:

  35.2.1
  within 21 days from the date on which the directors become subject to the requirement; and

  35.2.2
  to be held on a date not more than 28 days after the date of the notice calling the meeting.

35.3
At a general meeting called by a requisition (or by requisitionists), no business may be transacted except that stated by the requisition or proposed by the directors.

35.4
A general meeting may also be called under this article 35.4. if:

  35.4.1
  the Company has fewer than two directors; and

  35.4.2
  the director (if any) is unable or unwilling to appoint sufficient directors to make up a quorum or to call a general meeting to do so,

    then two or more members may call a general meeting (or instruct the secretary to do so) for the purpose of appointing one or more directors.

36.
NOTICE OF GENERAL MEETINGS

36.1
At least 21 clear days' notice must be given to call an annual general meeting. Subject to the Act, at least 14 clear days' notice must be given to call all other general meetings. A general meeting may be called by shorter notice if it is so agreed by a majority in number of the members having a right to attend and vote at the meeting, being a majority who together hold not less than 95 per cent. in nominal value of the shares giving that right.

36.2
Notice of a general meeting must be given to:

  36.2.1
  the members (other than any who, under the provisions of the articles or the terms of allotment or issue of shares, are not entitled to receive notice);

  36.2.2
  the directors;

A-1-15

    36.2.3
    beneficial owners nominated to enjoy information rights under the Act; and

    36.2.4
    the auditors.

36.3
The directors may decide that persons entitled to receive notices of a general meeting are those on the register at the close of business on a day the directors decide.

36.4
The notice of a general meeting must specify a time (which must not be more than 48 hours, excluding any part of a day that is not a working day , before the time fixed for the meeting) by which a person must be entered on the register in order to have the right to attend or vote at the meeting. Changes to entries on the register after the time specified in the notice will be disregarded in deciding the rights of any person to attend or vote.

36.5
In the case of an annual general meeting, the notice shall specify the meeting as such. In the case of a meeting to pass a special resolution, the notice shall specify the intention to propose the resolution as a special resolution.

36.6
The accidental omission to give notice of a general meeting or to send, supply or make available any document or information relating to a meeting to, or the non receipt of any such notice, document or information by, a person entitled to receive any such notice, document or information will not invalidate the proceedings at that meeting.

36.7
Subject to the Act, if, after the sending of notice of a general meeting, the directors decide that it is impractical or unreasonable for any reason to hold a general meeting at the time, date or place set out in the notice for calling the meeting, they can move or postpone the meeting (or both). Subject to the Act, if the directors do this, an announcement of the time, date and place of the re-arranged meeting will, if practical, be published in at least two national newspapers in the United Kingdom. Notice of the business of the meeting does not need to be given again. The directors must take reasonable steps to ensure that any member trying to attend the meeting at the original time, date and/or place is informed of the new arrangements. If a meeting is re-arranged in this way, proxy forms can be delivered as specified in article 54. The directors can also move or postpone (or both) the re-arranged meeting under this article.

37.
ATTENDANCE AND SPEAKING AT GENERAL MEETINGS

37.1
The directors may make whatever arrangements they consider appropriate to enable those attending a general meeting to exercise their rights to speak and vote at it.

37.2
A person is able to exercise the right to vote at a general meeting when:

  37.2.1
  that person is able to vote, during the meeting, on resolutions put to the vote at the meeting; and

  37.2.2
  that person's vote can be taken into account in determining whether or not such resolutions are passed at the same time as the votes of all the other persons attending the meeting.

38.
MEETING SECURITY

38.1
The directors may make any arrangement and impose any restriction they consider appropriate to ensure the security of a general meeting including the searching of a person attending the meeting and the restriction of the items of personal property that may be taken into the meeting place.

A-1-16

38.2
The directors may authorise one or more persons, including a director or the secretary or the chairman of the meeting, to:

  38.2.1
  refuse entry to a meeting to a person who refuses to comply with these arrangements or restrictions; and

  38.2.2
  eject from a meeting any person who causes the proceedings to become disorderly.

39.
QUORUM FOR GENERAL MEETINGS

39.1
No business other than the appointment of the chairman of the meeting is to be transacted at a general meeting if the persons attending the meeting do not constitute a quorum.

39.2
If the Company has only one member entitled to attend and vote at the general meeting, one qualifying person present at the meeting and entitled to vote is a quorum.

39.3
Subject to the Act, in all cases other than that in article 39.2, members representing a majority of the votes of the Company present at the meeting and entitled to vote are a quorum.

40.
CHAIRING GENERAL MEETINGS

40.1
If the directors have appointed a chairman, the chairman shall chair general meetings if present and willing to do so.

40.2
If the chairman is absent and the directors have appointed a vice, deputy or assistant chairman, then the senior of them shall act as the chairman.

40.3
If the directors have not appointed a chairman (or vice, deputy or assistant chairman), or if the chairman (or vice, deputy or assistant chairman) is unwilling to chair the meeting or is not present within ten minutes of the time at which a meeting was due to start:

  40.3.1
  the directors present; or

  40.3.2
  (if no directors are present), the meeting,

    must appoint a director or member to chair the meeting. If only one director is present and willing and able to act, he shall be the chairman. The appointment of the chairman of the meeting must be the first business of the meeting.

40.4
The person chairing a meeting in accordance with this article is referred to as "the chairman of the meeting".

41.
CONDUCT OF MEETING

41.1
Without prejudice to any other power which he may have under the articles or at common law, the chairman of the meeting may take such action as he thinks fit to promote the orderly conduct of the business of the meeting as specified in the notice of meeting. His decision on matters of procedure or arising incidentally from the business of the meeting will be final, as will be his decision as to whether any matter is of such a nature.

41.2
If it appears to the chairman of the meeting that the meeting place specified in the notice calling the meeting is inadequate to accommodate all members entitled and wishing to attend, the meeting shall be duly constituted and its proceedings valid if the chairman is satisfied that adequate facilities are available to ensure that a member who is unable to be accommodated is able to:

  41.2.1
  participate in the business for which the meeting has been called;

  41.2.2
  exercise his rights to speak and to vote at the meeting in accordance with article 37;

A-1-17

    41.2.3
    hear and see all persons present who speak (whether by the use of microphones, loud-speakers, audio-visual communications equipment or otherwise), whether in the meeting place or elsewhere; and

    41.2.4
    be heard and seen by all other persons present in the same way.

42.
ATTENDANCE AND SPEAKING BY DIRECTORS AND NON-MEMBERS

42.1
Directors may attend and speak at general meetings whether or not they are members.

42.2
The chairman of the meeting may permit other persons who are not:

  42.2.1
  members of the Company, or

  42.2.2
  otherwise entitled to exercise the rights of members in relation to general meetings,

    to attend and speak at a general meeting if he considers it will assist the deliberations of the meeting.

43.
DISSOLUTION AND ADJOURNMENT IF QUORUM NOT PRESENT

43.1
If a general meeting was requisitioned by members and the persons attending the meeting within 30 minutes of the time at which the meeting was due to start (or such longer time as the chairman of the meeting decides to wait) do not constitute a quorum, or if during the meeting a quorum ceases to be present, the meeting is dissolved.

43.2
In the case of a general meeting other than one requisitioned by members, if the persons attending the meeting within 30 minutes of the time at which the meeting was due to start (or such longer time as the chairman of the meeting decides to wait) do not constitute a quorum, or if during the meeting a quorum ceases to be present, the chairman of the meeting must adjourn it.

43.3
The continuation of a general meeting adjourned under article 43.2 for lack of quorum is to take place either:

  43.3.1
  on a day that is not less than 14 days but not more than 28 days after it was adjourned and at a time and/or place specified for the purpose in the notice calling the meeting; or

  43.3.2
  where no such arrangements have been specified, on a day that is not less than 14 days but not more than 28 days after it was adjourned and at such time and/or place as the chairman of the meeting decides (or, in default, the directors decide).

43.4
In the case of a general meeting to take place under article 43.3.2, the Company must give not less than seven clear days' notice of any adjourned meeting and the notice must state the quorum requirement.

43.5
At an adjourned meeting the quorum is one qualifying person present and entitled to vote. If a quorum is not present within five minutes from the time fixed for the start of the meeting, the adjourned meeting is dissolved.

44.
ADJOURNMENT IF QUORUM PRESENT

44.1
The chairman may, with the consent of a general meeting at which a quorum is present (and must, if so directed by the meeting), adjourn a meeting from time to time and from place to place or for an indefinite period.

A-1-18

44.2
Without prejudice to any other power which he may have under the provisions of the articles or at common law, the chairman of the meeting may, without the consent of the general meeting, interrupt or adjourn a meeting from time to time and from place to place or for an indefinite period if he decides that it has become necessary to do so in order to:

  44.2.1
  secure the proper and orderly conduct of the meeting;

  44.2.2
  give all persons entitled to do so a reasonable opportunity of speaking and voting at the meeting; or

  44.2.3
  ensure that the business of the meeting is properly disposed of.

45.
NOTICE OF ADJOURNED MEETING

45.1
Whenever a general meeting is adjourned for 28 days or more or for an indefinite period under article 44 at least seven clear days' notice shall be given to:

  45.1.1
  the members (other than any who, under the provisions of the articles or the terms of allotment or issue of the shares, are not entitled to receive notice);

  45.1.2
  the directors;

  45.1.3
  beneficial owners nominated to enjoy information rights under the Act; and

  45.1.4
  the auditors.

    Except in these circumstances it is not necessary to give notice of a general meeting adjourned under article 44 or of the business to be transacted at the adjourned meeting.

45.2
The directors may decide that persons entitled to receive notice of an adjourned meeting in accordance with this article 45 are those persons entered on the register at the close of business on a day determined by the directors.

45.3
The notice of an adjourned meeting given in accordance with this article 45 shall also specify a time (which shall not be more than 48 hours (excluding any part of a day that is not a working day) before the time fixed for the meeting) by which a person must be entered on the register in order to have the right to attend or vote at the meeting. Changes to entries on the register after the time so specified in the notice will be disregarded in determining the rights of any person to attend or vote.

46.
BUSINESS AT ADJOURNED MEETING

46.1
No business may be transacted at an adjourned general meeting which could not properly have been transacted at the meeting if the adjournment had not taken place.

VOTING AT GENERAL MEETINGS

47.
VOTING: GENERAL

47.1
A resolution put to the vote of a general meeting must be decided on a show of hands unless a poll is duly demanded in accordance with the articles.

A-1-19

47.2
Subject to special rights or restrictions as to voting attached to any class of shares by or in accordance with the articles, on a vote on a resolution:

  47.2.1
  on a show of hands at a meeting:

  (a)
  every qualifying person (not being a proxy) present and entitled to vote on the resolution has one vote, save that if such person holds a Special Voting Share, they shall have, in aggregate, 1.9995 votes; and

  (b)
  every proxy present who has been appointed by a member entitled to vote on the resolution has one vote (save that if such member holds Special Voting Shares, the proxy shall have, in aggregate, 1.9995 votes), except where:

    (i)
    that proxy has been appointed by more than one member entitled to vote on the resolution; and

    (ii)
    the proxy has been instructed:

      (A)
      by one or more of those members to vote for the resolution and by one or more of those members to vote against the resolution; or

      (B)
      by one or more of those members to vote in the same way on the resolution (whether for or against) and one or more of those members has permitted the proxy discretion as to how to vote, in which case, the proxy has one vote for and one vote against the resolution (save that if any of those members hold Special Voting Shares, the proxy shall have, in aggregate, 1.9995 votes for and/or, in aggregate, 1.9995 votes against the resolution (as applicable)); and

    47.2.2
    on a poll taken at a meeting, every qualifying member present and entitled to vote on the resolution has one vote in respect of each Ordinary Share and 0.9995 votes in respect of each Special Voting Share held by the relevant member.

47.3
In the case of joint holders of a share, only the vote of the senior holder who votes (or any proxy duly appointed by him) may be counted by the Company.

47.4
A member in respect of whom an order has been made by a court or official having jurisdiction (whether in the United Kingdom or elsewhere) that he is or may be suffering from mental disorder or is otherwise incapable of running his affairs may vote, whether on a show of hands or on a poll, by his guardian, receiver, curator bonis or other person authorised for that purpose and appointed by the court. A guardian, receiver, curator bonis or other person authorised for that purpose and appointed by the court may vote by proxy if evidence (to the satisfaction of the directors) of the authority of the person claiming to exercise the right to vote is received at the registered office of the Company (or at another place specified in accordance with the articles for the delivery or receipt of forms of appointment of a proxy) or in any other manner specified in the articles for the appointment of a proxy within the time limits prescribed by the articles for the appointment of a proxy for use at the meeting, adjourned meeting or poll at which the right to vote is to be exercised.

47.5
In the case of an equality of votes whether on a show of hands or on a poll, the chairman of the meeting shall not be entitled to a casting vote.

A-1-20

47.6
The Company is not obliged to verify that a proxy or corporate representative has acted in accordance with the terms of his appointment and any failure to so act in accordance with the terms of his appointment shall not affect the validity of any proceedings at a meeting of the Company.

48.
CHAIRMAN'S DECLARATION

48.1
Subject to article 50.1.2, on a vote on a show of hands a declaration by the chairman of the meeting that the resolution has or has not been passed, or has or has not been passed by a particular majority, is conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against the resolution.

48.2
An entry in respect of such a declaration in minutes of the meeting recorded in accordance with section 355 of the Act is also conclusive evidence of that fact without such proof.

49.
ERRORS AND DISPUTES

49.1
No objection may be raised to the qualification of a voter or to the counting of, or failure to count, a vote except at the meeting or adjourned meeting at which the vote objected to is tendered. Every vote not disallowed at the meeting is valid.

49.2
Any such objection must be referred to the chairman of the meeting whose decision is final. An objection only invalidates the decision of a meeting if in the opinion of the chairman of the meeting, it is of sufficient magnitude to affect the decision of the meeting.

50.
DEMANDING A POLL

50.1
A poll on a resolution may be demanded:

  50.1.1
  in advance of the general meeting where it is to be put to the vote; or

  50.1.2
  at a general meeting, either before a show of hands on that resolution or immediately after the result of a show of hands on that resolution is declared.

50.2
A poll may be demanded by:

  50.2.1
  the chairman of the meeting;

  50.2.2
  the directors;

  50.2.3
  five or more qualifying persons having the right to vote on the resolution;

  50.2.4
  a qualifying person (or qualifying persons) representing in total not less than 10 per cent. of the total voting rights of all the members having the right to vote on the resolution (excluding any voting rights attached to any shares in the Company held as treasury shares); or

  50.2.5
  a qualifying person (or qualifying persons) representing shares conferring a right to vote on a resolution, being shares on which a total sum has been paid up equal to not less than 10 per cent. of the total sum paid up on all shares conferring that right (excluding any voting rights attached to any shares in the Company held as treasury shares).

50.3
A demand for a poll may be withdrawn if:

  50.3.1
  the poll has not yet been taken, and

  50.3.2
  the chairman of the meeting consents to the withdrawal.

A-1-21

    A demand so withdrawn validates the result of a show of hands declared before the demand was made. If a poll is demanded before the declaration of the result of a show of hands and the demand is duly withdrawn, the meeting will continue as if the demand had not been made.

51.
PROCEDURE ON A POLL

51.1
Subject to the articles, polls at general meetings must be taken when, where and in such manner as the chairman of the meeting directs.

51.2
The chairman of the meeting may appoint scrutineers (who need not be members) and decide how and when the result of the poll is to be declared.

51.3
The result of a poll shall be the decision of the general meeting in respect of the resolution on which the poll was demanded.

51.4
A poll on:

  51.4.1
  the election of the chairman of the meeting; or

  51.4.2
  a question of adjournment,

    must be taken immediately.

51.5
Other polls must be taken within 30 clear days of their being demanded.

51.6
A demand for a poll (other than on the election of the chairman of the meeting or on a question of adjournment) does not prevent a general meeting from continuing, except as regards the question on which the poll was demanded.

51.7
No notice need be given of a poll not taken immediately if the time, date and place at which it is to be taken are announced at the meeting at which it is demanded.

51.8
In any other case, at least seven clear days' notice must be given specifying the time, date and place at which the poll is to be taken.

51.9
On a poll taken at a general meeting of the Company, a qualifying person present and entitled to more than one vote need not, if he votes, use all his votes or cast all the votes he uses in the same way.

52.
APPOINTMENT OF PROXY

52.1
A member may appoint another person as his proxy to exercise all (or any) of his rights to attend and to speak and to vote (both on a show of hands and on a poll) on:

  52.1.1
  a resolution;

  52.1.2
  an amendment of a resolution; or

  52.1.3
  on other business arising at a general meeting of the Company.

    Unless the contrary is stated in it, the appointment of a proxy shall be deemed to confer authority to exercise all such rights, as the proxy thinks fit.

52.2
A member may appoint more than one proxy in relation to a general meeting, provided that each proxy is appointed to exercise the rights attached to different shares held by the member.

52.3
When two or more valid but differing appointments of proxy are received for the same share for use at the same general meeting, the one which is last validly delivered or received (regardless of its date or the date of its execution) shall be treated as replacing and revoking the other or others as regards that share. If the Company is unable to determine which appointment was last validly delivered or received, none of them shall be treated as valid in respect of that share.

A-1-22

52.4
A proxy need not be a member.

52.5
The appointment of a proxy shall (unless the contrary is stated in it) be valid for an adjournment of the general meeting as well as for the meeting to which it relates.

52.6
The appointment of a proxy shall be valid for 12 months from the date of execution or, in the case of an appointment of proxy delivered by electronic means, for 12 months from the date of delivery unless otherwise specified by the directors.

52.7
Subject to the Act, the Company may send a form of appointment of proxy to all or none of the persons entitled to receive notice of and to vote at a meeting.

53.
CONTENT OF PROXY NOTICES

53.1
Subject to article 53.2, the appointment of a proxy (a "proxy notice") shall be in writing in any usual form (or in another form approved by the directors) and shall be:

  53.1.1
  signed by the appointor or his duly appointed attorney; or,

  53.1.2
  if the appointor is a company, executed under its seal or signed by its duly authorised officer or attorney or other person authorised to sign.

53.2
Subject to the Act, the directors may accept a proxy notice received by electronic means on such terms and subject to such conditions as they consider fit.

53.3
A proxy notice received by electronic means shall not be subject to the requirements of article 53.1.

53.4
For the purposes of articles 53.1 and 53.2, the directors may require such reasonable evidence they consider necessary to determine:

  53.4.1
  the identity of the member and the proxy; and

  53.4.2
  where the proxy is appointed by a person acting on behalf of the member, the authority of that person to make the appointment.

54.
DELIVERY OF PROXY NOTICES

54.1
Any notice of a general meeting must specify the address or addresses ("proxy notification address") at which the Company or its agents will receive proxy notices relating to that meeting, or any adjournment of it, delivered in hard copy or by electronic means.

54.2
A person who is entitled to attend, speak or vote (either on a show of hands or on a poll) at a general meeting remains so entitled in respect of that meeting or any adjournment of it, even though a valid proxy notice has been received by the Company by or on behalf of that person.

54.3
Subject to articles 54.4 and 54.5, a proxy notice must be received at a proxy notification address not less than 48 hours (excluding any part of a day that is not a working day) before the general meeting or adjourned meeting to which it relates.

54.4
In the case of:

  54.4.1
  a general meeting adjourned for not more than 48 hours; or

  54.4.2
  a poll not taken during the general meeting but taken not more than 48 hours after it was demanded,

    the proxy notice must be received by not later than the adjourned meeting or the meeting at which the poll was demanded.

A-1-23

54.5
In the case of:

  54.5.1
  a meeting adjourned for less than 28 days but more than 48 hours; or

  54.5.2
  a poll taken more than 48 hours after it is demanded,

    the proxy notice must be received at a proxy notification address not less than 24 hours (excluding any part of a day that is not a working day) before the time appointed for the holding of the adjourned meeting or the taking of the poll.

55.
CORPORATE REPRESENTATIVES

55.1
In accordance with the Act, a corporation which is a member may, by resolution of its directors or other governing body, authorise a person or persons to act as its representative or representatives at any general meeting of the Company (a "corporate representative").

55.2
A director, the secretary or other person authorised for the purpose by the secretary may require a corporate representative to produce a certified copy of the resolution of authorisation before permitting the corporate representative to exercise his powers.

56.
TERMINATION OF AUTHORITY

56.1
The termination of the authority of a person to act as proxy or as a corporate representative does not affect:

  56.1.1
  whether he counts in deciding whether there is a quorum at a general meeting;

  56.1.2
  the validity of anything he does as chairman of a meeting;

  56.1.3
  the validity of a poll demanded by him at a general meeting; or

  56.1.4
  the validity of a vote given by that person,

    unless the Company receives notice of the termination at the proxy notification address not later than the last time at which a proxy notice should have been received in order to be valid for use at the relevant meeting or adjourned meeting or (in the case of a poll taken otherwise than at or on the same day as the general meeting or adjourned meeting) for use on the holding of the poll at which the vote is cast.

57.
AMENDMENTS TO RESOLUTIONS

57.1
No amendment to a resolution duly proposed as an ordinary resolution (other than an amendment to correct a grammatical or other non-substantive error) may be considered or voted on unless either:

  57.1.1
  at least 48 hours (excluding any part of a day that is not a working day) before the time appointed for holding the general meeting or adjourned meeting at which the ordinary resolution is to be considered, notice of the terms of the amendment and intention to move it has been received at the registered office of the Company; or

  57.1.2
  the chairman of the meeting in his absolute discretion decides that the amendment may be considered or voted on.

    If an amendment proposed to a resolution under consideration is ruled out of order by the chairman of the meeting the proceedings on the substantive resolution are not invalidated by an error in his ruling.

A-1-24

57.2
A special resolution to be proposed at a general meeting may be amended by ordinary resolution, if:

  57.2.1
  the chairman of the meeting proposes the amendment at the general meeting at which the resolution is to be proposed; and

  57.2.2
  the amendment does not go beyond what is necessary to correct a grammatical or other non-substantive error in the resolution.

57.3
If the chairman of the meeting, acting in good faith, wrongly decides that an amendment to a resolution is out of order, the chairman's error does not invalidate the vote on that resolution.

RESTRICTIONS ON MEMBERS' RIGHTS

58.
NO VOTING OF SHARES ON WHICH MONEY OWED TO COMPANY

    Unless the directors decide otherwise, no voting rights (or other rights conferred by membership in relation to a meeting or poll) attached to a share may be exercised at any general meeting, at any adjournment of it, or on any poll called at or in relation to it, unless all amounts payable to the Company in respect of that share have been paid.

APPLICATION OF RULES TO CLASS MEETINGS AND RIGHTS

59.
VARIATION OF CLASS RIGHTS

59.1
The Ordinary Shares and the Special Voting Shares constitute a single class of shares and are not divided into classes. Save as otherwise provided in these articles, any special rights attached to any shares in the capital of the Company may (unless otherwise provided by the terms of issue of the shares of that class) be varied or abrogated, either whilst the Company is a going concern or during or in contemplation of a winding up, with the consent in writing of those entitled to attend and vote at general meetings of the Company representing 75 per cent. of the voting rights attaching to the Ordinary Shares and the Special Voting Shares, in aggregate, which may be exercised at such meetings, or with the sanction of 75 per cent. of those votes attaching to Ordinary Shares and the Special Voting Shares, in aggregate, cast on a special resolution proposed at a separate general meeting of all those entitled to attend and vote at general meetings of the Company, but not otherwise.

59.2
[A resolution to vary any class rights relating to the giving, variation, revocation or renewal of any authority of the directors to allot shares or relating to a reduction of the Company's capital may only be varied or abrogated in accordance with the Act but not otherwise.]

59.3
The rights attached to a class of shares are not, unless otherwise expressly provided for in the rights attaching to those shares, deemed to be varied by the creation, allotment or issue of further shares ranking pari passu with or subsequent to them or by the purchase or redemption by the Company of its own shares in accordance with the Act.

59.4
Subject to sections 334(2), 334(2A) and section 334(3) of the Act, a separate meeting for the holders of a class of shares must be called and conducted as nearly as possible in the same way as a general meeting, except that:

  59.4.1
  no member is entitled to notice of it or to attend unless he is a holder of shares of that class;

  59.4.2
  no vote may be cast except in respect of a share of that class;

A-1-25

    59.4.3
    the quorum at a meeting (other than an adjourned meeting) is two qualifying persons present and holding at least one-third in nominal value of the issued shares of that class (excluding any shares of that class held as treasury shares);

    59.4.4
    the quorum at an adjourned meeting is one qualifying person present and holding shares of that class; and

    59.4.5
    any qualifying person holding shares of that class present may demand a poll.

60.
DISCLOSURE OF INTERESTS IN SHARES

    Each member must comply with the notification obligations to the Company contained in Chapter 5 (Vote Holder and Issuer Notification Rules) of the Disclosure and Transparency Rules (including, without limitation, the provisions of DTR 5.1.2) as if the Company were an issuer whose home member state is the United Kingdom, save that the obligation to notify the Company in accordance with the provisions of the Disclosure and Transparency Rules shall arise if the percentage of voting rights reaches, exceeds or falls below one per cent. and each one per cent. threshold thereafter (up or down) up to one hundred per cent. The provisions of this article apply in addition to any other obligations which may arise under any other applicable law or regulation.

61.
FAILURE TO DISCLOSE INTERESTS IN SHARES

61.1
Where notice is served by the Company under section 793 of the Act (a "section 793 notice") on a member, or another person appearing to be interested in shares held by that member, and the member or other person has failed in relation to any shares (the "default shares", which expression includes any shares allotted or issued after the date of the section 793 notice in respect of those shares) to give the Company the information required within the prescribed period from the date of service of the section 793 notice, the following sanctions apply, unless the directors otherwise decide:

  61.1.1
  the member shall not be entitled in respect of the default shares to be present or to vote (either in person, by proxy or by corporate representative) at a general meeting or at a separate meeting of the holders of a class of shares or on a poll; and

  61.1.2
  where the default shares represent at least 0.25 per cent. in nominal value of the issued shares of their class (excluding any shares of their class held as treasury shares):

  (a)
  a dividend (or any part of a dividend) or other amount payable in respect of the default shares shall be withheld by the Company, which has no obligation to pay interest on it, and the member shall not be entitled to elect, under article 101, to receive shares instead of a dividend; and

  (b)
  no transfer of any default shares shall be registered unless the transfer is an excepted transfer or:

    (i)
    the member is not himself in default in supplying the information required; and

    (ii)
    the member proves to the satisfaction of the directors that no person in default in supplying the information required is interested in any of the shares the subject of the transfer.

61.2
The sanctions under article 61.1 cease to apply seven days after the earlier of:

  61.2.1
  receipt by the Company of notice of an excepted transfer, but only in relation to the shares thereby transferred; and

A-1-26

    61.2.2
    receipt by the Company, in a form satisfactory to the directors, of all the information required by the section 793 notice.

61.3
Where, on the basis of information obtained from a member in respect of a share held by him, the Company issues a section 793 notice to another person, it shall at the same time send a copy of the section 793 notice to the member, but the accidental omission to do so, or the non-receipt by the member of the copy, does not invalidate or otherwise affect the application of article 61.1.

61.4
For the purposes of this article 61:

  61.4.1
  a person, other than the member holding a share, shall be treated as appearing to be interested in that share if the member has informed the Company that the person is or may be interested, or if the Company (after taking account of information obtained from the member or, under a section 793 notice, from anyone else) knows or has reasonable cause to believe that the person is or may be so interested;

  61.4.2
  "interested" shall be construed as it is for the purpose of section 793 of the Act;

  61.4.3
  reference to a person having failed to give the Company the information required by a section 793 notice, or being in default in supplying such information, includes:

  (a)
  reference to his having failed or refused to give all or any part of it; and

  (b)
  reference to his having given information which he knows to be false in a material particular or having recklessly given information which is false in a material particular;

  61.4.4
  the "prescribed period" means 14 days; and

  61.4.5
  an "excepted transfer" means, in relation to shares held by a member:

  (a)
  a transfer pursuant to acceptance of a takeover offer for the Company (within the meaning of section 974 of the Act); or

  (b)
  a transfer which is shown to the satisfaction of the directors to be made in consequence of a sale of the whole of the beneficial interest in the shares to a person who is unconnected with the member or with any other person appearing to be interested in the shares.

61.5
The provisions of this article are in addition and without prejudice to the provisions of the Act.

PART 4
SHARES AND DISTRIBUTIONS
ISSUE OF SHARES

62.
ALLOTMENT AND PRE-EMPTION

62.1
Subject to the Act and relevant authority given by the Company in general meeting, the directors have general and unconditional authority to allot, grant options over, or otherwise dispose of, unissued shares of the Company or rights to subscribe for or convert any security into shares, to such persons, at such times and on such terms as the directors may decide, except that no share may be issued at a discount.

62.2
The directors have general and unconditional authority, pursuant to section 551 of the Act, to exercise all powers of the Company to allot shares in the Company or grant rights to subscribe for or to convert any security into shares in the Company to an aggregate nominal amount equal to the general allotment amount for (as the case may be) the first period and thereafter, each subsequent period.

A-1-27

62.3
By the authority conferred by article 62.2, the directors may during a period which is the first period or a subsequent period, make offers and enter into agreements before the authority expires which would, or might, require shares in the Company to be allotted or rights to subscribe for or convert any security in the Company to be granted after the authority expires and the directors may allot such shares or grant such rights under any such offer or agreement as if the authority had not expired.

62.4
The directors have general power, pursuant to section 570 of the Act, to allot equity securities for cash pursuant to the authority conferred by article 62.2 and/or where the allotment constitutes an allotment of equity securities by virtue of section 560(2) of the Act, in each case free of the restriction in section 561(1) of the Act for (as the case may be) the first period and thereafter, each subsequent period. This power is limited to the allotment of equity securities up to a nominal amount equal to the pre-emption disapplication amount.

62.5
By the power conferred by article 62.4, the board may, during a period which is a first period or a subsequent period, make offers and enter into agreements which would, or might, require equity securities to be allotted after the power expires and the directors may allot equity securities under any such offer or agreement as if the power had not expired.

62.6
In this article 62:

  62.6.1
  "first period" means the period commencing on incorporation and expiring on the date on which a resolution to renew the authority conferred by article 62.2 or the power conferred by article 62.4 (as the case may be) is passed or the fifth anniversary of the date of incorporation, whichever is the earlier;

  62.6.2
  "general allotment amount" means, for the first period, [€/$][    •    ]and, for a subsequent period, the amount stated in the relevant ordinary or special resolution and identified as the general allotment amount;

  62.6.3
  "pre-emption disapplication amount" means, for the first period, [€/$][    •    ] and, for a subsequent period, the amount stated in the relevant special resolution;

  62.6.4
  "subsequent period" means any period starting on or after the expiry of the first period for which the authority conferred by:

  (a)
  article 62.2 is renewed by ordinary or special resolution stating the general allotment amount;

  (b)
  article 62.4 is renewed by special resolution stating the pre-emption disapplication amount; and

  62.6.5
  the nominal amount of securities is, in the case of rights to subscribe for or convert any securities into shares of the Company, the nominal amount of shares which may be allotted pursuant to those rights.

62.7
The directors may at any time after the allotment of a share, but before a person has been entered in the register as the holder of the share, recognise a renunciation of the share by the allottee in favour of another person and may grant to an allottee a right to effect a renunciation on such terms and conditions as the directors think fit.

A-1-28

63.
POWERS TO ISSUE DIFFERENT CLASSES OF SHARE

63.1
Subject to the Act and the articles, but without prejudice to the rights attached to any existing share, the Company may issue shares with such rights or restrictions as may be determined by ordinary resolution. If no such resolution is passed or if the relevant resolution does not make specific provision, the directors may determine these rights and restrictions.

63.2
Subject to the Act, the Company may issue shares which are to be redeemed, or are liable to be redeemed at the option of the Company or the holder, and the directors may determine the terms, conditions and manner of redemption of any such shares.

64.
RIGHTS AND RESTRICTIONS ATTACHING TO SHARES

    Ordinary Shares

64.1
The Ordinary Shares shall entitle the holders thereof to the rights set out below.

    Dividend

64.2
The directors may declare and pay dividends on the Ordinary Shares in accordance with articles 93 to 101.

    Return of capital

64.3
On a return of capital on a winding-up or otherwise, any surplus assets of the Company available for distribution shall be distributed to each holder of an Ordinary Share pro rata to its shareholding.

    Votes

64.4
Subject to article 61, each holder of an Ordinary Share shall have one vote for every Ordinary Share of which it is the holder.

    Transfer

64.5
Ordinary Shares are freely transferable.

    Further Rights

64.6
Each Ordinary Share entitles a member to elect, after such Ordinary Share has been held by that [member (legally and beneficially, or, if such member only holds legal title to the Ordinary Share, then on behalf of the same beneficial owner)] for a continuous period of three years, to receive one Special Voting Share in respect of that Ordinary Share (and which shall be considered to be "associated with" that Ordinary Share).2

    Special Voting Shares

64.7
The Special Voting Shares shall entitle the holders thereof to the rights set out below.

    Dividend

64.8
The holders of the Special Voting Shares shall not be entitled to participate in the profits of the Company.

    Return of capital

64.9
On a return of capital of the Company on a winding up or otherwise, the holders of the Special Voting Shares shall be entitled to receive out of the assets of the Company available for distribution to its shareholders the sum of, in aggregate, €1 after the holders of Ordinary Shares have been paid in accordance with article 64.3 but shall not be entitled to any further participation in the assets of the Company.

2
DTC/clearing mechanics, and notice and verification mechanics to be provided.

A-1-29

    Voting

64.10
Subject to article 61, the holders of the Special Voting Shares shall have 0.9995 votes for every Special Voting Share of which it is the holder.

    Transfer

64.11
The Special Voting Shares may not be transferred, save for transfers to the Nominee, any transmittee of shares, and in accordance with article 64.13.

    Redemption or repurchase

64.12
No Special Voting Shares may be purchased or redeemed by the Company except in accordance with the provisions of article 64.13 or to reduce the number of Special Voting Shares held by the Nominee, but only to the extent this would not in the reasonable opinion of the board reduce the number of Special Voting Shares available to members pursuant to article 64.6. The Company may redeem Special Voting Shares from the Nominee in accordance with this article 64.12 [by payment to the Nominee of the nominal value of such shares].

    Mandatory transfer, redemption or repurchase

64.13
If the holder of Special Voting Shares transfers one or more Ordinary Shares which have associated Special Voting Shares, such holder must deliver to the [Company/Registrar/Nominee] an executed stock transfer form pursuant to which the associated Special Voting Shares shall be transferred for nil consideration to the Nominee. If such holder fails to deliver such stock transfer form, the Company has the right, in its absolute discretion:

  64.13.1
  to serve a notice of redemption or repurchase (the "Redemption Notice") on such holder pursuant to which (provided that the Company has sufficient distributable profits):

  (a)
  the Company shall redeem or repurchase the Special Voting Share(s) associated with the Ordinary Share(s) transferred [at a value equal to the nominal value of a Special Voting Share multiplied by the number of Special Voting Shares the subject of the redemption or repurchase]3 (the "Redemption Price");

  (b)
  on the redemption or repurchase date specified in any Redemption Notice, the Special Voting Share(s) specified in the Redemption Notice shall be redeemed or repurchased [and cancelled], whether or not the holder delivers a share certificate or an indemnity in a form reasonably satisfactory to the directors in respect of a share certificate which cannot be produced. The Redemption Price shall be paid by the Company upon production of the relevant share certificate or satisfactory indemnity at the registered office of the Company. If a holder produces neither the share certificate nor a satisfactory indemnity, the Company may retain the Redemption Price, which shall not bear interest, until delivery of the certificate or a satisfactory indemnity. [The Company shall cancel each share certificate in respect of redeemed or repurchased Special Voting Shares.]; or

3
If SVSs are repurchased or redeemed at their nominal value the total amount that would be paid for repurchase or redemption of all of the SVSs would be €57,100.

A-1-30

    64.13.2
    to serve a transfer notice (the "Transfer Notice") on such holder (the "Compulsory Seller"), pursuant to which:

    (a)
    the Company shall direct the Compulsory Seller to transfer the Special Voting Share(s) associated with the Ordinary Share(s) which have been or are being transferred to the Nominee for nil consideration;

    (b)
    on the date specified in any Transfer Notice, the Special Voting Share(s) specified in the Transfer Notice shall be transferred to the Nominee. If a Compulsory Seller fails to deliver an executed stock transfer form and share certificate or a satisfactory indemnity, the directors may authorise any director to execute an instrument of transfer in respect of the relevant Special Voting Share(s) on the Compulsory Seller's behalf; or

    64.13.3
    to convert such Special Voting Share(s) into deferred shares, carrying no voting rights and no economic rights (or any other rights), save on a return of capital on a winding up or otherwise, the deferred shares shall entitle the holder(s) of such shares to, in aggregate, €1;

    and in each case from the date of the transfer of the Ordinary Share(s), the Special Voting Share(s) associated with those Ordinary Share(s) will cease to confer on such member any rights, including any rights to vote, whether exercisable at any general meeting or at any separate meeting of the class in question or otherwise.

64.14
If rights and restrictions attaching to shares are determined by ordinary resolution or by the directors under article 63, those rights and restrictions shall apply in place of any rights or restrictions that would otherwise apply by virtue of the Act in the absence of any provisions in the articles, as if those rights and restrictions were set out in the articles.

65.
NOMINEE4

65.1
The Nominee shall exercise the votes attaching to the Special Voting Shares held by it from time to time in the same percentage as the outcome of the vote of any general meeting.

65.2
[Subject to the provisions of the Act, but without prejudice to any indemnity to which the Nominee may otherwise be entitled, the Nominee is entitled to be indemnified out of the assets of the Company against all costs, charges losses and liabilities incurred by it as a result of investigating, defending or settling a claim made against it in its capacity as Nominee by the Company or any of the members (or any person interested in shares) unless and to the extent that such costs, charge, loss or liability is due to the fraud, negligence or wilful default of the Nominee.

65.3
Save as otherwise expressly provided in these articles, the Nominee shall not be liable to the Company in respect of anything done or omitted to be done by it in its capacity as the Nominee under or in relation to any of the articles otherwise than by reason of its own fraud, negligence or wilful default.

65.4
The Nominee:

  65.4.1
  does not owe any duty to any member (or any person interested in shares);

4
Nominee arrangements to be discussed with Registrar/DTC in due course and further mechanics to be included in this article (or a separate deed poll entered into by the nominee in favour of SVSs holders from time to time).

A-1-31

    65.4.2
    shall be immune from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process brought against it by any member (or any person interested in shares); and

    65.4.3
    shall not be liable to any member (or any person interested in shares),

    in respect of anything done or omitted to be done by it in its capacity as the Nominee otherwise than by reason of its own fraud, negligence or wilful default.]

65.5
Without prejudice to article 65.3, no member (or any person interested in shares) shall commence proceedings against the Nominee in respect of any action or omission of the Nominee in its capacity as the Nominee which is in accordance with the articles. If the Nominee ceases to act for any reason, the directors shall be entitled, but not obliged, to appoint a replacement to act as Nominee.

65.6
For the avoidance of doubt, in exercising the votes attaching to the Special Voting Shares held by it from time to time, the Nominee in its capacity as the Nominee shall have no fiduciary duty to the Company or any member (or any person interested in shares), and its only liabilities and duties with respect to the exercise of such votes shall be owed to the Company as expressly set out in an agreement with any member of the Group, if any, concerning the exercise of such votes.

66.
PAYMENT OF COMMISSIONS ON SUBSCRIPTION FOR SHARES

66.1
Subject to the Act, the Company may pay any person a commission in consideration for that person:

  66.1.1
  subscribing, or agreeing to subscribe, for shares; or

  66.1.2
  procuring, or agreeing to procure, subscriptions for shares.

66.2
Subject to the Act, any such commission may be paid:

  66.2.1
  in cash, or in fully paid or partly paid shares or other securities, or partly in one way and partly in the other; and

  66.2.2
  in respect of a conditional or an absolute subscription.

67.
PURCHASE OF OWN SHARES

67.1
Subject to, and in accordance with, the provisions of Act, the Company is authorised generally and unconditionally to purchase any of its own shares of any class (including redeemable shares) provided that:

  67.1.1
  the maximum aggregate number of Ordinary Shares authorised to be purchased is [US$][    •    ];

  67.1.2
  the maximum aggregate number of Special Voting Shares authorised to be purchased is [US$/€][    •    ] provided that the maximum price that may be paid to purchase a Special Voting Share is its nominal value;

  67.1.3
  the authority conferred by this resolution shall expire on the fifth anniversary of the date of adoption of these articles, save that the Company may, before the expiry of the authority granted by this article, enter into a contract to purchase shares which will or may be executed wholly or partly after the expiry of such authority.

A-1-32

INTERESTS IN SHARES

68.
COMPANY NOT BOUND BY LESS THAN ABSOLUTE INTERESTS

    Except as required by law or the articles, no person is to be recognised by the Company as holding any share upon any trust and the Company is not in any way to be bound by or recognise any interest in a share other than the holder's absolute ownership of it and all the rights attaching to it.

SHARE CERTIFICATES5

69.
CERTIFICATES TO BE ISSUED EXCEPT IN CERTAIN CASES

69.1
Except where otherwise provided in the articles, the Company must issue each member with one or more certificates in respect of the shares which that member holds within two months of allotment or lodgement with the Company of a transfer to him of those shares or any other period as the terms of issue of the shares provide.

69.2
This article does not apply to:

  69.2.1
  shares in respect of which a share warrant has been issued; or

  69.2.2
  shares in respect of which the Companies Acts permit the Company not to issue a certificate.

69.3
Except as otherwise specified in the articles, all certificates must be issued free of charge.

69.4
No certificate may be issued in respect of shares of more than one class.

69.5
If more than one person holds a share, only one certificate may be issued in respect of it. Delivery of a certificate to the senior holder shall constitute delivery to all of the holders of the share.

70.
CONTENTS AND EXECUTION OF CERTIFICATES

70.1
Every certificate must specify:

  70.1.1
  in respect of how many shares and of what class it is issued;

  70.1.2
  the nominal value of those shares;

  70.1.3
  the amount paid up on them; and

  70.1.4
  any distinguishing numbers assigned to them.

70.2
Certificates must:

  70.2.1
  be executed under the Company's seal, which may be affixed or printed on it; or

  70.2.2
  be otherwise executed in accordance with the Companies Acts.

71.
CONSOLIDATED CERTIFICATES

71.1
When a member's holding of shares of a particular class increases, the Company may issue that member with:

  71.1.1
  a single, consolidated certificate in respect of all the shares of a particular class which that member holds; or

5
DTC/clearing mechanics to be added.

A-1-33

    71.1.2
    a separate certificate in respect of only those shares by which that member's holding has increased.

71.2
When a member's holding of shares of a particular class is reduced, the Company must ensure that the member is issued with one or more certificates in respect of the number of shares held by the member after that reduction. But the Company need not (in the absence of a request from the member) issue any new certificate if:

  71.2.1
  all the shares which the member no longer holds as a result of the reduction; and

  71.2.2
  none of the shares which the member retains following the reduction,

    were, immediately before the reduction, represented by the same certificate.

71.3
A member may request the Company, in writing, to replace:

  71.3.1
  the member's separate certificates with a consolidated certificate, or

  71.3.2
  the member's consolidated certificate with two or more separate certificates representing such proportion of the shares as the member may specify.

71.4
When the Company complies with such a request it may charge such reasonable fee as the directors may decide for doing so.

71.5
A consolidated certificate or separate certificates must not be issued unless any certificates which they are to replace have first been returned to the Company for cancellation or the holder has complied with such conditions as to evidence and indemnity as the directors decide.

72.
REPLACEMENT CERTIFICATES

72.1
Subject to having first complied with the obligations in articles 72.2.2 and 72.2.3, if a certificate issued in respect of a member's shares is:

  72.1.1
  damaged or defaced; or

  72.1.2
  said to be lost, stolen or destroyed,

    that member is entitled to be issued with a replacement certificate in respect of the same shares.

72.2
A member exercising the right to be issued with such a replacement certificate:

  72.2.1
  may at the same time exercise the right to be issued with a single certificate or separate certificates;

  72.2.2
  must return the certificate which is to be replaced to the Company if it is damaged or defaced; and

  72.2.3
  must comply with such conditions as to evidence, indemnity and the payment of a reasonable fee as the directors decide.

PARTLY PAID SHARES

73.
COMPANY'S LIEN OVER PARTLY PAID SHARES

73.1
The Company has a lien (the "company's lien") over every share which is partly paid for any part of:

  73.1.1
  that share's nominal value; and

  73.1.2
  any premium at which it was issued,

A-1-34

    which has not been paid to the Company, and which is payable immediately or at some time in the future, whether or not a call notice has been sent in respect of it.

73.2
The company's lien over a share:

  73.2.1
  takes priority over any third party's interest in that share; and

  73.2.2
  extends to any dividend or other money payable by the Company in respect of that share and (if the lien is enforced and the share is sold by the Company) the proceeds of sale of that share.

73.3
The directors may at any time decide that a share which is or would otherwise be subject to the Company's lien shall not be subject to it, either wholly or in part. Unless otherwise agreed with the transferee, the registration of a transfer of a share operates as a waiver of the Company's lien (if any) on that share solely for the purposes of the transfer.

74.
ENFORCEMENT OF THE COMPANY'S LIEN

74.1
Subject to the provisions of this article, if:

  74.1.1
  a lien enforcement notice has been given in respect of a share; and

  74.1.2
  the person to whom the notice was given has failed to comply with it,

    the Company may sell that share in such manner as the directors decide.

74.2
A lien enforcement notice:

  74.2.1
  must be in writing;

  74.2.2
  may only be given in respect of a share which is subject to the company's lien, in respect of which a sum is payable and the due date for payment of that sum has passed;

  74.2.3
  must specify the share concerned;

  74.2.4
  must require payment of the sum payable within 14 days of the notice;

  74.2.5
  must be addressed either to the holder of the share or to a person entitled to it by reason of the holder's death, bankruptcy or otherwise; and

  74.2.6
  must state the company's intention to sell the share if the notice is not complied with.

74.3
Where shares are sold under this article:

  74.3.1
  the directors may authorise any person to execute an instrument of transfer of the shares to the purchaser or a person nominated by the purchaser; and

  74.3.2
  the transferee is not bound to see to the application of the purchase money, and the transferee's title is not affected by any irregularity in or invalidity of the process leading to the sale.

74.4
The net proceeds of any such sale (after payment of the costs of sale and any other costs of enforcing the lien) must be applied:

  74.4.1
  first, in payment or towards satisfaction of the amount in respect of which the lien exists; and

  74.4.2
  secondly, to the person entitled to the shares immediately before the sale, but only after the certificate for the shares sold has been surrendered to the Company for cancellation, or a suitable indemnity has been given for any lost certificates.

A-1-35

74.5
A statutory declaration by a director or the secretary that the declarant is a director or the secretary and that a share has been sold to satisfy the Company's lien on a specified date:

  74.5.1
  is conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the share; and

  74.5.2
  subject to compliance with any other formalities of transfer required by the articles or by law, constitutes a good title to the share.

75.
CALL NOTICES

75.1
Subject to the articles and the terms on which shares are allotted, the directors may send a notice (a "call notice") to a member requiring the member to pay the Company a specified sum of money (a "call") which is payable in respect of shares which that member holds at the date of the call notice.

75.2
A call notice:

  75.2.1
  may not require a member to pay a call which exceeds the total sum unpaid on that member's shares (whether as to the share's nominal value or any amount payable to the Company by way of premium);

  75.2.2
  must state the date by which it is to be paid (the "due date for payment") and how any call to which it relates it is to be paid; and

  75.2.3
  may permit or require the call to be paid by instalments.

75.3
A member must comply with the requirements of a call notice, but no member is obliged to pay any call before 14 days have passed since the notice was given.

75.4
Before the Company has received any call due under a call notice the directors may:

  75.4.1
  revoke it wholly or in part; or

  75.4.2
  specify a later time for payment than is specified in the call notice,

    by a further notice in writing to the member in respect of whose shares the call is made.

75.5
Delivery of a call notice to the senior holder shall constitute delivery to all of the holders of the share.

76.
LIABILITY TO PAY CALLS

76.1
Liability to pay a call is not extinguished or transferred by transferring the shares in respect of which it is required to be paid.

76.2
Joint holders of a share are jointly and severally liable to pay all calls in respect of that share.

76.3
Subject to the terms on which shares are allotted, the directors may, when issuing shares, provide that call notices sent to the holders of those shares may require them:

  76.3.1
  to pay calls which are not the same; or

  76.3.2
  to pay calls at different times.

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77.
WHEN CALL NOTICE NEED NOT BE ISSUED

77.1
A call notice need not be issued in respect of sums which are specified, in the terms on which a share is issued, as being payable to the Company in respect of that share (whether in respect of nominal value or premium):

  77.1.1
  on allotment;

  77.1.2
  on the occurrence of a particular event; or

  77.1.3
  on a date fixed by or in accordance with the terms of issue,

    each a "due date for payment".

77.2
But if the due date for payment of such a sum has passed and it has not been paid, the holder of the share concerned at the due date for payment is treated in all respects as having failed to comply with a call notice in respect of that sum, and is liable to the same consequences as a person having failed to comply with a call notice as regards the payment of interest and forfeiture.

78.
FAILURE TO COMPLY WITH CALL NOTICE: AUTOMATIC CONSEQUENCES

78.1
If a person is liable to pay a call and fails to do so by the due date for payment:

  78.1.1
  the directors may issue a notice of intended forfeiture to that person; and

  78.1.2
  until the call is paid, that person must pay the Company interest on the call from the due date for payment to the actual date of payment (both dates inclusive) at the relevant rate.

78.2
For the purposes of this article the "relevant rate" is:

  (a)
  the rate fixed by the terms on which the share in respect of which the call is due was allotted or issued; or

  (b)
  if no rate is fixed under (a), such other rate as was fixed in the call notice which required payment of the call, or has otherwise been determined by the directors; or

  (c)
  if no rate is fixed in either of these ways, 5 per cent. per annum.

78.3
The relevant rate must not exceed 20 per cent. per annum.

78.4
The directors may waive any obligation to pay interest on a call wholly or in part.

79.
PAYMENT OF UNCALLED AMOUNT IN ADVANCE

79.1
The directors may, in their discretion, accept from a member some or all of the uncalled amounts which are unpaid on shares held by him.

79.2
A payment in advance of a call extinguishes, to the extent of the payment, the liability of the member on the shares in respect of which the payment is made.

79.3
The Company may pay interest on the amount paid in advance (or that portion of it that exceeds the amount called on shares).

79.4
The directors may decide this interest rate which must not exceed 20 per cent. per annum.

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80.
NOTICE OF INTENDED FORFEITURE

80.1
A notice of intended forfeiture:

  80.1.1
  must be in writing;

  80.1.2
  may be sent in respect of any share in respect of which a call has not been paid as required by a call notice;

  80.1.3
  must be sent to the holder of that share or to a person entitled to it by reason of the holder's death, bankruptcy or otherwise;

  80.1.4
  must require payment of the call and any accrued interest (and all costs, charges and expenses incurred by the Company by reason of non-payment) by a date which is not less than 14 days after the date of the notice;

  80.1.5
  must state how the payment is to be made; and

  80.1.6
  must state that if the notice is not complied with, the shares in respect of which the call is payable will be liable to be forfeited.

81.
DIRECTORS' POWER TO FORFEIT SHARES

    If a notice of intended forfeiture is not complied with before the date by which payment (including interest, costs, charges and expenses) of the call is required in the notice of intended forfeiture, the directors may decide that any share in respect of which it was given is forfeited, and the forfeiture is to include all dividends or other moneys payable in respect of the forfeited shares and not paid before the forfeiture.

82.
EFFECT OF FORFEITURE

82.1
Subject to the articles, the forfeiture of a share extinguishes:

  82.1.1
  all interests in that share, and all claims and demands against the Company in respect of it, and

  82.1.2
  all other rights and liabilities incidental to the share as between the person whose share it was prior to the forfeiture and the Company.

82.2
Any share which is forfeited in accordance with the articles:

  82.2.1
  is deemed to have been forfeited when the directors decide that it is forfeited;

  82.2.2
  is deemed to be the property of the Company; and

  82.2.3
  may be sold, re-allotted or otherwise disposed of as the directors think fit.

82.3
If a person's shares have been forfeited:

  82.3.1
  the Company must send that person notice that forfeiture has occurred, but no forfeiture is invalidated by an omission to give such notice, and record it in the register of members;

  82.3.2
  that person ceases to be a member in respect of those shares;

  82.3.3
  that person must surrender the certificate (if any) for the shares forfeited to the Company for cancellation;

  82.3.4
  that person remains liable to the Company for all sums payable by that person under the articles at the date of forfeiture in respect of those shares, including any interest at the relevant rate set out in article 79 (whether accrued before or after the date of forfeiture) and costs, charges and expenses; and

A-1-38

    82.3.5
    the directors may waive payment of such sums wholly or in part or enforce payment without any allowance for the value of the shares at the time of forfeiture or for any consideration received on their disposal.

82.4
At any time before the Company disposes of a forfeited share, the directors may decide to cancel the forfeiture on payment of all calls and interest due in respect of it and on such other terms as they think fit.

83.
PROCEDURE FOLLOWING FORFEITURE

83.1
If a forfeited share is to be disposed of by being transferred, the Company may receive the consideration for the transfer and the directors may authorise any person to transfer a forfeited share to a new holder. The Company may register the transferee as the holder of the share.

83.2
A statutory declaration by a director or the secretary that the declarant is a director or the secretary and that a share has been forfeited on a specified date:

  83.2.1
  is conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the share; and

  83.2.2
  subject to compliance with any other formalities of transfer required by the articles or by law, constitutes a good title to the share.

83.3
A person to whom a forfeited share is transferred is not bound to see to the application of the consideration (if any) nor is that person's title to the share affected by any irregularity in or invalidity of the process leading to the forfeiture or transfer of the share.

83.4
If the Company sells a forfeited share, the person who held it prior to its forfeiture is entitled to receive from the Company the proceeds of such sale, net of any interest, expenses or commission, and excluding any amount which:

  83.4.1
  was, or would have become, payable; and

  83.4.2
  had not, when that share was forfeited, been paid by that person in respect of that share,

    but no interest is payable to such a person in respect of such proceeds and the Company is not required to account for any money earned on them.

84.
SURRENDER OF SHARES

84.1
A member may surrender any share:

  84.1.1
  in respect of which the directors may issue a notice of intended forfeiture;

  84.1.2
  which the directors may forfeit; or

  84.1.3
  which has been forfeited.

84.2
The directors may accept the surrender of any such share.

84.3
The effect of surrender of a share is the same as the effect of forfeiture of that share.

84.4
A share which has been surrendered may be dealt with in the same way as a share which has been forfeited.

A-1-39

UNTRACED SHAREHOLDERS

85.
POWER OF SALE

85.1
The Company may sell the share of a member or of a person entitled by transmission at the best price reasonably obtainable at the time of sale, if:

  85.1.1
  during a period of not less than 12 years before the date of publication of the advertisements referred to in article 85.1.3 (or, if published on two different dates, the first date) (the "relevant period") at least three cash dividends have become payable in respect of the share;

  85.1.2
  throughout the relevant period no cheque, warrant or money order payable on the share has been presented by the holder of, or the person entitled by transmission to, the share to the paying bank of the relevant cheque, warrant or money order, no payment made by the Company by any other means permitted by article 95.1 has been claimed or accepted and, so far as any director of the Company at the end of the relevant period is then aware, the Company has not at any time during the relevant period received any communication from the holder of, or person entitled by transmission to, the share;

  85.1.3
  the Company has given notice of its intention to sell the share by advertisement in a national newspaper and in a newspaper circulating in the area of the address of the holder of, or person entitled by transmission to, the share shown in the register; and

  85.1.4
  the Company has not, so far as the directors are aware, during a further period of three months after the date of the advertisements referred to in article 85.1.3 (or the later advertisement if the advertisements are published on different dates) and before the exercise of the power of sale received a communication from the holder of, or person entitled by transmission to, the share.

85.2
Where a power of sale is exercisable over a share under this article 85 (a "sale share"), the Company may at the same time also sell any additional share issued in right of such sale share or in right of such an additional share previously so issued provided that the requirements of articles 85.1.2 to 85.1.4 (as if the words "throughout the relevant period" were omitted from article 85.1.2) have been satisfied in relation to the additional share.

85.3
To give effect to a sale under articles 85.1 or 85.2, the directors may authorise any person to transfer the share in the name and on behalf of the holder of, or the person entitled by transmission to, the share, or to cause the transfer of such share, to the purchaser or his nominee. The purchaser is not bound to see to the application of the purchase money and the title of the transferee is not affected by an irregularity in or invalidity of the proceedings connected with the sale of the share.

86.
APPLICATION OF PROCEEDS OF SALE

86.1
The Company shall be indebted to the member or other person entitled by transmission to the share for the net proceeds of sale and shall credit any amount received on sale to a separate account.

86.2
The Company is deemed to be a debtor and not a trustee in respect of that amount for the member or other person.

86.3
Any amount credited to the separate account may either be employed in the business of the Company or invested as the directors may think fit.

A-1-40

86.4
No interest is payable on that amount and the Company is not required to account for money earned on it.

TRANSFERS AND TRANSMISSION OF SHARES

87.
TRANSFERS OF SHARES

87.1
The directors may, in their absolute discretion, refuse to register a transfer of shares to any person, whether or not it is fully paid or a share on which the Company has a lien.

87.2
Shares may be transferred by means of an instrument of transfer in writing in any usual form or any other form approved by the directors, which is executed by or on behalf of:

  87.2.1
  the transferor; and

  87.2.2
  (if any of the shares is partly paid) the transferee.

87.3
The Company (at its option) may or may not charge a fee for registering:

  87.3.1
  the transfer of a share; or

  87.3.2
  for making any other entry in the register.

87.4
If the directors refuse to register the transfer of a share, the instrument of transfer must be returned to the transferee as soon as practicable and in any event within two months after the date on which the transfer was lodged with the Company with the notice of refusal and reasons for refusal unless they suspect that the proposed transfer may be fraudulent.

87.5
Subject to article 111, the Company may retain all instruments of transfer which are registered.

88.
TRANSMISSION OF SHARES

88.1
If title to a share passes to a transmittee, the Company may only recognise the transmittee as having any title to a share held by that member alone or to which he was alone entitled. In the case of a share held jointly by two or more persons, the Company may recognise only the survivor or survivors as being entitled to it.

88.2
Nothing in these articles releases the estate of a deceased member from any liability in respect of a share solely or jointly held by that member.

89.
TRANSMITTEES' RIGHTS

89.1
Where a person become entitled by transmission to a share, the rights of the holder in relation to a share cease.

89.2
A transmittee may give an effective receipt for dividends and other sums payable in respect of that share.

89.3
A transmittee who produces such evidence of entitlement to shares, subject to the Act, as the directors may properly require:

  89.3.1
  may, subject to the articles, choose either to become the holder of those shares or to have them transferred to another person; and

  89.3.2
  subject to the articles, and pending any transfer of the shares to another person, has the same rights as the holder had.

89.4
But transmittees do not have the right to receive notice of or exercise rights conferred by membership in relation to meetings of the Company (or at a separate meeting of the holders of a class of shares) in respect of shares to which they are entitled by reason of the holder's death or bankruptcy or otherwise, unless they become the holders of those shares.

A-1-41

90.
EXERCISE OF TRANSMITTEES' RIGHTS

90.1
Transmittees who wish to become the holders of shares to which they have become entitled must notify the Company in writing of that wish.

90.2
If the transmittee wishes to have the share transferred to another person, the transmittee must execute an instrument of transfer in respect of it.

90.3
Any transfer made or executed under this article is to be treated as if it were made or executed by the person from whom the transmittee has derived rights in respect of the share, and as if the event which gave rise to the transmission had not occurred.

91.
TRANSMITTEES BOUND BY PRIOR NOTICES

91.1
The directors may give notice requiring a person to make the choice referred to in article 89.3.1.

91.2
If that notice is not complied with within 60 days, the directors may withhold payment of all dividends and other sums payable in respect of the share until the choice has been made.

91.3
If a notice is given to a member in respect of shares and a transmittee is entitled to those shares, the transmittee is bound by the notice if it was given to the member before the transmittee's name has been entered in the register.

CONSOLIDATION/DIVISION OF SHARES

92.
PROCEDURE FOR DISPOSING OF FRACTIONS OF SHARES

92.1
This article applies where:

  92.1.1
  there has been a consolidation and division or sub-division shares; and

  92.1.2
  as a result, members are entitled to fractions of shares.

92.2
Subject to the Act, the directors may, in effecting divisions and/or consolidations, treat a member's shares held in certificated form and uncertificated form as separate holdings.

92.3
The directors may on behalf of the members deal with fractions as they think fit, in particular they may:

  92.3.1
  sell the shares representing the fractions to any person including (subject to the Act) the Company for the best price reasonably obtainable;

  92.3.2
  in the case of a certificated share, authorise any person to execute an instrument of transfer of the shares to the purchaser or a person nominated by the purchaser;

  92.3.3
  distribute the net proceeds of sale in due proportion among the holders of the shares or, if the directors decide, some or all of the sum raised on sale may be retained for the benefit of the Company;

  92.3.4
  subject to the Act, allot or issue to a member, credited as fully paid, by way of capitalisation the minimum number of shares required to round up his holding of shares to a number which, following consolidation and division or sub-division, leaves a whole number of shares (such allotment or issue being deemed to have been effected immediately before consolidation and division or sub-division, as the case may be).

A-1-42

92.4
To give effect to a sale under article 92.3.1 the directors may arrange for the shares representing the fractions to be entered in the register as certificated shares.

92.5
The directors may authorise any person to transfer the shares to, or to the direction of, the purchaser.

92.6
The person to whom the shares are transferred is not obliged to ensure that any purchase money is received by the person entitled to the relevant fractions.

92.7
The transferee's title to the shares is not affected by any irregularity in or invalidity of the process leading to their sale.

92.8
If shares are allotted or issued under article 92.3.4, the amount required to pay up those shares may be capitalised as the directors think fit out of amounts standing to the credit of reserves (including a share premium account, capital redemption reserve and profit and loss account), whether or not available for distribution, and applied in paying up in full the appropriate number of shares.

92.9
A resolution of the directors capitalising part of the reserves has the same effect as if the capitalisation had been declared by ordinary resolution of the Company under article 102. In relation to the capitalisation the directors may exercise all the powers conferred on them by article 102 without an ordinary resolution of the Company.

DISTRIBUTIONS

93.
PROCEDURE FOR DECLARING DIVIDENDS

93.1
Subject to the Act and the articles, the Company may by ordinary resolution declare dividends, and the directors may decide to pay interim dividends.

93.2
A dividend must not be declared unless the directors have made a recommendation as to its amount. Such a dividend must not exceed the amount recommended by the directors.

93.3
No dividend may be declared or paid unless it is in accordance with members' respective rights.

93.4
Unless the members' resolution to declare or directors' decision to pay a dividend, or the terms on which shares are issued, specify otherwise, it must be paid by reference to each member's holding of shares on the date of the resolution or decision to declare or pay it.

93.5
The directors may pay any dividend (including any dividend payable at a fixed rate) if it appears to them that the profits available for distribution justify the payment.

93.6
If the Company's share capital is divided into different classes, no interim dividend may be paid on shares carrying deferred or non-preferred rights if, at the time of payment, any preferential dividend is in arrears.

93.7
If the directors act in good faith, they do not incur any liability to the holders of shares conferring preferred rights for any loss they may suffer by the lawful payment of an interim dividend on shares with deferred or non-preferred rights.

94.
CALCULATION OF DIVIDENDS

94.1
Except as otherwise provided by the articles or the rights attached to or the terms of issue of shares, all dividends must be:

  94.1.1
  declared and paid according to the amounts paid up on the shares on which the dividend is paid; and

A-1-43

    94.1.2
    apportioned and paid proportionately to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid.

94.2
If any share is issued on terms providing that it ranks for dividend as from a particular date, that share ranks for dividend accordingly.

94.3
For the purposes of calculating dividends, no account is to be taken of any amount which has been paid up on a share in advance of the due date for payment of that amount.

94.4
Except as otherwise provided by the rights attached to shares, dividends may be declared or paid in any currency.

94.5
The directors may agree with any member that dividends which may at any time or from time to time be declared or become due on his shares in one currency shall be paid or satisfied in another, and may agree the basis of conversion to be applied and how and when the amount to be paid in the other currency shall be calculated and paid and for the Company or any other person to bear any costs involved.

95.
PAYMENT OF DIVIDENDS AND OTHER DISTRIBUTIONS

95.1
Where a dividend or other sum which is a distribution is payable in respect of a share, it must be paid by one or more of the following means:

  95.1.1
  in cash;

  95.1.2
  by transfer to a bank or building society account specified by the distribution recipient in writing or as the directors otherwise decide;

  95.1.3
  by sending a cheque, warrant or money order made payable to the distribution recipient by post to the distribution recipient at the distribution recipient's registered address (if the distribution recipient is a holder of the share), or (in any other case) to an address specified by the distribution recipient in writing or as the directors otherwise decide;

  95.1.4
  by sending a cheque, warrant or money order made payable to such person by post to such person at such address as the distribution recipient has specified in writing or as the directors otherwise decide; or

  95.1.5
  by any other means of payment as the directors agree with the distribution recipient either in writing or by such other means as the directors decide.

95.2
In respect of the payment of any dividend or other sum which is a distribution, the directors may decide, and notify distribution recipients, that:

  95.2.1
  one or more of the means described in article 95.1 will be used for payment and a distribution recipient may elect to receive the payment by one of the means so notified in the manner prescribed by the directors;

  95.2.2
  one or more of such means will be used for the payment unless a distribution recipient elects otherwise in the manner prescribed by the directors; or

  95.2.3
  one or more of such means will be used for the payment and that distribution recipients will not be able to elect otherwise.

    The directors may for this purpose decide that different methods of payment may apply to different distribution recipients or groups of distribution recipients.

A-1-44

95.3
In the event that:

  95.3.1
  a distribution recipient does not specify an address, or does not specify an account of a type prescribed by the directors, or other details necessary in order to make a payment of a dividend or other distribution by the means by which the directors have decided in accordance with this article that a payment is to be made, or by which the distribution recipient has elected to receive payment, and such address or details are necessary in order for the Company to make the relevant payment in accordance with such decision or election; or

  95.3.2
  if payment cannot be made by the Company using the details provided by the distribution recipient,

    then the dividend or other distribution shall be treated as unclaimed for the purposes of these articles.

95.4
In the articles, the "distribution recipient" means, in respect of a share in respect of which a dividend or other sum is payable:

  95.4.1
  the holder of the share;

  95.4.2
  if the share has two or more joint holders, the senior holder;

  95.4.3
  if the holder is no longer entitled to the share by reason of death or bankruptcy, or otherwise by operation of law, the transmittee (or, where two or more person are jointly entitled by transmission to the share, to any one transmittee and that person shall be able to give effective receipt for payment); or

  95.4.4
  in any case, to a person that the person or persons entitled to payment may direct in writing.

95.5
Every cheque, warrant or money order sent by post is sent at the risk of the distribution recipient. If payment is made by transfer to a bank or building society account, by means of a relevant system or by another method at the direction of the distribution recipient, the Company is not responsible for amounts lost or delayed in the course of making that payment.

95.6
Without prejudice to article 91, the directors may withhold payment of a dividend (or part of a dividend) payable to a transmittee until he has provided such evidence of his right as the directors may reasonably require.

96.
DEDUCTIONS FROM DISTRIBUTIONS IN RESPECT OF SUMS OWED TO THE COMPANY

96.1
If:

  96.1.1
  a share is subject to the Company's lien; and

  96.1.2
  the directors are entitled to issue a lien enforcement notice in respect of it,

    they may, instead of issuing a lien enforcement notice, deduct from any dividend or other sum payable in respect of the share any sum of money which is payable to the Company in respect of that share to the extent that they are entitled to require payment under a lien enforcement notice.

96.2
Money so deducted must be used to pay any of the sums payable in respect of that share.

96.3
The Company must notify the distribution recipient in writing of:

  96.3.1
  the fact and amount of any such deduction;

A-1-45

    96.3.2
    any non-payment of a dividend or other sum payable in respect of a share resulting from any such deduction; and

    96.3.3
    how the money deducted has been applied.

97.
NO INTEREST ON DISTRIBUTIONS

97.1
The Company may not pay interest on any dividend or other sum payable in respect of a share unless otherwise provided by:

  97.1.1
  the rights attached to the share; or

  97.1.2
  the provisions of another agreement between the holder of that share and the Company.

98.
UNCLAIMED DISTRIBUTIONS

98.1
All dividends or other sums which are:

  98.1.1
  payable in respect of shares; and

  98.1.2
  unclaimed after having been declared or become payable,

    may be invested or otherwise made use of by the directors for the benefit of the Company until claimed.

98.2
The payment of an unclaimed dividend or other sum into a separate account does not make the Company a trustee in respect of it.

98.3
If:

  98.3.1
  12 years have passed from the date on which a dividend or other sum became due for payment; and

  98.3.2
  the distribution recipient has not claimed it,

    the distribution recipient is no longer entitled to that dividend or other sum and it ceases to remain owing by the Company.

98.4
If, in respect of a dividend or other sum payable in respect of a share, on any one occasion:

  98.4.1
  a cheque, warrant or money order is returned undelivered or left uncashed; or

  98.4.2
  a transfer made by a bank or other funds transfer system is not accepted,

    and reasonable enquiries have failed to establish another address or account of the distribution recipient, the Company is not obliged to send or transfer a dividend or other sum payable in respect of that share to that person until he notifies the Company of an address or account to be used for that purpose. If the cheque, warrant or money order is returned undelivered or left uncashed or transfer not accepted on two consecutive occasions, the Company may exercise this power without making any such enquiries.

99.
NON-CASH DISTRIBUTIONS

99.1
Subject to the terms of issue of the share in question, the Company may, by ordinary resolution on the recommendation of the directors, decide to pay all or part of a dividend or other distribution payable in respect of a share by transferring non-cash assets of equivalent value (including shares or other securities in any company).

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99.2
For the purposes of paying a non-cash distribution, the directors may make whatever arrangements they think fit, including, where any difficulty arises regarding the distribution:

  99.2.1
  issuing fractional certificates (or ignoring fractions);

  99.2.2
  fixing the value of any assets;

  99.2.3
  paying cash to any distribution recipient on the basis of that value in order to adjust the rights of recipients; and

  99.2.4
  vesting any assets in trustees.

100.
WAIVER OF DISTRIBUTIONS

100.1
Distribution recipients may waive their entitlement to a dividend or other distribution payable in respect of a share by giving the Company notice in writing to that effect, but if:

  100.1.1
  the share has more than one holder; or

  100.1.2
  more than one person is entitled to the share, whether by reason of the death or bankruptcy of one or more joint holders,

    the notice is not effective unless it is expressed to be given, and signed, by all the holders or persons otherwise entitled to the share.

101.
SCRIP DIVIDENDS

101.1
Subject to the Act, but without prejudice to article 60, the directors may, with the prior authority of an ordinary resolution of the Company, allot to those holders of a particular class of shares who have elected to receive them further shares of that class or ordinary shares in either case credited as fully paid ("new shares") instead of cash in respect of all or part of a dividend or dividends specified by the resolution.

101.2
The directors may on any occasion determine that the right of election under article 101.1 shall be subject to any exclusions, restrictions or other arrangements that the directors may in their absolute discretion deem necessary or expedient to deal with legal or practical problems under the laws of, or the requirements of a recognised regulatory body or a stock exchange in, any territory.

101.3
Where a resolution under article 101.1 is to be proposed at a general meeting and the resolution relates in whole or in part to a dividend to be declared at that meeting, then the resolution declaring the dividend is deemed to take effect at the end of that meeting.

101.4
A resolution under article 101.1 may relate to a particular dividend or to all or any dividends declared or paid within a specified period, but that period may not end later than five years after the date of the meeting at which the resolution is passed.

101.5
The entitlement of each holder of shares to new shares shall be such that the relevant value of the entitlement shall be as nearly as possible equal to (but not greater than) the cash amount (disregarding any associated tax credit) of the dividend which would otherwise have been received by the holder (the "relevant dividend") provided that, in calculating the entitlement, the directors may at their discretion adjust the figure obtained by dividing the relevant value by the amount payable on the new shares up or down so as to procure that the entitlement of each holder of shares may be represented by a simple numerical ratio. For this purpose the "relevant value" of each of the new shares shall be as determined by or in accordance with the resolution under article 101.1. A certificate or report by the auditors as to the value of the new shares to be allotted in respect of any dividend shall be conclusive evidence of that amount.

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101.6
The directors may make any provision they consider appropriate in relation to an allotment made or to be made under this article (whether before or after the passing of the resolution under article 101.1), including:

  101.6.1
  the giving of notice to holders of the right of election offered to them;

  101.6.2
  the provision of forms of election (whether in respect of a particular dividend or dividends generally);

  101.6.3
  determination of the procedure for making and revoking elections;

  101.6.4
  the place at which, and the latest time by which, forms of election and other relevant documents must be lodged in order to be effective; and

  101.6.5
  the disregarding or rounding up or down or carrying forward of fractional entitlements, in whole or in part, or the accrual of the benefit of fractional entitlements to the Company (rather than to the holders concerned).

101.7
The dividend (or that part of the dividend in respect of which a right of election has been offered) is not declared or payable on shares in respect of which an election has been duly made (the "elected shares"); instead new shares are allotted to the holders of the elected shares on the basis of allotment calculated as in article 101.5. For that purpose, the directors may resolve to capitalise out of amounts standing to the credit of reserves (including a share premium account, capital redemption reserve and profit and loss account), whether or not available for distribution, a sum equal to the aggregate nominal amount of the new shares to be allotted and apply it in paying up in full the appropriate number of new shares for allotment and distribution to the holders of the elected shares. A resolution of the directors capitalising part of the reserves has the same effect as if the directors had resolved to effect the capitalisation with the authority of an ordinary resolution of the Company under article 102. In relation to the capitalisation the directors may exercise all the powers conferred on them by article 102 without an ordinary resolution of the Company.

101.8
The new shares rank pari passu in all respects with each other and with the fully paid shares of the same class in issue on the record date for the dividend in respect of which the right of election has been offered, but they will not rank for a dividend or other distribution or entitlement which has been declared or paid by reference to that record date.

101.9
In relation to any particular proposed dividend, the directors may in their absolute discretion decide:

  101.9.1
  that holders shall not be entitled to make any election in respect of, and that any election previously made shall not extend to, such dividend; or

  101.9.2
  at any time prior to the allotment of the new shares which would otherwise be allotted in lieu of such dividend, that all elections to take new shares in lieu of such dividend shall be treated as not applying to that dividend, and if so the dividend shall be paid in cash as if no elections had been made in respect of it.

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CAPITALISATION OF PROFITS AND RESERVES

102.
AUTHORITY TO CAPITALISE AND APPROPRIATION OF CAPITALISED SUMS6

102.1
Subject to the Act and the articles, the directors may, if they are so authorised by an ordinary resolution:

  102.1.1
  decide to capitalise any amount standing to the credit of the Company's reserves (including share premium account, capital redemption reserve and profit and loss account), whether or not available for distribution which are not required for paying a preferential dividend; and

  102.1.2
  appropriate any sum which they so decide to capitalise (a "capitalised sum") to the persons who would have been entitled to it if it were distributed by way of dividend (the "persons entitled") and in the same proportions.

102.2
Capitalised sums must be applied:

  102.2.1
  on behalf of the persons entitled; and

  102.2.2
  in the same proportions as a dividend would have been distributed to them.

102.3
Any capitalised sum may be applied in paying up new shares of a nominal amount equal to the capitalised sum which are then allotted credited as fully paid to the persons entitled or as they may direct.

102.4
A capitalised sum which was appropriated from profits available for distribution may be applied:

  102.4.1
  in or towards paying up any amounts unpaid on existing shares held by the persons entitled; or

  102.4.2
  in paying up new debentures of the Company which are then allotted credited as fully paid to the persons entitled or as they may direct.

102.5
Subject to the Act and the articles the directors may:

  102.5.1
  apply capitalised sums in accordance with articles 102.3 and 102.4 partly in one way and partly in another;

  102.5.2
  make such arrangements as they think fit to resolve a difficulty arising in the distribution of a capitalised sum and in particular to deal with shares or debentures becoming distributable in fractions under this article the directors may deal with fractions as they think fit (including the issuing of fractional certificates, disregarding fractions or selling shares or debentures representing the fractions to a person for the best price reasonably obtainable and distributing the net proceeds of the sale in due proportion amongst the members (except that if the amount due to a member is less than [$5], or such other sum as the directors may decide, the sum may be retained for the benefit of the Company));

  102.5.3
  authorise any person to enter into an agreement with the Company on behalf of all the persons entitled which is binding on them in respect of the allotment of shares and debentures to them or the payment by the Company on behalf of the members of the amounts or part of the amounts or part of the amounts remaining unpaid on their existing shares under this article; and

  102.5.4
  generally do all acts and things required to give effect to the resolution.

6
Authority to capitalise reserves and appropriate such sums on a non-pre-emptive basis for a bonus issue of SVSs to be considered with Counsel.

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103.
RECORD DATES

103.1
Notwithstanding any other provision of the articles, but subject to the Act and rights attached to shares, the Company or the directors may fix any date as the record date for a dividend, distribution, allotment or issue. The record date may be on or at any time before or after a date on which the dividend, distribution, allotment or issue is declared, made or paid.

PART 5—MISCELLANEOUS PROVISIONS

COMMUNICATIONS

104.
MEANS OF COMMUNICATION TO BE USED

104.1
Save where these articles expressly require otherwise, any notice, document or information to be sent or supplied by, or on behalf of or to the Company may be sent or supplied in accordance with the Act (whether authorised or required to be sent or supplied by the Act or otherwise):

  104.1.1
  in hard copy form,

  104.1.2
  in electronic form; or

  104.1.3
  by means of a website.

104.2
Subject to the articles, any notice or document to be sent or supplied to a director in connection with the taking of decisions by directors may also be sent or supplied by the means by which that director has asked to be sent or supplied with such notices or documents for the time being.

104.3
A director may agree with the Company that notices or documents sent to that director in a particular way are to be deemed to have been received within a specified time of their being sent, and for the specified time to be less than 48 hours.

104.4
If by reason of the suspension or curtailment of postal services in the United Kingdom the Company is unable effectively to call a general meeting by notices sent by post, then subject to the Act, the directors may, in their absolute discretion and as an alternative to any other method of service permitted by the articles, resolve to call a general meeting by a notice advertised in at least one United Kingdom national newspaper. In this case, the Company must send confirmatory copies of the notice to those members by post if at least seven clear days before the meeting the posting of notices to addresses throughout the United Kingdom again becomes practicable.

104.5
A notice, document or information sent by post and addressed to a member at his registered address or address for service in the United Kingdom is deemed to be given to or received by the intended recipient 24 hours after it was put in the post if pre paid as first class post and 48 hours after it was put in the post if pre paid as second class post, and in proving service it is sufficient to prove that the envelope containing the notice, document or information was properly addressed, pre paid and posted.

104.6
A notice, document or information sent or supplied by electronic means to an address specified for the purpose by the member is deemed to have been given to or received by the intended recipient 24 hours after it was sent, and in proving service it is sufficient to prove that the communication was properly addressed and sent.

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104.7
A notice, document or information sent or supplied by means of a website is deemed to have been given to or received by the intended recipient when:

  104.7.1
  the material was first made available on the website; or

  104.7.2
  if later, when the recipient received (or, in accordance with this article 104, is deemed to have received) notification of the fact that the material was available on the website.

104.8
A notice, document or information not sent by post but delivered by hand (which include delivery by courier) to a registered address or address for service in the United Kingdom is deemed to be given on the day it is left.

104.9
Where notice is given by newspaper advertisement, the notice is deemed to be given to all members and other persons entitled to receive it at noon on the day when the advertisement appears or, where notice is given by more than one advertisement and the advertisements appear on different days, at noon on the last of the days when the advertisements appear.

104.10
A notice, document or information served or delivered by or on behalf of the Company by any other means authorised in writing by the member concerned is deemed to be served when the Company has taken the action it has been authorised to take for that purpose.

104.11
A qualifying person present at a meeting of the holders of a class of shares is deemed to have received due notice of the meeting and, where required, of the purposes for which it was called.

104.12
A person who becomes entitled to a share by transmission, transfer or otherwise is bound by a notice in respect of that share (other than a notice served by the Company under section 793 of the Act) which, before his name is entered in the register, has been properly served on a person from whom he derives his title.

104.13
In the case of joint holders of a share, a notice, document or information shall be validly sent or supplied to all joint holders if sent or supplied to whichever of them is named first in the register in respect of the joint holding. Anything to be agreed or specified in relation to a notice, document or information to be sent or supplied to joint holders, may be agreed or specified by the joint holder who is named first in the register in respect of the joint holding.

104.14
The Company may give a notice, document or information to a transmittee as if he were the holder of a share by addressing it to him by name or by the title of representative of the deceased or trustee of the bankrupt member (or by similar designation) at an address in the United Kingdom supplied for that purpose by the person claiming to be a transmittee. Until an address has been supplied, a notice, document or information may be given in any manner in which it might have been given if the death or bankruptcy had not occurred. The giving of notice in accordance with this article is sufficient notice to any other person interested in the share.

104.15
A member whose registered address is not within the United Kingdom, Italy or the United States shall not be entitled to receive any notice, document or information from the Company unless:

  104.15.1
  the Company is able, in accordance with the Act, to send the notice, document or information in electronic form or by means of a website; or

  104.15.2
  the member gives to the Company a postal address within the United Kingdom, Italy or the United States at which notices to the member may be given.

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105.
LOSS OF ENTITLEMENT TO NOTICES

105.1
Subject to the Act, a member (or in the case of joint holders, the person who is named first in the register) who has no registered address within the United Kingdom, and has not supplied to the Company an address within the United Kingdom at which notice or other documents or information can be given to him, shall not be entitled to receive any notice or other documents or information from the Company. Such a member (or in the case of joint holders, the person who is named first in the register) shall not be entitled to receive any notice or other documents or information from the Company even if he has supplied an address for the purposes of receiving notices or other documents or information in electronic form.

105.2
If:

  105.2.1
  the Company sends two consecutive documents to a member over a period of at least 12 months; and

  105.2.2
  each of those documents is returned undelivered, or the Company receives notification that it has not been delivered,

    that member ceases to be entitled to receive notices from the Company.

105.3
A member who has ceased to be entitled to receive notices from the Company becomes entitled to receive such notices again by sending the Company:

  105.3.1
  a new address to be recorded in the register; or

  105.3.2
  if the member has agreed that the Company should use a means of communication other than sending things to such an address, the information that the Company needs to use that means of communication effectively.

ADMINISTRATIVE ARRANGEMENTS

106.
SECRETARY

106.1
Subject to the Act, the directors shall appoint a secretary or joint secretaries and may appoint one or more persons to be an assistant or deputy secretary on such terms and conditions (including remuneration) as they think fit.

106.2
The directors may remove a person appointed under this article 106 from office and appoint another or others in his place.

106.3
Any provision of the Act or of the articles requiring or authorising a thing to be done by or to a director and the secretary is not satisfied by its being done by or to the same person acting both as director and as, or in the place of, the secretary.

107.
[CHANGE OF NAME

    The directors may change the name of the Company.]

108.
AUTHENTICATION OF DOCUMENTS

108.1
A director or the secretary or another person appointed by the directors for the purpose may authenticate:

  108.1.1
  documents affecting the constitution of the Company (including the articles);

  108.1.2
  resolutions passed by the Company or holders of a class of shares or the directors or a committee of the directors; and

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    108.1.3
    books, records, documents and accounts relating to the business of the Company,

    108.1.4
    and may certify copies or extracts as true copies or extracts.

109.
COMPANY SEALS

109.1
The directors must provide for the safe custody of every seal.

109.2
A seal may be used only by the authority of a resolution of the directors or of a committee of the directors.

109.3
The directors may decide who will sign an instrument to which a seal is affixed (or, in the case of a share certificate, on which the seal may be printed) either generally or in relation to a particular instrument or type of instrument. The directors may also decide, either generally or in a particular case, that a signature may be dispensed with or affixed by mechanical means.

109.4
Unless otherwise decided by the directors:

  109.4.1
  share certificates and certificates issued in respect of debentures or other securities (subject to the provisions of the relevant instrument) need not be signed or, if signed, a signature may be applied by mechanical or other means or may be printed; and

  109.4.2
  every other instrument to which a seal is affixed shall be signed by one director and by the secretary or a second director, or by one director in the presence of a witness who attests his signature.

110.
RECORDS OF PROCEEDINGS

110.1
The directors must make sure that proper minutes are kept in minute books of:

  110.1.1
  all appointments of officers and committees made by the directors and of any remuneration fixed by the directors; and

  110.1.2
  all proceedings (including the names of the directors present at such meeting) of general meetings;

  110.1.3
  meetings of the holders of any class of shares in the Company;

  110.1.4
  the directors' meetings; and

  110.1.5
  meetings of committees of the directors.

110.2
If purporting to be signed by the chairman of the meeting at which the proceedings were held or by the chairman of the next succeeding meeting, minutes are conclusive evidence of the proceedings at the meeting.

110.3
The directors must ensure that the Company keeps records, in the books kept for the purpose, of all directors' written resolutions.

110.4
All such minutes and written resolutions must be kept for at least 10 years from the date of the meeting or written resolution as the case may be.

111.
DESTRUCTION OF DOCUMENTS

111.1
The Company is entitled to destroy:

  111.1.1
  all instruments of transfer of shares (including documents constituting the renunciation of an allotment of shares) which have been registered, and all other documents on the basis of which any entries are made in the register, from six years after the date of registration;

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    111.1.2
    all dividend mandates (or mandates for other amounts), variations or cancellations of such mandates, and notifications of change of address, from two years after they have been recorded;

    111.1.3
    all share certificates which have been cancelled from one year after the date of the cancellation;

    111.1.4
    all paid dividend warrants and cheques from one year after the date of actual payment;

    111.1.5
    all proxy notices from one year after the end of the meeting to which the proxy notice relates; and

    111.1.6
    all other documents on the basis of which any entry in the register is made at any time after 10 years from the date an entry in the register was first made in respect of it.

111.2
If the Company destroys a document in good faith, in accordance with the articles, and without express notice to the Company that the preservation of the document is relevant to a claim, it is conclusively presumed in favour of the Company that:

  111.2.1
  entries in the register purporting to have been made on the basis of an instrument of transfer or other document so destroyed were duly and properly made;

  111.2.2
  any instrument of transfer so destroyed was a valid and effective instrument duly and properly registered;

  111.2.3
  any share certificate so destroyed was a valid and effective certificate duly and properly cancelled; and

  111.2.4
  any other document so destroyed was a valid and effective document in accordance with its recorded particulars in the books or records of the Company.

111.3
This article does not impose on the Company any liability which it would not otherwise have if it destroys any document before the time at which this article permits it to do so or in any case where the conditions of this article are not fulfilled.

111.4
In this article, references to the destruction of any document include a reference to its being disposed of in any manner.

112.
ACCOUNTS

112.1
The directors must ensure that accounting records are kept in accordance with the Act.

112.2
The accounting records shall be kept at the registered office of the Company or, subject to the Act, at another place decided by the directors and shall be available during business hours for the inspection of the directors and other officers. No member (other than a director or other officer) has the right to inspect an accounting record or other document except if that right is conferred by the Act or he is authorised by the directors or by an ordinary resolution of the Company.

112.3
In respect of each financial year, a copy of the Company's annual accounts, the directors' report, the strategic report, the directors' remuneration report, and the auditors' report on those accounts and on the auditable part of the directors' remuneration report shall be sent or supplied to:

  112.3.1
  every member (whether or not entitled to receive notices of general meetings);

  112.3.2
  every holder of debentures (whether or not entitled to receive notices of general meetings); and

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    112.3.3
    every other person who is entitled to receive notices of general meetings,

    not less than 21 clear days before the date of the meeting at which copies of those documents are to be laid in accordance with the Act. This article does not require copies of the documents to which it applies to be sent or supplied to:

    112.3.4
    a member or holder of debentures of whose address the Company is unaware; or

    112.3.5
    more than one of the joint holders of shares or debentures.

112.4
The directors may determine that persons entitled to receive a copy of the Company's annual accounts, the directors' report, the strategic report, the directors' remuneration report, and the auditors' report on those accounts and on the auditable part of the directors' remuneration report are those persons entered on the register at the close of business on a day determined by the directors.

112.5
Where permitted by the Act, the strategic report with supplementary material in the form and containing the information prescribed by the Act may be sent or supplied to a person so electing in place of the documents required to be sent or supplied by article 112.3.

113.
PROVISION FOR EMPLOYEES ON CESSATION OF BUSINESS

    The directors may decide to make provision for the benefit of persons (other than a director or former director or shadow director) employed or formerly employed by the Company or any of its subsidiary undertakings (or any member of his family, including a spouse or former spouse, or any person who is or was dependent on him) in connection with the cessation or transfer to any person of the whole or part of the undertaking of the Company or that subsidiary undertaking.

114.
WINDING UP OF THE COMPANY

114.1
On a voluntary winding up of the Company the liquidator may, on obtaining any sanction required by law:

  114.1.1
  divide among the members in kind the whole or any part of the assets of the Company, whether or not the assets consist of property of one kind or of different kinds; and

  114.1.2
  vest the whole or any part of the assets in trustees upon such trusts for the benefit of the members as he, with the like sanction, shall determine.

114.2
For this purpose the liquidator may:

  114.2.1
  set the value he deems fair on a class or classes of property; and

  114.2.2
  determine on the basis of that valuation and in accordance with the then existing rights of members how the division is to be carried out between members or classes of members.

114.3
The liquidator may not, however, distribute to a member without his consent an asset to which there is attached a liability or potential liability for the owner.

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DIRECTORS' INDEMNITY AND INSURANCE

115.
INDEMNITY OF OFFICERS AND FUNDING DIRECTORS' DEFENCE COSTS

115.1
To the fullest extent permitted by the Act and without prejudice to any indemnity to which he may otherwise be entitled, every person who is or was a director or other officer of the Company or any of its associates (other than any person (whether or not an officer of the Company or any of its associates) engaged by the Company of any of its associates as auditor) shall be and shall be kept indemnified out of the assets of the Company against all costs, charges, losses and liabilities incurred by him (whether in connection with any negligence, default, breach of duty or breach of trust by him or otherwise as a director or such other officer of the Company any of its associates) in relation to the Company or any of its associates or its/their affairs provided that such indemnity shall not apply in respect of any liability incurred by him:

  115.1.1
  to the Company or to any of its associates;

  115.1.2
  to pay a fine imposed in criminal proceedings;

  115.1.3
  to pay a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (howsoever arising);

  115.1.4
  in defending any criminal proceedings in which he is convicted;

  115.1.5
  in defending any civil proceedings brought by the Company, or any of its associates, in which judgment is given against him; or

  115.1.6
  in connection with any application under any of the following provisions in which the court refuses to grant him relief, namely:

  (a)
  section 661(3) or (4) of the Act (acquisition of shares by innocent nominee); or

  (b)
  section 1157 of the Act (general power to grant relief in case of honest and reasonable conduct).

115.2
In article 115.1.4, 115.1.5 or 115.1.6 the reference to a conviction, judgment or refusal of relief is a reference to one that has become final. A conviction, judgment or refusal of relief becomes final:

  115.2.1
  if not appealed against, at the end of the period for bringing an appeal; or

  115.2.2
  if appealed against, at the time when the appeal (or any further appeal) is disposed of.

    An appeal is disposed of:

    115.2.3
    if it is determined and the period for bringing any further appeal has ended; or

    115.2.4
    if it is abandoned or otherwise ceases to have effect.

115.3
To the extent permitted by the Act and without prejudice to any indemnity to which he may otherwise be entitled, every person who is or was a director of the Company acting in its capacity as a trustee of an occupational pension scheme shall be and shall be kept indemnified out of the assets of the Company against all costs, charges, losses and liabilities incurred by him in connection with the Company's activities as trustee of the scheme provided that such indemnity shall not apply in respect of any liability incurred by him:

  115.3.1
  to pay a fine imposed in criminal proceedings;

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    115.3.2
    to pay a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (howsoever arising); or

    115.3.3
    in defending criminal proceedings in which he is convicted.

    For the purposes of this article, a reference to a conviction is to the final decision in the proceedings. The provisions of article 115.2 shall apply in determining when a conviction becomes final.

115.4
Without prejudice to article 115.1 or to any indemnity to which a director may otherwise be entitled, and to the extent permitted by the Act and otherwise upon such terms and subject to such conditions as the directors may in their absolute discretion think fit, the directors shall have the power to make arrangements to provide a director with funds to meet expenditure incurred or to be incurred by him in defending any criminal or civil proceedings or in connection with an application under section 661(3) or (4) of the Act (acquisition of shares by innocent nominee) or section 1157 of the Act (general power to grant relief in case of honest and reasonable conduct) or in defending himself in an investigation by a regulatory authority or against action proposed to be taken by a regulatory authority or to enable a director to avoid incurring any such expenditure.

115.5
Where at any meeting of the directors or a committee of the directors any arrangement falling within article 115.4 is to be considered, a director shall be entitled to vote and be counted in the quorum at such meeting unless the terms of such arrangement confers upon such director a benefit not generally available to any other director; in that event, the interest of such director in such arrangement shall be deemed to be a material interest for the purposes of article 21 and he shall not be so entitled to vote or be counted in the quorum.

116.
INSURANCE

116.1
To the extent permitted by the Act, the directors may exercise all the powers of the Company to purchase and maintain insurance for the benefit of a person who is or was:

  116.1.1
  a director or a secretary of the Company or of a company which is or was a subsidiary undertaking of the Company or in which the Company has or had an interest (whether direct or indirect); or

  116.1.2
  trustee of a retirement benefits scheme or other trust in which a person referred to in article 116.1.1 is or has been interested,

    indemnifying him and keeping him indemnified against liability for negligence, default, breach of duty or breach of trust or other liability which may lawfully be insured against by the Company.

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Exhibit A-2

[Form of Articles of Incorporation of Company Merger Surviving Corporation]

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

[            ]

        The undersigned individuals acting as incorporators of a corporation (the "Corporation") under the provisions of Chapter 78 of the Nevada Revised Statutes adopt the following Articles of Incorporation.

ARTICLE I
Name

        The name of the Corporation is [            ].

ARTICLE II
Principal Office and Initial Resident Agent

A.
Principal Office. The address of the principal office of the Corporation is [        ]. The Corporation may conduct all or part of its business in any other part of the State of Nevada.

B.
Resident Agent. The resident agent of the Corporation is CSC Services of Nevada, Inc. 2215-B Renaissance D, Las Vegas, NV 89119.

ARTICLE III
Nature of Business

        The Corporation may engage in any lawful activity.

ARTICLE IV
Capital

A.
Number and Par Value of Shares. The Corporation shall be authorized to issue One Thousand (1,000) shares of capital stock with a par value of One Cent ($.01) per share. All of the shares of stock shall be the same class, without preference or distinction.

B.
Assessment of Shares. The capital stock of the Corporation, after the amount of the par value has been paid in money, property, or services, as the Directors shall determine, shall not be subject to assessment to pay the debts of the Corporation, nor for any other purpose, and no stock issued as fully paid shall ever be assessable or assessed, and the Articles of Incorporation shall not be amended in this respect.

ARTICLE V
Governing Board

A.
Name. The members of the governing board of the Corporation shall be designated as directors.

B.
Initial Board of Directors. The initial number of Board of Directors shall consist of [    •    ] (    •    ) members. The names and addresses of the members of the initial Board of Directors are as follows. These individuals shall serve as Directors until the first annual meeting of the shareholders, or until their successors shall have been elected and qualified.

Name	Address
Jaymin B. Patel	[•]
[•]
[•]

A-2-1

C.
Increase or Decrease of Directors. The number of Directors of the Corporation may be increased or decreased from time to time by amendment to the bylaws of the Corporation.

D.
Indemnification of Directors and Officers. To the fullest extent permitted by the Law of the State of Nevada as the same exists or may hereafter be amended, a director or an officer of the Corporation shall not be personally liable to the Corporation or its Stockholders for monetary damages for breach of fiduciary duty as a director or an officer. Any repeal or modification of this Section shall not result in any liability for a director or officer with respect to any action or omission occurring prior to such repeal or modification.

ARTICLE VI
Period of Existence

        The period of existence of the Corporation is perpetual.

ARTICLE VII
Restatement

        The foregoing Amended and Restated Articles of Incorporation hereby supersede the existing Articles of Incorporation.

DATED: [    •    ].

/s/

A-2-2

Annex B

Amendment No. 1 to Merger Agreement

        AMENDMENT NO. 1, dated as of September 23, 2014 (this "Amendment"), to the Agreement and Plan of Merger, dated as of July 15, 2014 (the "Agreement"), by and among GTECH S.p.A., a joint stock company organized under the Laws of Italy ("Gold"), solely with respect to Section 5.02(a) and Article VIII, GTECH Corporation, a Delaware corporation ("Gold US Sub"), Georgia Worldwide PLC, a public limited company organized under the Laws of England and Wales ("Holdco"), Georgia Worldwide Corporation, a Nevada corporation and wholly owned by Holdco ("Sub"), and International Game Technology, a Nevada corporation (the "Company").

WITNESSETH:

        WHEREAS, the parties have entered into the Agreement;

        WHEREAS, the board of directors of Gold has determined that this Amendment is advisable and in the best interests of Gold and has approved this Amendment;

        WHEREAS, the board of directors of the Company has determined that this Amendment is advisable and in the best interests of the Company and has adopted this Amendment;

        WHEREAS, the Principal Gold Shareholders have delivered their prior written consent to this Amendment to the parties;

        WHEREAS, subject to the terms and conditions set forth in this Amendment, the parties desire to amend the Agreement by entering into this Amendment in accordance with Section 7.03 of the Agreement.

        NOW, THEREFORE, for and in consideration of the foregoing recitals and of the mutual covenants contained in this Amendment, the parties do hereby agree as follows:

        1.    Conversion of Company Common Stock.

        (a)   Section 2.02(a) of the Agreement is hereby amended and restated in its entirety as follows:

         "(a)  Conversion of Company Common Stock.    Subject to Sections 2.03, 2.05 and 2.10, each share of Company Common Stock (each, a "Company Share") issued and outstanding immediately prior to the Company Merger Effective Time, other than Excluded Company Shares, shall automatically be converted into the right to receive the following consideration (such consideration, including any cash paid in lieu of fractional shares pursuant to this Section 2.02(a) , the "Company Merger Consideration") and all such Company Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate representing Company Shares (a "Company Certificate") or non-certificated Company Share represented by book-entry ("Company Book-Entry Share") (other than Excluded Company Shares) shall thereafter represent only the right to receive the Company Merger Consideration, subject to Sections 2.05 and 2.10:

              (i)  $13.69 minus (y) an amount equal to (I) the Special Dividend divided by (II) the number of Company Shares issued and outstanding immediately prior to the Company Merger Effective Time, in cash, without interest (the "Per Company Share Cash Amount"), and

             (ii)  a number of validly issued, fully paid and non-assessable Holdco Shares determined by dividing (I) $4.56 by (II) the Gold Share Trading Price (such quotient, the "Exchange Ratio"); provided, however, that (x) if such quotient is less than 0.1582, the Exchange Ratio shall be 0.1582 and (y) if such quotient is greater than 0.1819, the Exchange Ratio shall be 0.1819, and

            (iii)  if the Exchange Ratio without giving effect to the proviso set forth in clause (ii) above would exceed 0.1819 and be less than or equal to 0.2140, the Per Company Share Cash Amount shall be increased by an amount equal to the product of (x) the difference between the Exchange Ratio without giving effect to the proviso set forth in clause (ii) above and 0.1819, multiplied by (y) the Gold Share Trading Price, and

            (iv)  if the Exchange Ratio without giving effect to the proviso set forth in clause (ii) above would exceed 0.2140, the Per Company Share Cash Amount shall be increased by an amount equal to the product of (x) the Gold Share Trading Price and (y) 0.0321.

    provided, in each case, that no certificates or scrip representing fractional entitlements in respect of Holdco Shares shall be issued upon the conversion of Company Common Stock pursuant to this Article II; no Holdco dividend or other distribution or share split shall relate to any fractional entitlements; and no fractional entitlement shall entitle the owner thereof to vote or to any other rights of a securityholder of Holdco. In lieu of any such fractional entitlement, each holder of Company Common Stock will be paid an amount in cash (without interest), rounded down to the nearest cent, determined by multiplying (A) the Gold Share Trading Price by (B) the fractional entitlement. The parties acknowledge that payment of cash in lieu of fractional entitlements does not represent separately bargained-for consideration. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional entitlements, the Exchange Agent shall so notify the Holdco Merger Surviving Company, and the Holdco Merger Surviving Company shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional entitlements, without interest."

        (b)   Section 2.06 of the Agreement is hereby deleted in its entirety, and the heading thereof is hereby replaced with the word "Reserved."

        (c)   The first reference to "the Per Company Share Cash Election Consideration (determined without regard to the proviso in Section 2.02(a)(ii))" in Section 2.07(a) of the Agreement is hereby replaced with "the sum of (A) the Per Company Share Cash Amount and (B) the product of the Exchange Ratio and the Gold Share Trading Price (the "Cash Amount")", and the second reference to "the Per Company Share Cash Election Consideration (determined without regard to the proviso in Section 2.02(a)(ii))" in Section 2.07(a) of the Agreement" is hereby replaced with "the Cash Amount".

        (d)   The reference to "the Per Company Share Cash Election Consideration (determined without regard to the proviso in Section 2.02(a)(ii))" in Section 2.07(b)(i) of the Agreement is hereby replaced with "the Cash Amount".

        (e)   The reference to "the Exchange Ratio" in Section 2.07(b)(ii) of the Agreement is hereby replaced with "the (x) Exchange Ratio plus (y) the quotient (rounded to four decimal places) obtained by dividing the Per Company Share Cash Amount by the Gold Share Trading Price".

        (f)    The reference to "Section 2.02(a)(i)(A)" in Section 5.16(d) of the Agreement is hereby replaced with "Section 2.02(a)(i)".

        2.    Governance.     Section 5.20(a) of the Agreement is hereby amended and restated in its entirety as follows:

         "(a)  Prior to the Holdco Merger Effective Time, Holdco and Gold shall take all actions within their power as may be necessary to cause (i) the number of directors constituting the Holdco board of directors as of the Holdco Merger Effective Time and the Company Merger Effective Time to be thirteen (13) and (ii) the Holdco board of directors as of the Holdco Merger Effective Time and the Company Merger Effective Time, and for a period of three (3) years thereafter, to be composed as follows: (A) the Chief Executive Officer of Gold, (B) five (5) directors on the

  Company's board of directors as of the date hereof and designated by the Company prior to the Holdco Merger Effective Time and the Company Merger Effective Time (at least four (4) of whom shall meet the independence standards of the NYSE) (including the Chief Executive Officer of the Company and the Chairman of the Company), (C) six (6) directors designated by the Principal Gold Shareholders (at least three (3) of whom shall meet the independence standards of the NYSE) and (D) one (1) director mutually agreed to by Gold and the Company, who shall meet the independence standards of the NYSE applicable to non-controlled domestic U.S. issuers. Holdco shall take all actions within its power as may be necessary to elect the persons designated pursuant to the foregoing clause (B) to a term concluding at the third anniversary of the Company Merger Effective Time."

        3.    Required Gaming Approvals Condition.     Section 6.01(g) of the Company Disclosure Letter is hereby amended and restated in the form attached hereto as Schedule I. Section 6.01(g) of the Gold Disclosure Letter is hereby amended and restated in the form attached hereto as Schedule II.

        4.    Certain Defined Terms.     The references to the terms "Available Cash Election Amount", "Cash Electing Company Share", "Cash Election", "Cash Election Amount", "Cash Fraction", "Election Deadline", "Election Form Record Date", "Form of Election", "Mailing Date", "Mixed Consideration Electing Company Share", "Mixed Election", "Mixed Election Exchange Ratio", "Non-Electing Company Share", "Per Company Share Cash Election Consideration", "Share Electing Company Share" and "Share Election", and their corresponding Section numbers, are hereby deleted from Annex I to the Agreement. The Section number corresponding to the term "Exchange Ratio" in Annex I to the Agreement is hereby amended to refer to "Section 2.02(a)(ii)".

        5.    Other.     The references to "Section 5.07(e)" in Section 7.02(c) of the Agreement are hereby replaced with "Section 5.08(e)".

        6.    General Provisions.

          (a)    Modification; Full Force and Effect.    Except as expressly modified and superseded by this Amendment, the terms and provisions of the Agreement are and shall continue to be in full force and effect.

          (b)    Definitions.    Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Agreement.

          (c)    Miscellaneous.    Section 8.02 through 8.10 of the Agreement shall apply mutatis mutandis to this Amendment.

[Signature page follows]

        IN WITNESS WHEREOF, Gold, Gold US Sub, Holdco, Sub and the Company have caused this Amendment to be signed by their respective officers thereunto duly authorized all as of the date first written above.

GTECH S.p.A.
By:	/s/ MARCO SALA Name: Marco Sala Title: Chief Executive Officer
GTECH Corporation (solely with respect to Section 5.02(a) and Article VIII)
By:	/s/ MICHAEL PRESCOTT Name: Michael Prescott Title: SVP and General Counsel
Georgia Worldwide PLC
By:	/s/ DECLAN HARKIN Name: Declan Harkin Title: Director
Georgia Worldwide Corporation
By:	/s/ MARCO SALA Name: Marco Sala Title: Director
International Game Technology
By:	/s/ PAUL C. GRACEY, JR. Name: Paul C. Gracey, Jr. Title: General Counsel and Secretary

Annex C

        SUPPORT AGREEMENT, dated as of July 15, 2014 (this "Agreement"), by and among International Game Technology, a Nevada corporation (the "Company"), and the individuals and other parties listed on Schedule A attached hereto (each, a "Shareholder" and, collectively, the "Shareholders").

        WHEREAS GTECH S.p.A., , a joint stock company organized under the Laws of Italy ("Gold"), GTECH Corporation, a Delaware corporation, Georgia Worldwide Limited, a private limited company organized under the Laws of England and Wales ("Holdco"), Georgia Worldwide Corporation, a Nevada corporation and a wholly owned Subsidiary of Holdco, and the Company propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement"); capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement;

        WHEREAS each Shareholder owns, beneficially or of record, and is entitled to vote (or cause to be voted) the number of Ordinary Shares, par value €1.00 per share, of Gold ("Ordinary Shares") set forth opposite such Shareholder's name on Schedule A attached hereto (such Ordinary Shares, together with any other shares or voting securities of, or other equity interests in, Gold or any of its Subsidiaries acquired by such Shareholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the "Covered Gold Shares" of such Shareholder); and

        WHEREAS, as a condition to its willingness to enter into the Merger Agreement, the Company has requested that each Shareholder enter into this Agreement, and the Shareholders desire to enter into this Agreement to induce the Company to enter into the Merger Agreement.

        NOW, THEREFORE, the parties hereto agree as follows:

        SECTION 1.01.    Representations and Warranties of Each Shareholder.     The Shareholders hereby, jointly and severally, represent and warrant to the Company as of the date hereof as follows:

          (a)    Organization.    In the case of any Shareholder that is a trust, such Shareholder is a trust duly formed and validly existing under the laws of its jurisdiction of formation, pursuant to a declaration of trust or similar trust formation document currently in effect and the person executing this Agreement on behalf of such Shareholder is the trustee of such Shareholder or is otherwise authorized to act on behalf of such Shareholder. In the case of any Shareholder that is not a natural person or a trust, such Shareholder is duly organized and is validly existing and in good standing under the laws of its jurisdiction of formation.

          (b)    Authority; Execution and Delivery.    Each Shareholder has all requisite power and authority (including, in the case of any Shareholder that is a trust, the requisite power under its trust documents and, in the case of any Shareholder that is a partnership, foundation or other entity, the requisite power under its governing documents), and, in the case of any Shareholder that is a natural person, is competent, to execute and deliver this Agreement, to consummate the transactions contemplated hereby to be undertaken by such Shareholder and to comply with the provisions of this Agreement. If such Shareholder is not a natural person, the execution and delivery by such Shareholder of this Agreement, consummation of the transactions contemplated hereby to be undertaken by such Shareholder and compliance with the provisions of this Agreement have been duly authorized by all necessary action on the part of such Shareholder (including, in the case of any Shareholder that is a trust, all necessary approvals of this Agreement by any trustee and any beneficiary of such Shareholder and, in the case of any Shareholder that is a partnership or a foundation, all necessary approvals of this Agreement by any partner or under its governing documents), and no other action or proceeding on the part of such Shareholder (including, in the case of any Shareholder that is a trust, on the part of any trustee or beneficiary of such Shareholder and, in the case of any Shareholder that is a partnership or a foundation, on the part of any partner or under its governing documents) is necessary to authorize this Agreement or to consummate the transactions contemplated hereby to be undertaken by such Shareholder. Each Shareholder has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms.

          (c)    Enforceability.    The execution and delivery by each Shareholder of this Agreement do not, and the consummation of the transactions to be undertaken by such Shareholder contemplated hereby (alone or in combination with any other event) and compliance with the terms hereof will not, conflict with, or result in any violation or breach of, or a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any indebtedness or shares, voting securities or other equity interests or any loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or assets of such Shareholder (including the Covered Gold Shares) under, any provision of (i) its organizational documents, if applicable, (ii) any Contract to which such Shareholder is a party or any of the properties or assets of such Shareholder is subject or (iii) subject to the governmental filings and other matters referred to in the immediately following sentence, any (A) statute, law, ordinance, rule or regulation applicable to such Shareholder or the properties or other assets of such Shareholder (including the Covered Gold Shares) or (B) order, writ, injunction, decree, judgment or stipulation, in each case applicable to such Shareholder or the properties or other assets of such Shareholder (including the Covered Gold Shares). No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to such Shareholder in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to be undertaken by such Shareholder (alone or in combination with any other event) or the compliance by such Shareholder with the provisions of this Agreement, save for the mandatory publication and filings required by the law with respect to shareholders' agreements regarding issuers of shares listed on MSE.

          (d)    The Covered Gold Shares.    Each Shareholder is the record and beneficial owner of, or is the trustee of a trust that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good and marketable title to, the Covered Gold Shares set forth opposite his, her or its name on Schedule A attached hereto, free and clear of any Liens. Other than the Covered Gold Shares set forth opposite his, her or its name on Schedule A attached hereto, each Shareholder does not own, of record or beneficially, (i) any shares or voting securities of, or other equity interests in, Gold or any of its Subsidiaries, (ii) any securities of Gold or any of its Subsidiaries convertible into or exchangeable or exercisable for shares or voting securities of, or other equity interests in, Gold or any of its Subsidiaries, (iii) any warrants, calls, options or other rights to acquire from Gold or any of its Subsidiaries any shares or voting securities of, or other equity interests in, Gold or any of its Subsidiaries or (iv) any rights issued by, or other obligations of, Gold or any of its Subsidiaries that are linked in any way to the price of any shares or voting securities of, or other equity interests in, Gold or any of its Subsidiaries, the value of Gold or any of its Subsidiaries or any part of Gold or any of its Subsidiaries or any dividends or other distributions declared or paid on any shares or voting securities of, or other equity interests in, Gold or any of its Subsidiaries. Each Shareholder has the sole right to vote (or cause to be voted) such Covered Gold Shares or shares power to vote (or cause to be voted) solely with one or more other Shareholders with respect to the Covered Gold Shares denoted on Schedule A attached hereto and none of such Covered Gold Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Covered Gold Shares, except as contemplated by this Agreement.

        SECTION 1.02.    Representations and Warranties of the Company.     The Company hereby represents and warrants to the Shareholders as follows:

          (a)    Authority; Execution and Delivery.    The Company has all requisite power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to comply with the provisions of this Agreement. The execution and delivery by the Company of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no other action or proceeding on the part of the Company is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by each of the Shareholders, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

          (b)    Enforceability.    The execution and delivery by the Company of this Agreement do not, and the consummation of the transactions contemplated hereby (alone or in combination with any other event) and compliance with the terms hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any indebtedness or shares, voting securities or other equity interests or any loss of a benefit under, or result in the creation of any Lien upon any of the properties or other assets of the Company under, any provision of (i) its organizational documents, (ii) any Contract to which the Company is a party or any of the properties or assets of the Company is subject or (iii) subject to the governmental filings and other matters referred to in the immediately following sentence, any statute, law, ordinance, rule or regulation or order, writ, injunction, decree, judgment or stipulation applicable to the Company or the properties or other assets of the Company. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

        SECTION 1.03.    Pre-Closing Covenants of Each Shareholder.     Prior to the Holdco Merger Effective Time, the Shareholders, jointly and severally, covenant and agree as follows:

          (a)   At any meeting of the shareholders of Gold called to seek the Gold Shareholder Approval or in any other circumstances upon which a vote, consent or other approval with respect to the Merger Agreement, the Mergers or any other transaction contemplated by the Merger Agreement is sought, each Shareholder shall vote (or cause to be voted) all of the Covered Gold Shares of such Shareholder in favor of granting the Gold Shareholder Approval and any other actions presented to shareholders of Gold that are necessary and desirable in furtherance of the Mergers, the Gold Shareholder Approval or any other transactions contemplated by the Merger Agreement.

          (b)   At any meeting of shareholders of Gold or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, each Shareholder shall vote (or cause to be voted) the Covered Gold Shares against (and shall not otherwise Transfer (as defined below) any Covered Gold Shares with respect to) (i) any Gold Competing Proposal or any action which is a component of any Gold Competing Proposal and (ii) any amendment of the Gold Charter or Gold Bylaws or other proposal or transaction involving Gold or any Subsidiary, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify any provision of the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of the Gold Ordinary Shares. Such Shareholder shall not commit or agree to take any action inconsistent with the foregoing.

          (c)   Each Shareholder hereby agrees that, in the event (i) of any share dividend, share split, recapitalization, reclassification, combination or exchange of shares or other equity interests or voting securities of Gold of, or affecting, the Covered Gold Shares, (ii) that such Shareholder purchases or otherwise acquires beneficial ownership of or an interest in any shares or other equity interests or voting securities of Gold after the execution of this Agreement (including by conversion, exercise or exchange) or (iii) that such Shareholder voluntarily acquires the right to vote or share in the voting of any shares or other equity interests or voting securities of Gold other than the Covered Gold Shares (collectively, the "New Shares"), such New Shares acquired or purchased by such Shareholder shall be subject to the terms of this Agreement, including the representations and warranties set forth in Section 1.01 and the covenants set forth in Section 1.03, and shall constitute Covered Gold Shares to the same extent as if those New Shares were owned by such Shareholder on the date of this Agreement.

          (d)   Except pursuant to this Agreement, prior to the Holdco Merger Effective Time, each Shareholder shall not, directly or indirectly, (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift), hedge or utilize a derivative to transfer the economic interest in (collectively, "Transfer"), or enter into any Contract, option or other arrangement or understanding (including any profit sharing arrangement) with respect to the Transfer of, any Covered Gold Shares to any person other than pursuant to the Mergers, (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any Covered Gold Shares, (iii) take any other action that would make any representation or warranty of such Shareholder herein untrue or incorrect or would in any way restrict, limit or interfere with the performance of such Shareholder's obligations hereunder or the transactions contemplated hereby or (iv) commit or agree to take any of the foregoing actions, if, in the case of (i) - (iv) such action would have the effect of reducing the number of Ordinary Shares or Covered Gold Shares subject to the obligations set forth in Section 1.03 or otherwise preventing such Shareholder from complying with its obligations pursuant to this Section 1.03 (determined as if such Shareholder had not taken such action). Each Shareholder shall remain responsible for the obligations of such Shareholder set forth in this Section 1.03 despite any such action.

          (e)   Each Shareholder shall, and shall direct its directors, officers, investment bankers, financial advisors, counsel and other representatives to (i) cease any solicitations, discussions or negotiations with any persons that may be ongoing with respect to any Gold Competing Proposal and (ii) from the execution of this Agreement until the Effective Times, not (A) initiate, solicit or knowingly encourage the submission of any Gold Competing Proposal, (B) furnish any non-public information regarding Gold or any Gold Subsidiary to any third person in connection with or in response to a Gold Competing Proposal or (C) participate in any discussions or negotiations with respect to any Gold Competing Proposal. Each Shareholder shall promptly advise the Company of any Gold Competing Proposal of which it becomes aware, provide to the Company a reasonably detailed summary of the material terms and conditions of such Gold Competing Proposal and keep the Company reasonably informed of any material change to the material terms or conditions of any such Gold Competing Proposal (including the identity of any person making such Gold Competing Proposal).

          (f)    Each Shareholder shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, in each case solely to the extent under such Shareholder's reasonable control and in its capacity as a Shareholder, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Mergers and the other transactions contemplated by the Merger Agreement. Such Shareholder shall consult with the Company before issuing, and give the Company the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement or the Merger

  Agreement, including the Mergers, and shall not issue any such press release or make any such public statement prior to such consultation, except as required by applicable Law. Each Shareholder hereby agrees to permit the Company and Gold to publish and disclose in the Registration Statement, the Proxy Statement (including all documents and schedules filed with the SEC), the Information Document and in any press release or other disclosure document which the Company or Gold reasonably determines to be necessary or desirable to comply with all applicable Laws or the rules and regulations of the NYSE, the CONSOB or the MSE in connection with the Mergers and any transactions related thereto, the Shareholder's identity and ownership of the Covered Gold Shares and the nature of the Shareholder's commitments, arrangements and understandings under this Agreement and a copy of this Agreement.

          (g)    No Acquisitions of Gold Rescission Shares.    The Shareholders shall not acquire, directly or indirectly, any Gold Rescission Shares (provided that purchases of Gold Rescission Shares by Gold shall not be deemed to be an indirect acquisition of Gold Rescission Shares by the Shareholders for purposes of this Section 1.03(g)).

        SECTION 1.04.    Termination.     The Shareholders' obligations under Section 1.03 of this Agreement shall terminate upon the earlier of (i) the Holdco Merger Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms and (iii) any amendment to the Merger Agreement that (x) increases the Company Merger Consideration or (y) modifies, in a manner material and adverse to the Shareholders, the rights associated with the Special Voting Shares, in the case of each of clauses (x) and (y), without the prior written consent of the Shareholders, other than with respect to the liability of any party for breach hereof prior to such termination.

        SECTION 1.05.    Additional Matters.     Each Shareholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

        SECTION 1.06.    General Provisions.

          (a)    Amendment.    This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          (b)    Notice.    All notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered personally, (b) when sent by reputable overnight courier service or (c) when faxed or emailed (which is confirmed by copy sent within one Business Day by a reputable overnight courier service) to a party at its address set forth on Schedule A attached hereto (or at such other address for a party as shall be specified by like notice).

          (c)    Interpretation.    Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires the singular number shall include the plural, and vice versa. As used in this Agreement, the words "include" and "including," and words of similar meaning, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation." Except as otherwise indicated, all references in this Agreement to "Sections," and "Schedules" are intended to refer to Sections of this Agreement and the Schedules to this Agreement. Unless otherwise specifically provided for herein, the term "or" shall not be deemed to be exclusive. The words "hereof," "herein" and "hereunder" and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. References herein to "as of the date hereof," "as of the date of this Agreement"

  or words of similar import shall be deemed to mean "as of immediately prior to the execution and delivery of this Agreement." The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          (d)    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

          (e)    Counterparts.    This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

          (f)    Entire Agreement; No Third-Party Beneficiaries.    This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

          (g)    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware (except with respect to such matters as to which the application of the Laws of England and Wales or Italy is mandatory, in which case, this Agreement shall be governed by, and construed in accordance with, such Laws) without regard to Laws that may be applicable under conflicts of laws principles that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in any state or federal court in Delaware, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, the Shareholders each irrevocably agree that any equitable action or proceeding, including the seeking of specific performance, and damages claims in connection with such equitable action or proceeding may be brought by the Company, in its discretion, in any Delaware state or federal court, any court of England or any court of Italy. Subject to the preceding sentence, each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

          (h)    WAIVER OF JURY TRIAL.    EACH PARTY TO THIS AGREEMENT WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 1.06.

          (i)    Assignment.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or transferred, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any assignment or transfer in violation of the preceding sentence shall be void.

          (j)    Specific Enforcement.    The Shareholders agree that irreparable damage would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that the Company shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (i) it has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

[Signatures are on the following pages]

        IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

International Game Technology
By:	/s/ PATTI S. HART
	Name:	Patti S. Hart
	Title:	Chief Executive Officer

De Agostini S.p.A.
By:	/s/ LORENZO PELLICIOLI
	Name:	Lorenzo Pellicioli
	Title:	Chief Executive Officer
DeA Partecipazioni S.p.A.
By:	/s/ PAOLO CERETTI
	Name:	Paolo Ceretti
	Title:	CEO

SCHEDULE A

Name and Address of Shareholder	Number of Gold Ordinary Shares Owned
De Agostini S.p.A.	92,556,318
DeA Partecipazioni S.p.A.	10,073,006

        All notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered personally, (b) when sent by reputable overnight courier service or (c) when faxed or emailed (which is confirmed by copy sent within one (1) Business Day by a reputable overnight courier service) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    If to either Shareholder:

      De Agostini S.p.A.
      Via G. da Verrazano 15
      28100 Novara—Italy
      Fax: +39 0321 424681
      Attention:    Paolo Ceretti

      DeA Partecipazioni S.p.A.
      Via G. da Verrazano 15
      28100 Novara—Italy
      Fax: +39 0321 424681
      Attention:    Paolo Ceretti

    with a copy to (for information purposes only):

      Wachtell, Lipton, Rosen & Katz
      51 West 52nd Street
      New York, New York 10019
      Fax: (212) 403-2000
      Attention:    Andrew R. Brownstein, Esq.
                            Benjamin M. Roth, Esq.

      Lombardi Molinari Segni
      Via del Plebiscito, 102 - 00186 Roma
      Italy
      Fax: +39 02.89.622.333
      Attention:    Antonio Segni

    If to the Company:

      International Game Technology
      6355 South Buffalo Drive
      Las Vegas, Nevada 89113
      Fax: 702-669-7904
      Attention:    General Counsel and Secretary

    with copies to (for information purposes only):

      Sidley Austin LLP
      One South Dearborn Street
      Chicago, Illinois 60603
      Fax: (312) 853-7036
      Attention:    Thomas A. Cole
                            Paul L. Choi
                            Gary D. Gerstman
                            Thomas M. Thesing

      and to:

      Allen & Overy LLP
      1221 Avenue of the Americas
      New York, New York 10020
      Fax: (212) 610-6399
      Attention:    Dave Lewis

Annex D

        VOTING AGREEMENT, dated as of July 15, 2014 (this "Agreement"), by and among International Game Technology, a Nevada corporation (the "Company"), Georgia Worldwide Limited, a private limited company organized under the Laws of England and Wales ("Holdco"), and the individuals and other parties listed on Schedule A attached hereto (each, a "Shareholder" and, collectively, the "Shareholders").

        WHEREAS GTECH S.p.A., a joint stock company organized under the Laws of Italy ("Gold"), GTECH Corporation, a Delaware corporation, Holdco, Georgia Worldwide Corporation, a Nevada corporation and a wholly owned Subsidiary of Holdco, and the Company propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement"); capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement;

        WHEREAS each Shareholder owns, beneficially or of record, and is entitled to vote (or cause to be voted) the number of Ordinary Shares, par value €1.00 per share, of Gold ("Ordinary Shares") set forth opposite such Shareholder's name on Schedule A attached hereto (such Ordinary Shares, together with any other shares or voting securities of, or other equity interests in, Gold or any of its Subsidiaries acquired by such Shareholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the "Covered Gold Shares" of such Shareholder); and

        WHEREAS, as a condition to its willingness to enter into the Merger Agreement, the Company has requested that each Shareholder enter into this Agreement, and the Shareholders desire to enter into this Agreement to induce the Company to enter into the Merger Agreement, and the parties desire that from and after the Closing, this Agreement shall be enforceable against the Shareholders by Holdco.

        NOW, THEREFORE, the parties hereto agree as follows:

        SECTION 1.01.    Representations and Warranties of Each Shareholder.     The Shareholders hereby, jointly and severally, represent and warrant to the Company and Holdco as of the date hereof as follows:

          (a)    Organization.    In the case of any Shareholder that is a trust, such Shareholder is a trust duly formed and validly existing under the laws of its jurisdiction of formation, pursuant to a declaration of trust or similar trust formation document currently in effect and the person executing this Agreement on behalf of such Shareholder is the trustee of such Shareholder or is otherwise authorized to act on behalf of such Shareholder. In the case of any Shareholder that is not a natural person or a trust, such Shareholder is duly organized and is validly existing and in good standing under the laws of its jurisdiction of formation.

          (b)    Authority; Execution and Delivery.    Each Shareholder has all requisite power and authority (including, in the case of any Shareholder that is a trust, the requisite power under its trust documents and, in the case of any Shareholder that is a partnership, foundation or other entity, the requisite power under its governing documents), and, in the case of any Shareholder that is a natural person, is competent, to execute and deliver this Agreement, to consummate the transactions contemplated hereby to be undertaken by such Shareholder and to comply with the provisions of this Agreement. If such Shareholder is not a natural person, the execution and delivery by such Shareholder of this Agreement, consummation of the transactions contemplated hereby to be undertaken by such Shareholder and compliance with the provisions of this Agreement have been duly authorized by all necessary action on the part of such Shareholder (including, in the case of any Shareholder that is a trust, all necessary approvals of this Agreement by any trustee and any beneficiary of such Shareholder and, in the case of any Shareholder that is a partnership or a foundation, all necessary approvals of this Agreement by any partner or under its governing documents), and no other action or proceeding on the part of such Shareholder (including, in the case of any Shareholder that is a trust, on the part of any trustee or beneficiary of such Shareholder and, in the case of any Shareholder that is a partnership or a foundation, on the part of any partner or under its governing documents) is necessary to authorize this Agreement or to consummate the transactions contemplated hereby to be undertaken by such Shareholder. Each Shareholder has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company and Holdco, constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms.

          (c)    Enforceability.    The execution and delivery by each Shareholder of this Agreement do not, and the consummation of the transactions to be undertaken by such Shareholder contemplated hereby (alone or in combination with any other event) and compliance with the terms hereof will not, conflict with, or result in any violation or breach of, or a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any indebtedness or shares, voting securities or other equity interests or any loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or assets of such Shareholder (including the Covered Gold Shares) under, any provision of (i) its organizational documents, if applicable, (ii) any Contract to which such Shareholder is a party or any of the properties or assets of such Shareholder is subject or (iii) subject to the governmental filings and other matters referred to in the immediately following sentence, any (A) statute, law, ordinance, rule or regulation applicable to such Shareholder or the properties or other assets of such Shareholder (including the Covered Gold Shares) or (B) order, writ, injunction, decree, judgment or stipulation, in each case applicable to such Shareholder or the properties or other assets of such Shareholder (including the Covered Gold Shares). No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to such Shareholder in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to be undertaken by such Shareholder (alone or in combination with any other event) or the compliance by such Shareholder with the provisions of this Agreement, save for the mandatory publication and filings required by the law with respect to shareholders' agreements regarding issuers of shares listed on MSE.

          (d)    The Covered Gold Shares.    Each Shareholder is the record and beneficial owner of, or is the trustee of a trust that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good and marketable title to, the Covered Gold Shares set forth opposite his, her or its name on Schedule A attached hereto, free and clear of any Liens. Other than the Covered Gold Shares set forth opposite his, her or its name on Schedule A attached hereto, each Shareholder does not own, of record or beneficially, (i) any shares or voting securities of, or other equity interests in, Gold or any of its Subsidiaries, (ii) any securities of Gold or any of its Subsidiaries convertible into or exchangeable or exercisable for shares or voting securities of, or other equity interests in, Gold or any of its Subsidiaries, (iii) any warrants, calls, options or other rights to acquire from Gold or any of its Subsidiaries any shares or voting securities of, or other equity interests in, Gold or any of its Subsidiaries or (iv) any rights issued by, or other obligations of, Gold or any of its Subsidiaries that are linked in any way to the price of any shares or voting securities of, or other equity interests in, Gold or any of its Subsidiaries, the value of Gold or any of its Subsidiaries or any part of Gold or any of its Subsidiaries or any dividends or other distributions declared or paid on any shares or voting securities of, or other equity interests in, Gold or any of its Subsidiaries. Each Shareholder has the sole right to vote (or cause to be voted) such Covered Gold Shares or shares power to vote (or cause to be voted) solely with one or more other Shareholders with respect to the Covered Gold Shares denoted on Schedule A attached hereto and none of such Covered Gold Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Covered Gold Shares, except as contemplated by this Agreement.

        SECTION 1.02.    Representations and Warranties of the Company.     The Company hereby represents and warrants to the Shareholders as follows:

          (a)    Authority; Execution and Delivery.    The Company has all requisite power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to comply with the provisions of this Agreement. The execution and delivery by the Company of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no other action or proceeding on the part of the Company is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by each of the Shareholders and Holdco, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

          (b)    Enforceability.    The execution and delivery by the Company of this Agreement do not, and the consummation of the transactions contemplated hereby (alone or in combination with any other event) and compliance with the terms hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any indebtedness or shares, voting securities or other equity interests or any loss of a benefit under, or result in the creation of any Lien upon any of the properties or other assets of the Company under, any provision of (i) its organizational documents, (ii) any Contract to which the Company is a party or any of the properties or assets of the Company is subject or (iii) subject to the governmental filings and other matters referred to in the immediately following sentence, any statute, law, ordinance, rule or regulation or order, writ, injunction, decree, judgment or stipulation applicable to the Company or the properties or other assets of the Company. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

        SECTION 1.03.    Post-Closing Covenants of Each Shareholder.     From and after the Holdco Merger Effective Time, the Shareholders, jointly and severally, covenant and agree as follows:

          (a)   Until the date that is three (3) years following the Company Merger Effective Time, at any shareholder meeting of the Holdco Merger Surviving Company or in any other circumstances upon which a vote, consent or other approval is sought, each Shareholder shall vote (or cause to be voted), all of the Holdco Shares of each Shareholder then owned by such Shareholder (the "Covered Holdco Shares") so as to effect the provisions of Section 5.20 of the Merger Agreement and, for the avoidance of doubt, against any removal of any person specified in Section 5.20(a)(ii)(B) of the Merger Agreement.

          (b)   Each Shareholder hereby agrees that, in the event (i) of any share dividend, share split, recapitalization, reclassification, combination or exchange of shares or other equity interests or voting securities of Holdco of, or affecting, such Shareholder's Covered Holdco Shares, (ii) that such Shareholder purchases or otherwise acquires beneficial ownership of or an interest in any shares or other equity interests or voting securities of Holdco after the execution of this Agreement (including by conversion, exercise or exchange) or (iii) that such Shareholder voluntarily acquires the right to vote or share in the voting of any shares or other equity interests or voting securities of Holdco (collectively, the "New Holdco Shares"), such New Holdco Shares acquired or purchased by such Shareholder shall henceforth be considered Covered Holdco Shares and shall be subject to this Section 1.03.

          (c)   Each Shareholder shall not, directly or indirectly (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift), hedge or utilize a derivative to transfer the economic interest in (collectively, "Transfer"), or enter into any Contract, option or other arrangement or understanding (including any profit sharing arrangement) with respect to the Transfer of, such Shareholder's Covered Holdco Shares (A) to any affiliate of such Shareholder prior to the three-year anniversary of the Company Merger Effective Time unless such affiliate delivers an executed joinder to this Agreement, in form and substance reasonably satisfactory to the Holdco Merger Surviving Corporation or (B) to any other person prior to the two-month anniversary of the Company Merger Effective Time, (ii) prior to the three-year anniversary of Company Merger Effective Time, enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any such Shareholder's Covered Holdco Shares, (iii) take any other action that would in any way restrict, limit or interfere with the performance of such Shareholder's obligations under this Section 1.03 or (iv) commit or agree to take any of the foregoing actions, if (and only if), in the case of the foregoing (i) - (iv), such action would have the effect of preventing such Shareholder from complying with its obligations pursuant to this Section 1.03 (determined as if such Shareholder had not taken such action). Notwithstanding anything to the contrary in this Agreement, nothing will prevent a Shareholder from Transferring its Covered Holdco Shares to third parties following the two-month anniversary of the Company Merger Effective Time or to an affiliate of such Shareholder following the three-year anniversary of the Company Merger Effective Time.

          (d)   Notwithstanding any other provision of this Agreement or any agreement contemplated hereby to the contrary, in the event that, after the Effective Times (a) there is any action, suit, proceeding, litigation or arbitration between any Shareholder and the Company Merger Surviving Corporation or the Holdco Merger Surviving Company with respect to this Agreement, or (b) there is any disputed claim or demand (including any claim or demand relating to enforcing any remedy under this Agreement or any agreement contemplated hereby) by the Company Merger Surviving Corporation or the Holdco Merger Surviving Company against any Shareholder or its affiliates, or by any Shareholder or its affiliates against the Company Merger Surviving Corporation or the Holdco Merger Surviving Company, in each case with respect to this Agreement, all determinations of Holdco relating to such action, suit, proceeding, litigation, arbitration, claim, demand (including all determinations by Holdco whether to institute, compromise or settle any such action, suit, proceeding, litigation, arbitration, claim or demand and all determinations by Holdco relating to the prosecution or defense thereof), shall be made by Holdco in accordance with the directions of a committee of the Holdco board of directors composed solely of all of the independent directors of Holdco who are not directors, officers or employees of either of the Shareholders or their respective affiliates (other than Holdco).

        SECTION 1.04.    Termination.     The Shareholders' obligations under this Agreement shall terminate upon the earlier of (i) the termination of the Merger Agreement in accordance with its terms, (ii) any amendment to the Merger Agreement that (x) increases the Company Merger Consideration or (y) modifies, in a manner material and adverse to the Shareholders, the rights associated with the Special Voting Shares, in the case of each of clauses (x) and (y), without the prior written consent of the Shareholders, and (iii) three (3) years after the Company Merger Effective Time, other than with respect to the liability of any party for breach hereof prior to such termination.

        SECTION 1.05.    Additional Matters.     Each Shareholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company or Holdco may reasonably request for the purpose of giving effect to the voting obligations set forth in this Agreement. Subject to Section 1.03(d), from and after the Closing, this Agreement shall be enforceable against the Shareholders by Holdco.

        SECTION 1.06.    General Provisions.

          (a)    Amendment.    This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          (b)    Notice.    All notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered personally, (b) when sent by reputable overnight courier service or (c) when faxed or emailed (which is confirmed by copy sent within one Business Day by a reputable overnight courier service) to a party at its address set forth on Schedule A attached hereto (or at such other address for a party as shall be specified by like notice).

          (c)    Interpretation.    Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires the singular number shall include the plural, and vice versa. As used in this Agreement, the words "include" and "including," and words of similar meaning, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation." Except as otherwise indicated, all references in this Agreement to "Sections," and "Schedules" are intended to refer to Sections of this Agreement and the Schedules to this Agreement. Unless otherwise specifically provided for herein, the term "or" shall not be deemed to be exclusive. The words "hereof," "herein" and "hereunder" and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. References herein to "as of the date hereof," "as of the date of this Agreement" or words of similar import shall be deemed to mean "as of immediately prior to the execution and delivery of this Agreement." The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          (d)    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

          (e)    Counterparts.    This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

          (f)    Entire Agreement; No Third-Party Beneficiaries.    This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

          (g)    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware (except with respect to such matters as to which the application of the Laws of England and Wales is mandatory, in which case, this Agreement shall be governed by, and construed in accordance with, such Laws) without regard to Laws that may be applicable under conflicts of laws principles that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in any state or federal court in Delaware, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, the Shareholders each irrevocably agree that any equitable action or proceeding, including the seeking of specific performance, and damages claims in connection with such equitable action or proceeding may be brought by the Company or Holdco, in its discretion, in any Delaware state or federal court, any court of England or any court of Italy. Subject to the preceding sentence, each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

          (h)    WAIVER OF JURY TRIAL.    EACH PARTY TO THIS AGREEMENT WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 1.06.

          (i)    Assignment.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or transferred, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any assignment or transfer in violation of the preceding sentence shall be void.

          (j)    Specific Enforcement.    The Shareholders agree that irreparable damage would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that the Company and Holdco shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (i) it has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

[Signatures are on the following pages]

        IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

INTERNATIONAL GAME TECHNOLOGY
By:	/s/ PATTI S. HART
	Name:	Patti S. Hart
	Title:	Chief Executive Officer

GEORGIA WORLDWIDE LIMITED
By:	/s/ DECLAN HARKIN
	Name:	Declan Harkin
	Title:	Director

De Agostini S.p.A.
By:	/s/ LORENZO PELLICIOLI
	Name:	Lorenzo Pellicioli
	Title:	Chief Executive Officer
DeA Partecipazioni S.p.A.
By:	/s/ PAOLO CERETTI
	Name:	Paolo Ceretti
	Title:	Chief Executive Officer

SCHEDULE A

Name and Address of Shareholder	Number of Gold Ordinary Shares Owned
De Agostini S.p.A.	92,556,318
DeA Partecipazioni S.p.A.	10,073,006

        All notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered personally, (b) when sent by reputable overnight courier service or (c) when faxed or emailed (which is confirmed by copy sent within one (1) Business Day by a reputable overnight courier service) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    If to Holdco:

      GTECH S.p.A.
      Viale del Campo Boario 56/D
      00154 Roma—Italy
      Fax: 0039 06 5189 4216
      Attention:    Marco Sala

    with copies to (for information purposes only):

      Wachtell, Lipton, Rosen & Katz
      51 West 52nd Street
      New York, New York 10019
      Fax: (212) 403-2000
      Attention:    Andrew R. Brownstein, Esq.
                            Benjamin M. Roth, Esq.

      Lombardi Molinari Segni
      Via del Plebiscito, 102 - 00186 Roma
      Italy
      Fax: +39 02.89.622.333
      Attention:    Antonio Segni

    If to either Shareholder:

      De Agostini S.p.A.
      Via G. da Verrazano 15
      28100 Novara—Italy
      Fax: +39 0321 424681
      Attention:    Paolo Ceretti

      DeA Partecipazioni S.p.A.
      Via G. da Verrazano 15
      28100 Novara—Italy
      Fax: +39 0321 424681
      Attention:    Paolo Ceretti

    with a copy to (for information purposes only):

      Wachtell, Lipton, Rosen & Katz
      51 West 52nd Street
      New York, New York 10019
      Fax: (212) 403-2000
      Attention:    Andrew R. Brownstein, Esq.
                            Benjamin M. Roth, Esq.

D-A-1

      Lombardi Molinari Segni
      Via del Plebiscito, 102 - 00186 Roma
      Italy
      Fax: +39 02 89 622-333
      Attention:    Antonio Segni

    If to the Company:

      International Game Technology
      6355 South Buffalo Drive
      Las Vegas, Nevada 89113
      Fax: 702-669-7904
      Attention:    General Counsel and Secretary

    with copies to (for information purposes only):

      Sidley Austin LLP
      One South Dearborn Street
      Chicago, Illinois 60603
      Fax: (312) 853-7036
      Attention:    Thomas A. Cole
                            Paul L. Choi
                            Gary D. Gerstman
                            Thomas M. Thesing

      and to:

      Allen & Overy LLP
      1221 Avenue of the Americas
      New York, New York 10020
      Fax: (212) 610-6399
      Attention:    Dave Lewis

D-A-2

Annex E

July 15, 2014

The Board of Directors
International Game Technology
655 South Buffalo Drive
Las Vegas, Nevada 89113

Ladies and Gentlemen:

        We understand that International Game Technology ("IGT" or the "Company"), GTECH S.p.A. (the "Buyer"), GTECH Corporation ("Gold US Sub"), Georgia Worldwide Limited ("Holdco"), and Georgia Worldwide Corporation, a wholly owned subsidiary of Holdco ("Acquisition Sub"), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated July 15, 2014 (the "Agreement"), which provides, among other things, for the merger (the "Merger") of Acquisition Sub with and into the Company. The Agreement also provides that, immediately prior to the Merger, the Buyer will effect a reorganization, pursuant to which the Buyer will be merged with and into Holdco, with Holdco continuing as the surviving company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of Holdco, and each outstanding share of common stock, par value $0.00015625 per share (the "Company Common Stock") of the Company, other than shares held in treasury or owned by Holdco, Acquisition Sub, Gold or the Company or any of their respective subsidiaries, will be converted into the right to receive $13.69 per share in cash (the "Mixed Cash Consideration") and that number of ordinary shares (the "Mixed Exchange Ratio"), par value £1.00 per share, of Holdco ("Holdco Shares") based upon the average of the volume-weighted average prices per share of ordinary shares, par value €1.00 per share, of the Buyer ("Buyer Shares") as reported on the Milan Stock Exchange (the "Buyer Trading Price") as more fully set forth in the Agreement (collectively, the "Mixed Consideration"), subject to adjustment and proration and those certain other procedures and limitations contained in the Agreement. Holders of Company Common Stock may alternatively elect, with respect to all or a portion of their shares of Company Common Stock, to convert such shares of Company Common Stock into the right (i) to be paid an amount in cash equal to (A) the Mixed Cash Consideration plus (B) the product of the Mixed Exchange Ratio and the Buyer Trading Price as more fully set forth in the Agreement (collectively, the "Cash Consideration") or (ii) to receive that number of Holdco Shares equal to (A) the Mixed Exchange Ratio plus (B) the quotient obtained by dividing the Mixed Cash Consideration by the Buyer Trading Price as more fully set forth in the Agreement (collectively, the "Stock Consideration"), subject in all cases to adjustment and proration and those certain other procedures and limitations contained in the Agreement. The Mixed Consideration, the Cash Consideration and the Stock Consideration are collectively referred to herein as the "Merger Consideration". The terms and conditions of the Merger are more fully set forth in the Agreement.

        You have asked for our opinion as to whether the Merger Consideration to be received by the holders of shares of the Company Common Stock, taken in the aggregate, pursuant to the Agreement is fair, as of the date hereof, from a financial point of view to the holders of shares of the Company Common Stock.

        For purposes of the opinion set forth herein, we have:

1)
Reviewed certain publicly available financial statements and other business and financial information of the Company and the Buyer, respectively;

2)
Reviewed certain internal financial statements and other financial and operating data concerning the Company and the Buyer, respectively;

3)
Reviewed certain financial projections prepared by the managements of the Company and the Buyer, respectively;

4)
Reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the managements of the Company and the Buyer, respectively;

5)
Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company, including information relating to certain strategic, financial and operational benefits anticipated by the managements of the Company and the Buyer to result from the Merger;

6)
Discussed the past and current operations and financial condition and the prospects of the Buyer with senior executives of the Buyer, including information relating to certain strategic, financial and operational benefits anticipated by the managements of the Company and the Buyer to result from the Merger;

7)
Reviewed the pro forma impact of the Merger on the Buyer's earnings per share, cash flow, consolidated capitalization and financial ratios;

8)
Reviewed the reported prices and trading activity for the Company Common Stock and the Buyer Shares;

9)
Compared the financial performance of the Company and the Buyer and the prices and trading activity of the Company Common Stock and the Buyer Shares with that of certain other publicly-traded companies comparable with the Company and the Buyer, respectively, and their securities;

10)
Reviewed the premium paid, to the extent publicly available, of certain comparable acquisition transactions;

11)
Participated in certain discussions and negotiations among representatives of the Company and the Buyer and their financial and legal advisors;

12)
Reviewed the Agreement, the draft commitment letter from certain lenders substantially in the form of the draft dated July 15, 2014 (the "Commitment Letter") and certain related documents; and

13)
Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

        We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and the Buyer, and formed a substantial basis for this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated by the managements of the Company and the Buyer to result from the Merger, we have assumed, with your consent, that they have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the respective managements of the Company and the Buyer of the future financial performance of the Company and the Buyer. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Agreement without any waiver, amendment or delay of any terms or conditions, and that the Buyer will obtain financing in accordance with the terms set forth in the Commitment Letter. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the Merger. We are not legal, tax, or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Buyer and the Company and their legal, tax, and regulatory advisors with respect to legal, tax, and regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company's officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of the Company Common Stock in the Merger. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or the Buyer, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

        We have acted as financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger, and the Company has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. In the two years prior to the date hereof, we have provided financial advisory and financing services for the Company and have received fees in connection with such services. Morgan Stanley may also seek to provide such services to the Buyer and the Company in the future and expects to receive fees for the rendering of these services.

        Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Buyer, the Company, or any other company, or any currency or commodity, that may be involved in the Merger, or any related derivative instrument.

        This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company only and may not be used for any other purpose without our prior written consent, except that (i) a copy of this opinion may be included in its entirety in any filing the Company is required to make with the U.S. Securities and Exchange Commission, or applicable filings in Italy or the United Kingdom, in connection with the Merger if such inclusion is required by applicable law, provided that, if required by applicable law, any description of or reference to Morgan Stanley or this opinion in such filing is reasonably acceptable to Morgan Stanley and its counsel and (ii) a copy of this opinion may be shared with Buyer for informational purposes only, but may not be relied upon by Buyer, Holdco or Acquisition Sub. In addition, this opinion does not in any manner address the prices at which the Holdco Shares will trade following consummation of the Merger or at any time and Morgan Stanley expresses no opinion or recommendation to any stockholders of the Company or Gold as to how to vote at any stockholders' meetings to be held in connection with the Merger or to any stockholders of the Company in respect of making any election with respect to the Merger.

        Based on and subject to the foregoing, we are of the opinion on the date hereof that the Merger Consideration to be received by the holders of shares of the Company Common Stock, taken in the aggregate, pursuant to the Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock.

Very truly yours,
MORGAN STANLEY & CO. LLC
By:	/s/ JEFFREY N. HOGAN Jeffrey N. Hogan Managing Director

 Annex F

September 15, 2014

The Board of Directors
International Game Technology
655 South Buffalo Drive
Las Vegas, Nevada 89113

Ladies and Gentlemen:

        Reference is made to (i) our opinion letter, dated July 15, 2014 (the "Opinion Letter"), with respect to the fairness from a financial point of view to the holders of common stock, par value $0.00015625 per share, of International Game Technology (the "Company") of the Merger Consideration (as defined in the Opinion Letter) to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of July 15, 2014 (the "Merger Agreement"), by and among the Company, GTECH S.p.A. (the "Buyer"), GTECH Corporation ("Gold US Sub"), Georgia Worldwide Limited ("Holdco"), and Georgia Worldwide Corporation, a wholly owned subsidiary of Holdco ("Acquisition Sub") and (ii) the amendment to the Merger Agreement, substantially in the form of the draft dated September 12, 2014 ("Amendment No. 1"), which we understand that the Company, Buyer, Gold US Sub, Holdco and Acquisition Sub propose to enter into.

        You have requested that we confirm that, had we issued the Opinion Letter on July 15, 2014 on the basis of the transactions contemplated by the Agreement, as amended by Amendment No. 1, and excluding any circumstances, developments or events subsequent to July 15, 2014, other than the execution of Amendment No. 1, the conclusion set forth in the Opinion Letter would not have changed.

        You have advised us, and with your permission we have assumed, that the final terms of Amendment No. 1 will not vary materially from those set forth in the draft reviewed by us, and that Amendment No. 1 and the transactions contemplated thereby do not affect the financial projections prepared by the managements of the Company and the Buyer, including information relating to certain strategic, financial and operational benefits anticipated by the managements of the Company and the Buyer to result from the Merger (as defined in the Opinion Letter). This letter does not address any circumstances, developments or events occurring after the date of the Opinion Letter, other than the execution of Amendment No. 1, and our opinion set forth in the Opinion Letter is provided only as of such date. We have not reviewed any information or documents for purposes of providing this letter of confirmation other than the Amendment.

        Based upon and subject to the foregoing, we confirm that, had we issued the Opinion Letter on July 15, 2014 on the basis of the transactions contemplated by the Agreement, as amended by Amendment No. 1, the conclusion set forth in the Opinion Letter would not have changed.

        This letter is for the information of the Board of Directors of the Company only and may not be used for any other purpose without our prior written consent, except that a copy of this letter may be included in its entirety in any filing the Company or Holdco is required to make with the U.S. Securities and Exchange Commission, or applicable filings in Italy or the United Kingdom, in connection with the Merger if such inclusion is required by applicable law, provided that, if required by applicable law, any description of or reference to Morgan Stanley or this letter in such filing is reasonably acceptable to Morgan Stanley and its counsel.

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ JEFFREY N. HOGAN Jeffrey N. Hogan Managing Director

F-1

Annex G

Credit Suisse Fairness Opinion

[CREDIT SUISSE SECURITIES (EUROPE) LIMITED]

July 15, 2014

Board of Directors
GTECH S.p.A.
Viale del Campo Boario 56/D
00154 Roma
Italy

Members of the Board:

        You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of ordinary shares, par value €1.00 per share (the "GTECH Shares"), of GTECH S.p.A., a joint stock company organized under the laws of Italy ("GTECH") (such holders, the "Shareholders"), of the Exchange Ratio (as defined below) set forth in the Agreement and Plan of Merger (the "Merger Agreement") to be entered into among GTECH, GTECH Corporation, a Delaware corporation, Georgia Worldwide Limited, a private limited company organized under the laws of England and Wales ("Holdco"), Georgia Worldwide Corporation, a Nevada corporation and a wholly-owned subsidiary of Holdco ("Sub"), and International Game Technology, a Nevada corporation ("IGT"). The Merger Agreement provides for, among other things, (i) the merger of GTECH with and into Holdco (the "Holdco Merger"), pursuant to which the separate existence of GTECH will cease and Holdco will continue as the surviving company, and each outstanding GTECH Share, other than any Excluded GTECH Shares (as defined in the Merger Agreement), will be converted into the right to receive one ordinary share (a "Holdco Share"), of Holdco (the "Exchange Ratio"); and (ii) the subsequent merger of Sub with and into IGT (the "IGT Merger" and, together with the Holdco Merger, the "Transaction"), pursuant to which the separate existence of Sub will cease and IGT will continue as the surviving company and a wholly-owned subsidiary of Holdco, and each outstanding share of common stock, par value $0.00015625 per share (an "IGT Share"), of IGT, other than Company Excluded Shares (as defined in the Merger Agreement) will be converted into the right to receive the Company Merger Consideration (as defined in the Merger Agreement).

        In arriving at our opinion, we have reviewed a draft of the Merger Agreement dated July 15, 2014, a draft of the related GTECH Disclosure Letter, dated July 15, 2014, a draft of the related IGT Disclosure Letter, dated July 15, 2014, a draft of the related Support Agreement, dated July 12, 2014, to be entered into among IGT and the individuals and other parties listed on Schedule A to such agreement and a draft of the related Voting Agreement, dated July 12, 2014, to be entered into among IGT and the individuals and other parties listed on Schedule A to such agreement, as well as certain publicly available business and financial information relating to GTECH and IGT. We have also reviewed certain other information relating to GTECH and IGT, including financial forecasts for GTECH and IGT based on the business plans prepared by and provided to us by GTECH, and have met with GTECH's and IGT's management to discuss the business and prospects of GTECH and IGT, respectively.

        We have also considered certain financial and stock market data of GTECH and IGT, and we have compared that data with similar data for other publicly held companies in businesses which we deemed similar to those of GTECH and IGT, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

        In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have assumed and relied on such information being complete and accurate in all material respects. Without limitation to the foregoing, with respect to the financial forecasts for GTECH and IGT referred to above, the management of GTECH have advised us, and we have assumed with your consent, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of GTECH's management as to the future financial performance of GTECH and IGT, respectively, and we express no opinion with respect to such forecasts or the assumptions on which they are based. With respect to the estimates provided to us by the management of GTECH with respect to the cost savings and synergies, including revenue synergies and tax benefits, anticipated to result from the Transaction, we have been advised by the management of GTECH, and we have assumed with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of GTECH as to such cost savings and synergies and will be realized in the amounts and the times indicated thereby. In addition, we have assumed, with your consent, that in the course of obtaining necessary regulatory or third party consents, approvals or agreements in connection with the Transaction, no modification, delay, limitation, restriction or condition will be imposed that will have an adverse effect on GTECH, IGT or the contemplated benefits of the Transaction, and that the Transaction will be consummated in accordance with the terms of the Merger Agreement, without waiver, modification or amendment of any material term, condition or agreement therein. Representatives of GTECH have advised us, and we have also assumed, with your consent, that the terms of the Merger Agreement, when signed, will conform in all material respects to the terms reflected in the draft Merger Agreement reviewed by us. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of GTECH or IGT, nor have we been furnished with any such evaluations or appraisals.

        Our opinion addresses only the fairness, from a financial point of view and as of the date hereof, to the Shareholders of the Exchange Ratio (after giving effect to the aggregate Company Merger Consideration to be paid to holders of IGT Shares in the IGT Merger) and does not address any other aspect or effect of the Transaction or any other agreement, arrangement or understanding entered into in connection with the Transaction or otherwise, including, without limitation, the form or structure of the Transaction or any other aspect relating to any compensation to any officers, directors or employees of any party to the Transaction, or class of such persons, relative to the Exchange Ratio or otherwise.

        Our opinion is necessarily based upon information made available to us on the date hereof and upon financial, economic, regulatory (including tax), market and other conditions as they exist and can be evaluated on the date hereof. We understand that the Holdco Shares will be listed and traded solely on the New York Stock Exchange. We are not expressing any opinion as to what the value of the Holdco Shares actually will be when issued to the Shareholders pursuant to the Transaction or the prices at which such Holdco Shares will trade subsequent to the Transaction, nor are we expressing any opinion as to the prices at which GTECH Shares or IGT Shares will trade at any time. Our opinion does not address the relative merits of the Transaction as compared to alternative transactions or strategies that might be available to GTECH, nor does it address the underlying business decision of GTECH to proceed with the Transaction.

        We have acted as financial advisor to GTECH in connection with the Transaction and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Transaction. We will also receive a fee upon approval of the Transaction by the Shareholders and a fee for rendering this opinion. In addition, we will receive fees for structuring, arranging and providing financing for the Transaction. Furthermore, GTECH has agreed to indemnify us and certain related parties for certain liabilities and other items arising out of our engagement. From time to time, we and our affiliates have in the past provided, are currently providing and in the future we and our affiliates may provide, investment banking and other financial services to GTECH and IGT, for which we and our affiliates have received, and would expect to receive, compensation. We are a full service securities firm engaged in securities trading and brokerage activities and we also provide investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates' own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of GTECH, IGT and any other company that may be involved in the Transaction, as well as provide investment banking and other financial services to such companies.

        It is understood that this letter is for the information of the Board of Directors of GTECH in connection with its consideration of the Transaction and does not constitute advice or a recommendation to any shareholder as to how such shareholder should vote or act on any matter relating to the proposed Transaction or otherwise.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio, after giving effect to the aggregate Company Merger Consideration to be paid to holders of IGT Shares in the IGT Merger, is fair, from a financial point of view, to the Shareholders.

Yours faithfully,
CREDIT SUISSE SECURITIES (EUROPE) LIMITED
By:	/s/ GIUSEPPE MONARCHI
By:	/s/ LAURENCE VAN LANCKER

Annex H

Credit Suisse Bring-down Opinion

October 1, 2014

Board of Directors
GTECH S.p.A.
Viale del Campo Boario 56/D
00154 Roma
Italy

Members of the Board:

        With reference to our fairness opinion dated 15 July 2014 provided pursuant to our engagement letter dated 23 June 2014 (the "Fairness Opinion"), we hereby confirm, on the basis of:

  a)
  the same criteria upon which the Fairness Opinion was given, and

  b)
  the same premises, qualifications and assumptions set out therein, including, without limitation, (i) your confirmation, and our assumption, that (x) the financial forecasts for GTECH and IGT and (y) the estimates provided to us by the management of GTECH with respect to the cost savings and synergies anticipated to result from the Transaction, have not changed, in either case, since 15 July 2014, and (ii) your further confirmation that no event or circumstance has occurred or arisen since 15 July 2014 which could have a material impact or adverse effect on GTECH, IGT or the contemplated benefits of the Transaction, that, as of the date hereof, nothing has come to our attention which would cause us to alter our opinion that the Exchange Ratio, after giving effect to the aggregate Company Merger Consideration to be paid to holders of IGT Shares in the IGT Merger, is fair, from a financial point of view, to the Shareholders (as such capitalised terms are defined in the Fairness Opinion).

Yours faithfully,
CREDIT SUISSE SECURITIES (EUROPE) LIMITED
By:	/s/ GIUSEPPE MONARCHI
By:	/s/ LAURENCE VAN LANCKER

H-1

Annex I

Company No. 09127533

AGREED FORM ARTICLES

THE COMPANIES ACT 2006

PUBLIC COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

of

GEORGIA WORLDWIDE PLC

Adopted on [            ]

I-i

I-ii

I-iii

I-iv

PART 1
INTERPRETATION AND LIMITATION OF LIABILITY

1.
DEFINED TERMS

1.1
In the articles, unless the context requires otherwise:

  "Act" means the Companies Act 2006;

  "articles" means the Company's articles of association;

  "associate" means any body corporate in which a company is interested directly or indirectly so that it is able to exercise or control the exercise of 20 per cent. or more of the votes eligible to be cast at general meetings on all, and substantially all, matters;

  "auditors" means the auditors from time to time of the Company;

  "bankruptcy" includes individual insolvency proceedings in a jurisdiction other than England and Wales or Northern Ireland which have an effect similar to that of bankruptcy;

  "business day" means a day (not being a Saturday or Sunday) on which clearing banks are open for business in London, New York, Rome and Milan;

  "call" has the meaning given in article 75.1;

  "call notice" has the meaning given in article 75.1;

  "certificate" means a paper certificate evidencing a person's title to specified shares or other securities;

  "chairman" means the person appointed to that role pursuant to article 13.1;

  "chairman of the meeting" has the meaning given in article 40.4;

  "clear days" means, in relation to a period of notice, that period excluding the day when the notice is given or deemed to be given and the day for which it is given or on which it is to take effect;

  "company" includes any body corporate (not being a corporation sole) or association of persons, whether or not a company within the meaning of the Act;

  "Company" means Georgia Worldwide PLC, a company incorporated in England and Wales, with registered number 09127533;

  "Companies Acts" means the Companies Acts (as defined in section 2 of the Act), in so far as they apply to the Company;

  "company's lien" has the meaning given in article 73.1;

  "corporate representative" has the meaning given in article 55.1;

  "director" means a director of the Company, and includes any person occupying the position of director, by whatever name called;

  "Disclosure and Transparency Rules" means the Disclosure Rules and Transparency Rules of the UK Financial Conduct Authority made pursuant to Part VI of FSMA, as revised from time to time;

  "distribution recipient" has the meaning given in article 96.2;

  "document" includes, unless otherwise specified, any document sent or supplied in electronic form;

  "fully paid" in relation to a share, means that the nominal value and any premium to be paid to the Company in respect of that share has been paid to the Company;

  "Group" means the Company and its subsidiaries and subsidiary undertakings from time to time;

  "holder" in relation to a share means the person whose name is entered in the register of members as the holder of that share;

  "independent director" means a director who meets the independence standards of the NYSE applicable to non-controlled domestic US issuers;

  "instrument" means a document in hard copy form;

  "lien enforcement notice" has the meaning given in article 74;

  "member" means a member of the Company;

  "Loyalty Plan" means the loyalty plan relating to the Special Voting Shares;

  "Model Articles" means the model articles for public companies limited by shares contained in Schedule 3 of the Companies (Model Articles) Regulations 2008 (SI 2009/3229) as amended prior to the date on which the Company was incorporated;

  "Nominee" means any person appointed by the Company to hold Special Voting Shares in accordance with these articles;

  "NYSE" means the New York Stock Exchange;

  "Ordinary Shares" means ordinary shares of US$0.10 each in the capital of the Company, having the rights and restrictions set out in article 64.1;

  "paid" and "paid up" mean paid or credited as paid;

  "participate", in relation to a directors' meeting, has the meaning given in article 11.1 and "participating director" shall be construed accordingly;

  "partly paid" in relation to a share means that part of that share's nominal value and any premium at which it was issued which has not been paid to the Company;

  "proxy notice" has the meaning given in article 53.1;

  "qualifying person" means an individual who is a member of the Company, a corporate representative in relation to a meeting or a person appointed as proxy of a member in relation to a meeting;

  "register" means the register of members of the Company kept under section 113 of the Act and, where the context requires, any register maintained by the Company of persons holding any renounceable right of allotment of a share;

  "seal" means the common seal of the Company or any official or securities seal that the Company may have or may be permitted to have under the Act;

  "secretary" means the secretary of the Company and includes any joint, assistant or deputy secretary and a person appointed by the directors to perform the duties of the secretary;

  "senior holder" means, in the case of a share held by two or more joint holders, whichever of them is named first in the register;

  "shares" means any shares in the Company;

  "Special Voting Shares" means special voting shares with a nominal value of US$0.000001 each in the capital of the Company, having the rights and restrictions set out in article 64.7;

  "Sterling Non-Voting Shares" means the sterling non-voting shares of the Company with a nominal value of £1 each, having the rights and restrictions set out in article 64.17;

  "Sterling Shareholder" means any person appointed by the Company to hold the Sterling Non-Voting Shares;

  "subsidiary undertaking" or "parent undertaking" is to be construed in accordance with section 1162 (and Schedule 7) of the Act and for the purposes of this definition, a subsidiary undertaking shall include any person the shares or ownership interests in which are subject to security and where the legal title to the shares or ownership interests so secured are registered in the name of the secured party or its nominee pursuant to such security;

  "transmittee" means a person entitled to a share by reason of the death or bankruptcy of a shareholder or otherwise by operation of law; and

  "writing" means the representation or reproduction of words, symbols or other information in a visible form by any method or combination of methods, whether sent or supplied in electronic form or otherwise.

1.2
Unless the context requires otherwise, words or expressions contained in these articles bear the same meaning given by the Act as it is in force when the articles are adopted.

1.3
Where an ordinary resolution of the Company is expressed to be required for any purpose, a special resolution is also effective for that purpose.

1.4
References to a "meeting" shall not be taken as requiring more than one person to be present if any quorum requirement can be satisfied by one person.

1.5
The headings in the articles do not affect their interpretation.

1.6
References to any statutory provision or statute include all modifications and re-enactments (with or without modification) to such provision or statute and all subordinate legislation made under any such provision or statute, in each case for the time being in force. This article 1.6 does not affect the interpretation of article 1.2.

1.7
The ejusdem generis principle of construction shall not apply. Accordingly, general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class of acts, matters or things or by examples falling within the general words.

1.8
In the articles, words importing one gender shall include each gender and a reference to a "spouse" shall include a reference to a civil partner under the Civil Partnership Act 2004.

2.
MODEL ARTICLES OR REGULATIONS NOT TO APPLY

  No model articles or regulations contained in any statute or subordinate legislation, including those contained in the Model Articles, apply as the articles of association of the Company.

3.
LIABILITY OF MEMBERS

  The liability of the members is limited to the amount, if any, unpaid on the shares held by them.

PART 2
DIRECTORS

DIRECTORS' POWERS AND RESPONSIBILITIES

4.
DIRECTORS' GENERAL AUTHORITY

4.1
Subject to the Act and the articles, the directors are responsible for the management of the Company's business, for which purpose they may exercise all the powers of the Company whether relating to the management of the business or not.

4.2
No alteration of the articles invalidates anything which the directors have done before the alteration.

4.3
The provisions of the articles giving specific powers to the directors do not limit the general powers given by this article 4.

4.4
The directors can appoint a person (not being a director) to an office having the title including the word "director" or attach such a title to an existing office. The directors can also terminate the appointment or use of that title. Even though a person's title includes "director", this does not imply that they are (or are deemed to be) directors of the Company or that they can act as a director as a result of having such a title or be treated as a director of the Company for any of the purposes of the Act or the articles.

4.5
The directors may in their discretion exercise (or cause to be exercised) the powers conferred by shares of another company held (or owned) by the Company or a power of appointment to be exercised by the Company (including the exercise of the voting power or power of appointment in favour of the appointment of a director as an officer or employee of that company).

4.6
Subject to the Act, the directors may exercise the powers of the Company regarding keeping an overseas, local or other register and may make and vary regulations as they think fit concerning the keeping of such a register.

5.
COMPLIANCE WITH NYSE RULES

  For as long as the Ordinary Shares are listed on the NYSE, the Company shall comply with all NYSE corporate governance standards set forth in Section 3 of the NYSE Listed Company Manual applicable to non-controlled domestic U.S. issuers, regardless of whether the Company is a foreign private issuer.

6.
BORROWING POWERS

  The directors may exercise all the powers of the Company to borrow money and to mortgage or charge all or part of the undertaking, property and assets (present or future) and uncalled capital of the Company and, subject to the Act, to issue debentures and other securities, whether outright or as collateral security for a debt, liability or obligation of the Company or of a third party.

7.
DIRECTORS MAY DELEGATE

7.1
Subject to the articles, the directors may delegate any of the powers, authorities and discretions which are conferred on them under the articles:

7.1.1
to such person or committee;

7.1.2
by such means (including by power of attorney);

  7.1.3
  to such an extent;

  7.1.4
  in relation to such matters or territories; and

  7.1.5
  on such terms and conditions;

  as they think fit.

7.2
If the directors so specify, any such delegation may authorise further delegation of the directors' powers, authorities and discretions by any person to whom they are delegated.

7.3
If the directors delegate under article 7.1, they may retain or exclude the right to exercise the delegated powers, authorities and discretions together with that person or committee.

7.4
Where a provision in the articles refers to the exercise of a power, authority or discretion by the directors and that power, authority or discretion has been delegated by the directors to a person or a committee under article 7.1, the provision shall be construed as permitting the exercise of the power, authority or discretion by that person or committee.

7.5
The directors may revoke any delegation in whole or part, or alter its terms and conditions.

8.
COMMITTEES

8.1
Committees to which the directors delegate any of their powers must follow procedures which are based as far as they are applicable on those provisions of the articles which govern the taking of decisions by directors.

8.2
For as long as the Ordinary Shares are listed on the NYSE, all committees shall comply with the applicable rules of the NYSE applicable to non-controlled domestic US issuers. The directors may otherwise make rules of procedure for all or any committees, which prevail over rules derived from the articles.

DECISION-MAKING BY DIRECTORS

9.
DIRECTORS TO TAKE DECISIONS COLLECTIVELY

9.1
Decisions of the directors may be taken:

9.1.1
at a directors' meeting; or

9.1.2
in the form of a directors' written resolution.

10.
CALLING A DIRECTORS' MEETING

10.1
Any director may call a directors' meeting.

10.2
The secretary must call a directors' meeting if a director so requests.

10.3
A directors' meeting is called by giving notice of the meeting to the directors.

10.4
Notice of any directors' meeting must indicate:

10.4.1
its proposed date and time (which shall be not less than 48 hours after the notice is given);

10.4.2
where it is to take place; and

10.4.3
if it is anticipated that directors participating in the meeting will not be in the same place, how it is proposed that they should communicate with each other during the meeting.

10.5
Notice of a directors' meeting must be given to each director, but need not be in writing.

10.6
Notice of a directors' meeting need not be given to a director who waives his entitlement to notice of that meeting, by giving notice to that effect to the Company at any time before or after the date on which the meeting is held. Where such notice is given after the meeting has been held, that does not affect the validity of the meeting, or of any business conducted at it.

11.
PARTICIPATION IN DIRECTORS' MEETINGS

11.1
Subject to the articles, directors "participate" in a directors' meeting, or part of a directors' meeting, when:

11.1.1
the meeting has been called and takes place in accordance with the articles; and

11.1.2
they can each communicate to the others any information or opinions they have on any particular item of the business of the meeting.

11.2
In determining whether a director is participating in a directors' meeting, it is irrelevant where the director is or how he communicates with the others.

11.3
If all the directors participating in a meeting are not in the same place, they may decide that the meeting is to be treated as taking place wherever any of them is.

12.
QUORUM FOR DIRECTORS' MEETINGS

12.1
At a directors' meeting, unless a quorum is participating, no proposal is to be voted on, except a proposal to call another meeting.

12.2
The quorum for directors' meetings shall be at least a majority of the directors then in office.

13.
CHAIRING DIRECTORS' MEETINGS

13.1
The directors may appoint a director to chair their meetings.

13.2
The directors may appoint other directors as vice, deputy or assistant chairmen to chair directors' meetings in the chairman's absence.

13.3
The directors may terminate the appointment of the chairman, vice, deputy or assistant chairman at any time.

13.4
If neither the chairman nor any director appointed generally to chair directors' meetings in the chairman's absence is participating in a meeting within ten minutes of the time at which it was to start, the participating directors must appoint one of their number to chair it.

14.
VOTING AT DIRECTORS' MEETINGS: GENERAL RULES

14.1
Subject to the articles, a decision is taken at a duly convened directors' meeting by a majority of the votes cast at such meeting.

14.2
Subject to the articles, each director participating in a directors' meeting has one vote.

DIRECTORS' INTERESTS

15.
DIRECTORS' INTERESTS

15.1
A director shall be authorised for the purposes of section 175 of the Act to act or continue to act as a director of the Company notwithstanding that at the time of his appointment or subsequently he also holds office as a director of, or holds any other office, employment or engagement with, any other member of the Group.

16.
DIRECTORS' INTERESTS OTHER THAN IN RELATION TO TRANSACTIONS OR ARRANGEMENTS WITH THE COMPANY

16.1
The directors may authorise any matter proposed to them which would, if not so authorised, involve a breach of duty by a director under section 175 of the Act.

16.2
Any authorisation under article 16.1 will be effective only if:

16.2.1
any requirement as to the quorum at the meeting or part of the meeting at which the matter is considered is met without counting the director in question or any other director interested in the matter under consideration; and

16.2.2
the matter was agreed to without such directors voting or would have been agreed to if such directors' votes had not been counted.

16.3
The directors may give any authorisation under article 16.1 upon such terms and conditions as they think fit. The directors may vary or terminate any such authorisation at any time.

16.4
For the purposes of articles 15 to 21 a conflict of interest includes a conflict of interest and duty and a conflict of duties, and "interest" includes both direct and indirect interests.

17.
CONFIDENTIAL INFORMATION AND ATTENDANCE AT DIRECTORS' MEETINGS

17.1
A director shall be under no duty to the Company with respect to any information which he obtains or has obtained otherwise than as a director of the Company and in respect of which he owes a duty of confidentiality to another person. In particular the director shall not be in breach of the general duties he owes to the Company by virtue of sections 171 to 177 of the Act because he:

17.1.1
fails to disclose any such information to the directors or to any director or other officer or employee of the Company; and/or

17.1.2
does not use or apply any such information in performing his duties as a director of the Company.

  However, to the extent that his relationship with that other person gives rise to a conflict of interest or possible conflict of interest, this article 17.1 applies only if the existence of that relationship has been authorised by the directors under article 16.1 (subject, in any such case, to any terms and conditions upon which such authorisation was given).

17.2
Where the existence of a director's relationship with another person has been authorised by the directors under article 16.1 and his relationship with that person gives rise to a conflict of interest or possible conflict of interest, without prejudice to the provisions of article 21, the director shall not be in breach of the general duties he owes to the Company by virtue of sections 171 to 177 of the Act because he:

17.2.1
absents himself from meetings of the directors or a committee of directors (or the relevant portions thereof) at which any matter relating to the conflict of interest or possible conflict of interest will or may be discussed or from the discussion of any such matter at a meeting or otherwise; and/or

17.2.2
makes arrangements not to receive documents and information relating to any matter which gives rise to the conflict of interest or possible conflict of interest sent or supplied by the Company and/or for such documents and information to be received and read by a professional adviser on his behalf, for so long as he reasonably believes such conflict of interest (or possible conflict of interest) subsists, provided that if a majority of the independent directors of the Company so determine

  (excluding any independent director who is conflicted in respect of the particular matter), such conflicted director may be permitted to participate in the relevant meeting (or part thereof), and to receive documents and information relating to the matter, but not to vote (save to the extent that such participation or access to such documents and information would constitute a breach of applicable competition law or regulation).

17.3
The provisions of articles 17.1 and 17.2 are without prejudice to any equitable principle or rule of law which may excuse the director from:

17.3.1
disclosing information, in circumstances where disclosure would otherwise be required under these articles; and/or

17.3.2
attending meetings or discussions or receiving documents and information as referred to in article 17.2, in circumstances where such attendance or receiving such documents and information would otherwise be required under these articles.

18.
DECLARATION OF INTERESTS IN PROPOSED OR EXISTING TRANSACTIONS OR ARRANGEMENTS WITH THE COMPANY

18.1
A director who is in any way, directly or indirectly, interested in a proposed transaction or arrangement with the Company must declare the nature and extent of his interest to the other directors before the Company enters into the transaction or arrangement.

18.2
A director who is in any way, directly or indirectly, interested in a transaction or arrangement that has been entered into by the Company must declare the nature and extent of his interest to the other directors as soon as is reasonably practicable, unless the interest has already been declared under article 18.1.

18.3
Any declaration required by article 18.1 may (but need not) be made:

18.3.1
at a meeting of the directors;

18.3.2
by notice in writing in accordance with section 184 of the Act; or,

18.3.3
by general notice in accordance with section 185 of the Act.

18.4
Any declaration required by article 18.2 must be made:

18.4.1
at a meeting of the directors;

18.4.2
by notice in writing in accordance with section 184 of the Act; or,

18.4.3
by general notice in accordance with section 185 of the Act.

18.5
If a declaration made under article 18.1 or 18.2 above proves to be, or becomes, inaccurate or incomplete, a further declaration must be made under article 18.1 or 18.2 as appropriate.

18.6
A director need not declare an interest under this article 18:

18.6.1
if it cannot reasonably be regarded as likely to give rise to a conflict of interest;

18.6.2
if, or to the extent that, the other directors are already aware of it (and for this purpose the other directors are treated as aware of anything of which they ought reasonably to be aware);

18.6.3
if, or to the extent that, it concerns terms of his service contract that have been or are to be considered by a meeting of the directors or by a committee of the directors appointed for the purpose under these articles; or

18.6.4
if the director is not aware of his interest or is not aware of the transaction or arrangement in question (and for this purpose a director is treated as being aware of matters of which he ought reasonably to be aware).

19.
ABILITY TO ENTER INTO TRANSACTIONS AND ARRANGEMENTS WITH THE COMPANY NOTWITHSTANDING INTEREST

19.1
Subject to the Act and provided that he has declared to the directors the nature and extent of any direct or indirect interest of his in accordance with article 18 or where article 18.6 applies and no declaration of interest is required, a director notwithstanding his office:

19.1.1
may be a party to, or otherwise be interested in, any transaction or arrangement with the Company or in which the Company is directly or indirectly interested;

19.1.2
may act by himself or through his firm in a professional capacity for the Company (otherwise than as auditor), and in any such case on such terms as to remuneration and otherwise as the directors may decide; or

19.1.3
may be a director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise be interested in, any body corporate in which the Company is directly or indirectly interested.

20.
REMUNERATION AND BENEFITS

20.1
A director shall not, by reason of his office, be accountable to the Company for any remuneration or other benefit which he derives from any office or employment or from any transaction or arrangement or from any interest in any body corporate:

20.1.1
the acceptance, entry into or existence of which has been authorised by the directors under article 16.1 (subject, in any such case, to any terms and conditions upon which such authorisation was given); or

20.1.2
which he is permitted to hold or enter into by virtue of article 19 or otherwise under these articles,

  nor shall the receipt of any such remuneration or other benefit constitute a breach of his duty under section 176 of the Act. No transaction or arrangement authorised or permitted under articles 16.1 or 19 or otherwise under these articles shall be liable to be avoided on the ground of any such interest or benefit.

21.
GENERAL VOTING AND QUORUM REQUIREMENTS

21.1
Save as otherwise provided by these articles, a director shall not vote on or be counted in the quorum in relation to a resolution of the directors or committee of the directors concerning a matter in which he has a direct or indirect interest which is, to his knowledge, a material interest (otherwise than by virtue of his interest in shares or debentures or other securities of or otherwise in or through the Company), but this prohibition does not apply to any interest arising only because a resolution concerns any of the following matters:

21.1.1
the giving of a guarantee, security or indemnity in respect of money lent or obligations incurred by him or any other person at the request of or for the benefit of the Company or any of its subsidiary undertakings;

21.1.2
the giving of a guarantee, security or indemnity in respect of a debt or obligation of the Company or any of its subsidiary undertakings for which the director has assumed responsibility in whole or in part, either alone or jointly with others, under a guarantee or indemnity or by the giving of security;

21.1.3
a transaction or arrangement concerning an offer of shares, debentures or other securities of the Company or any of its subsidiary undertakings for subscription or purchase, in which offer he is or may be entitled to participate as a holder of securities or in the underwriting or sub-underwriting of which he is to participate;

  21.1.4
  a transaction or arrangement to which the Company is or is to be a party concerning another company (including a subsidiary undertaking of the Company) in which he or any person connected with him is interested (directly or indirectly) whether as an officer, shareholder, creditor or otherwise (a "relevant company"), if he and any persons connected with him do not to his knowledge hold an interest in shares (as that term is used in sections 820 to 825 of the Act) representing one per cent. or more of either any class of the equity share capital (excluding any share of that class held as treasury shares) in the relevant company or of the voting rights available to members of the relevant company;

  21.1.5
  a transaction or arrangement for the benefit of the employees of the Company or any of its subsidiary undertakings (including any pension fund or retirement, death or disability scheme) which does not award him a privilege or benefit not generally awarded to the employees to whom it relates; or

  21.1.6
  a transaction or arrangement concerning the purchase or maintenance of any insurance policy for the benefit of directors or for the benefit of persons including directors.

21.2
A director shall not vote on or be counted in the quorum in relation to a resolution of the directors or committee of the directors concerning his own appointment (including fixing or varying the terms of his appointment or its termination) as the holder of an office or place of profit with the Company or any body corporate in which the Company is directly or indirectly interested. Where proposals are under consideration concerning the appointment (including fixing or varying the terms of appointment or its termination) of two or more directors to offices or places of profit with the Company or a body corporate in which the Company is directly or indirectly interested, such proposals may be divided and a separate resolution considered in relation to each director. In that case, each of the directors concerned (if not otherwise debarred from voting under article 21) is entitled to vote (and be counted in the quorum) in respect of each resolution except that concerning his own appointment.

21.3
If a question arises at a meeting as to the materiality of a director's interest or as to the entitlement of a director to vote or be counted in a quorum and the question is not resolved by his voluntarily agreeing to abstain from voting or being counted in the quorum, the question shall be decided by resolution of the directors or committee members present at the meeting (excluding the director in question) whose majority vote is conclusive and binding on all concerned.

21.4
The Company may by ordinary resolution suspend or relax the provisions of articles 15 to 21 to any extent. Subject to the Act, the Company may by ordinary resolution ratify any transaction or arrangement not properly authorised by reason of a contravention of articles 15 to 21.

22.
PROPOSING DIRECTORS' WRITTEN RESOLUTIONS

22.1
Any director may propose a directors' written resolution.

22.2
The secretary must propose a directors' written resolution if a director so requests.

22.3
A directors' written resolution is proposed by giving written notice of the proposed resolution to each director.

22.4
Notice of a proposed directors' written resolution must indicate:

22.4.1
the proposed resolution;

  22.4.2
  the time by which it is proposed that the directors should adopt it; and

  22.4.3
  the manner in which directors can indicate their agreement in writing to it, for the purposes of article 23.

23.
ADOPTION OF DIRECTORS' WRITTEN RESOLUTIONS

23.1
A proposed directors' written resolution is adopted when all the directors entitled to vote at a meeting of the board or of a committee of the board in respect of the proposed resolution (being not less than the number of directors required to form a quorum at a duly convened meeting) have signed one or more copies of it, or have otherwise indicated their agreement in writing to it (which may include by electronic means). A director indicates his agreement in writing to a proposed directors' written resolution when the Company receives from him an authenticated document identifying the resolution to which it relates and indicating the director's agreement to the resolution, in accordance with section 1146 of the Act. Once a director has so indicated his agreement, it may not be revoked.

23.2
It is immaterial whether any director signs the resolution or otherwise indicates his agreement in writing to it before or after the time by which the notice proposed that it should be adopted.

23.3
Once a directors' written resolution has been adopted, it must be treated as if it had been a decision taken at a directors' meeting or committee meeting in accordance with the articles. All directors shall be notified after a director's written resolution has been passed.

24.
DIRECTORS' DISCRETION TO MAKE FURTHER RULES

  Subject to the articles, the directors may make any rule which they think fit about how they take decisions, and about how such rules are to be recorded or communicated to directors.

APPOINTMENT OF DIRECTORS

25.
NUMBER OF DIRECTORS

  Unless and until otherwise decided by the board (where, for the period of three years from the date of adoption of these articles, not less than three-quarters of the directors shall have voted in favour of such decision), the number of directors will be 13. The composition of the board (and, if applicable, each director) will satisfy the requirements of applicable law and any securities exchange on which the Company's securities are listed.

26.
INITIAL DIRECTORS

  The directors in office immediately following the unconditional adoption of these articles shall be appointed for a term of three years from such date.

27.
METHODS OF APPOINTING DIRECTORS

27.1
Subject to the articles, any person who is willing to act as a director, and is permitted by law to do so, may be appointed to be a director:

27.1.1
by ordinary resolution;

27.1.2
at a general meeting called under article 35.4;

27.1.3
by a decision of the directors.

27.2
Subject to the Act, the directors may enter into an agreement or arrangement with any director for the provision of any services outside the scope of the ordinary duties of a director. Any such agreement or arrangement may be made on such terms and conditions as (subject to the Act) the directors think fit and (without prejudice to any other provision of the articles) they may remunerate any such director for such services as they think fit.

27.3
The only persons who can be elected directors at a general meeting are the following:

27.3.1
a person who is recommended by the directors;

27.3.2
a person who has been proposed by a member (other than the person to be proposed) who is entitled to attend and to vote at the meeting. The proposing member must provide written notice that he intends to propose the person for election and the notice must:

(a)
be delivered to the Company's registered office at least 30 but not more than 90 days before the date of the meeting;

(b)
state the particulars which would be required to be included in the register of directors if the proposed director were appointed (or reappointed), as well as (for so long as the Ordinary Shares are listed on the NYSE) all information required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for appointment of directors, or is otherwise required, in each case pursuant to Regulation 14A under the US Securities Exchange Act of 1934, as amended from time to time; and

(c)
be accompanied by notice given by proposed director of his willingness to be appointed (or reappointed).

27.4
The directors may require that any notice of a proposed director by a member include additional disclosure regarding such proposed director, including such person's interest in the Company.

27.5
A resolution for the appointment of two or more persons as directors by a single resolution is void unless a resolution that the resolution for appointment is proposed in this way has first been proposed by the meeting without a vote being given against it.

27.6
A director need not be a member.

27.7
All acts done by:

27.7.1
a meeting of the directors;

27.7.2
a meeting of a committee of the directors;

27.7.3
written resolution of the directors; or

27.7.4
a person acting as a director, or a committee,

  shall be valid notwithstanding that it is discovered afterwards that there was a defect in the appointment of a person or persons acting or that any of them were disqualified from holding office, had ceased to hold office or were not entitled to vote on the matter in question.

28.
TERMINATION OF DIRECTOR'S APPOINTMENT

28.1
A person ceases to be a director as soon as:

28.1.1
the period expires, if he has been appointed for a fixed period;

28.1.2
he ceases to be a director by virtue of any provision of the Act, is removed from office under the articles or is prohibited from being a director by law;

  28.1.3
  he is deemed unfit or has otherwise been requested to be removed from office by any gaming regulatory authority in any applicable jurisdiction;

  28.1.4
  a bankruptcy order is made against him;

  28.1.5
  a composition is made with his creditors generally in satisfaction of his debts;

  28.1.6
  a registered medical practitioner who is treating that person gives a written opinion to the Company stating that that person has become physically or mentally incapable of acting as a director and may remain so for more than three months and the directors resolve that he cease to be a director;

  28.1.7
  by reason of his mental health, a court makes an order which wholly or partly prevents that person from personally exercising any powers or rights which that person would otherwise have and the directors resolve that he cease to be a director;

  28.1.8
  he is absent, without the permission of the directors, from directors' meetings for six consecutive months and the directors resolve that he cease to be a director;

  28.1.9
  notification is received by the Company from the director that the director is resigning from office as director, and such resignation has taken effect in accordance with its terms; or

  28.1.10
  being an executive director he ceases, for whatever reason, to be employed or engaged by the Group (provided that this article 28.1.10 shall not apply to the initial directors as referred to in article 26).

28.2
A unanimous resolution of the directors (excluding the director the subject of this article) declaring a director to have ceased to be a director under the terms of this article is conclusive as to the fact and grounds of cessation stated in the resolution.

28.3
If a director ceases to be a director for any reason, he shall cease to be a member of any committee of the directors.

29.
DIRECTORS' FEES

29.1
Directors may undertake any services for the Company that the directors decide.

29.2
Unless otherwise determined by ordinary resolution, directors are entitled for their services to such total fees as the directors determine (or such sum as the Company may decide by ordinary resolution). The total fees will be divided among the directors in the proportions that the directors decide. If no decision is made, the total fees will be divided equally. A fee payable under this article 29.2 is distinct from any salary, remuneration or other amount payable to a director under the articles or otherwise. Unless the directors determine otherwise, a fee payable under this article 29.2 accrues from day to day.

29.3
Subject to the Act and the articles, directors' fees may be payable in any form and, in particular, the directors may arrange for part of a fee payable under this article 29 to be provided in the form of fully paid shares of the Company. The amount of the fee payable in this way is at the directors' discretion. The amount of the fee will be applied to purchase or subscribe for shares on behalf of the director.

29.4
Unless the directors decide otherwise, a director is not accountable to the Company for any remuneration which he receives as a director or other officer or employee of the Company's subsidiary undertakings or of any other body corporate in which the Company is interested.

30.
DIRECTORS' ADDITIONAL REMUNERATION

30.1
The directors can pay additional remuneration (whether by way of salary, percentage of profits or otherwise) and expenses to any director who at the request of the directors:

30.1.1
makes a special journey for the Company;

30.1.2
performs a special service for the Company; or,

30.1.3
works abroad in connection with the Company's business.

31.
DIRECTORS' PENSIONS AND OTHER BENEFITS

31.1
The directors may decide whether to pay or provide (by insurance or otherwise):

31.1.1
pensions, retirement or superannuation benefits;

31.1.2
death, sickness or disability benefits;

31.1.3
gratuities; or,

31.1.4
other allowances,

  to any person who is or who was a director of:

  31.1.5
  the Company;

  31.1.6
  a subsidiary undertaking of the Company;

  31.1.7
  any company which is or was allied to or associated with the Company or any of its subsidiary undertakings; or

  31.1.8
  a predecessor in business of the Company or any of its subsidiary undertakings,

  or to a member of his family including a spouse, former spouse or a person who is (or was) dependent on him.

31.2
For the purpose of article 31.1, the directors may establish, maintain, subscribe and contribute to any scheme trust or fund and pay premiums. The directors may arrange for this to be done either by the Company alone or in conjunction with another person.

32.
REMUNERATION OF EXECUTIVE DIRECTORS

32.1
The salary or remuneration of a director appointed to hold employment or executive office in accordance with these articles may be:

32.1.1
a fixed sum;

32.1.2
wholly or partly governed by business done or profits made; or

32.1.3
as the directors decide.

  This salary or remuneration may be in addition to or instead of a fee payable to him for his services as a director under these articles.

33.
DIRECTORS' EXPENSES

33.1
The Company may repay any reasonable travelling, hotel and other expenses which a director properly incurs in performing his duties as director in connection with his attendance at:

33.1.1
directors' meetings;

33.1.2
committee meetings;

  33.1.3
  general meetings; or

  33.1.4
  separate meetings of the holders of any class of shares or of debentures of the Company,

  or otherwise in connection with the exercise of their powers and the discharge of his responsibilities in relation to the Company.

33.2
Subject to the Act, the directors may make arrangements to provide a director with funds to meet expenditure incurred (or to be incurred) by him for the purposes of:

33.2.1
the Company;

33.2.2
enabling him to properly perform his duties as an officer of the Company; or

33.2.3
enabling him to avoid incurring any such expenditure.

PART 3
DECISION-MAKING BY MEMBERS

ORGANISATION OF GENERAL MEETINGS

34.
ANNUAL GENERAL MEETINGS

34.1
Subject to the Act, the Company must hold an annual general meeting within six months following its accounting fiscal year end date.

34.2
The directors may decide where and when to hold annual general meetings.

35.
CALLING GENERAL MEETINGS

35.1
The directors may call a general meeting whenever they think fit.

35.2
On the requirement of members under the Act, the directors must call a general meeting:

35.2.1
within 21 days from the date on which the directors become subject to the requirement; and

35.2.2
to be held on a date not more than 28 days after the date of the notice calling the meeting.

35.3
At a general meeting called by a requisition (or by requisitionists), no business may be transacted except that stated by the requisition or proposed by the directors.

35.4
A general meeting may also be called under this article 35.4. if:

35.4.1
the Company has fewer than two directors; and

35.4.2
the director (if any) is unable or unwilling to appoint sufficient directors to make up a quorum or to call a general meeting to do so,

  then two or more members may call a general meeting (or instruct the secretary to do so) for the purpose of appointing one or more directors.

36.
NOTICE OF GENERAL MEETINGS

36.1
At least 21 clear days' notice must be given to call an annual general meeting. Subject to the Act, at least 14 clear days' notice must be given to call all other general meetings. A general meeting may be called by shorter notice if it is so agreed by a majority in number of the members having a right to attend and vote at the meeting, being a majority who together hold not less than 95 per cent. in nominal value of the shares giving that right.

36.2
Notice of a general meeting must be given to:

36.2.1
the members (other than any who, under the provisions of the articles or the terms of allotment or issue of shares, are not entitled to receive notice);

36.2.2
the directors;

36.2.3
beneficial owners nominated to enjoy information rights under the Act; and

36.2.4
the auditors.

36.3
The directors may decide that persons entitled to receive notices of a general meeting are those on the register at the close of business on a day the directors decide.

36.4
The notice of a general meeting must specify a time (which must not be more than 48 hours, excluding any part of a day that is not a working day, before the time fixed for the meeting) by which a person must be entered on the register in order to have the right to attend or vote at the meeting. Changes to entries on the register after the time specified in the notice will be disregarded in deciding the rights of any person to attend or vote.

36.5
In the case of an annual general meeting, the notice shall specify the meeting as such. In the case of a meeting to pass a special resolution, the notice shall specify the intention to propose the resolution as a special resolution.

36.6
The accidental omission to give notice of a general meeting or to send, supply or make available any document or information relating to a meeting to, or the non receipt of any such notice, document or information by, a person entitled to receive any such notice, document or information will not invalidate the proceedings at that meeting.

36.7
Subject to the Act, if, after the sending of notice of a general meeting, the directors decide that it is impractical or unreasonable for any reason to hold a general meeting at the time, date or place set out in the notice for calling the meeting, they can move or postpone the meeting (or both). Subject to the Act, if the directors do this, an announcement of the time, date and place of the re-arranged meeting will, if practical, be published on the Company's website. Notice of the business of the meeting does not need to be given again. The directors must take reasonable steps to ensure that any member trying to attend the meeting at the original time, date and/or place is informed of the new arrangements. If a meeting is re-arranged in this way, proxy forms can be delivered as specified in article 54. The directors can also move or postpone (or both) the re-arranged meeting under this article.

37.
ATTENDANCE AND SPEAKING AT GENERAL MEETINGS

37.1
The directors may make whatever arrangements they consider appropriate to enable those attending a general meeting to exercise their rights to speak and vote at it.

37.2
A person is able to exercise the right to vote at a general meeting when:

37.2.1
that person is able to vote, during the meeting, on resolutions put to the vote at the meeting; and

37.2.2
that person's vote can be taken into account in determining whether or not such resolutions are passed at the same time as the votes of all the other persons attending the meeting.

38.
MEETING SECURITY

38.1
The directors may make any arrangement and impose any restriction they consider appropriate to ensure the security of a general meeting including the searching of a person attending the meeting and the restriction of the items of personal property that may be taken into the meeting place.

38.2
The directors may authorise one or more persons, including a director or the secretary or the chairman of the meeting, to:

38.2.1
refuse entry to a meeting to a person who refuses to comply with these arrangements or restrictions; and

38.2.2
eject from a meeting any person who causes the proceedings to become disorderly.

39.
QUORUM FOR GENERAL MEETINGS

39.1
No business other than the appointment of the chairman of the meeting is to be transacted at a general meeting if the persons attending the meeting do not constitute a quorum.

39.2
If the Company has only one member entitled to attend and vote at the general meeting, one qualifying person present at the meeting and entitled to vote is a quorum.

39.3
Subject to the Act, in all cases other than that in article 39.2, qualifying persons representing a majority of the votes of the Company entitled to be exercised at the meeting are a quorum.

40.
CHAIRING GENERAL MEETINGS

40.1
If the directors have appointed a chairman, the chairman shall chair general meetings if present and willing to do so.

40.2
If the chairman is absent and the directors have appointed a vice, deputy or assistant chairman, then the senior of them shall act as the chairman.

40.3
If the directors have not appointed a chairman (or vice, deputy or assistant chairman), or if the chairman (or vice, deputy or assistant chairman) is unwilling to chair the meeting or is not present within ten minutes of the time at which a meeting was due to start:

40.3.1
the directors present; or

40.3.2
(if no directors are present), the meeting,

  must appoint a director or member to chair the meeting. If only one director is present and willing and able to act, he shall be the chairman. The appointment of the chairman of the meeting must be the first business of the meeting.

40.4
The person chairing a meeting in accordance with this article is referred to as "the chairman of the meeting".

41.
CONDUCT OF MEETING

41.1
Without prejudice to any other power which he may have under the articles or at common law, the chairman of the meeting may take such action as he thinks fit to promote the orderly conduct of the business of the meeting as specified in the notice of meeting. His decision on matters of procedure or arising incidentally from the business of the meeting will be final, as will be his decision as to whether any matter is of such a nature.

41.2
If it appears to the chairman of the meeting that the meeting place specified in the notice calling the meeting is inadequate to accommodate all members entitled and wishing to attend,

  the meeting shall be duly constituted and its proceedings valid if the chairman is satisfied that adequate facilities are available to ensure that a member who is unable to be accommodated is able to:

  41.2.1
  participate in the business for which the meeting has been called;

  41.2.2
  exercise his rights to speak and to vote at the meeting in accordance with article 37;

  41.2.3
  hear and see all persons present who speak (whether by the use of microphones, loud-speakers, audio-visual communications equipment or otherwise), whether in the meeting place or elsewhere; and

  41.2.4
  be heard and seen by all other persons present in the same way.

42.
ATTENDANCE AND SPEAKING BY DIRECTORS AND NON-MEMBERS

42.1
Directors may attend and speak at general meetings whether or not they are members.

42.2
The chairman of the meeting may permit other persons who are not:

42.2.1
members of the Company, or

42.2.2
otherwise entitled to exercise the rights of members in relation to general meetings,

  to attend and speak at a general meeting if he considers it will assist the deliberations of the meeting.

43.
DISSOLUTION AND ADJOURNMENT IF QUORUM NOT PRESENT

43.1
If a general meeting was requisitioned by members and the persons attending the meeting within 30 minutes of the time at which the meeting was due to start (or such longer time as the chairman of the meeting decides to wait) do not constitute a quorum, or if during the meeting a quorum ceases to be present, the meeting is dissolved.

43.2
In the case of a general meeting other than one requisitioned by members, if the persons attending the meeting within 30 minutes of the time at which the meeting was due to start (or such longer time as the chairman of the meeting decides to wait) do not constitute a quorum, or if during the meeting a quorum ceases to be present, the chairman of the meeting must adjourn it.

43.3
The continuation of a general meeting adjourned under article 43.2 for lack of quorum is to take place either:

43.3.1
on a day that is not less than 14 days but not more than 28 days after it was adjourned and at a time and/or place specified for the purpose in the notice calling the meeting; or

43.3.2
where no such arrangements have been specified, on a day that is not less than 14 days but not more than 28 days after it was adjourned and at such time and/or place as the chairman of the meeting decides (or, in default, the directors decide).

43.4
In the case of a general meeting to take place under article 43.3.2, the Company must give not less than seven clear days' notice of any adjourned meeting and the notice must state the quorum requirement.

43.5
At an adjourned meeting the quorum is one qualifying person present and entitled to vote. If a quorum is not present within five minutes from the time fixed for the start of the meeting, the adjourned meeting is dissolved.

44.
ADJOURNMENT IF QUORUM PRESENT

44.1
The chairman may, with the consent of a general meeting at which a quorum is present (and must, if so directed by the meeting), adjourn a meeting from time to time and from place to place or for an indefinite period.

44.2
Without prejudice to any other power which he may have under the provisions of the articles or at common law, the chairman of the meeting may, without the consent of the general meeting, interrupt or adjourn a meeting from time to time and from place to place or for an indefinite period if he decides that it has become necessary to do so in order to:

44.2.1
secure the proper and orderly conduct of the meeting;

44.2.2
give all persons entitled to do so a reasonable opportunity of speaking and voting at the meeting; or

44.2.3
ensure that the business of the meeting is properly disposed of.

45.
NOTICE OF ADJOURNED MEETING

45.1
Whenever a general meeting is adjourned for 28 days or more or for an indefinite period under article 44 at least seven clear days' notice shall be given to:

45.1.1
the members (other than any who, under the provisions of the articles or the terms of allotment or issue of the shares, are not entitled to receive notice);

45.1.2
the directors;

45.1.3
beneficial owners nominated to enjoy information rights under the Act; and

45.1.4
the auditors.

  Except in these circumstances it is not necessary to give notice of a general meeting adjourned under article 44 or of the business to be transacted at the adjourned meeting.

45.2
The directors may decide that persons entitled to receive notice of an adjourned meeting in accordance with this article 45 are those persons entered on the register at the close of business on a day determined by the directors.

45.3
The notice of an adjourned meeting given in accordance with this article 45 shall also specify a time (which shall not be more than 48 hours (excluding any part of a day that is not a working day) before the time fixed for the meeting) by which a person must be entered on the register in order to have the right to attend or vote at the meeting. Changes to entries on the register after the time so specified in the notice will be disregarded in determining the rights of any person to attend or vote.

46.
BUSINESS AT ADJOURNED MEETING

46.1
No business may be transacted at an adjourned general meeting which could not properly have been transacted at the meeting if the adjournment had not taken place.

VOTING AT GENERAL MEETINGS

47.
VOTING: GENERAL

47.1
A resolution put to the vote of a general meeting must be decided on a show of hands unless a poll is duly demanded in accordance with the articles.

47.2
Subject to special rights or restrictions as to voting attached to any class of shares by or in accordance with the articles, on a vote on a resolution:

47.2.1
on a show of hands at a meeting:

(a)
every qualifying person (not being a proxy) present and entitled to vote on the resolution has one vote; and

(b)
every proxy present who has been appointed by a member entitled to vote on the resolution has one vote, except where:

(i)
that proxy has been appointed by more than one member entitled to vote on the resolution; and

(ii)
the proxy has been instructed:

(A)
by one or more of those members to vote for the resolution and by one or more of those members to vote against the resolution; or

(B)
by one or more of those members to vote in the same way on the resolution (whether for or against) and one or more of those members has permitted the proxy discretion as to how to vote,

      in which case, the proxy has one vote for and one vote against the resolution; and

  47.2.2
  on a poll taken at a meeting, every qualifying member present and entitled to vote on the resolution has one vote in respect of each Ordinary Share and 0.9995 votes in respect of each Special Voting Share held by the relevant member.

47.3
In the case of joint holders of a share, only the vote of the senior holder who votes (or any proxy duly appointed by him) may be counted by the Company.

47.4
A member in respect of whom an order has been made by a court or official having jurisdiction (whether in the United Kingdom or elsewhere) that he is or may be suffering from mental disorder or is otherwise incapable of running his affairs may vote, whether on a show of hands or on a poll, by his guardian, receiver, curator bonis or other person authorised for that purpose and appointed by the court. A guardian, receiver, curator bonis or other person authorised for that purpose and appointed by the court may vote by proxy if evidence (to the satisfaction of the directors) of the authority of the person claiming to exercise the right to vote is received at the registered office of the Company (or at another place specified in accordance with the articles for the delivery or receipt of forms of appointment of a proxy) or in any other manner specified in the articles for the appointment of a proxy within the time limits prescribed by the articles for the appointment of a proxy for use at the meeting, adjourned meeting or poll at which the right to vote is to be exercised.

47.5
In the case of an equality of votes whether on a show of hands or on a poll, the chairman of the meeting shall not be entitled to a casting vote.

47.6
The Company is not obliged to verify that a proxy or corporate representative has acted in accordance with the terms of his appointment and any failure to so act in accordance with the terms of his appointment shall not affect the validity of any proceedings at a meeting of the Company.

48.
CHAIRMAN'S DECLARATION

48.1
Subject to article 50.1.2, on a vote on a show of hands a declaration by the chairman of the meeting that the resolution has or has not been passed, or has or has not been passed by a particular majority, is conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against the resolution.

48.2
An entry in respect of such a declaration in minutes of the meeting recorded in accordance with section 355 of the Act is also conclusive evidence of that fact without such proof.

49.
ERRORS AND DISPUTES

49.1
No objection may be raised to the qualification of a voter or to the counting of, or failure to count, a vote except at the meeting or adjourned meeting at which the vote objected to is tendered. Every vote not disallowed at the meeting is valid.

49.2
Any such objection must be referred to the chairman of the meeting whose decision is final. An objection only invalidates the decision of a meeting if in the opinion of the chairman of the meeting, it is of sufficient magnitude to affect the decision of the meeting.

50.
DEMANDING A POLL

50.1
A poll on a resolution may be demanded:

50.1.1
in advance of the general meeting where it is to be put to the vote; or

50.1.2
at a general meeting, either before a show of hands on that resolution or immediately after the result of a show of hands on that resolution is declared.

50.2
A poll may be demanded by:

50.2.1
the chairman of the meeting;

50.2.2
the directors;

50.2.3
five or more qualifying persons having the right to vote on the resolution;

50.2.4
a qualifying person (or qualifying persons) representing in total not less than 10 per cent. of the total voting rights of all the members having the right to vote on the resolution (excluding any voting rights attached to any shares in the Company held as treasury shares); or

50.2.5
a qualifying person (or qualifying persons) representing shares conferring a right to vote on a resolution, being shares on which a total sum has been paid up equal to not less than 10 per cent. of the total sum paid up on all shares conferring that right (excluding any voting rights attached to any shares in the Company held as treasury shares).

50.3
A demand for a poll may be withdrawn if:

50.3.1
the poll has not yet been taken, and

50.3.2
the chairman of the meeting consents to the withdrawal.

  A demand so withdrawn validates the result of a show of hands declared before the demand was made. If a poll is demanded before the declaration of the result of a show of hands and the demand is duly withdrawn, the meeting will continue as if the demand had not been made.

51.
PROCEDURE ON A POLL

51.1
Subject to the articles, polls at general meetings must be taken when, where and in such manner as the chairman of the meeting directs.

51.2
The chairman of the meeting may appoint scrutineers (who need not be members) and decide how and when the result of the poll is to be declared.

51.3
The result of a poll shall be the decision of the general meeting in respect of the resolution on which the poll was demanded.

51.4
A poll on:

51.4.1
the election of the chairman of the meeting; or

51.4.2
a question of adjournment,

  must be taken immediately.

51.5
Other polls must be taken within 30 clear days of their being demanded.

51.6
A demand for a poll (other than on the election of the chairman of the meeting or on a question of adjournment) does not prevent a general meeting from continuing, except as regards the question on which the poll was demanded.

51.7
No notice need be given of a poll not taken immediately if the time, date and place at which it is to be taken are announced at the meeting at which it is demanded.

51.8
In any other case, at least seven clear days' notice must be given specifying the time, date and place at which the poll is to be taken.

51.9
On a poll taken at a general meeting of the Company, a qualifying person present and entitled to more than one vote need not, if he votes, use all his votes or cast all the votes he uses in the same way.

52.
APPOINTMENT OF PROXY

52.1
A member may appoint another person as his proxy to exercise all (or any) of his rights to attend and to speak and to vote (both on a show of hands and on a poll) on:

52.1.1
a resolution;

52.1.2
an amendment of a resolution; or

52.1.3
on other business arising at a general meeting of the Company.

  Unless the contrary is stated in it, the appointment of a proxy shall be deemed to confer authority to exercise all such rights, as the proxy thinks fit.

52.2
A member may appoint more than one proxy in relation to a general meeting, provided that each proxy is appointed to exercise the rights attached to different shares held by the member.

52.3
When two or more valid but differing appointments of proxy are received for the same share for use at the same general meeting, the one which is last validly delivered or received (regardless of its date or the date of its execution) shall be treated as replacing and revoking the other or others as regards that share. If the Company is unable to determine which appointment was last validly delivered or received, none of them shall be treated as valid in respect of that share.

52.4
A proxy need not be a member.

52.5
The appointment of a proxy shall (unless the contrary is stated in it) be valid for an adjournment of the general meeting as well as for the meeting to which it relates.

52.6
The appointment of a proxy shall be valid for 12 months from the date of execution or, in the case of an appointment of proxy delivered by electronic means, for 12 months from the date of delivery unless otherwise specified by the directors.

52.7
Subject to the Act, the Company may send a form of appointment of proxy to all or none of the persons entitled to receive notice of and to vote at a meeting.

53.
CONTENT OF PROXY NOTICES

53.1
Subject to article 53.2, the appointment of a proxy (a "proxy notice") shall be in writing in any usual form (or in another form approved by the directors) and shall be:

53.1.1
signed by the appointor or his duly appointed attorney; or,

53.1.2
if the appointor is a company, executed under its seal or signed by its duly authorised officer or attorney or other person authorised to sign.

53.2
Subject to the Act, the directors may accept a proxy notice received by electronic means on such terms and subject to such conditions as they consider fit.

53.3
A proxy notice received by electronic means shall not be subject to the requirements of article 53.1.

53.4
For the purposes of articles 53.1 and 53.2, the directors may require such reasonable evidence they consider necessary to determine:

53.4.1
the identity of the member and the proxy; and

53.4.2
where the proxy is appointed by a person acting on behalf of the member, the authority of that person to make the appointment.

54.
DELIVERY OF PROXY NOTICES

54.1
Any notice of a general meeting must specify the address or addresses ("proxy notification address") at which the Company or its agents will receive proxy notices relating to that meeting, or any adjournment of it, delivered in hard copy or by electronic means.

54.2
A person who is entitled to attend, speak or vote (either on a show of hands or on a poll) at a general meeting remains so entitled in respect of that meeting or any adjournment of it, even though a valid proxy notice has been received by the Company by or on behalf of that person.

54.3
Subject to articles 54.4 and 54.5, a proxy notice must be received at a proxy notification address not less than 48 hours (excluding any part of a day that is not a working day) before the general meeting or adjourned meeting to which it relates.

54.4
In the case of:

54.4.1
a general meeting adjourned for not more than 48 hours; or

54.4.2
a poll not taken during the general meeting but taken not more than 48 hours after it was demanded,

  the proxy notice must be received by not later than the adjourned meeting or the meeting at which the poll was demanded.

54.5
In the case of:

54.5.1
a meeting adjourned for less than 28 days but more than 48 hours; or

54.5.2
a poll taken more than 48 hours after it is demanded,

  the proxy notice must be received at a proxy notification address not less than 24 hours (excluding any part of a day that is not a working day) before the time appointed for the holding of the adjourned meeting or the taking of the poll.

55.
CORPORATE REPRESENTATIVES

55.1
In accordance with the Act, a corporation which is a member may, by resolution of its directors or other governing body, authorise a person or persons to act as its representative or representatives at any general meeting of the Company (a "corporate representative").

55.2
A director, the secretary or other person authorised for the purpose by the secretary may require a corporate representative to produce a certified copy of the resolution of authorisation before permitting the corporate representative to exercise his powers.

56.
TERMINATION OF AUTHORITY

56.1
The termination of the authority of a person to act as proxy or as a corporate representative does not affect:

56.1.1
whether he counts in deciding whether there is a quorum at a general meeting;

56.1.2
the validity of anything he does as chairman of a meeting;

56.1.3
the validity of a poll demanded by him at a general meeting; or

56.1.4
the validity of a vote given by that person,

  unless the Company receives notice of the termination at the proxy notification address not later than the last time at which a proxy notice should have been received in order to be valid for use at the relevant meeting or adjourned meeting or (in the case of a poll taken otherwise than at or on the same day as the general meeting or adjourned meeting) for use on the holding of the poll at which the vote is cast.

57.
AMENDMENTS TO RESOLUTIONS

57.1
No amendment to a resolution duly proposed as an ordinary resolution (other than an amendment to correct a grammatical or other non-substantive error) may be considered or voted on unless either:

57.1.1
at least 48 hours (excluding any part of a day that is not a working day) before the time appointed for holding the general meeting or adjourned meeting at which the ordinary resolution is to be considered, notice of the terms of the amendment and intention to move it has been received at the registered office of the Company; or

57.1.2
the chairman of the meeting in his absolute discretion decides that the amendment may be considered or voted on.

  If an amendment proposed to a resolution under consideration is ruled out of order by the chairman of the meeting the proceedings on the substantive resolution are not invalidated by an error in his ruling.

57.2
A special resolution to be proposed at a general meeting may be amended by ordinary resolution, if:

57.2.1
the chairman of the meeting proposes the amendment at the general meeting at which the resolution is to be proposed; and

57.2.2
the amendment does not go beyond what is necessary to correct a grammatical or other non-substantive error in the resolution.

57.3
If the chairman of the meeting, acting in good faith, wrongly decides that an amendment to a resolution is out of order, the chairman's error does not invalidate the vote on that resolution.

RESTRICTIONS ON MEMBERS' RIGHTS

58.
NO VOTING OF SHARES ON WHICH MONEY OWED TO COMPANY

  Unless the directors decide otherwise, no voting rights (or other rights conferred by membership in relation to a meeting or poll) attached to a share may be exercised at any general meeting, at any adjournment of it, or on any poll called at or in relation to it, unless all amounts payable to the Company in respect of that share have been paid.

APPLICATION OF RULES TO CLASS MEETINGS AND RIGHTS

59.
VARIATION OF CLASS RIGHTS

59.1
Subject to article 64.15, the Ordinary Shares and the Special Voting Shares shall be treated as if they are a single class of shares and not divided into separate classes for voting purposes. Save as otherwise provided in these articles, any special rights attached to any shares in the capital of the Company may (unless otherwise provided by the terms of issue of the shares of that class) be varied or abrogated, either whilst the Company is a going concern or during or in contemplation of a winding up, with the consent in writing of those entitled to attend and vote at general meetings of the Company representing 75 per cent. of the voting rights attaching to the Ordinary Shares and the Special Voting Shares, in aggregate, which may be exercised at such meetings, or with the sanction of 75 per cent. of those votes attaching to Ordinary Shares and the Special Voting Shares, in aggregate, cast on a special resolution proposed at a separate general meeting of all those entitled to attend and vote at general meetings of the Company, but not otherwise.

59.2
A resolution to vary any class rights relating to the giving, variation, revocation or renewal of any authority of the directors to allot shares or relating to a reduction of the Company's capital may only be varied or abrogated in accordance with the Act but not otherwise.

59.3
The rights attached to a class of shares are not, unless otherwise expressly provided for in the rights attaching to those shares, deemed to be varied by the creation, allotment or issue of further shares ranking pari passu with or subsequent to them or by the purchase or redemption by the Company of its own shares in accordance with the Act.

59.4
Subject to sections 334(2), 334(2A) and section 334(3) of the Act, a separate meeting for the holders of a class of shares must be called and conducted as nearly as possible in the same way as a general meeting, except that:

59.4.1
no member is entitled to notice of it or to attend unless he is a holder of shares of that class;

59.4.2
no vote may be cast except in respect of a share of that class;

  59.4.3
  the quorum at a meeting (other than an adjourned meeting) is two qualifying persons present and holding at least one-third in nominal value of the issued shares of that class (excluding any shares of that class held as treasury shares);

  59.4.4
  the quorum at an adjourned meeting is one qualifying person present and holding shares of that class; and

  59.4.5
  any qualifying person holding shares of that class present may demand a poll.

60.
DISCLOSURE OF INTERESTS IN SHARES

  Each member must comply with the notification obligations to the Company contained in Chapter 5 (Vote Holder and Issuer Notification Rules) of the Disclosure and Transparency Rules (including, without limitation, the provisions of DTR 5.1.2) as if the Company were an issuer whose home member state is the United Kingdom, save that the obligation to notify the Company in accordance with the provisions of the Disclosure and Transparency Rules shall arise if the percentage of voting rights reaches, exceeds or falls below one per cent. and each one per cent. threshold thereafter (up or down) up to one hundred per cent. The provisions of this article apply in addition to any other obligations which may arise under any other applicable law or regulation.

61.
FAILURE TO DISCLOSE INTERESTS IN SHARES

61.1
Where notice is served by the Company under section 793 of the Act (a "section 793 notice") on a member, or another person appearing to be interested in shares held by that member, and the member or other person has failed in relation to any shares (the "default shares", which expression includes any shares allotted or issued after the date of the section 793 notice in respect of those shares) to give the Company the information required within the prescribed period from the date of service of the section 793 notice, the following sanctions apply, unless the directors otherwise decide:

61.1.1
the member shall not be entitled in respect of the default shares to be present or to vote (either in person, by proxy or by corporate representative) at a general meeting or at a separate meeting of the holders of a class of shares or on a poll; and

61.1.2
where the default shares represent at least 0.25 per cent. in nominal value of the issued shares of their class (excluding any shares of their class held as treasury shares):

(a)
a dividend (or any part of a dividend) or other amount payable in respect of the default shares shall be withheld by the Company, which has no obligation to pay interest on it, and the member shall not be entitled to elect, under article 102, to receive shares instead of a dividend; and

(b)
no transfer of any default shares shall be registered unless the transfer is an excepted transfer or:

(i)
the member is not himself in default in supplying the information required; and

(ii)
the member proves to the satisfaction of the directors that no person in default in supplying the information required is interested in any of the shares the subject of the transfer.

61.2
The sanctions under article 61.1 cease to apply seven days after the earlier of:

61.2.1
receipt by the Company of notice of an excepted transfer, but only in relation to the shares thereby transferred; and

  61.2.2
  receipt by the Company, in a form satisfactory to the directors, of all the information required by the section 793 notice.

61.3
Where, on the basis of information obtained from a member in respect of a share held by him, the Company issues a section 793 notice to another person, it shall at the same time send a copy of the section 793 notice to the member, but the accidental omission to do so, or the non-receipt by the member of the copy, does not invalidate or otherwise affect the application of article 61.1.

61.4
For the purposes of this article 61:

61.4.1
a person, other than the member holding a share, shall be treated as appearing to be interested in that share if the member has informed the Company that the person is or may be interested, or if the Company (after taking account of information obtained from the member or, under a section 793 notice, from anyone else) knows or has reasonable cause to believe that the person is or may be so interested;

61.4.2
"interested" shall be construed as it is for the purpose of section 793 of the Act;

61.4.3
reference to a person having failed to give the Company the information required by a section 793 notice, or being in default in supplying such information, includes:

(a)
reference to his having failed or refused to give all or any part of it; and

(b)
reference to his having given information which he knows to be false in a material particular or having recklessly given information which is false in a material particular;

61.4.4
the "prescribed period" means 14 days; and

61.4.5
an "excepted transfer" means, in relation to shares held by a member:

(a)
a transfer pursuant to acceptance of a takeover offer for the Company (within the meaning of section 974 of the Act); or

(b)
a transfer which is shown to the satisfaction of the directors to be made in consequence of a sale of the whole of the beneficial interest in the shares to a person who is unconnected with the member or with any other person appearing to be interested in the shares.

61.5
The provisions of this article are in addition and without prejudice to the provisions of the Act.

PART 4
SHARES AND DISTRIBUTIONS
ISSUE OF SHARES

62.
ALLOTMENT AND PRE-EMPTION

62.1
Subject to the Act and relevant authority given by the Company in general meeting, the directors have general and unconditional authority to allot, grant options over, or otherwise dispose of, unissued shares of the Company or rights to subscribe for or convert any security into shares, to such persons, at such times and on such terms as the directors may decide, except that no share may be issued at a discount.

62.2
Upon any allotment of Ordinary Shares, such number of Special Voting Shares shall be allotted simultaneously to the Nominee as results in the aggregate number of Ordinary Shares in issue being equal to the aggregate number of Special Voting Shares in issue.

62.3
If, at any time, the aggregate number of Special Voting Shares in issue is less than the aggregate number of Ordinary Shares in issue, the directors shall, subject to article 62.4, as soon as practicable allot to the Nominee such number of Special Voting Shares as is required to result in an equal number of Special Voting Shares and Ordinary Shares in issue.

62.4
The directors have general and unconditional authority, pursuant to section 551 of the Act, to exercise all powers of the Company to allot shares in the Company or grant rights to subscribe for or to convert any security into shares in the Company to an aggregate nominal amount equal to the general allotment amount for (as the case may be) the first period and thereafter, each subsequent period.

62.5
By the authority conferred by article 62.4, the directors may during a period which is the first period or a subsequent period, make offers and enter into agreements before the authority expires which would, or might, require shares in the Company to be allotted or rights to subscribe for or convert any security in the Company to be granted after the authority expires and the directors may allot such shares or grant such rights under any such offer or agreement as if the authority had not expired.

62.6
The directors have general power, pursuant to section 570 of the Act, to allot equity securities for cash pursuant to the authority conferred by article 62.4 and/or where the allotment constitutes an allotment of equity securities by virtue of section 560(2) of the Act, in each case free of the restriction in section 561(1) of the Act for (as the case may be) the first period and thereafter, each subsequent period. This power is limited to the allotment of equity securities up to a nominal amount equal to the pre-emption disapplication amount.

62.7
By the power conferred by article 62.6, the board may, during a period which is a first period or a subsequent period, make offers and enter into agreements which would, or might, require equity securities to be allotted after the power expires and the directors may allot equity securities under any such offer or agreement as if the power had not expired.

62.8
In this article 62:

62.8.1
"first period" means the period commencing on the date of the resolution (the "original resolution") granting the authority referred to in article 62.4 or the power referred to in article 62.6 (as the case may be) and expiring on the date on which a resolution to renew such authorities (or either of them, respectively) is passed or the fifth anniversary of the date of the original resolution, whichever is the earlier;

62.8.2
"general allotment amount" means, for the first period, $185,000,000.00 and, for a subsequent period, the amount stated in the relevant ordinary or special resolution and identified as the general allotment amount;

62.8.3
"pre-emption disapplication amount" means, for the first period, $185,000,000.00 and, for a subsequent period, the amount stated in the relevant special resolution;

62.8.4
"subsequent period" means any period starting on or after the expiry of the first period for which the authority conferred by:

(a)
article 62.4 is renewed by ordinary or special resolution stating the general allotment amount;

(b)
article 62.6 is renewed by special resolution stating the pre-emption disapplication amount; and

62.8.5
the nominal amount of securities is, in the case of rights to subscribe for or convert any securities into shares of the Company, the nominal amount of shares which may be allotted pursuant to those rights.

62.9
The directors may at any time after the allotment of a share, but before a person has been entered in the register as the holder of the share, recognise a renunciation of the share by the allottee in favour of another person and may grant to an allottee a right to effect a renunciation on such terms and conditions as the directors think fit.

63.
POWERS TO ISSUE DIFFERENT CLASSES OF SHARE

63.1
Subject to the Act and the articles, but without prejudice to the rights attached to any existing share, the Company may issue shares with such rights or restrictions as may be determined by ordinary resolution. If no such resolution is passed or if the relevant resolution does not make specific provision, the directors may determine these rights and restrictions.

63.2
Subject to the Act, the Company may issue shares which are to be redeemed, or are liable to be redeemed at the option of the Company or the holder, and the directors may determine the terms, conditions and manner of redemption of any such shares.

64.
RIGHTS AND RESTRICTIONS ATTACHING TO SHARES

  Ordinary Shares

64.1
The Ordinary Shares shall entitle the holders thereof to the rights set out below.

  Dividend

64.2
The directors may declare and pay dividends on the Ordinary Shares in accordance with articles 94 to 102.

  Return of capital

64.3
On a return of capital on a winding-up or otherwise, any surplus assets of the Company available for distribution shall, after paying any holders of Special Voting Shares in accordance with article 64.9, any holders of deferred shares in accordance with article 64.16, and any holders of Sterling Non-Voting Shares in accordance with article 64.19, be distributed to each holder of an Ordinary Share pro rata to its shareholding.

  Votes

64.4
Subject to article 61, each holder of an Ordinary Share shall have one vote for every Ordinary Share of which it is the holder.

  Transfer

64.5
Ordinary Shares are freely transferable.

  Further Rights

64.6
Each Ordinary Share entitles a member to elect, after such Ordinary Share has been held by that member (legally and beneficially, or otherwise as determined by the board, in accordance with the terms and conditions of the Loyalty Plan from time to time, to have been held (or deemed to have been held) beneficially by a person ("a relevant interest")) for a continuous period of three years, to direct the exercise of the voting rights attached to one Special Voting Share in respect of that Ordinary Share (and which shall be considered to be "associated with" that Ordinary Share), until such time as that relevant interest may be later transferred, whereupon the right to direct the exercise of such voting rights shall cease with immediate effect.

  Special Voting Shares

64.7
The Special Voting Shares shall entitle the holders thereof to the rights set out below. The directors may adopt such policies and procedures as they, in their absolute discretion, determine in good faith to be necessary or desirable from time to time to give effect to articles 64.6 to 64.16 and article 65.

  Dividend

64.8
The holders of the Special Voting Shares shall not be entitled to participate in the profits of the Company.

  Return of capital

64.9
On a return of capital of the Company on a winding up or otherwise, the holders of the Special Voting Shares shall be entitled to receive out of the assets of the Company available for distribution to its shareholders the sum of, in aggregate, US$1 but shall not be entitled to any further participation in the assets of the Company.

  Voting

64.10
Subject to article 61, the holders of the Special Voting Shares shall have 0.9995 votes for every Special Voting Share of which it is the holder.

64.11
Save in respect of the Nominee (which shall vote in accordance with article 65), a member must direct the exercise of the 0.9995 votes attaching to each Special Voting Share in the same way as it exercises the vote attaching to the associated Ordinary Share (and for the avoidance of doubt, if a member does not exercise the vote attaching to the associated Ordinary Share, it may not validly direct the exercise of the 0.9995 votes attaching to the Special Voting Share).

  Transfer

64.12
The Special Voting Shares may not be transferred, save for transfers pursuant to article 64.13, in the event of a change of Nominee the mandatory transfer for nil consideration by the outgoing Nominee to the replacement Nominee, and as may otherwise be permitted by the board (in accordance with the terms and conditions of the Loyalty Plan from time to time).

  Redemption or repurchase

64.13
No Special Voting Shares may be purchased or redeemed by the Company except in accordance with the provisions of article 64.14, article 64.16, or article 67, or to reduce the number of Special Voting Shares held by the Nominee in order to align the aggregate number of Ordinary Shares and Special Voting Shares in issue from time to time. The Company may redeem the Special Voting Shares from the Nominee in accordance with this article 64.13 for nil consideration.

64.14
If, at any time, the aggregate number of Special Voting Shares in issue is more than the aggregate number of Ordinary Shares in issue, the Company shall as soon as practicable either redeem or repurchase from the Nominee for nil consideration, and cancel, or convert into deferred shares (having the rights set out in article 64.16), such number of Special Voting Shares as is required to result in an equal number of Special Voting Shares and Ordinary Shares in issue.

  Termination of the Loyalty Plan

64.15
The Loyalty Plan may be terminated at any time with immediate effect by a resolution passed on a poll taken at a general meeting with the approval of members representing 75% or more of the total voting rights attaching to the Ordinary Shares of members who, being entitled to vote on that resolution, do so in person or by proxy. For the avoidance of doubt, the votes attaching to the Special Voting Shares shall not be exercisable upon such resolution.

64.16
Upon termination of the Loyalty Plan, the directors may elect to redeem or repurchase the Special Voting Shares, or reclassify the Special Voting Shares into deferred shares carrying no voting rights and no economic rights (or any other rights), save that on a return of capital on a winding up or otherwise the deferred shares shall entitle the holder(s) of such shares to, in aggregate, US$1.

  Sterling Non-Voting Shares

64.17
The Sterling Non-Voting Shares shall entitle the holders thereof to the rights set out below.

  Dividend

64.18
The holders of the Sterling Non-Voting Shares shall not be entitled to participate in the profits of the Company.

  Return of capital

64.19
On a return of capital of the Company on a winding up or otherwise, the holders of the Sterling Non-Voting Shares shall be entitled to receive out of the assets of the Company available for distribution to its shareholders the sum of, in aggregate, £1 but shall not be entitled to any further participation in the assets of the Company.

  Votes

64.20
The Sterling Shareholder shall have no right to attend, speak or vote, either in person or by proxy, at any general meeting of the Company or any meeting of a class of members of the Company in respect of the Sterling Non-Voting Shares (save where required by law) and shall not be entitled to receive any notice of meeting.

  Transfer

64.21
The Sterling Non-Voting Shares shall not be transferable save with the prior consent of the board.

  Redemption or repurchase

64.22
The Company may redeem the Sterling Non-Voting Shares for nil consideration at any time.

  Rights and restrictions

64.23
If rights and restrictions attaching to shares are determined by ordinary resolution or by the directors under article 63, those rights and restrictions shall apply in place of any rights or restrictions that would otherwise apply by virtue of the Act in the absence of any provisions in the articles, as if those rights and restrictions were set out in the articles.

65.
NOMINEE AND STERLING SHAREHOLDER

65.1
The Nominee shall exercise the votes attaching to the Special Voting Shares held by it from time to time:

65.1.1
at a general meeting or a class meeting:

(a)
in respect of any votes attaching to Special Voting Shares to which persons are entitled to direct the exercise pursuant to article 64.6, in accordance with the directions of any such person; and

(b)
in respect of all other Special Voting Shares, in the same percentage as the outcome of the vote of any general meeting (taking into account any votes exercised pursuant to (a) above);

65.1.2
on a cancellation scheme of arrangement or similar corporate reorganisation, in the same percentage as the outcome of the vote (implemented in accordance with article 65.1.1) on the resolution to reduce the share capital of the Company at the general meeting in connection with such scheme.

65.2
Subject to the provisions of the Act, but without prejudice to any indemnity to which the Nominee or Sterling Shareholder (respectively) may otherwise be entitled, each of the Nominee and Sterling Shareholder are entitled to be indemnified out of the assets of the Company against all costs, charges, losses and liabilities incurred by it as a result of investigating, defending or settling a claim made against it in its capacity as Nominee or Sterling Shareholder (as the case may be) by the Company or any of the members (or any person interested in shares) unless and to the extent that such costs, charge, loss or liability is due to the fraud, negligence or wilful default of the Nominee or Sterling Shareholder (as the case may be).

65.3
Save as otherwise expressly provided in these articles, neither the Nominee or the Sterling Shareholder shall be liable to the Company in respect of anything done or omitted to be done by it in its capacity as the Nominee or Sterling Shareholder (as the case may be) under or in relation to any of the articles otherwise than by reason of its own fraud, negligence or wilful default.

65.4
Each of the Nominee and the Sterling Shareholder:

65.4.1
does not owe any duty to any member (or any person interested in shares);

65.4.2
shall be immune from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process brought against it by any member (or any person interested in shares); and

65.4.3
shall not be liable to any member (or any person interested in shares),

  in respect of anything done or omitted to be done by it in its capacity as the Nominee or Sterling Shareholder (as the case may be) otherwise than by reason of its own fraud, negligence or wilful default.

65.5
Without prejudice to article 65.3, no member (or any person interested in shares) shall commence proceedings against the Nominee or Sterling Shareholder in respect of any action or omission of the Nominee or Sterling Shareholder (as the case may be) in its capacity as the Nominee or Sterling Shareholder (respectively) which is in accordance with the articles. If the Nominee or Sterling Shareholder ceases to act for any reason, the directors shall be entitled, but not obliged, to appoint a replacement to act as Nominee or Sterling Shareholder (as the case may be).

65.6
For the avoidance of doubt, in exercising the votes attaching to the Special Voting Shares held by it from time to time, the Nominee in its capacity as the Nominee shall have no fiduciary duty to the Company or any member (or any person interested in shares), and its only liabilities and duties with respect to the exercise of such votes shall be owed to the Company as expressly set out in an agreement with any member of the Group, if any, concerning the exercise of such votes.

65.7
The directors are authorised to establish such clearing and settlement procedures for the shares of the Company as they deem fit from time to time.

66.
PAYMENT OF COMMISSIONS ON SUBSCRIPTION FOR SHARES

66.1
Subject to the Act, the Company may pay any person a commission in consideration for that person:

66.1.1
subscribing, or agreeing to subscribe, for shares; or

66.1.2
procuring, or agreeing to procure, subscriptions for shares.

66.2
Subject to the Act, any such commission may be paid:

66.2.1
in cash, or in fully paid or partly paid shares or other securities, or partly in one way and partly in the other; and

66.2.2
in respect of a conditional or an absolute subscription.

67.
PURCHASE OF OWN SHARES

67.1
Subject to, and in accordance with, the provisions of the Act, the Company is authorised generally and unconditionally to purchase any of its own shares of any class (including redeemable shares) on the terms of any buyback contract approved by the members (or otherwise as may be permitted by the Act), provided that:

67.1.1
the maximum aggregate number of Ordinary Shares authorised to be purchased shall equal the Repurchase Cap for the first period, and thereafter, each subsequent period, and the maximum price that may be paid to purchase an Ordinary Share shall be the Maximum Repurchase Price;

67.1.2
the maximum aggregate number of Special Voting Shares authorised to be purchased shall equal the Repurchase Cap for the first period, and thereafter, each subsequent period, and the maximum price that may be paid to purchase a Special Voting Share is its nominal value;

67.1.3
the authority conferred by this resolution shall expire on the fifth anniversary of the date of adoption of these articles.

67.2
Upon a purchase by the Company of Ordinary Shares, the associated SVSs may be:

67.2.1
purchased by the Company from the Nominee; or

67.2.2
reclassified as deferred shares,

  as may be determined by the directors. The directors, in making such determination shall act in good faith and in the best interests of the Company, and their decision shall be final and binding.

67.3
In this article 67:

67.3.1
"first period" means the period commencing on the date of the resolution (the "original resolution") granting the authority referred to in article 67.1 and expiring on the date on which a resolution to renew or vary such authority is passed or the fifth anniversary of the date of the original resolution, whichever is the earlier;

  67.3.2
  "Maximum Repurchase Price" means, for the first period, 105% of the average market value of an Ordinary Share in the Company for the five business days prior to the day the purchase is made (subject to any further price restrictions contained in any buyback contract) and, for a subsequent period, the amount stated in the relevant ordinary resolution and identified as the Maximum Repurchase Cap;

  67.3.3
  "Repurchase Cap" means, for the first period, 20% of the total issued shares of the relevant class immediately following the adoption of these articles and, for a subsequent period, the amount stated in the relevant ordinary resolution and identified as the Repurchase Cap, provided that the number of shares subject to the Repurchase Cap shall be adjusted automatically on a proportionate basis to take into account any consolidation or division of shares from time to time;

  67.3.4
  "subsequent period" means any period starting on or after the expiry of the first period for which the authority conferred by article 67.1 is renewed or varied by ordinary resolution.

INTERESTS IN SHARES

68.
COMPANY NOT BOUND BY LESS THAN ABSOLUTE INTERESTS

  Except as required by law or the articles, no person is to be recognised by the Company as holding any share upon any trust and the Company is not in any way to be bound by or recognise any interest in a share other than the holder's absolute ownership of it and all the rights attaching to it.

SHARE CERTIFICATES

69.
CERTIFICATES TO BE ISSUED EXCEPT IN CERTAIN CASES

69.1
Except where otherwise provided in the articles, the Company must issue each member with one or more certificates in respect of the shares which that member holds within two months of allotment or lodgement with the Company of a transfer to him of those shares or any other period as the terms of issue of the shares provide.

69.2
This article does not apply to:

69.2.1
shares in respect of which a share warrant has been issued; or

69.2.2
shares in respect of which the Companies Acts permit the Company not to issue a certificate;

69.2.3
Special Voting Shares; or

69.2.4
Sterling Non-Voting Shares.

69.3
Except as otherwise specified in the articles, all certificates must be issued free of charge.

69.4
No certificate may be issued in respect of shares of more than one class.

69.5
If more than one person holds a share, only one certificate may be issued in respect of it. Delivery of a certificate to the senior holder shall constitute delivery to all of the holders of the share.

70.
CONTENTS AND EXECUTION OF CERTIFICATES

70.1
Every certificate must specify:

70.1.1
in respect of how many shares and of what class it is issued;

70.1.2
the nominal value of those shares;

70.1.3
the amount paid up on them; and

70.1.4
any distinguishing numbers assigned to them.

70.2
Certificates must:

70.2.1
be executed under the Company's seal, which may be affixed or printed on it; or

70.2.2
be otherwise executed in accordance with the Companies Acts.

71.
CONSOLIDATED CERTIFICATES

71.1
When a member's holding of shares of a particular class increases, the Company may issue that member with:

71.1.1
a single, consolidated certificate in respect of all the shares of a particular class which that member holds; or

71.1.2
a separate certificate in respect of only those shares by which that member's holding has increased.

71.2
When a member's holding of shares of a particular class is reduced, the Company must ensure that the member is issued with one or more certificates in respect of the number of shares held by the member after that reduction. But the Company need not (in the absence of a request from the member) issue any new certificate if:

71.2.1
all the shares which the member no longer holds as a result of the reduction; and

71.2.2
none of the shares which the member retains following the reduction,

  were, immediately before the reduction, represented by the same certificate.

71.3
A member may request the Company, in writing, to replace:

71.3.1
the member's separate certificates with a consolidated certificate, or

71.3.2
the member's consolidated certificate with two or more separate certificates representing such proportion of the shares as the member may specify.

71.4
When the Company complies with such a request it may charge such reasonable fee as the directors may decide for doing so.

71.5
A consolidated certificate or separate certificates must not be issued unless any certificates which they are to replace have first been returned to the Company for cancellation or the holder has complied with such conditions as to evidence and indemnity as the directors decide.

72.
REPLACEMENT CERTIFICATES

72.1
Subject to having first complied with the obligations in articles 72.2.2 and 72.2.3, if a certificate issued in respect of a member's shares is:

72.1.1
damaged or defaced; or

72.1.2
said to be lost, stolen or destroyed,

  that member is entitled to be issued with a replacement certificate in respect of the same shares.

72.2
A member exercising the right to be issued with such a replacement certificate:

72.2.1
may at the same time exercise the right to be issued with a single certificate or separate certificates;

72.2.2
must return the certificate which is to be replaced to the Company if it is damaged or defaced; and

72.2.3
must comply with such conditions as to evidence, indemnity and the payment of a reasonable fee as the directors decide.

PARTLY PAID SHARES

73.
COMPANY'S LIEN OVER PARTLY PAID SHARES

73.1
The Company has a lien (the "company's lien") over every share which is partly paid for any part of:

73.1.1
that share's nominal value; and

73.1.2
any premium at which it was issued,

  which has not been paid to the Company, and which is payable immediately or at some time in the future, whether or not a call notice has been sent in respect of it.

73.2
The company's lien over a share:

73.2.1
takes priority over any third party's interest in that share; and

73.2.2
extends to any dividend or other money payable by the Company in respect of that share and (if the lien is enforced and the share is sold by the Company) the proceeds of sale of that share.

73.3
The directors may at any time decide that a share which is or would otherwise be subject to the Company's lien shall not be subject to it, either wholly or in part. Unless otherwise agreed with the transferee, the registration of a transfer of a share operates as a waiver of the Company's lien (if any) on that share solely for the purposes of the transfer.

74.
ENFORCEMENT OF THE COMPANY'S LIEN

74.1
Subject to the provisions of this article, if:

74.1.1
a lien enforcement notice has been given in respect of a share; and

74.1.2
the person to whom the notice was given has failed to comply with it,

  the Company may sell that share in such manner as the directors decide.

74.2
A lien enforcement notice:

74.2.1
must be in writing;

74.2.2
may only be given in respect of a share which is subject to the company's lien, in respect of which a sum is payable and the due date for payment of that sum has passed;

74.2.3
must specify the share concerned;

74.2.4
must require payment of the sum payable within 14 days of the notice;

  74.2.5
  must be addressed either to the holder of the share or to a person entitled to it by reason of the holder's death, bankruptcy or otherwise; and

  74.2.6
  must state the company's intention to sell the share if the notice is not complied with.

74.3
Where shares are sold under this article:

74.3.1
the directors may authorise any person to execute an instrument of transfer of the shares to the purchaser or a person nominated by the purchaser; and

74.3.2
the transferee is not bound to see to the application of the purchase money, and the transferee's title is not affected by any irregularity in or invalidity of the process leading to the sale.

74.4
The net proceeds of any such sale (after payment of the costs of sale and any other costs of enforcing the lien) must be applied:

74.4.1
first, in payment or towards satisfaction of the amount in respect of which the lien exists; and

74.4.2
secondly, to the person entitled to the shares immediately before the sale, but only after the certificate for the shares sold has been surrendered to the Company for cancellation, or a suitable indemnity has been given for any lost certificates.

74.5
A statutory declaration by a director or the secretary that the declarant is a director or the secretary and that a share has been sold to satisfy the Company's lien on a specified date:

74.5.1
is conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the share; and

74.5.2
subject to compliance with any other formalities of transfer required by the articles or by law, constitutes a good title to the share.

75.
CALL NOTICES

75.1
Subject to the articles and the terms on which shares are allotted, the directors may send a notice (a "call notice") to a member requiring the member to pay the Company a specified sum of money (a "call") which is payable in respect of shares which that member holds at the date of the call notice.

75.2
A call notice:

75.2.1
may not require a member to pay a call which exceeds the total sum unpaid on that member's shares (whether as to the share's nominal value or any amount payable to the Company by way of premium);

75.2.2
must state the date by which it is to be paid (the "due date for payment") and how any call to which it relates it is to be paid; and

75.2.3
may permit or require the call to be paid by instalments.

75.3
A member must comply with the requirements of a call notice, but no member is obliged to pay any call before 14 days have passed since the notice was given.

75.4
Before the Company has received any call due under a call notice the directors may:

75.4.1
revoke it wholly or in part; or

75.4.2
specify a later time for payment than is specified in the call notice,

  by a further notice in writing to the member in respect of whose shares the call is made.

75.5
Delivery of a call notice to the senior holder shall constitute delivery to all of the holders of the share.

76.
LIABILITY TO PAY CALLS

76.1
Liability to pay a call is not extinguished or transferred by transferring the shares in respect of which it is required to be paid.

76.2
Joint holders of a share are jointly and severally liable to pay all calls in respect of that share.

76.3
Subject to the terms on which shares are allotted, the directors may, when issuing shares, provide that call notices sent to the holders of those shares may require them:

76.3.1
to pay calls which are not the same; or

76.3.2
to pay calls at different times.

77.
WHEN CALL NOTICE NEED NOT BE ISSUED

77.1
A call notice need not be issued in respect of sums which are specified, in the terms on which a share is issued, as being payable to the Company in respect of that share (whether in respect of nominal value or premium):

77.1.1
on allotment;

77.1.2
on the occurrence of a particular event; or

77.1.3
on a date fixed by or in accordance with the terms of issue,

  each a "due date for payment".

77.2
But if the due date for payment of such a sum has passed and it has not been paid, the holder of the share concerned at the due date for payment is treated in all respects as having failed to comply with a call notice in respect of that sum, and is liable to the same consequences as a person having failed to comply with a call notice as regards the payment of interest and forfeiture.

78.
FAILURE TO COMPLY WITH CALL NOTICE: AUTOMATIC CONSEQUENCES

78.1
If a person is liable to pay a call and fails to do so by the due date for payment:

78.1.1
the directors may issue a notice of intended forfeiture to that person; and

78.1.2
until the call is paid, that person must pay the Company interest on the call from the due date for payment to the actual date of payment (both dates inclusive) at the relevant rate.

78.2
For the purposes of this article the "relevant rate" is:

(a)
the rate fixed by the terms on which the share in respect of which the call is due was allotted or issued; or

(b)
if no rate is fixed under (a), such other rate as was fixed in the call notice which required payment of the call, or has otherwise been determined by the directors; or

(c)
if no rate is fixed in either of these ways, 5 per cent. per annum.

78.3
The relevant rate must not exceed 20 per cent. per annum.

78.4
The directors may waive any obligation to pay interest on a call wholly or in part.

79.
PAYMENT OF UNCALLED AMOUNT IN ADVANCE

79.1
The directors may, in their discretion, accept from a member some or all of the uncalled amounts which are unpaid on shares held by him.

79.2
A payment in advance of a call extinguishes, to the extent of the payment, the liability of the member on the shares in respect of which the payment is made.

79.3
The Company may pay interest on the amount paid in advance (or that portion of it that exceeds the amount called on shares).

79.4
The directors may decide this interest rate which must not exceed 20 per cent. per annum.

80.
NOTICE OF INTENDED FORFEITURE

80.1
A notice of intended forfeiture:

80.1.1
must be in writing;

80.1.2
may be sent in respect of any share in respect of which a call has not been paid as required by a call notice;

80.1.3
must be sent to the holder of that share or to a person entitled to it by reason of the holder's death, bankruptcy or otherwise;

80.1.4
must require payment of the call and any accrued interest (and all costs, charges and expenses incurred by the Company by reason of non-payment) by a date which is not less than 14 days after the date of the notice;

80.1.5
must state how the payment is to be made; and

80.1.6
must state that if the notice is not complied with, the shares in respect of which the call is payable will be liable to be forfeited.

81.
DIRECTORS' POWER TO FORFEIT SHARES

  If a notice of intended forfeiture is not complied with before the date by which payment (including interest, costs, charges and expenses) of the call is required in the notice of intended forfeiture, the directors may decide that any share in respect of which it was given is forfeited, and the forfeiture is to include all dividends or other moneys payable in respect of the forfeited shares and not paid before the forfeiture.

82.
EFFECT OF FORFEITURE

82.1
Subject to the articles, the forfeiture of a share extinguishes:

82.1.1
all interests in that share, and all claims and demands against the Company in respect of it, and

82.1.2
all other rights and liabilities incidental to the share as between the person whose share it was prior to the forfeiture and the Company.

82.2
Any share which is forfeited in accordance with the articles:

82.2.1
is deemed to have been forfeited when the directors decide that it is forfeited;

82.2.2
is deemed to be the property of the Company; and

82.2.3
may be sold, re-allotted or otherwise disposed of as the directors think fit.

82.3
If a person's shares have been forfeited:

82.3.1
the Company must send that person notice that forfeiture has occurred, but no forfeiture is invalidated by an omission to give such notice, and record it in the register of members;

82.3.2
that person ceases to be a member in respect of those shares;

82.3.3
that person must surrender the certificate (if any) for the shares forfeited to the Company for cancellation;

82.3.4
that person remains liable to the Company for all sums payable by that person under the articles at the date of forfeiture in respect of those shares, including any interest at the relevant rate set out in article 79 (whether accrued before or after the date of forfeiture) and costs, charges and expenses; and

82.3.5
the directors may waive payment of such sums wholly or in part or enforce payment without any allowance for the value of the shares at the time of forfeiture or for any consideration received on their disposal.

82.4
At any time before the Company disposes of a forfeited share, the directors may decide to cancel the forfeiture on payment of all calls and interest due in respect of it and on such other terms as they think fit.

83.
PROCEDURE FOLLOWING FORFEITURE

83.1
If a forfeited share is to be disposed of by being transferred, the Company may receive the consideration for the transfer and the directors may authorise any person to transfer a forfeited share to a new holder. The Company may register the transferee as the holder of the share.

83.2
A statutory declaration by a director or the secretary that the declarant is a director or the secretary and that a share has been forfeited on a specified date:

83.2.1
is conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the share; and

83.2.2
subject to compliance with any other formalities of transfer required by the articles or by law, constitutes a good title to the share.

83.3
A person to whom a forfeited share is transferred is not bound to see to the application of the consideration (if any) nor is that person's title to the share affected by any irregularity in or invalidity of the process leading to the forfeiture or transfer of the share.

83.4
If the Company sells a forfeited share, the person who held it prior to its forfeiture is entitled to receive from the Company the proceeds of such sale, net of any interest, expenses or commission, and excluding any amount which:

83.4.1
was, or would have become, payable; and

83.4.2
had not, when that share was forfeited, been paid by that person in respect of that share,

  but no interest is payable to such a person in respect of such proceeds and the Company is not required to account for any money earned on them.

84.
SURRENDER OF SHARES

84.1
A member may surrender any share:

84.1.1
in respect of which the directors may issue a notice of intended forfeiture;

84.1.2
which the directors may forfeit; or

84.1.3
which has been forfeited.

84.2
The directors may accept the surrender of any such share.

84.3
The effect of surrender of a share is the same as the effect of forfeiture of that share.

84.4
A share which has been surrendered may be dealt with in the same way as a share which has been forfeited.

UNTRACED SHAREHOLDERS

85.
POWER OF SALE

85.1
The Company may sell the share of a member or of a person entitled by transmission at the best price reasonably obtainable at the time of sale, if:

85.1.1
during a period of not less than 12 years before the date of publication of the advertisements referred to in article 85.1.3 (or, if published on two different dates, the first date) (the "relevant period") at least three cash dividends have become payable in respect of the share;

85.1.2
throughout the relevant period no cheque, warrant or money order payable on the share has been presented by the holder of, or the person entitled by transmission to, the share to the paying bank of the relevant cheque, warrant or money order, no payment made by the Company by any other means permitted by article 96.1 has been claimed or accepted and, so far as any director of the Company at the end of the relevant period is then aware, the Company has not at any time during the relevant period received any communication from the holder of, or person entitled by transmission to, the share;

85.1.3
the Company has given notice of its intention to sell the share by advertisement in a national newspaper and in a newspaper circulating in the area of the address of the holder of, or person entitled by transmission to, the share shown in the register; and

85.1.4
the Company has not, so far as the directors are aware, during a further period of three months after the date of the advertisements referred to in article 85.1.3 (or the later advertisement if the advertisements are published on different dates) and before the exercise of the power of sale received a communication from the holder of, or person entitled by transmission to, the share.

85.2
Where a power of sale is exercisable over a share under this article 85 (a "sale share"), the Company may at the same time also sell any additional share issued in right of such sale share or in right of such an additional share previously so issued provided that the requirements of articles 85.1.2 to 85.1.4 (as if the words "throughout the relevant period" were omitted from article 85.1.2) have been satisfied in relation to the additional share.

85.3
To give effect to a sale under articles 85.1 or 85.2, the directors may authorise any person to transfer the share in the name and on behalf of the holder of, or the person entitled by transmission to, the share, or to cause the transfer of such share, to the purchaser or his nominee. The purchaser is not bound to see to the application of the purchase money and the title of the transferee is not affected by an irregularity in or invalidity of the proceedings connected with the sale of the share.

86.
APPLICATION OF PROCEEDS OF SALE

86.1
The Company shall be indebted to the member or other person entitled by transmission to the share for the net proceeds of sale and shall credit any amount received on sale to a separate account.

86.2
The Company is deemed to be a debtor and not a trustee in respect of that amount for the member or other person.

86.3
Any amount credited to the separate account may either be employed in the business of the Company or invested as the directors may think fit.

86.4
No interest is payable on that amount and the Company is not required to account for money earned on it.

TRANSFERS AND TRANSMISSION OF SHARES

87.
TRANSFERS OF SHARES

87.1
The directors may, in their absolute discretion, refuse to register a transfer of shares to any person, whether or not it is fully paid or a share on which the Company has a lien.

87.2
Shares may be transferred by means of an instrument of transfer in writing in any usual form or any other form approved by the directors, which is executed by or on behalf of:

87.2.1
the transferor; and

87.2.2
(if any of the shares is partly paid) the transferee.

87.3
The Company (at its option) may or may not charge a fee for registering:

87.3.1
the transfer of a share; or

87.3.2
for making any other entry in the register.

87.4
If the directors refuse to register the transfer of a share, the instrument of transfer must be returned to the transferee as soon as practicable and in any event within two months after the date on which the transfer was lodged with the Company with the notice of refusal and reasons for refusal unless they suspect that the proposed transfer may be fraudulent.

87.5
Subject to article 112, the Company may retain all instruments of transfer which are registered.

88.
TRANSMISSION OF SHARES

88.1
If title to a share passes to a transmittee, the Company may only recognise the transmittee as having any title to a share held by that member alone or to which he was alone entitled. In the case of a share held jointly by two or more persons, the Company may recognise only the survivor or survivors as being entitled to it.

88.2
Nothing in these articles releases the estate of a deceased member from any liability in respect of a share solely or jointly held by that member.

89.
TRANSMITTEES' RIGHTS

89.1
Where a person becomes entitled by transmission to a share, the rights of the holder in relation to a share cease.

89.2
A transmittee may give an effective receipt for dividends and other sums payable in respect of that share.

89.3
A transmittee who produces such evidence of entitlement to shares, subject to the Act, as the directors may properly require:

89.3.1
may, subject to the articles, choose either to become the holder of those shares or to have them transferred to another person; and

89.3.2
subject to the articles, and pending any transfer of the shares to another person, has the same rights as the holder had.

89.4
But transmittees do not have the right to receive notice of or exercise rights conferred by membership in relation to meetings of the Company (or at a separate meeting of the holders of a class of shares) in respect of shares to which they are entitled by reason of the holder's death or bankruptcy or otherwise, unless they become the holders of those shares.

90.
EXERCISE OF TRANSMITTEES' RIGHTS

90.1
Transmittees who wish to become the holders of shares to which they have become entitled must notify the Company in writing of that wish.

90.2
If the transmittee wishes to have the share transferred to another person, the transmittee must execute an instrument of transfer in respect of it.

90.3
Any transfer made or executed under this article is to be treated as if it were made or executed by the person from whom the transmittee has derived rights in respect of the share, and as if the event which gave rise to the transmission had not occurred.

91.
TRANSMITTEES BOUND BY PRIOR NOTICES

91.1
The directors may give notice requiring a person to make the choice referred to in article 89.3.1.

91.2
If that notice is not complied with within 60 days, the directors may withhold payment of all dividends and other sums payable in respect of the share until the choice has been made.

91.3
If a notice is given to a member in respect of shares and a transmittee is entitled to those shares, the transmittee is bound by the notice if it was given to the member before the transmittee's name has been entered in the register.

CONSOLIDATION/DIVISION OF SHARES

92.
CONSOLIDATION/DIVISION OF SHARES

92.1
Upon any consolidation or division of Ordinary Shares, the Special Voting Shares shall be consolidated or divided in the same manner.

93.
PROCEDURE FOR DISPOSING OF FRACTIONS OF SHARES

93.1
This article applies where:

93.1.1
there has been a consolidation and division or sub-division of shares; and

93.1.2
as a result, members are entitled to fractions of shares.

93.2
Subject to the Act, the directors may, in effecting divisions and/or consolidations, treat a member's shares held in certificated form and uncertificated form as separate holdings.

93.3
The directors may on behalf of the members deal with fractions as they think fit, in particular they may:

93.3.1
sell the shares representing the fractions to any person including (subject to the Act) the Company for the best price reasonably obtainable;

93.3.2
in the case of a certificated share, authorise any person to execute an instrument of transfer of the shares to the purchaser or a person nominated by the purchaser;

93.3.3
distribute the net proceeds of sale in due proportion among the holders of the shares or, if the directors decide, some or all of the sum raised on sale may be retained for the benefit of the Company;

93.3.4
subject to the Act, allot or issue to a member, credited as fully paid, by way of capitalisation the minimum number of shares required to round up his holding of shares to a number which, following consolidation and division or sub-division, leaves a whole number of shares (such allotment or issue being deemed to have been effected immediately before consolidation and division or sub-division, as the case may be).

93.4
To give effect to a sale under article 93.3.1 the directors may arrange for the shares representing the fractions to be entered in the register as certificated shares.

93.5
The directors may authorise any person to transfer the shares to, or to the direction of, the purchaser.

93.6
The person to whom the shares are transferred is not obliged to ensure that any purchase money is received by the person entitled to the relevant fractions.

93.7
The transferee's title to the shares is not affected by any irregularity in or invalidity of the process leading to their sale.

93.8
If shares are allotted or issued under article 93.3.4, the amount required to pay up those shares may be capitalised as the directors think fit out of amounts standing to the credit of reserves (including a share premium account, capital redemption reserve and profit and loss account), whether or not available for distribution, and applied in paying up in full the appropriate number of shares.

93.9
A resolution of the directors capitalising part of the reserves has the same effect as if the capitalisation had been declared by ordinary resolution of the Company under article 103. In relation to the capitalisation the directors may exercise all the powers conferred on them by article 103 without an ordinary resolution of the Company.

DISTRIBUTIONS

94.
PROCEDURE FOR DECLARING DIVIDENDS

94.1
Subject to the Act and the articles, the Company may by ordinary resolution declare dividends, and the directors may decide to pay interim dividends.

94.2
A dividend must not be declared unless the directors have made a recommendation as to its amount. Such a dividend must not exceed the amount recommended by the directors.

94.3
No dividend may be declared or paid unless it is in accordance with members' respective rights.

94.4
Unless the members' resolution to declare or directors' decision to pay a dividend, or the terms on which shares are issued, specify otherwise, it must be paid by reference to each member's holding of shares on the date of the resolution or decision to declare or pay it.

94.5
The directors may pay any dividend (including any dividend payable at a fixed rate) if it appears to them that the profits available for distribution justify the payment.

94.6
If the Company's share capital is divided into different classes, no interim dividend may be paid on shares carrying deferred or non-preferred rights if, at the time of payment, any preferential dividend is in arrears.

94.7
If the directors act in good faith, they do not incur any liability to the holders of shares conferring preferred rights for any loss they may suffer by the lawful payment of an interim dividend on shares with deferred or non-preferred rights.

95.
CALCULATION OF DIVIDENDS

95.1
Except as otherwise provided by the articles or the rights attached to or the terms of issue of shares, all dividends must be:

95.1.1
declared and paid according to the amounts paid up on the shares on which the dividend is paid; and

95.1.2
apportioned and paid proportionately to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid.

95.2
If any share is issued on terms providing that it ranks for dividend as from a particular date, that share ranks for dividend accordingly.

95.3
For the purposes of calculating dividends, no account is to be taken of any amount which has been paid up on a share in advance of the due date for payment of that amount.

95.4
Except as otherwise provided by the rights attached to shares, dividends may be declared or paid in any currency.

95.5
The directors may agree with any member that dividends which may at any time or from time to time be declared or become due on his shares in one currency shall be paid or satisfied in another, and may agree the basis of conversion to be applied and how and when the amount to be paid in the other currency shall be calculated and paid and for the Company or any other person to bear any costs involved.

96.
PAYMENT OF DIVIDENDS AND OTHER DISTRIBUTIONS

96.1
Where a dividend or other sum which is a distribution is payable in respect of a share, it must be paid by one or more of the following means:

96.1.1
in cash;

96.1.2
by transfer to a bank or building society account specified by the distribution recipient in writing or as the directors otherwise decide;

96.1.3
by sending a cheque, warrant or money order made payable to the distribution recipient by post to the distribution recipient at the distribution recipient's registered address (if the distribution recipient is a holder of the share), or (in any other case) to an address specified by the distribution recipient in writing or as the directors otherwise decide;

96.1.4
by sending a cheque, warrant or money order made payable to such person by post to such person at such address as the distribution recipient has specified in writing or as the directors otherwise decide; or

  96.1.5
  by any other means of payment as the directors agree with the distribution recipient either in writing or by such other means as the directors decide.

96.2
In respect of the payment of any dividend or other sum which is a distribution, the directors may decide, and notify distribution recipients, that:

96.2.1
one or more of the means described in article 96.1 will be used for payment and a distribution recipient may elect to receive the payment by one of the means so notified in the manner prescribed by the directors;

96.2.2
one or more of such means will be used for the payment unless a distribution recipient elects otherwise in the manner prescribed by the directors; or

96.2.3
one or more of such means will be used for the payment and that distribution recipients will not be able to elect otherwise.

  The directors may for this purpose decide that different methods of payment may apply to different distribution recipients or groups of distribution recipients.

96.3
In the event that:

96.3.1
a distribution recipient does not specify an address, or does not specify an account of a type prescribed by the directors, or other details necessary in order to make a payment of a dividend or other distribution by the means by which the directors have decided in accordance with this article that a payment is to be made, or by which the distribution recipient has elected to receive payment, and such address or details are necessary in order for the Company to make the relevant payment in accordance with such decision or election; or

96.3.2
if payment cannot be made by the Company using the details provided by the distribution recipient,

  then the dividend or other distribution shall be treated as unclaimed for the purposes of these articles.

96.4
In the articles, the "distribution recipient" means, in respect of a share in respect of which a dividend or other sum is payable:

96.4.1
the holder of the share;

96.4.2
if the share has two or more joint holders, the senior holder;

96.4.3
if the holder is no longer entitled to the share by reason of death or bankruptcy, or otherwise by operation of law, the transmittee (or, where two or more person are jointly entitled by transmission to the share, to any one transmittee and that person shall be able to give effective receipt for payment); or

96.4.4
in any case, to a person that the person or persons entitled to payment may direct in writing.

96.5
Every cheque, warrant or money order sent by post is sent at the risk of the distribution recipient. If payment is made by transfer to a bank or building society account, by means of a relevant system or by another method at the direction of the distribution recipient, the Company is not responsible for amounts lost or delayed in the course of making that payment.

96.6
Without prejudice to article 91, the directors may withhold payment of a dividend (or part of a dividend) payable to a transmittee until he has provided such evidence of his right as the directors may reasonably require.

97.
DEDUCTIONS FROM DISTRIBUTIONS IN RESPECT OF SUMS OWED TO THE COMPANY

97.1
If:

97.1.1
a share is subject to the Company's lien; and

97.1.2
the directors are entitled to issue a lien enforcement notice in respect of it,

  they may, instead of issuing a lien enforcement notice, deduct from any dividend or other sum payable in respect of the share any sum of money which is payable to the Company in respect of that share to the extent that they are entitled to require payment under a lien enforcement notice.

97.2
Money so deducted must be used to pay any of the sums payable in respect of that share.

97.3
The Company must notify the distribution recipient in writing of:

97.3.1
the fact and amount of any such deduction;

97.3.2
any non-payment of a dividend or other sum payable in respect of a share resulting from any such deduction; and

97.3.3
how the money deducted has been applied.

98.
NO INTEREST ON DISTRIBUTIONS

98.1
The Company may not pay interest on any dividend or other sum payable in respect of a share unless otherwise provided by:

98.1.1
the rights attached to the share; or

98.1.2
the provisions of another agreement between the holder of that share and the Company.

99.
UNCLAIMED DISTRIBUTIONS

99.1
All dividends or other sums which are:

99.1.1
payable in respect of shares; and

99.1.2
unclaimed after having been declared or become payable,

  may be invested or otherwise made use of by the directors for the benefit of the Company until claimed.

99.2
The payment of an unclaimed dividend or other sum into a separate account does not make the Company a trustee in respect of it.

99.3
If:

99.3.1
12 years have passed from the date on which a dividend or other sum became due for payment; and

99.3.2
the distribution recipient has not claimed it,

  the distribution recipient is no longer entitled to that dividend or other sum and it ceases to remain owing by the Company.

99.4
If, in respect of a dividend or other sum payable in respect of a share, on any one occasion:

99.4.1
a cheque, warrant or money order is returned undelivered or left uncashed; or

  99.4.2
  a transfer made by a bank or other funds transfer system is not accepted,

  and reasonable enquiries have failed to establish another address or account of the distribution recipient, the Company is not obliged to send or transfer a dividend or other sum payable in respect of that share to that person until he notifies the Company of an address or account to be used for that purpose. If the cheque, warrant or money order is returned undelivered or left uncashed or transfer not accepted on two consecutive occasions, the Company may exercise this power without making any such enquiries.

100.
NON-CASH DISTRIBUTIONS

100.1
Subject to the terms of issue of the share in question, the Company may, by ordinary resolution on the recommendation of the directors, decide to pay all or part of a dividend or other distribution payable in respect of a share by transferring non-cash assets of equivalent value (including shares or other securities in any company).

100.2
For the purposes of paying a non-cash distribution, the directors may make whatever arrangements they think fit, including, where any difficulty arises regarding the distribution:

100.2.1
issuing fractional certificates (or ignoring fractions);

100.2.2
fixing the value of any assets;

100.2.3
paying cash to any distribution recipient on the basis of that value in order to adjust the rights of recipients; and

100.2.4
vesting any assets in trustees.

101.
WAIVER OF DISTRIBUTIONS

101.1
Distribution recipients may waive their entitlement to a dividend or other distribution payable in respect of a share by giving the Company notice in writing to that effect, but if:

101.1.1
the share has more than one holder; or

101.1.2
more than one person is entitled to the share, whether by reason of the death or bankruptcy of one or more joint holders,

  the notice is not effective unless it is expressed to be given, and signed, by all the holders or persons otherwise entitled to the share.

102.
SCRIP DIVIDENDS

102.1
Subject to the Act, but without prejudice to article 60, the directors may, with the prior authority of an ordinary resolution of the Company, allot to those holders of a particular class of shares who have elected to receive them further shares of that class or ordinary shares in either case credited as fully paid ("new shares") instead of cash in respect of all or part of a dividend or dividends specified by the resolution.

102.2
The directors may on any occasion determine that the right of election under article 102.1 shall be subject to any exclusions, restrictions or other arrangements that the directors may in their absolute discretion deem necessary or expedient to deal with legal or practical problems under the laws of, or the requirements of a recognised regulatory body or a stock exchange in, any territory.

102.3
Where a resolution under article 102.1 is to be proposed at a general meeting and the resolution relates in whole or in part to a dividend to be declared at that meeting, then the resolution declaring the dividend is deemed to take effect at the end of that meeting.

102.4
A resolution under article 102.1 may relate to a particular dividend or to all or any dividends declared or paid within a specified period, but that period may not end later than five years after the date of the meeting at which the resolution is passed.

102.5
The entitlement of each holder of shares to new shares shall be such that the relevant value of the entitlement shall be as nearly as possible equal to (but not greater than) the cash amount (disregarding any associated tax credit) of the dividend which would otherwise have been received by the holder (the "relevant dividend") provided that, in calculating the entitlement, the directors may at their discretion adjust the figure obtained by dividing the relevant value by the amount payable on the new shares up or down so as to procure that the entitlement of each holder of shares may be represented by a simple numerical ratio. For this purpose the "relevant value" of each of the new shares shall be as determined by or in accordance with the resolution under article 102.1. A certificate or report by the auditors as to the value of the new shares to be allotted in respect of any dividend shall be conclusive evidence of that amount.

102.6
The directors may make any provision they consider appropriate in relation to an allotment made or to be made under this article (whether before or after the passing of the resolution under article 102.1), including:

102.6.1
the giving of notice to holders of the right of election offered to them;

102.6.2
the provision of forms of election (whether in respect of a particular dividend or dividends generally);

102.6.3
determination of the procedure for making and revoking elections;

102.6.4
the place at which, and the latest time by which, forms of election and other relevant documents must be lodged in order to be effective; and

102.6.5
the disregarding or rounding up or down or carrying forward of fractional entitlements, in whole or in part, or the accrual of the benefit of fractional entitlements to the Company (rather than to the holders concerned).

102.7
The dividend (or that part of the dividend in respect of which a right of election has been offered) is not declared or payable on shares in respect of which an election has been duly made (the "elected shares"); instead new shares are allotted to the holders of the elected shares on the basis of allotment calculated as in article 102.5. For that purpose, the directors may resolve to capitalise out of amounts standing to the credit of reserves (including a share premium account, capital redemption reserve and profit and loss account), whether or not available for distribution, a sum equal to the aggregate nominal amount of the new shares to be allotted and apply it in paying up in full the appropriate number of new shares for allotment and distribution to the holders of the elected shares. A resolution of the directors capitalising part of the reserves has the same effect as if the directors had resolved to effect the capitalisation with the authority of an ordinary resolution of the Company under article 103. In relation to the capitalisation the directors may exercise all the powers conferred on them by article 103 without an ordinary resolution of the Company.

102.8
The new shares rank pari passu in all respects with each other and with the fully paid shares of the same class in issue on the record date for the dividend in respect of which the right of election has been offered, but they will not rank for a dividend or other distribution or entitlement which has been declared or paid by reference to that record date.

102.9
In relation to any particular proposed dividend, the directors may in their absolute discretion decide:

102.9.1
that holders shall not be entitled to make any election in respect of, and that any election previously made shall not extend to, such dividend; or

  102.9.2
  at any time prior to the allotment of the new shares which would otherwise be allotted in lieu of such dividend, that all elections to take new shares in lieu of such dividend shall be treated as not applying to that dividend, and if so the dividend shall be paid in cash as if no elections had been made in respect of it.

CAPITALISATION OF PROFITS AND RESERVES

103.
AUTHORITY TO CAPITALISE AND APPROPRIATION OF CAPITALISED SUMS

103.1
Subject to the Act and the articles, the directors may, if they are so authorised by an ordinary resolution:

103.1.1
decide to capitalise any amount standing to the credit of the Company's reserves (including share premium account, capital redemption reserve and profit and loss account), whether or not available for distribution which are not required for paying a preferential dividend; and

103.1.2
appropriate any sum which they so decide to capitalise (a "capitalised sum") to the persons who would have been entitled to it if it were distributed by way of dividend (the "persons entitled") and in the same proportions.

103.2
Capitalised sums must be applied:

103.2.1
on behalf of the persons entitled; and

103.2.2
in the same proportions as a dividend would have been distributed to them.

103.3
Any capitalised sum may be applied in paying up new shares of a nominal amount equal to the capitalised sum which are then allotted credited as fully paid to the persons entitled or as they may direct.

103.4
A capitalised sum which was appropriated from profits available for distribution may be applied:

103.4.1
in or towards paying up any amounts unpaid on existing shares held by the persons entitled; or

103.4.2
in paying up new debentures of the Company which are then allotted credited as fully paid to the persons entitled or as they may direct.

103.5
Subject to the Act and the articles the directors may:

103.5.1
apply capitalised sums in accordance with articles 103.3 and 103.4 partly in one way and partly in another;

103.5.2
make such arrangements as they think fit to resolve a difficulty arising in the distribution of a capitalised sum and in particular to deal with shares or debentures becoming distributable in fractions under this article the directors may deal with fractions as they think fit (including the issuing of fractional certificates, disregarding fractions or selling shares or debentures representing the fractions to a person for the best price reasonably obtainable and distributing the net proceeds of the sale in due proportion amongst the members (except that if the amount due to a member is less than $5, or such other sum as the directors may decide, the sum may be retained for the benefit of the Company));

103.5.3
authorise any person to enter into an agreement with the Company on behalf of all the persons entitled which is binding on them in respect of the allotment of shares and debentures to them or the payment by the Company on behalf of the members of the amounts or part of the amounts or part of the amounts remaining unpaid on their existing shares under this article; and

  103.5.4
  generally do all acts and things required to give effect to the resolution.

103.6
Notwithstanding any other provision of this article 103, subject to the Act and the articles, the directors may decide to capitalise any amount standing to the credit of the Company's reserves (including share premium account, capital redemption reserve and profit and loss account), whether or not available for distribution, which are not required for paying a preferential dividend, and appropriate any sum which they so decide to capitalise in paying up new Special Voting Shares which are then allotted credited as fully paid to the Nominee in accordance with the articles.

104.
RECORD DATES

104.1
Notwithstanding any other provision of the articles, but subject to the Act and rights attached to shares, the Company or the directors may fix any date as the record date for a dividend, distribution, allotment or issue. The record date may be on or at any time before or after a date on which the dividend, distribution, allotment or issue is declared, made or paid.

PART 5
MISCELLANEOUS PROVISIONS

COMMUNICATIONS

105.
MEANS OF COMMUNICATION TO BE USED

105.1
Save where these articles expressly require otherwise, any notice, document or information to be sent or supplied by, or on behalf of or to the Company may be sent or supplied in accordance with the Act (whether authorised or required to be sent or supplied by the Act or otherwise):

105.1.1
in hard copy form;

105.1.2
in electronic form; or

105.1.3
by means of a website.

105.2
Subject to the articles, any notice or document to be sent or supplied to a director in connection with the taking of decisions by directors may also be sent or supplied by the means by which that director has asked to be sent or supplied with such notices or documents for the time being.

105.3
A director may agree with the Company that notices or documents sent to that director in a particular way are to be deemed to have been received within a specified time of their being sent, and for the specified time to be less than 48 hours.

105.4
If by reason of the suspension or curtailment of postal services in the United Kingdom the Company is unable effectively to call a general meeting by notices sent by post, then subject to the Act, the directors may, in their absolute discretion and as an alternative to any other method of service permitted by the articles, resolve to call a general meeting by a notice advertised in at least one United Kingdom national newspaper. In this case, the Company must send confirmatory copies of the notice to those members by post if at least seven clear days before the meeting the posting of notices to addresses throughout the United Kingdom again becomes practicable.

105.5
A notice, document or information sent by post and addressed to a member at his registered address or address for service in the United Kingdom is deemed to be given to or received by the intended recipient 24 hours after it was put in the post if pre paid as first class post and 48 hours after it was put in the post if pre paid as second class post, and in proving service it is sufficient to prove that the envelope containing the notice, document or information was properly addressed, pre paid and posted.

105.6
A notice, document or information sent or supplied by electronic means to an address specified for the purpose by the member is deemed to have been given to or received by the intended recipient 24 hours after it was sent, and in proving service it is sufficient to prove that the communication was properly addressed and sent.

105.7
A notice, document or information sent or supplied by means of a website is deemed to have been given to or received by the intended recipient when:

105.7.1
the material was first made available on the website; or

105.7.2
if later, when the recipient received (or, in accordance with this article 105, is deemed to have received) notification of the fact that the material was available on the website.

105.8
A notice, document or information not sent by post but delivered by hand (which include delivery by courier) to a registered address or address for service in the United Kingdom is deemed to be given on the day it is left.

105.9
Where notice is given by newspaper advertisement, the notice is deemed to be given to all members and other persons entitled to receive it at noon on the day when the advertisement appears or, where notice is given by more than one advertisement and the advertisements appear on different days, at noon on the last of the days when the advertisements appear.

105.10
A notice, document or information served or delivered by or on behalf of the Company by any other means authorised in writing by the member concerned is deemed to be served when the Company has taken the action it has been authorised to take for that purpose.

105.11
A qualifying person present at a meeting of the holders of a class of shares is deemed to have received due notice of the meeting and, where required, of the purposes for which it was called.

105.12
A person who becomes entitled to a share by transmission, transfer or otherwise is bound by a notice in respect of that share (other than a notice served by the Company under section 793 of the Act) which, before his name is entered in the register, has been properly served on a person from whom he derives his title.

105.13
In the case of joint holders of a share, a notice, document or information shall be validly sent or supplied to all joint holders if sent or supplied to whichever of them is named first in the register in respect of the joint holding. Anything to be agreed or specified in relation to a notice, document or information to be sent or supplied to joint holders, may be agreed or specified by the joint holder who is named first in the register in respect of the joint holding.

105.14
The Company may give a notice, document or information to a transmittee as if he were the holder of a share by addressing it to him by name or by the title of representative of the deceased or trustee of the bankrupt member (or by similar designation) at an address in the United Kingdom supplied for that purpose by the person claiming to be a transmittee. Until an address has been supplied, a notice, document or information may be given in any manner in which it might have been given if the death or bankruptcy had not occurred. The giving of notice in accordance with this article is sufficient notice to any other person interested in the share.

105.15
A member whose registered address is not within the United Kingdom, Italy or the United States shall not be entitled to receive any notice, document or information from the Company unless:

105.15.1
the Company is able, in accordance with the Act, to send the notice, document or information in electronic form or by means of a website; or

105.15.2
the member gives to the Company a postal address within the United Kingdom, Italy or the United States at which notices to the member may be given.

106.
LOSS OF ENTITLEMENT TO NOTICES

106.1
Subject to the Act, a member (or in the case of joint holders, the person who is named first in the register) who has no registered address within the United Kingdom, and has not supplied to the Company an address within the United Kingdom at which notice or other documents or information can be given to him, shall not be entitled to receive any notice or other documents or information from the Company. Such a member (or in the case of joint holders, the person who is named first in the register) shall not be entitled to receive any notice or other documents or information from the Company even if he has supplied an address for the purposes of receiving notices or other documents or information in electronic form.

106.2
If:

106.2.1
the Company sends two consecutive documents to a member over a period of at least 12 months; and

106.2.2
each of those documents is returned undelivered, or the Company receives notification that it has not been delivered,

  that member ceases to be entitled to receive notices from the Company.

106.3
A member who has ceased to be entitled to receive notices from the Company becomes entitled to receive such notices again by sending the Company:

106.3.1
a new address to be recorded in the register; or

106.3.2
if the member has agreed that the Company should use a means of communication other than sending things to such an address, the information that the Company needs to use that means of communication effectively.

ADMINISTRATIVE ARRANGEMENTS

107.
SECRETARY

107.1
Subject to the Act, the directors shall appoint a secretary or joint secretaries and may appoint one or more persons to be an assistant or deputy secretary on such terms and conditions (including remuneration) as they think fit.

107.2
The directors may remove a person appointed under this article 107 from office and appoint another or others in his place.

107.3
Any provision of the Act or of the articles requiring or authorising a thing to be done by or to a director and the secretary is not satisfied by its being done by or to the same person acting both as director and as, or in the place of, the secretary.

108.
CHANGE OF NAME

  The directors may change the name of the Company.

109.
AUTHENTICATION OF DOCUMENTS

109.1
A director or the secretary or another person appointed by the directors for the purpose may authenticate:

109.1.1
documents affecting the constitution of the Company (including the articles);

109.1.2
resolutions passed by the Company or holders of a class of shares or the directors or a committee of the directors; and

109.1.3
books, records, documents and accounts relating to the business of the Company,

109.1.4
and may certify copies or extracts as true copies or extracts.

110.
COMPANY SEALS

110.1
The directors must provide for the safe custody of every seal.

110.2
A seal may be used only by the authority of a resolution of the directors or of a committee of the directors.

110.3
The directors may decide who will sign an instrument to which a seal is affixed (or, in the case of a share certificate, on which the seal may be printed) either generally or in relation to a particular instrument or type of instrument. The directors may also decide, either generally or in a particular case, that a signature may be dispensed with or affixed by mechanical means.

110.4
Unless otherwise decided by the directors:

110.4.1
share certificates and certificates issued in respect of debentures or other securities (subject to the provisions of the relevant instrument) need not be signed or, if signed, a signature may be applied by mechanical or other means or may be printed; and

110.4.2
every other instrument to which a seal is affixed shall be signed by one director and by the secretary or a second director, or by one director in the presence of a witness who attests his signature.

111.
RECORDS OF PROCEEDINGS

111.1
The directors must make sure that proper minutes are kept in minute books of:

111.1.1
all appointments of officers and committees made by the directors and of any remuneration fixed by the directors; and

111.1.2
all proceedings (including the names of the directors present at such meeting) of general meetings;

111.1.3
meetings of the holders of any class of shares in the Company;

111.1.4
the directors' meetings; and

111.1.5
meetings of committees of the directors.

111.2
If purporting to be signed by the chairman of the meeting at which the proceedings were held or by the chairman of the next succeeding meeting, minutes are conclusive evidence of the proceedings at the meeting.

111.3
The directors must ensure that the Company keeps records, in the books kept for the purpose, of all directors' written resolutions.

111.4
All such minutes and written resolutions must be kept for at least 10 years from the date of the meeting or written resolution as the case may be.

112.
DESTRUCTION OF DOCUMENTS

112.1
The Company is entitled to destroy:

112.1.1
all instruments of transfer of shares (including documents constituting the renunciation of an allotment of shares) which have been registered, and all other documents on the basis of which any entries are made in the register, from six years after the date of registration;

112.1.2
all dividend mandates (or mandates for other amounts), variations or cancellations of such mandates, and notifications of change of address, from two years after they have been recorded;

112.1.3
all share certificates which have been cancelled from one year after the date of the cancellation;

112.1.4
all paid dividend warrants and cheques from one year after the date of actual payment;

112.1.5
all proxy notices from one year after the end of the meeting to which the proxy notice relates; and

112.1.6
all other documents on the basis of which any entry in the register is made at any time after 10 years from the date an entry in the register was first made in respect of it.

112.2
If the Company destroys a document in good faith, in accordance with the articles, and without express notice to the Company that the preservation of the document is relevant to a claim, it is conclusively presumed in favour of the Company that:

112.2.1
entries in the register purporting to have been made on the basis of an instrument of transfer or other document so destroyed were duly and properly made;

112.2.2
any instrument of transfer so destroyed was a valid and effective instrument duly and properly registered;

112.2.3
any share certificate so destroyed was a valid and effective certificate duly and properly cancelled; and

112.2.4
any other document so destroyed was a valid and effective document in accordance with its recorded particulars in the books or records of the Company.

112.3
This article does not impose on the Company any liability which it would not otherwise have if it destroys any document before the time at which this article permits it to do so or in any case where the conditions of this article are not fulfilled.

112.4
In this article, references to the destruction of any document include a reference to its being disposed of in any manner.

113.
ACCOUNTS

113.1
The directors must ensure that accounting records are kept in accordance with the Act.

113.2
The accounting records shall be kept at the registered office of the Company or, subject to the Act, at another place decided by the directors and shall be available during business hours for the inspection of the directors and other officers. No member (other than a director or other officer) has the right to inspect an accounting record or other document except if that right is conferred by the Act or he is authorised by the directors or by an ordinary resolution of the Company.

113.3
In respect of each financial year, a copy of the Company's annual accounts, the directors' report, the strategic report, the directors' remuneration report, and the auditors' report on those accounts and on the auditable part of the directors' remuneration report shall be sent or supplied to:

113.3.1
every member (whether or not entitled to receive notices of general meetings);

113.3.2
every holder of debentures (whether or not entitled to receive notices of general meetings); and

113.3.3
every other person who is entitled to receive notices of general meetings,

  not less than 21 clear days before the date of the meeting at which copies of those documents are to be laid in accordance with the Act. This article does not require copies of the documents to which it applies to be sent or supplied to:

  113.3.4
  a member or holder of debentures of whose address the Company is unaware; or

  113.3.5
  more than one of the joint holders of shares or debentures.

113.4
The directors may determine that persons entitled to receive a copy of the Company's annual accounts, the directors' report, the strategic report, the directors' remuneration report, and the auditors' report on those accounts and on the auditable part of the directors' remuneration report are those persons entered on the register at the close of business on a day determined by the directors.

113.5
Where permitted by the Act, the strategic report with supplementary material in the form and containing the information prescribed by the Act may be sent or supplied to a person so electing in place of the documents required to be sent or supplied by article 113.3.

114.
PROVISION FOR EMPLOYEES ON CESSATION OF BUSINESS

  The directors may decide to make provision for the benefit of persons (other than a director or former director or shadow director) employed or formerly employed by the Company or any of its subsidiary undertakings (or any member of his family, including a spouse or former spouse, or any person who is or was dependent on him) in connection with the cessation or transfer to any person of the whole or part of the undertaking of the Company or that subsidiary undertaking.

115.
WINDING UP OF THE COMPANY

115.1
On a voluntary winding up of the Company the liquidator may, on obtaining any sanction required by law:

115.1.1
divide among the members in kind the whole or any part of the assets of the Company, whether or not the assets consist of property of one kind or of different kinds; and

115.1.2
vest the whole or any part of the assets in trustees upon such trusts for the benefit of the members as he, with the like sanction, shall determine.

115.2
For this purpose the liquidator may:

115.2.1
set the value he deems fair on a class or classes of property; and

115.2.2
determine on the basis of that valuation and in accordance with the then existing rights of members how the division is to be carried out between members or classes of members.

115.3
The liquidator may not, however, distribute to a member without his consent an asset to which there is attached a liability or potential liability for the owner.

DIRECTORS' INDEMNITY AND INSURANCE

116.
INDEMNITY OF OFFICERS AND FUNDING DIRECTORS' DEFENCE COSTS

116.1
To the fullest extent permitted by the Act and without prejudice to any indemnity to which he may otherwise be entitled, every person who is or was a director or other officer of the Company or any of its associates (other than any person (whether or not an officer of the Company or any of its associates) engaged by the Company of any of its associates as auditor) shall be and shall be kept indemnified out of the assets of the Company against all costs, charges, losses and liabilities incurred by him (whether in connection with any negligence, default, breach of duty or breach of trust by him or otherwise as a director or such other officer of the Company or any of its associates) in relation to the Company or any of its associates or its/their affairs provided that such indemnity shall not apply in respect of any liability incurred by him:

116.1.1
to the Company or to any of its associates;

116.1.2
to pay a fine imposed in criminal proceedings;

116.1.3
to pay a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (howsoever arising);

116.1.4
in defending any criminal proceedings in which he is convicted;

116.1.5
in defending any civil proceedings brought by the Company, or any of its associates, in which judgment is given against him; or

116.1.6
in connection with any application under any of the following provisions in which the court refuses to grant him relief, namely:

(a)
section 661(3) or (4) of the Act (acquisition of shares by innocent nominee); or

(b)
section 1157 of the Act (general power to grant relief in case of honest and reasonable conduct).

116.2
In article 116.1.4, 116.1.5 or 116.1.6 the reference to a conviction, judgment or refusal of relief is a reference to one that has become final. A conviction, judgment or refusal of relief becomes final:

116.2.1
if not appealed against, at the end of the period for bringing an appeal; or

116.2.2
if appealed against, at the time when the appeal (or any further appeal) is disposed of.

  An appeal is disposed of:

  116.2.3
  if it is determined and the period for bringing any further appeal has ended; or

  116.2.4
  if it is abandoned or otherwise ceases to have effect.

116.3
To the extent permitted by the Act and without prejudice to any indemnity to which he may otherwise be entitled, every person who is or was a director of the Company acting in its capacity as a trustee of an occupational pension scheme shall be and shall be kept indemnified out of the assets of the Company against all costs, charges, losses and liabilities incurred by him in connection with the Company's activities as trustee of the scheme provided that such indemnity shall not apply in respect of any liability incurred by him:

  116.3.1
  to pay a fine imposed in criminal proceedings;

  116.3.2
  to pay a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (howsoever arising); or

  116.3.3
  in defending criminal proceedings in which he is convicted.

  For the purposes of this article, a reference to a conviction is to the final decision in the proceedings. The provisions of article 116.2 shall apply in determining when a conviction becomes final.

116.4
Without prejudice to article 116.1 or to any indemnity to which a director may otherwise be entitled, and to the extent permitted by the Act and otherwise upon such terms and subject to such conditions as the directors may in their absolute discretion think fit, the directors shall have the power to make arrangements to provide a director with funds to meet expenditure incurred or to be incurred by him in defending any criminal or civil proceedings or in connection with an application under section 661(3) or (4) of the Act (acquisition of shares by innocent nominee) or section 1157 of the Act (general power to grant relief in case of honest and reasonable conduct) or in defending himself in an investigation by a regulatory authority or against action proposed to be taken by a regulatory authority or to enable a director to avoid incurring any such expenditure.

116.5
Where at any meeting of the directors or a committee of the directors any arrangement falling within article 116.4 is to be considered, a director shall be entitled to vote and be counted in the quorum at such meeting unless the terms of such arrangement confers upon such director a benefit not generally available to any other director; in that event, the interest of such director in such arrangement shall be deemed to be a material interest for the purposes of article 21 and he shall not be so entitled to vote or be counted in the quorum.

117.
INSURANCE

117.1
To the extent permitted by the Act, the directors may exercise all the powers of the Company to purchase and maintain insurance for the benefit of a person who is or was:

117.1.1
a director or a secretary of the Company or of a company which is or was a subsidiary undertaking of the Company or in which the Company has or had an interest (whether direct or indirect); or

117.1.2
trustee of a retirement benefits scheme or other trust in which a person referred to in article 117.1.1 is or has been interested,

  indemnifying him and keeping him indemnified against liability for negligence, default, breach of duty or breach of trust or other liability which may lawfully be insured against by the Company.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

        Members of the Holdco Board, as well as certain senior management members, are insured under Holdco's Directors and Officers Insurance Policy. Although the insurance policy provides for wide coverage, the directors and officers may incur uninsured liabilities.

        The Holdco Articles provide that, to the fullest extent permitted by the U.K. Companies Act 2006 and without prejudice to any indemnity to which he or she may otherwise be entitled, every person who is or was a director or other officer of Holdco or any of its associates (other than any person (whether or not an officer of Holdco or any of its associates) engaged by Holdco of any of its associates as auditor) shall be and shall be kept indemnified out of the assets of Holdco against all costs, charges, losses and liabilities incurred by him (whether in connection with any negligence, default, breach of duty or breach of trust by him or otherwise as a director or such other officer of Holdco or any of its associates) in relation to Holdco or any of its associates or its/their affairs. This is subject to the exceptions set out in the U.K. Companies Act 2006, which are reflected in the Holdco Articles.

Item 21.    Exhibits and Financial Statement Schedules

        The exhibits listed below in the "Exhibit Index" are part of this registration statement and are numbered in accordance with Item 601 of Regulation S-K.

Item 22.    Undertakings

        The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

        The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (h)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Exchange Act of 1934 and is used in connection with an offering of securities subject to Rule 415 (§230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Providence, State of Rhode Island, on December 15, 2014.

Georgia Worldwide PLC
By:	/s/ DECLAN JAMES HARKIN
Name: Declan James Harkin
Title: Director

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated, on December 15, 2014.

Signature	Title

/s/ ALBERTO FORNARO Name: Alberto Fornaro	Director and Chief Financial Officer
/s/ DECLAN JAMES HARKIN Name: Declan James Harkin	Director (Authorized Representative in the United States)

GEORGIA WORLDWIDE PLC
EXHIBIT INDEX

Exhibit No.		Description of Document
2.1	*	Agreement and Plan of Merger, dated as of July 15, 2014, by and among by and among GTECH S.p.A., a joint stock company organized under the laws of Italy, solely with respect to Section 5.02(a) and Article VIII, GTECH Corporation, a Delaware corporation, Georgia Worldwide PLC (f/k/a Georgia Worldwide Limited), a public limited company organized under the laws of England and Wales, Georgia Worldwide Corporation, a Nevada corporation and wholly owned by Holdco, and International Game Technology, a Nevada corporation (included as Annex A to the proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference)
2.2	*
Amendment No. 1 to the Agreement and Plan of Merger, dated as of July 15, 2014, by and among by and among GTECH S.p.A., a joint stock company organized under the laws of Italy, solely with respect to Section 5.02(a) and Article VIII, GTECH Corporation, a Delaware corporation, Georgia Worldwide PLC (f/k/a Georgia Worldwide Limited), a public limited company organized under the laws of England and Wales, Georgia Worldwide Corporation, a Nevada corporation and wholly owned by Holdco, and International Game Technology, a Nevada corporation (included as Annex B to the proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference)
3.1		Form of Articles of Association of Georgia Worldwide PLC (included as Annex I to the proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference)
5.1		Opinion of Clifford Chance, as to the validity of the securities being registered
8.1		Opinion of Wachtell, Lipton, Rosen & Katz, as to certain U.S. federal income tax matters
8.2		Opinion of Ludovici & Partners, as to certain Italian tax matters
8.3		Opinion of Jones Day LLP, as to certain U.K. tax matters
8.4		Opinion of Allen & Overy LLP, as to certain U.S. federal income tax matters
10.1	†
Trust Deed dated May 17, 2006 between GTECH S.p.A. (f/k/a Lottomatica S.p.A.) as Issuer and BNY Mellon Corporate Trustee Services Limited (f/k/a J.P. Morgan Corporate Trustee Services Limited), as Trustee, with respect to €750,000,000 Subordinated Interest-Deferrable Capital Securities due March 31, 2066
10.2	†
Trust Deed dated December 3, 2009 among GTECH S.p.A. (f/k/a Lottomatica Group S.p.A.) as Issuer; certain subsidiaries of GTECH S.p.A., as Guarantors; and BNY Mellon Corporate Trustee Services Limited (f/k/a BNY Corporate Trustee Services Limited), as Trustee, with respect to €750,000,000 5.375% Guaranteed Notes due December 5, 2016
10.3	†
Trust Deed dated December 2, 2010 among GTECH S.p.A. (f/k/a Lottomatica Group S.p.A.) as Issuer; certain subsidiaries of GTECH S.p.A., as Guarantors; and BNY Mellon Corporate Trustee Services Limited (f/k/a BNY Corporate Trustee Services Limited), as Trustee, with respect to €500,000,000 5.375% Guaranteed Notes due February 2, 2018
10.4	†
Trust Deed dated December 5, 2012 among GTECH S.p.A. (f/k/a Lottomatica Group S.p.A.) as Issuer; certain subsidiaries of GTECH S.p.A., as Guarantors; and BNY Mellon Corporate Trustee Services Limited, as Trustee, with respect to €500,000,000 3.500% Guaranteed Notes due March 5, 2020

Exhibit No.		Description of Document
10.5	†	Commitment Letter dated July 15, 2014, as amended, among Credit Suisse Securities (USA) LLC, Credit Suisse AG (acting through its Cayman Islands Branch), Barclays Bank PLC, Citigroup Global Markets Limited and Citibank N.A., London Branch, and GTECH S.p.A. with respect to approximately US$10,700,000,000 bridge facilities
10.6	†
Senior Facilities Agreement dated November 4, 2014 for the US$1,500,000,000 and €850,000,000 multicurrency revolving credit facilities among GTECH S.p.A., as GTECH and a Borrower; GTECH Corporation, as a Borrower; J.P. Morgan Limited and Mediobanca—Banca di Credito Finanziario S.p.A., as the Global Coordinators, Bookrunners and Mandated Lead Arrangers; the entities listed in Part III of Schedule I thereto, as the Bookrunners and Mandated Lead Arrangers, the entities listed in Part IV of Schedule I thereto, as the Mandated Lead Arrangers; the entities listed in Part V of Schedule I thereto, as the Arrangers, the financial institutions listed in Part II of Schedule I thereto, as the Original Lenders; The Royal Bank of Scotland plc, as the Agent; The Royal Bank of Scotland plc, as the Issuing Agent; and the other parties thereto
10.7	†	The Lotto Concession for the activation and operation of the network for the national lotto game between the Ministry of Finance and Lottomatica S.c.p.A, issued March 17, 1993, expiring June 8, 2016
10.8	†
Instant Ticket Concession for the operation of the national instant ticket lottery games between the Amministrazione Autonoma dei Monopoli di Stato (now known as Agenzia delle Dogane e dei Monopoli) and Lotterie Nazionali S.r.l., issued and effective from October 1, 2010, expiring September 30, 2019
10.9	†
Video Lottery Concession for the activation and operation of the network for managing legalized gaming machines—including amusement with prize machines "AWP" and (video lottery terminals) "VLT" between Amministrazione Autonoma dei Monopoli di Stato (now known as Agenzia delle Dogane e dei Monopoli) and Lottomatica Videolot Rete S.p.A. issued March 20, 2013 expiring March 19, 2022
16.1	†	Letter Regarding Change in Certifying Accountant
23.1		Consent of Reconta Ernst & Young S.p.A. concerning the financial statements of GTECH
23.2		Consent of PricewaterhouseCoopers LLP concerning the financial statements of International Game Technology
23.3		Consent of Clifford Chance (included in Exhibit 5.1)
23.4		Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.1)
23.5		Consent of Ludovici & Partners (included in Exhibit 8.2)
23.6		Consent of Jones Day LLP (included in Exhibit 8.3)
23.7		Consent of Allen & Overy LLP (included in Exhibit 8.4)
99.1	†	Form of International Game Technology Proxy Card
99.2		Consent of Morgan Stanley & Co. LLC
99.3		Consent of Credit Suisse Securities (Europe) Limited
99.4	†	Consent of Paget L. Alves
99.5	†	Consent of Paolo Ceretti
99.6	†	Consent of Alberto Dessy

Exhibit No.		Description of Document
99.7	†	Consent of Marco Drago
99.8	†	Consent of Sir Jeremy Hanley
99.9	†	Consent of Patti S. Hart
99.10	†	Consent of James F. McCann
99.11	†	Consent of Lorenzo Pellicioli
99.12	†	Consent of Vincent L. Sadusky
99.13	†	Consent of Marco Sala
99.14	†	Consent of Philip G. Satre
99.15	†	Consent of Gianmario Tondato da Ruos
99.16	†	Consent of Tracey D. Weber

*
Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

†
Previously filed.